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As filed with the Securities and Exchange Commission on October 1, 2014

Registration No. 333-198411

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kinder Morgan, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	80-0682103 (I.R.S. Employer Identification Number)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(713) 369-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David R. DeVeau
Vice President and General Counsel
Kinder Morgan, Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(713) 369-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gary W. Orloff R. Daniel Witschey, Jr. Troy L. Harder Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300	Michael J. Aiello Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Joshua Davidson Tull R. Florey Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	Mike Rosenwasser Keith R. Fullenweider Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class P common stock, par value $0.01 per share	1,102,022,780(1)	N/A	$41,099,054,634(2)	$5,293,558(3)

(1)
Represents the maximum number of shares of Kinder Morgan, Inc. Class P common stock estimated to be issuable upon the completion of the mergers described herein.

(2)
The proposed maximum aggregate offering price was calculated based upon the market value of the KMP common units, the KMR shares and the EPB common units, in each case held by the public unitholders or shareholders of such entities (the securities to be converted into the right to receive the merger consideration in the mergers), in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the sum of (i) the product of (a) $92.44, the average of the high and low prices per unit of the KMP common units as reported on the New York Stock Exchange on September 26, 2014 and (b) 305,952,530, the estimated maximum number of KMP common units that may be exchanged for the merger consideration in the KMP merger, (ii) the product of (a) $93.05, the average of the high and low prices per share of the KMR shares as reported on the New York Stock Exchange on September 26, 2014 and (b) 119,891,408, the estimated maximum number of KMR shares that may be exchanged for the merger consideration in the KMR merger, and (iii) the product of (a) $39.84, the average of the high and low prices per unit of the EPB common units as reported on the New York Stock Exchange on September 26, 2014 and (b) 140,852,954, the estimated maximum number of EPB common units that may be exchanged for the merger consideration in the EPB merger, minus (B) $3,950,074,984, the estimated aggregate amount of cash to be paid by the registrant as merger consideration.

(3)
Calculated by multiplying the proposed maximum aggregate offering price by 0.0001288.

(4)
A registration fee of $5,555,047 was previously paid by the registrant with respect to this transaction upon the filing of the Registration Statement on Form S-4 on August 27, 2014. Accordingly, no additional registration fee is required to be paid at this time.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        Kinder Morgan, Inc. ("KMI") has entered into separate Agreements and Plans of Merger with each of Kinder Morgan Energy Partners, L.P. ("KMP"), Kinder Morgan Management, LLC ("KMR") and El Paso Pipeline Partners, L.P. ("EPB"), pursuant to which KMI will acquire directly or indirectly all of the equity interests of KMP, KMR and EPB that KMI and its subsidiaries do not already own. Each of these agreements contemplates that a separate merger subsidiary of KMI would merge with and into KMP, KMR, or EPB, as the case may be, with KMP, KMR and EPB surviving the mergers. The common units or shares of each of KMP, KMR and EPB owned by the public would be converted into shares of KMI common stock (in the case of KMR) or, at the election of each unitholder but subject to proration, shares of KMI common stock, cash or a combination of the two (in the case of KMP and EPB). The merger agreements contemplate related transactions that are described in this Registration Statement. The consummation of each merger and other transactions contemplated by each merger agreement is contingent on the consummation of the other two mergers.

        This Registration Statement includes three separate proxy statement/prospectuses, one for KMP, one for KMR and one for EPB, pursuant to which KMP, KMR and EPB will call and hold special meetings of their unitholders or shareholders for purposes of voting on the merger agreements. Each proxy statement/prospectus is similar in form, and contains information about the special meetings of KMP, KMR or EPB, as the case may be, and other information particular to the KMP, KMR or EPB unitholders or shareholders. In addition, each such proxy statement/prospectus contains sections which are substantially similar in each proxy statement/prospectus, including the following:

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  Summary Term Sheet—The Transactions

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  Summary Term Sheet—Relationship of the Parties to the Transactions

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  Summary Term Sheet—Selected Unaudited Pro Forma Condensed Combined Financial Information

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  Summary Term Sheet—Litigation Relating to the Mergers

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  Special Factors—Background of the Transactions

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  Special Factors—Relationship of the Parties to the Transactions

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  Special Factors—Projected Financial Information

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  Special Factors—Opinion of Barclays Capital Inc.

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  Special Factors—Financial Analyses of Citigroup Global Markets Inc.

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  Special Factors—Directors and Executive Officers of KMI after the Merger

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  Special Factors—Ownership of KMI after the Transactions

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  Special Factors—Litigation Relating to the Mergers

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  Cautionary Statement Regarding Forward-Looking Statements

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  The Support Agreement

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  Description of the Debt Financing for the Transactions

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  Description of KMI's Capital Stock

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  Unaudited Pro Forma Condensed Combined Financial Statements

        This Registration Statement also includes a proxy statement of KMI pursuant to which KMI will call and hold a special meeting of its stockholders for the purpose of voting on proposals to amend KMI's certificate of incorporation to increase the number of authorized shares of common stock and to approve the issuance of the KMI common stock to be issued in the mergers, in accordance with the rules of the New York Stock Exchange.

        The KMI proxy statement is similar in form to the proxy statement/prospectuses of KMP, KMR and EPB, and contains information about the special meeting of KMI and other information particular to the KMI stockholders. The KMI proxy statement contains sections which are substantially similar to certain sections in each proxy statement/prospectus, including the following:

KMP, KMR and EPB Proxy Statement/Prospectus Caption	KMI Proxy Statement Caption
Summary Term Sheet—Selected Unaudited Pro Forma Condensed Combined Financial Information	Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information
Summary Term Sheet—Litigation Relating to the Mergers	Summary Term Sheet—Litigation Relating to the Mergers
Special Factors—Effects of the Transactions	The Transactions—Summary of the Transactions
Special Factors—Background of the Transactions	The Transactions—Background of the Transactions
Special Factors—Relationship of the Parties to the Transactions	The Transactions—Relationship of the Parties to the Transactions
Special Factors—Projected Financial Information	The Transactions—Projected Financial Information
Special Factors—Opinion of Barclays Capital Inc.	The Transactions—Opinion of Barclays Capital Inc.
Special Factors—Financial Analyses of Citigroup Global Markets Inc.	The Transactions—Financial Analyses of Citigroup Global Markets Inc.
Special Factors—Directors and Executive Officers of KMI after the Merger	The Transactions—Directors and Executive Officers of KMI after the Transactions
Special Factors—Ownership of KMI after the Transactions	The Transactions—Ownership of KMI after the Transactions
Special Factors—Litigation Relating to the Mergers	Special Factors—Litigation Relating to the Mergers
Cautionary Statement Regarding Forward-Looking Statements	Cautionary Statement Regarding Forward-Looking Statements
The Support Agreement	The Support Agreement
Description of the Debt Financing for the Transactions	Description of the Debt Financing for the Transactions
Unaudited Pro Forma Condensed Combined Financial Statements	Unaudited Pro Forma Condensed Combined Financial Statements

        KMR owns all of the KMP i-units, and all of KMP's units, including the KMP i-units, will vote on the KMP merger at the KMP special meeting. The manner in which KMR will vote the i-units is established in the organizational documents of KMR, which require it to submit to a vote of KMR shareholders any matter, including the KMP merger, on which KMR is entitled to vote the KMP i-units. As a result, the KMR shareholders will be asked to vote not only on the KMR merger agreement but also on the KMP merger agreement at the KMR special meeting. KMR will vote its i-units on the KMP merger proposal at the KMP special meeting in the same manner that the KMR shareholders have voted (or failed to vote) their KMR shares, "for," "against" or "abstain" at the KMR special meeting. As a result, the KMR special meeting agenda includes a proposal to approve the KMP merger agreement and an adjournment proposal related to the KMP special meeting to determine the manner in which KMR will vote its i-units with regard to these two proposals. In order to fully inform the KMR shareholders of information with respect to the KMP merger, the KMR proxy statement/prospectus includes the complete KMP proxy statement/prospectus as Annex D thereto.

The information in this document is not complete and may be changed. Kinder Morgan, Inc. may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[                    ], 2014

Dear Unitholder:

        On August 9, 2014, Kinder Morgan Energy Partners, L.P., which is referred to as "KMP," and Kinder Morgan, Inc. which is referred to as "KMI," entered into a merger agreement, which is referred to as the "KMP merger agreement," pursuant to which KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own. The conflicts and audit committee of the board of directors of KMP's general partner, which is referred to as the "KMGP conflicts committee," the board of directors of Kinder Morgan Management, LLC, the delegate of KMP's general partner, which is referred to as the "KMR board," and the board of directors of KMP's general partner, which is referred to as the "KMGP board," each have determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the KMP unitholders (other than KMI and its affiliates), and have approved the KMP merger agreement and the KMP merger.

        If the KMP merger is completed, each outstanding KMP common unit not owned by KMI or its subsidiaries will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of Class P common stock of KMI, which is referred to as "KMI common stock," (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest. Immediately following completion of the KMP merger, it is expected that the former public KMP unitholders will own approximately [        ]% of the outstanding shares of KMI common stock, based on the number of KMP common units owned by public KMP unitholders, the number of shares of KMI common stock expected to be issued in the KMR merger and the EPB merger, described below, and the number of shares of KMI common stock outstanding as of [                    ], 2014. The KMP common units are traded on the New York Stock Exchange under the symbol "KMP," and the KMI common stock is traded on the New York Stock Exchange under the symbol "KMI."

        KMI also has entered into a merger agreement with each of Kinder Morgan Management, LLC, which is referred to as "KMR," and El Paso Pipeline Partners, L.P., which is referred to as "EPB," pursuant to which KMI will acquire directly or indirectly all of the outstanding equity interests in KMR and EPB that KMI and its subsidiaries do not already own.

        Each of KMR and EPB will hold a special meeting of its shareholders or unitholders to obtain their approval of the applicable merger agreement. Completion of each merger is contingent on the completion of each of the other two mergers. KMI also will hold a special meeting of KMI stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the three mergers.

        We are holding a special meeting of unitholders on [            ], [            ], 2014 at [        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 to obtain your vote to approve the KMP merger agreement. Your vote is very important, regardless of the number of KMP units you own. The KMP merger cannot be completed unless a majority of the outstanding KMP units are voted for the approval of the KMP merger agreement at the special meeting. Therefore, your failure to vote your units will have the same effect as a vote against approval of the KMP merger agreement.

        The KMGP conflicts committee, the KMR board and the KMGP board each recommend that KMP unitholders vote FOR the approval of the KMP merger agreement and FOR the adjournment of the KMP special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMP merger agreement at the time of the KMP special meeting or (ii) if KMR adjourns its special meeting.

        On behalf of the KMGP board, I invite you to attend the KMP special meeting. Whether or not you expect to attend the KMP special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

        In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into it) which includes important information about the KMP merger agreement, the proposed merger, the proposed KMR and EPB mergers, KMP, KMI and the KMP special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 110 of the accompanying proxy statement/prospectus.

        On behalf of the KMGP board, thank you for your continued support.

Sincerely,
Richard D. Kinder Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus, passed upon the merits or fairness of the KMP merger or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated [                    ], 2014 and is first being mailed to KMP unitholders on or about [                    ], 2014.

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Kinder Morgan Energy Partners, L.P.:

        Notice is hereby given that a special meeting of unitholders of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, which is referred to as "KMP," will be held on [              ], [              ], 2014 at [            ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 solely for the following purposes:

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  Proposal 1:  to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 9, 2014 (as it may be amended from time to time, the "KMP merger agreement"), among KMP, Kinder Morgan, Inc., Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC and P Merger Sub LLC; and

  •
  Proposal 2:  to consider and vote on a proposal (which we refer to as the "KMP adjournment proposal") to approve the adjournment of the KMP special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMP merger agreement at the time of the KMP special meeting or (ii) if KMR adjourns its special meeting.

        These items of business, including the KMP merger agreement and the proposed KMP merger, are described in detail in the accompanying proxy statement/prospectus. The conflicts and audit committee of the board of directors of KMP's general partner, which is referred to as the "KMGP conflicts committee," the board of directors of Kinder Morgan Management, LLC, the delegate of KMP's general partner, which is referred to as the "KMR board," and the board of directors of KMP's general partner, which is referred to as the "KMGP board," each have determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the KMP unitholders (other than Kinder Morgan, Inc. and its affiliates), and recommend that KMP unitholders vote FOR the proposal to approve the KMP merger agreement and FOR the KMP adjournment proposal.

        Only KMP unitholders of record as of the close of business on [              ], 2014 are entitled to notice of the KMP special meeting and to vote at the KMP special meeting or at any adjournment or postponement thereof. A list of KMP unitholders entitled to vote at the KMP special meeting will be available in our offices located at 1001 Louisiana Street, Suite 1000, Houston, Texas, during regular business hours for a period of ten days before the KMP special meeting, and at the place of the KMP special meeting during the meeting. We are commencing our solicitation of KMP proxies on [                  ], 2014, which is before the [                  ], 2014 KMP record date. We will continue to solicit proxies until the [                  ], 2014 KMP special unitholder meeting. Each KMP unitholder of record on [                  ], 2014 who has not received a KMP proxy statement prior to that date will receive a KMP proxy statement and have the opportunity to vote on the matters described in the KMP proxy statement. Proxies delivered prior to the KMP record date will be valid and effective so long as the KMP unitholder providing the proxy is a KMP unitholder on the KMP record date. If you are not a holder of record on the KMP record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMP units you own on the record date even if that number is different from the number of KMP units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

 YOUR VOTE IS IMPORTANT!

        Approval of the KMP merger agreement by the KMP unitholders is a condition to the consummation of the KMP merger and requires the affirmative vote of holders of a majority of the outstanding KMP units. Therefore, your vote is very important. Your failure to vote your KMP units will have the same effect as a vote against the approval of the KMP merger agreement.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your KMP common units are held in the name of a bank, broker, nominee, trust company or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

        We urge you to read carefully the accompanying proxy statement/prospectus, including all documents incorporated by reference into it, and its annexes before voting your KMP common units at the KMP special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

        Please note that space limitations make it necessary to limit attendance to KMP unitholders or their duly appointed proxies. Admission to the KMP special meeting will be on a first-come, first-served basis. Registration will begin at [            ] a.m., and seating will begin at [            ] a.m. Unitholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Unitholders holding KMP common units in brokerage accounts will also need to bring a copy of the voting instruction card that they receive from their broker or other nominee in connection with the KMP special meeting or a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the KMP special meeting.

By order of the board of directors,
Richard D. Kinder Chairman of the Board

Houston, Texas
[              ], 2014

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by KMI (File No. 333-198411), constitutes a prospectus of KMI under Section 5 of the Securities Act of 1933, as amended, which is referred to as the "Securities Act," with respect to the KMI common stock to be issued pursuant to the KMP merger agreement. This document also constitutes a notice of meeting and a proxy statement of KMP under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act," with respect to the special meeting of KMP unitholders, which is referred to as the "KMP special meeting," at which KMP unitholders will be asked to consider and vote on, among other matters, a proposal to approve the KMP merger agreement.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                        ], 2014. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this proxy statement/prospectus to KMP unitholders nor the issuance by KMI of shares of KMI common stock pursuant to the KMP merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SUMMARY TERM SHEET

        The following summary, together with "Questions and Answers about the KMP Special Meeting and the Proposals," highlights selected information contained in this proxy statement/prospectus. It may not contain all of the information that may be important in your consideration of the proposed KMP merger. To understand more fully the Transactions (as defined below) and the matters to be voted on at the KMP special meeting, we encourage you to read carefully this proxy statement/prospectus, its annexes and the documents we have incorporated by reference into this proxy statement/prospectus before voting. See "Where You Can Find More Information" on page 189. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

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Frequently Used Terms.  A few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

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Kinder Morgan, Inc., a Delaware corporation, as "KMI";

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Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, as "KMP";

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Kinder Morgan Management, LLC, a Delaware limited liability company, as "KMR";

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Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of KMP, as "KMGP";

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El Paso Pipeline Partners, L.P., a Delaware limited partnership, as "EPB";

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El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of EPB, as "EPGP";

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the board of directors of KMI as the "KMI board";

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the board of directors KMGP as the "KMGP board";

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the board of directors of KMR, the delegate of KMGP, as the "KMR board";

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the special committee of the KMR board, both before and after the adoption of the formal resolutions forming and delegating authority to the special committee of the KMR board, as the "KMR special committee";

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the conflicts and audit committee of the KMGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts and audit committee of the KMGP board, as the "KMGP conflicts committee";

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P Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of KMI, as "P Merger Sub";

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the Class P common stock, par value $0.01 per share, of KMI as "KMI common stock";

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the common units representing limited partner interests of KMP as "KMP common units";

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the Agreement and Plan of Merger dated as of August 9, 2014, among KMP, KMI, KMGP, KMR and P Merger Sub, as it may be amended from time to time, as the "KMP merger agreement";

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the proposed merger pursuant to the KMP merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own as the "merger" or the "KMP merger";

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the KMP unitholders (other than KMI and its affiliates) as the "unaffiliated KMP unitholders";

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the Agreement and Plan of Merger dated as of August 9, 2014, among KMR, KMI and R Merger Sub LLC, as it may be amended from time to time, as the "KMR merger agreement";

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  the proposed merger pursuant to the KMR merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMR listed shares that KMI and its subsidiaries do not already own as the "KMR merger";

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  the KMR shareholders (other than KMI and its affiliates) as the "unaffiliated KMR shareholders";

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  the Agreement and Plan of Merger dated as of August 9, 2014, among EPB, KMI, EPGP and E Merger Sub LLC, as it may be amended from time to time, as the "EPB merger agreement";

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  the proposed merger pursuant to the EPB merger agreement whereby KMI will acquire directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own as the "EPB merger";

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  the EPB unitholders (other than EPGP and its affiliates) as the "unaffiliated EPB unitholders";

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  the conflicts committee of the EPGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts committee of the EPGB board, as the "EPGP conflicts committee";

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  the KMP merger, the KMR merger, the EPB merger and the other transactions contemplated by the KMP merger agreement, the KMR merger agreement and the EPB merger agreement, collectively, as the "Transactions"; and

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  the Support Agreement, dated as of August 9, 2014, among EPB, EPGP, KMP, KMGP, KMR and certain KMI stockholders, as the "support agreement."

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The Transactions.  The KMP merger is part of a larger series of mergers involving KMI and its three principal subsidiaries, KMP, KMR and EPB. Each merger is contingent on the other two mergers, and at the conclusion of the mergers, KMI will have acquired directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own.

  As part of the Transactions, KMI will hold a special meeting of KMI stockholders, which is referred to as the "KMI special meeting," at which KMI stockholders will be asked to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPGP, and a limited partnership controlled by him have entered into the support agreement whereby they agree to vote all of the shares of KMI common stock owned by them in favor of the three proposals to be voted on at the KMI special meeting.

  KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility."

  See "Special Factors—Effects of the Transactions" beginning on page 28 and "Description of the Debt Financing for the Transactions" beginning on page 151.

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The Parties to the Merger.  KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR (including all of KMR's voting shares, which are not publicly traded). See "—Relationship of the Parties to the Transactions" below.

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  KMP is a Delaware limited partnership with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. KMGP is KMP's general partner and has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships.

  P Merger Sub is a wholly owned subsidiary of KMI that was formed solely in contemplation of the KMP merger.

  See "The Parties to the Merger" beginning on page 121.

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The Merger.  KMI, P Merger Sub, KMP, KMGP and KMR have entered into the KMP merger agreement. Subject to the terms and conditions of the KMP merger agreement and in accordance with Delaware law, at the effective time of the KMP merger, KMI will acquire directly or indirectly all of the publicly held KMP common units through the merger of P Merger Sub, a wholly owned subsidiary of KMI, with and into KMP, with KMP as the surviving entity. Upon completion of the KMP merger, KMI will have acquired directly or indirectly all the outstanding interests in KMP that KMI or its subsidiaries do not already own, and the KMP common units will cease to be publicly traded.

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Relationship of the Parties to the Transactions.  KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

  KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

  KMGP has delegated to KMR, subject to limited exceptions, all of KMGP's rights and power to manage the business and affairs of KMP and its operating limited partnerships. KMR owns all of the KMP i-units. KMI directly or indirectly owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares, and KMGP owns all of KMR's voting shares.

  KMI indirectly owns all of the membership interests in EPGP, the general partner of EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

  Certain executive officers and directors of KMI are also executive officers and directors of KMGP, KMR and EPGP. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies.

  See "Special Factors—Relationship of the Parties to the Transactions" beginning on page 52.

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Merger Consideration.  At the effective time of the KMP merger, each common unit of KMP issued and outstanding (excluding common units owned by KMGP, KMR or KMI or any of its other

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  subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

  •
  $10.77 in cash without interest and 2.1931 shares of KMI common stock, which is referred to as the "mixed consideration";

  •
  $91.72 in cash without interest, which is referred to as the "cash consideration"; or

  •
  2.4849 shares of KMI common stock, which is referred to as the "stock consideration."

  Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the KMP merger is the same as would be paid and issued if each KMP common unit had been converted into the right to receive the mixed consideration. See "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" beginning on page 107 for more information on the proration and adjustment procedures.

  KMI will not issue any fractional shares of KMI common stock in the KMP merger. Instead, each holder of KMP common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMP merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable in the KMP merger.

  Because the exchange ratios were fixed at the time the KMP merger agreement was executed and because the market value of KMI common stock and KMP common units will fluctuate during the pendency of the Transactions, KMP unitholders cannot be sure of the value of the KMP merger consideration they elect to receive relative to the value of the KMP common units that they are exchanging. See "Risk Factors—Risk Factors Relating to the Merger." KMP unitholders are urged to obtain current market quotations for the KMI common stock when they make their elections.

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Interests of Certain Persons in the Transactions.  In considering the recommendations of the KMGP conflicts committee, the KMR board and the KMGP board, KMP unitholders should be aware that some of the executive officers and directors of KMR and KMGP have interests in the Transactions that may differ from, or may be in addition to, the interests of KMP unitholders generally. These interests include:

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KMR and KMGP have the same directors and executive officers.

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Certain members of the KMR and KMGP boards are members of the KMI board and many executive officers of KMR and KMGP are executive officers of KMI.

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The directors and officers of KMR and KMGP are entitled to continued indemnification and insurance coverage under the KMP merger agreement, and in the case of the non-employee directors, indemnification agreements.

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The non-employee directors on the KMR and KMGP boards, who serve as the members of the KMGP conflicts committee, have been offered the opportunity to become members of the KMI board after the KMP merger.

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All directors and certain executive officers of KMR and KMGP beneficially own units or shares of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions.

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  For more detail about these interests, see "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 100.

  The KMGP conflicts committee, the KMR board and the KMGP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the KMP merger agreement.

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KMP Special Meeting; Unitholders Entitled to Vote; Vote Required.  The KMP special meeting will be held on [                        ], [                        ], 2014 at [          ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002. The record date for the KMP special meeting is [                        ], 2014. Only holders of KMP units at the close of business on the record date are entitled to notice of, and to vote at, the KMP special meeting or any adjournment or postponement thereof. Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP units. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action as described under "The KMP Special Meeting—Adjournments." If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. See "The KMP Special Meeting" beginning on page 122.

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Unit Ownership of KMI and of KMGP's and KMR's Directors and Executive Officers.  As of [                        ], 2014, the record date, KMI and its subsidiaries (other than KMR) held and were entitled to vote, in the aggregate, KMP common units and Class B units, and KMR shares corresponding to i-units, representing approximately [          ]% of the outstanding units of KMP, and the directors and executive officers of KMGP and KMR held and were entitled to vote, in the aggregate, KMP common units and KMR shares corresponding to i-units representing approximately [          ]% of the outstanding units of KMP. KMI has agreed in the KMP merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMP units and KMR shares FOR the KMP merger agreement proposal, and we believe that KMI and its subsidiaries intend to vote their KMP units and KMR shares FOR the KMP adjournment proposal. We believe KMGP's and KMR's directors and executive officers intend to vote all of their units and shares FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal. KMR will submit the KMP merger agreement proposal and the KMP adjournment proposal to a vote of KMR shareholders to determine how KMR will vote the KMP i-units at the KMP special meeting. Accordingly we believe approximately [      ]% of the outstanding KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMP units and KMR shares. See "The KMP Special Meeting—Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers" beginning on page 123.

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Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger.  The KMGP conflicts committee, the KMR board and the KMGP board considered the benefits of the KMP merger agreement, the KMP merger and the related transactions as well as the associated risks and (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders and (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement. The KMGP conflicts committee's determination that the KMP merger is fair and reasonable to KMP constitutes "Special Approval," as such term is defined by the KMP partnership agreement. For a discussion of the many factors considered by the KMGP conflicts committee, the KMGP board and the KMR board in making their determination and approval, please read "Special

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  Factors—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger."

  The KMGP conflicts committee, the KMR board and the KMGP board each recommend that KMP unitholders vote FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal.

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Opinion of Jefferies LLC.  The KMGP conflicts committee's financial advisor, Jefferies LLC, which is referred to as "Jefferies," has conducted financial analyses and delivered a written opinion to the KMGP conflicts committee to the effect that, as of the date of the KMP merger agreement and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, from a financial point of view, the merger consideration is fair to the KMP unitholders (other than KMI and its affiliates (other than KMP)).

  The full text of Jefferies' written opinion, dated as of August 9, 2014, is attached hereto as Annex B and is incorporated by reference herein in its entirety. Jefferies' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. This description of the opinion is qualified in its entirety by reference to the full text of the opinion. Jefferies' written opinion is addressed to the KMGP conflicts committee, is directed only to the merger consideration and does not constitute a recommendation to any KMP unitholder as to how such unitholder should vote with respect to the merger or any other matter. See "Special Factors—Opinion of Jefferies LLC" beginning on page 66.

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Conditions to Completion of the Merger.  KMI and KMP currently expect to complete the Transactions during the fourth quarter of 2014, subject to receipt of required unitholder, stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMP merger.

  As more fully described in this proxy statement/prospectus and in the KMP merger agreement, each party's obligation to complete the KMP merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

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  the KMP merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMP units;

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  the adoption of the amendment to KMI's certificate of incorporation, which is referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock;

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  the issuance of shares of KMI common stock pursuant to the KMP merger, the EPB merger and the KMR merger, which is referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at the KMI special meeting;

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  any waiting period applicable to the transactions contemplated by the KMP merger agreement under the HSR Act must have been terminated or must have expired (the Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014);

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal;

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  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the KMP unitholders as contemplated by the KMP merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

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  all of the conditions set forth in the KMR merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the EPB merger, and the KMR merger and the EPB merger must be consummated substantially concurrently with the KMP merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

  •
  KMI and KMP must have received an opinion of Bracewell & Giuliani LLP that, for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended, which is referred to as the "Code."

  The obligations of KMI and P Merger Sub to effect the KMP merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KMP, KMR and KMGP being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 128, and receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR to that effect; and

  •
  KMP, KMR and KMGP having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement and receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR to that effect.

  The obligation of KMP to effect the KMP merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KMI being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 128, and receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

  •
  KMI and P Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement and receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect.

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Changes in Board or Committee Recommendations.  The KMP merger agreement contains provisions regarding the applicable board of directors' or committee's change in its recommendation.

  KMP Adverse Recommendation Change.    The KMP merger agreement provides that KMP will not, through the KMR board, the KMGP conflicts committee or the KMGP board, make a KMP adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change").

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  Notwithstanding the foregoing or any other term in the KMP merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change"), the KMR board, the KMGP conflicts committee or the KMGP board may, at any time prior to obtaining the approval of the KMR merger agreement by the KMP unitholders, make a KMR adverse recommendation change in response to a KMP intervening event or a KMP superior proposal, if any of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMP, after determining that it would not be in the best interests of the unaffiliated KMP unitholders.

  See "Proposal 1: The Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change" beginning on page 131 for more detailed information.

  KMI Adverse Recommendation Change.    The KMP merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMP merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change"), the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, make a KMI adverse recommendation change in response to a KMI intervening event or a KMI superior proposal, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

  See "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 133 for more detailed information.

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Risks Relating to the Merger and Ownership of KMI Common Stock.  KMP unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the KMP merger and ownership of KMI common stock are described in the section titled "Risk Factors" beginning on page 110. Some of these risks include, but are not limited to, those described below:

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Completion of the KMP merger is contingent upon completion of the KMR merger and the EPB merger, and vice versa. No merger will occur unless all three mergers occur.

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The KMP merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and KMP unitholder approvals are obtained.

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Because the exchange ratios are fixed, KMP unitholders who will receive KMI common stock as part of the merger consideration cannot be sure of the market value of the KMI common stock they will receive as merger consideration relative to the value of the KMP common units they exchange.

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The tax liability of a KMP unitholder as a result of the KMP merger could be more than expected and could exceed the cash received by such unitholder in the KMP merger.

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The KMP merger agreement contains provisions that limit KMP's ability to pursue alternatives to the KMP merger and, in specified circumstances, could require KMP to pay a termination fee of $817 million to KMI.

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  •
  All directors and certain executive officers of KMGP and KMR have certain interests in the Transactions that are different from those of KMP unitholders generally.

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  The KMI common stock to be received by KMP unitholders as a result of the KMP merger has different rights from KMP common units.

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  The market price of the KMI common stock may be volatile, and KMI stockholders could lose a significant portion of their investments.

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  Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

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  The substantial debt KMI expects to incur in connection with the Transactions could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

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Regulatory Approvals Required for the Merger.  The following is a summary of the material regulatory requirements for completion of the KMP merger. There can be no guarantee if and when any of the consents or approvals required for the KMP merger will be obtained or as to the conditions that such consents and approvals may contain.

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the "HSR Act", and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the "Antitrust Division", and the United States Federal Trade Commission, which is referred to as the "FTC", and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed HSR Act Notification and Report Forms, which are referred to as the "HSR Forms," with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

  At any time before or after the effective time of the KMP merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to rescind the KMP merger or to seek other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the KMP merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the KMP merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

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Termination of the Merger Agreement.  KMI and KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by mutual written consent authorized by the KMI board of directors and the KMGP conflicts committee.

  In addition, either KMI or KMP may terminate the KMP merger agreement at any time prior to the effective time by written notice to the other party if:

  •
  the closing of the KMP merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 139;

  •
  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the KMP merger agreement or makes the consummation of the transactions contemplated by the KMP merger agreement illegal, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 139;

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  •
  the approval of the KMP merger agreement by the KMP unitholders is not obtained at the KMP special meeting;

  •
  the approval of the stock issuance proposal and the charter amendment proposal by the KMI stockholders is not obtained at the KMI special meeting; or

  •
  either the EPB merger agreement or the KMR merger agreement is terminated in accordance with its terms.

  KMI also may terminate the KMP merger agreement if a KMP adverse recommendation change occurs or KMP, KMR or KMGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the KMP merger agreement such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  KMP also may terminate the KMP merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the KMP merger agreement such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMP and none of KMGP, KMR or KMP is then in any material breach.

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Expenses and Termination Fees Relating to the Merger.  Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

  The KMP merger agreement provides that KMP is required to pay a termination fee of $817 million to KMI in cash, if the KMP merger agreement is terminated by:

  •
  KMI, as a result of the KMGP conflicts committee, KMR board or KMGP board having effected a KMP adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMP unitholders not approving the KMP merger agreement at a meeting of the KMP unitholders or any adjournment or postponement of such meeting where a KMP adverse recommendation change due to a superior proposal has occurred.

  The KMP merger agreement provides that KMI is required to pay a termination fee of $817 million to KMP, if the KMP merger agreement is terminated by:

  •
  KMP, as a result of the KMI board having effected a KMI adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMI stockholders not approving the stock issuance proposal and charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a superior proposal has occurred.

  In the event KMI is required to pay KMP a termination fee, such termination fee will be payable through an irrevocable waiver of a portion of KMGP's incentive distributions over a period of eight calendar quarters.

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Comparison of Rights of KMI Stockholders and KMP Unitholders.  A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. KMP unitholders will own KMI common stock following the completion of the KMP merger, and their rights associated with the KMI common stock will be governed by KMI's certificate of incorporation and bylaws and Delaware

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  corporation law, which differ in a number of respects from the KMP partnership agreement and Delaware limited partnership law. See "Comparison of Rights of KMI Stockholders and KMP Unitholders" beginning on page 166.

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No Solicitation of Competing Proposals.

  KMP

  The KMP merger agreement contains detailed provisions prohibiting KMP, KMR and KMGP from seeking a KMP alternative proposal to the KMP merger. Under these "no solicitation" provisions, KMP, KMR and KMGP have agreed that they will not, and will cause their respective subsidiaries and use reasonable best efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMP merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an KMP alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMP alternative proposal.

  KMP, KMR and KMGP have agreed that they will not, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to immediately cease and cause to be terminated any discussions or negotiations with any person with respect to an alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMP alternative proposal.

  Notwithstanding the restrictions above, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMP's unitholders of the KMP merger agreement, if KMP has received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMP alternative proposal constitutes or could reasonably be expected to lead to or result in a KMP superior proposal and such KMP alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMP, KMGP and KMR may:

•
furnish information with respect to KMP and its subsidiaries to any third party making such KMP alternative proposal; and

•
participate in discussions or negotiations regarding such KMP alternative proposal.

  KMP, KMGP and KMR also have agreed in the KMP merger agreement that they (i) will promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMP alternative proposal and indicate the identity of the person making any such KMP alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMP alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMP, KMGP and KMR have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any

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  additional written materials received by KMP, KMGP or KMR or that KMP, KMGP or KMR has delivered to any third party making a KMP alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

KMI

The KMP merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal to the KMP merger agreement. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMP merger agreement:

•
solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

•
enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

  KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access to any confidential information relating to a possible KMI alternative proposal.

  Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

  KMI also has agreed in the KMP merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMP, KMGP and KMR, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMP, KMGP and KMR the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMP, KMGP and KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMP, KMGP and KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

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•
No Appraisal Rights.  KMP unitholders will not have appraisal rights in connection with the KMP merger under Delaware law or pursuant to the KMP partnership agreement or KMP merger agreement. See "Special Factors—No Appraisal Rights" on page 104.

•
Material U.S. Federal Income Tax Consequences of the Merger.  The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences").

  A U.S. holder who receives KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the amount of any cash received, (ii) the fair market value of any KMI common stock received, and (iii) such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the KMP merger; and

  •
  such U.S. holder's adjusted tax basis in the KMP common units exchanged therefor (which includes such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the KMP merger).

  Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion is likely to be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of KMP's income may become available to offset a portion of the gain recognized by such U.S. holder.

  The U.S. federal income tax consequences of the KMP merger to a KMP unitholder will depend on such unitholder's own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the KMP merger to you.

  Please read "Material U.S. Federal Income Tax Consequences" beginning on page 147 for a more complete discussion of certain U.S. federal income tax consequences of the KMP merger.

•
Accounting Treatment of the Merger.  The KMP merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls KMP and will continue to control KMP after the KMP merger, the changes in KMI's ownership interest in KMP will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the KMP merger.

•
Litigation Relating to the Mergers.  Two purported class action lawsuits are currently pending that challenge the merger transactions. Each of the actions names KMP, KMI, KMGP, KMR, Richard D. Kinder, Steven J. Kean, Ted A. Gardner, Gary L. Hultquist, and Perry M. Waughtal as defendants. Additionally, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, Ronald L. Kuehn, Jr., Thomas A. Martin, Arthur C. Reichstetter, and William A. Smith are named as defendants in one of the pending actions. Both lawsuits are brought on behalf of putative classes seeking to enjoin one or more of the merger transactions and alleging, among other things, that one or more of the defendants breached their respective fiduciary and/or contractual duties, including the implied covenant of good faith and fair dealing. Additionally, both of the pending lawsuits allege that the merger transactions must be approved by at least two-thirds of KMP's limited partner interests (and in one case, by possibly 95% of KMP's limited partner interests). The defendants believe the

13

  allegations against them lack merit, and they intend to vigorously defend these lawsuits. See "Special Factors—Litigation Relating to the Mergers" on page 109.

•
Selected Historical Consolidated Financial Data of KMI.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMI's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMI's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMI's Annual Report on Form 10-K for the year ended December 31, 2013 and KMI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,984	$6,442	$14,070	$9,973	$7,943	$7,852	$6,879
Operating income	2,160	1,789	3,990	2,593	1,423	1,133	1,257
Earnings (loss) from equity investments	199	194	327	153	226	(274)	123
Income from continuing operations	1,098	1,439	2,696	1,204	449	64	523
(Loss) income from discontinued operations, net of tax	—	(2)	(4)	(777)	211	236	250
Net income	1,098	1,437	2,692	427	660	300	773
Net income (loss) attributable to KMI	571	569	1,193	315	594	(41)	495
Class P shares:
Basic and diluted earnings per common share from continuing operations	$0.55	$0.55	$1.15	$0.56	$0.70
Basic and diluted (loss) earnings per common share from discontinued operations	—	—	—	(0.21)	0.04

Total basic and diluted earnings per common share	$0.55	$0.55	$1.15	$0.35	$0.74

Class A shares:
Basic and diluted earnings per common share from continuing operations				$0.47	$0.64
Basic and diluted (loss) earnings per common share from discontinued operations				(0.21)	0.04

Total basic and diluted earnings per common share				$0.26	$0.68

Basic weighted-average number of shares outstanding
Class P shares	1,028	1,036	1,036	461	118
Class A shares				446	589
Diluted weighted-average number of shares outstanding
Class P shares	1,028	1,038	1,036	908	708
Class A shares				446	589
Dividends per common share declared for the period(a)	$0.85	$0.78	$1.60	$1.40	$1.05
Dividends per common share paid in the period(a)	0.83	0.75	1.56	1.34	0.74
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$37,607		$35,847	$30,996	$17,926	$17,071	$16,804
Total assets	76,364		75,185	68,245	30,717	28,908	27,581
Long-term debt—KMI(b)	8,088		9,321	9,248	2,078	2,918	2,925
Long-term debt—KMP(c)	19,610		18,410	15,907	11,183	10,301	10,022
Long-term debt—EPB(d)	4,750		4,179	4,254

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	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Other Data:
Ratio of earnings to fixed charges(e)	2.64		3.18	2.02

(a)
Quarterly dividends are paid in the quarter following the quarterly period for which the dividends are declared.

(b)
Excludes debt fair value adjustments. Increases (decreases) to long-term debt for debt fair value adjustments for KMI and its subsidiaries (excluding KMP, EPB and their respective subsidiaries) totaled $714 million, $771 million, $901 million, $40 million, $12 million and $(14 million) as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(c)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(d)
Excludes debt fair value adjustments. Decrease to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012.

(e)
In all cases, earnings are determined by adding: income before income taxes, extraordinary items, equity income and minority interest; plus fixed charges, amortization of capitalized interest and distributed income of equity investees; less capitalized interest and noncontrolling interest in pre-tax income of subsidiaries with no fixed charges. In all cases, fixed charges include: interest, including capitalized interest; plus amortization of debt discount, premium, and debt issuance costs; plus the estimated interest portion of rental expenses.
•
Selected Historical Consolidated Financial Data of KMP.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMP's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMP's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMP's Annual Report on Form 10-K for the year ended December 31, 2013 and KMP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

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	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Income and Cash Flow Data:
Revenues	$7,229	$5,678	$12,530	$9,035	$7,889	$7,739	$6,697
Operating income	1,788	1,385	3,229	2,484	1,557	1,460	1,367
Earnings from equity investments	137	157	297	295	224	136	91
Income from continuing operations	1,423	1,804	3,321	2,070	1,067	1,092	1,036
(Loss) income from discontinued operations	—	(2)	(4)	(669)	201	235	248
Net income	1,423	1,802	3,317	1,401	1,268	1,327	1,284
Limited partners' interest in net income	496	946	1,565	(78)	83	431	332
Limited partners' net income (loss) per unit:
Income (loss) per unit from continuing operations	$1.09	$2.40	$3.77	$1.64	$(0.35)	$0.65	$0.32
(Loss) income per unit from discontinued operations	—	(0.01)	(0.01)	(1.86)	0.60	0.75	0.86

Net income (loss) per unit	$1.09	$2.39	$3.76	$(0.22)	$0.25	$1.40	$1.18

Per unit cash distribution declared for the period(a)	$2.77	$2.62	$5.33	$4.98	$4.61	$4.40	$4.20
Per unit cash distribution paid in the period(a)	2.74	2.59	5.26	4.85	4.58	4.32	4.20
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$29,285		$27,405	$22,330	$15,596	$14,604	$14,154
Total assets	44,551		42,764	34,976	24,103	21,861	20,262
Long-term debt(b)	19,610		18,410	15,907	11,183	10,301	10,022

(a)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(b)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

16

•
Selected Unaudited Pro Forma Condensed Combined Financial Information.  The following table sets forth selected unaudited pro forma condensed combined financial information for KMI after giving effect to the Transactions. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 191.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(in millions, except per share amounts)
Unaudited Pro Forma Condensed Combined Statements of Income Information:
Revenues	$7,984	$14,070
Operating income	2,160	3,990
Earnings from equity investments	199	327
Income from continuing operations	914	2,153
Net income	914	2,149
Net income attributable to Kinder Morgan, Inc.	911	2,145
Basic and diluted earnings per common share	$0.43	$1.01
Basic and diluted weighted-average number of shares outstanding	2,112	2,120

As of June 30, 2014
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total assets	$80,383
Total debt(a)	41,173
Total liabilities	47,274
Total Kinder Morgan, Inc.'s stockholders' equity	32,780
Noncontrolling interests	329
Total stockholders' equity	33,109

(a)
Includes historical debt fair value adjustments of $1,973 million.

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•
Unaudited Comparative Per Share/Unit Information.  The following table sets forth: (a) certain historical per share information of KMI; (b) certain historical per unit information of KMP; and (c) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the Transactions.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Historical—KMI
Income from continuing operations per share—basic and diluted(a)	$0.55	$1.15
Dividends per share declared for the period	$0.85	$1.60
Book value per share(b)	$12.28	$12.70
Historical—KMP
Income from continuing operations per unit—basic and diluted	$1.09	$3.77
Distributions per unit declared for the period	$2.77	$5.33
Book value per unit(b)	$37.48	$37.93
Pro forma combined—KMI
Income from continuing operations per share—basic and diluted(c)	$0.43	$1.01
Dividends per share declared for the period(d)	$1.06	$1.89
Book value per share(e)	$15.52	n/a
Equivalent pro forma combined—KMP(f)
Income from continuing operations per share—basic and diluted	$0.94	$2.22
Dividends per share declared for the period	$2.32	$4.14
Book value per share	$34.04	n/a

(a)
Income from continuing operations per share—basic and diluted amounts are calculated using the two-class method. Earnings are allocated to each class of common stock based on the amount of dividends paid in the current period for each class of stock plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security shares in undistributed earnings or excess distributions over earnings.

(b)
The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP
Equity or capital, as applicable, before noncontrolling interests	$12,620	$17,317
Divided by: Number of shares or units outstanding as of end of period	1,028	462

Book value per share or unit	$12.28	$37.48

	Year Ended December 31, 2013
	KMI	KMP
Equity or capital, as applicable, before noncontrolling interests	$13,093	$16,801
Divided by: Number of shares or units outstanding as of end of period	1,031	443

Book value per share or unit	$12.70	$37.93

(c)
Amounts are from the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Pro Forma Financial Statements."

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(d)
The pro forma combined—KMI dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$880	$833	$344	$173	$2,230
Divided by: Pro forma combined number of shares outstanding as of date of record					2,112

Dividends per share declared for the period (pro forma)					$1.06

	Year Ended December 31, 2013
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$1,664	$1,468	$551	$324	$4,007
Divided by: Pro forma combined number of shares outstanding as of date of record					2,120

Dividends per share declared for the period (pro forma)					$1.89

(1)
Reflects the cash equivalent for the KMR share distributions. KMR share distributions are not paid in cash.
(e)
The pro forma combined—KMI, book value per share was calculated as follows (in millions, except per share amounts):

As of June 30, 2014
Equity before noncontrolling interests	$32,780
Divided by: number of shares outstanding	2,112

Book value per share	$15.52

(f)
Equivalent pro forma amounts are calculated by multiplying pro forma combined KMI amounts by the exchange ratio of 2.1931 shares of KMI common stock for each KMP unit. In addition, the public unitholders of KMP will receive approximately $3.3 billion in cash in total.
•
Comparative Stock and Unit Prices; Comparative Dividends and Distributions.  KMI common stock is listed on the NYSE under the ticker symbol "KMI." KMP common units are listed on the NYSE under the ticker symbol "KMP." The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of KMI common stock and per KMP common unit, respectively, on the NYSE. The table also shows the amount of per share cash dividends and per unit cash distributions declared on KMI common stock and KMP common units, respectively, for the calendar quarters indicated.

19

	KMI Common Stock			KMP Common Units
	High	Low	Declared Cash Dividends	High	Low	Declared Cash Distributions
2014
Third quarter (through September 26, 2014)	$42.49	$35.20		$99.42	$79.40
Second quarter	36.50	32.10	$0.43	82.21	73.75	$1.39
First quarter	36.45	30.81	0.42	82.98	71.32	1.38
2013
Fourth quarter	36.68	32.30	0.41	84.50	77.13	1.36
Third quarter	40.45	34.54	0.41	88.08	77.91	1.35
Second quarter	41.49	35.52	0.40	92.99	77.71	1.32
First quarter	38.80	35.74	0.38	89.89	80.83	1.30
2012
Fourth quarter	36.50	31.93	0.37	86.32	74.76	1.29
Third quarter	36.63	32.03	0.36	86.47	78.60	1.26
Second quarter	40.25	30.51	0.35	85.50	74.15	1.23
First quarter	39.25	31.76	0.32	90.60	80.40	1.20

The following table presents per share or unit closing prices for KMI common stock and KMP common units on August 8, 2014, the last trading day before the public announcement of the KMP merger agreement, and on [                ], 2014, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per KMP common unit on such dates. The equivalent market value per KMP common unit has been determined by multiplying the closing prices of the KMI common stock on those dates by the exchange ratio of 2.4849 shares of KMI common stock for the stock election and by the exchange ratio of 2.1931 shares of KMI common stock, plus $10.77 for the cash portion, for the mixed election.

			Equivalent Market Value per KMP Common Unit
	KMI Common Stock	KMP Common Units
			Stock Election	Mixed Election
August 8, 2014	$36.12	$80.34	$89.75	$89.98
[ ], 2014

Although the exchange ratios are fixed, the market prices of the KMI common stock and KMP common units will fluctuate prior to the consummation of the KMP merger and the market value of the merger consideration ultimately received by KMP unitholders who will receive KMI common stock as part of the merger consideration will depend on the closing price of KMI common stock on the day the KMP merger is consummated. Thus, such KMP unitholders will not know the exact market value of the merger consideration they will receive until the closing of the KMP merger.

20

QUESTIONS AND ANSWERS ABOUT THE KMP SPECIAL MEETING AND THE PROPOSALS

Q:
Why am I receiving these materials?

A:
The KMGP board is sending these proxy materials to provide KMP common unitholders with information about the Transactions and the proposals so that they may determine how to vote their units in connection with the KMP special meeting.

Q:
Who is soliciting my proxy?

A:
Your proxy is being solicited by the KMGP board.

Q:
Where and when is the special meeting?

A:
The KMP special meeting will be held on [            ], [            ], 2014 at [                        ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
To approve the KMP merger agreement; and

•
To approve the KMP adjournment proposal, if adjournment is submitted to a vote of KMP unitholders.

Q:
How do the KMGP conflicts committee, the KMR board and the KMGP board recommend that I vote on the proposals?

A:
The KMGP conflicts committee, the KMR board and the KMGP board each recommend that you vote:

•
FOR the proposal to approve the KMP merger agreement; and

•
FOR the KMP adjournment proposal.

Q:
Who is entitled to vote at the special meeting?

A:
The record date for the KMP special meeting is [                        ], 2014. Only holders of KMP units at the close of business on the record date are entitled to notice of, and to vote at, the KMP special meeting or any adjournment or postponement thereof. We are commencing our solicitation of KMP proxies on [            ], 2014, which is before the [            ], 2014 KMP record date. We will continue to solicit proxies until the [            ], 2014 KMP special unitholder meeting. Each KMP unitholder of record on [            ], 2014 who has not received a KMP proxy statement prior to that date will receive a KMP proxy statement and have the opportunity to vote on the matters described in the KMP proxy statement. Proxies delivered prior to the KMP record date will be valid and effective so long as the KMP unitholder providing the proxy is a KMP unitholder on the KMP record date. If you are not a holder of record on the KMP record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMP units you own on the record date even if that number is different from the number of KMP units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

21

Q:
What happens if I sell my KMP common units after the record date but before the special meeting?

A:
If you transfer your KMP common units after the record date but before the date of the KMP special meeting, you will retain your right to vote at the KMP special meeting, but you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your units through the completion of the KMP merger.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of KMP unitholders representing a majority of the KMP units outstanding on the record date will constitute a quorum for the KMP special meeting.

Q:
What vote is required to approve the proposals?

A:
Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP units, consisting of the KMP common units, Class B units and i-units, voting together as a single class. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action as described under "The KMP Special Meeting—Adjournments." If submitted to a vote of KMP limited partners, adjournment of the KMP special meeting requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units.

  Approximately [      ]% of the outstanding KMP units are held by KMI and its subsidiaries and affiliates, including i-units corresponding to KMR shares held by such persons, and we believe these KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal. See "The KMP Special Meeting—Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers" for more information.

Q:
How are votes counted?

A:
For the proposal to approve the KMP merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or units voting on the proposal to approve the KMP merger agreement but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the KMP merger agreement. Failure to submit your proxy or to attend the meeting will also have the same effect as a vote against the proposal to approve the KMP merger agreement. In addition, if your units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your units on the proposal to approve the KMP merger agreement in the absence of specific instructions from you. These non-voted units will not be counted as present for purposes of determining a quorum and will have the effect of a vote against the approval of the KMP merger agreement.

  For the KMP adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against this proposal. Failure to submit your proxy and to attend the meeting will have no effect on the approval of the KMP adjournment proposal. In addition, if your units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your units on this proposal in the absence of specific instructions from you. These non-voted units will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of any vote of the KMP limited partners to adjourn the KMP special meeting unless a quorum is present.

22

  If you sign your proxy card without indicating how you wish to vote, your shares will be voted FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal, and in accordance with the recommendations of the KMGP board on any other matters properly brought before the meeting for a vote.

Q:
How do KMI and KMGP's and KMR's directors and executive officers intend to vote?

A:
As of [                        ], 2014, the record date, KMI and its subsidiaries (other than KMR) held and were entitled to vote, in the aggregate, KMP common units and Class B units, and KMR shares corresponding to i-units, representing approximately [            ]% of the outstanding units of KMP, and the directors and executive officers of KMGP and KMR held and were entitled to vote, in the aggregate, KMP common units and KMR shares corresponding to i-units representing approximately [            ]% of the outstanding units of KMP. KMI has agreed in the KMP merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMP units and KMR shares FOR the KMP merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their KMP units and KMR shares FOR the KMP adjournment proposal. We believe KMGP's and KMR's directors and executive officers intend to vote all of their KMP units and KMR shares FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal. KMR will submit the KMP merger proposal and the KMP adjournment proposal to a vote of the KMR shareholders to determine how KMR will vote the KMP i-units. Accordingly we believe approximately [      ]% of the outstanding KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMP units and KMR shares.

Q:
What will I receive when the merger occurs?

A:
For every KMP common unit that they own at the effective time of the KMP merger, unitholders other than KMI and its subsidiaries will be given the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of KMI common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest. Holders who elect to receive the mixed consideration will not be subject to proration. See "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" beginning on page 107 for more information on how the proration procedures will work.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the KMP merger as quickly as possible and currently expect the KMP merger to close in the fourth quarter of 2014. In order to complete the KMP merger, we must obtain unitholder approval and the other closing conditions under the KMP merger agreement must be satisfied or waived, as permitted by law. Please see "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 128 for more details about these closing conditions.

Q:
What do I need to do now?

A:
Please vote as soon as possible. We urge you to read carefully this proxy statement/prospectus, including its annexes, and to consider how the Transactions affect you as a unitholder. You should also carefully read the documents referenced under "Where You Can Find More Information" on page 189.

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Q:
How do I vote?

A:
You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your units will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your units will be voted for approval of the KMP merger agreement and for the KMP adjournment proposal. If you fail to vote your units, the effect will be a vote against approval of the KMP merger agreement, but it will not affect the vote on any proposal to adjourn the KMP special meeting unless a quorum is present.

  If your units are held by your banks, brokers, nominees, trust companies or other fiduciaries, see below.

Q:
Can I vote by telephone or electronically?

A:
If you hold your units as a unitholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

  If your units are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in "street name," please contact your bank, broker, nominee, trust company or other fiduciary to determine whether you will be able to vote by telephone or electronically.

Q:
If my units are held in a brokerage account, will my broker vote my units for me?

A:
Your broker will only be permitted to vote your KMP units for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker regarding how to instruct them to vote your KMP units. If you do not instruct your broker how to vote your units that they hold, those units will not be voted and the effect will be the same as a vote against the approval of the KMP merger agreement, but it will not affect the vote on any proposal to adjourn the KMP special meeting unless a quorum is present.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you have multiple accounts at the transfer agent and/or with banks, brokers, nominees, trust companies or other fiduciaries. Please sign and return all proxy cards to ensure that all your units are voted.

Q:
May I change my vote?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are a unitholder of record, you may do this in a number of ways. First, you may send KMP a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of KMP, at the address under "The Parties to the Merger—KMP" on page 121. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. Finally, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your KMP common units are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary to vote your units, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary to change your vote or to vote at the special meeting.

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Q:
Should I send in my unit certificates now?

A:
No. The election form, which will be mailed to KMP unitholders prior to the closing of the KMP merger, and the letter of transmittal, which will be mailed to KMP unitholders shortly after the closing of the KMP merger, will contain instructions for the surrender of KMP common unit certificates. Please do not send in your certificates now.

Q:
How and when do I make my stock, cash or mixed election?

A:
You will receive a form of election in a separate mailing. You should carefully review and follow the instructions accompanying that form of election. You will make your election to receive stock, cash or mixed consideration by properly completing, signing and returning the form of election along with unit certificates (or evidence of units in book-entry form) representing KMP common units to Computershare Trust Company, N.A., the exchange agent in connection with the Transactions.

  KMI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on KMI's website at www.kindermorgan.com and in a filing with the SEC.

  For more details on the election procedures, see "Special Factors—KMP Unitholders Making Elections."

Q:
Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your units are registered on the unit transfer books of KMP and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a bank, broker, nominee, trust company or other fiduciary to submit an election for your shares, you must follow the directions of your bank, broker, nominee, trust company or other fiduciary for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See "Special Factors—KMP Unitholders Making Elections—Election Revocation and Changes."

Q:
May I transfer my KMP common units after I make my election?

A:
KMP unitholders who have made elections will be unable to sell or otherwise transfer their KMP common units after making the election, unless the election is properly revoked before the election deadline or unless the KMP merger agreement is terminated. See "Special Factors—KMP Unitholders Making Elections—Impact of Selling Units as to which an Election Has Already Been Made."

Q:
What if I do not send a form of election or it is not received?

A:
If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with any unit certificates (or evidence of units in book-entry form) representing the KMP common units you wish to exchange for the merger consideration, properly endorsed for transfer, book-entry transfer shares or a guarantee of delivery and any additional documents required by the procedures set forth in the form of election, then you will have no control over the type of merger consideration you receive. KMP unitholders not making an

25

  election will be deemed to have made a mixed election. See "Special Factors—KMP Unitholders Making Elections—Non-Electing Holders." You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate address shown in the form of election.

  If you do not make a valid election with respect to any KMP common units you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your KMP common units for the merger consideration.

Q:
May I submit a form of election even if I do not vote for the approval of the KMP merger agreement?

A:
Yes. You may submit a form of election even if you vote against the approval of the KMP merger agreement or if you abstain from voting.

Q:
What are the expected U.S. federal income tax consequences to a KMP unitholder as a result of the KMP merger?

  The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will be a taxable transaction to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of KMI common stock and/or cash in exchange for KMP common units. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of KMP's income may become available to offset a portion of the gain recognized by such U.S. holder. Please read "Material U.S. Federal Income Tax Consequences" beginning on page 147 for a more complete discussion of certain U.S. federal income tax consequences of the KMP merger.

Q:
What are the expected U.S. federal income tax consequences for a KMP unitholder of the ownership of KMI common stock after the KMP merger is completed?

A:
KMI is classified as a corporation for U.S. federal income tax purposes, and thus, KMI (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by KMI to a stockholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences") will generally be included in such U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Distributions of cash in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of KMI common stock and, to the extent the distribution exceeds such stockholder's adjusted tax basis, as capital gain from the sale or exchange of such shares of KMI common stock.

Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of KMI common stock.

Q:
What happens if the merger is not completed?

A:
If the KMP merger agreement is not approved by the KMP unitholders or if the KMP merger is not completed for any other reason, you will not receive any form of consideration for your KMP

26

  common units in connection with the KMP merger. Instead, KMP will remain a public limited partnership and its common units will continue to be listed and traded on the NYSE.

Q:
Who can help answer my questions?

A:
If you have any questions about the KMP merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the KMP merger.

D.F. King & Co., Inc.,
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 330-5136
Email: kmp@dfking.com

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SPECIAL FACTORS

Effects of the Transactions

        Pursuant to the Transactions, KMI will acquire all of the outstanding equity interests in KMP, EPB and KMR that KMI and its subsidiaries do not already own. For purposes of this proxy statement/prospectus, references to subsidiaries of KMI do not include KMP and its subsidiaries unless otherwise indicated. The following steps will be taken in the following order and substantially concurrently in completing the Transactions:

•
The KMR merger.    KMI will acquire directly or indirectly all publicly held KMR listed shares through the merger of R Merger Sub LLC with and into KMR, with KMR as the surviving limited liability company. In the KMR merger, pursuant to the KMR merger agreement,

  •
  each KMR listed share held by a public KMR shareholder will be converted into the right to receive 2.4849 shares of KMI common stock;

  •
  each KMR listed share held by KMR, KMI, R Merger Sub LLC or KMGP will be cancelled and receive no consideration;

  •
  each KMR voting share (all of which are owned by KMGP, and which are a different class than KMR listed shares) will be converted into the right to receive 2.4849 shares of KMI common stock, corresponding to the exchange ratio for the KMR listed shares; and

  •
  the interests in R Merger Sub LLC will be converted into 100% of the membership interests in KMR.

  KMI may, in its sole discretion and immediately after the KMR merger, cause KMR to be merged with and into a Delaware limited liability company and wholly owned subsidiary of KMI, which is referred to as "Second Step Merger Sub," with Second Step Merger Sub surviving such merger, which is referred to as the "second step merger." No consideration will be issued in the second step merger, it will result in no change in the outstanding capital stock of KMI, and it will have no impact on the tax treatment received by KMR shareholders in the KMR merger. If KMI causes the second step merger to occur, references to KMR in the bullet below shall mean Second Step Merger Sub.

  Immediately after the KMR merger (or the second step merger, if it occurs), KMR will continue to own all of the i-units issued by KMP. After the KMR merger and before the KMP merger, KMR will contribute to KMP all of those i-units in exchange for a newly-issued class of KMP units with economic rights and tax characteristics similar to the i-units, and KMP's partnership agreement and KMR's LLC agreement will be amended to reflect the creation of those new units and their ownership by KMR.

•
The KMP merger.    KMI will then acquire directly or indirectly all publicly held KMP common units through the merger of P Merger Sub with and into KMP, with KMP as the surviving limited partnership. In the KMP merger, pursuant to the KMP merger agreement,

  •
  each KMP common unit held by a public KMP unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of KMI common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest;

  •
  the KMP general partner interest and each KMP common unit (other than any KMP common unit held by KMP, which will be cancelled), Class B unit and new unit issued in exchange for KMP i-units held by KMI and its subsidiaries will remain outstanding and unaffected by the KMP merger; and

  •
  the interests in P Merger Sub will be converted into the same number of KMP common units that were owned by the public KMP unitholders immediately before the

28

      consummation of the KMP merger and which were converted into the right to receive the KMP merger consideration.

•
The EPB merger.    KMI will then acquire directly or indirectly all publicly held EPB common units through the merger of E Merger Sub LLC with and into EPB, with EPB as the surviving limited partnership. In the EPB merger, pursuant to the EPB merger agreement,

  •
  each EPB common unit held by a public EPB unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of KMI common stock, (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of KMI common stock and $4.65 in cash without interest;

  •
  the EPB general partner units, the EPB incentive distribution rights and each other EPB unit held by KMI and its subsidiaries will remain outstanding and unaffected by the EPB merger; and

  •
  the interests in E Merger Sub LLC will be converted into the same number of EPB common units that were owned by the public EPB unitholders immediately before the consummation of the EPB merger and which were converted into the right to receive the EPB merger consideration.

        Based on the closing price of KMI common stock on August 8, 2014 (the last trading day before announcement of the Transactions),

    •
    the merger consideration for the KMR merger represents a premium of approximately 17% above the closing price of KMR shares on that day,

    •
    the merger consideration for the KMP merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 12% above the closing price of KMP common units on that day, and

    •
    the merger consideration for the EPB merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 15% above the closing price of EPB common units on that day.

        Each merger agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        Each of the KMP merger and the EPB merger will be taxable to the former holders of KMP and EPB common units. It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with a second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, the KMR merger will be tax free to the former holders of KMR shares, except to the extent of any cash received in lieu of fractional shares as part of the KMR merger consideration. Please see "Material U.S. Federal Income Tax Consequences" for more information. See "Proposal 1: Merger Agreement—Treatment of KMP Restricted Units" for the treatment of KMP restricted units in the KMP merger.

        Each merger agreement is subject to approval by the unitholders or shareholders of KMR, KMP and EPB, as applicable. KMI also is required to hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder and a limited partnership controlled by him have entered into a support agreement whereby they have agreed to vote all of the shares of KMI common

29

stock owned by them in favor of the three proposals to be submitted to a vote at the KMI special meeting. The support agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        After the consummation of the KMR, KMP and EPB mergers, KMI, KMP and EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into cross guarantees with respect to the existing debt of KMI, KMP, EPB and such subsidiaries, so that KMI and those subsidiaries will be liable for the debt of KMI, KMP, EPB and such subsidiaries.

Background of the Transactions

        The senior management and boards of directors of each of KMI, KMGP, EPGP and KMR regularly review operational and strategic opportunities to maximize value for investors of KMI, KMP, EPB and KMR, respectively. In connection with these reviews, the management and boards of directors of each of the companies from time to time evaluate potential transactions that would further their respective strategic objectives.

        As more fully described in the section entitled "Relationship Between the Parties," KMI conducts most of its business through KMP and EPB. KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that elect the members of the KMR board. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares. KMI also indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        From late-2013 to mid-2014, senior management of KMI, with the assistance of Barclays Capital, financial advisor to KMI, considered and discussed with the KMI board numerous potential strategic alternatives with respect to KMI, KMP, KMR and EPB to enhance value for their respective investors, including a potential reset of the general partner's incentive distribution rights at KMP, a potential equity investment in KMI by a third party, potential combination transactions involving KMP and EPB, and potential strategic alternatives regarding KMP's CO2 business. By mid-March 2014, KMI senior management had determined that none of the potential alternatives reviewed were superior to continuing to operate under the existing structures. Beginning on March 17, 2014, KMI senior management began considering the possibilities surrounding a potential acquisition by KMI of the remaining publicly traded equity securities of KMP, KMR and EPB that it did not already own. During the regularly scheduled KMI board meeting on April 16, 2014, KMI senior management provided a brief update to the KMI board during which it reviewed the numerous potential strategic alternatives that management had been exploring, including potential Transactions involving KMI acquiring KMP, KMR and EPB. The strategic alternatives that KMI senior management reviewed with the KMI board on April 16, 2014 included (i) a potential reset of the general partner's incentive distribution rights at KMP, which the KMI board and KMI senior management dismissed because such a transaction would not be attractive to all parties involved and would provide only a temporary benefit until such time as the incentive distribution once again reached its maximum percentage, and the KMI board's and KMI management's view that a reset of the incentive distribution rights could be implemented from time to time as needed to enable a large accretive acquisition, (ii) a potential equity investment in KMI by a third party, which the KMI board and KMI senior management dismissed because, among other reasons, the equity investment would likely be made at a price that the KMI board and KMI

30

management did not believe was desirable, (iii) potential combination transactions involving KMP and EPB, which the KMI board and KMI senior management dismissed due to tax inefficiencies raised by the potential transactions and the economic terms to accomplish such potential transactions not being attractive to the parties and (iv) potentially separating KMP's CO2 business through a spin-off, initial public offering or sale transaction, which the KMI board and KMI management dismissed due to tax inefficiencies raised by the potential transactions, the dilutive effect of the potential transactions and the valuation uncertainties raised by the potential transactions. These strategic alternatives were considered by the KMI board and KMI senior management taking into account the interests of each of KMP, KMR and EPB and were not reviewed and considered at such time by the KMGP board, KMR board or EPGP board (the KMGP/KMR committee later considered strategic alternatives with its independent advisors as further described in this section entitled "Background of the Transactions").

        On May 13, 2014, KMI senior management again updated the KMI board on its preliminary exploration of the potential Transactions involving KMP, KMR, EPB and KMI. KMI management noted the advantages and issues to be resolved with respect to such transactions. In particular, KMI management noted that it could not recommend that the KMI board seriously consider pursuing the potential Transactions unless and until KMI had received adequate assurances from the credit rating agencies that KMI would be rated investment grade following such transactions. At the meeting, Barclays Capital reviewed its preliminary analysis with the KMI board. The KMI board recognized that the analyses were very preliminary and agreed that KMI management, with the assistance of Barclays Capital, should continue to explore the potential Transactions, including by meeting with the rating agencies in order to obtain their views on KMI's prospective credit rating if such Transactions were completed. Accordingly, KMI management had confidential meetings with the rating agencies in early June 2014 to determine the impact of the potential Transactions on KMI's credit rating. In late June 2014, the rating agencies advised senior management of KMI of their view that following the consummation of the Transactions, KMI would have an investment grade credit rating.

        In late June 2014, KMI also retained Citigroup Global Markets Inc., which is referred to as "Citi," to provide financial advisory services to KMI with respect to a potential acquisition by KMI of KMP, KMR and EPB, including assisting KMI in evaluating certain financial and market perspectives regarding KMI and the potential pro forma financial impact of such Transactions on KMI.

        On July 10, 2014, at a meeting of the KMI board, senior management of KMI provided the KMI board with a preliminary overview of the possible strategic benefits of an acquisition of KMP, KMR and EPB by KMI. Following discussion, the KMI board authorized KMI senior management to continue to explore the possible strategic benefits of the potential Transactions and to initiate a dialogue with the independent board members of each of KMGP, KMR and EPGP with respect to the potential Transactions. After the conclusion of the meeting of the KMI board, Mr. Kinder reached out to the lead independent board members of KMGP, KMR and EPGP to schedule a meeting with the independent board members of KMGP and KMR and a separate meeting with the independent board members of EPGP on July 17 to discuss the potential Transactions.

        On July 16, 2014, the boards of EPGP, KMGP, KMR and KMI met in person in Houston, Texas for their regularly scheduled board meetings. At the separate meeting of the KMI board, senior management of KMI discussed with all members of the KMI board the potential acquisition by KMI of KMP, KMR and EPB. During this discussion, Barclays Capital and Citi each separately reviewed with the KMI board certain preliminary analyses relating to the potential Transactions. Barclays Capital provided an overview of the potential Transactions, including the benefits of structural consolidation of the companies (which include enhanced growth prospects, a lower overall cost of capital, greater dividend coverage and credit enhancement due to the simplification of the corporate structure), an analysis of the pro forma consequences of the potential combination (including with respect to the impact on KMI common stock), a sensitivity analysis of the dividend coverage based on various premiums paid to KMP, KMR and EPB, a preliminary "has-gets" analysis which looked at the status quo for each of KMP/KMR and EPB compared with the combined company on a pro forma basis, as

31

well as a comparable companies analysis for KMI. Citi reviewed with the KMI board, among other things, the relative trading performance of KMI, KMP and EPB and relative financial performance of KMI and selected peers, certain market perspectives regarding KMI common stock, potential total investment returns for KMI pro forma for the Transactions and certain potential pro forma financial effects of the transactions on KMI, KMP, KMR and EPB assuming, illustratively, either a 10% or 15% premium paid to each of KMP, KMR and EPB in the transactions. The KMI board also discussed the affiliated nature of the transactions and agreed that members of KMI senior management, including Messrs. Kinder and Kean, as well as Kimberly Dang, Dax Sanders and David DeVeau, would represent KMI in any negotiations and that Messrs. Kinder and Kean would recuse themselves from any deliberations regarding the potential transactions at the boards of KMGP, KMR and EPGP. In addition, Mr. Martin, a director of EPGP, would not participate in any negotiations and would recuse himself from any deliberations regarding the potential transactions at the EPGP board. Members of KMI senior management also discussed with the KMI board their expectation that any potential transactions should be reviewed and approved by the EPGP conflicts committee and the KMGP conflicts committee in accordance with the procedures set forth in the partnership agreements of KMP and EPB and by the independent directors of KMR.

        On July 17, 2014, Mr. Kinder and other members of senior management of KMI along with representatives of Barclays Capital met separately with Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, the independent members of the KMGP board and the KMR board, and Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, the independent members of the EPGP board. At each of these meetings, Mr. Kinder and other members of senior management of KMI presented to the independent members of the KMGP board and the KMR board and the independent members of the EPGP board, respectively, an overview of the potential Transactions involving each of KMI, KMP, KMR and EPB. In addition, at each of the meetings, Barclays Capital provided an overview of the challenges of the current structure of the Kinder Morgan family of companies, including the higher cost of capital of KMP and EPB at times limiting the ability of KMP and EPB to be competitive in making large accretive acquisitions and developing large projects needed for a meaningful impact on cash flows per unit, the lower distribution coverage relative to peers, concern around EPB's potential growth, the contribution of KMP's CO2 business relative to KMP's combined businesses and the potential impact to distributions at KMP due to commodity exposure at KMP's CO2 business. Representatives of Barclays Capital also reviewed the potential strategic alternatives that had been considered by the KMI board, including an acquisition of EPB by KMP followed by an acquisition of KMI by KMP, an acquisition of EPB by KMP, an acquisition of EPB by KMI followed by a drop-down of EPB into KMP, a reset of the incentive distribution rights at KMP and alternatives with respect to certain of KMI's business units, and the reasons why the KMI board determined that the proposed Transactions were the best alternative to create value for all equityholders.

        At the meeting with the independent members of the KMGP board and KMR board, Barclays Capital summarized the potential benefits of the proposed Transactions to each of KMP and KMR. At the meeting with the independent members of the EPGP board, Barclays Capital summarized the potential benefits of the proposed Transactions to EPB. At each of the meetings, members of KMI management then informed the independent directors that KMI was interested in exploring an acquisition of KMP and KMR for a 10% premium to the July 16, 2014 closing price of KMP common units (which represented an offer of $10.77 in cash and an exchange ratio of 2.1624 for each KMP common unit and a corresponding exchange ratio of 2.4543 for each KMR share) and an acquisition of EPB for a 10% premium to the July 16, 2014 closing price of EPB common units (which represented an offer of $4.65 in cash and an exchange ratio of 0.9337 for each EPB common unit), and that each transaction would be cross-conditioned upon the others. The proposed merger consideration in the case of KMP and EPB would be a mix of cash and KMI common stock (approximately 88% stock and 12% cash) in a taxable transaction and in the case of KMR would be 100% KMI common stock in a non-taxable transaction. KMI management believed that exploring an acquisition at a 10% premium to the

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July 16th closing price of KMP common units was appropriate based upon the historical trading price of KMP common units. KMI management used the premium being considered to KMP common unitholders as the basis for determining the potential consideration to the KMR shareholders and the premium to be explored with the EPB common unitholders.

        At each of the meetings, Mr. Kinder and the independent directors discussed that, if the independent directors were to proceed with exploring the proposed transaction, (i) any such transaction would be reviewed and subject to approval by the EPGP conflicts committee and the KMGP conflicts committee, in accordance with the procedures set forth in the respective partnership agreements of EPB and KMP, and by the independent members of the KMR board, (ii) the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board (who are the same individuals who comprise the KMGP conflicts committee) would retain independent legal and financial advisors of their choosing to evaluate the proposed transactions, (iii) Messrs. Kinder and Kean would recuse themselves from any deliberations at the KMGP board, KMR board and, together with Mr. Martin, from any deliberations at the EPGP board, in each case due to their affiliation with KMI, and (iv) members of senior management of KMI would represent KMI in any negotiations, but would provide access to information that the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board and their respective advisors would need to evaluate the proposed transactions and be available to answer diligence requests and questions they might have in connection with the proposed transactions. Mr. Kinder also discussed with the independent members of the KMGP board, the KMR board and the EPGP board that given the large stock component of the Transactions and the desire to ensure continuity as the entities were combined, KMI would be willing to increase the size of its board of directors, subject to KMI's nominations process, so that all of the independent members of the KMGP board, the KMR board and the EPGP board would be able to continue to participate in the governance of the combined company if they deemed it desirable to the unaffiliated equityholders of KMP, KMR and EPB (as applicable).

        At the conclusion of the respective meetings on July 17, after discussion, each of the KMGP board, the EPGP board and the KMR board delegated authority to evaluate the proposed Transactions to the KMGP conflicts committee, in the case of KMP, Messrs. Kuehn, Reichstetter and Smith, in the case of EPB and the KMR special committee, in the case of KMR. In the case of EPGP, the formal resolutions forming and delegating authority to the EPGP conflicts committee (consistent with the motions approved by the EPGP board on July 17, 2014) were adopted on July 22, 2014 and provided the EPGP conflicts committee the authority to, among other things, (i) review and evaluate the terms of the proposed transactions on behalf of the unaffiliated EPB unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed EPB transaction, (iii) determine whether or not to approve and recommend for approval to the EPGP board the proposed EPB transaction, (iv) make any recommendation to the unaffiliated EPB unitholders regarding what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the proposed EPB transaction and (v) retain independent professional advisors. The formal resolutions forming and delegating authority to the EPGP conflicts committee did not provide the EPGP conflicts committee the authority to review and evaluate, negotiate, approve or make any recommendation to the unaffiliated EPB unitholders regarding any potential alternative transactions to the EPB merger. Therefore, the EPGP conflicts committee considered the proposed transaction against remaining a publicly traded MLP whose general partner interest is owned by KMI, but did not consider other strategic alternatives. In the case of KMGP and KMR, the formal resolutions forming and delegating authority to the KMGP conflicts committee and the KMR special committee (in each case consistent with the motions approved by the KMGP board and the KMR board on July 17, 2014) were adopted on August 9, 2014 and provided each of the KMGP conflicts committee and the KMR special committee the authority to, among other things, with respect to KMP and KMR, respectively, (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed KMP/KMR transactions, (ii) make such investigations of potential alternatives to the proposed KMP/KMR transactions only among KMI, KMR, KMP, KMGP, EPB or their affiliates, including maintaining the

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status quo, as the applicable committee deemed necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed KMP/KMR transactions, (iv) determine whether to give or withhold the committee's approval of the proposed KMP/KMR transactions, (v) determine whether to make a recommendation to the respective boards whether to approve the proposed KMP/KMR transactions and (vi) retain independent professional advisors. We sometimes refer collectively to the KMGP conflicts committee and the KMR special committee as the "KMGP/KMR committee" for ease of reference.

        Later on July 17, 2014, on behalf of the EPGP conflicts committee, Mr. Smith contacted Vinson & Elkins L.L.P., which we refer to as "Vinson & Elkins," to discuss engaging Vinson & Elkins, given its extensive experience in public company merger transactions and master limited partnership, or "MLP," transactions, to represent the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. At the request of the EPGP conflicts committee, Mr. Reichstetter contacted Tudor, Pickering, Holt & Co. Securities, Inc., which we refer to as "TPH," to discuss engaging TPH, given its extensive experience in public company merger transactions and MLP transactions, as financial advisor to the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. The EPGP conflicts committee entered into engagement letters with each of Vinson & Elkins and TPH on July 25, 2014 and July 30, 2014, respectively, in each case after reviewing and discussing each firm's historical relationships with KMI and its affiliates, and negotiating acceptable engagement letters.

        In addition, on July 17, 2014, Mr. Hultquist, on behalf of the KMGP/KMR committee, contacted Jefferies to discuss engaging Jefferies with respect to the proposed Transactions, and requested that Jefferies prepare a presentation of Jefferies' qualifications to be given at an in-person meeting with each of the members of the KMGP/KMR committee present. Mr. Hultquist later contacted Baker Botts L.L.P., which we refer to as "Baker Botts," to discuss engaging Baker Botts, given its knowledge and experience with respect to public merger and acquisition transactions, MLPs and KMP and KMR particularly in having acted as legal advisors to committees of the KMGP and KMR boards in prior drop-down transactions, as well as Baker Botts' substantial experience advising MLPs and other companies with respect to transactions similar to the proposed Transactions. An engagement letter detailing the terms of Baker Botts' engagement was entered on August 7, 2014.

        Also on July 17, 2014, KMI management provided representatives of TPH with projections regarding KMP, KMR and EPB on a standalone basis and the pro forma combined company, as well as an analysis of the proposed transactions prepared by Barclays Capital.

        On July 18, 2014, Mr. Sanders and representatives of TPH and Vinson & Elkins participated in a conference call to discuss the proposed economic and tax structure of the proposed EPB merger.

        On July 19, 2014, the EPGP conflicts committee also engaged Richards, Layton & Finger, P.A., which we refer to as "Richards Layton," as Delaware counsel.

        On July 20, 2014, KMI entered into a confidentiality agreement with EPB and on July 21, 2014, KMI entered into a confidentiality agreement with KMP and KMR. Each of the confidentiality agreements contained customary provisions for the confidentiality of discussions and the exchange of information. Neither of the confidentiality agreements contained standstill provisions.

        On July 21, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Prior to Jefferies joining the meeting, the KMGP/KMR committee and Baker Botts discussed the terms of the proposed Transactions and the potential benefits of the proposed Transactions, including the lower cost of capital on a pro forma basis as compared to KMP on a standalone basis, the increased ability to pursue acquisitions and higher distribution growth of the combined entity, as well as better distribution coverage for the combined entity. The KMGP/KMR committee and Baker Botts also discussed potential negative impacts of the proposed Transactions, including the tax effects on KMP unitholders. The KMGP/KMR committee and Baker Botts discussed the respective duties of

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the KMGP/KMR committee with respect to the proposed Transactions and the equity ownership of each of the members of the KMGP/KMR committee in KMI, KMP and KMR. Following such discussion, representatives of Jefferies joined the meeting and discussed Jefferies' experience and qualifications, including with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP and KMR particularly, as well as its substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transactions. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years and had no historical M&A or capital markets revenue from or credit exposure to any of them. After Jefferies left the meeting, the KMGP/KMR committee and Baker Botts discussed the qualifications, experience and reputation of Jefferies and another potential financial advisor that had advised the KMGP/KMR committee in prior drop-down transactions, and the KMGP/KMR committee then determined to retain Jefferies as its financial advisor, subject to negotiation of a formal engagement letter with Jefferies. During the course of the negotiation of the Jefferies engagement letter, Jefferies informed the KMGP/KMR committee that a member of the Jefferies team held less than 500 shares of KMI common stock in an investment account managed by a third party. Later in the day on July 21, the KMGP/KMR committee also engaged Morris, Nichols, Arsht & Tunnell LLP as Delaware counsel, which we refer to as "Morris Nichols." An engagement letter detailing the terms of Morris Nichols' engagement was entered into on August 4, 2014.

        Also on July 21, 2014, members of senior management of KMI, including Messrs. Kean, DeVeau and Sanders and Ms. Dang as well as representatives of Barclays Capital, met with representatives of TPH and Vinson & Elkins to make a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB, during which the parties discussed key assumptions underlying management's projections for the standalone companies. Following the diligence session, representatives from Vinson & Elkins met with Messrs. Kuehn, Reichstetter and Smith to review the substance of the diligence session and discuss other procedural matters, including the scope of the authority to be delegated to the EPGP conflicts committee.

        In addition, later that evening on July 21, 2014, after discussions with members of KMI senior management and representatives of Bracewell & Giuliani LLP (counsel to KMI), representatives of Weil, Gotshal & Manges LLP, counsel to KMI and which we refer to as "Weil," sent a draft merger agreement to each of Vinson & Elkins and Baker Botts. The draft merger agreements provided for a mix of cash and stock consideration in the case of EPB and KMP (with no ability to elect between cash and stock consideration) and 100% stock consideration in the case of KMR. In addition, the draft merger agreements provided that for KMI each transaction would be cross-conditioned upon the others and provided for a termination fee of 3.5% of the equity value of KMP, KMR or EPB payable by such entity under specified circumstances and a termination fee of 1.5% of the equity value payable by KMI under specified circumstances. The termination fees would be payable by KMP, KMR and EPB in the event of termination following a change in recommendation or in certain cases where an alternative transaction was consummated within 12 months of termination. The termination fee payable by KMI would be payable only in the event of termination following a change in recommendation by the KMI board. The draft merger agreements included customary "no shop" provisions applicable to KMP, KMR and EPB, but did not include a "no shop" provision applicable to KMI.

        On July 22, 2014, members of senior management of KMI as well as representatives of Barclays Capital had a conference call with representatives of Jefferies and Baker Botts to discuss the structure of the proposed transactions and their economic terms.

        Also on July 22, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton, to discuss matters related to the proposed EPB merger, including the scope of authority delegated to the EPGP conflicts committee, the terms of the draft EPB merger agreement, the status of the financial diligence and analysis being conducted by TPH, certain economic and tax aspects of the proposed EPB merger and various process matters. Among other items, the

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EPGP conflicts committee reviewed and discussed information regarding prior relationships between TPH and Vinson & Elkins, as the case may be, and KMI and its affiliates, as well as information regarding personal ownership interests of the TPH representatives advising on the EPB merger in KMI and its affiliates, and determined that the prior relationships and personal ownership interests did not result in a conflict of interest that would result in the inability of either Vinson & Elkins or TPH to serve effectively as independent advisors to the EPGP conflicts committee. The EPGP conflicts committee members also disclosed to each other their respective personal ownership of equity interests in KMI and its affiliates.

        On July 23, 2014, members of senior management of KMI together with representatives of Barclays Capital had separate discussions with representatives of Jefferies and TPH regarding financial due diligence matters.

        On July 24, 2014, members of senior management of KMI as well as representatives of Barclays Capital and Citi, including Messrs. Kean, DeVeau and Sanders and Ms. Dang, met with Mr. Hultquist and representatives of Jefferies and Baker Botts to give a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB.

        Also on July 24, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. The EPGP conflicts committee and its advisors discussed the financial aspects of the proposed EPB merger and certain aspects of TPH's preliminary views with respect to the proposed EPB merger, which TPH indicated it would be able to present in more detail at the next meeting of the EPGP conflicts committee, scheduled for July 30, 2014. The EPGP conflicts committee members, together with their advisors, discussed, among other things, the EPGP conflicts committee members' view that the benefits of the proposed EPB merger would largely depend on assumptions regarding the growth rate, credit rating and trading yield of the combined company, and also discussed certain challenges and considerations in evaluating the proposed EPB merger, including (i) uncertainty as to how the market would view KMI, on a pro forma basis for the Transactions, given the lack of clearly comparable companies and the broad range of companies that shared some, but not all, of the key characteristics of the combined company from an investment perspective, such as growth rate, dividend profile and asset class, (ii) the taxable nature of the EPB merger to EPB unitholders, combined with the fact that a substantial majority of the merger consideration was anticipated to be paid in KMI common stock, resulting in the EPB merger being comparable to both a cash merger (in which valuation analysis focuses on the value of the consideration being received at a point in time) and a stock merger (in which valuation analysis also focuses on the value of the consideration being received over time), (iii) the fact that the tax consequences of the EPB merger would vary among the EPB unitholders, depending, among other things, on their individual tax characteristics and how long they had owned EPB common units, (iv) challenges facing EPB as a standalone company, specifically its limited expected growth prospects and recontracting risk associated with contract expirations on certain of its pipelines, (v) the fact that, because KMI had indicated it did not wish to consider a sale of its interest in EPB to a third party, EPB had limited strategic alternatives to operating as a standalone company and (vi) the difficulty in projecting the appropriate cost of capital for KMI on a pro forma basis for the Transactions, which would be affected by its credit rating, its trading yield, the methods by which it determined to finance growth and, potentially, external factors such as changes in interest rates. After further discussion, the EPGP conflicts committee members requested that TPH focus on these and other issues as it proceeded with its financial analysis of the EPB merger.

        Also at the July 24 meeting, representatives from Richards Layton reviewed with the members of the EPGP conflicts committee their duties under the EPB partnership agreement. The EPGP conflicts committee also reviewed and discussed information regarding current and prior relationships between Richards Layton and KMI and its affiliates, and determined that such relationships did not result in a conflict of interest that would result in Richards Layton not being able to serve effectively as independent advisors to the EPGP conflicts committee.

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        The EPGP conflicts committee members also discussed the terms of the EPB merger agreement that Weil had distributed to Vinson & Elkins and the key issues reflected in or raised by the draft, including (i) KMI's ownership of approximately 40% of the EPB common units, and the implications with respect thereto on the appropriateness of a "force the vote" provision, as reflected in the initial draft, or a simple majority approval requirement for the EPB merger, (ii) the embedded optionality at KMI and KMP because their equityholders would also be entitled to vote on the Transactions, (iii) the need for the EPGP conflicts committee to have the ability to change its recommendation, which had been restricted to situations in which there was a "superior proposal" in the initial draft EPB merger agreement, including in the event that the EPGP board approved changes to the proposed EPB merger without the EPGP conflicts committee's consent, (iv) the appropriate remedies in the event the EPGP conflicts committee were to change its recommendation or the EPGP board were to determine to pursue an alternative transaction, compared to the termination fees of 3.5% and 1.5% of equity value, respectively, proposed by KMI, (v) the need for the Transactions to close concurrently and be cross-conditioned on each other, which was inconsistent with KMI's initial proposal that completion of the other mergers only be a condition to KMI's (and not EPB's) obligations to complete the proposed EPB merger and (vi) the need to restrict the ability of the EPGP board or KMI to change the composition of the EPGP conflicts committee or otherwise take actions without the EPGP conflicts committee's consent, which had not been addressed in the initial draft EPB merger agreement.

        After discussion among the EPGP conflicts committee members and its advisors, including as to the benefits and detriments of negotiating any issues in the EPB merger agreement prior to reaching agreement with KMI on the economic terms of the proposed EPB merger, the EPGP conflicts committee instructed its legal advisors to prepare a revised merger agreement providing, among other things, that (i) the completion of the KMP merger and KMR merger would be a mutual closing condition, (ii) the "force the vote" construct would be acceptable, but there would be a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger, (iii) the EPGP conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed EPB merger with no termination fee or other costs payable by EPB, (iv) the full EPGP board, in addition to the EPGP conflicts committee, would make a recommendation to the EPB unitholders regarding the proposed EPB merger, (v) there would be restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement and (vi) the EPGP board would be required to provide the EPGP conflicts committee with advance notice of any potential amendment, waiver or decision under the EPB merger agreement and give the EPGP conflicts committee an opportunity to make a recommendation to the EPGP board with respect thereto. The EPGP conflicts committee authorized Vinson & Elkins to revise the EPB merger agreement accordingly and circulate a draft to KMI and its advisors, but (i) to reserve comment in the draft with respect to matters subject to ongoing legal and financial diligence and (ii) to indicate to KMI and its advisors that the EPGP conflicts committee had not yet determined whether a transaction was acceptable on any economic terms, and that the economic terms of any negotiated transaction may result in changes to the EPGP conflicts committee's positions with respect to the EPB merger agreement.

        On the night of July 24, 2014, representatives of Vinson & Elkins sent a revised draft merger agreement to Weil in accordance with the EPGP conflicts committee's instructions.

        On July 25, 2014, Mr. Sanders had a discussion with representatives of Jefferies regarding the other alternatives that were considered by the KMI board (as described in more detail above).

        Also on July 25, 2014, members of senior management of KMI had a discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On July 25, 2014, the KMGP/KMR committee met with representatives of Baker Botts to discuss the terms of the draft merger agreements previously distributed by Weil. Baker Botts noted that it had engaged in discussions with counsel for KMI with regard to potential alternative tax-free structures.

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        On July 28, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Morris Nichols to discuss proposed revisions to the KMP merger agreement made by Baker Botts and, after review with the members of the KMGP conflicts committee, Baker Botts sent a revised draft of the KMP merger agreement to Weil, which, among other things, included more expansive representations and warranties and interim operating covenants applicable to KMI, a requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, a "no shop" covenant applicable to KMI in addition to KMP, a requirement that certain directors of KMI sign a support agreement, a limit on KMI's ability to revoke or diminish the authority of the KMGP/KMR committee and a provision that the termination fees payable by either KMP or KMI should be the same amount and payable only in the event of entering into an alternative transaction within 12 months of terminating the merger agreement under certain circumstances.

        On July 28, 2014, Weil distributed to Vinson & Elkins a revised draft of the EPB merger agreement.

        On July 29, 2014, representatives of Weil and Baker Botts had a conference call to discuss the changes proposed in the revised draft of the KMP merger agreement sent by Baker Botts on July 28, in which Weil relayed KMI's position that KMI would not agree to the proposed changes to the interim operating covenant limiting KMI's operations prior to closing other than with respect to operating in the ordinary course, the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority or the KMGP/KMR committee's revised termination fee structure. Weil noted that KMI would be willing to accept certain of the proposed changes to the representations and warranties and agree to a "no shop" covenant applicable to KMI and that Mr. Kinder would be willing to enter into a support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting if such obligation would fall away in the event of an adverse KMI board recommendation.

        Later in the evening of July 29, Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing substantially similar changes as proposed in the revised draft of the KMP merger agreement sent by Baker Botts to Weil on July 28.

        On July 30, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts reviewed with the KMGP/KMR committee the matters discussed with Weil during the July 29 discussion. Baker Botts and Morris Nichols then discussed the duties of the KMGP/KMR committee under the KMP partnership agreement and the KMR limited liability company agreement. Baker Botts and Morris Nichols also discussed the issues presented by Messrs. Gardner, Hultquist and Waughtal serving on each of the KMGP conflicts committee and the KMR special committee and having the same advisors for each committee. Baker Botts noted that, as the KMGP conflicts committee, Messrs. Gardner, Hultquist and Waughtal would make a determination with respect to the Transactions as to the interests of the KMP unitholders, and, as the KMR special committee, Messrs. Gardner, Hultquist and Waughtal would separately make a determination with respect to the Transactions as to the interests of the KMR shareholders. The KMGP/KMR committee discussed the interests of the KMP unitholders and the KMR shareholders, and, in this regard, noted that the KMI proposal included the same effective exchange ratio for KMP and KMR and discussed the common interests of KMP unitholders and KMR shareholders, including that (i) KMP common units and KMR shares had a long history of trading in parallel, recently within a tight trading range, and (ii) the economic interests and pro rata ownership of the underlying assets, liabilities and net worth of KMP were the same because KMR's only material assets are KMP i-units. The KMGP/KMR committee also discussed the different interests of the KMP unitholders and KMR shareholders, including (i) the historical and current trading discount of KMR shares to KMP common units and the resulting merger premium difference as a result of the KMI proposal having the same effective exchange ratio for KMP and KMR, (ii) that the KMP merger would be a taxable transaction for KMP unitholders who had historically received partially or wholly non-taxable cash distributions, depending

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upon the individual situation of the unitholder, and the KMR merger would not be a taxable transaction for KMR shareholders, (iii) the entity-level tax treatment of KMP and KMR on a historical basis and of KMI going forward, (iv) the different cash/stock consideration mix for KMP unitholders and KMR shareholders and (v) the differences in the economic and legal attributes of KMP common units and KMR shares, including with respect to distributions. The KMGP/KMR committee discussed potential alternative approval structures including the appointment of additional directors to serve on either committee. In addition to the above, the KMGP/KMR committee discussed issues presented by alternative approval structures and hiring separate advisors for each committee, including (i) that the appointment of new directors, who would have less, if any, familiarity with the business of KMP or KMR and the issues giving rise to the proposed Transactions, would not better serve the interests of either entity or their respective equity holders, and (ii) the potential that a delay caused by identifying and appointing additional directors and hiring additional advisors could increase the risk of subsequent disparate trading prices of the four equity securities involved, which in each case could materially jeopardize the approval process and be a material detriment to the receipt by the unaffiliated KMP unitholders and KMR shareholders of the substantial benefits of the proposed Transactions.

        Following such discussion, Jefferies provided a presentation to the KMGP/KMR committee, which included a discussion of the benefits of the proposed Transactions, including, among others, (i) the simplification of the Kinder Morgan organizational structure, (ii) the lower cost of capital of the combined entity and the resulting ability to fund acquisitions and capital expenditures necessary to grow dividends of the combined entity and (iii) the higher projected dividend growth and stronger coverage ratio of the combined entity as compared to KMP on a stand-alone basis. Jefferies discussed various other matters with the KMGP/KMR committee, including (i) the potential tax implications of the proposed Transactions, (ii) the different premiums reflected in the proposed merger consideration for the various transaction parties as a result of recent trading prices, (iii) risks associated with sustaining the projected dividend growth of the combined entity and (iv) the near-term dilution for KMP unitholders and KMR shareholders. The KMGP/KMR committee discussed with Baker Botts and Jefferies the tax treatment of the KMP merger and potential alternative structures. Following such discussion, the KMGP/KMR committee directed Baker Botts and Jefferies to further review the tax implications of the proposed Transactions and consider potential alternative tax structures. Jefferies then discussed the financial projections and the pro forma trading analysis provided by KMI and reviewed the discussions Jefferies had engaged in with KMI management regarding such projections and analyses and the operations and assets and the planned capital program of the various entities. Jefferies then provided a presentation of its financial analyses performed to date, including (i) an implied premium analysis, (ii) a historical trading volume and price analysis, (iii) a review of analyst projections, (iv) an analysis of the historical trading discount of KMR shares relative to KMP common units, (v) a comparable company yield analysis, (vi) a discounted cash flow analysis, (vii) a historical exchange ratio analysis, (viii) a premiums paid analysis and (ix) an analysis of weighted average cost of capital. The KMGP/KMR committee also discussed with its advisors the relative ownership of KMP and KMR equity holders in the pro forma entity.

        The KMGP/KMR committee then engaged in a discussion with its advisors regarding making a counterproposal to KMI requesting additional merger consideration payable to KMP unitholders and KMR shareholders. Following such discussion, the KMGP/KMR committee directed Mr. Hultquist and Mr. Peter Bowden of Jefferies to meet with representatives of KMI to propose that (i) KMI increase the KMP and KMR merger consideration to $11.77 in cash (which represented a $1.00 increase to the cash consideration offered by KMI on July 17) and an exchange ratio of 2.162 for each KMP common unit (with an equivalent all-stock offer of 2.4813 shares of KMI common stock for each KMR share), (ii) the 2.162 exchange ratio be fixed as of that date and not adjusted on the basis of fluctuations in the trading values of any of the relevant entities during the period preceding the execution of definitive agreements with respect to the proposed Transactions, (iii) KMP unitholders be given a choice to elect between all stock consideration, all cash consideration and a mix of cash and stock consideration and (iv) the KMGP/KMR committee would be willing to accept such revised merger consideration subject

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to any changes to the EPB merger consideration. The KMGP/KMR committee's decision to propose an increase in the cash consideration payable in the KMP merger and to propose that each KMP unitholder could elect to receive all cash or all KMI stock or a combination of cash and stock as determined by the unitholder, was specifically to provide KMP unitholders the option of electing additional cash consideration to satisfy tax obligations resulting from the KMP merger, as well as to improve the overall consideration payable in the Transactions for both KMP unitholders and KMR shareholders. In determining to propose such increases and determining the amount of increases to be proposed, the KMGP/KMR committee considered the anticipated tax treatment and estimated tax obligations of KMP unitholders, the additional benefit to both KMP unitholders and KMR shareholders of the increased consideration, the elimination of incentive distributions, the impact on the balance sheet of the combined company of an increase in the cash consideration payable in the Transactions and that the initial KMI proposal was attractive in light of the various issues facing KMP, including with respect to the burden on its cost of capital due to incentive distributions, and was within a reasonable range of valuation as portrayed by the information and analyses provided by Jefferies. Following such discussion, representatives of Jefferies left the room and the KMGP/KMR committee discussed with Baker Botts and Morris Nichols issues relating to the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures.

        Following the KMGP/KMR committee meeting on July 30, Messrs. Hultquist and Bowden met with Mr. Dax Sanders, Vice President of Corporate Development for KMI, and proposed the changes discussed at the KMGP/KMR committee meeting earlier that day.

        Also on July 30, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. At the meeting, representatives of TPH reviewed with the EPGP conflicts committee members the preliminary financial analysis together with supplementary materials that had been completed by TPH with respect to the proposed EPB merger, and circulated to the EPGP conflicts committee members prior to the meeting, which included (i) a comparable companies multiples analysis with respect to both EPB on a standalone basis and KMI on a pro forma basis for the Transactions, (ii) a comparable transaction analysis, (iii) a discounted cash flow analysis, (iv) a present value of future share price analysis, (v) a relative contribution analysis, (vi) a premiums paid analysis and (vii) an analysis of the pro forma financial impacts of the EPB merger and the Transactions. The EPGP conflicts committee members discussed the assumptions underlying the analyses and the basis therefor with their advisors, including (i) the companies selected as comparable to EPB and pro forma KMI, and the reasons for their selection, as well as the EPGP conflicts committee's view that each of the companies selected was distinguishable from the pro forma combined company in ways that could be material to the analysis, (ii) the transactions selected as comparable to the EPB merger, and the fact that the unique aspects of the proposed transactions resulted in a set of comparable transactions that were each distinguishable at least to some extent from the proposed EPB merger and (iii) the assumptions utilized by TPH in determining EPB's and the combined company's costs of capital.

        TPH also reviewed with the EPGP conflicts committee members, at their request, their discussions with KMI management regarding the standalone financial projections for EPB, KMP and KMI and the pro forma financial projections for KMI. Among other things, TPH indicated that KMI management had confirmed the same financial projections had been shared with each of KMP and KMR, and that such projections were substantially the same as those provided to the rating agencies by KMI as it conducted diligence on the likely credit ratings that would be assigned to the pro forma combined company. The EPGP conflicts committee members discussed at length the importance of the pro forma financial projections in evaluating the benefits of the proposed EPB merger, and the necessity of fully understanding the assumptions underlying such projections.

        Also during this meeting, representatives from Vinson & Elkins updated the EPGP conflicts committee regarding its negotiations with Weil regarding the EPB merger agreement and the outstanding key issues in the revised draft that Weil had distributed to Vinson & Elkins, which

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included, among other things, (i) the completion of the KMP merger and KMR merger as a mutual closing condition (to which KMI had agreed), (ii) a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger (which KMI had rejected and indicated that it was not willing to proceed with a transaction that included such a requirement) and a voting agreement by Mr. Kinder with respect to the KMI stockholder approvals (to which KMI and Mr. Kinder had agreed), (iii) the EPGP conflicts committee's right to change its recommendation with respect to the proposed EPB merger to the extent necessary to meet its obligations under the EPB partnership agreement or applicable law (to which KMI had agreed), with no termination fee or other costs payable by EPB (which KMI had rejected), including in the event the EPB merger agreement were amended or waived (which KMI had rejected) and (iv) restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement (which KMI had rejected). After discussion, the EPGP conflicts committee determined that each of the issues discussed that had been rejected by KMI was important to EPB and that the EPGP conflicts committee was not prepared to concede to any of such issues. The EPGP conflicts committee instructed its advisors to prepare a revised draft of the EPB merger agreement and to negotiate its terms consistent with those instructions.

        In the afternoon of July 30, 2014, representatives of Vinson & Elkins and members of senior management of KMI also had a due diligence call regarding certain regulatory and litigation matters, including derivative claims that had been filed on behalf of EPB.

        Later that day, representatives of Weil sent a revised draft of the KMP merger agreement to Baker Botts, which implemented the changes discussed between representatives of Weil and Baker Botts on July 29. In addition, the revised draft provided for a termination fee equal to 3.5% of the equity value of KMP payable by KMP to KMI and an unspecified termination fee payable by KMI to KMP in certain circumstances through a waiver of a portion of KMGP's incentive distributions in light of certain tax requirements that a certain percentage of KMP's gross income be treated as "qualifying income" for tax purposes.

        On July 31, 2014, the KMGP/KMR committee met with representatives of Baker Botts. The KMGP/KMR committee and Baker Botts discussed potential additional analyses to be performed by Jefferies, including with respect to projected trading prices of KMI common stock following the proposed Transactions and the relative credit profiles of KMP as a standalone company and KMI following the proposed Transactions. Baker Botts reviewed the revisions to the KMP merger agreement sent by Weil to Baker Botts on July 30. Following a discussion of such revisions, the KMGP/KMR committee directed Baker Botts to continue to negotiate with Weil with respect to (i) KMI's interim operating covenants, (ii) the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreements, (iii) the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority and (iv) the KMGP/KMR committee's prior proposal with respect to termination fees. The KMGP/KMR committee agreed to accept Mr. Kinder's proposal that the support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting would fall away in the event of an adverse KMI board recommendation.

        On July 31, 2014, Mr. Sanders communicated a revised proposal to Mr. Hultquist and representatives of Jefferies of $10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share, which represented KMI accepting the proposed increase to the overall amount of consideration as proposed by Mr. Hultquist on July 30th with the increase in total consideration coming in the form of additional KMI common stock instead of additional cash as had been requested by Mr. Hultquist on July 30th. The increase in total consideration was provided in the form of additional KMI common stock rather than additional cash to limit the amount of indebtedness KMI would need to raise to finance the Transactions. Mr. Sanders noted that KMI was willing to provide KMP unitholders with a choice to elect the form of consideration, subject to proration, and that there could be no assurance at such time as to what the maximum exchange ratio would be for the EPB merger.

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        Later that day, Mr. Sanders spoke with Ronald Kuehn, a member of the EPGP conflicts committee, regarding the proposed Transactions and the status of negotiations with the EPGP conflicts committee, the KMGP conflicts committee and the KMR special committee. Mr. Sanders advised Mr. Kuehn that he expected that the most recent proposed exchange ratio from KMP would be an exchange ratio that management would recommend to the KMI board for approval. Mr. Sanders also informed Mr. Kuehn that KMI was focused on proceeding as quickly as possible with negotiations on the economic terms of the proposed EPB merger. Mr. Kuehn informed Mr. Sanders that the EPGP conflicts committee viewed the consideration payable to KMP unitholders and KMR shareholders as linked to the EPB consideration, given the nature of the Transactions, and indicated that he expected that the terms proposed by KMI for the EPB merger would be modified to reflect any agreement on a change in the premium agreed to between KMP or KMR and KMI. Mr. Kuehn reported that Mr. Sanders would not confirm the implications, if any, of the KMI/KMP negotiations on the proposed economic terms for the EPB merger, but that he would respond to Mr. Kuehn after he had discussed the matter internally.

        Later on July 31, 2014, Vinson & Elkins distributed a revised draft EPB merger agreement to Weil, which draft reflected the position of the EPGP conflicts committee as of the July 30, 2014 committee meeting, as well as a request for certain additional documents and conference calls to support legal due diligence of the proposed EPB merger.

        During the morning of August 1, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. During the meeting, the members of the EPGP conflicts committee discussed Mr. Kuehn's conversation with Mr. Sanders the prior evening, as well as economic aspects of the proposed EPB merger and strategies with respect to the negotiation of the appropriate exchange ratio assuming the EPGP conflicts committee determined to proceed with the proposed EPB merger. The EPGP conflicts committee members also discussed outstanding diligence items and additional financial analysis that needed to be completed prior to negotiating an appropriate exchange ratio.

        On August 1, 2014, Messrs. Sanders and DeVeau discussed with Mr. Hultquist and representatives of Jefferies the timeline for the proposed Transactions and KMI's revised proposal to EPB based on the revised proposal made to KMP. Messrs. Sanders and DeVeau then spoke with Mr. Kuehn to provide him with additional details as to the status of KMI's negotiations with KMP and KMR, including that KMP had proposed an increase in the value of the merger consideration payable to KMP unitholders that would result in an implied premium of 12.5% to KMP unitholders based on the trading prices of KMP common units and KMI common stock on July 29, 2014. Messrs. Sanders and DeVeau also indicated to Mr. Kuehn that KMI would also modify the economic proposal to EPB to provide for an implied premium of 12.5% to EPB unitholders based on July 29, 2014 trading prices, such that EPB unitholders would receive $4.65 in cash and an exchange ratio of 0.9142 for each EPB common unit. Mr. Kuehn informed Messrs. Sanders and DeVeau that he would communicate the revised proposal to his fellow EPGP conflicts committee members and advisors.

        On August 1, 2014, representatives of Baker Botts sent a revised draft of the KMP merger agreement to Weil, which provided for, among other things, the requirement for approval of the KMP merger agreement by a majority of the KMP unitholders excluding KMI and its affiliates, additional representations and warranties of KMI, a limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority, interim operating covenants applicable to KMI's operations between signing and closing and removal of the termination fees entirely (or, in the alternative, payment of termination fees in reciprocal circumstances). In addition, on that same day, representatives of Vinson & Elkins sent a revised draft EPB merger agreement to Weil, which provided for, among other things, the requirement that the EPB merger agreement be approved by a majority of the EPB unitholders excluding EPGP and its affiliates and the removal of any termination fee payable by EPB to KMI.

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        In a series of two meetings on the evening of August 1, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss the terms of the revised KMI proposal, including the fact that, due to a larger relative decline in the trading price of EPB common units as compared to KMP common units and KMR common shares during the period from July 16, 2014 (the reference date for the initial KMI proposal) and July 29, 2014 (the reference date for the revised KMI proposal), the revised KMI proposal resulted in a decrease in the pro forma ownership of the combined company by the public EPB unitholders from 6.05% to 5.94%, and a decrease in the exchange ratio for the stock component of the merger consideration from 0.9337 of a share of KMI common stock for each EPB common unit to 0.9142 of a share of KMI common stock for each EPB common unit. The EPGP conflicts committee members authorized TPH to contact Mr. Sanders and indicate that the EPGP conflicts committee believed that the revised KMI proposal did not result in a comparable increase in the proposed value of the merger consideration payable to EPB unitholders, when compared to KMP unitholders, and that a comparable increase would result in an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit and $4.65 in cash for each EPB common unit, with the public EPB unitholders holding 6.12% of the combined company. On the night of August 1, 2014, representatives from TPH communicated this response to Mr. Sanders.

        Also on August 1, 2014, members of senior management of KMI had a supplemental discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On August 3, 2014, representatives of Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing certain changes applicable solely to KMR, and noting that the changes made to the KMP agreement sent by Baker Botts to Weil on August 1 should be made to the KMR merger agreement.

        On the morning of August 4, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss TPH's financial analysis with respect to the revised proposal made by KMI on August 1, which contained similar substantive financial analysis to the preliminary analysis presented on July 30, 2014. TPH led the discussion of the financial analysis and responded to a number of questions regarding the analysis. Following further discussion, the EPGP conflicts committee members, based in part upon the analysis, determined that, subject to further diligence of the growth prospects and expected trading yield, credit rating and cost of capital of the combined company, the proposed EPB merger could likely be economically advantageous to holders of EPB common units as compared to the status quo of continuing to operate as a stand-alone entity controlled by KMI. The EPGP conflicts committee members determined, however, to defer making any counterproposal until after a diligence session with KMI management on the forecasts for the combined company scheduled for that afternoon.

        Later on August 4, 2014, representatives of Weil and Baker Botts had a conference call in which Weil informed Baker Botts that KMI was not willing to proceed with a transaction that included a requirement that the KMP merger be approved by a majority of the KMP unitholders excluding KMI and its affiliates. Later that day, representatives of Weil sent Baker Botts and Vinson & Elkins revised merger agreements, both of which included a cash/stock election mechanism and limited each board's ability to change its recommendation to instances in which there was a "superior proposal" or an "intervening event" and limited the circumstances in which a termination fee would be payable to those instances in which change in recommendation had occurred due to a superior proposal (as opposed to an intervening event).

        Also on August 4, 2014, representatives of Jefferies met with senior management of KMI to discuss the projected tax implications of the proposed transaction and Jefferies requested additional information with respect to (i) KMI's step-up in basis for KMP's and EPB's assets as a result of the proposed Transactions, (ii) the projected tax depreciation resulting from the transaction as proposed (a

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taxable transaction to KMP and EPB unitholders) and that would result from a transaction that was non-taxable to KMP and EPB unitholders and (iii) the projected tax implications to KMP unitholders.

        On the afternoon of August 4, 2014, the EPGP conflicts committee met with Messrs. Kean, DeVeau and Sanders and Ms. Dang from KMI, as well as representatives from TPH and Vinson & Elkins, to review with KMI management certain key assumptions underlying management's projections for the combined company, including (i) the backlog of growth projects and expected timing thereof, (ii) the credit ratings and costs of capital of the combined company, (iii) the trading yield of the combined company and (iv) the expected growth rate of dividends and EBITDA of the combined company. During and following the presentation, the EPGP conflicts committee members and their representatives asked questions of the KMI representatives regarding these assumptions. During the diligence session, Mr. Sanders also confirmed for the EPGP conflicts committee members that there had been no change in the economic terms proposed by KMI to either KMP or KMR since the revised proposal made to the EPGP conflicts committee on August 1.

        Following the conclusion of the diligence session, the EPGP conflicts committee met, together with representatives from TPH and Vinson & Elkins, to discuss the substance of the diligence session, as well as the appropriate counterproposal to KMI. The EPGP conflicts committee members discussed their view of the assumptions underlying KMI management projections based upon the diligence completed by the EPGP conflicts committee and its advisors, including the immediately preceding session with KMI management, and their general agreement that the proposed EPB merger would be economically beneficial to holders of EPB common units compared to the status quo of continuing to operate as a standalone entity controlled by KMI. Vinson & Elkins also reviewed with the EPGP conflicts committee members certain key issues in the revised merger agreement received from Weil earlier that day, including that (i) the draft imposed restrictions on the ability of the EPGP conflicts committee to change its recommendation of the proposed EPB merger in circumstances in which there was not a superior proposal or intervening event, (ii) the draft permitted KMI to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) against the proposed EPB merger in the event the KMI board were to change its recommendation of the proposals related to the proposed EPB merger, (iii) EPB would be obligated to pay to KMI a termination fee in the event that the EPGP conflicts committee or EPGP board were to change its recommendation in connection with a superior proposal, (iv) the EPB merger would not be subject to the approval of holders of a majority of the EPB common units held by unaffiliated EPB unitholders that actually vote on the proposed EPB merger, as had been proposed by EPB and (v) KMI would have the ability to amend the KMP merger agreement or KMR merger agreement even in ways that affected the value of the EPB merger consideration.

        After discussion, the EPGP conflicts committee authorized the representatives from TPH and Vinson & Elkins to contact Mr. Sanders and representatives of Weil to deliver a counterproposal, with the following key terms: (i) each public EPB unitholder would receive 0.958 of a share of KMI common stock and $4.65 cash for each EPB common unit owned, which would represent an implied 12.5% premium using trading prices as of July 16, and a 17% premium using trading prices as of August 1; and (ii) four key issues in the EPB merger agreement were favorably resolved, including that (A) the EPGP conflicts committee would have an unfettered ability to change its recommendation of the proposed EPB merger if it determined the proposed EPB merger was no longer in the best interests of EPB, for any reason, and such a change in recommendation by the EPGP conflicts committee would invalidate and rescind any prior "Special Approval" of the EPB merger agreement and the EPB merger, (B) KMI agree to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) in favor of the EPB merger in all circumstances, unless the EPGP conflicts committee or EPGP board changed its recommendation of the proposed EPB merger, (C) EPB would not be obligated to pay to KMI a termination fee for any reason, including a change in recommendation by the EPGP conflicts committee and (D) KMI would not be permitted to amend the KMP merger agreement or KMR merger agreement in ways that affected the value of the EPB merger

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consideration, without the consent of the EPGP board. If these issues were favorably resolved, the EPGP conflicts committee indicated it could accept the inclusion of the "force the vote" construct and the removal of the "majority of the unaffiliated votes cast" condition.

        On the evening of August 4, 2014, representatives from TPH contacted Mr. Sanders to communicate the terms of the counterproposal, which Mr. Sanders indicated would not be acceptable to KMI.

        On August 5, 2014, Mr. Sanders spoke with representatives of TPH and presented a revised proposal of $4.65 in cash and 0.9451 of a share of KMI common stock for each EPB common unit, as KMI's best and final offer and noted that the revised proposal would need to be discussed with the KMGP conflicts committee, the KMR special committee and their advisors. Mr. Sanders also expressed that KMI would attempt to resolve each of the four key issues in the EPB merger agreement identified by EPB the prior evening in a manner satisfactory to the parties, but that he had not yet presented this revised proposal with respect to EPB to the KMGP conflicts committee.

        Following the call from Mr. Sanders, the EPGP conflicts committee members met with representatives from TPH, Vinson & Elkins and Richards Layton to discuss the terms of the counterproposal. After discussion as to the benefits of the proposed EPB merger to the unaffiliated EPB unitholders as compared to EPB remaining as a standalone company, and the EPGP conflicts committee members' view that it was extremely unlikely that KMI would agree to offer a higher implied premium to holders of EPB common units than KMP common units, the EPGP conflicts committee concluded that the economic terms of the counterproposal were acceptable, subject to (i) confirmation of the economic and legal terms of the KMP merger and KMR merger and (ii) finalization of the transaction documents in a manner acceptable to the EPGP conflicts committee and consistent with the positions relayed to KMI the prior evening.

        After discussion with the EPGP conflicts committee, representatives of TPH called Mr. Sanders to confirm that KMI's revised proposal was acceptable to the EPGP conflicts committee assuming the proposal for KMP and KMR was finalized on the terms previously discussed ($10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share) and that the terms of the merger agreement were satisfactorily finalized. Mr. Sanders then spoke with representatives of Jefferies to update them on the status of discussions with the EPGP conflicts committee.

        Following the discussion between Mr. Sanders and Jefferies, the KMGP/KMR committee met with Baker Botts and Jefferies to discuss the revised EPB merger consideration. Jefferies discussed the relative ownership of KMP, KMR and EPB equity holders in the pro forma entity based on the revised EPB merger consideration, and the KMGP/KMR committee determined that Messrs. Hultquist and Bowden would present a counterproposal to Mr. Sanders for $10.77 in cash and an exchange ratio of 2.1973 for each KMP common unit and a corresponding exchange ratio of 2.4891 for each KMR share, which would result in a percentage ownership in the pro forma entity for KMP and KMR equity holders equal to the ownership that would have resulted prior to the increase in the EPB merger consideration.

        Following the KMGP/KMR committee meeting, Mr. Bowden presented the revised proposal to Mr. Sanders, which KMI rejected. Mr. Hultquist then spoke with Messrs. Kinder and Sanders and insisted on an increase in the stock portion of the merger consideration in the KMP merger and the exchange ratio in the KMR merger in order for the KMGP/KMR committee to approve the transaction. The KMGP/KMR committee met again with representatives of Baker Botts and Jefferies to discuss Mr. Bowden's and Mr. Hultquist's conversations with representatives of KMI and determined to present a revised proposal which effectively split the difference between the prior agreed KMP and KMR merger consideration and the proposal relayed to KMI earlier in the day. Following such meeting, Mr. Bowden spoke with Mr. Sanders and proposed an exchange ratio of 2.1931 for the stock

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portion of the KMP merger consideration (with a corresponding increase in the KMR exchange ratio to 2.4849).

        Mr. Sanders then contacted representatives from TPH to communicate that KMI had agreed to an increase in the consideration to be received by KMP unitholders and KMR shareholders compared to the proposal made by KMI on August 1, specifically that KMP unitholders would receive 2.1931 shares of KMI stock and $10.77 in cash for each KMP common unit and KMR shareholders would receive 2.4849 shares of KMI common stock for each KMR listed share.

        In response to the update from Mr. Sanders, the EPGP conflicts committee met that evening with representatives from TPH, Vinson & Elkins and Richards Layton. TPH reviewed with the EPGP conflicts committee the effect of the modification to the terms of the KMP merger and KMR merger on the value of the consideration to be received by EPB unitholders, specifically that the pro forma ownership of former public EPB unitholders in the combined company would decrease slightly, but still equal, in both cases, approximately 6.12%, and that there would be a dilutive impact of approximately $4 million spread across all public EPB unitholders. The EPGP conflicts committee determined the modifications were immaterial and acceptable, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding. Members of senior management of KMI then spoke separately with Mr. Hultquist and representatives of Jefferies and the parties each confirmed that it was willing to proceed with a proposal of $10.77 in cash and an exchange ratio of 2.1931 for each KMP common unit and a corresponding exchange ratio of 2.4849 for each KMR share, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding.

        On August 5, 2014, representatives of Baker Botts had a due diligence call with members of KMI senior management regarding certain legal matters.

        On August 6, 2014, representatives of Vinson & Elkins had a due diligence call with members of KMI senior management and representatives of Weil regarding certain legal matters.

        On August 7, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts provided a review of the then current terms of the KMP and KMR merger agreements, including certain improvements in the terms compared with the initial drafts distributed by Weil on July 21, and discussed the remaining open issues with respect to the merger agreements. Baker Botts also summarized its legal diligence review. Representatives of Baker Botts reviewed the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and the KMGP/KMR committee engaged in a discussion with respect thereto. The KMGP/KMR committee asked representatives of Baker Botts to discuss the tax aspects of the proposed Transactions, and representatives of Baker Botts reviewed the proposed tax treatment as well as possible alternative tax-free structures for the KMP merger and related matters. Jefferies then provided a presentation discussing the relative ownership of KMP, KMR and EPB in the combined entity based on the incremental changes in merger consideration, a relative contribution analysis, various other financial analyses and potential alternative transactions, including KMP acquiring KMI and EPB, KMP acquiring EPB, KMI providing incremental incentive distribution waivers in connection with KMP acquisitions, a permanent reset or elimination of incentive distributions, potential strategic alternatives regarding one of KMP's business units, and an equity investment in KMP by a third party. Jefferies also provided a comparable company yield analysis, a pro forma KMI yield analysis, an analysis of pro forma capital flexibility and a discounted cash flow analysis. At the prior request of the KMGP/KMR committee, Jefferies evaluated such strategic alternatives and performed various analyses using data supplied by KMI. Jefferies discussed the advantages involved with each alternative, including that (i) KMP's acquiring KMI and/or EPB would result in a simplified organizational structure and that an acquisition of KMI would remove the burden on KMP's cost of capital resulting from KMP's incentive distributions, (ii) a permanent reset or elimination of KMP's incentive distributions could be effected in a cash flow neutral manner in the short term and (iii) an

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equity investment in KMP by a third party might improve market confidence in KMP. In each case, however, Jefferies identified the significant difficulties involved and flaws associated with each alternative, including that (i) none of the alternatives would result in the significant tax savings from a stepped-up basis in the underlying assets and resulting increase in cash available for growth by acquisition and/or distributions to equity holders in the combined business that would be accomplished by the proposed Transactions, (ii) KMP's acquiring KMI and/or EPB would be highly dilutive to KMP unitholders, (iii) KMP's acquiring KMI would result in material tax inefficiencies, (iv) KMI's providing incremental incentive distribution waivers in connection with KMP acquisitions did not provide a long-term solution to KMP's cost of capital concerns, (v) the KMGP/KMR committee's belief that KMI would not be willing to effect a permanent reset or elimination of KMP's incentive distributions due to the significant long-term reduction in value to KMI's shareholders that would result, (vi) potential strategic alternatives involving KMP's CO2 business unit may not result in an acceptable valuation based on Jefferies' review of multiples for similar businesses, would not provide a long-term solution to KMP's cost of capital concerns, and could significantly impair KMP's cash available for distribution because investing the proceeds from the sale of such business unit into higher growth midstream acquisitions would likely require a much higher purchase multiple and a resultant loss in EBITDA, and (vii) a validating equity investment in KMP by a third party, which transactions are typically employed by distressed companies lacking efficient access to public equity markets or companies with higher funding costs than KMP, would not solve KMP's cost of capital concerns and could not likely be achieved on better terms than those available to KMP through ordinary course equity issuance in the public markets. The KMGP/KMR committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP or KMR. Nevertheless, the KMGP/KMR committee discussed this limitation on its authority, as well as the substance and practicality of conducting an auction or soliciting interest from third parties. KMI had indicated that it was interested only in acquiring KMP common units and KMR shares it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time. The KMGP/KMR committee determined that, because KMI indirectly controls KMP and KMR and that KMI was not interested in disposing of its interest, it was unrealistic to expect a third party acquisition proposal or offer, whether solicited or unsolicited, for the assets or control of KMP or KMR, and it was thus unlikely that the KMGP/KMR committee could conduct a meaningful auction for the acquisition of the assets or control of KMP or KMR and unlikely that any such auction, if conducted, would result in a material benefit for KMP unitholders or KMR shareholders. In addition, at the request of the KMGP/KMR committee and based on the guidance and pro forma tax information provided by KMI, Jefferies provided an analysis of pro forma KMI tax benefits and projected KMP unitholder tax implications.

        Between August 6, 2014 and August 9, 2014, representatives of Weil, Baker Botts, Vinson & Elkins and Richards Layton held multiple conference calls and negotiated and finalized the terms of the merger agreements, including with respect to conforming the terms of the KMR merger agreement to the agreed upon terms of the KMP merger agreement and related disclosure schedules and support agreement.

        On August 8, 2014, Weil also distributed to Vinson & Elkins drafts of the KMP merger agreement and KMR merger agreement, each of which were in near final form.

        On August 8, 2014, the KMGP/KMR committee and representatives of Baker Botts and Morris Nichols met with members of senior management of KMI and a representative of Weil for a due diligence session regarding certain litigation matters, including derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and financial matters. In addition, on August 8, 2014, representatives of TPH and Vinson & Elkins held a confirmatory bringdown due diligence session with members of senior management of KMI and representatives of Jefferies held a separate confirmatory bringdown due diligence session with members of senior management of KMI.

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        Later in the day, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Jefferies provided a presentation as to fairness and confirmed that Jefferies would deliver a written fairness opinion at the KMGP/KMR committee meeting to be held on August 9 to approve the KMP and KMR mergers. Baker Botts discussed remaining open issues with respect to the KMP and KMR merger agreements, including the amount of termination fees and limitations on EPB equity issuances between signing and closing of the mergers.

        During the evening of August 8, Messrs. DeVeau and Hultquist discussed the proposed cap on EPB equity issuances between signing and closing of the proposed Transactions, after which discussions Mr. DeVeau relayed that KMI would accept the KMGP/KMR committee's proposed cap. In addition, the parties determined the final proposal resulting in the stock election, cash election and mixed election options for KMP and EPB by taking the existing proposals (in the case of KMP, $10.77 in cash and an exchange ratio of 2.1931 shares of KMI common stock for each KMP common unit and, in the case of EPB, $4.65 in cash and an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit) and calculating the all-cash and all-stock value of such proposals based upon the July 16th closing price for KMI common stock, which was $36.91.

        On the evening of August 8, 2014, the members of the EPGP conflicts committee held a telephonic meeting, which was also attended by representatives from TPH, Vinson & Elkins and Richards Layton. TPH provided an update to the EPGP conflicts committee on TPH's financial analysis regarding the EPB merger and noted that, despite the change to the KMP and KMR consideration, the materials and financial analyses had no material changes since TPH's last financial presentation to the EPGP conflicts committee on August 4, 2014. Vinson & Elkins summarized the material terms of the EPB merger agreement, the KMP merger agreement, the KMR merger agreement and the support agreement. Representatives from Vinson & Elkins and Richards Layton also reviewed with the EPGP conflicts committee the legal due diligence that had been completed. The legal due diligence report included a discussion of the status and merits of various derivative claims that had been filed on behalf of EPB with respect to challenges to prior asset drop-down transactions between EPB and KMI and EPB and El Paso Corporation (prior to its acquisition by KMI). The discussion noted that the EPGP conflicts committee had considered that (i) the members of the EPGP conflicts committee, given their positions on the EPGP board and the EPGP conflicts committee, had extensive prior familiarity with the nature of the derivative claims and the underlying asset drop-down transactions and factual assertions on which the claims are based; (ii) favorable decisions had been rendered by the trial court in connection with two of the pending derivative actions (although it was noted that such decisions may be subject to appeal); (iii) the advisors to the EPGP conflicts committee had discussions with KMI management and in-house legal counsel for KMI with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iv) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to EPB that might be extinguished as a result of the EPB merger was not sufficiently material such that they would merit adjustments to the EPB merger consideration or otherwise affect the determinations made by the EPGP conflicts committee with respect to the EPB merger.

        On the morning of August 9, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. Vinson & Elkins provided the EPGP conflicts committee with an update on the EPB merger agreement, the KMP merger agreement, KMR merger agreement and the support agreement, each of which included no material changes since the meeting of the EPGP conflicts committee on August 8, 2014. Also at this meeting, TPH delivered to the EPGP conflicts committee an oral opinion, confirmed by delivery of a written opinion dated August 9, 2014 following the execution of the EPB merger agreement, to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set

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forth therein, from a financial point of view, the EPB merger consideration to be received by the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders.

        After discussion and deliberation, the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        Later in the morning on August 9, 2014, the members of the EPGP board met with Mr. DeVeau and representatives from Vinson & Elkins. The EPGP conflicts committee provided a report to the full EPGP board as to its determinations. Based upon the EPGP conflicts committee's recommendations, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        On August 9, 2014, Messrs. DeVeau and Hultquist met to discuss the provision in the KMP merger agreement providing for payment of any termination fee by KMI to KMP in the form of a reduction in future incentive distributions rather than cash. Mr. DeVeau explained that such provision was a result of the possible treatment of the fee as non-qualifying income for tax purposes, and Messrs. DeVeau and Hultquist agreed that such reduction would be effected over an eight-quarter period.

        On August 9, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies and determined to propose a mutual termination fee of 3.0% of equity value for each of KMI, KMP and KMR, with any KMI termination fee to be payable in the form of a reduction in future incentive distributions over an eight-quarter period. Representatives of Baker Botts called Weil to make such proposal, and representatives of Weil later confirmed that KMI was willing to accept such proposal.

        On August 9, 2014, the KMGP board and the KMR board (in each case with Messrs. Kinder and Kean participating) held special meetings, with representatives of KMI, Baker Botts and Jefferies present, and unanimously voted to adopt formal resolutions delegating authority to the KMGP/KMR committee with respect to the KMP merger and KMR merger as previously approved on July 17.

        Following the KMGP board and KMR board meeting, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Representatives of Baker Botts reviewed the efforts made by the KMGP/KMR committee over the past month, including the substantive work and the processes followed. Representatives of Baker Botts noted that the KMGP/KMR committee had met frequently since the proposed terms were communicated to the KMGP/KMR committee. Representatives of Baker Botts also noted that all three KMGP/KMR committee members were present at substantially all of the KMGP/KMR committee meetings and that the KMGP/KMR committee members reviewed and thoroughly considered the relevant materials. Representatives of Baker Botts briefly reviewed the work conducted by the KMGP/KMR committee's advisors and noted that Jefferies stood ready to deliver its written fairness opinion. Mr. Hultquist summarized the extensive meetings held by the KMGP/KMR committee, and noted that the KMGP/KMR committee had examined the proposed Transactions in great depth and reviewed various documents prepared by Jefferies and Baker Botts. Mr. Hultquist noted that the members of the KMGP/KMR committee had, for a long time, considered the substantive issues that led to the original proposals being made by KMI and the discussions both publicly in the investment community and within the Kinder Morgan companies with respect to a

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combination of the Kinder Morgan companies in one form or another. Mr. Hultquist also noted the prior discussions between the KMGP/KMR committee and its advisors with respect to Messrs. Gardner, Hultquist and Waughtal serving on both the KMGP conflicts committee and the KMR special committee and potential alternative approval structures with respect to the proposed transactions, and reviewed the reasons the KMGP/KMR committee determined not to pursue such alternative approval structures.

        Mr. Bowden of Jefferies left the meeting and the KMGP/KMR committee discussed with Baker Botts the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures. The KMGP/KMR committee had considered, among other factors, that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and other factual assertions on which the claims are based from their service and work on the KMGP board and the KMR board; (ii) the KMGP/KMR committee had discussions with KMI management and counsel for KMI and the KMGP/KMR committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iii) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP/KMR committee with respect to the KMP merger or the KMR merger. Following such discussion, Mr. Bowden rejoined the meeting. Mr. Hultquist then reviewed the principal reasons for the KMP and KMR mergers. For a discussion of such principal reasons, see "Special Factors—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger." Jefferies then delivered its written opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMR merger consideration was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)) and the KMP merger consideration was fair, from a financial point of view, to KMP unitholders (other than KMI and its affiliates (other than KMP)).

        The KMGP conflicts committee then unanimously (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following such determinations and approvals by the KMGP conflicts committee, the KMR special committee unanimously (i) determined that, in accordance with Section 5.7(c) of KMR's limited liability company agreement, the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) recommended that the KMR board approve the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, submit the KMR merger agreement to a vote of the KMR shareholders and

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recommend approval of the KMR merger agreement by the KMR shareholders and (v) recommended approval of the KMR merger agreement by the KMR shareholders. Section 5.7(c) of KMR's limited liability company agreement provides that a transaction between KMR and its affiliates is not void if the transaction is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, as determined in the sole discretion of the KMR board. For purposes of such determination, the KMR special committee considered, among other things, the various transactions contemplated between KMI, KMP, the KMP unitholders, KMR, the KMR shareholders, EPB and the EPB unitholders in connection with the proposed Transactions.

        Following the KMGP/KMR committee meeting, the KMGP board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the KMGP board meeting, the KMR board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. The KMR board (with Messrs. Kinder and Kean abstaining), (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP. Based on the KMR special committee's recommendation, the KMR board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) directed that the KMR merger agreement be submitted to a vote of KMR shareholders and (iv) recommended approval of the KMR merger agreement by the KMR shareholders. In addition, the KMR board (with Messrs. Kinder and Kean abstaining) resolved to recommend approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how KMP i-units will be voted at the KMP unitholder meeting with respect to the approval of the KMP merger agreement.

        On August 9, 2014, the KMI board held a special board meeting attended by all members of the KMI board, as well as members of management and representatives of Barclays Capital, Citi and Weil. Members of senior management of KMI reviewed with the KMI board the legal and financial terms of the proposed Transactions, including a discussion of the debt financing contemplated for the proposed Transactions, and the principal benefits of the proposed Transactions. For a discussion of such principal benefits of the Transactions, see "—KMI Parties' Purpose and Reasons for the Merger." Prior to the presentations of Citi and Barclays Capital, Mr. DeVeau reviewed with the KMI board information regarding material relationships with the entities involved in the proposed Transactions that had been provided by each of Citi and Barclays Capital. Mr. DeVeau discussed potential conflicts of interest with the KMI board and members of management, and it was agreed that there were no material conflicts of interest. Citi provided the KMI board with updated financial and market perspectives regarding KMI and the potential pro forma financial impact of the proposed Transactions on KMI. Barclays Capital presented its financial analyses regarding the consideration payable in the Transactions and delivered its

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oral opinion to the KMI board, which was confirmed by delivery of a written opinion dated August 9, 2014, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be paid by KMI pursuant to the EPB merger agreement, the KMP merger agreement and the KMR merger agreement was fair, from a financial point of view, to KMI. Following review and discussion among the members of the KMI board, the KMI board unanimously determined that the merger agreements and the transactions contemplated by the merger agreements were advisable and in the best interests of KMI stockholders, and the KMI directors unanimously voted to approve the merger agreements and the transactions contemplated by the merger agreements and recommend that KMI stockholders approve the stock issuance proposal and the charter amendment proposal.

        On August 9, 2014, the merger agreements and related transaction documents were executed by the parties and on August 10, 2014, KMI, KMP, KMR and EPB issued a joint press release announcing the Transactions.

Relationship of the Parties to the Transactions

        KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

        KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

        KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the voting shares of KMR, which are the only shares entitled to vote in the election of KMR's directors. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR shares, including, through KMGP, all of KMR's voting shares, representing approximately 13% of KMR's outstanding shares.

        KMI indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        Certain executive officers and directors of KMI are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies. The compensation received by the executive officers of KMI is paid to them in their capacities as executive officers of KMI, KMGP, KMR and EPGP, as applicable. KMR and KMGP have the same directors and executive officers.

        Richard D. Kinder is a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. He is the largest individual shareholder of KMI, beneficially owning approximately 23.6% of the outstanding shares of KMI common stock. Under KMI's shareholders agreement, Mr. Kinder has the right to appoint five director nominees to KMI's board of directors. He also owns interests in KMR, KMP and EPB. Mr. Kinder was one of the members of KMI senior management authorized by the KMI board to represent KMI in negotiations with KMR, KMP and EPB. In addition, in connection

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with the KMR, KMP and EPB merger agreements, Mr. Kinder and a limited partnership he controls entered into a support agreement with each of those entities pursuant to which he and the limited partnership agreed to vote all of their shares of KMI common stock in favor of the KMI charter amendment proposal, the KMI stock issuance proposal and specified other matters. In the support agreement, they also agreed not to transfer or dispose of their KMI common stock or take certain other actions, subject to limited exceptions. After the Transactions, Mr. Kinder will remain the largest individual shareholder of KMI, although his ownership percentage will be significantly reduced because of the issuances of KMI common stock in the Transactions. As a result of the Transactions, he will no longer own shares or units of KMR, KMP or EPB. He will continue to have his rights under the KMI shareholders agreement to appoint director nominees to the KMI board of directors, and he will continue to be a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. Because of the potential conflicts arising from these interests, as discussed under "—Background of the Transactions," Mr. Kinder recused himself from any deliberations regarding the Transactions at the boards of KMGP, KMR and EPGP.

Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger

        The KMGP conflicts committee consists of three independent directors: Ted A. Gardner, Gary L. Hultquist (Lead Director) and Perry M. Waughtal. The KMGP board authorized the KMGP conflicts committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the KMP merger, (ii) make such investigation of potential alternative transactions amongst KMI, KMGP, KMR and EPB or their affiliates, including maintaining the status quo, as the KMGP conflicts committee deems necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the KMP merger, (iv) determine whether to give or withhold the KMGP conflicts committee's approval of the KMP merger, including by "Special Approval" as defined in the KMP partnership agreement and (v) determine whether to make a recommendation to the KMGP board to approve the KMP merger.

        The KMGP conflicts committee retained Baker Botts as its outside legal counsel, Morris Nichols as its outside Delaware legal counsel and Jefferies as its independent financial advisor. The KMGP conflicts committee believed that Jefferies was independent based on the lack of any business relationships between Jefferies and KMI, KMR, KMP, EPB or their respective affiliates. The KMGP conflicts committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of KMI's proposal, including with respect to potential alternative transactions and maintaining the status quo, and conducted extensive negotiations with KMI and its representatives with respect to the KMP merger agreement and other related agreements.

        The KMGP conflicts committee, by unanimous vote at a meeting held on August 9, 2014, (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining), at a meeting held on August 9, 2014, (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and

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performance of the KMP merger agreement, (iii) directed KMP to submit the KMP merger agreement to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the approval of the KMGP conflicts committee and the KMGP board, the KMR board (with Messrs. Kinder and Kean abstaining), at a meeting held on August 9, 2014, (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) following the determination in (i), determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, (iii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iv) directed KMP to submit the KMP merger agreement to a vote of limited partners of KMP, (v) recommended approval of the KMP merger agreement by the limited partners of KMP and (vi) recommended approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how the KMP i-units will be voted at the KMP special meeting with respect to the approval of the KMP merger agreement.

        In reaching its determination to approve the KMP merger, including by "Special Approval" as defined in the KMP partnership agreement, and to recommend approval of the KMP merger agreement by the KMP limited partners, the KMGP conflicts committee consulted with and received the advice of its financial and legal advisors, and considered, among other things, potential alternative transactions amongst KMI, KMGP, KMR and EPB or their affiliates, including maintaining the status quo, and the interests of the unaffiliated KMP unitholders. All references to approvals and determinations made by the KMGP board and the KMR board are with Messrs. Kinder and Kean abstaining.

        The KMGP conflicts committee, the KMR board and the KMGP board viewed the following factors as being generally positive or favorable in coming to their determinations and recommendation with respect to the KMP merger:

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  The KMP merger agreement provides for KMP public unitholders to receive, subject to the election described below, 2.1931 shares of KMI common stock and $10.77 in cash for each KMP common unit, which constituted an improvement over KMI's initial proposal of 2.1624 shares of KMI common stock and $10.77 in cash for each KMP common unit.

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  The KMP merger agreement provides that, subject to proration, each KMP unitholder may elect to receive all cash, all KMI common stock or a combination of cash and KMI common stock, thereby providing KMP unitholders the choice of investing in the resulting combined company following the Transactions or receiving a higher percentage of cash for their KMP common units to satisfy tax obligations resulting from the KMP merger or to use for other purposes.

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  The KMP merger consideration, with an implied value of $88.34 per KMP common unit based upon the closing price of KMI common stock on August 7, 2014, provides KMP unitholders a transaction value near the all-time high pre-announcement trading price of KMP common units and represents a premium of:

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  10.5% to the closing price of KMP common units on August 7, 2014;

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  13.6% to the average closing prices of KMP common units for the 120-day period ending on August 7, 2014; and

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  11.4% to the average closing prices of KMP common units for the 365-day period ending on August 7, 2014.

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  The KMGP conflicts committee retained independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions.

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  •
  Jefferies prepared valuation analyses of the KMP common units, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis, a premiums paid analysis and an analysis of research analyst price targets, and rendered its opinion to the KMGP conflicts committee to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMP merger consideration was fair, from a financial point of view, to the KMP unitholders (other than KMI and its affiliates (other than KMP)).

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  The Transactions eliminate the burden on KMP's cost of capital resulting from the level of incentive distributions paid to KMI, which could continue at times to make it more challenging for KMP to make accretive acquisitions and relatively more expensive to fund its capital program. Unitholder concerns over KMP's growth potential and lower distribution coverage relative to its peers have, in part, recently resulted in relative underperformance of KMP's unit price, and the Transactions provide KMP unitholders equity ownership in an entity with a substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for higher dividend growth as compared to KMP as a standalone company with the current level of incentive distributions.

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  The Transactions are intended to result in an increase in the tax basis of KMP's and EPB's assets which are expected to produce substantial tax depreciation deductions and reduce the tax burden of the resulting combined company following the Transactions thereby facilitating higher dividends initially and over time, which will benefit KMP unitholders receiving KMI common stock in the KMP merger.

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  KMI's expectation that, subject to market conditions, its dividend for fiscal year 2015 will be $2.00 per share (representing a 16% increase over KMI's guidance for 2014 dividends), and that KMI's dividend would increase by 10% annually through 2020, and that the projected coverage for KMI dividends would increase, which compare favorably to the medium and long-term growth prospects, projected distribution growth and distribution coverage of KMP, based upon KMP's historical performance and projections.

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  Although dilutive in the near term, the KMP merger is expected to be accretive to distributions to KMP unitholders over the medium and long term.

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  On a pro forma basis after giving effect to the Transactions, KMI will be the third largest energy company and the largest energy infrastructure company in the United States, with an expected enterprise value of approximately $140 billion, which, among other things, provides an extensive geographic asset base and the financial capacity to make additional accretive capital investments.

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  KMI's expectation that, based on peer group trading analyses, KMI common stock will trade at a lower yield than KMP common units after the Transactions and the expectation that the announcement of the Transactions would result in an immediate increase in KMI's trading price, in each case partially as a result of the expected dividend growth due to the expected step up in tax basis of the assets of the resulting combined entity, effectively resulting in a higher premium for KMP unitholders.

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  The KMP equity exchange ratio, which represents a substantial portion of the consideration payable to KMP unitholders, is fixed and therefore the value of the consideration payable to KMP common unitholders will increase in the event that the market price of KMI common stock increases prior to the closing of the Transactions.

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  On a pro forma basis after giving effect to the Transactions, the KMP unitholders and KMR shareholders will collectively own 45.9% of KMI's outstanding common stock, and, based on the relative contribution analysis prepared by Jefferies based on management projections provided

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    by KMI, KMP is expected to contribute 43.8%, 44.6% and 44.3% of KMI's projected EBITDA for the years ending 2015, 2016 and 2017.

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  KMI's status as a corporation and its size following the Transactions provide a number of benefits relative to KMP's MLP structure, including:

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    As a corporation, KMI will be able to pursue acquisition targets that may not have been available to KMP as an MLP, because MLPs are limited to assets that generate sufficient qualifying income to retain their tax status;

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    Corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations; and

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    KMI's common stock will provide greater liquidity than KMP common units because of the significantly larger average daily trading volume of KMI common stock as a result of the broader investor base and larger public float.

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  The Transactions will greatly simplify the Kinder Morgan family's corporate structure, thereby:

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    creating operating efficiencies and savings in administrative and interest costs, including reduced SEC filing requirements and costs associated with multiple public companies; and

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    eliminating potential of conflicts of interests between KMI, KMP, KMR and EPB.

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  The resulting combined entity is expected to have a strong balance sheet and an investment grade rating. The resulting combined entity's balance sheet and lower cost of capital will reduce the cost of the funding of KMP's approximately $16 billion portion of the combined Kinder Morgan enterprise's current approximately $17 billion budgeted capital program.

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  The terms and conditions of the KMP merger were determined through arm's-length negotiations between KMI and the KMGP conflicts committee and their respective representatives and advisors.

  •
  The terms of the KMP merger agreement, principally:

  •
  the provisions allowing the KMGP conflicts committee, the KMR board and the KMGP board to withdraw or change their recommendation of the KMP merger agreement in the event of a superior proposal or intervening events if any of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMP, after determining that it would not be in the best interests of the unaffiliated KMP unitholders;

  •
  the provisions allowing KMP to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal;

  •
  the provisions limiting the ability of KMI to consider unsolicited offers from third parties for KMI;

  •
  the provisions requiring KMI to hold a stockholder meeting as soon as practicable to approve the issuance of KMI common stock in connection with the Transactions, even in the event KMI's board changes its recommendation with respect to such approval;

  •
  the provisions requiring KMI to vote its KMP units in favor of the KMP merger, its KMR shares in favor of the KMP merger and its EPB common units in favor of the EPB merger;

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    •
    the operating covenants for KMI providing protection to KMP unitholders by restricting KMI's ability to take certain actions prior to the closing of the Transactions that could reduce the value of KMI common stock received by KMP unitholders in the KMP merger;

    •
    the closing of the KMP merger being conditioned on the receipt of an opinion of Bracewell & Giuliani LLP that, for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code, which opinion the KMGP conflicts committee requested in support of the step up in tax basis resulting from the KMP merger;

    •
    the break-up fee payable by KMI in connection with termination of the KMP merger agreement as a result of a superior proposal for KMI;

    •
    limited conditions and exceptions to the material adverse effect closing condition and other closing conditions; and

    •
    the closing of the KMP merger being conditioned on the parties to the KMR merger and the EPB merger being ready, willing and able to close substantially concurrently with the KMP merger.

  •
  KMI had entered into a commitment letter with Barclays Bank PLC, which is referred to as "Barclays Bank," to finance the cash consideration payable in connection with the Transactions.

  •
  The consummation of the Transactions is not conditioned on financing.

  •
  Through the support agreement, Mr. Kinder and the limited partnership he controls are obligated to vote their shares of KMI common stock in favor of the issuance of KMI common stock in connection with the Transactions at the KMI stockholder meeting, unless there has occurred a KMI adverse recommendation change.

  •
  The KMGP conflicts committee believed that potential alternative transactions with third parties were not achievable due to KMI's control of KMP and KMP's substantial incentive distributions. The KMGP conflicts committee believed that potential alternative transaction structures among KMP, KMR, KMI and EPB had substantial structural and economic issues to overcome and did not appear to offer superior terms as compared to the KMP merger on the terms set forth in the KMP merger agreement.

        The KMGP conflicts committee, the KMR board and the KMGP board considered the following factors to be generally negative or unfavorable in making their determinations and recommendation with respect to the KMP merger:

  •
  The KMP merger will be a taxable transaction to KMP unitholders for U.S. federal income tax purposes. Depending on each KMP unitholder's individual tax situation, the amount of cash received by the unitholder may not be sufficient to satisfy that unitholder's tax obligations resulting from the KMP merger.

  •
  Following the Transactions, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of KMP is currently subject to only one level of tax (at the unitholder level).

  •
  The KMP unitholders will receive KMI common stock that, through 2018, is expected to pay a lower dividend as compared to the expected distribution on KMP common units.

  •
  The KMGP conflicts committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP. Because KMI

57

    indirectly controls KMP, it was unrealistic to expect or pursue an unsolicited third party acquisition proposal or offer for the assets or control of KMP, and it was unlikely that the KMGP conflicts committee could conduct a meaningful auction for the acquisition of the assets or control of KMP. KMI indicated that it was interested only in acquiring KMP common units it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time.

  •
  Although the KMP merger is subject to approval by a majority of the outstanding KMP units entitled to vote at the KMP special meeting, the vote includes KMP units held by KMI and its affiliates (including the KMP i-units held by KMR), and there is no requirement of a separate approval by the unaffiliated KMP unitholders.

  •
  The KMP equity exchange ratio, which represents a substantial portion of the consideration to KMP unitholders, is fixed and therefore the value of the consideration payable to KMP common unitholders will decrease in the event that the market price of KMI common stock decreases prior to the closing of the Transactions.

  •
  There is risk that the potential benefits sought in the Transactions might not be fully realized.

  •
  The Transactions may not be completed in a timely manner, or at all, which could result in significant costs and disruption to KMP's normal business.

  •
  Certain terms of the KMP merger agreement, principally:

  •
  the provisions allowing the KMI board to withdraw or change its recommendation in the event of a superior proposal for or intervening events relating to KMI if it makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders;

  •
  the provisions allowing for KMI to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal for KMI;

  •
  the provisions limiting the ability of KMP to solicit, or to consider unsolicited, offers from third parties for KMP;

  •
  the provisions requiring KMP to hold a unitholder meeting as soon as practicable to approve the KMP merger, even in the event the KMGP conflicts committee, KMGP board or KMR board changes its recommendation with respect to such approval; and

  •
  the break-up fee payable by KMP in connection with termination of the KMP merger agreement as a result of a superior proposal for KMP.

  •
  The KMGP conflicts committee's authority to pursue alternative transactions was limited to transactions solely involving KMI, KMGP, KMR, EPB and their affiliates.

  •
  The KMGP conflicts committee did not have ultimate authority to determine whether to proceed with the KMP merger and the KMGP board reserved the right to move forward with the KMP merger in the absence of approval by the KMGP conflicts committee.

  •
  KMP common unitholders are not entitled to appraisal rights under the KMP merger agreement, KMP's partnership agreement or Delaware law.

  •
  KMP common unitholders will be foregoing the potential benefits that would be realized by remaining as unitholders of KMP as a stand-alone entity.

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  •
  Litigation may occur in connection with the mergers and such litigation may increase costs and result in a diversion of management focus.

  •
  Some of the executive officers and directors of KMGP and KMR have interests in the Transactions that are different from, or in addition to, the interests of KMP's unitholders generally. Please read "Special Factors—Interests of Certain Persons in the Transactions."

        In making their determinations and recommendation with respect to the KMP merger, the KMGP conflicts committee, the KMR board and the KMGP board did not consider liquidation value to be a relevant methodology and did not appraise the assets of KMP to determine the liquidation value for unaffiliated KMP unitholders because they (i) considered KMP to be a viable going concern, (ii) believe that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of KMP and (iv) considered that KMI will continue to operate the businesses of KMP following the Transactions. Further, the KMGP conflicts committee, the KMR board and the KMGP board did not consider the net book value, which is an accounting concept, as a relevant factor because, in their view, net book value is not indicative of KMP's value as a going concern but rather is an indicator of historical costs and because net book value does not take into account the prospects of KMP, market conditions, trends in the industries in which KMP operates or the business risks inherent in those industries. The implied value of the KMP merger consideration, based on the closing price of KMI common stock on August 7, 2014, is $88.34 per KMP common unit, which is higher than the net book value per KMP common unit of $37.48 as of June 30, 2014. The KMGP conflicts committee, the KMGP board and the KMR board did not expressly consider the value of the common units issued to KMI in connection with the acquisition by KMP of a 100% interest in Tennessee Gas Pipeline Company, L.L.C. and a 50% ownership interest in El Paso Natural Gas Company, L.L.C., or "EPNG", from KMI in August 2012 or the acquisition by KMP of the remaining 50% ownership interest in EPNG and a 50% ownership interest in Kinder Morgan Altamont LLC from KMI in March 2013 because the value of the common units issued to KMI in such transactions was based on historical trading prices. With respect to historical trading prices, the KMGP conflicts committee, the KMR board and the KMGP board instead considered the analysis on historical unit price trading ratios contained in the Jefferies presentation to the KMGP conflicts committee. The KMGP conflicts committee, the KMR board and the KMGP board did not seek to determine a going concern value of KMP in making its determination, other than with respect to the analyses of discounted cash flow, ratio of enterprise value to EBITDA and trading prices contained in the presentations made by Jefferies.

        In making their determinations and recommendation with respect to the KMP merger, the KMGP conflicts committee, the KMR board and the KMGP board also considered the different interests of the unaffiliated KMP unitholders, on the one hand, and the unaffiliated KMR shareholders, on the other. Factors considered in this regard include, among other things:

  •
  the trading histories of KMP common units and KMR shares and the historical trading discount of KMR shares as compared to KMP common units;

  •
  the relative premiums to be paid to KMP public unitholders and KMR public shareholders;

  •
  the relative percentage ownership in the combined entity, after giving effect to the Transactions, of KMP public unitholders and KMR public shareholders;

  •
  the KMP merger consideration consists, subject to KMP unitholder election, of a mixture of KMI common stock and cash and the KMR merger consideration consists solely of KMI common stock, with no opportunity to receive cash;

  •
  the fact that the KMP merger will be taxable to the KMP public unitholders and the KMR merger will be non-taxable to the KMR public shareholders; and

59

  •
  the different terms of the securities, including the fact that KMP common units receive cash distributions and KMR shares receive in-kind distributions.

        In making their determinations and recommendation with respect to the KMP merger, the KMGP conflicts committee, the KMR board and the KMGP board also considered that, as a result of the KMP merger, certain unitholder derivative claims brought against the members of the KMGP board and the KMR board, KMI, KMGP and nominal defendant KMP, may be extinguished. Such derivative lawsuits allege, among other things, that bad faith allocations of capital expenditures to expansion capital expenditures rather than maintenance capital expenditures were made for the alleged purpose of "artificially" inflating KMP's distributions and growth rate. The derivative lawsuits seek disgorgement of any distributions to KMGP, KMI and any related entities beyond amounts that would have been distributed in accordance with a "good faith" allocation of KMP's maintenance capital expenses, together with other unspecified monetary damages including punitive damages and attorney fees. The parties are engaged in discovery. These derivative lawsuits are described in KMP's most recent Quarterly Report on Form 10-Q filed with the SEC. See "Where You Can Find More Information." The KMGP conflicts committee, the KMGP board and the KMR board considered that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and factual assertions on which the claims are based because of their positions on the KMGP board and the KMR board, (ii) the KMGP conflicts committee had discussions with KMI management and counsel for KMI and the KMGP conflicts committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions and (iii) in light of the foregoing, the limited utility of any further analysis would entail delay, which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP conflicts committee, the KMR board and the KMGP board with respect to the KMP merger.

        The KMGP conflicts committee, the KMR board and the KMGP board believe that sufficient procedural safeguards were and are present to ensure the fairness of the KMP merger, each of which the KMGP conflicts committee, the KMR board and the KMGP board believe supports their determinations and provides assurance of the fairness of the KMP merger to the unaffiliated KMP unitholders. In addition to the factors described above, the KMGP conflicts committee, the KMGP board and the KMR board considered the following procedural factors in making their determinations and recommendation with respect to the KMP merger:

  •
  The members of the KMGP conflicts committee have long service on the KMGP board and KMR board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of each of KMI, KMP, KMR and EPB.

  •
  The members of the KMGP conflicts committee also served as members of the KMR board and, as a result of being the only independent members of the KMR board, also served as the KMR Special Committee, which positions impose different duties upon such members and require the members to consider different interests, principally with respect to the different interests of the unaffiliated KMR shareholders as compared to the unaffiliated KMP unitholders.

  •
  The compensation of the members of the KMGP conflicts committee is in no way contingent on their approving the KMP merger agreement or the KMP merger, and, other than with respect to their ownership of KMR shares and KMI common stock, as applicable, the members of the KMGP conflicts committee will not personally benefit from the consummation of the Transactions in any manner different from the KMP unitholders.

  •
  The members of the KMGP conflicts committee have been offered the opportunity to become members of the KMI board after the consummation of the KMP merger.

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  •
  The KMGP board, the KMR board and Messrs. Hultquist, Gardner and Waughtal individually, after considering the merger consideration to be received in respect of any of their respective ownership of KMP common units and KMR shares, the KMI common stock owned by them, as applicable, the offer from KMI to them to serve on the board of KMI following the transactions, and other factors, concluded that Messrs. Hultquist, Gardner and Waughtal were independent of KMI and EPB.

  •
  The KMP merger agreement provides that KMI cannot eliminate the KMGP conflicts committee, revoke or diminish its authority or remove directors on the KMGP conflicts committee pending the KMP merger. In addition, any consent, determination or approval of KMP under the KMP merger agreement is subject to the KMGP conflicts committee's making a recommendation with respect to such consent, determination or approval.

  •
  The KMGP conflicts committee had no obligation to recommend any transaction, including the proposal put forth by KMI.

        The KMGP conflicts committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated KMP unitholders for purposes of negotiating the terms of the KMP merger agreement. The KMGP conflicts committee, the KMGP board and the KMR board believe that it was not necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated KMP unitholders for purposes of negotiating the terms of the KMP merger agreement because the KMGP conflicts committee consisted solely of directors who are not officers of KMI, KMP, KMGP or KMR and are not otherwise affiliated with KMI, KMP, KMGP or KMR, the KMGP conflicts committee engaged financial and legal advisors to act on its behalf and it was actively involved in deliberations and negotiations regarding the KMP merger agreement.

        The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the KMGP conflicts committee, the KMR board and the KMGP board in considering the KMP merger. In view of the number and variety of factors and the amount of information considered, the KMGP conflicts committee, the KMR board and the KMGP board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the KMGP conflicts committee, the KMR board and the KMGP board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the KMGP conflicts committee, the KMR board and the KMGP board may have given different weights to different factors. The KMGP conflicts committee, the KMR board and the KMGP board made their recommendations based on the totality of information presented to, and the investigation conducted by, the KMGP conflicts committee, the KMR board and the KMGP board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

        The KMGP conflicts committee, the KMR board and the KMGP board each recommend that KMP unitholders vote FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal.

KMI Parties' Purpose and Reasons for the Transactions

        For the KMI Parties, as defined under "—Position of the KMI Parties, KMP, KMGP and KMR as to the Fairness of the Merger," KMPG and KMR the purpose of the Transactions is to enable KMI to acquire directly or indirectly all of the outstanding KMP common units, KMR shares and EPB common units that it and its subsidiaries do not already own and, as a result, for KMI and its stockholders to bear the rewards and risk of such ownership of KMP common units, KMR shares and EPB common units.

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        The KMI Parties, KMP, KMGP and KMR believe that the structure of the Transactions is preferable to other structures because it will enable KMI to acquire directly or indirectly at one time all of the outstanding KMP common units, KMR shares and EPB common units that it does not already own, while allowing the unaffiliated KMP unitholders, unaffiliated KMR shareholders and unaffiliated EPB unitholders to participate and share in the potential future profits of KMI, while continuing to benefit from the future profits related to the assets of each of KMP, KMR and EPB through KMI's ownership of each of KMP, KMR and EPB.

        The KMI Parties' reasons for entering into the Transactions at this time include the following:

  •
  Significant Upfront Accretion.  The Transactions provide the opportunity to deliver immediate and significant value to KMI stockholders by enabling KMI to increase its target dividend per share to $2.00, which represents a 16% dividend increase from the 2014 guidance of $1.72 per share.

  •
  Enhanced Growth Impact.  The Transactions are expected to allow KMI to grow its dividend per share by 10% per year from 2015 through 2020.

  •
  Increased Dividend Coverage.  The Transactions are expected to increase KMI's dividend coverage ratio and result in $2 billion in cumulative excess coverage through 2020 after accounting for the increased dividend and growth rate.

  •
  Lower Cost of Capital.  The elimination of incentive distribution rights significantly lowers the cost of capital and results in a more competitive cost of capital to pursue expansion projects and acquisitions.

  •
  Simplified Organizational Structure and Credit Enhancement.  The Transactions will result in one publicly traded company versus four publicly traded companies, which results in one equity holder base, one dividend policy, one debt rating and elimination of the existing structural subordination of indebtedness among KMI, KMP, EPB and substantially all of their wholly owned subsidiaries with debt.

  •
  Tax Benefits.  The Transactions are intended to enable KMI to benefit from additional tax depreciation amounts, which are anticipated to result in over $20 billion in cash tax savings over the next 14 years.

  •
  Financial Advisor Analyses.  In the case of KMI only, KMI's board of directors considered the financial presentation of Barclays Capital and its opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions and qualifications set forth therein, the aggregate merger consideration to be paid pursuant to the Transactions was fair, from a financial point of view, to KMI, as more fully described in this document under the heading "Special Factors—Opinion of Barclays Capital Inc." In addition, KMI's board of directors considered certain financial analyses and market perspectives of Citi relating to KMI on a standalone basis and pro forma for the Transactions, with particular focus on KMI pro forma for the Transactions, as more fully described in this document under the heading "Special Factors—Financial Analyses of Citigroup Global Markets Inc."

        In addition, the KMI Parties also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

  •
  that the pendency of the Transactions for an extended period of time following the announcement of the execution of the merger agreements could have an adverse impact on KMI, KMP, KMR or EPB;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the mergers, and the potential negative effect on KMI's, KMP's, KMR's or EPB's business;

  •
  the potential that KMI common stock will not trade at the expected valuations;

62

  •
  that KMI will lose the tax benefits of the master limited partnership structure with respect to KMP and EPB;

  •
  the risk that potential benefits sought in the Transactions may not be realized; and

  •
  the potential that the resulting combined company might not achieve its projected financial results.

        In view of the variety of factors and the quality and amount of information considered, the KMI Parties did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Transactions. Certain of the KMI Parties may have given different relative considerations to different factors. The reasons of KMGP and KMR for entering into the Transactions, particularly with respect to the KMP merger, are described in the section entitled "—Recommendation of the KMGP Conflicts Committee, the KMR Board, and the KMGP Board, and Their Reasons for the Merger."

Position of the KMI Parties, KMP, KMGP and KMR as to the Fairness of the Merger

        Under the rules governing "going private" transactions, each of KMI, P Merger Sub LLC and Richard D. Kinder, which are collectively referred to as the "KMI Parties," KMGP, KMR and KMP are deemed to be engaged in a "going private" transaction and are required to express their beliefs as to the fairness of the KMP merger to the unaffiliated KMP unitholders pursuant to Rule 13e-3 under the Exchange Act. The KMI Parties, the KMGP conflicts committee, the KMR board and the KMGP board are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the KMGP conflicts committee, the KMR board and the KMGP board each recommend that the KMP unitholders vote to approve the KMP merger agreement, the views of the KMI Parties, KMGP and KMR as to the fairness of the KMP merger should not be construed as a recommendation to any KMP unitholder as to how that unitholder should vote on the proposal to approve the KMP merger agreement.

        The KMI Parties did not undertake any independent evaluation of the fairness of the KMP merger to the unaffiliated KMP unitholders or engage a financial advisor for such purpose. While the vote of a majority of the outstanding KMP units, including those owned by KMI and its affiliates, is required to approve the KMP merger agreement, no separate vote of a majority of the unaffiliated KMP unitholders is required under the terms of the KMP partnership agreement. KMI was not willing to proceed with a transaction that included a "majority of the unaffiliated votes cast" threshold because KMI and its affiliates wanted to preserve their ability to vote on the KMP merger and they collectively do not own a sufficient number of KMP units to assure the outcome of the vote on the KMP merger. However, based on the procedural safeguards implemented during the negotiation of the KMP merger agreement, which include the formation of the KMGP conflicts committee and authorizing the KMGP conflicts committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the KMP merger, (ii) make such investigation of potential alternative transactions amongst KMI, KMGP, KMR and EPB or their affiliates, including maintaining the status quo, as the KMGP conflicts committee deems necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the KMP merger, (iv) determine whether to give or withhold the KMGP conflicts committee's approval of the KMP merger, including by "Special Approval" as defined in the KMP partnership agreement, (v) determine whether to make a recommendation to the KMGP board to approve the KMP merger and (vi) retain independent professional advisors, and the other factors considered by, and the analysis, discussion and resulting conclusions of, the KMGP conflicts committee, the KMR board and the KMGP board described in the section entitled "—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger," which analysis, discussion and resulting conclusions the KMI Parties expressly adopt as their own, the KMI Parties, KMGP and KMR believe that the KMP merger is substantively and procedurally fair to the unaffiliated KMP unitholders.

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        The foregoing discussion of the information and factors considered and given weight by the KMI Parties, KMGP and KMR is not intended to be exhaustive, but includes the factors considered by the KMI Parties, KMGP and KMR that each believes to be material and the fairness determination regarding the fairness of the KMP merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The KMI Parties, KMGP and KMR did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the KMP merger. Rather, the KMI Parties, KMGP and KMR made their fairness determination after considering all of the factors as a whole.

Projected Financial Information

        Set forth below is a summary of certain projected financial information, referred to as "management projections," that was prepared by KMI management and furnished to the KMI board, the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee for purposes of evaluating the proposed Transactions. This projected financial information was also provided to the financial advisors for use in connection with their respective financial analyses and, if applicable, opinion.

(in millions, except per share amounts)	2015	2016	2017	2018	2019	2020
KMP EBITDA(1)	$6,561	$7,491	$8,191	$9,546	$10,023	$10,524
EPB EBITDA(1)	1,240	1,249	1,441	1,499	1,574	1,653
KMI Standalone EBITDA(2)	212	191	201	200	200	200

Combined enterprise EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377
KMP Status Quo Distributable Cash Flow Per Unit(3)	$5.73	$6.15	$6.43	$6.95	$7.08	$7.29
KMP Status Quo Distribution Per Unit	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
EPB Status Quo Distributable Cash Flow Per Unit(4)	$2.63	$2.58	$2.78	$2.83	$2.92	$3.01
EPB Status Quo Distribution Per Unit	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
KMI Status Quo Dividend Per Share	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
KMI Pro Forma Dividend Per Share(5)	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22

The above measures are not measures of financial performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. KMI's computations of these measures may differ from similarly titled measures used by others.

(1)
EBITDA is defined as net income plus depreciation, depletion and amortization, or DD&A, including such entity's share of DD&A for certain non-consolidated equity investees, plus income tax expense and interest expense.

(2)
KMI's share of pretax income plus DD&A less cash taxes for its investments in Citrus, LLC and NGPL Holdco LLC less KMI's general and administrative expense, or G&A. Includes $20 million per year in synergies attributable to the Transactions which would not be realized in the status quo case.

(3)
KMP Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for certain of its equity method investees, less equity earnings plus cash distributions received for Endeavor Gathering LLC (an additional equity investee) divided by (ii) average units outstanding.

(4)
EPB Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for its equity method investees plus certain other income and expenses, net (which primarily includes deferred revenue, non-cash allowance for equity funds used during construction and other items) divided by (ii) average units outstanding.

(5)
Pro forma after giving effect to the Transactions.

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        The foregoing projected financial information is based on the following principal assumptions:

  •
  Combined enterprise EBITDA growth excluding growth associated with expansion capital expenditures is assumed to be approximately 3% per year on average (2015-2020), excluding KMP's CO2 segment.

  •
  EBITDA growth in KMP's CO2 segment in total (including growth associated with expansion capital expenditures) is assumed to be approximately 6% per year on average (2015-2020).

  •
  Combined enterprise maintenance capital expenditures in 2015 are assumed to be approximately $568 million and are assumed to increase by approximately 3% on average per year from 2015 to 2020.

  •
  The combined enterprise will incur expansion capital expenditures of approximately $3.6 billion per year on average, plus a total of approximately $5.2 billion for expansion of the Trans Mountain pipeline.

  •
  Identified expansion projects are included using their expected economics, and unidentified projects are included using a 7.0x capex to EBITDA multiple assumption.

  •
  Expansion capital expenditures after completion of the Transactions will be financed to maintain a debt to EBITDA ratio of between approximately 5.0x and 5.5x. The projected debt issuances assume an initial 4.75% interest rate, with future issuances stepping up to 5.75% over time.

  •
  After completion of the Transactions, KMI will recognize approximately $3.9 billion per year of tax depreciation associated with the purchase price plus depreciation associated with future expansion capital expenditures and 60% of sustaining capital expenditures, generally on a modified accelerated cost recovery system schedule. Approximately 40% of sustaining capital expenditures are projected to be expensed for tax purposes in the year incurred.

  •
  The assumed tax rate is 36.5%.

  •
  KMI warrants outstanding of 298 million convert to KMI shares on a net settlement basis by second quarter 2017.

  •
  Cost synergies of approximately $20 million per year are assumed to result from the Transactions.

        The foregoing projected financial information was not prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. The projected financial information set forth above was prepared by, and is the responsibility of, KMI. Neither KMI's independent accountants, PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to such projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and they disclaim any association with, such projected financial information. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to KMI's historical financial information. It does not extend to the projected financial information and should not be read to do so. The projected financial information is not included in this proxy statement/prospectus to influence the decision of KMP unitholders on how to vote on any proposal and should not be relied upon for such purpose.

        The projected financial information is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KMI's management. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, risks and uncertainties relating to KMI's, KMP's or EPB's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described

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under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized.

        The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that any of KMI or its officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of KMI or any of its officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. KMI undertakes no obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. KMI does not intend to make publicly available any update or other revision to the projected financial information. KMI makes no representation to any stockholder or other person regarding KMI's, KMP's, or EPB's ultimate performance compared to the information contained in the projected financial information or that projected results will be achieved. KMI has made no representation to KMP, KMR or EPB in the respective merger agreements or otherwise concerning the projected financial information.

Opinion of Jefferies LLC

        In connection with the Transactions, KMP and KMR retained Jefferies at the direction of the KMGP/KMR committee to, among other things, provide the KMGP/KMR committee with financial advisory services and to evaluate the fairness, from a financial point of view, of the consideration to be paid to the KMP unitholders (other than KMI and its affiliates (other than KMP)) and KMR shareholders (other than KMI and its affiliates (other than KMR)) in connection with a possible sale or other business transaction or series of transactions involving all or a majority of the equity or assets of KMP and KMR. At the meeting of the KMGP/KMR committee on August 9, 2014, Jefferies rendered its written opinion to the KMGP/KMR committee to the effect that, as of August 9, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, (i) the consideration to be received by the holders of KMP common units, consisting of, at the unitholder's option and subject to proration as described in this proxy statement/prospectus, (a) 2.1931 shares of KMI common stock and $10.77 in cash without interest, (b) $91.72 in cash without interest or (c) 2.4849 shares of KMI common stock, pursuant to the KMP merger agreement was fair, from a financial point of view, to holders of KMP units (other than KMI and its affiliates (other than KMP)), and (ii) the consideration to be received by holders of KMR shares, consisting of 2.4849 shares of KMI common stock, pursuant to the KMR merger agreement, was fair, from a financial point of view, to holders of KMR shares (other than KMI and its affiliates (other than KMR)).

        The full text of Jefferies' written opinion, dated as of August 9, 2014, is attached to this proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. KMP and KMR encourage their common unitholders and shareholders to read the opinion carefully and in its entirety. Jefferies' opinion is directed to the KMGP/KMR committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the KMP unitholders (other than KMI and its affiliates (other than KMP)) and KMR shareholders (other than KMI and its affiliates (other than KMR)) in the Transactions. It does not address any other aspects of the Transactions and does not constitute a recommendation as to how any KMP unitholder or KMR shareholder should

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vote on the Transactions or any matter relating thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated August 8, 2014 of the KMP merger agreement;

  •
  reviewed a draft dated August 8, 2014 of the KMR merger agreement;

  •
  reviewed a draft dated August 8, 2014 of the EPB merger agreement;

  •
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and EPB;

  •
  reviewed certain information furnished to Jefferies by the management of KMI, relating to the business, operations and prospects of KMI, KMP and EPB;

  •
  held discussions with members of senior management of KMI concerning the matters described in the prior two bullet points;

  •
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  •
  reviewed the KMP unit or KMR share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that Jefferies deemed relevant;

  •
  analyzed the discounted cash flow of KMP common units and KMI common stock;

  •
  compared the proposed financial terms of the KMR merger agreement and the KMP merger agreement with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the potential pro forma financial impact to KMI of the KMP merger, KMR merger and the EPB merger;

  •
  reviewed financial forecasts prepared by various market analysts; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of KMI that it was not aware of any facts or circumstances that would make such information supplied by KMI management inaccurate or misleading or of any information that was omitted or undisclosed to Jefferies. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections, and did not assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. Jefferies assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies has not undertaken to reaffirm or

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revise its opinion or otherwise comment on events occurring after the date of its opinion and expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal, accounting or tax matters affecting the KMP common units or the KMR shares, and Jefferies assumed the correctness of all legal, accounting and tax advice given to KMP, KMR and the KMGP/KMR committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the KMP merger agreement and KMR merger agreement to KMP and the KMP common unitholders and KMR and the KMR shareholders. In addition, in preparing its opinion, Jefferies did not take into account, and expresses no view with regards to, any tax consequences of the transaction to any KMP common unitholders or KMR shareholders. In rendering its opinion, Jefferies assumed that the final form of the KMP merger agreement and the KMR merger agreement would be substantially similar to the last drafts reviewed by Jefferies. Jefferies also assumed that the KMP and KMR mergers would be consummated in accordance with their terms or as otherwise described by representatives of KMI without waiver, modification or amendment of any term, condition or agreement. Jefferies further assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the KMP and KMR mergers, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on KMI, KMP or KMR or the contemplated benefits of the mergers.

        Jefferies' opinion was for the use and benefit of the KMGP/KMR committee in its consideration of the KMP and KMR mergers, except that the KMGP board and the KMR board were authorized to rely on Jefferies' opinion in connection with the KMP and KMR mergers. Further, Jefferies' opinion did not address the relative merits of the transactions contemplated by the KMP and KMR merger agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor did it address the underlying business decision by KMP and KMR to engage in the mergers. In addition, the KMGP/KMR committee did not ask Jefferies to address, and Jefferies' opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP unitholders (other than KMI and its affiliates (other than KMP)) and the KMR shareholders (other than KMI and its affiliates (other than KMR)). Jefferies expressed no opinion as to the price at which KMP common units, KMR shares or KMI common stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMGP or KMR, or any class of such persons, in connection with the KMP and KMR mergers, relative to the merger consideration to be received by the KMP common unitholders and KMR shareholders. Jefferies' opinion was authorized by the Fairness Committee of Jefferies.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies' view of KMP's or KMR's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other

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matters, many of which are beyond KMI's, KMP's, KMR's and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of KMP common units and the per share value of KMR shares do not purport to be appraisals or to reflect the prices at which KMP common units and KMR shares may actually be sold or trade. The analyses performed were prepared solely as part of Jefferies' analysis of whether the consideration to be received by the holders of KMP common units pursuant to the KMP merger agreement was fair, from a financial point of view, to the KMP unitholders (other than KMI and its affiliates (other than KMP)), and the consideration to be received by holders of KMR shares pursuant to the KMR merger agreement, was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)), and such analyses were provided to the KMGP/KMR committee in connection with the delivery of Jefferies' opinion.

        In arriving at its opinion, Jefferies was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the KMP common units or KMR shares or any business combination or other extraordinary transaction involving KMP or KMR.

        Except as described above, the KMGP/KMR committee did not impose any other restrictions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies' delivery of its opinion to the KMGP/KMR committee on August 9, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses.

Implied Exchange Ratio and Merger Consideration

        Based upon the proposed consideration of 2.1931 shares of KMI common stock and $10.77 in cash per KMP common unit, Jefferies noted that the implied KMP merger exchange ratio was approximately 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014. Jefferies also noted that the KMR merger exchange ratio is 2.4849 shares of KMI common stock per KMR share.

Public Company Analysis

KMP

        Jefferies compared certain financial data for KMP and selected public MLPs that Jefferies deemed relevant. These MLPs, which are referred to as "KMP Selected Public Companies," were selected because they were deemed to be similar to KMP in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the KMP Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly smaller MLP with substantially similar lines of business and business focus may have been included while a similarly sized MLP with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of MLPs for purposes of its analysis but may not have included all MLPs that might be deemed comparable to KMP.

        The financial data reviewed for KMP and the KMP Selected Public Companies included:

  •
  Current declared quarterly distribution per unit annualized and divided by current closing unit price, which is referred to as "Current Yield";

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  •
  2014E distribution per unit divided by current closing unit price, which is referred to as "2014E Yield"; and

  •
  2015E distribution per unit divided by current closing unit price, which is referred to as "2015E Yield."

        The KMP Selected Public Companies were:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Williams Partners L.P.

        The selected public companies analysis for KMP utilizing the KMP Selected Public Companies indicated the following means and medians of the financial data reviewed for the KMP Selected Public Companies as of August 7, 2014. In addition, Jefferies, based on its experience and judgment, selected the implied ranges for KMP as indicated below:

Benchmark	Mean	Median	Implied Yield Range for KMP
Current Yield	5.8%	6.0%	6.00% - 6.75%
2014E Yield	5.8%	6.1%	6.00% - 6.75%
2015E Yield	6.2%	6.5%	6.25% - 7.00%

KMI

        Jefferies also considered certain financial data for KMI and selected general partners of MLPs with publicly traded equity securities that Jefferies deemed relevant. These general partners, which are referred to as the "KMI Selected Public Companies," were selected because they were deemed to be similar to KMI in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the KMI Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly smaller general partner with substantially similar lines of business and business focus may have been included while a similarly sized general partner with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of general partners for purposes of its analysis but may not have included all general partners that might be deemed comparable to KMI.

        The financial data reviewed for KMI and the KMI Selected Public Companies included:

  •
  Current declared quarterly distribution per share (or unit, as applicable) annualized and divided by current closing unit price, which is referred to as "Current Yield";

  •
  2014E distribution per share (or unit, as applicable) divided by current closing unit price, which is referred to as "2014E Yield"; and

  •
  2015E distribution per share (or unit, as applicable) divided by current closing unit price, which is referred to as "2015E Yield."

        The KMI Selected Public Companies were:

  •
  Energy Transfer Equity, L.P.

  •
  EnLink Midstream, LLC

  •
  NuStar GP Holdings, LLC

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  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp.

  •
  Targa Resources Corp.

  •
  Western Gas Equity Partners, LP

  •
  The Williams Companies, Inc.

        The selected public companies analysis for KMI utilizing the KMI Selected Public Companies indicated the following means and medians of the financial data reviewed for the KMI Selected Public Companies as of August 7, 2014. In addition, Jefferies, based on its experience and judgment, selected the implied ranges for KMI as indicated below:

Benchmark	Mean	Median	Implied Yield Range for KMI
Current Yield	2.9%	2.6%	4.25% - 4.75%
2014E Yield	3.0%	2.6%	4.25% - 4.75%
2015E Yield	3.4%	3.3%	4.25% - 5.00%

Analysis Performed

        Jefferies applied the yield ranges based on the selected public companies analysis to corresponding financial data for KMP (based on management projections and other publicly available data) and KMI (based on management projections and other publicly available data) to calculate implied value per KMP common unit reference ranges and implied value per share of KMI common stock reference ranges, which in turn indicated the following reference ranges of implied value per share and implied exchange ratio ranges:

Benchmark	Implied Value Per Share of KMI Common Stock Reference Ranges	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Current Yield	$36.21 - $40.47	$82.37 - $92.67	2.035 - 2.559
2014E Yield	$36.20 - $40.45	$82.67 - $93.00	2.043 - 2.568
2015E Yield	$36.81 - $43.31	$83.29 - $93.28	1.923 - 2.534

        Such exchange ratio reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

        None of the KMP Selected Public Companies utilized in the selected public companies analysis is identical to KMP, and none of the KMI Selected Public Companies utilized in the selected public companies analysis is identical to KMI. In evaluating the public companies that would comprise the KMP Selected Public Companies and the KMI Selected Public Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond KMI's, KMP's, KMR's and Jefferies' control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

        Jefferies performed a discounted cash flow analysis by calculating the net present value of KMP's estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on management projections provided by KMI (with updated estimated unit counts for the year ending December 31, 2019), and the net present value of KMI's estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on management projections provided by KMI. Jefferies performed the discounted cash flow analysis by calculating discount rates

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with respect to KMP based on (i) the percentage of KMP's distributions allocated to KMP's general partner interest and incentive distribution rights, referred to as the KMP general partner distribution percentage, and (ii) the median general partner distribution percentage of the KMP Selected Public Companies, referred to as the median general partner distribution percentage. In performing this analysis, Jefferies applied (i) discount rates ranging from 10.50% to 11.50% to the projected cash flows from KMP, based on KMP's estimated weighted average cost of capital applying the KMP general partner distribution percentage; (ii) discount rates ranging from 8.50% to 9.50% to the projected cash flows of KMP, based on KMP's estimated weighted average cost of capital applying the median general partner distribution percentage; (iii) discount rates ranging from 7.80% to 8.80% to the projected cash flows from KMI, based on KMI's estimated weighted average cost of capital; and (iv) terminal value yield ranges of 6.00% to 6.75% to the estimated future cash available for distribution of KMP, based on trading metrics of companies similar to KMP, and 4.50% to 5.00% to the estimated future cash available for distribution of KMI, based on the trading metrics of companies similar to KMI.

        The discounted cash flow analysis indicated implied share prices of $39.48 to $44.75 per share of KMI common stock. Based on the KMP general partner distribution percentage and median general partner distribution percentage discount rates, the implied value per KMP common unit reference ranges and the implied exchange ratio reference ranges were indicated to be as follows:

Discount Applied	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
KMP General Partner Distribution Percentage	$84.46 - $95.59	1.887 - 2.421
Median General Partner Distribution Percentage	$91.23 - $103.46	2.039 - 2.621

        Such reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

Historical Exchange Ratio Analysis

        Based on the closing prices for KMP common units and KMI common stock on the NYSE, and using the various time periods set forth below ending on August 7, 2014, Jefferies calculated a range of implied historical exchange ratios by dividing the average daily closing price per KMP common unit by the average daily closing price per KMI common stock. This analysis indicated that during the three years prior to August 7, 2014, the exchange ratio ranged from 2.241 to 2.940 shares of KMI common stock per KMP common unit, as compared to the implied merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and a merger exchange ratio of 2.4849 shares of KMI common stock per KMR share:

	Average KMP Unit Price	Average KMI Share Price	Average Exchange Ratio	Current Trading Price Ratio as Premium (Discount) to Prior Period
As of August 7, 2014	$79.98	$35.37	2.261x
10% Premium	87.98	35.37	2.487x
20% Premium	95.98	35.37	2.713x
30% Premium	103.97	35.37	2.940x
30-Day Average	82.06	36.62	2.241x	0.9%
60-Day Average	81.33	36.11	2.253x	0.4%
90-Day Average	79.74	35.33	2.258x	0.2%
Last 12 Months	79.29	34.72	2.285x	(1.1%)
2-Year Average	82.08	35.77	2.297x	(1.6%)
3-Year Average	81.08	34.39	2.371x	(4.6%)

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Premiums Paid Analysis

        Using publicly available information and certain other database information available to Jefferies, Jefferies examined selected non-affiliate MLP transactions, affiliate MLP transactions and affiliate general partner transactions. The following tables summarize the transactions analyzed:

Selected Non-affiliate MLP Transactions

Date	Buyer	Seller
10/10/13	Regency Energy Partners	PVR Partners
05/06/13	Inergy Midstream	Crestwood Midstream Partners
01/29/13	Kinder Morgan Energy Partners	Copano Energy
06/12/06	Plains All American Pipeline	Pacific Energy Partners
11/01/04	Valero	Kaneb Pipeline Partners
12/15/03	Enterprise Products Partners	GulfTerra Energy Partners

Selected Affiliate MLP Transactions

Date	Buyer	Seller
08/27/13	Plains All American Pipeline	PAA Natural Gas Storage
02/23/11	Enterprise Products Partners	Duncan Energy Partners
06/29/09	Enterprise Products Partners	TEPPCO Partners

Selected Affiliate General Partner Transactions

Date	Buyer	Seller
09/21/10	Penn Virginia Resource Partners	Penn Virginia GP Holdings
09/03/10	Enterprise Products Partners	Enterprise GP Holdings
08/09/10	Inergy	Inergy Holdings
06/11/10	Buckeye Partners	Buckeye GP Holdings
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings

        For each of the selected transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company's closing unit price one trading day, 7 trading days and 60 trading days prior to the transaction's announcement. The following tables summarize the premiums paid in the selected transactions:

Selected Non-affiliate MLP Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	25.7%	22.9%	11.6%	2.2%
7 Days	25.2%	21.7%	11.8%	3.0%
30 Days	23.7%	22.3%	12.3%	2.6%

Selected Affiliate MLP Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	28.3%	18.8%	8.9%	8.5%
7 Days	29.1%	20.3%	10.1%	8.7%
30 Days	29.0%	19.0%	8.5%	8.0%

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 Selected Affiliate General Partner Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	31.5%	25.0%	9.4%	4.9%
7 Days	36.0%	22.0%	10.2%	5.3%
30 Days	33.1%	19.4%	17.6%	12.4%

        Using a reference range of the overall lowest 25th percentile premium to the overall highest 75th percentile premium for each of the transaction categories listed above, Jefferies performed a premiums paid analysis using the closing prices of KMP common units one trading day, seven trading days and 30 trading days prior to August 7, 2014.

        Based on Jefferies' premiums paid analysis, the implied value per KMP common unit reference ranges and the implied exchange ratio reference ranges, based on the share price of KMI common stock as of August 7, 2014, were indicated to be as follows:

Selected Transactions	KMI Common Stock Price as of August 7, 2014	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Selected Non-affiliate MLP Transactions	$35.37	$89.24 - $100.35	2.523 - 2.837
Selected Affiliate MLP Transactions	$35.37	$87.12 - $97.65	2.463 - 2.761
Selected Affiliate General Partner Transactions	$35.37	$87.49 - $99.99	2.473 - 2.827

        Such reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

        No selected transaction utilized as a comparison in the selected premiums paid analysis is identical to the Transactions.

Preliminary Presentations by Jefferies

        In addition to its August 8, 2014 fairness opinion presentation described above, Jefferies also made preliminary written presentations to the KMGP/KMR committee on July 30, 2014 and August 7, 2014, which are referred to as the preliminary Jefferies presentations. Neither of the preliminary Jefferies presentations, alone or together, constitute an opinion of, or recommendation by, Jefferies with respect to a possible transaction or otherwise, and were presented solely for discussion purposes.

        The July 30, 2014 presentation contained an overview of the proposed structure and terms of the Transactions, a market update of both KMP and KMI, a summary analysis of the proposed consideration, a review of certain benefits and issues for consideration with respect to the proposed transaction and a preliminary valuation analysis. These preliminary materials were based on the information available to Jefferies and the proposed terms of the Transactions as of July 29, 2014, including financial information and market, economic and other conditions as they existed as of such date, as well as Jefferies' preliminary working assumptions at such time, and the observed data and multiples analyzed by Jefferies in connection with such preliminary materials. The preliminary valuation analyses presented on July 30, 2014, based on the proposed consideration and other terms of the Transactions as of July 29, 2014, indicated an implied exchange ratio reference range of 1.893 to 2.789 shares of KMI common stock per KMP common unit.

        The August 7, 2014 presentation contained an overview of the transaction status, relative ownership and contribution analyses, an overview of transaction alternatives, a pro forma trading analysis, a holders list and crossover analysis, a summary analysis of the pro forma impact of the Transactions on KMI and KMP and a summary of certain tax considerations, which were based on the guidance and pro forma tax information provided by KMI. These preliminary materials were based on

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the information available to Jefferies and the proposed terms of the Transactions as of August 6, 2014, including financial information and market, economic and other conditions as they existed as of such date, as well as Jefferies' preliminary working assumptions at such time, and the observed data and multiples analyzed by Jefferies in connection with such preliminary materials.

        Each of the analyses performed in these preliminary Jefferies presentations was subject to further updating and subject to the final analyses presented to the KMGP/KMR committee on August 8, 2014 by Jefferies. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Jefferies as of, the dates on which Jefferies performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.

        The procedures followed by Jefferies in preparing the material analyses in the preliminary Jefferies presentations were substantially similar to the procedures used by Jefferies to prepare the corresponding analyses in its August 8, 2014 fairness opinion presentation.

Miscellaneous

        Jefferies' opinion was one of many factors taken into consideration by the KMGP/KMR committee in making determinations with respect to the KMP and KMR mergers and should not be considered determinative of the views of the KMGP/KMR committee or management of KMI, KMP or KMR with respect to the KMP and KMR mergers or the merger consideration to be paid to the KMP common unitholders in the KMP merger or the KMR shareholders in the KMR merger.

        Jefferies was selected by the KMGP/KMR committee based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        The KMGP/KMR committee invited representatives of Jefferies to attend a meeting of the KMGP/KMR committee held on July 21, 2014 in order to consider Jefferies' possible retention as financial advisor to the KMGP/KMR committee. At that meeting, representatives of Jefferies discussed their master limited partnership conflicts committee experience and qualifications. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years. After the representatives of Jefferies left the meeting, the KMGP/KMR committee considered the discussion with Jefferies, along with the qualifications, experience and reputation of Jefferies, and determined to retain Jefferies as its financial advisor if an acceptable engagement letter could be negotiated with Jefferies. Following negotiation of an acceptable engagement letter and the execution by Jefferies of an independence questionnaire, Jefferies was formally retained on August 4, 2014.

        Copies of written materials provided to the KMGP/KMR committee by Jefferies have been filed as exhibits to the Schedule 13E-3 filed by KMP with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal offices of KMP, as applicable, during regular business hours by any interested holder of KMP common units or KMR common stock. Copies may be obtained by requesting them in writing at the address provided in "Where You Can Find More Information."

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        KMP has agreed to pay Jefferies a fee of $7.5 million, $1.5 million of which was paid upon delivery of Jefferies' opinion and $6.0 million of which will become payable only if the proposed KMP and KMR mergers are consummated. Jefferies also will be reimbursed by KMP and KMR for certain expenses reasonably incurred. KMP and KMR have also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. Jefferies has not, in the past two years, provided financial advisory or financing services to KMI, KMP, KMR or EPB. Jefferies maintains a market in KMI, KMP, KMR and EPB securities, and in the ordinary course of Jefferies' business, Jefferies and its affiliates may trade or hold securities of KMI, KMP, KMR and EPB for Jefferies' own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date of its opinion, such holdings were de minimis). In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to KMI, KMP, KMR, EPB or their affiliates, for which Jefferies would expect to receive compensation. Jefferies' opinion may not be used or referred to by KMI, KMP, EPB or KMR, or quoted or disclosed to any person in any matter, without Jefferies' prior written consent. Jefferies has consented to the inclusion of its opinion in this proxy statement/prospectus.

Opinion of Barclays Capital Inc.

        KMI engaged Barclays Capital to act as a financial advisor with respect to the Transactions, pursuant to an engagement letter dated August 8, 2014. The KMI board received a written opinion, dated August 9, 2014, from Barclays Capital to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, the aggregate number of shares of KMI common stock, together with the aggregate amount of cash, contemplated by the merger agreements to be issued and paid as consideration in the mergers, referred to as the "Transactions Consideration," to be paid in the aggregate by KMI was fair, from a financial point of view, to KMI.

        The full text of Barclays Capital's written opinion, dated as of August 9, 2014, is attached as Annex C to this proxy statement/prospectus. Barclays Capital's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion of Barclays Capital carefully in its entirety. The following is a summary of Barclays Capital's opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        The terms of the Transactions were determined through arm's-length negotiations between KMI, on the one hand, and the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee, as applicable, on the other hand, and were unanimously approved by KMI's board of directors. Barclays Capital did not recommend any specific form or amount of consideration to KMI or that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Barclays Capital was not requested to address, and its opinion does not in any manner address, KMI's underlying business decision to proceed with or effect any or all of the Transactions or the likelihood of consummation of any or all of the Transactions or the relative merits of any or all of the Transactions as compared to any strategic alternatives that may be available to KMI (including pursuing any of the Transactions individually). In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Transactions Consideration to be paid in the aggregate by KMI in the Transactions or otherwise. No limitations were imposed by KMI's board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

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        In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

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  drafts, dated as of dated August 9, 2014, of each of the merger agreements and the specific terms of the Transactions;

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  a draft, dated as of August 9, 2014, of a debt commitment letter from Barclays Bank to KMI, which is referred to as the "commitment letter," in respect of certain financing relating to the Transactions;

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  publicly available information concerning each of KMI, KMP, KMR and EPB that Barclays Capital believed to be relevant to its analysis, including KMI's, KMP's, KMR's and EPB's Annual Reports on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014;

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  financial and operating information with respect to the business, operations and prospects of KMI furnished to Barclays Capital by KMI, including financial projections of KMI, KMP, KMR and EPB prepared by the management of KMI for fiscal years 2015 through 2020, which is referred to as the "Projections";

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  a trading history of KMI common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's and EPB's common units or shares, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the historical financial results and present financial condition of KMI with each of KMP, KMR and EPB and of KMI, KMP, KMR and EPB with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the financial terms of the Transactions with the financial terms of certain other transactions that Barclays Capital deemed relevant;

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  the pro forma impact of the Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings, which is referred to as the "Expected Synergies," and (ii) the anticipated impact on coverage ratios, cash available for distributions to KMI, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of KMI to result from a combination of the businesses as a result of the Transactions, which is referred to as the "Expected Benefits"; and

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  published estimates of independent research analysts with respect to the future financial performance of KMI, KMP, KMR and EPB.

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  In addition, Barclays Capital has had discussions with the management of KMI concerning the business, operations, assets, liabilities, financial condition and prospects of KMI, KMP, KMR and EPB and has undertaken such other studies, analyses and investigations as Barclays Capital deemed appropriate.

        In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information (and Barclays Capital did not assume responsibility or liability for any independent verification of such information) and Barclays Capital further relied upon the assurances of the management of KMI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of KMI, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMI and that KMI would perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR and EPB, upon the advice of KMI,

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Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMP, KMR and EPB and Barclays Capital has relied on such projections in arriving at its opinion. Furthermore, upon the advice of KMI, Barclays Capital assumed that the amounts and timing of the Expected Synergies and the Expected Benefits are reasonable and that the Expected Synergies and the Expected Benefits would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for, and Barclays Capital expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of KMI, KMP, KMR or EPB, and has not made or obtained any evaluations or appraisals of the assets or liabilities of KMI, KMP, KMR or EPB. Barclays Capital's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 9, 2014. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after August 9, 2014. Barclays Capital expressed no opinion as to the prices at which shares of KMI common stock, or common units or shares, as applicable, of KMP, KMR and EPB or any other securities of KMI, KMP, KMR or EPB, would trade following the announcement of the Transactions or as to the prices at which shares of KMI common stock would trade following the consummation of the Transactions. Barclays Capital expressed no opinion as to the credit rating of KMI at any time following the announcement or consummation of the Transactions. Furthermore, Barclays Capital expressed no opinion as to any determination of dividend policy of KMI following the consummation of the Transactions.

        Barclays Capital assumed that each of the executed merger agreements and the commitment letter would conform in all material respects to the last drafts thereof reviewed by Barclays Capital. Additionally, Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreements and all agreements related thereto. Barclays Capital also assumed, upon the advice of KMI, that all material governmental, regulatory and third party approvals, consents and releases for the Transactions would be obtained within the constraints contemplated by the merger agreements and that the Transactions would be consummated in accordance with the terms of the merger agreements without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Transactions will be consummated substantially concurrently). Barclays Capital assumed that KMI will obtain financing on terms no less favorable to KMI than the terms contemplated by the commitment letter. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Barclays Capital's opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that KMI had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to KMP's, KMR's and EPB's common units or shares, as applicable, but rather made its determination as to the fairness, from a financial point of view, to KMI of the Transactions Consideration to be paid in the aggregate by KMI in the Transactions on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of

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such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion for the KMI board. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI or any other parties to the Transactions. None of KMI, KMP, KMR, EPB, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Premiums Paid Analysis

        Barclays Capital reviewed certain publicly available information related to selected precedent transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders or unitholders, as applicable. Barclays Capital analyzed domestic master limited partnership, or "MLP," transactions announced for the period from August 9, 2004 to August 8, 2014 with total transaction values in excess of $1 billion, excluding acquisitions of general partners. The following table sets forth the transactions analyzed based on such characteristics (and the date that each such transaction was announced):

Announcement Date	Acquirer	Target
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
05/06/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
01/30/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
04/29/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners L.P.
06/12/06	Plains All-American Pipeline, L.P.	Pacific Energy Partners LP
11/01/04	Valero L.P.	Kaneb PipeLine Partners, L.P.

        For each of the precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share or per unit purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 30 days and 60 days prior to the announcement date of the applicable precedent transactions. Barclays Capital compared the premiums paid in the precedent transactions to the premiums in the Transactions based on the implied value, as of August 8, 2014, of the Transactions Consideration of (x) $89.98 per unit of KMP, (y) $89.75 per share of KMR and (z) $38.79 per unit of EPB. The table below sets forth the summary results of the analysis:

		Merger Consideration		Merger Consideration		Merger Consideration	Representative Transactions Statistics
As of 08/08/2014	KMP	$89.98	KMR	$89.75	EPB	$38.79	Median	Mean	Low	High
		Implied Premium / (Discount)		Implied Premium / (Discount)		Implied Premium / (Discount)	Implied Premium / (Discount)
Current	$80.34	12.0%	$77.02	16.5%	$33.60	15.4%	21.2%	20.2%	9.3%	36.1%
30 Days Ago	$81.43	10.5%	$78.15	14.8%	$36.16	7.3%	20.8%	23.1%	11.1%	40.1%
60 Days Ago	$74.99	20.0%	$71.47	25.6%	$33.08	17.3%	26.3%	22.4%	(0.7)%	42.9%

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Pro Forma Accretion/Dilution Analysis

        Using the Projections and estimates of the Expected Synergies and the Expected Benefits resulting from the Transactions provided by the management of KMI, Barclays Capital calculated the accretion/dilution of dividends per share (including warrants) of KMI common stock as a result of the Transactions. For calendar years 2015 through 2020, assuming an expected January 1, 2015 closing of the Transactions, Barclays Capital compared the dividends per share (including warrants) of KMI common stock after giving effect to the Transactions, which is referred to as the "KMI Pro Forma Scenario," to the dividends per share (including warrants) of KMI common stock without giving effect to the Transactions, which is referred to as the "KMI Status Quo Scenario." The analysis indicated that the KMI Pro Forma Scenario would be accretive to dividends per share of KMI common stock in each of calendar years 2015 through 2020. The following table summarizes the results of these calculations:

	2015	2016	2017	2018	2019	2020
Dividends per share (including warrants) for the KMI Status Quo Scenario	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
Dividends per share (including warrants) for the KMI Pro Forma Scenario	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Accretion / (Dilution)—$	$0.16	$0.20	$0.35	$0.44	$0.56	$0.69
Accretion / (Dilution)—%	8.7%	10.2%	17.1%	20.1%	23.6%	27.4%

        In performing this analysis, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI, KMP, KMR and EPB. Any estimates contained in Barclays Capital's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays Capital of the fairness to KMI, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI and were conducted in connection with the delivery of Barclays Capital's opinion to the KMI board.

Discounted Cash Flow Analysis

        In order to estimate the present value of KMI common stock for the KMI Status Quo Scenario as compared to the present value of KMI common stock for the KMI Pro Forma Scenario, Barclays Capital performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the "present value" of estimated future cash flows of an asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated implied per share value of KMI common stock using the discounted cash flow method for each of the KMI Status Quo Scenario and the KMI Pro Forma Scenario, Barclays Capital added: (i) the forecasted dividends per share for calendar years 2015 through 2019, based on distributed cash flow projections of KMI furnished to Barclays Capital by KMI management to (ii) the "terminal value" of the forecasted dividend per share at the end of calendar year 2019, based on guidance from KMI management, and discounted the sum of such amounts to January 1, 2015 using a range of assumed yield and indicative growth rates (as further described below).

        The terminal value for the KMI Status Quo Scenario was estimated by applying a range of assumed yields of 4.50% to 5.25% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account historical trading levels of KMI common stock. The cash flows for the KMI Status Quo Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates

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ranging from 11.50% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account projected compounded annual growth rates for dividends as estimated by equity research analysts who cover KMI and as estimated by KMI management). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Status Quo Scenario of $32.50 to $39.00.

        Similarly, the terminal value for the KMI Pro Forma Scenario was estimated by applying a range of assumed yields of 3.75% to 4.50% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. The cash flows for the KMI Pro Forma Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 13.75% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Pro Forma Scenario of $45.00 to $53.50.

        Barclays Capital then compared the implied per share values for the KMI Status Quo Scenario with the implied per share values for the KMI Pro Forma Scenario. Barclays Capital noted that, on the basis of the discounted cash flow analysis and such comparison, the implied per share values for the KMI Pro Forma Scenario were above the implied per share values of KMI common stock for the KMI Status Quo Scenario.

Equity Research Price Targets Analysis

        Barclays Capital evaluated the publicly available share price targets of KMI published by independent equity research analysts associated with various Wall Street firms. Barclays Capital used these share price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to KMI, Barclays Capital noted that the range of low to high share price targets, where applicable and available, as of August 8, 2014 was $31.00 to $45.00 per share of KMI common stock.

Historical Share Price Analysis

        To illustrate the trend in the historical trading prices of shares of KMI common stock, Barclays Capital considered historical data with regard to the trading share prices of KMI common stock for the 52-week period from August 8, 2013 through and including August 8, 2014. Barclays Capital noted that during such 52-week period, the price per share of KMI common stock ranged from $30.81 to $38.30.

Other Presentations by Barclays Capital

        In addition to the presentation delivered to the KMI board on August 9, 2014, as described above, which is referred to as the "Barclays Capital Fairness Opinion Analysis Presentation," Barclays Capital also delivered materials and presentations to the KMI board and the independent members of the KMGP board, KMR board and EPGP board, respectively, as further described in the section titled "Special Factors—Background of the Transactions." One such presentation, dated as of July 16, 2014, which is referred to as the "Barclays Capital July 16th Presentation," was delivered by Barclays to the KMI board on July 16, 2014. Furthermore, at the request of the management of KMI, Barclays Capital prepared certain materials, which are referred to as the "Barclays Capital Committee Materials," for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014.

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        The financial and comparative analyses and other information in the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials were based on market, economic and other conditions as of their respective dates as well as other information that was available to Barclays at such times. Accordingly, the results of the financial analyses and other information differed from the Barclays Capital Fairness Opinion Presentation due to changes in those conditions. Barclays Capital also continued to refine various aspects of its financial analyses with respect to KMI, KMP, KMR and EPB over time.

        Copies of the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal executive offices of KMI during its regular business hours by any interested stockholder of KMI. Copies may be obtained by requesting them in writing from KMI at the address provided in the section titled "The Parties to the Merger—KMI." None of these presentations by Barclays Capital, alone or together, constitute, or form the basis of, an opinion of Barclays Capital with respect to the Transactions Consideration.

Barclays Capital July 16th Presentation

        The Barclays Capital July 16th Presentation contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. The Barclays Capital July 16th Presentation included a statement (qualified by a note that Barclays Capital does not render formal opinions or assurances regarding future trading values) that the pro forma combined company would trade at a 4.50% yield or below, based on Barclays Capital's professional judgement and experience, taking into account (i) market conditions as of the date thereof, (ii) pro forma metrics of the proposed combined company and (iii) dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. In addition, the Barclays Capital July 16th Presentation included an illustrative sensitivity to transaction premiums analysis, for which Barclays Capital calculated the cash coverage in the KMI Pro Forma Scenario as a function of the premiums paid to KMP's, KMR's and EPB's respective price per share or unit, as applicable, ranging from 10.0% to 15.0% (based on guidance from KMI management). The Barclays Capital July 16th Presentation also reviewed and analyzed (i) the trading history of KMI's common stock from February 11, 2011 through and including July 14, 2014 as compared with the trading histories of other companies that Barclays Capital deemed relevant and (ii) the yields and expected distribution growth rates of the KMI Pro Forma Scenario as compared with the yields and expected distribution growth rates of large- and mid-capitalization companies and MLPs that Barclays Capital deemed relevant.

Barclays Capital Committee Materials

        At the request of the management of KMI, Barclays Capital prepared the Barclays Capital Committee Materials for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014. The Barclays Capital Committee Materials contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. Additionally, the Barclays Capital Committee Materials included information regarding (i) a trading history of KMP and EPB common units from July 16, 2013 through and including July 16, 2014 as compared with the trading history of the Alerian MLP Index, (ii) the relative cost of equity of select MLPs as compared with KMP and EPB, respectively, (iii) the relative expected distribution growth rates of select MLPs as compared with KMP and EPB, respectively, (iv) the cash flow profile by business segment of KMP and EPB, respectively, as compared with the cash flow profile by business segment of the KMI Pro Forma Scenario and (v) an overview of the Transactions as compared with other strategic alternatives available to KMI, KMP and EPB.

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General

        Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The KMI board selected Barclays Capital because of its familiarity with KMI and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions in the industries in which KMI, KMP, KMR and EPB operate.

        Barclays Capital is acting as financial advisor to KMI in connection with the Transactions. As compensation for its services in connection with the Transactions, $1 million became payable by KMI to Barclays Capital upon the delivery of Barclays Capital's opinion, which is referred to as the "Opinion Fee." In addition, KMI will pay Barclays Capital a fee of $13 million, less any amount of the Opinion Fee previously paid, at the closing of the Transactions. In addition, KMI has agreed to reimburse certain of Barclays Capital's expenses in connection with the Transactions and indemnify Barclays Capital for certain liabilities that may arise out of Barclays Capital's engagement by KMI and the rendering of Barclays Capital's opinion. Barclays Capital has performed various investment banking and financial services for KMI, KMP, KMR and EPB in the past, and Barclays Capital expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

        With respect to KMI, KMP, KMR and EPB, collectively, in the two years prior to rendering its fairness opinion, Barclays Capital performed the following investment banking and financial services: (i) (a) in August 2012, Barclays Capital rendered a fairness opinion to KMI in connection with KMI's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP; (b) in August 2012, Barclays Capital acted as joint bookrunner on KMI's secondary offering of 66,700,000 shares of KMI common stock by selling stockholders; (c) in October 2012, Barclays Capital acted as sole bookrunner on KMI's secondary offering of 69,296,921 shares of KMI common stock by selling stockholders; (d) in November 2012, Barclays Capital acted as administrative agent on KMI's amendment to its $1,750,000,000 revolving credit facility; and (e) in October 2013, Barclays Capital acted as joint bookrunner on KMI's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, Barclays Capital acted as joint bookrunner on EPB's follow-on offering of 8,165,000 EPB common units; and (iii)(a) in August 2012, Barclays Capital acted as financial advisor on KMP's sale of Rockies Express Pipeline; (b) in December 2012, Barclays Capital acted as sole bookrunner on KMP's follow-on offering of 4,485,000 KMP common units; (c) in May 2013, Barclays Capital acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility; (d) in February 2014, Barclays Capital acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year senior notes offering; (e) in February 2014, Barclays Capital acted as joint bookrunner on KMP's follow-on offering of 7,935,000 KMP common units; and (f) in August 2014, Barclays Capital acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility. In connection with the foregoing services, Barclays Capital has received aggregate compensation equal to approximately $39,300,000.

        Barclays Bank, an affiliate of Barclays Capital, is the administrative agent and a lender under the bridge facility that KMI has entered into in connection with the Transactions. See "Description of the Debt Financing for the Transactions."

        Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of KMI, KMP, KMR and EPB and their respective

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affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        Barclays Capital's opinion, the issuance of which was approved by Barclays Capital's Fairness Opinion Committee, is addressed to KMI's board of directors, and addresses only the fairness, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI. Barclays Capital's opinion is not intended to and does not constitute a recommendation to any stockholder of KMI as to how such stockholder should vote or act with respect to the Transactions or any other matter.

Financial Analyses of Citigroup Global Markets Inc.

        KMI also has retained Citigroup Global Markets Inc., which is referred to as "Citi," as a financial advisor in connection with the proposed Transactions. In connection with this engagement, the KMI board of directors requested that Citi perform certain financial analyses of KMI both on a standalone basis and pro forma for the proposed Transactions, but primarily focused on KMI pro forma for the proposed Transactions. Citi's financial analyses were provided for the information of the KMI board of directors (in its capacity as such) in connection with its evaluation of the proposed Transactions from a financial point of view to KMI and did not address any other terms, aspects or implications of the proposed Transactions. Citi's financial analyses did not address the underlying business decision of KMI to effect the proposed Transactions, the relative merits of the proposed Transactions as compared to any alternative business strategies that might exist for KMI or the effect of any other transaction in which KMI might engage or consider. Citi's financial analyses are not intended to be and do not constitute a recommendation as to how any stockholder or unitholder should vote or act on any matters relating to the proposed Transactions or otherwise.

        In preparing its financial analyses, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of KMI management that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial projections and other information and data provided to or otherwise reviewed by or discussed with Citi relating to KMI, KMR, KMP and EPB, Citi was advised by KMI management, and assumed, with KMI's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of KMI management as to the future financial performance of KMI, KMR, KMP and EPB, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by KMI management to result from, and other potential pro forma financial effects of, the proposed Transactions and the other matters covered thereby. Citi assumed, with KMI's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the proposed Transactions, reflected in such financial projections and other information and data would be realized in the amounts and at the times projected. Citi relied upon the assessments of KMI management as to (i) existing and future relationships, agreements and arrangements with, and the ability of KMI pro forma for the Transactions to retain, key customers and related contracts of, or otherwise relating to, KMI, KMR, KMP and EPB, (ii) growth rate and other assumptions of KMI management with respect to KMI pro forma for the proposed Transactions and (iii) the potential impact on KMI, KMR, KMP and EPB of market trends and prospects relating to the natural gas and natural gas gathering, processing, transporting and fractionating industry, including assumptions of KMI management regarding future drilling and production, volume commitments, acreage dedication, and gathering and processing rates as reflected in the financial projections and other information and data utilized in Citi's analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses. Citi assumed, with KMI's consent, that there would be no developments with respect to any such matters that would have an adverse effect on KMI, KMR, KMP, EPB or the proposed

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Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to Citi's analyses.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KMI, KMR, KMP, EPB or any other entity and Citi did not make any physical inspection of the properties or assets of KMI, KMR, KMP, EPB or any other entity. Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters and it relied, with KMI's consent, upon the assessments of representatives of KMI as to such matters. Citi's financial analyses were necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date on which such analyses were performed.

        Citi was not requested to, and it did not, provide an opinion as to the fairness, from a financial point of view, of the consideration payable in the proposed Transactions or any other term or aspect of the proposed Transactions. The type and amount of consideration payable in the proposed Transactions were determined through negotiations among KMI, KMR, KMP and EPB, and the decision to enter into the merger agreements was solely that of the KMI board, the KMR board and KMR special committee, the KMGP board and KMGP conflicts committee, and the EPGP board and EPGP conflicts committee. Citi expressed no view or opinion as to, among other things, the form or structure of the proposed Transactions or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the proposed Transactions or otherwise. Citi did not express any view or opinion as to the actual value of KMI common stock when issued in the proposed Transactions or the prices at which KMI common stock, KMR shares, KMP common units or EPB common units would trade or otherwise be transferable at any time. Citi's financial analyses were only one of many factors considered by the KMI board of directors in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the KMI board of directors or KMI management with respect to the proposed Transactions or the consideration payable in the proposed Transactions.

        In preparing its financial analyses, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's analyses. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. Citi considered the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its financial analyses, many of which are beyond the control of KMI. No company, business or transaction reviewed is identical or directly comparable to KMI, KMR, KMP, EPB or their respective businesses or the proposed Transactions and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in,

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and the results derived from, Citi's analyses are inherently subject to substantial uncertainty and are not intended to be, and should not be construed in any respect as, an assurance or guaranty of value.

        The following is a summary of the material financial analyses presented to the KMI board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the financial analyses summarized below, the term "potential total investment returns" refers to the current yield of the applicable securities plus potential growth in distributions based on two-year compound annual growth rates of such distributions for calendar years 2015 through 2017.

July 16, 2014 Preliminary KMI Board Discussion Materials

        Preliminary financial analyses and market perspectives provided by Citi to the KMI board of directors on July 16, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended July 14, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended July 14, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

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  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  Spectra Energy Corp

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  Targa Resources Corp.

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  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

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  Enbridge Energy Partners, L.P.

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  Energy Transfer Partners, L.P.

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  Enterprise Products Partners L.P.

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  ONEOK Partners, L.P.

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  Plains All American Pipeline, L.P.

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  Spectra Energy Partners, LP

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  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

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  Boardwalk Pipeline Partners, LP

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  EQT Midstream Partners, LP

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  Midcoast Energy Partners, L.P.

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  QEP Midstream Partners, LP.

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  Tallgrass Energy Partners, LP

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  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 89.8% and 127.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 155.9% and 198.9%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 92.4%, 110.5% and 156.8% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 113.1%, 148.8% and 233.1%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 102.0% and 199.6% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 134.1%, 144.7% and 193.7%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

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  Selected public partnerships:

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  Alliance Holdings GP, L.P.

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  Atlas Energy, L.P.

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  Crestwood Equity Partners LP

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  Energy Transfer Partners, L.P.

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  NuStar GP Holdings, LLC

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  Western Gas Equity Partners, LP

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  Selected public companies:

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  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  Spectra Energy Corp

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  Targa Resources Corp.

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  The Williams Companies, Inc.

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        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of July 14, 2014 for the six selected public partnerships and the six selected public companies were as follows:

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  For the six selected public partnerships:

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  GP distribution compound annual growth rates: 3.1% to 25.7%;

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  expected potential total investment returns: 8.6% to 28.8%;

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  GP firm values: $1.7 billion to $34.3 billion;

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  debt ratios: 0.0x to 4.8x; and

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  current and calendar year 2015 estimated GP dividend yields: 1.6% to 5.5% and 2.4% to 6.1%.

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  For the six selected public companies:

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  GP distribution compound annual growth rates: 9.0% to 25.2%;

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  expected potential total investment returns: 12.2% to 27.0%;

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  GP firm values: $6.0 billion to $41.8 billion;

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  debt ratios: 0.0x to 4.4x; and

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  current and calendar year 2015 estimated GP dividend yields: 1.8% to 3.4% and 2.5% to 4.1%.

        Citi observed the following corresponding data for KMI as of July 14, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.5%; (iii) a GP firm value of approximately $47.2 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.7% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of July 14, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $66.00 to $92.00 per share, $70.00 to $93.00 per unit, and $32.00 to $36.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

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        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on July 14, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (July 14, 2014)
$33.77 - $48.59	$35.97

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on July 14, 2014 of approximately (6.1%) to 35.1%.

        Potential Total Investment Returns Overview.    In order to assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

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  Enbridge Inc.

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  Enterprise Products Partners L.P.

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  ONEOK, Inc.

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  Spectra Energy Corp

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  The Williams Companies, Inc.

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  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

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  Dominion Resources, Inc.

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  NiSource Inc.

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  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA, compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth

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rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

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  For the selected pipeline companies:

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  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.6% to 21.6% (with a median of 8.6%);

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  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.8% to 19.1% (with a median of 9.8%);

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  calendar year 2015 estimated dividend yields: 3.1% to 4.0% (with a median of 3.8%); and

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  estimated potential total investment returns: 9.6% to 22.1% (with a median of 12.8%).

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  For the selected utilities companies:

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  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 6.9% to 9.6% (with a median of 7.5%);

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  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.3% to 6.2% (with a median of 5.4%);

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  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.8%); and

  •
  estimated potential total investment returns: 7.0% to 9.7% (with a median of 8.0%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of a potential step-up in tax basis per share of KMI common stock, which is referred to as the "potential tax basis step-up per share," that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management.

        Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to

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9.5%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2028 using discount rates ranging from 7.5% to 9.5%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$39.11 - $51.31	$38.92 - $51.03	$4.98 - $5.52	$43.90 - $56.55

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.4% to 4.4% and 3.5% to 4.6%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP, KMR and EPB closing share or unit prices on July 14, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
Cash Available for Dividends	21.6%	24.6%	29.1%	35.8%	28.6%	28.5%	24.5%	20.8%	17.5%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%
At 15% Premium:
Cash Available for Dividends	19.6%	22.4%	26.9%	33.4%	26.2%	26.0%	21.9%	18.2%	14.9%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP's, KMR's and EPB's closing share or unit prices on July 14, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions

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per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
KMP	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
KMR	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
EPB	(15.9)%	(7.5)%	(3.1)%	4.6%	10.6%	12.3%	14.1%	15.9%	17.7%
At 15% Premium:
KMP	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
KMR	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
EPB	(12.1)%	(3.3)%	1.3%	9.4%	15.7%	17.4%	19.3%	21.1%	23.0%
        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, the following:

  •
  implied enterprise values (calculated as equity values based on closing stock or unit prices on July 14, 2014 plus implied market values of the KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming, for illustrative purposes, a 10% premium to KMP's and EPB's closing unit prices on July 14, 2014, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 14.9x and 14.0x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.5x, 15.5x and 14.9x, respectively;

  •
  premiums paid in seven selected GP transactions announced from September 2007 through July 14, 2014 with transaction values ranging from approximately $212 million to $22 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.2% and a median of 15.6%), 11.4% to 27.0% (with a mean of 21.3% and a median of 22.4%) and 13.6% to 32.2% (with a mean of 19.6% and a median of 18.5%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.9% and a median of 18.8%), 9.4% to 40.0% (with a mean of 21.7% and a median of 20.6%) and 9.3% to 32.1% (with a mean of 19.9% and a median of 18.1%), respectively;

  •
  premiums paid in eight selected MLP transactions announced from October 1997 through July 14, 2014 with transaction values ranging from approximately $1 billion to $6 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), 2.7% to 39.0% (with a mean of 17.7% and a median of 14.7%) and 2.6% to 36.8% (with a mean of 18.2% and a median of 16.3%), respectively, and overall low to high

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    one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), (0.5%) to 27.1% (with a mean of 12.7% and a median of 12.3%) and 3.3% to 28.1% (with a mean of 15.1% and a median of 15.1%), respectively; and

  •
  implied purchase prices as multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner in (i) eight selected transactions in which GP incentive distribution rights ranged from 2% to 15% announced from February 1997 through March 2014 with transaction values ranging from approximately $19 million to $366 million, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 21.9x to 115.5x (with a mean of 60.6x and a median of 51.4x), 20.9x to 109.5x (with a mean of 44.7x and a median of 31.6x) and 12.8x to 78.7x (with a mean of 32.9x and a median of 24.3x), respectively, (ii) 16 selected transactions in which GP incentive distribution rights ranged from 25% to 30% announced from March 1998 through December 2012 with transaction values ranging from approximately $12 million to $7 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 6.5x to 115.6x (with a mean of 31.5x and a median of 21.6x), 8.5x to 45.4x (with a mean of 24.5x and a median of 22.4x) and 3.8x to 37.5x (with a mean of 14.5x and a median of 12.7x), respectively, and (iii) 16 selected transactions in which GP incentive distribution rights ranged from 45% to 50% announced from July 1999 through May 2013 with transaction values ranging from approximately $88 million to $2 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 10.1x to 42.6x (with a mean of 18.8x and a median of 16.3x), 8.1x to 27.2x (with a mean of 15.8x and a median of 15.4x) and 7.0x to 22.2x (with a mean of 13.5x and a median of 14.1x), respectively.

August 9, 2014 KMI Board Discussion Materials

        Financial analyses and market perspectives provided by Citi to the KMI board of directors on August 9, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to further assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended August 8, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended August 8, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

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  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

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  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

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  Energy Transfer Partners, L.P.

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  Enterprise Products Partners L.P.

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  ONEOK Partners, L.P.

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  Plains All American Pipeline, L.P.

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  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

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  EQT Midstream Partners, LP

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  Midcoast Energy Partners, L.P.

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  QEP Midstream Partners, LP.

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  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 95.7% and 152.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 140.4% and 226.5%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 98.0%, 124.4% and 152.2% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 114.5%, 164.2% and 212.0%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 104.7% and 174.1% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 125.0%, 155.3% and 168.5%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared of the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

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    •
    Crestwood Equity Partners LP

    •
    Energy Transfer Partners, L.P.

    •
    NuStar GP Holdings, LLC

    •
    Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  Spectra Energy Corp

  •
  Targa Resources Corp.

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  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of August 8, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 5.5% to 26.4%;

  •
  expected potential total investment returns: 10.8% to 28.3%;

  •
  GP firm values: $1.8 billion to $33.3 billion;

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  debt ratios: 0.0x to 3.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.9% to 5.3% and 2.5% to 6.4%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 24.3%;

  •
  expected potential total investment returns: 12.3% to 26.5%;

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  GP firm values: $5.6 billion to $46.4 billion;

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  debt ratios: 0.5x to 4.0x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 2.1% to 4.0% and 2.7% to 4.4%.

        Citi observed the following corresponding data for KMI as of August 8, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.6%; (iii) a GP firm value of approximately $47.4 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.8% and 5.1%.

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        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of August 8, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $68.00 to $92.00 per share, $75.00 to $93.00 per unit and $32.00 to $40.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated EBITDA by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on August 8, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (August 8, 2014)
$33.91 - $48.93	$36.12

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on August 8, 2014 of approximately (6.1%) to 35.5%.

        Potential Total Investment Returns Overview.    In order to further assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

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  Enbridge Inc.

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  Enterprise Products Partners L.P.

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  ONEOK, Inc.

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  Spectra Energy Corp

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  The Williams Companies, Inc.

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  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

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  Dominion Resources, Inc.

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  •
  NiSource Inc.

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  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.9% to 20.7% (with a median of 10.6%);

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  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.1% to 13.0% (with a median of 9.8%);

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  calendar year 2015 estimated dividend yields: 2.9% to 4.4% (with a median of 4.0%); and

  •
  estimated potential total investment returns: 8.8% to 17.0% (with a median of 12.9%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 7.3% to 10.4% (with a median of 7.4%);

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  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.0% to 6.0% (with a median of 5.4%);

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  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.9%); and

  •
  estimated potential total investment returns: 6.8% to 9.6% (with a median of 7.9%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present

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values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2029 using discount rates ranging from 7.5% to 9.0%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$40.43 - $51.29	$41.83 - $52.86	$3.27 - $3.57	$45.10 - $56.43

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.3% to 4.1% and 3.5% to 4.4%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Cash Available for Dividends	21.9%	23.7%	28.8%	36.2%	29.0%	29.3%	25.3%	21.2%	17.1%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.1%	28.3%	25.3%	21.2%	17.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such

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calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
KMP	(14.5)%	(11.3)%	(6.7)%	(4.7)%	2.9%	9.9%	11.8%	12.6%	13.4%
KMR	(14.8)%	(11.5)%	(6.9)%	(5.0)%	2.7%	9.6%	11.5%	12.4%	13.2%
EPB	(17.4)%	(9.1)%	(4.8)%	2.8%	8.7%	15.7%	17.3%	17.7%	18.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, implied enterprise values (calculated as equity values based on closing stock or unit prices on August 8, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming a 12.0% and 15.4% premium to KMP's and EPB's closing unit prices on August 8, 2014, respectively, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 15.0x and 13.8x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.6x, 15.7x and 14.7x, respectively.

Miscellaneous

        KMI has agreed to pay Citi for its services as a financial advisor to KMI in connection with the proposed Transactions an aggregate fee of $5 million, payable contingent upon consummation of the Transactions. In addition, KMI has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement. Citi and its affiliates also are participating in the bridge facility as a syndication agent, documentation agent and lender and in the replacement revolving credit facility as syndication agent and as a joint lead arranger, joint bookrunner and lender, for which services Citi and its affiliates have received or will receive compensation.

        Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide services to KMI, KMP, KMR, EPB and their respective affiliates unrelated to the proposed Transactions for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the KMI board meeting on August 9, 2014 at which the proposed Transactions were approved, having acted or acting (i) as financial advisor in connection with certain merger and acquisition transactions, (ii) as a syndication agent, lead arranger, book-running manager and collateral agent for, and as a lender under, certain credit facilities of KMI, KMP and certain affiliates of EPB and (iii) as a sales agent, underwriter, co-manager and book-running manager for certain securities offerings of KMI, KMP and EPB, for which services Citi and its affiliates received aggregate fees totaling approximately $12.8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of KMI, KMP, KMR, EPB and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with KMI, KMP, KMR, EPB and their respective affiliates.

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        KMI selected Citi to act as a financial advisor to KMI in connection with the proposed Transactions based on Citi's reputation, experience and familiarity with KMI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

        In considering the recommendations of the KMGP conflicts committee, the KMR board and the KMGP board, KMP unitholders should be aware that some of the executive officers and directors of KMR and KMGP have interests in the transaction that may differ from, or may be in addition to, the interests of KMP unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The KMGP conflicts committee, the KMR board and the KMGP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the KMP merger agreement.

  Common Directors and Executive Officers

        KMR and KMGP have the same directors and executive officers. The following KMR and KMGP directors and executive officers are directors and executive officers of KMI and EPGP:

  •
  Richard D. Kinder is Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP;

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  Steven J. Kean is Director, President and Chief Operating Officer of KMI, KMR, KMGP and EPGP;

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  Kimberly A. Dang is Vice President and Chief Financial Officer of KMI, KMR and KMGP and Vice President of EPGP;

  •
  David R. DeVeau is Vice President and General Counsel of KMI, KMR, KMGP and EPGP;

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  Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI, KMR, KMGP and EPGP and a Director of EPGP;

  •
  Dax A. Sanders is Vice President, Corporate Development of KMI, KMR, KMGP and EPGP; and

  •
  Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI, KMR, KMGP and EPGP.

        Each of these individuals will retain his or her positions with KMI following the Transactions.

  Indemnification and Insurance

        The KMP merger agreement provides for indemnification and advancement of expenses by KMI and KMP, after the effective time of the KMP merger, of the directors and officers of KMR and KMGP to the fullest extent authorized or permitted by applicable law. These KMP merger agreement provisions, which the KMP merger agreement requires to be maintained in effect for six years after the effective time of the KMP merger, are in addition to the indemnification and advancement of expenses provided to each of KMR's and KMGP's directors and officers under (i) the organizational documents of KMP, KMGP and KMR and (ii) separate indemnification agreements each of KMR's and KMGP's non-employee directors has with KMR, KMGP, KMP and each of KMP's operating limited partnerships.

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        In addition, KMI will maintain in effect for a period of six years from the effective time of the KMP merger KMGP's and KMR's current directors and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMP merger with respect to such indemnified party.

  KMI Board Positions

        The non-employee directors on the KMR and KMGP boards, Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, each of whom serves on the KMGP conflicts committee, have been offered the opportunity to become members of the KMI board after the KMP merger. If any of these individuals becomes a member of the KMI board, his initial term would expire at the next KMI annual meeting of stockholders in 2015, and at that time, he would be required to stand for re-election by the stockholders if he wished to continue to serve as a director.

        Any non-employee director on the KMR and KMGP boards who becomes a member of the KMI board would be entitled to receive the same compensation as KMI's other non-employee directors. For 2014, this compensation consists of an annual retainer of $200,000, which is the same amount these directors currently receive for service on the KMGP and KMR boards. Under KMI's Stock Compensation Plan for Non-Employee Directors, eligible directors may elect to receive all or a portion of their annual retainer in the form of shares of KMI common stock rather than in cash. For more details about KMI's Stock Compensation Plan for Non-Employee Directors, please see KMI's documents incorporated by reference as described under "Where You Can Find More Information."

  Unit and Share Ownership of Directors and Executive Officers

        All directors and certain executive officers of KMR and KMGP beneficially own equity securities of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions. Please see "—Security Ownership of Certain Beneficial Owners and Management of KMP" for further detail.

  No Severance or Similar Payments

        No executive officer of KMI, KMGP or KMR is entitled to or will receive any severance payments or "golden parachute compensation" in connection with the Transactions.

Security Ownership of Certain Beneficial Owners and Management of KMP

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMP common units, KMP Class B units and KMR shares (i) by each of the directors of KMGP and KMR, by the principal executive officer, principal financial officer and three other most highly compensated executive officers of KMGP and KMR (referred to as the named executive officers) and by all directors and executive officers as a group and (ii) by each person known by KMP to own beneficially at least 5% of such units or shares. Except as noted otherwise, each beneficial owner has sole voting power and sole investment power over the units or shares listed. Unless noted otherwise, the address of each person below is c/o Kinder Morgan Energy Partners, L.P., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	KMP Common Units		KMP Class B Units		KMR Shares
Name of Beneficial Owner	Number of Units	Percent of Class(a)	Number of Units	Percent of Class	Number of Shares	Percent of Class(b)
Richard D. Kinder(c)	333,774	*	—	—	344,181	*
Steven J. Kean	10,830	*	—	—	5,752	*
Ted A. Gardner	43,404	*	—	—	79,495	*
Gary L. Hultquist	500	*	—	—	—	—

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	KMP Common Units		KMP Class B Units		KMR Shares
Name of Beneficial Owner	Number of Units	Percent of Class(a)	Number of Units	Percent of Class	Number of Shares	Percent of Class(b)
Perry M. Waughtal(d)	46,918	*	—	—	96,019	*
Kimberly A. Dang	121	*	—	—	715	*
Thomas A. Martin	—	—	—	—	6,128	*
John W. Schlosser	—	—	—	—	—	—
Directors and executive officers as a group (13 persons)(e)	456,769	*	—	—	534,667	*
KMI(f)	22,287,455	6.8%	5,313,400	100.0%	16,809,529	12.6%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(g)	—	—	—	—	10,859,808	8.1%

*
Less than 1%.

(a)
Calculated based on 326,239,985 KMP common units outstanding as of September 26, 2014.

(b)
Calculated based on 133,966,228 KMR shares outstanding as of September 26, 2014, including four voting shares owned by KMGP. Through the provisions in KMP's partnership agreement and KMR's LLC agreement, the number of outstanding KMR shares, including the voting shares, and the number of outstanding i-units will at all times be equal.

(c)
Includes 7,879 KMP common units and 1,366 KMR shares owned by Mr. Kinder's spouse. Mr. Kinder disclaims all beneficial and pecuniary interest in these KMP common units and KMR shares.

(d)
Includes 19,663 KMR shares held by a limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse and jointly controlled by Mr. Waughtal and his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in these shares.

(e)
See notes (c) and (d). Also includes 20,000 KMP common units held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which KMP common units the executive officers disclaim all or a portion of any beneficial or pecuniary interest.

(f)
Includes KMP common units owned by KMI and its consolidated subsidiaries, including 1,724,000 common units owned by KMGP.

(g)
As reported on the Schedule 13G/A filed February 5, 2014 by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne. Based on the number of KMR shares reported, as of August 20, 2014, this beneficial owner would have received KMR share distributions totaling approximately 596,344 additional KMR shares. Kayne Anderson Capital Advisors, L.P. reported that in regard to KMR shares, it had sole voting power over 0 shares, shared voting power over 10,859,808 shares, sole disposition power over 0 shares and shared disposition power over 10,859,808 shares. Mr. Kayne reported that in regard to KMR shares, he had sole voting power over 0 shares, shared voting power over 10,859,808 shares, sole disposition power over 0 shares and shared disposition power over 10,859,808 shares. Kayne Anderson Capital Advisors, L.P.'s and Richard A. Kayne's address is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

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        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMI common stock and EPB common units by each of the named executive officers and directors of KMGP and KMR and by all directors and executive officers of KMGP and KMR as a group.

	KMI Common Stock		EPB Common Units
Name of Beneficial Owner	Number of Shares	Percent of Class(a)	Number of Shares	Percent of Class(a)
Richard D. Kinder(b)	243,100,000	23.6%	128,000	*
Steven J. Kean(c)	7,119,843	*	18,000	*
Ted A. Gardner(d)	380,000	*	—	—
Gary L. Hultquist	—	—	—	—
Perry M. Waughtal(e)	10,000	*	—	—
Kimberly A. Dang(f)	2,110,690	*	—	—
Thomas A. Martin(g)	883,824	*	—	—
John W. Schlosser(h)	174,414	*	—	—
Directors and executive officers as a group (13 persons)(i)	254,743,184	24.8%	148,000	*

*
Less than 1%.

(a)
Calculated based on 1,028,229,501 shares of KMI common stock and 232,729,329 EPB common units, as applicable, issued and outstanding as of September 26, 2014.

(b)
Includes 40,467 shares of KMI common stock owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares of KMI common stock held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(c)
Excludes 754,717 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 230,000 shares of KMI common stock held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is a trustee, each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 425,000 shares of KMI common stock owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these shares.

(d)
Amount includes warrants to purchase 180,000 shares of KMI common stock held by Mr. Gardner.

(e)
Includes 10,000 shares of KMI common stock held by a limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse and jointly controlled by Mr. Waughtal and his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in these shares.

(f)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 2,026,048 shares of KMI common stock held by a limited partnership of which Mrs. Dang controls the voting and disposition power. Mrs. Dang disclaims 10% of any beneficial and pecuniary interests in these shares. Amount includes warrants to purchase 192 shares of KMI common stock held by Mrs. Dang.

(g)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 148,950 shares of KMI common stock held by a trust for the benefit of

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  family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(h)
Excludes 150,944 restricted KMI shares subject to forfeiture and voting restrictions that lapse on March 1, 2019.

(i)
See notes (b) through (h) above. Also excludes 440,237 restricted KMI shares subject to forfeiture and voting restrictions that lapse between July 16, 2016 and July 16, 2019. Also includes 246,022 shares of KMI common stock held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares, the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Amount includes warrants to purchase 1,600 shares of KMI common stock held by an executive officer.

No Appraisal Rights

        KMP unitholders will not have appraisal rights in connection with the KMP merger. Under Section 17-212 of the Delaware Revised Uniform Limited Partnership Act, a partnership agreement or an agreement of merger may provide contractual appraisal rights with respect to partnership interests in the limited partnership. The KMP partnership agreement, however, does not provide limited partners with any dissenters' or appraisal rights in the event of a merger. Further, Section 2.6 of the KMP merger agreement provides that no dissenters' or appraisal rights are available with respect to the KMP merger or the other transactions contemplated by the KMP merger agreement. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, the KMP partnership agreement and the KMP merger agreement.

Accounting Treatment of the Merger

        The KMP merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls KMP and will continue to control KMP after the KMP merger, the changes in KMI's ownership interest in KMP will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the merger.

Estimated Fees and Expenses

        The following is an estimate of the aggregate fees and expenses incurred or to be incurred, excluding financing costs, by the parties in connection with the Transactions:

Description	Amount (in millions)
Financial advisory fees	$30.5
Legal and other professional service fees	16.8
Proxy solicitation, printing and mailing costs	17.5
Filing fees	5.6
Miscellaneous	19.6

Total	$90.0

        Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

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 Regulatory Approvals Required for the Merger

        The following is a summary of the material regulatory requirements for completion of the KMP merger contemplated by the KMP merger agreement. There can be no guarantee if and when any of the consents or approvals required for the KMP merger will be obtained or as to the conditions that such consents and approvals may contain.

        Under the HSR Act and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed the HSR Forms with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

        At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to rescind the KMP merger or to seek other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the KMP merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the KMP merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Directors and Executive Officers of KMI After the Merger

        The directors and executive officers of KMI prior to the KMP merger will continue as directors and executive officers of KMI after the KMP merger, except one of the current two directors nominated by Highstar Capital LP, which is referred to as "Highstar," will step down as a result of Highstar's ownership in KMI being reduced below 5% due to dilution as a result of the Transactions. For further information, please see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights." Additionally, the non-employee directors of KMR, KMGP and EPGP have been offered the opportunity to become members of the KMI board of directors after the Transactions.

KMP Unitholders Making Elections

        No less than 30 days prior to the anticipated effective time of the KMP merger, KMP unitholders will be receiving under separate cover a form of election for making stock, cash, mixed or no elections. KMP unitholders will have a minimum of 20 business days from the mailing of the form of election to make their election. Any KMP unitholder who became a KMP unitholder after the record date established for the mailing of forms of election, or who did not otherwise receive a form of election, should contact D.F. King & Co., Inc. toll-free at (800) 331-5963 or their bank, broker, nominee, trust company or other fiduciary to obtain a form of election. KMP unitholders who vote against approving the KMP merger agreement are still entitled to make elections with respect to their common units. The form of election allows holders of KMP common units to make stock, cash or mixed elections for some or all of their KMP common units or no election for their KMP common units. KMP common units as to which the holder has not made a valid election prior to the election deadline will be treated as though no election has been made. To validly make a stock, cash, mixed or no election, KMP unitholders must properly complete, sign and send the form of election and unit certificates (or evidence of units in book-entry form) to the exchange agent prior to the election deadline.

        For information regarding certain U.S. federal income tax consequences of the KMP merger, please see "Material U.S. Federal Income Tax Consequences."

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Exchange Agent

        Computershare Inc. and Computershare Trust Company, N.A. will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

        Unless otherwise designated on the election form, the election deadline will be 5:00 p.m., New York City time, on the second business day prior to the effective time of the KMP merger. KMI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on KMI's website at www.kindermorgan.com and in a filing with the SEC. If the effective time of the KMP merger is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new effective time of the KMP merger), and KMI will promptly announce any such delay.

        KMP unitholders who hold their units in "street name" may be subject to an earlier deadline. Therefore, KMP unitholders should carefully read any materials received from their bank, broker, nominee, trust company or other fiduciary.

Form of Election

        The applicable form of election must be properly completed and signed and accompanied by:

  •
  duly endorsed certificates representing all of the KMP common units to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on KMP's books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election); or

  •
  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the United States, provided that the actual unit certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

  •
  if the KMP common units are held in book-entry form, the documents specified in the instructions accompanying the form of election.

        In order to make a stock, cash, mixed and/or no election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Units as to which an Election Has Already Been Made

        KMP unitholders who have made elections will be unable to sell or otherwise transfer their units after making the election, unless the election is properly revoked before the election deadline or unless the KMP merger agreement is terminated.

Election Revocation and Changes

        An election may be revoked or changed with respect to all or a portion of the KMP common units covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the KMP merger agreement is terminated, and any unit certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the KMP unitholder who submitted those certificates. KMP unitholders will not be entitled to revoke or change their elections

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following the election deadline, unless the KMP merger agreement is thereafter terminated or the election deadline is thereafter delayed. As a result, KMP unitholders who have made elections will be unable to revoke their elections or sell their KMP common units during the period between the election deadline and the date of completion of the KMP merger or termination of the KMP merger agreement.

        KMP unitholders not making a valid election in respect of their KMP common units prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported stock election, cash election or mixed election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

        KMP unitholders who make no election to receive stock consideration, cash consideration or mixed consideration in the KMP merger, whose election forms are not received by the exchange agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not to have made an election (and such KMP common units referred to as "no election units"). KMP unitholders not making an election in respect of some or all of their KMP common units will receive mixed consideration with respect to the KMP common units for which no election has been made. See "—Proration and Adjustment Procedures" below.

Proration and Adjustment Procedures

        KMP unitholders should be aware that cash elections and stock elections they make may be subject to the proration and adjustment procedures provided in the KMP merger agreement to ensure that the total amount of cash paid and the total number of shares of KMI common stock issued in the KMP merger to KMP unitholders as a whole are equal to the total amount of cash that would have been paid and the total number of shares of KMI common stock that would have been issued if all KMP unitholders elected to receive the mixed consideration.

        Therefore, if providing $91.72 in cash per KMP common unit to those who make the cash election would cause KMI to pay more cash than if all KMP unitholders were to receive $10.77 in cash per KMP common unit, then the amount of cash per KMP common unit to be received by holders making a cash election will be reduced (pro rata across all outstanding KMP common units subject to a cash election, which are referred to as the "cash election units"), so that the aggregate cash paid to all KMP unitholders is equal to $10.77 per KMP common unit, and the remainder of the consideration in respect of outstanding cash election units will be payable in shares of KMI common stock and cash in lieu of fractional shares.

        In addition, if providing 2.4849 shares of KMI common stock per KMP common unit to those who make the stock election would cause KMI to issue more shares of KMI common stock than if all KMP unitholders received 2.1931 shares of KMI common stock per KMP common unit, then the amount of shares of KMI common stock per KMP common unit to be received by holders making a stock election will be reduced (pro rata across all outstanding KMP common units subject to a stock election, which are referred to as the "stock election units"), so that the aggregate shares of KMI common stock paid to all KMP unitholders is equal to 2.1931 shares of KMI common stock per KMP common unit, and the remainder of the consideration in respect of outstanding stock election units will be payable in cash.

        The proration and adjustment procedures work as follows:

        If, (A) the product of the number of cash election units and $91.72, the "Per Unit Cash Election Consideration," (such product being referred to as the "Cash Election Amount") exceeds (B) the difference between (x) the product of $10.77, the "Per Unit Mixed Consideration Cash Amount," and

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the total number of issued and outstanding KMP common units immediately prior to the effective time of the KMP merger (excluding KMP common units that are to remain outstanding as provided for in the KMP merger agreement and including, for the avoidance of doubt, KMP common units deemed outstanding) minus (y) the product of the number of mixed consideration election units (provided that no election units will be deemed to be mixed consideration election units for purposes of the proration provision)) and the Per Unit Mixed Consideration Cash Amount, such product being referred to as the "Aggregate Mixed Consideration Cash Amount" (such difference being referred to as the "Available Cash Election Amount"), then each cash election unit will be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which will be the Available Cash Election Amount and the denominator of which will be the Cash Election Amount, such fraction being the "Cash Fraction," and (2) a number of shares of KMI common stock equal to the product of (r) 2.4849, the "Exchange Ratio," and (s) one (1) minus the Cash Fraction.

        If the Available Cash Election Amount exceeds the Cash Election Amount, then each stock election unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of stock election units and (B) a number of shares of KMI common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) and the denominator of which shall be the Per Unit Cash Election Consideration.

        Neither KMI nor KMP is making any recommendation as to whether KMP unitholders should make a cash election, stock election, mixed election or no election in the KMP merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement/prospectus and in the KMP merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than what you elected to receive.

Listing of KMI Common Stock

        It is a condition to closing that the KMI common stock to be issued in the KMP merger to KMP unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of KMP Common Units

        If the KMP merger is completed, KMP common units will cease to be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Ownership of KMI after the Transactions

        KMI will issue approximately [            ] million shares of KMI common stock to former public KMP common unitholders pursuant to the KMP merger. Further, KMI will issue approximately [            ] million shares of KMI common stock to former public KMR shareholders and public EPB common unitholders pursuant to the KMR merger and the EPB merger. As a result, immediately following the completion of the Transactions, KMI expects to have at least [            ] million shares of KMI common stock outstanding. Former public KMP common unitholders are therefore expected to hold approximately [        ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions. Collectively, former public KMP common unitholders, public KMR shareholders and public EPB common unitholders are expected to hold approximately [        ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions.

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 Restrictions on Sales of KMI Common Stock Received in the Merger

        Shares of KMI common stock issued in the KMP merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of KMI common stock issued to any KMP unitholder who may be deemed to be an "affiliate" of KMI after the completion of the KMP merger. This proxy statement/prospectus does not cover resales of KMI common stock received by any person upon the completion of the KMP merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Mergers

        Three putative class action lawsuits were filed in the Court of Chancery of the State of Delaware in connection with the proposed merger transactions: (i) William Bryce Arendt v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10093-VCL; (ii) The Haynes Family Trust U/A. v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10118-VCL; and (iii) George H. Edwards, et al., v. El Paso Pipeline Partners, L.P., et al., Case No. 10160-VCL. On September 28, 2014, the Arendt and Haynes actions were consolidated under the caption In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation, Case No. 10093-VCL, with the complaint in the Haynes action designated as the operative complaint. The lawsuits seek to enjoin one or more of the proposed merger transactions.

        The plaintiffs in the In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation action allege that (i) KMR, KMGP, and individual defendants breached the express terms of and their duties under the KMP partnership agreement, including the implied duty of good faith and fair dealing, by entering into the KMP Transaction and by failing to adequately disclose material facts related to the transaction; (ii) KMI aided and abetted such breach; and (iii) KMI tortiously interfered with the rights of the plaintiff and the putative class under the KMP partnership agreement by causing KMGP and the individual defendants to breach their duties under the KMP partnership agreement. Further, plaintiff alleges that the KMP partnership agreement mandates that the transaction be approved by two-thirds of KMP's limited partner interests. On September 26, 2014, plaintiffs filed a motion for expedited proceedings. On September 29, 2014, plaintiffs filed a motion for a preliminary injunction seeking to enjoin the KMP vote.

        In the George H. Edwards, et al. v. El Paso Pipeline Partners, L.P., et al. action, plaintiffs allege that (i) EPGP breached the implied duty of good faith and fair dealing by approving the EPB transaction in bad faith; (ii) EPGP, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach; (iii) EPGP breached its duties under the EPB partnership agreement, including the implied duty of good faith and fair dealing; and (iv) EPB, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach and tortuously interfered with the rights of the EPB unitholders under the EPB partnership agreement.

        The plaintiffs also allege that (i) KMR and KMGP breached their duties under the KMP partnership agreement including the implied duty of good faith and fair dealing; and (ii) KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach and tortiously interfered with the rights of the KMP unitholders under the KMP partnership agreement. In addition, plaintiffs allege that KMR and KMGP breached the residual fiduciary duties owed to KMP unitholders, and KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach. Finally, plaintiffs allege that the KMP partnership agreement mandates that the KMP merger be approved, alternatively, by at least 95% of all of KMP's limited partner interests, by at least two-thirds of KMP's limited partner interests, or by at least two-thirds of KMP's common unitholders.

        On September 26, 2014, plaintiffs filed a motion for expedited discovery, and a motion for a preliminary injunction seeking to enjoin defendants from proceeding with the unitholder vote on the KMP merger agreement.

        The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits.

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RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the KMP merger agreement. In addition, you should read and carefully consider the risks associated with each of KMI and KMP and their respective businesses. These risks can be found in KMI's and KMP's respective Annual Reports on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You also may wish to read and consider the risks associated with each of KMR and EPB and their respective businesses described in their reports filed with the SEC. For further information regarding the documents incorporated into this proxy statement/prospectus by reference or referred to above, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference or referred to above could have a material adverse effect on KMI's, KMP's or the combined organization's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective securities.

Risk Factors Relating to the Merger

The mergers that are part of the Transactions are contingent upon each other, and the KMP merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and KMP unitholder approvals are obtained.

        Completion of the KMP merger is contingent upon completion of the KMR merger and the EPB merger, and vice versa. No merger will occur unless all three mergers occur. The KMR merger and the EPB merger are subject to the satisfaction or waiver of their own conditions, including approval of KMP merger agreements by KMR's shareholders and EPB's unitholders, some of which are out of the control of KMI and all of which are out of the control of KMP. Further, KMI's stockholders must approve an amendment to KMI's certificate of incorporation to increase the number of authorized shares of KMI common stock and must approve the issuance of KMI common stock in the three mergers.

        The KMP merger agreement contains other conditions that, if not satisfied or waived, would result in the merger not occurring, even though the KMI stockholders and the KMP unitholders may have voted in favor of the merger-related proposals presented to them. Satisfaction of some of these other conditions to the KMP merger, such as receipt of required regulatory approvals, is not entirely in the control of KMI or KMP. In addition, KMI and KMP can agree not to consummate the KMP merger even if all stockholder and unitholder approvals have been received. The closing conditions to the KMP merger may not be satisfied, and KMI or KMP may choose not to, or may be unable to, waive an unsatisfied condition, which may cause the KMP merger not to occur. See "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger."

Because the exchange ratio is fixed and because the market price of KMI common stock will fluctuate prior to the consummation of the KMP merger, KMP unitholders who receive KMI common stock as part of the merger consideration cannot be sure of the market value of the KMI common stock they will receive in the KMP merger until the effective time of the KMP merger.

        KMP unitholders who either make a stock election, mixed election or no election or who make a cash election that is subject to proration will receive KMI common stock as part of the merger consideration. The market value of the KMI common stock that such KMP common unitholders will receive in the KMP merger will depend on the trading price of the KMI common stock as of the effective time of the KMP merger. The exchange ratio that determines the number of shares of KMI common stock that KMP unitholders will receive in the KMP merger is fixed. This means that there is

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no mechanism contained in the KMP merger agreement that would adjust the number of shares of KMI common stock that KMP unitholders will receive based on any decreases in the trading price of the KMI common stock. If the KMI common stock price as of the effective time of the KMP merger is less than the KMI common stock price as of the date that the KMP merger agreement was signed, then the market value of the consideration received by KMP unitholders will be less than contemplated at the time the KMP merger agreement was signed.

        KMI common stock price changes may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the Transactions on KMI's future financial performance, conditions affecting its industry generally or those of its customers, changes in KMI's business, operations and prospects, and regulatory considerations. Many of these factors are beyond KMI's and KMP's control. For historical and current market prices of KMI common stock and KMP common units, please read "Summary Term Sheet—Comparative Stock and Unit Prices; Comparative Dividends and Distributions" in this proxy statement/prospectus.

KMP unitholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration and adjustment, and therefore such unitholders may receive consideration having an aggregate value that is less than the aggregate value of consideration they elected to receive.

        KMP unitholders who make either a cash election or a stock election will be subject to proration if KMP unitholders, in the aggregate, elect to receive more or less cash consideration than the aggregate amount of cash consideration to be paid in the KMP merger. Accordingly, some of the consideration KMP unitholders receive in the KMP merger may differ from the type of consideration they elected to receive. The relative proportion of KMI common stock and cash that a KMP unitholder receives in the merger also may have an aggregate value that is higher or lower than the relative proportion of stock and cash that the KMP unitholder elected to receive. A discussion of the proration mechanism can be found under the heading "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures."

The tax liability of a KMP unitholder as a result of the KMP merger could be more than expected.

        As a result of the KMP merger, a KMP unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and its adjusted tax basis in its KMP common units. KMP unitholders who either make the stock election, mixed election or no election or who make a cash election that is subject to proration will receive KMI common stock as part of the merger consideration. Because the value of any KMI common stock received in the KMP merger will not be known until the effective time of the merger, a KMP unitholder who receives KMI common stock as full or partial consideration for its KMP common units will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a KMP unitholder's allocable share of KMP's net taxable income decrease such KMP unitholder's tax basis in its KMP common units, the amount, if any, of such prior excess distributions with respect to such KMP common units will, in effect, become taxable income to a KMP unitholder if the aggregate value of the consideration received in the KMP merger is greater than such KMP unitholder's adjusted tax basis in its KMP common units, even if the aggregate value of the consideration received in the KMP merger is less than such KMP unitholder's original cost basis in its KMP common units. Furthermore, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries.

        For a more complete discussion of certain U.S. federal income tax consequences of the KMP merger, please read "Material U.S. Federal Income Tax Consequences."

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The tax liability of a KMP unitholder as a result of the KMP merger may exceed the cash received by such unitholder in the KMP merger.

        The receipt of KMI common stock, cash or a combination of KMI common stock and cash by KMP unitholders in exchange for KMP common units in the KMP merger will be treated as a taxable sale by such unitholders of such common units for U.S. federal income tax purposes. The amount of gain or loss recognized by each KMP unitholder in the KMP merger will vary depending on each KMP unitholder's particular situation, including the amount of any cash and the fair market value of any KMI common stock received by such unitholder in the KMP merger, the adjusted tax basis of the KMP common units exchanged by such unitholder in the KMP merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by such unitholder. The amount of cash received by each KMP unitholder in the KMP merger will vary depending on whether such unitholder makes a stock, cash or mixed election, or no election, and whether such unitholder's cash election or stock election is subject to proration and adjustment. Consequently, the gain recognized for U.S. federal income tax purposes by a KMP unitholder in the KMP merger may result in a tax liability in excess of the cash received by such unitholder in the KMP merger.

        For a more complete discussion of certain U.S. federal income tax consequences of the KMP merger, please read "Material U.S. Federal Income Tax Consequences."

KMP is subject to provisions that limit its ability to pursue alternatives to the merger, could discourage a potential competing acquirer of KMP from making a favorable alternative transaction proposal and, in specified circumstances under the KMP merger agreement, could require KMP to pay a termination fee of $817 million to KMI.

        Under the KMP merger agreement, KMP is restricted from entering into alternative transactions. Unless and until the KMP merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "Proposal 1: The Merger Agreement—No Solicitation by KMP"), KMP is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the KMP merger agreement, in the event of a potential change by the KMGP conflicts committee, the KMR board or the KMGP board of its recommendation with respect to the KMP merger in light of a superior proposal or an intervening event, KMP must provide KMI with five days' notice to allow KMI to propose an adjustment to the terms and conditions of the KMP merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of KMP from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the market value of the consideration proposed to be received or realized in the KMP merger, or might result in a potential competing acquirer of KMP proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

        Under the KMP merger agreement, KMP may be required to pay to KMI a termination fee of $817 million if the KMP merger agreement is terminated under specified circumstances (which are discussed in more detail in "Proposal 1: The Merger Agreement—Termination Fee"). If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of KMP. For a discussion of the restrictions on KMP soliciting or entering into a takeover proposal or alternative transaction and the KMGP conflicts committee's, the KMR board's or the KMGP board's ability to change their recommendation, see "Proposal 1: The Merger Agreement—No Solicitation by KMP" and "—KMP Recommendation and KMP Adverse Recommendation Change."

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All directors and certain executive officers of KMP have certain interests that are different from those of KMP unitholders generally.

        Some directors and executive officers of KMP have interests that may be different from, or be in addition to, your interests as a unitholder of KMP. You should consider these interests in voting on the KMP merger agreement. These different interests are described under "Special Factors—Interests of Certain Persons in the Transactions."

The KMI common stock to be received by KMP unitholders as a result of the KMP merger has different rights from KMP common units.

        Following completion of the KMP merger, KMP unitholders will no longer hold KMP common units, but will instead be stockholders of KMI. KMI is a corporation, and KMP is a limited partnership. There are important differences between the rights of KMP unitholders and the rights of KMI stockholders. See "Comparison of Rights of KMI Stockholders and KMP Unitholders" for a discussion of the different rights associated with KMP common units and KMI common stock.

KMI and the other parties will incur substantial transaction-related costs in connection with the Transactions.

        KMI and the other parties to the Transactions, including KMP, expect to incur a number of non-recurring transaction-related costs associated with completing the Transactions, which are currently estimated to total approximately $90 million, excluding expenses associated with expected financings, which expenses would be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. There can be no assurance that the elimination of certain costs due to the fact that KMP, KMR and EPB will no longer be public companies will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Failure to complete, or significant delays in completing, the KMP merger could negatively affect the trading prices of KMI common stock and KMP common units and the future business and financial results of KMI and KMP.

        Completion of the KMP merger is not assured and is subject to risks, including the risks that approval of the merger by the KMP unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the KMP merger is not completed, or if there are significant delays in completing the KMP merger, the trading prices of KMI common stock and KMP common units and the respective future business and financial results of KMI and KMP could be negatively affected, and each of them will be subject to several risks, including the following:

  •
  the parties may be liable for damages to one another under the terms and conditions of the KMP merger agreement;

  •
  negative reactions from the financial markets, including declines in the prices of KMI common stock or KMP common units due to the fact that current prices may reflect a market assumption that the KMP merger will be completed;

  •
  having to pay certain significant costs relating to the KMP merger, including, in the case of KMP in certain circumstances, a termination fee of $817 million, as described in "Proposal 1: The Merger Agreement—Termination Fee;" and

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  the attention of management of KMI and KMP will have been diverted to the KMP merger rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

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If the KMP merger is approved by KMP unitholders, the date that those unitholders will receive the merger consideration is uncertain.

        As described in this proxy statement/prospectus, completing the proposed merger is subject to a number of conditions, not all of which are controllable or waiveable by KMI or KMP. Accordingly, if the KMP merger is approved by KMP unitholders, the date that those unitholders will receive the merger consideration depends on the completion date of the KMP merger, which is uncertain.

The fairness opinion rendered to the KMGP conflicts committee by its financial advisor was based on the financial analysis performed by the financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of the opinion. The KMGP conflicts committee has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the KMP merger agreement.

        The fairness opinion rendered to the KMGP conflicts committee by Jefferies was provided in connection with, and at the time of, the KMGP conflicts committee's evaluation of the KMP merger and the KMP merger agreement. This opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. The KMGP conflicts committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor, and it does not expect to obtain an updated opinion prior to completion of the KMP merger. Changes in the operations and prospects of KMI or KMP, general market and economic conditions and other factors which may be beyond the control of KMI and KMP, and on which the fairness opinion was based, may have altered the value of KMI or KMP or the prices of KMI common stock or KMP common units since the date of such opinion, or may alter such values and prices by the time the KMP merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that the KMGP conflicts committee received from its financial advisor, please refer to "Special Factors—Opinion of Jefferies LLC."

The financial estimates in this proxy statement/prospectus are based on various assumptions that may not be realized.

        The financial estimates set forth in the forecast included under "Special Factors—Projected Financial Information" are based on assumptions of, and information available to, management of KMI at the time they were prepared and provided to the KMGP conflicts committee and its financial advisor. KMI and KMP do not know whether the assumptions made will be realized. They can be adversely affected by known or unknown risks and uncertainties, many of which are beyond KMI's and KMP's control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining KMI's and/or KMP's future results. As a result of these contingencies, actual future results may vary materially from KMI's estimates. In view of these uncertainties, the inclusion of the projected financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

        The projected financial information contains possible scenarios for KMI's and KMP's internal use and was not prepared with a view toward public disclosure, nor with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither KMI nor KMP undertakes any obligation, other than as required by applicable law, to update the projected financial information herein to reflect events or circumstances after the date the projected financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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        The projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KMI. PricewaterhouseCoopers LLP, KMI's and KMP's independent accountants, have not compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, PricewaterhouseCoopers LLP assumes no responsibility for, and disclaims any association with, such projected financial information. The reports of PricewaterhouseCoopers LLP incorporated by reference in this proxy statement/prospectus relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See "Special Factors—Projected Financial Information" for more information.

        Purported class action complaints have been filed challenging the merger transactions, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed merger and result in substantial costs.

        Two purported class action lawsuits are currently pending that challenge the merger transactions. Each lawsuit names as defendants KMP, KMI, KMGP, and individual members of KMGP's board of directors. Additionally, KMR, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, and individual members of EPGP's board of directors are named as defendants in one of the pending actions. Among other remedies, the plaintiffs seek to enjoin one or more of the proposed merger transactions. If these lawsuits are not dismissed or otherwise resolved, they could prevent and/or delay completion of the merger transactions and result in substantial costs to KMI, KMP, KMR, and EPB including any costs associated with the indemnification of general partners, directors, and/or their affiliates. Additional lawsuits may be filed in connection with the proposed merger transactions. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See "Special Factors—Litigation Relating to the Mergers."

Risk Factors Relating to the Ownership of KMI Common Stock

The price of KMI common stock may be volatile, and holders of KMI common stock could lose a significant portion of their investments.

        The market price of the KMI common stock could be volatile, and holders of KMI common stock may not be able to resell their KMI common stock at or above the price at which they acquired such KMI common stock due to fluctuations in the market price of the KMI common stock, including changes in price caused by factors unrelated to KMI's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for the KMI common stock include:

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  changes in stock market analyst recommendations or earnings estimates regarding the KMI common stock, other companies comparable to KMI or companies in the industries KMI serves;

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  actual or anticipated fluctuations in KMI's operating results or future prospects;

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  reaction to KMI's public announcements;

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  strategic actions taken by KMI or its competitors, such as acquisitions or restructurings;

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  the recruitment or departure of key personnel;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to KMI's business and operations;

  •
  changes in tax or accounting standards, policies, guidance, interpretations or principles;

  •
  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

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  •
  sales of KMI common stock by KMI, members of its management team or significant stockholders.

Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

        KMI's dividend policy provides that, subject to applicable law, KMI will pay quarterly cash dividends generally representing the cash it receives from its subsidiaries less any cash disbursements and reserves established by a majority vote of the KMI board of directors, including for general and administrative expenses, interest and cash taxes. However, KMI's board of directors may amend, revoke or suspend the dividend policy at any time, and even while the current policy is in place, the actual amount of dividends on the KMI common stock will depend on many factors, including KMI's financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of its subsidiaries, legal, regulatory and contractual constraints, tax laws and other factors.

        Over time, KMI's capital and other cash needs may change significantly from its current needs, which could affect whether KMI pays dividends and the amount of any dividends it may pay in the future. The terms of any future indebtedness KMI incurs also may restrict it from paying cash dividends on its stock under certain circumstances. A decline in the market price or liquidity, or both, of the KMI common stock could result if KMI's board of directors establishes large reserves that reduce the amount of quarterly dividends paid or if KMI reduces or eliminates the payment of dividends. This may in turn result in losses by KMI's stockholders, which could be substantial.

KMI's dividend policy may limit its ability to pursue growth opportunities or impair its financial flexibility.

        If KMI pays dividends at the level currently anticipated under its dividend policy, KMI may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund its operations in the event of a significant business downturn. In addition, because of the dividends required under the dividend policy, KMI's ability to pursue any material expansion of its business, including through acquisitions, increased capital spending or other increases of expenditures, will depend more than it otherwise would on KMI's ability to obtain third party financing. KMI cannot assure its stockholders that such financing will be available to KMI at all, or at an acceptable cost. If KMI is unable to take timely advantage of growth opportunities, its future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of the KMI common stock.

KMI's ability to pay dividends is restricted by Delaware law.

        Under the General Corporation Law of the State of Delaware, or the DGCL, KMI's board of directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the DGCL, or if KMI does not have a surplus, it is paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. KMI's bylaws require the declaration and payment of dividends to comply with the DGCL. If, as a result of these restrictions, KMI is unable to authorize payment of dividends, a decline in the market price or liquidity, or both, of the KMI common stock could result. This may in turn result in losses by KMI stockholders.

KMI's substantial debt could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

        In connection with the Transactions, KMI expects to incur approximately $4.2 billion of indebtedness either under the bridge facility or in capital markets transactions. As a result, as of June 30, 2014, on a pro forma basis after giving effect to the Transactions, KMI would have had approximately $39.3 billion of consolidated debt (excluding debt fair value adjustments). Additionally, in connection with the Transactions, KMI, KMP, EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into a cross guarantee arrangement whereby each entity will

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unconditionally guarantee the indebtedness of each other entity, thereby causing KMI to become liable for the debt of each of such subsidiaries. This level of debt and this cross guarantee arrangement could have important consequences, such as:

  •
  limiting KMI's ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

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  increasing the cost of future borrowings by KMI;

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  limiting KMI's ability to use operating cash flow in other areas of its business or to pay dividends because it must dedicate a substantial portion of these funds to make payments on its debt;

  •
  placing KMI at a competitive disadvantage compared to competitors with less debt; and

  •
  increasing KMI's vulnerability to adverse economic and industry conditions.

        KMI's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond KMI's control. If KMI's operating results are not sufficient to service its indebtedness, including the cross-guaranteed debt, and any future indebtedness that it may incur, KMI will be forced to take actions, which may include reducing dividends, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. KMI may not be able to effect any of these actions on satisfactory terms or at all.

        To the extent indebtedness incurred in connection with the Transactions is floating rate debt, such as would be the case pursuant to the bridge facility, each of KMI's, KMP's, KMR's and EPB's exposure to floating rate debt would increase.

The U.S. federal income tax treatment to KMP unitholders with respect to owning and disposing of any KMI common stock received in the KMP merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their KMP common units.

        For U.S. federal income tax purposes, KMP is classified as a partnership, and thus, is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each KMP unitholder is required to take into account such unitholder's share of items of income, gain, loss and deduction of KMP in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such KMP unitholder by KMP. A distribution of cash by KMP to a KMP unitholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences") is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the KMP unitholder's adjusted tax basis in its KMP common units. In contrast, KMI is classified as a corporation for U.S. federal income tax purposes, and thus, KMI (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by KMI to a stockholder who is a U.S. holder will generally be included in such U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits," as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder's adjusted tax basis in such stockholder's shares of KMI common stock and, to the extent the cash distribution exceeds such stockholder's adjusted tax basis, as gain from the sale or exchange of such shares of KMI common stock.

        Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of KMI common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the KMP merger, to service debt or to pay dividends involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of KMI or KMP to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  the ability to complete the KMP merger;

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  the ability to complete the KMR merger and the EPB merger;

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  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

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  the potential impact of the announcement or consummation of the Transactions on relationships, including with employees, suppliers, customers and competitors;

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  the timing and extent of changes in price trends and overall demand for natural gas liquids ("NGL"), refined petroleum products, oil, carbon dioxide ("CO2"), natural gas, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in tariff rates charged by KMI's pipeline subsidiaries required by the Federal Energy Regulatory Commission, the California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

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  KMI's ability to acquire new businesses and assets and integrate those operations into its existing operations, and make cost-saving changes in operations, particularly if KMI undertakes multiple acquisitions in a relatively short period of time, as well as the ability to expand its facilities;

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  KMI's ability to safely operate and maintain its existing assets and to access or construct new pipeline, gas processing and NGL fractionation capacity;

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  KMI's ability to attract and retain key management and operations personnel;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

  •
  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use KMI's services or provide services or products to it;

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  changes in crude oil and natural gas production, and the NGL content of natural gas production, from exploration and production areas that KMI serves, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Ohio, Pennsylvania and Texas, the U.S. Rocky Mountains and the Alberta, Canada oil sands;

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  •
  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect KMI's business or its ability to compete;

  •
  interruptions of electric power supply to KMI's facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

  •
  the uncertainty inherent in estimating future oil, natural gas and CO2 production or reserves;

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  KMI's ability to complete expansion and newbuild projects on time and on budget;

  •
  the timing and success of KMI's business development efforts, including its ability to renew long-term customer contracts;

  •
  changes in accounting pronouncements that impact the measurement of results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

  •
  KMI's ability to offer and sell debt or equity securities or obtain financing in sufficient amounts and on acceptable terms to implement that portion of its business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

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  KMI's indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at a competitive disadvantage compared to its competitors that have less debt or have other adverse consequences;

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  KMI's ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage to KMI's properties greater than its insurance coverage limits;

  •
  KMI's ability to obtain and maintain investment grade credit ratings for KMI and its subsidiaries;

  •
  capital and credit markets conditions, inflation and fluctuations in interest rates;

  •
  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

  •
  KMI's ability to achieve cost savings and revenue growth;

  •
  foreign exchange fluctuations;

  •
  the extent of KMI's success in developing and producing CO2 and oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

  •
  engineering and mechanical or technological difficulties that KMI may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

  •
  unfavorable results of litigation and the outcome of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement/prospectus.

        Forward-looking statements are based on the expectations and beliefs of management, based on information currently available, concerning future events affecting KMI. Although KMI believes that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to KMI's operations and business environment, all of which are difficult to predict

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and many of which are beyond KMI's control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" contained in KMI's and KMP's Exchange Act reports incorporated herein by reference, will be important in determining future results after the Transactions, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on KMI's results of operations, financial condition, cash flows or dividends. In view of these uncertainties, KMI and KMP caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, KMI and KMP undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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 THE PARTIES TO THE MERGER

KMI

        KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR, including all of its voting shares, which are not publicly traded.

        The executive offices of KMI are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

KMP

        KMP is a Delaware limited partnership with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. KMR is a limited partner in KMP, owning all of the KMP i-units. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that vote for the election of KMR's directors.

        The executive offices of KMP, KMGP and KMR are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

P Merger Sub

        P Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of KMI that was formed solely in contemplation of the KMP merger, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the KMP merger agreement. P Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the KMP merger agreement.

        The executive offices of P Merger Sub are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

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 THE KMP SPECIAL MEETING

        We are providing this proxy statement/prospectus to the KMP unitholders in connection with the solicitation of proxies to be voted at the special meeting of KMP unitholders that we have called for the purposes described below. This proxy statement/prospectus constitutes a prospectus for KMI in connection with the issuance by KMI of KMI common stock in connection with the KMP merger. This proxy statement/prospectus is first being mailed to KMP common unitholders on or about [                ], 2014 and provides KMP unitholders with the information they need to know about the Transactions and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The KMP special meeting will be held at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 on [                ], [                ], 2014 at [        ] a.m., local time.

Purpose

        At the KMP special meeting, you will be asked to vote solely on the following proposals:

  •
  Proposal 1:  to approve the KMP merger agreement. Please see "Proposal 1: The Merger Agreement."

  •
  Proposal 2:  to approve the KMP adjournment proposal, if adjournment is submitted to a vote of KMP unitholders. Please see "Proposal 2: Adjournment of the KMP Special Meeting."

KMGP Conflicts Committee, KMR Board and KMGP Board Recommendation

        The KMGP conflicts committee, the KMR board and the KMGP board each recommend that you vote:

  •
  Proposal 1:  FOR approval of the KMP merger agreement; and

  •
  Proposal 2:  FOR the KMP adjournment proposal.

        The KMGP conflicts committee, the KMR board and the KMGP board each (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of the unaffiliated KMP unitholders, (ii) approved the KMP merger and the KMP merger agreement and (iii) resolved to recommend approval of the KMP merger agreement to the KMP unitholders. See "Special Factors—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger."

        In considering the recommendation of the KMGP conflicts committee, the KMR Board and the KMGP board with respect to the KMP merger agreement and the transactions contemplated thereby, you should be aware that some of KMR's and KMGP's directors and executive officers may have interests that are different from, or in addition to, the interests of KMP unitholders more generally. See "Special Factors—Interests of Certain Persons in the Transactions."

Record Date; Outstanding Units; Units Entitled to Vote

        The record date for the special meeting is [                ], 2014. Only KMP unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the KMP special meeting or any adjournment or postponement of the meeting.

        As of the close of business on the record date, there were [            ] KMP common units, 5,313,400 Class B units and [            ] KMP i-units outstanding and entitled to vote at the KMP special meeting.

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Each holder of KMP common units, Class B units and i-units is entitled to one vote for each unit owned as of the record date.

        A complete list of KMP unitholders entitled to vote at the special meeting will be available for inspection at our principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Quorum

        A quorum of KMP unitholders is required to approve the KMP merger agreement at the KMP special meeting, but not to approve any adjournment of the meeting. A majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted as present in determining whether a quorum is present at the special meeting. We are commencing our solicitation of KMP proxies on [                  ], 2014, which is before the [                  ] , 2014 KMP record date. We will continue to solicit proxies until the [                  ], 2014 KMP special unitholder meeting. Each KMP unitholder of record on [                  ], 2014 who has not received a KMP proxy statement prior to that date will receive a KMP proxy statement and have the opportunity to vote on the matters described in the KMP proxy statement. Proxies delivered prior to the KMP record date will be valid and effective so long as the KMP unitholder providing the proxy is a KMP unitholder on the KMP record date. If you are not a holder of record on the KMP record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMP units you own on the record date even if that number is different from the number of KMP units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Required Vote

        To approve the KMP merger agreement, holders of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, must vote in favor of approval of the KMP merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, a KMP unitholder's failure to submit a proxy or to vote in person at the special meeting or an abstention from voting, or the failure of a KMP unitholder who holds his or her units in "street name" through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the KMP merger agreement.

        If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (a) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (b) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. Abstentions will have the same effect as a vote against the proposal to adjourn the KMP special meeting. Units not in attendance at the KMP special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the KMP special meeting if a quorum is not present. If a quorum is present, they would have the same effect as a vote against the KMP adjournment proposal.

Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers

        As of the close of business on the record date, KMI and its subsidiaries (other than KMR) held and were entitled to vote, in the aggregate, KMP common units and Class B units, and KMR shares

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corresponding to KMP i-units, representing approximately [        ]% of the outstanding units of KMP, and the directors and executive officers of KMGP and KMR held and were entitled to vote, in the aggregate, KMP common units and KMR shares corresponding to KMP i-units representing approximately [        ]% of the outstanding units of KMP. KMI has agreed in the KMP merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMP units and KMR shares FOR the KMP merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their KMP units and KMR shares FOR the KMP adjournment proposal. We believe KMGP's and KMR's directors and executive officers intend to vote all of their KMP units and KMR shares FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal.

        Accordingly, we believe approximately [      ]% of the outstanding KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMP units and KMR shares.

Voting of Units by Holders of Record

        If you are entitled to vote at the KMP special meeting and hold your KMP common units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, we encourage you to submit a proxy before the KMP special meeting even if you plan to attend the special meeting in order to ensure that your units are voted. A proxy is a legal designation of another person to vote your KMP common units on your behalf in the manner you instruct. If you hold units in your own name, you may submit a proxy for your units by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

  •
  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

  •
  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All KMP units represented by each properly executed and valid proxy received before the KMP special meeting will be voted in accordance with the instructions given on the proxy. If a KMP unitholder executes a proxy card without giving instructions, the KMP units represented by that proxy card will be voted FOR approval of the proposal to approve the KMP merger agreement and FOR approval of the KMP adjournment proposal.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [                ], [                ], 2014.

Voting of Units Held in Street Name

        If your KMP common units are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your units by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

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        If you hold your KMP common units in a brokerage account and you do not provide voting instructions to your broker, your units will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the KMP merger agreement or the KMP adjournment proposal. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the KMP special meeting.

        If you hold KMP common units through a bank, broker, nominee, trust company or other fiduciary and wish to vote your units in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your proxy is voted at the KMP special meeting. If you are a unitholder of record, you can do this by:

  •
  sending a written notice stating that you revoke your proxy and that bears a date later than the date of the proxy to KMP at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attn: Corporate Secretary;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet; or

  •
  attending the KMP special meeting and voting by ballot in person (your attendance at the KMP special meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the KMP special meeting.

        If you hold your units through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary, in order to revoke or change your vote.

Solicitation of Proxies

        We will bear all costs and expenses in connection with the solicitation of proxies from KMP unitholders. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the KMP special meeting and estimate that KMI, KMP, KMR and EPB will pay D.F. King & Co., Inc. an aggregate base fee of approximately $60,000 for its services in connection with the Transactions. We also have agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, such as phone calls with our unitholders. These expenses and disbursements could be substantial. KMI has agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of KMP common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Unitholders should not send unit certificates with their proxies.    The election form, which will be mailed to KMP unitholders prior to the closing of the KMP merger, and the letter of transmittal, which will be mailed to KMP unitholders shortly after the closing of the KMP merger, will contain instructions for the surrender of KMP common unit certificates.

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 No Other Business

        Under the KMP partnership agreement, the business to be conducted at the KMP special meeting will be limited to the purposes stated in the notice of the special meeting to KMP unitholders provided with this proxy statement/prospectus.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action and any adjournment may be made by the chairman of the meeting designated by KMGP or with the approval of the limited partners. If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. We are not required to notify KMP unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, we may transact any business that we might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by KMP unitholders for use at the KMP special meeting will be used at any adjournment or postponement of the meeting. References to the KMP special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

        Because the KMR LLC agreement provides that the KMR special meeting shall be held at the same time and place as the KMP special meeting, if the KMR special meeting is adjourned we expect to adjourn the KMP special meeting as well.

Attending the Special Meeting

        All KMP unitholders as of the close of business on the record date, or their duly appointed proxies, may attend the KMP special meeting. Seating, however, is limited. Admission to the KMP special meeting will be on a first-come, first-served basis. Registration will begin at [        ] a.m. local time, and seating will begin at [        ] a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the KMP special meeting.

        Unitholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your KMP common units in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the KMP special meeting or a brokerage statement reflecting your unit ownership as of the close of business on the record date and check in at the registration desk at the KMP special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the KMP special meeting, please contact D.F. King & Co., Inc. toll-free at (800) 330-5136 (banks and brokers call collect at (212) 269-5550) or by email at kmp@dfking.com.

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PROPOSAL 1: THE MERGER AGREEMENT

        The following describes the material provisions of the KMP merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the KMP merger agreement. This summary does not purport to be complete and may not contain all of the information about the KMP merger agreement that is important to you. KMI and KMP encourage you to read carefully the KMP merger agreement in its entirety before making any decisions regarding the KMP merger as it is the legal document governing the KMP merger.

        The KMP merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the KMP merger agreement. Factual disclosures about KMI, KMP or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI, KMP, KMGP, KMR or their respective subsidiaries or affiliates contained in the KMP merger agreement and described in this summary. The representations, warranties and covenants made in the KMP merger agreement by KMI, KMP, KMGP, KMR and P Merger Sub were qualified and subject to important limitations agreed to by KMI, KMP, KMR, KMGP and P Merger Sub in connection with negotiating the terms of the KMP merger agreement. In particular, in your review of the representations and warranties contained in the KMP merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the KMP merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to KMP unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the KMP merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the KMP merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

The KMP Merger

        Subject to the terms and conditions of the KMP merger agreement and in accordance with Delaware law, at the effective time of the KMP merger, KMI will acquire all of the publicly held KMP common units by P Merger Sub, a wholly owned subsidiary of KMI, merging with and into KMP, with KMP as the surviving entity.

Effective Time; Closing

        The effective time of the KMP merger will occur at such time as KMP and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by KMP and KMI in writing and specified in the certificate of merger.

        The closing of the KMP merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the KMP merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMP and KMI shall agree. Each of the KMP merger, the EPB merger and the KMR merger shall be consummated substantially concurrently on the same date such that the KMR merger shall be consummated first, followed by the KMP merger and then the EPB merger.

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Subject to certain exceptions, KMP and KMI each have the right to terminate the KMP merger agreement if the closing of the KMP merger does not occur on or prior to May 11, 2015.

        KMI and KMP currently expect to complete the KMP merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMP merger described below.

Conditions to Completion of the Merger

        KMI and KMP may not complete the KMP merger unless each of the following conditions is satisfied or waived:

  •
  the KMP merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMP units;

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  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

  •
  the issuance of shares of KMI common stock pursuant to the KMP merger, the EPB merger and the KMR merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

  •
  any waiting period applicable to the transactions contemplated by the KMP merger agreement under the HSR Act must have been terminated or must have expired;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the KMP unitholders as contemplated by the KMP merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  all of the conditions set forth in the KMR merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the EPB merger, and the KMR merger and the EPB merger must be consummated substantially concurrently with the KMP merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

  •
  KMI and KMP must have received an opinion of Bracewell & Giuliani LLP that for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial

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    information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        The obligations of KMI and P Merger Sub to effect the KMP merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  (i) the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP with respect to their authority to execute the KMP merger agreement and consummate the transactions contemplated by the KMP merger agreement, the applicable unitholder voting requirements for approval of the KMP merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties in the KMP merger agreement of KMP and KMGP with respect to KMP's capitalization and KMGP's ownership of KMP's equity, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP with respect to approval of the KMP merger agreement by the KMGP conflicts committee, the KMR board and the KMGP board, as applicable, being true and correct both when made and at and as of the date of the closing (unless there shall have been a KMP adverse recommendation change) and (iv) all other representations and warranties in the KMP merger agreement of KMP, KMR and KMGP must true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMP;

  •
  the receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR certifying that the preceding condition has been satisfied;

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  KMP, KMR and KMGP having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement; and

  •
  the receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR certifying that the preceding condition has been satisfied.

        The obligation of KMP to effect the KMP merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  (i) the representations and warranties in the KMP merger agreement of KMI with respect to its authority to execute the KMP merger agreement and consummate the transactions contemplated by the KMP merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, certain tax matters and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties in the KMP merger agreement of KMI with respect to KMI's capitalization, being true and correct, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties in the KMP merger agreement of KMI and P Merger Sub with respect to approval of the KMP merger agreement by the KMI board, being true and correct both when made and at and as of the

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    closing (unless there shall have been a KMI adverse recommendation change) and (iv) all other representations and warranties in the KMP merger agreement of KMI being true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) both when made and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMI;

  •
  the receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

  •
  KMI and P Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement; and

  •
  the receipt by KMP of an officer's certificate executed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied.

        For purposes of the KMP merger agreement, the term "material adverse effect" means, when used with respect to party to the KMP merger agreement, means, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the KMP merger agreement or the transactions contemplated by the KMP merger agreement or, except specifically for purposes of the representations and warranties made by KMP, KMR and KMGP with respect to no conflicts or by KMI and P Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the KMP merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the KMP merger agreement, (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the KMP merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, KMP) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, KMP) arising out of or related to the KMP merger agreement or the transactions contemplated by the KMP merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the KMP agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has

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been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by the KMP merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

KMGP Recommendation and KMP Adverse Recommendation Change

        The KMGP conflicts committee, the KMGP board and the KMR board considered the benefits of the KMP merger agreement, the KMP merger and the related transactions as well as the associated risks and (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders and (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement. The KMGP conflicts committee's determination that the KMP merger is fair and reasonable to KMP constitutes "Special Approval," as such term is defined by the KMP partnership agreement. For a discussion of the many factors considered by the KMGP conflicts committee, the KMGP board and the KMR board in making their determination and approval, please read "Special Factors—Recommendation of the KMGP Conflicts Committee, the KMGP Board and the KMR Board and Their Reasons for the KMP Merger."

        The KMP merger agreement provides that KMP will not, through the KMGP conflicts committee, the KMR board or the KMGP board:

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, the recommendation of the KMGP conflicts committee, the KMR board and the KMGP board that KMP unitholders approve the KMP merger agreement; or

  •
  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMP alternative proposal (described below).

        KMP (through the KMGP conflicts committee, the KMR board or the KMGP board) taking any of the actions described above is referred to as a "KMP adverse recommendation change."

        Subject to the conditions described below, the KMGP conflicts committee, the KMR board or the KMGP board may, at any time prior to the approval of the KMP merger agreement by the unitholders of KMP, effect a KMP adverse recommendation change in response to a KMP intervening event (described below) or a KMP superior proposal (described below).

        The KMR board, the KMGP conflicts committee or the KMGP board may effect a KMP adverse recommendation change in connection with superior proposal only if:

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  KMP received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMP alternative proposal constitutes a KMP superior proposal and the failure to effect such recommendation change would not be in the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMP unitholders;

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  the KMR board, the KMGP conflicts committee or the KMGP board, as applicable, has provided prior written notice to KMI stating that, after consultation with its financial advisor and outside legal counsel, such KMP alternative proposal constitutes a KMP superior proposal, including a description of the material terms of such KMP superior proposal, together with a copy of the acquisition agreement for such KMP superior proposal in final form and any other

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    relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect a KMP adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMP merger agreement, the KMGP conflicts committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMP unitholders; provided, that the KMGP conflicts committee must take into account all changes to the terms of the KMP merger agreement proposed by KMI.

        The KMGP conflicts committee, the KMR board or the KMGP board may effect a KMP adverse recommendation change in connection with a KMP intervening event only if:

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  the KMGP conflicts committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMP unitholders;

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  the KMGP conflicts committee, the KMR board or the KMGP board, as applicable, has provided prior written notice specifying in reasonable detail the material events giving rise to the KMP intervening event at least, unless otherwise specified, five days in advance of its intention to effect a KMP adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMP merger agreement, the KMGP conflicts committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMP unitholders; provided, that the KMGP conflicts committee shall take into account all changes to the terms of the KMP merger agreement proposed by KMI.

        For purposes of the KMP merger agreement, a "KMP intervening event" means, when used with respect to KMP, a material event or circumstance that arises or occurs after the date of the KMP merger agreement with respect to KMP that was not, prior to the date of the KMP merger agreement, reasonably foreseeable by the KMGP conflicts committee; provided, however, that in no event will the receipt, existence or terms of a KMP alternative proposal or KMI alternative proposal or any matter relating thereto or consequence thereof constitute a "KMP intervening event."

        For purposes of the KMP merger agreement, the term "KMP alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMP and its subsidiaries (including securities of subsidiaries) equal to 25% or more of KMP's consolidated assets or to which 25% or more of KMP's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding KMP common units, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding KMP common units or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMP which is structured to permit such person or group to acquire beneficial ownership of at least 25% of KMP's consolidated assets or outstanding KMP common units, in each case, other than the transactions contemplated by the KMP merger agreement.

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        For purposes of the KMP merger agreement, a "KMP superior proposal" means a bona fide written offer, obtained after the date of the KMP merger agreement and not in breach of the "non-solicitation" provisions of the KMP merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding KMP common units or assets of KMP and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the KMGP conflicts committee determines in its good faith to be more favorable to KMP, after determining in its good faith that such offer is on terms and conditions more favorable to the unaffiliated KMP unitholders, than the transactions contemplated by the KMP merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMP merger agreement that as of the time of determination had been committed to by KMI in writing.

KMP Unitholder Approval

        KMP has agreed to hold a meeting of its unitholders as soon as practicable for the purpose of obtaining unitholder approval for the KMP merger agreement. For further discussion on the vote required by the KMP unitholders to approve the KMP merger agreement, see "The KMP Special Meeting."

        The KMP merger agreement requires KMP to submit the KMP merger agreement to a vote (i) even if the KMGP conflicts committee, the KMR board or the KMGP board no longer recommends approval of the KMP merger agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMP of any KMP alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the KMP merger agreement and the transactions contemplated thereby (including the EPB merger and the KMR merger) are in the best interests of KMI and its stockholders, approved and declared advisable the KMP merger agreement, the EPB merger agreement, the KMR merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

        The KMP merger agreement provides that KMI will not, through the KMI board:

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMP, the recommendation of the KMI board that its stockholders approve the stock issuance proposal and the charter amendment proposal; or

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  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMI alternative proposal (as described below).

        KMI taking any of the actions described above is referred to as a "KMI adverse recommendation change."

        Subject to the conditions described below, the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, effect a KMI adverse recommendation change in response to a KMI intervening event (described below) or a KMI superior proposal (described below).

        The KMI board can effect a KMI adverse recommendation change in connection with a KMI superior proposal only if:

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  KMI received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMI alternative proposal constitutes a KMI superior proposal

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    and that the failure to effect such recommendation change would be inconsistent with its fiduciary duties to KMI stockholders under applicable law;

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  the KMI board has provided prior written notice to KMP stating that, after consultation with its financial advisor and outside legal counsel, such KMI alternative proposal constitutes a KMI superior proposal, including a description of the material terms of such superior proposal, together with a copy of the acquisition agreement for such superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the KMP merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMP in good faith (to the extent KMP desires to negotiate), to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be inconsistent with the fiduciary duties of the KMI board to KMI's stockholders under applicable law; provided, that the KMI board shall take into account all changes to the terms of the KMP merger agreement proposed by KMP.

        The KMI board can only effect a KMI adverse recommendation change in connection with a KMI intervening event if:

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  the KMI board (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would inconsistent with its fiduciary duties to KMI stockholders under applicable law;

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  the KMI board has provided prior written notice specifying in reasonable detail the material events giving rise to the intervening event at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

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  during such five day period, as extended pursuant to the KMP merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMP in good faith (to the extent KMP desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be inconsistent with the KMI board's fiduciary duties to KMI stockholders under applicable law; provided, that, the KMI board shall take into account all changes to the terms of the KMP merger agreement proposed by KMP.

        For purposes of the KMP merger agreement, a "KMI intervening event" means a material event or circumstance that arises or occurs after the date of the KMP merger agreement with respect to KMI that was not, prior to the date of the KMP merger agreement, reasonably foreseeable by the KMI board; provided, however, that in no event will the receipt, existence or terms of a KMI alternative proposal or KMP alternative proposal or any matter relating thereto or consequence thereof constitute a "KMI intervening event".

        For purposes of the KMP merger agreement, the term "KMI alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMP, KMR or KMGP and their respective subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMI and its subsidiaries (including securities of subsidiaries) equal to 25% or more of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole or to which 25% or more of the revenues or earnings of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a

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single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of KMI, (C) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of KMI or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMI which is structured to permit such person or group to acquire beneficial ownership of at least 25% of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole or of the equity securities of KMI; in each case, other than the transactions contemplated by the KMP merger agreement.

        For purposes of the KMP merger agreement, a "KMI superior proposal" means a bona fide written offer, obtained after the date of the KMP merger agreement and not in breach of the "non-solicitation" provision of the KMP merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of KMI or assets of KMI and its subsidiaries (including, for purposes of the definition, KMI's equity interests in KMP) taken as a whole, made by a third party, which is on terms and conditions which KMI board determines in its good faith to be more favorable to KMI's stockholders from a financial point of view than the transactions contemplated by the KMP merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of KMP merger agreement that as of the time of determination had been committed to by KMP, KMR and KMGP writing.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal.

        The KMP merger agreement requires KMI to submit the stock issuance proposal and the charter amendment proposal to a stockholder vote (i) even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMI alternative proposal (as described above).

No Solicitation by KMP

        The KMP merger agreement contains detailed provisions prohibiting KMP, KMR and KMGP from seeking a KMP alternative proposal to the KMP merger. Under these "no solicitation" provisions, KMP, KMR and KMGP have agreed that they will not, and they will cause their respective subsidiaries and use reasonable best efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMP merger agreement:

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  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMP alternative proposal; or

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  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMP alternative proposal.

        KMP, KMR and KMGP have agreed that they will, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to

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be terminated any discussions or negotiations with any person with respect to a KMP alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMP alternative proposal.

        Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMP's unitholders of the KMP merger agreement, if KMP has received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMP alternative proposal constitutes or could reasonably be expected to lead to or result in a KMP superior proposal and such KMP alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMP, KMGP and KMR may:

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  furnish information with respect to KMP and its subsidiaries, as applicable, to any third party making such KMP alternative proposal; and

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  participate in discussions or negotiations regarding such KMP alternative proposal.

        KMP, KMGP and KMR also have agreed in the KMP merger agreement that they (i) will promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMP alternative proposal and indicate the identity of the person making any such KMP alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMP alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMP, KMGP and KMR have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by KMP, KMGP or KMR or that KMP, KMGP or KMR has delivered to any third party making a KMP alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The KMP merger agreement permits KMP, the KMGP conflicts committee, the KMR board and the KMGP board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMGP conflicts committee, the KMR board or the KMGP board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be in the best interests of KMP, after determining that its failure to do so would not be in the best interests of the unaffiliated KMP unitholders.

No Solicitation by KMI

        The KMP merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMP merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

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  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

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        KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than to KMP, KMR, EPB and their respective subsidiaries and representatives) to any confidential information relating to a possible KMI alternative proposal.

        Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

        KMI also has agreed in the KMP merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMP, KMGP and KMR, orally and in writing, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMP, KMGP and KMR the material terms of any such alternative proposal, request or inquiry and the terms and conditions thereof (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMP, KMGP and KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMP, KMGP and KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

Merger Consideration

        At the effective time of the KMP merger, each KMP common unit issued and outstanding (excluding KMP common units owned by KMGP, KMR or KMI or any of its subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

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  $10.77 in cash without interest and 2.1931 shares of KMI common stock, which is referred to as the "mixed consideration";

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  $91.72 in cash without interest, which is referred to as the "cash consideration"; or

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  2.4849 shares of common stock, which is referred to as the "stock consideration".

Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the KMP merger is the same as would be paid and issued if each KMP common unit had been converted into the right to receive the mixed consideration. See "Special

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Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" for more information on the proration and adjustment procedures.

        KMI will not issue any fractional shares of KMI common stock in the KMP merger. Instead, each holder of KMP common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMP merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Treatment of KMP Restricted Units

        As soon as reasonably practicable and in any event prior to the effective time, each KMP common unit subject to forfeiture or restricted unit granted under the KMP Common Unit Compensation Plan for Non-Employee Directors, referred to as the "KMP equity plan," that is outstanding immediately prior to the effective time will automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each restricted unit shall be treated as an issued and outstanding KMP common unit as of immediately prior to the effective time of the KMP merger agreement. At the effective time of the KMP merger agreement, the KMP equity plan will be terminated and no longer in effect. As of the date of this proxy statement/prospectus, there were no outstanding KMP restricted units.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding KMP common units or shares of KMI common stock prior to the effective time of the KMP merger to provide the holders of KMP common units the same economic effect as contemplated by the KMP merger agreement prior to such event.

Withholding

        KMI, P Merger Sub and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to a unitholders in connection with the KMP merger such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent withheld, such withheld amounts will be treated as having been paid to the former unitholder in respect of whom such withholding was made.

Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the KMP merger shall be paid to the holder of any surrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the KMP merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the KMP merger but with a payment date subsequent to such surrender. For purposes

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of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI common stock to be issued pursuant to the KMP merger shall be entitled to dividends as if issued and outstanding as of the effective time of the KMP merger.

Financing Covenant

        KMP has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the KMP merger and the other transactions contemplated by the KMP merger agreement and any other amounts required to be paid in connection with the consummation of the KMP merger.

Filings

        Pursuant to the KMP merger agreement, each of the parties agreed to cooperate and use their respective reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the KMP merger agreement, including by providing the other party a reasonable opportunity to review and comment and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material written communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the KMP merger agreement.

Regulatory Matters

        See "Special Factors—Regulatory Approvals Required for the Merger" for a description of the material regulatory requirements for completion of the KMP merger.

        Pursuant to the terms of the KMP merger agreement, each of the parties agreed to (A) cooperate with the others and to cause their respective subsidiaries to use its reasonable best efforts to (i) do all things necessary to consummate the transactions contemplated by the KMP merger agreement (including preparing and filing recommended filings under applicable antitrust laws), (ii) obtain all approvals from any governmental authority or third party necessary to consummate the transactions contemplated by the KMP merger agreement and (iii) defend any lawsuits or other legal proceedings challenging the KMP merger agreement or transactions contemplated by the KMP merger agreement; and (B) make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the KMP merger agreement as promptly as practicable and advisable and in any event within 15 business days after the date of the KMP merger agreement and use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the KMP merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the KMP merger agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by the KMP merger agreement and otherwise minimize the effect of such law on such transaction.

Termination

        KMI and KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by mutual written consent authorized by the KMI board and the KMGP conflicts committee.

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In addition, either KMI or KMP may terminate the KMP merger agreement at any time prior to the effective time by written notice to the other party if:

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  the closing of the KMP merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or KMP if the inability to satisfy such condition was due to the failure of such party (or, in the case of KMP, either of KMR and KMGP) to perform any of its obligations under the KMP merger agreement or (ii) to KMI or KMP if the other party (or, in the case of KMP, either of KMR and KMGP) has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the KMP merger agreement;

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  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal, except that the right to terminate will not be available to KMI or KMP if such restraint is due to the failure, in the case of KMP, KMP, KMGP or KMR and in the case of KMI, KMI or P Merger Sub, to perform its obligations under the KMP merger agreement;

  •
  the meeting of the KMP unitholders is concluded and the approval of the KMP merger agreement by the KMP unitholders is not obtained; provided, however, that the right to terminate will not be available to KMP if such failure to obtain approval was proximately caused by a KMP adverse recommendation change not permitted by the KMP merger agreement or a material breach of the no solicitation provisions by KMP, KMR or KMGP;

  •
  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; provided, however, that the right to terminate will not be available to KMP if such failure to obtain approval was proximately caused by a KMI adverse recommendation change not permitted by the KMP merger agreement or a material breach of the no solicitation provisions by KMI; or

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  either the EPB merger agreement or the KMR merger agreement is terminated in accordance with its terms.

        KMI also may terminate the KMP merger agreement if a KMP adverse recommendation change occurs or KMP, KMR or KMGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

        KMP also may terminate the KMP merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMP and neither of KMP, KMR or KMP is then in any material breach.

        In some cases, termination of the KMP merger agreement may require KMP or KMI to pay to the other a termination fee and expenses, as described below under "—Termination Fee."

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 Termination Fee

        The KMP merger agreement provides that KMP is required to pay a termination fee of $817 million to KMI if the KMP merger agreement is terminated by:

  •
  KMI, as a result of the KMGP conflicts committee, the KMR board or the KMGP board having effected a KMP adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMP unitholders not approving the KMP merger agreement at a meeting of the unitholders of KMP or any adjournment or postponement of such meeting where a KMP adverse recommendation change due to a KMP superior proposal has occurred.

        The KMP merger agreement provides that KMI is required to pay a termination fee of $817 million to KMP if the KMP merger agreement is terminated by:

  •
  KMP, as a result of the KMI board having effected a KMI adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the stockholders of KMI not approving the stock issuance proposal or the charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a KMI superior proposal has occurred.

        In the event KMI is required to pay KMP a termination fee, such termination fee will be payable through an irrevocable waiver of a portion of KMGP's incentive distributions over a period of eight calendar quarters.

Conduct of Business

        Under the KMP merger agreement, each of KMI and KMP has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the KMP merger agreement until the earlier of the termination of the KMP merger agreement in accordance with its terms and the effective time of the KMP merger, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to cause its business to be conducted in all material respects in the ordinary course of business consistent with past practice.

        Subject to certain exceptions, unless KMP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

  •
  amend KMI's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the KMP merger or related transactions;

  •
  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the KMP merger;

  •
  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the Transactions, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMP merger agreement;

  •
  with respect to KMI, EPB and KMP only, subject to certain exceptions set forth in the KMP merger agreement, (i) issue, deliver, sell, grant, pledge, or dispose of, as applicable, or authorize

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    any of the same with respect to any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities, (ii) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (iii) split, combine, subdivide or reclassify any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

  •
  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests any person or acquire any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2 billion (other than transactions exclusively between wholly owned subsidiaries);

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  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

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  enter into any material contract, other than in the ordinary course of business consistent with past practice, or materially modify any material rights under a material contract, in each case in a manner which would be materially adverse to KMI and its subsidiaries taken as a whole or prevent or materially impede or delay the consummation of the transactions set forth in the KMP merger agreement;

  •
  modify or amend, or waive or assign any rights under, the KMR merger agreement or the EPB merger agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMP merger agreement or would have an adverse effect on the value of the KMP merger consideration to be received by holders of KMP common units;

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  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect;

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  adopt, enter into, increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any benefit plan in any material respect (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  grant any material severance or termination pay to any officer or director of KMI or any of its subsidiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

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  enter into or amend any material arrangement for the benefit of any current or former directors or officers of KMI or any of its subsidiaries or any of their beneficiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

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  incur direct or indirect liability for any indebtedness, enter into any lease, create any lien on its property or the property of its subsidiaries or make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the consummation of the transactions contemplated by the KMP merger agreement; or

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  take any other action which would prevent or materially impede or delay the consummation of the transactions contemplated by the KMP merger agreement.

Indemnification; Directors' and Officers' Insurance

        The KMP merger agreement provides that, upon the effective time of the KMP merger, KMI will, to the fullest extent that any of KMP, KMR KMGP or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of KMP or any of its subsidiaries, KMGP or KMR. In addition, KMI will maintain in effect for six years from the effective time of the KMP merger KMGP's and KMR's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMP merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and KMP have agreed to coordinate the consummation of the transactions contemplated by the KMP merger agreement so that the KMR merger agreement and the EPB merger agreement are consummated substantially concurrently in the manner and sequence set forth in the KMP merger agreement. After the consummation of the transactions contemplated by the KMR merger agreement but prior to the consummation of the transactions contemplated by the KMP merger agreement, KMGP shall contribute or cause to be contributed all of the KMP i-units to KMP in exchange for a newly-issued class of units of the KMP consistent with the terms set forth in the KMP merger agreement and KMGP and KMR shall cause KMP's partnership agreement to be amended to reflect the issuance of such units.

Notification of Certain Matters Regarding EPB Merger and KMR Merger

        KMI has agreed to give prompt notice to KMP, KMR and KMGP of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB merger or the KMR merger to not be satisfied by the May 11, 2015 or (ii) materially delay or impede the consummation of either the EPB merger or the KMR merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede, the consummation of either the EPB merger or the KMR merger.

KMGP Conflicts Committee

        KMI has agreed, until the effective time of the KMP merger or the termination of the KMP merger agreement, not to, without the consent of a majority of the KMGP conflicts committee, take any action (or allow its subsidiaries to take any action) to eliminate the KMGP conflicts committee, revoke or diminish the authority of the KMGP conflicts committee or remove or cause the removal of any director of the KMGP board that is a member of the KMGP conflicts committee either as a director or member of such committee.

Voting

        KMI and P Merger Sub have agreed, until the earlier of the effective time of the KMP merger, termination of the KMP merger agreement or a KMI adverse recommendation change:

  •
  in connection with any vote of KMP unitholders, however called, to vote all KMP common units and Class B units and all KMR listed shares owned by KMI and any of its subsidiaries in favor

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    of the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger);

  •
  to the extent permitted, in connection with any vote of KMR stockholders, however called, to vote all KMR shares owned by KMI and any of its subsidiaries in favor of the approval of the KMR merger agreement, the KMR merger (and the approval of any actions required in furtherance of the KMP merger) and, for purposes of determining the manner in which KMP's i-units are voted, the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger); and

  •
  in connection with any vote of EPB unitholders, however called, to vote all EPB common units owned by KMI and any of its subsidiaries in favor of the approval of the EPB merger agreement and the EPB merger (and the approval of any actions required in furtherance of the EPB merger).

Amendment and Supplement

        At any time prior to the effective time of the KMP merger, the KMP merger agreement may be amended or supplemented in any and all respects, whether before or after approval of the KMP merger agreement by the KMP unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the KMGP board and KMR board may not take or authorize any such action unless it has referred such action to the KMGP conflicts committee for its consideration and permitted the KMGP conflicts committee not less than two business days to make a recommendation to the KMGP board and the KMR board with respect thereto (for the avoidance of doubt, the KMGP board and the KMR board shall in no way be obligated to follow the recommendation of the KMGP conflicts committee and the KMGP board and the KMR board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the KMP merger agreement by the KMP unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, there shall be no amendment or change to the provisions of the KMP merger agreement which by law or stock exchange rule would require further approval by the KMP unitholders or the stockholders of KMI, as applicable, without such approval. Unless otherwise expressly set forth in the KMP merger agreement, whenever a determination, decision, approval or consent of KMP, KMGP or KMR is required pursuant to the KMP merger agreement, such determination, decision, approval or consent must be authorized by the KMGP board and the KMR board; provided, however, that the KMGP board and the KMR board may not take or authorize any such action unless it has first referred such action to the KMGP conflicts committee for its consideration, and permitted the KMGP conflicts committee not less than two business days to make a recommendation to the KMGP board with respect thereto.

Remedies; Specific Performance

        The KMP merger agreement provides that the parties are entitled to seek and obtain an injunction to prevent breaches of the KMP merger agreement and to specifically enforce the KMP merger agreement.

Representations and Warranties

        The KMP merger agreement contains representations and warranties by KMI and KMP. These representations and warranties have been made solely for the benefit of the other party to the KMP merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

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  have been qualified by disclosures that were made to the other party in connection with the negotiation of the KMP merger agreement, which disclosures may not be reflected in the KMP merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and KMP, KMGP and KMR, on the other hand relate to, among other things:

  •
  corporate organization, standing and similar corporate matters;

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  capital structure;

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  due authorization of the KMP merger agreement and the transactions contemplated by the KMP merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

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  required consents and approvals of governmental entities in connection with the transactions contemplated by the KMP merger agreement;

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  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

  •
  compliance with applicable laws;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  taxes and other tax matters;

  •
  opinions of financial advisors;

  •
  brokers and other advisors; and

  •
  absence of changes or events since December 31, 2013.

        Additional representations and warranties made only by KMI to KMP relate to, among other things:

  •
  legal proceedings;

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  contracts and permits;

  •
  benefit plans;

  •
  environmental matters;

  •
  property;

  •
  intellectual property;

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  insurance; and

  •
  financing of the EPB merger, the KMP merger and the KMR merger.

Additional Agreements

        The KMP merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

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 THE SUPPORT AGREEMENT

        The following describes the material provisions of the support agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the support agreement. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to read carefully the support agreement in its entirety before making any decisions regarding the proposals.

        The support agreement was entered into simultaneously with the execution of the KMP merger agreement, the KMR merger agreement and the EPB merger agreement on August 9, 2014. It is by and among KMP, KMR, KMGP, EPB, EPGB, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPB, and a limited partnership which he controls. In the aggregate, Mr. Kinder and the limited partnership hold shares of KMI common stock representing approximately 23.6% of the outstanding KMI common stock. Pursuant to the terms of the support agreement, Mr. Kinder and the limited partnership have agreed, among other things, to vote all of their shares of KMI common stock: (i) in favor of the charter amendment proposal, (ii) in favor of the stock issuance proposal, (iii) in favor of any proposal to adjourn or postpone the KMI stockholder meeting to a later date if there are not sufficient votes for the approval of the charter amendment proposal and the stock issuance proposal, (iv) in favor of any other matter necessary or desirable to the consummation of the Transactions and (v) against any action, agreement or transaction that is intended or that would reasonably be expected to, materially impede or delay the consummation of the Transactions.

        The support agreement generally prohibits Mr. Kinder or the limited partnership he controls from transferring any of the shares of KMI common stock they owned on the date of the support agreement prior to the earlier of termination of the support agreement and the time that the requisite stockholder approvals have been obtained, except (i) to an immediate family member or upon his death, in the case of Mr. Kinder, or (ii) to a partner or an affiliated person under common control, in the case of the limited partnership. Any permitted transferee must agree in writing to be bound by the terms of the support agreement.

        The support agreement also prohibits Mr. Kinder and the limited partnership from, directly or indirectly, acquiring, agreeing to acquire or making any proposal or offer to acquire, beneficially or of record, any EPB common units or the right to direct the voting of any EPB common units, or any rights or options to acquire any EPB common units, prior to the EPB unitholder approval or the termination of the support agreement.

        The support agreement terminates upon the earlier to occur of (i) the date on which each of the KMP merger, the KMR merger and the EPB merger has been consummated, or the merger agreement with respect to any such merger that has not been consummated has been terminated in accordance with its respective terms, and (ii) the KMI board changing its recommendation in favor of approval the charter amendment proposal and the stock issuance proposal.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the KMP merger and of owning and disposing of KMI common stock received in the KMP merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations (the "Treasury Regulations") promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        This discussion is limited to U.S. holders of KMP common units that hold their KMP common units, and will hold their KMI common stock, if any, received in the KMP merger, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

  •
  a bank, insurance company or other financial institution;

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  a tax-exempt organization;

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  a real estate investment trust;

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  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  a regulated investment company or a mutual fund;

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  a "controlled foreign corporation" or a "passive foreign investment company";

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  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects mark-to-market treatment;

  •
  a holder of KMP common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

  •
  holders of options, or holders of restricted units or bonus units, granted under any KMP benefit plan;

  •
  a person whose functional currency is not the U.S. dollar;

  •
  a holder of KMP common units that holds such KMP common units as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction; or

  •
  a U.S. expatriate.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds KMP common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding KMP common units should consult its own tax advisor.

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        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of KMP common units or KMI common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE KMP MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF KMI COMMON STOCK, IF ANY, RECEIVED IN THE KMP MERGER. EACH HOLDER OF KMP COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE KMP MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF KMI COMMON STOCK, IF ANY, RECEIVED IN THE KMP MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

 Tax Consequences of the KMP Merger to U.S. Holders of KMP Common Units

        Tax Characterization of the KMP Merger.    The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the KMP merger will be treated as a taxable sale of a U.S. holder's KMP common units in exchange for KMI common stock, cash or a combination of KMI common stock and cash received in the KMP merger.

        Amount and Character of Gain or Loss Recognized.    A U.S. holder who receives KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any KMI common stock received, and (C) such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the KMP merger and (ii) such U.S. holder's adjusted tax basis in the KMP common units exchanged therefor (which includes such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the merger).

        A U.S. holder's initial tax basis in its KMP common units would have been equal to the amount such holder paid for the KMP common units plus the U.S. holder's share of KMP's nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder's share of KMP's income and by any increases in the U.S. holder's share of KMP's nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from KMP, by the U.S. holder's share of KMP's losses, by any decreases in the U.S. holder's share of KMP's nonrecourse liabilities and by the U.S. holder's share of KMP's expenditures that are not deductible in computing taxable income and are not required to be capitalized.

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        Except as noted below, gain or loss recognized by a U.S. holder on the exchange of KMP common units in the KMP merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a KMP common unit pursuant to the KMP merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder's KMP common units pursuant to the KMP merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of KMP common units in the KMP merger.

        Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its KMP common units for more than 12 months as of the effective time of the KMP merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S holders that are corporations may be used to offset only capital gains.

        The amount of gain or loss recognized by each U.S. holder in the KMP merger will vary depending on each U.S. holder's particular situation, including the amount of the cash and/or the value of the KMI common stock received by each U.S. holder in the KMP merger, the adjusted tax basis of the KMP common units exchanged by each U.S. holder in the KMP merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of KMP's income may be deducted in full upon the U.S. holder's taxable disposition of its entire investment in KMP pursuant to the KMP merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the KMP merger, taking into account its own particular circumstances.

        KMP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the KMP Merger.    U.S. holders of KMP common units will be allocated their share of KMP's items of income, gain, loss and deduction for the taxable period of KMP ending on the date of the KMP merger. These allocations will be made in accordance with the terms of the KMP partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from KMP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder's tax basis in the KMP common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the KMP merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder's tax basis in the KMP common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the KMP merger.

        Tax Basis and Holding Period in KMI Common Stock Received in the KMP Merger.    A U.S. holder's tax basis in the shares of KMI common stock, if any, received in the KMP merger will equal the fair market value of such shares. A U.S. holder's holding period in the shares of KMI common stock, if any, received in the KMP merger will begin on the day after the date of the KMP merger.

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 Tax Consequences to U.S. Holders of Owning and Disposing of Shares of KMI Common Stock Received in the KMP Merger

        Distributions on KMI Common Stock.    For U.S. federal income tax purposes, distributions of cash by KMI to a U.S. holder with respect to shares of KMI common stock received in the KMP merger will generally be included in a U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Distributions of cash in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of KMI common stock and, to the extent the distribution exceeds such U.S. holder's adjusted tax basis, as capital gain from the sale or exchange of such shares of KMI common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes.

        Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of KMI Common Stock.    Upon the sale, exchange, certain redemptions or other taxable dispositions of KMI common stock received in the KMP merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of KMI common stock and (ii) the U.S. holder's adjusted tax basis in such shares of KMI common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in the shares of KMI common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS in connection with the KMP merger and in connection with distributions made with respect to, or dispositions of, KMI common stock received in the KMP merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the KMP merger or on distributions made with respect to, or on payments made pursuant to dispositions of, KMI common stock received in the KMP merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

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 DESCRIPTION OF THE DEBT FINANCING FOR THE TRANSACTIONS

Overview

        KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under the bridge facility discussed below.

        On September 19, 2014, KMI entered into a bridge credit agreement with the lenders listed on the signature pages to such agreement and Barclays Bank, as administrative agent. The bridge credit agreement provides for an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility." To the extent the proceeds of the issuance of debt securities are not sufficient for the purposes set forth above, the proceeds of the bridge facility are expected to be used on the closing date of the Transactions to pay the cash portion of the merger consideration for the KMP merger and the EPB merger, related fees and expenses of the Transactions and all term loan indebtedness outstanding under KMI's existing credit agreement dated as of May 6, 2014.

Interest Rate and Maturity

        Interest on borrowings under the bridge facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long term indebtedness for borrowed money (referred to as "KMI's credit rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's credit rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the bridge facility.

        All amounts outstanding under the bridge facility will be repayable on the date that is 364 days after the closing date of the bridge facility.

Guarantees

        Certain subsidiaries of KMI, including KMR, KMP and EPB, will be guarantors of KMI's obligations under the bridge facility pursuant to a guaranty agreement to be executed in connection with the bridge facility on the closing date thereof.

Prepayments

        Amounts borrowed under the bridge facility must be repaid with the net cash proceeds from:

  •
  any indebtedness for borrowed money by KMI, the guarantors or any of their wholly owned subsidiaries, subject to certain exceptions;

  •
  the issuance of any equity securities by KMI, the guarantors or any of their wholly owned subsidiaries, other than the issuances of KMI common stock in the Transactions and issuances pursuant to employee stock plans; and

  •
  any direct or indirect sale, assignment or other disposition of any property or assets of KMI, the guarantors or any of their wholly owned subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in net cash proceeds in excess of $25.0 million with respect to any single asset sale or other event and in excess of $200.0 million in the aggregate, subject to certain exceptions.

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        The occurrence of certain events prior to the closing of the bridge facility that would have resulted in a mandatory prepayment of the bridge facility after funding thereof shall result in a reduction of the committed amount for the bridge facility, subject to certain exceptions.

        KMI may at any time make voluntary prepayments of the loans under the bridge facility without premium or penalty upon prior written notice, subject only to the obligation to reimburse the lenders for breakage costs.

Representations, Covenants and Events of Default

        The bridge facility contains representations and warranties and financial and various other covenants that apply to KMI and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (each as defined in the bridge facility) of 6.50 to 1.00. Other negative covenants include restrictions on KMI's and certain of its subsidiaries' ability to incur debt, grant liens, make fundamental changes or engage in transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends or distributions or prepayments of loans to KMI or any guarantor. The bridge facility also restricts KMI's ability to pay dividends or repurchase stock if, before or after a dividend payment or stock repurchase, an event of default (as defined in the bridge facility) has occurred and is continuing or would occur and be continuing.

        The bridge facility contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, certain other indebtedness of KMI or certain of its subsidiaries; (d) bankruptcy or insolvency events involving KMI or certain of its subsidiaries and (e) a change in control of KMI.

        If an event of default under the bridge facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of KMI's outstanding obligations under the bridge facility.

Fees

        The bridge facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        The ticking fee began accruing on August 9, 2014, the date of the execution of the commitment letter for the bridge facility, and ends on the earlier of the termination of the commitment letter or the closing date of the bridge facility. The ticking fee rate ranges from 0.15% to 0.30% based on KMI's credit rating. Prior to the public announcement of credit ratings that give effect to the Transactions, the applicable ticking fee rate is 0.25%, which is also the ticking fee rate that would apply if KMI had a BBB- rating from Standard and Poor's Rating Services and a Baa3 rating from Moody's Investors Service.

        The duration fee is equal to (a) 0.50% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 90 days after the closing date of the bridge facility, (b) 0.75% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 180 days after the closing date of the bridge facility and (c) 1.00% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 270 days after the closing date of the bridge facility.

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 Conditions

        The obligations of the lenders to make loans under the bridge facility are subject to a number of conditions, including, without limitation:

  •
  the Transactions shall be consummated concurrently with the funding under the bridge facility;

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  since December 31, 2013, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Entity Material Adverse Effect (as defined in the bridge facility) with respect to any of KMP, KMR or EPB;

  •
  all term loans under KMI's existing credit agreement shall be repaid in full;

  •
  customary closing documents (including, among others, a customary solvency certificate) and certain financial statements shall be delivered by KMI and the guarantors;

  •
  certain representations and warranties by or regarding KMP, KMR and EPB in the merger agreements (but only to the extent that a breach thereof would permit KMI to terminate the merger agreements or decline to close the Transactions), and specified representations and warranties of KMI and the guarantors in the bridge facility shall be accurate in all material respects;

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  certain "know your customer" and anti-money laundering rules and regulations (including the Patriot Act) shall be complied with; and

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  all required costs, fees and expenses in connection with the bridge facility shall be paid.

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 DESCRIPTION OF KMI'S CAPITAL STOCK

        The following information is a summary of the material terms of KMI's certificate of incorporation and bylaws and the shareholders agreement between KMI and certain of its investors, all of which are on file with the SEC and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about KMI's certificate of incorporation and bylaws and the shareholders agreement that is important to you. We encourage you to read carefully KMI's certificate of incorporation and bylaws and the shareholders agreement in their entirely. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

General

        KMI's authorized capital stock consists of:

  •
  2,000,000,000 shares of Class P common stock, $0.01 par value per share, which is referred to as the "KMI common stock," [                    ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

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  10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

Common Stock

General

        In addition to the Class P common stock mentioned above, KMI's certificate of incorporation also authorized 707,000,000 shares of Class A convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class A shares;" 100,000,000 shares of Class B convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class B shares;" and 2,462,927 shares of Class C convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class C shares."

        The Class A shares, Class B shares and Class C shares were originally issued to individuals and entities collectively referred to as the "Original Investors." The Original Investors were investors in KMI's going private transaction in 2007, namely:

  •
  Richard D. Kinder, KMI's Chairman and Chief Executive Officer;

  •
  investment funds advised by or affiliated with Goldman Sachs, Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which are referred to as the "Sponsor Investors;"

  •
  Fayez Sarofim, one of KMI's directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of KMI's directors, and William V. Morgan, one of KMI's founders, whom are referred to collectively as the "Original Stockholders;" and

  •
  a number of other members of KMI's management, whom are referred to collectively as "Other Management."

        All of the Class A shares, Class B shares and Class C shares have been converted into KMI common stock, and none of the Class A shares, Class B shares and Class C shares are outstanding or may be reissued. Accordingly, the KMI common stock is the only class or series of KMI's capital stock currently issued or outstanding. Since all of the Sponsor Investors, other than the funds affiliated with

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Highstar, have sold all the shares of KMI's capital stock held by them, these funds are the only remaining Sponsor Investor.

Voting Rights

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

Dividends

        Holders of KMI common stock share equally in any dividend declared by KMI's board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of KMI's affairs, holders of KMI common stock would be entitled to share ratably in KMI's assets that are legally available for distribution to its stockholders after payment of liabilities. If KMI has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, KMI must pay the applicable distribution to the holders of its preferred stock, if required pursuant to the terms of any such preferred stock, before KMI may pay distributions to the holders of KMI common stock.

Other Rights

        KMI's stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable.

Preferred Stock

        KMI's board of directors is authorized, subject to the limits imposed by the General Corporation Law of the State of Delaware, which is referred to as the "DGCL," to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. KMI's board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by KMI's certificate of incorporation, without any further vote or action by KMI's stockholders.

        KMI's board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of KMI's other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of the KMI common stock to decline.

Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law

        KMI's certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third party from acquiring KMI, even if doing so would benefit its stockholders.

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Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for KMI's board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire KMI. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of KMI. Further, the rights of the holders of KMI common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. KMI's bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. KMI's bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by KMI's stockholders. KMI's bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of KMI. In addition, at the time of KMI's initial public offering in 2011, KMI entered into a shareholders agreement with the Original Investors, which is referred to as the "shareholders agreement." The nomination and removal of directors, including the filling of board vacancies, also must comply with the provisions of the shareholders agreement that relate to composition of KMI's board of directors. See "—Shareholders Agreement."

No Stockholder Action by Written Consent

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

Approval Requirements for Certain Changes of Control

        KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws

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and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

Section 203 of the DGCL

        KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

  •
  before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

  •
  at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, but not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. KMI has not opted out of this provision, so Section 203 will apply to any stockholder that becomes an interested stockholder after KMI's initial public offering. The statute, as it applies to interested stockholders other than Mr. Kinder, could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire KMI. These provisions of the DGCL could have the effect of deferring, delaying or discouraging hostile

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takeovers and may also have the effect of preventing changes in control or management of KMI. It is possible that these provisions could make it more difficult to accomplish transactions other stockholders might deem desirable.

Certain Other Provisions of KMI's Charter and Bylaws and Delaware Law

Board of Directors

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. Because the Sponsor Investors now have the right to choose fewer than three director nominees, the shareholders agreement permits the number of directors to be reduced below eleven, but not below nine, if a majority of the board approves such reduction. In such case, the number of director nominees that Mr. Kinder has the right to choose also will be reduced to four. The shareholders agreement also provides that the number of directors may be increased in order to meet the majority independence requirements of the NYSE if KMI is unable to qualify for a controlled company exemption at such time. See "—Shareholders Agreement."

        The non-employee members of the KMR, KMGP and EPGP boards of directors have been offered the opportunity to become members of the KMI board of directors after the mergers. Accordingly, KMI expects to amend its bylaws and the shareholders agreement to provide that after the mergers, the number of KMI directors will be no more than 16 and no less than 10, as fixed from time to time by the board of directors, and may also be increased in accordance with the shareholders agreement or reduced to not fewer than nine in accordance with the shareholders agreement.

Supermajority Board Approval

        KMI's bylaws state that, unless otherwise provided, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, any matter brought before the board of directors will be decided by a supermajority vote. KMI's bylaws further provide a list of actions, including amending KMI's certificate of incorporation or bylaws, that, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, must be brought before the board of directors and decided by supermajority vote. Because the Sponsor Investors no longer have the right to choose at least five nominees, the foregoing supermajority provisions are no longer in effect.

Limitations of Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

  •
  for breach of the duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

  •
  for transactions from which the director derived improper personal benefit.

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        KMI's certificate of incorporation and bylaws provide that KMI shall indemnify its current and former directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability. KMI believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in KMI's certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit KMI and its stockholders. In addition, an investment in KMI's stock may be adversely affected to the extent KMI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI or its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

Amending KMI's Certificate of Incorporation and Bylaws

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

  •
  a majority of the directors chosen for nomination by Mr. Kinder (if any);

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  a majority of the directors chosen for nomination by the Sponsor Investors (if any);

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  two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

  •
  the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

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 Shareholders Agreement

        Although only KMI and the Original Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of KMI. Following is a summary of those provisions. Because all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all the shares of KMI's capital stock held by them, certain provisions in the shareholders agreement no longer apply and are not described below. The funds affiliated with Highstar Capital LP are sometimes referred to as the "Remaining Sponsor Investor." We encourage you to read the shareholders agreement in its entirety.

Board, Committee and Observer Rights

        The shareholders agreement provides that Mr. Kinder and the Remaining Sponsor Investor have the following rights to appoint director nominees to the KMI board and committees, which may be adjusted as described below. As of the date of this proxy statement/prospectus, the KMI board has eleven members, with five director nominees appointed by Mr. Kinder, two director nominees appointed by the Remaining Sponsor Investor, and four additional independent directors.

  •
  Mr. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is KMI's chief executive officer and owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

  •
  If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee, and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to KMI's nominating and governance committee.

  •
  If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the KMI nominating and governance committee will appoint one nominee and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

  •
  If the board of directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder's nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead the nominating and governance committee will be required to appoint such nominee.

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    •
    If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief executive officer will be one nominee and the nominating and governance committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

  •
  The Remaining Sponsor Investor may appoint two nominees so long as it owns shares representing at least 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

  •
  If the Remaining Sponsor Investor owns shares representing between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then it may only appoint one nominee. After the consummation of the Transactions, the Remaining Sponsor Investor is expected to own between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock. Accordingly, the Remaining Sponsor Investor will have the right to nominate only one director, and one of the directors nominated by the Remaining Sponsor Investor will be required to resign from the KMI's board of directors.

        Because the Remaining Sponsor Investor has the right to appoint fewer than three director nominees, KMI's board of directors can elect to decrease the size of the board down to a minimum of nine directorships. In such case, the number of director nominees that Mr. Kinder has the right to choose would decrease to four. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by KMI's nominating and governance committee.

        Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder's death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        During such time as Mr. Kinder is entitled to appoint five director nominees, one member of each of the nominating and governance committee and the audit committee will consist of a director who was chosen as a director nominee by Mr. Kinder, which directors must meet the applicable independence requirements for those committees. If Mr. Kinder loses the right to select, or his nominees are ineligible to serve as, members of those committees, then that committee member must be one of the directors nominated for election by the nominating and governance committee.

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Mr. Kinder and the Remaining Sponsor Investor agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Remaining Sponsor Investor does not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares of KMI common stock may be voted in accordance with the shareholders agreement.

        Under the shareholders agreement, as long as the Remaining Sponsor Investor owns at least 1% of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of the KMI board or any committee thereof. In addition, the Remaining Sponsor Investor has specified rights to appoint observers to attend meetings of the boards and committees of KMGP, KMR and EPGP. Observers may be excluded from the deliberations

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of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by the Remaining Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

Certain Actions Relating to KMI and Its Subsidiaries and Other Affiliates

        As long as the Remaining Sponsor Investor owns any shares of KMI common stock received upon conversion of its Class A shares as a result of a mandatory conversion, KMI has agreed in the shareholders agreement to:

  •
  upon the Remaining Sponsor Investor's reasonable request, cause the Remaining Sponsor Investor's director nominees serving on the KMI board to be appointed to the boards or governing bodies of certain of its subsidiaries (other than KMGP, KMP, KMR, EPB, EPGP or any of their subsidiaries); and

  •
  permit director nominees of the Remaining Sponsor Investor to attend meetings of the KMGP board, the KMR board, the EPGP board and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers' obligation to recuse themselves under specified circumstances.

        As long as the Remaining Sponsor Investor owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, KMI has agreed in the shareholders agreement to:

  •
  inform the Remaining Sponsor Investor of any action that KMI's chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on the Remaining Sponsor Investor or its affiliates and not taking specified actions without its approval;

  •
  keep the Remaining Sponsor Investor informed of any events or changes with respect to any criminal or regulatory investigation involving KMI or any of its affiliates;

  •
  reasonably cooperate with the Remaining Sponsor Investor and its affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above; and

  •
  not take any action (and to take all stockholder action to prevent KMI's subsidiaries from taking any action) to cause the board of KMGP to consist of less than a majority of independent directors under the applicable NYSE standards.

        In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Remaining Sponsor Investor prior to his acquisition of, or offer to acquire, any securities of KMI or any of its publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which KMI may be required to register the sale of shares of KMI common stock owned by the Remaining Sponsor Investor and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, the Remaining Sponsor Investor and Mr. Kinder will each have the right to require that KMI register resales of such shares of KMI common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. KMI will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in KMI's good faith reasonable judgment, it is not feasible for KMI to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when KMI's directors and executive officers are not permitted to trade, (2) a seven day period

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(which KMI may not invoke more than twice in any 12 month period) relating to a securities offering of $150 million or more by KMP, EPB or KMR, or (3) a 30 day period (which KMI may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for KMI and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, the Remaining Sponsor Investor or Mr. Kinder also can require KMI to file a shelf registration statement on Form S-3 for the resale of KMI common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, KMI has agreed to use its reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Sponsor Investors no longer collectively hold registrable securities that represent at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        KMI also has agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which it is not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        KMI has agreed to indemnify and hold harmless each selling shareholder for whom it files a registration statement and such selling stockholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by KMI in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Non-Compete Agreements

        The executive management stockholders identified in the shareholders agreement, which include Mr. Kinder and certain of KMI's executive officers, have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities

        The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to him or her solely in his or her capacity as such a director. Each director nominated by the Remaining Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Remaining Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or

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pursuing any business opportunity that such director has actual knowledge that KMI also is engaged in or evaluating and if such director's participation would cause a conflict of interest.

Payment of Certain Costs and Expenses

        KMI is obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, KMI's certificate of incorporation and bylaws and the shareholders agreement that are approved in advance by KMI.

Other Provisions

        Certain provisions in the shareholders agreement will terminate with respect to the Remaining Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. When the Remaining Sponsor Investor no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Original Investors, including rights to nominate director and committee nominees and certain actions relating to KMI's subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholders party thereto hold any shares of KMI common stock.

        Amendments to the shareholders agreement must be signed by KMI, if the amendment modifies its rights or obligations, and by the following holders:

  •
  Mr. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  the Sponsor Investors holding shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to KMI's subsidiaries and other affiliates, KMI's dividend policy and termination of the shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of the outstanding shares of KMI's capital stock entitled to vote on the election of directors; and

  •
  the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders, so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of KMI's initial public offering in 2011 and the applicable amendment or waiver would modify the rights or obligations of Other

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    Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock.

        If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.

Indemnification of Directors and Officers

        Pursuant to KMI's certificate of incorporation and bylaws, KMI has agreed to indemnify each of its current and former directors and officers, and may additionally indemnify any of its employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by its directors or officers or these other persons. KMI has agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the DGCL. Thus, KMI's directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. KMI also has acknowledged that it is the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability.

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COMPARISON OF RIGHTS OF KMI STOCKHOLDERS AND KMP
UNITHOLDERS

        KMI is a corporation, and KMP is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of KMI stockholders are governed by KMI's certificate of incorporation and bylaws and the General Corporation Law of the State of Delaware, which is referred to as the "DGCL." The rights of KMP unitholders are governed by the KMP partnership agreement and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the "Delaware LP Act." If the KMP merger is completed, the rights of KMP unitholders as holders of KMI common stock will be governed by KMI's certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of KMP unitholders and the rights of KMI stockholders. Some of these, such as distribution/dividend and voting rights, are significant. Additionally, although KMP unitholders will not become parties to KMI's shareholders agreement, that agreement affects the nomination and election of KMI directors, the composition and operation of its board of directors and committees and other matters. The following description summarizes the material differences that may affect the rights of KMI common stockholders and KMP common unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. KMP unitholders should read carefully the relevant provisions of the KMI certificate of incorporation, bylaws and shareholders agreement and the KMP partnership agreement. Copies of the documents referred to in this summary may be obtained as described under "Where You Can Find More Information."

Purpose and Term of Existence
KMI KMI's stated purpose is to engage in any and all lawful acts and activities for which corporations may be organized under the DGCL. KMI is to have perpetual existence.

KMP

        KMP's stated purposes are to serve as limited partner in its operating partnerships and to engage directly or indirectly in any business activity or project that may lawfully be conducted or engaged in by a Delaware limited partnership.

        KMP's existence will continue until December 31, 2082, unless sooner dissolved under the terms of KMP's partnership agreement.

Authorized Capital
        KMI

        KMI's authorized capital stock consists of:

•

2,000,000,000 shares of KMI common stock, $0.01 par value per share, [            ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

•

10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to

KMP

         As of the date of this proxy statement/prospectus, KMP had outstanding [            ] common units, [            ] of which were owned by KMI and its affiliates; 5,313,400 Class B units, all of which were owned by affiliates of the general partner; and [            ] i-units, all of which were owned by KMR. The Class B units are convertible on a one-for-one basis into common units under limited circumstances, are redeemable under limited circumstances, and otherwise are substantially similar to common units. The i-units receive their distributions in additional i-units,

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approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

        KMI's certificate of incorporation also authorized three classes of common stock that were convertible into KMI common stock, but all shares of such classes have been converted into KMI common stock and none are outstanding or may be reissued.

rather than in cash, receive no allocation of income, gain, loss or deduction until termination of KMP, and with limited exceptions have the voting rights of a common unit and on most matters vote together with the common units as a single class.

        KMP may issue an unlimited number of additional limited partner interests and other equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior or in addition to those of its common units or other existing classes of units, as the general partner may determine, all without the approval of any unitholders.

Dividends / Distributions

        KMI

        Holders of KMI common stock share equally in any dividend declared by the KMI board. If any preferred stock were outstanding, dividends on KMI common stock would be subject to the rights of the holders of that preferred stock. Dividends may be paid out of the corporation's surplus, or in the case no surplus exists, out of the net profits for the fiscal year and may be paid in cash, property, or shares of the corporation's capital stock.

        KMI has adopted a dividend policy providing that, subject to applicable law, KMI will pay quarterly cash dividends on all classes of its capital stock equal to the cash it receives from its subsidiaries and other sources less any cash disbursements and reserves established by a majority vote of its board of directors, including for general and administrative expenses, interest and cash taxes. The KMI board may amend, suspend or revoke this dividend policy at any time.

        KMP

        Distributions of Available Cash.    KMP's partnership agreement requires that KMP distribute 100% of "available cash," as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter. Available cash means, with respect to any quarter, all of KMP's cash receipts from all sources, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

        KMP's general partner is granted discretion by KMP's partnership agreement, which discretion has been delegated to KMR, subject to the approval of the general partner in certain cases, to establish, maintain and adjust reserves to (1) provide for the proper conduct of KMP's business, including reserves for future capital expenditures, (2) provide funds for distributions in respect of any one or more of the next four quarters, or (3) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which KMP or any of its subsidiaries are a party or by which any of them is bound or their assets are subject.

        KMP's general partner and the owners of its common units and Class B units receive distributions in cash, while KMR, as the sole owner of KMP's i-units, receives distributions in additional i-units. KMP does not distribute cash to

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i-unit owners but instead retains the cash for use in its business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to KMP's general partner. Each time KMP makes a distribution, the number of i-units owned by KMR and, accordingly, the percentage of KMP's total units owned by KMR, increase automatically under the provisions of KMP's partnership agreement. While any i-units are outstanding, KMP's partnership agreement provides that KMP may not make a distribution on a common unit other than in cash, in additional common units or in a security that has in all material respects the same rights and privileges as the common units, and that, except in liquidation, it may not make a distribution on an i-unit other than in additional i-units or in a security that has in all material respects the same rights and privileges as the i-units.

Pursuant to KMP's partnership agreement, distributions are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions to KMP's general partner.

Cash from Operations. Cash from operations generally refers to KMP's cash balance on the date it commenced operations, plus all cash generated by the operation of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

Cash from Interim Capital Transactions. Interim capital transactions generally include borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

Rule for Characterizing Distributions. All available cash distributed by KMP from any source will be treated as distributions of cash from operations unless the sum of all available cash distributed exceeds the cumulative amount of cash from operations actually generated from the date KMP commenced operations through the end of the calendar quarter prior to any applicable distribution. Any portion of a

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distribution of available cash for that quarter which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and treated as described below under "—Allocation of Distributions from Interim Capital Transactions." For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to KMR, as the holder of all i-units, will be treated as distributions of available cash, even though the distributions to KMR are made in additional i-units rather than in cash. KMP retains this cash and uses it in its business.

        Allocation of Distributions from Operations.    Cash from operations for each quarter will be distributed effectively as follows:

•

first, 98% to the owners of all classes of units pro rata and 2% to KMP's general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

•

second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to KMP's general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

•

third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to KMP's general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

•

fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to the owner of i-units in the equivalent number of i-units, and 50% to KMP's general partner.

The first three distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise, but not by reason of the issuance of additional i-units in lieu of distributions of available cash from operations or interim capital

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transactions or the issuance of additional common units, Class B units or i-units for cash or property.

        The first three distribution levels may also be adjusted if legislation is enacted which causes KMP to become taxable as a corporation or otherwise subjects KMP to taxation as an entity for federal income tax purposes. In that event, each of the first three distribution levels for each quarter thereafter would be reduced to an amount equal to the product of that distribution level, multiplied by a number which is equal to one minus the sum of (1) the highest effective federal income tax rate to which KMP is subject as an entity, plus (2) any increase that results from that legislation in the effective overall state and local income tax rate to which KMP is subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

        Allocation of Distributions from Interim Capital Transactions.    Any distribution by KMP of available cash that would constitute cash from interim capital transactions would be distributed effectively as follows:

•

98% to all owners of common units and Class B units pro rata in cash and to the holders of i-units in equivalent i-units; and

•

2% to KMP's general partner, until KMP has distributed cash from this source in respect of a common unit outstanding since KMP's original public offering in an aggregate amount per unit equal to the initial common unit price of $5.75, as adjusted for splits.

As cash from interim capital transactions is distributed, it would be treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the first three distribution levels of cash from operations would be adjusted downward proportionately by multiplying each distribution level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital

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transactions per common unit. When the initial common unit price is fully recovered, then each of the first three distribution levels will have been reduced to zero. Thereafter, all distributions of available cash from all sources will be treated as if they were cash from operations and distributed 50% to all classes of units pro rata, with the distribution to i-units being made instead in the form of i-units, and 50% to the general partner.
Business Combinations
KMI	KMP
        Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

•

such corporation's certificate of incorporation is not amended;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

        In the case of the Transactions, although KMI common stock is being issued in the Transactions, KMI is not one of the constituent corporations in the Transactions. Therefore, the

KMP's partnership agreement generally prohibits the general partner, without the prior approval of the holders of a majority of the outstanding units, from causing KMP to, among other things, merge or consolidate with another entity, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, or approving on KMP's behalf the sale, exchange or other disposition of all or substantially all of the assets of KMP's initial operating partnership. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of KMP's assets without that approval. The general partner may also sell any or all of KMP's assets under a foreclosure of or other realization upon those encumbrances without that approval.

        KMP's partnership agreement contains provisions that may discourage a person or group from attempting to remove the general partner or otherwise change management. For example, in addition to other provisions described in this section, KMP's partnership agreement provides that if at any time any person or group, other than the general partner and its affiliates, acquires beneficial ownership of 20% or more of the aggregate number of common units and KMR shares on a combined basis, that person or group will lose voting rights on all of its common units and the number of i-units corresponding to those KMR shares and those i-units and common units will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

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only stockholder votes necessary are to approve an increase in the number of authorized shares of KMI common stock and to approve the issuance of the KMI common stock in the Transactions, as required by NYSE rules.	Neither KMP's partnership agreement nor the Delaware LP Act has any provisions with respect to business combinations similar to those contained in Section 203 of the DGCL.

KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. For a description of the prohibitions and requirements of Section 203, see "Description of KMI's Capital Stock—Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law—Section 203 of the DGCL."

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Management by Board of Directors / General Partner

        KMI

        In accordance with the DGCL, KMI's business and affairs are managed by its board of directors.

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. The non-employee members of the KMR, KMGP and EPGP boards of directors have been offered the opportunity to become members of the KMI board after the mergers.

        KMP

        As a Delaware limited partnership, KMP is not managed by a board of directors but by a general partner. Except as provided in KMP's partnership agreement, KMP's general partner conducts, directs and manages its activities, all management powers over KMP's business and affairs are exclusively vested in the general partner, and no limited partner or assignee has any management power over KMP's business and affairs. Under a delegation of control agreement, KMP's general partner has delegated to KMR, to the fullest extent permitted under Delaware law and KMP's partnership agreement, all of the general partner's power and authority to manage and control KMP's business and affairs, except for specified actions that require the approval of the general partner. Therefore in this proxy statement/prospectus, actions that KMP's partnership agreement describes as being taken by the general partner generally will be taken by KMR, as the delegate of the general partner, subject to the approval of the general partner of the actions specified in the delegation of control agreement. This delegation of control does not relieve the general partner of its responsibilities or obligations to KMP or its limited partners. KMR is subject to the same standards under KMP's partnership agreement as the general partner. The general partner is the sole record holder of the voting shares of KMR.

Nomination and Election of Directors / General Partner

        KMI

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

        At a meeting of the KMI stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in KMI's notice of

        KMP

        KMP unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of either the general partner or KMR.

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meeting, (2) otherwise properly brought before the meeting by or at the direction of its board of directors or any committee thereof, or (3) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under "—Stockholder Proposals and Director Nominations."

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Richard D. Kinder and the Sponsor Investors agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. Immediately after the completion of the Transactions, assuming Mr. Kinder and the Remaining Sponsor Investor retain all the KMI common stock they currently hold, Mr. Kinder and the Remaining Sponsor Investor are expected to have less than 12% and 4%, respectively, of the total voting power for the election of KMI's directors. The shareholders agreement also provides that nominees of Mr. Kinder must be appointed to specified committees of the board. For additional information with respect to the shareholders agreement provisions relating to the nomination, election and removal of directors and board committees, see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights."

Each director chosen shall hold office until the first annual meeting of stockholders held after his or her election and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.
Removal of Directors; Withdrawal or Removal of General Partner
KMI KMI's bylaws provide that except as otherwise provided in its charter or bylaws, at any meeting of stockholders expressly called for that purpose, any director or the entire board of	KMP KMP's general partner may voluntarily withdraw as general partner by giving 90 days' written notice to the limited partners, and that withdrawal will not constitute a breach of KMP's

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directors may be removed, with or without cause, by a vote of holders of shares representing a majority of the total voting power in the election of directors. As described above, in the shareholders agreement Mr. Kinder and the Sponsor Investors have made agreements about how their shares will be voted.	partnership agreement. In such a withdrawal, the general partner also must furnish KMP with an opinion of counsel that the withdrawal, following selection of a successor general partner, will not cause KMP or its operating partnerships to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner. KMP's partnership agreement provides for other events of withdrawal, including specified bankruptcy events.

        The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of KMP's outstanding units, excluding common units and Class B units owned by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates.

In the event of removal of the general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates KMP's partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of that interest, as determined under KMP's partnership agreement. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner. In all other withdrawals or removals, the departing general partner will have the option to require the successor general partner to purchase the general partner interest for the same cash amount. If the option described above is not exercised by either the departing or the successor general partner, as applicable, the departing general partner's general partnership interest will automatically convert into common units equal to the fair market value of that interest.
Filling Vacancies on the Board; Replacing the General Partner
KMI Vacancies on the board of directors, however resulting, may be filled by the affirmative vote of a majority of the directors then in office, even if	KMP Upon a voluntary withdrawal by the general partner, the holders of at least a majority of the outstanding units, excluding common units and

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less than a quorum. However, at any time prior to the termination of a specified provision of the shareholders agreement, such vacancies shall be filled only with nominees chosen to fill such vacancies in accordance with the provisions of the shareholders agreement. Vacancies may not be filled by the stockholders.	Class B units owned by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates, may select a successor to the withdrawing general partner. If, prior to the effective date of the general partner's withdrawal, a successor is not elected or KMP does not receive an opinion of counsel regarding tax and limited liability matters (as discussed under "—Removal of Directors; Withdrawal or Removal of General Partner" above), KMP will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of at least a majority of outstanding units agree in writing to continue its business and appoint a successor general partner.

        Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of not less than 66 2/3% of KMP's outstanding units, excluding common units and Class B units owned by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates, as well as KMP's receipt of an opinion of counsel regarding limited liability and tax matters.

Transfer of General Partner Interest
KMI Not applicable.	KMP

        KMP's general partner may transfer all, but not less than all, of its general partner interest to an affiliate of the general partner, or to another entity as part of the merger, consolidation or other combination of the general partner into another entity or the transfer by the general partner of all or substantially all of its assets to another entity. Other than that, the general partner may not transfer all or any part of its general partner interest to another person without the approval of the transfer and admission of the transferee as general partner by the holders of:

•

at least a majority of KMP's outstanding units, excluding common and Class B units held by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates; and

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•

at least a majority of KMP's outstanding i-units voting as a separate class, excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates.

        At any time, the owner of the general partner may sell or transfer its ownership interest in the general partner without the approval of the unitholders.

Limited Call Rights
KMI Not applicable.

        KMP

        If at any time not more than 20% of the aggregate number of the then-issued and outstanding common units and KMR shares are held by persons other than the general partner and its affiliates, the general partner will have the right, which it may assign and transfer to any of its affiliates or to KMP, to purchase all, but not less than all, of the common units held by unaffiliated persons as of a purchase date to be selected by the general partner, on at least ten but not more than 60 days' notice, but only if KMI elects to purchase all, but not less than all, of the outstanding KMR shares that are not held by KMI and its affiliates pursuant to the purchase provisions that are a part of the limited liability company agreement of KMR. The purchase price in the event of this purchase shall be the greatest of the current market price, as defined in KMP's partnership agreement for the common units or and KMR shares as of a specified date, or the highest cash price paid by the general partner or any of its affiliates for any common units or KMR shares purchased within the 90 days preceding that specified date.

Preemptive Rights
KMI KMI common stockholders have no preemptive rights to additional shares of KMI common stock or other securities.

KMP

        The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase from KMP common units or other partnership securities whenever, and on the same terms that, KMP issues those units or other securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates that existed immediately prior to each issuance.

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The holders of common units have no preemptive rights to acquire additional common units or other partnership interests.
Amendment of Governing Documents
        KMI

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

•

a majority of the directors chosen for nomination by Mr. Kinder (if any);

•

a majority of the directors chosen for nomination by the Sponsor Investors (if any);

•

two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

•

the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

KMP

        Amendments to KMP's partnership agreement may be proposed only by or with the consent of the general partner. Proposed amendments, other than those described below, must be approved by holders of at least 66 2/3% of the outstanding units. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to any other class of outstanding units, the approval of 66 2/3% of the outstanding units of the class affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        The general partner may generally make amendments to KMP's partnership agreement without the approval of any limited partner or assignee to reflect:

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a change in KMP's name, the location of its principal place of business, its registered agent or its registered office;

•

the admission, substitution, withdrawal or removal of partners in accordance with KMP's partnership agreement;

•

a change that, in the general partner's sole discretion, is reasonable and necessary or appropriate to qualify or continue KMP's qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or that is necessary or advisable in the general partner's opinion to ensure that KMP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

a change that, in the general partner's sole discretion, is reasonable and necessary or appropriate in connection with the authorization for issuance of any class or series of securities;

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•

an amendment that is necessary, in the opinion of KMP's counsel, to prevent KMP or the general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974;

•

any amendment expressly permitted in KMP's partnership agreement to be made by the general partner acting alone;

•

an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of KMP's partnership agreement;

•

any other amendments substantially similar to the foregoing;

•

an amendment that in the sole discretion of the general partner does not adversely affect KMP's limited partners in any material respect;

•

an amendment that would not have a material adverse effect on any outstanding class of units in relation to any other outstanding class of units;

•

a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

an amendment necessary or desirable to facilitate the trading of KMP's units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which KMP's units are or will be listed for trading, compliance with any of which the general partner determines in its sole discretion to be in KMP's best interest and the best interest of KMP's limited partners; or

•

an amendment required to effect the intent of, or are contemplated by, KMP's partnership agreement.

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KMP's partnership agreement contains restrictions on other amendments, including amendments that would enlarge the obligations of a limited partner without its consent, restrict in any way any action by or rights of the general partner as set forth in KMP's partnership agreement, modify amounts distributable, reimbursable or payable by KMP to the general partner, change the term of the partnership, and certain provisions relating to dissolution.

        No amendments, other than those that may be made by the general partner without the approval of the limited partners, will become effective without the approval of at least 95% of the outstanding units unless KMP obtains an opinion of counsel with respect to specified tax and limited liability matters.

Voting Rights; Meetings; Action by Written Consent

KMI

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of its stockholders and may not be effected by consent in writing by such stockholders.

KMP

        KMP's common holders are entitled to vote on the following matters:

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merger or consolidation of KMP proposed by the general partner;

•

sale, exchange or other disposition of all or substantially all of KMP's assets or those of its initial operating partnership;

•

election of a successor general partner upon the withdrawal of the current general partner;

•

the removal of the general partner;

•

the election by the general partner to dissolve KMP;

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KMP's continuation after specified events of dissolution;

•

approval of specified actions by the general partner (not including the general partner's transfer of its general partner interest); and

•

certain amendments of KMP's partnership agreement.

        Except as described under "—Business Combinations," unitholders or assignees who are record holders of units on the record date set pursuant to KMP's partnership agreement will be entitled to notice of, and to vote at, meetings of KMP's limited partners and to act upon matters for which approvals may be solicited. Each record

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holder has a vote according to such holder's percentage interest in KMP. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, such units will not be voted, except that, in the case of units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast. The limited liability company agreement of KMR provides that the i-units owned by KMR will be voted by it in proportion to the affirmative and negative votes, abstentions and non-votes of the holders of its shares.

        Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

        Meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. The limited partners may vote either in person or by proxy at meetings. Two-thirds, or a majority, if that is the vote required to take action at the meeting in question, of the outstanding units of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum, excluding outstanding units owned by the general partner and its affiliates if those units are to be excluded from the vote.

Stockholder Proposals and Director Nominations

KMI

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. Generally, that notice must be given to the Secretary of KMI no later

KMP Not applicable.

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than the 90th day, and no earlier and the 120th day, in advance of the anniversary of the previous year's annual meeting. In addition, the nomination and removal of directors, including the filling of board vacancies, must comply with the provisions of the shareholders agreement regarding composition of the KMI board.
Indemnification and Limitation on Liability
        KMI

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The DGCL does not permit exculpation for liability:

•

for breach of duty of loyalty;

•

for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•

under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•

for transactions from which the director derived improper personal benefit.

        KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

        KMI's certificate of incorporation and bylaws provide that it shall indemnify its directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not it would have the power to indemnify such person against such liability.

KMP

        Under KMP's partnership agreement and the delegation of control agreement, KMP will, to the fullest extent permitted by law, indemnify the general partner, any departing general partner, any person who is or was an affiliate of the general partner or any departing general partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing general partner or any affiliate of the general partner or any departing general partner, any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, partner, agent, or trustee of another person, and KMR and any person who is or was a manager, officer or director of KMR; provided, that in each case the foregoing persons or entities, sometimes referred to as indemnitees, acted in good faith and in the manner which the indemnitee believed to be in, or not opposed to, the best interests of KMP, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

        Any indemnification under these provisions will only be made out of KMP's assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to KMP to enable it to effectuate this indemnification. KMP may purchase insurance against liabilities asserted against and expenses incurred by persons for KMP's activities, regardless of whether KMP would have the power to indemnify such person against liabilities under KMP's partnership agreement.

        In addition to the other more specific provisions limiting the obligations of the general partner and other indemnitees, KMP's partnership agreement provides that the indemnitees will not

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be liable for monetary damages to KMP, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and the indemnitees acted in good faith.
Conflicts of Interest; Fiduciary Duties
        KMI

        Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer's or director's interest if:

•

the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•

the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•

the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

KMP

        KMP's partnership agreement contains provisions that limit the general partner's fiduciary duties to KMP and the unitholders. KMP's partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

        Whenever a conflict arises between the general partner or its affiliates, on the one hand, and KMP or any partner, on the other, the general partner will resolve that conflict. A conflicts committee of the board of directors of the general partner will, at the request of the general partner, review conflicts of interest. Any resolution or course of action with respect to such conflict shall be permitted and deemed approved by all partners, and shall not constitute a breach of KMP's partnership agreement, of any agreement contemplated thereby or of any duties stated or implied by law or equity, if the resolution of the conflict is or is deemed by KMP's partnership agreement to be fair and reasonable to KMP. Under KMP's partnership agreement, any conflict and any resolution of such conflict is conclusively deemed to be fair and reasonable to KMP if that resolution is:

•

approved by the conflicts committee, although no party is obligated to seek that approval and the general partner may adopt a resolution or course of action that has not received that approval;

•

on terms no less favorable to KMP than those generally being provided to or available from unrelated third parties; or

•

fair to KMP, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to KMP.

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In resolving a conflict, the general partner may, unless the resolution is specifically provided for in KMP's partnership agreement, consider the relative interests of the parties involved in the conflict or affected by the action, any customary or accepted industry practices or historical dealings with a particular person or entity and generally accepted accounting or engineering practices or principles and other factors it considers relevant.

KMP's partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, KMP's partnership agreement permits the general partner to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, KMP, KMP's affiliates or any limited partner. Other provisions of KMP's partnership agreement provide that the general partner's actions must be made in its reasonable discretion. KMP's partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to KMP under the factors previously set forth. Unless the general partner has acted in bad faith, the resolution or action taken by the general partner shall not constitute a breach of its fiduciary duty or KMP's partnership agreement.

Except for the general partner itself, indemnitees are permitted to compete with KMP and are not restricted from engaging in any business, and no such activity shall breach any duty to KMP, its operating partnerships or any partners. Neither KMP, its operating partnerships, any limited partner nor any other person shall have any rights by virtue of KMP's partnership agreement or the partnership relationship established thereby in any business ventures of such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to KMP, its operating partnerships, any limited partner or any other person.

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Taxation

KMI

        KMI is subject to U.S. federal income taxes on its taxable income.

        Cash distributions to stockholders of KMI are taxable to each stockholder as ordinary dividend income to the extent distributed out of KMI's current and accumulated "earnings and profits" (as determined under U.S. federal income tax principles). A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder's adjusted tax basis in such holder's KMI shares and, to the extent the cash distribution exceeds such holder's adjusted tax basis, as gain from the sale or exchange of such shares.

        KMP

        KMP is a flow-through entity for U.S. federal income tax purposes, which means that it is not subject to entity-level U.S. federal income taxes.

        Each KMP unitholder receives a Schedule K-1 from KMP reflecting such unitholders' share of KMP's items of income, gain, loss and deduction for each fiscal year following the end of such fiscal year.

Non-Citizen Assignees; Redemption
KMI Not applicable.

        KMP

        If KMP is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, provide for the cancellation or forfeiture of any property that KMP has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for the information, or if the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, KMP may redeem the units held by the limited partner or assignee at their current market price and the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon KMP's liquidation.

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PROPOSAL 2: ADJOURNMENT OF THE KMP SPECIAL MEETING

        If there are insufficient votes at the time of the special meeting to approve the KMP merger agreement, we may propose to adjourn the KMP special meeting for the purpose of soliciting additional proxies to approve the KMP merger agreement. We also may propose to adjourn the KMP special meeting if, among other reasons, KMR adjourns its special meeting. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the KMP merger agreement, unless the KMR special meeting is adjourned. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action. If the proposal to adjourn the special meeting is submitted to the KMP unitholders for approval, such approval requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units.

        The KMGP board recommends that you vote FOR the KMP adjournment proposal.

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KMP UNITHOLDER PROPOSALS

        Under the Delaware LP Act and the KMP partnership agreement, KMP is not required to hold an annual meeting of KMP unitholders (limited partners). Ownership of KMP common units does not entitle KMP unitholders to make proposals at the KMP special meeting. Under KMP's partnership agreement, only the general partner or limited partners owning 20% or more of the outstanding KMP units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of KMP so as to jeopardize the limited partners' limited liability under the Delaware LP Act or the law of any other state in which KMP is qualified to do business.

KMI STOCKHOLDER PROPOSALS

        KMI will hold a regular annual meeting of stockholders in 2015 regardless of whether the Transactions are completed.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for KMI's annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by KMI's corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 10, 2014.

        Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2015 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at KMI's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 19, 2015 to February 18, 2015.

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LEGAL MATTERS

        The validity of the KMI common stock to be issued in connection with the KMP merger and being offered hereby will be passed upon for KMI by Bracewell & Giuliani LLP, Houston, Texas. Weil, Gotshal & Manges LLP also has represented KMI in connection with the KMP merger described herein.

EXPERTS

KMI

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMI's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

KMP

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMP's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMP's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMP's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

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WHERE YOU CAN FIND MORE INFORMATION

        KMI has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of KMI common stock to be issued to KMP unitholders in connection with the KMP merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains, among other things, additional relevant information about KMI and the KMI common stock. The rules and regulations of the SEC allow KMI and KMP to omit certain information that is included in the registration statement from this proxy statement/prospectus.

        KMI and KMP file annual, quarterly and special reports and other information with the SEC. KMI also files proxy statements with the SEC. The SEC allows KMI and KMP to "incorporate by reference" into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that KMI or KMP files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. KMI and KMP incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering:

KMI's Filings (SEC File No. 001-35081)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Current Reports on Form 8-K filed on May 9, 2014, May 21, 2014, August 11, 2014, August 12, 2014, August 29, 2014 and September 25, 2014;

  •
  Proxy Statement on Schedule 14A filed on April 9, 2014; and

  •
  Registration Statement on Form 8-A filed on February 10, 2011.

        KMI will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMI at the following address and telephone number:

  Kinder Morgan, Inc.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

KMP's Filings (SEC File No. 001-11234)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

189

  •
  Current Reports on Form 8-K filed on August 11, 2014, August 12, 2014 and August 29, 2014; and

  •
  Registration Statement on Form 8-A/A filed on March 7, 2002.

        KMP will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMP at the following address and telephone number:

  Kinder Morgan Energy Partners, L.P.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

        KMI and KMP also make available free of charge on their internet website at www.kindermorgan.com the reports and other information filed by KMI and KMP with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither KMI's nor KMP's websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that KMI and KMP file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document KMI or KMP files with the SEC at the SEC's public reference room located at:

  100 F Street, N.E.
  Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. KMI's and KMP's SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The information concerning KMP, KMGP or KMR contained in this proxy statement/prospectus or incorporated by reference has been provided by KMP, KMGP or KMR, and the information concerning KMI and its other subsidiaries, including EPB, contained in this proxy statement/prospectus or incorporated by reference has been provided by KMI.

        In order to receive timely delivery of requested documents in advance of the special meeting, your request should be received no later than [                        ], 2014. If you request any documents, KMI or KMP will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        In addition, if you would like to request any documents incorporated by reference in this proxy statement/prospectus prior to deciding what merger consideration to elect, please do so at least five business days prior to the election deadline, which will be identified in the form of election provided to you in a separate mailing following the special meeting.

        Neither KMI nor KMP has authorized anyone to give any information or make any representation about the KMP merger, KMI or KMP that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

        Should you want information regarding KMR or EPB, please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding that entity.

190

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        In the Transactions, KMI will acquire all of the outstanding common units of KMP and EPB and all the outstanding shares of KMR that KMI and its subsidiaries do not already own (referred to in these pro forma financial statements as "the publicly held units or shares"). At the effective time of the mergers; (i) each publicly held KMR share will be converted into the right to receive 2.4849 shares of KMI common stock; (ii) through the election and proration mechanisms in the KMP merger agreement, on average, each common unit held by a public KMP unitholder will be converted into the right to receive 2.1931 shares of KMI common stock and $10.77 in cash; and (iii) through the election and proration mechanisms in the EPB merger agreement, on average, each common unit held by a public EPB unitholder will be converted into the right to receive 0.9451 shares of KMI common stock and $4.65 in cash. The cash payments to the public unitholders of KMP and EPB, based on the respective publicly held units outstanding as of August 31, 2014, will total approximately $3.9 billion.

        The unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of KMI. The historical consolidated financial statements of KMI consolidate KMP, EPB, and KMR, because KMI currently controls these entities. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 of KMI has been prepared to give effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income of KMI for the six months ended June 30, 2014 and year ended December 31, 2013, have been prepared to give effect to the Transactions as if they had occurred on January 1, 2013.

        The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary (ASC 810). Because KMI controls KMP, EPB, and KMR both before and after the Transactions, the changes in KMI's ownership interest in KMP, EPB, and KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the Transactions. In addition, the tax effects of the Transactions are presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the KMI historical financial information includes the accounts of KMP, EPB and KMR, the historical financial information of those entities has not been shown separately.

        The unaudited pro forma condensed combined financial statements include pro forma adjustments that are factually supportable and directly attributable to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 for KMI, KMP, EPB and KMR; and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2014 for KMI, KMP, EPB and KMR.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that KMI believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the Transactions taken place on June 30, 2014 for balance sheet purposes, and on January 1, 2013 for statements of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements.

191

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(In Millions)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets	$3,367	$90	(a)	$3,487
		38	(b)
		(8)	(c)
Property plant and equipment, net	37,607	—		37,607
Investments	5,862	—		5,862
Goodwill	24,653	—		24,653
Deferred charges and other assets	4,875	3,895	(d)	8,774
		4	(e)

Total Assets	$76,364	$4,019		$80,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,487	$90	(f)	$11,256
		4,679	(g)
Long-term debt	34,521	(650)	(g)	33,871
Deferred income taxes	4,554	(4,554)	(d)	—
Other long-term liabilities and deferred credits	2,147	—		2,147

Total Liabilities	47,709	(435)		47,274

Stockholders' Equity
Class P shares	10	11	(h)	21
Additional paid-in capital	14,339	20,189	(h)	34,528
Retained deficit	(1,661)	(4)	(h)	(1,665)
Accumulated other comprehensive loss	(68)	(36)	(h)	(104)

Total Kinder Morgan, Inc.'s Stockholders' Equity	12,620	20,160		32,780
Noncontrolling interests	16,035	(15,706)	(h)	329

Total Stockholders' Equity	28,655	4,454		33,109

Total Liabilities and Stockholders' Equity	$76,364	$4,019		$80,383

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

192

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2014

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$7,984	$—		$7,984
Operating Costs and Expenses
Cost of sales	3,253	—		3,253
Other operating expenses	2,571	—		2,571

Total Operating Costs and Expenses	5,824	—		5,824

Operating income	2,160	—		2,160

Other Income (Expense)
Earnings from equity investments	199	—		199
Interest, net	(888)	(44	)(i)	(932)
Other, net	5	—		5

Total Other (Expense) Income	(684)	(44)		(728)

Income from Continuing Operations Before Income Taxes	1,476	(44)		1,432
Income tax expense	(378)	(140	)(j)	(518)

Net Income	1,098	(184)		914
Net income attributable to noncontrolling interests	(527)	524	(k)	(3)

Net Income Attributable to Kinder Morgan, Inc.	$571	$340		$911

Basic and Diluted Earnings Per Common Share	$0.55			$0.43	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,028	1,084	(l)	2,112	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

193

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2013

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$14,070	$—		$14,070
Operating Costs and Expenses
Costs of sales	5,253	—		5,253
Other operating expenses	4,827	—		4,827

Total Operating Costs and Expenses	10,080	—		10,080

Operating income	3,990	—		3,990

Other Income (Expense)
Earnings from equity investments	327	—		327
Interest, net	(1,675)	(216	)(i)	(1,891)
Other, net	796	—		796

Total Other (Expense) Income	(552)	(216)		(768)

Income from Continuing Operations Before Income Taxes	3,438	(216)		3,222
Income tax expense	(742)	(327	)(j)	(1,069)

Income from Continuing Operations	2,696	(543)		2,153
Loss on Sale of Discontinued Operations, Net of Tax	(4)	—		(4)

Net Income	2,692	(543)		2,149
Net income attributable to noncontrolling interests	(1,499)	1,495	(k)	(4)

Net Income Attributable to Kinder Morgan, Inc.	$1,193	$952		$2,145

Basic and Diluted Earnings Per Common Share From Continuing Operations	$1.15			$1.01	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,036	1,084	(l)	2,120	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

194

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the Transactions as an equity transaction. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if the they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 does not include pro forma effects of the previously consummated acquisitions of American Petroleum Tankers and State Class Tankers acquired January 1, 2014, certain oil and gas properties from Goldsmith Landreth acquired June 1, 2013 and Copano Energy, L.L.C. acquired May 1, 2013, because the impact on pro forma net income attributable to KMI was deemed immaterial. The effects of these acquisitions are included in the historical financial statements of KMI since the respective dates of acquisition.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of KMI would have been if the Transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of KMI for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the Transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

        These Unaudited Pro Forma Statements give effect to two committed borrowing facilities which are directly attributable to the Transactions and are described below.

        Bridge Facility

        On September 19, 2014, KMI entered into a Bridge Credit Agreement (the "Bridge Facility") with a syndicate of lenders. The Bridge Facility provides for up to a $5.0 billion term loan facility which will mature 364 days following the closing date of the Transactions. KMI may use borrowings under the Bridge Facility to pay cash consideration and transaction costs associated with the Transactions. KMI also may use a portion of the borrowings under the Bridge Facility to refinance certain term loan facility indebtedness. Interest on borrowings under the Bridge Facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long-term indebtedness for borrowed money ("KMI's Credit Rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's Credit Rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the Bridge Facility. The Bridge Facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        Revolving Credit Facility

        On September 19, 2014, KMI entered into a replacement revolving credit agreement (the "Replacement Facility") with a syndicate of lenders. The Replacement Facility provides for up to $4.0 billion in borrowing capacity, which can be increased to $5.0 billion if certain conditions are met, and has a five-year term. In connection with the consummation of the Transactions, the Replacement

195

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

Facility will replace (a) the existing credit agreement, dated as of May 6, 2014, by and among KMI, various lenders, and Barclays, as administrative agent ("KMI's Existing Credit Agreement"), (b) the facilities set forth in the credit agreement, dated as of May 1, 2013, among KMP, Wells Fargo Bank, National Association, as administrative agent and the other lenders and agents party thereto (the "KMP Credit Agreement") and (c) the facilities set forth in the credit agreement, dated May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C., Wyoming Interstate Company, L.L.C., EPB, Bank of America, N.A., as administrative agent, and the other lenders and letter of credit issuers from time to time parties thereto (the "EPB Credit Agreement" and, together with KMI's Existing Credit Agreement and the KMP Credit Agreement, the "Prior Credit Facilities"). Borrowings under the Replacement Facility may be used for working capital and other general corporate purposes. Interest on the Replacement Facility will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.125% to 2.000% per annum based on KMI's Credit Rating or (b) the greatest of (1) the federal funds effective rate in effect on such day plus 1/2 of 1%, (2) the prime rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.125% to 1.000% per annum based on KMI's Credit Rating. The Replacement Facility contains a financial covenant providing for a maximum debt to EBITDA ratio of 6.50 to 1.00 and various other covenants that are substantially consistent with the Prior Credit Facilities.

        The following is the estimated consideration for the Transactions calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
KMP public units exchanged(1)	303
Cash payment per KMP unit(2)	$10.77

Cash portion of consideration	$3,261
EPB public units exchanged(1)	138
Cash payment per EPB unit(2)	$4.65

Cash portion of consideration	$640

Total cash portion of consideration	$3,901

Total KMP units exchanged(1)	303
KMP exchange ratio per unit(2)	2.1931

KMI common stock assumed to be issued	664

Total EPB units exchanged(1)	138
EPB exchange ratio per unit(2)	0.9451

KMI common stock assumed to be issued	130

Total KMR shares exchanged(1)	117
KMR exchange ratio per share	2.4849

KMI common stock assumed to be issued	290

Total KMI common stock assumed to be issued	1,084
KMI Class P common share closing price as of September 26, 2014	$38.39

Fair value of equity portion of consideration(3)	$41,631

Total consideration (excluding debt assumed)(3)	$45,532

196

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

(1)
Reflects publicly held KMP and EPB units and KMR shares outstanding as of August 31, 2014.

(2)
Reflects the average cash payment amount per unit and the average exchange ratio per unit to be received by the public KMP or EPB unitholders by reason of the election and proration provisions of the KMP and EPB merger agreements.

(3)
A $1 change in the price of a share of KMI common stock would change the total consideration by $1.1 billion, and the deferred tax asset and additional paid-in capital by approximately $0.3 billion for purposes of these Unaudited Pro Forma Statements.

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
Reflects the excess cash related to estimated borrowings of $4,679 million under the Bridge Facility, less (i) $3,901 million cash portion of the KMP and EPB consideration; (ii) $650 million for the extinguishment of a previously existing term loan facility; and (iii) $38 million of debt issuance costs. The $90 million of excess cash will be used to fund transaction costs which are reflected as a current liability. See footnote (f) below.

(b)
Reflects a $38 million increase in debt issuance costs associated with the Bridge Facility incurred as a direct result of the Transactions.

(c)
Reflects $8 million of cash used to pay debt issuance costs related to the restructuring of the Prior Credit Facilities into the Replacement Facility as a direct result of the Transactions. See Note 1.

(d)
Reflects the estimated impact on deferred income taxes resulting from the Transactions using KMI's statutory federal and state tax rate of 36.5%. The amount reflects a net adjustment of $8.9 billion to deferred income taxes, $8.0 billion of which relates to the effects of the change in ownership and the step-up in tax basis as a result of KMI's acquisition of the publicly held interests in KMP and EPB, resulting in a deferred tax asset. The remainder of the adjustment relates to estimated changes to other temporary differences and estimated changes to KMI's effective state tax rate. This adjustment also includes the elimination of $464 million in deferred charges associated with previously consummated transactions between entities under common control related to deferred taxes. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

(e)
Reflects $8 million of debt issuance costs associated with the restructuring of the Prior Credit Facilities into the Replacement Facility, partially offset by the write-off of $4 million of unamortized debt issuance costs related to the previously existing term loan facility and the Prior Credit Facilities. See Note 1.

(f)
Reflects estimated transaction costs of $90 million directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal services and other professional fees to be paid in 2014 using a portion of the Bridge Facility proceeds. As the Transactions involve the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, during the periods in which services are rendered.

197

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

(g)
Reflects the issuance of the Bridge Facility to fund the cash portion of the KMP and EPB consideration and to pay related transaction costs. The proceeds received from the Bridge Facility include an amount that will be used to extinguish a previously existing $650 million term loan facility which, pursuant to the existing credit agreement, is required to be repaid as a result of the Transactions. In addition, the Transactions result in the termination of the Prior Credit Facilities which had a combined outstanding balance of $1,333 million as of June 30, 2014 and are reflected as current liabilities in the KMI historical balance sheet.

(h)
The Transactions, which involve a change in KMI's ownership interests in its subsidiaries KMP, EPB and KMR, have been accounted for as equity transactions in accordance with ASC 810. As described in Note 2(d), the Transactions resulted in the recognition of a deferred tax asset totaling $8.9 billion. This tax impact is presented as an increase to additional paid-in capital consistent with the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Stockholders' Equity (in millions):

	Class P shares	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	KMI's Stockholders' Equity	Non- controlling Interests(1)	Total Stockholders' Equity
Shares issued for the Transactions	$11	$(11)	$—	$—	$—	$—	$—
Cash consideration	—	(3,901)	—	—	(3,901)	—	(3,901)
Transaction costs, net of tax (see Note 2(f))	—	(57)	—	—	(57)	—	(57)
Deferred tax adjustments (see Note 2(d))	—	8,396	—	20	8,416	—	8,416
Eliminate noncontrolling interests to reflect historical cost	—	15,762	—	(56)	15,706	(15,706)	—
Write-off of unamortized debt costs	—	—	(4)	—	(4)	—	(4)

Total pro forma adjustments	$11	$20,189	$(4)	$(36)	$20,160	$(15,706)	$4,454

(1)
Reflects the June 30, 2014 book value of the publicly held interests in KMP, EPB and KMR.

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(i)
Reflects net incremental interest expense, including amortization of deferred financing costs, associated with the Bridge Facility and the required restructuring of the Prior Credit Facilities and repayment of the $650 million term loan facility, directly attributable to the Transactions. The incremental debt associated with the Bridge Facility is expected to aggregate to $4,679 million with a stated interest rate of LIBOR plus an accelerating margin (resulting in weighted-average interest rates of 2.53% for the six months ended June 30, 2014 and 2.15% for the year ended December 31, 2013 for purposes of these Unaudited Pro Forma Statements). A change of 0.125% in the effective interest rate on the Bridge Facility would cause a change in annual interest expense of $4 million, net of income tax. For purposes of these Unaudited Pro Forma Statements, and in connection with the Replacement Facility, the stated interest rate of LIBOR plus a margin which, based on KMI's expected credit rating, resulted in an interest rate of approximately 1.65%, was applied to the combined weighted average borrowings under the Prior Credit Facilities of $1,461 million for the six months ended June 30, 2014 and $1,873 million for the year ended December 31, 2013. A change of 0.125% in the effective interest rate on the Replacement Facility would cause a change in annual interest expense of $1 million, net of income tax.

198

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

        The following are the pro forma adjustments to interest expense (See Note 1) (in millions):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest on the Bridge Facility for the Transactions (1)	$(59)	$(101)
Amortization of debt issuance costs of the Bridge Facility (2)	—	(38)
Fee escalations (3)	—	(117)
Remove interest on extinguished term loan	13	28
Remove amortization of debt issuance costs of extinguished term loan	1	4
Interest on the Replacement Facility (1)(4)	(16)	(40)
Remove interest on Prior Credit Facilities (1)(4)	15	48
Amortization of debt issuance costs of the Replacement Facility(2)	(3)	(6)
Remove amortization of debt issuance costs on the Prior Credit Facilities	5	6

Pro forma adjustments to interest expense	$(44)	$(216)

(1)
Reflects incremental interest expense associated with the debt incurred for the Transactions as if that debt was outstanding for the six months ended June 30, 2014 and the year ended December 31, 2013.

(2)
Reflects amortization of the incremental debt issuance costs on the debt incurred and restructured as a direct result of the Transactions using the effective interest method.

(3)
Reflects certain escalating fees, including duration and funding fees, that would be recognized as interest expense if the borrowings under the Bridge Facility were to remain outstanding for the maximum term.

(4)
Includes interest on borrowings, letter of credit fees, and commitment fees.
(j)
Reflects estimated income tax expense using KMI's statutory federal and state income tax rate of 36.5%.

For the six months ended June 30, 2014, the amount reflects the combined effects of (i) $163 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $16 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $7 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during the six-month period ended June 30, 2014.

For the year ended December 31, 2013, the amount reflects the combined effects of (i) $466 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $79 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $60 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during 2013.

(k)
Reclassifies net income previously allocated to noncontrolling interests related to the publicly held KMP and EPB common units and publicly held KMR shares to net income attributable to KMI.

(l)
Reflects the 1,084 million shares of KMI common stock assumed to be issued in the Transactions were outstanding as of January 1, 2013.

(m)
For the six months ended June 30, 2014 and the year ended December 31, 2013, for both historical and these Unaudited Pro Forma Statements, the following potential common stock equivalents were antidilutive and, accordingly, are excluded from the determination of diluted earnings per share (in millions, on a weighted-average basis):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Unvested restricted stock awards	7	4
Outstanding warrants to purchase KMI common stock	325	401
Convertible trust preferred securities	10	10

199

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN ENERGY PARTNERS, L.P.,

KINDER MORGAN G.P., INC.,

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

P MERGER SUB, LLC

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AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of the Partnership ("Partnership GP"), Kinder Morgan Management, LLC, a Delaware limited liability company and the delegate of the Partnership GP ("Partnership GP Delegate"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and P Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Conflicts and Audit Committee (the "GP Conflicts and Audit Committee") of the Board of Directors of the Partnership GP (the "GP Board") has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Units (other than Parent and its Affiliates) (the "Public Unitholders"), (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of the Partnership GP Delegate (the "GP Delegate Board") (with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMR Merger and the EPB Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership, the Partnership GP and the Partnership GP Delegate to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreement"), with the Partnership, the Partnership GP, El Paso Pipeline Partners, L.P. ("EPB"), EPB General Partner, Richard D. Kinder and RDK Investments, Ltd.

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        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the "Merger"), the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the "Surviving Entity").

        Section 1.2.    Closing.    Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. Each of the Merger, the KMR Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Entity.    At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement, in each case consistent with the obligations set forth in Section 5.8(b).

        Section 1.6.    Organizational Documents of Parent.    The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment"), and the certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

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ARTICLE II

EFFECT ON UNITS

        Section 2.1.    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, the Partnership GP Delegate, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

          (a)    Conversion of Common Units.     Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3, to receive any of the following consideration (the "Merger Consideration"):

            (i)    Mixed Election Units.    Each Common Unit with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Mixed Consideration Election Unit") and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Per Unit Mixed Consideration") of (x) $10.77 in cash without interest (the "Per Unit Mixed Consideration Cash Amount") and (y) 2.1931 shares of validly issued, fully paid and nonassessable Parent Class P Stock (such number of shares, the "Per Unit Mixed Election Stock Exchange Ratio"), in each case, subject to adjustment in accordance with Section 2.5.

            (ii)    Cash Election Units.    Each Common Unit with respect to which an election to receive cash (a "Cash Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Cash Election Unit") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $91.72 in cash without interest (the "Per Unit Cash Election Consideration"), subject to adjustment in accordance with this Section 2.2(c)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Common Units deemed outstanding pursuant to Section 2.4) minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per Unit Mixed Consideration Cash Amount (the "Aggregate Mixed Consideration Cash Amount") (such difference being the "Available Cash Election Amount"), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

            (iii)    Stock Election Units.    Each Common Unit with respect to which an election to receive stock consideration (a "Stock Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Stock Election Unit") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 2.4849 shares of validly issued, fully paid and nonassessable Parent Class P

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    Stock (the "Exchange Ratio"), subject to adjustment in accordance with this Section 2.1(a)(iii) and Section 2.5 (the "Per Unit Stock Consideration"); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

          (b)    Equity of Merger Sub.     The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent, and the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

          (c)    Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.     Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units. All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, the Partnership GP Delegate, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

          (d)    Certificates.     As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a "Certificate") or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time ("Book-Entry Units") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

          (a)    Exchange Agent.     Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to

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  Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

          (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

          (c)    Exchange.    Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i)) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent

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  for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

          (d)    Other Payees.     If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    No Further Transfers.     From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Dividends and Distributions.     No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other

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  distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares.     No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the "Fractional Share Proceeds"). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled. To the extent applicable, each holder of Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder's Common Units to Parent.

          (i)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

          (j)    Withholding Taxes.     Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement

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  such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        Section 2.3.    Election Procedures.

          (a)    Election Form.     An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the "Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the "Mailing Date") to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the "Election Form Record Date").

          (b)    Choice of Election.     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder's (or such beneficial owner's) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder's (or such beneficial owner's) Common Units. Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the "Election Period") from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the "Election Deadline") shall be deemed to be No Election Units. Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, "No Election Unit" means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3. For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

          (c)    New Holders.     Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

          (d)    Revocations; Exchange Agent.     Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election is validly made with

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  respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        Section 2.4.    Treatment of Restricted Units; Termination of Partnership Equity Plan.

          (a)   As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Delegate Board (or, if appropriate, any committee administering the Partnership Equity Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.4 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Partnership Equity Plan (each, a "Restricted Unit") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

          (b)   Prior to the Effective Time, the Partnership GP Delegate shall take all actions necessary to terminate the Partnership Equity Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Equity Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent's obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

        Section 2.5.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.6.    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, PARTNERSHIP GP AND PARTNERSHIP GP DELEGATE

        Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the "Partnership Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to themselves where provided for in this Article III, the Partnership GP and the Partnership GP Delegate, each represent and warrant to Parent as follows:
        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Partnership, the Partnership GP, the Partnership GP Delegate and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership ("Partnership Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").

        Section 3.2.    Capitalization.

          (a)   At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 325,113,505 Common Units, of which none are Restricted Units, (ii) 5,313,400 Class B units representing limited partner

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  interests in the Partnership ("Partnership Class B Units"), (iii) 131,281,766 I-units representing limited partner interests in the Partnership (the "Partnership I-Units"), and (iv) the general partner interest in the Partnership (which includes the right to receive incentive distributions) (the "Partnership GP Interest"). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The Partnership GP is the sole general partner of the Partnership and of the Partnership's operating limited partnerships listed in Section 3.2(a) of the Partnership Disclosure Schedule. The Partnership GP is the sole record and beneficial owner of the Partnership GP Interest and such other general partner interests, and such Partnership GP Interest and such other general partner interests have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity). The Partnership GP owns such general partner interests free and clear of any Lien. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Limited Partners.

          (b)   None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of the Partnership, the Partnership GP and the Partnership GP Delegate has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership, the Partnership GP and the Partnership GP Delegate is necessary to authorize the execution, delivery and performance by the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership, the Partnership GP and the Partnership GP Delegate and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, the Partnership GP and the Partnership GP Delegate, enforceable against each of them in accordance with its terms; provided that the

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  enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by the Partnership, the Partnership GP and the Partnership GP Delegate nor the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership, the Partnership GP and the Partnership GP Delegate with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

          (c)   Except for the approval by the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Units at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Partnership Unitholder Approval") is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

          (d)   The GP Conflicts and Audit Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners.

          (e)   The GP Delegate Board (with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this

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  Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

          (f)    The GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

        Section 3.4.    Governmental Approvals.    Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Partnership Proxy Statement"), and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

        Section 3.5.    Partnership SEC Documents; Undisclosed Liabilities.

          (a)   The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of December 31, 2013 (the "Balance Sheet Date") (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past

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  practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.6.    Compliance With Laws.    The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.7.    Information Supplied.    Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the "Schedule 13E-3") will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and together with the Partnership Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have

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  been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents.

          (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.    The GP Conflicts and Audit Committee has received the opinion of Jefferies LLC (the "Partnership Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Common Units (other than Parent and its Affiliates) (the "Partnership Fairness Opinion"). The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion and/or references thereto in the Registration Statement, the Proxy Statements and the Schedule 13E-3 by the Partnership Financial Advisor.

        Section 3.10.    Brokers and Other Advisors.    Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership's engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, there has not been a Partnership Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article III, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or the Partnership GP Delegate or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective

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Representatives), or Parent's or Merger Sub's (or such Representatives') use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of

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  business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated

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  by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.    Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust

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Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. As of the date of this Agreement there are no facts or circumstances that would prevent Parent's chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMR Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

        Section 4.7.    Legal Proceedings.    There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Law; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults,

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  losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent's knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

        Section 4.9.    Information Supplied.    Subject to the accuracy of the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.

          (a)   Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

          (b)   For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

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        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

        Section 4.13.    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has

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been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor

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any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Insurance.    Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

        Section 4.17.    Opinion of Parent Financial Advisor.    The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion"). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement, the Schedule 13E-3 and the Proxy Statements by the Parent Financial Advisor.

        Section 4.18.    Brokers and Other Advisors.    Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership GP and the Partnership GP Delegate). Parent has heretofore made available to the Partnership a correct and complete copy of the Parent's engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

        Section 4.19.    Financing.    At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

        Section 4.20.    Merger Agreements.    Parent has heretofore provided to the Partnership a correct and complete copy of the KMR Merger Agreement and the EPB Merger Agreement.

        Section 4.21.    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership, the Partnership GP or the Partnership GP Delegate or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership's, the Partnership GP's or the Partnership GP Delegate's (or such Representatives') use of, and none of the Partnership, the Partnership GP or the Partnership GP Delegate (nor any of their Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP and the Partnership GP Delegate in expectation of the Merger.

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ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

        Section 5.1.    Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   The Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the "Partnership Unitholder Meeting") for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, recommend to its Limited Partners approval of this Agreement (collectively, the "Partnership Board Recommendation") and shall include a copy of the Partnership Fairness Opinion and, subject to this Section 5.1(b), the Partnership Board Recommendation in the Partnership Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval, and shall not, through any of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent, the Partnership Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Partnership Alternative Proposal (any such action described in

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  clauses (i) and (ii) being referred to herein as a "Partnership Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance with the provisions of this Section 5.1(b), any of the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board may make a Partnership Adverse Recommendation Change:

              (i)  (A) if the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide and the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders (any Partnership Adverse Recommendation Change in connection with a Partnership Superior Proposal, a "Partnership Superior Proposal Adverse Recommendation Change") or (B) in response to a Partnership Intervening Event if the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders;

             (ii)  the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the GP Delegate Board, the GP Conflicts and Audit Committee and/or the GP Board, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) including a description of the material terms of such Partnership Superior Proposal, together with a copy of the Acquisition Agreement for such Partnership Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the material events giving rise to the Partnership Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Partnership Unitholder Meeting, in which case the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Partnership Notice Period"); and

            (iii)  during the Partnership Notice Period, the Partnership, through the GP Conflicts and Audit Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Partnership, after making a determination that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Public Unitholders; provided, that (x) the GP Conflicts and Audit Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Partnership Alternative Proposal continues to constitute a Partnership Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Partnership Intervening Event continues to constitute a Partnership Intervening Event and (y) any material amendment to the terms of a Partnership Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Partnership Notice Period, except that such new Partnership Notice Period in

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    connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, the Partnership's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Partnership Alternative Proposal or (ii) a Partnership Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting and (iv) if the Partnership has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

          (c)   Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the "Parent Board Recommendation") and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Parent Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c) , the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

              (i)  (A) if Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide and Parent's Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a "Parent Superior Proposal Adverse Recommendation Change"); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

             (ii)  Parent has provided prior written notice to the Partnership, the Partnership GP and the Partnership GP Delegate (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the

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    case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period"); and

            (iii)  during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith (to the extent any of them desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent's Board of Directors to stockholders under applicable Law; provided, that (x) the Parent's Board of Directors shall take into account all changes to the terms of this Agreement proposed by the Partnership, the Partnership GP and the Partnership GP Delegate in determining whether (1) in the case of Section 5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Partnership, the Partnership GP and the Partnership GP Delegate receive such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, Parent's obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

          (d)   The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

          (e)   Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board shall have effected a Partnership Adverse Recommendation Change.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent's Board of Directors shall have effected a Parent Adverse Recommendation Change.

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        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

          (b)   Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMR Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

            (iii)  with respect to Parent, EPB and the Partnership GP Delegate only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock,

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    Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

            (iv)  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

             (v)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

            (vi)  (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMR Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Common Units in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C), in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

           (vii)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

          (viii)  except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C), other than in the ordinary course and consistent with past practice;

            (ix)  (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

             (x)  agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

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        Section 5.3.    No Solicitation by the Partnership; Etc.

          (a)   The Partnership GP, the Partnership GP Delegate and the Partnership shall, and shall cause their respective Subsidiaries and shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Partnership Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership GP, the Partnership GP Delegate, the Partnership or their respective Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Partnership Alternative Proposal. Except as permitted by this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall not, and shall cause their respective Subsidiaries, and shall use their reasonable best efforts to cause their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Partnership Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an "Acquisition Agreement") relating to a Partnership Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership's, the Partnership GP's or the Partnership GP Delegate's Subsidiaries, or the Partnership's, the Partnership GP's or the Partnership GP Delegate's Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Partnership.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide, (ii) the GP Conflicts and Audit Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Partnership Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Partnership Superior Proposal and (iii) such Partnership Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership, the Partnership GP and the Partnership GP Delegate may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Partnership Alternative Proposal and (B) participate in discussions or negotiations regarding such Partnership Alternative Proposal; provided that (x) the Partnership, the Partnership GP and the Partnership GP Delegate will not, and will cause their respective Subsidiaries, and will use reasonable best efforts to cause their respective Representatives, not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent (other than restrictions related to the Parent's relationship with the Partnership as its indirect general partner) and (y) the Partnership, the Partnership GP and the Partnership GP Delegate will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

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          (c)   In addition to the other obligations of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership, the Partnership GP or the Partnership GP Delegate in respect of any Partnership Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly provide Parent with copies of any additional written materials received by the Partnership, the Partnership GP or the Partnership GP Delegate or that the Partnership, the Partnership GP or the Partnership GP Delegate has delivered to any third party making a Partnership Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Partnership Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership's consolidated assets or to which twenty-five percent (25%) or more of the Partnership's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Common Units, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Common Units or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership's consolidated assets or outstanding Common Units; in each case, other than the Merger, the KMR Merger and the EPB Merger.

             (ii)  "Partnership Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Common Units or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Conflicts and Audit Committee determines in its good faith to be more favorable to the Partnership, after determining in its good faith that such offer is on terms and conditions more favorable to the Public Unitholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

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            (iii)  "Partnership Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Partnership that was not, prior to the date of this Agreement, reasonably foreseeable by the GP Conflicts and Audit Committee; provided, however, that in no event shall the receipt, existence or terms of a Partnership Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Partnership Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent the Partnership, the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Partnership Alternative Proposal if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Partnership, after determining that its failure to do so would not be in the best interests of the Public Unitholders; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.1(b). For the avoidance of doubt, a public statement that describes the Partnership's receipt of a Partnership Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

        Section 5.4.    No Solicitation by Parent; Etc.

          (a)   Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Partnership, the Partnership GP Delegate and EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal. Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent's Representatives, Parent's Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent. It is also understood and agreed that actions by the Partnership GP Delegate (to the extent taken at the direction of, with the consent of, or recommended by, the KMR special committee and which are permitted by Section 5.3 of the KMR Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPGP conflicts committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

          (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide, (ii) Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including

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  confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives, not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Partnership, the Partnership GP and the Partnership GP Delegate and (y) Parent will provide to the Partnership, the Partnership GP and the Partnership GP Delegate non-public information that was not previously provided or made available to the Partnership, the Partnership GP and the Partnership GP Delegate prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Partnership, the Partnership GP and the Partnership GP Delegate, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Partnership, the Partnership GP and the Partnership GP Delegate, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Partnership, the Partnership GP and the Partnership GP Delegate reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Partnership, the Partnership GP and the Partnership GP Delegate with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Parent Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Partnership, the Partnership GP and the Partnership GP Delegate and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and

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    its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Parent Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole, made by a third party, which is on terms and conditions which Parent's Board of Directors determines in its good faith to be more favorable to Parent's stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership, the Partnership GP and the Partnership GP Delegate in writing.

            (iii)  "Parent Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Partnership Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent Parent from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent's Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c). For the avoidance of doubt, a public statement that describes Parent's receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

        Section 5.5.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the EPB Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership, the Partnership GP and the Partnership GP Delegate, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other

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  confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMR Merger and the EPB Merger. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date and not to extend any waiting period under the HSR Act or enter into any agreement any Governmental Authority not to consummate the transactions contemplated by this Agreement (or, with respect to Parent, the consummation of the KMR Merger and the EPB Merger), except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed); and (ii) the Partnership, the Partnership GP, the Partnership GP Delegate and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

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          (d)   Except as expressly prohibited in this Agreement, each of Parent, Partnership GP Delegate, EPB and EPB General Partner shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMR Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

        Section 5.6.    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Partnership shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board under Section 5.1(b) to negotiate with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent's Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.6.

        Section 5.7.    Access to Information; Confidentiality.    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Partnership GP Delegate and the Partnership (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.8.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.8, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries, the Partnership GP or the Partnership GP Delegate and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or the Partnership GP Delegate or any of their respective

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  Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, to the fullest extent that any of the Partnership, the Partnership GP, the Partnership GP Delegate or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership GP Delegate than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (c)   Parent shall cause the Partnership GP and the Partnership GP Delegate to, and the Partnership GP and the Partnership GP Delegate shall, maintain in effect for six (6) years from the Effective Time the Partnership GP's and the Partnership GP Delegate's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP and the Partnership GP Delegate may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP and the Partnership GP Delegate be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP and the Partnership GP Delegate for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP and the Partnership GP Delegate would be required to expend more than the Maximum Amount, the Partnership GP and the Partnership GP Delegate shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership GP and the Partnership GP Delegate in their sole discretion elect, then, in lieu of the obligations of Parent under this Section 5.8(c), the Partnership GP and the Partnership GP Delegate may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified

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  Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of the Partnership, the Partnership GP and the Partnership GP Delegate or any of their Subsidiaries, any indemnification agreements or the DGCL, DLLCA and DRULPA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP and the Partnership GP Delegate, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP and the Partnership GP Delegate, as the case may be, shall assume the obligations of Parent and the Partnership GP and the Partnership GP Delegate set forth in this Section 5.8.

        Section 5.9.    Securityholder Litigation.    The Partnership, the Partnership GP and the Partnership GP Delegate shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership, the Partnership GP and the Partnership GP Delegate and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.10.    Fees and Expenses.    All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Partnership Proxy Statement.

        Section 5.11.    Section 16 Matters.    Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12.    Listing.    Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.13.    Dividends and Distributions.    After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership

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Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.14.    Coordination of Transactions.    Each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMR Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule. After the consummation of the transactions contemplated by the KMR Merger Agreement but prior to the consummation of the transactions contemplated by this Agreement, Partnership GP Delegate shall contribute or cause to be contributed all of the Partnership I-Units to the Partnership in exchange for a newly-issued class of Units of the Partnership consistent with the terms set forth on Section 1.2 of the Parent Disclosure Schedule (the "New Units") and the Partnership GP and the Partnership GP Delegate shall cause the Partnership Agreement to be amended to reflect the issuance of such New Units.

        Section 5.15.    Notification of Certain Matters Regarding EPB Merger and KMR Merger.    Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMR Merger.

        Section 5.16.    GP Conflicts and Audit Committee.    Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts and Audit Committee, eliminate the GP Conflicts and Audit Committee, revoke or diminish the authority of the GP Conflicts and Audit Committee or remove or cause the removal of any director of the GP Board that is a member of the GP Conflicts and Audit Committee either as a director or member of such committee. For the avoidance of doubt, this Section 5.16 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Partnership GP, of any vacancies caused by the death, resignation or incapacity of any such director.

        Section 5.17.    Voting.    Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote of the Limited Partners or of Listed Shares in connection with a vote of the Limited Partners, however called, Parent will vote, or cause to be voted, all Common Units, Partnership Class B Units and Listed Shares then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; (b) at any meeting or vote of the holders of Listed Shares or in connection with any approval of the holders of Listed Shares, however called, Parent will vote, or cause to be voted, to the extent permitted under the Organizational Documents of the Partnership GP Delegate, all Listed Shares then owned, beneficially or of record, by it or any of its Subsidiaries, as of the record date for such meeting, in favor of (i) the approval of the KMR Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMR Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which Partnership I-Units are voted, the approval of

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this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

        Section 5.18.    Performance by Partnership GP and Partnership GP Delegate.    The Partnership GP and the Partnership GP Delegate shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership GP, the Partnership GP Delegate, EPB and the EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to EPB, the EBP General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.19.    Cooperation with Financing.    From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent's sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Partnership Unitholder Approval.     The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

          (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

          (c)    Regulatory Approval.     Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

          (d)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (e)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

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          (f)    Stock Exchange Listing.     The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g)    Consummation of EPB and KMR Transactions.     All of the conditions set forth in the KMR Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the EPB Merger and the KMR Merger and the EPB Merger shall be consummated concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

          (h)    Partnership Tax Opinion.     The Partnership and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of Partnership for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and Partnership GP and any of their respective affiliates as to such matters as counsel may reasonably request.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(a), Section 3.3(c), and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(d), Section 3.3(e) and Section 3.3(f), shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Partnership Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

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          (b)    Performance of Obligations of the Partnership, Partnership GP and Partnership GP Delegate.     The Partnership, the Partnership GP and the Partnership GP Delegate shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

        Section 6.3.    Conditions to Obligation of the Partnership to Effect the Merger.    The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c), Section 4.6(a) and Section 4.10(b) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        Section 6.4.    Frustration of Closing Conditions.

          (a)   None of the Partnership, the Partnership GP, the Partnership GP Delegate may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by any such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

          (b)   Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

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ARTICLE VII

TERMINATION

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Partnership and Parent duly authorized by Parent's Board of Directors and the GP Conflicts and Audit Committee.

          (b)   by either of the Partnership or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if, in the case of Parent, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Partnership where the failure to obtain the Partnership Unitholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Partnership Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Partnership, the Partnership GP and the Partnership GP Delegate of Section 5.3;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

             (v)  if either the EPB Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Partnership Adverse Recommendation Change shall have occurred; or

             (ii)  if the Partnership, the Partnership GP or the Partnership GP Delegate shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership, the Partnership GP or the Partnership GP Delegate set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing

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    Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership, the Partnership GP or the Partnership GP Delegate within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Partnership:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership, the Partnership GP or the Partnership GP Delegate is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub, the Partnership, the Partnership GP or the Partnership GP Delegate or their respective directors, officers and Affiliates, except that (i) the Partnership or Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

        Section 7.3.    Fees and Expenses.

          (a)   In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Partnership Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iii) (Partnership Unitholder Vote), in each case, where a Partnership Superior Proposal Adverse Recommendation Change has occurred, then the Partnership shall pay to Parent, within two (2) business days after the date of termination, $817,000,000 (the "Partnership Termination Fee").

          (b)   In the event this Agreement is terminated by the Partnership pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Partnership, within two (2) business days after the date of termination, $817,000,000 (the "Parent Termination Fee").

          (c)   Any payment of the Partnership Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent. In lieu of any direct payment of the Parent Termination Fee to the Partnership by Parent, the Partnership GP shall, within two (2) business days after the date of termination of this Agreement, execute an IDR Waiver in

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  the form attached to Section 7.3 of the Parent Disclosure Schedule (the "IDR Waiver"), and Parent hereby does consent to such action.

          (d)   In the event that the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, when due, the Partnership or Parent, as applicable, shall also pay all of the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such fee. The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that the Partnership pays the Partnership Termination Fee to Parent, the Partnership, the Partnership GP and the Partnership GP Delegate shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Partnership be required to pay the Partnership Termination Fee on more than one occasion. The parties agree that in the event that Parent pays the Parent Termination Fee to the Partnership through the Partnership GP's execution of the IDR Waiver, Parent and Merger Sub shall have no further liability to the Partnership, the Partnership GP or the Partnership GP Delegate of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII
 MISCELLANEOUS

        Section 8.1.    No Survival, Etc.    Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8, Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors, the GP Delegate Board and the GP Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board and the GP Delegate Board with respect thereto (for the avoidance of doubt, the GP Board and the GP Delegate Board shall in no way be obligated to follow the recommendation of the GP Conflicts and Audit Committee and the GP Board and the GP Delegate Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited

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Partners or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the Partnership GP or the Partnership GP Delegate is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board and the GP Delegate Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.    At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, the Partnership GP Delegate, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4, the applicable Person receives an amount equal to the sum it would have received had no such assignment been made). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.5.    Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the

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contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.9. Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement,

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  in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713)-495-2977
    Email: david_deveau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

  If to the Partnership, the Partnership GP or the Partnership GP Delegate, to:

    Kinder Morgan Energy Partners, L.P.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: Conflicts and Audit Committee
    Facsimile: (713)-495-2977

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  with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    910 Louisiana Street
    Houston, Texas 77002
    Attention:    Joshua Davidson
                          Tull R. Florey
    Facsimile: (713) 229- 2727
    Email:    joshua.davidson@bakerbotts.com
                   tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Common Unit" has the meaning set forth in the Partnership Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

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          "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

          "EPB Class B Units" means "Class B Units" as defined in the EPB Partnership Agreement.

          "EPB Common Units" means "Common Units" as defined in the EPB Partnership Agreement.

          "EPGP conflicts committee" means the "GP Conflicts Committee" as defined in the EPB Merger Agreement.

          "EPB General Partner" means "General Partner" as defined in the EPB Partnership Agreement.

          "EPB Limited Partner" means "Limited Partner" as defined in the EPB Partnership Agreement.

          "EPB Merger" means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

          "EPB Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "EPB Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

          "Environmental Law" means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          "Environmental Permit" means any Permit required under or issued pursuant to any Environmental Law.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "Hazardous Materials" means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

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          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "KMR LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP Delegate, as amended or supplemented from time to time.

          "KMR Merger" means the merger of R Merger Sub LLC with and into the Partnership GP Delegate as provided in the KMR Merger Agreement.

          "KMR Merger Agreement" means the Agreement and Plan of Merger, dated August 9,2014, among Parent, the Partnership GP Delegate and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMR special committee" means the Special Committee of the Board of Directors of the Partnership GP Delegate established for the purpose of the KMR Merger.

          "Limited Partner" has the meaning set forth in the Partnership Agreement.

          "Listed Share" has the meaning set forth in the Partnership GP Delegate LLC Agreement.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in

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  determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the Partnership Agreement.

          "Partnership Material Contract" means any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

          "Partnership Equity Plan" means the Partnership Common Unit Compensation Plan for Non-Employee Directors.

          "Partnership Interests" has the meaning set forth in the Partnership Agreement.

          "Permits" shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Partnership and its Subsidiaries, and when used with respect to the Partnership, the term "Subsidiary," except for the purposes of the definitions of "Partnership Alternative Proposal" and "Partnership Superior Proposal" and for purposes of Section 5.8(a), shall not include Bighorn Gas Gathering, L.L.C.,

A-53

  Plantation Pipe Line Company and Plantation Services LLC. For the avoidance of doubt, when used with respect to the Parent, the term "Subsidiary" shall include EPB, its Subsidiaries and EPB General Partner.

          "Transactions" means the Merger, the EBP Merger and the KMR Merger.

          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

          "Unit" has the meaning set forth in the Partnership Agreement.

        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	37
Affiliate	60
Aggregate Mixed Consideration Cash Amount	4
Agreement	1
Antitrust Laws	42
Available Cash Election Amount	4
Balance Sheet Date	16
Book-Entry Units	5
business day	60
Cash Election	4
Cash Election Amount	4
Cash Election Unit	4
Cash Fraction	4
Certificate	5
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	9
Common Unit	60
Confidentiality Agreement	44
Contract	14
DGCL	60
DLLCA	60
DRULPA	60
Effective Time	3
Election Deadline	10
Election Form	9
Election Form Record Date	9
Election Period	10
Environmental Law	61
Environmental Permit	61
EPB	2
EPB Class B Units	60
EPB Common Units	60
EPGP conflicts committee	60
EPB General Partner	60
EPB Limited Partner	60
EPB Merger	61
EPB Merger Agreement	61
EPB Partnership Agreement	61
ERISA Affiliate	61
Excess Shares	8
Exchange Act	15
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	4
Fractional Share Proceeds	8
GAAP	61
Governmental Authority	61
GP Board	1
GP Conflicts and Audit Committee	1
GP Delegate Board	1
Hazardous Materials	61
HSR Act	61
IDR Waiver	54
Indemnified Person	44
KMR LLC Agreement	62
KMR Merger	62
KMR Merger Agreement	62
KMR special committee	62
Law	16
Laws	16
Liens	12
Limited Partner	62
Listed Share	62
Mailing Date	9
Material Adverse Effect	62
Maximum Amount	45
Merger	2
Merger Consideration	3
Merger Sub	1
Mixed Consideration Election Unit	3
Mixed Election	3
New Units	47
No Election Unit	10
NYSE	63

A-54

Organizational Documents	12
Outside Date	52
Outstanding	63
Parent	1
Parent Adverse Recommendation Change	32
Parent Alternative Proposal	40
Parent Benefit Plans	26
Parent Board Recommendation	32
Parent Charter Approval	22
Parent Class P Stock	2
Parent Common Stock	20
Parent Disclosure Schedule	19
Parent Fairness Opinion	28
Parent Financial Advisor	28
Parent Intellectual Property	28
Parent Intervening Event	41
Parent Material Adverse Effect	19
Parent Material Contract	26
Parent Notice Period	33
Parent Permits	24
Parent Preferred Stock	20
Parent Proxy Statement	17
Parent SEC Documents	22
Parent Stock Issuance	2
Parent Stock Issuance Approval	22
Parent Stockholder Approval	22
Parent Stockholder Meeting	32
Parent Superior Proposal	41
Parent Superior Proposal Adverse Recommendation Change	32
Parent Termination Fee	54
Parent Warrants	63
Partnership	1
Partnership Adverse Recommendation Change	30
Partnership Agreement	63
Partnership Alternative Proposal	38
Partnership Board Recommendation	30
Partnership Class B Units	13
Partnership Disclosure Schedule	12
Partnership Equity Plan	63
Partnership Fairness Opinion	18
Partnership Financial Advisor	18
Partnership GP	1
Partnership GP Delegate	1
Partnership GP Interest	13
Partnership Interests	63
Partnership Intervening Event	39
Partnership I-Units	13
Partnership Material Adverse Effect	12
Partnership Material Contract	63
Partnership Notice Period	31
Partnership Proxy Statement	15
Partnership SEC Documents	16
Partnership Superior Proposal	38
Partnership Superior Proposal Adverse Recommendation Change	31
Partnership Termination Fee	54
Partnership Unitholder Approval	14
Partnership Unitholder Meeting	30
Per Unit Cash Election Consideration	4
Per Unit Mixed Consideration	3
Per Unit Mixed Consideration Cash Amount	3
Per Unit Mixed Election Stock Exchange Ratio	4
Per Unit Stock Consideration	4
Permits	63
Person	63
Proceeding	44
Proxy Statements	17
Public Unitholders	1
Registration Statement	17
Release	64
Representatives	36
Restraints	49
Restricted Unit	11
rights-of-way	27
Sarbanes-Oxley Act	16
Schedule 13E-3	17
SEC	64
Securities Act	12
share proceeds	8
Stock Election	4
Stock Election Unit	4
Subsidiary	64
Support Agreement	2
Surviving Entity	2
Tax	17
Tax Return	18
Taxes	17
Transactions	64
Transactions Consideration	64
Unit	64

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this

A-55

  Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

        Section 8.13.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

A-56

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
P MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
PARTNERSHIP:
KINDER MORGAN ENERGY PARTNERS, L.P.
By:	KINDER MORGAN G.P., INC., its general partner
By:	KINDER MORGAN MANAGEMENT, LLC, its delegate
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP:
KINDER MORGAN G.P., INC.
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP DELEGATE:
KINDER MORGAN MANAGEMENT, LLC
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                        ], 201[  ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

    "A. Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

            (1) 4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex B

August 9, 2014

The Conflicts and Audit Committee of the Board of Directors of
Kinder Morgan G.P., Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

The Special Committee of the Board of Directors of
Kinder Morgan Management, LLC
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Members of the Committees:

        We understand that (i) Kinder Morgan, Inc. ("KMI"), Kinder Morgan Energy Partners, L.P. ("KMP"), Kinder Morgan G.P., Inc., the general partner of KMP and a wholly-owned subsidiary of KMI ("KMGP"), Kinder Morgan Management, LLC, the delegate of KMGP ("KMR") and P Mergersub, LLC, a wholly-owned subsidiary of KMI ("P Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMP Agreement"), pursuant to which, among other things, P Mergersub will merge with and into KMP (the "KMP Merger"), with KMP surviving as a wholly-owned subsidiary of KMI and (ii) KMI, KMR and R Mergersub, LLC, a wholly-owned subsidiary of KMI ("R Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMR Agreement" and, together with the KMP Agreement, the "Agreements"), pursuant to which, among other things, R Mergersub will merge with and into KMR (the "KMR Merger" and, together with the KMP Merger, the "Mergers"), with KMR surviving as a wholly-owned subsidiary of KMI. We further understand that the KMP Agreement provides, among other things, that in connection with the KMP Merger, each common unit of KMP issued and outstanding (the "KMP Common Units") or deemed issued and outstanding pursuant to the KMP Agreement (in each case, other than those KMP Common Units owned by KMP, which will be cancelled and cease to exist, and those KMP Common Units owned by KMGP, KMR, KMI or any of its subsidiaries, which will remain outstanding) will be converted into the right to receive, at the election of each holder of such KMP Common Units, (i) 2.1931 shares of KMI Class P common stock, $0.01 par value (the "KMI Class P Stock") (the "Mixed KMP Stock Consideration") and $10.77 in cash (the "Mixed KMP Cash Consideration" and, together with the Mixed KMP Stock Consideration, the "Mixed KMP Consideration"), (ii) $91.72 in cash (the "KMP Cash Consideration"), or (iii) 2.4849 shares of KMI Class P Stock (the "KMP Stock Consideration" and, together with the KMP Cash Consideration and the Mixed KMP Consideration, the "KMP Consideration"), subject, in the cases of the KMP Cash Consideration and the KMP Stock Consideration, to certain proration mechanisms, procedures and limitations contained in the KMP Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that the KMR Agreement provides, among other things, that in connection with the KMR Merger, each issued and outstanding listed share and voting share of KMR (collectively, the "KMR Shares") (other than those KMR Shares that are owned by KMR, KMI, R MergerSub or KMGP, which will be cancelled and cease to exist, except that voting shares of KMR owned by KMGP will not be cancelled and will be converted into the right to receive the KMR Consideration) will be converted into the right to receive 2.4849 shares of KMI Class P Stock (the "KMR Consideration" and, together with the KMP Consideration, the "Consideration"). The terms and conditions of the KMP Merger and the KMR Merger are more fully set forth in the KMP Agreement and the KMR Agreement, respectively.

        You have asked for our opinion as to (a) whether the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the holders of KMP Common Units (other than KMI and its affiliates (other than KMP)) (the "KMP Unit Holders") and (b) whether the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the holders of KMR Shares (other than KMI and its affiliates (other than KMR)) (the "KMR Share Holders").

B-1

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed a draft dated August 8, 2014 of the KMP Agreement;

  (ii)
  reviewed a draft dated August 8, 2014 of the KMR Agreement;

  (iii)
  reviewed a draft dated August 8, 2014 of the EPB Agreement (as defined below);

  (iv)
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and El Paso Pipeline Partners, L.P. ("EPB"), a partnership for which an indirect wholly-owned subsidiary of KMI is the general partner and which is entering into a merger agreement (the "EPB Agreement") with KMI concurrently with the Agreements, pursuant to which, among other things, a wholly-owned subsidiary of KMI will merge with and into EPB (the "EPB Merger");

  (v)
  reviewed certain information furnished to us by the management of KMI relating to the business, operations and prospects of KMI, KMP and EPB;

  (vi)
  held discussions with members of senior management of KMI and their financial advisors concerning the matters described in clauses (iii) and (iv) above;

  (vii)
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  (viii)
  reviewed the unit or share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that we deemed relevant;

  (ix)
  analyzed the discounted cash flow of the KMP Common Units and the KMI Class P Stock;

  (x)
  compared the proposed financial terms of the Agreements with the financial terms of certain other transactions that we deemed relevant;

  (xi)
  considered the potential pro forma impact to KMI of the Mergers and the EPB Merger;

  (xii)
  reviewed financial forecasts prepared by various market analysts; and

  (xiii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of KMI management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading or of any relevant information that has been omitted or that remains undisclosed to us. In our review, we did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and, at your direction, examined by us, we note that projecting future results of any business is inherently subject to uncertainty. We have assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. We express no opinion as to these financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to

B-2

advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal, accounting or tax matters affecting the KMP Common Units or the KMR Shares, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to KMP, the Conflicts and Audit Committee of KMGP and KMR and its Special Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to KMP and the KMP Unit Holders and to KMR and the KMR Share Holders. In addition, in preparing this opinion, we have not taken into account, and express no view with regards to, any tax consequences of the transactions to any KMP Unit Holders or KMR Share Holders. We have assumed that the final form of the Agreements will be substantially similar to the last drafts reviewed by us in all respects material to our analyses and opinion. We have also assumed that the Mergers will be consummated in accordance with their terms or as otherwise described to us by representatives of KMI without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on KMI, KMP or KMR or the contemplated benefits of the Mergers in any respect material to our opinion.

        It is understood that our opinion is solely for the use and benefit of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR in their consideration of the Mergers; provided, however, that the Board of Directors of KMGP and the Board of Directors of KMR may be provided with a copy of the Opinion and any materials provided to the Conflicts and Audit Committee of KMGP and the Special Committee of KMR, and may rely thereon in connection with the Mergers. Further, it is understood that our opinion does not address the relative merits of the transactions contemplated by the Agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor does it address the underlying business decisions by KMP and KMR to engage in the Mergers. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration involving, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP Unit Holders and the KMR Share Holders as set forth herein. We express no opinion as to the price at which the KMP Common Units, KMR Shares or KMI Class P Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMPG or KMR, or any class of such persons, in connection with the Mergers relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by KMP and KMR at the direction of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR to act as financial advisor to such committees in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Mergers. We also will be reimbursed for certain expenses reasonably incurred. KMP and KMR have agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory or financing services to KMI, KMP or KMR. We maintain a market in the securities of KMI, EPB, KMP or KMR, and in the ordinary course of our business, we and our affiliates may trade or hold securities of KMI, EPB, KMP and KMR for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date hereof such holdings are de minimis). In addition, in the future, we may seek to provide financial advisory and financing services to KMI, EPB, KMP, KMR or entities that are affiliated with KMI, EPB, KMP or KMR, for which we would expect to receive compensation.

B-3

Except as otherwise expressly provided in our engagement letter with KMP and KMR, our opinion may not be used or referred to by KMP, KMR or KMI, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (a) the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the KMP Unit Holders and (b) the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the KMR Share Holders.

Very truly yours,

/s/ JEFFERIES LLC

B-4

Annex C

745 Seventh Avenue New York, NY 10019 United States

August 9, 2014

Board of Directors
Kinder Morgan, Inc.
1001 Louisiana Street
Suite 1000
Houston, TX 77002

Members of the Board of Directors:

        We understand that Kinder Morgan, Inc. (the "Company") intends to enter into three transactions (the "Proposed Transactions") pursuant to which (i)(a) P Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMP Merger Sub") will merge (the "KMP Merger") with and into Kinder Morgan Energy Partners, L.P. ("KMP"), with KMP as the surviving entity in the KMP Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of KMP, and (c) upon the effectiveness of the KMP Merger, each issued and outstanding, or deemed to be issued and outstanding, Common Unit (as defined in the KMP Merger Agreement (as defined below)) (other than (p) Units (as defined in the KMP Merger Agreement) held by KMP, which shall be cancelled and cease to exist, and (q) Partnership Interests (as defined in the KMP Merger Agreement) held by Kinder Morgan G.P., Inc., the general partner of KMP ("KMP GP"), Kinder Morgan Management, LLC, the delegate of KMP GP (the "KMP GP Delegate"), the Company or any of its subsidiaries, all of which shall remain outstanding as partnership interests in the surviving entity in the KMP Merger, unaffected by the KMP Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 2.1931 shares of Class P common stock, par value $0.01 ("Company Class P Stock") of the Company (the "P Per Unit Mixed Election Exchange Ratio") and $10.77 in cash without interest (the "P Per Unit Mixed Election Cash Amount" and, together with the P Per Unit Mixed Election Exchange Ratio, the "P Per Unit Mixed Election Consideration"), (y) $91.72 in cash without interest (the "P Per Unit Cash Election Consideration") or (z) 2.4849 shares of Company Class P Stock (the "P Per Unit Stock Election Consideration" and the Company Class P Stock contemplated by the KMP Merger Agreement to be issued in the aggregate to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, together with the aggregate amount of cash contemplated by the KMP Merger Agreement to be paid to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, the "KMP Merger Consideration"), subject, in the case of the P Per Unit Mixed Election Consideration, the P Per Unit Cash Election Consideration and the P Per Unit Stock Election Consideration, to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion; (ii)(a) R Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMR Merger Sub") will merge (the "KMR Merger") with and into Kinder Morgan Management, LLC ("KMR"), with KMR as the surviving entity in the KMR Merger, (b) the Company will become the sole shareholder or sole member of KMR, and (c) upon the effectiveness of the KMR Merger, each issued and outstanding Listed Share and Voting Share (each as defined in the KMR Merger Agreement) (other than Company Securities (as defined in the KMR Merger Agreement) that are held by KMR, the Company, KMR Merger Sub or KMP GP, which shall be cancelled and cease to exist without consideration in exchange therefor, but excluding Voting Shares held by KMP GP, each of which shall be converted into the right to receive KMR Merger Consideration (as defined below)) shall be converted into the right to receive 2.4849 shares of Company Class P Stock (the Company Class P Stock contemplated by the KMR Merger Agreement to be issued in the aggregate to Listed Share and Voting Share holders, the "KMR

C-1

Merger Consideration"); and (iii)(a) E Merger Sub LLC, a wholly-owned subsidiary of the Company ("EPB Merger Sub") shall merge (the "EPB Merger") with and into El Paso Pipeline Partners, L.P. ("EPB"), with EPB as the surviving entity in the EPB Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of EPB, and (c) upon the effectiveness of the EPB Merger, each issued and outstanding Common Unit (as defined in the EPB Merger Agreement) (other than (r) Units (as defined in the EPB Merger Agreement) held by EPB, which shall be cancelled and cease to exist, or (s) Partnership Interests (as defined in the EPB Merger Agreement) held by El Paso Pipeline GP Company, L.L.C. ("EPB GP"), the Company or any of its subsidiaries, all of which shall remain outstanding as Partnership Interests in the surviving entity of the EPB Merger, unaffected by the EPB Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 0.9451 shares of Company Class P Stock (the "E Per Unit Mixed Election Exchange Ratio") and $4.65 in cash without interest (the "E Per Unit Mixed Election Cash Amount" and, together with the E Per Unit Mixed Election Exchange Ratio, the "E Per Unit Mixed Election Consideration"), (y) $39.53 in cash without interest (the "E Cash Election Consideration") or (z) 1.0711 shares of Company Class P Stock (the "E Stock Election Consideration," and the Company Class P Stock contemplated by the EPB Merger Agreement to be issued in the aggregate to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, together with the aggregate amount of cash contemplated by the EPB Merger Agreement to be paid to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, the "EPB Merger Consideration" and, together with the KMP Merger Consideration and the KMR Merger Consideration, collectively, the "Transactions Consideration"), in the case of the E Per Unit Mixed Election Consideration, the E Cash Election Consideration and the E Stock Election Consideration, subject to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion. The terms and conditions of the Proposed Transactions are set forth in more detail in (A) the Agreement and Plan of Merger (the "KMP Merger Agreement"), dated August 9, 2014, by and among the Company, KMP Merger Sub, KMP GP, KMP GP Delegate and KMP (together with the Company, KMP Merger Sub, KMP and KMP GP Delegate, the "P Counterparties"); (B) the Agreement and Plan of Merger ("KMR Merger Agreement"), dated August 9, 2014, by and among the Company, KMR Merger Sub, and KMR (together with the Company and KMR Merger Sub, the "R Counterparties"); and (C) the Agreement and Plan of Merger (the "EPB Merger Agreement" and, together with the KMP Merger Agreement and the KMR Merger Agreement, collectively, the "Agreements"), dated August 9, 2014, by and among the Company, EPB Merger Sub, EPB GP and EPB (together with the Company, EPB Merger Sub and EPB GP, the "E Counterparties" and, together with the P Counterparties and the R Counterparties, collectively, the "Counterparties"). The summary of the Proposed Transactions set forth above is qualified in its entirety by the terms of the Agreements.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect any or all of the Proposed Transactions, the likelihood of consummation of any or all of the Proposed Transactions or the relative merits of any or all of the Proposed Transactions as compared to any strategic alternatives that may be available to the Company (including pursuing any of the Proposed Transactions individually). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed

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Transactions, or any class of such persons, relative to the consideration paid in the aggregate in the Proposed Transactions or otherwise.

        In arriving at our opinion, we reviewed and analyzed: (1) drafts, dated as of dated August 9, 2014, of each of the Agreements and the specific terms of the Proposed Transactions; (2) a draft, dated as of August 9, 2014, of a debt commitment letter (the "Commitment Letter") from Barclays Bank PLC to the Company in respect of certain financing relating to the Proposed Transactions; (3) publicly available information concerning each of the Company, KMP, KMR, and EPB that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company, KMP, KMR, and EPB prepared by management of the Company for fiscal years 2015 through 2020; (5) a trading history of the Company's common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's, and EPB's common stock or common units, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with each of KMP, KMR and EPB and of the Company, KMP, KMR and EPB with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings ("Expected Synergies") and (ii) the anticipated impact on coverage ratios, cash available for distributions to the Company, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of the Company to result from a combination of the businesses as a result of the Proposed Transactions (the "Expected Benefits"); and (9) published estimates of independent research analysts with respect to the future financial performance of the Company, KMP, KMR, and EPB. In addition, we have had discussions with the management of the Company concerning the business, operations, assets, liabilities, financial condition and prospects of the Company, KMP, KMR, and EPB and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR, and EPB, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of KMP, KMR, and EPB and we have relied on such projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and Expected Benefits are reasonable and that the

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Expected Synergies and Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, KMP, KMR, or EPB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, KMP, KMR, or EPB. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of Company Class P Stock, Company Securities of KMR, Common Units of KMP or EPB or any other securities of the Company, KMR, KMP or EPB, would trade at any time following the announcement of the Proposed Transactions or shares of Company Class P Stock or any security of the Company would trade following the consummation of the Proposed Transactions; (ii) the credit rating of the Company at any time following the announcement or consummation of the Proposed Transactions; or (iii) any determination of the dividend policy of the Company following the consummation of the Proposed Transactions.

        We have assumed that each of the executed Agreements and the Commitment Letter will conform in all material respects to the last drafts thereof reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreement and that the Proposed Transactions will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Proposed Transactions will be consummated substantially concurrently). We have assumed that the Company will obtain financing on terms no less favorable to the Company than the terms contemplated by the Commitment Letter. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transactions. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and the Counterparties in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i)(a) in August 2012, we rendered a fairness opinion to the Company in connection with the Company's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP, (b) in August 2012, we acted as joint bookrunner on the Company's secondary offering of 66,700,000 shares of common stock by selling stockholders, (c) in October 2012, we acted as sole book runner on the Company's secondary offering of 69,296,921 shares of common stock by selling

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stockholders, (d) in November 2012, we acted as administrative agent on the Company's amendment to its $1,750,000,000 revolving credit facility, and (e) in October 2013, we acted as joint bookrunner on the Company's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, we acted as joint bookrunner on EPB's follow-on offering of 8,165,000 common units; and (iii)(a) in August 2012, we acted as financial advisor on KMP's sale of Rockies Pipelines, (b) in December 2012, we acted as sole bookrunner on KMP's follow-on offering of 4,485,000 common units, (c) in May 2013, we acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility, (d) in February 2014, we acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year Senior Notes offering, (e) in February 2014, we acted as joint bookrunner on KMP's follow-on offering of 7,935,000 common units, and (f) in August 2014, we acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and the Counterparties for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in its consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transactions.

Very truly yours,
/s/ BARCLAYS CAPITAL INC.

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The information in this document is not complete and may be changed. Kinder Morgan, Inc. may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[                    ], 2014

Dear Shareholder:

        On August 9, 2014, Kinder Morgan Management, LLC, which is referred to as "KMR," and Kinder Morgan, Inc., which is referred to as "KMI," entered into a merger agreement, which is referred to as the "KMR merger agreement," pursuant to which KMI will acquire directly or indirectly all of the outstanding KMR shares that KMI and its subsidiaries do not already own. The special committee of the board of directors of KMR, which is referred to as the "KMR special committee," and the board of directors of KMR, which is referred to as the "KMR board," each have determined that (i) the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties and (ii) the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the KMR shareholders (other than KMI and its affiliates), and have approved the KMR merger agreement and the KMR merger.

        If the KMR merger is completed, each outstanding KMR share not owned by KMI or its subsidiaries will be converted into the right to receive 2.4849 shares of KMI common stock. Immediately following completion of the KMR merger, it is expected that the former public KMR shareholders will own approximately [        ]% of the outstanding shares of KMI common stock, based on the number of KMR shares owned by public KMR shareholders, the number of shares of KMI common stock expected to be issued in the KMP merger and the EPB merger, described below, and the number of shares of KMI common stock outstanding as of [                    ], 2014. The KMR shares are traded on the New York Stock Exchange under the symbol "KMR," and the KMI common stock is traded on the New York Stock Exchange under the symbol "KMI."

        KMI also has entered into a merger agreement with each of Kinder Morgan Energy Partners, L.P., which is referred to as "KMP," and El Paso Pipeline Partners, L.P., which is referred to as "EPB," pursuant to which KMI will acquire directly or indirectly all of the outstanding common units in KMP and EPB that KMI and its subsidiaries do not already own.

        Each of KMP and EPB will hold a special meeting of its unitholders to obtain their approval of the applicable merger agreement. Completion of each merger is contingent on the completion of each of the other two mergers. KMI also will hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the three mergers.

        We are holding a special meeting of shareholders on [            ], [            ], 2014 at [        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 to obtain your vote to approve the KMR merger agreement. Your vote is very important, regardless of the number of shares you own. The KMR merger cannot be completed unless a majority of the outstanding KMR listed shares, other than listed shares owned by the general partner of KMP and its affiliates, are voted for the approval of the KMR merger agreement at the special meeting. Therefore, your failure to vote your shares will have the same effect as a vote against approval of the KMR merger agreement.

        The KMR special committee and the KMR board each recommend that KMR shareholders vote FOR the approval of the KMR merger agreement and FOR the adjournment of the KMR special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMR merger agreement at the time of the KMR special meeting or (ii) if KMP adjourns its special meeting.

        KMR owns all of the i-units of KMP, and all of the units of KMP, including the i-units, will vote on the merger of KMP with KMI, which is referred to as the "KMP merger." The manner in which KMR will vote the i-units is established in the organizational documents of KMR, which require it to submit to a vote of KMR shareholders any matter, including the KMP merger, on which KMR is entitled to vote the i-units. KMR will vote its i-units on the KMP merger based upon the manner that the KMR shareholders have voted their KMR shares, "for," "against" or "abstain" at the KMR special meeting. As a result, the KMR special meeting agenda includes two proposals related to the KMP merger to determine the manner in which KMR will vote its i-units. The KMR board recommends that KMR shareholders vote FOR the approval of the two proposals related to the KMP merger. In order to fully inform you with respect to the KMP merger, the accompanying proxy statement/prospectus includes the complete KMP proxy statement/prospectus as Annex D hereto.

        On behalf of the KMR board, I invite you to attend the KMR special meeting. Whether or not you expect to attend the KMR special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

        In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into it) which includes important information about the KMR merger agreement, the proposed KMR merger, the proposed KMP and EPB mergers, KMR, KMI and the KMR special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 105 of the accompanying proxy statement/prospectus.

        On behalf of the KMR board of directors, thank you for your continued support.

Sincerely,
Richard D. Kinder Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated [                    ], 2014 and is first being mailed to KMR shareholders on or about [                    ], 2014.

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Kinder Morgan Management, LLC:

        Notice is hereby given that a special meeting of shareholders of Kinder Morgan Management, LLC, a Delaware limited liability company, which is referred to as "KMR," will be held on [        ], [        ], 2014 at [        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002, solely for the following purposes:

  •
  Proposal 1:  to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 9, 2014 (as it may be amended from time to time, the "KMR merger agreement"), among Kinder Morgan, Inc. ("KMI"), KMR and R Merger Sub LLC;

  •
  Proposal 2:  to consider and vote on a proposal (which we refer to as the "KMR adjournment proposal") to approve the adjournment of the KMR special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMR merger agreement at the time of the KMR special meeting or (ii) if KMP adjourns its special meeting;

  •
  Proposal 3:  to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 9, 2014 (as it may be amended from time to time, the "KMP merger agreement"), among KMI, Kinder Morgan Energy Partners, L.P. ("KMP"), Kinder Morgan G.P., Inc. ("KMGP"), KMR and P Merger Sub LLC, in order to determine how the KMP i-units will be voted at the KMP special meeting on the proposal to approve the KMP merger agreement; and

  •
  Proposal 4:  to consider and vote on a proposal (which we refer to as the "KMP adjournment proposal") to approve the adjournment of the KMP special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMP merger agreement at the time of the KMP special meeting or (ii) if KMR adjourns its special meeting, in order to determine how the KMP i-units will be voted at the KMP special meeting on the KMP adjournment proposal.

        These items of business, including the KMR merger agreement and the proposed KMR merger, are described in detail in the accompanying proxy statement/prospectus, and the proposals related to the KMP merger agreement and the KMP merger are described in detail in the KMP proxy statement/prospectus attached to the accompanying proxy statement/prospectus as Annex D.

        The special committee of the board of directors of KMR, which is referred to as the "KMR special committee," and the the board of directors of KMR, which is referred to as the "KMR board," each have determined that (i) the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties and (ii) the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the KMR shareholders (other than KMI and its affiliates), and recommend that KMR shareholders vote FOR the proposal to approve the KMR merger agreement and FOR the KMR adjournment proposal.

        The conflicts and audit committee of the board of directors of KMGP, which is referred to as the "KMGP conflicts committee," the KMR board and the KMGP board each have determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the KMP unitholders (other than KMI and its affiliates), and have recommended that KMP unitholders, including KMR, as the holder of KMP's i-units, vote FOR the proposal to approve the KMP merger agreement and FOR the KMP adjournment proposal. The KMR board recommends that KMR shareholders vote FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal.

        Only KMR shareholders of record as of the close of business on [                    ], 2014 are entitled to notice of the special meeting and to vote at the KMR special meeting or at any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 1001 Louisiana Street, Suite 1000, Houston, Texas, during regular business hours for a period of ten days before the KMR special meeting, and at the place of the KMR special meeting during the meeting. We are commencing our solicitation of KMR proxies on [                    ], 2014, which is before the [                    ], 2014 KMR record date. We will continue to solicit proxies until the [                    ], 2014 KMR special shareholder meeting. Each KMR shareholder of record on [                    ], 2014 who has not received a KMR proxy statement prior to that date will receive a KMR proxy statement and have the opportunity to vote on the matters described in the KMR proxy statement. Proxies delivered prior to the KMR record date will be valid and effective so long as the KMR shareholder providing the proxy is a KMR shareholder on the KMR record date. If you are not a holder of record on the KMR record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMR shares you own on the record date even if that number is different from the number of KMR shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

YOUR VOTE IS IMPORTANT!

        Approval of the KMR merger agreement by the KMR shareholders is a condition to the consummation of the KMR merger and requires the affirmative vote of holders of a majority of the outstanding KMR listed shares, other than listed shares owned by the general partner of KMP and its affiliates. Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP units. Therefore, your vote is very important. Your failure to vote your KMR shares will have the same effect as a vote against the approval of the merger agreements.

        Because the KMR merger is contingent on the KMP merger, a vote against or an abstention from voting on the proposal to approve the KMP merger agreement is indirectly a vote against the KMR merger agreement.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

        We urge you to read carefully the accompanying proxy statement/prospectus, including all documents incorporated by reference into it, and its annexes before voting your shares at the KMR special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

        Please note that space limitations make it necessary to limit attendance to KMR shareholders or their duly appointed proxies. Admission to the KMR special meeting will be on a first-come, first-served basis. Registration will begin at [        ] a.m., and seating will begin at [        ] a.m. Shareholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Shareholders holding KMR shares in brokerage accounts will also need to bring a copy of the voting instruction card that they receive from their broker or other nominee in connection with the KMR special meeting or a brokerage statement reflecting share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the KMR special meeting.

By order of the board of directors,
Richard D. Kinder Chairman of the Board

Houston, Texas
[                    ], 2014

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by KMI (File No. 333-198411), constitutes a prospectus of KMI under Section 5 of the Securities Act of 1933, as amended, which is referred to as the "Securities Act," with respect to the KMI common stock to be issued pursuant to the KMR merger agreement. This document also constitutes a notice of meeting and a proxy statement of KMR under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act," with respect to the special meeting of KMR shareholders, which is referred to as the "KMR special meeting." at which KMR shareholders will be asked to consider and vote on, among other matters, a proposal to approve the KMR merger agreement and a proposal to approve the KMP merger agreement. In order to fully inform the KMR shareholders with respect to the KMP merger, this proxy statement/prospectus includes the complete KMP proxy statement/prospectus as Annex D.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], 2014. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this proxy statement/prospectus to KMR shareholders nor the issuance by KMI of the shares of KMI common stock pursuant to the KMR merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SUMMARY TERM SHEET

        The following summary, together with "Questions and Answers about the KMR Special Meeting and the Proposals," highlights selected information contained in this proxy statement/prospectus. It may not contain all of the information that may be important in your consideration of the proposals to be voted on at the KMR special meeting. To understand more fully the Transactions (as defined below) and the matters to be voted on at the KMR special meeting, we encourage you to read carefully this proxy statement/prospectus, its annexes and the documents we have incorporated by reference into this proxy statement/prospectus before voting. See "Where You Can Find More Information" on page 180. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

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Frequently Used Terms.  A few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

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Kinder Morgan, Inc., a Delaware corporation, as "KMI";

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Kinder Morgan Management, LLC, a Delaware limited liability company, as "KMR";

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Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, as "KMP";

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Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of KMP, as "KMGP";

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El Paso Pipeline Partners, L.P., a Delaware limited partnership, as "EPB";

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El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of EPB, as "EPGP";

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the board of directors of KMI as the "KMI board";

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the board of directors of KMR as the "KMR board";

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the board of directors of KMGP as the "KMGP board";

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the special committee of the KMR board, both before and after the adoption of the formal resolutions forming and delegating authority to the special committee of the KMR board, as the "KMR special committee";

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the conflicts and audit committee of the KMGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts and audit committee of the KMGP board, as the "KMGP conflicts committee";

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the conflicts committee of the EPGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts committee of the EPGP board, as the "EPGP conflicts committee";

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R Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of KMI, as "R Merger Sub";

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the Class P common stock, par value $0.01 per share, of KMI as "KMI common stock";

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the shares representing limited liability company interests of KMR as "KMR shares";

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the KMR shares that are listed on the New York Stock Exchange as "KMR listed shares";

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the Agreement and Plan of Merger dated as of August 9, 2014, among KMR, KMI and R Merger Sub, as it may be amended from time to time, as the "KMR merger agreement";

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the proposed merger pursuant to the KMR merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMR listed shares that KMI and its subsidiaries do not already own as the "KMR merger";

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the KMR shareholders (other than KMI and its affiliates) as the "unaffiliated KMR shareholders";

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  the Agreement and Plan of Merger dated as of August 9, 2014, among KMP, KMI, KMGP, KMR and P Merger Sub LLC, as it may be amended from time to time, as the "KMP merger agreement";

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  the proposed merger pursuant to the KMP merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own as the "KMP merger";

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  the KMP unitholders (other than KMI and its affiliates) as the "unaffiliated KMP unitholders";

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  the Agreement and Plan of Merger dated as of August 9, 2014, among EPB, KMI, EPGP and E Merger Sub LLC, as it may be amended from time to time, as the "EPB merger agreement";

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  the proposed merger pursuant to the EPB merger agreement whereby KMI will acquire directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own as the "EPB merger";

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  the EPB unitholders (other than EPGP and its affiliates) as the "unaffiliated EPB unitholders";

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  the KMR merger, the KMP merger, the EPB merger and the other transactions contemplated by the KMR merger agreement, the KMP merger agreement and the EPB merger agreement, collectively, as the "Transactions"; and

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  the Support Agreement, dated as of August 9, 2014, among EPB, EPGP, KMP, KMGP, KMR and certain KMI stockholders, as the "support agreement".

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The Transactions.  The KMR merger is part of a larger series of mergers involving KMI and its three principal subsidiaries, KMP, KMR and EPB. Each merger is contingent on the other two mergers, and at the conclusion of the mergers, KMI will have acquired directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own.

  As part of the Transactions, KMI will hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPGP, and a limited partnership controlled by him have entered into a support agreement whereby they agree to vote all of the shares of KMI common stock owned by them in favor of the three proposals to be voted on at the KMI special meeting.

  KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility."

  See "Special Factors—Effects of the Transactions" beginning on page 27 and "Description of the Debt Financing for the Transactions" beginning on page 145.

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The Parties to the Merger.  KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR (including all of KMR's voting shares, which are not publicly traded). See "—Relationship of the Parties to the Transactions" below.

  KMR is a limited liability company formed in Delaware in February 2001, with its listed shares traded on the NYSE under the symbol "KMR." The outstanding KMR voting shares (the only shares that vote for the election of KMR's directors) are owned by KMGP, the general partner of KMP. KMR is a limited partner in KMP, owning all of the KMP i-units. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships.

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  R Merger Sub is a wholly owned subsidiary of KMI that was formed solely in contemplation of the KMR merger.

  See "The Parties to the Merger" beginning on page 115.

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The Merger.  KMI, R Merger Sub and KMR have entered into the KMR merger agreement. Subject to the terms and conditions of the KMR merger agreement and in accordance with Delaware law, at the effective time of the KMR merger, KMI will acquire directly or indirectly all of the publicly held KMR shares through the merger of R Merger Sub, a wholly owned subsidiary of KMI, with and into KMR, with KMR as the surviving entity. Upon completion of the KMR merger, KMI will have acquired all of the outstanding KMR listed shares that KMI and its subsidiaries do not already own, and the KMR listed shares will cease to be publicly traded.

  Immediately following the effective time of the KMR merger, KMI may cause the surviving KMR entity to be merged with and into a Delaware limited liability company and a wholly owned subsidiary of KMI, which would be the surviving entity of such merger. No consideration will be issued in connection with this second step merger.

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Relationship of the Parties to the Transactions.  KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

  KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

  KMGP has delegated to KMR, subject to limited exceptions, all of KMGP's rights and power to manage the business and affairs of KMP and its operating limited partnerships. KMR owns all of the KMP i-units. KMI directly or indirectly owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding listed shares, and KMGP owns all of KMR's voting shares.

  KMI indirectly owns all of the membership interests in EPGP, the general partner of EPB, as well as approximately 40% of the outstanding EPB common units and all of EPB's incentive distribution rights.

  Certain executive officers and directors of KMI are also executive officers and directors of KMGP, KMR and EPGP. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies.

  See "Special Factors—Relationship of the Parties to the Transactions" beginning on page 51.

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Merger Consideration.  At the effective time of the KMR merger, each KMR listed share and KMR voting share issued and outstanding (excluding listed shares owned by KMGP or KMI or any of its other subsidiaries, which shall be cancelled) will be converted into the right to receive 2.4849 shares of KMI common stock.

  KMI will not issue any fractional shares of KMI common stock in the KMR merger. Instead, each holder of KMR shares who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMR merger

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  agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable in the KMR merger.

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Interests of Certain Persons in the Transactions.  In considering the recommendations of the KMR special committee and the KMR board, KMR shareholders should be aware that some of the executive officers and directors of KMR have interests in the Transactions that may differ from, or may be in addition to, the interests of KMR shareholders generally. These interests include:

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KMR and KMGP have the same directors and executive officers.

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Certain members of the KMR and KMGP boards are members of the KMI board and many executive officers of KMR and KMGP are executive officers of KMI.

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The directors and officers of KMR are entitled to continued indemnification and insurance coverage under the KMR merger agreement, and in the case of the non-employee directors, indemnification agreements.

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The non-employee directors on the KMR board, who serve as the members of the KMR special committee, have been offered the opportunity to become members of the KMI board after the KMR merger.

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All directors and certain executive officers of KMR beneficially own units or shares of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions.

  For more detail about these interests, see "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 97.

  The KMR special committee and the KMR board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the KMR merger agreement and the KMP merger agreement.

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KMR Special Meeting; Shareholders Entitled to Vote; Vote Required.  The special meeting of KMR shareholders will be held on [                ], [                ], 2014 at [            ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002. The record date for the KMR special meeting is [                ], 2014. Only holders of KMR shares at the close of business on the record date are entitled to notice of, and to vote at, the KMR special meeting or any adjournment or postponement thereof. Approval of the KMR merger agreement requires the affirmative vote of a majority of the outstanding KMR listed shares, other than listed shares owned by KMGP and its affiliates. Pursuant to the terms of the KMR LLC agreement, the KMR board may adjourn the special meeting without shareholder action as described under "The KMR Special Meeting—Adjournments." If submitted to a vote of KMR shareholders, approval of an adjournment of the KMR special meeting requires the affirmative vote of a majority of the KMR shares present in person or by proxy at the KMR special meeting, whether or not a quorum exists. Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP units. Because the KMR merger is contingent on the KMP merger, a vote against or an abstention from voting on the proposal to approve the KMP merger agreement is indirectly a vote against the KMR merger agreement. Pursuant to KMP's partnership agreement, KMGP may adjourn the KMP special meeting without unitholder action. If submitted to a vote of KMP unitholders, approval of an adjournment of the KMP special meeting requires (i) if a quorum does not exist, the affirmative vote of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. See "The KMR Special Meeting" beginning on page 116.

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Share Ownership of KMI and of KMR's Directors and Executive Officers.  As of [                ], 2014, the record date, KMI and its subsidiaries held, in the aggregate, KMR shares representing approximately [        ]% of the outstanding KMR shares, and directors and executive officers of KMR who were not affiliates of KMGP held and were entitled to vote, in the aggregate, KMR shares representing approximately [        ]% of the outstanding shares. KMGP and its affiliates are not entitled to vote on the KMR merger agreement, but KMI has agreed in the KMR merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMR shares FOR the KMP merger agreement proposal, and we believe that KMI and its subsidiaries intend to vote their KMR shares FOR both of the adjournment proposals. Under the KMR limited liability company agreement, which is referred to as the "KMR LLC agreement," KMGP and its affiliates are not allowed to vote their listed KMR shares with respect to the merger. We believe that the KMR directors and executive officers who are not affiliates of KMGP intend to vote all of their KMR shares FOR the KMR merger agreement proposal and that the KMR directors and executive officers intend to vote all of their KMR shares FOR the KMR adjournment proposal, FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal. Accordingly we believe approximately [    ]% of the outstanding KMR shares will be voted in favor of the KMR adjournment proposal, the KMP merger agreement and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMR shares. See "The KMR Special Meeting—Share Ownership of and Voting by KMI and KMR's Directors and Executive Officers" beginning on page 118.

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Recommendation of the KMR Special Committee and the KMR Board and Their Reasons for the Merger.  The KMR special committee and the KMR board considered the benefits of the KMR merger agreement, the KMR merger and the related transactions as well as the associated risks and (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement. For a discussion of the many factors considered by the KMR special committee and the KMR board in making their determination and approval, please read "Special Factors—Recommendation of the KMR Special Committee and the KMR Board and Their Reasons for the KMR Merger."

  The KMR special committee and the KMR board each recommend that KMR shareholders vote FOR the approval of the KMR merger agreement and FOR the KMR adjournment proposal.

  The KMR board recommends that KMR shareholders vote FOR the approval of the two proposals related to the KMP merger.

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Opinion of Jefferies LLC.  The KMR special committee's financial advisor, Jefferies LLC, which is referred to as "Jefferies," has conducted financial analyses and delivered a written opinion to the KMR special committee to the effect that, as of the date of the KMR merger agreement and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, from a financial point of view, the merger consideration is fair to the KMR shareholders (other than KMI and its affiliates (other than KMR)).

  The full text of Jefferies' written opinion, dated as of August 9, 2014, is attached hereto as Annex B and is incorporated by reference herein in its entirety. Jefferies' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. This description of the opinion is qualified in its entirety by reference to the full text of the opinion. Jefferies' written opinion is addressed to the KMR special committee, is directed only to the merger consideration and does not constitute a recommendation to any KMR

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  shareholder as to how such shareholder should vote with respect to the KMR merger or any other matter. See "Special Factors—Opinion of Jefferies LLC" beginning on page 63.

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Conditions to Completion of the Merger.  KMI and KMR currently expect to complete the Transactions during the fourth quarter of 2014, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMR merger.

  As more fully described in this proxy statement/prospectus and in the KMR merger agreement, each party's obligation to complete the KMR merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

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  the KMR merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMR listed shares (other than those owned by KMGP and its affiliates);

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  the adoption of the amendment to KMI's certificate of incorporation, which is referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock;

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  the issuance of shares of KMI common stock pursuant to the KMR merger, the EPB merger and the KMP merger, which is referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each, a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMR merger agreement or making the consummation of the transactions contemplated by the KMR merger agreement illegal;

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  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the KMR shareholders as contemplated by the KMR merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

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  all of the conditions set forth in the KMP merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMP merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMP merger and the EPB merger, and the KMP merger and the EPB merger must be consummated substantially concurrently with the KMR merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

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  KMI and KMR must have received an opinion of Bracewell & Giuliani LLP that for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended, which is referred to as the "Code."

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  The obligations of KMI and R Merger Sub to effect the KMR merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties in the KMR merger agreement of KMR being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 123, and receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR to that effect;

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  KMR having performed in all material respects all obligations required to be performed by it under the KMR merger agreement and receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR to that effect; and

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  KMI must have received an opinion of Bracewell & Giuliani LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

  The obligation of KMR to effect the KMR merger is subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties in the KMR merger agreement of KMI being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 123, and receipt by KMR of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect;

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  KMI and R Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMR merger agreement and receipt by KMR of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

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  KMR must have received an opinion of Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

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Changes in Board or Committee Recommendations.  The KMR merger agreement contains provisions regarding the applicable board of directors' or committee's change in its recommendation.

  KMR Adverse Recommendation Change.    The KMR merger agreement provides that KMR will not, through the KMR special committee or the KMR board, make a KMR adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMR Recommendation and KMR Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMR merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMR Recommendation and KMR Adverse Recommendation Change"), the KMR board or the KMR special committee may, at any time prior to obtaining the approval of the KMR merger agreement by the KMR shareholders, make a KMR adverse recommendation change in response to a KMR intervening event or a KMR superior proposal, if either of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMR, after determining that it would not be in the best interests of the unaffiliated KMR shareholders.

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  See "Proposal 1: The Merger Agreement—KMR Recommendation and KMR Adverse Recommendation Change" beginning on page 126 for more detailed information.

  KMI Adverse Recommendation Change.    The KMR merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMR merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change"), the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, make a KMI adverse recommendation change in response to a KMI intervening event or a KMI superior proposal, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

  See "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 128 for more detailed information.

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Risks Relating to the Merger and Ownership of KMI Common Stock.  KMR shareholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the KMR merger and ownership of KMI common stock are described in the section titled "Risk Factors" beginning on page 105. Some of these risks include, but are not limited to, those described below:

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Completion of the KMR merger is contingent upon completion of the KMP merger and the EPB merger, and vice versa. No merger will occur unless all three mergers occur.

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The KMR merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and KMR shareholder approvals are obtained.

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Because the exchange ratio is fixed, KMR shareholders cannot be sure of the market value of the KMI common stock they will receive as merger consideration relative to the value of the KMR shares they exchange.

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The KMR merger agreement contains provisions that limit KMR's ability to pursue alternatives to the KMR merger and, in specified circumstances, could require KMR to pay a termination fee of $311 million to KMI.

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All directors and certain executive officers of KMR have certain interests in the Transactions that are different from those of KMR shareholders generally.

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The KMI common stock to be received by KMR shareholders as a result of the KMR merger has different rights from KMR listed shares.

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The market price of the KMI common stock may be volatile, and KMI stockholders could lose a significant portion of their investments.

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Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

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The substantial debt KMI expects to incur in connection with the Transactions could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

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Regulatory Approvals Required for the Merger.  We are unaware of any material regulatory approvals that must be received or filings that must be made in order to consummate the KMR merger, other

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  than the regulatory approvals required in connection with the KMP merger. See "Special Factors—Regulatory Approvals Required for the Merger" beginning on page 102.

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Termination of the Merger Agreement.  KMI and KMR may terminate the KMR merger agreement at any time prior to the effective time of the KMR merger by mutual written consent authorized by the KMI board and the KMR special committee.

  In addition, either KMI or KMR may terminate the KMR merger agreement at any time prior to the effective time by written notice to the other party if:

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  the closing of the KMR merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 134.

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  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the KMR merger agreement or makes the consummation of the transactions contemplated by the KMR merger agreement illegal, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 134;

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  the approval of the KMR merger agreement by the KMR shareholders is not obtained at the KMR special meeting;

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  the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI is not obtained at the KMI special meeting; or

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  either the EPB merger agreement or the KMP merger agreement is terminated in accordance with its terms.

  KMI also may terminate the KMR merger agreement if a KMR adverse recommendation change occurs or KMR materially breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the KMR merger agreement such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  KMR also may terminate the KMR merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the KMR merger agreement such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMR and KMR is not then in any material breach.

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Expenses and Termination Fees Relating to the Merger.  Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

  The KMR merger agreement provides that KMR is required to pay a termination fee of $311 million to KMI, in cash, if the KMR merger agreement is terminated by:

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  KMI, as a result of the KMR special committee or the KMR board having effected a KMR adverse recommendation change due to a KMR superior proposal; or

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  KMR or KMI, as a result of the KMR shareholders not approving the KMR merger agreement at a meeting of the KMR shareholders or any adjournment or postponement of such meeting where a KMR adverse recommendation change due to a KMR superior proposal has occurred.

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  The KMR merger agreement provides that KMI is required to pay a termination fee of $311 million to KMR, in cash, if the KMR merger agreement is terminated by:

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  KMR, as a result of the KMI board having effected a KMI adverse recommendation change due to a KMI superior proposal; or

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  KMR or KMI, as a result of the stockholders of KMI not approving the stock issuance proposal or charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a KMI superior proposal has occurred.

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Comparison of Rights of KMI Stockholders and KMR Shareholders.  A limited liability company is inherently different from a corporation. Ownership interests in a limited liability company are therefore fundamentally different from ownership interests in a corporation. KMR shareholders will own KMI common stock following the completion of the KMR merger, and their rights associated with the KMI common stock will be governed by KMI's certificate of incorporation and bylaws and Delaware corporation law, which differ in a number of respects from the KMR LLC agreement and Delaware limited liability company law. See "Comparison of Rights of KMI Stockholders and KMR Shareholders" beginning on page 160.

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No Solicitation of Competing Proposals.

  KMR

  The KMR merger agreement contains detailed provisions prohibiting KMR from seeking a KMR alternative proposal to the KMR merger. Under these "no solicitation" provisions, KMR has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMR merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an KMR alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to a KMR alternative proposal.

  KMR has agreed that it will, and will cause its respective subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to an alternative proposal, request the return or destruction of all confidential information previously provided to such parties, and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMR alternative proposal.

  Notwithstanding the restrictions above, the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMR's shareholders of the KMR merger agreement, if KMR has received a written KMR alternative proposal that the KMR special committee believes is bona fide and the KMR special committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMR alternative proposal constitutes or could reasonably be expected to lead to or result in a KMR superior proposal and

10

  such KMR alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement, then KMR may:

  •
  furnish information with respect to KMR and its subsidiaries to any third party making such KMR alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMR alternative proposal.

  KMR also has agreed in the KMR merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMR alternative proposal and indicate the identity of the person making any such KMR alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMR alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMR has agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, and in any event within 24 hours, provide KMI with copies of any additional written materials received by KMR or that KMR has delivered to any third party making an KMR alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

  KMI

  The KMR merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal to the KMR merger agreement. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMR merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

  KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access to any confidential information relating to a possible KMI alternative proposal.

  Notwithstanding the foregoing restrictions, the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

11

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

  KMI also has agreed in the KMR merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMR, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMR the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

•
No Appraisal Rights.  KMR shareholders will not have appraisal rights in connection with the KMR merger under Delaware law or pursuant to the KMR limited liability company agreement or the KMR merger agreement. See "Special Factors—No Appraisal Rights" on page 101.

•
Material U.S. Federal Income Tax Consequences of the Merger.  It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with a second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, KMR shareholders that are U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences") will generally not be subject to U.S. federal income tax as a result of the exchange of their KMR shares for KMI common stock (except in connection with cash received in lieu of a fractional share of KMI common stock) in the KMR merger.

  Tax matters associated with the KMR merger are complicated. The U.S. federal income tax consequences of the KMR merger to a holder of KMR shares will depend on such holder's own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the KMR merger to you.

  Please read "Material U.S. Federal Income Tax Consequences" beginning on page 142 for a more complete discussion of certain U.S. federal income tax consequences of the KMR merger.

•
Accounting Treatment of the Merger.  The KMR merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls KMR and will continue to control KMR after the KMR merger, the changes in KMI's ownership interest in KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the KMR merger.

•
Litigation Relating to the Mergers.  Two purported class action lawsuits are currently pending that challenge the merger transactions. Each of the actions names KMP, KMI, KMGP, KMR, Richard D. Kinder, Steven J. Kean, Ted A. Gardner, Gary L. Hultquist, and Perry M. Waughtal as defendants. Additionally, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, Ronald L. Kuehn, Jr., Thomas A. Martin, Arthur C. Reichstetter, and William A. Smith are named as defendants in one of the pending actions. Both lawsuits are brought on behalf of putative classes seeking to enjoin one or

12

  more of the merger transactions and alleging, among other things, that one or more of the defendants breached their respective fiduciary and/or contractual duties, including the implied covenant of good faith and fair dealing. Additionally, both of the pending lawsuits allege that the merger transactions must be approved by at least two-thirds of KMP's limited partner interests (and in one case, by possibly 95% of KMP's limited partner interests). The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits. See "Special Factors—Litigation Relating to the Mergers" on page 103.

•
Selected Historical Consolidated Financial Data of KMI.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMI's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMI's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMI's Annual Report on Form 10-K for the year ended December 31, 2013 and KMI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

13

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,984	$6,442	$14,070	$9,973	$7,943	$7,852	$6,879
Operating income	2,160	1,789	3,990	2,593	1,423	1,133	1,257
Earnings (loss) from equity investments	199	194	327	153	226	(274)	123
Income from continuing operations	1,098	1,439	2,696	1,204	449	64	523
(Loss) income from discontinued operations, net of tax	—	(2)	(4)	(777)	211	236	250
Net income	1,098	1,437	2,692	427	660	300	773
Net income (loss) attributable to KMI	571	569	1,193	315	594	(41)	495
Class P shares:
Basic and diluted earnings per common share from continuing operations	$0.55	$0.55	$1.15	$0.56	$0.70
Basic and diluted (loss) earnings per common share from discontinued operations	—	—	—	(0.21)	0.04

Total basic and diluted earnings per common share	$0.55	$0.55	$1.15	$0.35	$0.74

Class A shares:
Basic and diluted earnings per common share from continuing operations				$0.47	$0.64
Basic and diluted (loss) earnings per common share from discontinued operations				(0.21)	0.04

Total basic and diluted earnings per common share				$0.26	$0.68

Basic weighted-average number of shares outstanding
Class P shares	1,028	1,036	1,036	461	118
Class A shares				446	589
Diluted weighted-average number of shares outstanding
Class P shares	1,028	1,038	1,036	908	708
Class A shares				446	589
Dividends per common share declared for the period(a)	$0.85	$0.78	$1.60	$1.40	$1.05
Dividends per common share paid in the period(a)	0.83	0.75	1.56	1.34	0.74
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$37,607		$35,847	$30,996	$17,926	$17,071	$16,804
Total assets	76,364		75,185	68,245	30,717	28,908	27,581
Long-term debt—KMI(b)	8,088		9,321	9,248	2,078	2,918	2,925
Long-term debt—KMP(c)	19,610		18,410	15,907	11,183	10,301	10,022
Long-term debt—EPB(d)	4,750		4,179	4,254
Other Data:
Ratio of earnings to fixed charges(e)	2.64		3.18	2.02

(a)
Quarterly dividends are paid in the quarter following the quarterly period for which the dividends are declared.

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(b)
Excludes debt fair value adjustments. Increases (decreases) to long-term debt for debt fair value adjustments for KMI and its subsidiaries (excluding KMP, EPB and their respective subsidiaries) totaled $714 million, $771 million, $901 million, $40 million, $12 million and $(14 million) as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(c)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(d)
Excludes debt fair value adjustments. Decrease to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012.

(e)
In all cases, earnings are determined by adding: income before income taxes, extraordinary items, equity income and minority interest; plus fixed charges, amortization of capitalized interest and distributed income of equity investees; less capitalized interest and noncontrolling interest in pre-tax income of subsidiaries with no fixed charges. In all cases, fixed charges include: interest, including capitalized interest; plus amortization of debt discount, premium, and debt issuance costs; plus the estimated interest portion of rental expenses.
•
Selected Historical Consolidated Financial Data of KMP.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMP's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMP's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMP's Annual Report on Form 10-K for the year ended December 31, 2013 and KMP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

15

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Income and Cash Flow Data:
Revenues	$7,229	$5,678	$12,530	$9,035	$7,889	$7,739	$6,697
Operating income	1,788	1,385	3,229	2,484	1,557	1,460	1,367
Earnings from equity investments	137	157	297	295	224	136	91
Income from continuing operations	1,423	1,804	3,321	2,070	1,067	1,092	1,036
(Loss) income from discontinued operations	—	(2)	(4)	(669)	201	235	248
Net income	1,423	1,802	3,317	1,401	1,268	1,327	1,284
Limited partners' interest in net income	496	946	1,565	(78)	83	431	332
Limited partners' net income (loss) per unit:
Income (loss) per unit from continuing operations	$1.09	$2.40	$3.77	$1.64	$(0.35)	$0.65	$0.32
(Loss) income per unit from discontinued operations	—	(0.01)	(0.01)	(1.86)	0.60	0.75	0.86

Net income (loss) per unit	$1.09	$2.39	$3.76	$(0.22)	$0.25	$1.40	$1.18

Per unit cash distribution declared for the period(a)	$2.77	$2.62	$5.33	$4.98	$4.61	$4.40	$4.20
Per unit cash distribution paid in the period(a)	2.74	2.59	5.26	4.85	4.58	4.32	4.20
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$29,285		$27,405	$22,330	$15,596	$14,604	$14,154
Total assets	44,551		42,764	34,976	24,103	21,861	20,262
Long-term debt(b)	19,610		18,410	15,907	11,183	10,301	10,022

(a)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(b)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
•
Selected Historical Consolidated Financial Data of KMR.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMR's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMR's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMR's Annual Report on Form 10-K for the year ended December 31, 2013 and KMR's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

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	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share amounts)
Income and Cash Flow Data:
Equity in earnings (loss) of KMP	$136	$271	$440	$(23)	$19	$119	$91
Income tax expense (benefit)	47	127	182	(3)	6	45	32

Net income (loss)	$89	$144	$258	$(20)	$13	$74	$59

Earnings (loss) per share, basic and diluted	$0.70	$1.23	$2.16	$(0.19)	$0.14	$0.84	$0.72
Number of shares used in computing basic and diluted earnings per share	128	117	120	105	95	89	82
Equivalent distribution value per share for the period(a)(b)	$2.77	$2.62	$5.33	$4.98	$4.61	$4.40	$4.20
Balance Sheet Data (at end of period):
Total assets (end of period)	$4,304		$4,092	$3,476	$2,732	$2,684	$2,535

(a)
This is the cash distribution per common unit declared by KMP for the period indicated and is used to calculate KMR's distribution of shares. Because this calculation is based on specified average trading prices, the market value of the shares distributed on the date of distribution may be less or more than the cash distribution per KMP common unit.

(b)
Quarterly share distributions are paid in the quarter following the quarterly period for which the share distributions are declared.
•
Selected Unaudited Pro Forma Condensed Combined Financial Information.  The following table sets forth selected unaudited pro forma condensed combined financial information for KMI after giving effect to the Transactions. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 182.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(in millions, except per share amounts)
Unaudited Pro Forma Condensed Combined Statements of Income Information:
Revenues	$7,984	$14,070
Operating income	2,160	3,990
Earnings from equity investments	199	327
Income from continuing operations	914	2,153
Net income	914	2,149
Net income attributable to Kinder Morgan, Inc.	911	2,145
Basic and diluted earnings per common share	$0.43	$1.01
Basic and diluted weighted-average number of shares outstanding	2,112	2,120

17

As of June 30, 2014
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total assets	$80,383
Total debt(a)	41,173
Total liabilities	47,274
Total Kinder Morgan, Inc.'s stockholders' equity	32,780
Noncontrolling interests	329
Total stockholders' equity	33,109

(a)
Includes historical debt fair value adjustments of $1,973 million.
•
Unaudited Comparative Per Share/Unit Information.  The following table sets forth: (a) certain historical per share information of KMI; (b) certain historical per unit information of KMP; (c) certain historical per share information of KMR; and (d) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the Transactions.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Historical—KMI
Income from continuing operations per share—basic and diluted(a)	$0.55	$1.15
Dividends per share declared for the period	$0.85	$1.60
Book value per share(b)	$12.28	$12.70
Historical—KMP
Income from continuing operations per unit—basic and diluted	$1.09	$3.77
Distributions per unit declared for the period	$2.77	$5.33
Book value per unit(b)	$37.48	$37.93
Historical—KMR
Income from continuing operations per share—basic and diluted	$0.70	$2.16
Distributions per share declared for the period	$2.77	$5.33
Book value per share(b)	$31.95	$32.06
Pro forma combined—KMI
Income from continuing operations per share—basic and diluted(c)	$0.43	$1.01
Dividends per share declared for the period(d)	$1.06	$1.89
Book value per share(e)	$15.52	n/a
Equivalent pro forma combined—KMP(f)
Income from continuing operations per share—basic and diluted	$0.94	$2.22
Dividends per share declared for the period	$2.32	$4.14
Book value per share	$34.04	n/a
Equivalent pro forma combined—KMR(f)
Income from continuing operations per share—basic and diluted	$1.07	$2.51
Dividends per share declared for the period	$2.63	$4.70
Book value per share	$38.57	n/a

(a)
Income from continuing operations per share—basic and diluted amounts are calculated using the two-class method. Earnings are allocated to each class of common stock based on the amount of dividends paid in the current period for each class of stock plus an allocation of the undistributed

18

  earnings or excess distributions over earnings to the extent that each security shares in undistributed earnings or excess distributions over earnings.

(b)
The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR
Equity or capital, as applicable, before noncontrolling interests	$12,620	$17,317	$4,185
Divided by: Number of shares or units outstanding as of end of period	1,028	462	131

Book value per share or unit	$12.28	$37.48	$31.95

	Year Ended December 31, 2013
	KMI	KMP	KMR
Equity or capital, as applicable, before noncontrolling interests	$13,093	$16,801	$4,008
Divided by: Number of shares or units outstanding as of end of period	1,031	443	125

Book value per share or unit	$12.70	$37.93	$32.06

(c)
Amounts are from the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Pro Forma Financial Statements."

(d)
The pro forma combined—KMI dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$880	$833	$344	$173	$2,230
Divided by: Pro forma combined number of shares outstanding as of date of record					2,112

Dividends per share declared for the period (pro forma)					$1.06

	Year Ended December 31, 2013
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$1,664	$1,468	$551	$324	$4,007
Divided by: Pro forma combined number of shares outstanding as of date of record					2,120

Dividends per share declared for the period (pro forma)					$1.89

(1)
Reflects the cash equivalent for the KMR share distributions. KMR share distributions are not paid in cash.
(e)
The pro forma combined—KMI, book value per share was calculated as follows (in millions, except per share amounts):

As of June 30, 2014
Equity before noncontrolling interests	$32,780
Divided by: number of shares outstanding	2,112

Book value per share	$15.52

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(f)
Equivalent pro forma amounts are calculated by multiplying pro forma combined KMI amounts by the exchange ratios of (i) 2.1931 shares of KMI common stock for each KMP unit; and (ii) 2.4849 shares of KMI common stock for each KMR share. In addition, the public unitholders of KMP and EPB will receive approximately $3.9 billion in cash in total.
•
Comparative Stock and Share Prices; Comparative Dividends and Distributions.  KMI common stock is listed on the NYSE under the ticker symbol "KMI." KMR shares are listed on the NYSE under the ticker symbol "KMR." The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of KMI common stock and per KMR listed share, respectively, on the NYSE. The table also shows the amount of per share cash dividends and per share cash equivalent distributions declared on KMI common stock and KMR listed shares, respectively, for the calendar quarters indicated.

	KMI Common Stock			KMR Shares
	High	Low	Declared Cash Dividends	High	Low	Declared Share Distributions	Equivalent Distribution Value(a)
2014
Third quarter (through September 26, 2014)	$42.49	$35.20		$101.49	$75.57
Second quarter	36.50	32.10	$0.43	79.19	70.75	0.017397	$1.39
First quarter	36.45	30.81	0.42	77.50	68.62	0.018700	1.38
2013
Fourth quarter	36.68	32.30	0.41	78.78	72.00	0.017841	1.36
Third quarter	40.45	34.54	0.41	87.27	73.69	0.017610	1.35
Second quarter	41.49	35.52	0.40	90.45	74.52	0.015704	1.32
First quarter	38.80	35.74	0.38	87.85	76.38	0.014770	1.30
2012
Fourth quarter	36.50	31.93	0.37	79.00	69.41	0.015676	1.29
Third quarter	36.63	32.03	0.36	80.94	72.50	0.016263	1.26
Second quarter	40.25	30.51	0.35	76.72	68.00	0.015541	1.23
First quarter	39.25	31.76	0.32	81.93	73.80	0.016044	1.20

(a)
This is the cash distribution per KMP common unit declared by KMP for the quarter indicated and is used to calculate KMR's distribution of KMR shares. Because this calculation is based on specified average trading prices, the market value of the KMR shares distributed on the date of distribution may be less or more than the cash distribution per KMP common unit.

The following table presents per share closing prices for KMI common stock and KMR listed shares on August 8, 2014, the last trading day before the public announcement of the KMR merger agreement, and on [                ], 2014, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per KMR share on such dates. The equivalent market value per KMR share has been determined by multiplying the closing prices of the KMI common stock on those dates by the exchange ratio of 2.4849 shares of KMI common stock.

	KMI Common Stock	KMR Shares	Equivalent Market Value per KMR Share
August 8, 2014	$36.12	$77.02	$89.75
[ ], 2014

Although the exchange ratio is fixed, the market prices of the KMI common stock and KMR listed shares will fluctuate prior to the consummation of the KMR merger and the market value of the merger consideration ultimately received by KMR shareholders will depend on the closing price of KMI common stock on the day the KMR merger is consummated. Thus, KMR shareholders will not know the exact market value of the merger consideration they will receive until the closing of the KMR merger.

20

QUESTIONS AND ANSWERS ABOUT THE KMR SPECIAL MEETING AND THE PROPOSALS

Q:
Why am I receiving these materials?

A:
The KMR board is sending these proxy materials to provide KMR shareholders with information about the Transactions and the proposals so that they may determine how to vote their shares in connection with the special meeting.

Q:
Who is soliciting my proxy?

A:
Your proxy is being solicited by the KMR board.

Q:
Where and when is the special meeting?

A:
The KMR special meeting will be held on [                        ], [                        ], 2014 at [                        ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002.

  KMR's LLC agreement provides that the KMR special meeting to determine how the i-units will be voted at the KMP special meeting shall be held at the same time and place as the KMP special meeting.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
To approve the KMR merger agreement; and

•
To approve the KMR adjournment proposal, if adjournment is submitted to the a vote of KMR shareholders;

  KMR owns all of the i-units of KMP, and all of the units of KMP, including the i-units, will vote on the KMP merger. KMR will vote its i-units at the KMP special meeting in the manner in which KMR shareholders have voted their KMR shares "for", "against" or "abstain" on the KMP proposals. Therefore you also will be asked to consider and vote on proposals:

  •
  To approve the KMP merger agreement, in order to determine how the i-units owned by KMR will be voted at the KMP special meeting on the proposal to approve the KMP merger agreement; and

  •
  To approve the KMP adjournment proposal, in order to determine how the KMP i-units owned by KMR will be voted at the KMP special meeting on the proposal to approve the KMP adjournment proposal.

Q:
How do the KMR special committee and the KMR board recommend that I vote on the proposals?

A:
The KMR special committee and the KMR board each recommend that you vote:

•
FOR the proposal to approve the KMR merger agreement; and

•
FOR the KMR adjournment proposal;

  and the KMR board recommends that you vote:

  •
  FOR the proposal to approve the KMP merger agreement; and

  •
  FOR the KMP adjournment proposal.

21

Q:
Who is entitled to vote at the special meeting?

A:
The record date for the KMR special meeting is [                        ], 2014. Only holders of KMR shares at the close of business on the record date are entitled to notice of, and to vote at, the KMR special meeting or any adjournment or postponement thereof. We are commencing our solicitation of KMR proxies on [                        ], 2014, which is before the [                        ], 2014 KMR record date. We will continue to solicit proxies until the [                        ], 2014 KMR special shareholder meeting. Each KMR shareholder of record on [                        ], 2014 who has not received a KMR proxy statement prior to that date will receive a KMR proxy statement and have the opportunity to vote on the matters described in the KMR proxy statement. Proxies delivered prior to the KMR record date will be valid and effective so long as the KMR shareholder providing the proxy is a KMR shareholder on the KMR record date. If you are not a holder of record on the KMR record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMR shares you own on the record date even if that number is different from the number of KMR shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:
What happens if I sell my KMR shares after the record date but before the special meeting?

A:
If you transfer your KMR shares after the record date but before the date of the KMR special meeting, you will retain your right to vote at the KMR special meeting, but you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your KMR shares through the completion of the KMR merger.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of KMR shareholders representing a majority of the KMR listed shares outstanding on the record date, other than listed shares owned by KMGP and its affiliates, will constitute a quorum for the KMR special meeting.

Q:
What vote is required to approve the proposals?

A:
Approval of the KMR merger agreement requires the affirmative vote of a majority of the outstanding KMR listed shares, other than listed shares owned by KMGP and its affiliates. Pursuant to the terms of the KMR LLC agreement, the KMR board may adjourn the special meeting without shareholder action as described under "The KMR Special Meeting—Adjournments." If submitted to a vote of KMR shareholders, approval of an adjournment of the KMR special meeting requires the affirmative vote of a majority of the KMR shares present in person or by proxy and entitled to vote at the KMR special meeting, whether or not a quorum exists.

  The KMR shareholders cannot by themselves approve the KMP merger agreement. The vote of the KMR shareholders to approve the KMP merger agreement will only determine how the KMP i-units will be voted at the KMP special meeting. Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class. If submitted to a vote of KMP unitholders, approval of an adjournment of the KMP special meeting requires the affirmative vote of a majority of the KMP units present in person or by proxy at the special meeting, unless a quorum is present.

  Approximately [    ]% of the outstanding KMR shares are held by KMI and its subsidiaries and affiliates, and we believe these KMR shares will be voted in favor of the KMR adjournment

22

  proposal, the KMP merger agreement proposal and the KMP adjournment proposal. Under the KMR LLC agreement, KMGP and its affiliates are not entitled to vote on the KMR merger agreement. See "The KMR Special Meeting—Share Ownership of and Voting by KMI and KMR's Directors and Executive Officers" for more information.

Q:
How are votes counted?

A:
For the proposal to approve the KMR merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the KMR merger agreement but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the KMR merger agreement. Failure to submit your proxy and to attend the KMR special meeting will also have the same effect as a vote against the proposal to approve the KMR merger agreement. In addition, if your shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your shares on the proposal to approve the KMR merger agreement in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum but will have the effect of a vote against the approval of the KMR merger agreement.

  For the KMR adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against this proposal. Failure to submit your proxy and to attend the meeting will have no effect on the approval of the KMR adjournment proposal. In addition, if your shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your shares on this proposal in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of any vote to adjourn the KMR special meeting.

  For the proposal on how the KMP i-units will be voted to approve the KMP merger agreement at the KMP special meeting, you may vote FOR, AGAINST or ABSTAIN. KMR will vote the KMP i-units in accordance with the number of KMR shares voted FOR, AGAINST or ABSTAIN with respect to the KMP merger. KMR shares not voted with respect to the KMP merger will result in KMP i-units being voted as abstentions. At the KMP special meeting, abstentions will not be counted as votes cast or KMR shares voting on the proposal to approve the KMP merger agreement but will count for the purpose of determining whether a quorum is present. If you abstain or do not vote your KMR shares with respect to the KMP merger, it will have the same effect as if you voted against the proposal to approve the KMP merger agreement. In addition, if your KMR shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your KMR shares on the proposal to approve the KMP merger agreement in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum at the KMP special meeting but will have the effect of a vote against the approval of the KMP merger agreement at the KMP special meeting. Because the KMR merger is contingent on the KMP merger, and vice versa, a vote against or an abstention from voting on the proposal to approve the KMP merger agreement is indirectly a vote against the KMR merger agreement.

  For the KMP adjournment proposal at the KMP special meeting, you may vote FOR, AGAINST or ABSTAIN. If submitted to a vote of KMP unitholders, KMR will vote the KMP i-units in accordance with the number of KMR shares voted FOR, AGAINST or ABSTAIN at the KMR special meeting. If you abstain or you do not vote your KMR shares, it will have the same effect as a vote against this proposal. KMR shares not voted will result in KMP i-units being voted as

23

  abstentions. In addition, if your KMR shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary also will not be entitled to vote your KMR shares on this proposal in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum at the KMP special meeting and will also result in KMP i-units being voted as abstentions at the KMP special meeting. Accordingly, if you fail to vote your KMR shares, it will have the same effect as a vote against the KMP adjournment proposal at the KMP special meeting.

  If you sign your proxy card without indicating how you wish to vote, your shares will be voted FOR the approval of the KMR merger agreement, FOR the approval of the KMP merger agreement and FOR both the adjournment proposals, and in accordance with the recommendations of the KMR board on any other matters properly brought before the KMR special meeting or the KMP special meeting for a vote.

Q:
How do KMI and KMR's directors and executive officers intend to vote?

A:
As of [                        ], 2014, the record date, KMI and its subsidiaries held, in the aggregate, KMR shares representing approximately [            ]% of the outstanding KMR shares, and directors and executive officers of KMR who were not affiliates of KMGP held and were entitled to vote, in the aggregate, KMR shares representing approximately [            ]% of the outstanding KMR shares. KMI has agreed in the KMR merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMR shares FOR the KMP merger agreement proposal, and we believe that KMI and its subsidiaries intend to vote their KMR shares FOR both of the adjournment proposals. Under the KMR LLC agreement, KMGP and its affiliates are not allowed to vote their KMR listed shares with respect to the KMR merger and such KMR shares are not considered outstanding for purposes of the KMR merger agreement proposal. We believe that the KMR directors and executive officers who are not affiliates of KMGP intend to vote all of their KMR shares FOR the KMR merger agreement proposal and that the KMR directors and executive officers intend to vote all of their KMR shares FOR the KMR adjournment proposal, FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal. Accordingly we believe approximately [    ]% of the outstanding KMR shares will be voted in favor of the KMR adjournment proposal, the KMP merger agreement and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMR shares.

Q:
What will I receive when the merger occurs?

A:
For every KMR share that they own at the effective time of the KMR merger, KMR shareholders other than KMI and its subsidiaries will be given the right to receive 2.4849 shares of KMI common stock. Voting shares owned by KMI and its subsidiaries also will be converted into the merger consideration, although the listed shares they own will be cancelled.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the KMR merger as quickly as possible and currently expect the KMR merger to close in the fourth quarter of 2014. In order to complete the KMR merger, we must obtain shareholder approval and the other closing conditions under the KMR merger agreement must be satisfied or waived, as permitted by law. Please see "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 123 for more details about these closing conditions.

Q:
What do I need to do now?

A:
Please vote as soon as possible. We urge you to read carefully this proxy statement/prospectus, including its annexes, and to consider how the Transactions affect you as a shareholder. You should

24

  also carefully read the documents referenced under "Where You Can Find More Information" on page 180.

Q:
How do I vote?

A:
You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your KMR shares will be voted for approval of the KMR merger agreement, for approval of the KMP merger agreement, and for both adjournment proposals. If you fail to vote your shares, the effect will be a vote against approval of the KMR merger agreement, against the KMP merger agreement, and against the KMP adjournment proposal, but it will not affect the vote on any proposal to adjourn the KMR special meeting. Because the KMR merger is contingent on the KMP merger, and vice versa, a vote against or an abstention from voting on the proposal to approve the KMP merger agreement is indirectly a vote against the KMR merger agreement.

  If your KMR shares are held by your bank, broker, nominee, trust company or other fiduciary, see below.

Q:
Can I vote by telephone or electronically?

A:
If you hold your KMR shares as a shareholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

  If your KMR shares are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in "street name," please contact your bank, broker, nominee, trust company or other fiduciary to determine whether you will be able to vote by telephone or electronically.

Q:
If my shares are held in a brokerage account, will my broker vote my shares for me?

A:
Your broker will only be permitted to vote your KMR shares for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker regarding how to instruct them to vote your KMR shares. If you do not instruct your broker how to vote your KMR shares that they hold, those shares will not be voted and the effect will be the same as a vote against the approval of the KMR merger agreement, against the KMP merger agreement, and against the KMP adjournment proposal, but it will not affect the vote on any proposal to adjourn the KMR special meeting.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you have multiple accounts at the transfer agent and/or with banks, brokers, nominees, trust companies or other fiduciaries. Please sign and return all proxy cards to ensure that all your KMR shares are voted.

Q:
May I change my vote?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are a shareholder of record, you may do this in a number of ways. First, you may send KMR a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of KMR, at the address under "The Parties to the Merger—KMR" on page 115. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. Finally, you may attend the

25

  special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your KMR shares are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary to vote your KMR shares, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary to change your vote or to vote at the special meeting.

Q:
Should I send in my share certificates now?

A:
No. After the KMR merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your KMR share certificates for the merger consideration. If your KMR shares are held in "street name" by your bank, broker, nominee, trust company or other fiduciary, you will receive instructions from your bank, broker, nominee, trust company or other fiduciary as to how to effect the surrender of your "street name" shares in exchange for the merger consideration. Please do not send in your certificates now.

Q:
What are the expected U.S. federal income tax consequences to a KMR shareholder as a result of the KMR merger?

A:
It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and its is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with a second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, KMR shareholders that are U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences") will generally not be subject to U.S. federal income tax as a result of the exchange of their KMR shares for KMI common stock (except in connection with cash received in lieu of a fractional share of KMI common stock) in the KMR merger. Please read "Material U.S. Federal Income Tax Consequences" beginning on page 142 for a more complete discussion of certain U.S. federal income tax consequences of the KMR merger.

Q:
What happens if the merger is not completed?

A:
If the KMR merger agreement is not approved by the KMR shareholders or if the KMR merger is not completed for any other reason, you will not receive any form of consideration for your KMR shares in connection with the KMR merger. Instead, KMR will remain a public company and its shares will continue to be listed and traded on the NYSE.

Q:
Who can help answer my questions?

A:
If you have any questions about the KMR merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the KMR merger.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 330-4627
Email: kmr@dfking.com

26

SPECIAL FACTORS

Effects of the Transactions

        Pursuant to the Transactions, KMI will acquire directly or indirectly all of the outstanding equity interests in KMR, KMP and EPB that KMI and its subsidiaries do not already own. For purposes of this proxy statement/prospectus, references to subsidiaries of KMI do not include KMR and its subsidiaries unless otherwise indicated. The following steps will be taken in the following order and substantially concurrently in completing the Transactions:

•
The KMR merger.  KMI will acquire all publicly held KMR listed shares through the merger of R Merger Sub with and into KMR, with KMR as the surviving limited liability company. In the KMR merger, pursuant to the KMR merger agreement,

  •
  each KMR listed share held by a public KMR shareholder will be converted into the right to receive 2.4849 shares of KMI common stock;

  •
  each KMR listed share held by KMR, KMI, R Merger Sub or KMGP will be cancelled and receive no consideration;

  •
  each KMR voting share (all of which are owned by KMGP, and which are a different class than KMR listed shares) will be converted into the right to receive 2.4849 shares of KMI common stock, corresponding to the exchange ratio for the KMR listed shares; and

  •
  the interests in R Merger Sub will be converted into 100% of the membership interests in KMR.

  KMI may, in its sole discretion and immediately after the KMR merger, cause KMR to be merged with and into a Delaware limited liability company and wholly owned subsidiary of KMI, which is referred to as "Second Step Merger Sub," with Second Step Merger Sub surviving such merger, which is referred to as the "second step merger." No consideration will be issued in the second step merger, it will result in no change in the outstanding capital stock of KMI, and it will have no impact on the tax treatment received by KMR shareholders in the KMR merger. See "Material U.S. Federal Income Tax Consequences" for more information. If KMI causes the second step merger to occur, references to KMR in the bullet below shall mean Second Step Merger Sub.

  Immediately after the KMR merger (or the second step merger, if it occurs), KMR will continue to own all of the i-units issued by KMP. After the KMR merger and before the KMP merger, KMR will contribute to KMP all of those i-units in exchange for a newly-issued class of KMP units with economic rights and tax characteristics similar to the i-units, and KMP's partnership agreement and KMR's LLC agreement will be amended to reflect the creation of those new units and their ownership by KMR.

•
The KMP merger.  KMI will then acquire directly or indirectly all publicly held KMP common units through the merger of P Merger Sub LLC with and into KMP, with KMP as the surviving limited partnership. In the KMP merger, pursuant to the KMP merger agreement,

  •
  each KMP common unit held by a public KMP unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of KMI common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest;

  •
  the KMP general partner interest and each KMP common unit (other than any KMP common unit held by KMP, which will be cancelled), Class B unit and new unit issued in exchange for KMP i-units held by KMI and its subsidiaries will remain outstanding and unaffected by the KMP merger; and

  •
  KMI's former interests in P Merger Sub LLC will be converted into the same number of KMP common units that were owned by the public KMP unitholders immediately before the consummation of the KMP merger and which were converted into the right to receive the KMP merger consideration.

27

•
The EPB merger.  KMI will then acquire directly or indirectly all publicly held EPB common units through the merger of E Merger Sub LLC with and into EPB, with EPB as the surviving limited partnership. In the EPB merger, pursuant to the EPB merger agreement,

  •
  each EPB common unit held by a public EPB unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of KMI common stock, (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of KMI common stock and $4.65 in cash without interest;

  •
  the EPB general partner units, the EPB incentive distribution rights and each other EPB unit held by KMI and its subsidiaries will remain outstanding and unaffected by the EPB merger; and

  •
  the interests in E Merger Sub LLC will be converted into the same number of EPB common units that were owned by the public EPB unitholders immediately before the consummation of the EPB merger and which were converted into the right to receive the EPB merger consideration.

        Based on the closing price of KMI common stock on August 8, 2014 (the last trading day before announcement of the Transactions),

  •
  the merger consideration for the KMR merger represents a premium of approximately 17% above the closing price of KMR shares on that day,

  •
  the merger consideration for the KMP merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 12% above the closing price of KMP common units on that day, and

  •
  the merger consideration for the EPB merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 15% above the closing price of EPB common units on that day.

        Each merger agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        Each of the KMP merger and the EPB merger will be taxable to the former holders of KMP and EPB common units. It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with the second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, the KMR merger will be tax free to the former holders of KMR shares, except to the extent of any cash received in lieu of fractional shares as part of the KMR merger consideration. Please see "Material U.S. Federal Income Tax Consequences."

        Each merger agreement is subject to approval by the unitholders or shareholders of KMR, KMP and EPB, as applicable. KMI also is required to hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder and a limited partnership controlled by him have entered into a support agreement whereby they have agreed to vote all of the shares of KMI common stock owned by them in favor of the three proposals at the KMI special meeting. The support agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        After the consummation of the KMR, KMP and EPB mergers, KMI, KMP and EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into cross guarantees

28

with respect to the existing debt of KMI, KMP, EPB and such subsidiaries, so that KMI and those subsidiaries will be liable for the debt of KMI, KMP, EPB and such subsidiaries.

Background of the Transactions

        The senior management and boards of directors of each of KMI, KMGP, EPGP and KMR regularly review operational and strategic opportunities to maximize value for investors of KMI, KMP, EPB and KMR, respectively. In connection with these reviews, the management and boards of directors of each of the companies from time to time evaluate potential transactions that would further their respective strategic objectives.

        As more fully described in the section entitled "Relationship Between the Parties," KMI conducts most of its business through KMP and EPB. KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that elect the members of the KMR board. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares. KMI also indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        From late-2013 to mid-2014, senior management of KMI, with the assistance of Barclays Capital, financial advisor to KMI, considered and discussed with the KMI board numerous potential strategic alternatives with respect to KMI, KMP, KMR and EPB to enhance value for their respective investors, including a potential reset of the general partner's incentive distribution rights at KMP, a potential equity investment in KMI by a third party, potential combination transactions involving KMP and EPB, and potential strategic alternatives regarding KMP's CO2 business. By mid-March 2014, KMI senior management had determined that none of the potential alternatives reviewed were superior to continuing to operate under the existing structures. Beginning on March 17, 2014, KMI senior management began considering the possibilities surrounding a potential acquisition by KMI of the remaining publicly traded equity securities of KMP, KMR and EPB that it did not already own. During the regularly scheduled KMI board meeting on April 16, 2014, KMI senior management provided a brief update to the KMI board during which it reviewed the numerous potential strategic alternatives that management had been exploring, including potential Transactions involving KMI acquiring KMP, KMR and EPB. The strategic alternatives that KMI senior management reviewed with the KMI board on April 16, 2014 included (i) a potential reset of the general partner's incentive distribution rights at KMP, which the KMI board and KMI senior management dismissed because such a transaction would not be attractive to all parties involved and would provide only a temporary benefit until such time as the incentive distribution once again reached its maximum percentage, and the KMI board's and KMI management's view that a reset of the incentive distribution rights could be implemented from time to time as needed to enable a large accretive acquisition, (ii) a potential equity investment in KMI by a third party, which the KMI board and KMI senior management dismissed because, among other reasons, the equity investment would likely be made at a price that the KMI board and KMI management did not believe was desirable, (iii) potential combination transactions involving KMP and EPB, which the KMI board and KMI senior management dismissed due to tax inefficiencies raised by the potential transactions and the economic terms to accomplish such potential transactions not being attractive to the parties and (iv) potentially separating KMP's CO2 business through a spin-off, initial public offering or sale transaction, which the KMI board and KMI management dismissed due to tax inefficiencies raised by the potential transactions, the dilutive effect of the potential transactions and

29

the valuation uncertainties raised by the potential transactions. These strategic alternatives were considered by the KMI board and KMI senior management taking into account the interests of each of KMP, KMR and EPB and were not reviewed and considered at such time by the KMGP board, KMR board or EPGP board (the KMGP/KMR committee later considered strategic alternatives with its independent advisors as further described in this section entitled "Background of the Transactions").

        On May 13, 2014, KMI senior management again updated the KMI board on its preliminary exploration of the potential Transactions involving KMP, KMR, EPB and KMI. KMI management noted the advantages and issues to be resolved with respect to such transactions. In particular, KMI management noted that it could not recommend that the KMI board seriously consider pursuing the potential Transactions unless and until KMI had received adequate assurances from the credit rating agencies that KMI would be rated investment grade following such transactions. At the meeting, Barclays Capital reviewed its preliminary analysis with the KMI board. The KMI board recognized that the analyses were very preliminary and agreed that KMI management, with the assistance of Barclays Capital, should continue to explore the potential Transactions, including by meeting with the rating agencies in order to obtain their views on KMI's prospective credit rating if such Transactions were completed. Accordingly, KMI management had confidential meetings with the rating agencies in early June 2014 to determine the impact of the potential Transactions on KMI's credit rating. In late June 2014, the rating agencies advised senior management of KMI of their view that following the consummation of the Transactions, KMI would have an investment grade credit rating.

        In late June 2014, KMI also retained Citigroup Global Markets Inc., which is referred to as "Citi," to provide financial advisory services to KMI with respect to a potential acquisition by KMI of KMP, KMR and EPB, including assisting KMI in evaluating certain financial and market perspectives regarding KMI and the potential pro forma financial impact of such Transactions on KMI.

        On July 10, 2014, at a meeting of the KMI board, senior management of KMI provided the KMI board with a preliminary overview of the possible strategic benefits of an acquisition of KMP, KMR and EPB by KMI. Following discussion, the KMI board authorized KMI senior management to continue to explore the possible strategic benefits of the potential Transactions and to initiate a dialogue with the independent board members of each of KMGP, KMR and EPGP with respect to the potential Transactions. After the conclusion of the meeting of the KMI board, Mr. Kinder reached out to the lead independent board members of KMGP, KMR and EPGP to schedule a meeting with the independent board members of KMGP and KMR and a separate meeting with the independent board members of EPGP on July 17 to discuss the potential Transactions.

        On July 16, 2014, the boards of EPGP, KMGP, KMR and KMI met in person in Houston, Texas for their regularly scheduled board meetings. At the separate meeting of the KMI board, senior management of KMI discussed with all members of the KMI board the potential acquisition by KMI of KMP, KMR and EPB. During this discussion, Barclays Capital and Citi each separately reviewed with the KMI board certain preliminary analyses relating to the potential Transactions. Barclays Capital provided an overview of the potential Transactions, including the benefits of structural consolidation of the companies (which include enhanced growth prospects, a lower overall cost of capital, greater dividend coverage and credit enhancement due to the simplification of the corporate structure), an analysis of the pro forma consequences of the potential combination (including with respect to the impact on KMI common stock), a sensitivity analysis of the dividend coverage based on various premiums paid to KMP, KMR and EPB, a preliminary "has-gets" analysis which looked at the status quo for each of KMP/KMR and EPB compared with the combined company on a pro forma basis, as well as a comparable companies analysis for KMI. Citi reviewed with the KMI board, among other things, the relative trading performance of KMI, KMP and EPB and relative financial performance of KMI and selected peers, certain market perspectives regarding KMI common stock, potential total investment returns for KMI pro forma for the Transactions and certain potential pro forma financial effects of the transactions on KMI, KMP, KMR and EPB assuming, illustratively, either a 10% or 15% premium paid to each of KMP, KMR and EPB in the transactions. The KMI board also discussed the

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affiliated nature of the transactions and agreed that members of KMI senior management, including Messrs. Kinder and Kean, as well as Kimberly Dang, Dax Sanders and David DeVeau, would represent KMI in any negotiations and that Messrs. Kinder and Kean would recuse themselves from any deliberations regarding the potential transactions at the boards of KMGP, KMR and EPGP. In addition, Mr. Martin, a director of EPGP, would not participate in any negotiations and would recuse himself from any deliberations regarding the potential transactions at the EPGP board. Members of KMI senior management also discussed with the KMI board their expectation that any potential transactions should be reviewed and approved by the EPGP conflicts committee and the KMGP conflicts committee in accordance with the procedures set forth in the partnership agreements of KMP and EPB and by the independent directors of KMR.

        On July 17, 2014, Mr. Kinder and other members of senior management of KMI along with representatives of Barclays Capital met separately with Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, the independent members of the KMGP board and the KMR board, and Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, the independent members of the EPGP board. At each of these meetings, Mr. Kinder and other members of senior management of KMI presented to the independent members of the KMGP board and the KMR board and the independent members of the EPGP board, respectively, an overview of the potential Transactions involving each of KMI, KMP, KMR and EPB. In addition, at each of the meetings, Barclays Capital provided an overview of the challenges of the current structure of the Kinder Morgan family of companies, including the higher cost of capital of KMP and EPB at times limiting the ability of KMP and EPB to be competitive in making large accretive acquisitions and developing large projects needed for a meaningful impact on cash flows per unit, the lower distribution coverage relative to peers, concern around EPB's potential growth, the contribution of KMP's CO2 business relative to KMP's combined businesses and the potential impact to distributions at KMP due to commodity exposure at KMP's CO2 business. Representatives of Barclays Capital also reviewed the potential strategic alternatives that had been considered by the KMI board, including an acquisition of EPB by KMP followed by an acquisition of KMI by KMP, an acquisition of EPB by KMP, an acquisition of EPB by KMI followed by a drop-down of EPB into KMP, a reset of the incentive distribution rights at KMP and alternatives with respect to certain of KMI's business units, and the reasons why the KMI board determined that the proposed Transactions were the best alternative to create value for all equityholders.

        At the meeting with the independent members of the KMGP board and KMR board, Barclays Capital summarized the potential benefits of the proposed Transactions to each of KMP and KMR. At the meeting with the independent members of the EPGP board, Barclays Capital summarized the potential benefits of the proposed Transactions to EPB. At each of the meetings, members of KMI management then informed the independent directors that KMI was interested in exploring an acquisition of KMP and KMR for a 10% premium to the July 16, 2014 closing price of KMP common units (which represented an offer of $10.77 in cash and an exchange ratio of 2.1624 for each KMP common unit and a corresponding exchange ratio of 2.4543 for each KMR share) and an acquisition of EPB for a 10% premium to the July 16, 2014 closing price of EPB common units (which represented an offer of $4.65 in cash and an exchange ratio of 0.9337 for each EPB common unit), and that each transaction would be cross-conditioned upon the others. The proposed merger consideration in the case of KMP and EPB would be a mix of cash and KMI common stock (approximately 88% stock and 12% cash) in a taxable transaction and in the case of KMR would be 100% KMI common stock in a non-taxable transaction. KMI management believed that exploring an acquisition at a 10% premium to the July 16th closing price of KMP common units was appropriate based upon the historical trading price of KMP common units. KMI management used the premium being considered to KMP common unitholders as the basis for determining the potential consideration to the KMR shareholders and the premium to be explored with the EPB common unitholders.

        At each of the meetings, Mr. Kinder and the independent directors discussed that, if the independent directors were to proceed with exploring the proposed transaction, (i) any such transaction

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would be reviewed and subject to approval by the EPGP conflicts committee and the KMGP conflicts committee, in accordance with the procedures set forth in the respective partnership agreements of EPB and KMP, and by the independent members of the KMR board, (ii) the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board (who are the same individuals who comprise the KMGP conflicts committee) would retain independent legal and financial advisors of their choosing to evaluate the proposed transactions, (iii) Messrs. Kinder and Kean would recuse themselves from any deliberations at the KMGP board, KMR board and, together with Mr. Martin, from any deliberations at the EPGP board, in each case due to their affiliation with KMI, and (iv) members of senior management of KMI would represent KMI in any negotiations, but would provide access to information that the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board and their respective advisors would need to evaluate the proposed transactions and be available to answer diligence requests and questions they might have in connection with the proposed transactions. Mr. Kinder also discussed with the independent members of the KMGP board, the KMR board and the EPGP board that given the large stock component of the Transactions and the desire to ensure continuity as the entities were combined, KMI would be willing to increase the size of its board of directors, subject to KMI's nominations process, so that all of the independent members of the KMGP board, the KMR board and the EPGP board would be able to continue to participate in the governance of the combined company if they deemed it desirable to the unaffiliated equityholders of KMP, KMR and EPB (as applicable).

        At the conclusion of the respective meetings on July 17, after discussion, each of the KMGP board, the EPGP board and the KMR board delegated authority to evaluate the proposed Transactions to the KMGP conflicts committee, in the case of KMP, Messrs. Kuehn, Reichstetter and Smith, in the case of EPB and the KMR special committee, in the case of KMR. In the case of EPGP, the formal resolutions forming and delegating authority to the EPGP conflicts committee (consistent with the motions approved by the EPGP board on July 17, 2014) were adopted on July 22, 2014 and provided the EPGP conflicts committee the authority to, among other things, (i) review and evaluate the terms of the proposed transactions on behalf of the unaffiliated EPB unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed EPB transaction, (iii) determine whether or not to approve and recommend for approval to the EPGP board the proposed EPB transaction, (iv) make any recommendation to the unaffiliated EPB unitholders regarding what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the proposed EPB transaction and (v) retain independent professional advisors. The formal resolutions forming and delegating authority to the EPGP conflicts committee did not provide the EPGP conflicts committee the authority to review and evaluate, negotiate, approve or make any recommendation to the unaffiliated EPB unitholders regarding any potential alternative transactions to the EPB merger. Therefore, the EPGP conflicts committee considered the proposed transaction against remaining a publicly traded MLP whose general partner interest is owned by KMI, but did not consider other strategic alternatives. In the case of KMGP and KMR, the formal resolutions forming and delegating authority to the KMGP conflicts committee and the KMR special committee (in each case consistent with the motions approved by the KMGP board and the KMR board on July 17, 2014) were adopted on August 9, 2014 and provided each of the KMGP conflicts committee and the KMR special committee the authority to, among other things, with respect to KMP and KMR, respectively, (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed KMP/KMR transactions, (ii) make such investigations of potential alternatives to the proposed KMP/KMR transactions only among KMI, KMR, KMP, KMGP, EPB or their affiliates, including maintaining the status quo, as the applicable committee deemed necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed KMP/KMR transactions, (iv) determine whether to give or withhold the committee's approval of the proposed KMP/KMR transactions, (v) determine whether to make a recommendation to the respective boards whether to approve the proposed KMP/KMR transactions and (vi) retain independent professional

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advisors. We sometimes refer collectively to the KMGP conflicts committee and the KMR special committee as the "KMGP/KMR committee" for ease of reference.

        Later on July 17, 2014, on behalf of the EPGP conflicts committee, Mr. Smith contacted Vinson & Elkins L.L.P., which we refer to as "Vinson & Elkins," to discuss engaging Vinson & Elkins, given its extensive experience in public company merger transactions and master limited partnership, or "MLP," transactions, to represent the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. At the request of the EPGP conflicts committee, Mr. Reichstetter contacted Tudor, Pickering, Holt & Co. Securities, Inc., which we refer to as "TPH," to discuss engaging TPH, given its extensive experience in public company merger transactions and MLP transactions, as financial advisor to the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. The EPGP conflicts committee entered into engagement letters with each of Vinson & Elkins and TPH on July 25, 2014 and July 30, 2014, respectively, in each case after reviewing and discussing each firm's historical relationships with KMI and its affiliates, and negotiating acceptable engagement letters.

        In addition, on July 17, 2014, Mr. Hultquist, on behalf of the KMGP/KMR committee, contacted Jefferies to discuss engaging Jefferies with respect to the proposed Transactions, and requested that Jefferies prepare a presentation of Jefferies' qualifications to be given at an in-person meeting with each of the members of the KMGP/KMR committee present. Mr. Hultquist later contacted Baker Botts L.L.P., which we refer to as "Baker Botts," to discuss engaging Baker Botts, given its knowledge and experience with respect to public merger and acquisition transactions, MLPs and KMP and KMR particularly in having acted as legal advisors to committees of the KMGP and KMR boards in prior drop-down transactions, as well as Baker Botts' substantial experience advising MLPs and other companies with respect to transactions similar to the proposed Transactions. An engagement letter detailing the terms of Baker Botts' engagement was entered on August 7, 2014.

        Also on July 17, 2014, KMI management provided representatives of TPH with projections regarding KMP, KMR and EPB on a standalone basis and the pro forma combined company, as well as an analysis of the proposed transactions prepared by Barclays Capital.

        On July 18, 2014, Mr. Sanders and representatives of TPH and Vinson & Elkins participated in a conference call to discuss the proposed economic and tax structure of the proposed EPB merger.

        On July 19, 2014, the EPGP conflicts committee also engaged Richards, Layton & Finger, P.A., which we refer to as "Richards Layton," as Delaware counsel.

        On July 20, 2014, KMI entered into a confidentiality agreement with EPB and on July 21, 2014, KMI entered into a confidentiality agreement with KMP and KMR. Each of the confidentiality agreements contained customary provisions for the confidentiality of discussions and the exchange of information. Neither of the confidentiality agreements contained standstill provisions.

        On July 21, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Prior to Jefferies joining the meeting, the KMGP/KMR committee and Baker Botts discussed the terms of the proposed Transactions and the potential benefits of the proposed Transactions, including the lower cost of capital on a pro forma basis as compared to KMP on a standalone basis, the increased ability to pursue acquisitions and higher distribution growth of the combined entity, as well as better distribution coverage for the combined entity. The KMGP/KMR committee and Baker Botts also discussed potential negative impacts of the proposed Transactions, including the tax effects on KMP unitholders. The KMGP/KMR committee and Baker Botts discussed the respective duties of the KMGP/KMR committee with respect to the proposed Transactions and the equity ownership of each of the members of the KMGP/KMR committee in KMI, KMP and KMR. Following such discussion, representatives of Jefferies joined the meeting and discussed Jefferies' experience and qualifications, including with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP and KMR particularly, as well as its substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transactions. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB

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or any of their affiliates in the past three years and had no historical M&A or capital markets revenue from or credit exposure to any of them. After Jefferies left the meeting, the KMGP/KMR committee and Baker Botts discussed the qualifications, experience and reputation of Jefferies and another potential financial advisor that had advised the KMGP/KMR committee in prior drop-down transactions, and the KMGP/KMR committee then determined to retain Jefferies as its financial advisor, subject to negotiation of a formal engagement letter with Jefferies. During the course of the negotiation of the Jefferies engagement letter, Jefferies informed the KMGP/KMR committee that a member of the Jefferies team held less than 500 shares of KMI common stock in an investment account managed by a third party. Later in the day on July 21, the KMGP/KMR committee also engaged Morris, Nichols, Arsht & Tunnell LLP as Delaware counsel, which we refer to as "Morris Nichols." An engagement letter detailing the terms of Morris Nichols' engagement was entered into on August 4, 2014.

        Also on July 21, 2014, members of senior management of KMI, including Messrs. Kean, DeVeau and Sanders and Ms. Dang as well as representatives of Barclays Capital, met with representatives of TPH and Vinson & Elkins to make a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB, during which the parties discussed key assumptions underlying management's projections for the standalone companies. Following the diligence session, representatives from Vinson & Elkins met with Messrs. Kuehn, Reichstetter and Smith to review the substance of the diligence session and discuss other procedural matters, including the scope of the authority to be delegated to the EPGP conflicts committee.

        In addition, later that evening on July 21, 2014, after discussions with members of KMI senior management and representatives of Bracewell & Giuliani LLP (counsel to KMI), representatives of Weil, Gotshal & Manges LLP, counsel to KMI and which we refer to as "Weil," sent a draft merger agreement to each of Vinson & Elkins and Baker Botts. The draft merger agreements provided for a mix of cash and stock consideration in the case of EPB and KMP (with no ability to elect between cash and stock consideration) and 100% stock consideration in the case of KMR. In addition, the draft merger agreements provided that for KMI each transaction would be cross-conditioned upon the others and provided for a termination fee of 3.5% of the equity value of KMP, KMR or EPB payable by such entity under specified circumstances and a termination fee of 1.5% of the equity value payable by KMI under specified circumstances. The termination fees would be payable by KMP, KMR and EPB in the event of termination following a change in recommendation or in certain cases where an alternative transaction was consummated within 12 months of termination. The termination fee payable by KMI would be payable only in the event of termination following a change in recommendation by the KMI board. The draft merger agreements included customary "no shop" provisions applicable to KMP, KMR and EPB, but did not include a "no shop" provision applicable to KMI.

        On July 22, 2014, members of senior management of KMI as well as representatives of Barclays Capital had a conference call with representatives of Jefferies and Baker Botts to discuss the structure of the proposed transactions and their economic terms.

        Also on July 22, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton, to discuss matters related to the proposed EPB merger, including the scope of authority delegated to the EPGP conflicts committee, the terms of the draft EPB merger agreement, the status of the financial diligence and analysis being conducted by TPH, certain economic and tax aspects of the proposed EPB merger and various process matters. Among other items, the EPGP conflicts committee reviewed and discussed information regarding prior relationships between TPH and Vinson & Elkins, as the case may be, and KMI and its affiliates, as well as information regarding personal ownership interests of the TPH representatives advising on the EPB merger in KMI and its affiliates, and determined that the prior relationships and personal ownership interests did not result in a conflict of interest that would result in the inability of either Vinson & Elkins or TPH to serve effectively as independent advisors to the EPGP conflicts committee. The EPGP conflicts

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committee members also disclosed to each other their respective personal ownership of equity interests in KMI and its affiliates.

        On July 23, 2014, members of senior management of KMI together with representatives of Barclays Capital had separate discussions with representatives of Jefferies and TPH regarding financial due diligence matters.

        On July 24, 2014, members of senior management of KMI as well as representatives of Barclays Capital and Citi, including Messrs. Kean, DeVeau and Sanders and Ms. Dang, met with Mr. Hultquist and representatives of Jefferies and Baker Botts to give a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB.

        Also on July 24, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. The EPGP conflicts committee and its advisors discussed the financial aspects of the proposed EPB merger and certain aspects of TPH's preliminary views with respect to the proposed EPB merger, which TPH indicated it would be able to present in more detail at the next meeting of the EPGP conflicts committee, scheduled for July 30, 2014. The EPGP conflicts committee members, together with their advisors, discussed, among other things, the EPGP conflicts committee members' view that the benefits of the proposed EPB merger would largely depend on assumptions regarding the growth rate, credit rating and trading yield of the combined company, and also discussed certain challenges and considerations in evaluating the proposed EPB merger, including (i) uncertainty as to how the market would view KMI, on a pro forma basis for the Transactions, given the lack of clearly comparable companies and the broad range of companies that shared some, but not all, of the key characteristics of the combined company from an investment perspective, such as growth rate, dividend profile and asset class, (ii) the taxable nature of the EPB merger to EPB unitholders, combined with the fact that a substantial majority of the merger consideration was anticipated to be paid in KMI common stock, resulting in the EPB merger being comparable to both a cash merger (in which valuation analysis focuses on the value of the consideration being received at a point in time) and a stock merger (in which valuation analysis also focuses on the value of the consideration being received over time), (iii) the fact that the tax consequences of the EPB merger would vary among the EPB unitholders, depending, among other things, on their individual tax characteristics and how long they had owned EPB common units, (iv) challenges facing EPB as a standalone company, specifically its limited expected growth prospects and recontracting risk associated with contract expirations on certain of its pipelines, (v) the fact that, because KMI had indicated it did not wish to consider a sale of its interest in EPB to a third party, EPB had limited strategic alternatives to operating as a standalone company and (vi) the difficulty in projecting the appropriate cost of capital for KMI on a pro forma basis for the Transactions, which would be affected by its credit rating, its trading yield, the methods by which it determined to finance growth and, potentially, external factors such as changes in interest rates. After further discussion, the EPGP conflicts committee members requested that TPH focus on these and other issues as it proceeded with its financial analysis of the EPB merger.

        Also at the July 24 meeting, representatives from Richards Layton reviewed with the members of the EPGP conflicts committee their duties under the EPB partnership agreement. The EPGP conflicts committee also reviewed and discussed information regarding current and prior relationships between Richards Layton and KMI and its affiliates, and determined that such relationships did not result in a conflict of interest that would result in Richards Layton not being able to serve effectively as independent advisors to the EPGP conflicts committee.

        The EPGP conflicts committee members also discussed the terms of the EPB merger agreement that Weil had distributed to Vinson & Elkins and the key issues reflected in or raised by the draft, including (i) KMI's ownership of approximately 40% of the EPB common units, and the implications with respect thereto on the appropriateness of a "force the vote" provision, as reflected in the initial draft, or a simple majority approval requirement for the EPB merger, (ii) the embedded optionality at KMI and KMP because their equityholders would also be entitled to vote on the Transactions, (iii) the need for the EPGP conflicts committee to have the ability to change its recommendation, which had

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been restricted to situations in which there was a "superior proposal" in the initial draft EPB merger agreement, including in the event that the EPGP board approved changes to the proposed EPB merger without the EPGP conflicts committee's consent, (iv) the appropriate remedies in the event the EPGP conflicts committee were to change its recommendation or the EPGP board were to determine to pursue an alternative transaction, compared to the termination fees of 3.5% and 1.5% of equity value, respectively, proposed by KMI, (v) the need for the Transactions to close concurrently and be cross-conditioned on each other, which was inconsistent with KMI's initial proposal that completion of the other mergers only be a condition to KMI's (and not EPB's) obligations to complete the proposed EPB merger and (vi) the need to restrict the ability of the EPGP board or KMI to change the composition of the EPGP conflicts committee or otherwise take actions without the EPGP conflicts committee's consent, which had not been addressed in the initial draft EPB merger agreement.

        After discussion among the EPGP conflicts committee members and its advisors, including as to the benefits and detriments of negotiating any issues in the EPB merger agreement prior to reaching agreement with KMI on the economic terms of the proposed EPB merger, the EPGP conflicts committee instructed its legal advisors to prepare a revised merger agreement providing, among other things, that (i) the completion of the KMP merger and KMR merger would be a mutual closing condition, (ii) the "force the vote" construct would be acceptable, but there would be a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger, (iii) the EPGP conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed EPB merger with no termination fee or other costs payable by EPB, (iv) the full EPGP board, in addition to the EPGP conflicts committee, would make a recommendation to the EPB unitholders regarding the proposed EPB merger, (v) there would be restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement and (vi) the EPGP board would be required to provide the EPGP conflicts committee with advance notice of any potential amendment, waiver or decision under the EPB merger agreement and give the EPGP conflicts committee an opportunity to make a recommendation to the EPGP board with respect thereto. The EPGP conflicts committee authorized Vinson & Elkins to revise the EPB merger agreement accordingly and circulate a draft to KMI and its advisors, but (i) to reserve comment in the draft with respect to matters subject to ongoing legal and financial diligence and (ii) to indicate to KMI and its advisors that the EPGP conflicts committee had not yet determined whether a transaction was acceptable on any economic terms, and that the economic terms of any negotiated transaction may result in changes to the EPGP conflicts committee's positions with respect to the EPB merger agreement.

        On the night of July 24, 2014, representatives of Vinson & Elkins sent a revised draft merger agreement to Weil in accordance with the EPGP conflicts committee's instructions.

        On July 25, 2014, Mr. Sanders had a discussion with representatives of Jefferies regarding the other alternatives that were considered by the KMI board (as described in more detail above).

        Also on July 25, 2014, members of senior management of KMI had a discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On July 25, 2014, the KMGP/KMR committee met with representatives of Baker Botts to discuss the terms of the draft merger agreements previously distributed by Weil. Baker Botts noted that it had engaged in discussions with counsel for KMI with regard to potential alternative tax-free structures.

        On July 28, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Morris Nichols to discuss proposed revisions to the KMP merger agreement made by Baker Botts and, after review with the members of the KMGP conflicts committee, Baker Botts sent a revised draft of the KMP merger agreement to Weil, which, among other things, included more expansive representations and warranties and interim operating covenants applicable to KMI, a requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, a "no shop" covenant applicable to KMI in addition to KMP, a requirement that certain directors of KMI sign a support agreement, a limit on KMI's ability to revoke or diminish the authority of the

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KMGP/KMR committee and a provision that the termination fees payable by either KMP or KMI should be the same amount and payable only in the event of entering into an alternative transaction within 12 months of terminating the merger agreement under certain circumstances.

        On July 28, 2014, Weil distributed to Vinson & Elkins a revised draft of the EPB merger agreement.

        On July 29, 2014, representatives of Weil and Baker Botts had a conference call to discuss the changes proposed in the revised draft of the KMP merger agreement sent by Baker Botts on July 28, in which Weil relayed KMI's position that KMI would not agree to the proposed changes to the interim operating covenant limiting KMI's operations prior to closing other than with respect to operating in the ordinary course, the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority or the KMGP/KMR committee's revised termination fee structure. Weil noted that KMI would be willing to accept certain of the proposed changes to the representations and warranties and agree to a "no shop" covenant applicable to KMI and that Mr. Kinder would be willing to enter into a support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting if such obligation would fall away in the event of an adverse KMI board recommendation.

        Later in the evening of July 29, Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing substantially similar changes as proposed in the revised draft of the KMP merger agreement sent by Baker Botts to Weil on July 28.

        On July 30, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts reviewed with the KMGP/KMR committee the matters discussed with Weil during the July 29 discussion. Baker Botts and Morris Nichols then discussed the duties of the KMGP/KMR committee under the KMP partnership agreement and the KMR limited liability company agreement. Baker Botts and Morris Nichols also discussed the issues presented by Messrs. Gardner, Hultquist and Waughtal serving on each of the KMGP conflicts committee and the KMR special committee and having the same advisors for each committee. Baker Botts noted that, as the KMGP conflicts committee, Messrs. Gardner, Hultquist and Waughtal would make a determination with respect to the Transactions as to the interests of the KMP unitholders, and, as the KMR special committee, Messrs. Gardner, Hultquist and Waughtal would separately make a determination with respect to the Transactions as to the interests of the KMR shareholders. The KMGP/KMP committee discussed the interests of the KMP unitholders and the KMR shareholders, and, in this regard, noted that the KMI proposal included the same effective exchange ratio for KMP and KMR and discussed the common interests of KMP unitholders and KMR shareholders, including that (i) KMP common units and KMR shares had a long history of trading in parallel, recently within a tight trading range, and (ii) the economic interests and pro rata ownership of the underlying assets, liabilities and net worth of KMP were the same because KMR's only material assets are KMP i-units. The KMGP/KMR committee also discussed the different interests of the KMP unitholders and KMR shareholders, including (i) the historical and current trading discount of KMR shares to KMP common units and the resulting merger premium difference as a result of the KMI proposal having the same effective exchange ratio for KMP and KMR, (ii) that the KMP merger would be a taxable transaction for KMP unitholders who had historically received partially or wholly non-taxable cash distributions, depending upon the individual situation of the unitholder, and the KMR merger would not be a taxable transaction for KMR shareholders, (iii) the entity-level tax treatment of KMP and KMR on a historical basis and of KMI going forward, (iv) the different cash/stock consideration mix for KMP unitholders and KMR shareholders and (v) the differences in the economic and legal attributes of KMP common units and KMR shares, including with respect to distributions. The KMGP/KMR committee discussed potential alternative approval structures including the appointment of additional directors to serve on either committee. In addition to the above, the KMGP/KMR committee discussed issues presented by alternative approval structures and hiring separate advisors for each committee, including (i) that the

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appointment of new directors, who would have less, if any, familiarity with the business of KMP or KMR and the issues giving rise to the proposed Transactions, would not better serve the interests of either entity or their respective equity holders, and (ii) the potential that a delay caused by identifying and appointing additional directors and hiring additional advisors could increase the risk of subsequent disparate trading prices of the four equity securities involved, which in each case could materially jeopardize the approval process and be a material detriment to the receipt by the unaffiliated KMP unitholders and KMR shareholders of the substantial benefits of the proposed Transactions.

        Following such discussion, Jefferies provided a presentation to the KMGP/KMR committee, which included a discussion of the benefits of the proposed Transactions, including, among others, (i) the simplification of the Kinder Morgan organizational structure, (ii) the lower cost of capital of the combined entity and the resulting ability to fund acquisitions and capital expenditures necessary to grow dividends of the combined entity and (iii) the higher projected dividend growth and stronger coverage ratio of the combined entity as compared to KMP on a stand-alone basis. Jefferies discussed various other matters with the KMGP/KMR committee, including (i) the potential tax implications of the proposed Transactions, (ii) the different premiums reflected in the proposed merger consideration for the various transaction parties as a result of recent trading prices, (iii) risks associated with sustaining the projected dividend growth of the combined entity and (iv) the near-term dilution for KMP unitholders and KMR shareholders. The KMGP/KMR committee discussed with Baker Botts and Jefferies the tax treatment of the KMP merger and potential alternative structures. Following such discussion, the KMGP/KMR committee directed Baker Botts and Jefferies to further review the tax implications of the proposed Transactions and consider potential alternative tax structures. Jefferies then discussed the financial projections and the pro forma trading analysis provided by KMI and reviewed the discussions Jefferies had engaged in with KMI management regarding such projections and analyses and the operations and assets and the planned capital program of the various entities. Jefferies then provided a presentation of its financial analyses performed to date, including (i) an implied premium analysis, (ii) a historical trading volume and price analysis, (iii) a review of analyst projections, (iv) an analysis of the historical trading discount of KMR shares relative to KMP common units, (v) a comparable company yield analysis, (vi) a discounted cash flow analysis, (vii) a historical exchange ratio analysis, (viii) a premiums paid analysis and (ix) an analysis of weighted average cost of capital. The KMGP/KMR committee also discussed with its advisors the relative ownership of KMP and KMR equity holders in the pro forma entity.

        The KMGP/KMR committee then engaged in a discussion with its advisors regarding making a counterproposal to KMI requesting additional merger consideration payable to KMP unitholders and KMR shareholders. Following such discussion, the KMGP/KMR committee directed Mr. Hultquist and Mr. Peter Bowden of Jefferies to meet with representatives of KMI to propose that (i) KMI increase the KMP and KMR merger consideration to $11.77 in cash (which represented a $1.00 increase to the cash consideration offered by KMI on July 17) and an exchange ratio of 2.162 for each KMP common unit (with an equivalent all-stock offer of 2.4813 shares of KMI common stock for each KMR share), (ii) the 2.162 exchange ratio be fixed as of that date and not adjusted on the basis of fluctuations in the trading values of any of the relevant entities during the period preceding the execution of definitive agreements with respect to the proposed Transactions, (iii) KMP unitholders be given a choice to elect between all stock consideration, all cash consideration and a mix of cash and stock consideration and (iv) the KMGP/KMR committee would be willing to accept such revised merger consideration subject to any changes to the EPB merger consideration. The KMGP/KMR committee's decision to propose an increase in the cash consideration payable in the KMP merger and to propose that each KMP unitholder could elect to receive all cash or all KMI stock or a combination of cash and stock as determined by the unitholder, was specifically to provide KMP unitholders the option of electing additional cash consideration to satisfy tax obligations resulting from the KMP merger, as well as to improve the overall consideration payable in the Transactions for both KMP unitholders and KMR shareholders. In determining to propose such increases and determining the amount of increases to be proposed, the KMGP/KMR committee considered the anticipated tax treatment and estimated tax

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obligations of KMP unitholders, the additional benefit to both KMP unitholders and KMR shareholders of the increased consideration, the elimination of incentive distributions, the impact on the balance sheet of the combined company of an increase in the cash consideration payable in the Transactions and that the initial KMI proposal was attractive in light of the various issues facing KMP, including with respect to the burden on its cost of capital due to incentive distributions, and was within a reasonable range of valuation as portrayed by the information and analyses provided by Jefferies. Following such discussion, representatives of Jefferies left the room and the KMGP/KMR committee discussed with Baker Botts and Morris Nichols issues relating to the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures.

        Following the KMGP/KMR committee meeting on July 30, Messrs. Hultquist and Bowden met with Mr. Dax Sanders, Vice President of Corporate Development for KMI, and proposed the changes discussed at the KMGP/KMR committee meeting earlier that day.

        Also on July 30, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. At the meeting, representatives of TPH reviewed with the EPGP conflicts committee members the preliminary financial analysis together with supplementary materials that had been completed by TPH with respect to the proposed EPB merger, and circulated to the EPGP conflicts committee members prior to the meeting, which included (i) a comparable companies multiples analysis with respect to both EPB on a standalone basis and KMI on a pro forma basis for the Transactions, (ii) a comparable transaction analysis, (iii) a discounted cash flow analysis, (iv) a present value of future share price analysis, (v) a relative contribution analysis, (vi) a premiums paid analysis and (vii) an analysis of the pro forma financial impacts of the EPB merger and the Transactions. The EPGP conflicts committee members discussed the assumptions underlying the analyses and the basis therefor with their advisors, including (i) the companies selected as comparable to EPB and pro forma KMI, and the reasons for their selection, as well as the EPGP conflicts committee's view that each of the companies selected was distinguishable from the pro forma combined company in ways that could be material to the analysis, (ii) the transactions selected as comparable to the EPB merger, and the fact that the unique aspects of the proposed transactions resulted in a set of comparable transactions that were each distinguishable at least to some extent from the proposed EPB merger and (iii) the assumptions utilized by TPH in determining EPB's and the combined company's costs of capital.

        TPH also reviewed with the EPGP conflicts committee members, at their request, their discussions with KMI management regarding the standalone financial projections for EPB, KMP and KMI and the pro forma financial projections for KMI. Among other things, TPH indicated that KMI management had confirmed the same financial projections had been shared with each of KMP and KMR, and that such projections were substantially the same as those provided to the rating agencies by KMI as it conducted diligence on the likely credit ratings that would be assigned to the pro forma combined company. The EPGP conflicts committee members discussed at length the importance of the pro forma financial projections in evaluating the benefits of the proposed EPB merger, and the necessity of fully understanding the assumptions underlying such projections.

        Also during this meeting, representatives from Vinson & Elkins updated the EPGP conflicts committee regarding its negotiations with Weil regarding the EPB merger agreement and the outstanding key issues in the revised draft that Weil had distributed to Vinson & Elkins, which included, among other things, (i) the completion of the KMP merger and KMR merger as a mutual closing condition (to which KMI had agreed), (ii) a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger (which KMI had rejected and indicated that it was not willing to proceed with a transaction that included such a requirement) and a voting agreement by Mr. Kinder with respect to the KMI stockholder approvals (to which KMI and Mr. Kinder had agreed), (iii) the EPGP conflicts committee's right to change its recommendation with respect to the proposed EPB merger to the extent necessary to meet its obligations under the EPB partnership agreement or applicable law (to which KMI had agreed), with no termination fee or other

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costs payable by EPB (which KMI had rejected), including in the event the EPB merger agreement were amended or waived (which KMI had rejected) and (iv) restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement (which KMI had rejected). After discussion, the EPGP conflicts committee determined that each of the issues discussed that had been rejected by KMI was important to EPB and that the EPGP conflicts committee was not prepared to concede to any of such issues. The EPGP conflicts committee instructed its advisors to prepare a revised draft of the EPB merger agreement and to negotiate its terms consistent with those instructions.

        In the afternoon of July 30, 2014, representatives of Vinson & Elkins and members of senior management of KMI also had a due diligence call regarding certain regulatory and litigation matters, including derivative claims that had been filed on behalf of EPB.

        Later that day, representatives of Weil sent a revised draft of the KMP merger agreement to Baker Botts, which implemented the changes discussed between representatives of Weil and Baker Botts on July 29. In addition, the revised draft provided for a termination fee equal to 3.5% of the equity value of KMP payable by KMP to KMI and an unspecified termination fee payable by KMI to KMP in certain circumstances through a waiver of a portion of KMGP's incentive distributions in light of certain tax requirements that a certain percentage of KMP's gross income be treated as "qualifying income" for tax purposes.

        On July 31, 2014, the KMGP/KMR committee met with representatives of Baker Botts. The KMGP/KMR committee and Baker Botts discussed potential additional analyses to be performed by Jefferies, including with respect to projected trading prices of KMI common stock following the proposed Transactions and the relative credit profiles of KMP as a standalone company and KMI following the proposed Transactions. Baker Botts reviewed the revisions to the KMP merger agreement sent by Weil to Baker Botts on July 30. Following a discussion of such revisions, the KMGP/KMR committee directed Baker Botts to continue to negotiate with Weil with respect to (i) KMI's interim operating covenants, (ii) the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreements, (iii) the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority and (iv) the KMGP/KMR committee's prior proposal with respect to termination fees. The KMGP/KMR committee agreed to accept Mr. Kinder's proposal that the support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting would fall away in the event of an adverse KMI board recommendation.

        On July 31, 2014, Mr. Sanders communicated a revised proposal to Mr. Hultquist and representatives of Jefferies of $10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share, which represented KMI accepting the proposed increase to the overall amount of consideration as proposed by Mr. Hultquist on July 30th with the increase in total consideration coming in the form of additional KMI common stock instead of additional cash as had been requested by Mr. Hultquist on July 30th. The increase in total consideration was provided in the form of additional KMI common stock rather than additional cash to limit the amount of indebtedness KMI would need to raise to finance the Transactions. Mr. Sanders noted that KMI was willing to provide KMP unitholders with a choice to elect the form of consideration subject to proration and that there could be no assurance at such time as to what the maximum exchange ratio would be for the EPB merger.

        Later that day, Mr. Sanders spoke with Ronald Kuehn, a member of the EPGP conflicts committee, regarding the proposed Transactions and the status of negotiations with the EPGP conflicts committee, the KMGP conflicts committee and the KMR special committee. Mr. Sanders advised Mr. Kuehn that he expected that the most recent proposed exchange ratio from KMP would be an exchange ratio that management would recommend to the KMI board for approval. Mr. Sanders also informed Mr. Kuehn that KMI was focused on proceeding as quickly as possible with negotiations on the economic terms of the proposed EPB merger. Mr. Kuehn informed Mr. Sanders that the EPGP conflicts committee viewed the consideration payable to KMP unitholders and KMR shareholders as

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linked to the EPB consideration, given the nature of the Transactions, and indicated that he expected that the terms proposed by KMI for the EPB merger would be modified to reflect any agreement on a change in the premium agreed to between KMP or KMR and KMI. Mr. Kuehn reported that Mr. Sanders would not confirm the implications, if any, of the KMI/KMP negotiations on the proposed economic terms for the EPB merger, but that he would respond to Mr. Kuehn after he had discussed the matter internally.

        Later on July 31, 2014, Vinson & Elkins distributed a revised draft EPB merger agreement to Weil, which draft reflected the position of the EPGP conflicts committee as of the July 30, 2014 committee meeting, as well as a request for certain additional documents and conference calls to support legal due diligence of the proposed EPB merger.

        During the morning of August 1, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. During the meeting, the members of the EPGP conflicts committee discussed Mr. Kuehn's conversation with Mr. Sanders the prior evening, as well as economic aspects of the proposed EPB merger and strategies with respect to the negotiation of the appropriate exchange ratio assuming the EPGP conflicts committee determined to proceed with the proposed EPB merger. The EPGP conflicts committee members also discussed outstanding diligence items and additional financial analysis that needed to be completed prior to negotiating an appropriate exchange ratio.

        On August 1, 2014, Messrs. Sanders and DeVeau discussed with Mr. Hultquist and representatives of Jefferies the timeline for the proposed Transactions and KMI's revised proposal to EPB based on the revised proposal made to KMP. Messrs. Sanders and DeVeau then spoke with Mr. Kuehn to provide him with additional details as to the status of KMI's negotiations with KMP and KMR, including that KMP had proposed an increase in the value of the merger consideration payable to KMP unitholders that would result in an implied premium of 12.5% to KMP unitholders based on the trading prices of KMP common units and KMI common stock on July 29, 2014. Messrs. Sanders and DeVeau also indicated to Mr. Kuehn that KMI would also modify the economic proposal to EPB to provide for an implied premium of 12.5% to EPB unitholders based on July 29, 2014 trading prices, such that EPB unitholders would receive $4.65 in cash and an exchange ratio of 0.9142 for each EPB common unit. Mr. Kuehn informed Messrs. Sanders and DeVeau that he would communicate the revised proposal to his fellow EPGP conflicts committee members and advisors.

        On August 1, 2014, representatives of Baker Botts sent a revised draft of the KMP merger agreement to Weil, which provided for, among other things, the requirement for approval of the KMP merger agreement by a majority of the KMP unitholders excluding KMI and its affiliates, additional representations and warranties of KMI, a limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority, interim operating covenants applicable to KMI's operations between signing and closing and removal of the termination fees entirely (or, in the alternative, payment of termination fees in reciprocal circumstances). In addition, on that same day, representatives of Vinson & Elkins sent a revised draft EPB merger agreement to Weil, which provided for, among other things, the requirement that the EPB merger agreement be approved by a majority of the EPB unitholders excluding EPGP and its affiliates and the removal of any termination fee payable by EPB to KMI.

        In a series of two meetings on the evening of August 1, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss the terms of the revised KMI proposal, including the fact that, due to a larger relative decline in the trading price of EPB common units as compared to KMP common units and KMR common shares during the period from July 16, 2014 (the reference date for the initial KMI proposal) and July 29, 2014 (the reference date for the revised KMI proposal), the revised KMI proposal resulted in a decrease in the pro forma ownership of the combined company by the public EPB unitholders from 6.05% to 5.94%, and a decrease in the exchange ratio for the stock component of the merger consideration from 0.9337 of a share of KMI common stock for each EPB common unit to 0.9142 of a share of KMI common stock

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for each EPB common unit. The EPGP conflicts committee members authorized TPH to contact Mr. Sanders and indicate that the EPGP conflicts committee believed that the revised KMI proposal did not result in a comparable increase in the proposed value of the merger consideration payable to EPB unitholders, when compared to KMP unitholders, and that a comparable increase would result in an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit and $4.65 in cash for each EPB common unit, with the public EPB unitholders holding 6.12% of the combined company. On the night of August 1, 2014, representatives from TPH communicated this response to Mr. Sanders.

        Also on August 1, 2014, members of senior management of KMI had a supplemental discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On August 3, 2014, representatives of Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing certain changes applicable solely to KMR, and noting that the changes made to the KMP agreement sent by Baker Botts to Weil on August 1 should be made to the KMR merger agreement.

        On the morning of August 4, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss TPH's financial analysis with respect to the revised proposal made by KMI on August 1, which contained similar substantive financial analysis to the preliminary analysis presented on July 30, 2014. TPH led the discussion of the financial analysis and responded to a number of questions regarding the analysis. Following further discussion, the EPGP conflicts committee members, based in part upon the analysis, determined that, subject to further diligence of the growth prospects and expected trading yield, credit rating and cost of capital of the combined company, the proposed EPB merger could likely be economically advantageous to holders of EPB common units as compared to the status quo of continuing to operate as a stand-alone entity controlled by KMI. The EPGP conflicts committee members determined, however, to defer making any counterproposal until after a diligence session with KMI management on the forecasts for the combined company scheduled for that afternoon.

        Later on August 4, 2014, representatives of Weil and Baker Botts had a conference call in which Weil informed Baker Botts that KMI was not willing to proceed with a transaction that included a requirement that the KMP merger be approved by a majority of the KMP unitholders excluding KMI and its affiliates. Later that day, representatives of Weil sent Baker Botts and Vinson & Elkins revised merger agreements, both of which included a cash/stock election mechanism and limited each board's ability to change its recommendation to instances in which there was a "superior proposal" or an "intervening event" and limited the circumstances in which a termination fee would be payable to those instances in which change in recommendation had occurred due to a superior proposal (as opposed to an intervening event).
        Also on August 4, 2014, representatives of Jefferies met with senior management of KMI to discuss the projected tax implications of the proposed transaction and Jefferies requested additional information with respect to (i) KMI's step-up in basis for KMP's and EPB's assets as a result of the proposed Transactions, (ii) the projected tax depreciation resulting from the transaction as proposed (a taxable transaction to KMP and EPB unitholders) and that would result from a transaction that was non-taxable to KMP and EPB unitholders and (iii) the projected tax implications to KMP unitholders.

        On the afternoon of August 4, 2014, the EPGP conflicts committee met with Messrs. Kean, DeVeau and Sanders and Ms. Dang from KMI, as well as representatives from TPH and Vinson & Elkins, to review with KMI management certain key assumptions underlying management's projections for the combined company, including (i) the backlog of growth projects and expected timing thereof, (ii) the credit ratings and costs of capital of the combined company, (iii) the trading yield of the combined company and (iv) the expected growth rate of dividends and EBITDA of the combined company. During and following the presentation, the EPGP conflicts committee members and their representatives asked questions of the KMI representatives regarding these assumptions. During the diligence session, Mr. Sanders also confirmed for the EPGP conflicts committee members that there

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had been no change in the economic terms proposed by KMI to either KMP or KMR since the revised proposal made to the EPGP conflicts committee on August 1.

        Following the conclusion of the diligence session, the EPGP conflicts committee met, together with representatives from TPH and Vinson & Elkins, to discuss the substance of the diligence session, as well as the appropriate counterproposal to KMI. The EPGP conflicts committee members discussed their view of the assumptions underlying KMI management projections based upon the diligence completed by the EPGP conflicts committee and its advisors, including the immediately preceding session with KMI management, and their general agreement that the proposed EPB merger would be economically beneficial to holders of EPB common units compared to the status quo of continuing to operate as a standalone entity controlled by KMI. Vinson & Elkins also reviewed with the EPGP conflicts committee members certain key issues in the revised merger agreement received from Weil earlier that day, including that (i) the draft imposed restrictions on the ability of the EPGP conflicts committee to change its recommendation of the proposed EPB merger in circumstances in which there was not a superior proposal or intervening event, (ii) the draft permitted KMI to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) against the proposed EPB merger in the event the KMI board were to change its recommendation of the proposals related to the proposed EPB merger, (iii) EPB would be obligated to pay to KMI a termination fee in the event that the EPGP conflicts committee or EPGP board were to change its recommendation in connection with a superior proposal, (iv) the EPB merger would not be subject to the approval of holders of a majority of the EPB common units held by unaffiliated EPB unitholders that actually vote on the proposed EPB merger, as had been proposed by EPB and (v) KMI would have the ability to amend the KMP merger agreement or KMR merger agreement even in ways that affected the value of the EPB merger consideration.

        After discussion, the EPGP conflicts committee authorized the representatives from TPH and Vinson & Elkins to contact Mr. Sanders and representatives of Weil to deliver a counterproposal, with the following key terms: (i) each public EPB unitholder would receive 0.958 of a share of KMI common stock and $4.65 cash for each EPB common unit owned, which would represent an implied 12.5% premium using trading prices as of July 16, and a 17% premium using trading prices as of August 1; and (ii) four key issues in the EPB merger agreement were favorably resolved, including that (A) the EPGP conflicts committee would have an unfettered ability to change its recommendation of the proposed EPB merger if it determined the proposed EPB merger was no longer in the best interests of EPB, for any reason, and such a change in recommendation by the EPGP conflicts committee would invalidate and rescind any prior "Special Approval" of the EPB merger agreement and the EPB merger, (B) KMI agree to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) in favor of the EPB merger in all circumstances, unless the EPGP conflicts committee or EPGP board changed its recommendation of the proposed EPB merger, (C) EPB would not be obligated to pay to KMI a termination fee for any reason, including a change in recommendation by the EPGP conflicts committee and (D) KMI would not be permitted to amend the KMP merger agreement or KMR merger agreement in ways that affected the value of the EPB merger consideration, without the consent of the EPGP board. If these issues were favorably resolved, the EPGP conflicts committee indicated it could accept the inclusion of the "force the vote" construct and the removal of the "majority of the unaffiliated votes cast" condition.

        On the evening of August 4, 2014, representatives from TPH contacted Mr. Sanders to communicate the terms of the counterproposal, which Mr. Sanders indicated would not be acceptable to KMI.

        On August 5, 2014, Mr. Sanders spoke with representatives of TPH and presented a revised proposal of $4.65 in cash and 0.9451 of a share of KMI common stock for each EPB common unit, as KMI's best and final offer and noted that the revised proposal would need to be discussed with the KMGP conflicts committee, the KMR special committee and their advisors. Mr. Sanders also expressed that KMI would attempt to resolve each of the four key issues in the EPB merger agreement identified

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by EPB the prior evening in a manner satisfactory to the parties, but that he had not yet presented this revised proposal with respect to EPB to the KMGP conflicts committee.

        Following the call from Mr. Sanders, the EPGP conflicts committee members met with representatives from TPH, Vinson & Elkins and Richards Layton to discuss the terms of the counterproposal. After discussion as to the benefits of the proposed EPB merger to the unaffiliated EPB unitholders as compared to EPB remaining as a standalone company, and the EPGP conflicts committee members' view that it was extremely unlikely that KMI would agree to offer a higher implied premium to holders of EPB common units than KMP common units, the EPGP conflicts committee concluded that the economic terms of the counterproposal were acceptable, subject to (i) confirmation of the economic and legal terms of the KMP merger and KMR merger and (ii) finalization of the transaction documents in a manner acceptable to the EPGP conflicts committee and consistent with the positions relayed to KMI the prior evening.

        After discussion with the EPGP conflicts committee, representatives of TPH called Mr. Sanders to confirm that KMI's revised proposal was acceptable to the EPGP conflicts committee assuming the proposal for KMP and KMR was finalized on the terms previously discussed ($10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share) and that the terms of the merger agreement were satisfactorily finalized. Mr. Sanders then spoke with representatives of Jefferies to update them on the status of discussions with the EPGP conflicts committee.

        Following the discussion between Mr. Sanders and Jefferies, the KMGP/KMR committee met with Baker Botts and Jefferies to discuss the revised EPB merger consideration. Jefferies discussed the relative ownership of KMP, KMR and EPB equity holders in the pro forma entity based on the revised EPB merger consideration, and the KMGP/KMR committee determined that Messrs. Hultquist and Bowden would present a counterproposal to Mr. Sanders for $10.77 in cash and an exchange ratio of 2.1973 for each KMP common unit and a corresponding exchange ratio of 2.4891 for each KMR share, which would result in a percentage ownership in the pro forma entity for KMP and KMR equity holders equal to the ownership that would have resulted prior to the increase in the EPB merger consideration.

        Following the KMGP/KMR committee meeting, Mr. Bowden presented the revised proposal to Mr. Sanders, which KMI rejected. Mr. Hultquist then spoke with Messrs. Kinder and Sanders and insisted on an increase in the stock portion of the merger consideration in the KMP merger and the exchange ratio in the KMR merger in order for the KMGP/KMR committee to approve the transaction. The KMGP/KMR committee met again with representatives of Baker Botts and Jefferies to discuss Mr. Bowden's and Mr. Hultquist's conversations with representatives of KMI and determined to present a revised proposal which effectively split the difference between the prior agreed KMP and KMR merger consideration and the proposal relayed to KMI earlier in the day. Following such meeting, Mr. Bowden spoke with Mr. Sanders and proposed an exchange ratio of 2.1931 for the stock portion of the KMP merger consideration (with a corresponding increase in the KMR exchange ratio to 2.4849).

        Mr. Sanders then contacted representatives from TPH to communicate that KMI had agreed to an increase in the consideration to be received by KMP unitholders and KMR shareholders compared to the proposal made by KMI on August 1, specifically that KMP unitholders would receive 2.1931 shares of KMI stock and $10.77 in cash for each KMP common unit and KMR shareholders would receive 2.4849 shares of KMI common stock for each KMR listed share.

        In response to the update from Mr. Sanders, the EPGP conflicts committee met that evening with representatives from TPH, Vinson & Elkins and Richards Layton. TPH reviewed with the EPGP conflicts committee the effect of the modification to the terms of the KMP merger and KMR merger on the value of the consideration to be received by EPB unitholders, specifically that the pro forma ownership of former public EPB unitholders in the combined company would decrease slightly, but still equal, in both cases, approximately 6.12%, and that there would be a dilutive impact of approximately

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$4 million spread across all public EPB unitholders. The EPGP conflicts committee determined the modifications were immaterial and acceptable, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding. Members of senior management of KMI then spoke separately with Mr. Hultquist and representatives of Jefferies and the parties each confirmed that it was willing to proceed with a proposal of $10.77 in cash and an exchange ratio of 2.1931 for each KMP common unit and a corresponding exchange ratio of 2.4849 for each KMR share, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding.

        On August 5, 2014, representatives of Baker Botts had a due diligence call with members of KMI senior management regarding certain legal matters.

        On August 6, 2014, representatives of Vinson & Elkins had a due diligence call with members of KMI senior management and representatives of Weil regarding certain legal matters.

        On August 7, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts provided a review of the then current terms of the KMP and KMR merger agreements, including certain improvements in the terms compared with the initial drafts distributed by Weil on July 21, and discussed the remaining open issues with respect to the merger agreements. Baker Botts also summarized its legal diligence review. Representatives of Baker Botts reviewed the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and the KMGP/KMR committee engaged in a discussion with respect thereto. The KMGP/KMR committee asked representatives of Baker Botts to discuss the tax aspects of the proposed Transactions, and representatives of Baker Botts reviewed the proposed tax treatment as well as possible alternative tax-free structures for the KMP merger and related matters. Jefferies then provided a presentation discussing the relative ownership of KMP, KMR and EPB in the combined entity based on the incremental changes in merger consideration, a relative contribution analysis, various other financial analyses and potential alternative transactions, including KMP acquiring KMI and EPB, KMP acquiring EPB, KMI providing incremental incentive distribution waivers in connection with KMP acquisitions, a permanent reset or elimination of incentive distributions, potential strategic alternatives regarding one of KMP's business units, and an equity investment in KMP by a third party. Jefferies also provided a comparable company yield analysis, a pro forma KMI yield analysis, an analysis of pro forma capital flexibility and a discounted cash flow analysis. At the prior request of the KMGP/KMR committee, Jefferies evaluated such strategic alternatives and performed various analyses using data supplied by KMI. Jefferies discussed the advantages involved with each alternative, including that (i) KMP's acquiring KMI and/or EPB would result in a simplified organizational structure and that an acquisition of KMI would remove the burden on KMP's cost of capital resulting from KMP's incentive distributions, (ii) a permanent reset or elimination of KMP's incentive distributions could be effected in a cash flow neutral manner in the short term and (iii) an equity investment in KMP by a third party might improve market confidence in KMP. In each case, however, Jefferies identified the significant difficulties involved and flaws associated with each alternative, including that (i) none of the alternatives would result in the significant tax savings from a stepped-up basis in the underlying assets and resulting increase in cash available for growth by acquisition and/or distributions to equity holders in the combined business that would be accomplished by the proposed Transactions, (ii) KMP's acquiring KMI and/or EPB would be highly dilutive to KMP unitholders, (iii) KMP's acquiring KMI would result in material tax inefficiencies, (iv) KMI's providing incremental incentive distribution waivers in connection with KMP acquisitions did not provide a long-term solution to KMP's cost of capital concerns, (v) the KMGP/KMR committee's belief that KMI would not be willing to effect a permanent reset or elimination of KMP's incentive distributions due to the significant long-term reduction in value to KMI's shareholders that would result, (vi) potential strategic alternatives involving KMP's CO2 business unit may not result in an acceptable valuation based on Jefferies' review of multiples for similar businesses, would not provide a long-term solution to KMP's cost of capital concerns, and could significantly impair KMP's cash available for distribution because investing the proceeds from the sale of such business unit into higher growth midstream

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acquisitions would likely require a much higher purchase multiple and a resultant loss in EBITDA, and (vii) a validating equity investment in KMP by a third party, which transactions are typically employed by distressed companies lacking efficient access to public equity markets or companies with higher funding costs than KMP, would not solve KMP's cost of capital concerns and could not likely be achieved on better terms than those available to KMP through ordinary course equity issuance in the public markets. The KMGP/KMR committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP or KMR. Nevertheless, the KMGP/KMR committee discussed this limitation on its authority, as well as the substance and practicality of conducting an auction or soliciting interest from third parties. KMI had indicated that it was interested only in acquiring KMP common units and KMR shares it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time. The KMGP/KMR committee determined that, because KMI indirectly controls KMP and KMR and that KMI was not interested in disposing of its interest, it was unrealistic to expect a third party acquisition proposal or offer, whether solicited or unsolicited, for the assets or control of KMP or KMR, and it was thus unlikely that the KMGP/KMR committee could conduct a meaningful auction for the acquisition of the assets or control of KMP or KMR and unlikely that any such auction, if conducted, would result in a material benefit for KMP unitholders or KMR shareholders. In addition, at the request of the KMGP/KMR committee and based on the guidance and pro forma tax information provided by KMI, Jefferies provided an analysis of pro forma KMI tax benefits and projected KMP unitholder tax implications.

        Between August 6, 2014 and August 9, 2014, representatives of Weil, Baker Botts, Vinson & Elkins and Richards Layton held multiple conference calls and negotiated and finalized the terms of the merger agreements, including with respect to conforming the terms of the KMR merger agreement to the agreed upon terms of the KMP merger agreement and related disclosure schedules and support agreement.

        On August 8, 2014, Weil also distributed to Vinson & Elkins drafts of the KMP merger agreement and KMR merger agreement, each of which were in near final form.

        On August 8, 2014, the KMGP/KMR committee and representatives of Baker Botts and Morris Nichols met with members of senior management of KMI and a representative of Weil for a due diligence session regarding certain litigation matters, including derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and financial matters. In addition, on August 8, 2014, representatives of TPH and Vinson & Elkins held a confirmatory bringdown due diligence session with members of senior management of KMI and representatives of Jefferies held a separate confirmatory bringdown due diligence session with members of senior management of KMI.

        Later in the day, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Jefferies provided a presentation as to fairness and confirmed that Jefferies would deliver a written fairness opinion at the KMGP/KMR committee meeting to be held on August 9 to approve the KMP and KMR mergers. Baker Botts discussed remaining open issues with respect to the KMP and KMR merger agreements, including the amount of termination fees and limitations on EPB equity issuances between signing and closing of the mergers.

        During the evening of August 8, Messrs. DeVeau and Hultquist discussed the proposed cap on EPB equity issuances between signing and closing of the proposed Transactions, after which discussions Mr. DeVeau relayed that KMI would accept the KMGP/KMR committee's proposed cap. In addition, the parties determined the final proposal resulting in the stock election, cash election and mixed election options for KMP and EPB by taking the existing proposals (in the case of KMP, $10.77 in cash and an exchange ratio of 2.1931 shares of KMI common stock for each KMP common unit and, in the case of EPB, $4.65 in cash and an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit) and calculating the all-cash and all-stock value of such proposals based upon the July 16th closing price for KMI common stock, which was $36.91.

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        On the evening of August 8, 2014, the members of the EPGP conflicts committee held a telephonic meeting, which was also attended by representatives from TPH, Vinson & Elkins and Richards Layton. TPH provided an update to the EPGP conflicts committee on TPH's financial analysis regarding the EPB merger and noted that, despite the change to the KMP and KMR consideration, the materials and financial analyses had no material changes since TPH's last financial presentation to the EPGP conflicts committee on August 4, 2014. Vinson & Elkins summarized the material terms of the EPB merger agreement, the KMP merger agreement, the KMR merger agreement and the support agreement. Representatives from Vinson & Elkins and Richards Layton also reviewed with the EPGP conflicts committee the legal due diligence that had been completed. The legal due diligence report included a discussion of the status and merits of various derivative claims that had been filed on behalf of EPB with respect to challenges to prior asset drop-down transactions between EPB and KMI and EPB and El Paso Corporation (prior to its acquisition by KMI). The discussion noted that the EPGP conflicts committee had considered that (i) the members of the EPGP conflicts committee, given their positions on the EPGP board and the EPGP conflicts committee, had extensive prior familiarity with the nature of the derivative claims and the underlying asset drop-down transactions and factual assertions on which the claims are based; (ii) favorable decisions had been rendered by the trial court in connection with two of the pending derivative actions (although it was noted that such decisions may be subject to appeal); (iii) the advisors to the EPGP conflicts committee had discussions with KMI management and in-house legal counsel for KMI with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iv) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to EPB that might be extinguished as a result of the EPB merger was not sufficiently material such that they would merit adjustments to the EPB merger consideration or otherwise affect the determinations made by the EPGP conflicts committee with respect to the EPB merger.

        On the morning of August 9, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. Vinson & Elkins provided the EPGP conflicts committee with an update on the EPB merger agreement, the KMP merger agreement, KMR merger agreement and the support agreement, each of which included no material changes since the meeting of the EPGP conflicts committee on August 8, 2014. Also at this meeting, TPH delivered to the EPGP conflicts committee an oral opinion, confirmed by delivery of a written opinion dated August 9, 2014 following the execution of the EPB merger agreement, to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the EPB merger consideration to be received by the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders.

        After discussion and deliberation, the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        Later in the morning on August 9, 2014, the members of the EPGP board met with Mr. DeVeau and representatives from Vinson & Elkins. The EPGP conflicts committee provided a report to the full EPGP board as to its determinations. Based upon the EPGP conflicts committee's recommendations, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB

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merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        On August 9, 2014, Messrs. DeVeau and Hultquist met to discuss the provision in the KMP merger agreement providing for payment of any termination fee by KMI to KMP in the form of a reduction in future incentive distributions rather than cash. Mr. DeVeau explained that such provision was a result of the possible treatment of the fee as non-qualifying income for tax purposes, and Messrs. DeVeau and Hultquist agreed that such reduction would be effected over an eight-quarter period.

        On August 9, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies and determined to propose a mutual termination fee of 3.0% of equity value for each of KMI, KMP and KMR, with any KMI termination fee to be payable in the form of a reduction in future incentive distributions over an eight-quarter period. Representatives of Baker Botts called Weil to make such proposal, and representatives of Weil later confirmed that KMI was willing to accept such proposal.

        On August 9, 2014, the KMGP board and the KMR board (in each case with Messrs. Kinder and Kean participating) held special meetings, with representatives of KMI, Baker Botts and Jefferies present, and unanimously voted to adopt formal resolutions delegating authority to the KMGP/KMR committee with respect to the KMP merger and KMR merger as previously approved on July 17.

        Following the KMGP board and KMR board meeting, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Representatives of Baker Botts reviewed the efforts made by the KMGP/KMR committee over the past month, including the substantive work and the processes followed. Representatives of Baker Botts noted that the KMGP/KMR committee had met frequently since the proposed terms were communicated to the KMGP/KMR committee. Representatives of Baker Botts also noted that all three KMGP/KMR committee members were present at substantially all of the KMGP/KMR committee meetings and that the KMGP/KMR committee members reviewed and thoroughly considered the relevant materials. Representatives of Baker Botts briefly reviewed the work conducted by the KMGP/KMR committee's advisors and noted that Jefferies stood ready to deliver its written fairness opinion. Mr. Hultquist summarized the extensive meetings held by the KMGP/KMR committee, and noted that the KMGP/KMR committee had examined the proposed Transactions in great depth and reviewed various documents prepared by Jefferies and Baker Botts. Mr. Hultquist noted that the members of the KMGP/KMR committee had, for a long time, considered the substantive issues that led to the original proposals being made by KMI and the discussions both publicly in the investment community and within the Kinder Morgan companies with respect to a combination of the Kinder Morgan companies in one form or another. Mr. Hultquist also noted the prior discussions between the KMGP/KMR committee and its advisors with respect to Messrs. Gardner, Hultquist and Waughtal serving on both the KMGP conflicts committee and the KMR special committee and potential alternative approval structures with respect to the proposed transactions, and reviewed the reasons the KMGP/KMR committee determined not to pursue such alternative approval structures.

        Mr. Bowden of Jefferies left the meeting and the KMGP/KMR committee discussed with Baker Botts the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures. The KMGP/KMR committee had considered, among other factors, that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and other factual assertions on which the claims are based from their service and work on the KMGP board and the KMR board; (ii) the KMGP/KMR committee had discussions with KMI management and counsel for KMI and the KMGP/KMR committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iii) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately

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determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP/KMR committee with respect to the KMP merger or the KMR merger. Following such discussion, Mr. Bowden rejoined the meeting. Mr. Hultquist then reviewed the principal reasons for the KMP and KMR mergers. Jefferies then delivered its written opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMR merger consideration was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)) and the KMP merger consideration was fair, from a financial point of view, to KMP unitholders (other than KMI and its affiliates (other than KMP)).

        The KMGP conflicts committee then unanimously (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following such determinations and approvals by the KMGP conflicts committee, the KMR special committee unanimously (i) determined that, in accordance with Section 5.7(c) of KMR's limited liability company agreement, the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) recommended that the KMR board approve the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, submit the KMR merger agreement to a vote of the KMR shareholders and recommend approval of the KMR merger agreement by the KMR shareholders and (v) recommended approval of the KMR merger agreement by the KMR shareholders. Section 5.7(c) of KMR's limited liability company agreement provides that a transaction between KMR and its affiliates is not void if the transaction is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, as determined in the sole discretion of the KMR board. For purposes of such determination, the KMR special committee considered, among other things, the various transactions contemplated between KMI, KMP, the KMP unitholders, KMR, the KMR shareholders, EPB and the EPB unitholders in connection with the proposed Transactions.

        Following the KMGP/KMR committee meeting, the KMGP board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the KMGP board meeting, the KMR board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. The KMR board (with Messrs. Kinder and Kean

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abstaining), (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP. Based on the KMR special committee's recommendation, the KMR board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) directed that the KMR merger agreement be submitted to a vote of KMR shareholders and (iv) recommended approval of the KMR merger agreement by the KMR shareholders. In addition, the KMR board (with Messrs. Kinder and Kean abstaining) resolved to recommend approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how KMP i-units will be voted at the KMP unitholder meeting with respect to the approval of the KMP merger agreement.

        On August 9, 2014, the KMI board held a special board meeting attended by all members of the KMI board, as well as members of management and representatives of Barclays Capital, Citi and Weil. Members of senior management of KMI reviewed with the KMI board the legal and financial terms of the proposed Transactions, including a discussion of the debt financing contemplated for the proposed Transactions, and the principal benefits of the proposed Transactions. For a discussion of such principal benefits of the Transactions, see "—KMI Parties' Purpose and Reasons for the Merger." Prior to the presentations of Citi and Barclays Capital, Mr. DeVeau reviewed with the KMI board information regarding material relationships with the entities involved in the proposed Transactions that had been provided by each of Citi and Barclays Capital. Mr. DeVeau discussed potential conflicts of interest with the KMI board and members of management, and it was agreed that there were no material conflicts of interest. Citi provided the KMI board with updated financial and market perspectives regarding KMI and the potential pro forma financial impact of the proposed Transactions on KMI. Barclays Capital presented its financial analyses regarding the consideration payable in the Transactions and delivered its oral opinion to the KMI board, which was confirmed by delivery of a written opinion dated August 9, 2014, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be paid by KMI pursuant to the EPB merger agreement, the KMP merger agreement and the KMR merger agreement was fair, from a financial point of view, to KMI. Following review and discussion among the members of the KMI board, the KMI board unanimously determined that the merger agreements and the transactions contemplated by the merger agreements were advisable and in the best interests of KMI stockholders, and the KMI directors unanimously voted to approve the merger agreements and the transactions contemplated by the merger agreements and recommend that KMI stockholders approve the stock issuance proposal and the charter amendment proposal.

        On August 9, 2014, the merger agreements and related transaction documents were executed by the parties and on August 10, 2014, KMI, KMP, KMR and EPB issued a joint press release announcing the Transactions.

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Relationship of the Parties to the Transactions

        KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

        KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

        KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the voting shares of KMR that elect its directors. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR shares, including, through KMGP, all of KMR's voting shares, representing approximately 13% of KMR's outstanding shares.

        KMI indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        Certain executive officers and directors of KMI are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies. The compensation received by the executive officers of KMI is paid to them in their capacities as executive officers of KMI, KMGP, KMR and EPGP, as applicable. KMR and KMGP have the same directors and executive officers.

        Richard D. Kinder is a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. He is the largest individual shareholder of KMI, beneficially owning approximately 23.6% of the outstanding shares of KMI common stock. Under KMI's shareholders agreement, Mr. Kinder has the right to appoint five director nominees to KMI's board of directors. He also owns interests in KMR, KMP and EPB. Mr. Kinder was one of the members of KMI senior management authorized by the KMI board to represent KMI in negotiations with KMR, KMP and EPB. In addition, in connection with the KMR, KMP and EPB merger agreements, Mr. Kinder and a limited partnership he controls entered into a support agreement with each of those entities pursuant to which he and the limited partnership agreed to vote all of their shares of KMI common stock in favor of the KMI charter amendment proposal, the KMI stock issuance proposal and specified other matters. In the support agreement, they also agreed not to transfer or dispose of their KMI common stock or take certain other actions, subject to limited exceptions. After the Transactions, Mr. Kinder will remain the largest individual shareholder of KMI, although his ownership percentage will be significantly reduced because of the issuances of KMI common stock in the Transactions. As a result of the Transactions, he will no longer own shares or units of KMR, KMP or EPB. He will continue to have his rights under the KMI shareholders agreement to appoint director nominees to the KMI board of directors, and he will continue to be a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. Because of the potential conflicts arising from these interests, as discussed under "—Background of the Transactions," Mr. Kinder recused himself from any deliberations regarding the Transactions at the boards of KMGP, KMR and EPGP.

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 Recommendation of the KMR Special Committee and the KMR Board and Their Reasons for the Merger

        The KMR special committee consists of three independent directors: Ted A. Gardner, Gary L. Hultquist (Lead Director) and Perry M. Waughtal. The KMR board authorized the KMR special committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the KMR merger, (ii) make such investigation of potential alternative transactions amongst KMI, KMGP, KMP and EPB or their affiliates, including maintaining the status quo, as the KMR special committee deems necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the KMR merger, (iv) determine whether to give or withhold the KMR special committee's approval of the KMR merger and (v) determine whether to make a recommendation to the KMR board to approve the KMR merger.

        The KMR special committee retained Baker Botts as its outside legal counsel, Morris Nichols as its outside Delaware legal counsel and Jefferies as its independent financial advisor. The KMR special committee believed that Jefferies was independent based on the lack of any business relationships between Jefferies and KMI, KMR, KMP, EPB or their respective affiliates. The KMR special committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of KMI's proposal, including with respect to potential alternative transactions and maintaining the status quo, and conducted extensive negotiations with KMI and its representatives with respect to the KMR merger agreement and other related agreements.

        The KMR special committee, by unanimous vote at a meeting held on August 9, 2014, (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) recommended that the KMR board approve the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, submit the KMR merger agreement to a vote of KMR shareholders and recommend approval of the KMR merger agreement by the KMR shareholders and (v) recommended approval of the KMR merger agreement by the KMR shareholders.

        Based on the KMR special committee's recommendation, the KMR board (with Messrs. Kinder and Kean abstaining), at a meeting held on August 9, 2014, (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) directed KMR to submit the KMR merger agreement to a vote of KMR shareholders and (iv) recommended approval of the KMR merger agreement by the KMR shareholders.

        In addition, at the August 9, 2014 KMR board meeting, the KMR board recommended approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how the KMP i-units will be voted at the KMP unitholder meeting with respect to the approval of the KMP merger agreement.

        In reaching its determination to approve the KMR merger and to recommend approval of the KMR merger agreement by the KMR shareholders, the KMR special committee consulted with and received the advice of its financial and legal advisors, and considered, among other things, potential alternative transactions amongst KMI, KMGP, KMP and EPB or their affiliates, including maintaining

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the status quo, and the interests of the unaffiliated KMR shareholders. All references to approvals and determinations made by the KMR board are with Messrs. Kinder and Kean abstaining.

        The KMR special committee and the KMR board viewed the following factors as being generally positive or favorable in coming to their determinations and recommendation with respect to the KMR merger:

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  The KMR merger agreement provides for KMR public shareholders to receive 2.4849 shares of KMI common stock for each KMR share, which constituted an improvement over KMI's initial proposal of 2.4543 shares of KMI common stock for each KMR share.

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  The KMR merger consideration, with an implied value of $87.89 per KMR share based upon the closing price of KMI common stock on August 7, 2014, provides KMR shareholders a transaction value near the all-time high pre-announcement trading price of KMR shares and represents a premium of:

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  15.7% to the closing price of KMR shares on August 7, 2014;

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  21.3% to the average closing prices of KMR shares for the 120-day period ending on August 7, 2014; and

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  22.2% to the average closing prices of KMR shares for the 365-day period ending on August 7, 2014.

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  The KMR special committee retained independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, KMR's and KMP's industry generally, and KMR and KMP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions.

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  Jefferies prepared valuation analyses of the KMR shares, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis and a premiums paid analysis, and rendered its opinion to the KMR special committee to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMR merger consideration was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)).

  •
  The Transactions eliminate the burden on KMP's cost of capital resulting from the level of incentive distributions paid to KMI, which could continue at times to make it more challenging for KMP to make accretive acquisitions and relatively more expensive to fund its capital program. Shareholder concerns over KMP's growth potential and lower distribution coverage relative to its peers have, in part, recently resulted in relative underperformance of KMP's unit price, and the Transactions provide KMR shareholders equity ownership in an entity with a substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for higher dividend growth as compared to KMP as a standalone company with the current level of incentive distributions.

  •
  The Transactions are intended to result in an increase in the tax basis of KMP's and EPB's assets which are expected to produce substantial tax depreciation deductions and reduce the tax burden of the resulting combined company following the Transactions thereby facilitating higher dividends initially and over time, which will benefit KMR shareholders receiving KMI common stock in the KMR merger.

  •
  KMI's expectation that, subject to market conditions, its dividend for fiscal year 2015 will be $2.00 per share (representing a 16% increase over KMI's guidance for 2014 dividends), and that KMI's dividend would increase by 10% annually through 2020, and that the projected coverage

53

    for KMI dividends would increase, which compare favorably to the medium and long-term growth prospects and projected distribution growth of KMR and the projected distribution coverage of KMP, based upon KMP's historical performance and projections.

  •
  The KMI common stock received by KMR shareholders in the KMR merger will pay distributions in cash, as compared to in-kind distributions currently received by KMR shareholders.

  •
  Although dilutive in the near term, the KMR merger is expected to be accretive to distributions to KMR shareholders over the medium and long term.

  •
  The KMR merger will be a non-taxable transaction to KMR shareholders for U.S. federal income tax purposes.

  •
  On a pro forma basis after giving effect to the Transactions, KMI will be the third largest energy company and the largest energy infrastructure company in the United States, with an expected enterprise value of approximately $140 billion, which, among other things, provides an extensive geographic asset base and the financial capacity to make additional accretive capital investments.

  •
  KMI's expectation that, based on peer group trading analyses, KMI common stock will trade at a lower yield than KMR shares after the Transactions, and the expectation that the announcement of the Transactions would result in an immediate increase in KMI's trading price, in each case partially as a result of the expected dividend growth due to the expected step up in tax basis of the assets of the resulting combined entity, effectively resulting in a higher premium for KMR shareholders.

  •
  The KMR exchange ratio is fixed and therefore the value of the consideration payable to KMR common unitholders will increase in the event that the market price of KMI common stock increases prior to the closing of the Transactions.

  •
  On a pro forma basis after giving effect to the Transactions, the KMP unitholders and KMR shareholders will collectively own 45.9% of KMI's outstanding common stock, and, based on the relative contribution analysis prepared by Jefferies based on management projections provided by KMI, KMP is expected to contribute 43.8%, 44.6% and 44.3% of KMI's projected EBITDA for the years ending 2015, 2016 and 2017.

  •
  KMI's status as a corporation and its size following the Transactions provide a number of benefits relative to KMP's MLP structure, including:

  •
  As a corporation, KMI will be able to pursue acquisition targets that may not have been available to KMP as an MLP, because MLPs are limited to assets that generate sufficient qualifying income to retain their tax status; and

  •
  KMI's common stock will provide greater liquidity than KMR shares because of the significantly larger average daily trading volume of KMI common stock as a result of the broader investor base and larger public float.

  •
  The Transactions will greatly simplify the Kinder Morgan family's corporate structure, thereby:

  •
  creating operating efficiencies and savings in administrative and interest costs, including reduced SEC filing requirements and costs associated with multiple public companies; and

  •
  eliminating potential of conflicts of interests between KMI, KMP, KMR and EPB.

  •
  The resulting combined entity is expected to have a strong balance sheet and an investment grade rating. The combined entity's balance sheet and lower cost of capital will reduce the cost of funding of KMP's approximately $16 billion portion of the combined Kinder Morgan enterprise's current approximately $17 billion budgeted capital program.

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  •
  The terms and conditions of the KMR merger were determined through arm's-length negotiations between KMI and the KMR special committee and their respective representatives and advisors.

  •
  The terms of the KMR merger agreement, principally:

  •
  the provisions allowing the KMR special committee and the KMR board to withdraw or change their recommendation of the KMR merger agreement in the event of a superior proposal or intervening events if either makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMR, after determining that it would not be in the best interests of the unaffiliated KMR shareholders;

  •
  the provisions allowing KMR to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal;

  •
  the provisions limiting the ability of KMI to consider unsolicited offers from third parties for KMI;

  •
  the provisions requiring KMI to hold a stockholder meeting as soon as practicable to approve the issuance of KMI common stock in connection with the Transactions, even in the event KMI's board changes its recommendation with respect to such approval;

  •
  the provisions requiring KMI to vote, to the extent entitled to vote, its KMR shares in favor of the KMR merger, its KMP units in favor of the KMP merger and its EPB common units in favor of the EPB merger;

  •
  the operating covenants for KMI providing protection to KMR shareholders by restricting KMI's ability to take certain actions prior to the closing of the Transactions that could reduce the value of KMI common stock received by KMR shareholders in the KMR merger;

  •
  the closing of the KMR merger being conditioned on the receipt of an opinion of Bracewell & Giuliani LLP that, for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code, which opinion the KMR special committee requested in support of the step up in tax basis resulting from the KMP merger;

  •
  the break-up fee payable by KMI in connection with termination of the KMR merger agreement as a result of a superior proposal for KMI;

  •
  limited conditions and exceptions to the material adverse effect closing condition and other closing conditions; and

  •
  the closing of the KMR merger being conditioned on the parties to the KMP merger and the EPB merger being ready, willing and able to close substantially concurrently with the KMR merger.

  •
  KMI had entered into a commitment letter with Barclays Bank PLC, which is referred to as "Barclays Bank," to finance the cash consideration payable in connection with the Transactions.

  •
  The consummation of the Transactions is not conditioned on financing.

  •
  Through the support agreement, Mr. Kinder and the limited partnership he controls are obligated to vote their shares of KMI common stock in favor of the issuance of KMI common

55

    stock in connection with the Transactions at the KMI stockholder meeting, unless there has occurred a KMI adverse recommendation change.

  •
  The KMR special committee believed that potential alternative transactions with third parties were not achievable due to KMI's control of KMR and KMP's substantial incentive distributions. The KMGP conflicts committee believed that potential alternative transaction structures among KMP, KMR, KMI and EPB had substantial structural and economic issues to overcome and did not appear to offer superior terms as compared to the KMR merger on the terms set forth in the KMR merger agreement.

        The KMR special committee and the KMR board considered the following factors to be generally negative or unfavorable in making their determinations and recommendation with respect to the KMR merger:

  •
  The KMR shareholders will receive KMI common stock that, through 2018, is expected to pay a lower dividend as compared to the expected distribution on KMR shares.

  •
  The KMR special committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of KMR. Because KMI indirectly controls KMR, it was unrealistic to expect or pursue an unsolicited third party acquisition proposal or offer for the assets or control of KMR, and it was unlikely that the KMR special committee could conduct a meaningful auction for the acquisition of the assets or control of KMR. KMI indicated that it was interested only in acquiring KMR shares it did not already own and that it was not interested in disposing of its controlling interest in KMR to a third party at such time.

  •
  The KMR merger exchange ratio is fixed and therefore the value of the consideration payable to KMR shareholders will decrease in the event that the market price of KMI common stock decreases prior to the closing of the Transactions.

  •
  There is risk that the potential benefits sought in the Transactions might not be fully realized.

  •
  The Transactions may not be completed in a timely manner, or at all, which could result in significant costs and disruption to KMP's normal business.

  •
  Certain terms of the KMR merger agreement, principally:

  •
  the provisions allowing the KMI board to withdraw or change its recommendation in the event of a superior proposal for or intervening events relating to KMI if it makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders;

  •
  the provisions allowing for KMI to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal for KMI;

  •
  the provisions limiting the ability of KMR to solicit, or to consider unsolicited, offers from third parties for KMR;

  •
  the provisions requiring KMR to hold a shareholder meeting as soon as practicable to approve the KMR merger, even in the event the KMR special committee or the KMR board changes its recommendation with respect to such approval; and

  •
  the break-up fee payable by KMR in connection with termination of the KMR merger agreement as a result of a superior proposal for KMR.

  •
  The KMR special committee's authority to pursue alternative transactions was limited to transactions solely involving KMI, KMGP, KMP, EPB and their affiliates.

56

  •
  The KMR special committee did not have ultimate authority to determine whether to proceed with the KMR merger and the KMR board reserved the right to move forward with the KMR merger in the absence of approval by the KMR special committee.

  •
  KMR shareholders are not entitled to appraisal rights under the KMR merger agreement, KMP's limited liability company agreement or Delaware law.

  •
  KMR shareholders will be foregoing the potential benefits that would be realized by remaining as shareholders of KMR, with KMR and KMP as stand-alone entities.

  •
  Litigation may occur in connection with the mergers and such litigation may increase costs and result in a diversion of management focus.

  •
  Some of the executive officers and directors of KMR have interests in the Transactions that are different from, or in addition to, the interests of KMR's shareholders generally. Please read "Special Factors—Interests of Certain Persons in the Transactions."

        In considering the KMR merger, the KMR special committee and the KMR board considered the different interests of the unaffiliated KMR shareholders, on the one hand, and the unaffiliated KMP unitholders, on the other. Factors considered in this regard include, among other things:

  •
  the trading histories of KMR shares and KMP common units and the historical trading discount of KMR shares as compared to KMP common units;

  •
  the relative premiums to be paid to KMR public shareholders and KMP public unitholders;

  •
  the relative percentage ownership in the combined entity, after giving effect to the Transactions, of KMR public shareholders and KMP public unitholders;

  •
  the KMR merger consideration consists solely of KMI common stock, with no opportunity to receive cash, and the KMP merger consideration consists, subject to KMP unitholder election, of a mixture of KMI common stock and cash;

  •
  the fact that the KMR merger will be non-taxable to the KMR public shareholders and the KMP merger will be taxable to the KMP public unitholders; and

  •
  the different terms of the securities, including the fact that KMR shares receive in-kind distributions and KMP common units receive cash distributions.

        In making their determinations and recommendation with respect to the KMR merger, the KMR special committee and the KMR board also considered that, as a result of the KMP merger, certain unitholder derivative claims brought against the members of the KMGP board and the KMR board, KMI, KMGP and nominal defendant KMP, may be extinguished. Such derivative lawsuits allege, among other things, that bad faith allocations of capital expenditures to expansion capital expenditures rather than maintenance capital expenditures were made for the alleged purpose of "artificially" inflating KMP's distributions and growth rate. The derivative lawsuits seek disgorgement of any distributions to KMGP, KMI and any related entities beyond amounts that would have been distributed in accordance with a "good faith" allocation of KMP's maintenance capital expenses, together with other unspecified monetary damages including punitive damages and attorney fees. The parties are engaged in discovery. These derivative lawsuits are described in KMP's most recent Quarterly Report on Form 10-Q filed with the SEC. See "Where You Can Find More Information." The KMR special committee and the KMR board considered that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and factual assertions on which the claims are based because of their positions on the KMGP board and the KMR board; (ii) the KMR special committee had discussions with KMI management and counsel for KMI and the KMR special committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iii) in light of the foregoing, the limited utility of

57

any further analysis would entail delay which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMR merger consideration or otherwise affect the determinations made by the KMR special committee and the KMR board with respect to the KMR merger.

        The KMR special committee and the KMR board believe that sufficient procedural safeguards were and are present to ensure the fairness of the KMR merger, each of which the KMR special committee and the KMR board believe supports their determinations and provides assurance of the fairness of the KMR merger to the unaffiliated KMR shareholders. In addition to the factors described above, the KMR special committee and the KMR board considered the following procedural factors in making their determinations and recommendation with respect to the KMR merger:

  •
  The members of the KMR special committee have long service on the KMR board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of each of KMI, KMP, KMR and EPB.

  •
  The members of the KMR special committee also served as members of the KMGP board and, as a result of being the only independent members of the KMGP board, also served as the KMGP conflicts committee, which positions impose different duties upon such members and require the members to consider different interests, principally with respect to the different interests of the unaffiliated KMR shareholders as compared to the unaffiliated KMP unitholders.

  •
  The compensation of the members of the KMR special committee is in no way contingent on their approving the KMR merger agreement or the KMR merger, and, other than with respect to their ownership of KMP common units and KMI common stock, as applicable, the members of the KMR special committee will not personally benefit from the consummation of the Transactions in any manner different from the KMR shareholders.

  •
  The members of the KMR special committee have been offered the opportunity to become members of the KMI board after the consummation of the KMR merger.

  •
  The KMGP board, the KMR board and Messrs. Hultquist, Gardner and Waughtal individually, after considering the merger consideration to be received in respect of any of their respective ownership of KMP common units and KMR shares, the KMI common stock owned by them, as applicable, the offer from KMI to them to serve on the board of KMI following the transactions, and other factors, concluded that Messrs. Hultquist, Gardner and Waughtal were independent of KMI and EPB.

  •
  The KMR merger agreement provides that KMI cannot eliminate the KMR special committee, revoke or diminish its authority or remove directors on the KMR special committee pending the KMR merger. In addition, any consent, determination or approval of KMR under the KMR merger agreement is subject to the KMR special committee's making a recommendation with respect to such consent, determination or approval.

  •
  The KMR special committee had no obligation to recommend any transaction, including the proposal put forth by KMI.

        The KMR special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated KMR shareholders for purposes of negotiating the terms of the KMR merger agreement. The KMR special committee and the KMR board believe that it was not necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated KMR shareholders for purposes of negotiating the terms of the KMR merger agreement because the KMR special committee consisted solely of directors who are not officers of KMI, KMP, KMGP or KMR and are not otherwise

58

affiliated with KMI, KMP, KMGP or KMR, the KMR special committee engaged financial and legal advisors to act on its behalf and it was actively involved in deliberations and negotiations regarding the KMR merger agreement.

        The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the KMR special committee and the KMR board in considering the KMR merger. In view of the number and variety of factors and the amount of information considered, the KMR special committee and the KMR board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the KMR special committee and the KMR board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the KMR special committee and the KMR board may have given different weights to different factors. The KMR special committee and the KMR board made their recommendations based on the totality of information presented to, and the investigation conducted by, the KMR special committee and the KMR board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

        The KMR special committee and the KMR board each recommend that KMR shareholders vote FOR the approval of the KMR merger agreement and FOR the KMR adjournment proposal.

        The KMR board recommends that KMR shareholders vote FOR the approval of the two proposals related to the KMP merger.

KMI's Reasons for the Transactions

        At its meeting on August 9, 2014, the KMI board determined that the KMP merger agreement, the KMR merger agreement and the EPB merger agreement, and the transactions contemplated thereby, including the stock issuance and charter amendment, were in the best interests of KMI and its stockholders. In evaluating the Transactions, the KMI board consulted with KMI's management and legal and financial advisors, and considered a number of factors. The decision of the KMI board was based upon a number of potential benefits of the Transactions and other factors that it believed would contribute to the success of the combined company, and thus benefit KMI stockholders, including the following factors, the order of which does not necessarily reflect their relative significance:

  •
  Significant Upfront Accretion.  The Transactions provide the opportunity to deliver immediate and significant value to KMI stockholders by enabling KMI to increase its target dividend per share to $2.00, which represents a 16% dividend increase from the 2014 guidance of $1.72 per share.

  •
  Enhanced Growth Impact.  The Transactions are expected to allow KMI to grow its dividend per share by 10% per year from 2015 through 2020.

  •
  Increased Dividend Coverage.  The Transactions are expected to increase KMI's dividend coverage ratio and result in $2 billion in cumulative excess coverage through 2020 after accounting for the increased dividend and growth rate.

  •
  Lower Cost of Capital.  The elimination of incentive distribution rights significantly lowers the cost of capital and results in a more competitive cost of capital to pursue expansion projects and acquisitions.

  •
  Simplified Organizational Structure and Credit Enhancement.  The Transactions will result in one publicly traded company versus four publicly traded companies, which results in one equity holder base, one dividend policy, one debt rating and elimination of the existing structural

59

    subordination of indebtedness among KMI, KMP, EPB and substantially all of their wholly owned subsidiaries that have debt.

  •
  Tax Benefits.  The Transactions are intended to enable KMI to benefit from additional tax depreciation amounts, which are anticipated to result in over $20 billion in cash tax savings over the next 14 years.

  •
  Financial Advisor Analyses.  The KMI board considered the financial presentation of Barclays Capital and its opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions and qualifications set forth therein, the aggregate merger consideration to be paid pursuant to the Transactions was fair, from a financial point of view, to KMI, as more fully described in this document under the heading "Special Factors—Opinion of Barclays Capital Inc." In addition, the KMI board considered certain financial analyses and market perspectives of Citi relating to KMI on a standalone basis and pro forma for the Transactions, with particular focus on KMI pro forma for the Transactions, as more fully described in this document under the heading "Special Factors—Financial Analyses of Citigroup Global Markets Inc."

        In addition, the KMI board, also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

  •
  that the pendency of the Transactions for an extended period of time following the announcement of the execution of the merger agreements could have an adverse impact on KMI, KMP, KMR or EPB;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the KMR merger, and the potential negative effect on KMI's, KMP's, KMR's or EPB's business;

  •
  the risk that potential benefits sought in the Transactions may not be realized; and

  •
  the potential that the combined company might not achieve its projected financial results.

        In view of the variety of factors and the quality and amount of information considered, KMI's board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Transactions. Individual members of the KMI board may have given different relative considerations to different factors.

        The explanation of the reasoning of the KMI board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

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 Projected Financial Information

        Set forth below is a summary of certain projected financial information, referred to as "management projections," that was prepared by KMI management and furnished to the KMI board, the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee for purposes of evaluating the proposed Transactions. This projected financial information was also provided to the financial advisors for use in connection with their respective financial analyses and, if applicable, opinion.

(in millions, except per share amounts)	2015	2016	2017	2018	2019	2020
KMP EBITDA(1)	$6,561	$7,491	$8,191	$9,546	$10,023	$10,524
EPB EBITDA(1)	1,240	1,249	1,441	1,499	1,574	1,653
KMI Standalone EBITDA(2)	212	191	201	200	200	200

Combined enterprise EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377
KMP Status Quo Distributable Cash Flow Per Unit(3)	$5.73	$6.15	$6.43	$6.95	$7.08	$7.29
KMP Status Quo Distribution Per Unit	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
EPB Status Quo Distributable Cash Flow Per Unit(4)	$2.63	$2.58	$2.78	$2.83	$2.92	$3.01
EPB Status Quo Distribution Per Unit	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
KMI Status Quo Dividend Per Share	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
KMI Pro Forma Dividend Per Share(5)	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22

The above measures are not measures of financial performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. KMI's computations of these measures may differ from similarly titled measures used by others.

(1)
EBITDA is defined as net income plus depreciation, depletion and amortization, or DD&A, including such entity's share of DD&A for certain non-consolidated equity investees, plus income tax expense and interest expense.

(2)
KMI's share of pretax income plus DD&A less cash taxes for its investments in Citrus, LLC and NGPL Holdco LLC less KMI's general and administrative expense, or G&A. Includes $20 million per year in synergies attributable to the Transactions which would not be realized in the status quo case.

(3)
KMP Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for certain of its equity method investees, less equity earnings plus cash distributions received for Endeavor Gathering LLC (an additional equity investee) divided by (ii) average units outstanding.

(4)
EPB Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for its equity method investees plus certain other income and expenses, net (which primarily includes deferred revenue, non-cash allowance for funds used during construction and other items) divided by (ii) average units outstanding.

(5)
Pro forma after giving effect to the Transactions.

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        The foregoing projected financial information is based on the following principal assumptions:

  •
  Combined enterprise EBITDA growth excluding growth associated with expansion capital expenditures is assumed to be approximately 3% per year on average (2015-2020), excluding KMP's CO2 segment.

  •
  EBITDA growth in KMP's CO2 segment in total (including growth associated with expansion capital expenditures) is assumed to be approximately 6% per year on average (2015-2020).

  •
  Combined enterprise maintenance capital expenditures in 2015 are assumed to be approximately $568 million and are assumed to increase by approximately 3% on average per year from 2015 to 2020.

  •
  The combined enterprise will incur expansion capital expenditures of approximately $3.6 billion per year on average, plus a total of approximately $5.2 billion for expansion of the Trans Mountain pipeline.

  •
  Identified expansion projects are included using their expected economics, and unidentified projects are included using a 7.0x capex to EBITDA multiple assumption.

  •
  Expansion capital expenditures after completion of the Transactions will be financed to maintain a debt to EBITDA ratio of between approximately 5.0x and 5.5x. The projected debt issuances assume an initial 4.75% interest rate, with future issuances stepping up to 5.75% over time.

  •
  After completion of the Transactions, KMI will recognize approximately $3.9 billion per year of tax depreciation associated with the purchase price plus depreciation associated with future expansion capital expenditures and 60% of sustaining capital expenditures, generally on a modified accelerated cost recovery system schedule. Approximately 40% of sustaining capital expenditures are projected to be expensed for tax purposes in the year incurred.

  •
  The assumed tax rate is 36.5%.

  •
  KMI warrants outstanding of 298 million convert to KMI shares on a net settlement basis by second quarter 2017.

  •
  Cost synergies of approximately $20 million per year are assumed to result from the Transactions.

        The foregoing projected financial information was not prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. The projected financial information set forth above was prepared by, and is the responsibility of, KMI. Neither KMI's independent accountants, PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to such projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and they disclaim any association with, such projected financial information. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to KMI's historical financial information. It does not extend to the projected financial information and should not be read to do so. The projected financial information is not included in this proxy statement/prospectus to influence the decision of KMR shareholders on how to vote on any proposal and should not be relied upon for such purpose.

        The projected financial information is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KMI's management. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, risks and uncertainties relating to KMI's, KMP's or EPB's businesses (including their

62

ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized.

        The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that any of KMI or its officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of KMI or any of its officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. KMI undertakes no obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. KMI does not intend to make publicly available any update or other revision to the projected financial information. KMI makes no representation to any stockholder or other person regarding KMI's, KMP's or EPB's ultimate performance compared to the information contained in the projected financial information or that projected results will be achieved. KMI has made no representation to KMP, KMR or EPB in the respective merger agreements or otherwise concerning the projected financial information.

Opinion of Jefferies LLC

        In connection with the Transactions, KMP and KMR retained Jefferies at the direction of the KMGP/KMR committee to, among other things, provide the KMGP/KMR committee with financial advisory services and to evaluate the fairness, from a financial point of view, of the consideration to be paid to the KMP unitholders (other than KMI and its affiliates (other than KMP)) and KMR shareholders (other than KMI and its affiliates (other than KMR)) in connection with a possible sale or other business transaction or series of transactions involving all or a majority of the equity or assets of KMP and KMR. At the meeting of the KMGP/KMR committee on August 9, 2014, Jefferies rendered its written opinion to the KMGP/KMR committee to the effect that, as of August 9, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, (i) the consideration to be received by the holders of KMP common units, consisting of, at the unitholder's option and subject to proration as described in this proxy statement/prospectus, (a) 2.1931 shares of KMI common stock and $10.77 in cash without interest, (b) $91.72 in cash without interest or (c) 2.4849 shares of KMI common stock, pursuant to the KMP merger agreement was fair, from a financial point of view, to holders of KMP units (other than KMI and its affiliates (other than KMP)), and (ii) the consideration to be received by holders of KMR shares, consisting of 2.4849 shares of KMI common stock, pursuant to the KMR merger agreement, was fair, from a financial point of view, to holders of KMR shares (other than KMI and its affiliates (other than KMR)).

        The full text of Jefferies' written opinion, dated as of August 9, 2014, is attached to this proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. KMP and KMR encourage their common unitholders and shareholders to read the opinion carefully and in its entirety. Jefferies' opinion is directed to the KMGP/KMR committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the KMP unitholders (other than

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KMI and its affiliates (other than KMP)) and KMR shareholders (other than KMI and its affiliates (other than KMR)) in the Transactions. It does not address any other aspects of the Transactions and does not constitute a recommendation as to how any KMP unitholder or KMR shareholder should vote on the Transactions or any matter relating thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated August 8, 2014 of the KMP merger agreement;

  •
  reviewed a draft dated August 8, 2014 of the KMR merger agreement;

  •
  reviewed a draft dated August 8, 2014 of the EPB merger agreement;

  •
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and EPB;

  •
  reviewed certain information furnished to Jefferies by the management of KMI, relating to the business, operations and prospects of KMI, KMP and EPB;

  •
  held discussions with members of senior management of KMI concerning the matters described in the prior two bullet points;

  •
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  •
  reviewed the unit or share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that Jefferies deemed relevant;

  •
  analyzed the discounted cash flow of KMP common units and KMI common stock;

  •
  compared the proposed financial terms of the KMR merger agreement and the KMP merger agreement with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the potential pro forma financial impact to KMI of the KMP merger, the KMR merger and the EPB merger;

  •
  reviewed financial forecasts prepared by various market analysts; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of KMI that it was not aware of any facts or circumstances that would make such information supplied by KMI management inaccurate or misleading or of any information that was omitted or undisclosed to Jefferies. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections, and did not assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. Jefferies assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently

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available estimates. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal, accounting or tax matters affecting the KMP common units or the KMR shares, and Jefferies assumed the correctness of all legal, accounting and tax advice given to KMP, KMR and the KMGP/KMR committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the KMP merger agreement and KMR merger agreement to KMP and the KMP common unitholders and KMR and the KMR shareholders. In addition, in preparing its opinion, Jefferies did not take into account, and expresses no view with regards to, any tax consequences of the transaction to any KMP common unitholders or KMR shareholders. In rendering its opinion, Jefferies assumed that the final form of the KMP merger agreement and the KMR merger agreement would be substantially similar to the last drafts reviewed by Jefferies. Jefferies also assumed that the KMP and KMR mergers would be consummated in accordance with their terms or as otherwise described by representatives of KMI without waiver, modification or amendment of any term, condition or agreement. Jefferies further assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the KMP and KMR mergers, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on KMI, KMP or KMR or the contemplated benefits of the mergers.

        Jefferies' opinion was for the use and benefit of the KMGP/KMR committee in its consideration of the KMP and KMR mergers, except that the KMGP board and the KMR board were authorized to rely on Jefferies' opinion in connection with the KMP and KMR mergers. Further, Jefferies' opinion did not address the relative merits of the transactions contemplated by the KMP and KMR merger agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor did it address the underlying business decision by KMP and KMR to engage in the mergers. In addition, the KMGP/KMR committee did not ask Jefferies to address, and Jefferies' opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP unitholders (other than KMI and its affiliates (other than KMP)) and the KMR shareholders (other than KMI and its affiliates (other than KMR)). Jefferies expressed no opinion as to the price at which KMP common units, KMR shares or KMI common stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMGP or KMR, or any class of such persons, in connection with the KMP and KMR mergers, relative to the merger consideration to be received by the KMP common unitholders and KMR shareholders. Jefferies' opinion was authorized by the Fairness Committee of Jefferies.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable

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than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies' view of KMP's or KMR's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond KMI's, KMP's, KMR's and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of KMP common units and the per share value of KMR shares do not purport to be appraisals or to reflect the prices at which KMP common units and KMR shares may actually be sold or trade. The analyses performed were prepared solely as part of Jefferies' analysis of whether the consideration to be received by the holders of KMP common units pursuant to the KMP merger agreement was fair, from a financial point of view, to the KMP unitholders (other than KMI and its affiliates (other than KMP)), and the consideration to be received by holders of KMR shares pursuant to the KMR merger agreement, was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)), and such analyses were provided to the KM committee in connection with the delivery of Jefferies' opinion.

        In arriving at its opinion, Jefferies was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the KMP common units or KMR shares or any business combination or other extraordinary transaction involving KMP or KMR.

        Except as described above, the KMGP/KMR committee did not impose any other restrictions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies' delivery of its opinion to the KMGP/KMR committee on August 9, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses.

Implied Exchange Ratio and Merger Consideration

        Based upon the proposed consideration of 2.1931 shares of KMI common stock and $10.77 in cash per KMP common unit, Jefferies noted that the implied KMP merger exchange ratio was approximately 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014. Jefferies also noted that the KMR merger exchange ratio is 2.4849 shares of KMI common stock per KMR share.

Public Company Analysis

KMP

        Jefferies compared certain financial data for KMP and selected public MLPs that Jefferies deemed relevant. These MLPs, which are referred to as "KMP Selected Public Companies," were selected because they were deemed to be similar to KMP in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the KMP Selected Public Companies and all criteria were evaluated in their

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entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly smaller MLP with substantially similar lines of business and business focus may have been included while a similarly sized MLP with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of MLPs for purposes of its analysis but may not have included all MLPs that might be deemed comparable to KMP.

        The financial data reviewed for KMP and the KMP Selected Public Companies included:

  •
  Current declared quarterly distribution per unit annualized and divided by current closing unit price, which is referred to as "Current Yield";

  •
  2014E distribution per unit divided by current closing unit price, which is referred to as "2014E Yield"; and

  •
  2015E distribution per unit divided by current closing unit price, which is referred to as "2015E Yield."

        The KMP Selected Public Companies were:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Williams Partners L.P.

        The selected public companies analysis for KMP utilizing the KMP Selected Public Companies indicated the following means and medians of the financial data reviewed for the KMP Selected Public Companies as of August 7, 2014. In addition, Jefferies, based on its experience and judgment, selected the implied ranges for KMP as indicated below:

Benchmark	Mean	Median	Implied Yield Range for KMP
Current Yield	5.8%	6.0%	6.00% - 6.75%
2014E Yield	5.8%	6.1%	6.00% - 6.75%
2015E Yield	6.2%	6.5%	6.25% - 7.00%

KMI

        Jefferies also considered certain financial data for KMI and selected general partners of MLPs with publicly traded equity securities that Jefferies deemed relevant. These general partners, which are referred to as the "KMI Selected Public Companies," were selected because they were deemed to be similar to KMI in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the KMI Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly smaller general partner with substantially similar lines of business and business focus may have been included while a similarly sized general partner with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of general partners for purposes of its analysis but may not have included all general partners that might be deemed comparable to KMI.

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        The financial data reviewed for KMI and the KMI Selected Public Companies included:

  •
  Current declared quarterly distribution per share (or unit, as applicable) annualized and divided by current closing unit price, which is referred to as "Current Yield";

  •
  2014E distribution per share (or unit, as applicable) divided by current closing unit price, which is referred to as "2014E Yield"; and

  •
  2015E distribution per share (or unit, as applicable) divided by current closing unit price, which is referred to as "2015E Yield."

        The KMI Selected Public Companies were:

  •
  Energy Transfer Equity, L.P.

  •
  EnLink Midstream, LLC

  •
  NuStar GP Holdings, LLC

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp.

  •
  Targa Resources Corp.

  •
  Western Gas Equity Partners, LP

  •
  The Williams Companies, Inc.

        The selected public companies analysis for KMI utilizing the KMI Selected Public Companies indicated the following means and medians of the financial data reviewed for the KMI Selected Public Companies as of August 7, 2014. In addition, Jefferies, based on its experience and judgment, selected the implied ranges for KMI as indicated below:

Benchmark	Mean	Median	Implied Yield Range for KMI
Current Yield	2.9%	2.6%	4.25% - 4.75%
2014E Yield	3.0%	2.6%	4.25% - 4.75%
2015E Yield	3.4%	3.3%	4.25% - 5.00%

Analysis Performed

        Jefferies applied the yield ranges based on the selected public companies analysis to corresponding financial data for KMP (based on management projections and other publicly available data) and KMI (based on management projections and other publicly available data) to calculate implied value per KMP common unit reference ranges and implied value per share of KMI common stock reference ranges, which in turn indicated the following reference ranges of implied value per share and implied exchange ratio ranges:

Benchmark	Implied Value Per Share of KMI Common Stock Reference Ranges	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Current Yield	$36.21 - $40.47	$82.37 - $92.67	2.035 - 2.559
2014E Yield	$36.20 - $40.45	$82.67 - $93.00	2.043 - 2.568
2015E Yield	$36.81 - $43.31	$83.29 - $93.28	1.923 - 2.534

        Such exchange ratio reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI

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common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

        None of the KMP Selected Public Companies utilized in the selected public companies analysis is identical to KMP, and none of the KMI Selected Public Companies utilized in the selected public companies analysis is identical to KMI. In evaluating the public companies that would comprise the KMP Selected Public Companies and the KMI Selected Public Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond KMI's, KMP's, KMR's and Jefferies' control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

        Jefferies performed a discounted cash flow analysis by calculating the net present value of KMP's estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on management projections provided by KMI (with updated estimated unit counts for the year ending December 31, 2019), and the net present value of KMI's estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on management projections provided by KMI. Jefferies performed the discounted cash flow analysis by calculating discount rates with respect to KMP based on (i) the percentage of KMP's distributions allocated to KMP's general partner interest and incentive distribution rights, referred to as the KMP general partner distribution percentage, and (ii) the median general partner distribution percentage of the KMP Selected Public Companies, referred to as the median general partner distribution percentage. In performing this analysis, Jefferies applied (i) discount rates ranging from 10.50% to 11.50% to the projected cash flows from KMP, based on KMP's estimated weighted average cost of capital applying the KMP general partner distribution percentage; (ii) discount rates ranging from 8.50% to 9.50% to the projected cash flows of KMP, based on KMP's estimated weighted average cost of capital applying the median general partner distribution percentage; (iii) discount rates ranging from 7.80% to 8.80% to the projected cash flows from KMI, based on KMI's estimated weighted average cost of capital; and (iv) terminal value yield ranges of 6.00% to 6.75% to the estimated future cash available for distribution of KMP, based on trading metrics of companies similar to KMP, and 4.50% to 5.00% to the estimated future cash available for distribution of KMI, based on the trading metrics of companies similar to KMI.

        The discounted cash flow analysis indicated implied share prices of $39.48 to $44.75 per share of KMI common stock. Based on the KMP general partner distribution percentage and median general partner distribution percentage discount rates, the implied value per KMP common unit reference ranges and the implied exchange ratio reference ranges were indicated to be as follows:

Discount Applied	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
KMP General Partner Distribution Percentage	$84.46 - $95.59	1.887 - 2.421
Median General Partner Distribution Percentage	$91.23 - $103.46	2.039 - 2.621

        Such reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

Historical Exchange Ratio Analysis

        Based on the closing prices for KMP common units and KMI common stock on the NYSE, and using the various time periods set forth below ending on August 7, 2014, Jefferies calculated a range of implied historical exchange ratios by dividing the average daily closing price per KMP common unit by

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the average daily closing price per KMI common stock. This analysis indicated that during the three years prior to August 7, 2014, the exchange ratio ranged from 2.241 to 2.940 shares of KMI common stock per KMP common unit, as compared to the implied merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and a merger exchange ratio of 2.4849 shares of KMI common stock per KMR share:

	Average KMP Unit Price	Average KMI Share Price	Average Exchange Ratio	Current Trading Price Ratio as Premium (Discount) to Prior Period
As of August 7, 2014	$79.98	$35.37	2.261x
10% Premium	87.98	35.37	2.487x
20% Premium	95.98	35.37	2.713x
30% Premium	103.97	35.37	2.940x
30-Day Average	82.06	36.62	2.241x	0.9%
60-Day Average	81.33	36.11	2.253x	0.4%
90-Day Average	79.74	35.33	2.258x	0.2%
Last 12 Months	79.29	34.72	2.285x	(1.1%)
2-Year Average	82.08	35.77	2.297x	(1.6%)
3-Year Average	81.08	34.39	2.371x	(4.6%)

Premiums Paid Analysis

        Using publicly available information and certain other database information available to Jefferies, Jefferies examined selected non-affiliate MLP transactions, affiliate MLP transactions and affiliate general partner transactions. The following tables summarize the transactions analyzed:

Selected Non-affiliate MLP Transactions

Date	Buyer	Seller
10/10/13	Regency Energy Partners	PVR Partners
05/06/13	Inergy Midstream	Crestwood Midstream Partners
01/29/13	Kinder Morgan Energy Partners	Copano Energy
06/12/06	Plains All American Pipeline	Pacific Energy Partners
11/01/04	Valero	Kaneb Pipeline Partners
12/15/03	Enterprise Products Partners	GulfTerra Energy Partners

Selected Affiliate MLP Transactions

Date	Buyer	Seller
08/27/13	Plains All American Pipeline	PAA Natural Gas Storage
02/23/11	Enterprise Products Partners	Duncan Energy Partners
06/29/09	Enterprise Products Partners	TEPPCO Partners

Selected Affiliate General Partner Transactions

Date	Buyer	Seller
09/21/10	Penn Virginia Resource Partners	Penn Virginia GP Holdings
09/03/10	Enterprise Products Partners	Enterprise GP Holdings
08/09/10	Inergy	Inergy Holdings
06/11/10	Buckeye Partners	Buckeye GP Holdings
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings

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        For each of the selected transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company's closing unit price one trading day, 7 trading days and 60 trading days prior to the transaction's announcement. The following tables summarize the premiums paid in the selected transactions:

Selected Non-affiliate MLP Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	25.7%	22.9%	11.6%	2.2%
7 Days	25.2%	21.7%	11.8%	3.0%
30 Days	23.7%	22.3%	12.3%	2.6%

Selected Affiliate MLP Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	28.3%	18.8%	8.9%	8.5%
7 Days	29.1%	20.3%	10.1%	8.7%
30 Days	29.0%	19.0%	8.5%	8.0%

Selected Affiliate General Partner Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	31.5%	25.0%	9.4%	4.9%
7 Days	36.0%	22.0%	10.2%	5.3%
30 Days	33.1%	19.4%	17.6%	12.4%

        Using a reference range of the overall lowest 25th percentile premium to the overall highest 75th percentile premium for each of the transaction categories listed above, Jefferies performed a premiums paid analysis using the closing prices of KMP common units one trading day, seven trading days and 30 trading days prior to August 7, 2014.

        Based on Jefferies' premiums paid analysis, the implied value per KMP common unit reference ranges and the implied exchange ratio reference ranges, based on the share price of KMI common stock as of August 7, 2014, were indicated to be as follows:

Selected Transactions	KMI Common Stock Price as of August 7, 2014	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Selected Non-affiliate MLP Transactions	$35.37	$89.24 - $100.35	2.523 - 2.837
Selected Affiliate MLP Transactions	$35.37	$87.12 - $97.65	2.463 - 2.761
Selected Affiliate General Partner Transactions	$35.37	$87.49 - $99.99	2.473 - 2.827

        Such reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

        No selected transaction utilized as a comparison in the selected premiums paid analysis is identical to the Transactions.

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Preliminary Presentations by Jefferies

        In addition to its August 8, 2014 fairness opinion presentation described above, Jefferies also made preliminary written presentations to the KMGP/KMR committee on July 30, 2014 and August 7, 2014, which are referred to as the preliminary Jefferies presentations. Neither of the preliminary Jefferies presentations, alone or together, constitute an opinion of, or recommendation by, Jefferies with respect to a possible transaction or otherwise, and were presented solely for discussion purposes.

        The July 30, 2014 presentation contained an overview of the proposed structure and terms of the Transactions, a market update of both KMP and KMI, a summary analysis of the proposed consideration, a review of certain benefits and issues for consideration with respect to the proposed transaction and a preliminary valuation analysis. These preliminary materials were based on the information available to Jefferies and the proposed terms of the Transactions as of July 29, 2014, including financial information and market, economic and other conditions as they existed as of such date, as well as Jefferies' preliminary working assumptions at such time, and the observed data and multiples analyzed by Jefferies in connection with such preliminary materials. The preliminary valuation analyses presented on July 30, 2014, based on the proposed consideration and other terms of the Transactions as of July 29, 2014, indicated an implied exchange ratio reference range of 1.893 to 2.789 shares of KMI common stock per KMP common unit.

        The August 7, 2014 presentation contained an overview of the transaction status, relative ownership and contribution analyses, an overview of transaction alternatives, a pro forma trading analysis, a holders list and crossover analysis, a summary analysis of the pro forma impact of the Transactions on KMI and KMP and a summary of certain tax considerations which were based on the guidance and pro forma tax information provided by KMI. These preliminary materials were based on the information available to Jefferies and the proposed terms of the Transactions as of August 6, 2014, including financial information and market, economic and other conditions as they existed as of such date, as well as Jefferies' preliminary working assumptions at such time, and the observed data and multiples analyzed by Jefferies in connection with such preliminary materials.

        Each of the analyses performed in these preliminary Jefferies presentations was subject to further updating and subject to the final analyses presented to the KMGP/KMR committee on August 8, 2014 by Jefferies. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Jefferies as of, the dates on which Jefferies performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.

        The procedures followed by Jefferies in preparing the material analyses in the preliminary Jefferies presentations were substantially similar to the procedures used by Jefferies to prepare the corresponding analyses in its August 8, 2014 fairness opinion presentation.

Miscellaneous

        Jefferies' opinion was one of many factors taken into consideration by the KMGP/KMR committee in making determinations with respect to the KMP and KMR mergers and should not be considered determinative of the views of the KMGP/KMR committee or management of KMI, KMP or KMR with respect to the KMP and KMR mergers or the merger consideration to be paid to the KMP common unitholders in the KMP merger or the KMR shareholders in the KMR merger.

        Jefferies was selected by the KMGP/KMR committee based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive

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biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        The KMGP/KMR committee invited representatives of Jefferies to attend a meeting of the KMGP/KMR committee held on July 21, 2014 in order to consider Jefferies' possible retention as financial advisor to the KM committee. At that meeting, representatives of Jefferies discussed their master limited partnership conflicts committee experience and qualifications. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years. After the representatives of Jefferies left the meeting, the KMGP/KMR committee considered the discussion with Jefferies, along with the qualifications, experience and reputation of Jefferies, and determined to retain Jefferies as its financial advisor if an acceptable engagement letter could be negotiated with Jefferies. Following negotiation of an acceptable engagement letter and the execution by Jefferies of an independence questionnaire, Jefferies was formally retained on August 4, 2014.

        Copies of written materials provided to the KMGP/KMR committee by Jefferies have been filed as exhibits to the Schedule 13E-3 filed by KMP with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal offices of KMP, as applicable, during regular business hours by any interested holder of KMP common units or KMR common stock. Copies may be obtained by requesting them in writing at the address provided in "Where You Can Find More Information."

        KMP has agreed to pay Jefferies a fee of $7.5 million, $1.5 million of which was paid upon delivery of Jefferies' opinion and $6.0 million of which will become payable only if the proposed KMP and KMR mergers are consummated. Jefferies also will be reimbursed by KMP and KMR for certain expenses reasonably incurred. KMP and KMR have also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. Jefferies has not, in the past two years, provided financial advisory or financing services to KMI, KMP, KMR or EPB. Jefferies maintains a market in KMI, KMP, KMR and EPB securities, and in the ordinary course of Jefferies' business, Jefferies and its affiliates may trade or hold securities of KMI, KMP, KMR and EPB for Jefferies' own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date of its opinion, such holdings were de minimis). In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to KMI, KMP, KMR, EPB or their affiliates, for which Jefferies would expect to receive compensation. Jefferies' opinion may not be used or referred to by KMI, KMP, EPB or KMR, or quoted or disclosed to any person in any matter, without Jefferies' prior written consent. Jefferies has consented to the inclusion of its opinion in this proxy statement/prospectus.

Opinion of Barclays Capital Inc.

        KMI engaged Barclays Capital to act as a financial advisor with respect to the Transactions, pursuant to an engagement letter dated August 8, 2014. KMI's board of directors received a written opinion, dated August 9, 2014, from Barclays Capital to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, the aggregate number of shares of KMI common stock, together with the aggregate amount of cash, contemplated by the merger agreements to be issued and paid as merger consideration in the merger, referred to as the "Transactions Consideration," to be paid in the aggregate by KMI was fair, from a financial point of view, to KMI.

        The full text of Barclays Capital's written opinion, dated as of August 9, 2014, is attached as Annex C to this proxy statement/prospectus. Barclays Capital's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review

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undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion of Barclays Capital carefully in its entirety. The following is a summary of Barclays Capital's opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        The terms of the Transactions were determined through arm's-length negotiations between KMI, on the one hand, and the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee, as applicable, on the other hand, and were unanimously approved by KMI's board of directors. Barclays Capital did not recommend any specific form or amount of consideration to KMI or that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Barclays Capital was not requested to address, and its opinion does not in any manner address, KMI's underlying business decision to proceed with or effect any or all of the Transactions or the likelihood of consummation of any or all of the Transactions or the relative merits of any or all of the Transactions as compared to any strategic alternatives that may be available to KMI (including pursuing any of the Transactions individually). In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Transactions Consideration to be paid in the aggregate by KMI in the Transactions or otherwise. No limitations were imposed by the KMI board upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

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  drafts, dated as of dated August 9, 2014, of each of the merger agreements and the specific terms of the Transactions;

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  a draft, dated as of August 9, 2014, of a debt commitment letter from Barclays Bank to KMI, which is referred to as the "commitment letter," in respect of certain financing relating to the Transactions;

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  publicly available information concerning each of KMI, KMP, KMR and EPB that Barclays Capital believed to be relevant to its analysis, including KMI's, KMP's, KMR's and EPB's Annual Reports on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014;

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  financial and operating information with respect to the business, operations and prospects of KMI furnished to Barclays Capital by KMI, including financial projections of KMI, KMP, KMR and EPB prepared by the management of KMI for fiscal years 2015 through 2020, which is referred to as the "Projections";

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  a trading history of KMI common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's and EPB's common units or shares, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the historical financial results and present financial condition of KMI with each of KMP, KMR and EPB and of KMI, KMP, KMR and EPB with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the financial terms of the Transactions with the financial terms of certain other transactions that Barclays Capital deemed relevant;

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  the pro forma impact of the Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings, which is referred to as the "Expected Synergies," and (ii) the anticipated impact on coverage ratios, cash available for distributions to KMI, cost of capital and credit ratings, and the resulting potential impact on the

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    availability of cash for dividends, each expected by the management of KMI to result from a combination of the businesses as a result of the Transactions, which is referred to as the "Expected Benefits"; and

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  published estimates of independent research analysts with respect to the future financial performance of KMI, KMP, KMR and EPB.

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  In addition, Barclays Capital has had discussions with the management of KMI concerning the business, operations, assets, liabilities, financial condition and prospects of KMI, KMP, KMR and EPB and has undertaken such other studies, analyses and investigations as Barclays Capital deemed appropriate.

        In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information (and Barclays Capital did not assume responsibility or liability for any independent verification of such information) and Barclays Capital further relied upon the assurances of the management of KMI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of KMI, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMI and that KMI would perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR and EPB, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMP, KMR and EPB and Barclays Capital has relied on such projections in arriving at its opinion. Furthermore, upon the advice of KMI, Barclays Capital assumed that the amounts and timing of the Expected Synergies and the Expected Benefits are reasonable and that the Expected Synergies and the Expected Benefits would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for, and Barclays Capital expressed no view as to, any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of KMI, KMP, KMR or EPB, and has not made or obtained any evaluations or appraisals of the assets or liabilities of KMI, KMP, KMR or EPB. Barclays Capital's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 9, 2014. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after August 9, 2014. Barclays Capital expressed no opinion as to the prices at which shares of KMI common stock, or common units or shares, as applicable, of KMP, KMR and EPB or any other securities of KMI, KMP, KMR or EPB, would trade following the announcement of the Transactions or as to the prices at which shares of KMI common stock would trade following the consummation of the Transactions. Barclays Capital expressed no opinion as to the credit rating of KMI at any time following the announcement or consummation of the Transactions. Furthermore, Barclays Capital expressed no opinion as to any determination of dividend policy of KMI following the consummation of the Transactions.

        Barclays Capital assumed that each of the executed merger agreements and the commitment letter would conform in all material respects to the last drafts thereof reviewed by Barclays Capital. Additionally, Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreements and all agreements related thereto. Barclays Capital also assumed, upon the advice of KMI, that all material governmental, regulatory and third party approvals, consents and releases for the Transactions would be obtained within the constraints contemplated by the merger agreements and that the Transactions would be consummated in accordance with the terms of the merger agreements without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Transactions will be consummated substantially

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concurrently). Barclays Capital assumed that KMI will obtain financing on terms no less favorable to KMI than the terms contemplated by the commitment letter. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Barclays Capital's opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that KMI had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to KMP's, KMR's and EPB's common units or shares, as applicable, but rather made its determination as to the fairness, from a financial point of view, to KMI of the Transactions Consideration to be paid in the aggregate by KMI in the Transactions on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion for the KMI board. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI or any other parties to the Transactions. None of KMI, KMP, KMR, EPB, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Premiums Paid Analysis

        Barclays Capital reviewed certain publicly available information related to selected precedent transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders or unitholders, as applicable. Barclays Capital analyzed domestic master limited partnership, or "MLP," transactions announced for the period from August 9, 2004 to August 8, 2014 with total transaction values in excess of $1 billion, excluding acquisitions of general partners. The

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following table sets forth the transactions analyzed based on such characteristics (and the date that each such transaction was announced):

Announcement Date	Acquirer	Target
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
05/06/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
01/30/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
04/29/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners L.P.
06/12/06	Plains All-American Pipeline, L.P.	Pacific Energy Partners LP
11/01/04	Valero L.P.	Kaneb PipeLine Partners, L.P.

        For each of the precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share or per unit purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 30 days and 60 days prior to the announcement date of the applicable precedent transaction. Barclays Capital compared the premiums paid in the precedent transactions to the premiums in the Transactions based on the implied value, as of August 8, 2014, of the Transactions Consideration of (x) $89.98 per unit of KMP, (y) $89.75 per share of KMR and (z) $38.79 per unit of EPB. The table below sets forth the summary results of the analysis:

		Merger Consideration		Merger Consideration		Merger Consideration	Representative Transactions Statistics
As of 08/08/2014	KMP	$89.98	KMR	$89.75	EPB	$38.79	Median	Mean	Low	High
		Implied Premium / (Discount)		Implied Premium / (Discount)		Implied Premium / (Discount)	Implied Premium / (Discount)
Current	$80.34	12.0%	$77.02	16.5%	$33.60	15.4%	21.2%	20.2%	9.3%	36.1%
30 Days Ago	$81.43	10.5%	$78.15	14.8%	$36.16	7.3%	20.8%	23.1%	11.1%	40.1%
60 Days Ago	$74.99	20.0%	$71.47	25.6%	$33.08	17.3%	26.3%	22.4%	(0.7)%	42.9%

Pro Forma Accretion/Dilution Analysis

        Using the Projections and estimates of the Expected Synergies and the Expected Benefits resulting from the Transactions provided by the management of KMI, Barclays Capital calculated the accretion/dilution of dividends per share (including warrants) of KMI common stock as a result of the Transactions. For calendar years 2015 through 2020, assuming an expected January 1, 2015 closing of the Transactions, Barclays Capital compared the dividends per share (including warrants) of KMI common stock after giving effect to the Transactions, which is referred to as the "KMI Pro Forma Scenario," to the dividends per share (including warrants) of KMI common stock without giving effect to the Transactions, which is referred to as the "KMI Status Quo Scenario." The analysis indicated that the KMI Pro Forma Scenario would be accretive to dividends per share of KMI common stock in each of calendar years 2015 through 2020. The following table summarizes the results of these calculations:

	2015	2016	2017	2018	2019	2020
Dividends per share (including warrants) for the KMI Status Quo Scenario	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
Dividends per share (including warrants) for the KMI Pro Forma Scenario	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Accretion / (Dilution)—$	$0.16	$0.20	$0.35	$0.44	$0.56	$0.69
Accretion / (Dilution)—%	8.7%	10.2%	17.1%	20.1%	23.6%	27.4%

        In performing this analysis, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond

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the control of KMI, KMP, KMR and EPB. Any estimates contained in Barclays Capital's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays Capital of the fairness to KMI, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI and were conducted in connection with the delivery of Barclays Capital's opinion to KMI's board of directors.

Discounted Cash Flow Analysis

        In order to estimate the present value of KMI common stock for the KMI Status Quo Scenario as compared to the present value of KMI common stock for the KMI Pro Forma Scenario, Barclays Capital performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the "present value" of estimated future cash flows of an asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated implied per share value of KMI common stock using the discounted cash flow method for each of the KMI Status Quo Scenario and the KMI Pro Forma Scenario, Barclays Capital added: (i) the forecasted dividends per share for calendar years 2015 through 2019, based on distributed cash flow projections of KMI furnished to Barclays Capital by KMI management to (ii) the "terminal value" of the forecasted dividend per share at the end of calendar year 2019, based on guidance from KMI management, and discounted the sum of such amounts to January 1, 2015 using a range of assumed yield and indicative growth rates (as further described below).

        The terminal value for the KMI Status Quo Scenario was estimated by applying a range of assumed yields of 4.50% to 5.25% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account historical trading levels of KMI common stock. The cash flows for the KMI Status Quo Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 11.50% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account projected compounded annual growth rates for dividends as estimated by equity research analysts who cover KMI and as estimated by KMI management). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Status Quo Scenario of $32.50 to $39.00.

        Similarly, the terminal value for the KMI Pro Forma Scenario was estimated by applying a range of assumed yields of 3.75% to 4.50% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. The cash flows for the KMI Pro Forma Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 13.75% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Pro Forma Scenario of $45.00 to $53.50.

        Barclays Capital then compared the implied per share values for the KMI Status Quo Scenario with the implied per share values for the KMI Pro Forma Scenario. Barclays Capital noted that, on the basis of the discounted cash flow analysis and such comparison, the implied per share values for the

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KMI Pro Forma Scenario were above the implied per share values of KMI common stock for the KMI Status Quo Scenario.

Equity Research Price Targets Analysis

        Barclays Capital evaluated the publicly available share price targets of KMI published by independent equity research analysts associated with various Wall Street firms. Barclays Capital used these share price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to KMI, Barclays Capital noted that the range of low to high share price targets, where applicable and available, as of August 8, 2014 was $31.00 to $45.00 per share of KMI common stock.

Historical Share Price Analysis

        To illustrate the trend in the historical trading prices of shares of KMI common stock, Barclays Capital considered historical data with regard to the trading share prices of KMI common stock for the 52-week period from August 8, 2013 through and including August 8, 2014. Barclays Capital noted that during such 52-week period, the price per share of KMI common stock ranged from $30.81 to $38.30.

Other Presentations by Barclays Capital

        In addition to the presentation delivered to the KMI board on August 9, 2014, as described above, which is referred to as the "Barclays Capital Fairness Opinion Analysis Presentation," Barclays Capital also delivered materials and presentations to the KMI board and the independent members of the KMGP board, KMR board and EPGP board, respectively, as further described in the section titled "Special Factors—Background of the Transactions." One such presentation, dated as of July 16, 2014, which is referred to as the "Barclays Capital July 16th Presentation," was delivered by Barclays to the KMI board on July 16, 2014. Furthermore, at the request of the management of KMI, Barclays Capital prepared certain materials, which are referred to as the "Barclays Capital Committee Materials," for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014.

        The financial and comparative analyses and other information in the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials were based on market, economic and other conditions as of their respective dates as well as other information that was available to Barclays at such times. Accordingly, the results of the financial analyses and other information differed from the Barclays Capital Fairness Opinion Presentation due to changes in those conditions. Barclays Capital also continued to refine various aspects of its financial analyses with respect to KMI, KMP, KMR and EPB over time.

        Copies of the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal executive offices of KMI during its regular business hours by any interested stockholder of KMI. Copies may be obtained by requesting them in writing from KMI at the address provided in the section titled "The Parties to the Merger—KMI." None of these presentations by Barclays Capital, alone or together, constitute, or form the basis of, an opinion of Barclays Capital with respect to the Transactions Consideration.

Barclays Capital July 16th Presentation

        The Barclays Capital July 16th Presentation contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. The Barclays Capital July 16th Presentation included a statement (qualified by a note that Barclays Capital does not render formal opinions or assurances regarding future trading values) that the pro forma combined company would trade at a 4.50% yield or below, based on Barclays Capital's

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professional judgement and experience, taking into account (i) market conditions as of the date thereof, (ii) pro forma metrics of the proposed combined company and (iii) dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. In addition, the Barclays Capital July 16th Presentation included an illustrative sensitivity to transaction premiums analysis, for which Barclays Capital calculated the cash coverage in the KMI Pro Forma Scenario as a function of the premiums paid to KMP's, KMR's and EPB's respective price per share or unit, as applicable, ranging from 10.0% to 15.0% (based on guidance from KMI management). The Barclays Capital July 16th Presentation also reviewed and analyzed (i) the trading history of KMI's common stock from February 11, 2011 through and including July 14, 2014 as compared with the trading histories of other companies that Barclays Capital deemed relevant and (ii) the yields and expected distribution growth rates of the KMI Pro Forma Scenario as compared with the yields and expected distribution growth rates of large- and mid-capitalization companies and MLPs that Barclays Capital deemed relevant.

Barclays Capital Committee Materials

        At the request of the management of KMI, Barclays Capital prepared the Barclays Capital Committee Materials for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014. The Barclays Capital Committee Materials contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. Additionally, the Barclays Capital Committee Materials included information regarding (i) a trading history of KMP and EPB common units from July 16, 2013 through and including July 16, 2014 as compared with the trading history of the Alerian MLP Index, (ii) the relative cost of equity of select MLPs as compared with KMP and EPB, respectively, (iii) the relative expected distribution growth rates of select MLPs as compared with KMP and EPB, respectively, (iv) the cash flow profile by business segment of KMP and EPB, respectively, as compared with the cash flow profile by business segment of the KMI Pro Forma Scenario and (v) an overview of the Transactions as compared with other strategic alternatives available to KMI, KMP and EPB.

General

        Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The KMI board selected Barclays Capital because of its familiarity with KMI and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions in the industries in which KMI, KMP, KMR and EPB operate.

        Barclays Capital is acting as financial advisor to KMI in connection with the Transactions. As compensation for its services in connection with the Transactions, $1 million became payable by KMI to Barclays Capital upon the delivery of Barclays Capital's opinion, which is referred to as the "Opinion Fee." In addition, KMI will pay Barclays Capital a fee of $13 million, less any amount of the Opinion Fee previously paid, at the closing of the Transactions. In addition, KMI has agreed to reimburse certain of Barclays Capital's expenses in connection with the Transactions and indemnify Barclays Capital for certain liabilities that may arise out of Barclays Capital's engagement by KMI and the rendering of Barclays Capital's opinion. Barclays Capital has performed various investment banking and financial services for KMI, KMP, KMR and EPB in the past, and Barclays Capital expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

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        With respect to KMI, KMP, KMR and EPB, collectively, in the two years prior to rendering its fairness opinion, Barclays Capital performed the following investment banking and financial services: (i) (a) in August 2012, Barclays Capital rendered a fairness opinion to KMI in connection with KMI's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP; (b) in August 2012, Barclays Capital acted as joint bookrunner on KMI's secondary offering of 66,700,000 shares of KMI common stock by selling stockholders; (c) in October 2012, Barclays Capital acted as sole bookrunner on KMI's secondary offering of 69,296,921 shares of KMI common stock by selling stockholders; (d) in November 2012, Barclays Capital acted as administrative agent on KMI's amendment to its $1,750,000,000 revolving credit facility; and (e) in October 2013, Barclays Capital acted as joint bookrunner on KMI's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, Barclays Capital acted as joint bookrunner on EPB's follow-on offering of 8,165,000 EPB common units; and (iii)(a) in August 2012, Barclays Capital acted as financial advisor on KMP's sale of Rockies Express Pipeline; (b) in December 2012, Barclays Capital acted as sole bookrunner on KMP's follow-on offering of 4,485,000 KMP common units; (c) in May 2013, Barclays Capital acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility; (d) in February 2014, Barclays Capital acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year senior notes offering; (e) in February 2014, Barclays Capital acted as joint bookrunner on KMP's follow-on offering of 7,935,000 KMP common units; and (f) in August 2014, Barclays Capital acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility. In connection with the foregoing services, Barclays Capital has received aggregate compensation equal to approximately $39,300,000.

        Barclays Bank, an affiliate of Barclays Capital, is the administrative agent and a lender under the bridge facility that KMI has entered into in connection with the Transactions. See "Description of the Debt Financing for the Transactions."

        Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of KMI, KMP, KMR and EPB and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        Barclays Capital's opinion, the issuance of which was approved by Barclays Capital's Fairness Opinion Committee, is addressed to the KMI board, and addresses only the fairness, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI. Barclays Capital's opinion is not intended to and does not constitute a recommendation to any stockholder of KMI as to how such stockholder should vote or act with respect to the Transactions or any other matter.

Financial Analyses of Citigroup Global Markets Inc.

        KMI also has retained Citigroup Global Markets Inc., which is referred to as "Citi," as a financial advisor in connection with the proposed Transactions. In connection with this engagement, the KMI board of directors requested that Citi perform certain financial analyses of KMI both on a standalone basis and pro forma for the proposed Transactions, but primarily focused on KMI pro forma for the proposed Transactions. Citi's financial analyses were provided for the information of the KMI board of directors (in its capacity as such) in connection with its evaluation of the proposed Transactions from a financial point of view to KMI and did not address any other terms, aspects or implications of the proposed Transactions. Citi's financial analyses did not address the underlying business decision of KMI to effect the proposed Transactions, the relative merits of the proposed Transactions as compared to any alternative business strategies that might exist for KMI or the effect of any other transaction in which KMI might engage or consider. Citi's financial analyses are not intended to be and do not

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constitute a recommendation as to how any stockholder or unitholder should vote or act on any matters relating to the proposed Transactions or otherwise.

        In preparing its financial analyses, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of KMI management that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial projections and other information and data provided to or otherwise reviewed by or discussed with Citi relating to KMI, KMR, KMP and EPB, Citi was advised by KMI management, and assumed, with KMI's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of KMI management as to the future financial performance of KMI, KMR, KMP and EPB, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by KMI management to result from, and other potential pro forma financial effects of, the proposed Transactions and the other matters covered thereby. Citi assumed, with KMI's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the proposed Transactions, reflected in such financial projections and other information and data would be realized in the amounts and at the times projected. Citi relied upon the assessments of KMI management as to (i) existing and future relationships, agreements and arrangements with, and the ability of KMI pro forma for the Transactions to retain, key customers and related contracts of, or otherwise relating to, KMI, KMR, KMP and EPB, (ii) growth rate and other assumptions of KMI management with respect to KMI pro forma for the proposed Transactions and (iii) the potential impact on KMI, KMR, KMP and EPB of market trends and prospects relating to the natural gas and natural gas gathering, processing, transporting and fractionating industry, including assumptions of KMI management regarding future drilling and production, volume commitments, acreage dedication, and gathering and processing rates as reflected in the financial projections and other information and data utilized in Citi's analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses. Citi assumed, with KMI's consent, that there would be no developments with respect to any such matters that would have an adverse effect on KMI, KMR, KMP, EPB or the proposed Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to Citi's analyses.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KMI, KMR, KMP, EPB or any other entity and Citi did not make any physical inspection of the properties or assets of KMI, KMR, KMP, EPB or any other entity. Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters and it relied, with KMI's consent, upon the assessments of representatives of KMI as to such matters. Citi's financial analyses were necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date on which such analyses were performed.

        Citi was not requested to, and it did not, provide an opinion as to the fairness, from a financial point of view, of the consideration payable in the proposed Transactions or any other term or aspect of the proposed Transactions. The type and amount of consideration payable in the proposed Transactions were determined through negotiations among KMI, KMR, KMP and EPB, and the decision to enter into the merger agreements was solely that of the KMI board, the KMR board and KMR special committee, the KMGP board and KMGP conflicts committee, and the EPGP board and EPGP conflicts committee. Citi expressed no view or opinion as to, among other things, the form or structure of the proposed Transactions or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the proposed Transactions or otherwise. Citi did not express any view or opinion as to the actual value of KMI common stock when

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issued in the proposed Transactions or the prices at which KMI common stock, KMR shares, KMP common units or EPB common units would trade or otherwise be transferable at any time. Citi's financial analyses were only one of many factors considered by the KMI board of directors in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the KMI board of directors or KMI management with respect to the proposed Transactions or the consideration payable in the proposed Transactions.

        In preparing its financial analyses, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's analyses. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. Citi considered the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its financial analyses, many of which are beyond the control of KMI. No company, business or transaction reviewed is identical or directly comparable to KMI, KMR, KMP, EPB or their respective businesses or the proposed Transactions and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty and are not intended to be, and should not be construed in any respect as, an assurance or guaranty of value.

        The following is a summary of the material financial analyses presented to the KMI board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the financial analyses summarized below, the term "potential total investment returns" refers to the current yield of the applicable securities plus potential growth in distributions based on two-year compound annual growth rates of such distributions for calendar years 2015 through 2017.

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July 16, 2014 Preliminary KMI Board Discussion Materials

        Preliminary financial analyses and market perspectives provided by Citi to the KMI board of directors on July 16, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended July 14, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended July 14, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

  •
  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

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        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 89.8% and 127.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 155.9% and 198.9%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 92.4%, 110.5% and 156.8% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 113.1%, 148.8% and 233.1%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 102.0% and 199.6% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 134.1%, 144.7% and 193.7%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

  •
  Crestwood Equity Partners LP

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  Energy Transfer Partners, L.P.

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  NuStar GP Holdings, LLC

  •
  Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

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  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of July 14, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 3.1% to 25.7%;

  •
  expected potential total investment returns: 8.6% to 28.8%;

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    •
    GP firm values: $1.7 billion to $34.3 billion;

    •
    debt ratios: 0.0x to 4.8x; and

    •
    current and calendar year 2015 estimated GP dividend yields: 1.6% to 5.5% and 2.4% to 6.1%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 25.2%;

  •
  expected potential total investment returns: 12.2% to 27.0%;

  •
  GP firm values: $6.0 billion to $41.8 billion;

  •
  debt ratios: 0.0x to 4.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.8% to 3.4% and 2.5% to 4.1%.

        Citi observed the following corresponding data for KMI as of July 14, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.5%; (iii) a GP firm value of approximately $47.2 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.7% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of July 14, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $66.00 to $92.00 per share, $70.00 to $93.00 per unit, and $32.00 to $36.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on July 14, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (July 14, 2014)
$33.77 - $48.59	$35.97

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on July 14, 2014 of approximately (6.1%) to 35.1%.

        Potential Total Investment Returns Overview.    In order to assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded

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companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA, compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.6% to 21.6% (with a median of 8.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.8% to 19.1% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 3.1% to 4.0% (with a median of 3.8%); and

  •
  estimated potential total investment returns: 9.6% to 22.1% (with a median of 12.8%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 6.9% to 9.6% (with a median of 7.5%);

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    •
    calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.3% to 6.2% (with a median of 5.4%);

    •
    calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.8%); and

    •
    estimated potential total investment returns: 7.0% to 9.7% (with a median of 8.0%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of a potential step-up in tax basis per share of KMI common stock, which is referred to as the "potential tax basis step-up per share," that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management.

        Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2028 using discount rates ranging from 7.5% to 9.5%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$39.11 - $51.31	$38.92 - $51.03	$4.98 - $5.52	$43.90 - $56.55

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        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.4% to 4.4% and 3.5% to 4.6%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP, KMR and EPB closing share or unit prices on July 14, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
Cash Available for Dividends	21.6%	24.6%	29.1%	35.8%	28.6%	28.5%	24.5%	20.8%	17.5%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%
At 15% Premium:
Cash Available for Dividends	19.6%	22.4%	26.9%	33.4%	26.2%	26.0%	21.9%	18.2%	14.9%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP's, KMR's and EPB's closing share or unit prices on July 14, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
KMP	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
KMR	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
EPB	(15.9)%	(7.5)%	(3.1)%	4.6%	10.6%	12.3%	14.1%	15.9%	17.7%
At 15% Premium:
KMP	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
KMR	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
EPB	(12.1)%	(3.3)%	1.3%	9.4%	15.7%	17.4%	19.3%	21.1%	23.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, the following:

  •
  implied enterprise values (calculated as equity values based on closing stock or unit prices on July 14, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the

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    publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming, for illustrative purposes, a 10% premium to KMP's and EPB's closing unit prices on July 14, 2014, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 14.9x and 14.0x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.5x, 15.5x and 14.9x, respectively;

  •
  premiums paid in seven selected GP transactions announced from September 2007 through July 14, 2014 with transaction values ranging from approximately $212 million to $22 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.2% and a median of 15.6%), 11.4% to 27.0% (with a mean of 21.3% and a median of 22.4%) and 13.6% to 32.2% (with a mean of 19.6% and a median of 18.5%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.9% and a median of 18.8%), 9.4% to 40.0% (with a mean of 21.7% and a median of 20.6%) and 9.3% to 32.1% (with a mean of 19.9% and a median of 18.1%), respectively;

  •
  premiums paid in eight selected MLP transactions announced from October 1997 through July 14, 2014 with transaction values ranging from approximately $1 billion to $6 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), 2.7% to 39.0% (with a mean of 17.7% and a median of 14.7%) and 2.6% to 36.8% (with a mean of 18.2% and a median of 16.3%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), (0.5%) to 27.1% (with a mean of 12.7% and a median of 12.3%) and 3.3% to 28.1% (with a mean of 15.1% and a median of 15.1%), respectively; and

  •
  implied purchase prices as multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner in (i) eight selected transactions in which GP incentive distribution rights ranged from 2% to 15% announced from February 1997 through March 2014 with transaction values ranging from approximately $19 million to $366 million, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 21.9x to 115.5x (with a mean of 60.6x and a median of 51.4x), 20.9x to 109.5x (with a mean of 44.7x and a median of 31.6x) and 12.8x to 78.7x (with a mean of 32.9x and a median of 24.3x), respectively, (ii) 16 selected transactions in which GP incentive distribution rights ranged from 25% to 30% announced from March 1998 through December 2012 with transaction values ranging from approximately $12 million to $7 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 6.5x to 115.6x (with a mean of 31.5x and a median of 21.6x), 8.5x to 45.4x (with a mean of 24.5x and a median of 22.4x) and 3.8x to 37.5x (with a mean of 14.5x and a median of 12.7x), respectively, and (iii) 16 selected

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    transactions in which GP incentive distribution rights ranged from 45% to 50% announced from July 1999 through May 2013 with transaction values ranging from approximately $88 million to $2 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 10.1x to 42.6x (with a mean of 18.8x and a median of 16.3x), 8.1x to 27.2x (with a mean of 15.8x and a median of 15.4x) and 7.0x to 22.2x (with a mean of 13.5x and a median of 14.1x), respectively.

August 9, 2014 KMI Board Discussion Materials

        Financial analyses and market perspectives provided by Citi to the KMI board of directors on August 9, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to further assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended August 8, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended August 8, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

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  •
  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 95.7% and 152.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 140.4% and 226.5%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 98.0%, 124.4% and 152.2% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 114.5%, 164.2% and 212.0%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 104.7% and 174.1% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 125.0%, 155.3% and 168.5%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared of the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

  •
  Crestwood Equity Partners LP

  •
  Energy Transfer Partners, L.P.

  •
  NuStar GP Holdings, LLC

  •
  Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year

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2015 estimated GP yields as of August 8, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 5.5% to 26.4%;

  •
  expected potential total investment returns: 10.8% to 28.3%;

  •
  GP firm values: $1.8 billion to $33.3 billion;

  •
  debt ratios: 0.0x to 3.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.9% to 5.3% and 2.5% to 6.4%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 24.3%;

  •
  expected potential total investment returns: 12.3% to 26.5%;

  •
  GP firm values: $5.6 billion to $46.4 billion;

  •
  debt ratios: 0.5x to 4.0x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 2.1% to 4.0% and 2.7% to 4.4%.

        Citi observed the following corresponding data for KMI as of August 8, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.6%; (iii) a GP firm value of approximately $47.4 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.8% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of August 8, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $68.00 to $92.00 per share, $75.00 to $93.00 per unit and $32.00 to $40.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated EBITDA by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on August 8, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (August 8, 2014)
$33.91 - $48.93	$36.12

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        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on August 8, 2014 of approximately (6.1%) to 35.5%.

        Potential Total Investment Returns Overview.    In order to further assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.9% to 20.7% (with a median of 10.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.1% to 13.0% (with a median of 9.8%);

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    •
    calendar year 2015 estimated dividend yields: 2.9% to 4.4% (with a median of 4.0%); and

    •
    estimated potential total investment returns: 8.8% to 17.0% (with a median of 12.9%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 7.3% to 10.4% (with a median of 7.4%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.0% to 6.0% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.9%); and

  •
  estimated potential total investment returns: 6.8% to 9.6% (with a median of 7.9%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2029 using discount rates ranging from 7.5% to 9.0%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present

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value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$40.43 - $51.29	$41.83 - $52.86	$3.27 - $3.57	$45.10 - $56.43

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.3% to 4.1% and 3.5% to 4.4%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Cash Available for Dividends	21.9%	23.7%	28.8%	36.2%	29.0%	29.3%	25.3%	21.2%	17.1%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.1%	28.3%	25.3%	21.2%	17.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
KMP	(14.5)%	(11.3)%	(6.7)%	(4.7)%	2.9%	9.9%	11.8%	12.6%	13.4%
KMR	(14.8)%	(11.5)%	(6.9)%	(5.0)%	2.7%	9.6%	11.5%	12.4%	13.2%
EPB	(17.4)%	(9.1)%	(4.8)%	2.8%	8.7%	15.7%	17.3%	17.7%	18.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, implied enterprise values (calculated as equity values based on closing stock or unit prices on August 8, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive

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distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming a 12.0% and 15.4% premium to KMP's and EPB's closing unit prices on August 8, 2014, respectively, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 15.0x and 13.8x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.6x, 15.7x and 14.7x, respectively.

Miscellaneous

        KMI has agreed to pay Citi for its services as a financial advisor to KMI in connection with the proposed Transactions an aggregate fee of $5 million, payable contingent upon consummation of the Transactions. In addition, KMI has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement. Citi and its affiliates also are participating in the bridge facility as a syndication agent, documentation agent and lender and in the replacement revolving credit facility as syndication agent and as a joint lead arranger, joint bookrunner and lender, for which services Citi and its affiliates have received or will receive compensation.

        Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide services to KMI, KMP, KMR, EPB and their respective affiliates unrelated to the proposed Transactions for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the KMI board meeting on August 9, 2014 at which the proposed Transactions were approved, having acted or acting (i) as financial advisor in connection with certain merger and acquisition transactions, (ii) as a syndication agent, lead arranger, book-running manager and collateral agent for, and as a lender under, certain credit facilities of KMI, KMP and certain affiliates of EPB and (iii) as a sales agent, underwriter, co-manager and book-running manager for certain securities offerings of KMI, KMP and EPB, for which services Citi and its affiliates received aggregate fees totaling approximately $12.8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of KMI, KMP, KMR, EPB and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with KMI, KMP, KMR, EPB and their respective affiliates.

        KMI selected Citi to act as a financial advisor to KMI in connection with the proposed Transactions based on Citi's reputation, experience and familiarity with KMI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

        In considering the recommendations of the KMR special committee and the KMR board, KMR shareholders should be aware that some of the executive officers and directors of KMR have interests in the transaction that may differ from, or may be in addition to, the interests of KMR shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The KMR special committee and the KMR board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the KMR merger agreement and the KMP merger agreement.

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Common Directors and Executive Officers

        KMR and KMGP have the same directors and executive officers. The following KMR and KMGP directors and executive officers are directors and executive officers of KMI and EPGP:

  •
  Richard D. Kinder is Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP;

  •
  Steven J. Kean is Director, President and Chief Operating Officer of KMI, KMR, KMGP and EPGP;

  •
  Kimberly A. Dang is Vice President and Chief Financial Officer of KMI, KMR and KMGP and Vice President of EPGP;

  •
  David R. DeVeau is Vice President and General Counsel of KMI, KMR, KMGP and EPGP;

  •
  Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI, KMR, KMGP and EPGP and a Director of EPGP;

  •
  Dax A. Sanders is Vice President, Corporate Development of KMI, KMR, KMGP and EPGP; and

  •
  Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI, KMR, KMGP and EPGP.

Each of these individuals will retain his or her positions with KMI following the Transactions.

Indemnification and Insurance

        The KMR merger agreement provides for indemnification and advancement of expenses by KMI and KMR, after the effective time of the KMR merger, of the directors and officers of KMR to the fullest extent authorized or permitted by applicable law. These provisions, which the KMR merger agreement requires to be maintained in effect for six years after the effective time of the KMR merger, are in addition to the indemnification and advancement of expenses provided to each of KMR's directors and officers under (i) the organizational documents of KMR, and (ii) separate indemnification agreements each of KMR's non-employee directors has with KMR, KMGP, KMP and each of KMP's operating limited partnerships. In addition, KMI will maintain in effect for six years from the effective time of the KMR merger KMR's current directors' and officers' liability insurance policies covering acts or omissions occuring at or prior to the effective time with respect to such indemnified persons.

KMI Board Positions

        The non-employee directors on the KMR board, Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, each of whom serves on the KMR special committee, have been offered the opportunity to become members of the KMI board after the KMR merger. If any of these individuals becomes a member of the KMI board, his initial term would expire at the next KMI annual meeting of stockholders in 2015, and at that time, he would be required to stand for re-election by the stockholders if he wished to continue to serve as a director.

        Any non-employee director on the KMR board who becomes a member of the KMI board would be entitled to receive the same compensation as KMI's other non-employee directors. For 2014, this compensation consists of an annual retainer of $200,000, which is the same amount these directors currently receive for service on the KMGP and KMR boards. Under KMI's Stock Compensation Plan for Non-Employee Directors, eligible directors may elect to receive all or a portion of their annual retainer in the form of shares of KMI common stock rather than in cash. For more details about KMI's

98

Stock Compensation Plan for Non-Employee Directors, please see KMI's documents incorporated by reference as described under "Where You Can Find More Information."

Unit and Share Ownership of Directors and Executive Officers

        All directors and certain executive officers of KMR beneficially own equity securities of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions. Please see "—Security Ownership of Certain Beneficial Owners and Management of KMR" for further detail.

  No Severance or Similar Payments

        No executive officer of KMI or KMR is entitled to or will receive any severance payments or "golden parachute compensation" in connection with the Transactions.

Security Ownership of Certain Beneficial Owners and Management of KMR

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMR shares (i) by each of the directors of KMR, by the principal executive officer, principal financial officer and three other most highly compensated executive officers of KMR (referred to as the named executive officers) and by all directors and executive officers as a group; and (ii) by each person known by KMR to own beneficially at least 5% of such KMR shares. Except as noted otherwise, each beneficial owner has sole voting power and sole investment power over the shares listed. Unless noted otherwise, the address of each person below is c/o Kinder Morgan Management, LLC, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	KMR Shares
Name of Beneficial Owner	Number of Shares	Percent of Class(a)
Richard D. Kinder(b)	344,181	*
Steven J. Kean	5,752	*
Ted A. Gardner	79,495	*
Gary L. Hultquist	—	—
Perry M. Waughtal(c)	96,019	*
Kimberly A. Dang	715	*
Thomas A. Martin	6,128	*
John W. Schlosser	—	—
Directors and executive officers as a group (13 persons)(d)	534,667	*
KMI	16,809,529	12.5%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(e)	10,859,808	8.1%

*
Less than 1%.

(a)
Calculated based on 133,966,228 KMR shares outstanding as of September 26, 2014, including the four KMR voting shares owned by KMGP. Through the provisions in KMP's partnership agreement and KMR's LLC agreement, the number of outstanding KMR shares, including the voting shares, and the number of outstanding i-units will at all times be equal.

(b)
Includes 1,366 KMR shares owned by Mr. Kinder's spouse. Mr. Kinder disclaims all beneficial and pecuniary interest in these common units and KMR shares.

(c)
Includes 19,663 KMR shares held by a limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse and jointly controlled by Mr. Waughtal and his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in these shares.

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(d)
See notes (b) and (c).

(e)
As reported on the Schedule 13G/A filed February 5, 2014 by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne, Kayne Anderson Capital Advisors, L.P. reported that in regard to KMR shares, it had sole voting power over 0 KMR shares, shared voting power over 10,859,808 KMR shares, sole disposition power over 0 KMR shares and shared disposition power over 10,859,808 KMR shares. Mr. Kayne reported that in regard to KMR shares, he had sole voting power over 0 KMR shares, shared voting power over 10,859,808 KMR shares, sole disposition power over 0 KMR shares and shared disposition power over 10,859,808 KMR shares. Kayne Anderson Capital Advisors, L.P.'s and Richard A. Kayne's address is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMI common stock, KMP common units and EPB common units by each of the named executive officers and directors of KMR and by all directors and executive officers of KMR as a group.

	KMI Common Stock		KMP Common Units		EPB Common Units
Name of Beneficial Owner	Number of Shares	Percent of Class(a)	Number of Units	Percent of Class(a)	Number of Shares	Percent of Class(a)
Richard D. Kinder(b)	243,100,000	23.6%	333,774	*	128,000	*
Steven J. Kean(c)	7,119,843	*	10,830	*	18,000	*
Ted A. Gardner(d)	380,000	*	43,404	*	—	—
Gary L. Hultquist	—	—	500	*	—	—
Perry M. Waughtal(e)	10,000	*	46,918	*	—	—
Kimberly A. Dang(f)	2,110,690	*	121	*	—	—
Thomas A. Martin(g)	883,824	*	—	—	—	—
John W. Schlosser(h)	174,414	*	—	—	—	—
Directors and executive officers as a group (13 persons)(i)	254,743,184	24.8%	456,769	*	148,000	*

*
Less than 1%.

(a)
Calculated based on 1,028,229,501 shares of KMI common stock, 326,239,985 KMP common units and 232,729,329 EPB common units, as applicable, issued and outstanding as of September 26, 2014.

(b)
Includes 40,467 shares of KMI common stock and 7,879 KMP common units owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares and units owned by his wife. Also includes 11,072,258 shares of KMI common stock held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(c)
Excludes 754,717 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 230,000 shares of KMI common stock held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is a trustee, each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 425,000 shares of KMI common stock owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these shares.

(d)
Amount includes warrants to purchase 180,000 shares of KMI common stock held by Mr. Gardner.

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(e)
Includes 10,000 shares of KMI common stock held by a limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse and jointly controlled by Mr. Waughtal and his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in these shares.

(f)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 2,026,048 shares of KMI common stock held by a limited partnership of which Mrs. Dang controls the voting and disposition power. Mrs. Dang disclaims 10% of any beneficial and pecuniary interests in these shares. Amount includes warrants to purchase 192 shares of KMI common stock held by Mrs. Dang.

(g)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 148,950 shares of KMI common stock held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(h)
Excludes 150,944 restricted KMI shares subject to forfeiture and voting restrictions that lapse on March 1, 2019.

(i)
See notes (b) through (g) above. Also excludes 440,237 restricted KMI shares subject to forfeiture and voting restrictions that lapse between July 16, 2016 and July 16, 2019. Also includes 246,022 shares of KMI common stock and 20,000 KMP common units held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which KMI shares and KMP common units, the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Amount includes warrants to purchase 1,600 shares of KMI common stock held by an executive officer.

No Appraisal Rights

        KMR shareholders will not have appraisal rights in connection with the KMR merger. Under Section 18-210 of the Delaware Limited Liability Company Act, a limited liability company agreement or an agreement of merger may provide contractual appraisal rights with respect to membership interests in the limited liability company. The KMR LLC agreement, however, does not provide members with any dissenters' or appraisal rights in the event of a merger. Further, Section 2.4 of the KMR merger agreement provides that no dissenters' or appraisal rights are available with respect to the KMR merger or the other transactions contemplated by the KMR merger agreement. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, the KMR LLC agreement and the KMR merger agreement.

Accounting Treatment of the Merger

        The KMR merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls KMR and will continue to control KMR after the KMR merger, the changes in KMI's ownership interest in KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the KMR merger.

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 Estimated Fees and Expenses

        The following is an estimate of the aggregate fees and expenses incurred or to be incurred, excluding financing cost, by the parties in connection with the Transactions:

Description	Amount
(in millions)
Financial advisory fees	$30.5
Legal and other professional service fees	16.8
Proxy solicitation, printing and mailing costs	17.5
Filing fees	5.6
Miscellaneous	19.6

Total	$90.0

        Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

Regulatory Approvals Required for the Merger

        We are unaware of any material regulatory approvals that must be received or filings that must be made in order to consummate the KMR merger, other than regulatory approvals required in the KMP merger. The following is a summary of the material regulatory requirements for completion of the KMP merger contemplated by the KMP merger agreement, the completion of which is a condition to the KMR merger. There can be no guarantee if and when any of the consents or approvals required for the KMP merger will be obtained or as to the conditions that such consents and approvals may contain.

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the "HSR Act", and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the "Antitrust Division", and the United States Federal Trade Commission, which is referred to as the "FTC", and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed HSR Act Notification and Report Forms, which are referred to as the "HSR Forms," with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

Directors and Executive Officers of KMI After the Merger

        The directors and executive officers of KMI prior to the KMR merger will continue as directors and executive officers of KMI after the merger, except one of the current two directors nominated by Highstar Capital LP, which is referred to as "Highstar," will step down as a result of Highstar ownership in KMI being reduced below 5% due to dilution as a result of the Transactions. For further information, please see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights." Additionally, the non-employee directors of KMR, KMGP and EPGP have been offered the opportunity to become members of the KMI board of directors after the Transactions.

Listing of KMI Common Stock

        It is a condition to closing that the KMI common stock to be issued in the KMR merger to KMR shareholders be approved for listing on the NYSE, subject to official notice of issuance.

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 Delisting and Deregistration of KMR shares

        If the KMR merger is completed, KMR shares will cease to be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Ownership of KMI after the Transactions

        KMI will issue approximately [              ] million shares of KMI common stock to former public KMR shareholders pursuant to the KMR merger. Further, KMI will issue approximately [              ] million shares of KMI common stock to former public KMP unitholders and public EPB unitholders pursuant to the KMP merger and the EPB merger. As a result, immediately following the completion of the Transactions, KMI expects to have at least [              ] million shares of KMI common stock outstanding. Former public KMR shareholders are therefore expected to hold approximately [        ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions. Collectively, former public KMP common unitholders, public KMR shareholders and public EPB common unitholders are expected to hold approximately [        ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions.

Restrictions on Sales of KMI Common Stock Received in the Merger

        Shares of KMI common stock issued in the KMR merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of KMI common stock issued to any KMR shareholder who may be deemed to be an "affiliate" of KMI after the completion of the KMR merger. This proxy statement/prospectus does not cover resales of KMI common stock received by any person upon the completion of the KMR merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Mergers

        Three putative class action lawsuits were filed in the Court of Chancery of the State of Delaware in connection with the proposed merger transactions: (i) William Bryce Arendt v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10093-VCL; (ii) The Haynes Family Trust U/A. v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10118-VCL; and (iii) George H. Edwards, et al., v. El Paso Pipeline Partners, L.P., et al., Case No. 10160-VCL. On September 28, 2014, the Arendt and Haynes actions were consolidated under the caption In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation, Case No. 10093-VCL, with the complaint in the Haynes action designated as the operative complaint. The lawsuits seek to enjoin one or more of the proposed merger transactions.

        The plaintiffs in the In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation action allege that (i) KMR, KMGP, and individual defendants breached the express terms of and their duties under the KMP partnership agreement, including the implied duty of good faith and fair dealing, by entering into the KMP Transaction and by failing to adequately disclose material facts related to the transaction; (ii) KMI aided and abetted such breach; and (iii) KMI tortiously interfered with the rights of the plaintiff and the putative class under the KMP partnership agreement by causing KMGP and the individual defendants to breach their duties under the KMP partnership agreement. Further, plaintiff alleges that the KMP partnership agreement mandates that the transaction be approved by two-thirds of KMP's limited partner interests. On September 26, 2014, plaintiffs filed a motion for expedited proceedings. On September 29, 2014, plaintiffs filed a motion for a preliminary injunction seeking to enjoin the KMP vote.

        In the George H. Edwards, et al. v. El Paso Pipeline Partners, L.P., et al. action, plaintiffs allege that (i) EPGP breached the implied duty of good faith and fair dealing by approving the EPB transaction in bad faith; (ii) EPGP, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach; (iii) EPGP breached its duties under the EPB partnership

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agreement, including the implied duty of good faith and fair dealing; and (iv) EPB, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach and tortuously interfered with the rights of the EPB unitholders under the EPB partnership agreement.

        The plaintiffs also allege that (i) KMR and KMGP breached their duties under the KMP partnership agreement including the implied duty of good faith and fair dealing; and (ii) KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach and tortiously interfered with the rights of the KMP unitholders under the KMP partnership agreement. In addition, plaintiffs allege that KMR and KMGP breached the residual fiduciary duties owed to KMP unitholders, and KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach. Finally, plaintiffs allege that the KMP partnership agreement mandates that the KMP merger be approved, alternatively, by at least 95% of all of KMP's limited partner interests, by at least two-thirds of KMP's limited partner interests, or by at least two-thirds of KMP's common unitholders.

        On September 26, 2014, plaintiffs filed a motion for expedited discovery, and a motion for a preliminary injunction seeking to enjoin defendants from proceeding with the unitholder vote on the KMP merger agreement.

        The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits.

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RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the KMR merger agreement and the KMP merger agreement. In addition, you should read and carefully consider the risks associated with each of KMI and KMR and their respective businesses. These risks can be found in KMI's and KMR's respective Annual Reports on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You also may wish to read and consider the risks associated with each of KMP and EPB and their respective businesses described in their reports filed with the SEC. For further information regarding the documents incorporated into this proxy statement/prospectus by reference or referred to above, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference or referred to above could have a material adverse effect on KMI's, KMR's or the combined organization's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective securities.

Risk Factors Relating to the Merger

The mergers that are part of the Transactions are contingent upon each other, and the KMR merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and KMR shareholder approvals are obtained.

        Completion of the KMR merger is contingent upon completion of the KMP merger and the EPB merger, and vice versa. No merger will occur unless all three mergers occur. The KMP merger and the EPB merger are subject to the satisfaction or waiver of their own conditions, including approval of merger agreements by KMP's and EPB's respective unitholders, some of which are out of the control of KMI and all of which are out of the control of KMR. Further, KMI's stockholders must approve an amendment to KMI's certificate of incorporation to increase the number of authorized shares of KMI common stock and must approve the issuance of KMI common stock in the three mergers.

        The KMR merger agreement contains other conditions that, if not satisfied or waived, would result in the KMR merger not occurring, even though the KMI stockholders and the KMR shareholders may have voted in favor of the merger-related proposals presented to them. Satisfaction of some of these other conditions to the KMR merger, such as receipt of required regulatory approvals, is not entirely in the control of KMI or KMR. In addition, KMI and KMR can agree not to consummate the KMR merger even if all stockholder and shareholder approvals have been received. The closing conditions to the KMR merger may not be satisfied, and KMI or KMR may choose not to, or may be unable to, waive an unsatisfied condition, which may cause the KMR merger not to occur. See "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger."

Because the exchange ratio is fixed and because the market price of KMI common stock will fluctuate prior to the consummation of the KMR merger, KMR shareholders cannot be sure of the market value of the KMI common stock they will receive in the KMR merger until the effective time of the KMR merger.

        The market value of the KMI common stock that KMR shareholders will receive in the KMR merger will depend on the trading price of the KMI common stock as of the effective time of the KMR merger. The exchange ratio that determines the number of shares of KMI common stock that KMR shareholders will receive in the KMR merger is fixed. This means that there is no mechanism contained in the KMR merger agreement that would adjust the number of shares of KMI common stock that KMR shareholders will receive based on any decreases in the trading price of the KMI

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common stock. If the KMI common stock price as of the effective time of the KMR merger is less than the KMI common stock price on the date that the KMR merger agreement was signed, then the market value of the consideration received by KMR shareholders will be less than contemplated at the time the KMR merger agreement was signed.

        KMI common stock price changes may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the Transactions on KMI's future financial performance, conditions affecting its industry generally or those of its customers, changes in KMI's business, operations and prospects, and regulatory considerations. Many of these factors are beyond KMI's and KMR's control. For historical and current market prices of KMI common stock and KMR shares, please read "Summary Term Sheet—Comparative Stock and Share Prices; Comparative Dividends and Distributions" in this proxy statement/prospectus.

KMR is subject to provisions that limit its ability to pursue alternatives to the KMR merger, could discourage a potential competing acquirer of KMR from making a favorable alternative transaction proposal and, in specified circumstances under the KMR merger agreement, could require KMR to pay a termination fee of $311 million to KMI.

        Under the KMR merger agreement, KMR is restricted from entering into alternative transactions. Unless and until the KMR merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "Proposal 1: The Merger Agreement—No Solicitation by KMR"), KMR is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the KMR merger agreement, in the event of a potential change by the KMR special committee or the KMR board of its recommendation with respect to the KMR merger in light of a superior proposal or an intervening event, KMR must provide KMI with five days' notice to allow KMI to propose an adjustment to the terms and conditions of the KMR merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of KMR from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share market value than the market value proposed to be received or realized in the KMR merger, or might result in a potential competing acquirer of KMR proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

        Under the KMR merger agreement, KMR may be required to pay to KMI a termination fee of $311 million if the KMR merger agreement is terminated under specified circumstances (which are discussed in more detail in "Proposal 1: The Merger Agreement—Termination Fees"). If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of KMR. For a discussion of the restrictions on KMR soliciting or entering into a takeover proposal or alternative transaction and the KMR special committee's and the KMR board's ability to change its recommendation, see "Proposal 1: The Merger Agreement—No Solicitation by KMR" and "—KMR Recommendation and KMR Adverse Recommendation Change."

Some directors and executive officers of KMR have certain interests that are different from those of KMR shareholders generally.

        Some directors and executive officers of KMR have interests that may be different from, or be in addition to, your interests as a shareholder of KMR. You should consider these interests in voting on the KMR merger. These different interests are described under "Special Factors—Interests of Certain Persons in the Transactions."

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The KMI common stock to be received by KMR shareholders as a result of the KMR merger has different rights from KMR shares.

        Following completion of the KMR merger, KMR shareholders will no longer hold KMR shares, but will instead be stockholders of KMI. KMI is a corporation, and KMR is a limited liability company. There are important differences between the rights of KMR shareholders and the rights of KMI stockholders. See "Comparison of Rights of KMI Stockholders and KMR Shareholders" for a discussion of the different rights associated with KMR shares and KMI common stock.

KMI and the other parties will incur substantial transaction-related costs in connection with the Transactions.

        KMI and the other parties to the Transactions, including KMR, expect to incur a number of non-recurring transaction-related costs associated with completing the Transactions, which are currently estimated to total approximately $90 million, excluding expenses associated with expected financing, which expenses could be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. There can be no assurance that the elimination of certain costs due to the fact that KMP, KMR and EPB will no longer be public companies will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Failure to complete, or significant delays in completing, the KMR merger could negatively affect the trading prices of KMI common stock and KMR shares and the future business and financial results of KMI and KMR.

        Completion of the KMR merger is not assured and is subject to risks, including the risks that approval of the KMR merger by the KMR shareholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the KMR merger is not completed, or if there are significant delays in completing the KMR merger, the trading prices of KMI common stock and KMR shares and the respective future business and financial results of KMI and KMR could be negatively affected, and each of them will be subject to several risks, including the following:

  •
  the parties may be liable for damages to one another under the terms and conditions of the KMR merger agreement;

  •
  negative reactions from the financial markets, including declines in the prices of KMI common stock or KMR shares due to the fact that current prices may reflect a market assumption that the KMR merger will be completed;

  •
  having to pay certain significant costs relating to the KMR merger, including, in the case of KMR in certain circumstances, a termination fee of $311 million, as described in "Proposal 1: The Merger Agreement—Termination Fees"; and

  •
  the attention of management of KMI and KMR will have been diverted to the KMR merger rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

If the KMR merger is approved by KMR shareholders, the date that those shareholders will receive the merger consideration is uncertain.

        As described in this proxy statement/prospectus, completing the KMR merger is subject to a number of conditions, not all of which are controllable or waiveable by KMI or KMR. Accordingly, if the KMR merger is approved by KMR shareholders, the date that those shareholders will receive the merger consideration depends on the completion date of the KMR merger, which is uncertain.

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The fairness opinion rendered to the KMR special committee by its financial advisor was based on the financial analysis performed by the financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of the opinion. The KMR special committee has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the KMR merger agreement.

        The fairness opinion rendered to the KMR special committee by Jefferies was provided in connection with, and at the time of, the KMR special committee's evaluation of the KMR merger and the KMR merger agreement. This opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. The KMR special committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor, and it does not expect to obtain an updated opinion prior to completion of the KMR merger. Changes in the operations and prospects of KMI or KMR, general market and economic conditions and other factors which may be beyond the control of KMI and KMR, and on which the fairness opinion was based, may have altered the value of KMI or KMR or the prices of KMI common stock or KMR shares since the date of such opinion, or may alter such values and prices by the time the KMR merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that the KMR special committee received from its financial advisor, please refer to "Special Factors—Opinion of Jefferies LLC."

The financial estimates in this proxy statement/prospectus are based on various assumptions that may not be realized.

        The financial estimates set forth in the forecast included under "Special Factors—Projected Financial Information" are based on assumptions of, and information available to, management of KMI at the time they were prepared and provided to the KMR special committee and its financial advisor. KMI and KMR do not know whether the assumptions made will be realized. They can be adversely affected by known or unknown risks and uncertainties, many of which are beyond KMI's and KMR's control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining KMI's and/or KMR's future results. As a result of these contingencies, actual future results may vary materially from KMI's estimates. In view of these uncertainties, the inclusion of the projected financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

        The projected financial information contains possible scenarios for KMI's and KMR's internal use and was not prepared with a view toward public disclosure, nor with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither KMI nor KMR undertakes any obligation, other than as required by applicable law, to update the projected financial information herein to reflect events or circumstances after the date the projected financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

        The projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KMI. PricewaterhouseCoopers LLP, KMI's and KMR's independent accountants, have not compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, PricewaterhouseCoopers LLP

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assumes no responsibility for, and disclaims any association with, such projected financial information. The reports of PricewaterhouseCoopers LLP incorporated by reference in this proxy statement/prospectus relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See "Special Factors—Projected Financial Information" for more information.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the KMR merger.

        No ruling has been or is expected to be requested from the IRS with respect to the U.S. federal income tax consequences of the KMR merger taken separately or taken together with the second step merger. Instead, KMI and KMR are relying on the advice of their respective counsel as to the U.S. federal income tax consequences of the KMR merger, and counsel's conclusions may not be sustained if challenged by the IRS. Please read "Material U.S. Federal Income Tax Consequences."

Purported class action complaints have been filed challenging the merger transactions, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed merger and result in substantial costs.

        Two purported class action lawsuits are currently pending that challenge the merger transactions. Each lawsuit names as defendants KMP, KMI, KMGP, and individual members of KMGP's board of directors. Additionally, KMR, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, and individual members of EPGP's board of directors are named as defendants in one of the pending actions. Among other remedies, the plaintiffs seek to enjoin one or more of the proposed merger transactions. If these lawsuits are not dismissed or otherwise resolved, they could prevent and/or delay completion of the merger transactions and result in substantial costs to KMI, KMP, KMR, and EPB including any costs associated with the indemnification of general partners, directors, and/or their affiliates. Additional lawsuits may be filed in connection with the proposed merger transactions. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See "Special Factors—Litigation Relating to the Mergers."

Risk Factors Relating to the Ownership of KMI Common Stock

The price of KMI common stock may be volatile, and holders of KMI common stock could lose a significant portion of their investments.

        The market price of the KMI common stock could be volatile, and holders of KMI common stock may not be able to resell their KMI common stock at or above the price at which they acquired such KMI common stock due to fluctuations in the market price of the KMI common stock, including changes in price caused by factors unrelated to KMI's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for the KMI common stock include:

  •
  changes in stock market analyst recommendations or earnings estimates regarding the KMI common stock, other companies comparable to KMI or companies in the industries KMI serves;

  •
  actual or anticipated fluctuations in KMI's operating results or future prospects;

  •
  reaction to KMI's public announcements;

  •
  strategic actions taken by KMI or its competitors, such as acquisitions or restructurings;

  •
  the recruitment or departure of key personnel;

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  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to KMI's business and operations;

  •
  changes in tax or accounting standards, policies, guidance, interpretations or principles;

  •
  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

  •
  sales of KMI common stock by KMI, members of its management team or significant stockholders.

Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

        KMI's dividend policy provides that, subject to applicable law, KMI will pay quarterly cash dividends generally representing the cash it receives from its subsidiaries less any cash disbursements and reserves established by a majority vote of the KMI board of directors, including for general and administrative expenses, interest and cash taxes. However, KMI's board of directors may amend, revoke or suspend the dividend policy at any time, and even while the current policy is in place, the actual amount of dividends on the KMI common stock will depend on many factors, including KMI's financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of its subsidiaries, legal, regulatory and contractual constraints, tax laws and other factors.

        Over time, KMI's capital and other cash needs may change significantly from its current needs, which could affect whether KMI pays dividends and the amount of any dividends it may pay in the future. The terms of any future indebtedness KMI incurs also may restrict it from paying cash dividends on its stock under certain circumstances. A decline in the market price or liquidity, or both, of the KMI common stock could result if KMI's board of directors establishes large reserves that reduce the amount of quarterly dividends paid or if KMI reduces or eliminates the payment of dividends. This may in turn result in losses by KMI's stockholders, which could be substantial.

KMI's dividend policy may limit its ability to pursue growth opportunities or impair its financial flexibility.

        If KMI pays dividends at the level currently anticipated under its dividend policy, KMI may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund its operations in the event of a significant business downturn. In addition, because of the dividends required under the dividend policy, KMI's ability to pursue any material expansion of its business, including through acquisitions, increased capital spending or other increases of expenditures, will depend more than it otherwise would on KMI's ability to obtain third party financing. KMI cannot assure its stockholders that such financing will be available to KMI at all, or at an acceptable cost. If KMI is unable to take timely advantage of growth opportunities, its future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of the KMI common stock.

KMI's ability to pay dividends is restricted by Delaware law.

        Under the General Corporation Law of the State of Delaware, or the DGCL, KMI's board of directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the DGCL, or if KMI does not have a surplus, it is paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. KMI's bylaws require the declaration and payment of dividends to comply with the DGCL. If, as a result of these restrictions, KMI is unable to authorize payment of dividends, a decline in the market price or liquidity, or both, of the KMI common stock could result. This may in turn result in losses by KMI stockholders.

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KMI's substantial debt could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

        In connection with the Transactions, KMI expects to incur approximately $4.2 billion of additional indebtedness either under the bridge facility or in capital markets transactions. As a result, as of June 30, 2014, on a pro forma basis after giving effect to the Transactions, KMI would have had approximately $39.3 billion of consolidated debt (excluding debt fair value adjustments). Additionally, in connection with the Transactions, KMI, KMP, EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into a cross guarantee arrangement whereby each entity will unconditionally guarantee the indebtedness of each other entity, thereby causing KMI to become liable for the debt of each of such subsidiaries. This level of debt and this cross guarantee arrangement could have important consequences, such as:

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  limiting KMI's ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

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  increasing the cost of future borrowings by KMI;

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  limiting KMI's ability to use operating cash flow in other areas of its business or to pay dividends because it must dedicate a substantial portion of these funds to make payments on its debt;

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  placing KMI at a competitive disadvantage compared to competitors with less debt; and

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  increasing KMI's vulnerability to adverse economic and industry conditions.

        KMI's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond KMI's control. If KMI's operating results are not sufficient to service its indebtedness, including the cross-guaranteed debt, and any future indebtedness that it may incur, KMI will be forced to take actions, which may include reducing dividends, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. KMI may not be able to effect any of these actions on satisfactory terms or at all.

        To the extent indebtedness incurred in connection with the Transactions is floating rate debt, such as would be the case pursuant to the bridge facility, each of KMI's, KMP's, KMR's and EPB's exposure to floating rate debt would increase.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the KMR merger, to service debt or to pay dividends involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of KMI or KMR to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  the ability to complete the KMR merger;

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  the ability to complete the KMP merger and the EPB merger;

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  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

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  the potential impact of the announcement or consummation of the Transactions on relationships, including with employees, suppliers, customers and competitors;

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  the timing and extent of changes in price trends and overall demand for natural gas liquids ("NGL"), refined petroleum products, oil, carbon dioxide ("CO2"), natural gas, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in tariff rates charged by KMI's pipeline subsidiaries required by the Federal Energy Regulatory Commission, the California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

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  KMI's ability to acquire new businesses and assets and integrate those operations into its existing operations, and make cost-saving changes in operations, particularly if KMI undertakes multiple acquisitions in a relatively short period of time, as well as the ability to expand its facilities;

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  KMI's ability to safely operate and maintain its existing assets and to access or construct new pipeline, gas processing and NGL fractionation capacity;

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  KMI's ability to attract and retain key management and operations personnel;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use KMI's services or provide services or products to it;

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  changes in crude oil and natural gas production, and the NGL content of natural gas production, from exploration and production areas that KMI serves, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Ohio, Pennsylvania and Texas, the U.S. Rocky Mountains and the Alberta, Canada oil sands;

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  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect KMI's business or its ability to compete;

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  interruptions of electric power supply to KMI's facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

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  the uncertainty inherent in estimating future oil, natural gas and CO2 production or reserves;

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  KMI's ability to complete expansion and newbuild projects on time and on budget;

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  the timing and success of KMI's business development efforts, including its ability to renew long-term customer contracts;

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  changes in accounting pronouncements that impact the measurement of results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  KMI's ability to offer and sell debt or equity securities or obtain financing in sufficient amounts and on acceptable terms to implement that portion of its business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

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  KMI's indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at a competitive disadvantage compared to its competitors that have less debt or have other adverse consequences;

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  KMI's ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage to KMI's properties greater than its insurance coverage limits;

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  KMI's ability to obtain and maintain investment grade credit ratings for KMI and its subsidiaries;

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  capital and credit markets conditions, inflation and fluctuations in interest rates;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  KMI's ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the extent of KMI's success in developing and producing CO2 and oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that KMI may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

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  unfavorable results of litigation and the outcome of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement/prospectus.

        Forward-looking statements are based on the expectations and beliefs of management, based on information currently available, concerning future events affecting KMI. Although KMI believes that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to KMI's operations and business environment, all of which are difficult to predict

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and many of which are beyond KMI's control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" contained in KMI's and KMR's Exchange Act reports incorporated herein by reference, will be important in determining future results after the Transactions, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on KMI's results of operations, financial condition, cash flows or dividends. In view of these uncertainties, KMI and KMR caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, KMI and KMR undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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 THE PARTIES TO THE MERGER

KMI

        KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR, including all of its voting shares, which are not publicly traded.

        The executive offices of KMI are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

KMR

        KMR is a Delaware limited liability company with its listed shares traded on the NYSE under the symbol "KMR." KMR is a limited partner in KMP, owning all of the KMP i-units. The outstanding KMR voting shares (the only shares that vote for the election of KMR's directors) are owned by KMGP, the general partner of KMP. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships.

        The executive offices of KMR are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

R Merger Sub

        R Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of KMI that was formed solely in contemplation of the KMR merger, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the KMR merger agreement. R Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the KMR merger agreement.

        The executive offices of R Merger Sub are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

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 THE KMR SPECIAL MEETING

        We are providing this proxy statement/prospectus to the KMR shareholders in connection with the solicitation of proxies to be voted at the special meeting of KMR shareholders that we have called for the purposes described below. This proxy statement/prospectus constitutes a prospectus for KMI in connection with the issuance by KMI of KMI common stock in connection with the KMR merger. This proxy statement/prospectus is first being mailed to KMR shareholders on or about [                ], 2014 and provides KMR shareholders with the information they need to know about the Transactions and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The special meeting will be held at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 on [                ], [                ], 2014 at [          ] a.m., local time.

Purpose

        At the special meeting, you will be asked to vote solely on the following proposals:

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  Proposal 1:  to approve the KMR merger agreement. Please see "Proposal 1: The Merger Agreement."

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  Proposal 2:  to approve the KMR adjournment proposal, if adjourment is submitted to a vote of shareholders. Please see "Proposal 2: Adjournment of the KMR Special Meeting."

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  Proposal 3:  to approve the KMP merger agreement, in order to determine how the i-units owned by KMR will be voted at the KMP special meeting on the proposal to approve the KMP merger agreement. Please see "Proposal 3: The KMP Merger Agreement."

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  Proposal 4:  to approve the KMP adjournment proposal. Please see "Proposal 4: Adjournment of the KMP Special Meeting."

KMR Special Committee and KMR Board Recommendation

        The KMR special committee and the KMR board each recommend that you vote:

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  Proposal 1:  FOR approval of the KMR merger agreement; and

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  Proposal 2:  FOR the KMR adjournment proposal;

  and the KMR board recommends that you vote:

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  Proposal 3:  FOR approval of the KMP merger agreement; and

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  Proposal 4:  FOR the KMP adjournment proposal.

        The KMR special committee and the KMR board each (i) determined that (A) the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties and (B) the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of the unaffiliated KMR shareholders, (ii) approved the KMR merger and the KMR merger agreement and (iii) resolved to recommend approval of the KMR merger agreement to the KMR listed shareholders. See "Special Factors—Recommendation of the KMR Special Committee and the KMR Board and Their Reasons for the Merger."

        In considering the recommendations of the KMR special committee and the KMR board with respect to the KMR merger agreement and the transactions contemplated thereby, you should be aware that some of KMR's directors and executive officers may have interests that are different from,

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or in addition to, the interests of KMR shareholders more generally. See "Special Factors—Interests of Certain Persons in the Transactions."

        See the complete KMP proxy statement/prospectus attached as Annex D to this proxy statement/prospectus for further detail regarding the KMP merger agreement and the related proposals.

Record Date; Outstanding Shares; Shares Entitled to Vote

        The record date for the special meeting is [                ], 2014. Only KMR shareholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. KMR listed shares beneficially owned by KMGP and its affiliates are not entitled to vote their KMR listed shares on and such listed shares are not considered outstanding for purposes of Proposal 1.

        As of the close of business on the record date, there were [                ] KMR listed shares outstanding and entitled to vote at the KMR special meeting, including [                ] KMR listed shares owned by KMGP and its affiliates, which are not entitled vote on, and are not considered outstanding for purposes of, approval of the KMR merger agreement. Each holder of KMR shares is entitled to one vote for each KMR share owned as of the record date, other than KMR listed shares owned by KMGP and its affiliates with respect to approval of the KMR merger agreement.

        A complete list of KMR shareholders entitled to vote at the KMR special meeting will be available for inspection at our principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting. We are commencing our solicitation of KMR proxies on [                        ], 2014, which is before the [                        ], 2014 KMR record date. We will continue to solicit proxies until the [                        ], 2014 KMR special shareholder meeting. Each KMR shareholder of record on [                        ], 2014 who has not received a KMR proxy statement prior to that date will receive a KMR proxy statement and have the opportunity to vote on the matters described in the KMR proxy statement. Proxies delivered prior to the KMR record date will be valid and effective so long as the KMR shareholder providing the proxy is a KMR shareholder on the KMR record date. If you are not a holder of record on the KMR record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMR shares you own on the record date even if that number is different from the number of KMR shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Quorum

        A quorum of KMR shareholders is required to approve the KMR merger agreement at the KMR special meeting, but not to approve any adjournment of the meeting. A majority of the outstanding KMR listed shares, other than KMR listed shares owned by KMGP and its affiliates, must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted as present in determining whether a quorum is present at the special meeting.

Required Vote

        To approve the KMR merger agreement, holders of a majority of the outstanding KMR listed shares, other than those owned by KMGP and its affiliates, must vote in favor of approval of the KMR merger agreement. Because approval is based on the affirmative vote of a majority of such outstanding KMR listed shares, a KMR shareholder's failure to submit a proxy or to vote in person at the KMR special meeting or an abstention from voting, or the failure of a KMR shareholder who holds his or

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her shares in "street name" through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the KMR merger agreement.

        If submitted to a vote of KMR shareholders, the KMR adjournment proposal requires the affirmative vote of a majority of the KMR shares present in person or by proxy at the KMR special meeting, whether or not a quorum exists. Abstentions will have the same effect as a vote against the proposal to adjourn the KMR special meeting. KMR shares not in attendance at the KMR special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the KMR special meeting.

        To approve the KMP merger agreement at the KMP special meeting, holders of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, must vote in favor of approval of the KMP merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, and KMR will vote the KMP i-units in accordance with the manner in which the KMR shares are voted with respect to the KMP merger, a KMR shareholder's failure to submit a proxy or to vote in person at the KMR special meeting or an abstention from voting, or the failure of a KMR shareholder who holds his or her shares in "street name" through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the KMP merger agreement at the KMP special meeting. Because the KMR merger is contingent on the KMP merger, and vice versa, a vote against or an abstention from voting on the proposal to approve the KMP merger agreement is indirectly a vote against the KMR merger agreement.

        If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (a) if a quorum does not exist, the affirmative vote of a majority of the KMP common units, Class B units and i-units, voting together as a single class, present in person or by proxy at the KMP special meeting or (b) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. Abstentions will have the same effect as a vote against the proposal to adjourn the KMP special meeting. KMR shares not voted with respect to the KMP adjournment proposal will result in i-units being voted as abstentions. Accordingly, if you fail to vote your KMR shares, it will have the same effect as a vote against the KMP adjournment proposal.

Share Ownership of and Voting by KMI and KMR's Directors and Executive Officers

        At the close of business on the record date for the special meeting, KMI and its subsidiaries held, in the aggregate, KMR shares representing approximately [        ]% of the outstanding KMR shares, and the directors and executive officers of KMR held, in the aggregate, KMR shares representing approximately [        ]% of the outstanding KMR shares. KMI and its subsidiaries are not entitled to vote on the KMR merger agreement, but KMI has agreed in the KMR merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMR shares FOR the KMP merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their KMR shares FOR both of the adjournment proposals. KMGP and its affiliates are not entitled to vote their KMR listed shares on the KMR merger agreement. We believe that the KMR directors and executive officers who are not affiliates of KMGP intend to vote all of their KMR listed shares FOR the KMR merger agreement proposal and that the KMR directors and executive officers intend to vote all of their KMR listed shares FOR the KMR adjournment proposal, FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal.

        Accordingly we believe approximately [      ]% of the outstanding KMR shares will be voted in favor of the KMR adjournment proposal, the KMP merger agreement and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMR shares.

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 Voting of Shares by Holders of Record

        If you are entitled to vote at the KMR special meeting and hold your KMR listed shares in your own name, you can submit a proxy or vote in person by completing a ballot at the KMR special meeting. However, we encourage you to submit a proxy before the KMR special meeting even if you plan to attend the KMR special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your KMR listed shares on your behalf in the manner you instruct. If you hold KMR shares in your own name, you may submit a proxy for your shares by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

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  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

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  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All KMR listed shares represented by each properly executed and valid proxy received before the KMR special meeting will be voted in accordance with the instructions given on the proxy. If a KMR shareholder executes a proxy card without giving instructions, the KMR shares represented by that proxy card will be voted FOR approval of the proposal to approve the KMR merger agreement, FOR approval of the KMR adjournment proposal, FOR approval of the proposal to approve the KMP merger agreement and FOR approval of the KMP adjournment proposal.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [                ], [                ], 2014.

Voting of Shares Held in Street Name

        If your KMR listed shares are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your KMR listed shares by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

        If you hold your shares in a brokerage account and you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposals to approve the KMR merger agreement or the KMP merger agreement or the adjournment proposals. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the KMR special meeting.

        If you hold KMR listed shares through a bank, broker, nominee, trust company or other fiduciary and wish to vote your KMR listed shares in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector of election with your ballot when you vote at the KMR special meeting.

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 Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your proxy is voted at the KMR special meeting. If you are a shareholder of record, you can do this by:

  •
  sending a written notice stating that you revoke your proxy and that bears a date later than the date of the proxy to KMR at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attn: Corporate Secretary;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet; or

  •
  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the KMR special meeting.

        If you hold your shares through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary, in order to revoke or change your vote.

Solicitation of Proxies

        We will bear all costs and expenses in connection with the solicitation of proxies from KMR shareholders. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the KMR special meeting and estimate that KMI, KMP, KMR and EPB will pay D.F. King & Co., Inc. an aggregate base fee of approximately $60,000 for its services in connection with the Transactions. We also have agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, such as phone calls with our shareholders. These expenses and disbursements could be substantial. KMI has agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Shareholders should not send share certificates with their proxies.    A letter of transmittal and instructions for the surrender of KMR share certificates will be mailed to KMR shareholders shortly after the completion of the KMR merger.

No Other Business

        Under the KMR LLC agreement, the business to be conducted at the KMR special meeting will be limited to the purposes stated in the notice of the special meeting to KMR shareholders provided with this proxy statement/prospectus.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Pursuant to the terms of the KMR LLC agreement, any adjournment may be made from time to time by either the Chairman of the KMR board without shareholder action or with the approval of a majority of the votes present in person or by proxy and entitled to vote on such matter at the time of the vote, whether or not a quorum exists. We are not required to notify KMR shareholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, we may transact any business that we might have

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transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by KMR shareholders for use at the KMR special meeting will be used at any adjournment or postponement of the meeting. References to the KMR special meeting in this proxy statement/prospectus are to such KMR special meeting as adjourned or postponed.

        Because the KMR LLC agreement provides that the KMR special meeting shall be held at the same time and place as the KMP special meeting, if the KMP special meeting is adjourned we expect to adjourn the KMR special meeting as well.

Attending the Special Meeting

        All KMR shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the KMR special meeting. Seating, however, is limited. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [          ] a.m. local time, and seating will begin at [          ] a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the KMR special meeting.

        KMR shareholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your KMR listed shares in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the KMR special meeting or a brokerage statement reflecting your share ownership as of the close of business on the record date and check in at the registration desk at the KMR special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the KMR special meeting, please contact D.F. King & Co., Inc. toll-free at (800) 330-4627 (banks and brokers call collect at (212) 269-5550) or by email at kmr@dfking.com.

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PROPOSAL 1: THE MERGER AGREEMENT

        The following describes the material provisions of the KMR merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the KMR merger agreement. This summary does not purport to be complete and may not contain all of the information about the KMR merger agreement that is important to you. KMI and KMR encourage you to read carefully the KMR merger agreement in its entirety before making any decisions regarding the KMR merger as it is the legal document governing the KMR merger.

        The KMR merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the KMR merger agreement. Factual disclosures about KMI, KMR or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI or KMR or their respective subsidiaries or affiliates contained in the KMR merger agreement and described in this summary. The representations, warranties and covenants made in the KMR merger agreement by KMI, KMR and R Merger Sub were qualified and subject to important limitations agreed to by KMI, KMR and R Merger Sub in connection with negotiating the terms of the KMR merger agreement. In particular, in your review of the representations and warranties contained in the KMR merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the KMR merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to KMR shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the KMR merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the KMR merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

The KMR Merger

        Subject to the terms and conditions of the KMR merger agreement and in accordance with Delaware law, at the effective time of the KMR merger, KMI will acquire all of the publicly held KMR shares by R Merger Sub, a wholly owned subsidiary of KMI, merging with and into KMR, with KMR as the surviving entity.

        Immediately following the effective time of the KMR merger, KMI may cause the surviving KMR entity to be merged with and into a Delaware limited liability company and a wholly owned subsidiary of KMI which would be the surviving entity of such merger. No consideration shall be issued in connection with the second step merger.

Effective Time; Closing

        The effective time of the KMR merger will occur at such time as KMR and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by KMR and KMI in writing and specified in the certificate of merger.

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        The closing of the KMR merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the KMR merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMR and KMI shall agree. Each of the KMR merger, the EPB merger and the KMP merger shall be consummated substantially concurrently on the same date such that the KMP merger shall be consummated first, followed by the KMR merger and then the EPB merger. Subject to certain exceptions, KMR and KMI each have the right to terminate the KMR merger agreement if the closing of the KMR merger does not occur on or prior to May 11, 2015.

        KMI and KMR currently expect to complete the KMR merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMR merger described below.

Conditions to Completion of the Merger

        KMI and KMR may not complete the KMR merger unless each of the following conditions is satisfied or waived:

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  the KMR merger agreement must have been approved by the affirmative vote of at least a majority of the outstanding KMR listed shares (excluding KMR listed shares owned by KMGP and its affiliates);

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  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

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  the issuance of shares of KMI common stock pursuant to the KMR merger, the EPB merger and the KMP merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each, a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMR merger agreement or making the consummation of the transactions contemplated by the KMR merger agreement illegal;

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  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the KMR shareholders as contemplated by the KMR merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

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  all of the conditions set forth in the KMP merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMP merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMP merger and the EPB merger, and the KMP merger and the EPB merger must be consummated substantially concurrently with the KMR merger such that the

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    KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

  •
  KMI and KMR must have received an opinion of Bracewell & Giuliani LLP that for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        The obligations of KMI and R Merger Sub to effect the KMR merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties in the KMR merger agreement of KMR (i) with respect to its authority to execute the KMR merger agreement and consummate the transactions contemplated by the KMR merger agreement, the applicable shareholders voting requirements for approval of the KMR merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) with respect to approval of the KMR merger agreement by the KMR special committee and KMR board, as applicable, being true and correct both when made and at and as of the date of the closing (unless there shall have been a KMR adverse recommendation change) and (iv) all other representations and warranties of KMR must true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on KMR;

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  the receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR certifying that the preceding condition has been satisfied;

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  KMR having performed in all material respects all obligations required to be performed by it under the KMR merger agreement;

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  the receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR certifying that the preceding condition has been satisfied; and

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  KMI shall have received an opinion of Bracewell & Giuliani LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        The obligation of KMR to effect the KMR merger is subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties in the KMR merger agreement of (i) KMI with respect to its authority to execute the KMR merger agreement and consummate the transactions contemplated by the KMR merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, certain tax

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    matters and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) KMI with respect to KMI's capitalization, being true and correct, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) KMI and R Merger Sub with respect to approval of the KMR merger agreement by the KMI board, being true and correct both when made and at and as of the closing (unless there shall have been a KMI adverse recommendation change) and (iv) all other representations and warranties in the KMR merger agreement of KMI being true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) both when made and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on KMI;

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  the receipt by KMR of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

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  KMI and R Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMR merger agreement;

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  the receipt by KMR of an officer's certificate executed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied; and

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  KMR shall have received an opinion of Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        For purposes of the KMR merger agreement, the term "material adverse effect" means, when used with respect to party to the KMR merger agreement, means, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the KMR merger agreement or the transactions contemplated by the KMR merger agreement or, except specifically for purposes of the representations and warranties made by KMR with respect to no conflicts or by KMI and R Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the KMR merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the KMR merger agreement, (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the KMR merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse

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effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, KMR) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, KMR) arising out of or related to the KMR merger agreement or the transactions contemplated by the KMR merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the KMR merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by the KMR merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

KMR Recommendation and KMR Adverse Recommendation Change

        The KMR special committee and the KMR board considered the benefits of the KMR merger agreement, the KMR merger and the related transactions as well as the associated risks and (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement.

        The KMR merger agreement provides that KMR will not, through the KMR special committee or the KMR board:

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, the recommendation of the KMR special committee or the KMR board that KMR shareholders approve the KMR merger agreement; or

  •
  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMR alternative proposal (described below).

        KMR (through the KMR special committee or the KMR board) taking any of the actions described above is referred to as a "KMR adverse recommendation change."

        Subject to the conditions described below, the KMR special committee or the KMR board may, at any time prior to the approval of the KMR merger agreement by the shareholders of KMR, effect a KMR adverse recommendation change in response to a KMR intervening event (described below) or a KMR superior proposal (described below).

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        The KMR board or the KMR special committee may effect a KMR adverse recommendation change in connection with a KMR superior proposal only if:

  •
  KMR received a written KMR alternative proposal that the KMR special committee believes is bona fide and the KMR special committee (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMR alternative proposal constitutes a KMR superior proposal and the failure to effect such recommendation change would not be in the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMR shareholders;

  •
  the KMR board or the KMR special committee, as applicable, has provided prior written notice to KMI stating that, after consultation with its financial advisor and outside legal counsel, such KMR alternative proposal constitutes a KMR superior proposal, including a description of the material terms of such KMR superior proposal, together with a copy of the acquisition agreement for such KMR superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect a KMR adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMR merger agreement, the KMR special committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMR shareholders; provided, that the KMR special committee must take into account all changes to the terms of the KMR merger agreement proposed by KMI.

        The KMR special committee or the KMR board may effect a KMR adverse recommendation change in connection with a KMR intervening event only if:

  •
  the KMR special committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMR shareholders;

  •
  the KMR special committee or the KMR board, as applicable, has provided prior written notice specifying in reasonable detail the material events giving rise to the KMR intervening event at least, unless otherwise specified, five days in advance of its intention to effect a KMR adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMR merger agreement, the KMR special committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMR shareholders; provided, that the KMR special committee shall take into account all changes to the terms of the KMR merger agreement proposed by KMI.

        For purposes of the KMR merger agreement, a "KMR intervening event" means a material event or circumstance that arises or occurs after the date of the KMR merger agreement with respect to KMR that was not, prior to the date of the KMR merger agreement, reasonably foreseeable by the

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KMR special committee; provided, however, that in no event will the receipt, existence or terms of a KMR alternative proposal or KMI alternative proposal or any matter relating thereto or consequence thereof constitute a "KMR intervening event".

        For purposes of the KMR merger agreement, the term "KMR alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMR and its subsidiaries (including securities of subsidiaries) equal to 25% or more of KMR's consolidated assets or to which 25% or more of KMR's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding KMR shares, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding KMR shares or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMR which is structured to permit such person or group to acquire beneficial ownership of at least 25% of KMR's consolidated assets or outstanding KMR shares, in each case, other than the transactions contemplated by the KMR merger agreement.

        For purposes of the KMR merger agreement, a "KMR superior proposal" means a bona fide written offer, obtained after the date of the KMR merger agreement and not in breach of the "non-solicitation" provisions of the KMR merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding KMR shares or assets of KMR and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the KMR special committee determines in its good faith to be more favorable to the KMR, after determining in its good faith that such offer is on terms and conditions more favorable to the unaffiliated KMR shareholders, than the transactions contemplated by the KMR merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMR merger agreement that as of the time of determination had been committed to by KMI in writing.

KMR Shareholder Approval

        KMR has agreed to hold a meeting of the KMR shareholders as soon as practicable for the purpose of obtaining shareholder approval for the KMR merger agreement. For further discussion on the vote required by the KMR shareholders to approve the KMR merger agreement, see "The KMR Special Meeting."

        The KMR merger agreement requires KMR to submit the KMR merger agreement to a vote (i) even if the KMR special committee or the KMR board no longer recommends approval of the KMR merger agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMR alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the KMR merger agreement and the transactions contemplated thereby (including the EPB merger and the KMP merger) are in the best interests of KMI and its stockholders, approved and declared advisable the KMR merger agreement, the EPB merger agreement, the KMP merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

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        The KMR merger agreement provides that KMI will not, through the KMI board:

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMR, the recommendation of the KMI board that its stockholders approve the stock issuance proposal and the charter amendment proposal; or

  •
  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMI alternative proposal (as described below).

        KMI taking any of the actions described above is referred to as a "KMI adverse recommendation change."

        Subject to the conditions described below, the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, effect a KMI adverse recommendation change in response to a KMI intervening event (described below) or a KMI superior proposal (described below).

        The KMI board can effect a KMI adverse recommendation change in connection with a KMI superior proposal only if:

  •
  KMI received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMI alternative proposal constitutes a KMI superior proposal and that the failure to effect such recommendation change would be inconsistent with its fiduciary duties to KMI stockholders under applicable law;

  •
  the KMI board has provided prior written notice to KMR stating that, after consultation with its financial advisor and outside legal counsel, such KMI alternative proposal constitutes a KMI superior proposal, including a description of the material terms of such superior proposal, together with a copy of the acquisition agreement for such superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the KMR merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMR in good faith (to the extent KMR desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be inconsistent with the fiduciary duties of the KMI board to KMI's stockholders under applicable law; provided, that the KMI board shall take into account all changes to the terms of the KMR merger agreement proposed by KMR.

        The KMI board can only effect a KMI adverse recommendation change in connection with a KMI intervening event if:

  •
  the KMI board (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would inconsistent with its fiduciary duties to KMI stockholders under applicable law;

  •
  the KMI board has provided prior written notice specifying in reasonable detail the material events giving rise to the intervening event at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the KMR merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMR in good faith (to the extent KMR desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement

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    so that the failure to effect such recommendation change would not be inconsistent with the KMI board's fiduciary duties to KMI stockholders under applicable law; provided, that, the KMI board shall take into account all changes to the terms of the KMR merger agreement proposed by KMR.

        For purposes of the KMR merger agreement, a "KMI intervening event" means a material event or circumstance that arises or occurs after the date of the KMR merger agreement with respect to KMI that was not, prior to the date of the KMR merger agreement, reasonably foreseeable by the KMI board; provided, however, that in no event will the receipt, existence or terms of a KMI alternative proposal or KMR alternative proposal or any matter relating thereto or consequence thereof constitute a "KMI intervening event."

        For purposes of the KMR merger agreement, the term "KMI alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMR and its subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMI and its subsidiaries (other than the assets of KMR, but including securities of other subsidiaries) equal to 25% or more of the assets of KMI and its subsidiaries (other than the assets of KMR, but including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole or to which 25% or more of the revenues or earnings of KMI and its subsidiaries (other than the assets of KMR, but including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of KMI, (C) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of KMI or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMI which is structured to permit such person or group to acquire beneficial ownership of at least 25% of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole or of the equity securities of KMI; in each case, other than the transactions contemplated by the KMR merger agreement.

        For purposes of the KMR merger agreement, a "KMI superior proposal" means a bona fide written offer, obtained after the date of the KMR merger agreement and not in breach of the "non-solicitation" provision of the KMR merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of KMI or assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole, made by a third party, which is on terms and conditions which KMI board determines in its good faith to be more favorable to KMI's stockholders from a financial point of view than the transactions contemplated by the KMR merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMR merger agreement that as of the time of determination had been committed to by KMR writing.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal.

        The KMR merger agreement requires KMI to submit the stock issuance proposal and the charter amendment proposal to a stockholder vote (i) even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMI alternative proposal (as described above).

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 No Solicitation by KMR

        The KMR merger agreement contains detailed provisions prohibiting KMR from seeking a KMR alternative proposal to the KMR merger. Under these "no solicitation" provisions, KMR has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMR merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMR alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMR alternative proposal.

        KMR has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsdiaries' representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMR alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMR alternative proposal.

        Notwithstanding the foregoing restrictions, the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMR's shareholders of the KMR merger agreement, if KMR has received a written KMR alternative proposal that the KMR special committee believes is bona fide and the KMR special committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMR alternative proposal constitutes or could reasonably be expected to lead to or result in a KMR superior proposal and such KMR alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement, then KMR may:

  •
  furnish information with respect to KMR and its subsidiaries, as applicable, to any third party making such KMR alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMR alternative proposal.

        KMR also has agreed in the KMR merger agreement that it (i) will promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMR alternative proposal and indicate the identity of the person making any such KMR alternative proposal, offer or inquiry and (ii) will provide KMI the material terms of any such KMR alternative proposal, request or inquiry and the terms and conditions thereof (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMR has agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by KMR or that KMR has delivered to any third party making a KMR alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The KMR merger agreement permits KMR, the KMR special committee and the KMR board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMR special

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committee or the KMR board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be in the best interests of KMR, after determining that its failure to do so would not be in the best interests of the public KMR shareholders.

No Solicitation by KMI

        The KMR merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause itheir respective representatives not to, directly or indirectly, except as permitted by the KMR merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

        KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than to KMP, KMR, EPB and their respective subsidiaries and representatives) to any confidential information relating to a possible KMI alternative proposal.

        Notwithstanding the foregoing restrictions, the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

        KMI also has agreed in the KMR merger agreement that it (i) will promptly advise KMR, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMR the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

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        The KMR merger agreement permits the KMI board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMI board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

Merger Consideration

        At the effective time of the KMR merger, each KMR listed share and KMR voting share issued and outstanding (excluding KMR listed shares owned by KMGP, KMR, KMI or R Merger Sub, which will be canceled) will be converted into the right to receive 2.4849 shares of KMI common stock.

        KMI will not issue any fractional shares of KMI common stock in the KMR merger. Instead, each holder of KMR shares who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMR merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction (other than regular quarterly distributions of KMR listed shares and KMR voting shares as required by KMR's LLC Agreement as of the date of the KMR merger agreement) with respect to the number of outstanding KMR shares or shares of KMI common stock prior to the effective time of the KMR merger to provide the holders of KMR shares the same economic effect as contemplated by the KMR merger agreement prior to such event.

Withholding

        KMI, R Merger Sub and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to a shareholders in connection with the KMR merger such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent withheld, such withheld amounts will be treated as having been paid to the former shareholders in respect of whom such withholding was made.

Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the KMR merger shall be paid to the holder of any surrendered certificates or book-entry shares until such certificates or book-entry shares are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the KMR merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the KMR merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI

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common stock to be issued pursuant to the KMR merger shall be entitled to dividends as if issued and outstanding as of the effective time of the KMR merger.

Financing Covenant

        KMR has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the KMR merger and the other transactions contemplated by the KMR merger agreement and any other amounts required to be paid in connection with the consummation of the KMR merger.

Filings

        Pursuant to the KMR merger agreement, each of the parties agreed to cooperate and use their respective reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the KMR merger agreement, including by providing the other party a reasonable opportunity to review and comment and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material written communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the KMR merger agreement.

Regulatory Matters

        See "Special Factors—Regulatory Approvals Required for the Merger" for a description of the material regulatory requirements for completion of the transactions.

        Pursuant to the terms of the KMR merger agreement, each of the parties agreed to cooperate with the others and to cause their respective subsidiaries to use its reasonable best efforts to (i) do all things necessary to consummate the transactions contemplated by the KMR merger agreement (including preparing and filing recommended filings under applicable antitrust laws), (ii) obtain all approvals from any governmental authority or third party necessary to consummate the transactions contemplated by the KMR merger agreement and (iii) defend any lawsuits or other legal proceedings challenging the KMR merger agreement or transactions contemplated by the KMR merger agreement.

Termination

        KMI and KMR may terminate the KMR merger agreement at any time prior to the effective time of the KMR merger by mutual written consent authorized by the KMI board and the KMR special committee.

        In addition, either KMI or KMR can terminate the KMR merger agreement at any time prior to the effective time by written notice to the other party if:

  •
  the closing of the KMR merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or KMR if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under the KMR merger agreement or (ii) to KMI or KMR if the other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the KMR merger agreement;

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  •
  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the KMR merger agreement or making the consummation of the transactions contemplated by the KMR merger agreement illegal, except that the right to terminate will not be available to KMI or KMR if such restraint is due to the failure, in the case of KMR, KMR and in the case of KMI, KMI or R Merger Sub, to perform its obligations under the KMR merger agreement;

  •
  the meeting of the KMR shareholders is concluded and the approval of the KMR merger agreement by the KMR shareholders is not obtained; provided, however, that this right to terminate will not be available to KMR if such failure to obtain approval was proximately caused by a KMR adverse recommendation change not permitted by the KMR merger agreement or a material breach of the no solicitation provisions by KMR;

  •
  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; provided, however, that this right to terminate will not be available to KMI if such failure to obtain approval was proximately caused by a KMI adverse recommendation change not permitted by the KMR merger agreement or a material breach of the no solicitation provisions by KMI; or

  •
  either the EPB merger agreement or the KMP merger agreement are terminated in accordance with its terms.

        KMI also may terminate the KMR merger agreement if a KMR adverse recommendation change occurs or KMR materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

        KMR also may terminate the KMR merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMR and KMR is then in any material breach.

        In some cases, termination of the KMR merger agreement may require KMR or KMI to pay to the other a termination fee and expenses, as described below under "—Termination Fee."

Termination Fee

        The KMR merger agreement provides that KMR is required to pay a termination fee of $311 million to KMI if the KMR merger agreement is terminated by:

  •
  KMI, as a result of the KMR special committee or the KMR board having effected a KMR adverse recommendation change due to a KMR superior proposal; or

  •
  KMR or KMI, as a result of the shareholders of KMR not approving the KMR merger agreement at a meeting of the shareholders of KMR or any adjournment or postponement of such meeting where a KMR adverse recommendation change due to a KMR superior proposal has occurred.

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        The KMR merger agreement provides that KMI is required to pay a termination fee of $311 million to KMR if the KMR merger agreement is terminated by:

  •
  KMR, as a result of the KMI board having effected a KMI adverse recommendation change due to a KMI superior proposal; or

  •
  KMR or KMI, as a result of the stockholders of KMI not approving the stock issuance proposal or charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a KMI superior proposal has occurred.

Conduct of Business

        Under the KMR merger agreement, each of KMI and KMR has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the KMR merger agreement until the earlier of the termination of the KMR merger agreement in accordance with its terms and the effective time of the KMR merger, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to cause its business to be conducted in all material respects in the ordinary course of business consistent with past practice.

        Subject to certain exceptions, unless KMR consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

  •
  amend KMI's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the KMR merger or related transactions;

  •
  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time;

  •
  take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the KMR merger, taken separately or taken together with the second step merger, as applicable, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the Transactions, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMR merger agreement;

  •
  with respect to KMI, EPB and KMP only, subject to certain exceptions set forth in the KMR merger agreement, (i) issue, deliver, sell, grant, pledge, or dispose of, as applicable, or authorize any of the same with respect to any KMI common stock, KMI preferred stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities, (ii) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (iii) split, combine, subdivide or reclassify any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

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  •
  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests any person or acquire any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2 billion (other than transactions exclusively between wholly owned subsidiaries);

  •
  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

  •
  enter into any material contract, other than in the ordinary course of business consistent with past practice, or materially modify any material rights under a material contract, in each case in a manner which would be materially adverse to KMI and its subsidiaries taken as a whole or prevent or materially impede or delay the consummation of the transactions set forth in the KMR merger agreement;

  •
  modify or amend, or waive or assign any rights under, the KMP merger agreement or the EPB merger agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMR merger agreement or would have an adverse effect on the value of the KMR merger consideration to be received by holders of KMR shares;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect;

  •
  increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any benefit plan in any material respect (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMR merger agreement);

  •
  grant any material severance or termination pay to any officer or director of KMI or any of its subsidiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMR merger agreement);

  •
  adopt, enter into or amend any material arrangement for the benefit of any current or former directors or officers of KMI or any of its subsidiaries or any of their beneficiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMR merger agreement);

  •
  incur direct or indirect liability for any indebtedness, enter into any lease, create any lien on its property or the property of its subsidiaries or make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the consummation of the transactions contemplated by the KMR merger agreement; or

  •
  take any other action which would prevent or materially impede or delay the consummation of the transactions contemplated by the KMR merger agreement.

Indemnification; Directors' and Officers' Insurance

        The KMR merger agreement provides that, upon the effective time, KMI will, to the fullest extent that KMR or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of KMR or any of its subsidiaries. In addition, KMI will maintain in effect for six years from the effective time of the KMR merger KMR's current directors' and

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officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMR merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and KMR have agreed to coordinate the consummation of the transactions contemplated by the KMR merger agreement so that the KMP merger agreement and the EPB merger agreement are consummated substantially concurrently in the manner and sequence set forth in the KMR merger agreement.

Notification of Certain Matters Regarding EPB Merger and KMP Merger

        KMI has agreed to give prompt notice to KMR of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB merger or the KMP merger to not be satisfied by the May 11, 2015 or (ii) materially delay or impede the consummation of either the EPB merger or the KMP merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede the consummation of either the EPB merger or the KMP merger.

KMR Special Committee

        KMI has agreed, until the effective time of the KMR merger or the termination of the KMR merger agreement, not to, without the consent of a majority of the KMR special committee, take any action (or allow its subsidiaries to take any action) to eliminate the KMR special committee, revoke or diminish the authority of the KMR special committee or remove or cause the removal of any director of the KMR board that is a member of the KMR special committee either as a director or member of such committee.

Voting

        KMI and R Merger Sub have agreed, until the earlier of the effective time of the KMR merger, termination of the KMR merger agreement or a KMI adverse recommendation change:

  •
  in connection with any vote of KMP unitholders, however called, to vote all KMP common units and Class B units and all KMR listed shares owned by KMI and any of its subsidiaries in favor of the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger);

  •
  to the extent permitted, in connection with any vote of KMR shareholders, however called, to vote all KMR shares owned by KMI and any of its subsidiaries in favor of the approval of the KMR merger agreement, the KMR merger (and the approval of any actions required in furtherance of the KMR merger) and, for purposes of determining the manner in which KMP's i-units are voted by KMR, the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger); and

  •
  in connection with any vote of EPB unitholders, however called, to vote all EPB common units owned by KMI and any of its subsidiaries in favor of the approval of the EPB merger agreement and the EPB merger (and the approval of any actions required in furtherance of the EPB merger).

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 Amendment and Supplement

        At any time prior to the effective time of the KMR merger, the KMR merger agreement may be amended or supplemented in any and all respects, whether before or after approval of the KMR merger agreement by the KMR shareholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the KMR board may not take or authorize any such action unless it has referred such action to the KMR special committee for its consideration and permitted the KMR special committee not less than two business days to make a recommendation to the KMR board with respect thereto (for the avoidance of doubt, the KMR board shall in no way be obligated to follow the recommendation of the KMR special committee and the KMR board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the KMR merger agreement by the KMR shareholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, there shall be no amendment or change to the provisions of the KMR merger agreement which by law or stock exchange rule would require further approval by the KMR shareholders or the stockholders of KMI, as applicable, without such approval. Unless otherwise expressly set forth in the KMR merger agreement, whenever a determination, decision, approval or consent of KMR is required pursuant to the KMR merger agreement, such determination, decision, approval or consent must be authorized by the KMR board; provided, however, that the KMR board may not take or authorize any such action unless it has first referred such action to the KMR special committee for its consideration, and permitted the KMR special committee not less than two business days to make a recommendation to the KMR board with respect thereto.

Remedies; Specific Performance

        The KMR merger agreement provides that the parties are entitled to seek and obtain an injunction to prevent breaches of the KMR merger agreement and to specifically enforce the KMR merger agreement.

Representations and Warranties

        The KMR merger agreement contains representations and warranties by KMI and KMR. These representations and warranties have been made solely for the benefit of the other party to the KMR merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the KMR merger agreement, which disclosures may not be reflected in the KMR merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and KMR, on the other hand relate to, among other things:

  •
  corporate organization, standing and similar corporate matters;

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  •
  capital structure;

  •
  due authorization of the KMR merger agreement and the transactions contemplated by the KMR merger agreement, any conflicts with third parties created by such transactions and the voting requirements for such transactions;

  •
  required consents and approvals of governmental entities in connection with the transactions contemplated by the KMR merger agreement;

  •
  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

  •
  compliance with applicable laws;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  taxes and other tax matters;

  •
  opinions of financial advisors;

  •
  brokers and other advisors; and

  •
  absence of changes or events since December 31, 2013.

        Additional representations and warranties made only by KMI to KMR relate to, among other things:

  •
  legal proceedings;

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  permits;

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  contracts;

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  benefit plans;

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  environmental matters;

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  property;

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  intellectual property;

  •
  insurance; and

  •
  financing of the EPB merger, the KMP merger and the KMR merger.

Additional Agreements

        The KMR merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

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 THE SUPPORT AGREEMENT

        The following describes the material provisions of the support agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the support agreement. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to read carefully the support agreement in its entirety before making any decisions regarding the proposals.

        The support agreement was entered into simultaneously with the execution of the KMP merger agreement, the KMR merger agreement and the EPB merger agreement on August 9, 2014. It is by and among KMP, KMR, KMGP, EPB, EPGB, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPB, and a limited partnership which he controls. In the aggregate, Mr. Kinder and the limited partnership hold shares of KMI common stock representing approximately 23.6% of the outstanding KMI common stock. Pursuant to the terms of the support agreement, Mr. Kinder and the limited partnership have agreed, among other things, to vote all of their shares of KMI common stock: (i) in favor of the charter amendment proposal, (ii) in favor of the stock issuance proposal, (iii) in favor of any proposal to adjourn or postpone the KMI stockholder meeting to a later date if there are not sufficient votes for the approval of the charter amendment proposal and the stock issuance proposal, (iv) in favor of any other matter necessary or desirable to the consummation of the Transactions and (v) against any action, agreement or transaction that is intended, or that would reasonably be expected, to materially impede or delay the consummation of the Transactions.

        The support agreement generally prohibits Mr. Kinder or the limited partnership he controls from transferring any of the shares of KMI common stock they owned on the date of the support agreement prior to the earlier of termination of the support agreement and the time that the requisite stockholder approvals have been obtained, except (i) to an immediate family member or upon his death, in the case of Mr. Kinder, or (ii) to a partner or an affiliated person under common control, in the case of the limited partnership. Any permitted transferee must agree in writing to be bound by the terms of the support agreement.

        The support agreement also prohibits Mr. Kinder and the limited partnership from, directly or indirectly, acquiring, agreeing to acquire or making any proposal or offer to acquire, beneficially or of record, any EPB common units or the right to direct the voting of any EPB common units, or any rights or options to acquire any EPB common units, prior to the EPB unitholder approval or the termination of the support agreement.

        The support agreement terminates upon the earlier to occur of (i) the date on which each of the KMP merger, the KMR merger and the EPB merger has been consummated, or the merger agreement with respect to any such merger that has not been consummated has been terminated in accordance with its respective terms, and (ii) the KMI board changing its recommendation in favor of approval the charter amendment proposal and the stock issuance proposal.

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 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of certain material U.S. federal income tax consequences of the KMR merger to U.S. holders (as defined below). Unless otherwise noted, the legal conclusions set forth in this discussion are the opinion of Bracewell & Giuliani LLP, counsel to KMI, and Baker Botts L.L.P., counsel to the KMR special committee. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        This discussion is limited to U.S. holders of KMR shares that hold their KMR shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

  •
  a bank, insurance company or other financial institution;

  •
  a tax-exempt organization;

  •
  a real estate investment trust;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  a regulated investment company or a mutual fund;

  •
  a "controlled foreign corporation" or a "passive foreign investment company";

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of KMR shares that received such shares through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

  •
  holders of options, or holders of restricted shares or bonus shares, granted under any KMR benefit plan;

  •
  a person whose functional currency is not the U.S. dollar;

  •
  a holder of KMR shares that holds such KMR shares as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction; or

  •
  a U.S. expatriate.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds KMR shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding KMR shares should consult its own tax advisor.

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        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of KMR shares that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE KMR MERGER. EACH KMR SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE KMR MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Opinions

        It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on facts, representations and assumptions set forth or referred to in such opinions and on representation letters provided by KMI and KMR. Neither of the opinions described above will be binding on the IRS or any court. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The remainder of this discussion assumes the correctness of such opinions.

Tax Consequences To KMI, R Merger Sub and KMR

        None of KMI, R Merger Sub and KMR will recognize any gain or loss for U.S. federal income tax purposes as a result of the KMR merger.

Tax Consequences to U.S. Holders

        A U.S. holder will not recognize any gain or loss as a result of the receipt of shares of KMI common stock in the KMR merger except for any gain or loss recognized with respect to cash received in lieu of a fractional share of KMI common stock. A U.S. holder will recognize gain or loss on any cash received in lieu of a fractional share of KMI common stock equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder's adjusted tax basis of the KMR shares surrendered that is allocable to the fractional share of KMI common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period in the KMR shares is more than twelve months as of the closing date of the KMR merger. Long-term capital gains of a U.S. holder that is an individual are generally taxed at a reduced rate. The deductibility of capital losses is subject to limitations. A U.S. holder will have an aggregate adjusted tax basis in the shares of

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KMI common stock received in the KMR merger, including any fractional share of KMI common stock for which cash is received, equal to the aggregate adjusted tax basis of the KMR shares surrendered by that holder in the KMR merger. A U.S. holder's holding period for shares of KMI common stock received in the KMR merger will include the U.S. holder's holding period for the KMR shares surrendered therefor.

Information Reporting and Backup Withholding

        A U.S. holder may be subject to U.S. information reporting and backup withholding in respect of cash payments received in lieu of a fractional share of KMI common stock unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

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DESCRIPTION OF THE DEBT FINANCING FOR THE TRANSACTIONS

Overview

        KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under the bridge facility discussed below.

        On September 19, 2014, KMI entered into a bridge credit agreement with the lenders listed on the signature pages to such agreement and Barclays Bank, as administrative agent. The bridge credit agreement provides for an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility." To the extent the proceeds of the issuance of debt securities are not sufficient for the purposes set forth above, the proceeds of the bridge facility are expected to be used on the closing date of the Transactions to pay the cash portion of the merger consideration for the KMP merger and the EPB merger, related fees and expenses of the Transactions and all term loan indebtedness outstanding under KMI's existing credit agreement dated as of May 6, 2014.

Interest Rate and Maturity

        Interest on borrowings under the bridge facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long term indebtedness for borrowed money (referred to as "KMI's credit rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's credit rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the bridge facility.

        All amounts outstanding under the bridge facility will be repayable on the date that is 364 days after the closing date of the bridge facility.

Guarantees

        Certain subsidiaries of KMI, including KMR, KMP and EPB, will be guarantors of KMI's obligations under the bridge facility pursuant to a guaranty agreement to be executed in connection with the bridge facility on the closing date thereof.

Prepayments

        Amounts borrowed under the bridge facility must be repaid with the net cash proceeds from:

  •
  any indebtedness for borrowed money by KMI, the guarantors or any of their wholly owned subsidiaries, subject to certain exceptions;

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  the issuance of any equity securities by KMI, the guarantors or any of their wholly owned subsidiaries, other than the issuances of our common stock in the Transactions and issuances pursuant to employee stock plans; and

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  any direct or indirect sale, assignment or other disposition of any property or assets of KMI, the guarantors or any of their wholly owned subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in net cash proceeds in excess of $25.0 million with respect to any single asset sale or other event and in excess of $200.0 million in the aggregate, subject to certain exceptions.

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        The occurrence of certain events prior to the closing of the bridge facility that would have resulted in a mandatory prepayment of the bridge facility after funding thereof shall result in a reduction of the committed amount for the bridge facility, subject to certain exceptions.

        KMI may at any time make voluntary prepayments of the loans under the bridge facility without premium or penalty upon prior written notice, subject only to the obligation to reimburse the lenders for breakage costs.

Representations, Covenants and Events of Default

        The bridge facility contains representations and warranties and financial and various other covenants that apply to KMI and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (each as defined in the bridge facility) of 6.50 to 1.00. Other negative covenants include restrictions on KMI's and certain of its subsidiaries' ability to incur debt, grant liens, make fundamental changes or engage in transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends or distributions or prepayments of loans to KMI or any guarantor. The bridge facility also restricts KMI's ability to pay dividends or repurchase stock if, before or after a dividend payment or stock repurchase, an event of default (as defined in the bridge facility) has occurred and is continuing or would occur and be continuing.

        The bridge facility contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, certain other indebtedness of KMI or certain of its subsidiaries; (d) bankruptcy or insolvency events involving KMI or certain of its subsidiaries and (e) a change in control of KMI.

        If an event of default under the bridge facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of KMI's outstanding obligations under the bridge facility.

Fees

        The bridge facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        The ticking fee began accruing on August 9, 2014, the date of the execution of the commitment letter for the bridge facility, and ends on the earlier of the termination of the commitment letter or the closing date of the bridge facility. The ticking fee rate ranges from 0.15% to 0.30% based on KMI's credit rating. Prior to the public announcement of credit ratings that give effect to the Transactions, the applicable ticking fee rate is 0.25%, which is also the ticking fee rate that would apply if KMI had a BBB- rating from Standard and Poor's Rating Services and a Baa3 rating from Moody's Investors Service.

        The duration fee is equal to (a) 0.50% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 90 days after the closing date of the bridge facility, (b) 0.75% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 180 days after the closing date of the bridge facility and (c) 1.00% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 270 days after the closing date of the bridge facility.

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 Conditions

        The obligations of the lenders to make loans under the bridge facility are subject to a number of conditions, including, without limitation:

  •
  the Transactions shall be consummated concurrently with the funding under the bridge facility;

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  since December 31, 2013, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Entity Material Adverse Effect (as defined in the bridge facility) with respect to any of KMP, KMR or EPB;

  •
  all term loans under KMI's existing credit agreement shall be repaid in full;

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  customary closing documents (including, among others, a customary solvency certificate) and certain financial statements shall be delivered by KMI and the guarantors;

  •
  certain representations and warranties by or regarding KMP, KMR and EPB in the merger agreements (but only to the extent that a breach thereof would permit KMI to terminate the merger agreements or decline to close the Transactions), and specified representations and warranties of KMI and the guarantors in the bridge facility shall be accurate in all material respects;

  •
  certain "know your customer" and anti-money laundering rules and regulations (including the Patriot Act) shall be complied with; and

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  all required costs, fees and expenses in connection with the bridge facility shall be paid.

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 DESCRIPTION OF KMI'S CAPITAL STOCK

        The following information is a summary of the material terms of KMI's certificate of incorporation and bylaws and the shareholders agreement between KMI and certain of its investors, all of which are on file with the SEC and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about KMI's certificate of incorporation and bylaws and the shareholders agreement that is important to you. We encourage you to read carefully KMI's certificate of incorporation and bylaws and the shareholders agreement in their entirely. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

 General

        KMI's authorized capital stock consists of:

  •
  2,000,000,000 shares of Class P common stock, $0.01 par value per share, which is referred to as the "KMI common stock," [                    ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

  •
  10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

Common Stock

General

        In addition to the Class P common stock mentioned above, KMI's certificate of incorporation also authorized 707,000,000 shares of Class A convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class A shares;" 100,000,000 shares of Class B convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class B shares;" and 2,462,927 shares of Class C convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class C shares."

        The Class A shares, Class B shares and Class C shares were originally issued to individuals and entities collectively referred to as the "Original Investors." The Original Investors were investors in KMI's going private transaction in 2007, namely:

  •
  Richard D. Kinder, KMI's Chairman and Chief Executive Officer;

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  investment funds advised by or affiliated with Goldman Sachs, Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which are referred to as the "Sponsor Investors";

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  Fayez Sarofim, one of KMI's directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of KMI's directors, and William V. Morgan, one of KMI's founders, whom are referred to collectively as the "Original Stockholders;" and

  •
  a number of other members of KMI's management, whom are referred to collectively as "Other Management."

        All of the Class A shares, Class B shares and Class C shares have been converted into KMI common stock, and none of the Class A shares, Class B shares and Class C shares are outstanding or may be reissued. Accordingly, the KMI common stock is the only class or series of KMI's capital stock currently issued or outstanding. Since all of the Sponsor Investors, other than the funds affiliated with

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Highstar, have sold all the shares of KMI's capital stock held by them, these funds are the only remaining Sponsor Investor.

Voting Rights

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

Dividends

        Holders of KMI common stock share equally in any dividend declared by KMI's board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of KMI's affairs, holders of KMI common stock would be entitled to share ratably in KMI's assets that are legally available for distribution to its stockholders after payment of liabilities. If KMI has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, KMI must pay the applicable distribution to the holders of its preferred stock, if required pursuant to the terms of any such preferred stock, before KMI may pay distributions to the holders of KMI common stock.

Other Rights

        KMI's stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable.

Preferred Stock

        KMI's board of directors is authorized, subject to the limits imposed by the General Corporation Law of the State of Delaware, which is referred to as the "DGCL," to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. KMI's board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by KMI's certificate of incorporation, without any further vote or action by KMI's stockholders.

        KMI's board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of KMI's other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of the KMI common stock to decline.

Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law

        KMI's certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third party from acquiring KMI, even if doing so would benefit its stockholders.

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Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for KMI's board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire KMI. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of KMI. Further, the rights of the holders of KMI common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. KMI's bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. KMI's bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by KMI's stockholders. KMI's bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of KMI. In addition, at the time of KMI's initial public offering in 2011, KMI entered into a shareholders agreement with the Original Investors, which is referred to as the "shareholders agreement." The nomination and removal of directors, including the filling of board vacancies, also must comply with the provisions of the shareholders agreement that relate to composition of KMI's board of directors. See "—Shareholders Agreement."

No Stockholder Action by Written Consent

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

Approval Requirements for Certain Changes of Control

        KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws

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and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

Section 203 of the DGCL

        KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

  •
  before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

  •
  at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, but not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. KMI has not opted out of this provision, so Section 203 will apply to any stockholder that becomes an interested stockholder after KMI's initial public offering. The statute, as it applies to interested stockholders other than Mr. Kinder, could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire KMI. These provisions of the DGCL could have the effect of deferring, delaying or discouraging hostile

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takeovers and may also have the effect of preventing changes in control or management of KMI. It is possible that these provisions could make it more difficult to accomplish transactions other stockholders might deem desirable.

Certain Other Provisions of KMI's Charter and Bylaws and Delaware Law

Board of Directors

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. Because the Sponsor Investors now have the right to choose fewer than three director nominees, the shareholders agreement permits the number of directors to be reduced below eleven, but not below nine, if a majority of the board approves such reduction. In such case, the number of director nominees that Mr. Kinder has the right to choose also will be reduced to four. The shareholders agreement also provides that the number of directors may be increased in order to meet the majority independence requirements of the NYSE if KMI is unable to qualify for a controlled company exemption at such time. See "—Shareholders Agreement."

        The non-employee members of the KMR, KMGP and EPGP boards of directors have been offered the opportunity to become members of the KMI board of directors after the mergers. Accordingly, KMI expects to amend its bylaws and the shareholders agreement to provide that after the mergers, the number of KMI directors will be no more than 16 and no less than 10, as fixed from time to time by the board of directors and may also be increased in accordance with the shareholders agreement, or reduced to nine or 10 in accordance with the shareholders agreement.

Supermajority Board Approval

        KMI's bylaws state that, unless otherwise provided, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, any matter brought before the board of directors will be decided by a supermajority vote. KMI's bylaws further provide a list of actions, including amending KMI's certificate of incorporation or bylaws, that, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, must be brought before the board of directors and decided by supermajority vote. Because the Sponsor Investors no longer have the right to choose at least five nominees, the foregoing supermajority provisions are no longer in effect.

Limitations of Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

  •
  for breach of the duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

  •
  for transactions from which the director derived improper personal benefit.

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        KMI's certificate of incorporation and bylaws provide that KMI shall indemnify its current and former directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability. KMI believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in KMI's certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit KMI and its stockholders. In addition, an investment in KMI's stock may be adversely affected to the extent KMI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI or its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

Amending KMI's Certificate of Incorporation and Bylaws

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

  •
  a majority of the directors chosen for nomination by Mr. Kinder (if any);

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  a majority of the directors chosen for nomination by the Sponsor Investors (if any);

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  two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

  •
  the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

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 Shareholders Agreement

        Although only KMI and the Original Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of KMI. Following is a summary of those provisions. Because all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all the shares of KMI's capital stock held by them, certain provisions in the shareholders agreement no longer apply and are not described below. The funds affiliated with Highstar Capital LP are sometimes referred to as the "Remaining Sponsor Investor." We encourage you to read the shareholders agreement in its entirety.

Board, Committee and Observer Rights

        The shareholders agreement provides that Mr. Kinder and the Remaining Sponsor Investor have the following rights to appoint director nominees to KMI's board of directors and committees, which may be adjusted as described below. As of the date of this proxy statement/prospectus, the KMI board has eleven members, with five director nominees appointed by Mr. Kinder, two director nominees appointed by the Remaining Sponsor Investor, and four additional independent directors.

  •
  Mr. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is KMI's chief executive officer and owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

  •
  If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee, and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to KMI's nominating and governance committee.

  •
  If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the KMI nominating and governance committee will appoint one nominee and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

  •
  If the board of directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder's nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead the nominating and governance committee will be required to appoint such nominee.

  •
  If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief

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      executive officer will be one nominee and the nominating and governance committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

  •
  The Remaining Sponsor Investor may appoint two nominees so long as it owns shares representing at least 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

  •
  If the Remaining Sponsor Investor owns shares representing between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then it may only appoint one nominee. After the consummation of the Transactions, the Remaining Sponsor Investor is expected to own between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock. Accordingly, the Remaining Sponsor Investor will have the right to nominate only one director, and one of the directors nominated by the Remaining Sponsor Investor will be required to resign from the KMI's board of directors.

        Because the Remaining Sponsor Investor has the right to appoint fewer than three director nominees, KMI's board of directors can elect to decrease the size of the board down to a minimum of nine directorships. In such case, the number of director nominees that Mr. Kinder has the right to choose would decrease to four. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by KMI's nominating and governance committee.

        Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder's death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        During such time as Mr. Kinder is entitled to appoint five director nominees, one member of each of the nominating and governance committee and the audit committee will consist of a director who was chosen as a director nominee by Mr. Kinder, which directors must meet the applicable independence requirements for those committees. If Mr. Kinder loses the right to select, or his nominees are ineligible to serve as, members of those committees, then that committee member must be one of the directors nominated for election by the nominating and governance committee.

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Mr. Kinder and the Remaining Sponsor Investor agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Remaining Sponsor Investor does not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares of KMI capital stock may be voted in accordance with the shareholders agreement.

        Under the shareholders agreement, as long as the Remaining Sponsor Investor owns at least 1% of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of KMI's board of directors or any committee thereof. In addition, the Remaining Sponsor Investor has specified rights to appoint observers to attend meetings of the boards and committees of KMGP, KMR and EPGP. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by the Remaining Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

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Certain Actions Relating to KMI and Its Subsidiaries and Other Affiliates

        As long as the Remaining Sponsor Investor owns any shares of KMI common stock received upon conversion of its Class A shares as a result of a mandatory conversion, KMI has agreed in the shareholders agreement to:

  •
  upon the Remaining Sponsor Investor's reasonable request, cause the Remaining Sponsor Investor's director nominees serving on KMI's board of directors to be appointed to the boards or governing bodies of certain of its subsidiaries (other than KMGP, KMP, KMR, EPB, EPGP or any of their subsidiaries); and

  •
  permit director nominees of the Remaining Sponsor Investor to attend meetings of the KMGP board, the KMR board, the EPGP board and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers' obligation to recuse themselves under specified circumstances.

        As long as the Remaining Sponsor Investor owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, KMI has agreed in the shareholders agreement to:

  •
  inform the Remaining Sponsor Investor of any action that KMI's chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on the Remaining Sponsor Investor or its affiliates and not taking specified actions without its approval;

  •
  keep the Remaining Sponsor Investor informed of any events or changes with respect to any criminal or regulatory investigation involving KMI or any of its affiliates;

  •
  reasonably cooperate with the Remaining Sponsor Investor and its affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above; and

  •
  not take any action (and to take all stockholder action to prevent KMI's subsidiaries from taking any action) to cause the board of KMGP to consist of less than a majority of independent directors under the applicable NYSE standards.

        In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Remaining Sponsor Investor prior to his acquisition of, or offer to acquire, any securities of KMI or any of its publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which KMI may be required to register the sale of shares of KMI common stock owned by the Remaining Sponsor Investor and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, the Remaining Sponsor Investor and Mr. Kinder will each have the right to require that KMI register resales of such shares of KMI common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. KMI will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in KMI's good faith reasonable judgment, it is not feasible for KMI to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when KMI's directors and executive officers are not permitted to trade, (2) a seven day period (which KMI may not invoke more than twice in any 12 month period) relating to a securities offering of $150 million or more by KMP, EPB or KMR, or (3) a 30 day period (which KMI may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for KMI

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and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, the Remaining Sponsor Investor or Mr. Kinder also can require KMI to file a shelf registration statement on Form S-3 for the resale of KMI common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, KMI has agreed to use its reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Sponsor Investors no longer collectively hold registrable securities that represent at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        KMI also has agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which it is not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        KMI has agreed to indemnify and hold harmless each selling shareholder for whom it files a registration statement and such selling stockholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by KMI in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Non-Compete Agreements

        The executive management stockholders identified in the shareholders agreement, which include Mr. Kinder and certain of KMI's executive officers, have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities

        The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to him or her solely in his or her capacity as such a director. Each director nominated by the Remaining Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Remaining Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that KMI also is engaged in or evaluating and if such director's participation would cause a conflict of interest.

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Payment of Certain Costs and Expenses

        KMI is obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, KMI's certificate of incorporation and bylaws and the shareholders agreement that are approved in advance by KMI.

Other Provisions

        Certain provisions in the shareholders agreement will terminate with respect to the Remaining Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. When the Remaining Sponsor Investor no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Original Investors, including rights to nominate director and committee nominees and certain actions relating to KMI's subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholders party thereto hold any shares of KMI common stock.

        Amendments to the shareholders agreement must be signed by KMI, if the amendment modifies its rights or obligations, and by the following holders:

  •
  Mr. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  the Sponsor Investors holding shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to KMI's subsidiaries and other affiliates, KMI's dividend policy and termination of the shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of the outstanding shares of KMI's capital stock entitled to vote on the election of directors; and

  •
  the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders, so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of KMI's initial public offering in 2011 and the applicable amendment or waiver would modify the rights or obligations of Other Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock.

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        If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.

Indemnification of Directors and Officers

        Pursuant to KMI's certificate of incorporation and bylaws, KMI has agreed to indemnify each of its current and former directors and officers, and may additionally indemnify any of its employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by its directors or officers or these other persons. KMI has agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the DGCL. Thus, KMI's directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. KMI also has acknowledged that it is the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability.

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COMPARISON OF RIGHTS OF KMI STOCKHOLDERS AND KMR SHAREHOLDERS

        KMI is a corporation, and KMR is a limited liability company. Ownership interests in a limited liability company are fundamentally different from ownership interests in a corporation. The rights of KMI stockholders are governed by KMI's certificate of incorporation and bylaws and the Delaware General Corporation Law, which is referred to as the "DGCL." The rights of KMR shareholders are governed by the KMR LLC agreement and the Delaware Limited Liability Company Act, which is referred to as the "Delaware LLC Act." If the KMR merger is completed, the rights of KMR shareholders as holders of KMI common stock will be governed by KMI's certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of KMR shareholders and the rights of KMI stockholders. Some of these, such as distribution/dividend and voting rights, are significant. Additionally, although KMR shareholders will not become parties to KMI's shareholders agreement, that agreement affects the nomination and election of KMI directors, the composition and operation of its board of directors and committees and other matters. The following description summarizes the material differences that may affect the rights of KMI common stockholders and KMR shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. KMR shareholders should read carefully the relevant provisions of the KMI certificate of incorporation, bylaws and shareholders agreement and the KMR LLC agreement. Copies of the documents referred to in this summary may be obtained as described under "Where You Can Find More Information."

Purpose and Term of Existence
KMI	KMR
KMI's stated purpose is to engage in any and all lawful acts and activities for which corporations may be organized under the DGCL. KMI is to have perpetual existence.
KMR's stated purposes are to be a limited partner in KMP, to manage and control the business and affairs of KMP and its operating partnerships and to engage in any business, purpose or activity related thereto. KMR is to have perpetual existence.
Authorized Capital
KMI	KMR
        KMI's authorized capital stock consists of:

•

2,000,000,000 shares of KMI common stock, $0.01 par value per share, [            ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

•

10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

        KMI's certificate of incorporation also authorized three classes of common stock that

        As of the date of this proxy statement/prospectus, KMR had outstanding [            ] KMR listed shares, [            ] of which were owned by KMI and its affiliates; and 4 KMR voting shares, all of which were owned by KMGP.

        KMR may issue an unlimited number of additional listed shares and voting shares without the approval of any KMR shareholders. KMR also may issue shares other than listed shares and voting shares, subject to approval by the holders of KMR listed shares.

        KMR's LLC agreement includes provisions that are intended to maintain a one-to-one ratio between the number of i-units owned by KMR and KMR's outstanding shares.

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were convertible into KMI common stock, but all shares of such classes have been converted into KMI common stock and none are outstanding or may be reissued.
Dividends / Distributions
KMI	KMR

        Holders of KMI common stock share equally in any dividend declared by the KMI board. If any preferred stock were outstanding, dividends on KMI common stock would be subject to the rights of the holders of that preferred stock. Dividends may be paid out of the corporation's surplus, or in the case no surplus exists, out of the net profits for the fiscal year and may be paid in cash, property, or shares of the corporation's capital stock.

         KMI has adopted a dividend policy providing that, subject to applicable law, KMI will pay quarterly cash dividends on all classes of its capital stock equal to the cash it receives from its subsidiaries and other sources less any cash disbursements and reserves established by a majority vote of its board of directors, including for general and administrative expenses, interest and cash taxes. KMI's board may amend, suspend or revoke this dividend policy at any time.

Under the terms of KMR's LLC agreement, except in connection with its liquidation, KMR does not pay distributions on its shares in cash. Instead, KMR makes distributions on its shares in additional shares or fractions of shares. At the same time that KMP makes any cash distribution on its KMP common units, KMR distributes on each of its shares that fraction of a share determined by dividing the amount of the cash distribution to be made by KMP on each KMP common unit by the average market price of a share determined for the ten consecutive trading days immediately prior to the ex-dividend date for the shares.

         KMP distributes an amount equal to 100% of its available cash to its KMP unitholders of record on the applicable record date and the general partner within approximately 45 days after the end of each quarter. Available cash is generally, for any calendar quarter, all cash received by KMP from all sources less all of its cash disbursements and net additions to reserves.

        The KMP partnership agreement provides for distributions to the extent of available cash to KMP common unitholders, Class B unitholders and the general partner in cash and to KMR in additional i-units except in the event of a liquidation or dissolution. Therefore, generally, non-liquidating distributions will be made in cash to owners of KMP common units, Class B units and the general partner and in additional i-units to KMR.

        KMR also will distribute to owners of its shares additional shares if owners of KMP common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, KMR will distribute on each share that fraction of a share determined by dividing the cash distribution declared by KMP on each KMP common unit by the average market price of a share determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

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The term "average market price" of a KMR share or a KMP common unit means the average closing price of a KMR share or KMP common unit during the ten consecutive trading days prior to but not including the determination date, unless a longer or shorter number of trading days is expressly noted.
Business Combinations
KMI	KMR

        Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

•

such corporation's certificate of incorporation is not amended;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

        In the case of the Transactions, although KMI common stock is being issued in the Transactions, KMI is not one of the constituent corporations in the Transactions. Therefore, the only stockholder votes necessary are to approve

        KMR's LLC agreement prohibits KMR's board of directors from effecting a liquidation, merger, recapitalization or similar transaction involving KMR, without the prior approval of the holders of a majority of the outstanding KMR listed shares, excluding KMR shares held by KMGP and its affiliates.

        KMR's LLC agreement contains provisions that may discourage a person or group from attempting to take control of KMR or KMP or otherwise change management. For example, in addition to other provisions described in this section, KMR's LLC agreement provides that if at any time any person or group, other than KMGP and its affiliates, acquires beneficial ownership of 20% or more of the aggregate number of KMP common units and KMR listed shares on a combined basis, that person or group will lose voting rights on its KMR listed shares and those KMR listed shares will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

        Neither KMR's LLC agreement nor the Delaware LLC Act has any provisions with respect to business combinations similar to those contained in Section 203 of the DGCL.

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an increase in the number of authorized shares of KMI common stock and to approve the issuance of the KMI common stock in the Transactions, as required by NYSE rules.

        KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

        KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. For a description of the prohibitions and requirements of Section 203, see "Description of KMI's Capital Stock—Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law—Section 203 of the DGCL."

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Management by Board of Directors
KMI	KMR

        In accordance with the DGCL, KMI's business and affairs are managed by its board of directors.

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. The non-employee members of the KMR, KMGP and EPGP boards of directors have been offered the opportunity to become members of the KMI board of directors after the mergers

        Pursuant to its LLC agreement, all management powers over the business and affairs of KMR are vested exclusively in its board of directors.

        KMR's LLC Agreement provides that the number of directors will be established from time to time by the holders of the KMR voting shares.

Nomination and Election of Directors
KMI	KMR

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

        At a meeting of the KMI stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in KMI's notice of meeting, (2) otherwise properly brought before the meeting by or at the direction of its board of directors or any committee thereof, or (3) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under "—Stockholder Proposals and Director Nominations."

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board

Directors are elected annually by KMGP, as the holder of the KMR voting shares. The holders of KMR listed shares have no right to nominate or elect directors.

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of directors, and Richard D. Kinder and the Sponsor Investors agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. Immediately after the completion of the Transactions, assuming Mr. Kinder and the Remaining Sponsor Investor retain all the KMI common stock they currently hold, Mr. Kinder and the Remaining Sponsor Investor are expected to have less than 12% and 4%, respectively, of the total voting power for the election of KMI's directors. The shareholders agreement also provides that nominees of Mr. Kinder must be appointed to specified committees of the board. For additional information with respect to the shareholders agreement provisions relating to the nomination, election and removal of directors and board committees, see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights."

        Each director chosen shall hold office until the first annual meeting of stockholders held after his or her election and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.

Removal of Directors
KMI	KMR

KMI's bylaws provide that except as otherwise provided in its charter or bylaws, at any meeting of stockholders expressly called for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of holders of shares representing a majority of the total voting power in the election of directors. As described above, in the shareholders agreement Mr. Kinder and the Sponsor Investors have made agreements about how their shares will be voted.
KMR's LLC Agreement provides that any director, or the entire board of directors, may be removed from office at any time, with or without cause, but only by the approval of the holders of KMR voting shares.
Filling Vacancies on the Board
KMI	KMR
Vacancies on the board of directors, however resulting, may be filled by the affirmative vote	Vacancies on the board of directors, however resulting, are to be filled by the holders of KMR

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of a majority of the directors then in office, even if less than a quorum. However, at any time prior to the termination of a specified provision of the shareholders agreement, such vacancies shall be filled only with nominees chosen to fill such vacancies in accordance with the provisions of the shareholders agreement. Vacancies may not be filled by the stockholders.	voting shares or by the vote of a majority of the board of directors then in office.
Purchase Provisions
KMI	KMR

Not applicable.	Optional Purchase. The KMI purchase provisions, which are part of KMR's LLC agreement, provide that if at any time KMI and its affiliates own 80% or more of KMR's outstanding KMR shares, then KMI has the right, but not the obligation, to purchase for cash all of the outstanding KMR shares that KMI and its affiliates do not own. The price at which KMI may make the optional purchase is equal to 110% of the higher of:

•

the average market price for the KMR shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and

•

the highest price KMI or its affiliates paid for the KMR shares during the 90 day period ending on the day prior to the date the notice of purchase is given.

        The KMI purchase provisions and KMP's partnership agreement each provides that if at any time KMI and its affiliates own 80% or more of the outstanding KMP common units and the outstanding KMR shares on a combined basis, then KMI has the right to purchase all of the shares that KMI and its affiliates do not own, but only if the general partner of KMP elects to purchase all of the KMP common units that KMI and its affiliates do not own. The price at which KMI and the general partner may make the optional purchase is equal to the highest of:

•

the average market price of the KMR shares or the common units, whichever is higher, for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and

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•

the highest price KMI or its affiliates paid for such KMR shares or KMP common units, whichever is higher, during the 90-day period ending on the day prior to the date the notice of purchase is given.

        Mandatory Purchase.    Under the terms of the KMI purchase provisions, upon the occurrence of a mandatory purchase event, KMI will be required to purchase for cash all of KMR's shares that it and its affiliates do not own at a purchase price equal to the higher of the average market price for the KMR shares and the average market price for KMP common units as determined for the ten-day trading period immediately prior to the date of the applicable event. A mandatory purchase event means any of the following:

•

the first day on which the aggregate distributions or other payments by KMP on the common units, other than distributions or payments made in KMP common units or in securities which have in all material respects the same rights and privileges as KMP common units, but including distributions or payments made pursuant to an issuer tender offer by KMP, during the immediately preceding 360-day period exceed 50% of the average market price of a common unit during the ten consecutive trading day period ending on the last trading day prior to the first day of that 360-day period.

•

the occurrence of an event resulting in KMI and its affiliates ceasing to be the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of more than 50% of the total voting power of all shares of capital stock of the general partner of KMP, unless:

• the event results in another person becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of KMP;
• that other person is organized under the laws of a state in the United States;

•

that other person has long term unsecured debt with an investment grade credit rating, as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service, immediately prior to the event; and

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• that other person assumes all obligations of KMI to KMR and to the owners of the KMR shares under the purchase provisions and the tax indemnification agreement.

•

the merger of KMP with or into another person in any case where KMP is not the surviving entity, or the sale of all or substantially all of the assets of KMP and its subsidiaries, taken as a whole, to another person, unless in the transaction:

• the owners of KMP common units receive in exchange for their common units a security of such other person that has in all material respects the same rights and privileges as the KMP common units;
• KMR receives in exchange for all of the i-units a security of such other person that has in all material respects the same rights and privileges as the i-units;

•

no consideration is received by an owner of KMP common units other than securities that have in all material respects the same rights and privileges as the KMP common units and/or cash, and the amount of cash received per KMP common unit does not exceed 33 1/3% of the average market price of a common unit during the ten trading day period ending immediately prior to the date of execution of the definitive agreement for the transaction; and

• no consideration is received by the owners of i-units other than securities of such other person that have in all material respects the same rights and privileges as the i-units.
Preemptive Rights
KMI	KMR
KMI common stockholders have no preemptive rights to additional shares of KMI common stock or other securities.	KMR shareholders have no preemptive rights to additional KMR shares or other securities.
Amendment of Governing Documents
KMI	KMR
KMI's certificate of incorporation may be amended in any manner provided by the DGCL.	Amendments to KMR's LLC agreement generally may be made by the holders of the

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Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

•

a majority of the directors chosen for nomination by Mr. Kinder (if any);

•

a majority of the directors chosen for nomination by the Sponsor Investors (if any);

•

two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

•

the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

KMR voting shares without the approval of any other KMR shareholder. However, a majority of the KMR listed shares owned by persons other than KMI and its affiliates must approve any such amendment that would:

•

have a material adverse effect on the rights or preferences of the KMR listed shares, as determined in the sole discretion of KMR's board of directors, or

•

reduce the time for any notice to which the holders of KMR listed shares may be entitled.

        KMR's LLC agreement provides that the following amendments will not be deemed to have a material adverse effect on the rights and preferences of KMR listed shares:

•

any amendment that is necessary or desirable to comply with applicable law, compliance with which the board of directors determines in its sole discretion to be in the best interests of KMR and its shareholders; and

•

any amendment that is required to effect the intent of the provisions of, or is otherwise contemplated by, the LLC agreement.

Voting Rights; Meetings; Action by Written Consent
KMI	KMR

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of

KMR listed shares do not entitle their holders to vote on the election of directors. In addition to the matters described under "—Authorized Capital" and "—Amendment of Governing Documents" above, holders of KMR listed shares are entitled to vote on any matter submitted to KMR by KMP for a vote of i-units. KMR will vote the i-units in the same way that KMR's shareholders vote their KMR shares for or against a matter, including non-votes or abstentions. In general, the i-units, KMP common

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stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of its stockholders and may not be effected by consent in writing by such stockholders.

units and Class B units will vote together as a single class, with each i-unit, common unit and Class B unit having one vote. The i-units vote separately as a class on:

•

amendments to the KMP partnership agreement that would have a material adverse effect on the rights or preferences of holders of the i-units in relation to the other outstanding classes of units;

•

the approval of the withdrawal of KMGP as the general partner of KMP in some circumstances; and

•

the transfer to a non-affiliate by KMGP of all its interest as a general partner of KMP.

        The KMR shares owned by KMI and its affiliates generally are entitled to vote on any matter submitted to KMR as the owner of i-units. Shares owned by KMI or its affiliates will not, however, be entitled to vote on the matters described below when submitted to a vote of shareholders to determine how the i-units should be voted as long as KMI or its affiliates owns KMR voting shares:

•

any matters on which the i-units vote as a separate class;

•

a proposed removal of the general partner of KMP;

•

some proposed transfers of all of the general partner's interest as the general partner of KMP and the admission of any successor transferee as a successor general partner; and

•

a proposed withdrawal of the general partner of KMP in some circumstances.

When any KMR shares, including voting shares, owned by KMI and its affiliates are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of KMR shares voting for approval or the denominator of the number of KMR shares outstanding in determining whether the required percentage has been voted to approve a matter. Similarly, a number of i-units equal to the number of KMR shares, including KMR voting shares, owned by KMI and its affiliates will be treated as not being outstanding and will not be included in the numerator or denominator in determining if

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the required percentage of i-units or total KMP common units has been voted to approve a matter.

A person or group owning 20% or more of the aggregate number of issued and outstanding KMP common units and KMR shares is not entitled to vote its KMR shares. Therefore, such shares will not be included in the numerator of the number of KMR shares voting for approval or the denominator of the numbers of KMR shares outstanding in determining whether the required percentage has been voted to approve a matter. This limitation does not apply to KMI and its affiliates, including KMGP, although, as described above, there are a number of matters on which KMI and its affiliates may not vote.

Meetings of the KMR shareholders may be called by the board of directors, the chairman of the board or the holders of the KMR voting shares. Meetings at which the KMR shares are entitled to vote on any matter submitted to KMR by KMP for a vote of i-units will be held at the same time and place as the meeting of the holder of the i-units.

Any action that may be taken at a meeting of KMR shareholders may be taken without a meeting if written consents are signed by the KMR shareholders holding not less than the minimum percentage of the shares that would be necessary to take such action at a meeting at which all the shares entitled to vote on such matter were present and voted.
Stockholder Proposals and Director Nominations
KMI	KMR

KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. Generally, that notice must be given to the Secretary of KMI no later than the 90th day, and no earlier and the 120th day, in advance of the anniversary of the previous year's annual meeting. In addition, the nomination and removal of directors, including the filling of board vacancies, must comply with	KMR listed shares do not entitle the holder to make proposals or to nominate directors.

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the provisions of the shareholders agreement regarding composition of KMI's board of directors.
Indemnification and Limitation on Liability
KMI	KMR

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The DGCL does not permit exculpation for liability:

•

for breach of duty of loyalty;

•

for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•

under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•

for transactions from which the director derived improper personal benefit.

        KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

        KMI's certificate of incorporation and bylaws provide that it shall indemnify its directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not it would have the power to indemnify such person against such liability.

        Section 18-108 of the Delaware LLC Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        KMR's LLC agreement provides that KMR will, to the extent deemed advisable by the board of directors, indemnify any person who is or was an officer or director of KMR, the holder of the KMR voting shares, and any person who is or was an officer, director or affiliate of the holder of the KMR voting shares, from liabilities arising by reason of such persons' status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of KMR and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of KMR are also indemnified by KMP, as described below.

        In addition to the other more specific provisions limiting the obligations of the indemnitees, KMR's LLC agreement provides that no indemnitee will be liable for monetary damages to KMR, the shareholders or any other person for a breach of such indemnitee's fiduciary duty if such indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in, or not opposed to, the best interests of KMR and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful.

        Under KMP's partnership agreement and the delegation of control agreement, KMP will, to the fullest extent permitted by law, indemnify KMR

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and any person who is or was a manager, officer or director of KMR; provided, that in each case the indemnitee acted in good faith and in the manner which the indemnitee believed to be in, or not opposed to, the best interests of KMP, and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful.
Conflicts of Interest; Fiduciary Duties
KMI	KMR

        Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer's or director's interest if:

•

the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•

the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•

the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

        KMR's LLC agreement contains provisions that restrict or eliminate fiduciary and other duties owed by KMR's board of directors to KMR and the shareholders pursuant to the provisions of Section 18-1101 of the Delaware LLC Act. The LLC agreement contains provisions that prohibit the shareholders from advancing claims arising from conduct by the board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the LLC agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, KMR, its affiliates or any KMR shareholder.

        Except as set out in KMR's LLC agreement, KMR's directors, KMI and their affiliates have no obligations, by virtue of the relationships established pursuant to the LLC agreement, to take or refrain from taking any action that may impact KMR or its KMR shareholders.

        KMR's LLC agreement provides that any officer or director of KMR, the holder of the KMR voting shares, and any person who is or was an officer, director or affiliate of the holder of the KMR voting shares (each referred to as an indemnitee) is permitted to compete with KMR and any KMR shareholder and is not restricted from engaging in any business, and no such activity shall breach any duty to KMR or any KMR shareholder. Neither KMR, any KMR shareholder nor any other person shall have any rights by virtue of KMR's LLC agreement, by law or otherwise in any business ventures of any such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to KMR, any KMR shareholder or any other person.

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KMR's LLC agreement provides that no contract or transaction between KMR, on one hand, and the holder of voting shares, any affiliate thereof or any other entity, on the other, in which an officer or director of KMR beneficially owns an interest or of which such officer or director is an affiliate, or between KMR, on one hand, and any of its officers or directors, on the other, will be void or voidable for this reason or because the officer or director is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or because his vote is counted for such purpose, if such contract or transaction is:

•

approved by a committee of the board of directors composed solely of members who have no interest in the contract or transaction;

•

on terms no less favorable than those generally being provided to or available from unrelated third parties, as determined in the sole discretion of the board of directors; or

•

fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, as determined in the sole discretion of the board of directors.

Taxation
KMI	KMR

        KMI is subject to U.S. federal income taxes on its taxable income.

        Cash distributions to stockholders of KMI are taxable to each stockholder as ordinary dividend income to the extent distributed out of KMI's current and accumulated "earnings and profits" (as determined under U.S. federal income tax principles). A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder's adjusted tax basis in such holder's KMI shares and, to the extent the cash distribution exceeds such holder's adjusted tax basis, as gain from the sale or exchange of such shares.

        An election has been made with the IRS to treat KMR as a corporation for U.S. federal income tax purposes. Thus, KMR is subject to U.S. federal income taxes on its taxable income.

        KMR does not make distributions of cash in respect of its shares but rather makes distributions of additional shares. Because these distributions of additional shares are made proportionately to all owners of shares, the receipt of these additional shares is not includable in the gross income of an owner of shares for U.S. federal income tax purposes.

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PROPOSAL 2: ADJOURNMENT OF THE KMR SPECIAL MEETING

        If there are insufficient votes at the time of the KMR special meeting to approve the KMR merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the KMR merger agreement. We also may propose to adjourn the KMR special meeting if, among other reasons, KMP adjourns its special meeting. Pursuant to the terms of the KMR LLC agreement, the KMR board may adjourn the special meeting without shareholder action. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the KMR merger agreement, unless the KMP special meeting is adjourned. If a proposal to adjourn the KMR special meeting is submitted to the KMR shareholders for approval, such approval requires the affirmative vote of a majority of the KMR shares present or represented by proxy and entitled to vote at the KMR special meeting, whether or not a quorum exists.

        The KMR board recommends that you vote FOR the KMR adjournment proposal.

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PROPOSAL 3: THE KMP MERGER AGREEMENT

        You are being asked to approve a proposal to approve the KMP merger agreement. KMR will vote its i-units in KMP on KMP's merger proposal in the same manner that the KMR shareholders vote their KMR shares on this proposal. Please see the complete KMP proxy statement/prospectus attached as Annex D to this proxy statement/prospectus for further detail regarding the KMP merger agreement and this proposal.

        The KMR board recommends that you vote FOR the approval of the KMP merger agreement.

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PROPOSAL 4: ADJOURNMENT OF THE KMP SPECIAL MEETING

        You are being asked to approve the KMP adjournment proposal. KMR will vote its i-units in KMP on KMP's adjournment proposal in the same manner that the KMR shareholders vote their KMR shares on this proposal. Please see the complete KMP proxy statement/prospectus attached as Annex D to this proxy statement/prospectus for further detail regarding this proposal.

        The KMR board recommends that you vote FOR the KMP adjournment proposal.

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 KMR SHAREHOLDER PROPOSALS

        Under the Delaware LLC Act and the KMR LLC agreement, KMR is not required to hold an annual meeting of its shareholders. Ownership of KMR shares does not entitle KMR shareholders to make proposals at the KMR special meeting. Under KMR's LLC agreement, only the board of directors, the chairman of the board or a holder of voting KMR shares may call a meeting.

KMI STOCKHOLDER PROPOSALS

        KMI will hold a regular annual meeting of stockholders in 2015 regardless of whether the Transactions are completed.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for KMI's annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by KMI's corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 10, 2014.

        Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2015 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at KMI's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 19, 2015 to February 18, 2015.

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LEGAL MATTERS

        The validity of the KMI common stock to be issued in connection with the KMR merger and being offered hereby and certain U.S. federal income tax consequences of the KMR merger will be passed upon for KMI by Bracewell & Giuliani LLP, Houston, Texas. Weil, Gotshal & Manges LLP also has represented KMI in connection with the KMR merger described herein. Certain U.S. federal income tax consequences of the KMR merger will be passed upon for KMR by Baker Botts L.L.P.

EXPERTS
KMI

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMI's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

KMR

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMR's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

KMP

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMP's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMP's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMP's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

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WHERE YOU CAN FIND MORE INFORMATION

        KMI has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of KMI common stock to be issued to KMR shareholders in connection with the KMR merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains, among other things, additional relevant information about KMI and the KMI common stock. The rules and regulations of the SEC allow KMI and KMR to omit certain information that is included in the registration statement from this proxy statement/prospectus.

        KMI and KMR file annual, quarterly and special reports and other information with the SEC. KMI also files proxy statements with the SEC. The SEC allows KMI and KMR to "incorporate by reference" into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that KMI or KMR files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. KMI and KMR incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering:

KMI's Filings (SEC File No. 001-35081)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Current Reports on Form 8-K filed on May 9, 2014, May 21, 2014, August 11, 2014, August 12, 2014, August 29, 2014 and September 25, 2014;

  •
  Proxy Statement on Schedule 14A filed on April 9, 2014; and

  •
  Registration Statement on Form 8-A filed on February 10, 2011.

        KMI will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMI at the following address and telephone number:

  Kinder Morgan, Inc.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

KMR's Filings (SEC File No. 001-16459)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

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  •
  Current Reports on Form 8-K filed on August 11, 2014, August 12, 2014 and August 29, 2014; and

  •
  Registration Statement on Form 8-A/A filed on March 1, 2012.

        KMR will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMR at the following address and telephone number:

  Kinder Morgan Management, LLC
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

        KMI and KMR also make available free of charge on their internet website at www.kindermorgan.com the reports and other information filed by KMI and KMR with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither KMI's nor KMR's websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that KMI and KMR file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document KMI or KMR files with the SEC at the SEC's public reference room located at:

  100 F Street, N.E.
  Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. KMI's and KMR's SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The information concerning KMR and KMP contained in this proxy statement/prospectus or incorporated by reference has been provided by KMR, and the information concerning KMI and its other subsidiaries, including EPB, contained in this proxy statement/prospectus or incorporated by reference has been provided by KMI.

        In order to receive timely delivery of requested documents in advance of the special meeting, your request should be received no later than [                    ], 2014. If you request any documents, KMI or KMR will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        Neither KMI nor KMR has authorized anyone to give any information or make any representation about the KMR merger, KMI or KMR that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

        Should you want information regarding KMP or EPB, please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding that entity.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        In the Transactions, KMI will acquire all of the outstanding common units of KMP and EPB and all the outstanding shares of KMR that KMI and its subsidiaries do not already own (referred to in these pro forma financial statements as "the publicly held units or shares"). At the effective time of the mergers; (i) each publicly held KMR share will be converted into the right to receive 2.4849 shares of KMI common stock; (ii) through the election and proration mechanisms in the KMP merger agreement, on average, each common unit held by a public KMP unitholder will be converted into the right to receive 2.1931 shares of KMI common stock and $10.77 in cash; and (iii) through the election and proration mechanisms in the EPB merger agreement, on average, each common unit held by a public EPB unitholder will be converted into the right to receive 0.9451 shares of KMI common stock and $4.65 in cash. The cash payments to the public unitholders of KMP and EPB, based on the respective publicly held units outstanding as of August 31, 2014, will total approximately $3.9 billion.

        The unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of KMI. The historical consolidated financial statements of KMI consolidate KMP, EPB, and KMR, because KMI currently controls these entities. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 of KMI has been prepared to give effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income of KMI for the six months ended June 30, 2014 and year ended December 31, 2013, have been prepared to give effect to the Transactions as if they had occurred on January 1, 2013.

        The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary (ASC 810). Because KMI controls KMP, EPB, and KMR both before and after the Transactions, the changes in KMI's ownership interest in KMP, EPB, and KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the Transactions. In addition, the tax effects of the Transactions are presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the KMI historical financial information includes the accounts of KMP, EPB and KMR, the historical financial information of those entities has not been shown separately.

        The unaudited pro forma condensed combined financial statements include pro forma adjustments that are factually supportable and directly attributable to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 for KMI, KMP, EPB and KMR; and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2014 for KMI, KMP, EPB and KMR.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that KMI believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the Transactions taken place on June 30, 2014 for balance sheet purposes, and on January 1, 2013 for statements of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements.

182

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(In Millions)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets	$3,367	$90	(a)	$3,487
		38	(b)
		(8)	(c)
Property plant and equipment, net	37,607	—		37,607
Investments	5,862	—		5,862
Goodwill	24,653	—		24,653
Deferred charges and other assets	4,875	3,895	(d)	8,774
		4	(e)

Total Assets	$76,364	$4,019		$80,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,487	$90	(f)	$11,256
		4,679	(g)
Long-term debt	34,521	(650)	(g)	33,871
Deferred income taxes	4,554	(4,554)	(d)	—
Other long-term liabilities and deferred credits	2,147	—		2,147

Total Liabilities	47,709	(435)		47,274

Stockholders' Equity
Class P shares	10	11	(h)	21
Additional paid-in capital	14,339	20,189	(h)	34,528
Retained deficit	(1,661)	(4)	(h)	(1,665)
Accumulated other comprehensive loss	(68)	(36)	(h)	(104)

Total Kinder Morgan, Inc.'s Stockholders' Equity	12,620	20,160		32,780
Noncontrolling interests	16,035	(15,706)	(h)	329

Total Stockholders' Equity	28,655	4,454		33,109

Total Liabilities and Stockholders' Equity	$76,364	$4,019		$80,383

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

183

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2014

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$7,984	$—		$7,984
Operating Costs and Expenses
Cost of sales	3,253	—		3,253
Other operating expenses	2,571	—		2,571

Total Operating Costs and Expenses	5,824	—		5,824

Operating income	2,160	—		2,160

Other Income (Expense)
Earnings from equity investments	199	—		199
Interest, net	(888)	(44	)(i)	(932)
Other, net	5	—		5

Total Other (Expense) Income	(684)	(44)		(728)

Income from Continuing Operations Before Income Taxes	1,476	(44)		1,432
Income tax expense	(378)	(140	)(j)	(518)

Net Income	1,098	(184)		914
Net income attributable to noncontrolling interests	(527)	524	(k)	(3)

Net Income Attributable to Kinder Morgan, Inc.	$571	$340		$911

Basic and Diluted Earnings Per Common Share	$0.55			$0.43	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,028	1,084	(l)	2,112	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

184

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2013

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$14,070	$—		$14,070
Operating Costs and Expenses
Costs of sales	5,253	—		5,253
Other operating expenses	4,827	—		4,827

Total Operating Costs and Expenses	10,080	—		10,080

Operating income	3,990	—		3,990

Other Income (Expense)
Earnings from equity investments	327	—		327
Interest, net	(1,675)	(216	)(i)	(1,891)
Other, net	796	—		796

Total Other (Expense) Income	(552)	(216)		(768)

Income from Continuing Operations Before Income Taxes	3,438	(216)		3,222
Income tax expense	(742)	(327	)(j)	(1,069)

Income from Continuing Operations	2,696	(543)		2,153
Loss on Sale of Discontinued Operations, Net of Tax	(4)	—		(4)

Net Income	2,692	(543)		2,149
Net income attributable to noncontrolling interests	(1,499)	1,495	(k)	(4)

Net Income Attributable to Kinder Morgan, Inc.	$1,193	$952		$2,145

Basic and Diluted Earnings Per Common Share From Continuing Operations	$1.15			$1.01	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,036	1,084	(l)	2,120	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

185

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the Transactions as an equity transaction. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if the they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 does not include pro forma effects of the previously consummated acquisitions of American Petroleum Tankers and State Class Tankers acquired January 1, 2014, certain oil and gas properties from Goldsmith Landreth acquired June 1, 2013 and Copano Energy, L.L.C. acquired May 1, 2013, because the impact on pro forma net income attributable to KMI was deemed immaterial. The effects of these acquisitions are included in the historical financial statements of KMI since the respective dates of acquisition.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of KMI would have been if the Transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of KMI for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the Transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

        These Unaudited Pro Forma Statements give effect to two committed borrowing facilities which are directly attributable to the Transactions and are described below.

        Bridge Facility

        On September 19, 2014, KMI entered into a Bridge Credit Agreement (the "Bridge Facility") with a syndicate of lenders. The Bridge Facility provides for up to a $5.0 billion term loan facility which will mature 364 days following the closing date of the Transactions. KMI may use borrowings under the Bridge Facility to pay cash consideration and transaction costs associated with the Transactions. KMI also may use a portion of the borrowings under the Bridge Facility to refinance certain term loan facility indebtedness. Interest on borrowings under the Bridge Facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long-term indebtedness for borrowed money ("KMI's Credit Rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's Credit Rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the Bridge Facility. The Bridge Facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        Revolving Credit Facility

        On September 19, 2014, KMI entered into a replacement revolving credit agreement (the "Replacement Facility") with a syndicate of lenders. The Replacement Facility provides for up to $4.0 billion in borrowing capacity, which can be increased to $5.0 billion if certain conditions are met, and has a five-year term. In connection with the consummation of the Transactions, the Replacement

186

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

Facility will replace (a) the existing credit agreement, dated as of May 6, 2014, by and among KMI, various lenders, and Barclays, as administrative agent ("KMI's Existing Credit Agreement"), (b) the facilities set forth in the credit agreement, dated as of May 1, 2013, among KMP, Wells Fargo Bank, National Association, as administrative agent and the other lenders and agents party thereto (the "KMP Credit Agreement") and (c) the facilities set forth in the credit agreement, dated May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C., Wyoming Interstate Company, L.L.C., EPB, Bank of America, N.A., as administrative agent, and the other lenders and letter of credit issuers from time to time parties thereto (the "EPB Credit Agreement" and, together with KMI's Existing Credit Agreement and the KMP Credit Agreement, the "Prior Credit Facilities"). Borrowings under the Replacement Facility may be used for working capital and other general corporate purposes. Interest on the Replacement Facility will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.125% to 2.000% per annum based on KMI's Credit Rating or (b) the greatest of (1) the federal funds effective rate in effect on such day plus 1/2 of 1%, (2) the prime rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.125% to 1.000% per annum based on KMI's Credit Rating. The Replacement Facility contains a financial covenant providing for a maximum debt to EBITDA ratio of 6.50 to 1.00 and various other covenants that are substantially consistent with the Prior Credit Facilities.

        The following is the estimated consideration for the Transactions calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
KMP public units exchanged(1)	303
Cash payment per KMP unit(2)	$10.77

Cash portion of consideration	$3,261
EPB public units exchanged(1)	138
Cash payment per EPB unit(2)	$4.65

Cash portion of consideration	$640

Total cash portion of consideration	$3,901

Total KMP units exchanged(1)	303
KMP exchange ratio per unit(2)	2.1931

KMI common stock assumed to be issued	664

Total EPB units exchanged(1)	138
EPB exchange ratio per unit(2)	0.9451

KMI common stock assumed to be issued	130

Total KMR shares exchanged(1)	117
KMR exchange ratio per share	2.4849

KMI common stock assumed to be issued	290

Total KMI common stock assumed to be issued	1,084
KMI Class P common share closing price as of September 26, 2014	$38.39

Fair value of equity portion of consideration(3)	$41,631

Total consideration (excluding debt assumed)(3)	$45,532

(1)
Reflects publicly held KMP and EPB units and KMR shares outstanding as of August 31, 2014.

(2)
Reflects the average cash payment amount per unit and the average exchange ratio per unit to be received by the public KMP or EPB unitholders by reason of the election and proration provisions of the KMP and EPB merger agreements.

(3)
A $1 change in the price of a share of KMI common stock would change the total consideration by $1.1 billion, and the deferred tax asset and additional paid-in capital by approximately $0.3 billion for purposes of these Unaudited Pro Forma Statements.

187

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
Reflects the excess cash related to estimated borrowings of $4,679 million under the Bridge Facility, less (i) $3,901 million cash portion of the KMP and EPB consideration; (ii) $650 million for the extinguishment of a previously existing term loan facility; and (iii) $38 million of debt issuance costs. The $90 million of excess cash will be used to fund transaction costs which are reflected as a current liability. See footnote (f) below.

(b)
Reflects a $38 million increase in debt issuance costs associated with the Bridge Facility incurred as a direct result of the Transactions.

(c)
Reflects $8 million of cash used to pay debt issuance costs related to the restructuring of the Prior Credit Facilities into the Replacement Facility as a direct result of the Transactions. See Note 1.

(d)
Reflects the estimated impact on deferred income taxes resulting from the Transactions using KMI's statutory federal and state tax rate of 36.5%. The amount reflects a net adjustment of $8.9 billion to deferred income taxes, $8.0 billion of which relates to the effects of the change in ownership and the step-up in tax basis as a result of KMI's acquisition of the publicly held interests in KMP and EPB, resulting in a deferred tax asset. The remainder of the adjustment relates to estimated changes to other temporary differences and estimated changes to KMI's effective state tax rate. This adjustment also includes the elimination of $464 million in deferred charges associated with previously consummated transactions between entities under common control related to deferred taxes. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

(e)
Reflects $8 million of debt issuance costs associated with the restructuring of the Prior Credit Facilities into the Replacement Facility, partially offset by the write-off of $4 million of unamortized debt issuance costs related to the previously existing term loan facility and the Prior Credit Facilities. See Note 1.

(f)
Reflects estimated transaction costs of $90 million directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal services and other professional fees to be paid in 2014 using a portion of the Bridge Facility proceeds. As the Transactions involve the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, during the periods in which services are rendered.

(g)
Reflects the issuance of the Bridge Facility to fund the cash portion of the KMP and EPB consideration and to pay related transaction costs. The proceeds received from the Bridge Facility include an amount that will be used to extinguish a previously existing $650 million term loan facility which, pursuant to the existing credit agreement, is required to be repaid as a result of the Transactions. In addition, the Transactions result in the termination of the Prior Credit Facilities which had a combined outstanding balance of $1,333 million as of June 30, 2014 and are reflected as current liabilities in the KMI historical balance sheet.

(h)
The Transactions, which involve a change in KMI's ownership interests in its subsidiaries KMP, EPB and KMR, have been accounted for as equity transactions in accordance with ASC 810. As described in Note 2(d), the Transactions resulted in the recognition of a deferred tax asset totaling $8.9 billion. This tax impact is presented as an increase to additional paid-in capital consistent with

188

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

  the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Stockholders' Equity (in millions):

	Class P shares	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	KMI's Stockholders' Equity	Non- controlling Interests(1)	Total Stockholders' Equity
Shares issued for the Transactions	$11	$(11)	$—	$—	$—	$—	$—
Cash consideration	—	(3,901)	—	—	(3,901)	—	(3,901)
Transaction costs, net of tax (see Note 2(f))	—	(57)	—	—	(57)	—	(57)
Deferred tax adjustments (see Note 2(d))	—	8,396	—	20	8,416	—	8,416
Eliminate noncontrolling interests to reflect historical cost	—	15,762	—	(56)	15,706	(15,706)	—
Write-off of unamortized debt costs	—	—	(4)	—	(4)	—	(4)

Total pro forma adjustments	$11	$20,189	$(4)	$(36)	$20,160	$(15,706)	$4,454

(1)
Reflects the June 30, 2014 book value of the publicly held interests in KMP, EPB and KMR.

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(i)
Reflects net incremental interest expense, including amortization of deferred financing costs, associated with the Bridge Facility and the required restructuring of the Prior Credit Facilities and repayment of the $650 million term loan facility, directly attributable to the Transactions. The incremental debt associated with the Bridge Facility is expected to aggregate to $4,679 million with a stated interest rate of LIBOR plus an accelerating margin (resulting in weighted-average interest rates of 2.53% for the six months ended June 30, 2014 and 2.15% for the year ended December 31, 2013 for purposes of these Unaudited Pro Forma Statements). A change of 0.125% in the effective interest rate on the Bridge Facility would cause a change in annual interest expense of $4 million, net of income tax. For purposes of these Unaudited Pro Forma Statements, and in connection with the Replacement Facility, the stated interest rate of LIBOR plus a margin which, based on KMI's expected credit rating, resulted in an interest rate of approximately 1.65%, was applied to the combined weighted average borrowings under the Prior Credit Facilities of $1,461 million for the six months ended June 30, 2014 and $1,873 million for the year ended December 31, 2013. A change of 0.125% in the effective interest rate on the Replacement Facility would cause a change in annual interest expense of $1 million, net of income tax.

189

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

        The following are the pro forma adjustments to interest expense (See Note 1) (in millions):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest on the Bridge Facility for the Transactions (1)	$(59)	$(101)
Amortization of debt issuance costs of the Bridge Facility (2)	—	(38)
Fee escalations (3)	—	(117)
Remove interest on extinguished term loan	13	28
Remove amortization of debt issuance costs of extinguished term loan	1	4
Interest on the Replacement Facility (1)(4)	(16)	(40)
Remove interest on Prior Credit Facilities (1)(4)	15	48
Amortization of debt issuance costs of the Replacement Facility(2)	(3)	(6)
Remove amortization of debt issuance costs on the Prior Credit Facilities	5	6

Pro forma adjustments to interest expense	$(44)	$(216)

(1)
Reflects incremental interest expense associated with the debt incurred for the Transactions as if that debt was outstanding for the six months ended June 30, 2014 and the year ended December 31, 2013.

(2)
Reflects amortization of the incremental debt issuance costs on the debt incurred and restructured as a direct result of the Transactions using the effective interest method.

(3)
Reflects certain escalating fees, including duration and funding fees, that would be recognized as interest expense if the borrowings under the Bridge Facility were to remain outstanding for the maximum term.

(4)
Includes interest on borrowings, letter of credit fees, and commitment fees.
(j)
Reflects estimated income tax expense using KMI's statutory federal and state income tax rate of 36.5%.

For the six months ended June 30, 2014, the amount reflects the combined effects of (i) $163 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $16 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $7 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during the six-month period ended June 30, 2014.

For the year ended December 31, 2013, the amount reflects the combined effects of (i) $466 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $79 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $60 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during 2013.

(k)
Reclassifies net income previously allocated to noncontrolling interests related to the publicly held KMP and EPB common units and publicly held KMR shares to net income attributable to KMI.

(l)
Reflects the 1,084 million shares of KMI common stock assumed to be issued in the Transactions were outstanding as of January 1, 2013.

(m)
For the six months ended June 30, 2014 and the year ended December 31, 2013, for both historical and these Unaudited Pro Forma Statements, the following potential common stock equivalents were antidilutive and, accordingly, are excluded from the determination of diluted earnings per share (in millions, on a weighted-average basis):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Unvested restricted stock awards	7	4
Outstanding warrants to purchase KMI common stock	325	401
Convertible trust preferred securities	10	10

190

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

R MERGER SUB LLC

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among Kinder Morgan Management, LLC, a Delaware limited liability company (the "Company"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and R Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Listed Shares (other than Parent and its Affiliates) (the "Public Shareholders"), (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iv) recommended that the Company Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares and (v) resolved to recommend approval of this Agreement by the holders of Listed Shares;

        WHEREAS, the Company Board (acting based upon the recommendation of the Special Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iv) resolved to submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMP Merger and the EPB Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance;

        WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger (as defined below) shall, taken separately or together with the Second Step Merger, as applicable, qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and intend for this Agreement to constitute a "plan of reorganization" within the meaning of the Code; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Company to enter into this Agreement, the Company has entered into a Support Agreement, dated as of the date hereof (the "Support Agreement"), with EPB, EPB General Partner, KMP, Kinder Morgan G.P., Inc. (the "KMP General Partner"), Richard D. Kinder and RDK Investments, Ltd.

A-1

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger and the Second Step Merger

        Section 1.1.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), the separate limited liability company existence of Merger Sub will cease and the Company will continue its existence as a limited liability company under Delaware Law as the surviving company in the Merger (the "Surviving Company").

        Section 1.2.    Closing.     Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree. Each of the Merger, the KMP Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the LLC Agreement and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the LLC Agreement and the applicable provisions of the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Company.     At the Effective Time, (i) the limited liability company agreement of the Company shall be amended and restated to be the same as the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the limited liability company agreement of the Surviving Company (except that the name of the Surviving Company shall be "Kinder Morgan Management, LLC"), until thereafter further duly amended as provided therein or in accordance with applicable Law, and (ii) the certificate of formation of the Company shall be amended and restated to be the same as the certificate of formation of Merger Sub as is in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall be "Kinder Morgan Management, LLC") and as so amended shall be the certificate of formation of the Surviving Company, until thereafter further amended as provided therein or by applicable Law, in each of clauses (i) and (ii) consistent with the obligations set forth in Section 5.8(b).

        Section 1.6.    Organizational Documents of Parent.     The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment"), and the

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certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

        Section 1.7.    Second Step Merger.     Parent may, in its sole discretion and immediately following the Effective Time (but subject to the delivery of opinions required by Section 6.2(c) and Section 6.3(c), in each case, incorporating the Second Step Merger) cause the Surviving Company to be merged with and into a Delaware limited liability company and a wholly owned Subsidiary of Parent that is a "disregarded entity" within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A) ("Second Step Merger Sub"), with Second Step Merger Sub surviving such merger (the "Second Step Merger"). No consideration shall be issued in the Second Step Merger. If Parent causes the Second Step Merger to occur in accordance with this Section 1.7, references herein to the Surviving Company shall refer to Second Step Merger Sub.

ARTICLE II

Effect on Company Securities

        Section 2.1.    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

            (a)    Conversion of Listed Shares and Voting Shares.    Subject to Section 2.1(c), Section 2.2(h) and Section 2.3, each Listed Share and Voting Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.4849 validly issued, fully paid and nonassessable shares of Parent Class P Stock (the "Exchange Ratio" and such consideration, the "Merger Consideration").

            (b)    Equity of Merger Sub.    The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one hundred percent (100%) of the issued and outstanding membership interests in the Company (as the Surviving Company). At the Effective Time, the books and records of the Company shall be revised to reflect admission of Parent as the sole Shareholder or sole member of the Company and the simultaneous withdrawal of all other Shareholders of the Company and Parent shall continue the existence of the Company (as the Surviving Company) without dissolution.

            (c)    Treatment of Company-Owned Company Securities.    All Company Securities, other than issued and outstanding Voting Shares owned by the KMP General Partner which shall be converted into the Merger Consideration pursuant to Section 2.1(a), that are owned immediately prior to the Effective Time by the Company, Parent, Merger Sub or the KMP General Partner shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Company Securities.

            (d)    Certificates.    As of the Effective Time, all Voting Shares and Listed Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Listed Shares or Voting Shares (a "Certificate") or non-certificated Listed Shares or Voting Shares represented in book-entry form immediately prior to the Effective Time ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor

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    upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

            (a)    Exchange Agent.    Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Company Securities as of the Effective Time whose Company Securities were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Listed Shares and Voting Shares, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Company and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

            (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Securities whose Company Securities are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or Book-Entry Shares pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing share proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

            (c)    Exchange.    Each holder of Company Securities that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or Book-Entry Shares and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Shares), will be entitled to receive in exchange therefor (i) the number

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    of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or any applicable documentation with respect to the surrender of Book-Entry Shares and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

            (d)    Other Payees.    If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

            (e)    No Further Transfers.    From and after the Effective Time, there shall be no further registration on the books of the Company of transfers of Company Securities converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing Company Securities converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Securities, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

            (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of Company Securities converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Company Securities for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Company Securities. Notwithstanding the foregoing, Parent, Merger Sub and the

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    Company shall not be liable to any holder of Company Securities for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Company Securities immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

            (g)    Dividends and Distributions.    No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

            (h)    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Notwithstanding any other provision of this Agreement, each holder of Company Securities converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Shares to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Shares pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Company Securities that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Company Securities, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Company Securities (the "Fractional Share Proceeds"). The Exchange Agent shall

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    determine the portion of the Fractional Share Proceeds to which each holder of such Company Securities shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Company Securities would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Company Securities would otherwise be entitled. To the extent applicable, each holder of Company Securities shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder's Company Securities to Parent.

            (i)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Securities represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g)

            (j)    Withholding Taxes.    Parent, Merger Sub, the Surviving Company and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in Parent Class P Stock and Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

        Section 2.3.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Listed Shares, Voting Shares or shares of Parent Class P Stock shall have been changed into a different number of shares or a different class or series by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction (other than regular quarterly distributions of Listed Shares and Voting Shares as required by the LLC Agreement as of the date hereof), the Merger Consideration shall be appropriately adjusted to reflect fully the effect of such share dividend, subdivision, reclassification, recapitalization, split, split-up or share distribution, combination, exchange of shares or similar transaction and to provide the holders of Listed Shares or Voting Shares the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.4.    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

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ARTICLE III

Representations and Warranties of the Company

        Except as disclosed in (a) the Company SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Company SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Company to Parent (the "Company Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent as follows:

        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company ("Company Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").

        Section 3.2.    Capitalization.

          (a)   At the close of business on August 7, 2014, the issued and outstanding membership interests of the Company consisted of (i) 131,281,762 Listed Shares and (ii) 4 Voting Shares. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time, there will not be, any Company Securities, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits

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  interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Company Securities, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Company Securities.

          (b)   None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. Except as set forth in the LLC Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or other membership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Company Securities or other membership interests, shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   The Company has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Company Shareholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the Company Board and the Special Committee and, except for obtaining the Company Shareholder Approval, no other entity action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) assuming that Company Shareholder Approval is obtained, conflict with or violate any provision of the LLC Agreement or any of the Organizational Documents of the Company's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the

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  Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except for the approval by the Company Board and the Special Committee, which was obtained prior to the execution of this Agreement, the approval of the Merger by a majority of the Listed Shares then Outstanding as of the record date for the Company Shareholder Meeting ("Company Shareholder Approval") at such Company Shareholder Meeting or any adjournment or postponement thereof is the only vote or approval of the holders of any class or series of Company Securities that is necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (d)   The Special Committee, at a meeting duly called and held, has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iv) recommended that the Company Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares and (v) resolved to recommend approval of this Agreement by the holders of Listed Shares.

          (e)   The Company Board (acting based upon the recommendation of the Special Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved to submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares.

        Section 3.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Company Proxy Statement"), and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the

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consummation of the transactions contemplated by this Agreement or (B) result in a Company Material Adverse Effect.

        Section 3.5.    Company SEC Documents; Undisclosed Liabilities.

          (a)   The Company and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). The Company SEC Documents, as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Company makes no representation or warranty).

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013 (the "Balance Sheet Date") (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6.    Compliance With Laws.     The Company and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.7.    Information Supplied.     Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any

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material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Company Proxy Statement will, on the date it is first mailed to holders of Listed Shares, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and together with the Company Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Company or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date included in the Company SEC Documents.

          (b)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (c)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(c) of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.     The Special Committee has received the opinion of Jefferies LLC (the "Company Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Listed Shares (other than Parent and its Affiliates) (the "Company Fairness Opinion"). The Company has been authorized by the

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Company Financial Advisor to permit the inclusion of the Company Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statements by the Company Financial Advisor.

        Section 3.10.    Brokers and Other Advisors.     Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a correct and complete copy of the Company's engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Company Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not been a Company Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent's or Merger Sub's (or such Representatives') use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Company (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Company as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

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          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other

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  rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP

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  (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. As of the date of this Agreement there are no facts or circumstances that would prevent Parent's chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMP Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

        Section 4.7.    Legal Proceedings.     There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Law; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or

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  violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent's knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

        Section 4.9.    Information Supplied.     Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Company Proxy Statement will, on the date it is first mailed to holders of Listed Shares, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the

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foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.

          (a)   Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

          (b)   Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (c)   For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is

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  pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

        Section 4.13.    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses

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  in all respects as currently conducted, except such rights-of-way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Insurance.     Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

        Section 4.17.    Opinion of Parent Financial Advisor.     The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion"). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statements by the Parent Financial Advisor.

        Section 4.18.    Brokers and Other Advisors.     Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Company). Parent has heretofore made available to the Company a correct and complete copy of the Parent's engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

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        Section 4.19.    Financing.     At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

        Section 4.20.    Merger Agreements.     Parent has heretofore provided to the Partnership a correct and complete copy of the KMP Merger Agreement and the EPB Merger Agreement.

        Section 4.21.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company (including their Representatives), or the Company's (or such Representatives') use of, and neither the Company nor any of its Representatives is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Company in expectation of the Merger.

ARTICLE V

Additional Covenants and Agreements

        Section 5.1.    Preparation of the Registration Statement and the Proxy Statements; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and file with the SEC the Company Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Company Proxy Statement will be included as a prospectus, and the Parent Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the holders of Listed Shares and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Proxy Statements will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Registration Statement or either of the Proxy Statements, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Listed Shares and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the

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  one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its holders of Company Securities (the "Company Shareholder Meeting") for the purpose of (i) obtaining the Company Shareholder Approval, (ii) determining the manner in which I-Units shall be voted with respect to the KMP Merger Agreement and (iii) considering and voting upon any adjournment of the meeting of the limited partners of KMP, if necessary, to solicit additional proxies if there are not sufficient votes to approve the KMP Merger. The Company shall, through the Company Board and Special Committee, recommend to the holders of Listed Shares approval of this Agreement (collectively, the "Company Board Recommendation") and shall, through the Company Board, recommend to the holders of Listed Shares approval of the KMP Merger Agreement in connection with the vote with respect to determining how I-Units will be voted at the KMP Unitholder Meeting (unless there shall have been a KMP Adverse Recommendation Change) and shall include a copy of the Company Fairness Opinion, the KMP Merger Recommendation Statement (unless there shall have been a KMP Adverse Recommendation Change) and, subject to this Section 5.1(b), the Company Board Recommendation in the Company Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the holders of Listed Shares the Company Shareholder Approval, and shall not, through the Company Board and the Special Committee (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Company Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Company Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, and subject to compliance with the provisions of this Section 5.1(b), each of the Company Board and Special Committee may make a Company Adverse Recommendation Change:

              (i)  (A) if the Company has received a written Company Alternative Proposal that the Special Committee believes is bona fide and the Special Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) the failure to take such action would not be in the best interests of the Company, after determining that the failure to take such action would not be in the best interests of the Public Shareholders (any Company Adverse Recommendation Change in connection with a Company Superior Proposal, a "Company Superior Proposal Adverse Recommendation Change") or (B) in response to a Company Intervening Event if the Special Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Company, after determining that the failure to take such action would not be in the best interests of the Public Shareholders;

             (ii)  the Company Board or the Special Committee, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the Company Board and/or Special Committee, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Company Alternative Proposal constitutes a Company Superior Proposal and (y) including a description of the material terms of such Company Superior Proposal, together with a copy of the Acquisition Agreement for such Company Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the

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    material events giving rise to the Company Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Company Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Company Shareholder Meeting, in which case the Company Board or Special Committee, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Company Notice Period"); and

            (iii)  during the Company Notice Period, the Company, through the Special Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Company Adverse Recommendation Change would not be opposed to the best interests of the Company, after making a determination that the failure to effect such Company Adverse Recommendation Change would not be opposed to the best interests of the Public Shareholders; provided, that (x) the Special Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Company Alternative Proposal continues to constitute a Company Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Company Intervening Event continues to constitute a Company Intervening Event and (y) any material amendment to the terms of a Company Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Company Notice Period, except that such new Company Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Alternative Proposal or (ii) a Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Listed Shares prior to the Company Shareholder Meeting and (iv) if the Company has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

          (c)   Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the "Parent Board Recommendation") and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Parent Adverse Recommendation Change"). Notwithstanding the

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  foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c), the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

              (i)  (A) if Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide and Parent's Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a "Parent Superior Proposal Adverse Recommendation Change"); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

             (ii)  Parent has provided prior written notice to the Company (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period"); and

            (iii)  during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent's Board of Directors to stockholders under applicable Law; provided, that (x) the Parent's Board of Directors shall take into account all changes to the terms of this Agreement proposed by the Company in determining whether (1) in the case of Section 5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Company receive such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, Parent's obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or

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  amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

          (d)   The parties shall use their reasonable best efforts to hold the Company Shareholder Meeting and the Parent Stockholder Meeting on the same day.

          (e)   Unless this Agreement is validly terminated in accordance with Article VII, the Company shall submit this Agreement to the holders of the Listed Shares for approval at the Company Shareholder Meeting even if the Company Board or Special Committee shall have effected a Company Adverse Recommendation Change.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent's Board of Directors shall have effected a Parent Adverse Recommendation Change.

        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Company Material Contract in effect as of the date of this Agreement (including the LLC Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

          (b)   Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMP Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMP Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMP Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Company (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

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             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedules, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

            (iii)  take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

            (iv)  with respect to Parent, EPB and KMP only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

             (v)  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

            (vi)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

           (vii)  (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMP Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Company Securities in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C), in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

          (viii)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

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            (ix)  except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C), other than in the ordinary course and consistent with past practice;

             (x)  (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

            (xi)  agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

        Section 5.3.    No Solicitation by the Company; Etc.

          (a)   The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Company Alternative Proposal. Except as permitted by this Section 5.3 the Company shall not, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Company Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an "Acquisition Agreement") relating to a Company Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company's Subsidiaries or the Company's Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Company.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (i) the Company has received a written Company Alternative Proposal that the Special Committee believes is bona fide, (ii) the Special Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Company Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (iii) such Company Alternative Proposal did not result from a material breach of this Section 5.3, then the Company may, subject to clauses (x) and (y) below, (A) furnish information, including confidential

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  information, with respect to the Company and its Subsidiaries to the Person making such Company Alternative Proposal and (B) participate in discussions or negotiations regarding such Company Alternative Proposal; provided that (x) the Company shall not, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Company will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Company Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received by the Company or that the Company has delivered to any third party making a Company Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Company Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Company's consolidated assets or to which twenty-five percent (25%) or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Listed Shares, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Listed Shares or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Company's consolidated assets or the outstanding Listed Shares; in each case, other than the Merger, the KMP Merger and the EPB Merger.

             (ii)  "Company Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Listed Shares or assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Special Committee determines in its good faith to

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    be more favorable to the Company, after determining in its good faith that such offer is on terms and conditions more favorable to the Public Shareholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

            (iii)  "Company Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Company that was not, prior to the date of this Agreement, reasonably foreseeable by the Special Committee; provided, however, that in no event shall the receipt, existence or terms of a Company Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent the Company, the Company Board or the Special Committee from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Alternative Proposal if the Company Board or the Special Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Company, after determining that its failure to do so would not be in the best interests of the Public Shareholders; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 5.1(b). For the avoidance of doubt, a public statement that describes the Company's receipt of a Company Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change.

        Section 5.4.    No Solicitation by Parent; Etc.

          (a)   Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Company, KMP and EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal. Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent's Representatives, Parent's Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent. It is also understood and agreed that actions by KMP (to the extent taken at the direction of, with the consent of, or recommended by, the KMP Conflicts and Audit Committee and which are permitted by Section 5.3 of the KMP Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPGP conflicts committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

          (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent's Board of Directors

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  believes is bona fide, (ii) Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Company and (y) Parent will provide to the Company non-public information that was not previously provided or made available to the Company prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Company, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Company, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Company reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Company with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Parent Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Company and its respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's

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    equity interests in the Company) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Parent Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole, made by a third party, which is on terms and conditions which Parent's Board of Directors determines in its good faith to be more favorable to Parent's stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Company in writing.

            (iii)  "Parent Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Company Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent Parent from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent's Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c). For the avoidance of doubt, a public statement that describes Parent's receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

        Section 5.5.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the KMP Merger Agreement and the EPB Merger Agreement), Parent, on the one hand, and the Company, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation

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  of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMP Merger and the EPB Merger. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Except as expressly prohibited in this Agreement, each of Parent and the Company shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMP Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

          (d)   It is understood and agreed that actions or inactions by KMP, the KMP General Partner, EPB and EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to KMP, the KMP General Partner, EPB and EPB General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.6.    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Company shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Company Alternative Proposal that the Special Committee believes in good faith is bona fide and matters related thereto or a Company Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Company under Section 5.1(b) to negotiate, through the Special Committee, with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent's Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Company in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.6.

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        Section 5.7.    Access to Information; Confidentiality.     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Company and KMP (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.8.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.8, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries, and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any of its Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, to the fullest extent that any of the Company or any applicable Subsidiaries thereof, would be permitted to indemnify an Indemnified Person, Parent and the Surviving Company jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Company immediately prior to the Effective Time and ensure that the Organizational Documents of the Company shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (c)   Parent shall cause the Company to, and the Company shall, maintain in effect for six (6) years from the Effective Time the Company's current directors' and officers' liability insurance

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  policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Company be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than the Maximum Amount, the Company shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Company in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.8(c), the Company may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Company or any of its Subsidiaries, any indemnification agreements or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Company, as the case may be, shall assume the obligations of Parent and the Company set forth in this Section 5.8.

        Section 5.9.    Securityholder Litigation.     The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Company shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.10.    Fees and Expenses.     All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Company Proxy Statement.

        Section 5.11.    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Listed Shares (including derivative securities with respect to Listed Shares) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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        Section 5.12.    Listing.     Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.13.    Dividends and Distributions.     After the date of this Agreement until the Effective Time, each of Parent and the Company shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Company Securities and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Securities shall not receive, for any quarter, distributions both in respect of Company Securities and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Company Securities or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.14.    Coordination of Transactions.     Each of Parent and the Company shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMP Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedules.

        Section 5.15.    Notification of Certain Matters Regarding EPB Merger and KMP Merger.     Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB Merger or KMP Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMP Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMP Merger.

        Section 5.16.    Tax Certificates.

          (a)   Officers of the Company shall, prior to the Effective Time, (i) execute and deliver to each of Baker Botts L.L.P. and Bracewell & Giuliani LLP a certificate substantially in the form of Section 5.16(a)(i) of the Company Disclosure Schedule and (ii) if Parent determines to cause the Second Step Merger to occur in accordance with Section 1.7, execute and deliver to each of Baker Botts L.L.P. and Bracewell & Giuliani LLP a certificate substantially in the form of Section 5.16(a)(ii) of the Company Disclosure Schedule, in each case with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date.

          (b)   Officers of Parent shall, prior to the Effective Time, (i) execute and deliver to each of Bracewell & Giuliani LLP and Baker Botts L.L.P. a certificate substantially in the form of Section 5.16(b)(i) of the Parent Disclosure Schedule and (ii) if Parent determines to cause the Second Step Merger to occur in accordance with Section 1.7, execute and deliver to each of Bracewell & Giuliani LLP and Baker Botts L.L.P. a certificate substantially in the form of Section 5.16(b)(ii) of the Parent Disclosure Schedule, in each case with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date.

        Section 5.17.    Special Committee.     Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the

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Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee. For the avoidance of doubt, this Section 5.17 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Company, of any vacancies caused by the death, resignation or incapacity of any such director.

        Section 5.18.    Voting.     Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Company Shareholder Meeting or any other meeting or vote of or in connection with any approval, of the holders of Company Securities, however called, Parent will vote, or cause to be voted, to the extent entitled to vote, all Company Securities then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of (i) this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which the I-Units are voted, the approval of the KMP Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMP Merger and the approval of any actions required in furtherance thereof, (b) at any meeting or vote of the KMP Limited Partners or in connection with any approval of the KMP Limited Partners, however called, Parent will vote, or cause to be voted, all KMP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the KMP Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMP Merger and the approval of any actions required in furtherance thereof and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

        Section 5.19.    Cooperation with Financing.     From and after the date of this Agreement, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent's sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

Conditions Precedent

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Company Shareholder Approval.     The Company Shareholder Approval shall have been obtained in accordance with applicable Law, the certificate of formation of the Company and the LLC Agreement.

          (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

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          (c)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (d)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    Stock Exchange Listing.     The Parent Class P Stock deliverable to the holders of Company Securities as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f)    Consummation of KMP Merger and EPB Merger.     All of the conditions set forth in the KMP Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(g) of the KMP Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMP Merger and the EPB Merger and the KMP Merger and the EPB Merger shall be consummated substantially concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedules.

          (g)    Partnership Tax Opinion.     The Company and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and KMP General Partner and any of their respective affiliates as to such matters as counsel may reasonably request.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Company contained in Section 3.3(a), Section 3.3(c) and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company contained in Section 3.3(d) and Section 3.3(e) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Company Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the

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  failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c)    Tax Opinion.     Parent shall have received an opinion of Bracewell & Giuliani LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger, taken separately or taken together with the Second Step Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 5.16 (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

        Section 6.3.    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c), Section 4.6(a) and Section 4.10 (c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c)    Tax Opinion.     The Company shall have received an opinion of Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger, taken separately or taken together with the Second Step Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of

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  the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 5.16 (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

        Section 6.4.    Frustration of Closing Conditions.     The Company may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by any such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent;

          (b)   by either of the Company or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Company or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Company, the Company, and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Company or Parent if, in the case of Parent, the Company, and in the case of the Company, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company or Parent if such Restraint was due to the failure of, in the case of the Company, the Company, and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Company Shareholder Meeting shall have concluded and the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Company Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Company of Section 5.3;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal,

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    modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

             (v)  if either the EPB Merger Agreement or the KMP Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Company Adverse Recommendation Change shall have occurred; or

             (ii)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Company:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that (i) the Company or Parent may have liability as provided in Section 7.3 and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

        Section 7.3.    Fees and Expenses.

          (a)   In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Company Adverse Recommendation Change) or by the Company or Parent pursuant to Section 7.1(b)(iii) (Company Shareholder Vote), in each case, where a Company Superior Proposal Adverse Recommendation Change has occurred, then the Company shall pay to Parent, within two (2) business days after the date of termination, $311,000,000 (the "Company Termination Fee").

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          (b)   In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Company or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Company, within two (2) business days after the date of termination, $311,000,000 (the "Parent Termination Fee").

          (c)   Any payment of the Company Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent. Any payment of the Parent Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by the Company.

          (d)   In the event that the Company or Parent, as applicable, shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if the Company or Parent, as applicable, shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due, the Company or Parent, as applicable, shall also pay all of the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such fee. The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that the Company pays the Company Termination Fee to Parent, the Company shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The parties agree that in the event that Parent pays the Parent Termination Fee to the Company, Parent and Merger Sub shall have no further liability to the Company of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII

Miscellaneous

        Section 8.1.    No Survival, Etc.     Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8 and Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors, the Company Board and the Special Committee; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to Special Committee for its consideration, and permitted the Special Committee not less than two (2) business days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way

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be obligated to follow the recommendation of the Special Committee and the Company Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Company Shareholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the holders of Listed Shares or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Company is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Company Board; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to the Special Committee for its consideration, and permitted the Special Committee not less than two (2) business days to make a recommendation to the Company Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.     At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4), the applicable Person receives an amount equal to the sum it would have received had no such assignment been made. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.5.    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights

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or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Listed Shares to receive the Merger Consideration after the Closing (a claim by the holders of Listed Shares with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.7. Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713) 495-2877
    Email: David_DeVeau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

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  If to the Company, to:

    Kinder Morgan Management, LLC
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: Special Committee
    Facsimile: (713) 495-2877

  with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    910 Louisiana Street
    Houston, Texas 77002
    Attention: Joshua Davidson
                       Tull R. Florey
    Facsimile: (713) 229- 2727
    Email: joshua.davidson@bakerbotts.com
                tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Company or any of its Subsidiaries.

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          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Company Securities" has the meaning set forth in the LLC Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

          "EPB" means El Paso Pipeline Partners, L.P.

          "EPGP conflicts committee" means the "GP Conflicts Committee" as defined in the EPB Merger Agreement.

          "EPB General Partner" means "General Partner" as defined in the EPB Partnership Agreement.

          "EPB Limited Partner" means El Paso Pipeline GP Company, L.L.C., the general partner of EPB.

          "EPB Limited Partner" means "Limited Partner" as defined in the EPB Partnership Agreement.

          "EPB Merger" means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

          "EPB Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "EPB Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

          "Environmental Law" means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          "Environmental Permit" means any Permit required under or issued pursuant to any Environmental Law.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

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          "Hazardous Materials" means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "I-Units" has the meaning set forth in the KMP Partnership Agreement.

          "KMP" means Kinder Morgan Energy Partners, L.P.

          "KMP Adverse Recommendation Change" means the Partnership Adverse Recommendation Change, as such term is defined and used in the KMP Merger Agreement.

          "KMP Merger Recommendation Statement" means the Partnership Board Recommendation, as such term is defined and used in the KMP Merger Agreement.

          "KMP Merger" means the merger of P Merger Sub LLC with and into KMP as provided in the KMP Merger Agreement.

          "KMP Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, KMP, the KMP General Partner, P Merger Sub LLC and the Company, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMP Unitholder Meeting" means a special meeting of the limited partners held for the purpose of obtaining the approval of the KMP Merger Agreement by the limited partners of KMP.

          "Listed Share" has the meaning set forth in the LLC Agreement.

          "LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended or supplemented from time to time.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or

A-48

  natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Company) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Company) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the LLC Agreement.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Permits" shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Shareholders" has the meaning set forth in the LLC Agreement.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of

A-49

  such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Company or its Subsidiaries, and when used with respect to the Company, KMP or its Subsidiaries. For the avoidance of doubt, when used with respect to the Parent, the term "Subsidiary" shall include EPB, its Subsidiaries and EPB General Partner.

          "Transactions" means the Merger, the EPB Merger and the KMP Merger.

          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMP Merger Agreement).

          "Voting Shares" has the meaning set forth in the LLC Agreement.

        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	33
Affiliate	54
Agreement	1
Antitrust Laws	38
Balance Sheet Date	12
Book-Entry Shares	4
business day	54
Certificate	4
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation Change	27
Company Alternative Proposal	34
Company Board	1
Company Board Recommendation	26
Company Disclosure Schedule	9
Company Fairness Opinion	14
Company Financial Advisors	14
Company Intervening Event	34
Company Material Adverse Effect	9
Company Notice Period	27
Company Proxy Statement	12
Company SEC Documents	12
Company Securities	54
Company Shareholder Approval	11
Company Shareholder Meeting	26
Company Superior Proposal	34
Company Superior Proposal Adverse Recommendation Change	27
Company Termination Fee	48
Confidentiality Agreement	39
Contract	11
DGCL	54
DLLCA	54
Effective Time	2
Environmental Law	55
Environmental Permit	55
EPB	54
EPGP conflicts committee	54
EPB General Partner	54
EPB Limited Partners	54, 55
EPB Merger	55
EPB Merger Agreement	55
EPB Partnership Agreement	55
ERISA Affiliate	55
Excess Shares	7
Exchange Act	12
Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
Fractional Share Proceeds	7
GAAP	55
Governmental Authority	55
Hazardous Materials	55
HSR Act	55
Indemnified Person	39
I-Units	56
KMP	56
KMP Adverse Recommendation Change	56
KMP General Partner	2
KMP Merger	56
KMP Merger Agreement	56
KMP Merger Recommendation Statement	56
KMP Unitholder Meeting	56
Law	13
Laws	13
Liens	9
Listed Share	56
LLC Agreement	56
Material Adverse Effect	56

A-50

Maximum Amount	40
Merger	2
Merger Consideration	3
Merger Sub	1
NYSE	57
Organizational Documents	9
Outside Date	46
Outstanding	57
Parent	1
Parent Adverse Recommendation Change	28
Parent Alternative Proposal	36
Parent Benefit Plans	23
Parent Board Recommendation	28
Parent Charter Approval	18
Parent Class P Stock	1
Parent Common Stock	16
Parent Disclosure Schedule	15
Parent Fairness Opinion	24
Parent Financial Advisor	24
Parent Intellectual Property	24
Parent Intervening Event	37
Parent Material Adverse Effect	15
Parent Material Contract	22
Parent Notice Period	29
Parent Permits	20
Parent Preferred Stock	16
Parent Proxy Statement	13
Parent SEC Documents	19
Parent Stock Issuance	1
Parent Stock Issuance Approval	18
Parent Stockholder Approval	18
Parent Stockholder Meeting	28
Parent Superior Proposal	36
Parent Superior Proposal Adverse Recommendation Change	28
Parent Termination Fee	48
Parent Warrants	57
Permits	57
Person	57
portable document format	50
Proceeding	39
Proxy Statements	13
Public Shareholders	1
Registration Statement	13
Release	57
Representatives	32
Restraints	43
rights-of-way	24
Sarbanes-Oxley Act	12
SEC	57
Second Step Merger	3
Second Step Merger Sub	3
Securities Act	9
share proceeds	7
Shareholders	57
Special Committee	1
Subsidiary	58
Support Agreement	2
Surviving Company	2
Tax	14
Tax Return	14
Taxes	14
Transactions	58
Transactions Consideration	58
Voting Shares	58

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and

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  references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

        Section 8.13.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
R MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
COMPANY:
KINDER MORGAN MANAGEMENT, LLC
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                    ], 201[    ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

  "A.
  Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

      (1)
      4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex B

August 9, 2014

The Conflicts and Audit Committee of the Board of Directors of
Kinder Morgan G.P., Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

The Special Committee of the Board of Directors of
Kinder Morgan Management, LLC
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Members of the Committees:

        We understand that (i) Kinder Morgan, Inc. ("KMI"), Kinder Morgan Energy Partners, L.P. ("KMP"), Kinder Morgan G.P., Inc., the general partner of KMP and a wholly-owned subsidiary of KMI ("KMGP"), Kinder Morgan Management, LLC, the delegate of KMGP ("KMR") and P Mergersub, LLC, a wholly-owned subsidiary of KMI ("P Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMP Agreement"), pursuant to which, among other things, P Mergersub will merge with and into KMP (the "KMP Merger"), with KMP surviving as a wholly-owned subsidiary of KMI and (ii) KMI, KMR and R Mergersub, LLC, a wholly-owned subsidiary of KMI ("R Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMR Agreement" and, together with the KMP Agreement, the "Agreements"), pursuant to which, among other things, R Mergersub will merge with and into KMR (the "KMR Merger" and, together with the KMP Merger, the "Mergers"), with KMR surviving as a wholly-owned subsidiary of KMI. We further understand that the KMP Agreement provides, among other things, that in connection with the KMP Merger, each common unit of KMP issued and outstanding (the "KMP Common Units") or deemed issued and outstanding pursuant to the KMP Agreement (in each case, other than those KMP Common Units owned by KMP, which will be cancelled and cease to exist, and those KMP Common Units owned by KMGP, KMR, KMI or any of its subsidiaries, which will remain outstanding) will be converted into the right to receive, at the election of each holder of such KMP Common Units, (i) 2.1931 shares of KMI Class P common stock, $0.01 par value (the "KMI Class P Stock") (the "Mixed KMP Stock Consideration") and $10.77 in cash (the "Mixed KMP Cash Consideration" and, together with the Mixed KMP Stock Consideration, the "Mixed KMP Consideration"), (ii) $91.72 in cash (the "KMP Cash Consideration"), or (iii) 2.4849 shares of KMI Class P Stock (the "KMP Stock Consideration" and, together with the KMP Cash Consideration and the Mixed KMP Consideration, the "KMP Consideration"), subject, in the cases of the KMP Cash Consideration and the KMP Stock Consideration, to certain proration mechanisms, procedures and limitations contained in the KMP Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that the KMR Agreement provides, among other things, that in connection with the KMR Merger, each issued and outstanding listed share and voting share of KMR (collectively, the "KMR Shares") (other than those KMR Shares that are owned by KMR, KMI, R MergerSub or KMGP, which will be cancelled and cease to exist, except that voting shares of KMR owned by KMGP will not be cancelled and will be converted into the right to receive the KMR Consideration) will be converted into the right to receive 2.4849 shares of KMI Class P Stock (the "KMR Consideration" and, together with the KMP Consideration, the "Consideration"). The terms and conditions of the KMP Merger and the KMR Merger are more fully set forth in the KMP Agreement and the KMR Agreement, respectively.

        You have asked for our opinion as to (a) whether the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the holders of KMP Common Units (other than KMI and its affiliates (other than KMP)) (the "KMP Unit Holders") and (b) whether the KMR

B-1

Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the holders of KMR Shares (other than KMI and its affiliates (other than KMR)) (the "KMR Share Holders").

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed a draft dated August 8, 2014 of the KMP Agreement;

  (ii)
  reviewed a draft dated August 8, 2014 of the KMR Agreement;

  (iii)
  reviewed a draft dated August 8, 2014 of the EPB Agreement (as defined below);

  (iv)
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and El Paso Pipeline Partners, L.P. ("EPB"), a partnership for which an indirect wholly-owned subsidiary of KMI is the general partner and which is entering into a merger agreement (the "EPB Agreement") with KMI concurrently with the Agreements, pursuant to which, among other things, a wholly-owned subsidiary of KMI will merge with and into EPB (the "EPB Merger");

  (v)
  reviewed certain information furnished to us by the management of KMI relating to the business, operations and prospects of KMI, KMP and EPB;

  (vi)
  held discussions with members of senior management of KMI and their financial advisors concerning the matters described in clauses (iii) and (iv) above;

  (vii)
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  (viii)
  reviewed the unit or share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that we deemed relevant;

  (ix)
  analyzed the discounted cash flow of the KMP Common Units and the KMI Class P Stock;

  (x)
  compared the proposed financial terms of the Agreements with the financial terms of certain other transactions that we deemed relevant;

  (xi)
  considered the potential pro forma impact to KMI of the Mergers and the EPB Merger;

  (xii)
  reviewed financial forecasts prepared by various market analysts; and

  (xiii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of KMI management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading or of any relevant information that has been omitted or that remains undisclosed to us. In our review, we did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and, at your direction, examined by us, we note that projecting future results of any business is inherently subject to uncertainty. We have assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available

B-2

estimates. We express no opinion as to these financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal, accounting or tax matters affecting the KMP Common Units or the KMR Shares, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to KMP, the Conflicts and Audit Committee of KMGP and KMR and its Special Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to KMP and the KMP Unit Holders and to KMR and the KMR Share Holders. In addition, in preparing this opinion, we have not taken into account, and express no view with regards to, any tax consequences of the transactions to any KMP Unit Holders or KMR Share Holders. We have assumed that the final form of the Agreements will be substantially similar to the last drafts reviewed by us in all respects material to our analyses and opinion. We have also assumed that the Mergers will be consummated in accordance with their terms or as otherwise described to us by representatives of KMI without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on KMI, KMP or KMR or the contemplated benefits of the Mergers in any respect material to our opinion.

        It is understood that our opinion is solely for the use and benefit of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR in their consideration of the Mergers; provided, however, that the Board of Directors of KMGP and the Board of Directors of KMR may be provided with a copy of the Opinion and any materials provided to the Conflicts and Audit Committee of KMGP and the Special Committee of KMR, and may rely thereon in connection with the Mergers. Further, it is understood that our opinion does not address the relative merits of the transactions contemplated by the Agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor does it address the underlying business decisions by KMP and KMR to engage in the Mergers. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration involving, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP Unit Holders and the KMR Share Holders as set forth herein. We express no opinion as to the price at which the KMP Common Units, KMR Shares or KMI Class P Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMPG or KMR, or any class of such persons, in connection with the Mergers relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by KMP and KMR at the direction of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR to act as financial advisor to such committees in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Mergers. We also will be reimbursed for certain expenses reasonably incurred. KMP and KMR have agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory or financing services to KMI, KMP or KMR. We maintain a market in the securities of KMI, EPB, KMP or KMR, and in the ordinary course of our business, we and our affiliates may trade or hold securities of KMI, EPB, KMP and KMR for our own account and for the

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accounts of our customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date hereof such holdings are de minimis). In addition, in the future, we may seek to provide financial advisory and financing services to KMI, EPB, KMP, KMR or entities that are affiliated with KMI, EPB, KMP or KMR, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with KMP and KMR, our opinion may not be used or referred to by KMP, KMR or KMI, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (a) the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the KMP Unit Holders and (b) the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the KMR Share Holders.

Very truly yours,

/s/ JEFFERIES LLC

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Annex C

745 Seventh Avenue New York, NY 10019 United States

August 9, 2014

Board of Directors
Kinder Morgan, Inc.
1001 Louisiana Street
Suite 1000
Houston, TX 77002

Members of the Board of Directors:

        We understand that Kinder Morgan, Inc. (the "Company") intends to enter into three transactions (the "Proposed Transactions") pursuant to which (i)(a) P Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMP Merger Sub") will merge (the "KMP Merger") with and into Kinder Morgan Energy Partners, L.P. ("KMP"), with KMP as the surviving entity in the KMP Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of KMP, and (c) upon the effectiveness of the KMP Merger, each issued and outstanding, or deemed to be issued and outstanding, Common Unit (as defined in the KMP Merger Agreement (as defined below)) (other than (p) Units (as defined in the KMP Merger Agreement) held by KMP, which shall be cancelled and cease to exist, and (q) Partnership Interests (as defined in the KMP Merger Agreement) held by Kinder Morgan G.P., Inc., the general partner of KMP ("KMP GP"), Kinder Morgan Management, LLC, the delegate of KMP GP (the "KMP GP Delegate"), the Company or any of its subsidiaries, all of which shall remain outstanding as partnership interests in the surviving entity in the KMP Merger, unaffected by the KMP Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 2.1931 shares of Class P common stock, par value $0.01 ("Company Class P Stock") of the Company (the "P Per Unit Mixed Election Exchange Ratio") and $10.77 in cash without interest (the "P Per Unit Mixed Election Cash Amount" and, together with the P Per Unit Mixed Election Exchange Ratio, the "P Per Unit Mixed Election Consideration"), (y) $91.72 in cash without interest (the "P Per Unit Cash Election Consideration") or (z) 2.4849 shares of Company Class P Stock (the "P Per Unit Stock Election Consideration" and the Company Class P Stock contemplated by the KMP Merger Agreement to be issued in the aggregate to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, together with the aggregate amount of cash contemplated by the KMP Merger Agreement to be paid to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, the "KMP Merger Consideration"), subject, in the case of the P Per Unit Mixed Election Consideration, the P Per Unit Cash Election Consideration and the P Per Unit Stock Election Consideration, to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion; (ii)(a) R Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMR Merger Sub") will merge (the "KMR Merger") with and into Kinder Morgan Management, LLC ("KMR"), with KMR as the surviving entity in the KMR Merger, (b) the Company will become the sole shareholder or sole member of KMR, and (c) upon the effectiveness of the KMR Merger, each issued and outstanding Listed Share and Voting Share (each as defined in the KMR Merger Agreement) (other than Company Securities (as defined in the KMR Merger Agreement) that are held by KMR, the Company, KMR Merger Sub or KMP GP, which shall be cancelled and cease to exist without consideration in exchange therefor, but excluding Voting Shares held by KMP GP, each of which shall be converted into the right to receive KMR Merger Consideration (as defined below)) shall be converted into the right to receive 2.4849 shares of Company Class P Stock (the Company Class P Stock contemplated by the KMR Merger Agreement to be issued in the aggregate to Listed Share and Voting Share holders, the "KMR

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Merger Consideration"); and (iii)(a) E Merger Sub LLC, a wholly-owned subsidiary of the Company ("EPB Merger Sub") shall merge (the "EPB Merger") with and into El Paso Pipeline Partners, L.P. ("EPB"), with EPB as the surviving entity in the EPB Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of EPB, and (c) upon the effectiveness of the EPB Merger, each issued and outstanding Common Unit (as defined in the EPB Merger Agreement) (other than (r) Units (as defined in the EPB Merger Agreement) held by EPB, which shall be cancelled and cease to exist, or (s) Partnership Interests (as defined in the EPB Merger Agreement) held by El Paso Pipeline GP Company, L.L.C. ("EPB GP"), the Company or any of its subsidiaries, all of which shall remain outstanding as Partnership Interests in the surviving entity of the EPB Merger, unaffected by the EPB Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 0.9451 shares of Company Class P Stock (the "E Per Unit Mixed Election Exchange Ratio") and $4.65 in cash without interest (the "E Per Unit Mixed Election Cash Amount" and, together with the E Per Unit Mixed Election Exchange Ratio, the "E Per Unit Mixed Election Consideration"), (y) $39.53 in cash without interest (the "E Cash Election Consideration") or (z) 1.0711 shares of Company Class P Stock (the "E Stock Election Consideration," and the Company Class P Stock contemplated by the EPB Merger Agreement to be issued in the aggregate to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, together with the aggregate amount of cash contemplated by the EPB Merger Agreement to be paid to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, the "EPB Merger Consideration" and, together with the KMP Merger Consideration and the KMR Merger Consideration, collectively, the "Transactions Consideration"), in the case of the E Per Unit Mixed Election Consideration, the E Cash Election Consideration and the E Stock Election Consideration, subject to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion. The terms and conditions of the Proposed Transactions are set forth in more detail in (A) the Agreement and Plan of Merger (the "KMP Merger Agreement"), dated August 9, 2014, by and among the Company, KMP Merger Sub, KMP GP, KMP GP Delegate and KMP (together with the Company, KMP Merger Sub, KMP and KMP GP Delegate, the "P Counterparties"); (B) the Agreement and Plan of Merger ("KMR Merger Agreement"), dated August 9, 2014, by and among the Company, KMR Merger Sub, and KMR (together with the Company and KMR Merger Sub, the "R Counterparties"); and (C) the Agreement and Plan of Merger (the "EPB Merger Agreement" and, together with the KMP Merger Agreement and the KMR Merger Agreement, collectively, the "Agreements"), dated August 9, 2014, by and among the Company, EPB Merger Sub, EPB GP and EPB (together with the Company, EPB Merger Sub and EPB GP, the "E Counterparties" and, together with the P Counterparties and the R Counterparties, collectively, the "Counterparties"). The summary of the Proposed Transactions set forth above is qualified in its entirety by the terms of the Agreements.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect any or all of the Proposed Transactions, the likelihood of consummation of any or all of the Proposed Transactions or the relative merits of any or all of the Proposed Transactions as compared to any strategic alternatives that may be available to the Company (including pursuing any of the Proposed Transactions individually). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed

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Transactions, or any class of such persons, relative to the consideration paid in the aggregate in the Proposed Transactions or otherwise.

        In arriving at our opinion, we reviewed and analyzed: (1) drafts, dated as of dated August 9, 2014, of each of the Agreements and the specific terms of the Proposed Transactions; (2) a draft, dated as of August 9, 2014, of a debt commitment letter (the "Commitment Letter") from Barclays Bank PLC to the Company in respect of certain financing relating to the Proposed Transactions; (3) publicly available information concerning each of the Company, KMP, KMR, and EPB that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company, KMP, KMR, and EPB prepared by management of the Company for fiscal years 2015 through 2020; (5) a trading history of the Company's common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's, and EPB's common stock or common units, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with each of KMP, KMR and EPB and of the Company, KMP, KMR and EPB with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings ("Expected Synergies") and (ii) the anticipated impact on coverage ratios, cash available for distributions to the Company, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of the Company to result from a combination of the businesses as a result of the Proposed Transactions (the "Expected Benefits"); and (9) published estimates of independent research analysts with respect to the future financial performance of the Company, KMP, KMR, and EPB. In addition, we have had discussions with the management of the Company concerning the business, operations, assets, liabilities, financial condition and prospects of the Company, KMP, KMR, and EPB and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR, and EPB, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of KMP, KMR, and EPB and we have relied on such projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and Expected Benefits are reasonable and that the

C-3

Expected Synergies and Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, KMP, KMR, or EPB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, KMP, KMR, or EPB. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of Company Class P Stock, Company Securities of KMR, Common Units of KMP or EPB or any other securities of the Company, KMR, KMP or EPB, would trade at any time following the announcement of the Proposed Transactions or shares of Company Class P Stock or any security of the Company would trade following the consummation of the Proposed Transactions; (ii) the credit rating of the Company at any time following the announcement or consummation of the Proposed Transactions; or (iii) any determination of the dividend policy of the Company following the consummation of the Proposed Transactions.

        We have assumed that each of the executed Agreements and the Commitment Letter will conform in all material respects to the last drafts thereof reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreement and that the Proposed Transactions will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Proposed Transactions will be consummated substantially concurrently). We have assumed that the Company will obtain financing on terms no less favorable to the Company than the terms contemplated by the Commitment Letter. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transactions. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and the Counterparties in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i)(a) in August 2012, we rendered a fairness opinion to the Company in connection with the Company's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP, (b) in August 2012, we acted as joint bookrunner on the Company's secondary offering of 66,700,000 shares of common stock by selling stockholders, (c) in October 2012, we acted as sole book runner on the Company's secondary offering of 69,296,921 shares of common stock by selling

C-4

stockholders, (d) in November 2012, we acted as administrative agent on the Company's amendment to its $1,750,000,000 revolving credit facility, and (e) in October 2013, we acted as joint bookrunner on the Company's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, we acted as joint bookrunner on EPB's follow-on offering of 8,165,000 common units; and (iii)(a) in August 2012, we acted as financial advisor on KMP's sale of Rockies Pipelines, (b) in December 2012, we acted as sole bookrunner on KMP's follow-on offering of 4,485,000 common units, (c) in May 2013, we acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility, (d) in February 2014, we acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year Senior Notes offering, (e) in February 2014, we acted as joint bookrunner on KMP's follow-on offering of 7,935,000 common units, and (f) in August 2014, we acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and the Counterparties for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in its consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transactions.

Very truly yours,
/s/ BARCLAYS CAPITAL INC.

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Annex D

The information in this document is not complete and may be changed. Kinder Morgan, Inc. may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[                    ], 2014

Dear Unitholder:

        On August 9, 2014, Kinder Morgan Energy Partners, L.P., which is referred to as "KMP," and Kinder Morgan, Inc. which is referred to as "KMI," entered into a merger agreement, which is referred to as the "KMP merger agreement," pursuant to which KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own. The conflicts and audit committee of the board of directors of KMP's general partner, which is referred to as the "KMGP conflicts committee," the board of directors of Kinder Morgan Management, LLC, the delegate of KMP's general partner, which is referred to as the "KMR board," and the board of directors of KMP's general partner, which is referred to as the "KMGP board," each have determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the KMP unitholders (other than KMI and its affiliates), and have approved the KMP merger agreement and the KMP merger.

        If the KMP merger is completed, each outstanding KMP common unit not owned by KMI or its subsidiaries will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of Class P common stock of KMI, which is referred to as "KMI common stock," (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest. Immediately following completion of the KMP merger, it is expected that the former public KMP unitholders will own approximately [        ]% of the outstanding shares of KMI common stock, based on the number of KMP common units owned by public KMP unitholders, the number of shares of KMI common stock expected to be issued in the KMR merger and the EPB merger, described below, and the number of shares of KMI common stock outstanding as of [                    ], 2014. The KMP common units are traded on the New York Stock Exchange under the symbol "KMP," and the KMI common stock is traded on the New York Stock Exchange under the symbol "KMI."

        KMI also has entered into a merger agreement with each of Kinder Morgan Management, LLC, which is referred to as "KMR," and El Paso Pipeline Partners, L.P., which is referred to as "EPB," pursuant to which KMI will acquire directly or indirectly all of the outstanding equity interests in KMR and EPB that KMI and its subsidiaries do not already own.

        Each of KMR and EPB will hold a special meeting of its shareholders or unitholders to obtain their approval of the applicable merger agreement. Completion of each merger is contingent on the completion of each of the other two mergers. KMI also will hold a special meeting of KMI stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the three mergers.

        We are holding a special meeting of unitholders on [            ], [            ], 2014 at [        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 to obtain your vote to approve the KMP merger agreement. Your vote is very important, regardless of the number of KMP units you own. The KMP merger cannot be completed unless a majority of the outstanding KMP units are voted for the approval of the KMP merger agreement at the special meeting. Therefore, your failure to vote your units will have the same effect as a vote against approval of the KMP merger agreement.

        The KMGP conflicts committee, the KMR board and the KMGP board each recommend that KMP unitholders vote FOR the approval of the KMP merger agreement and FOR the adjournment of the KMP special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMP merger agreement at the time of the KMP special meeting or (ii) if KMR adjourns its special meeting.

        On behalf of the KMGP board, I invite you to attend the KMP special meeting. Whether or not you expect to attend the KMP special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

        In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into it) which includes important information about the KMP merger agreement, the proposed merger, the proposed KMR and EPB mergers, KMP, KMI and the KMP special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 110 of the accompanying proxy statement/prospectus.

        On behalf of the KMGP board, thank you for your continued support.

Sincerely,
Richard D. Kinder Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus, passed upon the merits or fairness of the KMP merger or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated [                    ], 2014 and is first being mailed to KMP unitholders on or about [                    ], 2014.

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Kinder Morgan Energy Partners, L.P.:

        Notice is hereby given that a special meeting of unitholders of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, which is referred to as "KMP," will be held on [              ], [              ], 2014 at [            ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 solely for the following purposes:

  •
  Proposal 1:  to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 9, 2014 (as it may be amended from time to time, the "KMP merger agreement"), among KMP, Kinder Morgan, Inc., Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC and P Merger Sub LLC; and

  •
  Proposal 2:  to consider and vote on a proposal (which we refer to as the "KMP adjournment proposal") to approve the adjournment of the KMP special meeting (i) if necessary to solicit additional proxies if there are not sufficient votes to approve the KMP merger agreement at the time of the KMP special meeting or (ii) if KMR adjourns its special meeting.

        These items of business, including the KMP merger agreement and the proposed KMP merger, are described in detail in the accompanying proxy statement/prospectus. The conflicts and audit committee of the board of directors of KMP's general partner, which is referred to as the "KMGP conflicts committee," the board of directors of Kinder Morgan Management, LLC, the delegate of KMP's general partner, which is referred to as the "KMR board," and the board of directors of KMP's general partner, which is referred to as the "KMGP board," each have determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the KMP unitholders (other than Kinder Morgan, Inc. and its affiliates), and recommend that KMP unitholders vote FOR the proposal to approve the KMP merger agreement and FOR the KMP adjournment proposal.

        Only KMP unitholders of record as of the close of business on [              ], 2014 are entitled to notice of the KMP special meeting and to vote at the KMP special meeting or at any adjournment or postponement thereof. A list of KMP unitholders entitled to vote at the KMP special meeting will be available in our offices located at 1001 Louisiana Street, Suite 1000, Houston, Texas, during regular business hours for a period of ten days before the KMP special meeting, and at the place of the KMP special meeting during the meeting. We are commencing our solicitation of KMP proxies on [                  ], 2014, which is before the [                  ], 2014 KMP record date. We will continue to solicit proxies until the [                  ], 2014 KMP special unitholder meeting. Each KMP unitholder of record on [                  ], 2014 who has not received a KMP proxy statement prior to that date will receive a KMP proxy statement and have the opportunity to vote on the matters described in the KMP proxy statement. Proxies delivered prior to the KMP record date will be valid and effective so long as the KMP unitholder providing the proxy is a KMP unitholder on the KMP record date. If you are not a holder of record on the KMP record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMP units you own on the record date even if that number is different from the number of KMP units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

YOUR VOTE IS IMPORTANT!

        Approval of the KMP merger agreement by the KMP unitholders is a condition to the consummation of the KMP merger and requires the affirmative vote of holders of a majority of the outstanding KMP units. Therefore, your vote is very important. Your failure to vote your KMP units will have the same effect as a vote against the approval of the KMP merger agreement.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your KMP common units are held in the name of a bank, broker, nominee, trust company or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

        We urge you to read carefully the accompanying proxy statement/prospectus, including all documents incorporated by reference into it, and its annexes before voting your KMP common units at the KMP special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

        Please note that space limitations make it necessary to limit attendance to KMP unitholders or their duly appointed proxies. Admission to the KMP special meeting will be on a first-come, first-served basis. Registration will begin at [            ] a.m., and seating will begin at [            ] a.m. Unitholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Unitholders holding KMP common units in brokerage accounts will also need to bring a copy of the voting instruction card that they receive from their broker or other nominee in connection with the KMP special meeting or a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the KMP special meeting.

By order of the board of directors,
Richard D. Kinder Chairman of the Board

Houston, Texas
[              ], 2014

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by KMI (File No. 333-198411), constitutes a prospectus of KMI under Section 5 of the Securities Act of 1933, as amended, which is referred to as the "Securities Act," with respect to the KMI common stock to be issued pursuant to the KMP merger agreement. This document also constitutes a notice of meeting and a proxy statement of KMP under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act," with respect to the special meeting of KMP unitholders, which is referred to as the "KMP special meeting," at which KMP unitholders will be asked to consider and vote on, among other matters, a proposal to approve the KMP merger agreement.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                        ], 2014. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this proxy statement/prospectus to KMP unitholders nor the issuance by KMI of shares of KMI common stock pursuant to the KMP merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

SUMMARY TERM SHEET	1
Frequently Used Terms	1
The Transactions	2
The Parties to the Merger	2
The Merger	3
Relationship of the Parties to the Transactions	3
Merger Consideration	3
Interests of Certain Persons in the Transactions	4
KMP Special Meeting; Unitholders Entitled to Vote; Vote Required	5
Unit Ownership of KMI and of KMGP's and KMR's Directors and Executive Officers	5
Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger	5
Opinion of Jefferies LLC	6
Conditions to Completion of the Merger	6
Changes in Board or Committee Recommendations	7
Risks Relating to the Merger and Ownership of KMI Common Stock	8
Regulatory Approvals Required for the Merger	9
Termination of the Merger Agreement	9
Expenses and Termination Fees Relating to the Merger	10
Comparison of Rights of KMI Stockholders and KMP Unitholders	10
No Solicitation of Competing Proposals	11
No Appraisal Rights	13
Material U.S. Federal Income Tax Consequences of the Merger	13
Accounting Treatment of the Merger	13
Litigation Relating to the Mergers	13
Selected Historical Consolidated Financial Data of KMI	14
Selected Historical Consolidated Financial Data of KMP	15
Selected Unaudited Pro Forma Condensed Combined Financial Information	17
Unaudited Comparative Per Share/Unit Information	18
Comparative Stock and Unit Prices; Comparative Dividends and Distributions	19
QUESTIONS AND ANSWERS ABOUT THE KMP SPECIAL MEETING AND THE PROPOSALS	21
SPECIAL FACTORS	28
Effects of the Transactions	28
Background of the Transactions	30
Relationship of the Parties to the Transactions	52
Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger	53
KMI Parties' Purpose and Reasons for the Transactions	61
Position of the KMI Parties, KMP, KMGP and KMR as to the Fairness of the Merger	63
Projected Financial Information	64
Opinion of Jefferies LLC	66
Opinion of Barclays Capital Inc.	76
Financial Analyses of Citigroup Global Markets Inc.	84
Interests of Certain Persons in the Transactions	100
Security Ownership of Certain Beneficial Owners and Management of KMP	101
No Appraisal Rights	104
Accounting Treatment of the Merger	104
Estimated Fees and Expenses	104
Regulatory Approvals Required for the Merger	105
Directors and Executive Officers of KMI After the Merger	105
KMP Unitholders Making Elections	105
Listing of KMI Common Stock	108

i

Delisting and Deregistration of KMP Common Units	108
Ownership of KMI after the Transactions	108
Restrictions on Sales of KMI Common Stock Received in the Mergers	109
Litigation Relating to the Mergers	109
RISK FACTORS	110
Risk Factors Relating to the Merger	110
Risk Factors Relating to the Ownership of KMI Common Stock	115
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	118
THE PARTIES TO THE MERGER	121
THE KMP SPECIAL MEETING	122
Date, Time and Place	122
Purpose	122
KMGP Conflicts Committee, KMR Board and KMGP Board Recommendation	122
Record Date; Outstanding Units; Units Entitled to Vote	122
Quorum	123
Required Vote	123
Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers	123
Voting of Units by Holders of Record	124
Voting of Units Held in Street Name	124
Revocability of Proxies; Changing Your Vote	125
Solicitation of Proxies	125
Unitholders should not send unit certificates with their proxies	125
No Other Business	126
Adjournments	126
Attending the Special Meeting	126
Assistance	126
PROPOSAL 1: THE MERGER AGREEMENT	127
The KMP Merger	127
Effective Time; Closing	127
Conditions to Completion of the Merger	128
KMGP Recommendation and KMP Adverse Recommendation Change	131
KMP Unitholder Approval	133
KMI Recommendation and KMI Adverse Recommendation Change	133
KMI Stockholder Approval	135
No Solicitation by KMP	135
No Solicitation by KMI	136
Merger Consideration	137
Treatment of KMP Restricted Units	138
Adjustments to Prevent Dilution	138
Withholding	138
Dividends and Distributions	138
Financing Covenant	139
Filings	139
Regulatory Matters	139
Termination	139
Termination Fee	141
Conduct of Business	141
Indemnification; Directors' and Officers' Insurance	143
Coordination of the Transactions	143
Notification of Certain Matters Regarding EPB Merger and KMR Merger	143
KMGP Conflicts Committee	143
Voting	143
Amendment and Supplement	144
Remedies; Specific Performance	144
Representations and Warranties	144

ii

THE SUPPORT AGREEMENT	146
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	147
DESCRIPTION OF THE DEBT FINANCING FOR THE TRANSACTIONS	151
Overview	151
Interest Rate and Maturity	151
Guarantees	151
Prepayments	151
Representations, Covenants and Events of Default	152
Fees	152
Conditions	153
DESCRIPTION OF KMI'S CAPITAL STOCK	154
General	154
Common Stock	154
Preferred Stock	155
Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law	155
Certain Other Provisions of KMI's Charter and Bylaws and Delaware Law	158
Shareholders Agreement	160
COMPARISON OF RIGHTS OF KMI STOCKHOLDERS AND KMP UNITHOLDERS	166
Purpose and Term of Existence	166
Authorized Capital	166
Dividends / Distributions	167
Business Combinations	171
Management by Board of Directors / General Partner	173
Nomination and Election of Directors / General Partner	173
Removal of Directors; Withdrawal or Removal of General Partner	174
Filling Vacancies on the Board; Replacing the General Partner	175
Transfer of General Partner Interest	176
Limited Call Rights	177
Preemptive Rights	177
Amendment of Governing Documents	178
Voting Rights; Meetings; Action by Written Consent	180
Stockholder Proposals and Director Nominations	181
Indemnification and Limitation on Liability	182
Conflicts of Interest; Fiduciary Duties	183
Taxation	185
Non-Citizen Assignees; Redemption	185
PROPOSAL 2: ADJOURNMENT OF THE KMP SPECIAL MEETING	186
KMP UNITHOLDER PROPOSALS	187
KMI STOCKHOLDER PROPOSALS	187
LEGAL MATTERS	188
EXPERTS	188
WHERE YOU CAN FIND MORE INFORMATION	189
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	191
ANNEXES
ANNEX A—AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B—OPINION OF JEFFERIES LLC	B-1
ANNEX C—OPINION OF BARCLAYS CAPITAL INC.	C-1

iii

SUMMARY TERM SHEET

        The following summary, together with "Questions and Answers about the KMP Special Meeting and the Proposals," highlights selected information contained in this proxy statement/prospectus. It may not contain all of the information that may be important in your consideration of the proposed KMP merger. To understand more fully the Transactions (as defined below) and the matters to be voted on at the KMP special meeting, we encourage you to read carefully this proxy statement/prospectus, its annexes and the documents we have incorporated by reference into this proxy statement/prospectus before voting. See "Where You Can Find More Information" on page 189. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

•
Frequently Used Terms.  A few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

•
Kinder Morgan, Inc., a Delaware corporation, as "KMI";

•
Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, as "KMP";

•
Kinder Morgan Management, LLC, a Delaware limited liability company, as "KMR";

•
Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of KMP, as "KMGP";

•
El Paso Pipeline Partners, L.P., a Delaware limited partnership, as "EPB";

•
El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of EPB, as "EPGP";

•
the board of directors of KMI as the "KMI board";

•
the board of directors KMGP as the "KMGP board";

•
the board of directors of KMR, the delegate of KMGP, as the "KMR board";

•
the special committee of the KMR board, both before and after the adoption of the formal resolutions forming and delegating authority to the special committee of the KMR board, as the "KMR special committee";

•
the conflicts and audit committee of the KMGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts and audit committee of the KMGP board, as the "KMGP conflicts committee";

•
P Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of KMI, as "P Merger Sub";

•
the Class P common stock, par value $0.01 per share, of KMI as "KMI common stock";

•
the common units representing limited partner interests of KMP as "KMP common units";

•
the Agreement and Plan of Merger dated as of August 9, 2014, among KMP, KMI, KMGP, KMR and P Merger Sub, as it may be amended from time to time, as the "KMP merger agreement";

•
the proposed merger pursuant to the KMP merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own as the "merger" or the "KMP merger";

•
the KMP unitholders (other than KMI and its affiliates) as the "unaffiliated KMP unitholders";

•
the Agreement and Plan of Merger dated as of August 9, 2014, among KMR, KMI and R Merger Sub LLC, as it may be amended from time to time, as the "KMR merger agreement";

  •
  the proposed merger pursuant to the KMR merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMR listed shares that KMI and its subsidiaries do not already own as the "KMR merger";

  •
  the KMR shareholders (other than KMI and its affiliates) as the "unaffiliated KMR shareholders";

  •
  the Agreement and Plan of Merger dated as of August 9, 2014, among EPB, KMI, EPGP and E Merger Sub LLC, as it may be amended from time to time, as the "EPB merger agreement";

  •
  the proposed merger pursuant to the EPB merger agreement whereby KMI will acquire directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own as the "EPB merger";

  •
  the EPB unitholders (other than EPGP and its affiliates) as the "unaffiliated EPB unitholders";

  •
  the conflicts committee of the EPGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts committee of the EPGB board, as the "EPGP conflicts committee";

  •
  the KMP merger, the KMR merger, the EPB merger and the other transactions contemplated by the KMP merger agreement, the KMR merger agreement and the EPB merger agreement, collectively, as the "Transactions"; and

  •
  the Support Agreement, dated as of August 9, 2014, among EPB, EPGP, KMP, KMGP, KMR and certain KMI stockholders, as the "support agreement."

•
The Transactions.  The KMP merger is part of a larger series of mergers involving KMI and its three principal subsidiaries, KMP, KMR and EPB. Each merger is contingent on the other two mergers, and at the conclusion of the mergers, KMI will have acquired directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own.

  As part of the Transactions, KMI will hold a special meeting of KMI stockholders, which is referred to as the "KMI special meeting," at which KMI stockholders will be asked to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPGP, and a limited partnership controlled by him have entered into the support agreement whereby they agree to vote all of the shares of KMI common stock owned by them in favor of the three proposals to be voted on at the KMI special meeting.

  KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility."

  See "Special Factors—Effects of the Transactions" beginning on page 28 and "Description of the Debt Financing for the Transactions" beginning on page 151.

•
The Parties to the Merger.  KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR (including all of KMR's voting shares, which are not publicly traded). See "—Relationship of the Parties to the Transactions" below.

  KMP is a Delaware limited partnership with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. KMGP is KMP's general partner and has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships.

  P Merger Sub is a wholly owned subsidiary of KMI that was formed solely in contemplation of the KMP merger.

  See "The Parties to the Merger" beginning on page 121.

•
The Merger.  KMI, P Merger Sub, KMP, KMGP and KMR have entered into the KMP merger agreement. Subject to the terms and conditions of the KMP merger agreement and in accordance with Delaware law, at the effective time of the KMP merger, KMI will acquire directly or indirectly all of the publicly held KMP common units through the merger of P Merger Sub, a wholly owned subsidiary of KMI, with and into KMP, with KMP as the surviving entity. Upon completion of the KMP merger, KMI will have acquired directly or indirectly all the outstanding interests in KMP that KMI or its subsidiaries do not already own, and the KMP common units will cease to be publicly traded.

•
Relationship of the Parties to the Transactions.  KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

  KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

  KMGP has delegated to KMR, subject to limited exceptions, all of KMGP's rights and power to manage the business and affairs of KMP and its operating limited partnerships. KMR owns all of the KMP i-units. KMI directly or indirectly owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares, and KMGP owns all of KMR's voting shares.

  KMI indirectly owns all of the membership interests in EPGP, the general partner of EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

  Certain executive officers and directors of KMI are also executive officers and directors of KMGP, KMR and EPGP. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies.

  See "Special Factors—Relationship of the Parties to the Transactions" beginning on page 52.

•
Merger Consideration.  At the effective time of the KMP merger, each common unit of KMP issued and outstanding (excluding common units owned by KMGP, KMR or KMI or any of its other subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

  •
  $10.77 in cash without interest and 2.1931 shares of KMI common stock, which is referred to as the "mixed consideration";

  •
  $91.72 in cash without interest, which is referred to as the "cash consideration"; or

  •
  2.4849 shares of KMI common stock, which is referred to as the "stock consideration."

  Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the KMP merger is the same as would be paid and issued if each KMP common unit had been converted into the right to receive the mixed consideration. See "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" beginning on page 107 for more information on the proration and adjustment procedures.

  KMI will not issue any fractional shares of KMI common stock in the KMP merger. Instead, each holder of KMP common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMP merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable in the KMP merger.

  Because the exchange ratios were fixed at the time the KMP merger agreement was executed and because the market value of KMI common stock and KMP common units will fluctuate during the pendency of the Transactions, KMP unitholders cannot be sure of the value of the KMP merger consideration they elect to receive relative to the value of the KMP common units that they are exchanging. See "Risk Factors—Risk Factors Relating to the Merger." KMP unitholders are urged to obtain current market quotations for the KMI common stock when they make their elections.

•
Interests of Certain Persons in the Transactions.  In considering the recommendations of the KMGP conflicts committee, the KMR board and the KMGP board, KMP unitholders should be aware that some of the executive officers and directors of KMR and KMGP have interests in the Transactions that may differ from, or may be in addition to, the interests of KMP unitholders generally. These interests include:

•
KMR and KMGP have the same directors and executive officers.

•
Certain members of the KMR and KMGP boards are members of the KMI board and many executive officers of KMR and KMGP are executive officers of KMI.

•
The directors and officers of KMR and KMGP are entitled to continued indemnification and insurance coverage under the KMP merger agreement, and in the case of the non-employee directors, indemnification agreements.

•
The non-employee directors on the KMR and KMGP boards, who serve as the members of the KMGP conflicts committee, have been offered the opportunity to become members of the KMI board after the KMP merger.

•
All directors and certain executive officers of KMR and KMGP beneficially own units or shares of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions.

  For more detail about these interests, see "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 100.

  The KMGP conflicts committee, the KMR board and the KMGP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the KMP merger agreement.

•
KMP Special Meeting; Unitholders Entitled to Vote; Vote Required.  The KMP special meeting will be held on [                        ], [                        ], 2014 at [          ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002. The record date for the KMP special meeting is [                        ], 2014. Only holders of KMP units at the close of business on the record date are entitled to notice of, and to vote at, the KMP special meeting or any adjournment or postponement thereof. Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP units. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action as described under "The KMP Special Meeting—Adjournments." If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. See "The KMP Special Meeting" beginning on page 122.

•
Unit Ownership of KMI and of KMGP's and KMR's Directors and Executive Officers.  As of [                        ], 2014, the record date, KMI and its subsidiaries (other than KMR) held and were entitled to vote, in the aggregate, KMP common units and Class B units, and KMR shares corresponding to i-units, representing approximately [          ]% of the outstanding units of KMP, and the directors and executive officers of KMGP and KMR held and were entitled to vote, in the aggregate, KMP common units and KMR shares corresponding to i-units representing approximately [          ]% of the outstanding units of KMP. KMI has agreed in the KMP merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMP units and KMR shares FOR the KMP merger agreement proposal, and we believe that KMI and its subsidiaries intend to vote their KMP units and KMR shares FOR the KMP adjournment proposal. We believe KMGP's and KMR's directors and executive officers intend to vote all of their units and shares FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal. KMR will submit the KMP merger agreement proposal and the KMP adjournment proposal to a vote of KMR shareholders to determine how KMR will vote the KMP i-units at the KMP special meeting. Accordingly we believe approximately [      ]% of the outstanding KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMP units and KMR shares. See "The KMP Special Meeting—Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers" beginning on page 123.

•
Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger.  The KMGP conflicts committee, the KMR board and the KMGP board considered the benefits of the KMP merger agreement, the KMP merger and the related transactions as well as the associated risks and (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders and (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement. The KMGP conflicts committee's determination that the KMP merger is fair and reasonable to KMP constitutes "Special Approval," as such term is defined by the KMP partnership agreement. For a discussion of the many factors considered by the KMGP conflicts committee, the KMGP board and the KMR board in making their determination and approval, please read "Special

  Factors—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger."

  The KMGP conflicts committee, the KMR board and the KMGP board each recommend that KMP unitholders vote FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal.

•
Opinion of Jefferies LLC.  The KMGP conflicts committee's financial advisor, Jefferies LLC, which is referred to as "Jefferies," has conducted financial analyses and delivered a written opinion to the KMGP conflicts committee to the effect that, as of the date of the KMP merger agreement and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, from a financial point of view, the merger consideration is fair to the KMP unitholders (other than KMI and its affiliates (other than KMP)).

  The full text of Jefferies' written opinion, dated as of August 9, 2014, is attached hereto as Annex B and is incorporated by reference herein in its entirety. Jefferies' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. This description of the opinion is qualified in its entirety by reference to the full text of the opinion. Jefferies' written opinion is addressed to the KMGP conflicts committee, is directed only to the merger consideration and does not constitute a recommendation to any KMP unitholder as to how such unitholder should vote with respect to the merger or any other matter. See "Special Factors—Opinion of Jefferies LLC" beginning on page 66.

•
Conditions to Completion of the Merger.  KMI and KMP currently expect to complete the Transactions during the fourth quarter of 2014, subject to receipt of required unitholder, stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMP merger.

  As more fully described in this proxy statement/prospectus and in the KMP merger agreement, each party's obligation to complete the KMP merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

  •
  the KMP merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMP units;

  •
  the adoption of the amendment to KMI's certificate of incorporation, which is referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock;

  •
  the issuance of shares of KMI common stock pursuant to the KMP merger, the EPB merger and the KMR merger, which is referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at the KMI special meeting;

  •
  any waiting period applicable to the transactions contemplated by the KMP merger agreement under the HSR Act must have been terminated or must have expired (the Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014);

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

  •
  the KMI common stock deliverable to the KMP unitholders as contemplated by the KMP merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  all of the conditions set forth in the KMR merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the EPB merger, and the KMR merger and the EPB merger must be consummated substantially concurrently with the KMP merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

  •
  KMI and KMP must have received an opinion of Bracewell & Giuliani LLP that, for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended, which is referred to as the "Code."

  The obligations of KMI and P Merger Sub to effect the KMP merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KMP, KMR and KMGP being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 128, and receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR to that effect; and

  •
  KMP, KMR and KMGP having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement and receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR to that effect.

  The obligation of KMP to effect the KMP merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KMI being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 128, and receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

  •
  KMI and P Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement and receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect.

•
Changes in Board or Committee Recommendations.  The KMP merger agreement contains provisions regarding the applicable board of directors' or committee's change in its recommendation.

  KMP Adverse Recommendation Change.    The KMP merger agreement provides that KMP will not, through the KMR board, the KMGP conflicts committee or the KMGP board, make a KMP adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMP merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change"), the KMR board, the KMGP conflicts committee or the KMGP board may, at any time prior to obtaining the approval of the KMR merger agreement by the KMP unitholders, make a KMR adverse recommendation change in response to a KMP intervening event or a KMP superior proposal, if any of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMP, after determining that it would not be in the best interests of the unaffiliated KMP unitholders.

  See "Proposal 1: The Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change" beginning on page 131 for more detailed information.

  KMI Adverse Recommendation Change.    The KMP merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMP merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change"), the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, make a KMI adverse recommendation change in response to a KMI intervening event or a KMI superior proposal, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

  See "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 133 for more detailed information.

•
Risks Relating to the Merger and Ownership of KMI Common Stock.  KMP unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the KMP merger and ownership of KMI common stock are described in the section titled "Risk Factors" beginning on page 110. Some of these risks include, but are not limited to, those described below:

•
Completion of the KMP merger is contingent upon completion of the KMR merger and the EPB merger, and vice versa. No merger will occur unless all three mergers occur.

•
The KMP merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and KMP unitholder approvals are obtained.

•
Because the exchange ratios are fixed, KMP unitholders who will receive KMI common stock as part of the merger consideration cannot be sure of the market value of the KMI common stock they will receive as merger consideration relative to the value of the KMP common units they exchange.

•
The tax liability of a KMP unitholder as a result of the KMP merger could be more than expected and could exceed the cash received by such unitholder in the KMP merger.

•
The KMP merger agreement contains provisions that limit KMP's ability to pursue alternatives to the KMP merger and, in specified circumstances, could require KMP to pay a termination fee of $817 million to KMI.

  •
  All directors and certain executive officers of KMGP and KMR have certain interests in the Transactions that are different from those of KMP unitholders generally.

  •
  The KMI common stock to be received by KMP unitholders as a result of the KMP merger has different rights from KMP common units.

  •
  The market price of the KMI common stock may be volatile, and KMI stockholders could lose a significant portion of their investments.

  •
  Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

  •
  The substantial debt KMI expects to incur in connection with the Transactions could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

•
Regulatory Approvals Required for the Merger.  The following is a summary of the material regulatory requirements for completion of the KMP merger. There can be no guarantee if and when any of the consents or approvals required for the KMP merger will be obtained or as to the conditions that such consents and approvals may contain.

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the "HSR Act", and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the "Antitrust Division", and the United States Federal Trade Commission, which is referred to as the "FTC", and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed HSR Act Notification and Report Forms, which are referred to as the "HSR Forms," with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

  At any time before or after the effective time of the KMP merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to rescind the KMP merger or to seek other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the KMP merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the KMP merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

•
Termination of the Merger Agreement.  KMI and KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by mutual written consent authorized by the KMI board of directors and the KMGP conflicts committee.

  In addition, either KMI or KMP may terminate the KMP merger agreement at any time prior to the effective time by written notice to the other party if:

  •
  the closing of the KMP merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 139;

  •
  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the KMP merger agreement or makes the consummation of the transactions contemplated by the KMP merger agreement illegal, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 139;

  •
  the approval of the KMP merger agreement by the KMP unitholders is not obtained at the KMP special meeting;

  •
  the approval of the stock issuance proposal and the charter amendment proposal by the KMI stockholders is not obtained at the KMI special meeting; or

  •
  either the EPB merger agreement or the KMR merger agreement is terminated in accordance with its terms.

  KMI also may terminate the KMP merger agreement if a KMP adverse recommendation change occurs or KMP, KMR or KMGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the KMP merger agreement such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  KMP also may terminate the KMP merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the KMP merger agreement such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMP and none of KMGP, KMR or KMP is then in any material breach.

•
Expenses and Termination Fees Relating to the Merger.  Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

  The KMP merger agreement provides that KMP is required to pay a termination fee of $817 million to KMI in cash, if the KMP merger agreement is terminated by:

  •
  KMI, as a result of the KMGP conflicts committee, KMR board or KMGP board having effected a KMP adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMP unitholders not approving the KMP merger agreement at a meeting of the KMP unitholders or any adjournment or postponement of such meeting where a KMP adverse recommendation change due to a superior proposal has occurred.

  The KMP merger agreement provides that KMI is required to pay a termination fee of $817 million to KMP, if the KMP merger agreement is terminated by:

  •
  KMP, as a result of the KMI board having effected a KMI adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMI stockholders not approving the stock issuance proposal and charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a superior proposal has occurred.

  In the event KMI is required to pay KMP a termination fee, such termination fee will be payable through an irrevocable waiver of a portion of KMGP's incentive distributions over a period of eight calendar quarters.

•
Comparison of Rights of KMI Stockholders and KMP Unitholders.  A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. KMP unitholders will own KMI common stock following the completion of the KMP merger, and their rights associated with the KMI common stock will be governed by KMI's certificate of incorporation and bylaws and Delaware corporation law, which differ in a number of respects from the KMP partnership agreement and Delaware limited partnership law. See "Comparison of Rights of KMI Stockholders and KMP Unitholders" beginning on page 166.

•
No Solicitation of Competing Proposals.

  KMP

  The KMP merger agreement contains detailed provisions prohibiting KMP, KMR and KMGP from seeking a KMP alternative proposal to the KMP merger. Under these "no solicitation" provisions, KMP, KMR and KMGP have agreed that they will not, and will cause their respective subsidiaries and use reasonable best efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMP merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an KMP alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMP alternative proposal.

  KMP, KMR and KMGP have agreed that they will not, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to immediately cease and cause to be terminated any discussions or negotiations with any person with respect to an alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMP alternative proposal.

  Notwithstanding the restrictions above, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMP's unitholders of the KMP merger agreement, if KMP has received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMP alternative proposal constitutes or could reasonably be expected to lead to or result in a KMP superior proposal and such KMP alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMP, KMGP and KMR may:

•
furnish information with respect to KMP and its subsidiaries to any third party making such KMP alternative proposal; and

•
participate in discussions or negotiations regarding such KMP alternative proposal.

  KMP, KMGP and KMR also have agreed in the KMP merger agreement that they (i) will promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMP alternative proposal and indicate the identity of the person making any such KMP alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMP alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMP, KMGP and KMR have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by KMP, KMGP or KMR or that KMP, KMGP or KMR has delivered to any third party making a KMP alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

KMI

The KMP merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal to the KMP merger agreement. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMP merger agreement:

•
solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

•
enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

  KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access to any confidential information relating to a possible KMI alternative proposal.

  Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

  KMI also has agreed in the KMP merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMP, KMGP and KMR, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMP, KMGP and KMR the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMP, KMGP and KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMP, KMGP and KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

•
No Appraisal Rights.  KMP unitholders will not have appraisal rights in connection with the KMP merger under Delaware law or pursuant to the KMP partnership agreement or KMP merger agreement. See "Special Factors—No Appraisal Rights" on page 104.

•
Material U.S. Federal Income Tax Consequences of the Merger.  The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences").

  A U.S. holder who receives KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the amount of any cash received, (ii) the fair market value of any KMI common stock received, and (iii) such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the KMP merger; and

  •
  such U.S. holder's adjusted tax basis in the KMP common units exchanged therefor (which includes such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the KMP merger).

  Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion is likely to be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of KMP's income may become available to offset a portion of the gain recognized by such U.S. holder.

  The U.S. federal income tax consequences of the KMP merger to a KMP unitholder will depend on such unitholder's own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the KMP merger to you.

  Please read "Material U.S. Federal Income Tax Consequences" beginning on page 147 for a more complete discussion of certain U.S. federal income tax consequences of the KMP merger.

•
Accounting Treatment of the Merger.  The KMP merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls KMP and will continue to control KMP after the KMP merger, the changes in KMI's ownership interest in KMP will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the KMP merger.

•
Litigation Relating to the Mergers.  Two purported class action lawsuits are currently pending that challenge the merger transactions. Each of the actions names KMP, KMI, KMGP, KMR, Richard D. Kinder, Steven J. Kean, Ted A. Gardner, Gary L. Hultquist, and Perry M. Waughtal as defendants. Additionally, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, Ronald L. Kuehn, Jr., Thomas A. Martin, Arthur C. Reichstetter, and William A. Smith are named as defendants in one of the pending actions. Both lawsuits are brought on behalf of putative classes seeking to enjoin one or more of the merger transactions and alleging, among other things, that one or more of the defendants breached their respective fiduciary and/or contractual duties, including the implied covenant of good faith and fair dealing. Additionally, both of the pending lawsuits allege that the merger transactions must be approved by at least two-thirds of KMP's limited partner interests (and in one case, by possibly 95% of KMP's limited partner interests). The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits. See "Special Factors—Litigation Relating to the Mergers" on page 109.

•
Selected Historical Consolidated Financial Data of KMI.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMI's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMI's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMI's Annual Report on Form 10-K for the year ended December 31, 2013 and KMI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,984	$6,442	$14,070	$9,973	$7,943	$7,852	$6,879
Operating income	2,160	1,789	3,990	2,593	1,423	1,133	1,257
Earnings (loss) from equity investments	199	194	327	153	226	(274)	123
Income from continuing operations	1,098	1,439	2,696	1,204	449	64	523
(Loss) income from discontinued operations, net of tax	—	(2)	(4)	(777)	211	236	250
Net income	1,098	1,437	2,692	427	660	300	773
Net income (loss) attributable to KMI	571	569	1,193	315	594	(41)	495
Class P shares:
Basic and diluted earnings per common share from continuing operations	$0.55	$0.55	$1.15	$0.56	$0.70
Basic and diluted (loss) earnings per common share from discontinued operations	—	—	—	(0.21)	0.04

Total basic and diluted earnings per common share	$0.55	$0.55	$1.15	$0.35	$0.74

Class A shares:
Basic and diluted earnings per common share from continuing operations				$0.47	$0.64
Basic and diluted (loss) earnings per common share from discontinued operations				(0.21)	0.04

Total basic and diluted earnings per common share				$0.26	$0.68

Basic weighted-average number of shares outstanding
Class P shares	1,028	1,036	1,036	461	118
Class A shares				446	589
Diluted weighted-average number of shares outstanding
Class P shares	1,028	1,038	1,036	908	708
Class A shares				446	589
Dividends per common share declared for the period(a)	$0.85	$0.78	$1.60	$1.40	$1.05
Dividends per common share paid in the period(a)	0.83	0.75	1.56	1.34	0.74
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$37,607		$35,847	$30,996	$17,926	$17,071	$16,804
Total assets	76,364		75,185	68,245	30,717	28,908	27,581
Long-term debt—KMI(b)	8,088		9,321	9,248	2,078	2,918	2,925
Long-term debt—KMP(c)	19,610		18,410	15,907	11,183	10,301	10,022
Long-term debt—EPB(d)	4,750		4,179	4,254

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Other Data:
Ratio of earnings to fixed charges(e)	2.64		3.18	2.02

(a)
Quarterly dividends are paid in the quarter following the quarterly period for which the dividends are declared.

(b)
Excludes debt fair value adjustments. Increases (decreases) to long-term debt for debt fair value adjustments for KMI and its subsidiaries (excluding KMP, EPB and their respective subsidiaries) totaled $714 million, $771 million, $901 million, $40 million, $12 million and $(14 million) as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(c)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(d)
Excludes debt fair value adjustments. Decrease to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012.

(e)
In all cases, earnings are determined by adding: income before income taxes, extraordinary items, equity income and minority interest; plus fixed charges, amortization of capitalized interest and distributed income of equity investees; less capitalized interest and noncontrolling interest in pre-tax income of subsidiaries with no fixed charges. In all cases, fixed charges include: interest, including capitalized interest; plus amortization of debt discount, premium, and debt issuance costs; plus the estimated interest portion of rental expenses.
•
Selected Historical Consolidated Financial Data of KMP.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMP's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMP's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMP's Annual Report on Form 10-K for the year ended December 31, 2013 and KMP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Income and Cash Flow Data:
Revenues	$7,229	$5,678	$12,530	$9,035	$7,889	$7,739	$6,697
Operating income	1,788	1,385	3,229	2,484	1,557	1,460	1,367
Earnings from equity investments	137	157	297	295	224	136	91
Income from continuing operations	1,423	1,804	3,321	2,070	1,067	1,092	1,036
(Loss) income from discontinued operations	—	(2)	(4)	(669)	201	235	248
Net income	1,423	1,802	3,317	1,401	1,268	1,327	1,284
Limited partners' interest in net income	496	946	1,565	(78)	83	431	332
Limited partners' net income (loss) per unit:
Income (loss) per unit from continuing operations	$1.09	$2.40	$3.77	$1.64	$(0.35)	$0.65	$0.32
(Loss) income per unit from discontinued operations	—	(0.01)	(0.01)	(1.86)	0.60	0.75	0.86

Net income (loss) per unit	$1.09	$2.39	$3.76	$(0.22)	$0.25	$1.40	$1.18

Per unit cash distribution declared for the period(a)	$2.77	$2.62	$5.33	$4.98	$4.61	$4.40	$4.20
Per unit cash distribution paid in the period(a)	2.74	2.59	5.26	4.85	4.58	4.32	4.20
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$29,285		$27,405	$22,330	$15,596	$14,604	$14,154
Total assets	44,551		42,764	34,976	24,103	21,861	20,262
Long-term debt(b)	19,610		18,410	15,907	11,183	10,301	10,022

(a)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(b)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

•
Selected Unaudited Pro Forma Condensed Combined Financial Information.  The following table sets forth selected unaudited pro forma condensed combined financial information for KMI after giving effect to the Transactions. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 191.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(in millions, except per share amounts)
Unaudited Pro Forma Condensed Combined Statements of Income Information:
Revenues	$7,984	$14,070
Operating income	2,160	3,990
Earnings from equity investments	199	327
Income from continuing operations	914	2,153
Net income	914	2,149
Net income attributable to Kinder Morgan, Inc.	911	2,145
Basic and diluted earnings per common share	$0.43	$1.01
Basic and diluted weighted-average number of shares outstanding	2,112	2,120

As of June 30, 2014
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total assets	$80,383
Total debt(a)	41,173
Total liabilities	47,274
Total Kinder Morgan, Inc.'s stockholders' equity	32,780
Noncontrolling interests	329
Total stockholders' equity	33,109

(a)
Includes historical debt fair value adjustments of $1,973 million.

•
Unaudited Comparative Per Share/Unit Information.  The following table sets forth: (a) certain historical per share information of KMI; (b) certain historical per unit information of KMP; and (c) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the Transactions.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Historical—KMI
Income from continuing operations per share—basic and diluted(a)	$0.55	$1.15
Dividends per share declared for the period	$0.85	$1.60
Book value per share(b)	$12.28	$12.70
Historical—KMP
Income from continuing operations per unit—basic and diluted	$1.09	$3.77
Distributions per unit declared for the period	$2.77	$5.33
Book value per unit(b)	$37.48	$37.93
Pro forma combined—KMI
Income from continuing operations per share—basic and diluted(c)	$0.43	$1.01
Dividends per share declared for the period(d)	$1.06	$1.89
Book value per share(e)	$15.52	n/a
Equivalent pro forma combined—KMP(f)
Income from continuing operations per share—basic and diluted	$0.94	$2.22
Dividends per share declared for the period	$2.32	$4.14
Book value per share	$34.04	n/a

(a)
Income from continuing operations per share—basic and diluted amounts are calculated using the two-class method. Earnings are allocated to each class of common stock based on the amount of dividends paid in the current period for each class of stock plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security shares in undistributed earnings or excess distributions over earnings.

(b)
The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP
Equity or capital, as applicable, before noncontrolling interests	$12,620	$17,317
Divided by: Number of shares or units outstanding as of end of period	1,028	462

Book value per share or unit	$12.28	$37.48

	Year Ended December 31, 2013
	KMI	KMP
Equity or capital, as applicable, before noncontrolling interests	$13,093	$16,801
Divided by: Number of shares or units outstanding as of end of period	1,031	443

Book value per share or unit	$12.70	$37.93

(c)
Amounts are from the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Pro Forma Financial Statements."

(d)
The pro forma combined—KMI dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$880	$833	$344	$173	$2,230
Divided by: Pro forma combined number of shares outstanding as of date of record					2,112

Dividends per share declared for the period (pro forma)					$1.06

	Year Ended December 31, 2013
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$1,664	$1,468	$551	$324	$4,007
Divided by: Pro forma combined number of shares outstanding as of date of record					2,120

Dividends per share declared for the period (pro forma)					$1.89

(1)
Reflects the cash equivalent for the KMR share distributions. KMR share distributions are not paid in cash.
(e)
The pro forma combined—KMI, book value per share was calculated as follows (in millions, except per share amounts):

As of June 30, 2014
Equity before noncontrolling interests	$32,780
Divided by: number of shares outstanding	2,112

Book value per share	$15.52

(f)
Equivalent pro forma amounts are calculated by multiplying pro forma combined KMI amounts by the exchange ratio of 2.1931 shares of KMI common stock for each KMP unit. In addition, the public unitholders of KMP will receive approximately $3.3 billion in cash in total.
•
Comparative Stock and Unit Prices; Comparative Dividends and Distributions.  KMI common stock is listed on the NYSE under the ticker symbol "KMI." KMP common units are listed on the NYSE under the ticker symbol "KMP." The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of KMI common stock and per KMP common unit, respectively, on the NYSE. The table also shows the amount of per share cash dividends and per unit cash distributions declared on KMI common stock and KMP common units, respectively, for the calendar quarters indicated.

	KMI Common Stock			KMP Common Units
	High	Low	Declared Cash Dividends	High	Low	Declared Cash Distributions
2014
Third quarter (through September 26, 2014)	$42.49	$35.20		$99.42	$79.40
Second quarter	36.50	32.10	$0.43	82.21	73.75	$1.39
First quarter	36.45	30.81	0.42	82.98	71.32	1.38
2013
Fourth quarter	36.68	32.30	0.41	84.50	77.13	1.36
Third quarter	40.45	34.54	0.41	88.08	77.91	1.35
Second quarter	41.49	35.52	0.40	92.99	77.71	1.32
First quarter	38.80	35.74	0.38	89.89	80.83	1.30
2012
Fourth quarter	36.50	31.93	0.37	86.32	74.76	1.29
Third quarter	36.63	32.03	0.36	86.47	78.60	1.26
Second quarter	40.25	30.51	0.35	85.50	74.15	1.23
First quarter	39.25	31.76	0.32	90.60	80.40	1.20

The following table presents per share or unit closing prices for KMI common stock and KMP common units on August 8, 2014, the last trading day before the public announcement of the KMP merger agreement, and on [                ], 2014, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per KMP common unit on such dates. The equivalent market value per KMP common unit has been determined by multiplying the closing prices of the KMI common stock on those dates by the exchange ratio of 2.4849 shares of KMI common stock for the stock election and by the exchange ratio of 2.1931 shares of KMI common stock, plus $10.77 for the cash portion, for the mixed election.

			Equivalent Market Value per KMP Common Unit
	KMI Common Stock	KMP Common Units
			Stock Election	Mixed Election
August 8, 2014	$36.12	$80.34	$89.75	$89.98
[ ], 2014

Although the exchange ratios are fixed, the market prices of the KMI common stock and KMP common units will fluctuate prior to the consummation of the KMP merger and the market value of the merger consideration ultimately received by KMP unitholders who will receive KMI common stock as part of the merger consideration will depend on the closing price of KMI common stock on the day the KMP merger is consummated. Thus, such KMP unitholders will not know the exact market value of the merger consideration they will receive until the closing of the KMP merger.

QUESTIONS AND ANSWERS ABOUT THE KMP SPECIAL MEETING AND THE PROPOSALS

Q:
Why am I receiving these materials?

A:
The KMGP board is sending these proxy materials to provide KMP common unitholders with information about the Transactions and the proposals so that they may determine how to vote their units in connection with the KMP special meeting.

Q:
Who is soliciting my proxy?

A:
Your proxy is being solicited by the KMGP board.

Q:
Where and when is the special meeting?

A:
The KMP special meeting will be held on [            ], [            ], 2014 at [                        ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
To approve the KMP merger agreement; and

•
To approve the KMP adjournment proposal, if adjournment is submitted to a vote of KMP unitholders.

Q:
How do the KMGP conflicts committee, the KMR board and the KMGP board recommend that I vote on the proposals?

A:
The KMGP conflicts committee, the KMR board and the KMGP board each recommend that you vote:

•
FOR the proposal to approve the KMP merger agreement; and

•
FOR the KMP adjournment proposal.

Q:
Who is entitled to vote at the special meeting?

A:
The record date for the KMP special meeting is [                        ], 2014. Only holders of KMP units at the close of business on the record date are entitled to notice of, and to vote at, the KMP special meeting or any adjournment or postponement thereof. We are commencing our solicitation of KMP proxies on [            ], 2014, which is before the [            ], 2014 KMP record date. We will continue to solicit proxies until the [            ], 2014 KMP special unitholder meeting. Each KMP unitholder of record on [            ], 2014 who has not received a KMP proxy statement prior to that date will receive a KMP proxy statement and have the opportunity to vote on the matters described in the KMP proxy statement. Proxies delivered prior to the KMP record date will be valid and effective so long as the KMP unitholder providing the proxy is a KMP unitholder on the KMP record date. If you are not a holder of record on the KMP record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMP units you own on the record date even if that number is different from the number of KMP units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:
What happens if I sell my KMP common units after the record date but before the special meeting?

A:
If you transfer your KMP common units after the record date but before the date of the KMP special meeting, you will retain your right to vote at the KMP special meeting, but you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your units through the completion of the KMP merger.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of KMP unitholders representing a majority of the KMP units outstanding on the record date will constitute a quorum for the KMP special meeting.

Q:
What vote is required to approve the proposals?

A:
Approval of the KMP merger agreement requires the affirmative vote of a majority of the outstanding KMP units, consisting of the KMP common units, Class B units and i-units, voting together as a single class. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action as described under "The KMP Special Meeting—Adjournments." If submitted to a vote of KMP limited partners, adjournment of the KMP special meeting requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units.

  Approximately [      ]% of the outstanding KMP units are held by KMI and its subsidiaries and affiliates, including i-units corresponding to KMR shares held by such persons, and we believe these KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal. See "The KMP Special Meeting—Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers" for more information.

Q:
How are votes counted?

A:
For the proposal to approve the KMP merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or units voting on the proposal to approve the KMP merger agreement but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the KMP merger agreement. Failure to submit your proxy or to attend the meeting will also have the same effect as a vote against the proposal to approve the KMP merger agreement. In addition, if your units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your units on the proposal to approve the KMP merger agreement in the absence of specific instructions from you. These non-voted units will not be counted as present for purposes of determining a quorum and will have the effect of a vote against the approval of the KMP merger agreement.

  For the KMP adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against this proposal. Failure to submit your proxy and to attend the meeting will have no effect on the approval of the KMP adjournment proposal. In addition, if your units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your units on this proposal in the absence of specific instructions from you. These non-voted units will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of any vote of the KMP limited partners to adjourn the KMP special meeting unless a quorum is present.

  If you sign your proxy card without indicating how you wish to vote, your shares will be voted FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal, and in accordance with the recommendations of the KMGP board on any other matters properly brought before the meeting for a vote.

Q:
How do KMI and KMGP's and KMR's directors and executive officers intend to vote?

A:
As of [                        ], 2014, the record date, KMI and its subsidiaries (other than KMR) held and were entitled to vote, in the aggregate, KMP common units and Class B units, and KMR shares corresponding to i-units, representing approximately [            ]% of the outstanding units of KMP, and the directors and executive officers of KMGP and KMR held and were entitled to vote, in the aggregate, KMP common units and KMR shares corresponding to i-units representing approximately [            ]% of the outstanding units of KMP. KMI has agreed in the KMP merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMP units and KMR shares FOR the KMP merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their KMP units and KMR shares FOR the KMP adjournment proposal. We believe KMGP's and KMR's directors and executive officers intend to vote all of their KMP units and KMR shares FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal. KMR will submit the KMP merger proposal and the KMP adjournment proposal to a vote of the KMR shareholders to determine how KMR will vote the KMP i-units. Accordingly we believe approximately [      ]% of the outstanding KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMP units and KMR shares.

Q:
What will I receive when the merger occurs?

A:
For every KMP common unit that they own at the effective time of the KMP merger, unitholders other than KMI and its subsidiaries will be given the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of KMI common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest. Holders who elect to receive the mixed consideration will not be subject to proration. See "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" beginning on page 107 for more information on how the proration procedures will work.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the KMP merger as quickly as possible and currently expect the KMP merger to close in the fourth quarter of 2014. In order to complete the KMP merger, we must obtain unitholder approval and the other closing conditions under the KMP merger agreement must be satisfied or waived, as permitted by law. Please see "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 128 for more details about these closing conditions.

Q:
What do I need to do now?

A:
Please vote as soon as possible. We urge you to read carefully this proxy statement/prospectus, including its annexes, and to consider how the Transactions affect you as a unitholder. You should also carefully read the documents referenced under "Where You Can Find More Information" on page 189.

Q:
How do I vote?

A:
You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your units will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your units will be voted for approval of the KMP merger agreement and for the KMP adjournment proposal. If you fail to vote your units, the effect will be a vote against approval of the KMP merger agreement, but it will not affect the vote on any proposal to adjourn the KMP special meeting unless a quorum is present.

  If your units are held by your banks, brokers, nominees, trust companies or other fiduciaries, see below.

Q:
Can I vote by telephone or electronically?

A:
If you hold your units as a unitholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

  If your units are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in "street name," please contact your bank, broker, nominee, trust company or other fiduciary to determine whether you will be able to vote by telephone or electronically.

Q:
If my units are held in a brokerage account, will my broker vote my units for me?

A:
Your broker will only be permitted to vote your KMP units for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker regarding how to instruct them to vote your KMP units. If you do not instruct your broker how to vote your units that they hold, those units will not be voted and the effect will be the same as a vote against the approval of the KMP merger agreement, but it will not affect the vote on any proposal to adjourn the KMP special meeting unless a quorum is present.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you have multiple accounts at the transfer agent and/or with banks, brokers, nominees, trust companies or other fiduciaries. Please sign and return all proxy cards to ensure that all your units are voted.

Q:
May I change my vote?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are a unitholder of record, you may do this in a number of ways. First, you may send KMP a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of KMP, at the address under "The Parties to the Merger—KMP" on page 121. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. Finally, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your KMP common units are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary to vote your units, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary to change your vote or to vote at the special meeting.

Q:
Should I send in my unit certificates now?

A:
No. The election form, which will be mailed to KMP unitholders prior to the closing of the KMP merger, and the letter of transmittal, which will be mailed to KMP unitholders shortly after the closing of the KMP merger, will contain instructions for the surrender of KMP common unit certificates. Please do not send in your certificates now.

Q:
How and when do I make my stock, cash or mixed election?

A:
You will receive a form of election in a separate mailing. You should carefully review and follow the instructions accompanying that form of election. You will make your election to receive stock, cash or mixed consideration by properly completing, signing and returning the form of election along with unit certificates (or evidence of units in book-entry form) representing KMP common units to Computershare Trust Company, N.A., the exchange agent in connection with the Transactions.

  KMI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on KMI's website at www.kindermorgan.com and in a filing with the SEC.

  For more details on the election procedures, see "Special Factors—KMP Unitholders Making Elections."

Q:
Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your units are registered on the unit transfer books of KMP and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a bank, broker, nominee, trust company or other fiduciary to submit an election for your shares, you must follow the directions of your bank, broker, nominee, trust company or other fiduciary for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See "Special Factors—KMP Unitholders Making Elections—Election Revocation and Changes."

Q:
May I transfer my KMP common units after I make my election?

A:
KMP unitholders who have made elections will be unable to sell or otherwise transfer their KMP common units after making the election, unless the election is properly revoked before the election deadline or unless the KMP merger agreement is terminated. See "Special Factors—KMP Unitholders Making Elections—Impact of Selling Units as to which an Election Has Already Been Made."

Q:
What if I do not send a form of election or it is not received?

A:
If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with any unit certificates (or evidence of units in book-entry form) representing the KMP common units you wish to exchange for the merger consideration, properly endorsed for transfer, book-entry transfer shares or a guarantee of delivery and any additional documents required by the procedures set forth in the form of election, then you will have no control over the type of merger consideration you receive. KMP unitholders not making an election will be deemed to have made a mixed election. See "Special Factors—KMP Unitholders Making Elections—Non-Electing Holders." You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate address shown in the form of election.

  If you do not make a valid election with respect to any KMP common units you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your KMP common units for the merger consideration.

Q:
May I submit a form of election even if I do not vote for the approval of the KMP merger agreement?

A:
Yes. You may submit a form of election even if you vote against the approval of the KMP merger agreement or if you abstain from voting.

Q:
What are the expected U.S. federal income tax consequences to a KMP unitholder as a result of the KMP merger?

  The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will be a taxable transaction to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of KMI common stock and/or cash in exchange for KMP common units. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of KMP's income may become available to offset a portion of the gain recognized by such U.S. holder. Please read "Material U.S. Federal Income Tax Consequences" beginning on page 147 for a more complete discussion of certain U.S. federal income tax consequences of the KMP merger.

Q:
What are the expected U.S. federal income tax consequences for a KMP unitholder of the ownership of KMI common stock after the KMP merger is completed?

A:
KMI is classified as a corporation for U.S. federal income tax purposes, and thus, KMI (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by KMI to a stockholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences") will generally be included in such U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Distributions of cash in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of KMI common stock and, to the extent the distribution exceeds such stockholder's adjusted tax basis, as capital gain from the sale or exchange of such shares of KMI common stock.

Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of KMI common stock.

Q:
What happens if the merger is not completed?

A:
If the KMP merger agreement is not approved by the KMP unitholders or if the KMP merger is not completed for any other reason, you will not receive any form of consideration for your KMP common units in connection with the KMP merger. Instead, KMP will remain a public limited partnership and its common units will continue to be listed and traded on the NYSE.

Q:
Who can help answer my questions?

A:
If you have any questions about the KMP merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the KMP merger.

D.F. King & Co., Inc.,
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 330-5136
Email: kmp@dfking.com

SPECIAL FACTORS

Effects of the Transactions

        Pursuant to the Transactions, KMI will acquire all of the outstanding equity interests in KMP, EPB and KMR that KMI and its subsidiaries do not already own. For purposes of this proxy statement/prospectus, references to subsidiaries of KMI do not include KMP and its subsidiaries unless otherwise indicated. The following steps will be taken in the following order and substantially concurrently in completing the Transactions:

•
The KMR merger.    KMI will acquire directly or indirectly all publicly held KMR listed shares through the merger of R Merger Sub LLC with and into KMR, with KMR as the surviving limited liability company. In the KMR merger, pursuant to the KMR merger agreement,

  •
  each KMR listed share held by a public KMR shareholder will be converted into the right to receive 2.4849 shares of KMI common stock;

  •
  each KMR listed share held by KMR, KMI, R Merger Sub LLC or KMGP will be cancelled and receive no consideration;

  •
  each KMR voting share (all of which are owned by KMGP, and which are a different class than KMR listed shares) will be converted into the right to receive 2.4849 shares of KMI common stock, corresponding to the exchange ratio for the KMR listed shares; and

  •
  the interests in R Merger Sub LLC will be converted into 100% of the membership interests in KMR.

  KMI may, in its sole discretion and immediately after the KMR merger, cause KMR to be merged with and into a Delaware limited liability company and wholly owned subsidiary of KMI, which is referred to as "Second Step Merger Sub," with Second Step Merger Sub surviving such merger, which is referred to as the "second step merger." No consideration will be issued in the second step merger, it will result in no change in the outstanding capital stock of KMI, and it will have no impact on the tax treatment received by KMR shareholders in the KMR merger. If KMI causes the second step merger to occur, references to KMR in the bullet below shall mean Second Step Merger Sub.

  Immediately after the KMR merger (or the second step merger, if it occurs), KMR will continue to own all of the i-units issued by KMP. After the KMR merger and before the KMP merger, KMR will contribute to KMP all of those i-units in exchange for a newly-issued class of KMP units with economic rights and tax characteristics similar to the i-units, and KMP's partnership agreement and KMR's LLC agreement will be amended to reflect the creation of those new units and their ownership by KMR.

•
The KMP merger.    KMI will then acquire directly or indirectly all publicly held KMP common units through the merger of P Merger Sub with and into KMP, with KMP as the surviving limited partnership. In the KMP merger, pursuant to the KMP merger agreement,

  •
  each KMP common unit held by a public KMP unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of KMI common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest;

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  the KMP general partner interest and each KMP common unit (other than any KMP common unit held by KMP, which will be cancelled), Class B unit and new unit issued in exchange for KMP i-units held by KMI and its subsidiaries will remain outstanding and unaffected by the KMP merger; and

  •
  the interests in P Merger Sub will be converted into the same number of KMP common units that were owned by the public KMP unitholders immediately before the consummation of the KMP merger and which were converted into the right to receive the KMP merger consideration.

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The EPB merger.    KMI will then acquire directly or indirectly all publicly held EPB common units through the merger of E Merger Sub LLC with and into EPB, with EPB as the surviving limited partnership. In the EPB merger, pursuant to the EPB merger agreement,

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  each EPB common unit held by a public EPB unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of KMI common stock, (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of KMI common stock and $4.65 in cash without interest;

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  the EPB general partner units, the EPB incentive distribution rights and each other EPB unit held by KMI and its subsidiaries will remain outstanding and unaffected by the EPB merger; and

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  the interests in E Merger Sub LLC will be converted into the same number of EPB common units that were owned by the public EPB unitholders immediately before the consummation of the EPB merger and which were converted into the right to receive the EPB merger consideration.

        Based on the closing price of KMI common stock on August 8, 2014 (the last trading day before announcement of the Transactions),

    •
    the merger consideration for the KMR merger represents a premium of approximately 17% above the closing price of KMR shares on that day,

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    the merger consideration for the KMP merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 12% above the closing price of KMP common units on that day, and

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    the merger consideration for the EPB merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 15% above the closing price of EPB common units on that day.

        Each merger agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        Each of the KMP merger and the EPB merger will be taxable to the former holders of KMP and EPB common units. It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with a second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, the KMR merger will be tax free to the former holders of KMR shares, except to the extent of any cash received in lieu of fractional shares as part of the KMR merger consideration. Please see "Material U.S. Federal Income Tax Consequences" for more information. See "Proposal 1: Merger Agreement—Treatment of KMP Restricted Units" for the treatment of KMP restricted units in the KMP merger.

        Each merger agreement is subject to approval by the unitholders or shareholders of KMR, KMP and EPB, as applicable. KMI also is required to hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder and a limited partnership controlled by him have entered into a support agreement whereby they have agreed to vote all of the shares of KMI common stock owned by them in favor of the three proposals to be submitted to a vote at the KMI special meeting. The support agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        After the consummation of the KMR, KMP and EPB mergers, KMI, KMP and EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into cross guarantees with respect to the existing debt of KMI, KMP, EPB and such subsidiaries, so that KMI and those subsidiaries will be liable for the debt of KMI, KMP, EPB and such subsidiaries.

Background of the Transactions

        The senior management and boards of directors of each of KMI, KMGP, EPGP and KMR regularly review operational and strategic opportunities to maximize value for investors of KMI, KMP, EPB and KMR, respectively. In connection with these reviews, the management and boards of directors of each of the companies from time to time evaluate potential transactions that would further their respective strategic objectives.

        As more fully described in the section entitled "Relationship Between the Parties," KMI conducts most of its business through KMP and EPB. KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that elect the members of the KMR board. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares. KMI also indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        From late-2013 to mid-2014, senior management of KMI, with the assistance of Barclays Capital, financial advisor to KMI, considered and discussed with the KMI board numerous potential strategic alternatives with respect to KMI, KMP, KMR and EPB to enhance value for their respective investors, including a potential reset of the general partner's incentive distribution rights at KMP, a potential equity investment in KMI by a third party, potential combination transactions involving KMP and EPB, and potential strategic alternatives regarding KMP's CO2 business. By mid-March 2014, KMI senior management had determined that none of the potential alternatives reviewed were superior to continuing to operate under the existing structures. Beginning on March 17, 2014, KMI senior management began considering the possibilities surrounding a potential acquisition by KMI of the remaining publicly traded equity securities of KMP, KMR and EPB that it did not already own. During the regularly scheduled KMI board meeting on April 16, 2014, KMI senior management provided a brief update to the KMI board during which it reviewed the numerous potential strategic alternatives that management had been exploring, including potential Transactions involving KMI acquiring KMP, KMR and EPB. The strategic alternatives that KMI senior management reviewed with the KMI board on April 16, 2014 included (i) a potential reset of the general partner's incentive distribution rights at KMP, which the KMI board and KMI senior management dismissed because such a transaction would not be attractive to all parties involved and would provide only a temporary benefit until such time as the incentive distribution once again reached its maximum percentage, and the KMI board's and KMI management's view that a reset of the incentive distribution rights could be implemented from time to time as needed to enable a large accretive acquisition, (ii) a potential equity investment in KMI by a third party, which the KMI board and KMI senior management dismissed because, among other reasons, the equity investment would likely be made at a price that the KMI board and KMI management did not believe was desirable, (iii) potential combination transactions involving KMP and EPB, which the KMI board and KMI senior management dismissed due to tax inefficiencies raised by the potential transactions and the economic terms to accomplish such potential transactions not being attractive to the parties and (iv) potentially separating KMP's CO2 business through a spin-off, initial public offering or sale transaction, which the KMI board and KMI management dismissed due to tax inefficiencies raised by the potential transactions, the dilutive effect of the potential transactions and the valuation uncertainties raised by the potential transactions. These strategic alternatives were considered by the KMI board and KMI senior management taking into account the interests of each of KMP, KMR and EPB and were not reviewed and considered at such time by the KMGP board, KMR board or EPGP board (the KMGP/KMR committee later considered strategic alternatives with its independent advisors as further described in this section entitled "Background of the Transactions").

        On May 13, 2014, KMI senior management again updated the KMI board on its preliminary exploration of the potential Transactions involving KMP, KMR, EPB and KMI. KMI management noted the advantages and issues to be resolved with respect to such transactions. In particular, KMI management noted that it could not recommend that the KMI board seriously consider pursuing the potential Transactions unless and until KMI had received adequate assurances from the credit rating agencies that KMI would be rated investment grade following such transactions. At the meeting, Barclays Capital reviewed its preliminary analysis with the KMI board. The KMI board recognized that the analyses were very preliminary and agreed that KMI management, with the assistance of Barclays Capital, should continue to explore the potential Transactions, including by meeting with the rating agencies in order to obtain their views on KMI's prospective credit rating if such Transactions were completed. Accordingly, KMI management had confidential meetings with the rating agencies in early June 2014 to determine the impact of the potential Transactions on KMI's credit rating. In late June 2014, the rating agencies advised senior management of KMI of their view that following the consummation of the Transactions, KMI would have an investment grade credit rating.

        In late June 2014, KMI also retained Citigroup Global Markets Inc., which is referred to as "Citi," to provide financial advisory services to KMI with respect to a potential acquisition by KMI of KMP, KMR and EPB, including assisting KMI in evaluating certain financial and market perspectives regarding KMI and the potential pro forma financial impact of such Transactions on KMI.

        On July 10, 2014, at a meeting of the KMI board, senior management of KMI provided the KMI board with a preliminary overview of the possible strategic benefits of an acquisition of KMP, KMR and EPB by KMI. Following discussion, the KMI board authorized KMI senior management to continue to explore the possible strategic benefits of the potential Transactions and to initiate a dialogue with the independent board members of each of KMGP, KMR and EPGP with respect to the potential Transactions. After the conclusion of the meeting of the KMI board, Mr. Kinder reached out to the lead independent board members of KMGP, KMR and EPGP to schedule a meeting with the independent board members of KMGP and KMR and a separate meeting with the independent board members of EPGP on July 17 to discuss the potential Transactions.

        On July 16, 2014, the boards of EPGP, KMGP, KMR and KMI met in person in Houston, Texas for their regularly scheduled board meetings. At the separate meeting of the KMI board, senior management of KMI discussed with all members of the KMI board the potential acquisition by KMI of KMP, KMR and EPB. During this discussion, Barclays Capital and Citi each separately reviewed with the KMI board certain preliminary analyses relating to the potential Transactions. Barclays Capital provided an overview of the potential Transactions, including the benefits of structural consolidation of the companies (which include enhanced growth prospects, a lower overall cost of capital, greater dividend coverage and credit enhancement due to the simplification of the corporate structure), an analysis of the pro forma consequences of the potential combination (including with respect to the impact on KMI common stock), a sensitivity analysis of the dividend coverage based on various premiums paid to KMP, KMR and EPB, a preliminary "has-gets" analysis which looked at the status quo for each of KMP/KMR and EPB compared with the combined company on a pro forma basis, as well as a comparable companies analysis for KMI. Citi reviewed with the KMI board, among other things, the relative trading performance of KMI, KMP and EPB and relative financial performance of KMI and selected peers, certain market perspectives regarding KMI common stock, potential total investment returns for KMI pro forma for the Transactions and certain potential pro forma financial effects of the transactions on KMI, KMP, KMR and EPB assuming, illustratively, either a 10% or 15% premium paid to each of KMP, KMR and EPB in the transactions. The KMI board also discussed the affiliated nature of the transactions and agreed that members of KMI senior management, including Messrs. Kinder and Kean, as well as Kimberly Dang, Dax Sanders and David DeVeau, would represent KMI in any negotiations and that Messrs. Kinder and Kean would recuse themselves from any deliberations regarding the potential transactions at the boards of KMGP, KMR and EPGP. In addition, Mr. Martin, a director of EPGP, would not participate in any negotiations and would recuse himself from any deliberations regarding the potential transactions at the EPGP board. Members of KMI senior management also discussed with the KMI board their expectation that any potential transactions should be reviewed and approved by the EPGP conflicts committee and the KMGP conflicts committee in accordance with the procedures set forth in the partnership agreements of KMP and EPB and by the independent directors of KMR.

        On July 17, 2014, Mr. Kinder and other members of senior management of KMI along with representatives of Barclays Capital met separately with Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, the independent members of the KMGP board and the KMR board, and Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, the independent members of the EPGP board. At each of these meetings, Mr. Kinder and other members of senior management of KMI presented to the independent members of the KMGP board and the KMR board and the independent members of the EPGP board, respectively, an overview of the potential Transactions involving each of KMI, KMP, KMR and EPB. In addition, at each of the meetings, Barclays Capital provided an overview of the challenges of the current structure of the Kinder Morgan family of companies, including the higher cost of capital of KMP and EPB at times limiting the ability of KMP and EPB to be competitive in making large accretive acquisitions and developing large projects needed for a meaningful impact on cash flows per unit, the lower distribution coverage relative to peers, concern around EPB's potential growth, the contribution of KMP's CO2 business relative to KMP's combined businesses and the potential impact to distributions at KMP due to commodity exposure at KMP's CO2 business. Representatives of Barclays Capital also reviewed the potential strategic alternatives that had been considered by the KMI board, including an acquisition of EPB by KMP followed by an acquisition of KMI by KMP, an acquisition of EPB by KMP, an acquisition of EPB by KMI followed by a drop-down of EPB into KMP, a reset of the incentive distribution rights at KMP and alternatives with respect to certain of KMI's business units, and the reasons why the KMI board determined that the proposed Transactions were the best alternative to create value for all equityholders.

        At the meeting with the independent members of the KMGP board and KMR board, Barclays Capital summarized the potential benefits of the proposed Transactions to each of KMP and KMR. At the meeting with the independent members of the EPGP board, Barclays Capital summarized the potential benefits of the proposed Transactions to EPB. At each of the meetings, members of KMI management then informed the independent directors that KMI was interested in exploring an acquisition of KMP and KMR for a 10% premium to the July 16, 2014 closing price of KMP common units (which represented an offer of $10.77 in cash and an exchange ratio of 2.1624 for each KMP common unit and a corresponding exchange ratio of 2.4543 for each KMR share) and an acquisition of EPB for a 10% premium to the July 16, 2014 closing price of EPB common units (which represented an offer of $4.65 in cash and an exchange ratio of 0.9337 for each EPB common unit), and that each transaction would be cross-conditioned upon the others. The proposed merger consideration in the case of KMP and EPB would be a mix of cash and KMI common stock (approximately 88% stock and 12% cash) in a taxable transaction and in the case of KMR would be 100% KMI common stock in a non-taxable transaction. KMI management believed that exploring an acquisition at a 10% premium to the

July 16th closing price of KMP common units was appropriate based upon the historical trading price of KMP common units. KMI management used the premium being considered to KMP common unitholders as the basis for determining the potential consideration to the KMR shareholders and the premium to be explored with the EPB common unitholders.

        At each of the meetings, Mr. Kinder and the independent directors discussed that, if the independent directors were to proceed with exploring the proposed transaction, (i) any such transaction would be reviewed and subject to approval by the EPGP conflicts committee and the KMGP conflicts committee, in accordance with the procedures set forth in the respective partnership agreements of EPB and KMP, and by the independent members of the KMR board, (ii) the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board (who are the same individuals who comprise the KMGP conflicts committee) would retain independent legal and financial advisors of their choosing to evaluate the proposed transactions, (iii) Messrs. Kinder and Kean would recuse themselves from any deliberations at the KMGP board, KMR board and, together with Mr. Martin, from any deliberations at the EPGP board, in each case due to their affiliation with KMI, and (iv) members of senior management of KMI would represent KMI in any negotiations, but would provide access to information that the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board and their respective advisors would need to evaluate the proposed transactions and be available to answer diligence requests and questions they might have in connection with the proposed transactions. Mr. Kinder also discussed with the independent members of the KMGP board, the KMR board and the EPGP board that given the large stock component of the Transactions and the desire to ensure continuity as the entities were combined, KMI would be willing to increase the size of its board of directors, subject to KMI's nominations process, so that all of the independent members of the KMGP board, the KMR board and the EPGP board would be able to continue to participate in the governance of the combined company if they deemed it desirable to the unaffiliated equityholders of KMP, KMR and EPB (as applicable).

        At the conclusion of the respective meetings on July 17, after discussion, each of the KMGP board, the EPGP board and the KMR board delegated authority to evaluate the proposed Transactions to the KMGP conflicts committee, in the case of KMP, Messrs. Kuehn, Reichstetter and Smith, in the case of EPB and the KMR special committee, in the case of KMR. In the case of EPGP, the formal resolutions forming and delegating authority to the EPGP conflicts committee (consistent with the motions approved by the EPGP board on July 17, 2014) were adopted on July 22, 2014 and provided the EPGP conflicts committee the authority to, among other things, (i) review and evaluate the terms of the proposed transactions on behalf of the unaffiliated EPB unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed EPB transaction, (iii) determine whether or not to approve and recommend for approval to the EPGP board the proposed EPB transaction, (iv) make any recommendation to the unaffiliated EPB unitholders regarding what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the proposed EPB transaction and (v) retain independent professional advisors. The formal resolutions forming and delegating authority to the EPGP conflicts committee did not provide the EPGP conflicts committee the authority to review and evaluate, negotiate, approve or make any recommendation to the unaffiliated EPB unitholders regarding any potential alternative transactions to the EPB merger. Therefore, the EPGP conflicts committee considered the proposed transaction against remaining a publicly traded MLP whose general partner interest is owned by KMI, but did not consider other strategic alternatives. In the case of KMGP and KMR, the formal resolutions forming and delegating authority to the KMGP conflicts committee and the KMR special committee (in each case consistent with the motions approved by the KMGP board and the KMR board on July 17, 2014) were adopted on August 9, 2014 and provided each of the KMGP conflicts committee and the KMR special committee the authority to, among other things, with respect to KMP and KMR, respectively, (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed KMP/KMR transactions, (ii) make such investigations of potential alternatives to the proposed KMP/KMR transactions only among KMI, KMR, KMP, KMGP, EPB or their affiliates, including maintaining the status quo, as the applicable committee deemed necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed KMP/KMR transactions, (iv) determine whether to give or withhold the committee's approval of the proposed KMP/KMR transactions, (v) determine whether to make a recommendation to the respective boards whether to approve the proposed KMP/KMR transactions and (vi) retain independent professional advisors. We sometimes refer collectively to the KMGP conflicts committee and the KMR special committee as the "KMGP/KMR committee" for ease of reference.

        Later on July 17, 2014, on behalf of the EPGP conflicts committee, Mr. Smith contacted Vinson & Elkins L.L.P., which we refer to as "Vinson & Elkins," to discuss engaging Vinson & Elkins, given its extensive experience in public company merger transactions and master limited partnership, or "MLP," transactions, to represent the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. At the request of the EPGP conflicts committee, Mr. Reichstetter contacted Tudor, Pickering, Holt & Co. Securities, Inc., which we refer to as "TPH," to discuss engaging TPH, given its extensive experience in public company merger transactions and MLP transactions, as financial advisor to the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. The EPGP conflicts committee entered into engagement letters with each of Vinson & Elkins and TPH on July 25, 2014 and July 30, 2014, respectively, in each case after reviewing and discussing each firm's historical relationships with KMI and its affiliates, and negotiating acceptable engagement letters.

        In addition, on July 17, 2014, Mr. Hultquist, on behalf of the KMGP/KMR committee, contacted Jefferies to discuss engaging Jefferies with respect to the proposed Transactions, and requested that Jefferies prepare a presentation of Jefferies' qualifications to be given at an in-person meeting with each of the members of the KMGP/KMR committee present. Mr. Hultquist later contacted Baker Botts L.L.P., which we refer to as "Baker Botts," to discuss engaging Baker Botts, given its knowledge and experience with respect to public merger and acquisition transactions, MLPs and KMP and KMR particularly in having acted as legal advisors to committees of the KMGP and KMR boards in prior drop-down transactions, as well as Baker Botts' substantial experience advising MLPs and other companies with respect to transactions similar to the proposed Transactions. An engagement letter detailing the terms of Baker Botts' engagement was entered on August 7, 2014.

        Also on July 17, 2014, KMI management provided representatives of TPH with projections regarding KMP, KMR and EPB on a standalone basis and the pro forma combined company, as well as an analysis of the proposed transactions prepared by Barclays Capital.

        On July 18, 2014, Mr. Sanders and representatives of TPH and Vinson & Elkins participated in a conference call to discuss the proposed economic and tax structure of the proposed EPB merger.

        On July 19, 2014, the EPGP conflicts committee also engaged Richards, Layton & Finger, P.A., which we refer to as "Richards Layton," as Delaware counsel.

        On July 20, 2014, KMI entered into a confidentiality agreement with EPB and on July 21, 2014, KMI entered into a confidentiality agreement with KMP and KMR. Each of the confidentiality agreements contained customary provisions for the confidentiality of discussions and the exchange of information. Neither of the confidentiality agreements contained standstill provisions.

        On July 21, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Prior to Jefferies joining the meeting, the KMGP/KMR committee and Baker Botts discussed the terms of the proposed Transactions and the potential benefits of the proposed Transactions, including the lower cost of capital on a pro forma basis as compared to KMP on a standalone basis, the increased ability to pursue acquisitions and higher distribution growth of the combined entity, as well as better distribution coverage for the combined entity. The KMGP/KMR committee and Baker Botts also discussed potential negative impacts of the proposed Transactions, including the tax effects on KMP unitholders. The KMGP/KMR committee and Baker Botts discussed the respective duties of the KMGP/KMR committee with respect to the proposed Transactions and the equity ownership of each of the members of the KMGP/KMR committee in KMI, KMP and KMR. Following such discussion, representatives of Jefferies joined the meeting and discussed Jefferies' experience and qualifications, including with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP and KMR particularly, as well as its substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transactions. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years and had no historical M&A or capital markets revenue from or credit exposure to any of them. After Jefferies left the meeting, the KMGP/KMR committee and Baker Botts discussed the qualifications, experience and reputation of Jefferies and another potential financial advisor that had advised the KMGP/KMR committee in prior drop-down transactions, and the KMGP/KMR committee then determined to retain Jefferies as its financial advisor, subject to negotiation of a formal engagement letter with Jefferies. During the course of the negotiation of the Jefferies engagement letter, Jefferies informed the KMGP/KMR committee that a member of the Jefferies team held less than 500 shares of KMI common stock in an investment account managed by a third party. Later in the day on July 21, the KMGP/KMR committee also engaged Morris, Nichols, Arsht & Tunnell LLP as Delaware counsel, which we refer to as "Morris Nichols." An engagement letter detailing the terms of Morris Nichols' engagement was entered into on August 4, 2014.

        Also on July 21, 2014, members of senior management of KMI, including Messrs. Kean, DeVeau and Sanders and Ms. Dang as well as representatives of Barclays Capital, met with representatives of TPH and Vinson & Elkins to make a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB, during which the parties discussed key assumptions underlying management's projections for the standalone companies. Following the diligence session, representatives from Vinson & Elkins met with Messrs. Kuehn, Reichstetter and Smith to review the substance of the diligence session and discuss other procedural matters, including the scope of the authority to be delegated to the EPGP conflicts committee.

        In addition, later that evening on July 21, 2014, after discussions with members of KMI senior management and representatives of Bracewell & Giuliani LLP (counsel to KMI), representatives of Weil, Gotshal & Manges LLP, counsel to KMI and which we refer to as "Weil," sent a draft merger agreement to each of Vinson & Elkins and Baker Botts. The draft merger agreements provided for a mix of cash and stock consideration in the case of EPB and KMP (with no ability to elect between cash and stock consideration) and 100% stock consideration in the case of KMR. In addition, the draft merger agreements provided that for KMI each transaction would be cross-conditioned upon the others and provided for a termination fee of 3.5% of the equity value of KMP, KMR or EPB payable by such entity under specified circumstances and a termination fee of 1.5% of the equity value payable by KMI under specified circumstances. The termination fees would be payable by KMP, KMR and EPB in the event of termination following a change in recommendation or in certain cases where an alternative transaction was consummated within 12 months of termination. The termination fee payable by KMI would be payable only in the event of termination following a change in recommendation by the KMI board. The draft merger agreements included customary "no shop" provisions applicable to KMP, KMR and EPB, but did not include a "no shop" provision applicable to KMI.

        On July 22, 2014, members of senior management of KMI as well as representatives of Barclays Capital had a conference call with representatives of Jefferies and Baker Botts to discuss the structure of the proposed transactions and their economic terms.

        Also on July 22, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton, to discuss matters related to the proposed EPB merger, including the scope of authority delegated to the EPGP conflicts committee, the terms of the draft EPB merger agreement, the status of the financial diligence and analysis being conducted by TPH, certain economic and tax aspects of the proposed EPB merger and various process matters. Among other items, the

EPGP conflicts committee reviewed and discussed information regarding prior relationships between TPH and Vinson & Elkins, as the case may be, and KMI and its affiliates, as well as information regarding personal ownership interests of the TPH representatives advising on the EPB merger in KMI and its affiliates, and determined that the prior relationships and personal ownership interests did not result in a conflict of interest that would result in the inability of either Vinson & Elkins or TPH to serve effectively as independent advisors to the EPGP conflicts committee. The EPGP conflicts committee members also disclosed to each other their respective personal ownership of equity interests in KMI and its affiliates.

        On July 23, 2014, members of senior management of KMI together with representatives of Barclays Capital had separate discussions with representatives of Jefferies and TPH regarding financial due diligence matters.

        On July 24, 2014, members of senior management of KMI as well as representatives of Barclays Capital and Citi, including Messrs. Kean, DeVeau and Sanders and Ms. Dang, met with Mr. Hultquist and representatives of Jefferies and Baker Botts to give a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB.

        Also on July 24, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. The EPGP conflicts committee and its advisors discussed the financial aspects of the proposed EPB merger and certain aspects of TPH's preliminary views with respect to the proposed EPB merger, which TPH indicated it would be able to present in more detail at the next meeting of the EPGP conflicts committee, scheduled for July 30, 2014. The EPGP conflicts committee members, together with their advisors, discussed, among other things, the EPGP conflicts committee members' view that the benefits of the proposed EPB merger would largely depend on assumptions regarding the growth rate, credit rating and trading yield of the combined company, and also discussed certain challenges and considerations in evaluating the proposed EPB merger, including (i) uncertainty as to how the market would view KMI, on a pro forma basis for the Transactions, given the lack of clearly comparable companies and the broad range of companies that shared some, but not all, of the key characteristics of the combined company from an investment perspective, such as growth rate, dividend profile and asset class, (ii) the taxable nature of the EPB merger to EPB unitholders, combined with the fact that a substantial majority of the merger consideration was anticipated to be paid in KMI common stock, resulting in the EPB merger being comparable to both a cash merger (in which valuation analysis focuses on the value of the consideration being received at a point in time) and a stock merger (in which valuation analysis also focuses on the value of the consideration being received over time), (iii) the fact that the tax consequences of the EPB merger would vary among the EPB unitholders, depending, among other things, on their individual tax characteristics and how long they had owned EPB common units, (iv) challenges facing EPB as a standalone company, specifically its limited expected growth prospects and recontracting risk associated with contract expirations on certain of its pipelines, (v) the fact that, because KMI had indicated it did not wish to consider a sale of its interest in EPB to a third party, EPB had limited strategic alternatives to operating as a standalone company and (vi) the difficulty in projecting the appropriate cost of capital for KMI on a pro forma basis for the Transactions, which would be affected by its credit rating, its trading yield, the methods by which it determined to finance growth and, potentially, external factors such as changes in interest rates. After further discussion, the EPGP conflicts committee members requested that TPH focus on these and other issues as it proceeded with its financial analysis of the EPB merger.

        Also at the July 24 meeting, representatives from Richards Layton reviewed with the members of the EPGP conflicts committee their duties under the EPB partnership agreement. The EPGP conflicts committee also reviewed and discussed information regarding current and prior relationships between Richards Layton and KMI and its affiliates, and determined that such relationships did not result in a conflict of interest that would result in Richards Layton not being able to serve effectively as independent advisors to the EPGP conflicts committee.

        The EPGP conflicts committee members also discussed the terms of the EPB merger agreement that Weil had distributed to Vinson & Elkins and the key issues reflected in or raised by the draft, including (i) KMI's ownership of approximately 40% of the EPB common units, and the implications with respect thereto on the appropriateness of a "force the vote" provision, as reflected in the initial draft, or a simple majority approval requirement for the EPB merger, (ii) the embedded optionality at KMI and KMP because their equityholders would also be entitled to vote on the Transactions, (iii) the need for the EPGP conflicts committee to have the ability to change its recommendation, which had been restricted to situations in which there was a "superior proposal" in the initial draft EPB merger agreement, including in the event that the EPGP board approved changes to the proposed EPB merger without the EPGP conflicts committee's consent, (iv) the appropriate remedies in the event the EPGP conflicts committee were to change its recommendation or the EPGP board were to determine to pursue an alternative transaction, compared to the termination fees of 3.5% and 1.5% of equity value, respectively, proposed by KMI, (v) the need for the Transactions to close concurrently and be cross-conditioned on each other, which was inconsistent with KMI's initial proposal that completion of the other mergers only be a condition to KMI's (and not EPB's) obligations to complete the proposed EPB merger and (vi) the need to restrict the ability of the EPGP board or KMI to change the composition of the EPGP conflicts committee or otherwise take actions without the EPGP conflicts committee's consent, which had not been addressed in the initial draft EPB merger agreement.

        After discussion among the EPGP conflicts committee members and its advisors, including as to the benefits and detriments of negotiating any issues in the EPB merger agreement prior to reaching agreement with KMI on the economic terms of the proposed EPB merger, the EPGP conflicts committee instructed its legal advisors to prepare a revised merger agreement providing, among other things, that (i) the completion of the KMP merger and KMR merger would be a mutual closing condition, (ii) the "force the vote" construct would be acceptable, but there would be a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger, (iii) the EPGP conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed EPB merger with no termination fee or other costs payable by EPB, (iv) the full EPGP board, in addition to the EPGP conflicts committee, would make a recommendation to the EPB unitholders regarding the proposed EPB merger, (v) there would be restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement and (vi) the EPGP board would be required to provide the EPGP conflicts committee with advance notice of any potential amendment, waiver or decision under the EPB merger agreement and give the EPGP conflicts committee an opportunity to make a recommendation to the EPGP board with respect thereto. The EPGP conflicts committee authorized Vinson & Elkins to revise the EPB merger agreement accordingly and circulate a draft to KMI and its advisors, but (i) to reserve comment in the draft with respect to matters subject to ongoing legal and financial diligence and (ii) to indicate to KMI and its advisors that the EPGP conflicts committee had not yet determined whether a transaction was acceptable on any economic terms, and that the economic terms of any negotiated transaction may result in changes to the EPGP conflicts committee's positions with respect to the EPB merger agreement.

        On the night of July 24, 2014, representatives of Vinson & Elkins sent a revised draft merger agreement to Weil in accordance with the EPGP conflicts committee's instructions.

        On July 25, 2014, Mr. Sanders had a discussion with representatives of Jefferies regarding the other alternatives that were considered by the KMI board (as described in more detail above).

        Also on July 25, 2014, members of senior management of KMI had a discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On July 25, 2014, the KMGP/KMR committee met with representatives of Baker Botts to discuss the terms of the draft merger agreements previously distributed by Weil. Baker Botts noted that it had engaged in discussions with counsel for KMI with regard to potential alternative tax-free structures.

        On July 28, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Morris Nichols to discuss proposed revisions to the KMP merger agreement made by Baker Botts and, after review with the members of the KMGP conflicts committee, Baker Botts sent a revised draft of the KMP merger agreement to Weil, which, among other things, included more expansive representations and warranties and interim operating covenants applicable to KMI, a requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, a "no shop" covenant applicable to KMI in addition to KMP, a requirement that certain directors of KMI sign a support agreement, a limit on KMI's ability to revoke or diminish the authority of the KMGP/KMR committee and a provision that the termination fees payable by either KMP or KMI should be the same amount and payable only in the event of entering into an alternative transaction within 12 months of terminating the merger agreement under certain circumstances.

        On July 28, 2014, Weil distributed to Vinson & Elkins a revised draft of the EPB merger agreement.

        On July 29, 2014, representatives of Weil and Baker Botts had a conference call to discuss the changes proposed in the revised draft of the KMP merger agreement sent by Baker Botts on July 28, in which Weil relayed KMI's position that KMI would not agree to the proposed changes to the interim operating covenant limiting KMI's operations prior to closing other than with respect to operating in the ordinary course, the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority or the KMGP/KMR committee's revised termination fee structure. Weil noted that KMI would be willing to accept certain of the proposed changes to the representations and warranties and agree to a "no shop" covenant applicable to KMI and that Mr. Kinder would be willing to enter into a support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting if such obligation would fall away in the event of an adverse KMI board recommendation.

        Later in the evening of July 29, Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing substantially similar changes as proposed in the revised draft of the KMP merger agreement sent by Baker Botts to Weil on July 28.

        On July 30, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts reviewed with the KMGP/KMR committee the matters discussed with Weil during the July 29 discussion. Baker Botts and Morris Nichols then discussed the duties of the KMGP/KMR committee under the KMP partnership agreement and the KMR limited liability company agreement. Baker Botts and Morris Nichols also discussed the issues presented by Messrs. Gardner, Hultquist and Waughtal serving on each of the KMGP conflicts committee and the KMR special committee and having the same advisors for each committee. Baker Botts noted that, as the KMGP conflicts committee, Messrs. Gardner, Hultquist and Waughtal would make a determination with respect to the Transactions as to the interests of the KMP unitholders, and, as the KMR special committee, Messrs. Gardner, Hultquist and Waughtal would separately make a determination with respect to the Transactions as to the interests of the KMR shareholders. The KMGP/KMR committee discussed the interests of the KMP unitholders and the KMR shareholders, and, in this regard, noted that the KMI proposal included the same effective exchange ratio for KMP and KMR and discussed the common interests of KMP unitholders and KMR shareholders, including that (i) KMP common units and KMR shares had a long history of trading in parallel, recently within a tight trading range, and (ii) the economic interests and pro rata ownership of the underlying assets, liabilities and net worth of KMP were the same because KMR's only material assets are KMP i-units. The KMGP/KMR committee also discussed the different interests of the KMP unitholders and KMR shareholders, including (i) the historical and current trading discount of KMR shares to KMP common units and the resulting merger premium difference as a result of the KMI proposal having the same effective exchange ratio for KMP and KMR, (ii) that the KMP merger would be a taxable transaction for KMP unitholders who had historically received partially or wholly non-taxable cash distributions, depending upon the individual situation of the unitholder, and the KMR merger would not be a taxable transaction for KMR shareholders, (iii) the entity-level tax treatment of KMP and KMR on a historical basis and of KMI going forward, (iv) the different cash/stock consideration mix for KMP unitholders and KMR shareholders and (v) the differences in the economic and legal attributes of KMP common units and KMR shares, including with respect to distributions. The KMGP/KMR committee discussed potential alternative approval structures including the appointment of additional directors to serve on either committee. In addition to the above, the KMGP/KMR committee discussed issues presented by alternative approval structures and hiring separate advisors for each committee, including (i) that the appointment of new directors, who would have less, if any, familiarity with the business of KMP or KMR and the issues giving rise to the proposed Transactions, would not better serve the interests of either entity or their respective equity holders, and (ii) the potential that a delay caused by identifying and appointing additional directors and hiring additional advisors could increase the risk of subsequent disparate trading prices of the four equity securities involved, which in each case could materially jeopardize the approval process and be a material detriment to the receipt by the unaffiliated KMP unitholders and KMR shareholders of the substantial benefits of the proposed Transactions.

        Following such discussion, Jefferies provided a presentation to the KMGP/KMR committee, which included a discussion of the benefits of the proposed Transactions, including, among others, (i) the simplification of the Kinder Morgan organizational structure, (ii) the lower cost of capital of the combined entity and the resulting ability to fund acquisitions and capital expenditures necessary to grow dividends of the combined entity and (iii) the higher projected dividend growth and stronger coverage ratio of the combined entity as compared to KMP on a stand-alone basis. Jefferies discussed various other matters with the KMGP/KMR committee, including (i) the potential tax implications of the proposed Transactions, (ii) the different premiums reflected in the proposed merger consideration for the various transaction parties as a result of recent trading prices, (iii) risks associated with sustaining the projected dividend growth of the combined entity and (iv) the near-term dilution for KMP unitholders and KMR shareholders. The KMGP/KMR committee discussed with Baker Botts and Jefferies the tax treatment of the KMP merger and potential alternative structures. Following such discussion, the KMGP/KMR committee directed Baker Botts and Jefferies to further review the tax implications of the proposed Transactions and consider potential alternative tax structures. Jefferies then discussed the financial projections and the pro forma trading analysis provided by KMI and reviewed the discussions Jefferies had engaged in with KMI management regarding such projections and analyses and the operations and assets and the planned capital program of the various entities. Jefferies then provided a presentation of its financial analyses performed to date, including (i) an implied premium analysis, (ii) a historical trading volume and price analysis, (iii) a review of analyst projections, (iv) an analysis of the historical trading discount of KMR shares relative to KMP common units, (v) a comparable company yield analysis, (vi) a discounted cash flow analysis, (vii) a historical exchange ratio analysis, (viii) a premiums paid analysis and (ix) an analysis of weighted average cost of capital. The KMGP/KMR committee also discussed with its advisors the relative ownership of KMP and KMR equity holders in the pro forma entity.

        The KMGP/KMR committee then engaged in a discussion with its advisors regarding making a counterproposal to KMI requesting additional merger consideration payable to KMP unitholders and KMR shareholders. Following such discussion, the KMGP/KMR committee directed Mr. Hultquist and Mr. Peter Bowden of Jefferies to meet with representatives of KMI to propose that (i) KMI increase the KMP and KMR merger consideration to $11.77 in cash (which represented a $1.00 increase to the cash consideration offered by KMI on July 17) and an exchange ratio of 2.162 for each KMP common unit (with an equivalent all-stock offer of 2.4813 shares of KMI common stock for each KMR share), (ii) the 2.162 exchange ratio be fixed as of that date and not adjusted on the basis of fluctuations in the trading values of any of the relevant entities during the period preceding the execution of definitive agreements with respect to the proposed Transactions, (iii) KMP unitholders be given a choice to elect between all stock consideration, all cash consideration and a mix of cash and stock consideration and (iv) the KMGP/KMR committee would be willing to accept such revised merger consideration subject to any changes to the EPB merger consideration. The KMGP/KMR committee's decision to propose an increase in the cash consideration payable in the KMP merger and to propose that each KMP unitholder could elect to receive all cash or all KMI stock or a combination of cash and stock as determined by the unitholder, was specifically to provide KMP unitholders the option of electing additional cash consideration to satisfy tax obligations resulting from the KMP merger, as well as to improve the overall consideration payable in the Transactions for both KMP unitholders and KMR shareholders. In determining to propose such increases and determining the amount of increases to be proposed, the KMGP/KMR committee considered the anticipated tax treatment and estimated tax obligations of KMP unitholders, the additional benefit to both KMP unitholders and KMR shareholders of the increased consideration, the elimination of incentive distributions, the impact on the balance sheet of the combined company of an increase in the cash consideration payable in the Transactions and that the initial KMI proposal was attractive in light of the various issues facing KMP, including with respect to the burden on its cost of capital due to incentive distributions, and was within a reasonable range of valuation as portrayed by the information and analyses provided by Jefferies. Following such discussion, representatives of Jefferies left the room and the KMGP/KMR committee discussed with Baker Botts and Morris Nichols issues relating to the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures.

        Following the KMGP/KMR committee meeting on July 30, Messrs. Hultquist and Bowden met with Mr. Dax Sanders, Vice President of Corporate Development for KMI, and proposed the changes discussed at the KMGP/KMR committee meeting earlier that day.

        Also on July 30, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. At the meeting, representatives of TPH reviewed with the EPGP conflicts committee members the preliminary financial analysis together with supplementary materials that had been completed by TPH with respect to the proposed EPB merger, and circulated to the EPGP conflicts committee members prior to the meeting, which included (i) a comparable companies multiples analysis with respect to both EPB on a standalone basis and KMI on a pro forma basis for the Transactions, (ii) a comparable transaction analysis, (iii) a discounted cash flow analysis, (iv) a present value of future share price analysis, (v) a relative contribution analysis, (vi) a premiums paid analysis and (vii) an analysis of the pro forma financial impacts of the EPB merger and the Transactions. The EPGP conflicts committee members discussed the assumptions underlying the analyses and the basis therefor with their advisors, including (i) the companies selected as comparable to EPB and pro forma KMI, and the reasons for their selection, as well as the EPGP conflicts committee's view that each of the companies selected was distinguishable from the pro forma combined company in ways that could be material to the analysis, (ii) the transactions selected as comparable to the EPB merger, and the fact that the unique aspects of the proposed transactions resulted in a set of comparable transactions that were each distinguishable at least to some extent from the proposed EPB merger and (iii) the assumptions utilized by TPH in determining EPB's and the combined company's costs of capital.

        TPH also reviewed with the EPGP conflicts committee members, at their request, their discussions with KMI management regarding the standalone financial projections for EPB, KMP and KMI and the pro forma financial projections for KMI. Among other things, TPH indicated that KMI management had confirmed the same financial projections had been shared with each of KMP and KMR, and that such projections were substantially the same as those provided to the rating agencies by KMI as it conducted diligence on the likely credit ratings that would be assigned to the pro forma combined company. The EPGP conflicts committee members discussed at length the importance of the pro forma financial projections in evaluating the benefits of the proposed EPB merger, and the necessity of fully understanding the assumptions underlying such projections.

        Also during this meeting, representatives from Vinson & Elkins updated the EPGP conflicts committee regarding its negotiations with Weil regarding the EPB merger agreement and the outstanding key issues in the revised draft that Weil had distributed to Vinson & Elkins, which included, among other things, (i) the completion of the KMP merger and KMR merger as a mutual closing condition (to which KMI had agreed), (ii) a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger (which KMI had rejected and indicated that it was not willing to proceed with a transaction that included such a requirement) and a voting agreement by Mr. Kinder with respect to the KMI stockholder approvals (to which KMI and Mr. Kinder had agreed), (iii) the EPGP conflicts committee's right to change its recommendation with respect to the proposed EPB merger to the extent necessary to meet its obligations under the EPB partnership agreement or applicable law (to which KMI had agreed), with no termination fee or other costs payable by EPB (which KMI had rejected), including in the event the EPB merger agreement were amended or waived (which KMI had rejected) and (iv) restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement (which KMI had rejected). After discussion, the EPGP conflicts committee determined that each of the issues discussed that had been rejected by KMI was important to EPB and that the EPGP conflicts committee was not prepared to concede to any of such issues. The EPGP conflicts committee instructed its advisors to prepare a revised draft of the EPB merger agreement and to negotiate its terms consistent with those instructions.

        In the afternoon of July 30, 2014, representatives of Vinson & Elkins and members of senior management of KMI also had a due diligence call regarding certain regulatory and litigation matters, including derivative claims that had been filed on behalf of EPB.

        Later that day, representatives of Weil sent a revised draft of the KMP merger agreement to Baker Botts, which implemented the changes discussed between representatives of Weil and Baker Botts on July 29. In addition, the revised draft provided for a termination fee equal to 3.5% of the equity value of KMP payable by KMP to KMI and an unspecified termination fee payable by KMI to KMP in certain circumstances through a waiver of a portion of KMGP's incentive distributions in light of certain tax requirements that a certain percentage of KMP's gross income be treated as "qualifying income" for tax purposes.

        On July 31, 2014, the KMGP/KMR committee met with representatives of Baker Botts. The KMGP/KMR committee and Baker Botts discussed potential additional analyses to be performed by Jefferies, including with respect to projected trading prices of KMI common stock following the proposed Transactions and the relative credit profiles of KMP as a standalone company and KMI following the proposed Transactions. Baker Botts reviewed the revisions to the KMP merger agreement sent by Weil to Baker Botts on July 30. Following a discussion of such revisions, the KMGP/KMR committee directed Baker Botts to continue to negotiate with Weil with respect to (i) KMI's interim operating covenants, (ii) the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreements, (iii) the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority and (iv) the KMGP/KMR committee's prior proposal with respect to termination fees. The KMGP/KMR committee agreed to accept Mr. Kinder's proposal that the support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting would fall away in the event of an adverse KMI board recommendation.

        On July 31, 2014, Mr. Sanders communicated a revised proposal to Mr. Hultquist and representatives of Jefferies of $10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share, which represented KMI accepting the proposed increase to the overall amount of consideration as proposed by Mr. Hultquist on July 30th with the increase in total consideration coming in the form of additional KMI common stock instead of additional cash as had been requested by Mr. Hultquist on July 30th. The increase in total consideration was provided in the form of additional KMI common stock rather than additional cash to limit the amount of indebtedness KMI would need to raise to finance the Transactions. Mr. Sanders noted that KMI was willing to provide KMP unitholders with a choice to elect the form of consideration, subject to proration, and that there could be no assurance at such time as to what the maximum exchange ratio would be for the EPB merger.

        Later that day, Mr. Sanders spoke with Ronald Kuehn, a member of the EPGP conflicts committee, regarding the proposed Transactions and the status of negotiations with the EPGP conflicts committee, the KMGP conflicts committee and the KMR special committee. Mr. Sanders advised Mr. Kuehn that he expected that the most recent proposed exchange ratio from KMP would be an exchange ratio that management would recommend to the KMI board for approval. Mr. Sanders also informed Mr. Kuehn that KMI was focused on proceeding as quickly as possible with negotiations on the economic terms of the proposed EPB merger. Mr. Kuehn informed Mr. Sanders that the EPGP conflicts committee viewed the consideration payable to KMP unitholders and KMR shareholders as linked to the EPB consideration, given the nature of the Transactions, and indicated that he expected that the terms proposed by KMI for the EPB merger would be modified to reflect any agreement on a change in the premium agreed to between KMP or KMR and KMI. Mr. Kuehn reported that Mr. Sanders would not confirm the implications, if any, of the KMI/KMP negotiations on the proposed economic terms for the EPB merger, but that he would respond to Mr. Kuehn after he had discussed the matter internally.

        Later on July 31, 2014, Vinson & Elkins distributed a revised draft EPB merger agreement to Weil, which draft reflected the position of the EPGP conflicts committee as of the July 30, 2014 committee meeting, as well as a request for certain additional documents and conference calls to support legal due diligence of the proposed EPB merger.

        During the morning of August 1, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. During the meeting, the members of the EPGP conflicts committee discussed Mr. Kuehn's conversation with Mr. Sanders the prior evening, as well as economic aspects of the proposed EPB merger and strategies with respect to the negotiation of the appropriate exchange ratio assuming the EPGP conflicts committee determined to proceed with the proposed EPB merger. The EPGP conflicts committee members also discussed outstanding diligence items and additional financial analysis that needed to be completed prior to negotiating an appropriate exchange ratio.

        On August 1, 2014, Messrs. Sanders and DeVeau discussed with Mr. Hultquist and representatives of Jefferies the timeline for the proposed Transactions and KMI's revised proposal to EPB based on the revised proposal made to KMP. Messrs. Sanders and DeVeau then spoke with Mr. Kuehn to provide him with additional details as to the status of KMI's negotiations with KMP and KMR, including that KMP had proposed an increase in the value of the merger consideration payable to KMP unitholders that would result in an implied premium of 12.5% to KMP unitholders based on the trading prices of KMP common units and KMI common stock on July 29, 2014. Messrs. Sanders and DeVeau also indicated to Mr. Kuehn that KMI would also modify the economic proposal to EPB to provide for an implied premium of 12.5% to EPB unitholders based on July 29, 2014 trading prices, such that EPB unitholders would receive $4.65 in cash and an exchange ratio of 0.9142 for each EPB common unit. Mr. Kuehn informed Messrs. Sanders and DeVeau that he would communicate the revised proposal to his fellow EPGP conflicts committee members and advisors.

        On August 1, 2014, representatives of Baker Botts sent a revised draft of the KMP merger agreement to Weil, which provided for, among other things, the requirement for approval of the KMP merger agreement by a majority of the KMP unitholders excluding KMI and its affiliates, additional representations and warranties of KMI, a limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority, interim operating covenants applicable to KMI's operations between signing and closing and removal of the termination fees entirely (or, in the alternative, payment of termination fees in reciprocal circumstances). In addition, on that same day, representatives of Vinson & Elkins sent a revised draft EPB merger agreement to Weil, which provided for, among other things, the requirement that the EPB merger agreement be approved by a majority of the EPB unitholders excluding EPGP and its affiliates and the removal of any termination fee payable by EPB to KMI.

        In a series of two meetings on the evening of August 1, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss the terms of the revised KMI proposal, including the fact that, due to a larger relative decline in the trading price of EPB common units as compared to KMP common units and KMR common shares during the period from July 16, 2014 (the reference date for the initial KMI proposal) and July 29, 2014 (the reference date for the revised KMI proposal), the revised KMI proposal resulted in a decrease in the pro forma ownership of the combined company by the public EPB unitholders from 6.05% to 5.94%, and a decrease in the exchange ratio for the stock component of the merger consideration from 0.9337 of a share of KMI common stock for each EPB common unit to 0.9142 of a share of KMI common stock for each EPB common unit. The EPGP conflicts committee members authorized TPH to contact Mr. Sanders and indicate that the EPGP conflicts committee believed that the revised KMI proposal did not result in a comparable increase in the proposed value of the merger consideration payable to EPB unitholders, when compared to KMP unitholders, and that a comparable increase would result in an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit and $4.65 in cash for each EPB common unit, with the public EPB unitholders holding 6.12% of the combined company. On the night of August 1, 2014, representatives from TPH communicated this response to Mr. Sanders.

        Also on August 1, 2014, members of senior management of KMI had a supplemental discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On August 3, 2014, representatives of Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing certain changes applicable solely to KMR, and noting that the changes made to the KMP agreement sent by Baker Botts to Weil on August 1 should be made to the KMR merger agreement.

        On the morning of August 4, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss TPH's financial analysis with respect to the revised proposal made by KMI on August 1, which contained similar substantive financial analysis to the preliminary analysis presented on July 30, 2014. TPH led the discussion of the financial analysis and responded to a number of questions regarding the analysis. Following further discussion, the EPGP conflicts committee members, based in part upon the analysis, determined that, subject to further diligence of the growth prospects and expected trading yield, credit rating and cost of capital of the combined company, the proposed EPB merger could likely be economically advantageous to holders of EPB common units as compared to the status quo of continuing to operate as a stand-alone entity controlled by KMI. The EPGP conflicts committee members determined, however, to defer making any counterproposal until after a diligence session with KMI management on the forecasts for the combined company scheduled for that afternoon.

        Later on August 4, 2014, representatives of Weil and Baker Botts had a conference call in which Weil informed Baker Botts that KMI was not willing to proceed with a transaction that included a requirement that the KMP merger be approved by a majority of the KMP unitholders excluding KMI and its affiliates. Later that day, representatives of Weil sent Baker Botts and Vinson & Elkins revised merger agreements, both of which included a cash/stock election mechanism and limited each board's ability to change its recommendation to instances in which there was a "superior proposal" or an "intervening event" and limited the circumstances in which a termination fee would be payable to those instances in which change in recommendation had occurred due to a superior proposal (as opposed to an intervening event).

        Also on August 4, 2014, representatives of Jefferies met with senior management of KMI to discuss the projected tax implications of the proposed transaction and Jefferies requested additional information with respect to (i) KMI's step-up in basis for KMP's and EPB's assets as a result of the proposed Transactions, (ii) the projected tax depreciation resulting from the transaction as proposed (a taxable transaction to KMP and EPB unitholders) and that would result from a transaction that was non-taxable to KMP and EPB unitholders and (iii) the projected tax implications to KMP unitholders.

        On the afternoon of August 4, 2014, the EPGP conflicts committee met with Messrs. Kean, DeVeau and Sanders and Ms. Dang from KMI, as well as representatives from TPH and Vinson & Elkins, to review with KMI management certain key assumptions underlying management's projections for the combined company, including (i) the backlog of growth projects and expected timing thereof, (ii) the credit ratings and costs of capital of the combined company, (iii) the trading yield of the combined company and (iv) the expected growth rate of dividends and EBITDA of the combined company. During and following the presentation, the EPGP conflicts committee members and their representatives asked questions of the KMI representatives regarding these assumptions. During the diligence session, Mr. Sanders also confirmed for the EPGP conflicts committee members that there had been no change in the economic terms proposed by KMI to either KMP or KMR since the revised proposal made to the EPGP conflicts committee on August 1.

        Following the conclusion of the diligence session, the EPGP conflicts committee met, together with representatives from TPH and Vinson & Elkins, to discuss the substance of the diligence session, as well as the appropriate counterproposal to KMI. The EPGP conflicts committee members discussed their view of the assumptions underlying KMI management projections based upon the diligence completed by the EPGP conflicts committee and its advisors, including the immediately preceding session with KMI management, and their general agreement that the proposed EPB merger would be economically beneficial to holders of EPB common units compared to the status quo of continuing to operate as a standalone entity controlled by KMI. Vinson & Elkins also reviewed with the EPGP conflicts committee members certain key issues in the revised merger agreement received from Weil earlier that day, including that (i) the draft imposed restrictions on the ability of the EPGP conflicts committee to change its recommendation of the proposed EPB merger in circumstances in which there was not a superior proposal or intervening event, (ii) the draft permitted KMI to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) against the proposed EPB merger in the event the KMI board were to change its recommendation of the proposals related to the proposed EPB merger, (iii) EPB would be obligated to pay to KMI a termination fee in the event that the EPGP conflicts committee or EPGP board were to change its recommendation in connection with a superior proposal, (iv) the EPB merger would not be subject to the approval of holders of a majority of the EPB common units held by unaffiliated EPB unitholders that actually vote on the proposed EPB merger, as had been proposed by EPB and (v) KMI would have the ability to amend the KMP merger agreement or KMR merger agreement even in ways that affected the value of the EPB merger consideration.

        After discussion, the EPGP conflicts committee authorized the representatives from TPH and Vinson & Elkins to contact Mr. Sanders and representatives of Weil to deliver a counterproposal, with the following key terms: (i) each public EPB unitholder would receive 0.958 of a share of KMI common stock and $4.65 cash for each EPB common unit owned, which would represent an implied 12.5% premium using trading prices as of July 16, and a 17% premium using trading prices as of August 1; and (ii) four key issues in the EPB merger agreement were favorably resolved, including that (A) the EPGP conflicts committee would have an unfettered ability to change its recommendation of the proposed EPB merger if it determined the proposed EPB merger was no longer in the best interests of EPB, for any reason, and such a change in recommendation by the EPGP conflicts committee would invalidate and rescind any prior "Special Approval" of the EPB merger agreement and the EPB merger, (B) KMI agree to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) in favor of the EPB merger in all circumstances, unless the EPGP conflicts committee or EPGP board changed its recommendation of the proposed EPB merger, (C) EPB would not be obligated to pay to KMI a termination fee for any reason, including a change in recommendation by the EPGP conflicts committee and (D) KMI would not be permitted to amend the KMP merger agreement or KMR merger agreement in ways that affected the value of the EPB merger consideration, without the consent of the EPGP board. If these issues were favorably resolved, the EPGP conflicts committee indicated it could accept the inclusion of the "force the vote" construct and the removal of the "majority of the unaffiliated votes cast" condition.

        On the evening of August 4, 2014, representatives from TPH contacted Mr. Sanders to communicate the terms of the counterproposal, which Mr. Sanders indicated would not be acceptable to KMI.

        On August 5, 2014, Mr. Sanders spoke with representatives of TPH and presented a revised proposal of $4.65 in cash and 0.9451 of a share of KMI common stock for each EPB common unit, as KMI's best and final offer and noted that the revised proposal would need to be discussed with the KMGP conflicts committee, the KMR special committee and their advisors. Mr. Sanders also expressed that KMI would attempt to resolve each of the four key issues in the EPB merger agreement identified by EPB the prior evening in a manner satisfactory to the parties, but that he had not yet presented this revised proposal with respect to EPB to the KMGP conflicts committee.

        Following the call from Mr. Sanders, the EPGP conflicts committee members met with representatives from TPH, Vinson & Elkins and Richards Layton to discuss the terms of the counterproposal. After discussion as to the benefits of the proposed EPB merger to the unaffiliated EPB unitholders as compared to EPB remaining as a standalone company, and the EPGP conflicts committee members' view that it was extremely unlikely that KMI would agree to offer a higher implied premium to holders of EPB common units than KMP common units, the EPGP conflicts committee concluded that the economic terms of the counterproposal were acceptable, subject to (i) confirmation of the economic and legal terms of the KMP merger and KMR merger and (ii) finalization of the transaction documents in a manner acceptable to the EPGP conflicts committee and consistent with the positions relayed to KMI the prior evening.

        After discussion with the EPGP conflicts committee, representatives of TPH called Mr. Sanders to confirm that KMI's revised proposal was acceptable to the EPGP conflicts committee assuming the proposal for KMP and KMR was finalized on the terms previously discussed ($10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share) and that the terms of the merger agreement were satisfactorily finalized. Mr. Sanders then spoke with representatives of Jefferies to update them on the status of discussions with the EPGP conflicts committee.

        Following the discussion between Mr. Sanders and Jefferies, the KMGP/KMR committee met with Baker Botts and Jefferies to discuss the revised EPB merger consideration. Jefferies discussed the relative ownership of KMP, KMR and EPB equity holders in the pro forma entity based on the revised EPB merger consideration, and the KMGP/KMR committee determined that Messrs. Hultquist and Bowden would present a counterproposal to Mr. Sanders for $10.77 in cash and an exchange ratio of 2.1973 for each KMP common unit and a corresponding exchange ratio of 2.4891 for each KMR share, which would result in a percentage ownership in the pro forma entity for KMP and KMR equity holders equal to the ownership that would have resulted prior to the increase in the EPB merger consideration.

        Following the KMGP/KMR committee meeting, Mr. Bowden presented the revised proposal to Mr. Sanders, which KMI rejected. Mr. Hultquist then spoke with Messrs. Kinder and Sanders and insisted on an increase in the stock portion of the merger consideration in the KMP merger and the exchange ratio in the KMR merger in order for the KMGP/KMR committee to approve the transaction. The KMGP/KMR committee met again with representatives of Baker Botts and Jefferies to discuss Mr. Bowden's and Mr. Hultquist's conversations with representatives of KMI and determined to present a revised proposal which effectively split the difference between the prior agreed KMP and KMR merger consideration and the proposal relayed to KMI earlier in the day. Following such meeting, Mr. Bowden spoke with Mr. Sanders and proposed an exchange ratio of 2.1931 for the stock portion of the KMP merger consideration (with a corresponding increase in the KMR exchange ratio to 2.4849).

        Mr. Sanders then contacted representatives from TPH to communicate that KMI had agreed to an increase in the consideration to be received by KMP unitholders and KMR shareholders compared to the proposal made by KMI on August 1, specifically that KMP unitholders would receive 2.1931 shares of KMI stock and $10.77 in cash for each KMP common unit and KMR shareholders would receive 2.4849 shares of KMI common stock for each KMR listed share.

        In response to the update from Mr. Sanders, the EPGP conflicts committee met that evening with representatives from TPH, Vinson & Elkins and Richards Layton. TPH reviewed with the EPGP conflicts committee the effect of the modification to the terms of the KMP merger and KMR merger on the value of the consideration to be received by EPB unitholders, specifically that the pro forma ownership of former public EPB unitholders in the combined company would decrease slightly, but still equal, in both cases, approximately 6.12%, and that there would be a dilutive impact of approximately $4 million spread across all public EPB unitholders. The EPGP conflicts committee determined the modifications were immaterial and acceptable, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding. Members of senior management of KMI then spoke separately with Mr. Hultquist and representatives of Jefferies and the parties each confirmed that it was willing to proceed with a proposal of $10.77 in cash and an exchange ratio of 2.1931 for each KMP common unit and a corresponding exchange ratio of 2.4849 for each KMR share, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding.

        On August 5, 2014, representatives of Baker Botts had a due diligence call with members of KMI senior management regarding certain legal matters.

        On August 6, 2014, representatives of Vinson & Elkins had a due diligence call with members of KMI senior management and representatives of Weil regarding certain legal matters.

        On August 7, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts provided a review of the then current terms of the KMP and KMR merger agreements, including certain improvements in the terms compared with the initial drafts distributed by Weil on July 21, and discussed the remaining open issues with respect to the merger agreements. Baker Botts also summarized its legal diligence review. Representatives of Baker Botts reviewed the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and the KMGP/KMR committee engaged in a discussion with respect thereto. The KMGP/KMR committee asked representatives of Baker Botts to discuss the tax aspects of the proposed Transactions, and representatives of Baker Botts reviewed the proposed tax treatment as well as possible alternative tax-free structures for the KMP merger and related matters. Jefferies then provided a presentation discussing the relative ownership of KMP, KMR and EPB in the combined entity based on the incremental changes in merger consideration, a relative contribution analysis, various other financial analyses and potential alternative transactions, including KMP acquiring KMI and EPB, KMP acquiring EPB, KMI providing incremental incentive distribution waivers in connection with KMP acquisitions, a permanent reset or elimination of incentive distributions, potential strategic alternatives regarding one of KMP's business units, and an equity investment in KMP by a third party. Jefferies also provided a comparable company yield analysis, a pro forma KMI yield analysis, an analysis of pro forma capital flexibility and a discounted cash flow analysis. At the prior request of the KMGP/KMR committee, Jefferies evaluated such strategic alternatives and performed various analyses using data supplied by KMI. Jefferies discussed the advantages involved with each alternative, including that (i) KMP's acquiring KMI and/or EPB would result in a simplified organizational structure and that an acquisition of KMI would remove the burden on KMP's cost of capital resulting from KMP's incentive distributions, (ii) a permanent reset or elimination of KMP's incentive distributions could be effected in a cash flow neutral manner in the short term and (iii) an equity investment in KMP by a third party might improve market confidence in KMP. In each case, however, Jefferies identified the significant difficulties involved and flaws associated with each alternative, including that (i) none of the alternatives would result in the significant tax savings from a stepped-up basis in the underlying assets and resulting increase in cash available for growth by acquisition and/or distributions to equity holders in the combined business that would be accomplished by the proposed Transactions, (ii) KMP's acquiring KMI and/or EPB would be highly dilutive to KMP unitholders, (iii) KMP's acquiring KMI would result in material tax inefficiencies, (iv) KMI's providing incremental incentive distribution waivers in connection with KMP acquisitions did not provide a long-term solution to KMP's cost of capital concerns, (v) the KMGP/KMR committee's belief that KMI would not be willing to effect a permanent reset or elimination of KMP's incentive distributions due to the significant long-term reduction in value to KMI's shareholders that would result, (vi) potential strategic alternatives involving KMP's CO2 business unit may not result in an acceptable valuation based on Jefferies' review of multiples for similar businesses, would not provide a long-term solution to KMP's cost of capital concerns, and could significantly impair KMP's cash available for distribution because investing the proceeds from the sale of such business unit into higher growth midstream acquisitions would likely require a much higher purchase multiple and a resultant loss in EBITDA, and (vii) a validating equity investment in KMP by a third party, which transactions are typically employed by distressed companies lacking efficient access to public equity markets or companies with higher funding costs than KMP, would not solve KMP's cost of capital concerns and could not likely be achieved on better terms than those available to KMP through ordinary course equity issuance in the public markets. The KMGP/KMR committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP or KMR. Nevertheless, the KMGP/KMR committee discussed this limitation on its authority, as well as the substance and practicality of conducting an auction or soliciting interest from third parties. KMI had indicated that it was interested only in acquiring KMP common units and KMR shares it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time. The KMGP/KMR committee determined that, because KMI indirectly controls KMP and KMR and that KMI was not interested in disposing of its interest, it was unrealistic to expect a third party acquisition proposal or offer, whether solicited or unsolicited, for the assets or control of KMP or KMR, and it was thus unlikely that the KMGP/KMR committee could conduct a meaningful auction for the acquisition of the assets or control of KMP or KMR and unlikely that any such auction, if conducted, would result in a material benefit for KMP unitholders or KMR shareholders. In addition, at the request of the KMGP/KMR committee and based on the guidance and pro forma tax information provided by KMI, Jefferies provided an analysis of pro forma KMI tax benefits and projected KMP unitholder tax implications.

        Between August 6, 2014 and August 9, 2014, representatives of Weil, Baker Botts, Vinson & Elkins and Richards Layton held multiple conference calls and negotiated and finalized the terms of the merger agreements, including with respect to conforming the terms of the KMR merger agreement to the agreed upon terms of the KMP merger agreement and related disclosure schedules and support agreement.

        On August 8, 2014, Weil also distributed to Vinson & Elkins drafts of the KMP merger agreement and KMR merger agreement, each of which were in near final form.

        On August 8, 2014, the KMGP/KMR committee and representatives of Baker Botts and Morris Nichols met with members of senior management of KMI and a representative of Weil for a due diligence session regarding certain litigation matters, including derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and financial matters. In addition, on August 8, 2014, representatives of TPH and Vinson & Elkins held a confirmatory bringdown due diligence session with members of senior management of KMI and representatives of Jefferies held a separate confirmatory bringdown due diligence session with members of senior management of KMI.

        Later in the day, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Jefferies provided a presentation as to fairness and confirmed that Jefferies would deliver a written fairness opinion at the KMGP/KMR committee meeting to be held on August 9 to approve the KMP and KMR mergers. Baker Botts discussed remaining open issues with respect to the KMP and KMR merger agreements, including the amount of termination fees and limitations on EPB equity issuances between signing and closing of the mergers.

        During the evening of August 8, Messrs. DeVeau and Hultquist discussed the proposed cap on EPB equity issuances between signing and closing of the proposed Transactions, after which discussions Mr. DeVeau relayed that KMI would accept the KMGP/KMR committee's proposed cap. In addition, the parties determined the final proposal resulting in the stock election, cash election and mixed election options for KMP and EPB by taking the existing proposals (in the case of KMP, $10.77 in cash and an exchange ratio of 2.1931 shares of KMI common stock for each KMP common unit and, in the case of EPB, $4.65 in cash and an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit) and calculating the all-cash and all-stock value of such proposals based upon the July 16th closing price for KMI common stock, which was $36.91.

        On the evening of August 8, 2014, the members of the EPGP conflicts committee held a telephonic meeting, which was also attended by representatives from TPH, Vinson & Elkins and Richards Layton. TPH provided an update to the EPGP conflicts committee on TPH's financial analysis regarding the EPB merger and noted that, despite the change to the KMP and KMR consideration, the materials and financial analyses had no material changes since TPH's last financial presentation to the EPGP conflicts committee on August 4, 2014. Vinson & Elkins summarized the material terms of the EPB merger agreement, the KMP merger agreement, the KMR merger agreement and the support agreement. Representatives from Vinson & Elkins and Richards Layton also reviewed with the EPGP conflicts committee the legal due diligence that had been completed. The legal due diligence report included a discussion of the status and merits of various derivative claims that had been filed on behalf of EPB with respect to challenges to prior asset drop-down transactions between EPB and KMI and EPB and El Paso Corporation (prior to its acquisition by KMI). The discussion noted that the EPGP conflicts committee had considered that (i) the members of the EPGP conflicts committee, given their positions on the EPGP board and the EPGP conflicts committee, had extensive prior familiarity with the nature of the derivative claims and the underlying asset drop-down transactions and factual assertions on which the claims are based; (ii) favorable decisions had been rendered by the trial court in connection with two of the pending derivative actions (although it was noted that such decisions may be subject to appeal); (iii) the advisors to the EPGP conflicts committee had discussions with KMI management and in-house legal counsel for KMI with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iv) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to EPB that might be extinguished as a result of the EPB merger was not sufficiently material such that they would merit adjustments to the EPB merger consideration or otherwise affect the determinations made by the EPGP conflicts committee with respect to the EPB merger.

        On the morning of August 9, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. Vinson & Elkins provided the EPGP conflicts committee with an update on the EPB merger agreement, the KMP merger agreement, KMR merger agreement and the support agreement, each of which included no material changes since the meeting of the EPGP conflicts committee on August 8, 2014. Also at this meeting, TPH delivered to the EPGP conflicts committee an oral opinion, confirmed by delivery of a written opinion dated August 9, 2014 following the execution of the EPB merger agreement, to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the EPB merger consideration to be received by the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders.

        After discussion and deliberation, the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        Later in the morning on August 9, 2014, the members of the EPGP board met with Mr. DeVeau and representatives from Vinson & Elkins. The EPGP conflicts committee provided a report to the full EPGP board as to its determinations. Based upon the EPGP conflicts committee's recommendations, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        On August 9, 2014, Messrs. DeVeau and Hultquist met to discuss the provision in the KMP merger agreement providing for payment of any termination fee by KMI to KMP in the form of a reduction in future incentive distributions rather than cash. Mr. DeVeau explained that such provision was a result of the possible treatment of the fee as non-qualifying income for tax purposes, and Messrs. DeVeau and Hultquist agreed that such reduction would be effected over an eight-quarter period.

        On August 9, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies and determined to propose a mutual termination fee of 3.0% of equity value for each of KMI, KMP and KMR, with any KMI termination fee to be payable in the form of a reduction in future incentive distributions over an eight-quarter period. Representatives of Baker Botts called Weil to make such proposal, and representatives of Weil later confirmed that KMI was willing to accept such proposal.

        On August 9, 2014, the KMGP board and the KMR board (in each case with Messrs. Kinder and Kean participating) held special meetings, with representatives of KMI, Baker Botts and Jefferies present, and unanimously voted to adopt formal resolutions delegating authority to the KMGP/KMR committee with respect to the KMP merger and KMR merger as previously approved on July 17.

        Following the KMGP board and KMR board meeting, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Representatives of Baker Botts reviewed the efforts made by the KMGP/KMR committee over the past month, including the substantive work and the processes followed. Representatives of Baker Botts noted that the KMGP/KMR committee had met frequently since the proposed terms were communicated to the KMGP/KMR committee. Representatives of Baker Botts also noted that all three KMGP/KMR committee members were present at substantially all of the KMGP/KMR committee meetings and that the KMGP/KMR committee members reviewed and thoroughly considered the relevant materials. Representatives of Baker Botts briefly reviewed the work conducted by the KMGP/KMR committee's advisors and noted that Jefferies stood ready to deliver its written fairness opinion. Mr. Hultquist summarized the extensive meetings held by the KMGP/KMR committee, and noted that the KMGP/KMR committee had examined the proposed Transactions in great depth and reviewed various documents prepared by Jefferies and Baker Botts. Mr. Hultquist noted that the members of the KMGP/KMR committee had, for a long time, considered the substantive issues that led to the original proposals being made by KMI and the discussions both publicly in the investment community and within the Kinder Morgan companies with respect to a combination of the Kinder Morgan companies in one form or another. Mr. Hultquist also noted the prior discussions between the KMGP/KMR committee and its advisors with respect to Messrs. Gardner, Hultquist and Waughtal serving on both the KMGP conflicts committee and the KMR special committee and potential alternative approval structures with respect to the proposed transactions, and reviewed the reasons the KMGP/KMR committee determined not to pursue such alternative approval structures.

        Mr. Bowden of Jefferies left the meeting and the KMGP/KMR committee discussed with Baker Botts the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures. The KMGP/KMR committee had considered, among other factors, that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and other factual assertions on which the claims are based from their service and work on the KMGP board and the KMR board; (ii) the KMGP/KMR committee had discussions with KMI management and counsel for KMI and the KMGP/KMR committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iii) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP/KMR committee with respect to the KMP merger or the KMR merger. Following such discussion, Mr. Bowden rejoined the meeting. Mr. Hultquist then reviewed the principal reasons for the KMP and KMR mergers. For a discussion of such principal reasons, see "Special Factors—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger." Jefferies then delivered its written opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMR merger consideration was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)) and the KMP merger consideration was fair, from a financial point of view, to KMP unitholders (other than KMI and its affiliates (other than KMP)).

        The KMGP conflicts committee then unanimously (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following such determinations and approvals by the KMGP conflicts committee, the KMR special committee unanimously (i) determined that, in accordance with Section 5.7(c) of KMR's limited liability company agreement, the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) recommended that the KMR board approve the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, submit the KMR merger agreement to a vote of the KMR shareholders and recommend approval of the KMR merger agreement by the KMR shareholders and (v) recommended approval of the KMR merger agreement by the KMR shareholders. Section 5.7(c) of KMR's limited liability company agreement provides that a transaction between KMR and its affiliates is not void if the transaction is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, as determined in the sole discretion of the KMR board. For purposes of such determination, the KMR special committee considered, among other things, the various transactions contemplated between KMI, KMP, the KMP unitholders, KMR, the KMR shareholders, EPB and the EPB unitholders in connection with the proposed Transactions.

        Following the KMGP/KMR committee meeting, the KMGP board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the KMGP board meeting, the KMR board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. The KMR board (with Messrs. Kinder and Kean abstaining), (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP. Based on the KMR special committee's recommendation, the KMR board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) directed that the KMR merger agreement be submitted to a vote of KMR shareholders and (iv) recommended approval of the KMR merger agreement by the KMR shareholders. In addition, the KMR board (with Messrs. Kinder and Kean abstaining) resolved to recommend approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how KMP i-units will be voted at the KMP unitholder meeting with respect to the approval of the KMP merger agreement.

        On August 9, 2014, the KMI board held a special board meeting attended by all members of the KMI board, as well as members of management and representatives of Barclays Capital, Citi and Weil. Members of senior management of KMI reviewed with the KMI board the legal and financial terms of the proposed Transactions, including a discussion of the debt financing contemplated for the proposed Transactions, and the principal benefits of the proposed Transactions. For a discussion of such principal benefits of the Transactions, see "—KMI Parties' Purpose and Reasons for the Merger." Prior to the presentations of Citi and Barclays Capital, Mr. DeVeau reviewed with the KMI board information regarding material relationships with the entities involved in the proposed Transactions that had been provided by each of Citi and Barclays Capital. Mr. DeVeau discussed potential conflicts of interest with the KMI board and members of management, and it was agreed that there were no material conflicts of interest. Citi provided the KMI board with updated financial and market perspectives regarding KMI and the potential pro forma financial impact of the proposed Transactions on KMI. Barclays Capital presented its financial analyses regarding the consideration payable in the Transactions and delivered its oral opinion to the KMI board, which was confirmed by delivery of a written opinion dated August 9, 2014, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be paid by KMI pursuant to the EPB merger agreement, the KMP merger agreement and the KMR merger agreement was fair, from a financial point of view, to KMI. Following review and discussion among the members of the KMI board, the KMI board unanimously determined that the merger agreements and the transactions contemplated by the merger agreements were advisable and in the best interests of KMI stockholders, and the KMI directors unanimously voted to approve the merger agreements and the transactions contemplated by the merger agreements and recommend that KMI stockholders approve the stock issuance proposal and the charter amendment proposal.

        On August 9, 2014, the merger agreements and related transaction documents were executed by the parties and on August 10, 2014, KMI, KMP, KMR and EPB issued a joint press release announcing the Transactions.

Relationship of the Parties to the Transactions

        KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

        KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

        KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the voting shares of KMR, which are the only shares entitled to vote in the election of KMR's directors. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR shares, including, through KMGP, all of KMR's voting shares, representing approximately 13% of KMR's outstanding shares.

        KMI indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        Certain executive officers and directors of KMI are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies. The compensation received by the executive officers of KMI is paid to them in their capacities as executive officers of KMI, KMGP, KMR and EPGP, as applicable. KMR and KMGP have the same directors and executive officers.

        Richard D. Kinder is a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. He is the largest individual shareholder of KMI, beneficially owning approximately 23.6% of the outstanding shares of KMI common stock. Under KMI's shareholders agreement, Mr. Kinder has the right to appoint five director nominees to KMI's board of directors. He also owns interests in KMR, KMP and EPB. Mr. Kinder was one of the members of KMI senior management authorized by the KMI board to represent KMI in negotiations with KMR, KMP and EPB. In addition, in connection with the KMR, KMP and EPB merger agreements, Mr. Kinder and a limited partnership he controls entered into a support agreement with each of those entities pursuant to which he and the limited partnership agreed to vote all of their shares of KMI common stock in favor of the KMI charter amendment proposal, the KMI stock issuance proposal and specified other matters. In the support agreement, they also agreed not to transfer or dispose of their KMI common stock or take certain other actions, subject to limited exceptions. After the Transactions, Mr. Kinder will remain the largest individual shareholder of KMI, although his ownership percentage will be significantly reduced because of the issuances of KMI common stock in the Transactions. As a result of the Transactions, he will no longer own shares or units of KMR, KMP or EPB. He will continue to have his rights under the KMI shareholders agreement to appoint director nominees to the KMI board of directors, and he will continue to be a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. Because of the potential conflicts arising from these interests, as discussed under "—Background of the Transactions," Mr. Kinder recused himself from any deliberations regarding the Transactions at the boards of KMGP, KMR and EPGP.

Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger

        The KMGP conflicts committee consists of three independent directors: Ted A. Gardner, Gary L. Hultquist (Lead Director) and Perry M. Waughtal. The KMGP board authorized the KMGP conflicts committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the KMP merger, (ii) make such investigation of potential alternative transactions amongst KMI, KMGP, KMR and EPB or their affiliates, including maintaining the status quo, as the KMGP conflicts committee deems necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the KMP merger, (iv) determine whether to give or withhold the KMGP conflicts committee's approval of the KMP merger, including by "Special Approval" as defined in the KMP partnership agreement and (v) determine whether to make a recommendation to the KMGP board to approve the KMP merger.

        The KMGP conflicts committee retained Baker Botts as its outside legal counsel, Morris Nichols as its outside Delaware legal counsel and Jefferies as its independent financial advisor. The KMGP conflicts committee believed that Jefferies was independent based on the lack of any business relationships between Jefferies and KMI, KMR, KMP, EPB or their respective affiliates. The KMGP conflicts committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of KMI's proposal, including with respect to potential alternative transactions and maintaining the status quo, and conducted extensive negotiations with KMI and its representatives with respect to the KMP merger agreement and other related agreements.

        The KMGP conflicts committee, by unanimous vote at a meeting held on August 9, 2014, (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining), at a meeting held on August 9, 2014, (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed KMP to submit the KMP merger agreement to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the approval of the KMGP conflicts committee and the KMGP board, the KMR board (with Messrs. Kinder and Kean abstaining), at a meeting held on August 9, 2014, (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) following the determination in (i), determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, (iii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iv) directed KMP to submit the KMP merger agreement to a vote of limited partners of KMP, (v) recommended approval of the KMP merger agreement by the limited partners of KMP and (vi) recommended approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how the KMP i-units will be voted at the KMP special meeting with respect to the approval of the KMP merger agreement.

        In reaching its determination to approve the KMP merger, including by "Special Approval" as defined in the KMP partnership agreement, and to recommend approval of the KMP merger agreement by the KMP limited partners, the KMGP conflicts committee consulted with and received the advice of its financial and legal advisors, and considered, among other things, potential alternative transactions amongst KMI, KMGP, KMR and EPB or their affiliates, including maintaining the status quo, and the interests of the unaffiliated KMP unitholders. All references to approvals and determinations made by the KMGP board and the KMR board are with Messrs. Kinder and Kean abstaining.

        The KMGP conflicts committee, the KMR board and the KMGP board viewed the following factors as being generally positive or favorable in coming to their determinations and recommendation with respect to the KMP merger:

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  The KMP merger agreement provides for KMP public unitholders to receive, subject to the election described below, 2.1931 shares of KMI common stock and $10.77 in cash for each KMP common unit, which constituted an improvement over KMI's initial proposal of 2.1624 shares of KMI common stock and $10.77 in cash for each KMP common unit.

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  The KMP merger agreement provides that, subject to proration, each KMP unitholder may elect to receive all cash, all KMI common stock or a combination of cash and KMI common stock, thereby providing KMP unitholders the choice of investing in the resulting combined company following the Transactions or receiving a higher percentage of cash for their KMP common units to satisfy tax obligations resulting from the KMP merger or to use for other purposes.

  •
  The KMP merger consideration, with an implied value of $88.34 per KMP common unit based upon the closing price of KMI common stock on August 7, 2014, provides KMP unitholders a transaction value near the all-time high pre-announcement trading price of KMP common units and represents a premium of:

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  10.5% to the closing price of KMP common units on August 7, 2014;

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  13.6% to the average closing prices of KMP common units for the 120-day period ending on August 7, 2014; and

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  11.4% to the average closing prices of KMP common units for the 365-day period ending on August 7, 2014.

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  The KMGP conflicts committee retained independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Transactions.

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  Jefferies prepared valuation analyses of the KMP common units, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis, a premiums paid analysis and an analysis of research analyst price targets, and rendered its opinion to the KMGP conflicts committee to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMP merger consideration was fair, from a financial point of view, to the KMP unitholders (other than KMI and its affiliates (other than KMP)).

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  The Transactions eliminate the burden on KMP's cost of capital resulting from the level of incentive distributions paid to KMI, which could continue at times to make it more challenging for KMP to make accretive acquisitions and relatively more expensive to fund its capital program. Unitholder concerns over KMP's growth potential and lower distribution coverage relative to its peers have, in part, recently resulted in relative underperformance of KMP's unit price, and the Transactions provide KMP unitholders equity ownership in an entity with a substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for higher dividend growth as compared to KMP as a standalone company with the current level of incentive distributions.

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  The Transactions are intended to result in an increase in the tax basis of KMP's and EPB's assets which are expected to produce substantial tax depreciation deductions and reduce the tax burden of the resulting combined company following the Transactions thereby facilitating higher dividends initially and over time, which will benefit KMP unitholders receiving KMI common stock in the KMP merger.

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  KMI's expectation that, subject to market conditions, its dividend for fiscal year 2015 will be $2.00 per share (representing a 16% increase over KMI's guidance for 2014 dividends), and that KMI's dividend would increase by 10% annually through 2020, and that the projected coverage for KMI dividends would increase, which compare favorably to the medium and long-term growth prospects, projected distribution growth and distribution coverage of KMP, based upon KMP's historical performance and projections.

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  Although dilutive in the near term, the KMP merger is expected to be accretive to distributions to KMP unitholders over the medium and long term.

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  On a pro forma basis after giving effect to the Transactions, KMI will be the third largest energy company and the largest energy infrastructure company in the United States, with an expected enterprise value of approximately $140 billion, which, among other things, provides an extensive geographic asset base and the financial capacity to make additional accretive capital investments.

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  KMI's expectation that, based on peer group trading analyses, KMI common stock will trade at a lower yield than KMP common units after the Transactions and the expectation that the announcement of the Transactions would result in an immediate increase in KMI's trading price, in each case partially as a result of the expected dividend growth due to the expected step up in tax basis of the assets of the resulting combined entity, effectively resulting in a higher premium for KMP unitholders.

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  The KMP equity exchange ratio, which represents a substantial portion of the consideration payable to KMP unitholders, is fixed and therefore the value of the consideration payable to KMP common unitholders will increase in the event that the market price of KMI common stock increases prior to the closing of the Transactions.

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  On a pro forma basis after giving effect to the Transactions, the KMP unitholders and KMR shareholders will collectively own 45.9% of KMI's outstanding common stock, and, based on the relative contribution analysis prepared by Jefferies based on management projections provided by KMI, KMP is expected to contribute 43.8%, 44.6% and 44.3% of KMI's projected EBITDA for the years ending 2015, 2016 and 2017.

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  KMI's status as a corporation and its size following the Transactions provide a number of benefits relative to KMP's MLP structure, including:

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    As a corporation, KMI will be able to pursue acquisition targets that may not have been available to KMP as an MLP, because MLPs are limited to assets that generate sufficient qualifying income to retain their tax status;

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    Corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations; and

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    KMI's common stock will provide greater liquidity than KMP common units because of the significantly larger average daily trading volume of KMI common stock as a result of the broader investor base and larger public float.

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  The Transactions will greatly simplify the Kinder Morgan family's corporate structure, thereby:

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    creating operating efficiencies and savings in administrative and interest costs, including reduced SEC filing requirements and costs associated with multiple public companies; and

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    eliminating potential of conflicts of interests between KMI, KMP, KMR and EPB.

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  The resulting combined entity is expected to have a strong balance sheet and an investment grade rating. The resulting combined entity's balance sheet and lower cost of capital will reduce the cost of the funding of KMP's approximately $16 billion portion of the combined Kinder Morgan enterprise's current approximately $17 billion budgeted capital program.

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  The terms and conditions of the KMP merger were determined through arm's-length negotiations between KMI and the KMGP conflicts committee and their respective representatives and advisors.

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  The terms of the KMP merger agreement, principally:

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  the provisions allowing the KMGP conflicts committee, the KMR board and the KMGP board to withdraw or change their recommendation of the KMP merger agreement in the event of a superior proposal or intervening events if any of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMP, after determining that it would not be in the best interests of the unaffiliated KMP unitholders;

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  the provisions allowing KMP to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal;

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  the provisions limiting the ability of KMI to consider unsolicited offers from third parties for KMI;

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  the provisions requiring KMI to hold a stockholder meeting as soon as practicable to approve the issuance of KMI common stock in connection with the Transactions, even in the event KMI's board changes its recommendation with respect to such approval;

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  the provisions requiring KMI to vote its KMP units in favor of the KMP merger, its KMR shares in favor of the KMP merger and its EPB common units in favor of the EPB merger;

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    the operating covenants for KMI providing protection to KMP unitholders by restricting KMI's ability to take certain actions prior to the closing of the Transactions that could reduce the value of KMI common stock received by KMP unitholders in the KMP merger;

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    the closing of the KMP merger being conditioned on the receipt of an opinion of Bracewell & Giuliani LLP that, for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code, which opinion the KMGP conflicts committee requested in support of the step up in tax basis resulting from the KMP merger;

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    the break-up fee payable by KMI in connection with termination of the KMP merger agreement as a result of a superior proposal for KMI;

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    limited conditions and exceptions to the material adverse effect closing condition and other closing conditions; and

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    the closing of the KMP merger being conditioned on the parties to the KMR merger and the EPB merger being ready, willing and able to close substantially concurrently with the KMP merger.

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  KMI had entered into a commitment letter with Barclays Bank PLC, which is referred to as "Barclays Bank," to finance the cash consideration payable in connection with the Transactions.

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  The consummation of the Transactions is not conditioned on financing.

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  Through the support agreement, Mr. Kinder and the limited partnership he controls are obligated to vote their shares of KMI common stock in favor of the issuance of KMI common stock in connection with the Transactions at the KMI stockholder meeting, unless there has occurred a KMI adverse recommendation change.

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  The KMGP conflicts committee believed that potential alternative transactions with third parties were not achievable due to KMI's control of KMP and KMP's substantial incentive distributions. The KMGP conflicts committee believed that potential alternative transaction structures among KMP, KMR, KMI and EPB had substantial structural and economic issues to overcome and did not appear to offer superior terms as compared to the KMP merger on the terms set forth in the KMP merger agreement.

        The KMGP conflicts committee, the KMR board and the KMGP board considered the following factors to be generally negative or unfavorable in making their determinations and recommendation with respect to the KMP merger:

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  The KMP merger will be a taxable transaction to KMP unitholders for U.S. federal income tax purposes. Depending on each KMP unitholder's individual tax situation, the amount of cash received by the unitholder may not be sufficient to satisfy that unitholder's tax obligations resulting from the KMP merger.

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  Following the Transactions, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of KMP is currently subject to only one level of tax (at the unitholder level).

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  The KMP unitholders will receive KMI common stock that, through 2018, is expected to pay a lower dividend as compared to the expected distribution on KMP common units.

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  The KMGP conflicts committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP. Because KMI indirectly controls KMP, it was unrealistic to expect or pursue an unsolicited third party acquisition proposal or offer for the assets or control of KMP, and it was unlikely that the KMGP conflicts committee could conduct a meaningful auction for the acquisition of the assets or control of KMP. KMI indicated that it was interested only in acquiring KMP common units it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time.

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  Although the KMP merger is subject to approval by a majority of the outstanding KMP units entitled to vote at the KMP special meeting, the vote includes KMP units held by KMI and its affiliates (including the KMP i-units held by KMR), and there is no requirement of a separate approval by the unaffiliated KMP unitholders.

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  The KMP equity exchange ratio, which represents a substantial portion of the consideration to KMP unitholders, is fixed and therefore the value of the consideration payable to KMP common unitholders will decrease in the event that the market price of KMI common stock decreases prior to the closing of the Transactions.

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  There is risk that the potential benefits sought in the Transactions might not be fully realized.

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  The Transactions may not be completed in a timely manner, or at all, which could result in significant costs and disruption to KMP's normal business.

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  Certain terms of the KMP merger agreement, principally:

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  the provisions allowing the KMI board to withdraw or change its recommendation in the event of a superior proposal for or intervening events relating to KMI if it makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders;

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  the provisions allowing for KMI to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal for KMI;

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  the provisions limiting the ability of KMP to solicit, or to consider unsolicited, offers from third parties for KMP;

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  the provisions requiring KMP to hold a unitholder meeting as soon as practicable to approve the KMP merger, even in the event the KMGP conflicts committee, KMGP board or KMR board changes its recommendation with respect to such approval; and

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  the break-up fee payable by KMP in connection with termination of the KMP merger agreement as a result of a superior proposal for KMP.

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  The KMGP conflicts committee's authority to pursue alternative transactions was limited to transactions solely involving KMI, KMGP, KMR, EPB and their affiliates.

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  The KMGP conflicts committee did not have ultimate authority to determine whether to proceed with the KMP merger and the KMGP board reserved the right to move forward with the KMP merger in the absence of approval by the KMGP conflicts committee.

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  KMP common unitholders are not entitled to appraisal rights under the KMP merger agreement, KMP's partnership agreement or Delaware law.

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  KMP common unitholders will be foregoing the potential benefits that would be realized by remaining as unitholders of KMP as a stand-alone entity.

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  Litigation may occur in connection with the mergers and such litigation may increase costs and result in a diversion of management focus.

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  Some of the executive officers and directors of KMGP and KMR have interests in the Transactions that are different from, or in addition to, the interests of KMP's unitholders generally. Please read "Special Factors—Interests of Certain Persons in the Transactions."

        In making their determinations and recommendation with respect to the KMP merger, the KMGP conflicts committee, the KMR board and the KMGP board did not consider liquidation value to be a relevant methodology and did not appraise the assets of KMP to determine the liquidation value for unaffiliated KMP unitholders because they (i) considered KMP to be a viable going concern, (ii) believe that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of KMP and (iv) considered that KMI will continue to operate the businesses of KMP following the Transactions. Further, the KMGP conflicts committee, the KMR board and the KMGP board did not consider the net book value, which is an accounting concept, as a relevant factor because, in their view, net book value is not indicative of KMP's value as a going concern but rather is an indicator of historical costs and because net book value does not take into account the prospects of KMP, market conditions, trends in the industries in which KMP operates or the business risks inherent in those industries. The implied value of the KMP merger consideration, based on the closing price of KMI common stock on August 7, 2014, is $88.34 per KMP common unit, which is higher than the net book value per KMP common unit of $37.48 as of June 30, 2014. The KMGP conflicts committee, the KMGP board and the KMR board did not expressly consider the value of the common units issued to KMI in connection with the acquisition by KMP of a 100% interest in Tennessee Gas Pipeline Company, L.L.C. and a 50% ownership interest in El Paso Natural Gas Company, L.L.C., or "EPNG", from KMI in August 2012 or the acquisition by KMP of the remaining 50% ownership interest in EPNG and a 50% ownership interest in Kinder Morgan Altamont LLC from KMI in March 2013 because the value of the common units issued to KMI in such transactions was based on historical trading prices. With respect to historical trading prices, the KMGP conflicts committee, the KMR board and the KMGP board instead considered the analysis on historical unit price trading ratios contained in the Jefferies presentation to the KMGP conflicts committee. The KMGP conflicts committee, the KMR board and the KMGP board did not seek to determine a going concern value of KMP in making its determination, other than with respect to the analyses of discounted cash flow, ratio of enterprise value to EBITDA and trading prices contained in the presentations made by Jefferies.

        In making their determinations and recommendation with respect to the KMP merger, the KMGP conflicts committee, the KMR board and the KMGP board also considered the different interests of the unaffiliated KMP unitholders, on the one hand, and the unaffiliated KMR shareholders, on the other. Factors considered in this regard include, among other things:

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  the trading histories of KMP common units and KMR shares and the historical trading discount of KMR shares as compared to KMP common units;

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  the relative premiums to be paid to KMP public unitholders and KMR public shareholders;

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  the relative percentage ownership in the combined entity, after giving effect to the Transactions, of KMP public unitholders and KMR public shareholders;

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  the KMP merger consideration consists, subject to KMP unitholder election, of a mixture of KMI common stock and cash and the KMR merger consideration consists solely of KMI common stock, with no opportunity to receive cash;

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  the fact that the KMP merger will be taxable to the KMP public unitholders and the KMR merger will be non-taxable to the KMR public shareholders; and

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  the different terms of the securities, including the fact that KMP common units receive cash distributions and KMR shares receive in-kind distributions.

        In making their determinations and recommendation with respect to the KMP merger, the KMGP conflicts committee, the KMR board and the KMGP board also considered that, as a result of the KMP merger, certain unitholder derivative claims brought against the members of the KMGP board and the KMR board, KMI, KMGP and nominal defendant KMP, may be extinguished. Such derivative lawsuits allege, among other things, that bad faith allocations of capital expenditures to expansion capital expenditures rather than maintenance capital expenditures were made for the alleged purpose of "artificially" inflating KMP's distributions and growth rate. The derivative lawsuits seek disgorgement of any distributions to KMGP, KMI and any related entities beyond amounts that would have been distributed in accordance with a "good faith" allocation of KMP's maintenance capital expenses, together with other unspecified monetary damages including punitive damages and attorney fees. The parties are engaged in discovery. These derivative lawsuits are described in KMP's most recent Quarterly Report on Form 10-Q filed with the SEC. See "Where You Can Find More Information." The KMGP conflicts committee, the KMGP board and the KMR board considered that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and factual assertions on which the claims are based because of their positions on the KMGP board and the KMR board, (ii) the KMGP conflicts committee had discussions with KMI management and counsel for KMI and the KMGP conflicts committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions and (iii) in light of the foregoing, the limited utility of any further analysis would entail delay, which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP conflicts committee, the KMR board and the KMGP board with respect to the KMP merger.

        The KMGP conflicts committee, the KMR board and the KMGP board believe that sufficient procedural safeguards were and are present to ensure the fairness of the KMP merger, each of which the KMGP conflicts committee, the KMR board and the KMGP board believe supports their determinations and provides assurance of the fairness of the KMP merger to the unaffiliated KMP unitholders. In addition to the factors described above, the KMGP conflicts committee, the KMGP board and the KMR board considered the following procedural factors in making their determinations and recommendation with respect to the KMP merger:

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  The members of the KMGP conflicts committee have long service on the KMGP board and KMR board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of each of KMI, KMP, KMR and EPB.

  •
  The members of the KMGP conflicts committee also served as members of the KMR board and, as a result of being the only independent members of the KMR board, also served as the KMR Special Committee, which positions impose different duties upon such members and require the members to consider different interests, principally with respect to the different interests of the unaffiliated KMR shareholders as compared to the unaffiliated KMP unitholders.

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  The compensation of the members of the KMGP conflicts committee is in no way contingent on their approving the KMP merger agreement or the KMP merger, and, other than with respect to their ownership of KMR shares and KMI common stock, as applicable, the members of the KMGP conflicts committee will not personally benefit from the consummation of the Transactions in any manner different from the KMP unitholders.

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  The members of the KMGP conflicts committee have been offered the opportunity to become members of the KMI board after the consummation of the KMP merger.

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  The KMGP board, the KMR board and Messrs. Hultquist, Gardner and Waughtal individually, after considering the merger consideration to be received in respect of any of their respective ownership of KMP common units and KMR shares, the KMI common stock owned by them, as applicable, the offer from KMI to them to serve on the board of KMI following the transactions, and other factors, concluded that Messrs. Hultquist, Gardner and Waughtal were independent of KMI and EPB.

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  The KMP merger agreement provides that KMI cannot eliminate the KMGP conflicts committee, revoke or diminish its authority or remove directors on the KMGP conflicts committee pending the KMP merger. In addition, any consent, determination or approval of KMP under the KMP merger agreement is subject to the KMGP conflicts committee's making a recommendation with respect to such consent, determination or approval.

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  The KMGP conflicts committee had no obligation to recommend any transaction, including the proposal put forth by KMI.

        The KMGP conflicts committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated KMP unitholders for purposes of negotiating the terms of the KMP merger agreement. The KMGP conflicts committee, the KMGP board and the KMR board believe that it was not necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated KMP unitholders for purposes of negotiating the terms of the KMP merger agreement because the KMGP conflicts committee consisted solely of directors who are not officers of KMI, KMP, KMGP or KMR and are not otherwise affiliated with KMI, KMP, KMGP or KMR, the KMGP conflicts committee engaged financial and legal advisors to act on its behalf and it was actively involved in deliberations and negotiations regarding the KMP merger agreement.

        The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the KMGP conflicts committee, the KMR board and the KMGP board in considering the KMP merger. In view of the number and variety of factors and the amount of information considered, the KMGP conflicts committee, the KMR board and the KMGP board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the KMGP conflicts committee, the KMR board and the KMGP board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the KMGP conflicts committee, the KMR board and the KMGP board may have given different weights to different factors. The KMGP conflicts committee, the KMR board and the KMGP board made their recommendations based on the totality of information presented to, and the investigation conducted by, the KMGP conflicts committee, the KMR board and the KMGP board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

        The KMGP conflicts committee, the KMR board and the KMGP board each recommend that KMP unitholders vote FOR the approval of the KMP merger agreement and FOR the KMP adjournment proposal.

KMI Parties' Purpose and Reasons for the Transactions

        For the KMI Parties, as defined under "—Position of the KMI Parties, KMP, KMGP and KMR as to the Fairness of the Merger," KMPG and KMR the purpose of the Transactions is to enable KMI to acquire directly or indirectly all of the outstanding KMP common units, KMR shares and EPB common units that it and its subsidiaries do not already own and, as a result, for KMI and its stockholders to bear the rewards and risk of such ownership of KMP common units, KMR shares and EPB common units.

        The KMI Parties, KMP, KMGP and KMR believe that the structure of the Transactions is preferable to other structures because it will enable KMI to acquire directly or indirectly at one time all of the outstanding KMP common units, KMR shares and EPB common units that it does not already own, while allowing the unaffiliated KMP unitholders, unaffiliated KMR shareholders and unaffiliated EPB unitholders to participate and share in the potential future profits of KMI, while continuing to benefit from the future profits related to the assets of each of KMP, KMR and EPB through KMI's ownership of each of KMP, KMR and EPB.

        The KMI Parties' reasons for entering into the Transactions at this time include the following:

  •
  Significant Upfront Accretion.  The Transactions provide the opportunity to deliver immediate and significant value to KMI stockholders by enabling KMI to increase its target dividend per share to $2.00, which represents a 16% dividend increase from the 2014 guidance of $1.72 per share.

  •
  Enhanced Growth Impact.  The Transactions are expected to allow KMI to grow its dividend per share by 10% per year from 2015 through 2020.

  •
  Increased Dividend Coverage.  The Transactions are expected to increase KMI's dividend coverage ratio and result in $2 billion in cumulative excess coverage through 2020 after accounting for the increased dividend and growth rate.

  •
  Lower Cost of Capital.  The elimination of incentive distribution rights significantly lowers the cost of capital and results in a more competitive cost of capital to pursue expansion projects and acquisitions.

  •
  Simplified Organizational Structure and Credit Enhancement.  The Transactions will result in one publicly traded company versus four publicly traded companies, which results in one equity holder base, one dividend policy, one debt rating and elimination of the existing structural subordination of indebtedness among KMI, KMP, EPB and substantially all of their wholly owned subsidiaries with debt.

  •
  Tax Benefits.  The Transactions are intended to enable KMI to benefit from additional tax depreciation amounts, which are anticipated to result in over $20 billion in cash tax savings over the next 14 years.

  •
  Financial Advisor Analyses.  In the case of KMI only, KMI's board of directors considered the financial presentation of Barclays Capital and its opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions and qualifications set forth therein, the aggregate merger consideration to be paid pursuant to the Transactions was fair, from a financial point of view, to KMI, as more fully described in this document under the heading "Special Factors—Opinion of Barclays Capital Inc." In addition, KMI's board of directors considered certain financial analyses and market perspectives of Citi relating to KMI on a standalone basis and pro forma for the Transactions, with particular focus on KMI pro forma for the Transactions, as more fully described in this document under the heading "Special Factors—Financial Analyses of Citigroup Global Markets Inc."

        In addition, the KMI Parties also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

  •
  that the pendency of the Transactions for an extended period of time following the announcement of the execution of the merger agreements could have an adverse impact on KMI, KMP, KMR or EPB;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the mergers, and the potential negative effect on KMI's, KMP's, KMR's or EPB's business;

  •
  the potential that KMI common stock will not trade at the expected valuations;

  •
  that KMI will lose the tax benefits of the master limited partnership structure with respect to KMP and EPB;

  •
  the risk that potential benefits sought in the Transactions may not be realized; and

  •
  the potential that the resulting combined company might not achieve its projected financial results.

        In view of the variety of factors and the quality and amount of information considered, the KMI Parties did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Transactions. Certain of the KMI Parties may have given different relative considerations to different factors. The reasons of KMGP and KMR for entering into the Transactions, particularly with respect to the KMP merger, are described in the section entitled "—Recommendation of the KMGP Conflicts Committee, the KMR Board, and the KMGP Board, and Their Reasons for the Merger."

Position of the KMI Parties, KMP, KMGP and KMR as to the Fairness of the Merger

        Under the rules governing "going private" transactions, each of KMI, P Merger Sub LLC and Richard D. Kinder, which are collectively referred to as the "KMI Parties," KMGP, KMR and KMP are deemed to be engaged in a "going private" transaction and are required to express their beliefs as to the fairness of the KMP merger to the unaffiliated KMP unitholders pursuant to Rule 13e-3 under the Exchange Act. The KMI Parties, the KMGP conflicts committee, the KMR board and the KMGP board are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the KMGP conflicts committee, the KMR board and the KMGP board each recommend that the KMP unitholders vote to approve the KMP merger agreement, the views of the KMI Parties, KMGP and KMR as to the fairness of the KMP merger should not be construed as a recommendation to any KMP unitholder as to how that unitholder should vote on the proposal to approve the KMP merger agreement.

        The KMI Parties did not undertake any independent evaluation of the fairness of the KMP merger to the unaffiliated KMP unitholders or engage a financial advisor for such purpose. While the vote of a majority of the outstanding KMP units, including those owned by KMI and its affiliates, is required to approve the KMP merger agreement, no separate vote of a majority of the unaffiliated KMP unitholders is required under the terms of the KMP partnership agreement. KMI was not willing to proceed with a transaction that included a "majority of the unaffiliated votes cast" threshold because KMI and its affiliates wanted to preserve their ability to vote on the KMP merger and they collectively do not own a sufficient number of KMP units to assure the outcome of the vote on the KMP merger. However, based on the procedural safeguards implemented during the negotiation of the KMP merger agreement, which include the formation of the KMGP conflicts committee and authorizing the KMGP conflicts committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the KMP merger, (ii) make such investigation of potential alternative transactions amongst KMI, KMGP, KMR and EPB or their affiliates, including maintaining the status quo, as the KMGP conflicts committee deems necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the KMP merger, (iv) determine whether to give or withhold the KMGP conflicts committee's approval of the KMP merger, including by "Special Approval" as defined in the KMP partnership agreement, (v) determine whether to make a recommendation to the KMGP board to approve the KMP merger and (vi) retain independent professional advisors, and the other factors considered by, and the analysis, discussion and resulting conclusions of, the KMGP conflicts committee, the KMR board and the KMGP board described in the section entitled "—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger," which analysis, discussion and resulting conclusions the KMI Parties expressly adopt as their own, the KMI Parties, KMGP and KMR believe that the KMP merger is substantively and procedurally fair to the unaffiliated KMP unitholders.

        The foregoing discussion of the information and factors considered and given weight by the KMI Parties, KMGP and KMR is not intended to be exhaustive, but includes the factors considered by the KMI Parties, KMGP and KMR that each believes to be material and the fairness determination regarding the fairness of the KMP merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The KMI Parties, KMGP and KMR did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the KMP merger. Rather, the KMI Parties, KMGP and KMR made their fairness determination after considering all of the factors as a whole.

Projected Financial Information

        Set forth below is a summary of certain projected financial information, referred to as "management projections," that was prepared by KMI management and furnished to the KMI board, the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee for purposes of evaluating the proposed Transactions. This projected financial information was also provided to the financial advisors for use in connection with their respective financial analyses and, if applicable, opinion.

(in millions, except per share amounts)	2015	2016	2017	2018	2019	2020
KMP EBITDA(1)	$6,561	$7,491	$8,191	$9,546	$10,023	$10,524
EPB EBITDA(1)	1,240	1,249	1,441	1,499	1,574	1,653
KMI Standalone EBITDA(2)	212	191	201	200	200	200

Combined enterprise EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377
KMP Status Quo Distributable Cash Flow Per Unit(3)	$5.73	$6.15	$6.43	$6.95	$7.08	$7.29
KMP Status Quo Distribution Per Unit	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
EPB Status Quo Distributable Cash Flow Per Unit(4)	$2.63	$2.58	$2.78	$2.83	$2.92	$3.01
EPB Status Quo Distribution Per Unit	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
KMI Status Quo Dividend Per Share	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
KMI Pro Forma Dividend Per Share(5)	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22

The above measures are not measures of financial performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. KMI's computations of these measures may differ from similarly titled measures used by others.

(1)
EBITDA is defined as net income plus depreciation, depletion and amortization, or DD&A, including such entity's share of DD&A for certain non-consolidated equity investees, plus income tax expense and interest expense.

(2)
KMI's share of pretax income plus DD&A less cash taxes for its investments in Citrus, LLC and NGPL Holdco LLC less KMI's general and administrative expense, or G&A. Includes $20 million per year in synergies attributable to the Transactions which would not be realized in the status quo case.

(3)
KMP Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for certain of its equity method investees, less equity earnings plus cash distributions received for Endeavor Gathering LLC (an additional equity investee) divided by (ii) average units outstanding.

(4)
EPB Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for its equity method investees plus certain other income and expenses, net (which primarily includes deferred revenue, non-cash allowance for equity funds used during construction and other items) divided by (ii) average units outstanding.

(5)
Pro forma after giving effect to the Transactions.

        The foregoing projected financial information is based on the following principal assumptions:

  •
  Combined enterprise EBITDA growth excluding growth associated with expansion capital expenditures is assumed to be approximately 3% per year on average (2015-2020), excluding KMP's CO2 segment.

  •
  EBITDA growth in KMP's CO2 segment in total (including growth associated with expansion capital expenditures) is assumed to be approximately 6% per year on average (2015-2020).

  •
  Combined enterprise maintenance capital expenditures in 2015 are assumed to be approximately $568 million and are assumed to increase by approximately 3% on average per year from 2015 to 2020.

  •
  The combined enterprise will incur expansion capital expenditures of approximately $3.6 billion per year on average, plus a total of approximately $5.2 billion for expansion of the Trans Mountain pipeline.

  •
  Identified expansion projects are included using their expected economics, and unidentified projects are included using a 7.0x capex to EBITDA multiple assumption.

  •
  Expansion capital expenditures after completion of the Transactions will be financed to maintain a debt to EBITDA ratio of between approximately 5.0x and 5.5x. The projected debt issuances assume an initial 4.75% interest rate, with future issuances stepping up to 5.75% over time.

  •
  After completion of the Transactions, KMI will recognize approximately $3.9 billion per year of tax depreciation associated with the purchase price plus depreciation associated with future expansion capital expenditures and 60% of sustaining capital expenditures, generally on a modified accelerated cost recovery system schedule. Approximately 40% of sustaining capital expenditures are projected to be expensed for tax purposes in the year incurred.

  •
  The assumed tax rate is 36.5%.

  •
  KMI warrants outstanding of 298 million convert to KMI shares on a net settlement basis by second quarter 2017.

  •
  Cost synergies of approximately $20 million per year are assumed to result from the Transactions.

        The foregoing projected financial information was not prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. The projected financial information set forth above was prepared by, and is the responsibility of, KMI. Neither KMI's independent accountants, PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to such projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and they disclaim any association with, such projected financial information. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to KMI's historical financial information. It does not extend to the projected financial information and should not be read to do so. The projected financial information is not included in this proxy statement/prospectus to influence the decision of KMP unitholders on how to vote on any proposal and should not be relied upon for such purpose.

        The projected financial information is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KMI's management. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, risks and uncertainties relating to KMI's, KMP's or EPB's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized.

        The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that any of KMI or its officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of KMI or any of its officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. KMI undertakes no obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. KMI does not intend to make publicly available any update or other revision to the projected financial information. KMI makes no representation to any stockholder or other person regarding KMI's, KMP's, or EPB's ultimate performance compared to the information contained in the projected financial information or that projected results will be achieved. KMI has made no representation to KMP, KMR or EPB in the respective merger agreements or otherwise concerning the projected financial information.

Opinion of Jefferies LLC

        In connection with the Transactions, KMP and KMR retained Jefferies at the direction of the KMGP/KMR committee to, among other things, provide the KMGP/KMR committee with financial advisory services and to evaluate the fairness, from a financial point of view, of the consideration to be paid to the KMP unitholders (other than KMI and its affiliates (other than KMP)) and KMR shareholders (other than KMI and its affiliates (other than KMR)) in connection with a possible sale or other business transaction or series of transactions involving all or a majority of the equity or assets of KMP and KMR. At the meeting of the KMGP/KMR committee on August 9, 2014, Jefferies rendered its written opinion to the KMGP/KMR committee to the effect that, as of August 9, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, (i) the consideration to be received by the holders of KMP common units, consisting of, at the unitholder's option and subject to proration as described in this proxy statement/prospectus, (a) 2.1931 shares of KMI common stock and $10.77 in cash without interest, (b) $91.72 in cash without interest or (c) 2.4849 shares of KMI common stock, pursuant to the KMP merger agreement was fair, from a financial point of view, to holders of KMP units (other than KMI and its affiliates (other than KMP)), and (ii) the consideration to be received by holders of KMR shares, consisting of 2.4849 shares of KMI common stock, pursuant to the KMR merger agreement, was fair, from a financial point of view, to holders of KMR shares (other than KMI and its affiliates (other than KMR)).

        The full text of Jefferies' written opinion, dated as of August 9, 2014, is attached to this proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. KMP and KMR encourage their common unitholders and shareholders to read the opinion carefully and in its entirety. Jefferies' opinion is directed to the KMGP/KMR committee and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the KMP unitholders (other than KMI and its affiliates (other than KMP)) and KMR shareholders (other than KMI and its affiliates (other than KMR)) in the Transactions. It does not address any other aspects of the Transactions and does not constitute a recommendation as to how any KMP unitholder or KMR shareholder should vote on the Transactions or any matter relating thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated August 8, 2014 of the KMP merger agreement;

  •
  reviewed a draft dated August 8, 2014 of the KMR merger agreement;

  •
  reviewed a draft dated August 8, 2014 of the EPB merger agreement;

  •
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and EPB;

  •
  reviewed certain information furnished to Jefferies by the management of KMI, relating to the business, operations and prospects of KMI, KMP and EPB;

  •
  held discussions with members of senior management of KMI concerning the matters described in the prior two bullet points;

  •
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  •
  reviewed the KMP unit or KMR share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that Jefferies deemed relevant;

  •
  analyzed the discounted cash flow of KMP common units and KMI common stock;

  •
  compared the proposed financial terms of the KMR merger agreement and the KMP merger agreement with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the potential pro forma financial impact to KMI of the KMP merger, KMR merger and the EPB merger;

  •
  reviewed financial forecasts prepared by various market analysts; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of KMI that it was not aware of any facts or circumstances that would make such information supplied by KMI management inaccurate or misleading or of any information that was omitted or undisclosed to Jefferies. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections, and did not assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. Jefferies assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal, accounting or tax matters affecting the KMP common units or the KMR shares, and Jefferies assumed the correctness of all legal, accounting and tax advice given to KMP, KMR and the KMGP/KMR committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the KMP merger agreement and KMR merger agreement to KMP and the KMP common unitholders and KMR and the KMR shareholders. In addition, in preparing its opinion, Jefferies did not take into account, and expresses no view with regards to, any tax consequences of the transaction to any KMP common unitholders or KMR shareholders. In rendering its opinion, Jefferies assumed that the final form of the KMP merger agreement and the KMR merger agreement would be substantially similar to the last drafts reviewed by Jefferies. Jefferies also assumed that the KMP and KMR mergers would be consummated in accordance with their terms or as otherwise described by representatives of KMI without waiver, modification or amendment of any term, condition or agreement. Jefferies further assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the KMP and KMR mergers, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on KMI, KMP or KMR or the contemplated benefits of the mergers.

        Jefferies' opinion was for the use and benefit of the KMGP/KMR committee in its consideration of the KMP and KMR mergers, except that the KMGP board and the KMR board were authorized to rely on Jefferies' opinion in connection with the KMP and KMR mergers. Further, Jefferies' opinion did not address the relative merits of the transactions contemplated by the KMP and KMR merger agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor did it address the underlying business decision by KMP and KMR to engage in the mergers. In addition, the KMGP/KMR committee did not ask Jefferies to address, and Jefferies' opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP unitholders (other than KMI and its affiliates (other than KMP)) and the KMR shareholders (other than KMI and its affiliates (other than KMR)). Jefferies expressed no opinion as to the price at which KMP common units, KMR shares or KMI common stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMGP or KMR, or any class of such persons, in connection with the KMP and KMR mergers, relative to the merger consideration to be received by the KMP common unitholders and KMR shareholders. Jefferies' opinion was authorized by the Fairness Committee of Jefferies.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies' view of KMP's or KMR's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond KMI's, KMP's, KMR's and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of KMP common units and the per share value of KMR shares do not purport to be appraisals or to reflect the prices at which KMP common units and KMR shares may actually be sold or trade. The analyses performed were prepared solely as part of Jefferies' analysis of whether the consideration to be received by the holders of KMP common units pursuant to the KMP merger agreement was fair, from a financial point of view, to the KMP unitholders (other than KMI and its affiliates (other than KMP)), and the consideration to be received by holders of KMR shares pursuant to the KMR merger agreement, was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)), and such analyses were provided to the KMGP/KMR committee in connection with the delivery of Jefferies' opinion.

        In arriving at its opinion, Jefferies was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the KMP common units or KMR shares or any business combination or other extraordinary transaction involving KMP or KMR.

        Except as described above, the KMGP/KMR committee did not impose any other restrictions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies' delivery of its opinion to the KMGP/KMR committee on August 9, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses.

Implied Exchange Ratio and Merger Consideration

        Based upon the proposed consideration of 2.1931 shares of KMI common stock and $10.77 in cash per KMP common unit, Jefferies noted that the implied KMP merger exchange ratio was approximately 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014. Jefferies also noted that the KMR merger exchange ratio is 2.4849 shares of KMI common stock per KMR share.

Public Company Analysis

KMP

        Jefferies compared certain financial data for KMP and selected public MLPs that Jefferies deemed relevant. These MLPs, which are referred to as "KMP Selected Public Companies," were selected because they were deemed to be similar to KMP in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the KMP Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly smaller MLP with substantially similar lines of business and business focus may have been included while a similarly sized MLP with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of MLPs for purposes of its analysis but may not have included all MLPs that might be deemed comparable to KMP.

        The financial data reviewed for KMP and the KMP Selected Public Companies included:

  •
  Current declared quarterly distribution per unit annualized and divided by current closing unit price, which is referred to as "Current Yield";

  •
  2014E distribution per unit divided by current closing unit price, which is referred to as "2014E Yield"; and

  •
  2015E distribution per unit divided by current closing unit price, which is referred to as "2015E Yield."

        The KMP Selected Public Companies were:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Williams Partners L.P.

        The selected public companies analysis for KMP utilizing the KMP Selected Public Companies indicated the following means and medians of the financial data reviewed for the KMP Selected Public Companies as of August 7, 2014. In addition, Jefferies, based on its experience and judgment, selected the implied ranges for KMP as indicated below:

Benchmark	Mean	Median	Implied Yield Range for KMP
Current Yield	5.8%	6.0%	6.00% - 6.75%
2014E Yield	5.8%	6.1%	6.00% - 6.75%
2015E Yield	6.2%	6.5%	6.25% - 7.00%

KMI

        Jefferies also considered certain financial data for KMI and selected general partners of MLPs with publicly traded equity securities that Jefferies deemed relevant. These general partners, which are referred to as the "KMI Selected Public Companies," were selected because they were deemed to be similar to KMI in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the KMI Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly smaller general partner with substantially similar lines of business and business focus may have been included while a similarly sized general partner with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of general partners for purposes of its analysis but may not have included all general partners that might be deemed comparable to KMI.

        The financial data reviewed for KMI and the KMI Selected Public Companies included:

  •
  Current declared quarterly distribution per share (or unit, as applicable) annualized and divided by current closing unit price, which is referred to as "Current Yield";

  •
  2014E distribution per share (or unit, as applicable) divided by current closing unit price, which is referred to as "2014E Yield"; and

  •
  2015E distribution per share (or unit, as applicable) divided by current closing unit price, which is referred to as "2015E Yield."

        The KMI Selected Public Companies were:

  •
  Energy Transfer Equity, L.P.

  •
  EnLink Midstream, LLC

  •
  NuStar GP Holdings, LLC

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp.

  •
  Targa Resources Corp.

  •
  Western Gas Equity Partners, LP

  •
  The Williams Companies, Inc.

        The selected public companies analysis for KMI utilizing the KMI Selected Public Companies indicated the following means and medians of the financial data reviewed for the KMI Selected Public Companies as of August 7, 2014. In addition, Jefferies, based on its experience and judgment, selected the implied ranges for KMI as indicated below:

Benchmark	Mean	Median	Implied Yield Range for KMI
Current Yield	2.9%	2.6%	4.25% - 4.75%
2014E Yield	3.0%	2.6%	4.25% - 4.75%
2015E Yield	3.4%	3.3%	4.25% - 5.00%

Analysis Performed

        Jefferies applied the yield ranges based on the selected public companies analysis to corresponding financial data for KMP (based on management projections and other publicly available data) and KMI (based on management projections and other publicly available data) to calculate implied value per KMP common unit reference ranges and implied value per share of KMI common stock reference ranges, which in turn indicated the following reference ranges of implied value per share and implied exchange ratio ranges:

Benchmark	Implied Value Per Share of KMI Common Stock Reference Ranges	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Current Yield	$36.21 - $40.47	$82.37 - $92.67	2.035 - 2.559
2014E Yield	$36.20 - $40.45	$82.67 - $93.00	2.043 - 2.568
2015E Yield	$36.81 - $43.31	$83.29 - $93.28	1.923 - 2.534

        Such exchange ratio reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

        None of the KMP Selected Public Companies utilized in the selected public companies analysis is identical to KMP, and none of the KMI Selected Public Companies utilized in the selected public companies analysis is identical to KMI. In evaluating the public companies that would comprise the KMP Selected Public Companies and the KMI Selected Public Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond KMI's, KMP's, KMR's and Jefferies' control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

        Jefferies performed a discounted cash flow analysis by calculating the net present value of KMP's estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on management projections provided by KMI (with updated estimated unit counts for the year ending December 31, 2019), and the net present value of KMI's estimated future cash available for distribution through the fiscal year ending December 31, 2019, based on management projections provided by KMI. Jefferies performed the discounted cash flow analysis by calculating discount rates with respect to KMP based on (i) the percentage of KMP's distributions allocated to KMP's general partner interest and incentive distribution rights, referred to as the KMP general partner distribution percentage, and (ii) the median general partner distribution percentage of the KMP Selected Public Companies, referred to as the median general partner distribution percentage. In performing this analysis, Jefferies applied (i) discount rates ranging from 10.50% to 11.50% to the projected cash flows from KMP, based on KMP's estimated weighted average cost of capital applying the KMP general partner distribution percentage; (ii) discount rates ranging from 8.50% to 9.50% to the projected cash flows of KMP, based on KMP's estimated weighted average cost of capital applying the median general partner distribution percentage; (iii) discount rates ranging from 7.80% to 8.80% to the projected cash flows from KMI, based on KMI's estimated weighted average cost of capital; and (iv) terminal value yield ranges of 6.00% to 6.75% to the estimated future cash available for distribution of KMP, based on trading metrics of companies similar to KMP, and 4.50% to 5.00% to the estimated future cash available for distribution of KMI, based on the trading metrics of companies similar to KMI.

        The discounted cash flow analysis indicated implied share prices of $39.48 to $44.75 per share of KMI common stock. Based on the KMP general partner distribution percentage and median general partner distribution percentage discount rates, the implied value per KMP common unit reference ranges and the implied exchange ratio reference ranges were indicated to be as follows:

Discount Applied	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
KMP General Partner Distribution Percentage	$84.46 - $95.59	1.887 - 2.421
Median General Partner Distribution Percentage	$91.23 - $103.46	2.039 - 2.621

        Such reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

Historical Exchange Ratio Analysis

        Based on the closing prices for KMP common units and KMI common stock on the NYSE, and using the various time periods set forth below ending on August 7, 2014, Jefferies calculated a range of implied historical exchange ratios by dividing the average daily closing price per KMP common unit by the average daily closing price per KMI common stock. This analysis indicated that during the three years prior to August 7, 2014, the exchange ratio ranged from 2.241 to 2.940 shares of KMI common stock per KMP common unit, as compared to the implied merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and a merger exchange ratio of 2.4849 shares of KMI common stock per KMR share:

	Average KMP Unit Price	Average KMI Share Price	Average Exchange Ratio	Current Trading Price Ratio as Premium (Discount) to Prior Period
As of August 7, 2014	$79.98	$35.37	2.261x
10% Premium	87.98	35.37	2.487x
20% Premium	95.98	35.37	2.713x
30% Premium	103.97	35.37	2.940x
30-Day Average	82.06	36.62	2.241x	0.9%
60-Day Average	81.33	36.11	2.253x	0.4%
90-Day Average	79.74	35.33	2.258x	0.2%
Last 12 Months	79.29	34.72	2.285x	(1.1%)
2-Year Average	82.08	35.77	2.297x	(1.6%)
3-Year Average	81.08	34.39	2.371x	(4.6%)

Premiums Paid Analysis

        Using publicly available information and certain other database information available to Jefferies, Jefferies examined selected non-affiliate MLP transactions, affiliate MLP transactions and affiliate general partner transactions. The following tables summarize the transactions analyzed:

Selected Non-affiliate MLP Transactions

Date	Buyer	Seller
10/10/13	Regency Energy Partners	PVR Partners
05/06/13	Inergy Midstream	Crestwood Midstream Partners
01/29/13	Kinder Morgan Energy Partners	Copano Energy
06/12/06	Plains All American Pipeline	Pacific Energy Partners
11/01/04	Valero	Kaneb Pipeline Partners
12/15/03	Enterprise Products Partners	GulfTerra Energy Partners

Selected Affiliate MLP Transactions

Date	Buyer	Seller
08/27/13	Plains All American Pipeline	PAA Natural Gas Storage
02/23/11	Enterprise Products Partners	Duncan Energy Partners
06/29/09	Enterprise Products Partners	TEPPCO Partners

Selected Affiliate General Partner Transactions

Date	Buyer	Seller
09/21/10	Penn Virginia Resource Partners	Penn Virginia GP Holdings
09/03/10	Enterprise Products Partners	Enterprise GP Holdings
08/09/10	Inergy	Inergy Holdings
06/11/10	Buckeye Partners	Buckeye GP Holdings
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings

        For each of the selected transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company's closing unit price one trading day, 7 trading days and 60 trading days prior to the transaction's announcement. The following tables summarize the premiums paid in the selected transactions:

Selected Non-affiliate MLP Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	25.7%	22.9%	11.6%	2.2%
7 Days	25.2%	21.7%	11.8%	3.0%
30 Days	23.7%	22.3%	12.3%	2.6%

Selected Affiliate MLP Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	28.3%	18.8%	8.9%	8.5%
7 Days	29.1%	20.3%	10.1%	8.7%
30 Days	29.0%	19.0%	8.5%	8.0%

Selected Affiliate General Partner Transactions

Time Period Prior to Announcement	High	75% Percentile Premium	25% Percentile Premium	Low
1 Day	31.5%	25.0%	9.4%	4.9%
7 Days	36.0%	22.0%	10.2%	5.3%
30 Days	33.1%	19.4%	17.6%	12.4%

        Using a reference range of the overall lowest 25th percentile premium to the overall highest 75th percentile premium for each of the transaction categories listed above, Jefferies performed a premiums paid analysis using the closing prices of KMP common units one trading day, seven trading days and 30 trading days prior to August 7, 2014.

        Based on Jefferies' premiums paid analysis, the implied value per KMP common unit reference ranges and the implied exchange ratio reference ranges, based on the share price of KMI common stock as of August 7, 2014, were indicated to be as follows:

Selected Transactions	KMI Common Stock Price as of August 7, 2014	Implied Value Per KMP Common Unit Reference Ranges	Implied Exchange Ratio Reference Ranges
Selected Non-affiliate MLP Transactions	$35.37	$89.24 - $100.35	2.523 - 2.837
Selected Affiliate MLP Transactions	$35.37	$87.12 - $97.65	2.463 - 2.761
Selected Affiliate General Partner Transactions	$35.37	$87.49 - $99.99	2.473 - 2.827

        Such reference ranges were compared to the implied KMP merger exchange ratio of 2.4976 shares of KMI common stock per KMP common unit based on the closing price of KMI common stock on August 7, 2014, and the KMR merger exchange ratio of 2.4849 shares of KMI common stock per KMR share.

        No selected transaction utilized as a comparison in the selected premiums paid analysis is identical to the Transactions.

Preliminary Presentations by Jefferies

        In addition to its August 8, 2014 fairness opinion presentation described above, Jefferies also made preliminary written presentations to the KMGP/KMR committee on July 30, 2014 and August 7, 2014, which are referred to as the preliminary Jefferies presentations. Neither of the preliminary Jefferies presentations, alone or together, constitute an opinion of, or recommendation by, Jefferies with respect to a possible transaction or otherwise, and were presented solely for discussion purposes.

        The July 30, 2014 presentation contained an overview of the proposed structure and terms of the Transactions, a market update of both KMP and KMI, a summary analysis of the proposed consideration, a review of certain benefits and issues for consideration with respect to the proposed transaction and a preliminary valuation analysis. These preliminary materials were based on the information available to Jefferies and the proposed terms of the Transactions as of July 29, 2014, including financial information and market, economic and other conditions as they existed as of such date, as well as Jefferies' preliminary working assumptions at such time, and the observed data and multiples analyzed by Jefferies in connection with such preliminary materials. The preliminary valuation analyses presented on July 30, 2014, based on the proposed consideration and other terms of the Transactions as of July 29, 2014, indicated an implied exchange ratio reference range of 1.893 to 2.789 shares of KMI common stock per KMP common unit.

        The August 7, 2014 presentation contained an overview of the transaction status, relative ownership and contribution analyses, an overview of transaction alternatives, a pro forma trading analysis, a holders list and crossover analysis, a summary analysis of the pro forma impact of the Transactions on KMI and KMP and a summary of certain tax considerations, which were based on the guidance and pro forma tax information provided by KMI. These preliminary materials were based on the information available to Jefferies and the proposed terms of the Transactions as of August 6, 2014, including financial information and market, economic and other conditions as they existed as of such date, as well as Jefferies' preliminary working assumptions at such time, and the observed data and multiples analyzed by Jefferies in connection with such preliminary materials.

        Each of the analyses performed in these preliminary Jefferies presentations was subject to further updating and subject to the final analyses presented to the KMGP/KMR committee on August 8, 2014 by Jefferies. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Jefferies as of, the dates on which Jefferies performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.

        The procedures followed by Jefferies in preparing the material analyses in the preliminary Jefferies presentations were substantially similar to the procedures used by Jefferies to prepare the corresponding analyses in its August 8, 2014 fairness opinion presentation.

Miscellaneous

        Jefferies' opinion was one of many factors taken into consideration by the KMGP/KMR committee in making determinations with respect to the KMP and KMR mergers and should not be considered determinative of the views of the KMGP/KMR committee or management of KMI, KMP or KMR with respect to the KMP and KMR mergers or the merger consideration to be paid to the KMP common unitholders in the KMP merger or the KMR shareholders in the KMR merger.

        Jefferies was selected by the KMGP/KMR committee based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        The KMGP/KMR committee invited representatives of Jefferies to attend a meeting of the KMGP/KMR committee held on July 21, 2014 in order to consider Jefferies' possible retention as financial advisor to the KMGP/KMR committee. At that meeting, representatives of Jefferies discussed their master limited partnership conflicts committee experience and qualifications. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years. After the representatives of Jefferies left the meeting, the KMGP/KMR committee considered the discussion with Jefferies, along with the qualifications, experience and reputation of Jefferies, and determined to retain Jefferies as its financial advisor if an acceptable engagement letter could be negotiated with Jefferies. Following negotiation of an acceptable engagement letter and the execution by Jefferies of an independence questionnaire, Jefferies was formally retained on August 4, 2014.

        Copies of written materials provided to the KMGP/KMR committee by Jefferies have been filed as exhibits to the Schedule 13E-3 filed by KMP with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal offices of KMP, as applicable, during regular business hours by any interested holder of KMP common units or KMR common stock. Copies may be obtained by requesting them in writing at the address provided in "Where You Can Find More Information."

        KMP has agreed to pay Jefferies a fee of $7.5 million, $1.5 million of which was paid upon delivery of Jefferies' opinion and $6.0 million of which will become payable only if the proposed KMP and KMR mergers are consummated. Jefferies also will be reimbursed by KMP and KMR for certain expenses reasonably incurred. KMP and KMR have also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. Jefferies has not, in the past two years, provided financial advisory or financing services to KMI, KMP, KMR or EPB. Jefferies maintains a market in KMI, KMP, KMR and EPB securities, and in the ordinary course of Jefferies' business, Jefferies and its affiliates may trade or hold securities of KMI, KMP, KMR and EPB for Jefferies' own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date of its opinion, such holdings were de minimis). In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to KMI, KMP, KMR, EPB or their affiliates, for which Jefferies would expect to receive compensation. Jefferies' opinion may not be used or referred to by KMI, KMP, EPB or KMR, or quoted or disclosed to any person in any matter, without Jefferies' prior written consent. Jefferies has consented to the inclusion of its opinion in this proxy statement/prospectus.

Opinion of Barclays Capital Inc.

        KMI engaged Barclays Capital to act as a financial advisor with respect to the Transactions, pursuant to an engagement letter dated August 8, 2014. The KMI board received a written opinion, dated August 9, 2014, from Barclays Capital to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, the aggregate number of shares of KMI common stock, together with the aggregate amount of cash, contemplated by the merger agreements to be issued and paid as consideration in the mergers, referred to as the "Transactions Consideration," to be paid in the aggregate by KMI was fair, from a financial point of view, to KMI.

        The full text of Barclays Capital's written opinion, dated as of August 9, 2014, is attached as Annex C to this proxy statement/prospectus. Barclays Capital's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion of Barclays Capital carefully in its entirety. The following is a summary of Barclays Capital's opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        The terms of the Transactions were determined through arm's-length negotiations between KMI, on the one hand, and the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee, as applicable, on the other hand, and were unanimously approved by KMI's board of directors. Barclays Capital did not recommend any specific form or amount of consideration to KMI or that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Barclays Capital was not requested to address, and its opinion does not in any manner address, KMI's underlying business decision to proceed with or effect any or all of the Transactions or the likelihood of consummation of any or all of the Transactions or the relative merits of any or all of the Transactions as compared to any strategic alternatives that may be available to KMI (including pursuing any of the Transactions individually). In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Transactions Consideration to be paid in the aggregate by KMI in the Transactions or otherwise. No limitations were imposed by KMI's board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

  •
  drafts, dated as of dated August 9, 2014, of each of the merger agreements and the specific terms of the Transactions;

  •
  a draft, dated as of August 9, 2014, of a debt commitment letter from Barclays Bank to KMI, which is referred to as the "commitment letter," in respect of certain financing relating to the Transactions;

  •
  publicly available information concerning each of KMI, KMP, KMR and EPB that Barclays Capital believed to be relevant to its analysis, including KMI's, KMP's, KMR's and EPB's Annual Reports on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014;

  •
  financial and operating information with respect to the business, operations and prospects of KMI furnished to Barclays Capital by KMI, including financial projections of KMI, KMP, KMR and EPB prepared by the management of KMI for fiscal years 2015 through 2020, which is referred to as the "Projections";

  •
  a trading history of KMI common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's and EPB's common units or shares, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that Barclays Capital deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of KMI with each of KMP, KMR and EPB and of KMI, KMP, KMR and EPB with those of other companies that Barclays Capital deemed relevant;

  •
  a comparison of the financial terms of the Transactions with the financial terms of certain other transactions that Barclays Capital deemed relevant;

  •
  the pro forma impact of the Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings, which is referred to as the "Expected Synergies," and (ii) the anticipated impact on coverage ratios, cash available for distributions to KMI, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of KMI to result from a combination of the businesses as a result of the Transactions, which is referred to as the "Expected Benefits"; and

  •
  published estimates of independent research analysts with respect to the future financial performance of KMI, KMP, KMR and EPB.

  •
  In addition, Barclays Capital has had discussions with the management of KMI concerning the business, operations, assets, liabilities, financial condition and prospects of KMI, KMP, KMR and EPB and has undertaken such other studies, analyses and investigations as Barclays Capital deemed appropriate.

        In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information (and Barclays Capital did not assume responsibility or liability for any independent verification of such information) and Barclays Capital further relied upon the assurances of the management of KMI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of KMI, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMI and that KMI would perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR and EPB, upon the advice of KMI,

Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMP, KMR and EPB and Barclays Capital has relied on such projections in arriving at its opinion. Furthermore, upon the advice of KMI, Barclays Capital assumed that the amounts and timing of the Expected Synergies and the Expected Benefits are reasonable and that the Expected Synergies and the Expected Benefits would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for, and Barclays Capital expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of KMI, KMP, KMR or EPB, and has not made or obtained any evaluations or appraisals of the assets or liabilities of KMI, KMP, KMR or EPB. Barclays Capital's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 9, 2014. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after August 9, 2014. Barclays Capital expressed no opinion as to the prices at which shares of KMI common stock, or common units or shares, as applicable, of KMP, KMR and EPB or any other securities of KMI, KMP, KMR or EPB, would trade following the announcement of the Transactions or as to the prices at which shares of KMI common stock would trade following the consummation of the Transactions. Barclays Capital expressed no opinion as to the credit rating of KMI at any time following the announcement or consummation of the Transactions. Furthermore, Barclays Capital expressed no opinion as to any determination of dividend policy of KMI following the consummation of the Transactions.

        Barclays Capital assumed that each of the executed merger agreements and the commitment letter would conform in all material respects to the last drafts thereof reviewed by Barclays Capital. Additionally, Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreements and all agreements related thereto. Barclays Capital also assumed, upon the advice of KMI, that all material governmental, regulatory and third party approvals, consents and releases for the Transactions would be obtained within the constraints contemplated by the merger agreements and that the Transactions would be consummated in accordance with the terms of the merger agreements without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Transactions will be consummated substantially concurrently). Barclays Capital assumed that KMI will obtain financing on terms no less favorable to KMI than the terms contemplated by the commitment letter. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Barclays Capital's opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that KMI had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to KMP's, KMR's and EPB's common units or shares, as applicable, but rather made its determination as to the fairness, from a financial point of view, to KMI of the Transactions Consideration to be paid in the aggregate by KMI in the Transactions on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion for the KMI board. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI or any other parties to the Transactions. None of KMI, KMP, KMR, EPB, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Premiums Paid Analysis

        Barclays Capital reviewed certain publicly available information related to selected precedent transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders or unitholders, as applicable. Barclays Capital analyzed domestic master limited partnership, or "MLP," transactions announced for the period from August 9, 2004 to August 8, 2014 with total transaction values in excess of $1 billion, excluding acquisitions of general partners. The following table sets forth the transactions analyzed based on such characteristics (and the date that each such transaction was announced):

Announcement Date	Acquirer	Target
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
05/06/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
01/30/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
04/29/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners L.P.
06/12/06	Plains All-American Pipeline, L.P.	Pacific Energy Partners LP
11/01/04	Valero L.P.	Kaneb PipeLine Partners, L.P.

        For each of the precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share or per unit purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 30 days and 60 days prior to the announcement date of the applicable precedent transactions. Barclays Capital compared the premiums paid in the precedent transactions to the premiums in the Transactions based on the implied value, as of August 8, 2014, of the Transactions Consideration of (x) $89.98 per unit of KMP, (y) $89.75 per share of KMR and (z) $38.79 per unit of EPB. The table below sets forth the summary results of the analysis:

		Merger Consideration		Merger Consideration		Merger Consideration	Representative Transactions Statistics
As of 08/08/2014	KMP	$89.98	KMR	$89.75	EPB	$38.79	Median	Mean	Low	High
		Implied Premium / (Discount)		Implied Premium / (Discount)		Implied Premium / (Discount)	Implied Premium / (Discount)
Current	$80.34	12.0%	$77.02	16.5%	$33.60	15.4%	21.2%	20.2%	9.3%	36.1%
30 Days Ago	$81.43	10.5%	$78.15	14.8%	$36.16	7.3%	20.8%	23.1%	11.1%	40.1%
60 Days Ago	$74.99	20.0%	$71.47	25.6%	$33.08	17.3%	26.3%	22.4%	(0.7)%	42.9%

Pro Forma Accretion/Dilution Analysis

        Using the Projections and estimates of the Expected Synergies and the Expected Benefits resulting from the Transactions provided by the management of KMI, Barclays Capital calculated the accretion/dilution of dividends per share (including warrants) of KMI common stock as a result of the Transactions. For calendar years 2015 through 2020, assuming an expected January 1, 2015 closing of the Transactions, Barclays Capital compared the dividends per share (including warrants) of KMI common stock after giving effect to the Transactions, which is referred to as the "KMI Pro Forma Scenario," to the dividends per share (including warrants) of KMI common stock without giving effect to the Transactions, which is referred to as the "KMI Status Quo Scenario." The analysis indicated that the KMI Pro Forma Scenario would be accretive to dividends per share of KMI common stock in each of calendar years 2015 through 2020. The following table summarizes the results of these calculations:

	2015	2016	2017	2018	2019	2020
Dividends per share (including warrants) for the KMI Status Quo Scenario	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
Dividends per share (including warrants) for the KMI Pro Forma Scenario	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Accretion / (Dilution)—$	$0.16	$0.20	$0.35	$0.44	$0.56	$0.69
Accretion / (Dilution)—%	8.7%	10.2%	17.1%	20.1%	23.6%	27.4%

        In performing this analysis, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI, KMP, KMR and EPB. Any estimates contained in Barclays Capital's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays Capital of the fairness to KMI, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI and were conducted in connection with the delivery of Barclays Capital's opinion to the KMI board.

Discounted Cash Flow Analysis

        In order to estimate the present value of KMI common stock for the KMI Status Quo Scenario as compared to the present value of KMI common stock for the KMI Pro Forma Scenario, Barclays Capital performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the "present value" of estimated future cash flows of an asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated implied per share value of KMI common stock using the discounted cash flow method for each of the KMI Status Quo Scenario and the KMI Pro Forma Scenario, Barclays Capital added: (i) the forecasted dividends per share for calendar years 2015 through 2019, based on distributed cash flow projections of KMI furnished to Barclays Capital by KMI management to (ii) the "terminal value" of the forecasted dividend per share at the end of calendar year 2019, based on guidance from KMI management, and discounted the sum of such amounts to January 1, 2015 using a range of assumed yield and indicative growth rates (as further described below).

        The terminal value for the KMI Status Quo Scenario was estimated by applying a range of assumed yields of 4.50% to 5.25% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account historical trading levels of KMI common stock. The cash flows for the KMI Status Quo Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 11.50% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account projected compounded annual growth rates for dividends as estimated by equity research analysts who cover KMI and as estimated by KMI management). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Status Quo Scenario of $32.50 to $39.00.

        Similarly, the terminal value for the KMI Pro Forma Scenario was estimated by applying a range of assumed yields of 3.75% to 4.50% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. The cash flows for the KMI Pro Forma Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 13.75% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Pro Forma Scenario of $45.00 to $53.50.

        Barclays Capital then compared the implied per share values for the KMI Status Quo Scenario with the implied per share values for the KMI Pro Forma Scenario. Barclays Capital noted that, on the basis of the discounted cash flow analysis and such comparison, the implied per share values for the KMI Pro Forma Scenario were above the implied per share values of KMI common stock for the KMI Status Quo Scenario.

Equity Research Price Targets Analysis

        Barclays Capital evaluated the publicly available share price targets of KMI published by independent equity research analysts associated with various Wall Street firms. Barclays Capital used these share price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to KMI, Barclays Capital noted that the range of low to high share price targets, where applicable and available, as of August 8, 2014 was $31.00 to $45.00 per share of KMI common stock.

Historical Share Price Analysis

        To illustrate the trend in the historical trading prices of shares of KMI common stock, Barclays Capital considered historical data with regard to the trading share prices of KMI common stock for the 52-week period from August 8, 2013 through and including August 8, 2014. Barclays Capital noted that during such 52-week period, the price per share of KMI common stock ranged from $30.81 to $38.30.

Other Presentations by Barclays Capital

        In addition to the presentation delivered to the KMI board on August 9, 2014, as described above, which is referred to as the "Barclays Capital Fairness Opinion Analysis Presentation," Barclays Capital also delivered materials and presentations to the KMI board and the independent members of the KMGP board, KMR board and EPGP board, respectively, as further described in the section titled "Special Factors—Background of the Transactions." One such presentation, dated as of July 16, 2014, which is referred to as the "Barclays Capital July 16th Presentation," was delivered by Barclays to the KMI board on July 16, 2014. Furthermore, at the request of the management of KMI, Barclays Capital prepared certain materials, which are referred to as the "Barclays Capital Committee Materials," for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014.

        The financial and comparative analyses and other information in the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials were based on market, economic and other conditions as of their respective dates as well as other information that was available to Barclays at such times. Accordingly, the results of the financial analyses and other information differed from the Barclays Capital Fairness Opinion Presentation due to changes in those conditions. Barclays Capital also continued to refine various aspects of its financial analyses with respect to KMI, KMP, KMR and EPB over time.

        Copies of the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal executive offices of KMI during its regular business hours by any interested stockholder of KMI. Copies may be obtained by requesting them in writing from KMI at the address provided in the section titled "The Parties to the Merger—KMI." None of these presentations by Barclays Capital, alone or together, constitute, or form the basis of, an opinion of Barclays Capital with respect to the Transactions Consideration.

Barclays Capital July 16th Presentation

        The Barclays Capital July 16th Presentation contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. The Barclays Capital July 16th Presentation included a statement (qualified by a note that Barclays Capital does not render formal opinions or assurances regarding future trading values) that the pro forma combined company would trade at a 4.50% yield or below, based on Barclays Capital's professional judgement and experience, taking into account (i) market conditions as of the date thereof, (ii) pro forma metrics of the proposed combined company and (iii) dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. In addition, the Barclays Capital July 16th Presentation included an illustrative sensitivity to transaction premiums analysis, for which Barclays Capital calculated the cash coverage in the KMI Pro Forma Scenario as a function of the premiums paid to KMP's, KMR's and EPB's respective price per share or unit, as applicable, ranging from 10.0% to 15.0% (based on guidance from KMI management). The Barclays Capital July 16th Presentation also reviewed and analyzed (i) the trading history of KMI's common stock from February 11, 2011 through and including July 14, 2014 as compared with the trading histories of other companies that Barclays Capital deemed relevant and (ii) the yields and expected distribution growth rates of the KMI Pro Forma Scenario as compared with the yields and expected distribution growth rates of large- and mid-capitalization companies and MLPs that Barclays Capital deemed relevant.

Barclays Capital Committee Materials

        At the request of the management of KMI, Barclays Capital prepared the Barclays Capital Committee Materials for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014. The Barclays Capital Committee Materials contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. Additionally, the Barclays Capital Committee Materials included information regarding (i) a trading history of KMP and EPB common units from July 16, 2013 through and including July 16, 2014 as compared with the trading history of the Alerian MLP Index, (ii) the relative cost of equity of select MLPs as compared with KMP and EPB, respectively, (iii) the relative expected distribution growth rates of select MLPs as compared with KMP and EPB, respectively, (iv) the cash flow profile by business segment of KMP and EPB, respectively, as compared with the cash flow profile by business segment of the KMI Pro Forma Scenario and (v) an overview of the Transactions as compared with other strategic alternatives available to KMI, KMP and EPB.

General

        Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The KMI board selected Barclays Capital because of its familiarity with KMI and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions in the industries in which KMI, KMP, KMR and EPB operate.

        Barclays Capital is acting as financial advisor to KMI in connection with the Transactions. As compensation for its services in connection with the Transactions, $1 million became payable by KMI to Barclays Capital upon the delivery of Barclays Capital's opinion, which is referred to as the "Opinion Fee." In addition, KMI will pay Barclays Capital a fee of $13 million, less any amount of the Opinion Fee previously paid, at the closing of the Transactions. In addition, KMI has agreed to reimburse certain of Barclays Capital's expenses in connection with the Transactions and indemnify Barclays Capital for certain liabilities that may arise out of Barclays Capital's engagement by KMI and the rendering of Barclays Capital's opinion. Barclays Capital has performed various investment banking and financial services for KMI, KMP, KMR and EPB in the past, and Barclays Capital expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

        With respect to KMI, KMP, KMR and EPB, collectively, in the two years prior to rendering its fairness opinion, Barclays Capital performed the following investment banking and financial services: (i) (a) in August 2012, Barclays Capital rendered a fairness opinion to KMI in connection with KMI's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP; (b) in August 2012, Barclays Capital acted as joint bookrunner on KMI's secondary offering of 66,700,000 shares of KMI common stock by selling stockholders; (c) in October 2012, Barclays Capital acted as sole bookrunner on KMI's secondary offering of 69,296,921 shares of KMI common stock by selling stockholders; (d) in November 2012, Barclays Capital acted as administrative agent on KMI's amendment to its $1,750,000,000 revolving credit facility; and (e) in October 2013, Barclays Capital acted as joint bookrunner on KMI's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, Barclays Capital acted as joint bookrunner on EPB's follow-on offering of 8,165,000 EPB common units; and (iii)(a) in August 2012, Barclays Capital acted as financial advisor on KMP's sale of Rockies Express Pipeline; (b) in December 2012, Barclays Capital acted as sole bookrunner on KMP's follow-on offering of 4,485,000 KMP common units; (c) in May 2013, Barclays Capital acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility; (d) in February 2014, Barclays Capital acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year senior notes offering; (e) in February 2014, Barclays Capital acted as joint bookrunner on KMP's follow-on offering of 7,935,000 KMP common units; and (f) in August 2014, Barclays Capital acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility. In connection with the foregoing services, Barclays Capital has received aggregate compensation equal to approximately $39,300,000.

        Barclays Bank, an affiliate of Barclays Capital, is the administrative agent and a lender under the bridge facility that KMI has entered into in connection with the Transactions. See "Description of the Debt Financing for the Transactions."

        Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of KMI, KMP, KMR and EPB and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        Barclays Capital's opinion, the issuance of which was approved by Barclays Capital's Fairness Opinion Committee, is addressed to KMI's board of directors, and addresses only the fairness, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI. Barclays Capital's opinion is not intended to and does not constitute a recommendation to any stockholder of KMI as to how such stockholder should vote or act with respect to the Transactions or any other matter.

Financial Analyses of Citigroup Global Markets Inc.

        KMI also has retained Citigroup Global Markets Inc., which is referred to as "Citi," as a financial advisor in connection with the proposed Transactions. In connection with this engagement, the KMI board of directors requested that Citi perform certain financial analyses of KMI both on a standalone basis and pro forma for the proposed Transactions, but primarily focused on KMI pro forma for the proposed Transactions. Citi's financial analyses were provided for the information of the KMI board of directors (in its capacity as such) in connection with its evaluation of the proposed Transactions from a financial point of view to KMI and did not address any other terms, aspects or implications of the proposed Transactions. Citi's financial analyses did not address the underlying business decision of KMI to effect the proposed Transactions, the relative merits of the proposed Transactions as compared to any alternative business strategies that might exist for KMI or the effect of any other transaction in which KMI might engage or consider. Citi's financial analyses are not intended to be and do not constitute a recommendation as to how any stockholder or unitholder should vote or act on any matters relating to the proposed Transactions or otherwise.

        In preparing its financial analyses, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of KMI management that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial projections and other information and data provided to or otherwise reviewed by or discussed with Citi relating to KMI, KMR, KMP and EPB, Citi was advised by KMI management, and assumed, with KMI's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of KMI management as to the future financial performance of KMI, KMR, KMP and EPB, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by KMI management to result from, and other potential pro forma financial effects of, the proposed Transactions and the other matters covered thereby. Citi assumed, with KMI's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the proposed Transactions, reflected in such financial projections and other information and data would be realized in the amounts and at the times projected. Citi relied upon the assessments of KMI management as to (i) existing and future relationships, agreements and arrangements with, and the ability of KMI pro forma for the Transactions to retain, key customers and related contracts of, or otherwise relating to, KMI, KMR, KMP and EPB, (ii) growth rate and other assumptions of KMI management with respect to KMI pro forma for the proposed Transactions and (iii) the potential impact on KMI, KMR, KMP and EPB of market trends and prospects relating to the natural gas and natural gas gathering, processing, transporting and fractionating industry, including assumptions of KMI management regarding future drilling and production, volume commitments, acreage dedication, and gathering and processing rates as reflected in the financial projections and other information and data utilized in Citi's analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses. Citi assumed, with KMI's consent, that there would be no developments with respect to any such matters that would have an adverse effect on KMI, KMR, KMP, EPB or the proposed

Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to Citi's analyses.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KMI, KMR, KMP, EPB or any other entity and Citi did not make any physical inspection of the properties or assets of KMI, KMR, KMP, EPB or any other entity. Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters and it relied, with KMI's consent, upon the assessments of representatives of KMI as to such matters. Citi's financial analyses were necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date on which such analyses were performed.

        Citi was not requested to, and it did not, provide an opinion as to the fairness, from a financial point of view, of the consideration payable in the proposed Transactions or any other term or aspect of the proposed Transactions. The type and amount of consideration payable in the proposed Transactions were determined through negotiations among KMI, KMR, KMP and EPB, and the decision to enter into the merger agreements was solely that of the KMI board, the KMR board and KMR special committee, the KMGP board and KMGP conflicts committee, and the EPGP board and EPGP conflicts committee. Citi expressed no view or opinion as to, among other things, the form or structure of the proposed Transactions or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the proposed Transactions or otherwise. Citi did not express any view or opinion as to the actual value of KMI common stock when issued in the proposed Transactions or the prices at which KMI common stock, KMR shares, KMP common units or EPB common units would trade or otherwise be transferable at any time. Citi's financial analyses were only one of many factors considered by the KMI board of directors in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the KMI board of directors or KMI management with respect to the proposed Transactions or the consideration payable in the proposed Transactions.

        In preparing its financial analyses, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's analyses. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. Citi considered the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its financial analyses, many of which are beyond the control of KMI. No company, business or transaction reviewed is identical or directly comparable to KMI, KMR, KMP, EPB or their respective businesses or the proposed Transactions and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty and are not intended to be, and should not be construed in any respect as, an assurance or guaranty of value.

        The following is a summary of the material financial analyses presented to the KMI board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the financial analyses summarized below, the term "potential total investment returns" refers to the current yield of the applicable securities plus potential growth in distributions based on two-year compound annual growth rates of such distributions for calendar years 2015 through 2017.

July 16, 2014 Preliminary KMI Board Discussion Materials

        Preliminary financial analyses and market perspectives provided by Citi to the KMI board of directors on July 16, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended July 14, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended July 14, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  Spectra Energy Corp

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  Targa Resources Corp.

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  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

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  Enbridge Energy Partners, L.P.

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  Energy Transfer Partners, L.P.

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  Enterprise Products Partners L.P.

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  ONEOK Partners, L.P.

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  Plains All American Pipeline, L.P.

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  Spectra Energy Partners, LP

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  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

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  Boardwalk Pipeline Partners, LP

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  EQT Midstream Partners, LP

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  Midcoast Energy Partners, L.P.

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  QEP Midstream Partners, LP.

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  Tallgrass Energy Partners, LP

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  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 89.8% and 127.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 155.9% and 198.9%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 92.4%, 110.5% and 156.8% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 113.1%, 148.8% and 233.1%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 102.0% and 199.6% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 134.1%, 144.7% and 193.7%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

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  Alliance Holdings GP, L.P.

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  Atlas Energy, L.P.

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  Crestwood Equity Partners LP

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  Energy Transfer Partners, L.P.

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  NuStar GP Holdings, LLC

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  Western Gas Equity Partners, LP

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  Selected public companies:

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  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  Spectra Energy Corp

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  Targa Resources Corp.

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  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of July 14, 2014 for the six selected public partnerships and the six selected public companies were as follows:

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  For the six selected public partnerships:

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  GP distribution compound annual growth rates: 3.1% to 25.7%;

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  expected potential total investment returns: 8.6% to 28.8%;

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  GP firm values: $1.7 billion to $34.3 billion;

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  debt ratios: 0.0x to 4.8x; and

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  current and calendar year 2015 estimated GP dividend yields: 1.6% to 5.5% and 2.4% to 6.1%.

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  For the six selected public companies:

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  GP distribution compound annual growth rates: 9.0% to 25.2%;

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  expected potential total investment returns: 12.2% to 27.0%;

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  GP firm values: $6.0 billion to $41.8 billion;

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  debt ratios: 0.0x to 4.4x; and

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  current and calendar year 2015 estimated GP dividend yields: 1.8% to 3.4% and 2.5% to 4.1%.

        Citi observed the following corresponding data for KMI as of July 14, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.5%; (iii) a GP firm value of approximately $47.2 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.7% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of July 14, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $66.00 to $92.00 per share, $70.00 to $93.00 per unit, and $32.00 to $36.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on July 14, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (July 14, 2014)
$33.77 - $48.59	$35.97

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on July 14, 2014 of approximately (6.1%) to 35.1%.

        Potential Total Investment Returns Overview.    In order to assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA, compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.6% to 21.6% (with a median of 8.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.8% to 19.1% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 3.1% to 4.0% (with a median of 3.8%); and

  •
  estimated potential total investment returns: 9.6% to 22.1% (with a median of 12.8%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 6.9% to 9.6% (with a median of 7.5%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.3% to 6.2% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.8%); and

  •
  estimated potential total investment returns: 7.0% to 9.7% (with a median of 8.0%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of a potential step-up in tax basis per share of KMI common stock, which is referred to as the "potential tax basis step-up per share," that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management.

        Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to

9.5%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2028 using discount rates ranging from 7.5% to 9.5%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$39.11 - $51.31	$38.92 - $51.03	$4.98 - $5.52	$43.90 - $56.55

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.4% to 4.4% and 3.5% to 4.6%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP, KMR and EPB closing share or unit prices on July 14, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
Cash Available for Dividends	21.6%	24.6%	29.1%	35.8%	28.6%	28.5%	24.5%	20.8%	17.5%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%
At 15% Premium:
Cash Available for Dividends	19.6%	22.4%	26.9%	33.4%	26.2%	26.0%	21.9%	18.2%	14.9%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP's, KMR's and EPB's closing share or unit prices on July 14, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
KMP	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
KMR	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
EPB	(15.9)%	(7.5)%	(3.1)%	4.6%	10.6%	12.3%	14.1%	15.9%	17.7%
At 15% Premium:
KMP	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
KMR	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
EPB	(12.1)%	(3.3)%	1.3%	9.4%	15.7%	17.4%	19.3%	21.1%	23.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, the following:

  •
  implied enterprise values (calculated as equity values based on closing stock or unit prices on July 14, 2014 plus implied market values of the KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming, for illustrative purposes, a 10% premium to KMP's and EPB's closing unit prices on July 14, 2014, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 14.9x and 14.0x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.5x, 15.5x and 14.9x, respectively;

  •
  premiums paid in seven selected GP transactions announced from September 2007 through July 14, 2014 with transaction values ranging from approximately $212 million to $22 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.2% and a median of 15.6%), 11.4% to 27.0% (with a mean of 21.3% and a median of 22.4%) and 13.6% to 32.2% (with a mean of 19.6% and a median of 18.5%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.9% and a median of 18.8%), 9.4% to 40.0% (with a mean of 21.7% and a median of 20.6%) and 9.3% to 32.1% (with a mean of 19.9% and a median of 18.1%), respectively;

  •
  premiums paid in eight selected MLP transactions announced from October 1997 through July 14, 2014 with transaction values ranging from approximately $1 billion to $6 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), 2.7% to 39.0% (with a mean of 17.7% and a median of 14.7%) and 2.6% to 36.8% (with a mean of 18.2% and a median of 16.3%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), (0.5%) to 27.1% (with a mean of 12.7% and a median of 12.3%) and 3.3% to 28.1% (with a mean of 15.1% and a median of 15.1%), respectively; and

  •
  implied purchase prices as multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner in (i) eight selected transactions in which GP incentive distribution rights ranged from 2% to 15% announced from February 1997 through March 2014 with transaction values ranging from approximately $19 million to $366 million, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 21.9x to 115.5x (with a mean of 60.6x and a median of 51.4x), 20.9x to 109.5x (with a mean of 44.7x and a median of 31.6x) and 12.8x to 78.7x (with a mean of 32.9x and a median of 24.3x), respectively, (ii) 16 selected transactions in which GP incentive distribution rights ranged from 25% to 30% announced from March 1998 through December 2012 with transaction values ranging from approximately $12 million to $7 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 6.5x to 115.6x (with a mean of 31.5x and a median of 21.6x), 8.5x to 45.4x (with a mean of 24.5x and a median of 22.4x) and 3.8x to 37.5x (with a mean of 14.5x and a median of 12.7x), respectively, and (iii) 16 selected transactions in which GP incentive distribution rights ranged from 45% to 50% announced from July 1999 through May 2013 with transaction values ranging from approximately $88 million to $2 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 10.1x to 42.6x (with a mean of 18.8x and a median of 16.3x), 8.1x to 27.2x (with a mean of 15.8x and a median of 15.4x) and 7.0x to 22.2x (with a mean of 13.5x and a median of 14.1x), respectively.

August 9, 2014 KMI Board Discussion Materials

        Financial analyses and market perspectives provided by Citi to the KMI board of directors on August 9, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to further assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended August 8, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended August 8, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

  •
  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 95.7% and 152.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 140.4% and 226.5%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 98.0%, 124.4% and 152.2% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 114.5%, 164.2% and 212.0%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 104.7% and 174.1% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 125.0%, 155.3% and 168.5%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared of the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

    •
    Crestwood Equity Partners LP

    •
    Energy Transfer Partners, L.P.

    •
    NuStar GP Holdings, LLC

    •
    Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of August 8, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 5.5% to 26.4%;

  •
  expected potential total investment returns: 10.8% to 28.3%;

  •
  GP firm values: $1.8 billion to $33.3 billion;

  •
  debt ratios: 0.0x to 3.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.9% to 5.3% and 2.5% to 6.4%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 24.3%;

  •
  expected potential total investment returns: 12.3% to 26.5%;

  •
  GP firm values: $5.6 billion to $46.4 billion;

  •
  debt ratios: 0.5x to 4.0x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 2.1% to 4.0% and 2.7% to 4.4%.

        Citi observed the following corresponding data for KMI as of August 8, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.6%; (iii) a GP firm value of approximately $47.4 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.8% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of August 8, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $68.00 to $92.00 per share, $75.00 to $93.00 per unit and $32.00 to $40.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated EBITDA by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on August 8, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (August 8, 2014)
$33.91 - $48.93	$36.12

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on August 8, 2014 of approximately (6.1%) to 35.5%.

        Potential Total Investment Returns Overview.    In order to further assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.9% to 20.7% (with a median of 10.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.1% to 13.0% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 2.9% to 4.4% (with a median of 4.0%); and

  •
  estimated potential total investment returns: 8.8% to 17.0% (with a median of 12.9%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 7.3% to 10.4% (with a median of 7.4%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.0% to 6.0% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.9%); and

  •
  estimated potential total investment returns: 6.8% to 9.6% (with a median of 7.9%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2029 using discount rates ranging from 7.5% to 9.0%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$40.43 - $51.29	$41.83 - $52.86	$3.27 - $3.57	$45.10 - $56.43

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.3% to 4.1% and 3.5% to 4.4%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Cash Available for Dividends	21.9%	23.7%	28.8%	36.2%	29.0%	29.3%	25.3%	21.2%	17.1%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.1%	28.3%	25.3%	21.2%	17.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
KMP	(14.5)%	(11.3)%	(6.7)%	(4.7)%	2.9%	9.9%	11.8%	12.6%	13.4%
KMR	(14.8)%	(11.5)%	(6.9)%	(5.0)%	2.7%	9.6%	11.5%	12.4%	13.2%
EPB	(17.4)%	(9.1)%	(4.8)%	2.8%	8.7%	15.7%	17.3%	17.7%	18.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, implied enterprise values (calculated as equity values based on closing stock or unit prices on August 8, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming a 12.0% and 15.4% premium to KMP's and EPB's closing unit prices on August 8, 2014, respectively, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 15.0x and 13.8x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.6x, 15.7x and 14.7x, respectively.

Miscellaneous

        KMI has agreed to pay Citi for its services as a financial advisor to KMI in connection with the proposed Transactions an aggregate fee of $5 million, payable contingent upon consummation of the Transactions. In addition, KMI has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement. Citi and its affiliates also are participating in the bridge facility as a syndication agent, documentation agent and lender and in the replacement revolving credit facility as syndication agent and as a joint lead arranger, joint bookrunner and lender, for which services Citi and its affiliates have received or will receive compensation.

        Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide services to KMI, KMP, KMR, EPB and their respective affiliates unrelated to the proposed Transactions for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the KMI board meeting on August 9, 2014 at which the proposed Transactions were approved, having acted or acting (i) as financial advisor in connection with certain merger and acquisition transactions, (ii) as a syndication agent, lead arranger, book-running manager and collateral agent for, and as a lender under, certain credit facilities of KMI, KMP and certain affiliates of EPB and (iii) as a sales agent, underwriter, co-manager and book-running manager for certain securities offerings of KMI, KMP and EPB, for which services Citi and its affiliates received aggregate fees totaling approximately $12.8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of KMI, KMP, KMR, EPB and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with KMI, KMP, KMR, EPB and their respective affiliates.

        KMI selected Citi to act as a financial advisor to KMI in connection with the proposed Transactions based on Citi's reputation, experience and familiarity with KMI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

        In considering the recommendations of the KMGP conflicts committee, the KMR board and the KMGP board, KMP unitholders should be aware that some of the executive officers and directors of KMR and KMGP have interests in the transaction that may differ from, or may be in addition to, the interests of KMP unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The KMGP conflicts committee, the KMR board and the KMGP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the KMP merger agreement.

  Common Directors and Executive Officers

        KMR and KMGP have the same directors and executive officers. The following KMR and KMGP directors and executive officers are directors and executive officers of KMI and EPGP:

  •
  Richard D. Kinder is Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP;

  •
  Steven J. Kean is Director, President and Chief Operating Officer of KMI, KMR, KMGP and EPGP;

  •
  Kimberly A. Dang is Vice President and Chief Financial Officer of KMI, KMR and KMGP and Vice President of EPGP;

  •
  David R. DeVeau is Vice President and General Counsel of KMI, KMR, KMGP and EPGP;

  •
  Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI, KMR, KMGP and EPGP and a Director of EPGP;

  •
  Dax A. Sanders is Vice President, Corporate Development of KMI, KMR, KMGP and EPGP; and

  •
  Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI, KMR, KMGP and EPGP.

        Each of these individuals will retain his or her positions with KMI following the Transactions.

  Indemnification and Insurance

        The KMP merger agreement provides for indemnification and advancement of expenses by KMI and KMP, after the effective time of the KMP merger, of the directors and officers of KMR and KMGP to the fullest extent authorized or permitted by applicable law. These KMP merger agreement provisions, which the KMP merger agreement requires to be maintained in effect for six years after the effective time of the KMP merger, are in addition to the indemnification and advancement of expenses provided to each of KMR's and KMGP's directors and officers under (i) the organizational documents of KMP, KMGP and KMR and (ii) separate indemnification agreements each of KMR's and KMGP's non-employee directors has with KMR, KMGP, KMP and each of KMP's operating limited partnerships.

        In addition, KMI will maintain in effect for a period of six years from the effective time of the KMP merger KMGP's and KMR's current directors and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMP merger with respect to such indemnified party.

  KMI Board Positions

        The non-employee directors on the KMR and KMGP boards, Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, each of whom serves on the KMGP conflicts committee, have been offered the opportunity to become members of the KMI board after the KMP merger. If any of these individuals becomes a member of the KMI board, his initial term would expire at the next KMI annual meeting of stockholders in 2015, and at that time, he would be required to stand for re-election by the stockholders if he wished to continue to serve as a director.

        Any non-employee director on the KMR and KMGP boards who becomes a member of the KMI board would be entitled to receive the same compensation as KMI's other non-employee directors. For 2014, this compensation consists of an annual retainer of $200,000, which is the same amount these directors currently receive for service on the KMGP and KMR boards. Under KMI's Stock Compensation Plan for Non-Employee Directors, eligible directors may elect to receive all or a portion of their annual retainer in the form of shares of KMI common stock rather than in cash. For more details about KMI's Stock Compensation Plan for Non-Employee Directors, please see KMI's documents incorporated by reference as described under "Where You Can Find More Information."

  Unit and Share Ownership of Directors and Executive Officers

        All directors and certain executive officers of KMR and KMGP beneficially own equity securities of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions. Please see "—Security Ownership of Certain Beneficial Owners and Management of KMP" for further detail.

  No Severance or Similar Payments

        No executive officer of KMI, KMGP or KMR is entitled to or will receive any severance payments or "golden parachute compensation" in connection with the Transactions.

Security Ownership of Certain Beneficial Owners and Management of KMP

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMP common units, KMP Class B units and KMR shares (i) by each of the directors of KMGP and KMR, by the principal executive officer, principal financial officer and three other most highly compensated executive officers of KMGP and KMR (referred to as the named executive officers) and by all directors and executive officers as a group and (ii) by each person known by KMP to own beneficially at least 5% of such units or shares. Except as noted otherwise, each beneficial owner has sole voting power and sole investment power over the units or shares listed. Unless noted otherwise, the address of each person below is c/o Kinder Morgan Energy Partners, L.P., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	KMP Common Units		KMP Class B Units		KMR Shares
Name of Beneficial Owner	Number of Units	Percent of Class(a)	Number of Units	Percent of Class	Number of Shares	Percent of Class(b)
Richard D. Kinder(c)	333,774	*	—	—	344,181	*
Steven J. Kean	10,830	*	—	—	5,752	*
Ted A. Gardner	43,404	*	—	—	79,495	*
Gary L. Hultquist	500	*	—	—	—	—

	KMP Common Units		KMP Class B Units		KMR Shares
Name of Beneficial Owner	Number of Units	Percent of Class(a)	Number of Units	Percent of Class	Number of Shares	Percent of Class(b)
Perry M. Waughtal(d)	46,918	*	—	—	96,019	*
Kimberly A. Dang	121	*	—	—	715	*
Thomas A. Martin	—	—	—	—	6,128	*
John W. Schlosser	—	—	—	—	—	—
Directors and executive officers as a group (13 persons)(e)	456,769	*	—	—	534,667	*
KMI(f)	22,287,455	6.8%	5,313,400	100.0%	16,809,529	12.6%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(g)	—	—	—	—	10,859,808	8.1%

*
Less than 1%.

(a)
Calculated based on 326,239,985 KMP common units outstanding as of September 26, 2014.

(b)
Calculated based on 133,966,228 KMR shares outstanding as of September 26, 2014, including four voting shares owned by KMGP. Through the provisions in KMP's partnership agreement and KMR's LLC agreement, the number of outstanding KMR shares, including the voting shares, and the number of outstanding i-units will at all times be equal.

(c)
Includes 7,879 KMP common units and 1,366 KMR shares owned by Mr. Kinder's spouse. Mr. Kinder disclaims all beneficial and pecuniary interest in these KMP common units and KMR shares.

(d)
Includes 19,663 KMR shares held by a limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse and jointly controlled by Mr. Waughtal and his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in these shares.

(e)
See notes (c) and (d). Also includes 20,000 KMP common units held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which KMP common units the executive officers disclaim all or a portion of any beneficial or pecuniary interest.

(f)
Includes KMP common units owned by KMI and its consolidated subsidiaries, including 1,724,000 common units owned by KMGP.

(g)
As reported on the Schedule 13G/A filed February 5, 2014 by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne. Based on the number of KMR shares reported, as of August 20, 2014, this beneficial owner would have received KMR share distributions totaling approximately 596,344 additional KMR shares. Kayne Anderson Capital Advisors, L.P. reported that in regard to KMR shares, it had sole voting power over 0 shares, shared voting power over 10,859,808 shares, sole disposition power over 0 shares and shared disposition power over 10,859,808 shares. Mr. Kayne reported that in regard to KMR shares, he had sole voting power over 0 shares, shared voting power over 10,859,808 shares, sole disposition power over 0 shares and shared disposition power over 10,859,808 shares. Kayne Anderson Capital Advisors, L.P.'s and Richard A. Kayne's address is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMI common stock and EPB common units by each of the named executive officers and directors of KMGP and KMR and by all directors and executive officers of KMGP and KMR as a group.

	KMI Common Stock		EPB Common Units
Name of Beneficial Owner	Number of Shares	Percent of Class(a)	Number of Shares	Percent of Class(a)
Richard D. Kinder(b)	243,100,000	23.6%	128,000	*
Steven J. Kean(c)	7,119,843	*	18,000	*
Ted A. Gardner(d)	380,000	*	—	—
Gary L. Hultquist	—	—	—	—
Perry M. Waughtal(e)	10,000	*	—	—
Kimberly A. Dang(f)	2,110,690	*	—	—
Thomas A. Martin(g)	883,824	*	—	—
John W. Schlosser(h)	174,414	*	—	—
Directors and executive officers as a group (13 persons)(i)	254,743,184	24.8%	148,000	*

*
Less than 1%.

(a)
Calculated based on 1,028,229,501 shares of KMI common stock and 232,729,329 EPB common units, as applicable, issued and outstanding as of September 26, 2014.

(b)
Includes 40,467 shares of KMI common stock owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares of KMI common stock held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(c)
Excludes 754,717 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 230,000 shares of KMI common stock held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is a trustee, each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 425,000 shares of KMI common stock owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these shares.

(d)
Amount includes warrants to purchase 180,000 shares of KMI common stock held by Mr. Gardner.

(e)
Includes 10,000 shares of KMI common stock held by a limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse and jointly controlled by Mr. Waughtal and his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in these shares.

(f)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 2,026,048 shares of KMI common stock held by a limited partnership of which Mrs. Dang controls the voting and disposition power. Mrs. Dang disclaims 10% of any beneficial and pecuniary interests in these shares. Amount includes warrants to purchase 192 shares of KMI common stock held by Mrs. Dang.

(g)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 148,950 shares of KMI common stock held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(h)
Excludes 150,944 restricted KMI shares subject to forfeiture and voting restrictions that lapse on March 1, 2019.

(i)
See notes (b) through (h) above. Also excludes 440,237 restricted KMI shares subject to forfeiture and voting restrictions that lapse between July 16, 2016 and July 16, 2019. Also includes 246,022 shares of KMI common stock held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares, the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Amount includes warrants to purchase 1,600 shares of KMI common stock held by an executive officer.

No Appraisal Rights

        KMP unitholders will not have appraisal rights in connection with the KMP merger. Under Section 17-212 of the Delaware Revised Uniform Limited Partnership Act, a partnership agreement or an agreement of merger may provide contractual appraisal rights with respect to partnership interests in the limited partnership. The KMP partnership agreement, however, does not provide limited partners with any dissenters' or appraisal rights in the event of a merger. Further, Section 2.6 of the KMP merger agreement provides that no dissenters' or appraisal rights are available with respect to the KMP merger or the other transactions contemplated by the KMP merger agreement. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, the KMP partnership agreement and the KMP merger agreement.

Accounting Treatment of the Merger

        The KMP merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls KMP and will continue to control KMP after the KMP merger, the changes in KMI's ownership interest in KMP will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the merger.

Estimated Fees and Expenses

        The following is an estimate of the aggregate fees and expenses incurred or to be incurred, excluding financing costs, by the parties in connection with the Transactions:

Description	Amount (in millions)
Financial advisory fees	$30.5
Legal and other professional service fees	16.8
Proxy solicitation, printing and mailing costs	17.5
Filing fees	5.6
Miscellaneous	19.6

Total	$90.0

        Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

Regulatory Approvals Required for the Merger

        The following is a summary of the material regulatory requirements for completion of the KMP merger contemplated by the KMP merger agreement. There can be no guarantee if and when any of the consents or approvals required for the KMP merger will be obtained or as to the conditions that such consents and approvals may contain.

        Under the HSR Act and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed the HSR Forms with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

        At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to rescind the KMP merger or to seek other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the KMP merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the KMP merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Directors and Executive Officers of KMI After the Merger

        The directors and executive officers of KMI prior to the KMP merger will continue as directors and executive officers of KMI after the KMP merger, except one of the current two directors nominated by Highstar Capital LP, which is referred to as "Highstar," will step down as a result of Highstar's ownership in KMI being reduced below 5% due to dilution as a result of the Transactions. For further information, please see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights." Additionally, the non-employee directors of KMR, KMGP and EPGP have been offered the opportunity to become members of the KMI board of directors after the Transactions.

KMP Unitholders Making Elections

        No less than 30 days prior to the anticipated effective time of the KMP merger, KMP unitholders will be receiving under separate cover a form of election for making stock, cash, mixed or no elections. KMP unitholders will have a minimum of 20 business days from the mailing of the form of election to make their election. Any KMP unitholder who became a KMP unitholder after the record date established for the mailing of forms of election, or who did not otherwise receive a form of election, should contact D.F. King & Co., Inc. toll-free at (800) 331-5963 or their bank, broker, nominee, trust company or other fiduciary to obtain a form of election. KMP unitholders who vote against approving the KMP merger agreement are still entitled to make elections with respect to their common units. The form of election allows holders of KMP common units to make stock, cash or mixed elections for some or all of their KMP common units or no election for their KMP common units. KMP common units as to which the holder has not made a valid election prior to the election deadline will be treated as though no election has been made. To validly make a stock, cash, mixed or no election, KMP unitholders must properly complete, sign and send the form of election and unit certificates (or evidence of units in book-entry form) to the exchange agent prior to the election deadline.

        For information regarding certain U.S. federal income tax consequences of the KMP merger, please see "Material U.S. Federal Income Tax Consequences."

Exchange Agent

        Computershare Inc. and Computershare Trust Company, N.A. will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

        Unless otherwise designated on the election form, the election deadline will be 5:00 p.m., New York City time, on the second business day prior to the effective time of the KMP merger. KMI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on KMI's website at www.kindermorgan.com and in a filing with the SEC. If the effective time of the KMP merger is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new effective time of the KMP merger), and KMI will promptly announce any such delay.

        KMP unitholders who hold their units in "street name" may be subject to an earlier deadline. Therefore, KMP unitholders should carefully read any materials received from their bank, broker, nominee, trust company or other fiduciary.

Form of Election

        The applicable form of election must be properly completed and signed and accompanied by:

  •
  duly endorsed certificates representing all of the KMP common units to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on KMP's books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election); or

  •
  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the United States, provided that the actual unit certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

  •
  if the KMP common units are held in book-entry form, the documents specified in the instructions accompanying the form of election.

        In order to make a stock, cash, mixed and/or no election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Units as to which an Election Has Already Been Made

        KMP unitholders who have made elections will be unable to sell or otherwise transfer their units after making the election, unless the election is properly revoked before the election deadline or unless the KMP merger agreement is terminated.

Election Revocation and Changes

        An election may be revoked or changed with respect to all or a portion of the KMP common units covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the KMP merger agreement is terminated, and any unit certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the KMP unitholder who submitted those certificates. KMP unitholders will not be entitled to revoke or change their elections following the election deadline, unless the KMP merger agreement is thereafter terminated or the election deadline is thereafter delayed. As a result, KMP unitholders who have made elections will be unable to revoke their elections or sell their KMP common units during the period between the election deadline and the date of completion of the KMP merger or termination of the KMP merger agreement.

        KMP unitholders not making a valid election in respect of their KMP common units prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported stock election, cash election or mixed election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

        KMP unitholders who make no election to receive stock consideration, cash consideration or mixed consideration in the KMP merger, whose election forms are not received by the exchange agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not to have made an election (and such KMP common units referred to as "no election units"). KMP unitholders not making an election in respect of some or all of their KMP common units will receive mixed consideration with respect to the KMP common units for which no election has been made. See "—Proration and Adjustment Procedures" below.

Proration and Adjustment Procedures

        KMP unitholders should be aware that cash elections and stock elections they make may be subject to the proration and adjustment procedures provided in the KMP merger agreement to ensure that the total amount of cash paid and the total number of shares of KMI common stock issued in the KMP merger to KMP unitholders as a whole are equal to the total amount of cash that would have been paid and the total number of shares of KMI common stock that would have been issued if all KMP unitholders elected to receive the mixed consideration.

        Therefore, if providing $91.72 in cash per KMP common unit to those who make the cash election would cause KMI to pay more cash than if all KMP unitholders were to receive $10.77 in cash per KMP common unit, then the amount of cash per KMP common unit to be received by holders making a cash election will be reduced (pro rata across all outstanding KMP common units subject to a cash election, which are referred to as the "cash election units"), so that the aggregate cash paid to all KMP unitholders is equal to $10.77 per KMP common unit, and the remainder of the consideration in respect of outstanding cash election units will be payable in shares of KMI common stock and cash in lieu of fractional shares.

        In addition, if providing 2.4849 shares of KMI common stock per KMP common unit to those who make the stock election would cause KMI to issue more shares of KMI common stock than if all KMP unitholders received 2.1931 shares of KMI common stock per KMP common unit, then the amount of shares of KMI common stock per KMP common unit to be received by holders making a stock election will be reduced (pro rata across all outstanding KMP common units subject to a stock election, which are referred to as the "stock election units"), so that the aggregate shares of KMI common stock paid to all KMP unitholders is equal to 2.1931 shares of KMI common stock per KMP common unit, and the remainder of the consideration in respect of outstanding stock election units will be payable in cash.

        The proration and adjustment procedures work as follows:

        If, (A) the product of the number of cash election units and $91.72, the "Per Unit Cash Election Consideration," (such product being referred to as the "Cash Election Amount") exceeds (B) the difference between (x) the product of $10.77, the "Per Unit Mixed Consideration Cash Amount," and

the total number of issued and outstanding KMP common units immediately prior to the effective time of the KMP merger (excluding KMP common units that are to remain outstanding as provided for in the KMP merger agreement and including, for the avoidance of doubt, KMP common units deemed outstanding) minus (y) the product of the number of mixed consideration election units (provided that no election units will be deemed to be mixed consideration election units for purposes of the proration provision)) and the Per Unit Mixed Consideration Cash Amount, such product being referred to as the "Aggregate Mixed Consideration Cash Amount" (such difference being referred to as the "Available Cash Election Amount"), then each cash election unit will be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which will be the Available Cash Election Amount and the denominator of which will be the Cash Election Amount, such fraction being the "Cash Fraction," and (2) a number of shares of KMI common stock equal to the product of (r) 2.4849, the "Exchange Ratio," and (s) one (1) minus the Cash Fraction.

        If the Available Cash Election Amount exceeds the Cash Election Amount, then each stock election unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of stock election units and (B) a number of shares of KMI common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) and the denominator of which shall be the Per Unit Cash Election Consideration.

        Neither KMI nor KMP is making any recommendation as to whether KMP unitholders should make a cash election, stock election, mixed election or no election in the KMP merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement/prospectus and in the KMP merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than what you elected to receive.

Listing of KMI Common Stock

        It is a condition to closing that the KMI common stock to be issued in the KMP merger to KMP unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of KMP Common Units

        If the KMP merger is completed, KMP common units will cease to be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Ownership of KMI after the Transactions

        KMI will issue approximately [            ] million shares of KMI common stock to former public KMP common unitholders pursuant to the KMP merger. Further, KMI will issue approximately [            ] million shares of KMI common stock to former public KMR shareholders and public EPB common unitholders pursuant to the KMR merger and the EPB merger. As a result, immediately following the completion of the Transactions, KMI expects to have at least [            ] million shares of KMI common stock outstanding. Former public KMP common unitholders are therefore expected to hold approximately [        ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions. Collectively, former public KMP common unitholders, public KMR shareholders and public EPB common unitholders are expected to hold approximately [        ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions.

Restrictions on Sales of KMI Common Stock Received in the Merger

        Shares of KMI common stock issued in the KMP merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of KMI common stock issued to any KMP unitholder who may be deemed to be an "affiliate" of KMI after the completion of the KMP merger. This proxy statement/prospectus does not cover resales of KMI common stock received by any person upon the completion of the KMP merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Mergers

        Three putative class action lawsuits were filed in the Court of Chancery of the State of Delaware in connection with the proposed merger transactions: (i) William Bryce Arendt v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10093-VCL; (ii) The Haynes Family Trust U/A. v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10118-VCL; and (iii) George H. Edwards, et al., v. El Paso Pipeline Partners, L.P., et al., Case No. 10160-VCL. On September 28, 2014, the Arendt and Haynes actions were consolidated under the caption In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation, Case No. 10093-VCL, with the complaint in the Haynes action designated as the operative complaint. The lawsuits seek to enjoin one or more of the proposed merger transactions.

        The plaintiffs in the In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation action allege that (i) KMR, KMGP, and individual defendants breached the express terms of and their duties under the KMP partnership agreement, including the implied duty of good faith and fair dealing, by entering into the KMP Transaction and by failing to adequately disclose material facts related to the transaction; (ii) KMI aided and abetted such breach; and (iii) KMI tortiously interfered with the rights of the plaintiff and the putative class under the KMP partnership agreement by causing KMGP and the individual defendants to breach their duties under the KMP partnership agreement. Further, plaintiff alleges that the KMP partnership agreement mandates that the transaction be approved by two-thirds of KMP's limited partner interests. On September 26, 2014, plaintiffs filed a motion for expedited proceedings. On September 29, 2014, plaintiffs filed a motion for a preliminary injunction seeking to enjoin the KMP vote.

        In the George H. Edwards, et al. v. El Paso Pipeline Partners, L.P., et al. action, plaintiffs allege that (i) EPGP breached the implied duty of good faith and fair dealing by approving the EPB transaction in bad faith; (ii) EPGP, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach; (iii) EPGP breached its duties under the EPB partnership agreement, including the implied duty of good faith and fair dealing; and (iv) EPB, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach and tortuously interfered with the rights of the EPB unitholders under the EPB partnership agreement.

        The plaintiffs also allege that (i) KMR and KMGP breached their duties under the KMP partnership agreement including the implied duty of good faith and fair dealing; and (ii) KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach and tortiously interfered with the rights of the KMP unitholders under the KMP partnership agreement. In addition, plaintiffs allege that KMR and KMGP breached the residual fiduciary duties owed to KMP unitholders, and KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach. Finally, plaintiffs allege that the KMP partnership agreement mandates that the KMP merger be approved, alternatively, by at least 95% of all of KMP's limited partner interests, by at least two-thirds of KMP's limited partner interests, or by at least two-thirds of KMP's common unitholders.

        On September 26, 2014, plaintiffs filed a motion for expedited discovery, and a motion for a preliminary injunction seeking to enjoin defendants from proceeding with the unitholder vote on the KMP merger agreement.

        The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the KMP merger agreement. In addition, you should read and carefully consider the risks associated with each of KMI and KMP and their respective businesses. These risks can be found in KMI's and KMP's respective Annual Reports on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You also may wish to read and consider the risks associated with each of KMR and EPB and their respective businesses described in their reports filed with the SEC. For further information regarding the documents incorporated into this proxy statement/prospectus by reference or referred to above, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference or referred to above could have a material adverse effect on KMI's, KMP's or the combined organization's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective securities.

Risk Factors Relating to the Merger

The mergers that are part of the Transactions are contingent upon each other, and the KMP merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and KMP unitholder approvals are obtained.

        Completion of the KMP merger is contingent upon completion of the KMR merger and the EPB merger, and vice versa. No merger will occur unless all three mergers occur. The KMR merger and the EPB merger are subject to the satisfaction or waiver of their own conditions, including approval of KMP merger agreements by KMR's shareholders and EPB's unitholders, some of which are out of the control of KMI and all of which are out of the control of KMP. Further, KMI's stockholders must approve an amendment to KMI's certificate of incorporation to increase the number of authorized shares of KMI common stock and must approve the issuance of KMI common stock in the three mergers.

        The KMP merger agreement contains other conditions that, if not satisfied or waived, would result in the merger not occurring, even though the KMI stockholders and the KMP unitholders may have voted in favor of the merger-related proposals presented to them. Satisfaction of some of these other conditions to the KMP merger, such as receipt of required regulatory approvals, is not entirely in the control of KMI or KMP. In addition, KMI and KMP can agree not to consummate the KMP merger even if all stockholder and unitholder approvals have been received. The closing conditions to the KMP merger may not be satisfied, and KMI or KMP may choose not to, or may be unable to, waive an unsatisfied condition, which may cause the KMP merger not to occur. See "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger."

Because the exchange ratio is fixed and because the market price of KMI common stock will fluctuate prior to the consummation of the KMP merger, KMP unitholders who receive KMI common stock as part of the merger consideration cannot be sure of the market value of the KMI common stock they will receive in the KMP merger until the effective time of the KMP merger.

        KMP unitholders who either make a stock election, mixed election or no election or who make a cash election that is subject to proration will receive KMI common stock as part of the merger consideration. The market value of the KMI common stock that such KMP common unitholders will receive in the KMP merger will depend on the trading price of the KMI common stock as of the effective time of the KMP merger. The exchange ratio that determines the number of shares of KMI common stock that KMP unitholders will receive in the KMP merger is fixed. This means that there is no mechanism contained in the KMP merger agreement that would adjust the number of shares of KMI common stock that KMP unitholders will receive based on any decreases in the trading price of the KMI common stock. If the KMI common stock price as of the effective time of the KMP merger is less than the KMI common stock price as of the date that the KMP merger agreement was signed, then the market value of the consideration received by KMP unitholders will be less than contemplated at the time the KMP merger agreement was signed.

        KMI common stock price changes may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the Transactions on KMI's future financial performance, conditions affecting its industry generally or those of its customers, changes in KMI's business, operations and prospects, and regulatory considerations. Many of these factors are beyond KMI's and KMP's control. For historical and current market prices of KMI common stock and KMP common units, please read "Summary Term Sheet—Comparative Stock and Unit Prices; Comparative Dividends and Distributions" in this proxy statement/prospectus.

KMP unitholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration and adjustment, and therefore such unitholders may receive consideration having an aggregate value that is less than the aggregate value of consideration they elected to receive.

        KMP unitholders who make either a cash election or a stock election will be subject to proration if KMP unitholders, in the aggregate, elect to receive more or less cash consideration than the aggregate amount of cash consideration to be paid in the KMP merger. Accordingly, some of the consideration KMP unitholders receive in the KMP merger may differ from the type of consideration they elected to receive. The relative proportion of KMI common stock and cash that a KMP unitholder receives in the merger also may have an aggregate value that is higher or lower than the relative proportion of stock and cash that the KMP unitholder elected to receive. A discussion of the proration mechanism can be found under the heading "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures."

The tax liability of a KMP unitholder as a result of the KMP merger could be more than expected.

        As a result of the KMP merger, a KMP unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and its adjusted tax basis in its KMP common units. KMP unitholders who either make the stock election, mixed election or no election or who make a cash election that is subject to proration will receive KMI common stock as part of the merger consideration. Because the value of any KMI common stock received in the KMP merger will not be known until the effective time of the merger, a KMP unitholder who receives KMI common stock as full or partial consideration for its KMP common units will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a KMP unitholder's allocable share of KMP's net taxable income decrease such KMP unitholder's tax basis in its KMP common units, the amount, if any, of such prior excess distributions with respect to such KMP common units will, in effect, become taxable income to a KMP unitholder if the aggregate value of the consideration received in the KMP merger is greater than such KMP unitholder's adjusted tax basis in its KMP common units, even if the aggregate value of the consideration received in the KMP merger is less than such KMP unitholder's original cost basis in its KMP common units. Furthermore, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries.

        For a more complete discussion of certain U.S. federal income tax consequences of the KMP merger, please read "Material U.S. Federal Income Tax Consequences."

The tax liability of a KMP unitholder as a result of the KMP merger may exceed the cash received by such unitholder in the KMP merger.

        The receipt of KMI common stock, cash or a combination of KMI common stock and cash by KMP unitholders in exchange for KMP common units in the KMP merger will be treated as a taxable sale by such unitholders of such common units for U.S. federal income tax purposes. The amount of gain or loss recognized by each KMP unitholder in the KMP merger will vary depending on each KMP unitholder's particular situation, including the amount of any cash and the fair market value of any KMI common stock received by such unitholder in the KMP merger, the adjusted tax basis of the KMP common units exchanged by such unitholder in the KMP merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by such unitholder. The amount of cash received by each KMP unitholder in the KMP merger will vary depending on whether such unitholder makes a stock, cash or mixed election, or no election, and whether such unitholder's cash election or stock election is subject to proration and adjustment. Consequently, the gain recognized for U.S. federal income tax purposes by a KMP unitholder in the KMP merger may result in a tax liability in excess of the cash received by such unitholder in the KMP merger.

        For a more complete discussion of certain U.S. federal income tax consequences of the KMP merger, please read "Material U.S. Federal Income Tax Consequences."

KMP is subject to provisions that limit its ability to pursue alternatives to the merger, could discourage a potential competing acquirer of KMP from making a favorable alternative transaction proposal and, in specified circumstances under the KMP merger agreement, could require KMP to pay a termination fee of $817 million to KMI.

        Under the KMP merger agreement, KMP is restricted from entering into alternative transactions. Unless and until the KMP merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "Proposal 1: The Merger Agreement—No Solicitation by KMP"), KMP is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the KMP merger agreement, in the event of a potential change by the KMGP conflicts committee, the KMR board or the KMGP board of its recommendation with respect to the KMP merger in light of a superior proposal or an intervening event, KMP must provide KMI with five days' notice to allow KMI to propose an adjustment to the terms and conditions of the KMP merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of KMP from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the market value of the consideration proposed to be received or realized in the KMP merger, or might result in a potential competing acquirer of KMP proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

        Under the KMP merger agreement, KMP may be required to pay to KMI a termination fee of $817 million if the KMP merger agreement is terminated under specified circumstances (which are discussed in more detail in "Proposal 1: The Merger Agreement—Termination Fee"). If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of KMP. For a discussion of the restrictions on KMP soliciting or entering into a takeover proposal or alternative transaction and the KMGP conflicts committee's, the KMR board's or the KMGP board's ability to change their recommendation, see "Proposal 1: The Merger Agreement—No Solicitation by KMP" and "—KMP Recommendation and KMP Adverse Recommendation Change."

All directors and certain executive officers of KMP have certain interests that are different from those of KMP unitholders generally.

        Some directors and executive officers of KMP have interests that may be different from, or be in addition to, your interests as a unitholder of KMP. You should consider these interests in voting on the KMP merger agreement. These different interests are described under "Special Factors—Interests of Certain Persons in the Transactions."

The KMI common stock to be received by KMP unitholders as a result of the KMP merger has different rights from KMP common units.

        Following completion of the KMP merger, KMP unitholders will no longer hold KMP common units, but will instead be stockholders of KMI. KMI is a corporation, and KMP is a limited partnership. There are important differences between the rights of KMP unitholders and the rights of KMI stockholders. See "Comparison of Rights of KMI Stockholders and KMP Unitholders" for a discussion of the different rights associated with KMP common units and KMI common stock.

KMI and the other parties will incur substantial transaction-related costs in connection with the Transactions.

        KMI and the other parties to the Transactions, including KMP, expect to incur a number of non-recurring transaction-related costs associated with completing the Transactions, which are currently estimated to total approximately $90 million, excluding expenses associated with expected financings, which expenses would be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. There can be no assurance that the elimination of certain costs due to the fact that KMP, KMR and EPB will no longer be public companies will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Failure to complete, or significant delays in completing, the KMP merger could negatively affect the trading prices of KMI common stock and KMP common units and the future business and financial results of KMI and KMP.

        Completion of the KMP merger is not assured and is subject to risks, including the risks that approval of the merger by the KMP unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the KMP merger is not completed, or if there are significant delays in completing the KMP merger, the trading prices of KMI common stock and KMP common units and the respective future business and financial results of KMI and KMP could be negatively affected, and each of them will be subject to several risks, including the following:

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  the parties may be liable for damages to one another under the terms and conditions of the KMP merger agreement;

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  negative reactions from the financial markets, including declines in the prices of KMI common stock or KMP common units due to the fact that current prices may reflect a market assumption that the KMP merger will be completed;

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  having to pay certain significant costs relating to the KMP merger, including, in the case of KMP in certain circumstances, a termination fee of $817 million, as described in "Proposal 1: The Merger Agreement—Termination Fee;" and

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  the attention of management of KMI and KMP will have been diverted to the KMP merger rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

If the KMP merger is approved by KMP unitholders, the date that those unitholders will receive the merger consideration is uncertain.

        As described in this proxy statement/prospectus, completing the proposed merger is subject to a number of conditions, not all of which are controllable or waiveable by KMI or KMP. Accordingly, if the KMP merger is approved by KMP unitholders, the date that those unitholders will receive the merger consideration depends on the completion date of the KMP merger, which is uncertain.

The fairness opinion rendered to the KMGP conflicts committee by its financial advisor was based on the financial analysis performed by the financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of the opinion. The KMGP conflicts committee has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the KMP merger agreement.

        The fairness opinion rendered to the KMGP conflicts committee by Jefferies was provided in connection with, and at the time of, the KMGP conflicts committee's evaluation of the KMP merger and the KMP merger agreement. This opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Jefferies, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. The KMGP conflicts committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor, and it does not expect to obtain an updated opinion prior to completion of the KMP merger. Changes in the operations and prospects of KMI or KMP, general market and economic conditions and other factors which may be beyond the control of KMI and KMP, and on which the fairness opinion was based, may have altered the value of KMI or KMP or the prices of KMI common stock or KMP common units since the date of such opinion, or may alter such values and prices by the time the KMP merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that the KMGP conflicts committee received from its financial advisor, please refer to "Special Factors—Opinion of Jefferies LLC."

The financial estimates in this proxy statement/prospectus are based on various assumptions that may not be realized.

        The financial estimates set forth in the forecast included under "Special Factors—Projected Financial Information" are based on assumptions of, and information available to, management of KMI at the time they were prepared and provided to the KMGP conflicts committee and its financial advisor. KMI and KMP do not know whether the assumptions made will be realized. They can be adversely affected by known or unknown risks and uncertainties, many of which are beyond KMI's and KMP's control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining KMI's and/or KMP's future results. As a result of these contingencies, actual future results may vary materially from KMI's estimates. In view of these uncertainties, the inclusion of the projected financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

        The projected financial information contains possible scenarios for KMI's and KMP's internal use and was not prepared with a view toward public disclosure, nor with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither KMI nor KMP undertakes any obligation, other than as required by applicable law, to update the projected financial information herein to reflect events or circumstances after the date the projected financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

        The projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KMI. PricewaterhouseCoopers LLP, KMI's and KMP's independent accountants, have not compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, PricewaterhouseCoopers LLP assumes no responsibility for, and disclaims any association with, such projected financial information. The reports of PricewaterhouseCoopers LLP incorporated by reference in this proxy statement/prospectus relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See "Special Factors—Projected Financial Information" for more information.

        Purported class action complaints have been filed challenging the merger transactions, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed merger and result in substantial costs.

        Two purported class action lawsuits are currently pending that challenge the merger transactions. Each lawsuit names as defendants KMP, KMI, KMGP, and individual members of KMGP's board of directors. Additionally, KMR, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, and individual members of EPGP's board of directors are named as defendants in one of the pending actions. Among other remedies, the plaintiffs seek to enjoin one or more of the proposed merger transactions. If these lawsuits are not dismissed or otherwise resolved, they could prevent and/or delay completion of the merger transactions and result in substantial costs to KMI, KMP, KMR, and EPB including any costs associated with the indemnification of general partners, directors, and/or their affiliates. Additional lawsuits may be filed in connection with the proposed merger transactions. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See "Special Factors—Litigation Relating to the Mergers."

Risk Factors Relating to the Ownership of KMI Common Stock

The price of KMI common stock may be volatile, and holders of KMI common stock could lose a significant portion of their investments.

        The market price of the KMI common stock could be volatile, and holders of KMI common stock may not be able to resell their KMI common stock at or above the price at which they acquired such KMI common stock due to fluctuations in the market price of the KMI common stock, including changes in price caused by factors unrelated to KMI's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for the KMI common stock include:

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  changes in stock market analyst recommendations or earnings estimates regarding the KMI common stock, other companies comparable to KMI or companies in the industries KMI serves;

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  actual or anticipated fluctuations in KMI's operating results or future prospects;

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  reaction to KMI's public announcements;

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  strategic actions taken by KMI or its competitors, such as acquisitions or restructurings;

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  the recruitment or departure of key personnel;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to KMI's business and operations;

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  changes in tax or accounting standards, policies, guidance, interpretations or principles;

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  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

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  sales of KMI common stock by KMI, members of its management team or significant stockholders.

Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

        KMI's dividend policy provides that, subject to applicable law, KMI will pay quarterly cash dividends generally representing the cash it receives from its subsidiaries less any cash disbursements and reserves established by a majority vote of the KMI board of directors, including for general and administrative expenses, interest and cash taxes. However, KMI's board of directors may amend, revoke or suspend the dividend policy at any time, and even while the current policy is in place, the actual amount of dividends on the KMI common stock will depend on many factors, including KMI's financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of its subsidiaries, legal, regulatory and contractual constraints, tax laws and other factors.

        Over time, KMI's capital and other cash needs may change significantly from its current needs, which could affect whether KMI pays dividends and the amount of any dividends it may pay in the future. The terms of any future indebtedness KMI incurs also may restrict it from paying cash dividends on its stock under certain circumstances. A decline in the market price or liquidity, or both, of the KMI common stock could result if KMI's board of directors establishes large reserves that reduce the amount of quarterly dividends paid or if KMI reduces or eliminates the payment of dividends. This may in turn result in losses by KMI's stockholders, which could be substantial.

KMI's dividend policy may limit its ability to pursue growth opportunities or impair its financial flexibility.

        If KMI pays dividends at the level currently anticipated under its dividend policy, KMI may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund its operations in the event of a significant business downturn. In addition, because of the dividends required under the dividend policy, KMI's ability to pursue any material expansion of its business, including through acquisitions, increased capital spending or other increases of expenditures, will depend more than it otherwise would on KMI's ability to obtain third party financing. KMI cannot assure its stockholders that such financing will be available to KMI at all, or at an acceptable cost. If KMI is unable to take timely advantage of growth opportunities, its future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of the KMI common stock.

KMI's ability to pay dividends is restricted by Delaware law.

        Under the General Corporation Law of the State of Delaware, or the DGCL, KMI's board of directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the DGCL, or if KMI does not have a surplus, it is paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. KMI's bylaws require the declaration and payment of dividends to comply with the DGCL. If, as a result of these restrictions, KMI is unable to authorize payment of dividends, a decline in the market price or liquidity, or both, of the KMI common stock could result. This may in turn result in losses by KMI stockholders.

KMI's substantial debt could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

        In connection with the Transactions, KMI expects to incur approximately $4.2 billion of indebtedness either under the bridge facility or in capital markets transactions. As a result, as of June 30, 2014, on a pro forma basis after giving effect to the Transactions, KMI would have had approximately $39.3 billion of consolidated debt (excluding debt fair value adjustments). Additionally, in connection with the Transactions, KMI, KMP, EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into a cross guarantee arrangement whereby each entity will unconditionally guarantee the indebtedness of each other entity, thereby causing KMI to become liable for the debt of each of such subsidiaries. This level of debt and this cross guarantee arrangement could have important consequences, such as:

  •
  limiting KMI's ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

  •
  increasing the cost of future borrowings by KMI;

  •
  limiting KMI's ability to use operating cash flow in other areas of its business or to pay dividends because it must dedicate a substantial portion of these funds to make payments on its debt;

  •
  placing KMI at a competitive disadvantage compared to competitors with less debt; and

  •
  increasing KMI's vulnerability to adverse economic and industry conditions.

        KMI's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond KMI's control. If KMI's operating results are not sufficient to service its indebtedness, including the cross-guaranteed debt, and any future indebtedness that it may incur, KMI will be forced to take actions, which may include reducing dividends, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. KMI may not be able to effect any of these actions on satisfactory terms or at all.

        To the extent indebtedness incurred in connection with the Transactions is floating rate debt, such as would be the case pursuant to the bridge facility, each of KMI's, KMP's, KMR's and EPB's exposure to floating rate debt would increase.

The U.S. federal income tax treatment to KMP unitholders with respect to owning and disposing of any KMI common stock received in the KMP merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their KMP common units.

        For U.S. federal income tax purposes, KMP is classified as a partnership, and thus, is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each KMP unitholder is required to take into account such unitholder's share of items of income, gain, loss and deduction of KMP in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such KMP unitholder by KMP. A distribution of cash by KMP to a KMP unitholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences") is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the KMP unitholder's adjusted tax basis in its KMP common units. In contrast, KMI is classified as a corporation for U.S. federal income tax purposes, and thus, KMI (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by KMI to a stockholder who is a U.S. holder will generally be included in such U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits," as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder's adjusted tax basis in such stockholder's shares of KMI common stock and, to the extent the cash distribution exceeds such stockholder's adjusted tax basis, as gain from the sale or exchange of such shares of KMI common stock.

        Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of KMI common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the KMP merger, to service debt or to pay dividends involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of KMI or KMP to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  the ability to complete the KMP merger;

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  the ability to complete the KMR merger and the EPB merger;

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  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

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  the potential impact of the announcement or consummation of the Transactions on relationships, including with employees, suppliers, customers and competitors;

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  the timing and extent of changes in price trends and overall demand for natural gas liquids ("NGL"), refined petroleum products, oil, carbon dioxide ("CO2"), natural gas, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in tariff rates charged by KMI's pipeline subsidiaries required by the Federal Energy Regulatory Commission, the California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

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  KMI's ability to acquire new businesses and assets and integrate those operations into its existing operations, and make cost-saving changes in operations, particularly if KMI undertakes multiple acquisitions in a relatively short period of time, as well as the ability to expand its facilities;

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  KMI's ability to safely operate and maintain its existing assets and to access or construct new pipeline, gas processing and NGL fractionation capacity;

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  KMI's ability to attract and retain key management and operations personnel;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use KMI's services or provide services or products to it;

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  changes in crude oil and natural gas production, and the NGL content of natural gas production, from exploration and production areas that KMI serves, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Ohio, Pennsylvania and Texas, the U.S. Rocky Mountains and the Alberta, Canada oil sands;

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  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect KMI's business or its ability to compete;

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  interruptions of electric power supply to KMI's facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

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  the uncertainty inherent in estimating future oil, natural gas and CO2 production or reserves;

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  KMI's ability to complete expansion and newbuild projects on time and on budget;

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  the timing and success of KMI's business development efforts, including its ability to renew long-term customer contracts;

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  changes in accounting pronouncements that impact the measurement of results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  KMI's ability to offer and sell debt or equity securities or obtain financing in sufficient amounts and on acceptable terms to implement that portion of its business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

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  KMI's indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at a competitive disadvantage compared to its competitors that have less debt or have other adverse consequences;

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  KMI's ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage to KMI's properties greater than its insurance coverage limits;

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  KMI's ability to obtain and maintain investment grade credit ratings for KMI and its subsidiaries;

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  capital and credit markets conditions, inflation and fluctuations in interest rates;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  KMI's ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the extent of KMI's success in developing and producing CO2 and oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that KMI may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

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  unfavorable results of litigation and the outcome of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement/prospectus.

        Forward-looking statements are based on the expectations and beliefs of management, based on information currently available, concerning future events affecting KMI. Although KMI believes that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to KMI's operations and business environment, all of which are difficult to predict and many of which are beyond KMI's control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" contained in KMI's and KMP's Exchange Act reports incorporated herein by reference, will be important in determining future results after the Transactions, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on KMI's results of operations, financial condition, cash flows or dividends. In view of these uncertainties, KMI and KMP caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, KMI and KMP undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE PARTIES TO THE MERGER

KMI

        KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR, including all of its voting shares, which are not publicly traded.

        The executive offices of KMI are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

KMP

        KMP is a Delaware limited partnership with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. KMR is a limited partner in KMP, owning all of the KMP i-units. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that vote for the election of KMR's directors.

        The executive offices of KMP, KMGP and KMR are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

P Merger Sub

        P Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of KMI that was formed solely in contemplation of the KMP merger, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the KMP merger agreement. P Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the KMP merger agreement.

        The executive offices of P Merger Sub are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

THE KMP SPECIAL MEETING

        We are providing this proxy statement/prospectus to the KMP unitholders in connection with the solicitation of proxies to be voted at the special meeting of KMP unitholders that we have called for the purposes described below. This proxy statement/prospectus constitutes a prospectus for KMI in connection with the issuance by KMI of KMI common stock in connection with the KMP merger. This proxy statement/prospectus is first being mailed to KMP common unitholders on or about [                ], 2014 and provides KMP unitholders with the information they need to know about the Transactions and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The KMP special meeting will be held at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 on [                ], [                ], 2014 at [        ] a.m., local time.
Purpose

        At the KMP special meeting, you will be asked to vote solely on the following proposals:

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  Proposal 1:  to approve the KMP merger agreement. Please see "Proposal 1: The Merger Agreement."

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  Proposal 2:  to approve the KMP adjournment proposal, if adjournment is submitted to a vote of KMP unitholders. Please see "Proposal 2: Adjournment of the KMP Special Meeting."

KMGP Conflicts Committee, KMR Board and KMGP Board Recommendation

        The KMGP conflicts committee, the KMR board and the KMGP board each recommend that you vote:

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  Proposal 1:  FOR approval of the KMP merger agreement; and

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  Proposal 2:  FOR the KMP adjournment proposal.

        The KMGP conflicts committee, the KMR board and the KMGP board each (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of the unaffiliated KMP unitholders, (ii) approved the KMP merger and the KMP merger agreement and (iii) resolved to recommend approval of the KMP merger agreement to the KMP unitholders. See "Special Factors—Recommendation of the KMGP Conflicts Committee, the KMR Board and the KMGP Board and Their Reasons for the Merger."

        In considering the recommendation of the KMGP conflicts committee, the KMR Board and the KMGP board with respect to the KMP merger agreement and the transactions contemplated thereby, you should be aware that some of KMR's and KMGP's directors and executive officers may have interests that are different from, or in addition to, the interests of KMP unitholders more generally. See "Special Factors—Interests of Certain Persons in the Transactions."

Record Date; Outstanding Units; Units Entitled to Vote

        The record date for the special meeting is [                ], 2014. Only KMP unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the KMP special meeting or any adjournment or postponement of the meeting.

        As of the close of business on the record date, there were [            ] KMP common units, 5,313,400 Class B units and [            ] KMP i-units outstanding and entitled to vote at the KMP special meeting.

Each holder of KMP common units, Class B units and i-units is entitled to one vote for each unit owned as of the record date.

        A complete list of KMP unitholders entitled to vote at the special meeting will be available for inspection at our principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Quorum

        A quorum of KMP unitholders is required to approve the KMP merger agreement at the KMP special meeting, but not to approve any adjournment of the meeting. A majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted as present in determining whether a quorum is present at the special meeting. We are commencing our solicitation of KMP proxies on [                  ], 2014, which is before the [                  ] , 2014 KMP record date. We will continue to solicit proxies until the [                  ], 2014 KMP special unitholder meeting. Each KMP unitholder of record on [                  ], 2014 who has not received a KMP proxy statement prior to that date will receive a KMP proxy statement and have the opportunity to vote on the matters described in the KMP proxy statement. Proxies delivered prior to the KMP record date will be valid and effective so long as the KMP unitholder providing the proxy is a KMP unitholder on the KMP record date. If you are not a holder of record on the KMP record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of KMP units you own on the record date even if that number is different from the number of KMP units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Required Vote

        To approve the KMP merger agreement, holders of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, must vote in favor of approval of the KMP merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding KMP common units, Class B units and i-units, voting together as a single class, a KMP unitholder's failure to submit a proxy or to vote in person at the special meeting or an abstention from voting, or the failure of a KMP unitholder who holds his or her units in "street name" through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the KMP merger agreement.

        If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (a) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (b) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. Abstentions will have the same effect as a vote against the proposal to adjourn the KMP special meeting. Units not in attendance at the KMP special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the KMP special meeting if a quorum is not present. If a quorum is present, they would have the same effect as a vote against the KMP adjournment proposal.

Unit Ownership of and Voting by KMI and KMGP's and KMR's Directors and Executive Officers

        As of the close of business on the record date, KMI and its subsidiaries (other than KMR) held and were entitled to vote, in the aggregate, KMP common units and Class B units, and KMR shares

corresponding to KMP i-units, representing approximately [        ]% of the outstanding units of KMP, and the directors and executive officers of KMGP and KMR held and were entitled to vote, in the aggregate, KMP common units and KMR shares corresponding to KMP i-units representing approximately [        ]% of the outstanding units of KMP. KMI has agreed in the KMP merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their KMP units and KMR shares FOR the KMP merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their KMP units and KMR shares FOR the KMP adjournment proposal. We believe KMGP's and KMR's directors and executive officers intend to vote all of their KMP units and KMR shares FOR the KMP merger agreement proposal and FOR the KMP adjournment proposal.

        Accordingly, we believe approximately [      ]% of the outstanding KMP units will be voted in favor of the KMP merger agreement proposal and the KMP adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of KMP units and KMR shares.

Voting of Units by Holders of Record

        If you are entitled to vote at the KMP special meeting and hold your KMP common units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, we encourage you to submit a proxy before the KMP special meeting even if you plan to attend the special meeting in order to ensure that your units are voted. A proxy is a legal designation of another person to vote your KMP common units on your behalf in the manner you instruct. If you hold units in your own name, you may submit a proxy for your units by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

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  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

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  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All KMP units represented by each properly executed and valid proxy received before the KMP special meeting will be voted in accordance with the instructions given on the proxy. If a KMP unitholder executes a proxy card without giving instructions, the KMP units represented by that proxy card will be voted FOR approval of the proposal to approve the KMP merger agreement and FOR approval of the KMP adjournment proposal.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [                ], [                ], 2014.

Voting of Units Held in Street Name

        If your KMP common units are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your units by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

        If you hold your KMP common units in a brokerage account and you do not provide voting instructions to your broker, your units will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the KMP merger agreement or the KMP adjournment proposal. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the KMP special meeting.

        If you hold KMP common units through a bank, broker, nominee, trust company or other fiduciary and wish to vote your units in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your proxy is voted at the KMP special meeting. If you are a unitholder of record, you can do this by:

  •
  sending a written notice stating that you revoke your proxy and that bears a date later than the date of the proxy to KMP at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attn: Corporate Secretary;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet; or

  •
  attending the KMP special meeting and voting by ballot in person (your attendance at the KMP special meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the KMP special meeting.

        If you hold your units through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary, in order to revoke or change your vote.

Solicitation of Proxies

        We will bear all costs and expenses in connection with the solicitation of proxies from KMP unitholders. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the KMP special meeting and estimate that KMI, KMP, KMR and EPB will pay D.F. King & Co., Inc. an aggregate base fee of approximately $60,000 for its services in connection with the Transactions. We also have agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, such as phone calls with our unitholders. These expenses and disbursements could be substantial. KMI has agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of KMP common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Unitholders should not send unit certificates with their proxies.    The election form, which will be mailed to KMP unitholders prior to the closing of the KMP merger, and the letter of transmittal, which will be mailed to KMP unitholders shortly after the closing of the KMP merger, will contain instructions for the surrender of KMP common unit certificates.

No Other Business

        Under the KMP partnership agreement, the business to be conducted at the KMP special meeting will be limited to the purposes stated in the notice of the special meeting to KMP unitholders provided with this proxy statement/prospectus.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action and any adjournment may be made by the chairman of the meeting designated by KMGP or with the approval of the limited partners. If submitted to a vote of KMP limited partners, the KMP adjournment proposal requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units. We are not required to notify KMP unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, we may transact any business that we might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by KMP unitholders for use at the KMP special meeting will be used at any adjournment or postponement of the meeting. References to the KMP special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

        Because the KMR LLC agreement provides that the KMR special meeting shall be held at the same time and place as the KMP special meeting, if the KMR special meeting is adjourned we expect to adjourn the KMP special meeting as well.

Attending the Special Meeting

        All KMP unitholders as of the close of business on the record date, or their duly appointed proxies, may attend the KMP special meeting. Seating, however, is limited. Admission to the KMP special meeting will be on a first-come, first-served basis. Registration will begin at [        ] a.m. local time, and seating will begin at [        ] a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the KMP special meeting.

        Unitholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your KMP common units in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the KMP special meeting or a brokerage statement reflecting your unit ownership as of the close of business on the record date and check in at the registration desk at the KMP special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the KMP special meeting, please contact D.F. King & Co., Inc. toll-free at (800) 330-5136 (banks and brokers call collect at (212) 269-5550) or by email at kmp@dfking.com.

PROPOSAL 1: THE MERGER AGREEMENT

        The following describes the material provisions of the KMP merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the KMP merger agreement. This summary does not purport to be complete and may not contain all of the information about the KMP merger agreement that is important to you. KMI and KMP encourage you to read carefully the KMP merger agreement in its entirety before making any decisions regarding the KMP merger as it is the legal document governing the KMP merger.

        The KMP merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the KMP merger agreement. Factual disclosures about KMI, KMP or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI, KMP, KMGP, KMR or their respective subsidiaries or affiliates contained in the KMP merger agreement and described in this summary. The representations, warranties and covenants made in the KMP merger agreement by KMI, KMP, KMGP, KMR and P Merger Sub were qualified and subject to important limitations agreed to by KMI, KMP, KMR, KMGP and P Merger Sub in connection with negotiating the terms of the KMP merger agreement. In particular, in your review of the representations and warranties contained in the KMP merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the KMP merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to KMP unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the KMP merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the KMP merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

The KMP Merger

        Subject to the terms and conditions of the KMP merger agreement and in accordance with Delaware law, at the effective time of the KMP merger, KMI will acquire all of the publicly held KMP common units by P Merger Sub, a wholly owned subsidiary of KMI, merging with and into KMP, with KMP as the surviving entity.

Effective Time; Closing

        The effective time of the KMP merger will occur at such time as KMP and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by KMP and KMI in writing and specified in the certificate of merger.

        The closing of the KMP merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the KMP merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMP and KMI shall agree. Each of the KMP merger, the EPB merger and the KMR merger shall be consummated substantially concurrently on the same date such that the KMR merger shall be consummated first, followed by the KMP merger and then the EPB merger.

Subject to certain exceptions, KMP and KMI each have the right to terminate the KMP merger agreement if the closing of the KMP merger does not occur on or prior to May 11, 2015.

        KMI and KMP currently expect to complete the KMP merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMP merger described below.

Conditions to Completion of the Merger

        KMI and KMP may not complete the KMP merger unless each of the following conditions is satisfied or waived:

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  the KMP merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMP units;

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  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

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  the issuance of shares of KMI common stock pursuant to the KMP merger, the EPB merger and the KMR merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

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  any waiting period applicable to the transactions contemplated by the KMP merger agreement under the HSR Act must have been terminated or must have expired;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal;

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  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the KMP unitholders as contemplated by the KMP merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

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  all of the conditions set forth in the KMR merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the EPB merger, and the KMR merger and the EPB merger must be consummated substantially concurrently with the KMP merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

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  KMI and KMP must have received an opinion of Bracewell & Giuliani LLP that for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        The obligations of KMI and P Merger Sub to effect the KMP merger are subject to the satisfaction or waiver of the following additional conditions:

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  (i) the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP with respect to their authority to execute the KMP merger agreement and consummate the transactions contemplated by the KMP merger agreement, the applicable unitholder voting requirements for approval of the KMP merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties in the KMP merger agreement of KMP and KMGP with respect to KMP's capitalization and KMGP's ownership of KMP's equity, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP with respect to approval of the KMP merger agreement by the KMGP conflicts committee, the KMR board and the KMGP board, as applicable, being true and correct both when made and at and as of the date of the closing (unless there shall have been a KMP adverse recommendation change) and (iv) all other representations and warranties in the KMP merger agreement of KMP, KMR and KMGP must true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMP;

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  the receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR certifying that the preceding condition has been satisfied;

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  KMP, KMR and KMGP having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement; and

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  the receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR certifying that the preceding condition has been satisfied.

        The obligation of KMP to effect the KMP merger is subject to the satisfaction or waiver of the following additional conditions:

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  (i) the representations and warranties in the KMP merger agreement of KMI with respect to its authority to execute the KMP merger agreement and consummate the transactions contemplated by the KMP merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, certain tax matters and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties in the KMP merger agreement of KMI with respect to KMI's capitalization, being true and correct, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties in the KMP merger agreement of KMI and P Merger Sub with respect to approval of the KMP merger agreement by the KMI board, being true and correct both when made and at and as of the closing (unless there shall have been a KMI adverse recommendation change) and (iv) all other representations and warranties in the KMP merger agreement of KMI being true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) both when made and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMI;

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  the receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

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  KMI and P Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement; and

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  the receipt by KMP of an officer's certificate executed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied.

        For purposes of the KMP merger agreement, the term "material adverse effect" means, when used with respect to party to the KMP merger agreement, means, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the KMP merger agreement or the transactions contemplated by the KMP merger agreement or, except specifically for purposes of the representations and warranties made by KMP, KMR and KMGP with respect to no conflicts or by KMI and P Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the KMP merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the KMP merger agreement, (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the KMP merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, KMP) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, KMP) arising out of or related to the KMP merger agreement or the transactions contemplated by the KMP merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the KMP agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by the KMP merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

KMGP Recommendation and KMP Adverse Recommendation Change

        The KMGP conflicts committee, the KMGP board and the KMR board considered the benefits of the KMP merger agreement, the KMP merger and the related transactions as well as the associated risks and (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders and (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement. The KMGP conflicts committee's determination that the KMP merger is fair and reasonable to KMP constitutes "Special Approval," as such term is defined by the KMP partnership agreement. For a discussion of the many factors considered by the KMGP conflicts committee, the KMGP board and the KMR board in making their determination and approval, please read "Special Factors—Recommendation of the KMGP Conflicts Committee, the KMGP Board and the KMR Board and Their Reasons for the KMP Merger."

        The KMP merger agreement provides that KMP will not, through the KMGP conflicts committee, the KMR board or the KMGP board:

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, the recommendation of the KMGP conflicts committee, the KMR board and the KMGP board that KMP unitholders approve the KMP merger agreement; or

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  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMP alternative proposal (described below).

        KMP (through the KMGP conflicts committee, the KMR board or the KMGP board) taking any of the actions described above is referred to as a "KMP adverse recommendation change."

        Subject to the conditions described below, the KMGP conflicts committee, the KMR board or the KMGP board may, at any time prior to the approval of the KMP merger agreement by the unitholders of KMP, effect a KMP adverse recommendation change in response to a KMP intervening event (described below) or a KMP superior proposal (described below).

        The KMR board, the KMGP conflicts committee or the KMGP board may effect a KMP adverse recommendation change in connection with superior proposal only if:

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  KMP received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMP alternative proposal constitutes a KMP superior proposal and the failure to effect such recommendation change would not be in the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMP unitholders;

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  the KMR board, the KMGP conflicts committee or the KMGP board, as applicable, has provided prior written notice to KMI stating that, after consultation with its financial advisor and outside legal counsel, such KMP alternative proposal constitutes a KMP superior proposal, including a description of the material terms of such KMP superior proposal, together with a copy of the acquisition agreement for such KMP superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect a KMP adverse recommendation change; and

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  during such five day period, as extended pursuant to the terms of the KMP merger agreement, the KMGP conflicts committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMP unitholders; provided, that the KMGP conflicts committee must take into account all changes to the terms of the KMP merger agreement proposed by KMI.

        The KMGP conflicts committee, the KMR board or the KMGP board may effect a KMP adverse recommendation change in connection with a KMP intervening event only if:

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  the KMGP conflicts committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMP unitholders;

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  the KMGP conflicts committee, the KMR board or the KMGP board, as applicable, has provided prior written notice specifying in reasonable detail the material events giving rise to the KMP intervening event at least, unless otherwise specified, five days in advance of its intention to effect a KMP adverse recommendation change; and

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  during such five day period, as extended pursuant to the terms of the KMP merger agreement, the KMGP conflicts committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMP unitholders; provided, that the KMGP conflicts committee shall take into account all changes to the terms of the KMP merger agreement proposed by KMI.

        For purposes of the KMP merger agreement, a "KMP intervening event" means, when used with respect to KMP, a material event or circumstance that arises or occurs after the date of the KMP merger agreement with respect to KMP that was not, prior to the date of the KMP merger agreement, reasonably foreseeable by the KMGP conflicts committee; provided, however, that in no event will the receipt, existence or terms of a KMP alternative proposal or KMI alternative proposal or any matter relating thereto or consequence thereof constitute a "KMP intervening event."

        For purposes of the KMP merger agreement, the term "KMP alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMP and its subsidiaries (including securities of subsidiaries) equal to 25% or more of KMP's consolidated assets or to which 25% or more of KMP's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding KMP common units, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding KMP common units or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMP which is structured to permit such person or group to acquire beneficial ownership of at least 25% of KMP's consolidated assets or outstanding KMP common units, in each case, other than the transactions contemplated by the KMP merger agreement.

        For purposes of the KMP merger agreement, a "KMP superior proposal" means a bona fide written offer, obtained after the date of the KMP merger agreement and not in breach of the "non-solicitation" provisions of the KMP merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding KMP common units or assets of KMP and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the KMGP conflicts committee determines in its good faith to be more favorable to KMP, after determining in its good faith that such offer is on terms and conditions more favorable to the unaffiliated KMP unitholders, than the transactions contemplated by the KMP merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMP merger agreement that as of the time of determination had been committed to by KMI in writing.

KMP Unitholder Approval

        KMP has agreed to hold a meeting of its unitholders as soon as practicable for the purpose of obtaining unitholder approval for the KMP merger agreement. For further discussion on the vote required by the KMP unitholders to approve the KMP merger agreement, see "The KMP Special Meeting."

        The KMP merger agreement requires KMP to submit the KMP merger agreement to a vote (i) even if the KMGP conflicts committee, the KMR board or the KMGP board no longer recommends approval of the KMP merger agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMP of any KMP alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the KMP merger agreement and the transactions contemplated thereby (including the EPB merger and the KMR merger) are in the best interests of KMI and its stockholders, approved and declared advisable the KMP merger agreement, the EPB merger agreement, the KMR merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

        The KMP merger agreement provides that KMI will not, through the KMI board:

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMP, the recommendation of the KMI board that its stockholders approve the stock issuance proposal and the charter amendment proposal; or

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  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMI alternative proposal (as described below).

        KMI taking any of the actions described above is referred to as a "KMI adverse recommendation change."

        Subject to the conditions described below, the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, effect a KMI adverse recommendation change in response to a KMI intervening event (described below) or a KMI superior proposal (described below).

        The KMI board can effect a KMI adverse recommendation change in connection with a KMI superior proposal only if:

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  KMI received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMI alternative proposal constitutes a KMI superior proposal and that the failure to effect such recommendation change would be inconsistent with its fiduciary duties to KMI stockholders under applicable law;

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  the KMI board has provided prior written notice to KMP stating that, after consultation with its financial advisor and outside legal counsel, such KMI alternative proposal constitutes a KMI superior proposal, including a description of the material terms of such superior proposal, together with a copy of the acquisition agreement for such superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

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  during such five day period, as extended pursuant to the KMP merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMP in good faith (to the extent KMP desires to negotiate), to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be inconsistent with the fiduciary duties of the KMI board to KMI's stockholders under applicable law; provided, that the KMI board shall take into account all changes to the terms of the KMP merger agreement proposed by KMP.

        The KMI board can only effect a KMI adverse recommendation change in connection with a KMI intervening event if:

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  the KMI board (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would inconsistent with its fiduciary duties to KMI stockholders under applicable law;

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  the KMI board has provided prior written notice specifying in reasonable detail the material events giving rise to the intervening event at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

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  during such five day period, as extended pursuant to the KMP merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMP in good faith (to the extent KMP desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be inconsistent with the KMI board's fiduciary duties to KMI stockholders under applicable law; provided, that, the KMI board shall take into account all changes to the terms of the KMP merger agreement proposed by KMP.

        For purposes of the KMP merger agreement, a "KMI intervening event" means a material event or circumstance that arises or occurs after the date of the KMP merger agreement with respect to KMI that was not, prior to the date of the KMP merger agreement, reasonably foreseeable by the KMI board; provided, however, that in no event will the receipt, existence or terms of a KMI alternative proposal or KMP alternative proposal or any matter relating thereto or consequence thereof constitute a "KMI intervening event".

        For purposes of the KMP merger agreement, the term "KMI alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMP, KMR or KMGP and their respective subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMI and its subsidiaries (including securities of subsidiaries) equal to 25% or more of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole or to which 25% or more of the revenues or earnings of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of KMI, (C) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of KMI or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMI which is structured to permit such person or group to acquire beneficial ownership of at least 25% of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole or of the equity securities of KMI; in each case, other than the transactions contemplated by the KMP merger agreement.

        For purposes of the KMP merger agreement, a "KMI superior proposal" means a bona fide written offer, obtained after the date of the KMP merger agreement and not in breach of the "non-solicitation" provision of the KMP merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of KMI or assets of KMI and its subsidiaries (including, for purposes of the definition, KMI's equity interests in KMP) taken as a whole, made by a third party, which is on terms and conditions which KMI board determines in its good faith to be more favorable to KMI's stockholders from a financial point of view than the transactions contemplated by the KMP merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of KMP merger agreement that as of the time of determination had been committed to by KMP, KMR and KMGP writing.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal.

        The KMP merger agreement requires KMI to submit the stock issuance proposal and the charter amendment proposal to a stockholder vote (i) even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMI alternative proposal (as described above).

No Solicitation by KMP

        The KMP merger agreement contains detailed provisions prohibiting KMP, KMR and KMGP from seeking a KMP alternative proposal to the KMP merger. Under these "no solicitation" provisions, KMP, KMR and KMGP have agreed that they will not, and they will cause their respective subsidiaries and use reasonable best efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMP merger agreement:

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  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMP alternative proposal; or

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  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMP alternative proposal.

        KMP, KMR and KMGP have agreed that they will, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMP alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMP alternative proposal.

        Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMP's unitholders of the KMP merger agreement, if KMP has received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMP alternative proposal constitutes or could reasonably be expected to lead to or result in a KMP superior proposal and such KMP alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMP, KMGP and KMR may:

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  furnish information with respect to KMP and its subsidiaries, as applicable, to any third party making such KMP alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMP alternative proposal.

        KMP, KMGP and KMR also have agreed in the KMP merger agreement that they (i) will promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMP alternative proposal and indicate the identity of the person making any such KMP alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMP alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMP, KMGP and KMR have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by KMP, KMGP or KMR or that KMP, KMGP or KMR has delivered to any third party making a KMP alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The KMP merger agreement permits KMP, the KMGP conflicts committee, the KMR board and the KMGP board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMGP conflicts committee, the KMR board or the KMGP board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be in the best interests of KMP, after determining that its failure to do so would not be in the best interests of the unaffiliated KMP unitholders.

No Solicitation by KMI

        The KMP merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMP merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

        KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than to KMP, KMR, EPB and their respective subsidiaries and representatives) to any confidential information relating to a possible KMI alternative proposal.

        Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

        KMI also has agreed in the KMP merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMP, KMGP and KMR, orally and in writing, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMP, KMGP and KMR the material terms of any such alternative proposal, request or inquiry and the terms and conditions thereof (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMP, KMGP and KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMP, KMGP and KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

Merger Consideration

        At the effective time of the KMP merger, each KMP common unit issued and outstanding (excluding KMP common units owned by KMGP, KMR or KMI or any of its subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

  •
  $10.77 in cash without interest and 2.1931 shares of KMI common stock, which is referred to as the "mixed consideration";

  •
  $91.72 in cash without interest, which is referred to as the "cash consideration"; or

  •
  2.4849 shares of common stock, which is referred to as the "stock consideration".

Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the KMP merger is the same as would be paid and issued if each KMP common unit had been converted into the right to receive the mixed consideration. See "Special

Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" for more information on the proration and adjustment procedures.

        KMI will not issue any fractional shares of KMI common stock in the KMP merger. Instead, each holder of KMP common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMP merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Treatment of KMP Restricted Units

        As soon as reasonably practicable and in any event prior to the effective time, each KMP common unit subject to forfeiture or restricted unit granted under the KMP Common Unit Compensation Plan for Non-Employee Directors, referred to as the "KMP equity plan," that is outstanding immediately prior to the effective time will automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each restricted unit shall be treated as an issued and outstanding KMP common unit as of immediately prior to the effective time of the KMP merger agreement. At the effective time of the KMP merger agreement, the KMP equity plan will be terminated and no longer in effect. As of the date of this proxy statement/prospectus, there were no outstanding KMP restricted units.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding KMP common units or shares of KMI common stock prior to the effective time of the KMP merger to provide the holders of KMP common units the same economic effect as contemplated by the KMP merger agreement prior to such event.

Withholding

        KMI, P Merger Sub and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to a unitholders in connection with the KMP merger such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent withheld, such withheld amounts will be treated as having been paid to the former unitholder in respect of whom such withholding was made.

Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the KMP merger shall be paid to the holder of any surrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the KMP merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the KMP merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI common stock to be issued pursuant to the KMP merger shall be entitled to dividends as if issued and outstanding as of the effective time of the KMP merger.

Financing Covenant

        KMP has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the KMP merger and the other transactions contemplated by the KMP merger agreement and any other amounts required to be paid in connection with the consummation of the KMP merger.

Filings

        Pursuant to the KMP merger agreement, each of the parties agreed to cooperate and use their respective reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the KMP merger agreement, including by providing the other party a reasonable opportunity to review and comment and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material written communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the KMP merger agreement.

Regulatory Matters

        See "Special Factors—Regulatory Approvals Required for the Merger" for a description of the material regulatory requirements for completion of the KMP merger.

        Pursuant to the terms of the KMP merger agreement, each of the parties agreed to (A) cooperate with the others and to cause their respective subsidiaries to use its reasonable best efforts to (i) do all things necessary to consummate the transactions contemplated by the KMP merger agreement (including preparing and filing recommended filings under applicable antitrust laws), (ii) obtain all approvals from any governmental authority or third party necessary to consummate the transactions contemplated by the KMP merger agreement and (iii) defend any lawsuits or other legal proceedings challenging the KMP merger agreement or transactions contemplated by the KMP merger agreement; and (B) make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the KMP merger agreement as promptly as practicable and advisable and in any event within 15 business days after the date of the KMP merger agreement and use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the KMP merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the KMP merger agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by the KMP merger agreement and otherwise minimize the effect of such law on such transaction.

Termination

        KMI and KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by mutual written consent authorized by the KMI board and the KMGP conflicts committee.

In addition, either KMI or KMP may terminate the KMP merger agreement at any time prior to the effective time by written notice to the other party if:

  •
  the closing of the KMP merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or KMP if the inability to satisfy such condition was due to the failure of such party (or, in the case of KMP, either of KMR and KMGP) to perform any of its obligations under the KMP merger agreement or (ii) to KMI or KMP if the other party (or, in the case of KMP, either of KMR and KMGP) has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the KMP merger agreement;

  •
  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal, except that the right to terminate will not be available to KMI or KMP if such restraint is due to the failure, in the case of KMP, KMP, KMGP or KMR and in the case of KMI, KMI or P Merger Sub, to perform its obligations under the KMP merger agreement;

  •
  the meeting of the KMP unitholders is concluded and the approval of the KMP merger agreement by the KMP unitholders is not obtained; provided, however, that the right to terminate will not be available to KMP if such failure to obtain approval was proximately caused by a KMP adverse recommendation change not permitted by the KMP merger agreement or a material breach of the no solicitation provisions by KMP, KMR or KMGP;

  •
  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; provided, however, that the right to terminate will not be available to KMP if such failure to obtain approval was proximately caused by a KMI adverse recommendation change not permitted by the KMP merger agreement or a material breach of the no solicitation provisions by KMI; or

  •
  either the EPB merger agreement or the KMR merger agreement is terminated in accordance with its terms.

        KMI also may terminate the KMP merger agreement if a KMP adverse recommendation change occurs or KMP, KMR or KMGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

        KMP also may terminate the KMP merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMP and neither of KMP, KMR or KMP is then in any material breach.

        In some cases, termination of the KMP merger agreement may require KMP or KMI to pay to the other a termination fee and expenses, as described below under "—Termination Fee."

Termination Fee

        The KMP merger agreement provides that KMP is required to pay a termination fee of $817 million to KMI if the KMP merger agreement is terminated by:

  •
  KMI, as a result of the KMGP conflicts committee, the KMR board or the KMGP board having effected a KMP adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMP unitholders not approving the KMP merger agreement at a meeting of the unitholders of KMP or any adjournment or postponement of such meeting where a KMP adverse recommendation change due to a KMP superior proposal has occurred.

        The KMP merger agreement provides that KMI is required to pay a termination fee of $817 million to KMP if the KMP merger agreement is terminated by:

  •
  KMP, as a result of the KMI board having effected a KMI adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the stockholders of KMI not approving the stock issuance proposal or the charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a KMI superior proposal has occurred.

        In the event KMI is required to pay KMP a termination fee, such termination fee will be payable through an irrevocable waiver of a portion of KMGP's incentive distributions over a period of eight calendar quarters.

Conduct of Business

        Under the KMP merger agreement, each of KMI and KMP has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the KMP merger agreement until the earlier of the termination of the KMP merger agreement in accordance with its terms and the effective time of the KMP merger, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to cause its business to be conducted in all material respects in the ordinary course of business consistent with past practice.

        Subject to certain exceptions, unless KMP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

  •
  amend KMI's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the KMP merger or related transactions;

  •
  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the KMP merger;

  •
  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the Transactions, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMP merger agreement;

  •
  with respect to KMI, EPB and KMP only, subject to certain exceptions set forth in the KMP merger agreement, (i) issue, deliver, sell, grant, pledge, or dispose of, as applicable, or authorize any of the same with respect to any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities, (ii) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (iii) split, combine, subdivide or reclassify any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

  •
  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests any person or acquire any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2 billion (other than transactions exclusively between wholly owned subsidiaries);

  •
  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

  •
  enter into any material contract, other than in the ordinary course of business consistent with past practice, or materially modify any material rights under a material contract, in each case in a manner which would be materially adverse to KMI and its subsidiaries taken as a whole or prevent or materially impede or delay the consummation of the transactions set forth in the KMP merger agreement;

  •
  modify or amend, or waive or assign any rights under, the KMR merger agreement or the EPB merger agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMP merger agreement or would have an adverse effect on the value of the KMP merger consideration to be received by holders of KMP common units;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect;

  •
  adopt, enter into, increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any benefit plan in any material respect (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  grant any material severance or termination pay to any officer or director of KMI or any of its subsidiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  enter into or amend any material arrangement for the benefit of any current or former directors or officers of KMI or any of its subsidiaries or any of their beneficiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  incur direct or indirect liability for any indebtedness, enter into any lease, create any lien on its property or the property of its subsidiaries or make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the consummation of the transactions contemplated by the KMP merger agreement; or

  •
  take any other action which would prevent or materially impede or delay the consummation of the transactions contemplated by the KMP merger agreement.

Indemnification; Directors' and Officers' Insurance

        The KMP merger agreement provides that, upon the effective time of the KMP merger, KMI will, to the fullest extent that any of KMP, KMR KMGP or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of KMP or any of its subsidiaries, KMGP or KMR. In addition, KMI will maintain in effect for six years from the effective time of the KMP merger KMGP's and KMR's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMP merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and KMP have agreed to coordinate the consummation of the transactions contemplated by the KMP merger agreement so that the KMR merger agreement and the EPB merger agreement are consummated substantially concurrently in the manner and sequence set forth in the KMP merger agreement. After the consummation of the transactions contemplated by the KMR merger agreement but prior to the consummation of the transactions contemplated by the KMP merger agreement, KMGP shall contribute or cause to be contributed all of the KMP i-units to KMP in exchange for a newly-issued class of units of the KMP consistent with the terms set forth in the KMP merger agreement and KMGP and KMR shall cause KMP's partnership agreement to be amended to reflect the issuance of such units.

Notification of Certain Matters Regarding EPB Merger and KMR Merger

        KMI has agreed to give prompt notice to KMP, KMR and KMGP of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB merger or the KMR merger to not be satisfied by the May 11, 2015 or (ii) materially delay or impede the consummation of either the EPB merger or the KMR merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede, the consummation of either the EPB merger or the KMR merger.

KMGP Conflicts Committee

        KMI has agreed, until the effective time of the KMP merger or the termination of the KMP merger agreement, not to, without the consent of a majority of the KMGP conflicts committee, take any action (or allow its subsidiaries to take any action) to eliminate the KMGP conflicts committee, revoke or diminish the authority of the KMGP conflicts committee or remove or cause the removal of any director of the KMGP board that is a member of the KMGP conflicts committee either as a director or member of such committee.

Voting

        KMI and P Merger Sub have agreed, until the earlier of the effective time of the KMP merger, termination of the KMP merger agreement or a KMI adverse recommendation change:

  •
  in connection with any vote of KMP unitholders, however called, to vote all KMP common units and Class B units and all KMR listed shares owned by KMI and any of its subsidiaries in favor of the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger);

  •
  to the extent permitted, in connection with any vote of KMR stockholders, however called, to vote all KMR shares owned by KMI and any of its subsidiaries in favor of the approval of the KMR merger agreement, the KMR merger (and the approval of any actions required in furtherance of the KMP merger) and, for purposes of determining the manner in which KMP's i-units are voted, the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger); and

  •
  in connection with any vote of EPB unitholders, however called, to vote all EPB common units owned by KMI and any of its subsidiaries in favor of the approval of the EPB merger agreement and the EPB merger (and the approval of any actions required in furtherance of the EPB merger).

Amendment and Supplement

        At any time prior to the effective time of the KMP merger, the KMP merger agreement may be amended or supplemented in any and all respects, whether before or after approval of the KMP merger agreement by the KMP unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the KMGP board and KMR board may not take or authorize any such action unless it has referred such action to the KMGP conflicts committee for its consideration and permitted the KMGP conflicts committee not less than two business days to make a recommendation to the KMGP board and the KMR board with respect thereto (for the avoidance of doubt, the KMGP board and the KMR board shall in no way be obligated to follow the recommendation of the KMGP conflicts committee and the KMGP board and the KMR board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the KMP merger agreement by the KMP unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, there shall be no amendment or change to the provisions of the KMP merger agreement which by law or stock exchange rule would require further approval by the KMP unitholders or the stockholders of KMI, as applicable, without such approval. Unless otherwise expressly set forth in the KMP merger agreement, whenever a determination, decision, approval or consent of KMP, KMGP or KMR is required pursuant to the KMP merger agreement, such determination, decision, approval or consent must be authorized by the KMGP board and the KMR board; provided, however, that the KMGP board and the KMR board may not take or authorize any such action unless it has first referred such action to the KMGP conflicts committee for its consideration, and permitted the KMGP conflicts committee not less than two business days to make a recommendation to the KMGP board with respect thereto.

Remedies; Specific Performance

        The KMP merger agreement provides that the parties are entitled to seek and obtain an injunction to prevent breaches of the KMP merger agreement and to specifically enforce the KMP merger agreement.

Representations and Warranties

        The KMP merger agreement contains representations and warranties by KMI and KMP. These representations and warranties have been made solely for the benefit of the other party to the KMP merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the KMP merger agreement, which disclosures may not be reflected in the KMP merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and KMP, KMGP and KMR, on the other hand relate to, among other things:

  •
  corporate organization, standing and similar corporate matters;

  •
  capital structure;

  •
  due authorization of the KMP merger agreement and the transactions contemplated by the KMP merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

  •
  required consents and approvals of governmental entities in connection with the transactions contemplated by the KMP merger agreement;

  •
  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

  •
  compliance with applicable laws;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  taxes and other tax matters;

  •
  opinions of financial advisors;

  •
  brokers and other advisors; and

  •
  absence of changes or events since December 31, 2013.

        Additional representations and warranties made only by KMI to KMP relate to, among other things:

  •
  legal proceedings;

  •
  contracts and permits;

  •
  benefit plans;

  •
  environmental matters;

  •
  property;

  •
  intellectual property;

  •
  insurance; and

  •
  financing of the EPB merger, the KMP merger and the KMR merger.

Additional Agreements

        The KMP merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

THE SUPPORT AGREEMENT

        The following describes the material provisions of the support agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the support agreement. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to read carefully the support agreement in its entirety before making any decisions regarding the proposals.

        The support agreement was entered into simultaneously with the execution of the KMP merger agreement, the KMR merger agreement and the EPB merger agreement on August 9, 2014. It is by and among KMP, KMR, KMGP, EPB, EPGB, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPB, and a limited partnership which he controls. In the aggregate, Mr. Kinder and the limited partnership hold shares of KMI common stock representing approximately 23.6% of the outstanding KMI common stock. Pursuant to the terms of the support agreement, Mr. Kinder and the limited partnership have agreed, among other things, to vote all of their shares of KMI common stock: (i) in favor of the charter amendment proposal, (ii) in favor of the stock issuance proposal, (iii) in favor of any proposal to adjourn or postpone the KMI stockholder meeting to a later date if there are not sufficient votes for the approval of the charter amendment proposal and the stock issuance proposal, (iv) in favor of any other matter necessary or desirable to the consummation of the Transactions and (v) against any action, agreement or transaction that is intended or that would reasonably be expected to, materially impede or delay the consummation of the Transactions.

        The support agreement generally prohibits Mr. Kinder or the limited partnership he controls from transferring any of the shares of KMI common stock they owned on the date of the support agreement prior to the earlier of termination of the support agreement and the time that the requisite stockholder approvals have been obtained, except (i) to an immediate family member or upon his death, in the case of Mr. Kinder, or (ii) to a partner or an affiliated person under common control, in the case of the limited partnership. Any permitted transferee must agree in writing to be bound by the terms of the support agreement.

        The support agreement also prohibits Mr. Kinder and the limited partnership from, directly or indirectly, acquiring, agreeing to acquire or making any proposal or offer to acquire, beneficially or of record, any EPB common units or the right to direct the voting of any EPB common units, or any rights or options to acquire any EPB common units, prior to the EPB unitholder approval or the termination of the support agreement.

        The support agreement terminates upon the earlier to occur of (i) the date on which each of the KMP merger, the KMR merger and the EPB merger has been consummated, or the merger agreement with respect to any such merger that has not been consummated has been terminated in accordance with its respective terms, and (ii) the KMI board changing its recommendation in favor of approval the charter amendment proposal and the stock issuance proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the KMP merger and of owning and disposing of KMI common stock received in the KMP merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations (the "Treasury Regulations") promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        This discussion is limited to U.S. holders of KMP common units that hold their KMP common units, and will hold their KMI common stock, if any, received in the KMP merger, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

  •
  a bank, insurance company or other financial institution;

  •
  a tax-exempt organization;

  •
  a real estate investment trust;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  a regulated investment company or a mutual fund;

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  a "controlled foreign corporation" or a "passive foreign investment company";

  •
  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects mark-to-market treatment;

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  a holder of KMP common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

  •
  holders of options, or holders of restricted units or bonus units, granted under any KMP benefit plan;

  •
  a person whose functional currency is not the U.S. dollar;

  •
  a holder of KMP common units that holds such KMP common units as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction; or

  •
  a U.S. expatriate.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds KMP common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding KMP common units should consult its own tax advisor.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of KMP common units or KMI common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE KMP MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF KMI COMMON STOCK, IF ANY, RECEIVED IN THE KMP MERGER. EACH HOLDER OF KMP COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE KMP MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF KMI COMMON STOCK, IF ANY, RECEIVED IN THE KMP MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the KMP Merger to U.S. Holders of KMP Common Units

        Tax Characterization of the KMP Merger.    The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the KMP merger will be treated as a taxable sale of a U.S. holder's KMP common units in exchange for KMI common stock, cash or a combination of KMI common stock and cash received in the KMP merger.

        Amount and Character of Gain or Loss Recognized.    A U.S. holder who receives KMI common stock, cash or a combination of KMI common stock and cash in exchange for KMP common units pursuant to the KMP merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any KMI common stock received, and (C) such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the KMP merger and (ii) such U.S. holder's adjusted tax basis in the KMP common units exchanged therefor (which includes such U.S. holder's share of KMP's nonrecourse liabilities immediately prior to the merger).

        A U.S. holder's initial tax basis in its KMP common units would have been equal to the amount such holder paid for the KMP common units plus the U.S. holder's share of KMP's nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder's share of KMP's income and by any increases in the U.S. holder's share of KMP's nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from KMP, by the U.S. holder's share of KMP's losses, by any decreases in the U.S. holder's share of KMP's nonrecourse liabilities and by the U.S. holder's share of KMP's expenditures that are not deductible in computing taxable income and are not required to be capitalized.

        Except as noted below, gain or loss recognized by a U.S. holder on the exchange of KMP common units in the KMP merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by KMP and its subsidiaries. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a KMP common unit pursuant to the KMP merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder's KMP common units pursuant to the KMP merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of KMP common units in the KMP merger.

        Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its KMP common units for more than 12 months as of the effective time of the KMP merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S holders that are corporations may be used to offset only capital gains.

        The amount of gain or loss recognized by each U.S. holder in the KMP merger will vary depending on each U.S. holder's particular situation, including the amount of the cash and/or the value of the KMI common stock received by each U.S. holder in the KMP merger, the adjusted tax basis of the KMP common units exchanged by each U.S. holder in the KMP merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of KMP's income may be deducted in full upon the U.S. holder's taxable disposition of its entire investment in KMP pursuant to the KMP merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the KMP merger, taking into account its own particular circumstances.

        KMP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the KMP Merger.    U.S. holders of KMP common units will be allocated their share of KMP's items of income, gain, loss and deduction for the taxable period of KMP ending on the date of the KMP merger. These allocations will be made in accordance with the terms of the KMP partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from KMP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder's tax basis in the KMP common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the KMP merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder's tax basis in the KMP common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the KMP merger.

        Tax Basis and Holding Period in KMI Common Stock Received in the KMP Merger.    A U.S. holder's tax basis in the shares of KMI common stock, if any, received in the KMP merger will equal the fair market value of such shares. A U.S. holder's holding period in the shares of KMI common stock, if any, received in the KMP merger will begin on the day after the date of the KMP merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of KMI Common Stock Received in the KMP Merger

        Distributions on KMI Common Stock.    For U.S. federal income tax purposes, distributions of cash by KMI to a U.S. holder with respect to shares of KMI common stock received in the KMP merger will generally be included in a U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Distributions of cash in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of KMI common stock and, to the extent the distribution exceeds such U.S. holder's adjusted tax basis, as capital gain from the sale or exchange of such shares of KMI common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes.

        Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of KMI Common Stock.    Upon the sale, exchange, certain redemptions or other taxable dispositions of KMI common stock received in the KMP merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of KMI common stock and (ii) the U.S. holder's adjusted tax basis in such shares of KMI common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in the shares of KMI common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS in connection with the KMP merger and in connection with distributions made with respect to, or dispositions of, KMI common stock received in the KMP merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the KMP merger or on distributions made with respect to, or on payments made pursuant to dispositions of, KMI common stock received in the KMP merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

DESCRIPTION OF THE DEBT FINANCING FOR THE TRANSACTIONS

Overview

        KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under the bridge facility discussed below.

        On September 19, 2014, KMI entered into a bridge credit agreement with the lenders listed on the signature pages to such agreement and Barclays Bank, as administrative agent. The bridge credit agreement provides for an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility." To the extent the proceeds of the issuance of debt securities are not sufficient for the purposes set forth above, the proceeds of the bridge facility are expected to be used on the closing date of the Transactions to pay the cash portion of the merger consideration for the KMP merger and the EPB merger, related fees and expenses of the Transactions and all term loan indebtedness outstanding under KMI's existing credit agreement dated as of May 6, 2014.

Interest Rate and Maturity

        Interest on borrowings under the bridge facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long term indebtedness for borrowed money (referred to as "KMI's credit rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's credit rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the bridge facility.

        All amounts outstanding under the bridge facility will be repayable on the date that is 364 days after the closing date of the bridge facility.

Guarantees

        Certain subsidiaries of KMI, including KMR, KMP and EPB, will be guarantors of KMI's obligations under the bridge facility pursuant to a guaranty agreement to be executed in connection with the bridge facility on the closing date thereof.

Prepayments

        Amounts borrowed under the bridge facility must be repaid with the net cash proceeds from:

  •
  any indebtedness for borrowed money by KMI, the guarantors or any of their wholly owned subsidiaries, subject to certain exceptions;

  •
  the issuance of any equity securities by KMI, the guarantors or any of their wholly owned subsidiaries, other than the issuances of KMI common stock in the Transactions and issuances pursuant to employee stock plans; and

  •
  any direct or indirect sale, assignment or other disposition of any property or assets of KMI, the guarantors or any of their wholly owned subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in net cash proceeds in excess of $25.0 million with respect to any single asset sale or other event and in excess of $200.0 million in the aggregate, subject to certain exceptions.

        The occurrence of certain events prior to the closing of the bridge facility that would have resulted in a mandatory prepayment of the bridge facility after funding thereof shall result in a reduction of the committed amount for the bridge facility, subject to certain exceptions.

        KMI may at any time make voluntary prepayments of the loans under the bridge facility without premium or penalty upon prior written notice, subject only to the obligation to reimburse the lenders for breakage costs.

Representations, Covenants and Events of Default

        The bridge facility contains representations and warranties and financial and various other covenants that apply to KMI and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (each as defined in the bridge facility) of 6.50 to 1.00. Other negative covenants include restrictions on KMI's and certain of its subsidiaries' ability to incur debt, grant liens, make fundamental changes or engage in transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends or distributions or prepayments of loans to KMI or any guarantor. The bridge facility also restricts KMI's ability to pay dividends or repurchase stock if, before or after a dividend payment or stock repurchase, an event of default (as defined in the bridge facility) has occurred and is continuing or would occur and be continuing.

        The bridge facility contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, certain other indebtedness of KMI or certain of its subsidiaries; (d) bankruptcy or insolvency events involving KMI or certain of its subsidiaries and (e) a change in control of KMI.

        If an event of default under the bridge facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of KMI's outstanding obligations under the bridge facility.

Fees

        The bridge facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        The ticking fee began accruing on August 9, 2014, the date of the execution of the commitment letter for the bridge facility, and ends on the earlier of the termination of the commitment letter or the closing date of the bridge facility. The ticking fee rate ranges from 0.15% to 0.30% based on KMI's credit rating. Prior to the public announcement of credit ratings that give effect to the Transactions, the applicable ticking fee rate is 0.25%, which is also the ticking fee rate that would apply if KMI had a BBB- rating from Standard and Poor's Rating Services and a Baa3 rating from Moody's Investors Service.

        The duration fee is equal to (a) 0.50% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 90 days after the closing date of the bridge facility, (b) 0.75% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 180 days after the closing date of the bridge facility and (c) 1.00% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 270 days after the closing date of the bridge facility.

Conditions

        The obligations of the lenders to make loans under the bridge facility are subject to a number of conditions, including, without limitation:

  •
  the Transactions shall be consummated concurrently with the funding under the bridge facility;

  •
  since December 31, 2013, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Entity Material Adverse Effect (as defined in the bridge facility) with respect to any of KMP, KMR or EPB;

  •
  all term loans under KMI's existing credit agreement shall be repaid in full;

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  customary closing documents (including, among others, a customary solvency certificate) and certain financial statements shall be delivered by KMI and the guarantors;

  •
  certain representations and warranties by or regarding KMP, KMR and EPB in the merger agreements (but only to the extent that a breach thereof would permit KMI to terminate the merger agreements or decline to close the Transactions), and specified representations and warranties of KMI and the guarantors in the bridge facility shall be accurate in all material respects;

  •
  certain "know your customer" and anti-money laundering rules and regulations (including the Patriot Act) shall be complied with; and

  •
  all required costs, fees and expenses in connection with the bridge facility shall be paid.

DESCRIPTION OF KMI'S CAPITAL STOCK

        The following information is a summary of the material terms of KMI's certificate of incorporation and bylaws and the shareholders agreement between KMI and certain of its investors, all of which are on file with the SEC and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about KMI's certificate of incorporation and bylaws and the shareholders agreement that is important to you. We encourage you to read carefully KMI's certificate of incorporation and bylaws and the shareholders agreement in their entirely. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

General

        KMI's authorized capital stock consists of:

  •
  2,000,000,000 shares of Class P common stock, $0.01 par value per share, which is referred to as the "KMI common stock," [                    ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

  •
  10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

Common Stock

General

        In addition to the Class P common stock mentioned above, KMI's certificate of incorporation also authorized 707,000,000 shares of Class A convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class A shares;" 100,000,000 shares of Class B convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class B shares;" and 2,462,927 shares of Class C convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class C shares."

        The Class A shares, Class B shares and Class C shares were originally issued to individuals and entities collectively referred to as the "Original Investors." The Original Investors were investors in KMI's going private transaction in 2007, namely:

  •
  Richard D. Kinder, KMI's Chairman and Chief Executive Officer;

  •
  investment funds advised by or affiliated with Goldman Sachs, Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which are referred to as the "Sponsor Investors;"

  •
  Fayez Sarofim, one of KMI's directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of KMI's directors, and William V. Morgan, one of KMI's founders, whom are referred to collectively as the "Original Stockholders;" and

  •
  a number of other members of KMI's management, whom are referred to collectively as "Other Management."

        All of the Class A shares, Class B shares and Class C shares have been converted into KMI common stock, and none of the Class A shares, Class B shares and Class C shares are outstanding or may be reissued. Accordingly, the KMI common stock is the only class or series of KMI's capital stock currently issued or outstanding. Since all of the Sponsor Investors, other than the funds affiliated with

Highstar, have sold all the shares of KMI's capital stock held by them, these funds are the only remaining Sponsor Investor.

Voting Rights

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

Dividends

        Holders of KMI common stock share equally in any dividend declared by KMI's board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of KMI's affairs, holders of KMI common stock would be entitled to share ratably in KMI's assets that are legally available for distribution to its stockholders after payment of liabilities. If KMI has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, KMI must pay the applicable distribution to the holders of its preferred stock, if required pursuant to the terms of any such preferred stock, before KMI may pay distributions to the holders of KMI common stock.

Other Rights

        KMI's stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable.

Preferred Stock

        KMI's board of directors is authorized, subject to the limits imposed by the General Corporation Law of the State of Delaware, which is referred to as the "DGCL," to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. KMI's board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by KMI's certificate of incorporation, without any further vote or action by KMI's stockholders.

        KMI's board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of KMI's other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of the KMI common stock to decline.

Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law

        KMI's certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third party from acquiring KMI, even if doing so would benefit its stockholders.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for KMI's board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire KMI. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of KMI. Further, the rights of the holders of KMI common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. KMI's bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. KMI's bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by KMI's stockholders. KMI's bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of KMI. In addition, at the time of KMI's initial public offering in 2011, KMI entered into a shareholders agreement with the Original Investors, which is referred to as the "shareholders agreement." The nomination and removal of directors, including the filling of board vacancies, also must comply with the provisions of the shareholders agreement that relate to composition of KMI's board of directors. See "—Shareholders Agreement."

No Stockholder Action by Written Consent

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

Approval Requirements for Certain Changes of Control

        KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

Section 203 of the DGCL

        KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

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  before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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  at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, but not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. KMI has not opted out of this provision, so Section 203 will apply to any stockholder that becomes an interested stockholder after KMI's initial public offering. The statute, as it applies to interested stockholders other than Mr. Kinder, could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire KMI. These provisions of the DGCL could have the effect of deferring, delaying or discouraging hostile takeovers and may also have the effect of preventing changes in control or management of KMI. It is possible that these provisions could make it more difficult to accomplish transactions other stockholders might deem desirable.

Certain Other Provisions of KMI's Charter and Bylaws and Delaware Law

Board of Directors

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. Because the Sponsor Investors now have the right to choose fewer than three director nominees, the shareholders agreement permits the number of directors to be reduced below eleven, but not below nine, if a majority of the board approves such reduction. In such case, the number of director nominees that Mr. Kinder has the right to choose also will be reduced to four. The shareholders agreement also provides that the number of directors may be increased in order to meet the majority independence requirements of the NYSE if KMI is unable to qualify for a controlled company exemption at such time. See "—Shareholders Agreement."

        The non-employee members of the KMR, KMGP and EPGP boards of directors have been offered the opportunity to become members of the KMI board of directors after the mergers. Accordingly, KMI expects to amend its bylaws and the shareholders agreement to provide that after the mergers, the number of KMI directors will be no more than 16 and no less than 10, as fixed from time to time by the board of directors, and may also be increased in accordance with the shareholders agreement or reduced to not fewer than nine in accordance with the shareholders agreement.

Supermajority Board Approval

        KMI's bylaws state that, unless otherwise provided, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, any matter brought before the board of directors will be decided by a supermajority vote. KMI's bylaws further provide a list of actions, including amending KMI's certificate of incorporation or bylaws, that, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, must be brought before the board of directors and decided by supermajority vote. Because the Sponsor Investors no longer have the right to choose at least five nominees, the foregoing supermajority provisions are no longer in effect.

Limitations of Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

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  for breach of the duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

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  for transactions from which the director derived improper personal benefit.

        KMI's certificate of incorporation and bylaws provide that KMI shall indemnify its current and former directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability. KMI believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in KMI's certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit KMI and its stockholders. In addition, an investment in KMI's stock may be adversely affected to the extent KMI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI or its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

Amending KMI's Certificate of Incorporation and Bylaws

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

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  a majority of the directors chosen for nomination by Mr. Kinder (if any);

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  a majority of the directors chosen for nomination by the Sponsor Investors (if any);

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  two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

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  the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

Shareholders Agreement

        Although only KMI and the Original Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of KMI. Following is a summary of those provisions. Because all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all the shares of KMI's capital stock held by them, certain provisions in the shareholders agreement no longer apply and are not described below. The funds affiliated with Highstar Capital LP are sometimes referred to as the "Remaining Sponsor Investor." We encourage you to read the shareholders agreement in its entirety.

Board, Committee and Observer Rights

        The shareholders agreement provides that Mr. Kinder and the Remaining Sponsor Investor have the following rights to appoint director nominees to the KMI board and committees, which may be adjusted as described below. As of the date of this proxy statement/prospectus, the KMI board has eleven members, with five director nominees appointed by Mr. Kinder, two director nominees appointed by the Remaining Sponsor Investor, and four additional independent directors.

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  Mr. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is KMI's chief executive officer and owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

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  If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee, and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to KMI's nominating and governance committee.

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  If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the KMI nominating and governance committee will appoint one nominee and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

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  If the board of directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder's nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead the nominating and governance committee will be required to appoint such nominee.

    •
    If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief executive officer will be one nominee and the nominating and governance committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

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  The Remaining Sponsor Investor may appoint two nominees so long as it owns shares representing at least 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

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  If the Remaining Sponsor Investor owns shares representing between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then it may only appoint one nominee. After the consummation of the Transactions, the Remaining Sponsor Investor is expected to own between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock. Accordingly, the Remaining Sponsor Investor will have the right to nominate only one director, and one of the directors nominated by the Remaining Sponsor Investor will be required to resign from the KMI's board of directors.

        Because the Remaining Sponsor Investor has the right to appoint fewer than three director nominees, KMI's board of directors can elect to decrease the size of the board down to a minimum of nine directorships. In such case, the number of director nominees that Mr. Kinder has the right to choose would decrease to four. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by KMI's nominating and governance committee.

        Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder's death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        During such time as Mr. Kinder is entitled to appoint five director nominees, one member of each of the nominating and governance committee and the audit committee will consist of a director who was chosen as a director nominee by Mr. Kinder, which directors must meet the applicable independence requirements for those committees. If Mr. Kinder loses the right to select, or his nominees are ineligible to serve as, members of those committees, then that committee member must be one of the directors nominated for election by the nominating and governance committee.

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Mr. Kinder and the Remaining Sponsor Investor agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Remaining Sponsor Investor does not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares of KMI common stock may be voted in accordance with the shareholders agreement.

        Under the shareholders agreement, as long as the Remaining Sponsor Investor owns at least 1% of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of the KMI board or any committee thereof. In addition, the Remaining Sponsor Investor has specified rights to appoint observers to attend meetings of the boards and committees of KMGP, KMR and EPGP. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by the Remaining Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

Certain Actions Relating to KMI and Its Subsidiaries and Other Affiliates

        As long as the Remaining Sponsor Investor owns any shares of KMI common stock received upon conversion of its Class A shares as a result of a mandatory conversion, KMI has agreed in the shareholders agreement to:

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  upon the Remaining Sponsor Investor's reasonable request, cause the Remaining Sponsor Investor's director nominees serving on the KMI board to be appointed to the boards or governing bodies of certain of its subsidiaries (other than KMGP, KMP, KMR, EPB, EPGP or any of their subsidiaries); and

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  permit director nominees of the Remaining Sponsor Investor to attend meetings of the KMGP board, the KMR board, the EPGP board and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers' obligation to recuse themselves under specified circumstances.

        As long as the Remaining Sponsor Investor owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, KMI has agreed in the shareholders agreement to:

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  inform the Remaining Sponsor Investor of any action that KMI's chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on the Remaining Sponsor Investor or its affiliates and not taking specified actions without its approval;

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  keep the Remaining Sponsor Investor informed of any events or changes with respect to any criminal or regulatory investigation involving KMI or any of its affiliates;

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  reasonably cooperate with the Remaining Sponsor Investor and its affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above; and

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  not take any action (and to take all stockholder action to prevent KMI's subsidiaries from taking any action) to cause the board of KMGP to consist of less than a majority of independent directors under the applicable NYSE standards.

        In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Remaining Sponsor Investor prior to his acquisition of, or offer to acquire, any securities of KMI or any of its publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which KMI may be required to register the sale of shares of KMI common stock owned by the Remaining Sponsor Investor and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, the Remaining Sponsor Investor and Mr. Kinder will each have the right to require that KMI register resales of such shares of KMI common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. KMI will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in KMI's good faith reasonable judgment, it is not feasible for KMI to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when KMI's directors and executive officers are not permitted to trade, (2) a seven day period

(which KMI may not invoke more than twice in any 12 month period) relating to a securities offering of $150 million or more by KMP, EPB or KMR, or (3) a 30 day period (which KMI may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for KMI and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, the Remaining Sponsor Investor or Mr. Kinder also can require KMI to file a shelf registration statement on Form S-3 for the resale of KMI common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, KMI has agreed to use its reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Sponsor Investors no longer collectively hold registrable securities that represent at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        KMI also has agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which it is not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        KMI has agreed to indemnify and hold harmless each selling shareholder for whom it files a registration statement and such selling stockholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by KMI in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Non-Compete Agreements

        The executive management stockholders identified in the shareholders agreement, which include Mr. Kinder and certain of KMI's executive officers, have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities

        The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to him or her solely in his or her capacity as such a director. Each director nominated by the Remaining Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Remaining Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that KMI also is engaged in or evaluating and if such director's participation would cause a conflict of interest.

Payment of Certain Costs and Expenses

        KMI is obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, KMI's certificate of incorporation and bylaws and the shareholders agreement that are approved in advance by KMI.

Other Provisions

        Certain provisions in the shareholders agreement will terminate with respect to the Remaining Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. When the Remaining Sponsor Investor no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Original Investors, including rights to nominate director and committee nominees and certain actions relating to KMI's subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholders party thereto hold any shares of KMI common stock.

        Amendments to the shareholders agreement must be signed by KMI, if the amendment modifies its rights or obligations, and by the following holders:

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  Mr. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

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  the Sponsor Investors holding shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

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  in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to KMI's subsidiaries and other affiliates, KMI's dividend policy and termination of the shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

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  in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of the outstanding shares of KMI's capital stock entitled to vote on the election of directors; and

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  the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders, so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of KMI's initial public offering in 2011 and the applicable amendment or waiver would modify the rights or obligations of Other

    Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock.

        If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.

Indemnification of Directors and Officers

        Pursuant to KMI's certificate of incorporation and bylaws, KMI has agreed to indemnify each of its current and former directors and officers, and may additionally indemnify any of its employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by its directors or officers or these other persons. KMI has agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the DGCL. Thus, KMI's directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. KMI also has acknowledged that it is the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability.

COMPARISON OF RIGHTS OF KMI STOCKHOLDERS AND KMP
UNITHOLDERS

        KMI is a corporation, and KMP is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of KMI stockholders are governed by KMI's certificate of incorporation and bylaws and the General Corporation Law of the State of Delaware, which is referred to as the "DGCL." The rights of KMP unitholders are governed by the KMP partnership agreement and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the "Delaware LP Act." If the KMP merger is completed, the rights of KMP unitholders as holders of KMI common stock will be governed by KMI's certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of KMP unitholders and the rights of KMI stockholders. Some of these, such as distribution/dividend and voting rights, are significant. Additionally, although KMP unitholders will not become parties to KMI's shareholders agreement, that agreement affects the nomination and election of KMI directors, the composition and operation of its board of directors and committees and other matters. The following description summarizes the material differences that may affect the rights of KMI common stockholders and KMP common unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. KMP unitholders should read carefully the relevant provisions of the KMI certificate of incorporation, bylaws and shareholders agreement and the KMP partnership agreement. Copies of the documents referred to in this summary may be obtained as described under "Where You Can Find More Information."

Purpose and Term of Existence
KMI KMI's stated purpose is to engage in any and all lawful acts and activities for which corporations may be organized under the DGCL. KMI is to have perpetual existence.

KMP

        KMP's stated purposes are to serve as limited partner in its operating partnerships and to engage directly or indirectly in any business activity or project that may lawfully be conducted or engaged in by a Delaware limited partnership.

        KMP's existence will continue until December 31, 2082, unless sooner dissolved under the terms of KMP's partnership agreement.

Authorized Capital
        KMI

        KMI's authorized capital stock consists of:

•

2,000,000,000 shares of KMI common stock, $0.01 par value per share, [            ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

•

10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to

KMP

         As of the date of this proxy statement/prospectus, KMP had outstanding [            ] common units, [            ] of which were owned by KMI and its affiliates; 5,313,400 Class B units, all of which were owned by affiliates of the general partner; and [            ] i-units, all of which were owned by KMR. The Class B units are convertible on a one-for-one basis into common units under limited circumstances, are redeemable under limited circumstances, and otherwise are substantially similar to common units. The i-units receive their distributions in additional i-units, approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

        KMI's certificate of incorporation also authorized three classes of common stock that were convertible into KMI common stock, but all shares of such classes have been converted into KMI common stock and none are outstanding or may be reissued.

rather than in cash, receive no allocation of income, gain, loss or deduction until termination of KMP, and with limited exceptions have the voting rights of a common unit and on most matters vote together with the common units as a single class.

        KMP may issue an unlimited number of additional limited partner interests and other equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior or in addition to those of its common units or other existing classes of units, as the general partner may determine, all without the approval of any unitholders.

Dividends / Distributions

        KMI

        Holders of KMI common stock share equally in any dividend declared by the KMI board. If any preferred stock were outstanding, dividends on KMI common stock would be subject to the rights of the holders of that preferred stock. Dividends may be paid out of the corporation's surplus, or in the case no surplus exists, out of the net profits for the fiscal year and may be paid in cash, property, or shares of the corporation's capital stock.

        KMI has adopted a dividend policy providing that, subject to applicable law, KMI will pay quarterly cash dividends on all classes of its capital stock equal to the cash it receives from its subsidiaries and other sources less any cash disbursements and reserves established by a majority vote of its board of directors, including for general and administrative expenses, interest and cash taxes. The KMI board may amend, suspend or revoke this dividend policy at any time.

        KMP

        Distributions of Available Cash.    KMP's partnership agreement requires that KMP distribute 100% of "available cash," as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter. Available cash means, with respect to any quarter, all of KMP's cash receipts from all sources, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

        KMP's general partner is granted discretion by KMP's partnership agreement, which discretion has been delegated to KMR, subject to the approval of the general partner in certain cases, to establish, maintain and adjust reserves to (1) provide for the proper conduct of KMP's business, including reserves for future capital expenditures, (2) provide funds for distributions in respect of any one or more of the next four quarters, or (3) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which KMP or any of its subsidiaries are a party or by which any of them is bound or their assets are subject.

        KMP's general partner and the owners of its common units and Class B units receive distributions in cash, while KMR, as the sole owner of KMP's i-units, receives distributions in additional i-units. KMP does not distribute cash to

i-unit owners but instead retains the cash for use in its business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to KMP's general partner. Each time KMP makes a distribution, the number of i-units owned by KMR and, accordingly, the percentage of KMP's total units owned by KMR, increase automatically under the provisions of KMP's partnership agreement. While any i-units are outstanding, KMP's partnership agreement provides that KMP may not make a distribution on a common unit other than in cash, in additional common units or in a security that has in all material respects the same rights and privileges as the common units, and that, except in liquidation, it may not make a distribution on an i-unit other than in additional i-units or in a security that has in all material respects the same rights and privileges as the i-units.

Pursuant to KMP's partnership agreement, distributions are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions to KMP's general partner.

Cash from Operations. Cash from operations generally refers to KMP's cash balance on the date it commenced operations, plus all cash generated by the operation of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

Cash from Interim Capital Transactions. Interim capital transactions generally include borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

Rule for Characterizing Distributions. All available cash distributed by KMP from any source will be treated as distributions of cash from operations unless the sum of all available cash distributed exceeds the cumulative amount of cash from operations actually generated from the date KMP commenced operations through the end of the calendar quarter prior to any applicable distribution. Any portion of a distribution of available cash for that quarter which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and treated as described below under "—Allocation of Distributions from Interim Capital Transactions." For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to KMR, as the holder of all i-units, will be treated as distributions of available cash, even though the distributions to KMR are made in additional i-units rather than in cash. KMP retains this cash and uses it in its business.

        Allocation of Distributions from Operations.    Cash from operations for each quarter will be distributed effectively as follows:

•

first, 98% to the owners of all classes of units pro rata and 2% to KMP's general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

•

second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to KMP's general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

•

third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to KMP's general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

•

fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to the owner of i-units in the equivalent number of i-units, and 50% to KMP's general partner.

The first three distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise, but not by reason of the issuance of additional i-units in lieu of distributions of available cash from operations or interim capital transactions or the issuance of additional common units, Class B units or i-units for cash or property.

        The first three distribution levels may also be adjusted if legislation is enacted which causes KMP to become taxable as a corporation or otherwise subjects KMP to taxation as an entity for federal income tax purposes. In that event, each of the first three distribution levels for each quarter thereafter would be reduced to an amount equal to the product of that distribution level, multiplied by a number which is equal to one minus the sum of (1) the highest effective federal income tax rate to which KMP is subject as an entity, plus (2) any increase that results from that legislation in the effective overall state and local income tax rate to which KMP is subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

        Allocation of Distributions from Interim Capital Transactions.    Any distribution by KMP of available cash that would constitute cash from interim capital transactions would be distributed effectively as follows:

•

98% to all owners of common units and Class B units pro rata in cash and to the holders of i-units in equivalent i-units; and

•

2% to KMP's general partner, until KMP has distributed cash from this source in respect of a common unit outstanding since KMP's original public offering in an aggregate amount per unit equal to the initial common unit price of $5.75, as adjusted for splits.

As cash from interim capital transactions is distributed, it would be treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the first three distribution levels of cash from operations would be adjusted downward proportionately by multiplying each distribution level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit. When the initial common unit price is fully recovered, then each of the first three distribution levels will have been reduced to zero. Thereafter, all distributions of available cash from all sources will be treated as if they were cash from operations and distributed 50% to all classes of units pro rata, with the distribution to i-units being made instead in the form of i-units, and 50% to the general partner.
Business Combinations
KMI	KMP
        Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

•

such corporation's certificate of incorporation is not amended;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

        In the case of the Transactions, although KMI common stock is being issued in the Transactions, KMI is not one of the constituent corporations in the Transactions. Therefore, the

KMP's partnership agreement generally prohibits the general partner, without the prior approval of the holders of a majority of the outstanding units, from causing KMP to, among other things, merge or consolidate with another entity, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, or approving on KMP's behalf the sale, exchange or other disposition of all or substantially all of the assets of KMP's initial operating partnership. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of KMP's assets without that approval. The general partner may also sell any or all of KMP's assets under a foreclosure of or other realization upon those encumbrances without that approval.

        KMP's partnership agreement contains provisions that may discourage a person or group from attempting to remove the general partner or otherwise change management. For example, in addition to other provisions described in this section, KMP's partnership agreement provides that if at any time any person or group, other than the general partner and its affiliates, acquires beneficial ownership of 20% or more of the aggregate number of common units and KMR shares on a combined basis, that person or group will lose voting rights on all of its common units and the number of i-units corresponding to those KMR shares and those i-units and common units will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

only stockholder votes necessary are to approve an increase in the number of authorized shares of KMI common stock and to approve the issuance of the KMI common stock in the Transactions, as required by NYSE rules.	Neither KMP's partnership agreement nor the Delaware LP Act has any provisions with respect to business combinations similar to those contained in Section 203 of the DGCL.

KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. For a description of the prohibitions and requirements of Section 203, see "Description of KMI's Capital Stock—Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law—Section 203 of the DGCL."

Management by Board of Directors / General Partner

        KMI

        In accordance with the DGCL, KMI's business and affairs are managed by its board of directors.

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. The non-employee members of the KMR, KMGP and EPGP boards of directors have been offered the opportunity to become members of the KMI board after the mergers.

        KMP

        As a Delaware limited partnership, KMP is not managed by a board of directors but by a general partner. Except as provided in KMP's partnership agreement, KMP's general partner conducts, directs and manages its activities, all management powers over KMP's business and affairs are exclusively vested in the general partner, and no limited partner or assignee has any management power over KMP's business and affairs. Under a delegation of control agreement, KMP's general partner has delegated to KMR, to the fullest extent permitted under Delaware law and KMP's partnership agreement, all of the general partner's power and authority to manage and control KMP's business and affairs, except for specified actions that require the approval of the general partner. Therefore in this proxy statement/prospectus, actions that KMP's partnership agreement describes as being taken by the general partner generally will be taken by KMR, as the delegate of the general partner, subject to the approval of the general partner of the actions specified in the delegation of control agreement. This delegation of control does not relieve the general partner of its responsibilities or obligations to KMP or its limited partners. KMR is subject to the same standards under KMP's partnership agreement as the general partner. The general partner is the sole record holder of the voting shares of KMR.

Nomination and Election of Directors / General Partner

        KMI

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

        At a meeting of the KMI stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in KMI's notice of

        KMP

        KMP unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of either the general partner or KMR.

meeting, (2) otherwise properly brought before the meeting by or at the direction of its board of directors or any committee thereof, or (3) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under "—Stockholder Proposals and Director Nominations."

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Richard D. Kinder and the Sponsor Investors agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. Immediately after the completion of the Transactions, assuming Mr. Kinder and the Remaining Sponsor Investor retain all the KMI common stock they currently hold, Mr. Kinder and the Remaining Sponsor Investor are expected to have less than 12% and 4%, respectively, of the total voting power for the election of KMI's directors. The shareholders agreement also provides that nominees of Mr. Kinder must be appointed to specified committees of the board. For additional information with respect to the shareholders agreement provisions relating to the nomination, election and removal of directors and board committees, see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights."

Each director chosen shall hold office until the first annual meeting of stockholders held after his or her election and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.
Removal of Directors; Withdrawal or Removal of General Partner
KMI KMI's bylaws provide that except as otherwise provided in its charter or bylaws, at any meeting of stockholders expressly called for that purpose, any director or the entire board of	KMP KMP's general partner may voluntarily withdraw as general partner by giving 90 days' written notice to the limited partners, and that withdrawal will not constitute a breach of KMP's

directors may be removed, with or without cause, by a vote of holders of shares representing a majority of the total voting power in the election of directors. As described above, in the shareholders agreement Mr. Kinder and the Sponsor Investors have made agreements about how their shares will be voted.	partnership agreement. In such a withdrawal, the general partner also must furnish KMP with an opinion of counsel that the withdrawal, following selection of a successor general partner, will not cause KMP or its operating partnerships to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner. KMP's partnership agreement provides for other events of withdrawal, including specified bankruptcy events.

        The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of KMP's outstanding units, excluding common units and Class B units owned by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates.

In the event of removal of the general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates KMP's partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of that interest, as determined under KMP's partnership agreement. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner. In all other withdrawals or removals, the departing general partner will have the option to require the successor general partner to purchase the general partner interest for the same cash amount. If the option described above is not exercised by either the departing or the successor general partner, as applicable, the departing general partner's general partnership interest will automatically convert into common units equal to the fair market value of that interest.
Filling Vacancies on the Board; Replacing the General Partner
KMI Vacancies on the board of directors, however resulting, may be filled by the affirmative vote of a majority of the directors then in office, even if	KMP Upon a voluntary withdrawal by the general partner, the holders of at least a majority of the outstanding units, excluding common units and

less than a quorum. However, at any time prior to the termination of a specified provision of the shareholders agreement, such vacancies shall be filled only with nominees chosen to fill such vacancies in accordance with the provisions of the shareholders agreement. Vacancies may not be filled by the stockholders.	Class B units owned by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates, may select a successor to the withdrawing general partner. If, prior to the effective date of the general partner's withdrawal, a successor is not elected or KMP does not receive an opinion of counsel regarding tax and limited liability matters (as discussed under "—Removal of Directors; Withdrawal or Removal of General Partner" above), KMP will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of at least a majority of outstanding units agree in writing to continue its business and appoint a successor general partner.

        Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of not less than 66 2/3% of KMP's outstanding units, excluding common units and Class B units owned by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates, as well as KMP's receipt of an opinion of counsel regarding limited liability and tax matters.

Transfer of General Partner Interest
KMI Not applicable.	KMP

        KMP's general partner may transfer all, but not less than all, of its general partner interest to an affiliate of the general partner, or to another entity as part of the merger, consolidation or other combination of the general partner into another entity or the transfer by the general partner of all or substantially all of its assets to another entity. Other than that, the general partner may not transfer all or any part of its general partner interest to another person without the approval of the transfer and admission of the transferee as general partner by the holders of:

•

at least a majority of KMP's outstanding units, excluding common and Class B units held by the general partner and its affiliates and excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates; and

•

at least a majority of KMP's outstanding i-units voting as a separate class, excluding the number of i-units corresponding to the number of any KMR shares owned by the general partner and its affiliates.

        At any time, the owner of the general partner may sell or transfer its ownership interest in the general partner without the approval of the unitholders.

Limited Call Rights
KMI Not applicable.

        KMP

        If at any time not more than 20% of the aggregate number of the then-issued and outstanding common units and KMR shares are held by persons other than the general partner and its affiliates, the general partner will have the right, which it may assign and transfer to any of its affiliates or to KMP, to purchase all, but not less than all, of the common units held by unaffiliated persons as of a purchase date to be selected by the general partner, on at least ten but not more than 60 days' notice, but only if KMI elects to purchase all, but not less than all, of the outstanding KMR shares that are not held by KMI and its affiliates pursuant to the purchase provisions that are a part of the limited liability company agreement of KMR. The purchase price in the event of this purchase shall be the greatest of the current market price, as defined in KMP's partnership agreement for the common units or and KMR shares as of a specified date, or the highest cash price paid by the general partner or any of its affiliates for any common units or KMR shares purchased within the 90 days preceding that specified date.

Preemptive Rights
KMI KMI common stockholders have no preemptive rights to additional shares of KMI common stock or other securities.

KMP

        The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase from KMP common units or other partnership securities whenever, and on the same terms that, KMP issues those units or other securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates that existed immediately prior to each issuance.

The holders of common units have no preemptive rights to acquire additional common units or other partnership interests.
Amendment of Governing Documents
        KMI

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

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a majority of the directors chosen for nomination by Mr. Kinder (if any);

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a majority of the directors chosen for nomination by the Sponsor Investors (if any);

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two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

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the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

KMP

        Amendments to KMP's partnership agreement may be proposed only by or with the consent of the general partner. Proposed amendments, other than those described below, must be approved by holders of at least 66 2/3% of the outstanding units. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to any other class of outstanding units, the approval of 66 2/3% of the outstanding units of the class affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        The general partner may generally make amendments to KMP's partnership agreement without the approval of any limited partner or assignee to reflect:

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a change in KMP's name, the location of its principal place of business, its registered agent or its registered office;

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the admission, substitution, withdrawal or removal of partners in accordance with KMP's partnership agreement;

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a change that, in the general partner's sole discretion, is reasonable and necessary or appropriate to qualify or continue KMP's qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or that is necessary or advisable in the general partner's opinion to ensure that KMP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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a change that, in the general partner's sole discretion, is reasonable and necessary or appropriate in connection with the authorization for issuance of any class or series of securities;

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an amendment that is necessary, in the opinion of KMP's counsel, to prevent KMP or the general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974;

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any amendment expressly permitted in KMP's partnership agreement to be made by the general partner acting alone;

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an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of KMP's partnership agreement;

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any other amendments substantially similar to the foregoing;

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an amendment that in the sole discretion of the general partner does not adversely affect KMP's limited partners in any material respect;

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an amendment that would not have a material adverse effect on any outstanding class of units in relation to any other outstanding class of units;

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a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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an amendment necessary or desirable to facilitate the trading of KMP's units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which KMP's units are or will be listed for trading, compliance with any of which the general partner determines in its sole discretion to be in KMP's best interest and the best interest of KMP's limited partners; or

•

an amendment required to effect the intent of, or are contemplated by, KMP's partnership agreement.

KMP's partnership agreement contains restrictions on other amendments, including amendments that would enlarge the obligations of a limited partner without its consent, restrict in any way any action by or rights of the general partner as set forth in KMP's partnership agreement, modify amounts distributable, reimbursable or payable by KMP to the general partner, change the term of the partnership, and certain provisions relating to dissolution.

        No amendments, other than those that may be made by the general partner without the approval of the limited partners, will become effective without the approval of at least 95% of the outstanding units unless KMP obtains an opinion of counsel with respect to specified tax and limited liability matters.

Voting Rights; Meetings; Action by Written Consent

KMI

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of its stockholders and may not be effected by consent in writing by such stockholders.

KMP

        KMP's common holders are entitled to vote on the following matters:

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merger or consolidation of KMP proposed by the general partner;

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sale, exchange or other disposition of all or substantially all of KMP's assets or those of its initial operating partnership;

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election of a successor general partner upon the withdrawal of the current general partner;

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the removal of the general partner;

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the election by the general partner to dissolve KMP;

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KMP's continuation after specified events of dissolution;

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approval of specified actions by the general partner (not including the general partner's transfer of its general partner interest); and

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certain amendments of KMP's partnership agreement.

        Except as described under "—Business Combinations," unitholders or assignees who are record holders of units on the record date set pursuant to KMP's partnership agreement will be entitled to notice of, and to vote at, meetings of KMP's limited partners and to act upon matters for which approvals may be solicited. Each record holder has a vote according to such holder's percentage interest in KMP. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, such units will not be voted, except that, in the case of units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast. The limited liability company agreement of KMR provides that the i-units owned by KMR will be voted by it in proportion to the affirmative and negative votes, abstentions and non-votes of the holders of its shares.

        Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

        Meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. The limited partners may vote either in person or by proxy at meetings. Two-thirds, or a majority, if that is the vote required to take action at the meeting in question, of the outstanding units of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum, excluding outstanding units owned by the general partner and its affiliates if those units are to be excluded from the vote.

Stockholder Proposals and Director Nominations

KMI

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. Generally, that notice must be given to the Secretary of KMI no later

KMP Not applicable.

than the 90th day, and no earlier and the 120th day, in advance of the anniversary of the previous year's annual meeting. In addition, the nomination and removal of directors, including the filling of board vacancies, must comply with the provisions of the shareholders agreement regarding composition of the KMI board.
Indemnification and Limitation on Liability
        KMI

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The DGCL does not permit exculpation for liability:

•

for breach of duty of loyalty;

•

for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•

for transactions from which the director derived improper personal benefit.

        KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

        KMI's certificate of incorporation and bylaws provide that it shall indemnify its directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not it would have the power to indemnify such person against such liability.

KMP

        Under KMP's partnership agreement and the delegation of control agreement, KMP will, to the fullest extent permitted by law, indemnify the general partner, any departing general partner, any person who is or was an affiliate of the general partner or any departing general partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing general partner or any affiliate of the general partner or any departing general partner, any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, partner, agent, or trustee of another person, and KMR and any person who is or was a manager, officer or director of KMR; provided, that in each case the foregoing persons or entities, sometimes referred to as indemnitees, acted in good faith and in the manner which the indemnitee believed to be in, or not opposed to, the best interests of KMP, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

        Any indemnification under these provisions will only be made out of KMP's assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to KMP to enable it to effectuate this indemnification. KMP may purchase insurance against liabilities asserted against and expenses incurred by persons for KMP's activities, regardless of whether KMP would have the power to indemnify such person against liabilities under KMP's partnership agreement.

        In addition to the other more specific provisions limiting the obligations of the general partner and other indemnitees, KMP's partnership agreement provides that the indemnitees will not be liable for monetary damages to KMP, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and the indemnitees acted in good faith.
Conflicts of Interest; Fiduciary Duties
        KMI

        Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer's or director's interest if:

•

the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•

the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•

the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

KMP

        KMP's partnership agreement contains provisions that limit the general partner's fiduciary duties to KMP and the unitholders. KMP's partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

        Whenever a conflict arises between the general partner or its affiliates, on the one hand, and KMP or any partner, on the other, the general partner will resolve that conflict. A conflicts committee of the board of directors of the general partner will, at the request of the general partner, review conflicts of interest. Any resolution or course of action with respect to such conflict shall be permitted and deemed approved by all partners, and shall not constitute a breach of KMP's partnership agreement, of any agreement contemplated thereby or of any duties stated or implied by law or equity, if the resolution of the conflict is or is deemed by KMP's partnership agreement to be fair and reasonable to KMP. Under KMP's partnership agreement, any conflict and any resolution of such conflict is conclusively deemed to be fair and reasonable to KMP if that resolution is:

•

approved by the conflicts committee, although no party is obligated to seek that approval and the general partner may adopt a resolution or course of action that has not received that approval;

•

on terms no less favorable to KMP than those generally being provided to or available from unrelated third parties; or

•

fair to KMP, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to KMP.

In resolving a conflict, the general partner may, unless the resolution is specifically provided for in KMP's partnership agreement, consider the relative interests of the parties involved in the conflict or affected by the action, any customary or accepted industry practices or historical dealings with a particular person or entity and generally accepted accounting or engineering practices or principles and other factors it considers relevant.

KMP's partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, KMP's partnership agreement permits the general partner to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, KMP, KMP's affiliates or any limited partner. Other provisions of KMP's partnership agreement provide that the general partner's actions must be made in its reasonable discretion. KMP's partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to KMP under the factors previously set forth. Unless the general partner has acted in bad faith, the resolution or action taken by the general partner shall not constitute a breach of its fiduciary duty or KMP's partnership agreement.

Except for the general partner itself, indemnitees are permitted to compete with KMP and are not restricted from engaging in any business, and no such activity shall breach any duty to KMP, its operating partnerships or any partners. Neither KMP, its operating partnerships, any limited partner nor any other person shall have any rights by virtue of KMP's partnership agreement or the partnership relationship established thereby in any business ventures of such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to KMP, its operating partnerships, any limited partner or any other person.

Taxation

KMI

        KMI is subject to U.S. federal income taxes on its taxable income.

        Cash distributions to stockholders of KMI are taxable to each stockholder as ordinary dividend income to the extent distributed out of KMI's current and accumulated "earnings and profits" (as determined under U.S. federal income tax principles). A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder's adjusted tax basis in such holder's KMI shares and, to the extent the cash distribution exceeds such holder's adjusted tax basis, as gain from the sale or exchange of such shares.

        KMP

        KMP is a flow-through entity for U.S. federal income tax purposes, which means that it is not subject to entity-level U.S. federal income taxes.

        Each KMP unitholder receives a Schedule K-1 from KMP reflecting such unitholders' share of KMP's items of income, gain, loss and deduction for each fiscal year following the end of such fiscal year.

Non-Citizen Assignees; Redemption
KMI Not applicable.

        KMP

        If KMP is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, provide for the cancellation or forfeiture of any property that KMP has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for the information, or if the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, KMP may redeem the units held by the limited partner or assignee at their current market price and the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon KMP's liquidation.

PROPOSAL 2: ADJOURNMENT OF THE KMP SPECIAL MEETING

        If there are insufficient votes at the time of the special meeting to approve the KMP merger agreement, we may propose to adjourn the KMP special meeting for the purpose of soliciting additional proxies to approve the KMP merger agreement. We also may propose to adjourn the KMP special meeting if, among other reasons, KMR adjourns its special meeting. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the KMP merger agreement, unless the KMR special meeting is adjourned. Pursuant to the terms of the KMP partnership agreement, KMGP may adjourn the special meeting without limited partner action. If the proposal to adjourn the special meeting is submitted to the KMP unitholders for approval, such approval requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the KMP units present in person or by proxy at the KMP special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding KMP units.

        The KMGP board recommends that you vote FOR the KMP adjournment proposal.

KMP UNITHOLDER PROPOSALS

        Under the Delaware LP Act and the KMP partnership agreement, KMP is not required to hold an annual meeting of KMP unitholders (limited partners). Ownership of KMP common units does not entitle KMP unitholders to make proposals at the KMP special meeting. Under KMP's partnership agreement, only the general partner or limited partners owning 20% or more of the outstanding KMP units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of KMP so as to jeopardize the limited partners' limited liability under the Delaware LP Act or the law of any other state in which KMP is qualified to do business.

KMI STOCKHOLDER PROPOSALS

        KMI will hold a regular annual meeting of stockholders in 2015 regardless of whether the Transactions are completed.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for KMI's annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by KMI's corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 10, 2014.

        Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2015 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at KMI's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 19, 2015 to February 18, 2015.

LEGAL MATTERS

        The validity of the KMI common stock to be issued in connection with the KMP merger and being offered hereby will be passed upon for KMI by Bracewell & Giuliani LLP, Houston, Texas. Weil, Gotshal & Manges LLP also has represented KMI in connection with the KMP merger described herein.

EXPERTS

KMI

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMI's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

KMP

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMP's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMP's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMP's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

        KMI has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of KMI common stock to be issued to KMP unitholders in connection with the KMP merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains, among other things, additional relevant information about KMI and the KMI common stock. The rules and regulations of the SEC allow KMI and KMP to omit certain information that is included in the registration statement from this proxy statement/prospectus.

        KMI and KMP file annual, quarterly and special reports and other information with the SEC. KMI also files proxy statements with the SEC. The SEC allows KMI and KMP to "incorporate by reference" into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that KMI or KMP files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. KMI and KMP incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering:

KMI's Filings (SEC File No. 001-35081)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Current Reports on Form 8-K filed on May 9, 2014, May 21, 2014, August 11, 2014, August 12, 2014, August 29, 2014 and September 25, 2014;

  •
  Proxy Statement on Schedule 14A filed on April 9, 2014; and

  •
  Registration Statement on Form 8-A filed on February 10, 2011.

        KMI will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMI at the following address and telephone number:

  Kinder Morgan, Inc.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

KMP's Filings (SEC File No. 001-11234)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Current Reports on Form 8-K filed on August 11, 2014, August 12, 2014 and August 29, 2014; and

  •
  Registration Statement on Form 8-A/A filed on March 7, 2002.

        KMP will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMP at the following address and telephone number:

  Kinder Morgan Energy Partners, L.P.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

        KMI and KMP also make available free of charge on their internet website at www.kindermorgan.com the reports and other information filed by KMI and KMP with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither KMI's nor KMP's websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that KMI and KMP file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document KMI or KMP files with the SEC at the SEC's public reference room located at:

  100 F Street, N.E.
  Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. KMI's and KMP's SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The information concerning KMP, KMGP or KMR contained in this proxy statement/prospectus or incorporated by reference has been provided by KMP, KMGP or KMR, and the information concerning KMI and its other subsidiaries, including EPB, contained in this proxy statement/prospectus or incorporated by reference has been provided by KMI.

        In order to receive timely delivery of requested documents in advance of the special meeting, your request should be received no later than [                        ], 2014. If you request any documents, KMI or KMP will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        In addition, if you would like to request any documents incorporated by reference in this proxy statement/prospectus prior to deciding what merger consideration to elect, please do so at least five business days prior to the election deadline, which will be identified in the form of election provided to you in a separate mailing following the special meeting.

        Neither KMI nor KMP has authorized anyone to give any information or make any representation about the KMP merger, KMI or KMP that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

        Should you want information regarding KMR or EPB, please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding that entity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        In the Transactions, KMI will acquire all of the outstanding common units of KMP and EPB and all the outstanding shares of KMR that KMI and its subsidiaries do not already own (referred to in these pro forma financial statements as "the publicly held units or shares"). At the effective time of the mergers; (i) each publicly held KMR share will be converted into the right to receive 2.4849 shares of KMI common stock; (ii) through the election and proration mechanisms in the KMP merger agreement, on average, each common unit held by a public KMP unitholder will be converted into the right to receive 2.1931 shares of KMI common stock and $10.77 in cash; and (iii) through the election and proration mechanisms in the EPB merger agreement, on average, each common unit held by a public EPB unitholder will be converted into the right to receive 0.9451 shares of KMI common stock and $4.65 in cash. The cash payments to the public unitholders of KMP and EPB, based on the respective publicly held units outstanding as of August 31, 2014, will total approximately $3.9 billion.

        The unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of KMI. The historical consolidated financial statements of KMI consolidate KMP, EPB, and KMR, because KMI currently controls these entities. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 of KMI has been prepared to give effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income of KMI for the six months ended June 30, 2014 and year ended December 31, 2013, have been prepared to give effect to the Transactions as if they had occurred on January 1, 2013.

        The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary (ASC 810). Because KMI controls KMP, EPB, and KMR both before and after the Transactions, the changes in KMI's ownership interest in KMP, EPB, and KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the Transactions. In addition, the tax effects of the Transactions are presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the KMI historical financial information includes the accounts of KMP, EPB and KMR, the historical financial information of those entities has not been shown separately.

        The unaudited pro forma condensed combined financial statements include pro forma adjustments that are factually supportable and directly attributable to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 for KMI, KMP, EPB and KMR; and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2014 for KMI, KMP, EPB and KMR.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that KMI believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the Transactions taken place on June 30, 2014 for balance sheet purposes, and on January 1, 2013 for statements of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements.

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(In Millions)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets	$3,367	$90	(a)	$3,487
		38	(b)
		(8)	(c)
Property plant and equipment, net	37,607	—		37,607
Investments	5,862	—		5,862
Goodwill	24,653	—		24,653
Deferred charges and other assets	4,875	3,895	(d)	8,774
		4	(e)

Total Assets	$76,364	$4,019		$80,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,487	$90	(f)	$11,256
		4,679	(g)
Long-term debt	34,521	(650)	(g)	33,871
Deferred income taxes	4,554	(4,554)	(d)	—
Other long-term liabilities and deferred credits	2,147	—		2,147

Total Liabilities	47,709	(435)		47,274

Stockholders' Equity
Class P shares	10	11	(h)	21
Additional paid-in capital	14,339	20,189	(h)	34,528
Retained deficit	(1,661)	(4)	(h)	(1,665)
Accumulated other comprehensive loss	(68)	(36)	(h)	(104)

Total Kinder Morgan, Inc.'s Stockholders' Equity	12,620	20,160		32,780
Noncontrolling interests	16,035	(15,706)	(h)	329

Total Stockholders' Equity	28,655	4,454		33,109

Total Liabilities and Stockholders' Equity	$76,364	$4,019		$80,383

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2014

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$7,984	$—		$7,984
Operating Costs and Expenses
Cost of sales	3,253	—		3,253
Other operating expenses	2,571	—		2,571

Total Operating Costs and Expenses	5,824	—		5,824

Operating income	2,160	—		2,160

Other Income (Expense)
Earnings from equity investments	199	—		199
Interest, net	(888)	(44	)(i)	(932)
Other, net	5	—		5

Total Other (Expense) Income	(684)	(44)		(728)

Income from Continuing Operations Before Income Taxes	1,476	(44)		1,432
Income tax expense	(378)	(140	)(j)	(518)

Net Income	1,098	(184)		914
Net income attributable to noncontrolling interests	(527)	524	(k)	(3)

Net Income Attributable to Kinder Morgan, Inc.	$571	$340		$911

Basic and Diluted Earnings Per Common Share	$0.55			$0.43	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,028	1,084	(l)	2,112	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2013

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$14,070	$—		$14,070
Operating Costs and Expenses
Costs of sales	5,253	—		5,253
Other operating expenses	4,827	—		4,827

Total Operating Costs and Expenses	10,080	—		10,080

Operating income	3,990	—		3,990

Other Income (Expense)
Earnings from equity investments	327	—		327
Interest, net	(1,675)	(216	)(i)	(1,891)
Other, net	796	—		796

Total Other (Expense) Income	(552)	(216)		(768)

Income from Continuing Operations Before Income Taxes	3,438	(216)		3,222
Income tax expense	(742)	(327	)(j)	(1,069)

Income from Continuing Operations	2,696	(543)		2,153
Loss on Sale of Discontinued Operations, Net of Tax	(4)	—		(4)

Net Income	2,692	(543)		2,149
Net income attributable to noncontrolling interests	(1,499)	1,495	(k)	(4)

Net Income Attributable to Kinder Morgan, Inc.	$1,193	$952		$2,145

Basic and Diluted Earnings Per Common Share From Continuing Operations	$1.15			$1.01	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,036	1,084	(l)	2,120	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the Transactions as an equity transaction. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if the they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 does not include pro forma effects of the previously consummated acquisitions of American Petroleum Tankers and State Class Tankers acquired January 1, 2014, certain oil and gas properties from Goldsmith Landreth acquired June 1, 2013 and Copano Energy, L.L.C. acquired May 1, 2013, because the impact on pro forma net income attributable to KMI was deemed immaterial. The effects of these acquisitions are included in the historical financial statements of KMI since the respective dates of acquisition.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of KMI would have been if the Transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of KMI for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the Transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

        These Unaudited Pro Forma Statements give effect to two committed borrowing facilities which are directly attributable to the Transactions and are described below.

        Bridge Facility

        On September 19, 2014, KMI entered into a Bridge Credit Agreement (the "Bridge Facility") with a syndicate of lenders. The Bridge Facility provides for up to a $5.0 billion term loan facility which will mature 364 days following the closing date of the Transactions. KMI may use borrowings under the Bridge Facility to pay cash consideration and transaction costs associated with the Transactions. KMI also may use a portion of the borrowings under the Bridge Facility to refinance certain term loan facility indebtedness. Interest on borrowings under the Bridge Facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long-term indebtedness for borrowed money ("KMI's Credit Rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's Credit Rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the Bridge Facility. The Bridge Facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        Revolving Credit Facility

        On September 19, 2014, KMI entered into a replacement revolving credit agreement (the "Replacement Facility") with a syndicate of lenders. The Replacement Facility provides for up to $4.0 billion in borrowing capacity, which can be increased to $5.0 billion if certain conditions are met, and has a five-year term. In connection with the consummation of the Transactions, the Replacement

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

Facility will replace (a) the existing credit agreement, dated as of May 6, 2014, by and among KMI, various lenders, and Barclays, as administrative agent ("KMI's Existing Credit Agreement"), (b) the facilities set forth in the credit agreement, dated as of May 1, 2013, among KMP, Wells Fargo Bank, National Association, as administrative agent and the other lenders and agents party thereto (the "KMP Credit Agreement") and (c) the facilities set forth in the credit agreement, dated May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C., Wyoming Interstate Company, L.L.C., EPB, Bank of America, N.A., as administrative agent, and the other lenders and letter of credit issuers from time to time parties thereto (the "EPB Credit Agreement" and, together with KMI's Existing Credit Agreement and the KMP Credit Agreement, the "Prior Credit Facilities"). Borrowings under the Replacement Facility may be used for working capital and other general corporate purposes. Interest on the Replacement Facility will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.125% to 2.000% per annum based on KMI's Credit Rating or (b) the greatest of (1) the federal funds effective rate in effect on such day plus 1/2 of 1%, (2) the prime rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.125% to 1.000% per annum based on KMI's Credit Rating. The Replacement Facility contains a financial covenant providing for a maximum debt to EBITDA ratio of 6.50 to 1.00 and various other covenants that are substantially consistent with the Prior Credit Facilities.

        The following is the estimated consideration for the Transactions calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
KMP public units exchanged(1)	303
Cash payment per KMP unit(2)	$10.77

Cash portion of consideration	$3,261
EPB public units exchanged(1)	138
Cash payment per EPB unit(2)	$4.65

Cash portion of consideration	$640

Total cash portion of consideration	$3,901

Total KMP units exchanged(1)	303
KMP exchange ratio per unit(2)	2.1931

KMI common stock assumed to be issued	664

Total EPB units exchanged(1)	138
EPB exchange ratio per unit(2)	0.9451

KMI common stock assumed to be issued	130

Total KMR shares exchanged(1)	117
KMR exchange ratio per share	2.4849

KMI common stock assumed to be issued	290

Total KMI common stock assumed to be issued	1,084
KMI Class P common share closing price as of September 26, 2014	$38.39

Fair value of equity portion of consideration(3)	$41,631

Total consideration (excluding debt assumed)(3)	$45,532

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

(1)
Reflects publicly held KMP and EPB units and KMR shares outstanding as of August 31, 2014.

(2)
Reflects the average cash payment amount per unit and the average exchange ratio per unit to be received by the public KMP or EPB unitholders by reason of the election and proration provisions of the KMP and EPB merger agreements.

(3)
A $1 change in the price of a share of KMI common stock would change the total consideration by $1.1 billion, and the deferred tax asset and additional paid-in capital by approximately $0.3 billion for purposes of these Unaudited Pro Forma Statements.

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
Reflects the excess cash related to estimated borrowings of $4,679 million under the Bridge Facility, less (i) $3,901 million cash portion of the KMP and EPB consideration; (ii) $650 million for the extinguishment of a previously existing term loan facility; and (iii) $38 million of debt issuance costs. The $90 million of excess cash will be used to fund transaction costs which are reflected as a current liability. See footnote (f) below.

(b)
Reflects a $38 million increase in debt issuance costs associated with the Bridge Facility incurred as a direct result of the Transactions.

(c)
Reflects $8 million of cash used to pay debt issuance costs related to the restructuring of the Prior Credit Facilities into the Replacement Facility as a direct result of the Transactions. See Note 1.

(d)
Reflects the estimated impact on deferred income taxes resulting from the Transactions using KMI's statutory federal and state tax rate of 36.5%. The amount reflects a net adjustment of $8.9 billion to deferred income taxes, $8.0 billion of which relates to the effects of the change in ownership and the step-up in tax basis as a result of KMI's acquisition of the publicly held interests in KMP and EPB, resulting in a deferred tax asset. The remainder of the adjustment relates to estimated changes to other temporary differences and estimated changes to KMI's effective state tax rate. This adjustment also includes the elimination of $464 million in deferred charges associated with previously consummated transactions between entities under common control related to deferred taxes. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

(e)
Reflects $8 million of debt issuance costs associated with the restructuring of the Prior Credit Facilities into the Replacement Facility, partially offset by the write-off of $4 million of unamortized debt issuance costs related to the previously existing term loan facility and the Prior Credit Facilities. See Note 1.

(f)
Reflects estimated transaction costs of $90 million directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal services and other professional fees to be paid in 2014 using a portion of the Bridge Facility proceeds. As the Transactions involve the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, during the periods in which services are rendered.

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

(g)
Reflects the issuance of the Bridge Facility to fund the cash portion of the KMP and EPB consideration and to pay related transaction costs. The proceeds received from the Bridge Facility include an amount that will be used to extinguish a previously existing $650 million term loan facility which, pursuant to the existing credit agreement, is required to be repaid as a result of the Transactions. In addition, the Transactions result in the termination of the Prior Credit Facilities which had a combined outstanding balance of $1,333 million as of June 30, 2014 and are reflected as current liabilities in the KMI historical balance sheet.

(h)
The Transactions, which involve a change in KMI's ownership interests in its subsidiaries KMP, EPB and KMR, have been accounted for as equity transactions in accordance with ASC 810. As described in Note 2(d), the Transactions resulted in the recognition of a deferred tax asset totaling $8.9 billion. This tax impact is presented as an increase to additional paid-in capital consistent with the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Stockholders' Equity (in millions):

	Class P shares	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	KMI's Stockholders' Equity	Non- controlling Interests(1)	Total Stockholders' Equity
Shares issued for the Transactions	$11	$(11)	$—	$—	$—	$—	$—
Cash consideration	—	(3,901)	—	—	(3,901)	—	(3,901)
Transaction costs, net of tax (see Note 2(f))	—	(57)	—	—	(57)	—	(57)
Deferred tax adjustments (see Note 2(d))	—	8,396	—	20	8,416	—	8,416
Eliminate noncontrolling interests to reflect historical cost	—	15,762	—	(56)	15,706	(15,706)	—
Write-off of unamortized debt costs	—	—	(4)	—	(4)	—	(4)

Total pro forma adjustments	$11	$20,189	$(4)	$(36)	$20,160	$(15,706)	$4,454

(1)
Reflects the June 30, 2014 book value of the publicly held interests in KMP, EPB and KMR.

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(i)
Reflects net incremental interest expense, including amortization of deferred financing costs, associated with the Bridge Facility and the required restructuring of the Prior Credit Facilities and repayment of the $650 million term loan facility, directly attributable to the Transactions. The incremental debt associated with the Bridge Facility is expected to aggregate to $4,679 million with a stated interest rate of LIBOR plus an accelerating margin (resulting in weighted-average interest rates of 2.53% for the six months ended June 30, 2014 and 2.15% for the year ended December 31, 2013 for purposes of these Unaudited Pro Forma Statements). A change of 0.125% in the effective interest rate on the Bridge Facility would cause a change in annual interest expense of $4 million, net of income tax. For purposes of these Unaudited Pro Forma Statements, and in connection with the Replacement Facility, the stated interest rate of LIBOR plus a margin which, based on KMI's expected credit rating, resulted in an interest rate of approximately 1.65%, was applied to the combined weighted average borrowings under the Prior Credit Facilities of $1,461 million for the six months ended June 30, 2014 and $1,873 million for the year ended December 31, 2013. A change of 0.125% in the effective interest rate on the Replacement Facility would cause a change in annual interest expense of $1 million, net of income tax.

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

        The following are the pro forma adjustments to interest expense (See Note 1) (in millions):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest on the Bridge Facility for the Transactions (1)	$(59)	$(101)
Amortization of debt issuance costs of the Bridge Facility (2)	—	(38)
Fee escalations (3)	—	(117)
Remove interest on extinguished term loan	13	28
Remove amortization of debt issuance costs of extinguished term loan	1	4
Interest on the Replacement Facility (1)(4)	(16)	(40)
Remove interest on Prior Credit Facilities (1)(4)	15	48
Amortization of debt issuance costs of the Replacement Facility(2)	(3)	(6)
Remove amortization of debt issuance costs on the Prior Credit Facilities	5	6

Pro forma adjustments to interest expense	$(44)	$(216)

(1)
Reflects incremental interest expense associated with the debt incurred for the Transactions as if that debt was outstanding for the six months ended June 30, 2014 and the year ended December 31, 2013.

(2)
Reflects amortization of the incremental debt issuance costs on the debt incurred and restructured as a direct result of the Transactions using the effective interest method.

(3)
Reflects certain escalating fees, including duration and funding fees, that would be recognized as interest expense if the borrowings under the Bridge Facility were to remain outstanding for the maximum term.

(4)
Includes interest on borrowings, letter of credit fees, and commitment fees.
(j)
Reflects estimated income tax expense using KMI's statutory federal and state income tax rate of 36.5%.

For the six months ended June 30, 2014, the amount reflects the combined effects of (i) $163 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $16 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $7 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during the six-month period ended June 30, 2014.

For the year ended December 31, 2013, the amount reflects the combined effects of (i) $466 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $79 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $60 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during 2013.

(k)
Reclassifies net income previously allocated to noncontrolling interests related to the publicly held KMP and EPB common units and publicly held KMR shares to net income attributable to KMI.

(l)
Reflects the 1,084 million shares of KMI common stock assumed to be issued in the Transactions were outstanding as of January 1, 2013.

(m)
For the six months ended June 30, 2014 and the year ended December 31, 2013, for both historical and these Unaudited Pro Forma Statements, the following potential common stock equivalents were antidilutive and, accordingly, are excluded from the determination of diluted earnings per share (in millions, on a weighted-average basis):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Unvested restricted stock awards	7	4
Outstanding warrants to purchase KMI common stock	325	401
Convertible trust preferred securities	10	10

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN ENERGY PARTNERS, L.P.,

KINDER MORGAN G.P., INC.,

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

P MERGER SUB, LLC

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A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of the Partnership ("Partnership GP"), Kinder Morgan Management, LLC, a Delaware limited liability company and the delegate of the Partnership GP ("Partnership GP Delegate"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and P Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Conflicts and Audit Committee (the "GP Conflicts and Audit Committee") of the Board of Directors of the Partnership GP (the "GP Board") has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Units (other than Parent and its Affiliates) (the "Public Unitholders"), (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of the Partnership GP Delegate (the "GP Delegate Board") (with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMR Merger and the EPB Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership, the Partnership GP and the Partnership GP Delegate to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreement"), with the Partnership, the Partnership GP, El Paso Pipeline Partners, L.P. ("EPB"), EPB General Partner, Richard D. Kinder and RDK Investments, Ltd.

A-1

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the "Merger"), the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the "Surviving Entity").

        Section 1.2.    Closing.    Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. Each of the Merger, the KMR Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Entity.    At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement, in each case consistent with the obligations set forth in Section 5.8(b).

        Section 1.6.    Organizational Documents of Parent.    The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment"), and the certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

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ARTICLE II

EFFECT ON UNITS

        Section 2.1.    Effect of Merger.    At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, the Partnership GP Delegate, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

          (a)    Conversion of Common Units.    Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3, to receive any of the following consideration (the "Merger Consideration"):

            (i)    Mixed Election Units.    Each Common Unit with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Mixed Consideration Election Unit") and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Per Unit Mixed Consideration") of (x) $10.77 in cash without interest (the "Per Unit Mixed Consideration Cash Amount") and (y) 2.1931 shares of validly issued, fully paid and nonassessable Parent Class P Stock (such number of shares, the "Per Unit Mixed Election Stock Exchange Ratio"), in each case, subject to adjustment in accordance with Section 2.5.

            (ii)    Cash Election Units.    Each Common Unit with respect to which an election to receive cash (a "Cash Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Cash Election Unit") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $91.72 in cash without interest (the "Per Unit Cash Election Consideration"), subject to adjustment in accordance with this Section 2.2(c)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Common Units deemed outstanding pursuant to Section 2.4) minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per Unit Mixed Consideration Cash Amount (the "Aggregate Mixed Consideration Cash Amount") (such difference being the "Available Cash Election Amount"), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

            (iii)    Stock Election Units.    Each Common Unit with respect to which an election to receive stock consideration (a "Stock Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Stock Election Unit") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 2.4849 shares of validly issued, fully paid and nonassessable Parent Class P

A-3

    Stock (the "Exchange Ratio"), subject to adjustment in accordance with this Section 2.1(a)(iii) and Section 2.5 (the "Per Unit Stock Consideration"); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

          (b)    Equity of Merger Sub.    The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) . At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent, and the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

          (c)    Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.    Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units. All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, the Partnership GP Delegate, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

          (d)    Certificates.    As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a "Certificate") or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time ("Book-Entry Units") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

          (a)    Exchange Agent.    Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to

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  Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

          (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

          (c)    Exchange.    Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i)) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent

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  for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

          (d)    Other Payees.    If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    No Further Transfers.    From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Dividends and Distributions.    No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other

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  distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the "Fractional Share Proceeds"). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled. To the extent applicable, each holder of Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder's Common Units to Parent.

          (i)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

          (j)    Withholding Taxes.    Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement

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  such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        Section 2.3.    Election Procedures.

          (a)    Election Form.    An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the "Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the "Mailing Date") to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the "Election Form Record Date").

          (b)    Choice of Election.    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder's (or such beneficial owner's) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder's (or such beneficial owner's) Common Units. Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the "Election Period") from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the "Election Deadline") shall be deemed to be No Election Units. Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, "No Election Unit" means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3. For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

          (c)    New Holders.    Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

          (d)    Revocations; Exchange Agent.    Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election is validly made with

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  respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        Section 2.4.    Treatment of Restricted Units; Termination of Partnership Equity Plan.

          (a)   As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Delegate Board (or, if appropriate, any committee administering the Partnership Equity Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.4 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Partnership Equity Plan (each, a "Restricted Unit") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

          (b)   Prior to the Effective Time, the Partnership GP Delegate shall take all actions necessary to terminate the Partnership Equity Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Equity Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent's obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

        Section 2.5.    Adjustments.    Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.6.    No Dissenters' Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, PARTNERSHIP GP AND PARTNERSHIP GP DELEGATE

        Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the "Partnership Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to themselves where provided for in this Article III, the Partnership GP and the Partnership GP Delegate, each represent and warrant to Parent as follows:

        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Partnership, the Partnership GP, the Partnership GP Delegate and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership ("Partnership Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").

        Section 3.2.    Capitalization.

          (a)   At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 325,113,505 Common Units, of which none are Restricted Units, (ii) 5,313,400 Class B units representing limited partner

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  interests in the Partnership ("Partnership Class B Units"), (iii) 131,281,766 I-units representing limited partner interests in the Partnership (the "Partnership I-Units"), and (iv) the general partner interest in the Partnership (which includes the right to receive incentive distributions) (the "Partnership GP Interest"). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The Partnership GP is the sole general partner of the Partnership and of the Partnership's operating limited partnerships listed in Section 3.2(a) of the Partnership Disclosure Schedule. The Partnership GP is the sole record and beneficial owner of the Partnership GP Interest and such other general partner interests, and such Partnership GP Interest and such other general partner interests have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity). The Partnership GP owns such general partner interests free and clear of any Lien. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Limited Partners.

          (b)   None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of the Partnership, the Partnership GP and the Partnership GP Delegate has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership, the Partnership GP and the Partnership GP Delegate is necessary to authorize the execution, delivery and performance by the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership, the Partnership GP and the Partnership GP Delegate and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, the Partnership GP and the Partnership GP Delegate, enforceable against each of them in accordance with its terms; provided that the

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  enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by the Partnership, the Partnership GP and the Partnership GP Delegate nor the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership, the Partnership GP and the Partnership GP Delegate with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

          (c)   Except for the approval by the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Units at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Partnership Unitholder Approval") is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

          (d)   The GP Conflicts and Audit Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners.

          (e)   The GP Delegate Board (with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this

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  Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

          (f)    The GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

        Section 3.4.    Governmental Approvals.    Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Partnership Proxy Statement"), and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

        Section 3.5.    Partnership SEC Documents; Undisclosed Liabilities.

          (a)   The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of December 31, 2013 (the "Balance Sheet Date") (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past

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  practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.6.    Compliance With Laws.    The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.7.    Information Supplied.    Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the "Schedule 13E-3") will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and together with the Partnership Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have

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  been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents.

          (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.    The GP Conflicts and Audit Committee has received the opinion of Jefferies LLC (the "Partnership Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Common Units (other than Parent and its Affiliates) (the "Partnership Fairness Opinion"). The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion and/or references thereto in the Registration Statement, the Proxy Statements and the Schedule 13E-3 by the Partnership Financial Advisor.

        Section 3.10.    Brokers and Other Advisors.    Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership's engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, there has not been a Partnership Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article III, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or the Partnership GP Delegate or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective

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Representatives), or Parent's or Merger Sub's (or such Representatives') use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of

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  business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated

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  by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.    Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust

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Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. As of the date of this Agreement there are no facts or circumstances that would prevent Parent's chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMR Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

        Section 4.7.    Legal Proceedings.    There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Law; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults,

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  losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent's knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

        Section 4.9.    Information Supplied.    Subject to the accuracy of the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.

          (a)   Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

          (b)   For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

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        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

        Section 4.13.    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has

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been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor

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any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Insurance.    Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

        Section 4.17.    Opinion of Parent Financial Advisor.    The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion"). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement, the Schedule 13E-3 and the Proxy Statements by the Parent Financial Advisor.

        Section 4.18.    Brokers and Other Advisors.    Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership GP and the Partnership GP Delegate). Parent has heretofore made available to the Partnership a correct and complete copy of the Parent's engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

        Section 4.19.    Financing.    At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

        Section 4.20.    Merger Agreements.    Parent has heretofore provided to the Partnership a correct and complete copy of the KMR Merger Agreement and the EPB Merger Agreement.

        Section 4.21.    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership, the Partnership GP or the Partnership GP Delegate or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership's, the Partnership GP's or the Partnership GP Delegate's (or such Representatives') use of, and none of the Partnership, the Partnership GP or the Partnership GP Delegate (nor any of their Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP and the Partnership GP Delegate in expectation of the Merger.

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ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

        Section 5.1.    Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   The Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the "Partnership Unitholder Meeting") for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, recommend to its Limited Partners approval of this Agreement (collectively, the "Partnership Board Recommendation") and shall include a copy of the Partnership Fairness Opinion and, subject to this Section 5.1(b), the Partnership Board Recommendation in the Partnership Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval, and shall not, through any of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent, the Partnership Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Partnership Alternative Proposal (any such action described in

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  clauses (i) and (ii) being referred to herein as a "Partnership Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance with the provisions of this Section 5.1(b), any of the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board may make a Partnership Adverse Recommendation Change:

              (i)  (A) if the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide and the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders (any Partnership Adverse Recommendation Change in connection with a Partnership Superior Proposal, a "Partnership Superior Proposal Adverse Recommendation Change") or (B) in response to a Partnership Intervening Event if the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders;

             (ii)  the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the GP Delegate Board, the GP Conflicts and Audit Committee and/or the GP Board, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) including a description of the material terms of such Partnership Superior Proposal, together with a copy of the Acquisition Agreement for such Partnership Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the material events giving rise to the Partnership Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Partnership Unitholder Meeting, in which case the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Partnership Notice Period"); and

            (iii)  during the Partnership Notice Period, the Partnership, through the GP Conflicts and Audit Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Partnership, after making a determination that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Public Unitholders; provided, that (x) the GP Conflicts and Audit Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Partnership Alternative Proposal continues to constitute a Partnership Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Partnership Intervening Event continues to constitute a Partnership Intervening Event and (y) any material amendment to the terms of a Partnership Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Partnership Notice Period, except that such new Partnership Notice Period in

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    connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, the Partnership's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Partnership Alternative Proposal or (ii) a Partnership Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting and (iv) if the Partnership has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

          (c)   Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the "Parent Board Recommendation") and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Parent Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c) , the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

              (i)  (A) if Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide and Parent's Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a "Parent Superior Proposal Adverse Recommendation Change"); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

             (ii)  Parent has provided prior written notice to the Partnership, the Partnership GP and the Partnership GP Delegate (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the

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    case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period"); and

            (iii)  during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith (to the extent any of them desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent's Board of Directors to stockholders under applicable Law; provided, that (x) the Parent's Board of Directors shall take into account all changes to the terms of this Agreement proposed by the Partnership, the Partnership GP and the Partnership GP Delegate in determining whether (1) in the case of Section 5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Partnership, the Partnership GP and the Partnership GP Delegate receive such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, Parent's obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

          (d)   The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

          (e)   Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board shall have effected a Partnership Adverse Recommendation Change.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent's Board of Directors shall have effected a Parent Adverse Recommendation Change.

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        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

          (b)   Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMR Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

            (iii)  with respect to Parent, EPB and the Partnership GP Delegate only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock,

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    Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

            (iv)  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

             (v)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

            (vi)  (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMR Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Common Units in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C), in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

           (vii)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

          (viii)  except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C), other than in the ordinary course and consistent with past practice;

            (ix)  (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

             (x)  agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

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        Section 5.3.    No Solicitation by the Partnership; Etc.

          (a)   The Partnership GP, the Partnership GP Delegate and the Partnership shall, and shall cause their respective Subsidiaries and shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Partnership Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership GP, the Partnership GP Delegate, the Partnership or their respective Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Partnership Alternative Proposal. Except as permitted by this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall not, and shall cause their respective Subsidiaries, and shall use their reasonable best efforts to cause their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Partnership Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an "Acquisition Agreement") relating to a Partnership Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership's, the Partnership GP's or the Partnership GP Delegate's Subsidiaries, or the Partnership's, the Partnership GP's or the Partnership GP Delegate's Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Partnership.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide, (ii) the GP Conflicts and Audit Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Partnership Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Partnership Superior Proposal and (iii) such Partnership Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership, the Partnership GP and the Partnership GP Delegate may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Partnership Alternative Proposal and (B) participate in discussions or negotiations regarding such Partnership Alternative Proposal; provided that (x) the Partnership, the Partnership GP and the Partnership GP Delegate will not, and will cause their respective Subsidiaries, and will use reasonable best efforts to cause their respective Representatives, not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent (other than restrictions related to the Parent's relationship with the Partnership as its indirect general partner) and (y) the Partnership, the Partnership GP and the Partnership GP Delegate will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

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          (c)   In addition to the other obligations of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership, the Partnership GP or the Partnership GP Delegate in respect of any Partnership Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly provide Parent with copies of any additional written materials received by the Partnership, the Partnership GP or the Partnership GP Delegate or that the Partnership, the Partnership GP or the Partnership GP Delegate has delivered to any third party making a Partnership Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Partnership Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership's consolidated assets or to which twenty-five percent (25%) or more of the Partnership's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Common Units, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Common Units or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership's consolidated assets or outstanding Common Units; in each case, other than the Merger, the KMR Merger and the EPB Merger.

             (ii)  "Partnership Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Common Units or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Conflicts and Audit Committee determines in its good faith to be more favorable to the Partnership, after determining in its good faith that such offer is on terms and conditions more favorable to the Public Unitholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

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            (iii)  "Partnership Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Partnership that was not, prior to the date of this Agreement, reasonably foreseeable by the GP Conflicts and Audit Committee; provided, however, that in no event shall the receipt, existence or terms of a Partnership Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Partnership Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent the Partnership, the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Partnership Alternative Proposal if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Partnership, after determining that its failure to do so would not be in the best interests of the Public Unitholders; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.1(b). For the avoidance of doubt, a public statement that describes the Partnership's receipt of a Partnership Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

        Section 5.4.    No Solicitation by Parent; Etc.

          (a)   Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Partnership, the Partnership GP Delegate and EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal. Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent's Representatives, Parent's Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent. It is also understood and agreed that actions by the Partnership GP Delegate (to the extent taken at the direction of, with the consent of, or recommended by, the KMR special committee and which are permitted by Section 5.3 of the KMR Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPGP conflicts committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

          (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide, (ii) Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including

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  confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives, not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Partnership, the Partnership GP and the Partnership GP Delegate and (y) Parent will provide to the Partnership, the Partnership GP and the Partnership GP Delegate non-public information that was not previously provided or made available to the Partnership, the Partnership GP and the Partnership GP Delegate prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Partnership, the Partnership GP and the Partnership GP Delegate, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Partnership, the Partnership GP and the Partnership GP Delegate, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Partnership, the Partnership GP and the Partnership GP Delegate reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Partnership, the Partnership GP and the Partnership GP Delegate with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Parent Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Partnership, the Partnership GP and the Partnership GP Delegate and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and

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    its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Parent Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole, made by a third party, which is on terms and conditions which Parent's Board of Directors determines in its good faith to be more favorable to Parent's stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership, the Partnership GP and the Partnership GP Delegate in writing.

            (iii)  "Parent Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Partnership Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent Parent from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent's Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c). For the avoidance of doubt, a public statement that describes Parent's receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

        Section 5.5.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the EPB Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership, the Partnership GP and the Partnership GP Delegate, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other

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  confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMR Merger and the EPB Merger. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date and not to extend any waiting period under the HSR Act or enter into any agreement any Governmental Authority not to consummate the transactions contemplated by this Agreement (or, with respect to Parent, the consummation of the KMR Merger and the EPB Merger), except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed); and (ii) the Partnership, the Partnership GP, the Partnership GP Delegate and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

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          (d)   Except as expressly prohibited in this Agreement, each of Parent, Partnership GP Delegate, EPB and EPB General Partner shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMR Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

        Section 5.6.    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Partnership shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board under Section 5.1(b) to negotiate with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent's Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.6.

        Section 5.7.    Access to Information; Confidentiality.    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Partnership GP Delegate and the Partnership (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.8.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.8, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries, the Partnership GP or the Partnership GP Delegate and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or the Partnership GP Delegate or any of their respective

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  Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, to the fullest extent that any of the Partnership, the Partnership GP, the Partnership GP Delegate or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership GP Delegate than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (c)   Parent shall cause the Partnership GP and the Partnership GP Delegate to, and the Partnership GP and the Partnership GP Delegate shall, maintain in effect for six (6) years from the Effective Time the Partnership GP's and the Partnership GP Delegate's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP and the Partnership GP Delegate may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP and the Partnership GP Delegate be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP and the Partnership GP Delegate for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP and the Partnership GP Delegate would be required to expend more than the Maximum Amount, the Partnership GP and the Partnership GP Delegate shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership GP and the Partnership GP Delegate in their sole discretion elect, then, in lieu of the obligations of Parent under this Section 5.8(c), the Partnership GP and the Partnership GP Delegate may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified

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  Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of the Partnership, the Partnership GP and the Partnership GP Delegate or any of their Subsidiaries, any indemnification agreements or the DGCL, DLLCA and DRULPA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP and the Partnership GP Delegate, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP and the Partnership GP Delegate, as the case may be, shall assume the obligations of Parent and the Partnership GP and the Partnership GP Delegate set forth in this Section 5.8.

        Section 5.9.    Securityholder Litigation.    The Partnership, the Partnership GP and the Partnership GP Delegate shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership, the Partnership GP and the Partnership GP Delegate and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.10.    Fees and Expenses.    All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Partnership Proxy Statement.

        Section 5.11.    Section 16 Matters.    Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12.    Listing.    Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.13.    Dividends and Distributions.    After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership

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Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.14.    Coordination of Transactions.    Each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMR Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule. After the consummation of the transactions contemplated by the KMR Merger Agreement but prior to the consummation of the transactions contemplated by this Agreement, Partnership GP Delegate shall contribute or cause to be contributed all of the Partnership I-Units to the Partnership in exchange for a newly-issued class of Units of the Partnership consistent with the terms set forth on Section 1.2 of the Parent Disclosure Schedule (the "New Units") and the Partnership GP and the Partnership GP Delegate shall cause the Partnership Agreement to be amended to reflect the issuance of such New Units.

        Section 5.15.    Notification of Certain Matters Regarding EPB Merger and KMR Merger.    Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMR Merger.

        Section 5.16.    GP Conflicts and Audit Committee.    Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts and Audit Committee, eliminate the GP Conflicts and Audit Committee, revoke or diminish the authority of the GP Conflicts and Audit Committee or remove or cause the removal of any director of the GP Board that is a member of the GP Conflicts and Audit Committee either as a director or member of such committee. For the avoidance of doubt, this Section 5.16 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Partnership GP, of any vacancies caused by the death, resignation or incapacity of any such director.

        Section 5.17.    Voting.    Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote of the Limited Partners or of Listed Shares in connection with a vote of the Limited Partners, however called, Parent will vote, or cause to be voted, all Common Units, Partnership Class B Units and Listed Shares then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; (b) at any meeting or vote of the holders of Listed Shares or in connection with any approval of the holders of Listed Shares, however called, Parent will vote, or cause to be voted, to the extent permitted under the Organizational Documents of the Partnership GP Delegate, all Listed Shares then owned, beneficially or of record, by it or any of its Subsidiaries, as of the record date for such meeting, in favor of (i) the approval of the KMR Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMR Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which Partnership I-Units are voted, the approval of

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this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

        Section 5.18.    Performance by Partnership GP and Partnership GP Delegate.    The Partnership GP and the Partnership GP Delegate shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership GP, the Partnership GP Delegate, EPB and the EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to EPB, the EBP General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.19.    Cooperation with Financing.    From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent's sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Partnership Unitholder Approval.    The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

          (b)    Parent Stockholder Approval.    The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

          (c)    Regulatory Approval.    Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

          (d)    No Injunctions or Restraints.    No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (e)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

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          (f)    Stock Exchange Listing.    The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g)    Consummation of EPB and KMR Transactions.    All of the conditions set forth in the KMR Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the EPB Merger and the KMR Merger and the EPB Merger shall be consummated concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

          (h)    Partnership Tax Opinion.    The Partnership and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of Partnership for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and Partnership GP and any of their respective affiliates as to such matters as counsel may reasonably request.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(a), Section 3.3(c), and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(d), Section 3.3(e) and Section 3.3(f), shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Partnership Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

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          (b)    Performance of Obligations of the Partnership, Partnership GP and Partnership GP Delegate.    The Partnership, the Partnership GP and the Partnership GP Delegate shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

        Section 6.3.    Conditions to Obligation of the Partnership to Effect the Merger.    The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) , Section 4.6(a) and Section 4.10(b) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        Section 6.4.    Frustration of Closing Conditions.

          (a)   None of the Partnership, the Partnership GP, the Partnership GP Delegate may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by any such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

          (b)   Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

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ARTICLE VII
 TERMINATION

        Section 7.1.    Termination.    This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Partnership and Parent duly authorized by Parent's Board of Directors and the GP Conflicts and Audit Committee.

          (b)   by either of the Partnership or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if, in the case of Parent, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Partnership where the failure to obtain the Partnership Unitholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Partnership Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Partnership, the Partnership GP and the Partnership GP Delegate of Section 5.3;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

             (v)  if either the EPB Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Partnership Adverse Recommendation Change shall have occurred; or

             (ii)  if the Partnership, the Partnership GP or the Partnership GP Delegate shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership, the Partnership GP or the Partnership GP Delegate set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing

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    Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership, the Partnership GP or the Partnership GP Delegate within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Partnership:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership, the Partnership GP or the Partnership GP Delegate is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub, the Partnership, the Partnership GP or the Partnership GP Delegate or their respective directors, officers and Affiliates, except that (i) the Partnership or Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

        Section 7.3.    Fees and Expenses.

          (a)   In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Partnership Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iii) (Partnership Unitholder Vote), in each case, where a Partnership Superior Proposal Adverse Recommendation Change has occurred, then the Partnership shall pay to Parent, within two (2) business days after the date of termination, $817,000,000 (the "Partnership Termination Fee").

          (b)   In the event this Agreement is terminated by the Partnership pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Partnership, within two (2) business days after the date of termination, $817,000,000 (the "Parent Termination Fee").

          (c)   Any payment of the Partnership Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent. In lieu of any direct payment of the Parent Termination Fee to the Partnership by Parent, the Partnership GP shall, within two (2) business days after the date of termination of this Agreement, execute an IDR Waiver in

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  the form attached to Section 7.3 of the Parent Disclosure Schedule (the "IDR Waiver"), and Parent hereby does consent to such action.

          (d)   In the event that the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, when due, the Partnership or Parent, as applicable, shall also pay all of the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such fee. The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that the Partnership pays the Partnership Termination Fee to Parent, the Partnership, the Partnership GP and the Partnership GP Delegate shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Partnership be required to pay the Partnership Termination Fee on more than one occasion. The parties agree that in the event that Parent pays the Parent Termination Fee to the Partnership through the Partnership GP's execution of the IDR Waiver, Parent and Merger Sub shall have no further liability to the Partnership, the Partnership GP or the Partnership GP Delegate of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII
 MISCELLANEOUS

        Section 8.1.    No Survival, Etc.    Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8, Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors, the GP Delegate Board and the GP Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board and the GP Delegate Board with respect thereto (for the avoidance of doubt, the GP Board and the GP Delegate Board shall in no way be obligated to follow the recommendation of the GP Conflicts and Audit Committee and the GP Board and the GP Delegate Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited

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Partners or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the Partnership GP or the Partnership GP Delegate is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board and the GP Delegate Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.    At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, the Partnership GP Delegate, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4, the applicable Person receives an amount equal to the sum it would have received had no such assignment been made). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.5.    Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the

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contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.9. Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement,

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  in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713)-495-2977
    Email: david_deveau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

  If to the Partnership, the Partnership GP or the Partnership GP Delegate, to:

    Kinder Morgan Energy Partners, L.P.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: Conflicts and Audit Committee
    Facsimile: (713)-495-2977

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  with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    910 Louisiana Street
    Houston, Texas 77002
    Attention:    Joshua Davidson
                          Tull R. Florey
    Facsimile: (713) 229- 2727
    Email:    joshua.davidson@bakerbotts.com
                   tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Common Unit" has the meaning set forth in the Partnership Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

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          "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

          "EPB Class B Units" means "Class B Units" as defined in the EPB Partnership Agreement.

          "EPB Common Units" means "Common Units" as defined in the EPB Partnership Agreement.

          "EPGP conflicts committee" means the "GP Conflicts Committee" as defined in the EPB Merger Agreement.

          "EPB General Partner" means "General Partner" as defined in the EPB Partnership Agreement.

          "EPB Limited Partner" means "Limited Partner" as defined in the EPB Partnership Agreement.

          "EPB Merger" means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

          "EPB Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "EPB Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

          "Environmental Law" means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          "Environmental Permit" means any Permit required under or issued pursuant to any Environmental Law.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "Hazardous Materials" means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

A-51

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "KMR LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP Delegate, as amended or supplemented from time to time.

          "KMR Merger" means the merger of R Merger Sub LLC with and into the Partnership GP Delegate as provided in the KMR Merger Agreement.

          "KMR Merger Agreement" means the Agreement and Plan of Merger, dated August 9,2014, among Parent, the Partnership GP Delegate and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMR special committee" means the Special Committee of the Board of Directors of the Partnership GP Delegate established for the purpose of the KMR Merger.

          "Limited Partner" has the meaning set forth in the Partnership Agreement.

          "Listed Share" has the meaning set forth in the Partnership GP Delegate LLC Agreement.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in

A-52

  determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the Partnership Agreement.

          "Partnership Material Contract" means any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

          "Partnership Equity Plan" means the Partnership Common Unit Compensation Plan for Non-Employee Directors.

          "Partnership Interests" has the meaning set forth in the Partnership Agreement.

          "Permits" shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Partnership and its Subsidiaries, and when used with respect to the Partnership, the term "Subsidiary," except for the purposes of the definitions of "Partnership Alternative Proposal" and "Partnership Superior Proposal" and for purposes of Section 5.8(a), shall not include Bighorn Gas Gathering, L.L.C.,

A-53

  Plantation Pipe Line Company and Plantation Services LLC. For the avoidance of doubt, when used with respect to the Parent, the term "Subsidiary" shall include EPB, its Subsidiaries and EPB General Partner.

          "Transactions" means the Merger, the EBP Merger and the KMR Merger.

          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

          "Unit" has the meaning set forth in the Partnership Agreement.
        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	37
Affiliate	60
Aggregate Mixed Consideration Cash Amount	4
Agreement	1
Antitrust Laws	42
Available Cash Election Amount	4
Balance Sheet Date	16
Book-Entry Units	5
business day	60
Cash Election	4
Cash Election Amount	4
Cash Election Unit	4
Cash Fraction	4
Certificate	5
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	9
Common Unit	60
Confidentiality Agreement	44
Contract	14
DGCL	60
DLLCA	60
DRULPA	60
Effective Time	3
Election Deadline	10
Election Form	9
Election Form Record Date	9
Election Period	10
Environmental Law	61
Environmental Permit	61
EPB	2
EPB Class B Units	60
EPB Common Units	60
EPGP conflicts committee	60
EPB General Partner	60
EPB Limited Partner	60
EPB Merger	61
EPB Merger Agreement	61
EPB Partnership Agreement	61
ERISA Affiliate	61
Excess Shares	8
Exchange Act	15
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	4
Fractional Share Proceeds	8
GAAP	61
Governmental Authority	61
GP Board	1
GP Conflicts and Audit Committee	1
GP Delegate Board	1
Hazardous Materials	61
HSR Act	61
IDR Waiver	54
Indemnified Person	44
KMR LLC Agreement	62
KMR Merger	62
KMR Merger Agreement	62
KMR special committee	62
Law	16
Laws	16
Liens	12
Limited Partner	62
Listed Share	62
Mailing Date	9
Material Adverse Effect	62
Maximum Amount	45
Merger	2
Merger Consideration	3
Merger Sub	1
Mixed Consideration Election Unit	3
Mixed Election	3
New Units	47
No Election Unit	10
NYSE	63

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Organizational Documents	12
Outside Date	52
Outstanding	63
Parent	1
Parent Adverse Recommendation Change	32
Parent Alternative Proposal	40
Parent Benefit Plans	26
Parent Board Recommendation	32
Parent Charter Approval	22
Parent Class P Stock	2
Parent Common Stock	20
Parent Disclosure Schedule	19
Parent Fairness Opinion	28
Parent Financial Advisor	28
Parent Intellectual Property	28
Parent Intervening Event	41
Parent Material Adverse Effect	19
Parent Material Contract	26
Parent Notice Period	33
Parent Permits	24
Parent Preferred Stock	20
Parent Proxy Statement	17
Parent SEC Documents	22
Parent Stock Issuance	2
Parent Stock Issuance Approval	22
Parent Stockholder Approval	22
Parent Stockholder Meeting	32
Parent Superior Proposal	41
Parent Superior Proposal Adverse Recommendation Change	32
Parent Termination Fee	54
Parent Warrants	63
Partnership	1
Partnership Adverse Recommendation Change	30
Partnership Agreement	63
Partnership Alternative Proposal	38
Partnership Board Recommendation	30
Partnership Class B Units	13
Partnership Disclosure Schedule	12
Partnership Equity Plan	63
Partnership Fairness Opinion	18
Partnership Financial Advisor	18
Partnership GP	1
Partnership GP Delegate	1
Partnership GP Interest	13
Partnership Interests	63
Partnership Intervening Event	39
Partnership I-Units	13
Partnership Material Adverse Effect	12
Partnership Material Contract	63
Partnership Notice Period	31
Partnership Proxy Statement	15
Partnership SEC Documents	16
Partnership Superior Proposal	38
Partnership Superior Proposal Adverse Recommendation Change	31
Partnership Termination Fee	54
Partnership Unitholder Approval	14
Partnership Unitholder Meeting	30
Per Unit Cash Election Consideration	4
Per Unit Mixed Consideration	3
Per Unit Mixed Consideration Cash Amount	3
Per Unit Mixed Election Stock Exchange Ratio	4
Per Unit Stock Consideration	4
Permits	63
Person	63
Proceeding	44
Proxy Statements	17
Public Unitholders	1
Registration Statement	17
Release	64
Representatives	36
Restraints	49
Restricted Unit	11
rights-of-way	27
Sarbanes-Oxley Act	16
Schedule 13E-3	17
SEC	64
Securities Act	12
share proceeds	8
Stock Election	4
Stock Election Unit	4
Subsidiary	64
Support Agreement	2
Surviving Entity	2
Tax	17
Tax Return	18
Taxes	17
Transactions	64
Transactions Consideration	64
Unit	64

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this

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  Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

        Section 8.13.    Non-Recourse.    No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

A-56

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
P MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
PARTNERSHIP:
KINDER MORGAN ENERGY PARTNERS, L.P.
By:	KINDER MORGAN G.P., INC., its general partner
By:	KINDER MORGAN MANAGEMENT, LLC, its delegate
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP:
KINDER MORGAN G.P., INC.
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP DELEGATE:
KINDER MORGAN MANAGEMENT, LLC
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                        ], 201[  ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

    "A. Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

            (1) 4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex B

August 9, 2014

The Conflicts and Audit Committee of the Board of Directors of
Kinder Morgan G.P., Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

The Special Committee of the Board of Directors of
Kinder Morgan Management, LLC
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Members of the Committees:

        We understand that (i) Kinder Morgan, Inc. ("KMI"), Kinder Morgan Energy Partners, L.P. ("KMP"), Kinder Morgan G.P., Inc., the general partner of KMP and a wholly-owned subsidiary of KMI ("KMGP"), Kinder Morgan Management, LLC, the delegate of KMGP ("KMR") and P Mergersub, LLC, a wholly-owned subsidiary of KMI ("P Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMP Agreement"), pursuant to which, among other things, P Mergersub will merge with and into KMP (the "KMP Merger"), with KMP surviving as a wholly-owned subsidiary of KMI and (ii) KMI, KMR and R Mergersub, LLC, a wholly-owned subsidiary of KMI ("R Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMR Agreement" and, together with the KMP Agreement, the "Agreements"), pursuant to which, among other things, R Mergersub will merge with and into KMR (the "KMR Merger" and, together with the KMP Merger, the "Mergers"), with KMR surviving as a wholly-owned subsidiary of KMI. We further understand that the KMP Agreement provides, among other things, that in connection with the KMP Merger, each common unit of KMP issued and outstanding (the "KMP Common Units") or deemed issued and outstanding pursuant to the KMP Agreement (in each case, other than those KMP Common Units owned by KMP, which will be cancelled and cease to exist, and those KMP Common Units owned by KMGP, KMR, KMI or any of its subsidiaries, which will remain outstanding) will be converted into the right to receive, at the election of each holder of such KMP Common Units, (i) 2.1931 shares of KMI Class P common stock, $0.01 par value (the "KMI Class P Stock") (the "Mixed KMP Stock Consideration") and $10.77 in cash (the "Mixed KMP Cash Consideration" and, together with the Mixed KMP Stock Consideration, the "Mixed KMP Consideration"), (ii) $91.72 in cash (the "KMP Cash Consideration"), or (iii) 2.4849 shares of KMI Class P Stock (the "KMP Stock Consideration" and, together with the KMP Cash Consideration and the Mixed KMP Consideration, the "KMP Consideration"), subject, in the cases of the KMP Cash Consideration and the KMP Stock Consideration, to certain proration mechanisms, procedures and limitations contained in the KMP Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that the KMR Agreement provides, among other things, that in connection with the KMR Merger, each issued and outstanding listed share and voting share of KMR (collectively, the "KMR Shares") (other than those KMR Shares that are owned by KMR, KMI, R MergerSub or KMGP, which will be cancelled and cease to exist, except that voting shares of KMR owned by KMGP will not be cancelled and will be converted into the right to receive the KMR Consideration) will be converted into the right to receive 2.4849 shares of KMI Class P Stock (the "KMR Consideration" and, together with the KMP Consideration, the "Consideration"). The terms and conditions of the KMP Merger and the KMR Merger are more fully set forth in the KMP Agreement and the KMR Agreement, respectively.

        You have asked for our opinion as to (a) whether the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the holders of KMP Common Units (other than KMI and its affiliates (other than KMP)) (the "KMP Unit Holders") and (b) whether the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the holders of KMR Shares (other than KMI and its affiliates (other than KMR)) (the "KMR Share Holders").

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        In arriving at our opinion, we have, among other things:

  (i)
  reviewed a draft dated August 8, 2014 of the KMP Agreement;

  (ii)
  reviewed a draft dated August 8, 2014 of the KMR Agreement;

  (iii)
  reviewed a draft dated August 8, 2014 of the EPB Agreement (as defined below);

  (iv)
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and El Paso Pipeline Partners, L.P. ("EPB"), a partnership for which an indirect wholly-owned subsidiary of KMI is the general partner and which is entering into a merger agreement (the "EPB Agreement") with KMI concurrently with the Agreements, pursuant to which, among other things, a wholly-owned subsidiary of KMI will merge with and into EPB (the "EPB Merger");

  (v)
  reviewed certain information furnished to us by the management of KMI relating to the business, operations and prospects of KMI, KMP and EPB;

  (vi)
  held discussions with members of senior management of KMI and their financial advisors concerning the matters described in clauses (iii) and (iv) above;

  (vii)
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  (viii)
  reviewed the unit or share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that we deemed relevant;

  (ix)
  analyzed the discounted cash flow of the KMP Common Units and the KMI Class P Stock;

  (x)
  compared the proposed financial terms of the Agreements with the financial terms of certain other transactions that we deemed relevant;

  (xi)
  considered the potential pro forma impact to KMI of the Mergers and the EPB Merger;

  (xii)
  reviewed financial forecasts prepared by various market analysts; and

  (xiii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of KMI management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading or of any relevant information that has been omitted or that remains undisclosed to us. In our review, we did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and, at your direction, examined by us, we note that projecting future results of any business is inherently subject to uncertainty. We have assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. We express no opinion as to these financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to

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advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal, accounting or tax matters affecting the KMP Common Units or the KMR Shares, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to KMP, the Conflicts and Audit Committee of KMGP and KMR and its Special Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to KMP and the KMP Unit Holders and to KMR and the KMR Share Holders. In addition, in preparing this opinion, we have not taken into account, and express no view with regards to, any tax consequences of the transactions to any KMP Unit Holders or KMR Share Holders. We have assumed that the final form of the Agreements will be substantially similar to the last drafts reviewed by us in all respects material to our analyses and opinion. We have also assumed that the Mergers will be consummated in accordance with their terms or as otherwise described to us by representatives of KMI without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on KMI, KMP or KMR or the contemplated benefits of the Mergers in any respect material to our opinion.

        It is understood that our opinion is solely for the use and benefit of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR in their consideration of the Mergers; provided, however, that the Board of Directors of KMGP and the Board of Directors of KMR may be provided with a copy of the Opinion and any materials provided to the Conflicts and Audit Committee of KMGP and the Special Committee of KMR, and may rely thereon in connection with the Mergers. Further, it is understood that our opinion does not address the relative merits of the transactions contemplated by the Agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor does it address the underlying business decisions by KMP and KMR to engage in the Mergers. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration involving, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP Unit Holders and the KMR Share Holders as set forth herein. We express no opinion as to the price at which the KMP Common Units, KMR Shares or KMI Class P Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMPG or KMR, or any class of such persons, in connection with the Mergers relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by KMP and KMR at the direction of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR to act as financial advisor to such committees in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Mergers. We also will be reimbursed for certain expenses reasonably incurred. KMP and KMR have agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory or financing services to KMI, KMP or KMR. We maintain a market in the securities of KMI, EPB, KMP or KMR, and in the ordinary course of our business, we and our affiliates may trade or hold securities of KMI, EPB, KMP and KMR for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date hereof such holdings are de minimis). In addition, in the future, we may seek to provide financial advisory and financing services to KMI, EPB, KMP, KMR or entities that are affiliated with KMI, EPB, KMP or KMR, for which we would expect to receive compensation.

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Except as otherwise expressly provided in our engagement letter with KMP and KMR, our opinion may not be used or referred to by KMP, KMR or KMI, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (a) the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the KMP Unit Holders and (b) the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the KMR Share Holders.

Very truly yours,

/s/ JEFFERIES LLC

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Annex C

745 Seventh Avenue New York, NY 10019 United States

August 9, 2014

Board of Directors
Kinder Morgan, Inc.
1001 Louisiana Street
Suite 1000
Houston, TX 77002

Members of the Board of Directors:

        We understand that Kinder Morgan, Inc. (the "Company") intends to enter into three transactions (the "Proposed Transactions") pursuant to which (i)(a) P Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMP Merger Sub") will merge (the "KMP Merger") with and into Kinder Morgan Energy Partners, L.P. ("KMP"), with KMP as the surviving entity in the KMP Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of KMP, and (c) upon the effectiveness of the KMP Merger, each issued and outstanding, or deemed to be issued and outstanding, Common Unit (as defined in the KMP Merger Agreement (as defined below)) (other than (p) Units (as defined in the KMP Merger Agreement) held by KMP, which shall be cancelled and cease to exist, and (q) Partnership Interests (as defined in the KMP Merger Agreement) held by Kinder Morgan G.P., Inc., the general partner of KMP ("KMP GP"), Kinder Morgan Management, LLC, the delegate of KMP GP (the "KMP GP Delegate"), the Company or any of its subsidiaries, all of which shall remain outstanding as partnership interests in the surviving entity in the KMP Merger, unaffected by the KMP Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 2.1931 shares of Class P common stock, par value $0.01 ("Company Class P Stock") of the Company (the "P Per Unit Mixed Election Exchange Ratio") and $10.77 in cash without interest (the "P Per Unit Mixed Election Cash Amount" and, together with the P Per Unit Mixed Election Exchange Ratio, the "P Per Unit Mixed Election Consideration"), (y) $91.72 in cash without interest (the "P Per Unit Cash Election Consideration") or (z) 2.4849 shares of Company Class P Stock (the "P Per Unit Stock Election Consideration" and the Company Class P Stock contemplated by the KMP Merger Agreement to be issued in the aggregate to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, together with the aggregate amount of cash contemplated by the KMP Merger Agreement to be paid to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, the "KMP Merger Consideration"), subject, in the case of the P Per Unit Mixed Election Consideration, the P Per Unit Cash Election Consideration and the P Per Unit Stock Election Consideration, to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion; (ii)(a) R Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMR Merger Sub") will merge (the "KMR Merger") with and into Kinder Morgan Management, LLC ("KMR"), with KMR as the surviving entity in the KMR Merger, (b) the Company will become the sole shareholder or sole member of KMR, and (c) upon the effectiveness of the KMR Merger, each issued and outstanding Listed Share and Voting Share (each as defined in the KMR Merger Agreement) (other than Company Securities (as defined in the KMR Merger Agreement) that are held by KMR, the Company, KMR Merger Sub or KMP GP, which shall be cancelled and cease to exist without consideration in exchange therefor, but excluding Voting Shares held by KMP GP, each of which shall be converted into the right to receive KMR Merger Consideration (as defined below)) shall be converted into the right to receive 2.4849 shares of Company Class P Stock (the Company Class P Stock contemplated by the KMR Merger Agreement to be issued in the aggregate to Listed Share and Voting Share holders, the "KMR

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Merger Consideration"); and (iii)(a) E Merger Sub LLC, a wholly-owned subsidiary of the Company ("EPB Merger Sub") shall merge (the "EPB Merger") with and into El Paso Pipeline Partners, L.P. ("EPB"), with EPB as the surviving entity in the EPB Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of EPB, and (c) upon the effectiveness of the EPB Merger, each issued and outstanding Common Unit (as defined in the EPB Merger Agreement) (other than (r) Units (as defined in the EPB Merger Agreement) held by EPB, which shall be cancelled and cease to exist, or (s) Partnership Interests (as defined in the EPB Merger Agreement) held by El Paso Pipeline GP Company, L.L.C. ("EPB GP"), the Company or any of its subsidiaries, all of which shall remain outstanding as Partnership Interests in the surviving entity of the EPB Merger, unaffected by the EPB Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 0.9451 shares of Company Class P Stock (the "E Per Unit Mixed Election Exchange Ratio") and $4.65 in cash without interest (the "E Per Unit Mixed Election Cash Amount" and, together with the E Per Unit Mixed Election Exchange Ratio, the "E Per Unit Mixed Election Consideration"), (y) $39.53 in cash without interest (the "E Cash Election Consideration") or (z) 1.0711 shares of Company Class P Stock (the "E Stock Election Consideration," and the Company Class P Stock contemplated by the EPB Merger Agreement to be issued in the aggregate to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, together with the aggregate amount of cash contemplated by the EPB Merger Agreement to be paid to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, the "EPB Merger Consideration" and, together with the KMP Merger Consideration and the KMR Merger Consideration, collectively, the "Transactions Consideration"), in the case of the E Per Unit Mixed Election Consideration, the E Cash Election Consideration and the E Stock Election Consideration, subject to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion. The terms and conditions of the Proposed Transactions are set forth in more detail in (A) the Agreement and Plan of Merger (the "KMP Merger Agreement"), dated August 9, 2014, by and among the Company, KMP Merger Sub, KMP GP, KMP GP Delegate and KMP (together with the Company, KMP Merger Sub, KMP and KMP GP Delegate, the "P Counterparties"); (B) the Agreement and Plan of Merger ("KMR Merger Agreement"), dated August 9, 2014, by and among the Company, KMR Merger Sub, and KMR (together with the Company and KMR Merger Sub, the "R Counterparties"); and (C) the Agreement and Plan of Merger (the "EPB Merger Agreement" and, together with the KMP Merger Agreement and the KMR Merger Agreement, collectively, the "Agreements"), dated August 9, 2014, by and among the Company, EPB Merger Sub, EPB GP and EPB (together with the Company, EPB Merger Sub and EPB GP, the "E Counterparties" and, together with the P Counterparties and the R Counterparties, collectively, the "Counterparties"). The summary of the Proposed Transactions set forth above is qualified in its entirety by the terms of the Agreements.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect any or all of the Proposed Transactions, the likelihood of consummation of any or all of the Proposed Transactions or the relative merits of any or all of the Proposed Transactions as compared to any strategic alternatives that may be available to the Company (including pursuing any of the Proposed Transactions individually). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed

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Transactions, or any class of such persons, relative to the consideration paid in the aggregate in the Proposed Transactions or otherwise.

        In arriving at our opinion, we reviewed and analyzed: (1) drafts, dated as of dated August 9, 2014, of each of the Agreements and the specific terms of the Proposed Transactions; (2) a draft, dated as of August 9, 2014, of a debt commitment letter (the "Commitment Letter") from Barclays Bank PLC to the Company in respect of certain financing relating to the Proposed Transactions; (3) publicly available information concerning each of the Company, KMP, KMR, and EPB that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company, KMP, KMR, and EPB prepared by management of the Company for fiscal years 2015 through 2020; (5) a trading history of the Company's common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's, and EPB's common stock or common units, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with each of KMP, KMR and EPB and of the Company, KMP, KMR and EPB with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings ("Expected Synergies") and (ii) the anticipated impact on coverage ratios, cash available for distributions to the Company, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of the Company to result from a combination of the businesses as a result of the Proposed Transactions (the "Expected Benefits"); and (9) published estimates of independent research analysts with respect to the future financial performance of the Company, KMP, KMR, and EPB. In addition, we have had discussions with the management of the Company concerning the business, operations, assets, liabilities, financial condition and prospects of the Company, KMP, KMR, and EPB and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR, and EPB, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of KMP, KMR, and EPB and we have relied on such projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and Expected Benefits are reasonable and that the

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Expected Synergies and Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, KMP, KMR, or EPB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, KMP, KMR, or EPB. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of Company Class P Stock, Company Securities of KMR, Common Units of KMP or EPB or any other securities of the Company, KMR, KMP or EPB, would trade at any time following the announcement of the Proposed Transactions or shares of Company Class P Stock or any security of the Company would trade following the consummation of the Proposed Transactions; (ii) the credit rating of the Company at any time following the announcement or consummation of the Proposed Transactions; or (iii) any determination of the dividend policy of the Company following the consummation of the Proposed Transactions.

        We have assumed that each of the executed Agreements and the Commitment Letter will conform in all material respects to the last drafts thereof reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreement and that the Proposed Transactions will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Proposed Transactions will be consummated substantially concurrently). We have assumed that the Company will obtain financing on terms no less favorable to the Company than the terms contemplated by the Commitment Letter. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transactions. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and the Counterparties in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i)(a) in August 2012, we rendered a fairness opinion to the Company in connection with the Company's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP, (b) in August 2012, we acted as joint bookrunner on the Company's secondary offering of 66,700,000 shares of common stock by selling stockholders, (c) in October 2012, we acted as sole book runner on the Company's secondary offering of 69,296,921 shares of common stock by selling

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stockholders, (d) in November 2012, we acted as administrative agent on the Company's amendment to its $1,750,000,000 revolving credit facility, and (e) in October 2013, we acted as joint bookrunner on the Company's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, we acted as joint bookrunner on EPB's follow-on offering of 8,165,000 common units; and (iii)(a) in August 2012, we acted as financial advisor on KMP's sale of Rockies Pipelines, (b) in December 2012, we acted as sole bookrunner on KMP's follow-on offering of 4,485,000 common units, (c) in May 2013, we acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility, (d) in February 2014, we acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year Senior Notes offering, (e) in February 2014, we acted as joint bookrunner on KMP's follow-on offering of 7,935,000 common units, and (f) in August 2014, we acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and the Counterparties for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in its consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transactions.

Very truly yours,
/s/ BARCLAYS CAPITAL INC.

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The information in this document is not complete and may be changed. Kinder Morgan, Inc. may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[                        ], 2014

Dear Unitholder:

        On August 9, 2014, El Paso Pipeline Partners, L.P., which is referred to as "EPB," and Kinder Morgan, Inc., which is referred to as "KMI," entered into a merger agreement, which is referred to as the "EPB merger agreement," pursuant to which KMI will acquire directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own. The conflicts committee of the board of directors of EPB's general partner, which is referred to as the "EPGP conflicts committee," and the board of directors of EPB's general partner, which is referred to as the "EPGP board," each have determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of the EPB unitholders (other than EPGP and its affiliates), and have unanimously approved the EPB merger agreement and the EPB merger.

        If the EPB merger is completed, each outstanding EPB common unit not owned by KMI or its subsidiaries will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of Class P common stock of KMI, which is referred to as "KMI common stock," (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of KMI common stock and $4.65 in cash without interest. Immediately following completion of the EPB merger, it is expected that the former public EPB unitholders will own approximately [            ]% of the shares of outstanding common stock of KMI, based on the number of EPB common units owned by public EPB unitholders, the number of shares of KMI common stock expected to be issued in the KMP merger and the KMR merger, described below, and the number of shares of KMI common stock outstanding as of [                        ], 2014. The EPB common units are traded on the New York Stock Exchange under the symbol "EPB," and the KMI common stock is traded on the New York Stock Exchange under the symbol "KMI."

        KMI also has entered into a merger agreement with each of Kinder Morgan Energy Partners, L.P., which is referred to as "KMP," and Kinder Morgan Management, LLC, which is referred to as "KMR," pursuant to which KMI will acquire directly or indirectly all of the outstanding equity interests in KMP and KMR that KMI and its subsidiaries do not already own.

        Each of KMP and KMR will hold a special meeting of its unitholders or shareholders to obtain their approval of the applicable merger agreement. Completion of each merger is contingent on the completion of each of the other two mergers. KMI also will hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the three mergers.

        We are holding a special meeting of unitholders on [                        ], [                        ], 2014 at [                        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 to obtain your vote to approve the EPB merger agreement. Your vote is very important, regardless of the number of units you own. The EPB merger cannot be completed unless a majority of the outstanding EPB common units are voted for the approval of the EPB merger agreement at the special meeting. Therefore, your failure to vote your units will have the same effect as a vote against the approval of the EPB merger agreement.

        The EPGP conflicts committee and the EPGP board each recommend that EPB unitholders vote FOR the approval of the EPB merger agreement and FOR the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the EPB merger agreement at the time of the special meeting.

        On behalf of the EPGP board, I invite you to attend the EPB special meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

        In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into it) which includes important information about the EPB merger agreement, the proposed EPB merger, the proposed KMP and KMR mergers, EPB, KMI and the special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 108 of the accompanying proxy statement/prospectus.

        On behalf of the EPGP board, thank you for your continued support.

Sincerely,
Richard D. Kinder Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus, passed upon the merits or fairness of the EPB merger or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated [                        ], 2014 and is first being mailed to EPB unitholders on or about [                        ], 2014.

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of El Paso Pipeline Partners, L.P.:

        Notice is hereby given that a special meeting of unitholders of El Paso Pipeline Partners, L.P., a Delaware limited partnership, which is referred to as "EPB," will be held on [                        ], [                        ], 2014 at [                        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002, solely for the following purposes:

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  Proposal 1:  to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 9, 2014 (as it may be amended from time to time, the "EPB merger agreement"), among EPB, Kinder Morgan, Inc., El Paso Pipeline GP Company, L.L.C. and E Merger Sub LLC; and

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  Proposal 2:  to consider and vote on a proposal (which we refer to as the "EPB adjournment proposal") to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the EPB merger agreement at the time of the special meeting.

        These items of business, including the EPB merger agreement and the proposed EPB merger, are described in detail in the accompanying proxy statement/prospectus. The conflicts committee of the board of directors of EPB's general partner, which is referred to as the "EPGP conflicts committee," and the board of directors of EPB's general partner, which is referred to as the "EPGP board," each have determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of the EPB unitholders (other than EPGP and its affiliates), and recommend that EPB unitholders vote FOR the proposal to approve the EPB merger agreement and FOR the EPB adjournment proposal.

        Only EPB unitholders of record as of the close of business on [                        ], 2014 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of EPB unitholders entitled to vote at the special meeting will be available in our offices located at 1001 Louisiana Street, Suite 1000, Houston, Texas, during regular business hours for a period of ten days before the special meeting, and at the place of the special meeting during the meeting. We are commencing our solicitation of EPB proxies on [            ], 2014, which is before the [            ], 2014 EPB record date. We will continue to solicit proxies until the [            ], 2014 EPB special unitholder meeting. Each EPB unitholder of record on [            ], 2014 who has not received an EPB proxy statement prior to that date will receive an EPB proxy statement and have the opportunity to vote on the matters described in the EPB proxy statement. Proxies delivered prior to the EPB record date will be valid and effective so long as the EPB unitholder providing the proxy is an EPB unitholder on the EPB record date. If you are not a holder of record on the EPB record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of EPB units you own on the record date even if that number is different from the number of EPB units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

YOUR VOTE IS IMPORTANT!

        Approval of the EPB merger agreement by the EPB unitholders is a condition to the consummation of the EPB merger and requires the affirmative vote of holders of a majority of the outstanding EPB common units. Therefore, your vote is very important. Your failure to vote your EPB units will have the same effect as a vote against the approval of the EPB merger agreement.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your EPB common units are held in the name of a bank, broker, nominee, trust company or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

        We urge you to read carefully the accompanying proxy statement/prospectus, including all documents incorporated by reference into it, and its annexes before voting your EPB common units at the special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

        Please note that space limitations make it necessary to limit attendance to EPB unitholders or their duly appointed proxies. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [                        ] a.m., and seating will begin at [                        ] a.m. Unitholders will be asked to present valid picture identification, such as a driver's license or passport. Unitholders and proxies holding EPB common units in brokerage accounts will also need to bring a copy of the voting instruction card that they receive from their broker or other nominee in connection with the special meeting or a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the board of directors,
Richard D. Kinder Chairman of the Board

Houston, Texas
[                        ], 2014

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by KMI (File No. 333-198411), constitutes a prospectus of KMI under Section 5 of the Securities Act of 1933, as amended, which is referred to as the "Securities Act," with respect to the KMI common stock to be issued pursuant to the EPB merger agreement. This document also constitutes a notice of meeting and a proxy statement of EPB under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act," with respect to the special meeting of EPB unitholders at which EPB unitholders will be asked to consider and vote on, among other matters, a proposal to approve the EPB merger agreement.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                        ], 2014. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this proxy statement/prospectus to EPB unitholders nor the issuance by KMI of the shares of KMI common stock pursuant to the EPB merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SUMMARY TERM SHEET

        The following summary, together with "Questions and Answers about the EPB Special Meeting and the Proposals," highlights selected information contained in this proxy statement/prospectus. It may not contain all of the information that may be important in your consideration of the proposed EPB merger. To understand more fully the Transactions (as defined below) and the matters to be voted on at the EPB special meeting, we encourage you to read carefully this proxy statement/prospectus, its annexes and the documents we have incorporated by reference into this proxy statement/prospectus before voting. See "Where You Can Find More Information" on page 185. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

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Frequently Used Terms.  A few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

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Kinder Morgan, Inc., a Delaware corporation, as "KMI";

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El Paso Pipeline Partners, L.P., a Delaware limited partnership, as "EPB";

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Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, as "KMP";

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Kinder Morgan Management, LLC, a Delaware limited liability company, as "KMR";

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Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of KMP, as "KMGP";

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El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of EPB, as "EPGP";

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the board of directors of KMI as the "KMI board";

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the board of directors of EPGP as the "EPGP board";

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the conflicts committee of the EPGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts committee of the EPGP board, as the "EPGP conflicts committee";

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the conflicts and audit committee of the KMGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts and audit committee of the KMGP board, as the "KMGP conflicts committee";

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the special committee of the KMR board, both before and after the adoption of the formal resolution forming and delegating authority to the special committee of the KMR board, as the "KMR special committee";

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E Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of KMI, as "E Merger Sub";

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the Class P common stock, par value $0.01 per share, of KMI as "KMI common stock";

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the common units representing limited partner interests of EPB as "EPB common units";

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the Agreement and Plan of Merger dated as of August 9, 2014, among EPB, KMI, EPGP and E Merger Sub, as it may be amended from time time, as the "EPB merger agreement";

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the proposed merger pursuant to the EPB merger agreement whereby KMI will acquire directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own as the "merger" or the "EPB merger";

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the EPB unitholders (other than EPGP and its affiliates) as the "unaffiliated EPB unitholders";

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the Agreement and Plan of Merger dated as of August 9, 2014, among KMP, KMI, KMGP, KMR and P Merger Sub LLC, as it may be amended from time to time, as the "KMP merger agreement";

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  the proposed merger pursuant to the KMP merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own as the "KMP merger";

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  the KMP unitholders (other than KMI and its affiliates) as the "unaffiliated KMP unitholders";

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  the Agreement and Plan of Merger dated as of August 9, 2014, among KMR, KMI and R Merger Sub LLC, as it may be amended from time to time, as the "KMR merger agreement";

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  the proposed merger pursuant to the KMR merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMR listed shares that KMI and its subsidiaries do not already own as the "KMR merger";

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  the KMR shareholders (other than KMI and its affiliates) as the "unaffiliated KMR shareholders";

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  the merger, the KMP merger, the KMR merger and the other transactions contemplated by the EPB merger agreement, the KMP merger agreement and the KMR merger agreement, collectively, as the "Transactions"; and

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  the Support Agreement, dated as of August 9, 2014, among EPB, EPGP, KMP, KMGP, KMR and certain KMI stockholders, as the "support agreement".

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The Transactions.  The EPB merger is part of a larger series of mergers involving KMI and its three principal subsidiaries, KMP, KMR and EPB. Each merger is contingent on the other two mergers, and at the conclusion of the mergers, KMI will have acquired directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own.

  As part of the Transactions, KMI will hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPGP, and a limited partnership controlled by him have entered into a support agreement whereby they have agreed to vote all of the shares of KMI common stock owned by them in favor of the three proposals to be voted on at the KMI special meeting.

  KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility."

        See "Special Factors—Effects of the Transactions" beginning on page 25 and "Description of the Debt Financing for the Transactions" beginning on page 147.

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The Parties to the Merger.  KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR (including all of KMR's voting shares, which are not publicly traded). See "—Relationship of the Parties to the Transactions" below.

  EPB is a Delaware limited partnership that owns and operates natural gas transportation pipelines, storage and other midstream assets. EPB's common units trade on the NYSE under the symbol "EPB." EPGP is EPB's general partner.

  E Merger Sub is a wholly owned subsidiary of KMI that was formed solely in contemplation of the EPB merger.

  See "The Parties to the Merger" beginning on page 120.

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The Merger.  KMI, E Merger Sub, EPB and EPGP have entered into the EPB merger agreement. Subject to the terms and conditions of the EPB merger agreement and in accordance with Delaware law, at the effective time of the EPB merger, KMI will acquire directly or indirectly all of the publicly held EPB common units through the merger of E Merger Sub, a wholly owned subsidiary of KMI, with and into EPB, with EPB as the surviving entity. Upon completion of the EPB merger, KMI will have acquired directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own, and the EPB common units will cease to be publicly traded.

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Relationship of the Parties to the Transactions.  KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

  KMI indirectly owns all of the membership interests in EPGP, the general partner of EPB, as well as approximately 40% of the outstanding EPB common units and all of EPB's incentive distribution rights.

  KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

  KMGP has delegated to KMR, subject to limited exceptions, all of KMGP's rights and power to manage the business and affairs of KMP and its operating limited partnerships. KMR owns all of the KMP i-units. KMI directly or indirectly owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares, and KMGP owns all of KMR's voting shares.

  Certain executive officers and directors of KMI are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies, and Thomas A. Martin is a director of EPGP as well as an executive officer of all four companies.

  See "Special Factors—Relationship of the Parties to the Transactions" beginning on page 49.

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Merger Consideration.  At the effective time of the EPB merger, each EPB common unit issued and outstanding (excluding EPB common units owned by EPGP or KMI or any of its other subsidiaries, which will remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

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$4.65 in cash without interest and 0.9451 of a share of KMI common stock, which is referred to as the "mixed consideration";

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$39.53 in cash without interest, which is referred to as the "cash consideration"; or

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1.0711 shares of KMI common stock, which is referred to as the "stock consideration."

  Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the EPB merger is the same as would be paid and issued if each EPB common unit had been converted into the right to receive the mixed consideration. See "Special

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  Factors—EPB Unitholders Making Elections—Proration and Adjustment Procedures" beginning on page 105 for more information on the proration and adjustment procedures.

  KMI will not issue any fractional shares of KMI common stock in the EPB merger. Instead, each holder of EPB common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the EPB merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable in the EPB merger.

  Because the exchange ratios were fixed at the time the EPB merger agreement was executed and because the market value of KMI common stock and EPB common units will fluctuate during the pendency of the Transactions, EPB unitholders cannot be sure of the value of the merger consideration they elect to receive relative to the value of the EPB common units that they are exchanging. See "Risk Factors—Risk Factors Relating to the Merger." EPB unitholders are urged to obtain current market quotations for the KMI common stock when they make their elections.

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Treatment of Equity Awards.  Each restricted EPB common unit that is issued and outstanding immediately prior to the effective time of the EPB merger will be treated as an issued and outstanding EPB common unit as of immediately prior to the effective time of the EPB merger and having the same terms and conditions as applied to the EPB common units under the EPB merger agreement.

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Interests of Certain Persons in the Transactions.  In considering the recommendations of the EPGP conflicts committee and the EPGP board, EPB unitholders should be aware that some of the executive officers and directors of EPGP have interests in the Transactions that may differ from, or may be in addition to, the interests of EPB unitholders generally. These interests include:

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Certain members of the EPGP board are members of the KMI board and many executive officers of EPGP are executive officers of KMI.

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The directors and officers of EPGP are entitled to continued indemnification and insurance coverage under the EPB merger agreement, and in the case of the non-employee directors, indemnification agreements.

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The non-employee directors on the EPGP board, who serve as the members of the EPGP conflicts committee, have been offered the opportunity to become members of the KMI board after the EPB merger.

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The members of the EPGP conflicts committee hold EPB restricted units that will vest immediately prior to the effective time of the EPB merger.

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Certain directors and executive officers of EPGP beneficially own units or shares of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions.

  For more detail about these interests, see "Special Factors—Interests of Certain Persons in the Transactions" beginning on page 98.

  The EPGP conflicts committee and the EPGP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the EPB merger agreement.

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EPB Special Meeting; Unitholders Entitled to Vote; Vote Required.  The special meeting of EPB unitholders will be held on [                        ], [                        ], 2014 at [        ] a.m. local time, at the

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  Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002. The record date for the special meeting is [                        ] , 2014. Only holders of EPB common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Approval of the EPB merger agreement requires the affirmative vote of a majority of the outstanding EPB common units. Pursuant to the terms of the EPB partnership agreement, EPGP may adjourn the special meeting without limited partner action as described under "The Special Meeting—Adjournment." If submitted to a vote of the EPB limited partners, the EPB adjournment proposal requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the EPB common units present in person or by proxy at the special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding EPB common units. See "The EPB Special Meeting" beginning on page 121.

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Unit Ownership of KMI and of EPGP's Directors and Executive Officers.  As of [                        ], 2014, the record date, KMI and its subsidiaries held and were entitled to vote, in the aggregate, EPB common units representing approximately [            ]% of the outstanding EPB common units, and the directors and executive officers of EPGP held and were entitled to vote, in the aggregate, EPB common units representing approximately [            ]% of the outstanding EPB common units. KMI has agreed in the EPB merger agreement that, subject to limited exceptions, it and its subsidiaries will vote their EPB common units FOR the EPB merger agreement proposal, and we believe that KMI and its subsidiaries intend to vote their EPB common units FOR the EPB adjournment proposal. We believe that the EPGP directors and executive officers intend to vote all of their EPB common units FOR the EPB merger agreement proposal and FOR the EPB adjournment proposal. Accordingly, we believe approximately [            ]% of the outstanding EPB units will be voted in favor of the EPB merger agreement proposal and the EPB adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of EPB units. See "The EPB Special Meeting—Unit Ownership of and Voting by KMI and EPGP's Directors and Executive Officers" beginning on page 122.

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Recommendation of the EPGP Conflicts Committee and the EPGP Board and Their Reasons for the EPB Merger.  After considering the various factors more fully described in "Special Factors—Recommendation of the EPB Conflicts Committee and the EPGP Board and Their Reasons for the EPB Merger," the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders. The EPGP conflicts committee's approval constitutes "Special Approval," as such term is defined by the EPB partnership agreement.

  After considering the various factors more fully described in "Special Factors—Recommendation of the EPB Conflicts Committee and the EPGP Board and Reasons for the Merger," including the unanimous recommendation of the EPGP conflicts committee, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

  Accordingly, the EPGP conflicts committee and the EPGP board each recommend that EPB unitholders vote FOR the approval of the EPB merger agreement.

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Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.  In connection with the EPB merger, Tudor, Pickering, Holt & Co. Securities, Inc., which is referred to as "TPH," delivered an opinion to the EPGP conflicts committee, as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated EPB unitholders. The EPGP conflicts committee retained TPH to act as its financial advisor and to provide its opinion.

  The full text of TPH's written opinion, dated August 9, 2014, is attached to this proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken. TPH's opinion was provided to the EPGP conflicts committee in connection with the EPGP conflicts committee's consideration of the EPB merger, does not address any other aspect of the proposed EPB merger and does not constitute a recommendation as to how any holder of interests in EPB, KMI or any other party to the Transactions should vote or act with respect to the EPB merger, any of the Transactions or any other matter. See "Special Factors—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc." beginning on page 60.

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Conditions to Completion of the Merger.  KMI and EPB currently expect to complete the Transactions during the fourth quarter of 2014, subject to receipt of required unitholder, stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to the EPB merger.

  As more fully described in this proxy statement/prospectus and in the EPB merger agreement, each party's obligation to complete the EPB merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

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  the EPB merger agreement must have been approved by the affirmative vote of a majority of the outstanding EPB common units;

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  the adoption of the amendment to KMI's certificate of incorporation, which is referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock;

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  the issuance of shares of KMI common stock pursuant to the EPB merger, the KMR merger and the KMP merger, which is referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each, a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the EPB merger agreement or making the consummation of the transactions contemplated by the EPB merger agreement illegal;

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  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the EPB unitholders as contemplated by the EPB merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance; and

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  all of the conditions set forth in the KMR merger agreement and the KMP merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the KMP merger

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    agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the KMP merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the KMP merger, and the KMR merger and the KMP merger must be consummated substantially concurrently with the EPB merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger.

  The obligations of KMI and E Merger Sub to effect the EPB merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of EPB and EPGP being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 127, and receipt by KMI of an officer's certificate signed on behalf of EPB by an executive officer of EPGP to that effect; and

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  EPB and EPGP having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement and receipt by KMI of an officer's certificate signed on behalf of EPB and EPGP by an executive officer of EPGP to that effect.

  The obligation of EPB to effect the EPB merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KMI being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 127, and receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

  •
  KMI and E Merger Sub having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement and receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect.

•
Changes in Board or Committee Recommendations.  The EPB merger agreement contains provisions regarding the applicable board of directors' or committee's change in its recommendation.

  EPGP Adverse Recommendation Change.    The EPB merger agreement provides that EPB and EPGP will not, and will cause their respective subsidiaries and use their commercially reasonable best efforts to cause their respective representatives not to, directly or indirectly, make an EPB adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—EPB Recommendation and EPB Adverse Recommendation Change").

  Notwithstanding the terms above or any other term in the EPB merger agreement to the contrary, the EPGP conflicts committee and the EPGP board, as applicable, may make an EPB adverse recommendation change, at any time prior to obtaining the approval of the EPB merger agreement and the transactions contemplated thereby by the EPB unitholders, if the EPGP board or the EPGP conflicts committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of EPB; provided that, neither the EPGP conflicts committee nor the EPGP board may effect an EPB adverse recommendation change pursuant to the foregoing unless:

  •
  the EPGP conflicts committee or the EPGP board, as applicable, has provided prior written notice to KMI specifying in reasonable detail the reasons for such actions, in accordance with the certain time periods (as set forth under "Proposal 1: The Merger Agreement—EPGP Board Recommendation"); and

7

  •
  during such notice period, the EPGP conflicts committee or the EPGP board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the EPB merger agreement so that the failure to effect such EPB adverse recommendation change would not be inconsistent with the best interests of EPB.

  Any EPB adverse recommendation change made by the EPGP conflicts committee invalidates and rescinds any prior "Special Approval" of the EPB merger agreement and the EPB merger.

  KMI Adverse Recommendation Change.    The EPB merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMI Board Approval and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the EPB merger agreement to the contrary, subject to certain conditions (more fully described in "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change") and subject to compliance with the EPB merger agreement, the KMI board may, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to stockholders under applicable law, make a KMI adverse recommendation change.

  See "Proposal 1: The Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 131 for more detailed information.

•
Risks Relating to the Merger and Ownership of KMI Common Stock.  EPB unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the EPB merger and ownership of KMI common stock are described in the section titled "Risk Factors" beginning on page 108. Some of these risks include, but are not limited to, those described below:

•
Completion of the EPB merger is contingent upon completion of the KMP merger and the KMR merger, and vice versa. No merger will occur unless all three mergers occur.

•
The EPB merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and EPB unitholder approvals are obtained.

•
Because the exchange ratios are fixed, EPB unitholders who will receive KMI common stock as part of the merger consideration cannot be sure of the market value of the KMI common stock they will receive as merger consideration relative to the value of the EPB common units they exchange.

•
The tax liability of an EPB unitholder as a result of the EPB merger could be more than expected and could exceed the cash received by such unitholder in the EPB merger.

•
All directors and certain executive officers of EPGP have certain interests in the Transactions that are different from those of EPB unitholders generally.

•
The KMI common stock to be received by EPB unitholders as a result of the EPB merger has different rights from EPB common units.

•
KMI is entitled to vote its EPB common units, representing approximately 40% of the outstanding EPB common units, in favor of the EPB merger agreement.

•
The market price of the KMI common stock may be volatile, and KMI stockholders could lose a significant portion of their investments.

8

  •
  Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

  •
  The substantial debt KMI expects to incur in connection with the Transactions could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

•
Regulatory Approvals Required for the Merger.  We are unaware of any material regulatory approvals that must be received or filings that must be made in order to consummate the EPB merger other than the regulatory approvals required in connection with the KMP merger. See "Special Factors—Regulatory Approvals Required for the Merger" beginning on page 102.

•
Termination of the Merger Agreement.  KMI and EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by mutual written consent authorized by the KMI board and the EPGP conflicts committee.

  In addition, either KMI or EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by written notice to the other party if:

  •
  the closing of the EPB merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 136.

  •
  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the EPB merger agreement or makes the consummation of the transactions contemplated by the EPB merger agreement illegal, subject to certain exceptions discussed in "Proposal 1: The Merger Agreement—Termination" beginning on page 136;

  •
  the approval of the EPB merger agreement by the EPB unitholders is not obtained at the EPB special meeting;

  •
  the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained at the KMI special meeting; or

  •
  either the KMP merger agreement or the KMR merger agreement is terminated in accordance with its terms.

  KMI also may terminate the EPB merger agreement if an EPB adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—EPGP Recommendation and EPB Adverse Recommendation Change") occurs or EPB or EPGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  EPB also may terminate the EPB merger agreement if a KMI adverse recommendation change (as defined under "Proposal 1: The Merger Agreement—KMI Board Approval") occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by EPB and neither of EPB or EPGP is then in any material breach.

•
Expenses Relating to the Merger.  Generally, all fees and expenses incurred in connection with the EPB Merger will be the obligation of the respective party incurring such fees and expenses. There is no termination fee payable by either KMI or EPB under any circumstance under the EPB merger agreement.

9

•
Comparison of Rights of KMI Stockholders and EPB Unitholders.  A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. EPB unitholders will own KMI common stock following the completion of the EPB merger, and their rights associated with the KMI common stock will be governed by KMI's certificate of incorporation and bylaws and Delaware corporation law, which differ in a number of respects from the EPB partnership agreement and Delaware limited partnership law. See "Comparison of Rights of KMI Stockholders and EPB Unitholders" beginning on page 162.

•
No Solicitation by EPB.  The EPB merger agreement contains detailed provisions prohibiting EPGP and EPB from seeking an alternative proposal to the EPB merger. Under these "no solicitation" provisions, EPGP and EPB have agreed that they will not, and will cause their respective subsidiaries and use commercially reasonable best efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the EPB merger agreement:

•
solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•
enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

  The EPB merger agreement requires that EPGP and EPB will, and will cause their respective subsidiaries and use commercially reasonable best efforts to cause their respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the EPB merger agreement with respect to an alternative proposal and immediately terminate any access by any person (other than KMI and its representatives) to confidential information relating to a possible alternative proposal.

  Notwithstanding the restrictions above, the EPB merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of EPB's unitholders of the EPB merger agreement, if EPB has received a written alternative proposal that the EPGP board believes is bona fide and the EPGP board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and such EPB alternative proposal does not result from a material breach of the non-solicitation provisions in the EPB merger agreement (as described in "Proposal No. 1: The Merger Agreement—No Solicitation by EPB" beginning on page 132), EPGP and EPB may:

  •
  furnish information with respect to EPB and its subsidiaries to any third party making such alternative proposal; and

  •
  participate in discussions or negotiations regarding such alternative proposal.

  EPB and EPGP also have agreed in the EPB merger agreement that they will (i) promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with them in respect of any alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) provide KMI the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, EPB and EPGP have agreed to promptly keep KMI reasonably informed of all

10

  material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by EPB or EPGP or that EPB or EPGP has delivered to any third party making an alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

•
No Appraisal Rights.  EPB unitholders will not have appraisal rights in connection with the EPB merger under Delaware law or pursuant to the EPB partnership agreement or the EPB merger agreement. See "Special Factors—No Appraisal Rights" on page 102.

•
Material U.S. Federal Income Tax Consequences of the Merger.  The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for EPB common units pursuant to the EPB merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences").

  A U.S. holder who receives KMI common stock, cash or a combination of KMI common stock and cash in exchange for EPB common units pursuant to the EPB merger will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the amount of any cash received, (ii) the fair market value of any KMI common stock received, and (iii) such U.S. holder's share of EPB's nonrecourse liabilities immediately prior to the merger; and

  •
  such U.S. holder's adjusted tax basis in the KMP common units exchanged therefor (which includes such U.S. holder's share of EPB's nonrecourse liabilities immediately prior to the merger).

  Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion is likely to be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by EPB and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of EPB's income may become available to offset a portion of the gain recognized by such U.S. holder.

  The U.S. federal income tax consequences of the merger to an EPB unitholder will depend on such unitholder's own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the EPB merger to you.

  Please read "Material U.S. Federal Income Tax Consequences" beginning on page 143 for a more complete discussion of certain U.S. federal income tax consequences of the EPB merger.

•
Accounting Treatment of the Merger.  The EPB merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls EPB and will continue to control EPB after the EPB merger, the changes in KMI's ownership interest in EPB will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the EPB merger.

•
Litigation Relating to the Mergers.  Two purported class action lawsuits are currently pending that challenge the merger transactions. Each of the actions names KMP, KMI, KMGP, KMR, Richard D. Kinder, Steven J. Kean, Ted A. Gardner, Gary L. Hultquist, and Perry M. Waughtal as defendants. Additionally, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, Ronald L. Kuehn, Jr., Thomas A. Martin, Arthur C. Reichstetter, and William A. Smith are named as defendants in one of the pending actions. Both lawsuits are brought on behalf of putative classes seeking to enjoin one or more of the merger transactions and alleging, among other things, that one or more of the

11

  defendants breached their respective fiduciary and/or contractual duties, including the implied covenant of good faith and fair dealing. Additionally, both of the pending lawsuits allege that the merger transactions must be approved by at least two-thirds of KMP's limited partner interests (and in one case, by possibly 95% of KMP's limited partner interests). The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits. See "Special Factors—Litigation Relating to the Mergers" on page 106.

•
Selected Historical Consolidated Financial Data of KMI.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMI's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMI's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMI's Annual Report on Form 10-K for the year ended December 31, 2013 and KMI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,984	$6,442	$14,070	$9,973	$7,943	$7,852	$6,879
Operating income	2,160	1,789	3,990	2,593	1,423	1,133	1,257
Earnings (loss) from equity investments	199	194	327	153	226	(274)	123
Income from continuing operations	1,098	1,439	2,696	1,204	449	64	523
(Loss) income from discontinued operations, net of tax	—	(2)	(4)	(777)	211	236	250
Net income	1,098	1,437	2,692	427	660	300	773
Net income (loss) attributable to KMI	571	569	1,193	315	594	(41)	495
Class P shares:
Basic and diluted earnings per common share from continuing operations	$0.55	$0.55	$1.15	$0.56	$0.70
Basic and diluted (loss) earnings per common share from discontinued operations	—	—	—	(0.21)	0.04

Total basic and diluted earnings per common share	$0.55	$0.55	$1.15	$0.35	$0.74

Class A shares:
Basic and diluted earnings per common share from continuing operations				$0.47	$0.64
Basic and diluted (loss) earnings per common share from discontinued operations				(0.21)	0.04

Total basic and diluted earnings per common share				$0.26	$0.68

Basic weighted-average number of shares outstanding
Class P shares	1,028	1,036	1,036	461	118
Class A shares				446	589
Diluted weighted-average number of shares outstanding
Class P shares	1,028	1,038	1,036	908	708
Class A shares				446	589
Dividends per common share declared for the period(a)	$0.85	$0.78	$1.60	$1.40	$1.05
Dividends per common share paid in the period(a)	0.83	0.75	1.56	1.34	0.74

12

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$37,607		$35,847	$30,996	$17,926	$17,071	$16,804
Total assets	76,364		75,185	68,245	30,717	28,908	27,581
Long-term debt—KMI(b)	8,088		9,321	9,248	2,078	2,918	2,925
Long-term debt—KMP(c)	19,610		18,410	15,907	11,183	10,301	10,022
Long-term debt—EPB(d)	4,750		4,179	4,254
Other Data:
Ratio of earnings to fixed charges(e)	2.64		3.18	2.02

(a)
Quarterly dividends are paid in the quarter following the quarterly period for which the dividends are declared.

(b)
Excludes debt fair value adjustments. Increases (decreases) to long-term debt for debt fair value adjustments for KMI and its subsidiaries (excluding KMP, EPB and their respective subsidiaries) totaled $714 million, $771 million, $901 million, $40 million, $12 million and $(14 million) as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(c)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(d)
Excludes debt fair value adjustments. Decrease to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012.

(e)
In all cases, earnings are determined by adding: income before income taxes, extraordinary items, equity income and minority interest; plus fixed charges, amortization of capitalized interest and distributed income of equity investees; less capitalized interest and noncontrolling interest in pre-tax income of subsidiaries with no fixed charges. In all cases, fixed charges include: interest, including capitalized interest; plus amortization of debt discount, premium, and debt issuance costs; plus the estimated interest portion of rental expenses.
•
Selected Historical Consolidated Financial Data of EPB.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from EPB's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from EPB's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in EPB's Annual Report on Form 10-K for the year ended December 31, 2013 and EPB's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

13

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Income and Cash Flow Data:
Revenues	$735	$745	$1,505	$1,515	$1,531	$1,454	$1,231
Operating income	440	455	895	863	849	819	656
Net income	304	310	610	589	605	666	542
Net income attributable to EPB	304	310	610	579	512	418	357
Net income attributable to EPB per limited partner unit, basic and diluted:
Common units	$0.86	$0.98	$1.86	$2.15	$2.03	$1.90	$1.64
Subordinated units(a)						1.78	1.56
Per unit cash distributions declared for the period(b)	$1.30	$1.25	$2.55	$2.25	$1.93	$1.63	$1.36
Per unit cash distributions paid in the period(b)	1.30	1.23	2.51	2.14	1.87	1.55	1.33
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$5,817		$5,879	$5,931	$6,040	$6,051	$5,781
Total assets	8,102		6,495	6,581	6,679	6,569	6,565
Long-term debt(c)	4,742		4,171	4,246	4,028	3,580	2,732

(a)
All subordinated units were converted into common units on a one-for-one basis effective January 3, 2011.

(b)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(c)
Includes debt fair value adjustments. Decreases to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012, and $7 million, $4 million and $1 million as of December 31, 2011, 2010 and 2009, respectively.
•
Selected Unaudited Pro Forma Condensed Combined Financial Information.  The following table sets forth selected unaudited pro forma condensed combined financial information for KMI after giving effect to the Transactions. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 188.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(in millions, except per share amounts)
Unaudited Pro Forma Condensed Combined Statements of Income Information:
Revenues	$7,984	$14,070
Operating income	2,160	3,990
Earnings from equity investments	199	327
Income from continuing operations	914	2,153
Net income	914	2,149
Net income attributable to Kinder Morgan, Inc.	911	2,145
Basic and diluted earnings per common share	$0.43	$1.01
Basic and diluted weighted-average number of shares outstanding	2,112	2,120

14

As of June 30, 2014
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total assets	$80,383
Total debt(a)	41,173
Total liabilities	47,274
Total Kinder Morgan, Inc.'s stockholders' equity	32,780
Noncontrolling interests	329
Total stockholders' equity	33,109

(a)
Includes historical debt fair value adjustments of $1,973 million.
•
Unaudited Comparative Per Share/Unit Information.  The following table sets forth: (a) certain historical per share information of KMI; (b) certain historical per unit information of EPB; and (c) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the Transactions.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Historical—KMI
Income from continuing operations per share—basic and diluted(a)	$0.55	$1.15
Dividends per share declared for the period	$0.85	$1.60
Book value per share(b)	$12.28	$12.70
Historical—EPB
Income from continuing operations per unit—basic and diluted	$0.86	$1.86
Distributions per unit declared for the period	$1.30	$2.55
Book value per unit(b)	$12.82	$8.73
Pro forma combined—KMI
Income from continuing operations per share—basic and diluted(c)	$0.43	$1.01
Dividends per share declared for the period(d)	$1.06	$1.89
Book value per share(e)	$15.52	n/a
Equivalent pro forma combined—EPB(f)
Income from continuing operations per share—basic and diluted	$0.41	$0.95
Dividends per share declared for the period	$1.00	$1.79
Book value per share	$14.67	n/a

(a)
Income from continuing operations per share—basic and diluted amounts are calculated using the two-class method. Earnings are allocated to each class of common stock based on the amount of dividends paid in the current period for each class of stock plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security shares in undistributed earnings or excess distributions over earnings.

15

(b)
The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	EPB
Equity or capital, as applicable, before noncontrolling interests	$12,620	$3,026
Divided by: Number of shares or units outstanding as of end of period	1,028	236

Book value per share or unit	$12.28	$12.82

	Year Ended December 31, 2013
	KMI	EPB
Equity or capital, as applicable, before noncontrolling interests	$13,093	$1,939
Divided by: Number of shares or units outstanding as of end of period	1,031	222

Book value per share or unit	$12.70	$8.73

(c)
Amounts are from the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Pro Forma Financial Statements."

(d)
The pro forma combined—KMI dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$880	$833	$344	$173	$2,230
Divided by: Pro forma combined number of shares outstanding as of date of record					2,112

Dividends per share declared for the period (pro forma)					$1.06

	Year Ended December 31, 2013
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$1,664	$1,468	$551	$324	$4,007
Divided by: Pro forma combined number of shares outstanding as of date of record					2,120

Dividends per share declared for the period (pro forma)					$1.89

(1)
Reflects the cash equivalent for the KMR share distributions. KMR share distributions are not paid in cash.

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(e)
The pro forma combined—KMI, book value per share was calculated as follows (in millions, except per share amounts):

As of June 30, 2014
Equity before noncontrolling interests	$32,780
Divided by: number of shares outstanding	2,112

Book value per share	$15.52

(f)
Equivalent pro forma amounts are calculated by multiplying pro forma combined KMI amounts by the exchange ratio of 0.9451 shares of KMI common stock for each EPB unit. In addition, the public unitholders of EPB will receive approximately $0.6 billion in cash in total.
•
Comparative Stock and Unit Prices; Comparative Dividends and Distributions.  KMI common stock is listed on the NYSE under the ticker symbol "KMI." EPB common units are listed on the NYSE under the ticker symbol "EPB." The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of KMI common stock and per EPB common unit, respectively, on the NYSE. The table also shows the amount of per share cash dividends and per unit cash distributions declared on KMI common stock and EPB common units, respectively, for the calendar quarters indicated.

	KMI Common Stock			EPB Common Units
	High	Low	Declared Cash Dividends	High	Low	Declared Cash Distributions
2014
Third quarter (through September 26, 2014)	$42.49	$35.20		$42.94	$32.75
Second quarter	36.50	32.10	$0.43	36.90	30.35	$0.65
First quarter	36.45	30.81	0.42	36.12	28.87	0.65
2013
Fourth quarter	36.68	32.30	0.41	43.04	33.34	0.65
Third quarter	40.45	34.54	0.41	44.85	39.90	0.65
Second quarter	41.49	35.52	0.40	44.99	39.04	0.63
First quarter	38.80	35.74	0.38	44.19	37.30	0.62
2012
Fourth quarter	36.50	31.93	0.37	38.65	33.64	0.61
Third quarter	36.63	32.03	0.36	37.43	33.26	0.58
Second quarter	40.25	30.51	0.35	35.42	30.64	0.55
First quarter	39.25	31.76	0.32	38.10	33.34	0.51

  The following table presents per share or unit closing prices for KMI common stock and EPB common units on August 8, 2014, the last trading day before the public announcement of the merger agreement, and on [                        ], 2014, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per EPB common unit on such dates. The equivalent market value per EPB common unit has been determined by multiplying the closing prices of the KMI common stock on those dates by the exchange ratio of

17

  1.0711 shares of KMI common stock for the stock election and by the exchange ratio of 0.9451 of a share of KMI common stock, plus $4.65 for the cash portion, for the mixed election.

			Equivalent Market Value per EPB Common Unit
	KMI Common Stock	EPB Common Units	Stock Election	Mixed Election
August 8, 2014	$36.12	$33.60	$38.69	$38.79
[ ], 2014

  Although the exchange ratios are fixed, the market prices of the KMI common stock and EPB common units will fluctuate prior to the consummation of the EPB merger and the market value of the merger consideration ultimately received by EPB unitholders who will receive KMI common stock as part of the merger consideration will depend on the closing price of KMI common stock on the day the EPB merger is consummated. Thus, such EPB unitholders will not know the exact market value of the merger consideration they will receive until the closing of the EPB merger.

18

QUESTIONS AND ANSWERS ABOUT THE EPB SPECIAL MEETING AND THE PROPOSALS

Q:
Why am I receiving these materials?

A:
The EPGP board is sending these proxy materials to provide EPB common unitholders with information about the Transactions and the proposals so that they may determine how to vote their units in connection with the EPB special meeting.

Q:
Who is soliciting my proxy?

A:
Your proxy is being solicited by the EPGP board.

Q:
Where and when is the special meeting?

A:
The EPB special meeting will be held on [                        ], [                        ], 2014 at [        ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
To approve the EPB merger agreement; and

•
To approve the EPB adjournment proposal, if adjournment is submitted to a vote of EPB unitholders.

Q:
How do the EPGP conflicts committee and the EPGP board recommend that I vote on the proposals?

A:
The EPGP conflicts committee and the EPGP board each recommend that you vote:

•
FOR the proposal to approve the EPB merger agreement; and

•
FOR the EPB adjournment proposal.

Q:
Who is entitled to vote at the special meeting?

A:
The record date for the EPB special meeting is [                        ], 2014. Only holders of EPB common units at the close of business on the record date are entitled to notice of, and to vote at, the EPB special meeting or any adjournment or postponement thereof. We are commencing our solicitation of EPB proxies on [                    ], 2014, which is before the [                    ], 2014 EPB record date. We will continue to solicit proxies until the [                    ], 2014 EPB special unitholder meeting. Each EPB unitholder of record on [                    ], 2014 who has not received an EPB proxy statement prior to that date will receive an EPB proxy statement and have the opportunity to vote on the matters described in the EPB proxy statement. Proxies delivered prior to the EPB record date will be valid and effective so long as the EPB unitholder providing the proxy is an EPB unitholder on the EPB record date. If you are not a holder of record on the EPB record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of EPB units you own on the record date even if that number is different from the number of EPB units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:
What happens if I sell my EPB common units after the record date but before the special meeting?

A:
If you transfer your EPB common units after the record date but before the date of the EPB special meeting, you will retain your right to vote at the EPB special meeting, but you will not

19

  have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your units through the completion of the EPB merger.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of EPB unitholders representing a majority of the EPB common units outstanding on the record date will constitute a quorum for the EPB special meeting.

Q:
What vote is required to approve the proposals?

A:
Approval of the EPB merger agreement requires the affirmative vote of a majority of the outstanding EPB common units. Pursuant to the terms of the EPB partnership agreement, EPGP may adjourn the special meeting without limited partner action as described under "The EPB Special Meeting—Adjournment." If submitted to a vote of EPB limited partners, adjournment of the EPB special meeting requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the EPB common units present in person or by proxy at the EPB special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding EPB common units.

  Approximately [            ]% of the outstanding EPB units are held by KMI and its subsidiaries and affiliates, and we believe these EPB units will be voted in favor of the EPB merger agreement proposal and the EPB adjournment proposal. See "The EPB Special Meeting—Unit Ownership of and Voting by KMI and EPGP's Directors and Executive Officers" for more information.

Q:
How are votes counted?

A:
For the proposal to approve the EPB merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the EPB merger agreement. Failure to submit your proxy and to attend the meeting will also have the same effect as a vote against the proposal to approve the EPB merger agreement. In addition, if your units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your units on the proposal to approve the EPB merger agreement in the absence of specific instructions from you. These non-voted units will not be counted as present for purposes of determining a quorum and will have the effect of a vote against the approval of the EPB merger agreement.

  For the EPB adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against this proposal. Failure to submit your proxy and to attend the meeting will have no effect on the approval of the EPB adjournment proposal. In addition, if your units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your units on this proposal in the absence of specific instructions from you. These non-voted units will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of any vote of the limited partners to adjourn the EPB special meeting unless a quorum is present.

  If you sign your proxy card without indicating how you wish to vote, your units will be voted FOR the approval of the EPB merger agreement and FOR the EPB adjournment proposal, and in accordance with the recommendations of the EPGP board on any other matters properly brought before the meeting for a vote.

20

Q:
How do KMI and EPGP's directors and executive officers intend to vote?

A:
As of [                        ], 2014, the record date, KMI and its subsidiaries held and were entitled to vote, in the aggregate, EPB common units representing approximately [      ]% of the outstanding common units, and the directors and executive officers of EPGP held and were entitled to vote, in the aggregate, EPB common units representing approximately [      ]% of the outstanding common units. KMI has agreed in the EPB merger agreement that, subject to limited exceptions, it and its subsidiaries will vote their common units FOR the EPB merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their common units FOR the EPB adjournment proposal. We believe the EPGP directors and executive officers intend to vote all of their common units FOR the EPB merger agreement proposal and FOR the EPB adjournment proposal. Accordingly, we believe approximately [            ]% of the outstanding EPB units will be voted in favor of the EPB merger agreement proposal and the EPB adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of EPB units.

Q:
What will I receive when the merger occurs?

A:
For every EPB common unit that they own at the effective time of the EPB merger, unitholders other than KMI and its subsidiaries will be given the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of KMI common stock, (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of KMI common stock and $4.65 in cash without interest. Holders who elect to receive the mixed consideration will not be subject to proration. See "Special Factors—EPB Unitholders Making Elections—Proration and Adjustment Procedures" for more information about how the proration procedures work.

Q:
What will happen to my EPB restricted units?

A:
If the EPB merger is completed, each outstanding EPB restricted unit issued under the EPGP Long-Term Incentive Plan will, immediately before the effective time of the EPB merger, automatically vest in full, and such restricted unit will be treated as an EPB common unit for all purposes under the EPB merger agreement. See "Proposal 1: The Merger Agreement—Treatment of EPB Restricted Units" beginning on page 134.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the EPB merger as quickly as possible and currently expect the EPB merger to close in the fourth quarter of 2014. In order to complete the EPB merger, we must obtain unitholder approval and the other closing conditions under the EPB merger agreement must be satisfied or waived, as permitted by law. Please see "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger" beginning on page 127 for more details about these closing conditions.

Q:
What do I need to do now?

A:
Please vote as soon as possible. We urge you to read carefully this proxy statement/prospectus, including its annexes, and to consider how the Transactions affect you as a unitholder. You should also carefully read the documents referenced under "Where You Can Find More Information" on page 185.

Q:
How do I vote?

A:
You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your units will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your units will be voted for approval of the EPB merger agreement and for the EPB adjournment

21

  proposal. If you fail to vote your units, the effect will be a vote against approval of the EPB merger agreement, but it will not affect the vote on any proposal to adjourn the EPB special meeting unless a quorum is present.

  If your units are held by your bank, broker, nominee, trust company or other fiduciary, see below.

Q:
Can I vote by telephone or electronically?

A:
If you hold your units as a unitholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

  If your units are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in "street name," please contact your bank, broker, nominee, trust company or other fiduciary, to determine whether you will be able to vote by telephone or electronically.

Q:
If my EPB common units are held in a brokerage account, will my broker vote my units for me?

A:
Your broker will only be permitted to vote your EPB common units for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker regarding how to instruct them to vote your EPB common units. If you do not instruct your broker, how to vote your EPB common units that they hold, those EPB common units will not be voted and the effect will be the same as a vote against the approval of the EPB merger agreement, but it will not affect the vote on any proposal to adjourn the EPB special meeting unless a quorum is present.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you have multiple accounts at the transfer agent and/or with banks, brokers, nominees, trust companies or other fiduciaries. Please sign and return all proxy cards to ensure that all your units are voted.

Q:
May I change my vote?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are a unitholder of record, you may do this in a number of ways. First, you may send EPB a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of EPB, at the address under "The Parties to the Merger—EPB" on page 120. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. Finally, you may attend the special meeting and vote in person. Simply attending the EPB special meeting, without voting in person, will not revoke your proxy. If your EPB common units are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary, to vote your units, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary, to change your vote or to vote at the EPB special meeting.

Q:
Should I send in my unit certificates now?

A:
No. The election form, which will be mailed to EPB unitholders prior to the closing of the EPB merger, and the letter of transmittal, which will be mailed to EPB unitholders shortly after the closing of the EPB merger, will contain instructions for the surrender of EPB common unit certificates.

22

Q:
How and when do I make my stock, cash or mixed election?

A:
You will receive a form of election in a separate mailing. You should carefully review and follow the instructions accompanying that form of election. You will make your stock, cash or mixed election by properly completing, signing and returning the form of election along with unit certificates (or evidence of units in book-entry form) representing EPB common units to Computershare Trust Company, N.A., the exchange agent in connection with the Transactions.

  KMI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on KMI's website at www.kindermorgan.com and in a filing with the SEC.

  For more details on the election procedures, see "Special Factors—EPB Unitholders Making Elections."

Q:
Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your units are registered on the unit transfer books of EPB and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a bank, broker, nominee, trust company or other fiduciary to submit an election for your units, you must follow the directions of your bank, broker, nominee, trust company or other fiduciary for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See "Special Factors—EPB Unitholders Making Elections—Election Revocation and Changes."

Q:
May I transfer my EPB common units after I make my election?

A:
EPB unitholders who have made elections will be unable to sell or otherwise transfer their EPB common units after making the election, unless the election is properly revoked before the election deadline or unless the EPB merger agreement is terminated. See "Special Factors—EPB Unitholders Making Elections—Impact of Selling Units as to which an Election Has Already Been Made."

Q:
What if I do not send a form of election or it is not received?

A:
If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with any unit certificates (or evidence of units in book-entry form) representing the units you wish to exchange for the merger consideration, properly endorsed for transfer, book-entry transfer shares or a guarantee of delivery and any additional documents required by the procedures set forth in the form of election, then you will have no control over the type of merger consideration you receive. EPB unitholders not making an election will be deemed to have made a mixed election. See "Special Factors—EPB Unitholders Making Elections—Non-Electing Holders." You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate address shown in the form of election.

  If you do not make a valid election with respect to any EPB common units you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your EPB common units for the merger consideration.

Q:
May I submit a form of election even if I do not vote for the approval of the EPB merger agreement?

A:
Yes. You may submit a form of election even if you vote against the approval of the EPB merger agreement or if you abstain from voting.

23

Q:
What are the expected U.S. federal income tax consequences to an EPB unitholder as a result of the EPB merger?

A:
The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for EPB common units pursuant to the EPB merger will be a taxable transaction to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of KMI common stock and/or cash in exchange for EPB common units. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to inventory items owned by EPB and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of EPB's income may become available to offset a portion of the gain recognized by such U.S. holder. Please read "Material U.S. Federal Income Tax Consequences" beginning on page 143 for a more complete discussion of certain U.S. federal income tax consequences of the EPB merger.

Q:
What are the expected U.S. federal income tax consequences for an EPB unitholder of the ownership of KMI common stock after the EPB merger is completed?

A:
KMI is classified as a corporation for U.S. federal income tax purposes, and thus, KMI (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by KMI to a stockholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences") will generally be included in such U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Distributions of cash in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of KMI common stock and, to the extent the distribution exceeds such stockholder's adjusted tax basis, as capital gain from the sale or exchange of such shares of KMI common stock.

  Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of KMI common stock.

Q:
What happens if the merger is not completed?

A:
If the EPB merger agreement is not approved by the EPB unitholders or if the EPB merger is not completed for any other reason, you will not receive any form of consideration for your EPB common units in connection with the EPB merger. Instead, EPB will remain a public limited partnership and its common units will continue to be listed and traded on the NYSE.

Q:
Who can help answer my questions?

A:
If you have any questions about the EPB merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the EPB merger.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 317-8006
Email: epb@dfking.com

24

SPECIAL FACTORS

Effects of the Transactions

        Pursuant to the Transactions, KMI will acquire all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own. For purposes of this proxy statement/prospectus, references to subsidiaries of KMI do not include EPB and its subsidiaries unless otherwise indicated. The following steps will be taken in the following order and substantially concurrently in completing the Transactions:

•
The KMR merger.  KMI will acquire directly or indirectly all publicly held KMR listed shares through the merger of R Merger Sub LLC with and into KMR, with KMR as the surviving limited liability company. In the KMR merger, pursuant to the KMR merger agreement,

  •
  each KMR listed share held by a public KMR shareholder will be converted into the right to receive 2.4849 shares of KMI common stock;

  •
  each KMR listed share held by KMR, KMI, R Merger Sub LLC or KMGP will be cancelled and receive no consideration;

  •
  each KMR voting share (all of which are owned by a subsidiary of KMI, and which are a different class than KMR listed shares) will be converted into the right to receive 2.4849 shares of KMI common stock, corresponding to the exchange ratio for the KMR listed shares; and

  •
  the interests in R Merger Sub LLC will be converted into 100% of the membership interests in KMR.

  KMI may, in its sole discretion and immediately after the KMR merger, cause KMR to be merged with and into a Delaware limited liability company and wholly owned subsidiary of KMI, which is referred to as "Second Step Merger Sub," with Second Step Merger Sub surviving such merger, which is referred to as the "second step merger." No consideration will be issued in the second step merger, it will result in no change in the outstanding capital stock of KMI, and it will have no impact on the tax treatment received by KMR shareholders in the KMR merger. See "Material U.S. Federal Income Tax Consequences" for more information. If KMI causes the second step merger to occur, references to KMR in the bullet below shall mean Second Step Merger Sub.

  Immediately after the KMR merger (or the second step merger, if it occurs), KMR will continue to own all of the i-units issued by KMP. After the KMR merger and before the KMP merger, KMR will contribute to KMP all of those i-units in exchange for a newly-issued class of KMP units with economic rights and tax characteristics similar to the i-units, and KMP's partnership agreement and KMR's LLC agreement will be amended to reflect the creation of those new units and their ownership by KMR.

•
The KMP merger.  KMI will then acquire directly or indirectly all publicly held KMP common units through the merger of P Merger Sub LLC with and into KMP, with KMP as the surviving limited partnership. In the KMP merger, pursuant to the KMP merger agreement,

•
each KMP common unit held by a public KMP unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of KMI common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of KMI common stock and $10.77 in cash without interest;

•
the KMP general partner interest and each KMP common unit (other than any KMP common unit held by KMP, which will be cancelled), Class B unit and new unit issued in exchange for KMP i-units held by KMI and its subsidiaries will remain outstanding and unaffected by the KMP merger; and

25

  •
  the interests in P Merger Sub LLC will be converted into the same number of KMP common units that were owned by the public KMP unitholders immediately before the consummation of the KMP merger and which were converted into the right to receive the KMP merger consideration.

•
The EPB merger.  KMI will then acquire directly or indirectly all publicly held EPB common units through the merger of E Merger Sub with and into EPB, with EPB as the surviving limited partnership. In the EPB merger, pursuant to the EPB merger agreement,

•
each EPB common unit held by a public EPB unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of KMI common stock, (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of KMI common stock and $4.65 in cash without interest;

•
the EPB general partner units, the EPB incentive distribution rights and each other EPB unit held by KMI and its subsidiaries will remain outstanding and unaffected by the EPB merger; and

•
the interests in E Merger Sub will be converted into the same number of EPB common units that were owned by the public EPB unitholders immediately before the consummation of the EPB merger and which were converted into the right to receive the merger consideration.

        Based on the closing price of KMI common stock on August 8, 2014 (the last trading day before announcement of the Transactions),

  •
  the merger consideration for the KMR merger represents a premium of approximately 17% above the closing price of KMR shares on that day,

  •
  the merger consideration for the KMP merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 12% above the closing price of KMP common units on that day, and

  •
  the merger consideration for the EPB merger, based on the combination of KMI common stock and cash election, represents a premium of approximately 15% above the closing price of EPB common units on that day.

        Each merger agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        Each of the KMP merger and the EPB merger will be taxable to the former holders of KMP and EPB common units. It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with a second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, the KMR merger will be tax free to the former holders of KMR shares, except to the extent of any cash received in lieu of fractional shares as part of the KMR merger consideration. Please see "Material U.S. Federal Income Tax Consequences."

        Each merger agreement is subject to approval by the unitholders or shareholders of KMR, KMP and EPB, as applicable. KMI also is required to hold a special meeting of its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of KMI common stock and to approve the issuance of KMI common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder and a limited partnership controlled by him have

26

entered into a support agreement whereby they have agreed to vote all of the shares of KMI common stock owned by them in favor of the proposals at the KMI special meeting. The support agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        After the consummation of the KMR, KMP and EPB mergers, KMI, KMP and EPB and substantially all of their wholly owned subsidiaries with debt will enter into cross guarantees with respect to the existing debt of KMI, KMP, EPB and such subsidiaries, so that KMI and those subsidiaries will be liable for the debt of KMI, KMP, EPB and such subsidiaries.

Background of the Transactions

        The senior management and boards of directors of each of KMI, KMGP, EPGP and KMR regularly review operational and strategic opportunities to maximize value for investors of KMI, KMP, EPB and KMR, respectively. In connection with these reviews, the management and boards of directors of each of the companies from time to time evaluate potential transactions that would further their respective strategic objectives.

        As more fully described in the section entitled "Relationship Between the Parties," KMI conducts most of its business through KMP and EPB. KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that elect the members of the KMR board. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares. KMI also indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        From late-2013 to mid-2014, senior management of KMI, with the assistance of Barclays Capital, financial advisor to KMI, considered and discussed with the KMI board numerous potential strategic alternatives with respect to KMI, KMP, KMR and EPB to enhance value for their respective investors, including a potential reset of the general partner's incentive distribution rights at KMP, a potential equity investment in KMI by a third party, potential combination transactions involving KMP and EPB, and potential strategic alternatives regarding KMP's CO2 business. By mid-March 2014, KMI senior management had determined that none of the potential alternatives reviewed were superior to continuing to operate under the existing structures. Beginning on March 17, 2014, KMI senior management began considering the possibilities surrounding a potential acquisition by KMI of the remaining publicly traded equity securities of KMP, KMR and EPB that it did not already own. During the regularly scheduled KMI board meeting on April 16, 2014, KMI senior management provided a brief update to the KMI board during which it reviewed the numerous potential strategic alternatives that management had been exploring, including potential Transactions involving KMI acquiring KMP, KMR and EPB. The strategic alternatives that KMI senior management reviewed with the KMI board on April 16, 2014 included (i) a potential reset of the general partner's incentive distribution rights at KMP, which the KMI board and KMI senior management dismissed because such a transaction would not be attractive to all parties involved and would provide only a temporary benefit until such time as the incentive distribution once again reached its maximum percentage, and the KMI board's and KMI management's view that a reset of the incentive distribution rights could be implemented from time to time as needed to enable a large accretive acquisition, (ii) a potential equity investment in KMI by a

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third party, which the KMI board and KMI senior management dismissed, because, among other reasons, the equity investment would likely be made at a price that the KMI board and KMI management did not believe was desirable, (iii) potential combination transactions involving KMP and EPB, which the KMI board and KMI senior management dismissed due to tax inefficiencies raised by the potential transactions and the economic terms to accomplish such potential transactions not being attractive to the parties and (iv) potentially separating KMP's CO2 business through a spin-off, initial public offering or sale transaction, which the KMI board and KMI management dismissed due to tax inefficiencies raised by the potential transactions, the dilutive effect of the potential transactions and the valuation uncertainties raised by the potential transactions. These strategic alternatives were considered by the KMI board and KMI senior management taking into account the interests of each of KMP, KMR and EPB and were not reviewed and considered at such time by the KMGP board, KMR board or EPGP board (the KMGP/KMR committee later considered strategic alternatives with its independent advisors as further described in this section entitled "Background of the Transactions").

        On May 13, 2014, KMI senior management again updated the KMI board on its preliminary exploration of the potential Transactions involving KMP, KMR, EPB and KMI. KMI management noted the advantages and issues to be resolved with respect to such transactions. In particular, KMI management noted that it could not recommend that the KMI board seriously consider pursuing the potential Transactions unless and until KMI had received adequate assurances from the credit rating agencies that KMI would be rated investment grade following such transactions. At the meeting, Barclays Capital reviewed its preliminary analysis with the KMI board. The KMI board recognized that the analyses were very preliminary and agreed that KMI management, with the assistance of Barclays Capital, should continue to explore the potential Transactions, including by meeting with the rating agencies in order to obtain their views on KMI's prospective credit rating if such Transactions were completed. Accordingly, KMI management had confidential meetings with the rating agencies in early June 2014 to determine the impact of the potential Transactions on KMI's credit rating. In late June 2014, the rating agencies advised senior management of KMI of their view that following the consummation of the Transactions, KMI would have an investment grade credit rating.

        In late June 2014, KMI also retained Citigroup Global Markets Inc., which is referred to as "Citi," to provide financial advisory services to KMI with respect to a potential acquisition by KMI of KMP, KMR and EPB, including assisting KMI in evaluating certain financial and market perspectives regarding KMI and the potential pro forma financial impact of such Transactions on KMI.

        On July 10, 2014, at a meeting of the KMI board, senior management of KMI provided the KMI board with a preliminary overview of the possible strategic benefits of an acquisition of KMP, KMR and EPB by KMI. Following discussion, the KMI board authorized KMI senior management to continue to explore the possible strategic benefits of the potential Transactions and to initiate a dialogue with the independent board members of each of KMGP, KMR and EPGP with respect to the potential Transactions. After the conclusion of the meeting of the KMI board, Mr. Kinder reached out to the lead independent board members of KMGP, KMR and EPGP to schedule a meeting with the independent board members of KMGP and KMR and a separate meeting with the independent board members of EPGP on July 17 to discuss the potential Transactions.

        On July 16, 2014, the boards of EPGP, KMGP, KMR and KMI met in person in Houston, Texas for their regularly scheduled board meetings. At the separate meeting of the KMI board, senior management of KMI discussed with all members of the KMI board the potential acquisition by KMI of KMP, KMR and EPB. During this discussion, Barclays Capital and Citi each separately reviewed with the KMI board certain preliminary analyses relating to the potential Transactions. Barclays Capital provided an overview of the potential Transactions, including the benefits of structural consolidation of the companies (which include enhanced growth prospects, a lower overall cost of capital, greater dividend coverage and credit enhancement due to the simplification of the corporate structure), an analysis of the pro forma consequences of the potential combination (including with respect to the

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impact on KMI common stock), a sensitivity analysis of the dividend coverage based on various premiums paid to KMP, KMR and EPB, a preliminary "has-gets" analysis which looked at the status quo for each of KMP/KMR and EPB compared with the combined company on a pro forma basis, as well as a comparable companies analysis for KMI. Citi reviewed with the KMI board, among other things, the relative trading performance of KMI, KMP and EPB and relative financial performance of KMI and selected peers, certain market perspectives regarding KMI common stock, potential total investment returns for KMI pro forma for the Transactions and certain potential pro forma financial effects of the transactions on KMI, KMP, KMR and EPB assuming, illustratively, either a 10% or 15% premium paid to each of KMP, KMR and EPB in the transactions. The KMI board also discussed the affiliated nature of the transactions and agreed that members of KMI senior management, including Messrs. Kinder and Kean, as well as Kimberly Dang, Dax Sanders and David DeVeau, would represent KMI in any negotiations and that Messrs. Kinder and Kean would recuse themselves from any deliberations regarding the potential transactions at the boards of KMGP, KMR and EPGP. In addition, Mr. Martin, a director of EPGP, would not participate in any negotiations and would recuse himself from any deliberations regarding the potential transactions at the EPGP board. Members of KMI senior management also discussed with the KMI board their expectation that any potential transactions should be reviewed and approved by the EPGP conflicts committee and the KMGP conflicts committee in accordance with the procedures set forth in the partnership agreements of KMP and EPB and by the independent directors of KMR.

        On July 17, 2014, Mr. Kinder and other members of senior management of KMI along with representatives of Barclays Capital met separately with Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, the independent members of the KMGP board and the KMR board, and Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, the independent members of the EPGP board. At each of these meetings, Mr. Kinder and other members of senior management of KMI presented to the independent members of the KMGP board and the KMR board and the independent members of the EPGP board, respectively, an overview of the potential Transactions involving each of KMI, KMP, KMR and EPB. In addition, at each of the meetings, Barclays Capital provided an overview of the challenges of the current structure of the Kinder Morgan family of companies, including the higher cost of capital of KMP and EPB at times limiting the ability of KMP and EPB to be competitive in making large accretive acquisitions and developing large projects needed for a meaningful impact on cash flows per unit, the lower distribution coverage relative to peers, concern around EPB's potential growth, the contribution of KMP's CO2 business relative to KMP's combined businesses and the potential impact to distributions at KMP due to commodity exposure at KMP's CO2 business. Representatives of Barclays Capital also reviewed the potential strategic alternatives that had been considered by the KMI board, including an acquisition of EPB by KMP followed by an acquisition of KMI by KMP, an acquisition of EPB by KMP, an acquisition of EPB by KMI followed by a drop-down of EPB into KMP, a reset of the incentive distribution rights at KMP and alternatives with respect to certain of KMI's business units, and the reasons why the KMI board determined that the proposed Transactions were the best alternative to create value for all equityholders.

        At the meeting with the independent members of the KMGP board and KMR board, Barclays Capital summarized the potential benefits of the proposed Transactions to each of KMP and KMR. At the meeting with the independent members of the EPGP board, Barclays Capital summarized the potential benefits of the proposed Transactions to EPB. At each of the meetings, members of KMI management then informed the independent directors that KMI was interested in exploring an acquisition of KMP and KMR for a 10% premium to the July 16, 2014 closing price of KMP common units (which represented an offer of $10.77 in cash and an exchange ratio of 2.1624 for each KMP common unit and a corresponding exchange ratio of 2.4543 for each KMR share) and an acquisition of EPB for a 10% premium to the July 16, 2014 closing price of EPB common units (which represented an offer of $4.65 in cash and an exchange ratio of 0.9337 for each EPB common unit), and that each

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transaction would be cross-conditioned upon the others. The proposed merger consideration in the case of KMP and EPB would be a mix of cash and KMI common stock (approximately 88% stock and 12% cash) in a taxable transaction and in the case of KMR would be 100% KMI common stock in a non-taxable transaction. KMI management believed that exploring an acquisition at a 10% premium to the July 16th closing price of KMP common units was appropriate based upon the historical trading price of KMP common units. KMI management used the premium being considered to KMP common unitholders as the basis for determining the potential consideration to the KMR shareholders and the premium to be explored with the EPB common unitholders.

        At each of the meetings, Mr. Kinder and the independent directors discussed that, if the independent directors were to proceed with exploring the proposed transaction, (i) any such transaction would be reviewed and subject to approval by the EPGP conflicts committee and the KMGP conflicts committee, in accordance with the procedures set forth in the respective partnership agreements of EPB and KMP, and by the independent members of the KMR board, (ii) the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board (who are the same individuals who comprise the KMGP conflicts committee) would retain independent legal and financial advisors of their choosing to evaluate the proposed transactions, (iii) Messrs. Kinder and Kean would recuse themselves from any deliberations at the KMGP board, KMR board and, together with Mr. Martin, from any deliberations at the EPGP board, in each case due to their affiliation with KMI, and (iv) members of senior management of KMI would represent KMI in any negotiations, but would provide access to information that the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board and their respective advisors would need to evaluate the proposed transactions and be available to answer diligence requests and questions they might have in connection with the proposed transactions. Mr. Kinder also discussed with the independent members of the KMGP board, the KMR board and the EPGP board that given the large stock component of the Transactions and the desire to ensure continuity as the entities were combined, KMI would be willing to increase the size of its board of directors, subject to KMI's nominations process, so that all of the independent members of the KMGP board, the KMR board and the EPGP board would be able to continue to participate in the governance of the combined company if they deemed it desirable to the unaffiliated equityholders of KMP, KMR and EPB (as applicable).

        At the conclusion of the respective meetings on July 17, after discussion, each of the KMGP board, the EPGP board and the KMR board delegated authority to evaluate the proposed Transactions to the KMGP conflicts committee, in the case of KMP, Messrs. Kuehn, Reichstetter and Smith, in the case of EPB and the KMR special committee, in the case of KMR. In the case of EPGP, the formal resolutions forming and delegating authority to the EPGP conflicts committee (consistent with the motions approved by the EPGP board on July 17, 2014) were adopted on July 22, 2014 and provided the EPGP conflicts committee the authority to, among other things, (i) review and evaluate the terms of the proposed transactions on behalf of the unaffiliated EPB unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed EPB transaction, (iii) determine whether or not to approve and recommend for approval to the EPGP board the proposed EPB transaction, (iv) make any recommendation to the unaffiliated EPB unitholders regarding what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the proposed EPB transaction and (v) retain independent professional advisors. The formal resolutions forming and delegating authority to the EPGP conflicts committee did not provide the EPGP conflicts committee the authority to review and evaluate, negotiate, approve or make any recommendation to the unaffiliated EPB unitholders regarding any potential alternative transactions to the EPB merger. Therefore, the EPGP conflicts committee considered the proposed transaction against remaining a publicly traded MLP whose general partner interest is owned by KMI, but did not consider other strategic alternatives. In the case of KMGP and KMR, the formal resolutions forming and delegating authority to the KMGP conflicts committee and the KMR special committee (in each case consistent with the motions approved by the KMGP board and the KMR board on July 17, 2014) were adopted

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on August 9, 2014 and provided each of the KMGP conflicts committee and the KMR special committee the authority to, among other things, with respect to KMP and KMR, respectively, (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed KMP/KMR transactions, (ii) make such investigations of potential alternatives to the proposed KMP/KMR transactions only among KMI, KMR, KMP, KMGP, EPB or their affiliates, including maintaining the status quo, as the applicable committee deemed necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed KMP/KMR transactions, (iv) determine whether to give or withhold the committee's approval of the proposed KMP/KMR transactions, (v) determine whether to make a recommendation to the respective boards whether to approve the proposed KMP/KMR transactions and (vi) retain independent professional advisors. We sometimes refer collectively to the KMGP conflicts committee and the KMR special committee as the "KMGP/KMR committee" for ease of reference.

        Later on July 17, 2014, on behalf of the EPGP conflicts committee, Mr. Smith contacted Vinson & Elkins L.L.P., which we refer to as "Vinson & Elkins," to discuss engaging Vinson & Elkins, given its extensive experience in public company merger transactions and master limited partnership, or "MLP," transactions, to represent the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. At the request of the EPGP conflicts committee, Mr. Reichstetter contacted Tudor, Pickering, Holt & Co. Securities, Inc., which we refer to as "TPH," to discuss engaging TPH, given its extensive experience in public company merger transactions and MLP transactions, as financial advisor to the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. The EPGP conflicts committee entered into engagement letters with each of Vinson & Elkins and TPH on July 25, 2014 and July 30, 2014, respectively, in each case after reviewing and discussing each firm's historical relationships with KMI and its affiliates, and negotiating acceptable engagement letters.

        In addition, on July 17, 2014, Mr. Hultquist, on behalf of the KMGP/KMR committee, contacted Jefferies to discuss engaging Jefferies with respect to the proposed Transactions, and requested that Jefferies prepare a presentation of Jefferies' qualifications to be given at an in-person meeting with each of the members of the KMGP/KMR committee present. Mr. Hultquist later contacted Baker Botts L.L.P., which we refer to as "Baker Botts," to discuss engaging Baker Botts, given its knowledge and experience with respect to public merger and acquisition transactions, MLPs and KMP and KMR particularly in having acted as legal advisors to committees of the KMGP and KMR boards in prior drop-down transactions, as well as Baker Botts' substantial experience advising MLPs and other companies with respect to transactions similar to the proposed Transactions. An engagement letter detailing the terms of Baker Botts' engagement was entered on August 7, 2014.

        Also on July 17, 2014, KMI management provided representatives of TPH with projections regarding KMP, KMR and EPB on a standalone basis and the pro forma combined company, as well as an analysis of the proposed transactions prepared by Barclays Capital.

        On July 18, 2014, Mr. Sanders and representatives of TPH and Vinson & Elkins participated in a conference call to discuss the proposed economic and tax structure of the proposed EPB merger.

        On July 19, 2014, the EPGP conflicts committee also engaged Richards, Layton & Finger, P.A., which we refer to as "Richards Layton," as Delaware counsel.

        On July 20, 2014, KMI entered into a confidentiality agreement with EPB and on July 21, 2014, KMI entered into a confidentiality agreement with KMP and KMR. Each of the confidentiality agreements contained customary provisions for the confidentiality of discussions and the exchange of information. Neither of the confidentiality agreements contained standstill provisions.

        On July 21, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Prior to Jefferies joining the meeting, the KMGP/KMR committee and Baker Botts discussed

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the terms of the proposed Transactions and the potential benefits of the proposed Transactions, including the lower cost of capital on a pro forma basis as compared to KMP on a standalone basis, the increased ability to pursue acquisitions and higher distribution growth of the combined entity, as well as better distribution coverage for the combined entity. The KMGP/KMR committee and Baker Botts also discussed potential negative impacts of the proposed Transactions, including the tax effects on KMP unitholders. The KMGP/KMR committee and Baker Botts discussed the respective duties of the KMGP/KMR committee with respect to the proposed Transactions and the equity ownership of each of the members of the KMGP/KMR committee in KMI, KMP and KMR. Following such discussion, representatives of Jefferies joined the meeting and discussed Jefferies' experience and qualifications, including with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP and KMR particularly, as well as its substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transactions. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years and had no historical M&A or capital markets revenue from or credit exposure to any of them. After Jefferies left the meeting, the KMGP/KMR committee and Baker Botts discussed the qualifications, experience and reputation of Jefferies and another potential financial advisor that had advised the KMGP/KMR committee in prior drop-down transactions, and the KMGP/KMR committee then determined to retain Jefferies as its financial advisor, subject to negotiation of a formal engagement letter with Jefferies. During the course of the negotiation of the Jefferies engagement letter, Jefferies informed the KMGP/KMR committee that a member of the Jefferies team held less than 500 shares of KMI common stock in an investment account managed by a third party. Later in the day on July 21, the KMGP/KMR committee also engaged Morris, Nichols, Arsht & Tunnell LLP as Delaware counsel, which we refer to as "Morris Nichols." An engagement letter detailing the terms of Morris Nichols' engagement was entered into on August 4, 2014.

        Also on July 21, 2014, members of senior management of KMI, including Messrs. Kean, DeVeau and Sanders and Ms. Dang as well as representatives of Barclays Capital, met with representatives of TPH and Vinson & Elkins to make a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB, during which the parties discussed key assumptions underlying management's projections for the standalone companies. Following the diligence session, representatives from Vinson & Elkins met with Messrs. Kuehn, Reichstetter and Smith to review the substance of the diligence session and discuss other procedural matters, including the scope of the authority to be delegated to the EPGP conflicts committee.

        In addition, later that evening on July 21, 2014, after discussions with members of KMI senior management and representatives of Bracewell & Giuliani LLP (counsel to KMI), representatives of Weil, Gotshal & Manges LLP, counsel to KMI and which we refer to as "Weil," sent a draft merger agreement to each of Vinson & Elkins and Baker Botts. The draft merger agreements provided for a mix of cash and stock consideration in the case of EPB and KMP (with no ability to elect between cash and stock consideration) and 100% stock consideration in the case of KMR. In addition, the draft merger agreements provided that for KMI each transaction would be cross-conditioned upon the others and provided for a termination fee of 3.5% of the equity value of KMP, KMR or EPB payable by such entity under specified circumstances and a termination fee of 1.5% of the equity value payable by KMI under specified circumstances. The termination fees would be payable by KMP, KMR and EPB in the event of termination following a change in recommendation or in certain cases where an alternative transaction was consummated within 12 months of termination. The termination fee payable by KMI would be payable only in the event of termination following a change in recommendation by the KMI board. The draft merger agreements included customary "no shop" provisions applicable to KMP, KMR and EPB, but did not include a "no shop" provision applicable to KMI.

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        On July 22, 2014, members of senior management of KMI as well as representatives of Barclays Capital had a conference call with representatives of Jefferies and Baker Botts to discuss the structure of the proposed transactions and their economic terms.

        Also on July 22, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton, to discuss matters related to the proposed EPB merger, including the scope of authority delegated to the EPGP conflicts committee, the terms of the draft EPB merger agreement, the status of the financial diligence and analysis being conducted by TPH, certain economic and tax aspects of the proposed EPB merger and various process matters. Among other items, the EPGP conflicts committee reviewed and discussed information regarding prior relationships between TPH and Vinson & Elkins, as the case may be, and KMI and its affiliates, as well as information regarding personal ownership interests of the TPH representatives advising on the EPB merger in KMI and its affiliates, and determined that the prior relationships and personal ownership interests did not result in a conflict of interest that would result in the inability of either Vinson & Elkins or TPH to serve effectively as independent advisors to the EPGP conflicts committee. The EPGP conflicts committee members also disclosed to each other their respective personal ownership of equity interests in KMI and its affiliates.

        On July 23, 2014, members of senior management of KMI together with representatives of Barclays Capital had separate discussions with representatives of Jefferies and TPH regarding financial due diligence matters.

        On July 24, 2014, members of senior management of KMI as well as representatives of Barclays Capital and Citi, including Messrs. Kean, DeVeau and Sanders and Ms. Dang, met with Mr. Hultquist and representatives of Jefferies and Baker Botts to give a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB.

        Also on July 24, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. The EPGP conflicts committee and its advisors discussed the financial aspects of the proposed EPB merger and certain aspects of TPH's preliminary views with respect to the proposed EPB merger, which TPH indicated it would be able to present in more detail at the next meeting of the EPGP conflicts committee, scheduled for July 30, 2014. The EPGP conflicts committee members, together with their advisors, discussed, among other things, the EPGP conflicts committee members' view that the benefits of the proposed EPB merger would largely depend on assumptions regarding the growth rate, credit rating and trading yield of the combined company, and also discussed certain challenges and considerations in evaluating the proposed EPB merger, including (i) uncertainty as to how the market would view KMI, on a pro forma basis for the Transactions, given the lack of clearly comparable companies and the broad range of companies that shared some, but not all, of the key characteristics of the combined company from an investment perspective, such as growth rate, dividend profile and asset class, (ii) the taxable nature of the EPB merger to EPB unitholders, combined with the fact that a substantial majority of the merger consideration was anticipated to be paid in KMI common stock, resulting in the EPB merger being comparable to both a cash merger (in which valuation analysis focuses on the value of the consideration being received at a point in time) and a stock merger (in which valuation analysis also focuses on the value of the consideration being received over time), (iii) the fact that the tax consequences of the EPB merger would vary among the EPB unitholders, depending, among other things, on their individual tax characteristics and how long they had owned EPB common units, (iv) challenges facing EPB as a standalone company, specifically its limited expected growth prospects and recontracting risk associated with contract expirations on certain of its pipelines, (v) the fact that, because KMI had indicated it did not wish to consider a sale of its interest in EPB to a third party, EPB had limited strategic alternatives to operating as a standalone company and (vi) the difficulty in projecting the appropriate cost of capital for KMI on a pro forma basis for the Transactions, which would be affected by its credit rating, its trading yield, the methods by which it determined to finance growth and, potentially, external factors such as changes in

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interest rates. After further discussion, the EPGP conflicts committee members requested that TPH focus on these and other issues as it proceeded with its financial analysis of the EPB merger.

        Also at the July 24 meeting, representatives from Richards Layton reviewed with the members of the EPGP conflicts committee their duties under the EPB partnership agreement. The EPGP conflicts committee also reviewed and discussed information regarding current and prior relationships between Richards Layton and KMI and its affiliates, and determined that such relationships did not result in a conflict of interest that would result in Richards Layton not being able to serve effectively as independent advisors to the EPGP conflicts committee.

        The EPGP conflicts committee members also discussed the terms of the EPB merger agreement that Weil had distributed to Vinson & Elkins and the key issues reflected in or raised by the draft, including (i) KMI's ownership of approximately 40% of the EPB common units, and the implications with respect thereto on the appropriateness of a "force the vote" provision, as reflected in the initial draft, or a simple majority approval requirement for the EPB merger, (ii) the embedded optionality at KMI and KMP because their equityholders would also be entitled to vote on the Transactions, (iii) the need for the EPGP conflicts committee to have the ability to change its recommendation, which had been restricted to situations in which there was a "superior proposal" in the initial draft EPB merger agreement, including in the event that the EPGP board approved changes to the proposed EPB merger without the EPGP conflicts committee's consent, (iv) the appropriate remedies in the event the EPGP conflicts committee were to change its recommendation or the EPGP board were to determine to pursue an alternative transaction, compared to the termination fees of 3.5% and 1.5% of equity value, respectively, proposed by KMI, (v) the need for the Transactions to close concurrently and be cross-conditioned on each other, which was inconsistent with KMI's initial proposal that completion of the other mergers only be a condition to KMI's (and not EPB's) obligations to complete the proposed EPB merger and (vi) the need to restrict the ability of the EPGP board or KMI to change the composition of the EPGP conflicts committee or otherwise take actions without the EPGP conflicts committee's consent, which had not been addressed in the initial draft EPB merger agreement.

        After discussion among the EPGP conflicts committee members and its advisors, including as to the benefits and detriments of negotiating any issues in the EPB merger agreement prior to reaching agreement with KMI on the economic terms of the proposed EPB merger, the EPGP conflicts committee instructed its legal advisors to prepare a revised merger agreement providing, among other things, that (i) the completion of the KMP merger and KMR merger would be a mutual closing condition, (ii) the "force the vote" construct would be acceptable, but there would be a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger, (iii) the EPGP conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed EPB merger with no termination fee or other costs payable by EPB, (iv) the full EPGP board, in addition to the EPGP conflicts committee, would make a recommendation to the EPB unitholders regarding the proposed EPB merger, (v) there would be restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement and (vi) the EPGP board would be required to provide the EPGP conflicts committee with advance notice of any potential amendment, waiver or decision under the EPB merger agreement and give the EPGP conflicts committee an opportunity to make a recommendation to the EPGP board with respect thereto. The EPGP conflicts committee authorized Vinson & Elkins to revise the EPB merger agreement accordingly and circulate a draft to KMI and its advisors, but (i) to reserve comment in the draft with respect to matters subject to ongoing legal and financial diligence and (ii) to indicate to KMI and its advisors that the EPGP conflicts committee had not yet determined whether a transaction was acceptable on any economic terms, and that the economic terms of any negotiated transaction may result in changes to the EPGP conflicts committee's positions with respect to the EPB merger agreement.

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        On the night of July 24, 2014, representatives of Vinson & Elkins sent a revised draft merger agreement to Weil in accordance with the EPGP conflicts committee's instructions.

        On July 25, 2014, Mr. Sanders had a discussion with representatives of Jefferies regarding the other alternatives that were considered by the KMI board (as described in more detail above).

        Also on July 25, 2014, members of senior management of KMI had a discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On July 25, 2014, the KMGP/KMR committee met with representatives of Baker Botts to discuss the terms of the draft merger agreements previously distributed by Weil. Baker Botts noted that it had engaged in discussions with counsel for KMI with regard to potential alternative tax-free structures.

        On July 28, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Morris Nichols to discuss proposed revisions to the KMP merger agreement made by Baker Botts and, after review with the members of the KMGP conflicts committee, Baker Botts sent a revised draft of the KMP merger agreement to Weil, which, among other things, included more expansive representations and warranties and interim operating covenants applicable to KMI, a requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, a "no shop" covenant applicable to KMI in addition to KMP, a requirement that certain directors of KMI sign a support agreement, a limit on KMI's ability to revoke or diminish the authority of the KMGP/KMR committee and a provision that the termination fees payable by either KMP or KMI should be the same amount and payable only in the event of entering into an alternative transaction within 12 months of terminating the merger agreement under certain circumstances.

        On July 28, 2014, Weil distributed to Vinson & Elkins a revised draft of the EPB merger agreement.

        On July 29, 2014, representatives of Weil and Baker Botts had a conference call to discuss the changes proposed in the revised draft of the KMP merger agreement sent by Baker Botts on July 28, in which Weil relayed KMI's position that KMI would not agree to the proposed changes to the interim operating covenant limiting KMI's operations prior to closing other than with respect to operating in the ordinary course, the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority or the KMGP/KMR committee's revised termination fee structure. Weil noted that KMI would be willing to accept certain of the proposed changes to the representations and warranties and agree to a "no shop" covenant applicable to KMI and that Mr. Kinder would be willing to enter into a support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting if such obligation would fall away in the event of an adverse KMI board recommendation.

        Later in the evening of July 29, Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing substantially similar changes as proposed in the revised draft of the KMP merger agreement sent by Baker Botts to Weil on July 28.

        On July 30, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts reviewed with the KMGP/KMR committee the matters discussed with Weil during the July 29 discussion. Baker Botts and Morris Nichols then discussed the duties of the KMGP/KMR committee under the KMP partnership agreement and the KMR limited liability company agreement. Baker Botts and Morris Nichols also discussed the issues presented by Messrs. Gardner, Hultquist and Waughtal serving on each of the KMGP conflicts committee and the KMR special committee and having the same advisors for each committee. Baker Botts noted that, as the KMGP conflicts committee, Messrs. Gardner, Hultquist and Waughtal would make a determination with respect to the Transactions as to the interests of the KMP unitholders, and, as the KMR special committee, Messrs. Gardner, Hultquist and Waughtal would separately make a determination with

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respect to the Transactions as to the interests of the KMR shareholders. The KMGP/KMR committee discussed the interests of the KMP unitholders and the KMR shareholders, and, in this regard, noted that the KMI proposal included the same effective exchange ratio for KMP and KMR and discussed the common interests of KMP unitholders and KMR shareholders, including that (i) KMP common units and KMR shares had a long history of trading in parallel, recently within a tight trading range, and (ii) the economic interests and pro rata ownership of the underlying assets, liabilities and net worth of KMP were the same, because KMR's only material assets are KMP i-units. The KMGP/KMR committee also discussed the different interests of the KMP unitholders and KMR shareholders, including (i) the historical and current trading discount of KMR shares to KMP common units and the resulting merger premium difference as a result of the KMI proposal having the same effective exchange ratio for KMP and KMR, (ii) that the KMP merger would be a taxable transaction for KMP unitholders who had historically received partially or wholly non-taxable cash distributions, depending upon the individual situation of the unitholder, and the KMR merger would not be a taxable transaction for KMR shareholders, (iii) the entity-level tax treatment of KMP and KMR on a historical basis and of KMI going forward, (iv) the different cash/stock consideration mix for KMP unitholders and KMR shareholders and (v) the differences in the economic and legal attributes of KMP common units and KMR shares, including with respect to distributions. The KMGP/KMR committee discussed potential alternative approval structures including the appointment of additional directors to serve on either committee. In addition to the above, the KMGP/KMR committee discussed issues presented by alternative approval structures and hiring separate advisors for each committee, including (i) that the appointment of new directors, who would have less, if any, familiarity with the business of KMP or KMR and the issues giving rise to the proposed Transactions, would not better serve the interests of either entity or their respective equity holders, and (ii) the potential that a delay caused by identifying and appointing additional directors and hiring additional advisors could increase the risk of subsequent disparate trading prices of the four equity securities involved, which in each case could materially jeopardize the approval process and be a material detriment to the receipt by the unaffiliated KMP unitholders and KMR shareholders of the substantial benefits of the proposed Transactions.

        Following such discussion, Jefferies provided a presentation to the KMGP/KMR committee, which included a discussion of the benefits of the proposed Transactions, including, among others, (i) the simplification of the Kinder Morgan organizational structure, (ii) the lower cost of capital of the combined entity and the resulting ability to fund acquisitions and capital expenditures necessary to grow dividends of the combined entity and (iii) the higher projected dividend growth and stronger coverage ratio of the combined entity as compared to KMP on a stand-alone basis. Jefferies discussed various other matters with the KMGP/KMR committee, including (i) the potential tax implications of the proposed Transactions, (ii) the different premiums reflected in the proposed merger consideration for the various transaction parties as a result of recent trading prices, (iii) risks associated with sustaining the projected dividend growth of the combined entity and (iv) the near-term dilution for KMP unitholders and KMR shareholders. The KMGP/KMR committee discussed with Baker Botts and Jefferies the tax treatment of the KMP merger and potential alternative structures. Following such discussion, the KMGP/KMR committee directed Baker Botts and Jefferies to further review the tax implications of the proposed Transactions and consider potential alternative tax structures. Jefferies then discussed the financial projections and the pro forma trading analysis provided by KMI and reviewed the discussions Jefferies had engaged in with KMI management regarding such projections and analyses and the operations and assets and the planned capital program of the various entities. Jefferies then provided a presentation of its financial analyses performed to date, including (i) an implied premium analysis, (ii) a historical trading volume and price analysis, (iii) a review of analyst projections, (iv) an analysis of the historical trading discount of KMR shares relative to KMP common units, (v) a comparable company yield analysis, (vi) a discounted cash flow analysis, (vii) a historical exchange ratio analysis, (viii) a premiums paid analysis and (ix) an analysis of weighted average cost of

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capital. The KMGP/KMR committee also discussed with its advisors the relative ownership of KMP and KMR equity holders in the pro forma entity.

        The KMGP/KMR committee then engaged in a discussion with its advisors regarding making a counterproposal to KMI requesting additional merger consideration payable to KMP unitholders and KMR shareholders. Following such discussion, the KMGP/KMR committee directed Mr. Hultquist and Mr. Peter Bowden of Jefferies to meet with representatives of KMI to propose that (i) KMI increase the KMP and KMR merger consideration to $11.77 in cash (which represented a $1.00 increase to the cash consideration offered by KMI on July 17) and an exchange ratio of 2.162 for each KMP common unit (with an equivalent all-stock offer of 2.4813 shares of KMI common stock for each KMR share), (ii) the 2.162 exchange ratio be fixed as of that date and not adjusted on the basis of fluctuations in the trading values of any of the relevant entities during the period preceding the execution of definitive agreements with respect to the proposed Transactions, (iii) KMP unitholders be given a choice to elect between all stock consideration, all cash consideration and a mix of cash and stock consideration and (iv) the KMGP/KMR committee would be willing to accept such revised merger consideration subject to any changes to the EPB merger consideration. The KMGP/KMR committee's decision to propose an increase in the cash consideration payable in the KMP merger and to propose that each KMP unitholder could elect to receive all cash or all KMI stock or a combination of cash and stock as determined by the unitholder, was specifically to provide KMP unitholders the option of electing additional cash consideration to satisfy tax obligations resulting from the KMP merger, as well as to improve the overall consideration payable in the Transactions for both KMP unitholders and KMR shareholders. In determining to propose such increases and determining the amount of increases to be proposed, the KMGP/KMR committee considered the anticipated tax treatment and estimated tax obligations of KMP unitholders, the additional benefit to both KMP unitholders and KMR shareholders of the increased consideration, the elimination of incentive distributions, the impact on the balance sheet of the combined company of an increase in the cash consideration payable in the Transactions and that the initial KMI proposal was attractive in light of the various issues facing KMP, including with respect to the burden on its cost of capital due to incentive distributions, and was within a reasonable range of valuation as portrayed by the information and analyses provided by Jefferies. Following such discussion, representatives of Jefferies left the room and the KMGP/KMR committee discussed with Baker Botts and Morris Nichols issues relating to the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures.

        Following the KMGP/KMR committee meeting on July 30, Messrs. Hultquist and Bowden met with Mr. Dax Sanders, Vice President of Corporate Development for KMI, and proposed the changes discussed at the KMGP/KMR committee meeting earlier that day.

        Also on July 30, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. At the meeting, representatives of TPH reviewed with the EPGP conflicts committee members the preliminary financial analysis together with supplementary materials that had been completed by TPH with respect to the proposed EPB merger, and circulated to the EPGP conflicts committee members prior to the meeting, which included (i) a comparable companies multiples analysis with respect to both EPB on a standalone basis and KMI on a pro forma basis for the Transactions, (ii) a comparable transaction analysis, (iii) a discounted cash flow analysis, (iv) a present value of future share price analysis, (v) a relative contribution analysis, (vi) a premiums paid analysis and (vii) an analysis of the pro forma financial impacts of the EPB merger and the Transactions. The EPGP conflicts committee members discussed the assumptions underlying the analyses and the basis therefor with their advisors, including (i) the companies selected as comparable to EPB and pro forma KMI, and the reasons for their selection, as well as the EPGP conflicts committee's view that each of the companies selected was distinguishable from the pro forma combined company in ways that could be material to the analysis, (ii) the transactions selected as comparable to the EPB merger, and the fact that the unique aspects of the proposed transactions

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resulted in a set of comparable transactions that were each distinguishable at least to some extent from the proposed EPB merger and (iii) the assumptions utilized by TPH in determining EPB's and the combined company's costs of capital.

        TPH also reviewed with the EPGP conflicts committee members, at their request, their discussions with KMI management regarding the standalone financial projections for EPB, KMP and KMI and the pro forma financial projections for KMI. Among other things, TPH indicated that KMI management had confirmed the same financial projections had been shared with each of KMP and KMR, and that such projections were substantially the same as those provided to the rating agencies by KMI as it conducted diligence on the likely credit ratings that would be assigned to the pro forma combined company. The EPGP conflicts committee members discussed at length the importance of the pro forma financial projections in evaluating the benefits of the proposed EPB merger, and the necessity of fully understanding the assumptions underlying such projections.

        Also during this meeting, representatives from Vinson & Elkins updated the EPGP conflicts committee regarding its negotiations with Weil regarding the EPB merger agreement and the outstanding key issues in the revised draft that Weil had distributed to Vinson & Elkins, which included, among other things, (i) the completion of the KMP merger and KMR merger as a mutual closing condition (to which KMI had agreed), (ii) a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger (which KMI had rejected and indicated that it was not willing to proceed with a transaction that included such a requirement) and a voting agreement by Mr. Kinder with respect to the KMI stockholder approvals (to which KMI and Mr. Kinder had agreed), (iii) the EPGP conflicts committee's right to change its recommendation with respect to the proposed EPB merger to the extent necessary to meet its obligations under the EPB partnership agreement or applicable law (to which KMI had agreed), with no termination fee or other costs payable by EPB (which KMI had rejected), including in the event the EPB merger agreement were amended or waived (which KMI had rejected) and (iv) restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement (which KMI had rejected). After discussion, the EPGP conflicts committee determined that each of the issues discussed that had been rejected by KMI was important to EPB and that the EPGP conflicts committee was not prepared to concede to any of such issues. The EPGP conflicts committee instructed its advisors to prepare a revised draft of the EPB merger agreement and to negotiate its terms consistent with those instructions.

        In the afternoon of July 30, 2014, representatives of Vinson & Elkins and members of senior management of KMI also had a due diligence call regarding certain regulatory and litigation matters, including derivative claims that had been filed on behalf of EPB.

        Later that day, representatives of Weil sent a revised draft of the KMP merger agreement to Baker Botts, which implemented the changes discussed between representatives of Weil and Baker Botts on July 29. In addition, the revised draft provided for a termination fee equal to 3.5% of the equity value of KMP payable by KMP to KMI and an unspecified termination fee payable by KMI to KMP in certain circumstances through a waiver of a portion of KMGP's incentive distributions in light of certain tax requirements that a certain percentage of KMP's gross income be treated as "qualifying income" for tax purposes.

        On July 31, 2014, the KMGP/KMR committee met with representatives of Baker Botts. The KMGP/KMR committee and Baker Botts discussed potential additional analyses to be performed by Jefferies, including with respect to projected trading prices of KMI common stock following the proposed Transactions and the relative credit profiles of KMP as a standalone company and KMI following the proposed Transactions. Baker Botts reviewed the revisions to the KMP merger agreement sent by Weil to Baker Botts on July 30. Following a discussion of such revisions, the KMGP/KMR committee directed Baker Botts to continue to negotiate with Weil with respect to (i) KMI's interim

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operating covenants, (ii) the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreements, (iii) the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority and (iv) the KMGP/KMR committee's prior proposal with respect to termination fees. The KMGP/KMR committee agreed to accept Mr. Kinder's proposal that the support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting would fall away in the event of an adverse KMI board recommendation.

        On July 31, 2014, Mr. Sanders communicated a revised proposal to Mr. Hultquist and representatives of Jefferies of $10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share, which represented KMI accepting the proposed increase to the overall amount of consideration as proposed by Mr. Hultquist on July 30th with the increase in total consideration coming in the form of additional KMI common stock instead of additional cash had been requested by Mr. Hultquist on July 30th. The increase in total consideration was provided in the form of additional KMI common stock rather than additional cash to limit the amount of indebtedness KMI would need to raise to finance the Transactions. Mr. Sanders noted that KMI was willing to provide KMP unitholders with a choice to elect the form of consideration, subject to proration, and that there could be no assurance at such time as to what the maximum exchange ratio would be for the EPB merger.

        Later that day, Mr. Sanders spoke with Ronald Kuehn, a member of the EPGP conflicts committee, regarding the proposed Transactions and the status of negotiations with the EPGP conflicts committee, the KMGP conflicts committee and the KMR special committee. Mr. Sanders advised Mr. Kuehn that he expected that the most recent proposed exchange ratio from KMP would be an exchange ratio that management would recommend to the KMI board for approval. Mr. Sanders also informed Mr. Kuehn that KMI was focused on proceeding as quickly as possible with negotiations on the economic terms of the proposed EPB merger. Mr. Kuehn informed Mr. Sanders that the EPGP conflicts committee viewed the consideration payable to KMP unitholders and KMR shareholders as linked to the EPB consideration, given the nature of the Transactions, and indicated that he expected that the terms proposed by KMI for the EPB merger would be modified to reflect any agreement on a change in the premium agreed to between KMP or KMR and KMI. Mr. Kuehn reported that Mr. Sanders would not confirm the implications, if any, of the KMI/KMP negotiations on the proposed economic terms for the EPB merger, but that he would respond to Mr. Kuehn after he had discussed the matter internally.

        Later on July 31, 2014, Vinson & Elkins distributed a revised draft EPB merger agreement to Weil, which draft reflected the position of the EPGP conflicts committee as of the July 30, 2014 committee meeting, as well as a request for certain additional documents and conference calls to support legal due diligence of the proposed EPB merger.

        During the morning of August 1, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. During the meeting, the members of the EPGP conflicts committee discussed Mr. Kuehn's conversation with Mr. Sanders the prior evening, as well as economic aspects of the proposed EPB merger and strategies with respect to the negotiation of the appropriate exchange ratio assuming the EPGP conflicts committee determined to proceed with the proposed EPB merger. The EPGP conflicts committee members also discussed outstanding diligence items and additional financial analysis that needed to be completed prior to negotiating an appropriate exchange ratio.

        On August 1, 2014, Messrs. Sanders and DeVeau discussed with Mr. Hultquist and representatives of Jefferies the timeline for the proposed Transactions and KMI's revised proposal to EPB based on the revised proposal made to KMP. Messrs. Sanders and DeVeau then spoke with Mr. Kuehn to provide him with additional details as to the status of KMI's negotiations with KMP and KMR, including that KMP had proposed an increase in the value of the merger consideration payable to

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KMP unitholders that would result in an implied premium of 12.5% to KMP unitholders based on the trading prices of KMP common units and KMI common stock on July 29, 2014. Messrs. Sanders and DeVeau also indicated to Mr. Kuehn that KMI would also modify the economic proposal to EPB to provide for an implied premium of 12.5% to EPB unitholders based on July 29, 2014 trading prices, such that EPB unitholders would receive $4.65 in cash and an exchange ratio of 0.9142 for each EPB common unit. Mr. Kuehn informed Messrs. Sanders and DeVeau that he would communicate the revised proposal to his fellow EPGP conflicts committee members and advisors.

        On August 1, 2014, representatives of Baker Botts sent a revised draft of the KMP merger agreement to Weil, which provided for, among other things, the requirement for approval of the KMP merger agreement by a majority of the KMP unitholders excluding KMI and its affiliates, additional representations and warranties of KMI, a limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority, interim operating covenants applicable to KMI's operations between signing and closing and removal of the termination fees entirely (or, in the alternative, payment of termination fees in reciprocal circumstances). In addition, on that same day, representatives of Vinson & Elkins sent a revised draft EPB merger agreement to Weil, which provided for, among other things, the requirement that the EPB merger agreement be approved by a majority of the EPB unitholders excluding EPGP and its affiliates and the removal of any termination fee payable by EPB to KMI.

        In a series of two meetings on the evening of August 1, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss the terms of the revised KMI proposal, including the fact that, due to a larger relative decline in the trading price of EPB common units as compared to KMP common units and KMR common shares during the period from July 16, 2014 (the reference date for the initial KMI proposal) and July 29, 2014 (the reference date for the revised KMI proposal), the revised KMI proposal resulted in a decrease in the pro forma ownership of the combined company by the public EPB unitholders from 6.05% to 5.94%, and a decrease in the exchange ratio for the stock component of the merger consideration from 0.9337 of a share of KMI common stock for each EPB common unit to 0.9142 of a share of KMI common stock for each EPB common unit. The EPGP conflicts committee members authorized TPH to contact Mr. Sanders and indicate that the EPGP conflicts committee believed that the revised KMI proposal did not result in a comparable increase in the proposed value of the merger consideration payable to EPB unitholders, when compared to KMP unitholders, and that a comparable increase would result in an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit and $4.65 in cash for each EPB common unit, with the public EPB unitholders holding 6.12% of the combined company. On the night of August 1, 2014, representatives from TPH communicated this response to Mr. Sanders.

        Also on August 1, 2014, members of senior management of KMI had a supplemental discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On August 3, 2014, representatives of Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing certain changes applicable solely to KMR, and noting that the changes made to the KMP agreement sent by Baker Botts to Weil on August 1 should be made to the KMR merger agreement.

        On the morning of August 4, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss TPH's financial analysis with respect to the revised proposal made by KMI on August 1, which contained similar substantive financial analysis to the preliminary analysis presented on July 30, 2014. TPH led the discussion of the financial analysis and responded to a number of questions regarding the analysis. Following further discussion, the EPGP conflicts committee members, based in part upon the analysis, determined that, subject to further diligence of the growth prospects and expected trading yield, credit rating and cost of capital of the

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combined company, the proposed EPB merger could likely be economically advantageous to holders of EPB common units as compared to the status quo of continuing to operate as a stand-alone entity controlled by KMI. The EPGP conflicts committee members determined, however, to defer making any counterproposal until after a diligence session with KMI management on the forecasts for the combined company scheduled for that afternoon.

        Later on August 4, 2014, representatives of Weil and Baker Botts had a conference call in which Weil informed Baker Botts that KMI was not willing to proceed with a transaction that included a requirement that the KMP merger be approved by a majority of the KMP unitholders excluding KMI and its affiliates. Later that day, representatives of Weil sent Baker Botts and Vinson & Elkins revised merger agreements, both of which included a cash/stock election mechanism and limited each board's ability to change its recommendation to instances in which there was a "superior proposal" or an "intervening event" and limited the circumstances in which a termination fee would be payable to those instances in which change in recommendation had occurred due to a superior proposal (as opposed to an intervening event).

        Also on August 4, 2014, representatives of Jefferies met with senior management of KMI to discuss the projected tax implications of the proposed transaction and Jefferies requested additional information with respect to (i) KMI's step-up in basis for KMP's and EPB's assets as a result of the proposed Transactions, (ii) the projected tax depreciation resulting from the transaction as proposed (a taxable transaction to KMP and EPB unitholders) and that would result from a transaction that was non-taxable to KMP and EPB unitholders and (iii) the projected tax implications to KMP unitholders.

        On the afternoon of August 4, 2014, the EPGP conflicts committee met with Messrs. Kean, DeVeau and Sanders and Ms. Dang from KMI, as well as representatives from TPH and Vinson & Elkins, to review with KMI management certain key assumptions underlying management's projections for the combined company, including (i) the backlog of growth projects and expected timing thereof, (ii) the credit ratings and costs of capital of the combined company, (iii) the trading yield of the combined company and (iv) the expected growth rate of dividends and EBITDA of the combined company. During and following the presentation, the EPGP conflicts committee members and their representatives asked questions of the KMI representatives regarding these assumptions. During the diligence session, Mr. Sanders also confirmed for the EPGP conflicts committee members that there had been no change in the economic terms proposed by KMI to either KMP or KMR since the revised proposal made to the EPGP conflicts committee on August 1.

        Following the conclusion of the diligence session, the EPGP conflicts committee met, together with representatives from TPH and Vinson & Elkins, to discuss the substance of the diligence session, as well as the appropriate counterproposal to KMI. The EPGP conflicts committee members discussed their view of the assumptions underlying KMI management projections based upon the diligence completed by the EPGP conflicts committee and its advisors, including the immediately preceding session with KMI management, and their general agreement that the proposed EPB merger would be economically beneficial to holders of EPB common units compared to the status quo of continuing to operate as a standalone entity controlled by KMI. Vinson & Elkins also reviewed with the EPGP conflicts committee members certain key issues in the revised merger agreement received from Weil earlier that day, including that (i) the draft imposed restrictions on the ability of the EPGP conflicts committee to change its recommendation of the proposed EPB merger in circumstances in which there was not a superior proposal or intervening event, (ii) the draft permitted KMI to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) against the proposed EPB merger in the event the KMI board were to change its recommendation of the proposals related to the proposed EPB merger, (iii) EPB would be obligated to pay to KMI a termination fee in the event that the EPGP conflicts committee or EPGP board were to change its recommendation in connection with a superior proposal, (iv) the EPB merger would not be subject to the approval of holders of a majority of the EPB common units held by unaffiliated EPB unitholders that actually vote

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on the proposed EPB merger, as had been proposed by EPB and (v) KMI would have the ability to amend the KMP merger agreement or KMR merger agreement even in ways that affected the value of the EPB merger consideration.

        After discussion, the EPGP conflicts committee authorized the representatives from TPH and Vinson & Elkins to contact Mr. Sanders and representatives of Weil to deliver a counterproposal, with the following key terms: (i) each public EPB unitholder would receive 0.958 of a share of KMI common stock and $4.65 cash for each EPB common unit owned, which would represent an implied 12.5% premium using trading prices as of July 16, and a 17% premium using trading prices as of August 1; and (ii) four key issues in the EPB merger agreement were favorably resolved, including that (A) the EPGP conflicts committee would have an unfettered ability to change its recommendation of the proposed EPB merger if it determined the proposed EPB merger was no longer in the best interests of EPB, for any reason, and such a change in recommendation by the EPGP conflicts committee would invalidate and rescind any prior "Special Approval" of the EPB merger agreement and the EPB merger, (B) KMI agree to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) in favor of the EPB merger in all circumstances, unless the EPGP conflicts committee or EPGP board changed its recommendation of the proposed EPB merger, (C) EPB would not be obligated to pay to KMI a termination fee for any reason, including a change in recommendation by the EPGP conflicts committee and (D) KMI would not be permitted to amend the KMP merger agreement or KMR merger agreement in ways that affected the value of the EPB merger consideration, without the consent of the EPGP board. If these issues were favorably resolved, the EPGP conflicts committee indicated it could accept the inclusion of the "force the vote" construct and the removal of the "majority of the unaffiliated votes cast" condition.

        On the evening of August 4, 2014, representatives from TPH contacted Mr. Sanders to communicate the terms of the counterproposal, which Mr. Sanders indicated would not be acceptable to KMI.

        On August 5, 2014, Mr. Sanders spoke with representatives of TPH and presented a revised proposal of $4.65 in cash and 0.9451 of a share of KMI common stock for each EPB common unit, as KMI's best and final offer and noted that the revised proposal would need to be discussed with the KMGP conflicts committee, the KMR special committee and their advisors. Mr. Sanders also expressed that KMI would attempt to resolve each of the four key issues in the EPB merger agreement identified by EPB the prior evening in a manner satisfactory to the parties, but that he had not yet presented this revised proposal with respect to EPB to the KMGP conflicts committee.

        Following the call from Mr. Sanders, the EPGP conflicts committee members met with representatives from TPH, Vinson & Elkins and Richards Layton to discuss the terms of the counterproposal. After discussion as to the benefits of the proposed EPB merger to the unaffiliated EPB unitholders as compared to EPB remaining as a standalone company, and the EPGP conflicts committee members' view that it was extremely unlikely that KMI would agree to offer a higher implied premium to holders of EPB common units than KMP common units, the EPGP conflicts committee concluded that the economic terms of the counterproposal were acceptable, subject to (i) confirmation of the economic and legal terms of the KMP merger and KMR merger and (ii) finalization of the transaction documents in a manner acceptable to the EPGP conflicts committee and consistent with the positions relayed to KMI the prior evening.

        After discussion with the EPGP conflicts committee, representatives of TPH called Mr. Sanders to confirm that KMI's revised proposal was acceptable to the EPGP conflicts committee assuming the proposal for KMP and KMR was finalized on the terms previously discussed ($10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share) and that the terms of the merger agreement were satisfactorily finalized. Mr. Sanders

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then spoke with representatives of Jefferies to update them on the status of discussions with the EPGP conflicts committee.

        Following the discussion between Mr. Sanders and Jefferies, the KMGP/KMR committee met with Baker Botts and Jefferies to discuss the revised EPB merger consideration. Jefferies discussed the relative ownership of KMP, KMR and EPB equity holders in the pro forma entity based on the revised EPB merger consideration, and the KMGP/KMR committee determined that Messrs. Hultquist and Bowden would present a counterproposal to Mr. Sanders for $10.77 in cash and an exchange ratio of 2.1973 for each KMP common unit and a corresponding exchange ratio of 2.4891 for each KMR share, which would result in a percentage ownership in the pro forma entity for KMP and KMR equity holders equal to the ownership that would have resulted prior to the increase in the EPB merger consideration.

        Following the KMGP/KMR committee meeting, Mr. Bowden presented the revised proposal to Mr. Sanders, which KMI rejected. Mr. Hultquist then spoke with Messrs. Kinder and Sanders and insisted on an increase in the stock portion of the merger consideration in the KMP merger and the exchange ratio in the KMR merger in order for the KMGP/KMR committee to approve the transaction. The KMGP/KMR committee met again with representatives of Baker Botts and Jefferies to discuss Mr. Bowden's and Mr. Hultquist's conversations with representatives of KMI and determined to present a revised proposal which effectively split the difference between the prior agreed KMP and KMR merger consideration and the proposal relayed to KMI earlier in the day. Following such meeting, Mr. Bowden spoke with Mr. Sanders and proposed an exchange ratio of 2.1931 for the stock portion of the KMP merger consideration (with a corresponding increase in the KMR exchange ratio to 2.4849).

        Mr. Sanders then contacted representatives from TPH to communicate that KMI had agreed to an increase in the consideration to be received by KMP unitholders and KMR shareholders compared to the proposal made by KMI on August 1, specifically that KMP unitholders would receive 2.1931 shares of KMI stock and $10.77 in cash for each KMP common unit and KMR shareholders would receive 2.4849 shares of KMI common stock for each KMR listed share.

        In response to the update from Mr. Sanders, the EPGP conflicts committee met that evening with representatives from TPH, Vinson & Elkins and Richards Layton. TPH reviewed with the EPGP conflicts committee the effect of the modification to the terms of the KMP merger and KMR merger on the value of the consideration to be received by EPB unitholders, specifically that the pro forma ownership of former public EPB unitholders in the combined company would decrease slightly, but still equal, in both cases, approximately 6.12%, and that there would be a dilutive impact of approximately $4 million spread across all public EPB unitholders. The EPGP conflicts committee determined the modifications were immaterial and acceptable, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding. Members of senior management of KMI then spoke separately with Mr. Hultquist and representatives of Jefferies and the parties each confirmed that it was willing to proceed with a proposal of $10.77 in cash and an exchange ratio of 2.1931 for each KMP common unit and a corresponding exchange ratio of 2.4849 for each KMR share, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding.

        On August 5, 2014, representatives of Baker Botts had a due diligence call with members of KMI senior management regarding certain legal matters.

        On August 6, 2014, representatives of Vinson & Elkins had a due diligence call with members of KMI senior management and representatives of Weil regarding certain legal matters.

        On August 7, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts provided a review of the then current terms of the KMP and KMR

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merger agreements, including certain improvements in the terms compared with the initial drafts distributed by Weil on July 21, and discussed the remaining open issues with respect to the merger agreements. Baker Botts also summarized its legal diligence review. Representatives of Baker Botts reviewed the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and the KMGP/KMR committee engaged in a discussion with respect thereto. The KMGP/KMR committee asked representatives of Baker Botts to discuss the tax aspects of the proposed Transactions, and representatives of Baker Botts reviewed the proposed tax treatment as well as possible alternative tax-free structures for the KMP merger and related matters. Jefferies then provided a presentation discussing the relative ownership of KMP, KMR and EPB in the combined entity based on the incremental changes in merger consideration, a relative contribution analysis, various other financial analyses and potential alternative transactions, including KMP acquiring KMI and EPB, KMP acquiring EPB, KMI providing incremental incentive distribution waivers in connection with KMP acquisitions, a permanent reset or elimination of incentive distributions, potential strategic alternatives regarding one of KMP's business units, and an equity investment in KMP by a third party. Jefferies also provided a comparable company yield analysis, a pro forma KMI yield analysis, an analysis of pro forma capital flexibility and a discounted cash flow analysis. At the prior request of the KMGP/KMR committee, Jefferies evaluated such strategic alternatives and performed various analyses using data supplied by KMI. Jefferies discussed the advantages involved with each alternative, including that (i) KMP's acquiring KMI and/or EPB would result in a simplified organizational structure and that an acquisition of KMI would remove the burden on KMP's cost of capital resulting from KMP's incentive distributions, (ii) a permanent reset or elimination of KMP's incentive distributions could be effected in a cash flow neutral manner in the short term and (iii) an equity investment in KMP by a third party might improve market confidence in KMP. In each case, however, Jefferies identified the significant difficulties involved and flaws associated with each alternative, including that (i) none of the alternatives would result in the significant tax savings from a stepped-up basis in the underlying assets and resulting increase in cash available for growth by acquisition and/or distributions to equity holders in the combined business that would be accomplished by the proposed Transactions, (ii) KMP's acquiring KMI and/or EPB would be highly dilutive to KMP unitholders, (iii) KMP's acquiring KMI would result in material tax inefficiencies, (iv) KMI's providing incremental incentive distribution waivers in connection with KMP acquisitions did not provide a long-term solution to KMP's cost of capital concerns, (v) the KMGP/KMR committee's belief that KMI would not be willing to effect a permanent reset or elimination of KMP's incentive distributions due to the significant long-term reduction in value to KMI's shareholders that would result, (vi) potential strategic alternatives involving KMP's CO2 business unit may not result in an acceptable valuation based on Jefferies' review of multiples for similar businesses, would not provide a long-term solution to KMP's cost of capital concerns, and could significantly impair KMP's cash available for distribution because investing the proceeds from the sale of such business unit into higher growth midstream acquisitions would likely require a much higher purchase multiple and a resultant loss in EBITDA, and (vii) a validating equity investment in KMP by a third party, which transactions are typically employed by distressed companies lacking efficient access to public equity markets or companies with higher funding costs than KMP, would not solve KMP's cost of capital concerns and could not likely be achieved on better terms than those available to KMP through ordinary course equity issuance in the public markets. The KMGP/KMR committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP or KMR. Nevertheless, the KMGP/KMR committee discussed this limitation on its authority, as well as the substance and practicality of conducting an auction or soliciting interest from third parties. KMI had indicated that it was interested only in acquiring KMP common units and KMR shares it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time. The KMGP/KMR committee determined that, because KMI indirectly controls KMP and KMR, it was unrealistic to expect a third party acquisition proposal or offer, whether solicited or unsolicited, for the assets or control of KMP or KMR, and it was thus unlikely that the KMGP/KMR committee could

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conduct a meaningful auction for the acquisition of the assets or control of KMP or KMR and unlikely that any such auction, if conducted, would result in a material benefit for KMP unitholders or KMR shareholders. In addition, at the request of the KMGP/KMR committee and based on the guidance and pro forma tax information provided by KMI, Jefferies provided an analysis of pro forma KMI tax benefits and projected KMP unitholder tax implications.

        Between August 6, 2014 and August 9, 2014, representatives of Weil, Baker Botts, Vinson & Elkins and Richards Layton held multiple conference calls and negotiated and finalized the terms of the merger agreements, including with respect to conforming the terms of the KMR merger agreement to the agreed upon terms of the KMP merger agreement and related disclosure schedules and support agreement.

        On August 8, 2014, Weil also distributed to Vinson & Elkins drafts of the KMP merger agreement and KMR merger agreement, each of which were in near final form.

        On August 8, 2014, the KMGP/KMR committee and representatives of Baker Botts and Morris Nichols met with members of senior management of KMI and a representative of Weil for a due diligence session regarding certain litigation matters, including derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and financial matters. In addition, on August 8, 2014, representatives of TPH and Vinson & Elkins held a confirmatory bringdown due diligence session with members of senior management of KMI and representatives of Jefferies held a separate confirmatory bringdown due diligence session with members of senior management of KMI.

        Later in the day, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Jefferies provided a presentation as to fairness and confirmed that Jefferies would deliver a written fairness opinion at the KMGP/KMR committee meeting to be held on August 9 to approve the KMP and KMR mergers. Baker Botts discussed remaining open issues with respect to the KMP and KMR merger agreements, including the amount of termination fees and limitations on EPB equity issuances between signing and closing of the mergers.

        During the evening of August 8, Messrs. DeVeau and Hultquist discussed the proposed cap on EPB equity issuances between signing and closing of the proposed Transactions, after which discussions Mr. DeVeau relayed that KMI would accept the KMGP/KMR committee's proposed cap. In addition, the parties determined the final proposal resulting in the stock election, cash election and mixed election options for KMP and EPB by taking the existing proposals (in the case of KMP, $10.77 in cash and an exchange ratio of 2.1931 shares of KMI common stock for each KMP common unit and, in the case of EPB, $4.65 in cash and an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit) and calculating the all-cash and all-stock value of such proposals based upon the July 16th closing price for KMI common stock, which was $36.91.

        On the evening of August 8, 2014, the members of the EPGP conflicts committee held a telephonic meeting, which was also attended by representatives from TPH, Vinson & Elkins and Richards Layton. TPH provided an update to the EPGP conflicts committee on TPH's financial analysis regarding the EPB merger and noted that, despite the change to the KMP and KMR consideration, the materials and financial analyses had no material changes since TPH's last financial presentation to the EPGP conflicts committee on August 4, 2014. Vinson & Elkins summarized the material terms of the EPB merger agreement, the KMP merger agreement, the KMR merger agreement and the support agreement. Representatives from Vinson & Elkins and Richards Layton also reviewed with the EPGP conflicts committee the legal due diligence that had been completed. The legal due diligence report included a discussion of the status and merits of various derivative claims that had been filed on behalf of EPB with respect to challenges to prior asset drop-down transactions between EPB and KMI and EPB and El Paso Corporation (prior to its acquisition by KMI). The discussion noted that the EPGP conflicts committee had considered that (i) the members of the EPGP conflicts committee, given their positions on the EPGP board and the EPGP conflicts committee, had

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extensive prior familiarity with the nature of the derivative claims and the underlying asset drop-down transactions and factual assertions on which the claims are based; (ii) favorable decisions had been rendered by the trial court in connection with two of the pending derivative actions (although it was noted that such decisions may be subject to appeal); (iii) the advisors to the EPGP conflicts committee had discussions with KMI management and in-house legal counsel for KMI with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iv) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to EPB that might be extinguished as a result of the EPB merger was not sufficiently material such that they would merit adjustments to the EPB merger consideration or otherwise affect the determinations made by the EPGP conflicts committee with respect to the EPB merger.

        On the morning of August 9, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. Vinson & Elkins provided the EPGP conflicts committee with an update on the EPB merger agreement, the KMP merger agreement, KMR merger agreement and the support agreement, each of which included no material changes since the meeting of the EPGP conflicts committee on August 8, 2014. Also at this meeting, TPH delivered to the EPGP conflicts committee an oral opinion, confirmed by delivery of a written opinion dated August 9, 2014 following the execution of the EPB merger agreement, to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the EPB merger consideration to be received by the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders.

        After discussion and deliberation, the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        Later in the morning on August 9, 2014, the members of the EPGP board met with Mr. DeVeau and representatives from Vinson & Elkins. The EPGP conflicts committee provided a report to the full EPGP board as to its determinations. Based upon the EPGP conflicts committee's recommendations, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        On August 9, 2014, Messrs. DeVeau and Hultquist met to discuss the provision in the KMP merger agreement providing for payment of any termination fee by KMI to KMP in the form of a reduction in future incentive distributions rather than cash. Mr. DeVeau explained that such provision was a result of the possible treatment of the fee as non-qualifying income for tax purposes, and Messrs. DeVeau and Hultquist agreed that such reduction would be effected over an eight-quarter period.

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        On August 9, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies and determined to propose a mutual termination fee of 3.0% of equity value for each of KMI, KMP and KMR, with any KMI termination fee to be payable in the form of a reduction in future incentive distributions over an eight-quarter period. Representatives of Baker Botts called Weil to make such proposal, and representatives of Weil later confirmed that KMI was willing to accept such proposal.

        On August 9, 2014, the KMGP board and the KMR board (in each case with Messrs. Kinder and Kean participating) held special meetings, with representatives of KMI, Baker Botts and Jefferies present, and unanimously voted to adopt formal resolutions delegating authority to the KMGP/KMR committee with respect to the KMP merger and KMR merger as previously approved on July 17.

        Following the KMGP board and KMR board meeting, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Representatives of Baker Botts reviewed the efforts made by the KMGP/KMR committee over the past month, including the substantive work and the processes followed. Representatives of Baker Botts noted that the KMGP/KMR committee had met frequently since the proposed terms were communicated to the KMGP/KMR committee. Representatives of Baker Botts also noted that all three KMGP/KMR committee members were present at substantially all of the KMGP/KMR committee meetings and that the KMGP/KMR committee members reviewed and thoroughly considered the relevant materials. Representatives of Baker Botts briefly reviewed the work conducted by the KMGP/KMR committee's advisors and noted that Jefferies stood ready to deliver its written fairness opinion. Mr. Hultquist summarized the extensive meetings held by the KMGP/KMR committee, and noted that the KMGP/KMR committee had examined the proposed Transactions in great depth and reviewed various documents prepared by Jefferies and Baker Botts. Mr. Hultquist noted that the members of the KMGP/KMR committee had, for a long time, considered the substantive issues that led to the original proposals being made by KMI and the discussions both publicly in the investment community and within the Kinder Morgan companies with respect to a combination of the Kinder Morgan companies in one form or another. Mr. Hultquist also noted the prior discussions between the KMGP/KMR committee and its advisors with respect to Messrs. Gardner, Hultquist and Waughtal serving on both the KMGP conflicts committee and the KMR special committee and potential alternative approval structures with respect to the proposed transactions, and reviewed the reasons the KMGP/KMR committee determined not to pursue such alternative approval structures.

        Mr. Bowden of Jefferies left the meeting and the KMGP/KMR committee discussed with Baker Botts the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures. The KMGP/KMR committee had considered, among other factors, that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and other factual assertions on which the claims are based from their service and work on the KMGP board and the KMR board; (ii) the KMGP/KMR committee had discussions with KMI management and counsel for KMI and the KMGP/KMR committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iii) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP/KMR committee with respect to the KMP merger or the KMR merger. Following such discussion, Mr. Bowden rejoined the meeting. Mr. Hultquist then reviewed the principal reasons for the KMP and KMR mergers. Jefferies then delivered its written opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken

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by Jefferies as set forth in its opinion, the KMR merger consideration was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)) and the KMP merger consideration was fair, from a financial point of view, to KMP unitholders (other than KMI and its affiliates (other than KMP)).

        The KMGP conflicts committee then unanimously (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following such determinations and approvals by the KMGP conflicts committee, the KMR special committee unanimously (i) determined that, in accordance with Section 5.7(c) of KMR's limited liability company agreement, the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) recommended that the KMR board approve the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, submit the KMR merger agreement to a vote of the KMR shareholders and recommend approval of the KMR merger agreement by the KMR shareholders and (v) recommended approval of the KMR merger agreement by the KMR shareholders. Section 5.7(c) of KMR's limited liability company agreement provides that a transaction between KMR and its affiliates is not void if the transaction is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, as determined in the sole discretion of the KMR board. For purposes of such determination, the KMR special committee considered, among other things, the various transactions contemplated between KMI, KMP, the KMP unitholders, KMR, the KMR shareholders, EPB and the EPB unitholders in connection with the proposed Transactions.

        Following the KMGP/KMR committee meeting, the KMGP board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the KMGP board meeting, the KMR board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. The KMR board (with Messrs. Kinder and Kean abstaining), (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP. Based on the KMR special committee's

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recommendation, the KMR board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) directed that the KMR merger agreement be submitted to a vote of KMR shareholders and (iv) recommended approval of the KMR merger agreement by the KMR shareholders. In addition, the KMR board (with Messrs. Kinder and Kean abstaining) resolved to recommend approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how KMP i-units will be voted at the KMP unitholder meeting with respect to the approval of the KMP merger agreement.

        On August 9, 2014, the KMI board held a special board meeting attended by all members of the KMI board, as well as members of management and representatives of Barclays Capital, Citi and Weil. Members of senior management of KMI reviewed with the KMI board the legal and financial terms of the proposed Transactions, including a discussion of the debt financing contemplated for the proposed Transactions, and the principal benefits of the proposed Transactions. For a discussion of such principal benefits of the Transactions, see "—KMI Parties' Purpose and Reasons for the Merger." Prior to the presentations of Citi and Barclays Capital, Mr. DeVeau reviewed with the KMI board information regarding material relationships with the entities involved in the proposed Transactions that had been provided by each of Citi and Barclays Capital. Mr. DeVeau discussed potential conflicts of interest with the KMI board and members of management, and it was agreed that there were no material conflicts of interest. Citi provided the KMI board with updated financial and market perspectives regarding KMI and the potential pro forma financial impact of the proposed Transactions on KMI. Barclays Capital presented its financial analyses regarding the consideration payable in the Transactions and delivered its oral opinion to the KMI board, which was confirmed by delivery of a written opinion dated August 9, 2014, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be paid by KMI pursuant to the EPB merger agreement, the KMP merger agreement and the KMR merger agreement was fair, from a financial point of view, to KMI. Following review and discussion among the members of the KMI board, the KMI board unanimously determined that the merger agreements and the transactions contemplated by the merger agreements were advisable and in the best interests of KMI stockholders, and the KMI directors unanimously voted to approve the merger agreements and the transactions contemplated by the merger agreements and recommend that KMI stockholders approve the stock issuance proposal and the charter amendment proposal.

        On August 9, 2014, the merger agreements and related transaction documents were executed by the parties and on August 10, 2014, KMI, KMP, KMR and EPB issued a joint press release announcing the Transactions.

Relationship of the Parties to the Transactions

        KMI conducts most of its business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to KMI by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets KMI owns and its share of cash generated by its joint venture investments.

        KMI indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

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        KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

        KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the voting shares of KMR, which are the only shares entitled to vote in the election of KMR's directors. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR shares, including, through KMGP, all of KMR's voting shares, representing approximately 13% of KMR's outstanding shares.

        Certain executive officers and directors of KMI are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies, and Thomas A. Martin is a director of EPGP as well as an executive officer of all four companies. The compensation received by the executive officers of KMI is paid to them in their capacities as executive officers of KMI, EPGP, KMR and KMGP, as applicable. KMR and KMGP have the same directors and executive officers.

        Richard D. Kinder is a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. He is the largest individual shareholder of KMI, beneficially owning approximately 23.6% of the outstanding shares of KMI common stock. Under KMI's shareholders agreement, Mr. Kinder has the right to appoint five director nominees to KMI's board of directors. He also owns interests in KMR, KMP and EPB. Mr. Kinder was one of the members of KMI senior management authorized by the KMI board to represent KMI in negotiations with KMR, KMP and EPB. In addition, in connection with the KMR, KMP and EPB merger agreements, Mr. Kinder and a limited partnership he controls entered into a support agreement with each of those entities pursuant to which he and the limited partnership agreed to vote all of their shares of KMI common stock in favor of the KMI charter amendment proposal, the KMI stock issuance proposal and specified other matters. In the support agreement, they also agreed not to transfer or dispose of their KMI common stock or take certain other actions, subject to limited exceptions. After the Transactions, Mr. Kinder will remain the largest individual shareholder of KMI, although his ownership percentage will be significantly reduced because of the issuance of KMI common stock in the Transactions. As a result of the Transactions, he will no longer own shares of units or KMR, KMP or EPB. He will continue to have his rights under the KMI shareholders agreement to appoint director nominees to the KMI board of directors, and he will continue to be a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. Because of the potential conflicts arising from these interests, as discussed under "—Background of the Transactions," Mr. Kinder recused himself from any deliberations regarding the Transactions at the boards of KMGP, KMR and EPGP.

Recommendation of the EPGP Conflicts Committee and the EPGP Board and Their Reasons for the EPB Merger

        The EPGP conflicts committee consists of three independent directors: Arthur C. Reichstetter, Ronald L. Kuehn, Jr. and William A. Smith. In resolutions approved by the EPGP board on July 22, 2014, the EPGP conflicts committee was authorized to (a) review and to evaluate the terms and conditions of the KMI proposed transaction on behalf of the unaffiliated EPB unitholders and EPB; (b) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of

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the KMI proposed transaction; (c) determine whether or not to approve and recommend for approval to the EPGP board the KMI proposed transaction, any such recommendation to constitute Special Approval pursuant to Section 7.9(a) of the EPB partnership agreement; (d) determine whether the KMI proposed transaction is advisable and fair to, and in the best interests of, EPB and the unaffiliated EPB unitholders; and (e) make any recommendation to the unaffiliated EPB unitholders what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the KMI proposed transaction. The EPGP conflicts committee retained TPH as its financial advisor and Vinson & Elkins and Richards Layton as its legal counsel. The EPGP conflicts committee oversaw the performance of financial and legal due diligence by its advisors, conducted a review and evaluation of KMI's proposal and conducted negotiations with KMI and its representatives with respect to the EPB merger agreement and the various other agreements related to the EPB merger.

        On August 9, 2014, the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        Based upon the EPGP conflicts committee's recommendations, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        The EPGP conflicts committee considered many factors in making its determination and recommendation. The Conflicts Committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and recommendation.

  •
  The aggregate value of the merger consideration to be received by EPB unitholders in the EPB merger.

  •
  The merger consideration with a value of (i) $38.79 per EPB common unit based upon the closing price of KMI common stock ($36.12 per share of common stock) on August 8, 2014 (the last trading date before the date of the final EPGP conflicts committee meeting and execution of the EPB merger agreement) represented a premium of approximately 15.4% to the closing price of EPB common units on the same date and (ii) $39.53 per EPB common unit based upon the closing price of KMI common stock ($36.91 per share of common stock) on July 16, 2014 (the date on which KMI first proposed the EPB merger) represented a premium of approximately 11.2% to the closing price of EPB common units on the same date.

  •
  The potential unitholder value that might result from other alternatives available to EPB, taking into account KMI's control of EPB, including the alternative of remaining independent and pursuing growth opportunities likely to be made available to it.

  •
  The belief that the EPB merger is likely to present the best identifiable opportunity to maximize value for the EPB unitholders.

  •
  The approval of KMP and KMR of the KMP merger and the KMR merger, respectively, and the terms and conditions contained in KMP merger agreement and KMR merger agreement, respectively.

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  •
  The likely effect of the announcement of the Transactions on the short-term and long-term market valuation of KMI.

  •
  KMI's reasons for the EPB merger and their belief regarding the benefits to KMI of the EPB merger.

  •
  The fact that the EPB merger is conditioned upon a number of matters, particularly the consummation of the KMP merger and the KMR merger, and is a condition to the consummation of those mergers.

  •
  The lack of significant regulatory hurdles to consummation of the Transactions, and, as a result, the fact that the EPB merger will likely be able to be consummated in the fourth quarter of 2014 or the first quarter of 2015.

  •
  KMI's control of EPB, KMP and KMR is likely to minimize any additional disruption from the consummation of the EPB merger.

  •
  The exchange ratio is fixed and therefore the value of the merger consideration payable to the EPB unitholders will increase in the event that the market price of KMI common stock increases prior to the closing.

  •
  The EPGP conflicts committee received the written opinion of TPH on August 9, 2014 to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the merger consideration to be paid to the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders, as well as a presentation from TPH on August 8, 2014, in connection with the foregoing opinion, which is described under "—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc."

  •
  The EPGP conflicts committee's belief that it was unlikely that any other transaction with a third party involving a sale of EPB or a significant interest in EPB could be consummated at this time in light of the position of KMI that it was interested only in acquiring common units in EPB and that KMI was not interested in selling (or causing its affiliates to sell) interests in EPB.

  •
  The EPB merger will allow KMI and EPB to achieve synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards and other costs associated with multiple public companies.

  •
  The terms of the EPB merger agreement permit the EPGP conflicts committee or the EPGP board to change its recommendation of the EPB merger without payment of a termination fee or any of KMI's expenses if it has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the best interests of EPB.

  •
  The terms of the EPB merger agreement provide that any change in recommendation by the EPGP conflicts committee in accordance with the terms of the EPB merger agreement invalidates and rescinds any prior "Special Approval" of the EPB merger agreement and the EPB merger.

  •
  The EPGP board has the ability to enter into discussions with another party in response to an unsolicited written offer if the EPGP board (i) believes such offer is bona fide, (ii) after consultation with its financial advisors and outside legal counsel, determines in good faith that the unsolicited written offer constitutes or could reasonably be expected to result in a superior proposal and (iii) that such unsolicited written offer did not result from the breach of the non-solicitation covenants.

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        The EPGP conflicts committee also considered the following in making its determination and recommendation:

  •
  The EPB merger will be taxable to the EPB unitholders.

  •
  The exchange ratio is fixed and there is a possibility that the price of KMI common stock could decline relative to the EPB common unit price prior to closing, reducing the premium available to EPB unitholders.

  •
  The EPGP conflicts committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of EPB or of the EPB common units held by the public EPB unitholders.

  •
  Because the EPB merger agreement can be approved by holders of a majority of the outstanding EPB common units, and KMI and its controlled affiliates already own approximately 40.4% of the outstanding EPB common units and has agreed to vote in favor of the EPB merger proposal, the affirmative vote of only 9.6% of the unaffiliated EPB unitholders is needed to approve the EPB merger proposal.

  •
  The EPB merger agreement's limitation on EPB's ability to solicit third party offers.

  •
  There are risks that the potential benefits sought in the Transactions might not be fully realized as a result of the risks of the type referred to under "Risk Factors."

  •
  There are risks that the Transactions might not be completed in a timely manner, or that the Transactions might not be consummated at all as a result of a failure to satisfy the conditions contained in the EPB merger agreement, the KMP merger agreement or the KMR merger agreement, including conditions that the unitholders of KMP and the shareholders of KMR approve the KMP merger agreement and the KMR merger agreement, respectively, and a failure to complete the Transactions could negatively affect the trading price of the EPB common units.

  •
  All members of management of EPGP and the EPGP board other than members of the EPGP conflicts committee through their positions as directors, executive officers or both of KMI, KMP, KMR or each of them, have interests that are different from those of the unaffiliated EPB unitholders.

        In making their determinations and recommendation with respect to the EPB merger, the EPGP conflicts committee and the EPGP board did not consider liquidation value to be a relevant methodology and did not appraise the assets of EPB to determine the liquidation value for the EPB unaffiliated unitholders because they (i) considered EPB to be a viable going concern, (ii) believe that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of EPB and (iv) considered that KMI will continue to operate the businesses of EPB following the Transactions. Further, the EPGP conflicts committee and the EPGP board did not consider the net book value, which is an accounting concept, as a relevant factor because, in their view, net book value is not indicative of EPB's value as a going concern but rather is an indicator of historical costs and because net book value does not take into account the prospects of EPB, market conditions, trends in the industries in which EPB operates or the business risks inherent in those industries. The implied value of the EPB merger consideration, based on the closing price of KMI common stock on August 8, 2014, is $38.79 per EPB common unit, which is higher than the book value per EPB common unit of $12.82 as of June 30, 2014. The EPGP conflicts committee and the EPGP board did not expressly consider the purchase prices (a range of $29.835 to $30.22 per EPB common unit and an average of $30.0359 per EPB common unit) paid by Richard D. Kinder for 100,000 EPB common units in open market transactions during the first quarter of 2014 because such purchase

53

prices were based on historical trading prices. With respect to historical trading prices, the EPGP conflicts committee and the EPGP board instead considered the analysis on historical unit price trading ratios contained in the TPH presentation to the EPGP conflicts committee. The EPGP conflicts committee and the EPGP board did not seek to determine a going concern value of EPB in making its determination, other than with respect to the analyses of discounted cash flow, ratio of enterprise value to EBITDA and trading prices contained in the presentations made by TPH.

        In making their determinations and recommendation with respect to the EPB merger, the EPGP conflicts committee and the EPGP board also considered that, as a result of the EPB merger, certain unitholder derivative claims brought against, among others, the members of the EPGP board, EPGP and nominal defendant EPB, may be extinguished. Such derivative lawsuits allege, among other things, that certain asset drop-down transactions between EPB and KMI and EPB and El Paso Corporation (prior to its acquisition by KMI) were effected on unfavorable terms to EPB and/or the unitholders of EPB. The derivative lawsuits seek equitable and monetary relief and attorney fees. The derivative lawsuits are described in more detail in EPB's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which is incorporated by reference into this proxy statement/prospectus. The EPGP conflicts committee and the EPGP board considered that (i) the members of the EPGP conflicts committee, given their positions on the EPGP board and the EPGP conflicts committee, had extensive prior familiarity with the nature of the derivative claims and the underlying asset drop-down transactions and factual assertions on which the claims are based; (ii) favorable decisions had been rendered by the trial court in connection with two of the pending derivative actions (although it was noted that such decisions may be subject to appeal); (iii) the advisors to the EPGP conflicts committee had discussions with KMI management and in-house legal counsel for KMI with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iv) in light of the foregoing, the utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to EPB that might be extinguished as a result of the EPB merger was not sufficiently material such that they would merit adjustments to the EPB merger consideration or otherwise affect the determinations made by the EPGP conflicts committee with respect to the EPB merger.

        The foregoing discussion of the information and factors considered by the EPGP conflicts committee is not intended to be exhaustive, but includes the material factors the EPGP conflicts committee considered. In view of the variety of factors considered in connection with its evaluation of the EPB merger, the EPGP conflicts committee did not find it practicable to quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the EPGP conflicts committee may have given differing weights to different factors.

        The EPGP conflicts committee also reviewed a number of procedural factors relating to the EPB merger, including, without limitation, the following:

  •
  The EPGP conflicts committee consisted solely of directors who are not officers or controlling unitholders of EPB, or affiliated with KMI, and the EPGP conflicts committee was charged with representing the interests of the unaffiliated EPB unitholders and EPB.

  •
  Other than by the immediate vesting of any EPB restricted units issued and outstanding to the members of the EPGP conflicts committee pursuant to the EPGP Long-Term Incentive Plan immediately prior to the effective time of the EPB merger and through the ownership of equity in KMI and its affiliates as described under "—Interests of Certain Persons in the Transactions—Security Ownership of Certain Beneficial Owners and Management of EPB," the members of the EPGP conflicts committee will not personally benefit from the completion of the EPB merger in a manner different from the unaffiliated EPB unitholders.

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  •
  TPH's right to receive its advisory fee was not contingent upon it delivering a favorable opinion.

  •
  The EPGP conflicts committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by KMI.

  •
  The EPGP conflicts committee retained financial and legal advisors with knowledge and experience with respect to public company merger and acquisition transactions, EPB's and KMI's industry generally, and EPB and KMI particularly, as well as substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction.

  •
  The EPGP conflicts committee received the written opinion of TPH on August 9, 2014 to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the EPB merger consideration to be paid to the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders.

        In reaching its conclusions regarding the EPB merger, the EPGP board not only considered the process by which the EPGP conflicts committee has made its recommendations, but it also considered the matters described above or considered by the EPGP conflicts committee. As in the case of the EPGP conflicts committee, the EPGP board did not consider only the matters listed above or considered by the EPGP conflicts committee, and similar to the EPGP conflicts committee, the members of the EPGP board may have given different weights to different factors.

KMI Parties' Purpose and Reasons for the Transactions

        For the KMI Parties, as defined under "—Position of the KMI Parties, EPGP and EPB as to the Fairness of the Merger," EPGP and EPB the purpose of the Transactions is to enable KMI to acquire directly or indirectly all of the outstanding KMP common units, KMR shares and EPB common units that KMI and its subsidiaries do not already own and, as a result, for KMI and its stockholders to bear the rewards and risk of such ownership of KMP common units, KMR shares and EPB common units.

        The KMI Parties, EPGP and EPB believe that the structure of the Transactions is preferable to other structures because it will enable KMI to acquire directly or indirectly at one time all of the outstanding KMP common units, KMR shares and EPB common units that it does not already own, while allowing the unaffiliated KMP unitholders, unaffiliated KMR shareholders and unaffiliated EPB unitholders to participate and share in the potential future profits of KMI, while continuing to benefit from the future profits related to the assets of each of KMP, KMR and EPB through KMI's ownership of KMP, KMR and EPB.

        The KMI Parties' reasons for entering into the Transactions at this time include the following:

  •
  Significant Upfront Accretion.  The Transactions provide the opportunity to deliver immediate and significant value to KMI stockholders by enabling KMI to increase its target dividend per share to $2.00, which represents a 16% dividend increase from the 2014 guidance of $1.72 per share.

  •
  Enhanced Growth Impact.  The Transactions are expected to allow KMI to grow its dividend per share by 10% per year from 2015 through 2020.

  •
  Increased Dividend Coverage.  The Transactions are expected to increase KMI's dividend coverage ratio and result in $2 billion in cumulative excess coverage through 2020 after accounting for the increased dividend and growth rate.

  •
  Lower Cost of Capital.  The elimination of incentive distribution rights significantly lowers the cost of capital and results in a more competitive cost of capital to pursue expansion projects and acquisitions.

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  •
  Simplified Organizational Structure and Credit Enhancement.  The Transactions will result in one publicly traded company versus four publicly traded companies, which results in one equity holder base, one dividend policy, one debt rating and elimination of the existing structural subordination of indebtedness among KMI, KMP, EPB and substantially all of their wholly owned subsidiaries that have debt.

  •
  Tax Benefits.  The Transactions are intended to enable KMI to benefit from additional tax depreciation amounts, which are anticipated to result in over $20 billion in cash tax savings over the next 14 years.

  •
  Financial Advisor Analyses.  In the case of KMI only, the KMI board considered the financial presentation of Barclays Capital and its opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions and qualifications set forth therein, the aggregate merger consideration to be paid pursuant to the Transactions was fair, from a financial point of view, to KMI, as more fully described in this document under the heading "Special Factors—Opinion of Barclays Capital Inc." In addition, the KMI board considered certain financial analyses and market perspectives of Citi relating to KMI on a standalone basis and pro forma for the Transactions, with particular focus on KMI pro forma for the Transactions, as more fully described in this document under the heading "Special Factors—Financial Analyses of Citigroup Global Markets Inc."

        In addition, the KMI Parties also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

  •
  that the pendency of the Transactions for an extended period of time following the announcement of the execution of the merger agreements could have an adverse impact on KMI, KMP, KMR or EPB;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the mergers, and the potential negative effect on KMI's, KMP's, KMR's or EPB's businesses;

  •
  the potential that KMI common stock will not trade at the expected valuations;

  •
  that KMI will lose the tax benefits of the master limited partnership structure with respect to KMP and EPB;

  •
  the risk that potential benefits sought in the Transactions may not be realized; and

  •
  the potential that the resulting combined company might not achieve its projected financial results.

        In view of the variety of factors and the quality and amount of information considered, the KMI Parties did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Transactions. Certain of the KMI Parties may have given different relative considerations to different factors. The reasons of EPGP for entering into the Transactions, particularly with respect to the EPB merger, are described in the section titled "Proposal 1: The Merger Agreement—Recommendation of the EPGP Conflicts Committee and the EPGP Board and Their Reasons for the Merger."

Position of the KMI Parties, EPGP and EPB as to the Fairness of the Merger

        Under the rules governing "going private" transactions, each of KMI, E Merger Sub and Richard D. Kinder, which are collectively referred to as the "KMI Parties," EPGP and EPB are deemed to be engaged in a "going private" transaction and are required to express their beliefs as to

56

the fairness of the EPB merger to the unaffiliated EPB unitholders pursuant to Rule 13e-3 under the Exchange Act. The KMI Parties, the EPGP conflicts committee and the EPGP board are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the EPGP conflicts committee and the EPGP board each recommend that the EPB unitholders vote to approve the EPB merger agreement, the views of the KMI Parties and EPGP as to the fairness of the EPB merger should not be construed as a recommendation to any EPB unitholder as to how that unitholder should vote on the proposal to approve the EPB merger agreement.

        The KMI Parties did not undertake any independent evaluation of the fairness of the EPB merger to the unaffiliated EPB unitholders or engage a financial advisor for such purpose. While the vote of a majority of the outstanding EPB units, including those owned by KMI and its affiliates, is required to approve the EPB merger agreement, no separate vote of a majority of the unaffiliated EPB unitholders is required under the terms of the EPB partnership agreement. KMI was not willing to proceed with a transaction that included a "majority of the unaffiliated votes cast" threshold because KMI and its affiliates wanted to preserve their ability to vote on the EPB merger and they collectively do not own a sufficient number of EPB units to assure the outcome of the vote on the EPB merger. However, based on the procedural safeguards implemented during the negotiation of the EPB merger agreement, which include the formation of the EPGP conflicts committee and authorizing the EPGP conflicts committee to (i) review and evaluate the terms of the proposed transactions on behalf of the unaffiliated EPB unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the EPB merger, (iii) determine whether or not to approve and recommend for approval to the EPGP board the EPB merger, (iv) make any recommendation to the unaffiliated EPB unitholders regarding what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the EPB merger and (v) retain independent professional advisors, and the other factors considered by, and the analysis, discussion and resulting conclusions of, the EPGP conflicts committee and the EPGP board described in the section entitled "—Recommendation of the EPGP Conflicts Committee and the EPGP Board and Their Reasons for the EPB Merger," which analysis, discussion and resulting conclusions the KMI Parties expressly adopt as their own, the KMI Parties believe that the EPB merger is substantively and procedurally fair to the unaffiliated EPB unitholders.

        The foregoing discussion of the information and factors considered and given weight by the KMI Parties and EPGP is not intended to be exhaustive, but includes the factors considered by the KMI Parties and EPGP that each believes to be material and the fairness determination regarding the fairness of the EPB merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The KMI Parties and EPGP did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the EPB merger. Rather, the KMI Parties and EPGP made their fairness determination after considering all of the factors as a whole.

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 Projected Financial Information

        Set forth below is a summary of certain projected financial information, referred to as "management projections," that was prepared by KMI management and furnished to the KMI board, the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee for purposes of evaluating the proposed Transactions. This projected financial information was also provided to the financial advisors for use in connection with their respective financial analyses and, if applicable, opinion.

(in millions, except per share amounts)	2015	2016	2017	2018	2019	2020
KMP EBITDA(1)	$6,561	$7,491	$8,191	$9,546	$10,023	$10,524
EPB EBITDA(1)	1,240	1,249	1,441	1,499	1,574	1,653
KMI Standalone EBITDA(2)	212	191	201	200	200	200

Combined enterprise EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377
KMP Status Quo Distributable Cash Flow Per Unit(3)	$5.73	$6.15	$6.43	$6.95	$7.08	$7.29
KMP Status Quo Distribution Per Unit	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
EPB Status Quo Distributable Cash Flow Per Unit(4)	$2.63	$2.58	$2.78	$2.83	$2.92	$3.01
EPB Status Quo Distribution Per Unit	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
KMI Status Quo Dividend Per Share	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
KMI Pro Forma Dividend Per Share(5)	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22

The above measures are not measures of financial performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. KMI's computations of these measures may differ from similarly titled measures used by others.

(1)
EBITDA is defined as net income plus depreciation, depletion and amortization, or DD&A, including such entity's share of DD&A for certain non-consolidated equity investees, plus income tax expense and interest expense.

(2)
KMI's share of pretax income plus DD&A less cash taxes for its investments in Citrus, LLC and NGPL Holdco LLC less KMI's general and administrative expense, or G&A. Includes $20 million per year in synergies attributable to the Transactions which would not be realized in the status quo case.

(3)
KMP Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for certain of its equity method investees, less equity earnings plus cash distributions received for Endeavor Gathering LLC (an additional equity investee) divided by (ii) average units outstanding.

(4)
EPB Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for its equity method investees plus certain other income and expenses, net (which primarily includes deferred revenue, non-cash allowance for equity funds used during construction and other items) divided by (ii) average units outstanding.

(5)
Pro forma after giving effect to the Transactions.

        The foregoing projected financial information is based on the following principal assumptions:

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  •
  Combined enterprise EBITDA growth excluding growth associated with expansion capital expenditures is assumed to be approximately 3% per year on average (2015-2020), excluding KMP's CO2 segment.

  •
  EBITDA growth in KMP's CO2 segment in total (including growth associated with expansion capital expenditures) is assumed to be approximately 6% per year on average (2015-2020).

  •
  Combined enterprise maintenance capital expenditures in 2015 are assumed to be approximately $568 million and are assumed to increase by approximately 3% on average per year from 2015 to 2020.

  •
  The combined enterprise will incur expansion capital expenditures of approximately $3.6 billion per year on average, plus a total of approximately $5.2 billion for expansion of the Trans Mountain pipeline.

  •
  Identified expansion projects are included using their expected economics, and unidentified projects and included using a 7.0x capex to EBITDA multiple assumption.

  •
  Expansion capital expenditures after completion of the Transactions will be financed to maintain a debt to EBITDA ratio of between approximately 5.0x and 5.5x. The projected debt issuances assume an initial 4.75% interest rate, stepping up to 5.75% over time.

  •
  After completion of the Transactions, KMI will recognize approximately $3.9 billion per year of tax depreciation associated with the purchase price plus depreciation associated with future expansion capital expenditures and 60% of sustaining capital expenditures, generally on a modified accelerated cost recovery system schedule. Approximately 40% of sustaining capital expenditures are projected to be expensed for tax purposes in the year incurred.

  •
  The assumed tax rate is 36.5%.

  •
  KMI warrants outstanding of 298 million convert to KMI shares on a net settlement basis by second quarter 2017.

  •
  Cost synergies of approximately $20 million per year are assumed to result from the Transactions.

        The foregoing projected financial information was not prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. The projected financial information set forth above was prepared by, and is the responsibility of, KMI. Neither KMI's independent accountants, PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to such projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and they disclaim any association with, such projected financial information. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to KMI's historical financial information. It does not extend to the projected financial information and should not be read to do so. The projected financial information is not included in this proxy statement/prospectus to influence the decision of EPB unitholders on how to vote on any proposal and should not be relied upon for such purpose.

        The projected financial information is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KMI's management. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, risks and uncertainties relating to KMI's, KMP's or EPB's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance,

59

the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized.

        The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that any of KMI or its officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of KMI or any of its officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. KMI undertakes no obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. KMI does not intend to make publicly available any update or other revision to the projected financial information. KMI makes no representation to any stockholder or other person regarding KMI's, KMP's or EPB's ultimate performance compared to the information contained in the projected financial information or that projected results will be achieved. KMI has made no representation to KMP, KMR or EPB in the respective merger agreements or otherwise concerning the projected financial information.

Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.

        The EPGP conflicts committee retained TPH to act as its financial advisor and provide an opinion in connection with the EPB merger. The EPGP conflicts committee instructed TPH to evaluate the fairness, from a financial point of view, of the consideration to be received by the unaffiliated EPB unitholders. At a meeting of the EPGP conflicts committee held on August 9, 2014, TPH rendered its opinion orally to the EPGP conflicts committee that, as of August 9, 2014, based upon and subject to the factors and assumptions set forth in the opinion and based upon such other matters as TPH considered relevant, the consideration to be received by the unaffiliated EPB unitholders pursuant to the EPB merger agreement was fair, from a financial point of view, to such holders of EPB common units. Subsequent to rendering its oral opinion, TPH confirmed its opinion in writing to the EPGP conflicts committee.

        The opinion speaks only as of the date and the time it was rendered and not as of the time the EPB merger may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of EPB or KMI or the trading price of EPB common units or KMI common stock, which are factors on which TPH's opinion was based.

        The full text of the TPH opinion, dated August 9, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the TPH opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. EPB unitholders are urged to read the TPH opinion carefully and in its entirety. TPH provided its opinion for the information and assistance of the EPGP conflicts committee in connection with its consideration of the EPB merger and related transactions. The TPH opinion does not constitute a recommendation as to how any holder of interests in EPB, KMI or any other party to the other Transactions should vote or act with respect to the EPB merger, any of the Transactions or any other matter.

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        TPH's opinion and its presentation to the EPGP conflicts committee were among many factors taken into consideration by the EPGP conflicts committee in approving the EPB merger agreement and making its recommendation regarding the EPB merger.

        In connection with rendering its opinion and performing its related financial analysis, TPH reviewed, among other things:

  •
  the EPB merger agreement, dated August 9, 2014;

  •
  annual reports to unitholders and stockholders, as applicable, and Annual Reports on Form 10-K for each of EPB, KMP, KMR and KMI for each of the three years ended December 31, 2013;

  •
  certain interim reports to unitholders and stockholders, as applicable, and Quarterly Reports on Form 10-Q for each of EPB, KMP, KMR and KMI;

  •
  certain other communications from EPB, KMP, KMR and KMI to their respective equity holders;

  •
  certain publicly available research analyst reports for EPB, KMP, KMR and KMI;

  •
  certain internal financial analyses and forecasts for (a) EPB prepared by the management of EPGP, (b) KMP prepared by the management of KMP's general partner, and (c) KMI, both on a stand-alone and pro forma basis giving effect to the Transactions, prepared by its management, in each case as approved for TPH's use by the EPGP conflicts committee and management of EPGP, including certain cost savings and operating synergies projected by the management of EPGP and KMI to result from the Transactions, as approved for TPH's use by the EPGP conflicts committee and management of EPGP;

  •
  certain other presentations prepared by KMI and its financial advisors; and

  •
  the KMP merger agreement and the KMR merger agreement, each dated August 9, 2014.

        TPH also (a) held discussions with members of senior management of EPGP and KMI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of EPB, KMP and KMI, (b) reviewed the reported price and trading activity for EPB's common units and KMI's common stock, (c) compared certain financial and stock market information for EPB, KMP and KMI with similar financial and stock market information for certain other companies, the securities of which are publicly traded, (d) reviewed the financial terms of certain recent business combinations in the midstream energy industry, (e) compared the relative contribution by each of KMI, KMP and EPB of certain financial metrics TPH deemed relevant to the pro forma entity with the relative ownership in the pro forma entity of the unitholder or stockholders of each such entity and (f) performed such other studies and analyses, and considered such other factors, as TPH deemed appropriate.

        For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with the EPGP conflicts committee's consent that the internal financial information and forecasts and cost synergies and operating synergies referenced above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EPGP, KMGP, KMR and KMI, and that such forecasts and synergies will be realized in the amounts and the time periods contemplated thereby. TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on EPB, KMI, E Merger Sub, the unitholders of EPB or the stockholders of KMI or the expected benefits of the Transactions in any way meaningful to TPH's

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analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of EPB or any of its subsidiaries or KMI, KMP or KMR or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal. TPH's opinion does not address any tax or other consequences that might result from the Transactions, nor does it address any legal, regulatory or accounting matters. TPH also assumed that the Transactions will be consummated on the terms set forth in the EPB merger agreement, the KMP merger agreement and the KMR merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        TPH's opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, August 9, 2014. TPH has disclaimed any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events that occur after the rendering of its opinion.

        The estimates contained in TPH's analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH's analysis and estimates are inherently subject to substantial uncertainty.

        In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH's own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH's opinion was reviewed and approved by its fairness opinion committee.

        TPH's opinion addresses only the fairness, from a financial point of view, as of August 9, 2014, of the consideration to be received by the unaffiliated EPB unitholders pursuant to the EPB merger agreement.

        TPH's opinion does not address the underlying business decision of the EPGP conflicts committee, EPGP, EPB or KMI to engage in the EPB merger or any of the Transactions or the relative merits of the EPB merger or any of the Transactions as compared to any other alternative transaction that may be available to EPB. TPH does not express any view on, and its opinion does not address, any other term or aspect of the EPB merger agreement or the EPB merger, including, without limitation, (a) the fairness of the EPB merger to, or any consideration paid or received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of EPB, EPGP or KMI, whether relative to the merger consideration pursuant to the EPB merger agreement or otherwise; (b) the allocation of any consideration to be paid by KMI or its affiliates in the Transactions; (c) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EPGP, KMI or any other party, or any class of such persons, in connection with the Transactions, whether relative to the merger consideration to be paid to holders of EPB common units pursuant to the EPB merger agreement or otherwise; and (d) the mergers contemplated by each of the KMP merger agreement and the KMR merger agreement (other than taking into consideration analyses relating to KMI on a pro forma basis giving effect to the Transactions). TPH

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expressed no opinion as to the price at which KMI's common stock will trade at any time or as to the impact of the Transactions on the solvency or viability of EPB or KMI or the ability of EPB or KMI to pay its obligations when they come due. TPH is not rendering any legal, tax or accounting advice and understands EPGP is relying on its legal counsel and accounting and tax advisors as to legal, tax and accounting matters in connection with the Transactions.

        The data and analyses summarized herein are from TPH's presentation to the EPGP conflicts committee delivered on August 8, 2014, which primarily utilized market closing prices as of August 7, 2014.

  Summary of TPH's Analysis

  Selected EPB Comparable Companies Multiples Analysis

        TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable publicly-traded midstream energy master limited partnerships, or MLPs, whose operations TPH believed, based on its experience with companies in the midstream energy industry, to be similar to EPB's operations for purposes of this analysis. These MLPs are Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Kinder Morgan Energy Partners, L.P., ONEOK Partners, L.P., Spectra Energy Partners, LP, TC Pipelines, LP and Williams Partners L.P. The preceding MLPs are referred to as the Selected EPB Comparable Companies in this proxy statement/prospectus.

        TPH selected the MLPs reviewed in its analysis because, among other things, in TPH's judgment the Selected EPB Comparable Companies operate businesses that have similar characteristics as EPB. However, no selected MLP or group of MLPs is identical to EPB. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the Transactions and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of EPB and the Selected EPB Comparable Companies that could affect the public trading values of each also are relevant. TPH calculated and compared various financial multiples and ratios of each MLP in the Selected EPB Comparable Companies, including, among other things, the ratio of each member of the Selected EPB Comparable Companies' (i) enterprise value, which is referred to as EV, calculated as the market capitalization of each MLP in the Selected EPB Comparable Companies, plus book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities, to its (ii) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. All of these calculations were performed, and based on publicly available financial data and closing prices, as of August 7, 2014. The EBITDA estimates for each member of the Selected EPB Comparable Companies used by TPH in its analysis were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. The median of EV to EBITDA for the Selected EPB Comparable Companies was 15.3x and 12.9x for 2014E and 2015E, respectively.

        TPH also considered the ratio of each member of the Selected EPB Comparable Companies' (i) Price, calculated as the closing price per unit on August 7, 2014 of each MLP in the Selected EPB Comparable Companies to its (ii) annual distributable cash flow per unit. The estimates used to calculate each MLP's Price per DCF/Unit were based on publicly available Wall Street research reports. The median of Price per DCF/Unit for the Selected EPB Comparable Companies was 14.6x and 14.2x for 2014E and 2015E, respectively.

        TPH also considered the Distribution Yield for each member of the Selected EPB Comparable Companies, which is calculated as the estimated annualized distribution per unit divided by the MLP's closing unit price on August 7, 2014. The estimates used to calculate each MLP's Distribution Yield were based on company filings with the SEC and publicly available Wall Street research reports, The median Distribution Yield for the Selected EPB Comparable Companies was 6.7% for the last quarter annualized and 2014E and 7.1%, for 2015E. Based on an analysis of the merger consideration and the

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status quo financial forecast for EPB prepared by the management of EPGP and KMI, which are referred to in this discussion as the "management projections" and are described in "Special Factors—Projected Financial Information," TPH estimated that EPB would have a (i) 13.9x EV to 2014E EBITDA and a 13.4x EV to 2015E EBITDA, (ii) 14.5x Price per DCF/Unit for each of 2014E and 2015E and (iii) 6.8% Distribution Yield for each of 2014E and 2015E. TPH then compared these estimated multiples to the EV to EBITDA, Price per DCF/Unit and Distribution Yield, including the medians of each of these three metrics, for the Selected EPB Comparable Companies discussed above.

  Selected Surviving Entity Comparable Companies Multiples Analysis

        TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable companies, whose operations and/or financial characteristics TPH believed, based on its experience, to be similar to those of KMI on an illustrative pro forma combined basis giving effect to the Transactions, which is referred to as the "Surviving Entity". TPH used this analysis to form its views when selecting exit multiples and terminal yields for the Discounted Cash Flow Analysis and Present Value of Future Share Price analysis of the Surviving Entity. These companies included Enbridge Energy Partners, L.P., Energy Transfer Partners L.P., Enterprise Products Partners, L.P., Kinder Morgan Energy Partners, L.P., ONEOK Partners, L.P., Plains All American Pipeline Partners, L.P. and Williams Partners L.P. (the "Diversified Midstream MLPs"); CenterPoint Energy Inc., Enbridge Inc., Spectra Energy Corp., Sempra Energy, TransCanada Corp. and Williams Companies, Inc. (collectively, "Diversified Gas"); American Electric Power Co, Dominion Resources Inc., Duke Energy Corp., Exelon Corp., PPL Corp. and Southern Co. (the "Large Cap Utilities"); General Electric Company, Chevron Corp., The Procter & Gamble Company, Pfizer Inc., Philip Morris International, Inc., Cisco Systems, Inc., McDonalds Corp., Altria Group Inc., Simon Property Group Inc. and Lockheed Martin Corp. (the "Large Cap High Growth / High Dividend Payers"); and Alliance Holdings GP, L.P., Crestwood Equity Partners, L.P., Energy Transfer Equity, L.P., EnLink Midstream LLC, Kinder Morgan, Inc., NuStar GP Holdings, LLC, ONEOK, Inc., Plains GP Holdings, Targa Resources Corp., Western Gas Equity Partners, L.P. and The Williams Companies, Inc. The preceding groups of selected companies are collectively referred to as the Surviving Entity Comparable Companies in this proxy statement/prospectus.

        TPH selected the companies reviewed in this analysis because, among other things, in TPH's judgment the Surviving Entity Comparable Companies operate businesses that have similar characteristics to the Surviving Entity. However, no selected company or group of companies is identical to the Surviving Entity. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the Transactions and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Surviving Entity and the Surviving Entity Comparable Companies that could affect the public trading values of each also are relevant. TPH calculated and compared various financial multiples and ratios of each of the Surviving Entity Comparable Companies, including, among other things, the ratio of each member of the Surviving Entity Comparable Companies' (i) enterprise value, which is referred to as EV, calculated as the market capitalization of each company in the Surviving Entity Comparable Companies, plus book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities, to its (ii) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. All of these calculations were performed, and based on publicly available financial data and closing prices, as of August 7, 2014. The EBITDA estimates for each member of the Surviving Entity Comparable Companies used by TPH in its analysis were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. The median of EV to EBITDA for the groups of the Surviving Entity Comparable Companies ranged from 9.5x to 27.1x for 2014E and 9.1x to 22.3x for 2015E.

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        TPH also considered the Dividend or Distribution Yield, as applicable, for each member of the Surviving Entity Comparable Companies, which is calculated as the estimated annualized dividend per share or distribution per unit, as applicable, divided by the company's closing unit or stock price as of August 7, 2014. The estimates used to calculate each C-corp's dividend yield were based on company filings with the SEC and publicly available consensus estimates as reported by FactSet Research Systems Inc. The estimates used to calculate each MLP's Distribution Yield were based on company filings and publicly available Wall Street research reports. The median Dividend Yield and Distribution Yield for the Surviving Entity Comparable Companies ranged from 3.1% to 6.7% for both the last quarter annualized and 2014E and from 3.7% to 7.1% for 2015E.

  Selected Comparable Transaction Analysis

        Using publicly available information and third-party research, TPH calculated multiples of transaction value to estimated EBITDA for the forward year, or FY1 period, based on the purchase prices paid in selected publicly announced transactions involving companies in the midstream energy industry. The selected transactions were chosen because one or both parties involved in the transaction were deemed to be similar to EPB in one or more respects, including nature of the business, size and geographic concentration.

        The following table sets forth the selected transactions reviewed:

Acquirer	Target
Plains All American Pipeline LP	Plains Natural Gas Storage LP
Regency Energy Partners LP	PVR Partners LP
Inergy Midstream LP	Crestwood Midstream Partners LP
Kinder Morgan Energy Partners LP	Copano Energy LLC
Kinder Morgan Inc.	El Paso Corporation
Energy Transfer Equity LP	Southern Union Co.
Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
Williams Partners, L.P.	Williams Pipeline Partners L.P.
Enterprise Products Partners L.P.	TEPPCO Partners LP
Plains All American Pipeline LP	Pacific Energy Partners LP
Valero LP	Kaneb Pipeline Partners LP
Enterprise Products Partners L.P.	GulfTerra Energy Partners LP

        TPH determined that the median transaction value to estimated EBITDA for the FY1 period for the selected comparable transactions was 12.6x. TPH then compared this multiple to its projected EV to 2014E EBITDA multiple of 13.9x for EPB, which was calculated taking into consideration the merger consideration and the management projections.

  Discounted Cash Flow Analysis

        TPH performed a discounted cash flow analysis of EPB on a status quo basis and the Surviving Entity, in each case as of January 1, 2015. Discounted cash flow analysis is a valuation methodology used to derive a valuation by calculating the present value of estimated future cash flows. For these analyses, TPH used the cash flows as reflected in the management projections.

        EPB.    For its discounted cash flow calculations of EPB, TPH applied levered discount rates ranging from 11.0% to 14.0% to each of (i) the estimated future cash available for distribution to limited partner units of EPB including the EPB common units and (ii) the estimated unit value at the end of 2022. The discount rates applicable to EPB were based, among other things, on TPH's judgment of the estimated range of the cost of equity based on an analysis of EPB and the Selected EPB Comparable Companies discussed above in "—Selected EPB Comparable Companies Multiples

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Analysis." The terminal value of EPB was calculated applying various terminal value DCF/Unit multiples ranging from 12.0x to 16.0x. The terminal value DCF/Unit multiples were selected by TPH by reference to Price to DCF/Unit trading multiples calculated for the Selected EPB Comparable Companies discussed above in "—Selected EPB Comparable Companies Multiples Analysis." TPH applied such ranges of terminal value DCF/Unit multiples to EPB's estimated 2023 DCF/Unit, as set forth in the management projections, to determine a terminal value of an EPB unit. The ranges of estimated future cash available for distribution and terminal values were then discounted to present values as of January 1, 2015 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per unit range for EPB common units of $27.76 to $38.11.

        Surviving Entity.    For its discounted cash flow calculations, TPH applied unlevered discount rates ranging from 7.0% to 10.0% to each of (i) the estimated future free cash flows of the Surviving Entity and (ii) the estimated terminal value of the Surviving Entity at the end of 2022. The discount rates applicable to the Surviving Entity were based, among other things, on TPH's judgment of the estimated range of weighted average cost of capital based on an analysis of the Surviving Entity Comparable Companies discussed above in "—Selected Surviving Entity Comparable Companies Multiples Analysis." The terminal value of the Surviving Entity was calculated applying various terminal value EBITDA multiples ranging from 10.0x to 15.0x. The terminal value EBITDA multiples were selected by TPH by reference to EV to EBITDA trading multiples calculated for the Surviving Entity Comparable Companies discussed above in "—Selected Surviving Entity Comparable Companies Multiples Analysis." TPH applied such range of terminal value EBITDA multiples to the estimated 2023E pro forma EBITDA of the Surviving Entity, as set forth in the management projections, to determine a terminal value for the Surviving Entity. TPH assumed that the estimated earnings before interest and taxes of the Surviving Entity were subject to a 36.5% federal income tax rate. The ranges of estimated future free cash flows and terminal values were then discounted to present values as of January 1, 2015 using the range of discount rates referred to above. TPH then calculated per share values of the Surviving Entity by subtracting the book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities then dividing by the projected pro forma share count of the Surviving Entity. TPH then adjusted the Surviving Entity per share amount by multiplying the per share amount by the EPB exchange ratio of 0.9451 and adding the EPB cash consideration per unit of $4.65. From this analysis of the Surviving Entity, TPH estimated a range of implied values of merger consideration per EPB unit of $25.74 to $52.81, and compared this to the implied price per unit range of one EPB common unit calculated in the discounted cash flow analysis above of $27.76 to $38.11.

        Sensitivity Analysis.    TPH then performed a valuation sensitivity analysis by varying the forecast EBITDA for EPB, KMP and the assets directly owned by KMI while keeping constant the range of terminal value EBITDA multiples and discount rates referred to above. When TPH increased the forecast EBITDA for each of EPB, KMP and the assets directly owned by KMI by 5%, TPH estimated an implied price per unit range of one EPB common unit of $29.15 to $40.01 and a range of implied values of merger consideration per EPB unit of $27.91 to $56.33. When TPH decreased the forecast EBITDA for each of EPB, KMP and the assets directly owned by KMI by 5%, TPH estimated an implied price per unit range of one EPB common unit of $26.38 to $36.22 and a range of implied values of merger consideration per EPB unit of $23.58 to $49.30. Lastly, when TPH increased the forecast EBITDA for EPB by 5% and decreased the forecast EBITDA for KMP and the assets directly owned by KMI by 5%, TPH estimated an implied price per unit range of one EPB common unit of $29.15 to $40.01 and a range of implied values of merger consideration per EPB unit of $24.17 to $50.24.

  Present Value of Future Share Price Analysis

        TPH analyzed the implied present value per unit of EPB and the implied present value per share of common stock of the Surviving Entity. Implied future prices as of January 1, 2015 of an EPB unit

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and a Surviving Entity share were calculated by first determining the terminal yield value for EPB and the Surviving Entity. Terminal yield value was calculated based on a terminal yield of 2022E distributions per unit for EPB and 2022E dividends per share of common stock for the Surviving Entity. TPH selected a terminal yield value range of 6% to 8% for EPB and 3% to 7% for the Surviving Entity based on an analysis of the Selected EPB Comparable Companies discussed above in "—EPB Selected Comparable Companies Multiples Analysis" and an analysis of the Surviving Entity Comparable Companies discussed above in "—Selected Surviving Entity Comparable Companies Multiples Analysis," respectively. TPH used levered discount rate ranges of 11.0% to 14.0% for EPB and 8.0% to 12.0% for the Surviving Entity to discount the implied future unit price and stock price, as applicable, as of January 1, 2015 of EPB and the Surviving Entity, respectively. The discount rates applicable to EPB were based, among other things, on TPH's judgment of the estimated range of the cost of equity based on an analysis of EPB and the Selected EPB Comparable Companies discussed above in "—Selected EPB Comparable Companies Multiples Analysis." The discount rates applicable to the Surviving Entity were based, among other things, on TPH's judgment of the estimated range of the cost of equity based on an analysis of the Surviving Entity Comparable Companies discussed above in "—Selected Surviving Entity Comparable Companies Multiples Analysis." TPH then adjusted the future stock price of the Surviving Entity by multiplying the per share range by the EPB exchange ratio of 0.9451 and adding the cash consideration per unit of $4.65. From this analysis of EPB and the Surviving Entity, TPH estimated a range of implied prices per unit for one EPB common unit of $27.57 to $37.88 and compared this to the implied values of merger consideration per EPB unit of $36.99 to $79.62.

        TPH then performed a valuation sensitivity analysis by varying the forecast EBITDA for EPB, KMP and the assets directly owned by KMI while keeping constant the range of terminal yield EBITDA multiples and discount rates referred to above. When TPH increased the forecast EBITDA for each of EPB, KMP and the assets directly owned by KMI by 5%, TPH estimated an implied price per unit range of one EPB common unit of $28.96 to $39.79 and a range of implied values of merger consideration per EPB unit of $38.30 to $83.43. When TPH decreased forecast EBITDA for each of EPB, KMP and the assets directly owned by KMI by 5%, TPH estimated an implied price per unit range of one EPB common unit of $26.18 to $35.97 and a range of implied values of merger consideration per EPB unit of $35.65 to $75.90. Lastly, when TPH increased the forecast EBITDA for EPB by 5% and decreased the forecast EBITDA for KMP and the assets directly owned by KMI by 5%, TPH estimated an implied price per unit range of one EPB common unit of $28.96 to $39.79 and a range of implied values of merger consideration per EPB unit of $36.01 to $76.91.

  Relative Contribution Analysis

        TPH calculated the implied ownership of the unaffiliated EPB unitholders, based on the relative contributions of pre-tax distributable cash flow to the unaffiliated EPB unitholders set forth in the management projections, to KMI on a pro forma basis after giving effect to the EPB merger and the related Transactions. In performing its contribution analysis, TPH adjusted the pro forma ownership of KMI to reflect that the unaffiliated EPB unitholders would receive 100% stock consideration by assuming that the EPB unaffiliated unitholders would use the cash portion of the merger consideration to purchase KMI common stock at a transaction price of $35.37. Relative contribution analysis was performed for the year ended December 31, 2013 and the projected years ending December 31, 2014 through December 31, 2023. This analysis indicated an implied range of ownership percentages over this period for the unaffiliated EPB unitholders, after giving effect to the consummation of the Transactions, of approximately 5.9% to 7.2%, as compared to the 7.0% pro forma ownership percentage of the unaffiliated EPB unitholders immediately following the Transactions.

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  Other Analysis

  EPB's Historical Trading Analysis

        TPH reviewed EPB's unit price performance from November 2007 to August 2014. TPH noted that, over this period, EPB's unit price increased 150% since its initial public offering compared to 153% for the Selected EPB Comparable Companies as a whole. TPH also noted that, from January 1, 2014 to August 7, 2014, EPB's unit price decreased by 2% compared to an increase of 10% for the Selected EPB Comparable Companies as a whole, and from July 1, 2014 to August 7, 2014, EPB's unit price decreased by 7% compared to a decrease of 4% for the Selected EPB Comparable Companies as a whole. In addition, TPH evaluated EPB's unit price performance since the October 2011 announcement of KMI's merger with El Paso Corporation, EPB's former parent, and noted that EPB's unit price increased 7% during this period compared to an increase of 47% for the Selected EPB Comparable Companies as a whole.

  Premiums Paid Analysis

        TPH reviewed the median and mean one day spot premiums for U.S. based energy transactions since January 1, 2010 whose aggregate consideration (i) was greater than $1.0 billion and (ii) consisted of 75% or more of the purchaser's stock. The median and mean premium for these transactions was 16.8% and 18.7%, respectively. TPH also reviewed the median and mean one day spot premiums for midstream energy transactions involving MLPs and corporations since January 1, 2003 whose aggregate consideration (a) was greater than $1.0 billion and (b) consisted of 75% or more of the purchaser's stock. The median and mean premium for transactions involving MLPs was 15.0% and 16.8%, respectively, and the median and mean premium for transactions involving corporations was 16.8% and 16.8%, respectively, compared to the 14.0% implied transaction premium based on EPB's closing price as of August 7, 2014.

  Pro Forma Merger Analysis

        TPH analyzed the projected pro forma financial effects of the Transactions on EPB unitholders' estimated pro forma distributable cash flow per unit for the fiscal years 2015E through 2023E using various financial forecasts and other data contained in the EPB management projections. In performing its pro forma analysis, TPH adjusted the pro forma per unit cash flow to reflect that the unaffiliated EPB unitholders of EPB would receive 100% stock consideration by assuming that the unaffiliated EPB unitholders would use the cash portion of the merger consideration to purchase KMI common stock at a transaction price of $35.37. TPH noted that the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributable cash flow per unit for each of the fiscal years 2016E through 2023E and accretive to EPB unitholders' estimated pro forma pre-tax distributions per unit for each of the fiscal years 2018E through 2023E. TPH also noted that, assuming estimated average unitholder transaction taxes of $3.79, the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributable cash flow per unit for each of the fiscal years 2018E through 2023E and accretive to EPB unitholders' estimated pro forma pre-tax distributions per unit for each of the fiscal years 2020E through 2023E. TPH also noted that the Transactions are expected to be accretive to KMI's estimated pro forma cash flow available for dividend per share, as well as KMI's estimated pro forma dividend per share, for the fiscal years 2015E through 2023E.

  Preliminary Presentations by TPH

        In addition to the final presentation described above, TPH also made preliminary written presentations (each a "TPH preliminary presentation") to the EPGP conflicts committee on July 30, 2014 and August 4, 2014.

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        The TPH preliminary presentations are filed as exhibits to the Schedule 13E-3 filed with the SEC by EPB in connection with the Transactions, for informational purposes and because they provide background with respect to the TPH final presentation and TPH's opinion. The TPH preliminary presentations consisted of various summary data and analyses that TPH utilized in formulating its preliminary perspective on the EPB merger, were for discussion purposes only, and did not present any findings or make any recommendations or constitute an Opinion of Tudor, Pickering, Holt & Co. Securities, Inc. with respect to the fairness of the merger consideration to be received by EPB unitholders. The TPH preliminary presentations contained substantially similar analyses, based upon trading multiples of the Selected EPB Comparable Companies, selected comparable transaction analysis, discounted cash flow analysis, present value of future unit price, EPB's contribution to a pro forma KMI, an analysis of EPB's historical trading price and a pro forma analysis of the EPB merger (together, the "Valuation Analyses"), all subject to refinement and updates in TPH's final presentation. The procedures followed by TPH in preparing the material analyses in the TPH preliminary presentations were substantially similar to the procedures used by TPH to prepare the corresponding analyses in its final presentation.

        The July 30, 2014 preliminary presentation contained an overview of the proposed structure and terms of the EPB merger, an overview of both EPB and KMI, preliminary Valuation Analyses, a summary analysis of the proposed merger consideration, and a summary analysis of the pro forma impact of the EPB merger on EPB's financial performance (together, the "preliminary presentation materials"). The preliminary presentation materials were based on the information available to TPH and the proposed terms of the EPB merger as of July 30, 2014, including financial information and market, economic and other conditions as they existed as of July 25, 2014, as well as TPH's preliminary working assumptions at such time, and the observed data and multiples analyzed by TPH in connection with such preliminary presentation materials. The preliminary Valuation Analyses presented on July 30, 2014, based on the proposed merger consideration and other terms of the EPB merger as of such date, indicated: (i) for the Selected EPB Comparable Companies, a median EV to EBITDA of 15.2x and 12.8x for 2014E and 2015E, respectively, a median Price per DCF/Unit of 15.7x and 15.1x for 2014E and 2015E, respectively, and a median Distribution Yield of 6.3% for both the last quarter annualized and 2014E, and 6.6% for 2015E, compared to TPH's estimates for EPB, using a range of implied premiums from 10% to 20%, of EV to EBITDA of 14.4x to 15.1x and 13.9x to 14.6x for 2014E and 2015E, respectively, Price per DCF/Unit of 15.1x to 16.5x and 15.0x to 16.4x for 2014E and 2015E, respectively, and Distribution Yield of 6.0% to 6.6% for the last quarter annualized, 2014E and 2015E; (ii) for the Surviving Entity Comparable Companies, a median range of 9.7x to 28.1x for EV to 2014E EBITDA and 9.3x to 23.5x for EV to 2015E EBITDA, and a median Dividend Yield and Distribution Yield range of 2.9% to 6.1% for the last quarter annualized, 2.9% to 6.3% for 2014E and 3.5% to 6.6% for 2015E; (iii) a median transaction value to estimated EBITDA for the FY1 period for the selected comparable transactions of 12.6x; (iv) based on a discounted cash flow analysis, an implied price per unit range for EPB common units of $27.49 to $35.37, and an implied value of merger consideration per EPB unit of $26.80 to $47.56; (v) based on the present value of future price calculation, an estimated range of implied present value of future price of one EPB common unit of $26.23 to $37.86, and an implied present value of future merger consideration per EPB unit of $31.48 to $57.93; (vi) an implied range of ownership percentages from 2013 to 2023 for EPB's unaffiliated EPB unitholders of approximately 5.9% to 7.2%, as compared to the range of pro forma ownership percentages of 6.8% to 7.1%, using premiums ranging from 10% to 20%, for EPB's unaffiliated EPB unitholders immediately following the EPB merger and related Transactions; (vii) from November 2007 to July 2014, EPB's unit price increased 164% compared to 162% for the Selected EPB Comparable Companies, from July 2011 to July 2014, EPB's unit price increased by 23% compared to 52% for the Selected EPB Comparable Companies, from October 2011 to July 2014, EPB's unit price increased by 12% compared to 52% for the Selected EPB Comparable Companies and from January 2014 to July 2014, EPB's unit price increased by 4% compared to 13% for the selected EPB Comparable

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Companies; (viii) the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributable cash flow per unit for each of the fiscal years 2018E through 2023E when using a 10% premium and for each of the fiscal years 2016E through 2023E when using a 15% or 20% premium, accretive to EPB unitholders' estimated pro forma pre-tax distributions per unit for each of the fiscal years 2019E through 2023E when using a 10% premium, for each of the fiscal years 2018E through 2023E when using a 15% premium, and for each of the fiscal years 2017E through 2023E when using a 20% premium; (ix) assuming estimated average unitholder transaction taxes of $3.79, the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributable cash flow per unit for each of the fiscal years 2018E through 2023E and accretive to EPB unitholders' estimated pro forma pre-tax distributions per unit for each of the fiscal years 2019E through 2023E when using a 15% or 20% premium, and for each of the fiscal years 2020E through 2023E when using a 10% premium and (x) the Transactions are expected to be accretive to KMI's estimated pro forma cash flow available for dividend per share, as well as KMI's estimated pro forma dividend per share, for the fiscal years 2015E through 2023E.

        At the request of the EPGP conflicts committee, TPH also provided the EPGP conflicts committee with supplemental presentation materials on July 30, 2014. The supplemental presentation materials included: (i) a post-tax financial analysis of the merger consideration; (ii) an overview of the pro forma impact of the EPB merger and related Transactions on KMP and the Surviving Entity; (iii) a unitholder tax impact analysis; (iv) a premiums analysis; and (v) a market update for KMP and the Surviving Entity. The data included in the supplemental presentation materials did not have a meaningful impact on TPH's analysis in rendering its opinion to the EPGP conflicts committee in connection with the EPB merger.

        The August 4, 2014 preliminary presentation contained preliminary presentation materials updated to reflect updated market information, including recently filed quarterly reports on Form 10-Q, and financial projections provided to TPH by EPGP management revised to include updated tax depreciation assumptions for the Surviving Entity. Based on updated market information and its ongoing analysis, TPH adjusted certain discount rates and exit multiples and yields used to calculate terminal values of both EPB and the Surviving Entity. Specifically, for EPB, TPH (i) lowered the cost of equity, (ii) decreased exit multiples and (iii) increased the low end of the terminal yield range, and for the Surviving Entity, TPH (i) lowered the low end of the unlevered discount rate range, (ii) lowered the low end of the exit multiples and (iii) used a cost of equity based on the Surviving Entity Comparable Companies rather than using EPB's cost of equity. As a result of applying different assumptions, the projected financial information utilized by TPH differed from the financial information presented in the July 30, 2014 preliminary presentation. The preliminary presentation materials were based on the information available to TPH and the proposed terms of the EPB merger as of August 4, 2014, including financial information and market, economic and other conditions as they existed as of August 1, 2014, as well as TPH's preliminary working assumptions at such time, and the observed data and multiples analyzed by TPH in connection with such preliminary presentation materials. The preliminary Valuation Analyses presented on August 4, 2014, based on the proposed merger consideration and other terms of the EPB merger as of such date, indicated: (i) for the Selected EPB Comparable Companies, a median EV to EBITDA of 15.0x and 13.0x for 2014E and 2015E, respectively, a median Price per DCF/Unit of 14.9x and 14.5x for 2014E and 2015E, respectively, and a median Distribution Yield of 6.6% for both the last quarter annualized and 2014E, and 7.0% for 2015E, compared to TPH's estimates for EPB, using a range of exchange ratios from 0.9142x to 0.9578x, of EV to EBITDA of 13.7x to 14.0x and 13.2x to 13.5x for 2014E and 2015E, respectively, Price per DCF/Unit of 14.2x to 14.8x and 14.1x to 14.7x for 2014E and 2015E, respectively, and Distribution Yield of 6.7% to 7.0% for the last quarter annualized, 2014E and 2015E; (ii) for the Surviving Entity Comparable Companies, a median range of 9.6x to 27.5x for EV to 2014E EBITDA and 9.2x to 22.6x for EV to 2015E EBITDA, and a median Dividend Yield and Distribution Yield range of 3.1% to 6.6% for both the last quarter annualized and 2014E and of 3.7% to 7.0% for 2015E;

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(iii) a median transaction value to estimated EBITDA for the FY1 period for the selected comparable transactions of 12.6x; (iv) based on the discounted cash flow analysis, an implied price per unit range for EPB common units of $27.76 to $38.11, and an implied value of merger consideration per EPB unit of $25.10 to $51.34; (v) when applying the same sensitivity analysis as used in the final presentation for the discounted cash flow analysis, a range of implied price per unit for one EPB common unit of $29.15 to $40.01, $26.38 to $36.22 and $29.15 to $40.01, respectively, and an implied value of merger consideration per one EPB unit of $27.19 to $54.74, $23.00 to $47.93 and $23.57 to $48.85, respectively; (vi) based on the present value of future price calculation, an estimated range of implied present value of future units of one EPB common unit of $27.57 to $37.88, and an implied present value of future merger consideration per EPB unit of $35.98 to $77.30; (vii) when applying the same sensitivity analysis as used in the final presentation for the present value of future units, an estimated range of implied present value of future units of one EPB common unit of $28.96 to $39.79, $26.18 to $35.97 and $28.96 to $39.79, respectively, and an implied present value of future merger consideration per EPB unit of $37.25 to $81.00, $34.68 to $73.70 and $35.03 to $74.67, respectively; (viii) an implied range of ownership percentages from 2013 to 2023 for the unaffiliated EPB unitholders of approximately 7.2% to 5.9%, as compared to the range of pro forma ownership percentages of 6.8% to 7.1% using exchange ratios ranging from 0.9142x to 0.9578x, for the unaffiliated EPB unitholders immediately following the EPB merger and related Transactions; (ix) from November 2007 to August 2014, EPB's unit price increased 148% compared to 156% for the Selected EPB Comparable Companies, from January 2014 to August 2014, EPB's unit price decreased by 3% compared to an increase of 11%, from October 2011 to August 2014, EPB's unit price increased by 5% compared to 49% and from July 1, 2014 to August 1, 2014, EPB's unit price decreased by 8% compared to 3% for the selected EPB comparable companies; (x) a median and mean premium for mixed consideration transactions of 34.0% and 32.5% for all energy transactions, 22% and 20.9% for transactions involving midstream MLPs, 27.4% and 29.0% for midstream corporations and 24.4% and 24.9% for all midstream transactions and (xi) a median and mean premium for 100% stock consideration transactions of 16.2% and 15.8% for all energy transactions, 13.1% and 16.2% for transactions involving midstream MLPs, 16.8% and 16.8% for midstream corporations and 15.6% and 16.2% for all midstream transactions; (xii) the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributable cash flow per unit for each of the fiscal years 2016E through 2023E when using exchange ratios of 0.9451x and 0.9578x and for each of the fiscal years 2018E through 2023E when using exchange ratios of 0.9142x and 0.9337x, and the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributions per unit for each of the fiscal years 2018E through 2023E when using exchange ratios of 0.9337x, 0.9451x and 0.9578x and for each of the fiscal years 2019E through 2023E when using an exchange ratio of 0.9142x; (xiii) assuming estimated average unitholder transaction taxes of $3.79, the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributable cash flow per unit for each of the fiscal years 2018E through 2023E when using exchange ratios of 0.9337x, 0.9451x and 0.9578x and for each of the fiscal years 2020E through 2023E when using an exchange ratio of 0.9142x, and the Transactions are expected to be accretive to EPB unitholders' estimated pro forma pre-tax distributions per unit for each of the fiscal years 2020E through 2023E when using exchange ratios of 0.9142x, 0.9337x, 0.9451x and 0.9578x and (xiv) the Transactions are expected to be accretive to KMI's estimated pro forma cash flow available for dividend per share, as well as KMI's estimated pro forma dividend per share, for the fiscal years 2015E through 2023E.

        At the request of the EPGP conflicts committee, TPH also provided the EPGP conflicts committee with supplemental presentation materials on August 4, 2014. The supplemental presentation materials included: (i) a post-tax financial analysis of the merger consideration; (ii) an overview of the pro forma impact of the EPB merger and related Transactions on EPB and KMP; (iii) a unitholder tax impact analysis; (iv) an exchange ratio analysis; and (v) a market update for KMP and the Surviving Entity. The data included in the supplemental presentation materials did not have a meaningful impact on TPH's analysis in rendering its opinion to the EPGP conflicts committee in connection with the EPB

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merger. TPH's final presentation and each preliminary presentation will be made available for inspection and copying at the principal executive offices of EPGP during its regular business hours by any unitholder of EPB or representative who has been so designated in writing. EPGP will also provide a copy of the final presentation and the preliminary presentations, without charge, by written or oral request directed to EPGP at the address and telephone number specified in the section titled "Where You Can Find More Information."

  General

        TPH and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

        TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of EPB, EPGP, KMI and any of the other companies that may be involved in the Transactions, including the parties to the EPB merger agreement and any of their respective affiliates, including KMP and KMR and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the EPB merger agreement.

        In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the EPB merger, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including EPGP, EPB, KMI, KMP, KMR, other prospective counterparties and their respective affiliates.

        TPH acted as financial advisor to the EPGP conflicts committee in order to render its opinion in connection with the transactions contemplated by the EPB merger agreement. On July 17, 2014, at the request of the EPGP conflicts committee, Mr. Reichstetter contacted TPH to discuss engaging TPH as financial advisor to the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. The EPGP conflicts committee invited representatives of TPH to attend a telephonic meeting of the EPGP conflicts committee held on July 22, 2014 in order to consider TPH's possible retention as financial advisor to the EPGP conflicts committee. At that meeting, representatives of TPH discussed their master limited partnership conflicts committee experience and qualifications. The representatives of TPH also presented information as to the historical relationship of TPH with KMI and its related entities. The EPGP conflicts committee members acknowledged these relationships and agreed that they did not present concerns with respect to TPH's independence in acting as financial advisor to the EPGP conflicts committee in the EPB merger. After the representatives of TPH left the meeting, the EPGP conflicts committee considered the discussion with TPH, along with the qualifications, experience and reputation of TPH, and determined to retain TPH as its financial advisor if an acceptable engagement letter could be negotiated with TPH. Following negotiation of an acceptable engagement letter, TPH was formally retained on July 30, 2014. The EPGP conflicts committee selected TPH to provide a fairness opinion in connection with the EPB merger because of TPH's expertise, reputation and familiarity with the oil and gas industry generally and the midstream energy industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the EPB merger.

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        TPH has previously provided various investment banking and financial services for the EPGP conflicts committee and various affiliates or portfolio companies of KMI, including EPB, for which it received customary compensation. In the past two years, these services consisted of acting as financial advisor to the EPGP conflicts committee in April 2014 in connection with a private transaction pursuant to which KMI and certain of its affiliates contributed assets to EPB. TPH received a total of $500,000 in investment banking fees for these services in the past two years. TPH and its affiliates may in the future provide investment banking or other financial services to EPGP, EPB, KMI or any of the companies involved in the Transactions or their respective shareholders, unitholders, affiliates or portfolio companies. In connection with such investment banking or other financial services, TPH may receive compensation.

        The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Conflicts Committee. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

        Pursuant to the terms of the engagement of TPH, EPB agreed to pay TPH a $1.0 million fee upon delivery of its opinion. EPB has also agreed to pay TPH an additional fee of $4.0 million upon closing of the EPB merger. In addition, EPB has agreed to reimburse TPH for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. EPB has also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws.

Opinion of Barclays Capital Inc.

        KMI engaged Barclays Capital to act as a financial advisor with respect to the Transactions, pursuant to an engagement letter dated August 8, 2014. KMI's board of directors received a written opinion, dated August 9, 2014, from Barclays Capital to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, the aggregate number of shares of KMI common stock, together with the aggregate amount of cash, contemplated by the merger agreements to be issued and paid as consideration in the mergers, referred to as the "Transactions Consideration," to be paid in the aggregate by KMI was fair, from a financial point of view, to KMI.

        The full text of Barclays Capital's written opinion, dated as of August 9, 2014, is attached as Annex C to this proxy statement/prospectus. Barclays Capital's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion of Barclays Capital carefully in its entirety. The following is a summary of Barclays Capital's opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        The terms of the Transactions were determined through arm's-length negotiations between KMI, on the one hand, and the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee, as applicable, on the other hand, and were unanimously approved by KMI's board of directors. Barclays Capital did not recommend any specific form or amount of consideration to KMI or that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Barclays Capital was not requested to address, and its opinion does not in any

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manner address, KMI's underlying business decision to proceed with or effect any or all of the Transactions or the likelihood of consummation of any or all of the Transactions or the relative merits of any or all of the Transactions as compared to any strategic alternatives that may be available to KMI (including pursuing any of the Transactions individually). In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Transactions Consideration to be paid in the aggregate by KMI in the Transactions or otherwise. No limitations were imposed by the KMI board upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

  •
  drafts, dated as of August 9, 2014, of each of the merger agreements and the specific terms of the Transactions;

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  a draft, dated as of August 9, 2014, of a debt commitment letter from Barclays Bank to KMI, which is referred to as the "commitment letter," in respect of certain financing relating to the Transactions;

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  publicly available information concerning each of KMI, KMP, KMR and EPB that Barclays Capital believed to be relevant to its analysis, including KMI's, KMP's, KMR's and EPB's Annual Reports on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014;

  •
  financial and operating information with respect to the business, operations and prospects of KMI furnished to Barclays Capital by KMI, including financial projections of KMI, KMP, KMR and EPB prepared by the management of KMI for fiscal years 2015 through 2020, which is referred to as the "Projections";

  •
  a trading history of KMI common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's and EPB's common units or shares, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that Barclays Capital deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of KMI with each of KMP, KMR and EPB and of KMI, KMP, KMR and EPB with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the financial terms of the Transactions with the financial terms of certain other transactions that Barclays Capital deemed relevant;

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  the pro forma impact of the Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings, which is referred to as the "Expected Synergies," and (ii) the anticipated impact on coverage ratios, cash available for distributions to KMI, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of KMI to result from a combination of the businesses as a result of the Transactions, which is referred to as the "Expected Benefits"; and

  •
  published estimates of independent research analysts with respect to the future financial performance of KMI, KMP, KMR and EPB.

In addition, Barclays Capital has had discussions with the management of KMI concerning the business, operations, assets, liabilities, financial condition and prospects of KMI, KMP, KMR and EPB and has undertaken such other studies, analyses and investigations as Barclays Capital deemed appropriate.

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        In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information (and Barclays Capital did not assume responsibility or liability for any independent verification of such information) and Barclays Capital further relied upon the assurances of the management of KMI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of KMI, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMI and that KMI would perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR and EPB, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMP, KMR and EPB and Barclays Capital has relied on such projections in arriving at its opinion. Furthermore, upon the advice of KMI, Barclays Capital assumed that the amounts and timing of the Expected Synergies and the Expected Benefits are reasonable and that the Expected Synergies and the Expected Benefits would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for, and Barclays Capital expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of KMI, KMP, KMR or EPB, and has not made or obtained any evaluations or appraisals of the assets or liabilities of KMI, KMP, KMR or EPB. Barclays Capital's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 9, 2014. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after August 9, 2014. Barclays Capital expressed no opinion as to the prices at which shares of KMI common stock, or common units or shares, as applicable, of KMP, KMR and EPB or any other securities of KMI, KMP, KMR or EPB, would trade following the announcement of the Transactions or as to the prices at which shares of KMI common stock would trade following the consummation of the Transactions. Barclays Capital expressed no opinion as to the credit rating of KMI at any time following the announcement or consummation of the Transactions. Furthermore, Barclays Capital expressed no opinion as to any determination of dividend policy of KMI following the consummation of the Transactions.

        Barclays Capital assumed that each of the executed merger agreements and the commitment letter would conform in all material respects to the last drafts thereof reviewed by Barclays Capital. Additionally, Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreements and all agreements related thereto. Barclays Capital also assumed, upon the advice of KMI, that all material governmental, regulatory and third party approvals, consents and releases for the Transactions would be obtained within the constraints contemplated by the merger agreements and that the Transactions would be consummated in accordance with the terms of the merger agreements without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Transactions will be consummated substantially concurrently). Barclays Capital assumed that KMI will obtain financing on terms no less favorable to KMI than the terms contemplated by the commitment letter. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Barclays Capital's opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that KMI had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to KMP's, KMR's and EPB's common units or shares, as applicable, but rather made its determination as to the fairness, from a financial point of view, to KMI of the Transactions Consideration to be paid in the aggregate by KMI in the Transactions on the basis of various financial

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and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion for KMI's board of directors. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI or any other parties to the Transactions. None of KMI, KMP, KMR, EPB, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Premiums Paid Analysis

        Barclays Capital reviewed certain publicly available information related to selected precedent transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders or unitholders, as applicable. Barclays Capital analyzed domestic master limited partnership, or "MLP," transactions announced for the period from August 9, 2004 to August 8, 2014 with total transaction values in excess of $1 billion, excluding acquisitions of general partners. The following table sets forth the transactions analyzed based on such characteristics (and the date that each such transaction was announced):

Announcement Date	Acquirer	Target
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
05/06/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
01/30/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
04/29/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners L.P.
06/12/06	Plains All-American Pipeline, L.P.	Pacific Energy Partners LP
11/01/04	Valero L.P.	Kaneb PipeLine Partners, L.P.

        For each of the precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share or per unit purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 30 days and 60 days prior to the announcement date of the applicable precedent transaction. Barclays Capital compared the premiums paid in the precedent transactions to the premiums in the Transactions based on the implied value, as of August 8, 2014, of

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the Transactions Consideration of (x) $89.98 per unit of KMP (y) $89.75 per share of KMR and (z) $38.79 per unit of EPB. The table below sets forth the summary results of the analysis:

		Merger Consideration		Merger Consideration		Merger Consideration	Representative Transactions Statistics
As of 08/08/2014	KMP	$89.98	KMR	$89.75	EPB	$38.79	Median	Mean	Low	High
		Implied Premium / (Discount)		Implied Premium / (Discount)		Implied Premium / (Discount)	Implied Premium / (Discount)
Current	$80.34	12.0%	$77.02	16.5%	$33.60	15.4%	21.2%	20.2%	9.3%	36.1%
30 Days Ago	$81.43	10.5%	$78.15	14.8%	$36.16	7.3%	20.8%	23.1%	11.1%	40.1%
60 Days Ago	$74.99	20.0%	$71.47	25.6%	$33.08	17.3%	26.3%	22.4%	(0.7%)	42.9%

Pro Forma Accretion/Dilution Analysis

        Using the Projections and estimates of the Expected Synergies and the Expected Benefits resulting from the Transactions provided by the management of KMI, Barclays Capital calculated the accretion/dilution of dividends per share (including warrants) of KMI common stock as a result of the Transactions. For calendar years 2015 through 2020, assuming an expected January 1, 2015 closing of the Transactions, Barclays Capital compared the dividends per share (including warrants) of KMI common stock after giving effect to the Transactions, which is referred to as the "KMI Pro Forma Scenario," to the dividends per share (including warrants) of KMI common stock without giving effect to the Transactions, which is referred to as the "KMI Status Quo Scenario." The analysis indicated that the KMI Pro Forma Scenario would be accretive to dividends per share of KMI common stock in each of calendar years 2015 through 2020. The following table summarizes the results of these calculations:

	2015	2016	2017	2018	2019	2020
Dividends per share (including warrants) for the KMI Status Quo Scenario	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
Dividends per share (including warrants) for the KMI Pro Forma Scenario	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Accretion / (Dilution)—$	$0.16	$0.20	$0.35	$0.44	$0.56	$0.69
Accretion / (Dilution)—%	8.7%	10.2%	17.1%	20.1%	23.6%	27.4%

        In performing this analysis, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI, KMP, KMR and EPB. Any estimates contained in Barclays Capital's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays Capital of the fairness to KMI, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI and were conducted in connection with the delivery of Barclays Capital's opinion to KMI's board of directors.

Discounted Cash Flow Analysis

        In order to estimate the present value of KMI common stock for the KMI Status Quo Scenario as compared to the present value of KMI common stock for the KMI Pro Forma Scenario, Barclays Capital performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the "present value" of estimated future cash flows of an asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

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        To calculate the estimated implied per share value of KMI common stock using the discounted cash flow method for each of the KMI Status Quo Scenario and the KMI Pro Forma Scenario, Barclays Capital added: (i) the forecasted dividends per share for calendar years 2015 through 2019, based on distributed cash flow projections of KMI furnished to Barclays Capital by KMI management to (ii) the "terminal value" of the forecasted dividend per share at the end of calendar year 2019, based on guidance from KMI management, and discounted the sum of such amounts to January 1, 2015 using a range of assumed yield and indicative growth rates (as further described below).

        The terminal value for the KMI Status Quo Scenario was estimated by applying a range of assumed yields of 4.50% to 5.25% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account historical trading levels of KMI common stock. The cash flows for the KMI Status Quo Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 11.50% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account projected compounded annual growth rates for dividends as estimated by equity research analysts who cover KMI and as estimated by KMI management). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Status Quo Scenario of $32.50 to $39.00.

        Similarly, the terminal value for the KMI Pro Forma Scenario was estimated by applying a range of assumed yields of 3.75% to 4.50% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. The cash flows for the KMI Pro Forma Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 13.75% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Pro Forma Scenario of $45.00 to $53.50.

        Barclays Capital then compared the implied per share values for the KMI Status Quo Scenario with the implied per share values for the KMI Pro Forma Scenario. Barclays Capital noted that, on the basis of the discounted cash flow analysis and such comparison, the implied per share values for the KMI Pro Forma Scenario were above the implied per share values of KMI common stock for the KMI Status Quo Scenario.

Equity Research Price Targets Analysis

        Barclays Capital evaluated the publicly available share price targets of KMI published by independent equity research analysts associated with various Wall Street firms. Barclays Capital used these share price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to KMI, Barclays Capital noted that the range of low to high share price targets, where applicable and available, as of August 8, 2014 was $31.00 to $45.00 per share of KMI common stock.

Historical Share Price Analysis

        To illustrate the trend in the historical trading prices of shares of KMI common stock, Barclays Capital considered historical data with regard to the trading share prices of KMI common stock for the

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52-week period from August 8, 2013 through and including August 8, 2014. Barclays Capital noted that during such 52-week period, the price per share of KMI common stock ranged from $30.81 to $38.30.

Other Presentations by Barclays Capital

        In addition to the presentation delivered to the KMI board on August 9, 2014, as described above, which is referred to as the "Barclays Capital Fairness Opinion Analysis Presentation," Barclays Capital also delivered materials and presentations to the KMI board and the independent members of the KMGP board, KMR board and EPGP board, respectively, as further described in the section titled "Special Factors—Background of the Transactions." One such presentation, dated as of July 16, 2014, which is referred to as the "Barclays Capital July 16th Presentation," was delivered by Barclays to the KMI board on July 16, 2014. Furthermore, at the request of the management of KMI, Barclays Capital prepared certain materials, which are referred to as the "Barclays Capital Committee Materials," for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014.

        The financial and comparative analyses and other information in the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials were based on market, economic and other conditions as of their respective dates as well as other information that was available to Barclays at such times. Accordingly, the results of the financial analyses and other information differed from the Barclays Capital Fairness Opinion Presentation due to changes in those conditions. Barclays Capital also continued to refine various aspects of its financial analyses with respect to KMI, KMP, KMR and EPB over time.

        Copies of the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal executive offices of KMI during its regular business hours by any interested stockholder of KMI. Copies may be obtained by requesting them in writing from KMI at the address provided in the section titled "Parties to the Merger—KMI." None of these presentations by Barclays Capital, alone or together, constitute, or form the basis of, an opinion of Barclays Capital with respect to the Transactions Consideration.

Barclays Capital July 16th Presentation

        The Barclays Capital July 16th Presentation contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. The Barclays Capital July 16th Presentation included a statement (qualified by a note that Barclays Capital does not render formal opinions or assurances regarding future trading values) that the pro forma combined company would trade at a 4.50% yield or below, based on Barclays Capital's professional judgement and experience, taking into account (i) market conditions as of the date thereof, (ii) pro forma metrics of the proposed combined company and (iii) dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. In addition, the Barclays Capital July 16th Presentation included an illustrative sensitivity to transaction premiums analysis, for which Barclays Capital calculated the cash coverage in the KMI Pro Forma Scenario as a function of the premiums paid to KMP's, KMR's and EPB's respective price per share or unit, as applicable, ranging from 10.0% to 15.0% (based on guidance from KMI management). The Barclays Capital July 16th Presentation also reviewed and analyzed (i) the trading history of KMI's common stock from February 11, 2011 through and including July 14, 2014 as compared with the trading histories of other companies that Barclays Capital deemed relevant and (ii) the yields and expected distribution growth rates of the KMI Pro Forma Scenario as compared with the yields and expected distribution growth rates of large- and mid-capitalization companies and MLPs that Barclays Capital deemed relevant.

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Barclays Capital Committee Materials

        At the request of the management of KMI, Barclays Capital prepared the Barclays Capital Committee Materials for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014. The Barclays Capital Committee Materials contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. Additionally, the Barclays Capital Committee Materials included information regarding (i) a trading history of KMP and EPB common units from July 16, 2013 through and including July 16, 2014 as compared with the trading history of the Alerian MLP Index, (ii) the relative cost of equity of select MLPs as compared with KMP and EPB, respectively, (iii) the relative expected distribution growth rates of select MLPs as compared with KMP and EPB, respectively, (iv) the cash flow profile by business segment of KMP and EPB, respectively, as compared with the cash flow profile by business segment of the KMI Pro Forma Scenario, and (v) an overview of the Transactions as compared with other strategic alternatives available to KMI, KMP and EPB.

General

        Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. KMI's board of directors selected Barclays Capital because of its familiarity with KMI and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions in the industries in which KMI, KMP, KMR and EPB operate.

        Barclays Capital is acting as financial advisor to KMI in connection with the Transactions. As compensation for its services in connection with the Transactions, $1 million became payable by KMI to Barclays Capital upon the delivery of Barclays Capital's opinion, which is referred to as the "Opinion Fee." In addition, KMI will pay Barclays Capital a fee of $13 million, less any amount of the Opinion Fee previously paid, at the closing of the Transactions. In addition, KMI has agreed to reimburse certain of Barclays Capital's expenses in connection with the Transactions and indemnify Barclays Capital for certain liabilities that may arise out of Barclays Capital's engagement by KMI and the rendering of Barclays Capital's opinion. Barclays Capital has performed various investment banking and financial services for KMI, KMP, KMR and EPB in the past, and Barclays Capital expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

        With respect to KMI, KMP, KMR and EPB, collectively, in the two years prior to rendering its fairness opinion, Barclays Capital performed the following investment banking and financial services: (i) (a) in August 2012, Barclays Capital rendered a fairness opinion to KMI in connection with KMI's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP; (b) in August 2012, Barclays Capital acted as joint bookrunner on KMI's secondary offering of 66,700,000 shares of KMI common stock by selling stockholders; (c) in October 2012, Barclays Capital acted as sole bookrunner on KMI's secondary offering of 69,296,921 shares of KMI common stock by selling stockholders; (d) in November 2012, Barclays Capital acted as administrative agent on KMI's amendment to its $1,750,000,000 revolving credit facility; and (e) in October 2013, Barclays Capital acted as joint bookrunner on KMI's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, Barclays Capital acted as joint bookrunner on EPB's follow-on offering of 8,165,000 EPB common units; and (iii)(a) in August 2012, Barclays Capital acted as financial advisor on KMP's sale of Rockies Express Pipeline; (b) in December 2012, Barclays Capital acted as sole bookrunner on KMP's follow-on offering of 4,485,000 KMP common units; (c) in May 2013, Barclays Capital acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility; (d) in February 2014, Barclays

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Capital acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year senior notes offering; (e) in February 2014, Barclays Capital acted as joint bookrunner on KMP's follow-on offering of 7,935,000 KMP common units; and (f) in August 2014, Barclays Capital acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility. In connection with the foregoing services, Barclays Capital has received aggregate compensation equal to approximately $39,300,000.

        Barclays Bank, an affiliate of Barclays Capital, is the administrative agent and a lender under the bridge facility that KMI has entered into in connection with the Transactions. See "Description of the Debt Financing for the Transactions."

        Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of KMI, KMP, KMR and EPB and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        Barclays Capital's opinion, the issuance of which was approved by Barclays Capital's Fairness Opinion Committee, is addressed to KMI's board of directors, and addresses only the fairness, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI. Barclays Capital's opinion is not intended to and does not constitute a recommendation to any stockholder of KMI as to how such stockholder should vote or act with respect to the Transactions or any other matter.

Financial Analyses of Citigroup Global Markets Inc.

        KMI also has retained Citigroup Global Markets Inc., which is referred to as "Citi," as a financial advisor in connection with the proposed Transactions. In connection with this engagement, the KMI board of directors requested that Citi perform certain financial analyses of KMI both on a standalone basis and pro forma for the proposed Transactions, but primarily focused on KMI pro forma for the proposed Transactions. Citi's financial analyses were provided for the information of the KMI board of directors (in its capacity as such) in connection with its evaluation of the proposed Transactions from a financial point of view to KMI and did not address any other terms, aspects or implications of the proposed Transactions. Citi's financial analyses did not address the underlying business decision of KMI to effect the proposed Transactions, the relative merits of the proposed Transactions as compared to any alternative business strategies that might exist for KMI or the effect of any other transaction in which KMI might engage or consider. Citi's financial analyses are not intended to be and do not constitute a recommendation as to how any stockholder or unitholder should vote or act on any matters relating to the proposed Transactions or otherwise.

        In preparing its financial analyses, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of KMI management that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial projections and other information and data provided to or otherwise reviewed by or discussed with Citi relating to KMI, KMR, KMP and EPB, Citi was advised by KMI management, and assumed, with KMI's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of KMI management as to the future financial performance of KMI, KMR, KMP and EPB, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by KMI management to result from, and other potential pro forma financial effects of, the proposed

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Transactions and the other matters covered thereby. Citi assumed, with KMI's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the proposed Transactions, reflected in such financial projections and other information and data would be realized in the amounts and at the times projected. Citi relied upon the assessments of KMI management as to (i) existing and future relationships, agreements and arrangements with, and the ability of KMI pro forma for the Transactions to retain, key customers and related contracts of, or otherwise relating to, KMI, KMR, KMP and EPB, (ii) growth rate and other assumptions of KMI management with respect to KMI pro forma for the proposed Transactions and (iii) the potential impact on KMI, KMR, KMP and EPB of market trends and prospects relating to the natural gas and natural gas gathering, processing, transporting and fractionating industry, including assumptions of KMI management regarding future drilling and production, volume commitments, acreage dedication, and gathering and processing rates as reflected in the financial projections and other information and data utilized in Citi's analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses. Citi assumed, with KMI's consent, that there would be no developments with respect to any such matters that would have an adverse effect on KMI, KMR, KMP, EPB or the proposed Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to Citi's analyses.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KMI, KMR, KMP, EPB or any other entity and Citi did not make any physical inspection of the properties or assets of KMI, KMR, KMP, EPB or any other entity. Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters and it relied, with KMI's consent, upon the assessments of representatives of KMI as to such matters. Citi's financial analyses were necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date on which such analyses were performed.

        Citi was not requested to, and it did not, provide an opinion as to the fairness, from a financial point of view, of the consideration payable in the proposed Transactions or any other term or aspect of the proposed Transactions. The type and amount of consideration payable in the proposed Transactions were determined through negotiations among KMI, KMR, KMP and EPB, and the decision to enter into the merger agreements was solely that of the KMI board, the KMR board and KMR special committee, the KMGP board and KMGP conflicts committee, and the EPGP board and EPGP conflicts committee. Citi expressed no view or opinion as to, among other things, the form or structure of the proposed Transactions or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the proposed Transactions or otherwise. Citi did not express any view or opinion as to the actual value of KMI common stock when issued in the proposed Transactions or the prices at which KMI common stock, KMR shares, KMP common units or EPB common units would trade or otherwise be transferable at any time. Citi's financial analyses were only one of many factors considered by the KMI board of directors in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the KMI board of directors or KMI management with respect to the proposed Transactions or the consideration payable in the proposed Transactions.

        In preparing its financial analyses, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's analyses. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. Citi considered the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one

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factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its financial analyses, many of which are beyond the control of KMI. No company, business or transaction reviewed is identical or directly comparable to KMI, KMR, KMP, EPB or their respective businesses or the proposed Transactions and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty and are not intended to be, and should not be construed in any respect as, an assurance or guaranty of value.

        The following is a summary of the material financial analyses presented to the KMI board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the financial analyses summarized below, the term "potential total investment returns" refers to the current yield of the applicable securities plus potential growth in distributions based on two-year compound annual growth rates of such distributions for calendar years 2015 through 2017.

July 16, 2014 Preliminary KMI Board Discussion Materials

        Preliminary financial analyses and market perspectives provided by Citi to the KMI board of directors on July 16, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended July 14, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended July 14, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

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  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

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  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

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  Energy Transfer Partners, L.P.

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  Enterprise Products Partners L.P.

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  ONEOK Partners, L.P.

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  Plains All American Pipeline, L.P.

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  Spectra Energy Partners, LP

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  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

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  Boardwalk Pipeline Partners, LP

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  EQT Midstream Partners, LP

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  Midcoast Energy Partners, L.P.

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  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 89.8% and 127.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 155.9% and 198.9%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 92.4%, 110.5% and 156.8% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 113.1%, 148.8% and 233.1%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 102.0% and 199.6% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 134.1%, 144.7% and 193.7%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships" and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

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    •
    Atlas Energy, L.P.

    •
    Crestwood Equity Partners LP

    •
    Energy Transfer Partners, L.P.

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    NuStar GP Holdings, LLC

    •
    Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

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  ONEOK, Inc.

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  Plains GP Holdings, L.P.

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  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

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        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of July 14, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 3.1% to 25.7%;

  •
  expected potential total investment returns: 8.6% to 28.8%;

  •
  GP firm values: $1.7 billion to $34.3 billion;

  •
  debt ratios: 0.0x to 4.8x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.6% to 5.5% and 2.4% to 6.1%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 25.2%;

  •
  expected potential total investment returns: 12.2% to 27.0%;

  •
  GP firm values: $6.0 billion to $41.8 billion;

  •
  debt ratios: 0.0x to 4.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.8% to 3.4% and 2.5% to 4.1%.

        Citi observed the following corresponding data for KMI as of July 14, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.5%; (iii) a GP firm value of approximately $47.2 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.7% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of July 14, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $66.00 to $92.00 per share, $70.00 to $93.00 per unit, and $32.00 to $36.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

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        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on July 14, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (July 14, 2014)
$33.77 - $48.59	$35.97

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on July 14, 2014 of approximately (6.1%) to 35.1%.

        Potential Total Investment Returns Overview.    In order to assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA, compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth

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rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.6% to 21.6% (with a median of 8.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.8% to 19.1% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 3.1% to 4.0% (with a median of 3.8%); and

  •
  estimated potential total investment returns: 9.6% to 22.1% (with a median of 12.8%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 6.9% to 9.6% (with a median of 7.5%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.3% to 6.2% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.8%); and

  •
  estimated potential total investment returns: 7.0% to 9.7% (with a median of 8.0%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of a potential step-up in tax basis per share of KMI common stock, which is referred to as the "potential tax basis step-up per share," that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management.

        Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to

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9.5%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2028 using discount rates ranging from 7.5% to 9.5%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$39.11 - $51.31	$38.92 - $51.03	$4.98 - $5.52	$43.90 - $56.55

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.4% to 4.4% and 3.5% to 4.6%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP, KMR and EPB closing share or unit prices on July 14, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
Cash Available for Dividends	21.6%	24.6%	29.1%	35.8%	28.6%	28.5%	24.5%	20.8%	17.5%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%
At 15% Premium:
Cash Available for Dividends	19.6%	22.4%	26.9%	33.4%	26.2%	26.0%	21.9%	18.2%	14.9%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%
        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP's, KMR's and EPB's closing share or unit prices on July 14, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions

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per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
KMP	(15.2%)	(12.0%)	(7.4%)	(5.5%)	2.1%	4.0%	6.0%	8.2%	10.5%
KMR	(15.2%)	(12.0%)	(7.4%)	(5.5%)	2.1%	4.0%	6.0%	8.2%	10.5%
EPB	(15.9%)	(7.5%)	(3.1%)	4.6%	10.6%	12.3%	14.1%	15.9%	17.7%
At 15% Premium:
KMP	(11.4%)	(8.1%)	(3.2%)	(1.2%)	6.7%	8.7%	10.8%	13.1%	15.5%
KMR	(11.4%)	(8.1%)	(3.2%)	(1.2%)	6.7%	8.7%	10.8%	13.1%	15.5%
EPB	(12.1%)	(3.3%)	1.3%	9.4%	15.7%	17.4%	19.3%	21.1%	23.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, the following:

  •
  implied enterprise values (calculated as equity values based on closing stock or unit prices on July 14, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming, for illustrative purposes, a 10% premium to KMP's and EPB's closing unit prices on July 14, 2014, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 14.9x and 14.0x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.5x, 15.5x and 14.9x, respectively;

  •
  premiums paid in seven selected GP transactions announced from September 2007 through July 14, 2014 with transaction values ranging from approximately $212 million to $22 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.2% and a median of 15.6%), 11.4% to 27.0% (with a mean of 21.3% and a median of 22.4%) and 13.6% to 32.2% (with a mean of 19.6% and a median of 18.5%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.9% and a median of 18.8%), 9.4% to 40.0% (with a mean of 21.7% and a median of 20.6%) and 9.3% to 32.1% (with a mean of 19.9% and a median of 18.1%), respectively;

  •
  premiums paid in eight selected MLP transactions announced from October 1997 through July 14, 2014 with transaction values ranging from approximately $1 billion to $6 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), 2.7% to 39.0% (with a mean of 17.7% and a median of 14.7%) and 2.6% to 36.8% (with a mean of 18.2% and a median of 16.3%), respectively, and overall low to high

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    one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), (0.5%) to 27.1% (with a mean of 12.7% and a median of 12.3%) and 3.3% to 28.1% (with a mean of 15.1% and a median of 15.1%), respectively; and

  •
  implied purchase prices as multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner in (i) eight selected transactions in which GP incentive distribution rights ranged from 2% to 15% announced from February 1997 through March 2014 with transaction values ranging from approximately $19 million to $366 million, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 21.9x to 115.5x (with a mean of 60.6x and a median of 51.4x), 20.9x to 109.5x (with a mean of 44.7x and a median of 31.6x) and 12.8x to 78.7x (with a mean of 32.9x and a median of 24.3x), respectively, (ii) 16 selected transactions in which GP incentive distribution rights ranged from 25% to 30% announced from March 1998 through December 2012 with transaction values ranging from approximately $12 million to $7 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 6.5x to 115.6x (with a mean of 31.5x and a median of 21.6x), 8.5x to 45.4x (with a mean of 24.5x and a median of 22.4x) and 3.8x to 37.5x (with a mean of 14.5x and a median of 12.7x), respectively, and (iii) 16 selected transactions in which GP incentive distribution rights ranged from 45% to 50% announced from July 1999 through May 2013 with transaction values ranging from approximately $88 million to $2 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 10.1x to 42.6x (with a mean of 18.8x and a median of 16.3x), 8.1x to 27.2x (with a mean of 15.8x and a median of 15.4x) and 7.0x to 22.2x (with a mean of 13.5x and a median of 14.1x), respectively.

August 9, 2014 KMI Board Discussion Materials

        Financial analyses and market perspectives provided by Citi to the KMI board of directors on August 9, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to further assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended August 8, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended August 8, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

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  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

  •
  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 95.7% and 152.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 140.4% and 226.5%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 98.0%, 124.4% and 152.2% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 114.5%, 164.2% and 212.0%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 104.7% and 174.1% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 125.0%, 155.3% and 168.5%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared of the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

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    •
    Crestwood Equity Partners LP

    •
    Energy Transfer Partners, L.P.

    •
    NuStar GP Holdings, LLC

    •
    Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of August 8, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 5.5% to 26.4%;

  •
  expected potential total investment returns: 10.8% to 28.3%;

  •
  GP firm values: $1.8 billion to $33.3 billion;

  •
  debt ratios: 0.0x to 3.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.9% to 5.3% and 2.5% to 6.4%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 24.3%;

  •
  expected potential total investment returns: 12.3% to 26.5%;

  •
  GP firm values: $5.6 billion to $46.4 billion;

  •
  debt ratios: 0.5x to 4.0x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 2.1% to 4.0% and 2.7% to 4.4%.

        Citi observed the following corresponding data for KMI as of August 8, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.6%; (iii) a GP firm value of approximately $47.4 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.8% and 5.1%.

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        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of August 8, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $68.00 to $92.00 per share, $75.00 to $93.00 per unit and $32.00 to $40.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated EBITDA by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on August 8, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (August 8, 2014)
$33.91 - $48.93	$36.12

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on August 8, 2014 of approximately (6.1%) to 35.5%.

        Potential Total Investment Returns Overview.    In order to further assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

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  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.9% to 20.7% (with a median of 10.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.1% to 13.0% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 2.9% to 4.4% (with a median of 4.0%); and

  •
  estimated potential total investment returns: 8.8% to 17.0% (with a median of 12.9%).

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 7.3% to 10.4% (with a median of 7.4%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.0% to 6.0% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.9%); and

  •
  estimated potential total investment returns: 6.8% to 9.6% (with a median of 7.9%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present

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values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2029 using discount rates ranging from 7.5% to 9.0%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$40.43 - $51.29	$41.83 - $52.86	$3.27 - $3.57	$45.10 - $56.43

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.3% to 4.1% and 3.5% to 4.4%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Cash Available for Dividends	21.9%	23.7%	28.8%	36.2%	29.0%	29.3%	25.3%	21.2%	17.1%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.1%	28.3%	25.3%	21.2%	17.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such

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calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
KMP	(14.5%)	(11.3%)	(6.7%)	(4.7%)	2.9%	9.9%	11.8%	12.6%	13.4%
KMR	(14.8%)	(11.5%)	(6.9%)	(5.0%)	2.7%	9.6%	11.5%	12.4%	13.2%
EPB	(17.4%)	(9.1%)	(4.8%)	2.8%	8.7%	15.7%	17.3%	17.7%	18.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, implied enterprise values (calculated as equity values based on closing stock or unit prices on August 8, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming a 12.0% and 15.4% premium to KMP's and EPB's closing unit prices on August 8, 2014, respectively, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 15.0x and 13.8x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.6x, 15.7x and 14.7x, respectively.

Miscellaneous

        KMI has agreed to pay Citi for its services as a financial advisor to KMI in connection with the proposed Transactions an aggregate fee of $5 million, payable contingent upon consummation of the Transactions. In addition, KMI has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement. Citi and its affiliates also are participating in the bridge facility as a syndication agent, documentation agent and lender and in the replacement revolving credit facility as syndication agent and as a joint lead arranger, joint bookrunner and lender, for which services Citi and its affiliates have received or will receive compensation.

        Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide services to KMI, KMP, KMR, EPB and their respective affiliates unrelated to the proposed Transactions for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the KMI board meeting on August 9, 2014 at which the proposed Transactions were approved, having acted or acting (i) as financial advisor in connection with certain merger and acquisition transactions, (ii) as a syndication agent, lead arranger, book-running manager and collateral agent for, and as a lender under, certain credit facilities of KMI, KMP and certain affiliates of EPB and (iii) as a sales agent, underwriter, co-manager and book-running manager for certain securities offerings of KMI, KMP and EPB, for which services Citi and its affiliates received aggregate fees totaling approximately $12.8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of KMI, KMP, KMR, EPB and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with KMI, KMP, KMR, EPB and their respective affiliates.

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        KMI selected Citi to act as a financial advisor to KMI in connection with the proposed Transactions based on Citi's reputation, experience and familiarity with KMI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

        In considering the recommendations of the EPGP conflicts committee and the EPGP board, EPB unitholders should be aware that some of the executive officers and directors of EPGP have interests in the transaction that may differ from, or may be in addition to, the interests of EPB unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The EPGP conflicts committee and the EPGP board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the EPB merger agreement.

  Common Directors and Executive Officers

        The following EPGP directors and executive officers are directors and executive officers of KMI, KMR and KMGP:

  •
  Richard D. Kinder is Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP;

  •
  Steven J. Kean is Director, President and Chief Operating Officer of KMI, KMR, KMGP and EPGP;

  •
  Kimberly A. Dang is Vice President and Chief Financial Officer of KMI, KMR and KMGP and Vice President of EPGP;

  •
  David R. DeVeau is Vice President and General Counsel of KMI, KMR, KMGP and EPGP;

  •
  Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI, KMR, KMGP and EPGP and a Director of EPGP;

  •
  Dax A. Sanders is Vice President, Corporate Development of KMI, KMR, KMGP and EPGP; and

  •
  Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI, KMR, KMGP and EPGP.

        Each of these individuals will retain his or her positions with KMI following the Transactions.

  Indemnification and Insurance

        The EPB merger agreement provides for indemnification and advancement of expenses by KMI and EPB, after the effective time of the EPB merger, of the directors and officers of EPGP to the fullest extent authorized or permitted by applicable law. These merger agreement provisions are in addition to the indemnification and advancement of expenses provided to each of EPGP's directors and officers under (i) the organizational documents of EPB and EPGP, which provisions the EPB merger agreement requires to be maintained in effect for six years after the effective time of the EPB merger and (ii) separate indemnification agreements each of EPGP's non-employee directors has with EPGP.

        In addition, KMI will maintain in effect for six years from the effective time of the EPB merger EPGP's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the EPB merger with respect to such indemnified persons.

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  KMI Board Positions

        The non-employee directors on the EPGP board, Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, each of whom serves on the EPGP conflicts committee, have been offered the opportunity to become members of the KMI board after the merger. If any of these individuals becomes a member of the KMI board, his initial term would expire at the next KMI annual meeting of stockholders in 2015, and at that time, he would be required to stand for re-election by the stockholders if he wished to continue to serve as a director.

        Any non-employee director on the EPGP board who becomes a member of the KMI board would be entitled to receive the same compensation as KMI's other non-employee directors. For 2014, this compensation consists of an annual retainer of $200,000, compared to the annual retainer of $125,000, consisting of $65,000 in cash and $60,000 in restricted EPB units, currently received by non-employee directors for service on the EPGP board. Under KMI's Stock Compensation Plan for Non-Employee Directors, eligible directors may elect to receive all or a portion of their annual retainer in the form of shares of KMI common stock rather than in cash. For more details about KMI's Stock Compensation Plan for Non-Employee Directors, please see KMI's documents incorporated by reference as described under "Where You Can Find More Information."

  Unit and Share Ownership of Directors and Executive Officers

        All directors and certain executive officers of EPGP beneficially own equity securities of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions. Each of the non-employee directors on the EPGP board holds 1,453 EPB restricted units, which would not otherwise vest until December 2, 2014. In accordance with the EPB merger agreement, these EPB restricted units will be treated as issued and outstanding EPB common units as of immediately prior to the effective time of the EPB merger. Please see "—Security Ownership of Certain Beneficial Owners and Management of EPB" for further detail.

  No Severance or Similar Payments

        No executive officer of KMI or EPGP is entitled to or will receive any severance payments or "golden parachute compensation" in connection with the Transactions.

Security Ownership of Certain Beneficial Owners and Management of EPB

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of EPB common units (i) by each of the directors of EPGP, by the principal executive officer, principal financial officer and three other most highly compensated executive officers of EPGP (referred to as the named executive officers) and by all directors and executive officers as a group and (ii) by each person known by EPB to own beneficially at least 5% of such units. Except as noted otherwise, each beneficial owner has sole voting power and sole investment power over the units listed.

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The address of each person below is c/o El Paso Pipeline Partners, L.P., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	EPB Common Units
Name of Beneficial Owner	Number of Units	Percent of Class(a)
Richard D. Kinder	128,000	*
Steven J. Kean	18,000	*
Thomas A. Martin	—	—
Ronald L. Kuehn, Jr.(b)	78,121	*
Arthur C. Reichstetter(b)	113,753	*
William A. Smith(b)	13,858	*
Kimberly A. Dang	—	—
David P. Michels	—	—
Directors and executive officers as a group (11 persons)(c)	353,732	*
KMI(d)	93,380,734	40.1%

*
Less than 1%.

(a)
Calculated based on 232,729,329 EPB common units outstanding as of September 26, 2014.

(b)
Includes 1,453 EPB restricted units.

(c)
Includes 4,359 EPB restricted units.

(d)
Consists of 93,380,734 EPB common units held by El Paso Pipeline LP Holdings, L.L.C., KMI's wholly owned subsidiary. KMI also indirectly owns EPB's general partner, which holds a 2% general partner interest in EPB and the incentive distribution rights.

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMI common stock, KMP common units and KMR shares by each of the named executive officers and directors of EPGP and by all directors and executive officers of EPGP as a group.

	KMI Common Stock		KMP Common Units		KMR Shares
Name of Beneficial Owner	Number of Shares	Percent of Class(a)	Number of Units	Percent of Class(a)	Number of Shares	Percent of Class(a)
Richard D. Kinder(b)	243,100,000	23.6%	333,774	*	344,181	*
Steven J. Kean(c)	7,119,843	*	10,830	*	5,752	*
Thomas A. Martin(d)	883,824	*	—	—	6,128	*
Ronald L. Kuehn, Jr.(e)	133,256	*	7,000	*
Arthur C. Reichstetter	—	—	—	—	—	—
William A. Smith(f)	9,101	*	—	—	—	—
Kimberly A. Dang(g)	2,110,690	*	121	*	715	*
David P. Michels(h)	240	*	—	—	—	—
Directors and executive officers as a group (11 persons)(i)	253,949,950	24.7%	351,987	*	359,153	*

*
Less than 1%.

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(a)
Calculated based on 1,028,229,501 shares of KMI common stock, 326,239,985 KMP common units and 133,966,228 KMR shares, as applicable, issued and outstanding as of September 26, 2014.

(b)
Includes 40,467 shares of KMI common stock, 7,879 KMP common units and 1,366 KMR shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares of KMI common stock held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(c)
Excludes 754,717 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 230,000 shares of KMI common stock held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is a trustee, each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 425,000 shares of KMI common stock owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these shares.

(d)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 148,950 shares of KMI common stock held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(e)
Includes 10,365 shares of KMI common stock and 7,000 KMP common units owned by Mr. Kuehn's spouse. Mr. Kuehn disclaims beneficial ownership of such KMI shares and KMP common units. Amount includes warrants to purchase 64,000 shares of KMI common stock held by Mr. Kuehn and 15,679 warrants to purchase KMP common units owned by Mr. Kuehn's spouse. Mr. Kuehn disclaims beneficial ownership of such warrants owned by his spouse.

(f)
Includes 3,622 shares of KMI common stock held by Mr. Smith's wife. Mr. Smith disclaims beneficial ownership of these shares. Amount includes warrants to purchase 5,479 shares of KMI common stock held by Mr. Smith's wife. Mr. Smith disclaims beneficial ownership of these warrants.

(g)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 2,026,048 shares of KMI common stock held by a limited partnership of which Mrs. Dang controls the voting and disposition power. Mrs. Dang disclaims 10% of any beneficial and pecuniary interests in these shares. Amount includes warrants to purchase 192 shares of KMI common stock held by Mrs. Dang.

(h)
Excludes 23,012 restricted KMI shares subject to forfeiture and voting restrictions that lapse between July 17, 2015 and July 17, 2017.

(i)
See notes (b) through (g) above. Also excludes 264,136 restricted KMI shares subject to forfeiture and voting restrictions that lapse between July 16, 2016 and July 16, 2019. Also includes 174,019 shares of KMI common stock held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares, the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Amount includes warrants to purchase 1,600 shares of KMI common stock held by an executive officer.

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 No Appraisal Rights

        EPB unitholders will not have appraisal rights in connection with the EPB merger. Under Section 17-212 of the Delaware Revised Uniform Limited Partnership Act, a partnership agreement or an agreement of merger may provide contractual appraisal rights with respect to partnership interests in the limited partnership. The EPB partnership agreement, however, does not provide limited partners with any dissenters' or appraisal rights in the event of a merger. Further, Section 2.6 of the EPB merger agreement provides that no dissenters' or appraisal rights are available with respect to the EPB merger or the other transactions contemplated by the EPB merger agreement. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, the EPB partnership agreement and the EPB merger agreement.

Accounting Treatment of the Merger

        The EPB merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls EPB and will continue to control EPB after the EPB merger, the changes in KMI's ownership interest in EPB will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the EPB merger.

Estimated Fees and Expenses

        The following is an estimate of the aggregate fees and expenses incurred, excluding financing costs, or to be incurred by the parties in connection with the Transactions:

Description	Amount
(in millions)
Financial advisory fees	$30.5
Legal and other professional service fees	16.8
Proxy solicitation, printing and mailing costs	17.5
Filing fees	5.6
Miscellaneous	19.6

Total	$90.0

        Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

Regulatory Approvals Required for the Merger

        We are unaware of any material regulatory approvals that must be received or filings that must be made in order to consummate the EPB merger, other than regulatory approvals required in the KMP merger. The following is a summary of the material regulatory requirements for completion of the KMP merger contemplated by the KMP merger agreement, the completion of which is a condition to the EPB merger. There can be no guarantee if and when any of the consents or approvals required for the KMP merger will be obtained or as to the conditions that such consents and approvals may contain.

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the "HSR Act," and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the "Antitrust Division," and the United States Federal Trade Commission, which is referred to as the "FTC," and all statutory waiting

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period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed HSR Act Notification and Report Forms, which are referred to as the "HSR Forms," with the Antitrust Division and the FTC. The FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

Directors and Executive Officers of KMI After the Merger

        The directors and executive officers of KMI prior to the EPB merger will continue as directors and executive officers of KMI after the EPB merger, except one of the current two directors nominated by Highstar Capital LP, which is referred to as "Highstar," will step down as a result of Highstar's ownership in KMI being reduced below 5% due to dilution as a result of the Transactions. For further information, please see "Description of KMI's Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights." Additionally, the non-employee directors of EPGP, KMGP and KMR have been offered the opportunity to become members of the KMI board of directors after the Transactions.

EPB Unitholders Making Elections

        No less than 30 days prior to the anticipated effective time of the EPB merger, EPB unitholders will be receiving under separate cover a form of election for making stock, cash, mixed or no elections. EPB unitholders will have a minimum of 20 business days from the mailing of the form of election to make their election. Any EPB unitholder who became an EPB unitholder after the record date established for the mailing of forms of election, or who did not otherwise receive a form of election, should contact D.F. King & Co., Inc. toll-free at (800) 331-5963 or their bank, broker, nominee, trust company or other fiduciary to obtain a form of election. EPB unitholders who vote against approving the EPB merger agreement are still entitled to make elections with respect to their common units. The form of election allows holders of EPB common units to make stock, cash or mixed elections for some or all of their EPB common units or no election for their EPB common units. EPB common units as to which the holder has not made a valid election prior to the election deadline will be treated as though no election has been made. To validly make a stock, cash, mixed or no election, EPB unitholders must properly complete, sign and send the form of election and unit certificates (or evidence of units in book-entry form) to the exchange agent prior to the election deadline.

        For information regarding certain U.S. federal income tax consequences of the EPB merger, please see "Material U.S. Federal Income Tax Consequences."

Exchange Agent

        Computershare Inc. and Computershare Trust Company, N.A. will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

        Unless otherwise designated on the election form, the election deadline will be 5:00 p.m., New York City time, on the second business day prior to the effective time of the merger. KMI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on KMI's website at www.kindermorgan.com and in a filing with the SEC. If the effective time of the EPB merger is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new effective time of the EPB merger), and KMI will promptly announce any such delay.

        EPB unitholders who hold their units in "street name" may be subject to an earlier deadline. Therefore, EPB unitholders should carefully read any materials received from their bank, broker, nominee, trust company or other fiduciary.

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Form of Election

        The applicable form of election must be properly completed and signed and accompanied by:

  •
  duly endorsed certificates representing all of the EPB common units to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on EPB's books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election); or

  •
  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the United States, provided that the actual unit certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

  •
  if the EPB common units are held in book-entry form, the documents specified in the instructions accompanying the form of election.

        In order to make a stock, cash, mixed and/or no election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Units as to which an Election Has Already Been Made

        EPB unitholders who have made elections will be unable to sell or otherwise transfer their units after making the election, unless the election is properly revoked before the election deadline or unless the EPB merger agreement is terminated.

Election Revocation and Changes

        An election may be revoked or changed with respect to all or a portion of the EPB common units covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the EPB merger agreement is terminated, and any unit certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the EPB unitholder who submitted those certificates. EPB unitholders will not be entitled to revoke or change their elections following the election deadline, unless the EPB merger agreement is thereafter terminated or the election deadline is thereafter delayed. As a result, EPB unitholders who have made elections will be unable to revoke their elections or sell their EPB common units during the period between the election deadline and the date of completion of the EPB merger or termination of the EPB merger agreement.

        EPB unitholders not making a valid election in respect of their EPB common units prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported stock election, cash election or mixed election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

        EPB unitholders who make no election to receive stock consideration, cash consideration or mixed consideration in the EPB merger, whose election forms are not received by the exchange agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not

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to have made an election (and such EPB common units referred to as "no election units"). EPB unitholders not making an election in respect of some or all of their EPB common units will receive mixed consideration with respect to the EPB common units for which no election has been made. See "—Proration and Adjustment Procedures" below.

Proration and Adjustment Procedures

        EPB unitholders should be aware that cash elections and stock elections they make may be subject to the proration and adjustment procedures provided in the EPB merger agreement to ensure that the total amount of cash paid and the total number of shares of KMI common stock issued in the EPB merger to EPB unitholders as a whole are equal to the total amount of cash that would have been paid and the total number of shares of KMI common stock that would have been issued if all EPB unitholders elected to receive the mixed consideration.

        Therefore, if providing $39.53 in cash per EPB common unit to those who make the cash election would cause KMI to pay more cash than if all EPB unitholders were to receive $4.65 in cash per EPB common unit, then the amount of cash per EPB common unit to be received by holders making a cash election will be reduced (pro rata across all outstanding EPB common units subject to a cash election, which are referred to as the "cash election units"), so that the aggregate cash paid to all EPB unitholders is equal to $4.65 per EPB common unit, and the remainder of the consideration in respect of outstanding EPB cash election units will be payable in shares of KMI common stock and cash in lieu of fractional shares.

        In addition, if providing 1.0711 shares of KMI common stock per EPB common unit to those who make the stock election would cause KMI to issue more shares of KMI common stock than if all EPB unitholders received 0.9451 of a share of KMI common stock per EPB common unit, then the amount of shares of KMI common stock per EPB common unit to be received by holders making a stock election will be reduced (pro rata across all outstanding EPB common units subject to a stock election, which are referred to as the "stock election units"), so that the aggregate shares of KMI common stock paid to all EPB unitholders is equal to 0.9451 of a share of KMI common stock per EPB common unit, and the remainder of the consideration in respect of outstanding EPB stock election units will be payable in cash.

        The proration and adjustment procedures work as follows:

        If, (A) the product of the number of cash election units and $39.53, the "Per Unit Cash Election Consideration," (such product being referred to as the "Cash Election Amount") exceeds (B) the difference between (x) the product of $4.65, the "Per Unit Mixed Consideration Cash Amount," and the total number of issued and outstanding EPB common units immediately prior to the effective time of the EPB merger (excluding EPB common units that are to remain outstanding as provided for in the EPB merger agreement and including, for the avoidance of doubt, EPB restricted units) minus (y) the product of the number of mixed consideration election units (provided that no election units will be deemed to be mixed consideration election units for purposes of the proration provision)) and the Per Unit Mixed Consideration Cash Amount, the "Aggregate Mixed Consideration Cash Amount", such difference being referred to as the "Available Cash Election Amount", then each cash election unit will be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which will be the Available Cash Election Amount and the denominator of which will be the Cash Election Amount, such fraction being the "Cash Fraction", and (2) a number of shares of KMI common stock equal to the product of (r) 1.0711, the "Exchange Ratio," and (s) one (1) minus the Cash Fraction.

        If the Available Cash Election Amount exceeds the Cash Election Amount, then each stock election unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of stock election units and (B) a number of shares

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of KMI common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) and the denominator of which shall be the Per Unit Cash Election Consideration.

        Neither KMI nor EPB is making any recommendation as to whether EPB unitholders should make a cash election, stock election, mixed election or no election in the EPB merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement/prospectus and in the EPB merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than what you elected to receive.

Listing of KMI Common Stock

        It is a condition to closing that the KMI common stock to be issued in the EPB merger to EPB unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of EPB Common Units

        If the EPB merger is completed, EPB common units will cease to be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Ownership of KMI after the Transactions

        KMI will issue approximately [            ] million shares of KMI common stock to former unaffiliated EPB unitholders pursuant to the EPB merger. Further, KMI will issue approximately [            ] million shares of KMI common stock to former public KMP common unitholders and former public KMR shareholders pursuant to the KMP merger and the KMR merger. As a result, immediately following the completion of the Transactions, KMI expects to have at least [            ] million shares of KMI common stock outstanding. Former public EPB common unitholders are therefore expected to hold approximately [            ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions. Collectively, former public KMP common unitholders, public KMR shareholders and public EPB common unitholders are expected to hold approximately [            ]% of the aggregate shares of KMI common stock outstanding immediately after the Transactions.

Restrictions on Sales of KMI Common Stock Received in the Merger

        Shares of KMI common stock issued in the EPB merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of KMI common stock issued to any EPB unitholder who may be deemed to be an "affiliate" of KMI after the completion of the EPB merger. This proxy statement/prospectus does not cover resales of KMI common stock received by any person upon the completion of the EPB merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Mergers

        Three putative class action lawsuits were filed in the Court of Chancery of the State of Delaware in connection with the proposed merger transactions: (i) William Bryce Arendt v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10093-VCL; (ii) The Haynes Family Trust U/A. v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10118-VCL; and (iii) George H. Edwards, et al., v. El Paso Pipeline Partners, L.P., et al., Case No. 10160-VCL. On September 28, 2014, the Arendt and Haynes actions were consolidated under the caption In re Kinder Morgan Energy Partners, L.P. Unitholders

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Litigation, Case No. 10093-VCL, with the complaint in the Haynes action designated as the operative complaint. The lawsuits seek to enjoin one or more of the proposed merger transactions.

        The plaintiffs in the In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation action allege that (i) KMR, KMGP, and individual defendants breached the express terms of and their duties under the KMP partnership agreement, including the implied duty of good faith and fair dealing, by entering into the KMP Transaction and by failing to adequately disclose material facts related to the transaction; (ii) KMI aided and abetted such breach; and (iii) KMI tortiously interfered with the rights of the plaintiff and the putative class under the KMP partnership agreement by causing KMGP and the individual defendants to breach their duties under the KMP partnership agreement. Further, plaintiff alleges that the KMP partnership agreement mandates that the transaction be approved by two-thirds of KMP's limited partner interests. On September 26, 2014, plaintiffs filed a motion for expedited proceedings. On September 29, 2014, plaintiffs filed a motion for a preliminary injunction seeking to enjoin the KMP vote.

        In the George H. Edwards, et al. v. El Paso Pipeline Partners, L.P., et al. action, plaintiffs allege that (i) EPGP breached the implied duty of good faith and fair dealing by approving the EPB transaction in bad faith; (ii) EPGP, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach; (iii) EPGP breached its duties under the EPB partnership agreement, including the implied duty of good faith and fair dealing; and (iv) EPB, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach and tortuously interfered with the rights of the EPB unitholders under the EPB partnership agreement.

        The plaintiffs also allege that (i) KMR and KMGP breached their duties under the KMP partnership agreement including the implied duty of good faith and fair dealing; and (ii) KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach and tortiously interfered with the rights of the KMP unitholders under the KMP partnership agreement. In addition, plaintiffs allege that KMR and KMGP breached the residual fiduciary duties owed to KMP unitholders, and KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach. Finally, plaintiffs allege that the KMP partnership agreement mandates that the KMP merger be approved, alternatively, by at least 95% of all of KMP's limited partner interests, by at least two-thirds of KMP's limited partner interests, or by at least two-thirds of KMP's common unitholders.

        On September 26, 2014, plaintiffs filed a motion for expedited discovery, and a motion for a preliminary injunction seeking to enjoin defendants from proceeding with the unitholder vote on the KMP merger agreement.

        The defendents believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits.

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RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the approval of the EPB merger agreement. In addition, you should read and carefully consider the risks associated with each of KMI and EPB and their respective businesses. These risks can be found in KMI's and EPB's respective Annual Reports on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You also may wish to read and consider the risks associated with each of KMP and KMR and their respective businesses described in their reports filed with the SEC. For further information regarding the documents incorporated into this proxy statement/prospectus by reference or referred to above, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference or referred to above could have a material adverse effect on KMI's, EPB's or the combined organization's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective securities.

Risk Factors Relating to the Merger

The mergers that are part of the Transactions are contingent upon each other, and the EPB merger is subject to other substantial conditions and may not be consummated even if the required KMI stockholder and EPB unitholder approvals are obtained.

        Completion of the EPB merger is contingent upon completion of the KMP merger and the KMR merger, and vice versa. No merger will occur unless all three mergers occur. The KMP and KMR mergers are subject to the satisfaction or waiver of their own conditions, including approval of merger agreements by KMP's unitholders and KMR's shareholders, some of which are out of the control of KMI and all of which are out of the control of EPB. Further, KMI's stockholders must approve an amendment to KMI's certificate of incorporation to increase the number of authorized shares of KMI common stock and must approve the issuance of KMI common stock in the three mergers.

        The EPB merger agreement contains other conditions that, if not satisfied or waived, would result in the EPB merger not occurring, even though the KMI stockholders and the EPB unitholders may have voted in favor of the merger-related proposals presented to them. Satisfaction of some of these other conditions to the EPB merger, such as receipt of required regulatory approvals, is not entirely in the control of KMI or EPB. In addition, KMI and EPB can agree not to consummate the EPB merger even if all stockholder and unitholder approvals have been received. The closing conditions to the EPB merger may not be satisfied, and KMI or EPB may choose not to, or may be unable to, waive an unsatisfied condition, which may cause the EPB merger not to occur. See "Proposal 1: The Merger Agreement—Conditions to Completion of the Merger."

Because the exchange ratio is fixed and because the market price of KMI common stock will fluctuate prior to the consummation of the EPB merger, EPB unitholders who receive KMI common stock as part of the merger consideration cannot be sure of the market value of the KMI common stock they will receive in the EPB merger until the effective time of the EPB merger.

        EPB unitholders who either make a stock election, mixed election or no election or who make a cash election that is subject to proration will receive KMI common stock as part of the merger consideration. The market value of the KMI common stock that such EPB unitholders will receive in the EPB merger will depend on the trading price of the KMI common stock as of the effective time of the EPB merger. The exchange ratio that determines the number of shares of KMI common stock that

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EPB unitholders will receive in the EPB merger is fixed. This means that there is no mechanism contained in the EPB merger agreement that would adjust the number of shares of KMI common stock that EPB unitholders will receive based on any decreases in the trading price of the KMI common stock. If the KMI common stock price as of the effective time of the EPB merger is less than the KMI common stock price as of the date that the EPB merger agreement was signed, then the market value of the consideration received by EPB unitholders will be less than contemplated at the time the EPB merger agreement was signed.

        KMI common stock price changes may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the Transactions on KMI's future financial performance, conditions affecting its industry generally or those of its customers, changes in KMI's business, operations and prospects, and regulatory considerations. Many of these factors are beyond KMI's and EPB's control. For historical and current market prices of KMI common stock and EPB common units, please read "Summary Term Sheet—Comparative Stock and Unit Prices; Comparative Dividends and Distributions" in this proxy statement/prospectus.

EPB unitholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration and adjustment, and therefore such unitholders may receive consideration having an aggregate value that is less than the aggregate value of consideration they elected to receive.

        EPB unitholders who make either a cash election or a stock election will be subject to proration if EPB unitholders, in the aggregate, elect to receive more or less cash consideration than the aggregate amount of cash consideration to be paid in the EPB merger. Accordingly, some of the consideration EPB unitholders receive in the EPB merger may differ from the type of consideration they elected to receive. The relative proportion of KMI common stock and cash that an EPB unitholder receives in the merger also may have an aggregate value that is higher or lower than the relative proportion of stock and cash that the EPB unitholder elected to receive. A discussion of the proration mechanism can be found under the heading "Special Factors—EPB Unitholders Making Elections—Proration and Adjustment Procedures."

The tax liability of an EPB unitholder as a result of the EPB merger could be more than expected.

        As a result of the EPB merger, an EPB unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and its adjusted tax basis in its EPB common units. EPB unitholders who either make the stock election, mixed election or no election or who make a cash election that is subject to proration will receive KMI common stock as part of the merger consideration. Because the value of any KMI common stock received in the EPB merger will not be known until the effective time of the merger, an EPB unitholder who receives KMI common stock as full or partial consideration for its EPB common units will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of an EPB unitholder's allocable share of EPB's net taxable income decrease such EPB unitholder's tax basis in its EPB common units, the amount, if any, of such prior excess distributions with respect to such EPB common units will, in effect, become taxable income to an EPB unitholder if the aggregate value of the consideration received in the EPB merger is greater than such EPB unitholder's adjusted tax basis in its EPB common units, even if the aggregate value of the consideration received in the EPB merger is less than such EPB unitholder's original cost basis in its EPB common units. Furthermore, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by EPB and its subsidiaries.

        For a more complete discussion of certain U.S. federal income tax consequences of the EPB merger, please read "Material U.S. Federal Income Tax Consequences."

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The tax liability of an EPB unitholder as a result of the EPB merger may exceed the cash received by such unitholder in the EPB merger.

        The receipt of KMI common stock, cash or a combination of KMI common stock and cash by EPB unitholders in exchange for EPB common units in the EPB merger will be treated as a taxable sale by such unitholders of such common units for U.S. federal income tax purposes. The amount of gain or loss recognized by each EPB unitholder in the EPB merger will vary depending on each EPB unitholder's particular situation, including the amount of any cash and the fair market value of any KMI common stock received by such unitholder in the EPB merger, the adjusted tax basis of the EPB common units exchanged by such unitholder in the EPB merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by such unitholder. The amount of cash received by each EPB unitholder in the EPB merger will vary depending on whether such unitholder makes a stock, cash or mixed election, or no election, and whether such unitholder's cash election or stock election is subject to proration and adjustment. Consequently, the gain recognized for U.S. federal income tax purposes by a EPB unitholder in the EPB merger may result in a tax liability in excess of the cash received by such unitholder in the EPB merger.

        For a more complete discussion of certain U.S. federal income tax consequences of the EPB merger, please read "Material U.S. Federal Income Tax Consequences."

EPB is subject to provisions that limit its ability to pursue alternatives to the EPB merger and could discourage a potential competing acquirer of EPB from making a favorable alternative transaction proposal.

        Under the EPB merger agreement, EPB is restricted from entering into alternative transactions. Unless and until the EPB merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "Proposal 1: The Merger Agreement—No Solicitation by EPB"), EPB is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the EPB merger agreement, in the event of a potential change by the EPGP conflicts committee or the EPGP board of its recommendation with respect to the proposed EPB merger in light of an alternative proposal where the failure to make such change of recommendation would be inconsistent with the best interests of EPB, EPB must provide KMI with three days' notice to allow KMI to propose an adjustment to the terms and conditions of the EPB merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of EPB from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the market value proposed to be received or realized in the EPB merger. For a discussion of the restrictions on EPB soliciting or entering into a takeover proposal or alternative transaction and the EPGP conflicts committee's or the EPGP board's ability to change its recommendation, see "Proposal 1: The Merger Agreement—No Solicitation by EPB" and "KMR Recommendation and KMR Adverse Recommendation Change."

All directors and certain executive officers of EPGP have certain interests that are different from those of EPB unitholders generally.

        All directors and certain executive officers of EPGP have interests that may be different from, or be in addition to, your interests as a unitholder of EPB. You should consider these interests in voting on the EPB merger. These different interests are described under "Special Factors—Interests of Certain Persons in the Transactions."

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The KMI common stock to be received by EPB unitholders as a result of the EPB merger has different rights from EPB common units.

        Following completion of the EPB merger, EPB unitholders will no longer hold EPB common units, but will instead be stockholders of KMI. KMI is a corporation, and EPB is a limited partnership. There are important differences between the rights of EPB unitholders and the rights of KMI stockholders. See "Comparison of Rights of KMI Stockholders and EPB Unitholders" for a discussion of the different rights associated with EPB common units and KMI common stock.

KMI and the other parties will incur substantial transaction-related costs in connection with the Transactions.

        KMI and the other parties to the Transactions, including EPB, expect to incur a number of non-recurring transaction-related costs associated with completing the Transactions, which are currently estimated to total approximately $90 million, excluding expenses associated with expected financings, which expenses could be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. There can be no assurance that the elimination of certain costs due to the fact that KMP, KMR and EPB will no longer be public companies will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Failure to complete, or significant delays in completing, the EPB merger could negatively affect the trading prices of KMI common stock and EPB common units and the future business and financial results of KMI and EPB.

        Completion of the EPB merger is not assured and is subject to risks, including the risks that approval of the EPB merger by the EPB unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the EPB merger is not completed, or if there are significant delays in completing the EPB merger, the trading prices of KMI common stock and EPB common units and the respective future business and financial results of KMI and EPB could be negatively affected, and each of them will be subject to several risks, including the following:

  •
  the parties may be liable for damages to one another under the terms and conditions of the EPB merger agreement;

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  negative reactions from the financial markets, including declines in the prices of KMI common stock or EPB common units due to the fact that current prices may reflect a market assumption that the EPB merger will be completed;

  •
  having to pay certain significant costs relating to the EPB merger; and

  •
  the attention of management of KMI and EPB will have been diverted to the EPB merger rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

If the EPB merger is approved by EPB unitholders, the date that those unitholders will receive the merger consideration is uncertain.

        As described in this proxy statement/prospectus, completing the proposed merger is subject to a number of conditions, not all of which are controllable or waiveable by KMI or EPB. Accordingly, if the proposed merger is approved by EPB unitholders, the date that those EPB unitholders will receive the merger consideration depends on the completion date of the EPB merger, which is uncertain.

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The fairness opinion rendered to the EPGP conflicts committee by its financial advisor was based on the financial analysis performed by the financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of the opinion. The EPGP conflicts committee has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the EPB merger agreement.

        The fairness opinion rendered to the EPGP conflicts committee by TPH was provided in connection with, and at the time of, the EPGP conflicts committee's evaluation of the EPB merger and the EPB merger agreement. This opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to TPH, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. The EPGP conflicts committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from TPH, and it does not expect to obtain an updated opinion prior to completion of the EPB merger. Changes in the operations and prospects of KMI or EPB, general market and economic conditions and other factors which may be beyond the control of KMI and EPB, and on which the fairness opinion was based, may have altered the value of KMI or EPB or the prices of KMI common stock or EPB common units since the date of such opinion, or may alter such values and prices by the time the EPB merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that the EPGP conflicts committee received from TPH, please refer to "Special Factors—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc."

The financial estimates in this proxy statement/prospectus are based on various assumptions that may not be realized.

        The financial estimates set forth in the forecast included under "Special Factors—Projected Financial Information" are based on assumptions of, and information available to, management of KMI at the time they were prepared and provided to the EPGP conflicts committee and its financial advisor. KMI and EPB do not know whether the assumptions made will be realized. They can be adversely affected by known or unknown risks and uncertainties, many of which are beyond KMI's and EPB's control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining KMI's and/or EPB's future results. As a result of these contingencies, actual future results may vary materially from KMI's estimates. In view of these uncertainties, the inclusion of the projected financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

        The projected financial information contains possible scenarios for KMI's and EPB's internal use and was not prepared with a view toward public disclosure, nor with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither KMI nor EPB undertakes any obligation, other than as required by applicable law, to update the projected financial information herein to reflect events or circumstances after the date the projected financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

        The projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KMI. PricewaterhouseCoopers LLP, KMI's and EPB's independent accountants, have not compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, PricewaterhouseCoopers LLP

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assumes no responsibility for, and disclaims any association with, such projected financial information. The reports of PricewaterhouseCoopers LLP incorporated by reference in this proxy statement/prospectus relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See "Special Factors—Projected Financial Information" for more information.

Pursuant to the terms of the EPB partnership agreement, KMI is entitled to vote its EPB common units, representing approximately 40% of the outstanding EPB common units, in favor of the merger at the EPB special meeting.

        Pursuant to the terms of the EPB partnership agreement, the affirmative vote of holders of a majority of the outstanding EPB common units, including units owned by KMI and its affiliates, is required to approve the EPB merger. As of August 20, 2014, KMI and its subsidiaries owned approximately 40% of the outstanding EPB common units. Accordingly, the EPB merger may be approved even if a majority of the unaffiliated EPB unitholders vote against the EPB merger.

Purported class action complaints have been filed challenging the merger transactions, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed merger and result in substantial costs.

        Two purported class action lawsuits are currently pending that challenge the merger transactions. Each lawsuit names as defendants KMP, KMI, KMGP, and individual members of KMGP's board of directors. Additionally, KMR, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, and individual members of EPGP's board of directors are named as defendants in one of the pending actions. Among other remedies, the plaintiffs seek to enjoin one or more of the proposed merger transactions. If these lawsuits are not dismissed or otherwise resolved, they could prevent and/or delay completion of the merger transactions and result in substantial costs to KMI, KMP, KMR, and EPB including any costs associated with the indemnification of general partners, directors, and/or their affiliates. Additional lawsuits may be filed in connection with the proposed merger transactions. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See "Proposal 1: Special Factors—Litigation Relating to the Mergers."

Risk Factors Relating to the Ownership of KMI Common Stock

The price of KMI common stock may be volatile, and holders of KMI common stock could lose a significant portion of their investments.

        The market price of the KMI common stock could be volatile, and holders of KMI common stock may not be able to resell their KMI common stock at or above the price at which they acquired such KMI common stock due to fluctuations in the market price of the KMI common stock, including changes in price caused by factors unrelated to KMI's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for the KMI common stock include:

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  changes in stock market analyst recommendations or earnings estimates regarding the KMI common stock, other companies comparable to KMI or companies in the industries KMI serves;

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  actual or anticipated fluctuations in KMI's operating results or future prospects;

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  reaction to KMI's public announcements;

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  strategic actions taken by KMI or its competitors, such as acquisitions or restructurings;

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  the recruitment or departure of key personnel;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to KMI's business and operations;

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  changes in tax or accounting standards, policies, guidance, interpretations or principles;

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  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

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  sales of KMI common stock by KMI, members of its management team or significant stockholders.

Holders of KMI common stock may not receive the anticipated level of dividends under KMI's dividend policy or any dividends at all.

        KMI's dividend policy provides that, subject to applicable law, KMI will pay quarterly cash dividends generally representing the cash it receives from its subsidiaries less any cash disbursements and reserves established by a majority vote of the KMI board of directors, including for general and administrative expenses, interest and cash taxes. However, KMI's board of directors may amend, revoke or suspend the dividend policy at any time, and even while the current policy is in place, the actual amount of dividends on the KMI common stock will depend on many factors, including KMI's financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of its subsidiaries, legal, regulatory and contractual constraints, tax laws and other factors.

        Over time, KMI's capital and other cash needs may change significantly from its current needs, which could affect whether KMI pays dividends and the amount of any dividends it may pay in the future. The terms of any future indebtedness KMI incurs also may restrict it from paying cash dividends on its stock under certain circumstances. A decline in the market price or liquidity, or both, of the KMI common stock could result if KMI's board of directors establishes large reserves that reduce the amount of quarterly dividends paid or if KMI reduces or eliminates the payment of dividends. This may in turn result in losses by KMI's stockholders, which could be substantial.

KMI's dividend policy may limit its ability to pursue growth opportunities or impair its financial flexibility.

        If KMI pays dividends at the level currently anticipated under its dividend policy, KMI may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund its operations in the event of a significant business downturn. In addition, because of the dividends required under the dividend policy, KMI's ability to pursue any material expansion of its business, including through acquisitions, increased capital spending or other increases of expenditures, will depend more than it otherwise would on KMI's ability to obtain third party financing. KMI cannot assure its stockholders that such financing will be available to KMI at all, or at an acceptable cost. If KMI is unable to take timely advantage of growth opportunities, its future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of the KMI common stock.

KMI's ability to pay dividends is restricted by Delaware law.

        Under the General Corporation Law of the State of Delaware, or the DGCL, KMI's board of directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the DGCL, or if KMI does not have a surplus, it is paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. KMI's bylaws require the declaration and payment of dividends to comply with the DGCL. If, as a result of these restrictions, KMI is unable to authorize payment of dividends, a decline in the market price or liquidity, or both, of the KMI common stock could result. This may in turn result in losses by KMI stockholders.

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KMI's substantial debt could adversely affect its financial health and make it more vulnerable to adverse economic conditions.

        In connection with the Transactions, KMI expects to incur approximately $4.2 billion of indebtedness either under the bridge facility or in capital markets transactions. As a result, as of June 30, 2014, on a pro forma basis after giving effect to the Transactions, KMI would have had approximately $39.3 billion of consolidated debt (excluding debt fair value adjustments). Additionally, in connection with the Transactions, KMI, KMP, EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into a cross guarantee arrangement whereby each entity will unconditionally guarantee the indebtedness of each other entity, thereby causing KMI to become liable for the debt of each of such subsidiaries. This level of debt and this cross guarantee arrangement could have important consequences, such as:

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  limiting KMI's ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

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  increasing the cost of future borrowings by KMI;

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  limiting KMI's ability to use operating cash flow in other areas of its business or to pay dividends because it must dedicate a substantial portion of these funds to make payments on its debt;

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  placing KMI at a competitive disadvantage compared to competitors with less debt; and

  •
  increasing KMI's vulnerability to adverse economic and industry conditions.

        KMI's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond KMI's control. If KMI's operating results are not sufficient to service its indebtedness, including the cross-guaranteed debt, and any future indebtedness that it may incur, KMI will be forced to take actions, which may include reducing dividends, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. KMI may not be able to effect any of these actions on satisfactory terms or at all.

        To the extent indebtedness incurred in connection with the Transactions is floating rate debt, such as would be the case pursuant to the bridge facility, each of KMI's, KMP's, KMR's and EPB's exposure to floating rate debt would increase.

The U.S. federal income tax treatment to EPB unitholders with respect to owning and disposing of any KMI common stock received in the EPB merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their EPB common units.

        For U.S. federal income tax purposes, EPB is classified as a partnership, and thus, is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each EPB unitholder is required to take into account such unitholder's share of items of income, gain, loss and deduction of EPB in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such EPB unitholder by EPB. A distribution of cash by EPB to an EPB unitholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences") is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the EPB unitholder's adjusted tax basis in its EPB common units. In contrast, KMI is classified as a corporation for U.S. federal income tax purposes, and thus, KMI (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by KMI to a stockholder who is a U.S. holder will generally be included in such U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits," as determined under U.S. federal income tax principles. A

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portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder's adjusted tax basis in such stockholder's shares of KMI common stock and, to the extent the cash distribution exceeds such stockholder's adjusted tax basis, as gain from the sale or exchange of such shares of KMI common stock.

        Please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of KMI common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the EPB merger, to service debt or to pay dividends involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of KMI or EPB to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  the ability to complete the EPB merger;

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  the ability to complete the KMP merger and the KMR merger;

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  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

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  the potential impact of the announcement or consummation of the Transactions on relationships, including with employees, suppliers, customers and competitors;

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  the timing and extent of changes in price trends and overall demand for natural gas liquids ("NGL"), refined petroleum products, oil, carbon dioxide ("CO2"), natural gas, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in tariff rates charged by KMI's pipeline subsidiaries required by the Federal Energy Regulatory Commission, the California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

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  KMI's ability to acquire new businesses and assets and integrate those operations into its existing operations, and make cost-saving changes in operations, particularly if KMI undertakes multiple acquisitions in a relatively short period of time, as well as the ability to expand its facilities;

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  KMI's ability to safely operate and maintain its existing assets and to access or construct new pipeline, gas processing and NGL fractionation capacity;

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  KMI's ability to attract and retain key management and operations personnel;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use KMI's services or provide services or products to it;

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  changes in crude oil and natural gas production, and the NGL content of natural gas production, from exploration and production areas that KMI serves, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Ohio, Pennsylvania and Texas, the U.S. Rocky Mountains and the Alberta, Canada oil sands;

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  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect KMI's business or its ability to compete;

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  •
  interruptions of electric power supply to KMI's facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

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  the uncertainty inherent in estimating future oil, natural gas and CO2 production or reserves;

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  KMI's ability to complete expansion and newbuild projects on time and on budget;

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  the timing and success of KMI's business development efforts, including its ability to renew long-term customer contracts;

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  changes in accounting pronouncements that impact the measurement of results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  KMI's ability to offer and sell debt or equity securities or obtain financing in sufficient amounts and on acceptable terms to implement that portion of its business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

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  KMI's indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at a competitive disadvantage compared to its competitors that have less debt or have other adverse consequences;

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  KMI's ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage to KMI's properties greater than its insurance coverage limits;

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  KMI's ability to obtain and maintain investment grade credit ratings for KMI and its subsidiaries;

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  capital and credit markets conditions, inflation and fluctuations in interest rates;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  KMI's ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the extent of KMI's success in developing and producing CO2 and oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that KMI may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

  •
  unfavorable results of litigation and the outcome of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement/prospectus.

        Forward-looking statements are based on the expectations and beliefs of management, based on information currently available, concerning future events affecting KMI. Although KMI believes that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to KMI's operations and business environment, all of which are difficult to predict and many of which are beyond KMI's control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" contained in KMI's and EPB's Exchange Act reports incorporated herein by reference, will be important in determining future results after the Transactions,

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and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on KMI's results of operations, financial condition, cash flows or dividends. In view of these uncertainties, KMI and EPB caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, KMI and EPB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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 THE PARTIES TO THE MERGER

KMI

        KMI is a Delaware corporation with its common stock traded on the NYSE under the symbol "KMI." KMI owns the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR, including all of voting shares, which are not publicly traded.

        The executive offices of KMI are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

EPB

        EPB is a Delaware limited partnership formed in 2007 with its common units traded on the NYSE under the symbol "EPB." EPB owns and operates natural gas transportation pipelines, storage and other midstream assets. KMI indirectly owns all of the membership interests in EPGP, EPB's general partner.

        The executive offices of EPB and EPGP are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

E Merger Sub

        E Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of KMI that was formed solely in contemplation of the EPB merger, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the EPB merger agreement. E Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the EPB merger agreement.

        The executive offices of E Merger Sub are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is (713) 369-9000.

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 THE EPB SPECIAL MEETING

        We are providing this proxy statement/prospectus to the EPB unitholders in connection with the solicitation of proxies to be voted at the special meeting of EPB unitholders that we have called for the purposes described below. This proxy statement/prospectus constitutes a prospectus for KMI in connection with the issuance by KMI of KMI common stock in connection with the EPB merger. This proxy statement/prospectus is first being mailed to EPB unitholders on or about [                        ], 2014 and provides EPB unitholders with the information they need to know about the Transactions and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The special meeting will be held at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 on [                        ], [                        ], 2014 at [                        ] a.m., local time.

Purpose

        At the EPB special meeting, you will be asked to vote solely on the following proposals:

  •
  Proposal 1:  to approve the EPB merger agreement. Please see "Proposal 1: The Merger Agreement."

  •
  Proposal 2:  to approve the EPB adjournment proposal, if adjournment is submitted to a vote of EPB unitholders. Please see "Proposal 2: Adjournment of the EPB Special Meeting."

EPGP Conflicts Committee and EPGP Board Recommendation

        The EPGP conflicts committee and the EPGP board each recommend that you vote:

  •
  Proposal 1:  FOR approval of the EPB merger agreement; and

  •
  Proposal 2:  FOR the EPB adjournment proposal.

        The EPGP conflicts committee and the EPGP board each (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of the unaffiliated EPB unitholders, (ii) approved the EPB merger and the EPB merger agreement and (iii) resolved to recommend approval of the EPB merger agreement to the EPB unitholders. See "Special Factors—Recommendation of the EPGP Conflicts Committee and the EPGP Board and Their Reasons for the EPB Merger."

        In considering the recommendations of the EPGP conflicts committee and the EPGP board with respect to the EPB merger agreement and the transactions contemplated thereby, you should be aware that some of EPGP's directors and executive officers may have interests that are different from, or in addition to, the interests of EPB unitholders more generally. See "Special Factors—Interests of Certain Persons in the Transactions."

Record Date; Outstanding Units; Units Entitled to Vote

        The record date for the special meeting is [                        ], 2014. Only EPB unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

        As of the close of business on the record date, there were [                        ] EPB common units and no EPB Class B units outstanding and entitled to vote at the EPB special meeting. Each holder of EPB common units is entitled to one vote for each unit owned as of the record date.

        A complete list of EPB unitholders entitled to vote at the special meeting will be available for inspection at our principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting. We are commencing our solicitation of EPB proxies on [                        ], 2014, which is before the [

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                        ], 2014 EPB record date. We will continue to solicit proxies until the [                        ], 2014 EPB special unitholder meeting. Each EPB unitholder of record on [                        ], 2014 who has not received an EPB proxy statement prior to that date will receive an EPB proxy statement and have the opportunity to vote on the matters described in the EPB proxy statement. Proxies delivered prior to the EPB record date will be valid and effective so long as the EPB unitholder providing the proxy is an EPB unitholder on the EPB record date. If you are not a holder of record on the EPB record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of EPB units you own on the record date even if that number is different from the number of EPB units you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Quorum

        A quorum of EPB unitholders is required to approve the EPB merger agreement at the EPB special meeting, but not to approve any adjournment of the meeting. A majority of the outstanding EPB common units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted as present in determining whether a quorum is present at the special meeting.

Required Vote

        To approve the EPB merger agreement, holders of a majority of the outstanding EPB common units must vote in favor of approval of the EPB merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding EPB common units, an EPB unitholder's failure to submit a proxy or to vote in person at the special meeting or an abstention from voting, or the failure of an EPB unitholder who holds his or her units in "street name" through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the EPB merger agreement.

        If submitted to a vote of EPB unitholders, the EPB adjournment proposal requires (a) if a quorum does not exist, the affirmative vote of the holders of a majority of the EPB common units present in person or by proxy at the special meeting or (b) if a quorum does exist, the affirmative vote of a majority of the outstanding EPB common units. Abstentions will have the same effect as a vote against the EPB adjournment proposal. Unvoted units and units not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the EPB special meeting. If a quorum is not present, abstentions would have the same effect as a vote against the EPB adjournment proposal.

Unit Ownership of and Voting by KMI and EPGP's Directors and Executive Officers

        At the close of business on the record date for the special meeting, KMI and its subsidiaries held, in the aggregate, EPB common units representing approximately [            ]% of the outstanding units of EPB, and the directors and executive officers of EPB held, in the aggregate, EPB common units representing approximately [            ]% of the outstanding units of EPB. KMI has agreed in the EPB merger agreement that, subject to limited exceptions, it and its subsidiaries would vote their EPB common units FOR the EPB merger agreement proposal, and we believe KMI and its subsidiaries intend to vote their EPB common units FOR the EPB adjournment proposal. We believe the EPGP directors and executive officers intend to vote all of such units they are entitled to vote FOR the EPB merger agreement proposal and FOR the EPB adjournment proposal.

        Accordingly, we believe approximately [            ]% of the outstanding EPB units will be voted in favor of the EPB merger agreement proposal and the EPB adjournment proposal by virtue of KMI's and its subsidiaries' and affiliates' ownership of EPB units.

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 Voting of Units by Holders of Record

        If you are entitled to vote at the EPB special meeting and hold your EPB common units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, we encourage you to submit a proxy before the EPB special meeting even if you plan to attend the special meeting in order to ensure that your units are voted. A proxy is a legal designation of another person to vote your EPB common units on your behalf in the manner you instruct. If you hold units in your own name, you may submit a proxy for your units by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

  •
  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

  •
  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All EPB common units represented by each properly executed and valid proxy received before the EPB special meeting will be voted in accordance with the instructions given on the proxy. If a unitholder executes a proxy card without giving instructions, the EPB common units represented by that proxy card will be voted FOR approval of the proposal to approve the EPB merger agreement and FOR approval of the EPB adjournment proposal.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [                        ], [                        ], 2014.

Voting of Units Held in Street Name

        If your EPB common units are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your units by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

        If you hold your EPB common units in a brokerage account and you do not provide voting instructions to your broker, your units will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the EPB merger agreement or the EPB adjournment proposal. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the EPB special meeting.

        If you hold EPB common units through a bank, broker, nominee, trust company or other fiduciary and wish to vote your units in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector of election with your ballot when you vote at the EPB special meeting.

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 Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your proxy is voted at the EPB special meeting. If you are a unitholder of record, you can do this by:

  •
  sending a written notice stating that you revoke your proxy and that bears a date later than the date of the proxy to EPB at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attn: Corporate Secretary;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet; or

  •
  attending the EPB special meeting and voting by ballot in person (your attendance at the EPB special meeting will not, by itself, revoke any proxy that you have previously given).

        If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the EPB special meeting.

        If you hold your EPB common units through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary in order to revoke or change your vote.

Solicitation of Proxies

        We will bear all costs and expenses in connection with the solicitation of proxies from EPB unitholders. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the EPB special meeting and estimate that KMI, KMP, KMR and EPB will pay D.F. King & Co., Inc. an aggregate base fee of approximately $60,000 for its services in connection with the Transactions. We also have agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, such as phone calls with our unitholders. These expenses and disbursements could be substantial. KMI has agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Unitholders should not send unit certificates with their proxies.    The election form, which will be mailed to EPB unitholders prior to the closing of the EPB merger, and the letter of transmittal, which will be mailed to EPB unitholders shortly after the closing of the EPB merger, will contain instructions for the surrender of EPB common unit certificates.

No Other Business

        Under the EPB partnership agreement, the business to be conducted at the EPB special meeting will be limited to the purposes stated in the notice of the special meeting to EPB unitholders provided with this proxy statement/prospectus.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Pursuant to the terms of the EPB partnership agreement, EPGP may adjourn the special meeting without limited partner action and any adjournment may be made by the chairman of the meeting designated by EPGP or with the approval of the limited partners. If submitted to a vote of EPB limited partners, the EPB adjournment proposal requires (a) if a quorum does not exist, the affirmative vote of the holders of a majority of the EPB common units present in person or by proxy at the special meeting or (b) if a quorum does exist, the affirmative vote of a majority of the outstanding EPB common units. We are not required to notify EPB unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment

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is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, we may transact any business that we might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by EPB unitholders for use at the EPB special meeting will be used at any adjournment or postponement of the meeting. References to the EPB special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Attending the Special Meeting

        All EPB unitholders as of the close of business on the record date, or their duly appointed proxies, may attend the EPB special meeting. Seating, however, is limited. Admission to the EPB special meeting will be on a first-come, first-served basis. Registration will begin at [                        ] a.m. local time, and seating will begin at [                        ] a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

        EPB unitholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your EPB common units in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the EPB special meeting or a brokerage statement reflecting your EPB common unit ownership as of the close of business on the record date and check in at the registration desk at the EPB special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the EPB special meeting, please contact D.F. King & Co., Inc. toll-free at (800) 317-8006 (banks and brokers call collect at (212) 269-5550) or by email at epb@dfking.com.

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PROPOSAL 1: THE MERGER AGREEMENT

        The following describes the material provisions of the EPB merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the EPB merger agreement. This summary does not purport to be complete and may not contain all of the information about the EPB merger agreement that is important to you. KMI and EPB encourage you to read carefully the EPB merger agreement in its entirety before making any decisions regarding the EPB merger as it is the legal document governing the EPB merger.

        The EPB merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the EPB merger agreement. Factual disclosures about KMI, EPB, EPGP or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI, EPB, EPGP or their respective subsidiaries or affiliates contained in the EPB merger agreement and described in this summary. The representations, warranties and covenants made in the EPB merger agreement by KMI, EPB, EPGP and E Merger Sub were qualified and subject to important limitations agreed to by KMI, EPB, EPGP and E Merger Sub in connection with negotiating the terms of the EPB merger agreement. In particular, in your review of the representations and warranties contained in the EPB merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the EPB merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to EPB unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the EPB merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the EPB merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

The EPB Merger

        Subject to the terms and conditions of the EPB merger agreement and in accordance with Delaware law, at the effective time of the EPB merger, KMI will acquire all of the publicly held EPB common units by E Merger Sub, a wholly owned subsidiary of KMI, merging with and into EPB, with EPB as the surviving entity.

Effective Time; Closing

        The effective time of the EPB merger will occur at such time as EPB and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by EPB and KMI in writing and specified in the certificate of merger.

        The closing of the EPB merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the EPB merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMI and EPB shall agree. Each of the EPB merger, the KMP merger and the KMR merger shall be consummated substantially concurrently on the same date such that the KMR merger shall be consummated first, followed by the KMP merger and then the EPB merger.

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Subject to certain exceptions, EPB and KMI each have the right to terminate the EPB merger agreement if the closing of the EPB merger does not occur on or prior to May 11, 2015.

        KMI and EPB currently expect to complete the EPB merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the EPB merger described below.

Conditions to Completion of the Merger

        KMI and EPB may not complete the EPB merger unless each of the following conditions is satisfied or waived:

  •
  the EPB merger agreement must have been approved by the affirmative vote or consent of a majority of the outstanding EPB common units;

  •
  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

  •
  the issuance of shares of KMI common stock pursuant to the EPB merger, the KMP merger and the KMR merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the EPB merger agreement or making the consummation of the transactions contemplated by the EPB merger agreement illegal;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

  •
  the KMI common stock deliverable to the EPB unitholders as contemplated by the EPB merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  all of the conditions set forth in the KMR merger agreement and the KMP merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the KMP merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the KMP merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the KMP merger, and the KMR merger and the KMP merger must be consummated substantially concurrently with the EPB merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger.

        The obligations of KMI and E Merger Sub to effect the EPB merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the EPB merger agreement of EPB and EPGP (i) with respect to their authority to execute the EPB merger agreement and consummate the

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    transactions contemplated by the EPB merger agreement, the applicable unitholder voting requirements for approval of the EPB merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to EPB's capitalization and EPGP's ownership of EPB's equity, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) other than those representations and warranties of EPB and EPGP described in (i) and (ii) above, shall be true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on EPB;

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  the receipt by KMI of an officer's certificate signed on behalf of EPB by an executive officer of EPGP certifying that the preceding condition has been satisfied;

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  EPB and EPGP having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement; and

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  the receipt by KMI of an officer's certificate signed on behalf of EPB and EPGP by an executive officer of EPGP certifying that the preceding condition has been satisfied.

        The obligation of EPB to effect the EPB merger is subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties in the EPB merger agreement of KMI (i) with respect to its authority to execute the EPB merger agreement and consummate the transactions contemplated by the EPB merger agreement and its due execution of the EPB merger agreement, the KMP merger agreement and the KMR merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to KMI's capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) other than those representations and warranties of KMI described in (i) and (ii) above, being true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMI;

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  the receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

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  KMI and E Merger Sub having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement; and

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  •
  the receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied.

        For purposes of the EPB merger agreement, the term "material adverse effect" means, when used with respect to person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the EPB merger agreement or the transactions contemplated by the EPB merger agreement or, except specifically for purposes of the representations and warranties made by EPB and EPGP with respect to no conflicts or by KMI and E Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the EPB merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the EPB merger agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the EPB merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, EPB) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, EPB) arising out of or related to the EPB merger agreement or the transactions contemplated thereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the EPB merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by EPB merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

EPGP Recommendation and EPB Adverse Recommendation Change

        The EPGP conflicts committee unanimously determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and

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performance of the EPB merger agreement and the transactions contemplated thereby and submit the EPB merger agreement to a vote of the EPB unitholders and resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        The EPGP board (acting based upon the recommendation of the EPGP conflicts committee) unanimously determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, approved the EPB merger agreement and the execution, delivery and performance of the EPB merger agreement and the transactions contemplated thereby and resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        The EPB merger agreement provides that EPB and EPGP will not, and will cause their respective subsidiaries and use their commercially reasonable best efforts to cause their respective representatives not to, directly or indirectly:

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, EPB's (through the EPGP conflict committee's and EPGP board's) recommendation that its unitholders approve the EPB merger agreement; or

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  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal.

        EPB and EPGP taking any of the actions described above is referred to as an "EPB adverse recommendation change."

        Notwithstanding the terms above or any other term in the EPB merger agreement to the contrary, the EPGP conflicts committee and the EPGP board, as applicable, may, at any time prior to obtaining the approval of the EPB merger agreement and the transactions contemplated thereby by the EPB unitholders, if the EPGP board or the EPGP conflicts committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of EPB; provided that, neither the EPGP conflicts committee nor the EPGP board may effect an EPB adverse recommendation change pursuant to the foregoing unless:

  •
  the EPGP conflicts committee or the EPGP board, as applicable, has provided prior written notice to KMI specifying in reasonable detail the reasons for such action, including, if a reason for the EPB adverse recommendation change is an alternative proposal, a description of the material terms of such alternative proposal, subject to certain exceptions, at least three days in advance of its intention to take such action with respect to an EPB adverse recommendation change unless (i) at the time such notice is required to be given there are less than three days prior to the EPB special meeting, in which case the EPGP conflicts committee or the EPGP board, as applicable, must provide as much notice as is reasonably practicable (and any material amendment to the terms of such alternative proposal requires a new one day notice period) or (ii) if a reason for the EPB adverse recommendation change is any amendment or supplement to the EPB merger agreement agreed to, or any determination, decision, approval or consent required by the EPB merger agreement made or granted by, or any waiver or extension under the EPB merger agreement granted by, the EPGP board, in each case without the prior recommendation of the EPGP conflicts committee in accordance with the EPB merger agreement, in which case the EPGP conflicts committee must provide only one day notice; and

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  during such notice period, the EPGP conflicts committee or the EPGP board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the EPB merger agreement so that the failure

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    to effect such EPB adverse recommendation change would not be inconsistent with the best interests of EPB.

        Any EPB adverse recommendation change made by the EPGP conflicts committee invalidates and rescinds any prior "Special Approval" of the EPB merger agreement and the EPB merger.

        For purposes of the EPB merger agreement, the term "alternative proposal", with respect to EPB, means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of EPB and its subsidiaries (including securities of subsidiaries) equal to 25% or more of EPB's consolidated assets or to which 25% or more of EPB's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any outstanding class of equity securities of EPB, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding EPB common units or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving EPB which is structured to permit such person or group to acquire beneficial ownership of at least 25% of EPB's consolidated assets or outstanding EPB common units; in each case, other than the transactions contemplated by the EPB merger agreement.

EPB Unitholder Approval

        EPB has agreed to hold a special meeting of the EPB unitholders as soon as practicable for purposes of obtaining the approval by the EPB unitholders of the EPB merger agreement. For further discussion on the vote required by the EPB unitholders to approve the EPB merger agreement, see "The EPB Special Meeting."

        The EPB merger agreement requires EPB to submit the EPB merger agreement to the EPB unitholders for approval at a special meeting: (i) even if the EPGP conflicts committee or the EPB board no longer recommends approval or adoption of the EPB merger agreement; and (ii) irrespective of the commencement, public proposal, public disclosure or communication to EPB, or any public recommendation or approval by the EPGP conflicts committee, of any alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the EPB merger agreement and the transactions contemplated thereby (including the KMP merger and the KMR merger) are in the best interests of KMI and its stockholders, approved and declared advisable the EPB merger agreement, the KMP merger agreement, the KMR merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

        The EPB merger agreement provides that KMI, through its board of directors, shall not withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to EPB, its recommendation to its stockholders to approve and adopt the charter amendment proposal and the stock issuance proposal. KMI taking any of the actions described in the foregoing sentence is referred to as a "KMI adverse recommendation change."

        Notwithstanding the terms above or any other term in the EPB merger agreement to the contrary, subject to compliance with the EPB merger agreement, KMI's board of directors may, if it determines

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in good faith (after consultation with KMI's financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law, make a KMI adverse recommendation change; provided, however, that KMI's board of directors may not effect a KMI adverse recommendation change pursuant to the foregoing unless:

  •
  KMI has provided prior written notice to EPB specifying in reasonable detail the reasons for such action, subject to certain exceptions, at least three days in advance of its intention to take such action with respect to a KMI adverse recommendation change, unless at the time such notice is required to be given there are less than three days prior to the KMI special meeting, in which case the KMI board must provide as much notice as is reasonably practicable; and

  •
  KMI is not in material breach of certain of its obligations specified in the EPB merger agreement; and

  •
  during such notice period, KMI's board of directors has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with EPB in good faith (to the extent EPB desires to negotiate) to make such adjustments in the terms and conditions of the EPB merger agreement so that the failure to effect such KMI adverse recommendation change would not be inconsistent with its fiduciary duties to stockholders under applicable law.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal. The EPB merger agreement requires KMI to submit the stock issuance proposal and charter amendment proposal to a stockholder vote even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal. The KMI board approved the EPB merger agreement and the transactions contemplated thereby and directed that the stock issuance proposal and charter amendment proposal be submitted to KMI stockholders for their consideration.

No Solicitation by EPB

        The EPB merger agreement contains detailed provisions prohibiting EPGP and EPB from seeking an alternative proposal to the EPB merger. Under these "no solicitation" provisions, EPGP and EPB have agreed that they will not, and will cause their respective subsidiaries and use commercially reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the EPB merger agreement:

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  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

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  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

        EPGP and EPB have agreed that they will, and will cause their respective subsidiaries and use commercially reasonable best efforts to cause their respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the EPB merger agreement with respect to an alternative proposal and immediately terminate any access by any person (other than KMI and its representatives) to confidential information relating to a possible alternative proposal.

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        Following the date of the EPB merger agreement but prior to obtaining the approval of EPB's unitholders of the EPB merger agreement, if EPB has received a written alternative proposal that the EPGP board believes is bona fide and the EPGP board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal (as described below) and such alternative proposal does not result from a material breach of the non-solicitation provisions in the EPB merger agreement, then the EPB merger agreement permits EPGP and EPB to furnish information with respect to EPB and its subsidiaries to any third party making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, that (i) EPB and EPGP and their respective subsidiaries will not, and will use reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless EPB has, or first enters into, a confidentiality agreement with such person with confidentiality provisions that are not less restrictive in the aggregate to such person than the provisions of the confidentiality agreement between KMI and EPB are to KMI and (ii) EPB and EPGP provide KMI any non-public information that was not previously provided or made available to KMI prior to or substantially concurrently with providing or making available such non-public information to such other person.

        EPB and EPGP also have agreed in the EPB merger agreement that they will (i) promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any alternative proposal, and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) provide KMI the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, EPB and EPGP have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by EPB or EPGP or that EPB or EPGP has delivered to any third party making an alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The EPB merger agreement permits EPB, the EPGP conflicts committee and the EPGP board to comply with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act if the EPGP conflicts committee determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with the best interests of EPB or any applicable law.

        For purposes of the EPB merger agreement, a "superior proposal" means a bona fide written offer, obtained after the date of the EPB merger agreement and not in material breach of the EPB merger agreement, to acquire, directly or indirectly, more than 50% of the outstanding equity securities of EPB or assets of EPB and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the EPGP board determines in its good faith to be more favorable to EPB than the transactions contemplated by the EPB merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the EPB merger agreement that as of the time of determination had been committed to by KMI in writing.

Merger Consideration

        At the effective time of the EPB merger, each common unit issued and outstanding (excluding EPB common units owned by EPGP or KMI or any of its subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

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  $4.65 in cash without interest and 0.9451 of a share of KMI common stock, which is referred to as the "mixed consideration";

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  •
  $39.53 in cash without interest, which is referred to as the "cash consideration"; or

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  1.0711 shares of KMI common stock, which is referred to as the "stock consideration."

        Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the EPB merger is the same as would be paid and issued if each EPB common unit had been converted into the right to receive the mixed consideration. See "Special Factors—EPB Unitholders Making Elections—Proration and Adjustment Procedures" for more information on the proration and adjustment procedures.

        KMI will not issue any fractional shares of KMI common stock in the EPB merger. Instead, each holder of EPB common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the EPB merger agreement, a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Treatment of EPB Restricted Units

        Each EPB common unit subject to forfeiture or restricted unit granted under the EPGP Long-Term Incentive Plan that is outstanding immediately prior to the effective time will be automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each restricted unit shall be treated as an issued and outstanding EPB common unit as of immediately prior to the effective time. At the effective time, the EPGP Long-Term Incentive Plan will be terminated and no longer in effect.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding EPB common units or shares of KMI common stock prior to the effective time of the EPB merger to provide the holders of EPB common units the same economic effect as contemplated by the EPB merger agreement prior to such event.

Withholding

        KMI, E Merger Sub, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the EPB merger agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the former holder of EPB common units in respect of whom such withholding was made.

Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the EPB merger shall be paid to the holder of any surrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all

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dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the EPB merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the EPB merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI common stock to be issued pursuant to the EPB merger shall be entitled to dividends as if issued and outstanding as of the effective time of the EPB merger.

Financing Covenant

        EPB has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the EPB merger and the other transactions contemplated by the EPB merger agreement and any other amounts required to be paid in connection with the consummation of the EPB merger. KMI has agreed to indemnify and hold harmless EPGP, EPB and their respective subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Filings

        Pursuant to the EPB merger agreement, KMI, on the one hand, and EPB and EPGP, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use (it being understood that with respect to KMP, its general partner and KMR and their respective subsidiaries, KMI's obligations shall only apply to the extent such obligation is appropriate under the organizational documents of KMP, its general partner and KMR and their respective subsidiaries) their respective reasonable best efforts to (i) prepare and file as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than May 11, 2015) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the EPB merger agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the EPB merger agreement or the consummation of the transactions contemplated thereby.

Regulatory Matters

        Pursuant to the EPB merger agreement each party thereto has agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the EPB merger agreement as promptly as practicable and advisable and in any event within 15 business days after the date of the EPB merger agreement (unless a later date is mutually agreed to by the parties thereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law and use its reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions consistent with the applicable provisions of the EPB merger agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than May 11, 2015); and (ii) EPB, EPGP and KMI shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any

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of the transactions contemplated by the EPB merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the EPB merger agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by the EPB merger agreement and otherwise minimize the effect of such law on such transaction.

Termination

        KMI and EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by mutual written consent authorized by the KMI board and the EPGP conflicts committee.

        In addition, either KMI or EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by written notice to the other party if:

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  the closing of the EPB merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or EPB, if the inability to satisfy such condition was due to the failure of, in the case of EPB, EPB or EPGP and in the case of KMI, KMI or E Merger Sub, to perform any of its obligations under the EPB merger agreement or (y) to EPB or KMI, if in the case of KMI, EPB or EPGP, and in the case of the EPB, KMI or E Merger Sub, has filed (and is then pursuing) an action seeking specific performance of the obligations of the other party as permitted by the EPB merger agreement;

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  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the EPB merger agreement or making the consummation of the transactions contemplated by the EPB merger agreement illegal, except that the right to terminate will not be available to KMI or EPB if such restraint is due to the failure, in the case of EPB, EPB or EPGP and in the case of KMI, KMI or E Merger Sub, to perform its obligations under the EPB merger agreement;

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  the meeting of the EPB unitholders is concluded and the approval of the EPB merger agreement by the EPB unitholders is not obtained;

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  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; or

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  either the KMP merger agreement or the KMR merger agreement is terminated in accordance with its terms.

        KMI also may terminate the EPB merger agreement if an EPB adverse recommendation change occurs or EPB or EPGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

        EPB also may terminate the EPB merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by EPB and neither of EPB or EPGP is then in any material breach.

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 Expenses Relating to the Merger

        Generally, all fees and expenses incurred in connection with the EPB merger will be the obligation of the respective party incurring such fees and expenses. There is no termination fee payable by either KMI or EPB under any circumstance under the EPB merger agreement.

Conduct of Business Pending the Merger

        Under the EPB merger agreement, each of KMI and EPB has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the EPB merger agreement until the earlier of the termination of the EPB merger agreement in accordance with its terms and the effective time of the EPB merger, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed). In general, each of KMI, EPB and EPGP has agreed to, and to cause its respective subsidiaries to conduct its business in the ordinary course consistent with past practice.

        Subject to certain exceptions, unless KMI consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), EPB and EPGP have agreed not to take any action to cause:

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  the amendment of the EPB partnership agreement or the EPGP limited liability company agreement, in each case, to the extent that any such amendment would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger) or such amendment would adversely impact the unaffiliated EPB unitholders in any material respect; or

  •
  the issuance of any EPB partnership interests to KMI or any of its affiliates, including in accordance with any reset of EPB's incentive distribution rights in accordance with the EPB partnership agreement.

        Subject to certain exceptions, unless EPB consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to not to, and will not permit its subsidiaries to:

  •
  amend KMI's certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger) or have an adverse effect on the value of the merger consideration to be received by the holders of EPB common units in the EPB merger (other than the charter amendment proposal);

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  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time;

  •
  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the transactions contemplated under the EPB merger agreement, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger) or

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    have an adverse effect on the value of the merger consideration to be received by the holders of EPB common units in the EPB merger;

  •
  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger); or

  •
  acquire, agree to acquire or make any proposal or offer to acquire, beneficially or of record, any partnership interest in EPB or the right to direct the voting of any partnership interest in EPB, or any rights or options to acquire any partnership interest in EPB.

Indemnification; Directors' and Officers' Insurance

        The EPB merger agreement provides that, upon the effective time of the EPB merger, KMI will, to the fullest extent that any of EPB or EPGP or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of EPB or any of its subsidiaries or EPGP. In addition, KMI will maintain in effect for six years from the effective time of the EPB merger EPGP's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the EPB merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and EPB have agreed to coordinate the consummation of the transactions contemplated by the EPB merger agreement so that the KMR merger agreement and the KMP merger agreement are consummated substantially concurrently in the manner and sequence set forth in the EPB merger agreement.

Notification of Certain Matters Regarding KMP Merger and KMR Merger

        KMI has agreed to give prompt notice to EPB and EPGP of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the KMP merger or the KMR merger to not be satisfied by the May 11, 2015, or (ii) materially delay or impede the consummation of either the KMP merger or the KMR merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede, the consummation of either the KMP merger or the KMR merger.

EPGP Conflicts Committee

        KMI has agreed, until the effective time of the EPB merger or the termination of the EPB merger agreement, not to, without the consent of a majority of the EPGP conflicts committee, take any action (or allow its subsidiaries to take any action) to eliminate the EPGP conflicts committee, revoke or diminish the authority of the EPGP conflicts committee or remove or cause the removal of any director of the EPGP board that is a member of the EPGP conflicts committee either as a director or member of such committee.

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 Voting

        KMI has agreed to vote or cause to be voted (i) all common units of EPB beneficially owned by KMI, its subsidiaries and controlled affiliates in favor of approval of the EPB merger unless there is an EPB adverse recommendation change, (ii) all voting securities beneficially owned by KMI, its subsidiaries and controlled affiliates in KMP in favor of the KMP merger and (iii) to the extent permitted, all voting securities beneficially owned by KMI, its subsidiaries and controlled affiliates in KMR in favor of the KMR merger.

Amendment and Supplement; Waiver and Consent

        At any time prior to the effective time of the EPB merger, (i) the EPB merger agreement may be amended or supplemented in any and all respects and (ii) any party to the EPB merger agreement may waive compliance by another party or grant any consent under the EPB merger agreement, whether before or after approval of the EPB merger agreement by the EPB unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the EPGP board may not take or authorize any such action unless it has referred such action to the EPGP conflicts committee for its consideration and permitted the EPGP conflicts committee not less than two business days to make a recommendation to the EPGP board with respect thereto (for the avoidance of doubt, the EPGP board shall in no way be obligated to follow the recommendation of the EPGP conflicts committee and the EPGP board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the EPB merger agreement by the EPB unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, (x) there shall be no amendment or change to the provisions of the EPB merger agreement which by law or stock exchange rule would require further approval by the EPB unitholders or the stockholders of KMI, as applicable, without such approval (y) and there shall be no waiver of compliance or grant of any consent by the EPGP board without the prior written consent of the EPGP conflicts committee. Unless otherwise expressly set forth in the EPB merger agreement, whenever a determination, decision, approval or consent of EPB or EPGP is required pursuant to the EPB merger agreement, such determination, decision, approval or consent must be authorized by the EPGP board; provided, however, that the EPGP board may not take or authorize any such action unless it has first referred such action to the EPGP conflicts committee for its consideration, and permitted the EPGP conflicts committee not less than two business days to make a recommendation to the EPGP board with respect thereto.

Amendments to the KMP Merger Agreement and the KMR Merger Agreement

        The EPB merger agreement provides that, at any time prior to the effective time, KMI may not, without the prior written consent of the EPGP board, amend, modify or terminate any provision of or grant any waiver or extension under the KMP merger agreement or the KMR merger agreement, in each case, in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the EPB merger agreement or have an adverse effect on the value of the merger consideration to be received by the unaffiliated EPB unitholders in the EPB merger; provided, however, that following approval of the EPB merger and the other transactions contemplated thereby by EPB unitholders or the stockholders of KMI, there shall be no amendment or change to the provisions of the KMP merger agreement or the KMR merger agreement which by law or stock exchange rule would require further approval by the EPB unitholders or the stockholders of KMI without such approval.

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 Remedies; Specific Performance

        The EPB merger agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the EPB merger agreement and to specifically enforce the provisions of the EPB merger agreement.

Representations and Warranties

        The EPB merger agreement contains representations and warranties by KMI, on the one hand, and EPB and EPGP, on the other hand. These representations and warranties have been made solely for the benefit of the other party to the EPB merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the EPB merger agreement, which disclosures may not be reflected in the EPB merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and EPB and EPGP, on the other hand relate to, among other things:

  •
  corporate organization, standing and similar corporate matters;

  •
  capital structure;

  •
  due authorization of the EPB merger agreement and the transactions contemplated by the EPB merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

  •
  required consents and approvals of governmental entities in connection with the transactions contemplated by the EPB merger agreement;

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  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

  •
  compliance with applicable laws;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  taxes and other tax matters;

  •
  opinions of financial advisors;

  •
  brokers and other advisors; and

  •
  absence of changes or events since December 31, 2013.

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        Additional representations and warranties made only by KMI to EPB relate to, among other things:

  •
  legal proceedings;

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  permits;

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  contracts;

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  benefit plans;

  •
  environmental matters;

  •
  property;

  •
  intellectual property;

  •
  financing of the EPB merger, the KMP merger and the KMR merger;

  •
  the KMP merger agreement and the KMR merger agreement; and

  •
  ownership of EPB common units.

Additional Agreements

        The EPB merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

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 THE SUPPORT AGREEMENT

        The following describes the material provisions of the support agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the support agreement. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to read carefully the support agreement in its entirety before making any decisions regarding the proposals.

        The support agreement was entered into simultaneously with the execution of the KMP merger agreement, the KMR merger agreement and the EPB merger agreement on August 9, 2014. It is by and among KMP, KMR, KMGP, EPB, EPGB, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPB, and a limited partnership which he controls. In the aggregate, Mr. Kinder and the limited partnership hold shares of KMI common stock representing approximately 23.6% of the outstanding KMI common stock. Pursuant to the terms of the support agreement, Mr. Kinder and the limited partnership have agreed, among other things, to vote all of their shares of KMI common stock: (i) in favor of the charter amendment proposal, (ii) in favor of the stock issuance proposal, (iii) in favor of any proposal to adjourn or postpone the KMI stockholder meeting to a later date if there are not sufficient votes for the approval of the charter amendment proposal and the stock issuance proposal, (iv) in favor of any other matter necessary or desirable to the consummation of the Transactions and (v) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede or delay the consummation of the Transactions.

        The support agreement generally prohibits Mr. Kinder or the limited partnership he controls from transferring any of the shares of KMI common stock they owned on the date of the support agreement prior to the earlier of the termination of the support agreement and the time that the requisite stockholder approvals have been obtained, except (i) to an immediate family member or upon his death, in the case of Mr. Kinder, or (ii) to a partner or an affiliated person under common control, in the case of the limited partnership. Any permitted transferee must agree in writing to be bound by the terms of the support agreement.

        The support agreement also prohibits Mr. Kinder and the limited partnership from, directly or indirectly, acquiring, agreeing to acquire or making any proposal or offer to acquire, beneficially or of record, any EPB common units or the right to direct the voting of any EPB common units, or any rights or options to acquire any EPB common units, prior to the EPB unitholder approval or the termination of the support agreement.

        The support agreement terminates upon the earlier to occur of (i) the date on which each of the KMP merger, the KMR merger and the EPB merger has been consummated, or the merger agreement with respect to any such merger that has not been consummated has been terminated in accordance with its respective terms and (ii) the KMI board changing its recommendation in favor of approval of the charter amendment proposal and the stock issuance proposal.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the EPB merger and of owning and disposing of KMI common stock received in the EPB merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations (the "Treasury Regulations") promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        This discussion is limited to U.S. holders of EPB common units that hold their EPB common units, and will hold their KMI common stock, if any, received in the EPB merger, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

  •
  a bank, insurance company or other financial institution;

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  a tax-exempt organization;

  •
  a real estate investment trust;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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  a regulated investment company or a mutual fund;

  •
  a "controlled foreign corporation" or a "passive foreign investment company";

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  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

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  a holder of EPB common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

  •
  holders of options, or holders of restricted units or bonus units, granted under any EPB benefit plan;

  •
  a person whose functional currency is not the U.S. dollar;

  •
  a holder of EPB common units that holds such EPB common units as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction; or

  •
  a U.S. expatriate.

        If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds EPB common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding EPB common units should consult its own tax advisor.

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        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of EPB common units or KMI common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EPB MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF KMI COMMON STOCK, IF ANY, RECEIVED IN THE EPB MERGER. EACH HOLDER OF EPB COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE EPB MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF KMI COMMON STOCK, IF ANY, RECEIVED IN THE EPB MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

 Tax Consequences of the EPB Merger to U.S. Holders of EPB Common Units

        Tax Characterization of the EPB Merger.    The receipt of KMI common stock, cash or a combination of KMI common stock and cash in exchange for EPB common units pursuant to the EPB merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the EPB merger will be treated as a taxable sale of a U.S. holder's EPB common units in exchange for KMI common stock, cash or a combination of KMI common stock and cash received in the EPB merger.

        Amount and Character of Gain or Loss Recognized.    A U.S. holder who receives KMI common stock, cash or a combination of KMI common stock and cash in exchange for EPB common units pursuant to the EPB merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any KMI common stock received, and (C) such U.S. holder's share of EPB's nonrecourse liabilities immediately prior to the EPB merger and (ii) such U.S. holder's adjusted tax basis in the EPB common units exchanged therefor (which includes such U.S. holder's share of EPB's nonrecourse liabilities immediately prior to the merger).

        A U.S. holder's initial tax basis in its EPB common units would have been equal the amount such holder paid for the EPB common units plus the U.S. holder's share of EPB's nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder's share of EPB's income and by any increases in the U.S. holder's share of EPB's nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from EPB, by the U.S. holder's share of EPB's losses, by any decreases in the U.S. holder's share of EPB's nonrecourse liabilities and by the U.S. holder's share of EPB's expenditures that are not deductible in computing taxable income and are not required to be capitalized.

        Except as noted below, gain or loss recognized by a U.S. holder on the exchange of EPB common units in the EPB merger will generally be taxable as capital gain or loss. However, a portion of this

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gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by EPB and its subsidiaries. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of an EPB common unit pursuant to the EPB merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder's EPB common units pursuant to the EPB merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of EPB common units in the EPB merger.

        Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its EPB common units for more than twelve months as of the effective time of the EPB merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S holders that are corporations may be used to offset only capital gains.

        The amount of gain or loss recognized by each U.S. holder in the EPB merger will vary depending on each U.S. holder's particular situation, including the amount of the cash and/or the value of the KMI common stock received by each U.S. holder in the EPB merger, the adjusted tax basis of the EPB common units exchanged by each U.S. holder in the EPB merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder's share of EPB's income may be deducted in full upon the U.S. holder's taxable disposition of its entire investment in EPB pursuant to the EPB merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the EPB merger, taking into account its own particular circumstances.

        EPB Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the EPB Merger.    U.S. holders of EPB common units will be allocated their share of EPB's items of income, gain, loss and deduction for the taxable period of EPB ending on the date of the EPB merger. These allocations will be made in accordance with the terms of the EPB partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from EPB attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder's tax basis in the EPB common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the EPB merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder's tax basis in the EPB common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the EPB merger.

        Tax Basis and Holding Period in KMI Common Stock Received in the EPB Merger.    A U.S. holder's tax basis in the shares of KMI common stock, if any, received in the EPB merger will equal the fair market value of such shares. A U.S. holder's holding period in the shares of KMI common stock, if any, received in the EPB merger will begin on the day after the date of the EPB merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of KMI Common Stock Received in the EPB Merger

        Distributions on KMI Common Stock.    For U.S. federal income tax purposes, distributions of cash by KMI to a U.S. holder with respect to shares of KMI common stock received in the EPB merger will generally be included in a U.S. holder's income as ordinary dividend income to the extent of KMI's current and accumulated "earnings and profits" as determined under U.S. federal income tax

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principles. A portion of the cash distributed to KMI shareholders by KMI after the merger may exceed KMI's current and accumulated earnings and profits. Distributions of cash in excess of KMI's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of KMI common stock and, to the extent the distribution exceeds such U.S. holder's adjusted tax basis, as capital gain from the sale or exchange of such shares of KMI common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes.

        Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of KMI Common Stock.    Upon the sale, exchange, certain redemptions or other taxable dispositions of KMI common stock received in the EPB merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of KMI common stock and (ii) the U.S. holder's adjusted tax basis in such shares of KMI common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in the shares of KMI common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS in connection with the EPB merger and in connection with distributions made with respect to, or dispositions of, KMI common stock received in the EPB merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the EPB merger or on distributions made with respect to, or on payments made pursuant to dispositions of, KMI common stock received in the EPB merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

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 DESCRIPTION OF THE DEBT FINANCING FOR THE TRANSACTIONS

Overview

        KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under the bridge facility discussed below.

        On September 19, 2014, KMI entered into a bridge credit agreement with the lenders listed on the signature pages to such agreement and Barclays Bank, as administrative agent. The bridge credit agreement provides for an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility." To the extent the proceeds of the issuance of debt securities are not sufficient for the purposes set forth above, the proceeds of the bridge facility are expected to be used on the closing date of the Transactions to pay the cash portion of the merger consideration for the KMP merger and the EPB merger, related fees and expenses of the Transactions and all term loan indebtedness outstanding under KMI's existing credit agreement dated as of May 6, 2014.

Interest Rate and Maturity

        Interest on borrowings under the bridge facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long term indebtedness for borrowed money (referred to as "KMI's credit rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's credit rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the bridge facility.

        All amounts outstanding under the bridge facility will be repayable on the date that is 364 days after the closing date of the bridge facility.

Guarantees

        Certain subsidiaries of KMI, including KMR, KMP and EPB, will be guarantors of KMI's obligations under the bridge facility pursuant to a guaranty agreement to be executed in connection with the bridge facility on the closing date thereof.

Prepayments

        Amounts borrowed under the bridge facility must be repaid with the net cash proceeds from:

  •
  any indebtedness for borrowed money by KMI, the guarantors or any of their wholly owned subsidiaries, subject to certain exceptions;

  •
  the issuance of any equity securities by KMI, the guarantors or any of their wholly owned subsidiaries, other than the issuances of KMI common stock in the Transactions and issuances pursuant to employee stock plans; and

  •
  any direct or indirect sale, assignment or other disposition of any property or assets of KMI, the guarantors or any of their wholly owned subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in net cash proceeds in excess of $25.0 million with respect to any single asset sale or other event and in excess of $200.0 million in the aggregate, subject to certain exceptions.

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        The occurrence of certain events prior to the closing of the bridge facility that would have resulted in a mandatory prepayment of the bridge facility after funding thereof shall result in a reduction of the committed amount for the bridge facility, subject to certain exceptions.

        KMI may at any time make voluntary prepayments of the loans under the bridge facility without premium or penalty upon prior written notice, subject only to the obligation to reimburse the lenders for breakage costs.

Representations, Covenants and Events of Default

        The bridge facility contains representations and warranties and financial and various other covenants that apply to KMI and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (each as defined in the bridge facility) of 6.50 to 1.00. Other negative covenants include restrictions on KMI's and certain of its subsidiaries' ability to incur debt, grant liens, make fundamental changes or engage in transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends or distributions or prepayments of loans to KMI or any guarantor. The bridge facility also restricts KMI's ability to pay dividends or repurchase stock if, before or after a dividend payment or stock repurchase, an event of default (as defined in the bridge facility) has occurred and is continuing or would occur and be continuing.

        The bridge facility contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, certain other indebtedness of KMI or certain of its subsidiaries; (d) bankruptcy or insolvency events involving KMI or certain of its subsidiaries and (e) a change in control of KMI.

        If an event of default under the bridge facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of KMI's outstanding obligations under the bridge facility.

Fees

        The bridge facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        The ticking fee began accruing on August 9, 2014, the date of the execution of the commitment letter for the bridge facility, and ends on the earlier of the termination of the commitment letter or the closing date of the bridge facility. The ticking fee rate ranges from 0.15% to 0.30% based on KMI's credit rating. Prior to the public announcement of credit ratings that give effect to the Transactions, the applicable ticking fee rate is 0.25%, which is also the ticking fee rate that would apply if KMI had a BBB- rating from Standard and Poor's Rating Services and a Baa3 rating from Moody's Investors Service.

        The duration fee is equal to (a) 0.50% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 90 days after the closing date of the bridge facility, (b) 0.75% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 180 days after the closing date of the bridge facility and (c) 1.00% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 270 days after the closing date of the bridge facility.

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 Conditions

        The obligations of the lenders make loans under the bridge facility are subject to a number of conditions, including, without limitation:

  •
  the Transactions shall be consummated concurrently with the funding under the bridge facility;

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  since December 31, 2013, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Entity Material Adverse Effect (as defined in the bridge facility) with respect to any of KMP, KMR or EPB;

  •
  all term loans under KMI's existing credit agreement shall be repaid in full;

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  customary closing documents (including, among others, a customary solvency certificate) and certain financial statements shall be delivered by KMI and the guarantors;

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  certain representations and warranties by or regarding KMP, KMR and EPB in the merger agreements (but only to the extent that a breach thereof would permit KMI to terminate the merger agreements or decline to close the Transactions) and specified representations and warranties of KMI and the guarantors in the bridge facility shall be accurate in all material respects;

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  certain "know your customer" and anti-money laundering rules and regulations (including the Patriot Act) shall be complied with; and

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  all required costs, fees and expenses in connection with the bridge facility shall be paid.

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DESCRIPTION OF KMI'S CAPITAL STOCK

        The following information is a summary of the material terms of KMI's certificate of incorporation and bylaws and the shareholders agreement between KMI and certain of its investors, all of which are on file with the SEC and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about KMI's certificate of incorporation and bylaws and the shareholders agreement that is important to you. We encourage you to read carefully KMI's certificate of incorporation and bylaws and the shareholders agreement in their entirely. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

 General

        KMI's authorized capital stock consists of:

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  2,000,000,000 shares of Class P common stock, $0.01 par value per share, which is referred to as the "KMI common stock," [                        ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

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  10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

Common Stock

General

        In addition to the Class P common stock mentioned above, KMI's certificate of incorporation also authorized 707,000,000 shares of Class A convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class A shares;" 100,000,000 shares of Class B convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class B shares;" and 2,462,927 shares of Class C convertible common stock, $0.01 par value per share, issued in nine series, which is referred to as the "Class C shares."

        The Class A shares, Class B shares and Class C shares were originally issued to individuals and entities collectively referred to as the "Original Investors." The Original Investors were investors in KMI's going private transaction in 2007, namely:

  •
  Richard D. Kinder, KMI's Chairman and Chief Executive Officer;

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  investment funds advised by or affiliated with Goldman Sachs, Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which are referred to as the "Sponsor Investors";

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  Fayez Sarofim, one of KMI's directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of KMI's directors, and William V. Morgan, one of KMI's founders, whom are referred to collectively as the "Original Stockholders;" and

  •
  a number of other members of KMI's management, whom are referred to collectively as "Other Management."

        All of the Class A shares, Class B shares and Class C shares have been converted into KMI common stock, and none of the Class A shares, Class B shares and Class C shares are outstanding or may be reissued. Accordingly, the KMI common stock is the only class or series of KMI's capital stock currently issued or outstanding. Since all of the Sponsor Investors, other than the funds affiliated with

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Highstar, have sold all the shares of KMI's capital stock held by them, these funds are the only remaining Sponsor Investor.

Voting Rights

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

Dividends

        Holders of KMI common stock share equally in any dividend declared by KMI's board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of KMI's affairs, holders of KMI common stock would be entitled to share ratably in KMI's assets that are legally available for distribution to its stockholders after payment of liabilities. If KMI has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, KMI must pay the applicable distribution to the holders of its preferred stock, if required pursuant to the terms of any such preferred stock, before KMI may pay distributions to the holders of KMI common stock.

Other Rights

        KMI's stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable.

Preferred Stock

        KMI's board of directors is authorized, subject to the limits imposed by the General Corporation Law of the State of Delaware, which is referred to as the "DGCL," to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. KMI's board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by KMI's certificate of incorporation, without any further vote or action by KMI's stockholders.

        KMI's board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of KMI's other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of the KMI common stock to decline.

Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law

        KMI's certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third party from acquiring KMI, even if doing so would benefit its stockholders.

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Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for KMI's board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire KMI. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of KMI. Further, the rights of the holders of KMI common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. KMI's bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. KMI's bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by KMI's stockholders. KMI's bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of KMI. In addition, at the time of KMI's initial public offering in 2011, KMI entered into a shareholders agreement with the Original Investors, which is referred to as the "shareholders agreement." The nomination and removal of directors, including the filling of board vacancies, also must comply with the provisions of the shareholders agreement that relate to composition of KMI's board of directors. See "—Shareholders Agreement."

No Stockholder Action by Written Consent

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

Approval Requirements for Certain Changes of Control

        KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws

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and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

Section 203 of the DGCL

        KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

  •
  before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

  •
  at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, but not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. KMI has not opted out of this provision, so Section 203 will apply to any stockholder that becomes an interested stockholder after KMI's initial public offering. The statute, as it applies to interested stockholders other than Mr. Kinder, could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire KMI. These provisions of the DGCL could have the effect of deferring, delaying or discouraging hostile

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takeovers and may also have the effect of preventing changes in control or management of KMI. It is possible that these provisions could make it more difficult to accomplish transactions other stockholders might deem desirable.

Certain Other Provisions of KMI's Charter and Bylaws and Delaware Law

Board of Directors

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. Because the Sponsor Investors now have the right to choose fewer than three director nominees, the shareholders agreement permits the number of directors to be reduced below eleven, but not below nine, if a majority of the board approves such reduction. In such case, the number of director nominees that Mr. Kinder has the right to choose also will be reduced to four. The shareholders agreement also provides that the number of directors may be increased in order to meet the majority independence requirements of the NYSE if KMI is unable to qualify for a controlled company exemption at such time. See "—Shareholders Agreement."

        The non-employee members of the EPGP, KMGP and KMR boards of directors have been offered the opportunity to become members of the KMI board of directors after the mergers. Accordingly, KMI expects to amend its bylaws and the shareholders agreement to provide that after the mergers, the number of KMI directors will be no more than 16 and no less than 10, as fixed from time to time by the board of directors, and may also be increased in accordance with the shareholders agreement or reduced to not fewer than nine in accordance with the shareholders agreement.

Supermajority Board Approval

        KMI's bylaws state that, unless otherwise provided, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, any matter brought before the board of directors will be decided by a supermajority vote. KMI's bylaws further provide a list of actions, including amending KMI's certificate of incorporation or bylaws, that, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, must be brought before the board of directors and decided by supermajority vote. Because the Sponsor Investors no longer have the right to choose at least five nominees, the foregoing supermajority provisions are no longer in effect.

Limitations of Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

  •
  for breach of the duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

  •
  for transactions from which the director derived improper personal benefit.

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        KMI's certificate of incorporation and bylaws provide that KMI shall indemnify its current and former directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability. KMI believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in KMI's certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit KMI and its stockholders. In addition, an investment in KMI's stock may be adversely affected to the extent KMI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI or its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

Amending KMI's Certificate of Incorporation and Bylaws

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

  •
  a majority of the directors chosen for nomination by Mr. Kinder (if any);

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  a majority of the directors chosen for nomination by the Sponsor Investors (if any);

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  two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

  •
  the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

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Shareholders Agreement

        Although only KMI and the Original Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of KMI. Following is a summary of those provisions. Because all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all the shares of KMI's capital stock held by them, certain provisions in the shareholders agreement no longer apply and are not described below. The funds affiliated with Highstar Capital LP are sometimes referred to as the "Remaining Sponsor Investor." We encourage you to read the shareholders agreement in its entirety.

Board, Committee and Observer Rights

        The shareholders agreement provides that Mr. Kinder and the Remaining Sponsor Investor have the following rights to appoint director nominees to the KMI board and committees, which may be adjusted as described below. As of the date of this proxy statement/prospectus, the KMI board has eleven members, with five director nominees appointed by Mr. Kinder, two director nominees appointed by the Remaining Sponsor Investor, and four additional independent directors.

  •
  Mr. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is KMI's chief executive officer and owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

  •
  If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee, and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to KMI's nominating and governance committee.

  •
  If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the KMI nominating and governance committee will appoint one nominee and Other Management (excluding any individuals whose employment with KMI has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their shares of KMI common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

  •
  If the board of directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder's nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead the nominating and governance committee will be required to appoint such nominee.

  •
  If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief

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      executive officer will be one nominee and the nominating and governance committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

  •
  The Remaining Sponsor Investor may appoint two nominees so long as it owns shares representing at least 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

  •
  If the Remaining Sponsor Investor owns shares representing between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then it may only appoint one nominee. After the consummation of the Transactions, the Remaining Sponsor Investor is expected to own between 2.5% and 5% of the voting power of the outstanding shares of KMI's capital stock. Accordingly, the Remaining Sponsor Investor will have the right to nominate only one director, and one of the directors nominated by the Remaining Sponsor Investor will be required to resign from the KMI's board of directors.

        Because the Remaining Sponsor Investor has the right to appoint fewer than three director nominees, KMI's board of directors can elect to decrease the size of the board down to a minimum of nine directorships. In such case, the number of director nominees that Mr. Kinder has the right to choose would decrease to four. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by KMI's nominating and governance committee.

        Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder's death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        During such time as Mr. Kinder is entitled to appoint five director nominees, one member of each of the nominating and governance committee and the audit committee will consist of a director who was chosen as a director nominee by Mr. Kinder, which directors must meet the applicable independence requirements for those committees. If Mr. Kinder loses the right to select, or his nominees are ineligible to serve as, members of those committees, then that committee member must be one of the directors nominated for election by the nominating and governance committee.

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Mr. Kinder and the Remaining Sponsor Investor agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Remaining Sponsor Investor does not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares of KMI common stock may be voted in accordance with the shareholders agreement.

        Under the shareholders agreement, as long as the Remaining Sponsor Investor owns at least 1% of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of the KMI board or any committee thereof. In addition, the Remaining Sponsor Investor has specified rights to appoint observers to attend meetings of the boards and committees of KMGP, KMR and EPGP. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an

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observer appointed by the Remaining Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

Certain Actions Relating to KMI and Its Subsidiaries and Other Affiliates

        As long as the Remaining Sponsor Investor owns any shares of KMI common stock received upon conversion of its Class A shares as a result of a mandatory conversion, KMI has agreed in the shareholders agreement to:

  •
  upon the Remaining Sponsor Investor's reasonable request, cause the Remaining Sponsor Investor's director nominees serving on the KMI board to be appointed to the boards or governing bodies of certain of its subsidiaries (other than KMGP, KMP, KMR, EPB, EPGP or any of their subsidiaries); and

  •
  permit director nominees of the Remaining Sponsor Investor to attend meetings of the KMGP board, the KMR board, the EPGP board and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers' obligation to recuse themselves under specified circumstances.

        As long as the Remaining Sponsor Investor owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, KMI has agreed in the shareholders agreement to:

  •
  inform the Remaining Sponsor Investor of any action that KMI's chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on the Remaining Sponsor Investor or its affiliates and not taking specified actions without its approval;

  •
  keep the Remaining Sponsor Investor informed of any events or changes with respect to any criminal or regulatory investigation involving KMI or any of its affiliates;

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  reasonably cooperate with the Remaining Sponsor Investor and its affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above; and

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  not take any action (and to take all stockholder action to prevent KMI's subsidiaries from taking any action) to cause the board of KMGP to consist of less than a majority of independent directors under the applicable NYSE standards.

        In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Remaining Sponsor Investor prior to his acquisition of, or offer to acquire, any securities of KMI or any of its publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which KMI may be required to register the sale of shares of KMI common stock owned by the Remaining Sponsor Investor and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, the Remaining Sponsor Investor and Mr. Kinder will each have the right to require that KMI register resales of such shares of KMI common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. KMI will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in KMI's good faith reasonable judgment, it is not feasible for KMI to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when KMI's directors and executive officers are not permitted to trade, (2) a seven day period (which KMI may not invoke more than twice in any 12 month period) relating to a securities offering of $150 million or more by KMP, EPB or KMR, or (3) a 30 day period (which KMI may not invoke

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more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for KMI and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, the Remaining Sponsor Investor or Mr. Kinder also can require KMI to file a shelf registration statement on Form S-3 for the resale of KMI common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, KMI has agreed to use its reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Sponsor Investors no longer collectively hold registrable securities that represent at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors.

        KMI also has agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which it is not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        KMI has agreed to indemnify and hold harmless each selling shareholder for whom it files a registration statement and such selling stockholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by KMI in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Non-Compete Agreements

        The executive management stockholders identified in the shareholders agreement, which include Mr. Kinder and certain of KMI's executive officers, have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities

        The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to him or her solely in his or her capacity as such a director. Each director nominated by the Remaining Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Remaining Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that KMI also is engaged in or evaluating and if such director's participation would cause a conflict of interest.

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Payment of Certain Costs and Expenses

        KMI is obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, KMI's certificate of incorporation and bylaws and the shareholders agreement that are approved in advance by KMI.

Other Provisions

        Certain provisions in the shareholders agreement will terminate with respect to the Remaining Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. When the Remaining Sponsor Investor no longer owns shares representing at least 2.5% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Original Investors, including rights to nominate director and committee nominees and certain actions relating to KMI's subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholders party thereto hold any shares of KMI common stock.

        Amendments to the shareholders agreement must be signed by KMI, if the amendment modifies its rights or obligations, and by the following holders:

  •
  Mr. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  the Sponsor Investors holding shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to KMI's subsidiaries and other affiliates, KMI's dividend policy and termination of the shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors;

  •
  in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of the outstanding shares of KMI's capital stock entitled to vote on the election of directors; and

  •
  the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders, so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of KMI's initial public offering in 2011 and the applicable amendment or waiver would modify the rights or obligations of Other Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock.

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        If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of the outstanding shares of KMI's capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.

Indemnification of Directors and Officers

        Pursuant to KMI's certificate of incorporation and bylaws, KMI has agreed to indemnify each of its current and former directors and officers, and may additionally indemnify any of its employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by its directors or officers or these other persons. KMI has agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the DGCL. Thus, KMI's directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. KMI also has acknowledged that it is the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not KMI would have the power to indemnify such person against such liability.

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COMPARISON OF RIGHTS OF KMI STOCKHOLDERS
AND EPB UNITHOLDERS

        KMI is a corporation, and EPB is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of KMI stockholders are governed by KMI's certificate of incorporation and bylaws and the Delaware General Corporation Law, which is referred to as the "DGCL." The rights of EPB unitholders are governed by the EPB partnership agreement and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the "Delaware LP Act." If the EPB merger is completed, the rights of EPB unitholders as holders of KMI common stock will be governed by KMI's certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of EPB unitholders and the rights of KMI stockholders. Some of these, such as distribution/dividend and voting rights, are significant. Additionally, although EPB unitholders will not become parties to KMI's shareholders agreement, that agreement affects the nomination and election of KMI directors, the composition and operation of its board of directors and committees and other matters. The following description summarizes the material differences that may affect the rights of KMI common stockholders and EPB common unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. EPB unitholders should read carefully the relevant provisions of the KMI certificate of incorporation, bylaws and shareholders agreement and the EPB partnership agreement. Copies of the documents referred to in this summary may be obtained as described under "Where You Can Find More Information."

Purpose and Term of Existence
KMI	EPB
KMI's stated purpose is to engage in any and all lawful acts and activities for which corporations may be organized under the DGCL. KMI is to have perpetual existence.

EPB's stated purpose is to engage directly or indirectly in any business activity that is approved by EPB's general partner and that may lawfully be conducted or engaged in by a Delaware limited partnership; provided that the general partner may not cause EPB to engage in any business activity that the general partner determines would cause EPB to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        EPB's existence will continue until its certificate of limited partnership is cancelled in accordance with its partnership agreement.

Authorized Capital
KMI	EPB

        KMI's authorized capital stock consists of:

•

2,000,000,000 shares of KMI common stock, $0.01 par value per share, [            ] shares of which were outstanding as of the date of this proxy statement/prospectus; and

        As of the date of this proxy statement/prospectus, EPB had [            ] EPB common units and no other limited partner interests outstanding other than its incentive distribution rights.

        EPB may issue an unlimited number of additional limited partner interests and other

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•

10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of the date of this proxy statement/prospectus.

        In connection with the Transactions, KMI will hold a special meeting of its stockholders to approve an increase in the number of authorized shares of KMI common stock to 4,000,000,000.

        KMI's certificate of incorporation also authorized three classes of common stock that were convertible into KMI common stock, but all shares of such classes have been converted into KMI common stock and none are outstanding or may be reissued.

equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior or in addition to those of its common units or other existing classes of units, as the general partner may determine, all without the approval of any EPB unitholders.

Dividends / Distributions
KMI	EPB

        Holders of KMI common stock share equally in any dividend declared by the KMI board. If any preferred stock were outstanding, dividends on KMI common stock would be subject to the rights of the holders of that preferred stock. Dividends may be paid out of the corporation's surplus, or in the case no surplus exists, out of the net profits for the fiscal year and may be paid in cash, property, or shares of the corporation's capital stock.

        KMI has adopted a dividend policy providing that, subject to applicable law, KMI will pay quarterly cash dividends on all classes of its capital stock equal to the cash it receives from its subsidiaries and other sources less any cash disbursements and reserves established by a majority vote of its board of directors, including for general and administrative expenses, interest and cash taxes. the KMI board may amend, suspend or revoke this dividend policy at any time.

Distributions of Available Cash. EPB's partnership agreement requires that EPB distribute 100% of "available cash," as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter. Available cash generally means, with respect to any quarter, all cash and cash equivalents of EPB and its subsidiaries on hand, less the amount of cash reserves established by the general partner to (1) provide for the proper conduct of EPB's business, including necessary maintenance capital expenditures; (2) comply with applicable law, any of EPB's debt instruments or other agreements; or (3) provide funds for distributions to unitholders and to the general partner for any one or more of the next four quarters.

        General Partner Interest. EPB's general partner is currently entitled to 2% of all quarterly distributions that EPB makes prior to its liquidation. This general partner interest is represented by general partner units. The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to EPB to maintain its current general partner interest. The general partner's 2% interest in these distributions will be reduced if EPB issues additional units in the future and the general partner does not contribute a proportionate amount of capital to EPB to maintain its 2% general partner interest.

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Incentive Distribution Rights. EPB's general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash EPB distributes from operating surplus (as defined below) in excess of $0.33063 per unit per quarter. The maximum distribution of 50% includes distributions paid to the general partner on its 2% general partner interest and assumes that the general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that the general partner or its affiliates may receive on EPB common units that they own.

        Characterization of Cash Distributions. All cash distributed to unitholders is characterized as either "operating surplus" or "capital surplus." EPB's partnership agreement requires that it distribute available cash from operating surplus differently than available cash from capital surplus. All available cash distributed is to be treated as coming from operating surplus until the sum of all available cash distributed equals the operating surplus as of the most recent date of determination of available cash. Any amount distributed in excess of operating surplus, regardless of its source, is to be treated as capital surplus.

        Operating Surplus. Operating surplus is defined in the partnership agreement and generally means, for any period: $50 million; plus all cash receipts after the closing of EPB's 2007 initial public offering, excluding cash from interim capital transactions (as described below); less operating expenditures (as defined in the partnership agreement) and reserves for operating expenditures; and various other items.

        Capital Surplus. Capital surplus is defined in the partnership agreement and generally will be generated primarily by "interim capital transactions", which include borrowings other than working capital borrowings; sales of EPB equity and debt securities; sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets; and corporate reorganizations or restructurings.

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Distributions of Available Cash from Operating Surplus. The partnership agreement requires that EPB make distributions of available cash from operating surplus for a quarter in the following manner (assuming that the general partner continues to hold the incentive distribution rights):

•

first, 98% to all EPB unitholders, pro rata, and 2% to the general partner, until each EPB unitholder receives a total of $0.33063 per unit for that quarter;

•

second, 85% to all EPB unitholders, pro rata, and 15% to the general partner, until each EPB unitholder receives a total of $0.35938 per unit for that quarter;

•

third, 75% to all EPB unitholders, pro rata, and 25% to the general partner, until each EPB unitholder receives a total of $0.43125 per unit for that quarter; and

•

thereafter, 50% to all EPB unitholders, pro rata, and 50% to the general partner.

        The first three distribution levels described above will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise. In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that EPB becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, the partnership agreement specifies that the general partner may reduce those three distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner's estimate of EPB's aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

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General Partner's Right to Reset Incentive Distribution Levels. The general partner, as the holder of the incentive distribution rights, has the right under EPB's partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash EPB distribution levels described above and to reset, at higher levels, the minimum quarterly distribution amount and cash EPB distribution levels upon which the incentive distribution payments to the general partner would be set. The general partner's right to reset the minimum quarterly distribution amount and the EPB distribution levels upon which the incentive distributions payable to the general partner are based may be exercised, without approval of EPB's unitholders or the EPGP conflicts committee, at any time when there are no subordinated units outstanding and EPB has made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The minimum quarterly distribution amount, which at present is $0.2875 per EPB common unit, would be increased in the reset to an amount equal to the average cash distribution amount on the common units for the two fiscal quarters immediately preceding the general partner's election to reset, and the first three distribution levels described above would increase to levels above that calculated in accordance with the partnership agreement.

        In connection with the resetting of the minimum quarterly distribution amount and the EPB distribution levels and the corresponding relinquishment by the general partner of incentive distribution payments based on the EPB cash distributions prior to the reset, the general partner will be entitled to receive a number of newly issued Class B common units and general partner units based on a predetermined formula described in the partnership agreement that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by the general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

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Distributions from Capital Surplus. EPB's partnership agreement requires that it make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98% to all EPB unitholders, pro rata, and 2% to the general partner, until EPB distributes for each EPB common unit an amount of available cash from capital surplus equal to the initial public offering price; and

•

thereafter, all distributions of available cash from capital surplus will be made as if they were from operating surplus.

        EPB's partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the first three EPB distribution levels described under "—Distribution of Available Cash from Operating Surplus" will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. When the initial unit price is fully recovered, each of those first three distribution levels described above will have been reduced to zero. Thereafter, all distributions of available cash from all sources will be treated as if they were operating surplus and distributed 50% to all unitholders pro rata, and 50% to the general partner.

Business Combinations
KMI	EPB

        Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and

EPB's partnership agreement generally prohibits the general partner, without the prior approval of the holders of a majority of the outstanding EPB common units, from causing EPB, among other things, to merge or consolidate with another entity, or to sell, exchange or otherwise dispose of all or substantially all of the assets of EPB and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions. The general partner may, however,

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vote are required if such constituent corporation is the surviving corporation and:

•

such corporation's certificate of incorporation is not amended;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

        In the case of the Transactions, although KMI common stock is being issued in the Transactions, KMI is not one of the constituent corporations in the Transactions. Therefore, the only stockholder votes necessary are to approve an increase in the number of authorized shares of KMI common stock and to approve the issuance of the KMI common stock in the Transactions, as required by NYSE rules.

        KMI's organizational documents contain additional approval requirements for certain non-cash changes of control. The shareholders agreement prohibits KMI from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions in which all shares of the KMI common stock would be exchanged for cash, securities or other property (other than solely for cash) without obtaining the unanimous approval of KMI's stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in KMI's certificate of incorporation, bylaws and shareholders mortgage, pledge, hypothecate or grant a security interest in all or substantially all of EPB's assets without that approval. The general partner may also sell any or all of EPB's assets under a foreclosure of or other realization upon those encumbrances without that approval.

        EPB's partnership agreement contains provisions that may discourage a person or group from attempting to remove the general partner or otherwise change management. For example, in addition to other provisions described in this section, EPB's partnership agreement provides that if at any time any person or group, other than the general partner and its affiliates, or a direct or approved transferee of the general partner of its affiliates, acquires beneficial ownership of 20% or more of any class of units outstanding, that person or group cannot vote on any matter.

        Neither EPB's partnership agreement nor the Delaware LP Act has any provisions with respect to business combinations similar to those contained in Section 203 of the DGCL.

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agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors and the shares of KMI common stock as they exist on the date of such transaction.

        KMI is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation's voting stock. For a description of the prohibitions and requirements of Section 203, see "Description of KMI's Capital Stock—Certain Anti-takeover Provisions of KMI's Charter and Bylaws and Delaware Law—Section 203 of the DGCL."

Management by Board of Directors / General Partner
KMI	EPB

        In accordance with the DGCL, KMI's business and affairs are managed by its board of directors.

        KMI's certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. KMI's bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. As of the date of this proxy statement/prospectus, the provisions of the shareholders agreement have resulted in a decrease in the number of KMI's directors to eleven. The non-employee members of the EPGP, KMGP and KMR boards of directors have been offered the opportunity to become members of the KMI board after the mergers.

As a Delaware limited partnership, EPB is not managed by a board of directors but by a general partner. Except as provided in EPB's partnership agreement, EPB's general partner conducts, directs and manages its activities, all management powers over EPB's business and affairs are exclusively vested in the general partner, and no limited partner or assignee has any management power over EPB's business and affairs.

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Nomination and Election of Directors / General Partner
KMI	EPB

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

        At a meeting of the KMI stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in KMI's notice of meeting, (2) otherwise properly brought before the meeting by or at the direction of its board of directors or any committee thereof, or (3) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under "—Stockholder Proposals and Director Nominations."

        In the shareholders agreement, KMI agrees to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Richard D. Kinder and the Sponsor Investors agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. Immediately after the completion of the Transactions, assuming Mr. Kinder and the Remaining Sponsor Investor retain all the KMI common stock they currently hold, Mr. Kinder and the Remaining Sponsor Investor are expected to have less than 12% and 4%, respectively, of the total voting power for the election of KMI's directors. The shareholders agreement also provides that nominees of Mr. Kinder must be appointed to specified committees of the board. For additional information with respect to the shareholders agreement provisions relating to the nomination, election and removal of directors and board committees, see "Description of KMI's

EPB unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the general partner.

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Capital Stock—Shareholders Agreement—Board, Committee and Observer Rights."

        Each director chosen shall hold office until the first annual meeting of stockholders held after his or her election and until his or her successor is elected and qualified or, if earlier, until his death, resignation, or removal from office.

Removal of Directors; Withdrawal or Removal of General Partner
KMI	EPB

        KMI's bylaws provide that except as otherwise provided in its charter or bylaws, at any meeting of stockholders expressly called for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of holders of shares representing a majority of the total voting power in the election of directors. As described above, in the shareholders agreement Mr. Kinder and the Sponsor Investors have made agreements about how their shares will be voted.

Except as noted below, EPB's general partner has agreed not to withdraw voluntarily as general partner prior to December 31, 2017 without obtaining the approval of the holders of at least a majority of the outstanding EPB common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel that the withdrawal, following selection of a successor general partner, will not cause EPB or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner. On or after December 31, 2017, the general partner may withdraw as general partner without first obtaining approval of any EPB unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of EPB's partnership agreement. The general partner may withdraw without EPB unitholder approval, including prior to December 31, 2017, upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. EPB's partnership agreement provides for other events of withdrawal, including specified bankruptcy events.

        The general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of EPB's outstanding units, including units owned by the general partner and its affiliates.

        In the event of removal of the general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates EPB's partnership agreement, a successor general partner will have the option to

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purchase the general partner interest and the incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of that combined interest, as determined under EPB's partnership agreement. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful misconduct in its capacity as general partner. In all other withdrawals or removals, the departing general partner will have the option to require the successor general partner to purchase the general partner interest for the same cash amount. If the option described above is not exercised by either the departing or the successor general partner, as applicable, the departing general partner's general partnership interest and incentive distribution rights will automatically convert into common units pursuant to a valuation made by an investment banking firm or other independent expert.

Filling Vacancies on the Board; Replacing the General Partner
KMI	EPB

        Vacancies on the board of directors, however resulting, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum. However, at any time prior to the termination of a specified provision of the shareholders agreement, such vacancies shall be filled only with nominees chosen to fill such vacancies in accordance with the provisions of the shareholders agreement. Vacancies may not be filled by the stockholders.

Upon a voluntary withdrawal by the general partner, the holders of at least a majority of the outstanding EPB units, including EPB units owned by the general partner and its affiliates, may select a successor to the withdrawing general partner. If, prior to the effective date of the general partner's withdrawal, a successor is not elected or EPB does not receive an opinion of counsel regarding tax and limited liability matters (as discussed under "—Removal of Directors; Withdrawal or Removal of General Partner" above), EPB will be dissolved, unless within a specified period after that withdrawal, the holders of a majority of the outstanding EPB units agree in writing to continue EPB's business and to appoint a successor general partner.

        Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders at least a majority of the outstanding EPB units, including units owned by the general partner and its affiliates, as well as EPB's receipt of an opinion of counsel regarding limited liability and tax matters.

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Transfer of General Partner Interest and Incentive Distribution Rights
KMI	EPB
Not applicable.

Prior to December 31, 2017, EPB's general partner may not transfer all or any portion of its general partner interest to another person, unless such transfer (i) has been approved by the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, or (ii) is of all, but not less than all, of the general partner interest to an affiliate of the general partner, or to another entity as part of the merger or consolidation of the general partner into another entity or the transfer by the general partner of all or substantially all of its assets to another entity. After December 31, 2017, EPB's general partner may transfer all or any portion of its general partner interest without EPB unitholder approval.

        Prior to December 31, 2017, a holder of incentive distribution rights may transfer any or all of such rights without unitholder approval to an affiliate of the holder, or to another entity as part of the merger or consolidation of the holder with or into such other person, the transfer of all or substantially all of the holder's assets to such other person or the sale of all the ownership interests in such holder. Any other transfer of incentive distribution rights before December 31, 2017 would require the approval of at least a majority of the outstanding common units, excluding EPB common units held by the general partner and its affiliates. After December 31, 2017, a holder of incentive distribution rights may transfer any or all of such rights without EPB unitholder approval.

Limited Call Rights
KMI	EPB
Not applicable.

If at any time EPB's general partner and its affiliates own more than 75% of the common units, the general partner will have the right, which it may assign and transfer to any of its affiliates or to EPB, to purchase all, but not less than all, of the EPB common units held by unaffiliated persons as of a purchase date to be selected by the general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase shall be the greater of the current market price, as defined in EPB's

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partnership agreement, for the common units as of a specified date, or the highest cash price paid by the general partner or any of its affiliates for any common units they purchased within the 90 days preceding that specified date.

Preemptive Rights
KMI	EPB
KMI common stockholders have no preemptive rights to additional shares of KMI common stock or other securities.

The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase from EPB common units or other partnership securities whenever, and on the same terms that, EPB issues those units or other securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates that existed immediately prior to each issuance.

        The holders of EPB common units have no preemptive rights to acquire additional EPB common units or other partnership interests.

Amendment of Governing Documents
KMI	EPB

        KMI's certificate of incorporation may be amended in any manner provided by the DGCL. Because the KMI common stock is the only class of KMI capital stock that remains outstanding, KMI's certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding KMI common stock, except that any provision requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

        KMI's certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by KMI's board of directors or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of KMI's outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

•

a majority of the directors chosen for nomination by Mr. Kinder (if any);

•

a majority of the directors chosen for nomination by the Sponsor Investors (if any);

        Amendments to EPB's partnership agreement may be proposed only by or with the consent of the general partner. Proposed amendments, other than those described below, must be approved by holders of at least a majority of the outstanding EPB units. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding EPB units in relation to any other class of outstanding EPB units, the approval of a majority of the outstanding EPB units of the class affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        The general partner may generally make amendments to EPB's partnership agreement without the approval of any limited partner or assignee to reflect:

•

a change in EPB's name, the location of its principal place of business, its registered agent or its registered office;

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•

two-thirds of the directors chosen for nomination by the Sponsor Investors (if any) in the case of an alteration, amendment or repeal of specified provisions of KMI's bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws; and

•

the director(s) chosen by a Sponsor Investor (if any) in the case of an alteration, amendment or repeal of any provision of KMI's bylaws that would treat such Sponsor Investor adversely.

•

the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•

a change that the general partner determines is necessary or appropriate to qualify or continue EPB's qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that EPB will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of EPB's counsel, to prevent EPB or the general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974;

•

a change that the general partner determines is necessary or appropriate in connection with the authorization for issuance of any class or series of securities;

•

any amendment expressly permitted in EPB's partnership agreement to be made by the general partner acting alone;

•

an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of EPB's partnership agreement;

•

any amendment that the general partner determines to be necessary or appropriate for the formation by EPB of, or EPB's investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

•

a change in EPB's fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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•

any other amendments substantially similar to any of the matters described above.

        EPB's partnership agreement contains restrictions on other amendments, including amendments that would enlarge the obligations of a limited partner without its consent, restrict in any way any action by or rights of the general partner as set forth in EPB's partnership agreement, or reduce amounts distributable, reimbursable or payable by EPB to the general partner.

        No amendments, other than those that may be made by the general partner without the approval of the limited partners or that are effected in a merger, will become effective without the approval of at least 90% of the outstanding units unless EPB obtains an opinion of counsel with respect to specified tax and limited liability matters.

Voting Rights; Meetings; Action by Written Consent
KMI	EPB

        Each share of KMI common stock entitles the holder to one vote with respect to each matter presented to KMI's stockholders on which the holders of KMI common stock are entitled to vote. Holders of KMI's capital stock do not have cumulative voting rights.

        KMI's bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. KMI's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

        KMI's certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of KMI common stock must be effected at a duly called annual or special meeting of its stockholders and may not be effected by consent in writing by such stockholders.

        EPB's unitholders are entitled to vote on the following matters:

•

merger or consolidation of EPB proposed by the general partner;

•

sale, exchange or other disposition of all or substantially all of EPB's assets or those of its subsidiaries;

•

election of a successor general partner upon the withdrawal of the current general partner;

•

the removal of the general partner;

•

the election by the general partner to dissolve EPB;

•

EPB's continuation after specified events of dissolution;

•

in specified circumstances, the general partner's transfer of its general partner interest or the transfer of incentive distribution rights; and

•

certain amendments of EPB's partnership agreement.

        Except as described under "—Business Combinations," unitholders who are record holders of EPB units on the record date set

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pursuant to EPB's partnership agreement will be entitled to notice of, and to vote at, meetings of EPB's limited partners and to act upon matters for which unitholders have the right to vote or act. Each record holder has a vote according to such holder's percentage interest in EPB. EPB units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, such units will not be voted, except that, in the case of EPB units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those EPB units in the same ratios as the votes of limited partners on other units are cast.

        If authorized by the general partner, any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of EPB units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

        Special meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. The limited partners may vote either in person or by proxy at meetings. Two-thirds, or a majority, if that is the vote required to take action at the meeting in question, of the outstanding EPB units of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum.

Stockholder Proposals and Director Nominations
KMI	EPB

        KMI's bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide KMI with specified information. Generally, that notice must be given to the Secretary of KMI no later than the 90th day, and no earlier and the

Not applicable.

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120th day, in advance of the anniversary of the previous year's annual meeting. In addition, the nomination and removal of directors, including the filling of board vacancies, must comply with the provisions of the shareholders agreement regarding composition of the KMI board.
Indemnification and Limitation on Liability
KMI	EPB

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The DGCL does not permit exculpation for liability:

•

for breach of duty of loyalty;

•

for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•

under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•

for transactions from which the director derived an improper personal benefit.

        KMI's certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

        KMI's certificate of incorporation and bylaws provide that it shall indemnify its directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. KMI also is expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not it would have the power to indemnify such person against such liability.

        Under EPB's partnership agreement, in most circumstances, EPB will, to the fullest extent permitted by law, indemnify the general partner, any departing general partner, any person who is or was an affiliate of the general partner or any departing general partner, any person who is or was an officer, director, member, manager, partner, fiduciary or trustee of the general partner, any departing general partner or any affiliate of the general partner or any departing general partner, any person who is or was serving as director, officer, member, manager, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner, and any person designated by the general partner.

        Any indemnification under these provisions will only be out of EPB's assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to EPB to enable EPB to effectuate, indemnification. EPB may purchase insurance against liabilities asserted against and expenses incurred by persons for EPB's activities, regardless of whether EPB would have the power to indemnify the person against liabilities under the partnership agreement.

        In addition to the other more specific provisions limiting the obligations of the general partner and other indemnitees, EPB's partnership agreement provides that the indemnitees will not be liable for monetary damages to EPB, the limited partners or assignees for losses unless there has been a final and non-appealable judgment that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee's conduct was criminal.

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Conflicts of Interest; Fiduciary Duties
KMI	EPB

        Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer's or director's interest if:

•

the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•

the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•

the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

        KMI's certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer KMI or its wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than KMI and its wholly owned subsidiaries) even if the opportunity is one that KMI or one of its wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to KMI or any of its wholly-owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of its wholly owned subsidiaries must tell KMI about any business opportunity offered to such person solely in his or her capacity as such a director.

        EPB's partnership agreement contains provisions that limit the general partner's fiduciary duties to EPB and the EPB unitholders. EPB's partnership agreement also restricts the remedies available to EPB unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

        Whenever a conflict arises between the general partner or its affiliates, on the one hand, and EPB or any partner, on the other, the general partner will resolve that conflict. The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of the general partner. Any resolution or course of action with respect to such conflict shall be permitted and deemed approved by all partners, and shall not constitute a breach of EPB's partnership agreement, of any agreement contemplated thereby or of any duties stated or implied by law or equity, if the resolution or course of action with respect to the conflict is:

•

approved by the conflicts committee, although no party is obligated to seek that approval and the general partner may adopt a resolution or course of action that has not received that approval;

•

approved by the vote of a majority of the outstanding EPB common units, excluding any EPB common units owned by the general partner or any of its affiliates;

•

on terms no less favorable to EPB than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to EPB, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to EPB.

        In resolving a conflict, the general partner may, unless the resolution is specifically provided for in EPB's partnership agreement, consider any factors it determines in good faith to consider when resolving a conflict. In connection with any such resolution or approval by the board of

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directors or the conflicts committee, it shall be presumed that, in making its decision, the board of directors or the conflicts committee acted in good faith, and in any proceeding brought by any unitholder or by or on behalf of such unitholder or any other unitholder or EPB challenging such approval, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

        EPB's partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, EPB's partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles the general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, EPB, EPB's affiliates or any limited partner.

        Except for the general partner itself, indemnitees are permitted to compete with EPB and are not restricted from engaging in any business, and no such activity shall breach any duty to EPB, its subsidiaries or any partners. Neither EPB, its subsidiaries, any limited partner nor any other person shall have any rights by virtue of EPB's partnership agreement or the partnership relationship established thereby in any business ventures of such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to EPB, its subsidiaries, any limited partner or any other person.

Taxation
KMI	EPB

        KMI is subject to U.S. federal income taxes on its taxable income.

        Cash distributions to stockholders of KMI are taxable to each stockholder as ordinary dividend income to the extent distributed out of KMI's current and accumulated "earnings and profits" (as determined under U.S. federal income tax principles). A portion of the cash distributed to KMI shareholders by KMI after the merger may

EPB is a flow-through entity for U.S. federal income tax purposes, which means that it is not subject to entity-level U.S. federal income taxes.

        Each EPB unitholder receives a Schedule K-1 from EPB reflecting such unitholders' share of EPB's items of income, gain, loss and deduction for each fiscal year following the end of such fiscal year.

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exceed KMI's current and accumulated earnings and profits. Cash distributions in excess of KMI's current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder's adjusted tax basis in such holder's KMI shares and, to the extent the cash distribution exceeds such holder's adjusted tax basis, as gain from the sale or exchange of such shares.
Non-Citizen Assignees; Redemption
KMI	EPB
Not applicable.

If EPB is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, provide for the cancellation or forfeiture of any property that EPB has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for the information, or if the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, EPB may redeem the units held by the limited partner or assignee at the lesser of their current market price and the price paid by the limited partner, and the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon EPB's liquidation.

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PROPOSAL 2: ADJOURNMENT OF THE EPB SPECIAL MEETING

        If there are insufficient votes at the time of the special meeting to approve the EPB merger agreement, we may propose to adjourn the EPB special meeting for the purpose of soliciting additional proxies to approve the EPB merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the EPB merger agreement. Pursuant to the terms of the EPB partnership agreement, EPGP may adjourn the EPB special meeting without limited partner action. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the EPB unitholders for approval, such approval requires (i) if a quorum does not exist, the affirmative vote of the holders of a majority of the EPB units present in person or by proxy at the special meeting or (ii) if a quorum does exist, the affirmative vote of a majority of the outstanding EPB units.

        The EPGP board unanimously recommends that you vote FOR the EPB adjournment proposal.

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EPB UNITHOLDER PROPOSALS

        Under the Delaware LP Act and the EPB partnership agreement, we are not required to hold an annual meeting of our EPB unitholders (limited partners). Ownership of EPB common units does not entitle EPB unitholders to make proposals at the EPB special meeting. Under EPB's partnership agreement, only the general partner or limited partners owning 20% or more of the outstanding EPB units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of EPB so as to jeopardize the limited partners' limited liability under the Delaware LP Act or the law of any other state in which EPB is qualified to do business.

KMI STOCKHOLDER PROPOSALS

        KMI will hold a regular annual meeting of stockholders in 2015 regardless of whether the Transactions are completed.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for KMI's annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by KMI's corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 10, 2014.

        Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2015 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at KMI's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 19, 2015 to February 18, 2015.

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LEGAL MATTERS

        The validity of the KMI common stock to be issued in connection with the EPB merger and being offered hereby will be passed upon for KMI by Bracewell & Giuliani LLP, Houston, Texas. Weil, Gotshal & Manges LLP also has represented KMI in connection with the merger described herein.

EXPERTS

KMI

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KMI's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by KMP on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in KMI's Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

EPB

        The consolidated financial statements of EPB as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2013 incorporated in this proxy statement/prospectus by reference to EPB's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of EPB for the year ended December 31, 2011, incorporated by reference in the proxy statement of EPB, which is referred to and made a part of this prospectus and registration statement of KMI, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

        KMI has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of KMI common stock to be issued to EPB unitholders in connection with the EPB merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains, among other things, additional relevant information about KMI and the KMI common stock. The rules and regulations of the SEC allow KMI and EPB to omit certain information that is included in the registration statement from this proxy statement/prospectus.

        KMI and EPB file annual, quarterly and special reports and other information with the SEC. KMI also files proxy statements with the SEC. The SEC allows KMI and EPB to "incorporate by reference" into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that KMI or EPB files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. KMI and EPB incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering:

KMI's Filings (SEC File No. 001-35081)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Current Reports on Form 8-K filed on May 9, 2014, May 21, 2014, August 11, 2014, August 12, 2014, August 29, 2014 and September 25, 2014;

  •
  Proxy Statement on Schedule 14A filed on April 9, 2014; and

  •
  Registration Statement on Form 8-A filed on February 10, 2011.

        KMI will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KMI at the following address and telephone number:

  Kinder Morgan, Inc.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

EPB's Filings (SEC File No. 001-33825)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

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  •
  Current Reports on Form 8-K or 8-K/A filed on April 28, 2014, May 2, 2014, June 11, 2014, August 11, 2014, August 12, 2014 and August 29, 2014; and

  •
  Registration Statement on Form 8-A filed on November 13, 2007.

        EPB will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to EPB at the following address and telephone number:

  El Paso Pipeline Partners, L.P.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

        KMI and EPB also make available free of charge on their internet website at www.kindermorgan.com the reports and other information filed by KMI and EPB with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither KMI's nor EPB's websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that KMI and EPB file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document KMI or EPB files with the SEC at the SEC's public reference room located at:

  100 F Street, N.E.
  Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. KMI's and EPB's SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The information concerning EPB contained in this proxy statement/prospectus or incorporated by reference has been provided by EPB, and the information concerning KMI and its other subsidiaries, including KMP and KMR, contained in this proxy statement/prospectus or incorporated by reference has been provided by KMI.

        In order to receive timely delivery of requested documents in advance of the special meeting, your request should be received no later than [                    ], 2014. If you request any documents, KMI or EPB will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        In addition, if you would like to request any documents incorporated by reference in this proxy statement/prospectus prior to deciding what merger consideration to elect, please do so at least five business days prior to the election deadline, which will be identified in the form of election provided to you in a separate mailing following the special meeting.

        Neither KMI nor EPB has authorized anyone to give any information or make any representation about the EPB merger, KMI or EPB that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a

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jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

        Should you want information regarding KMP or KMR, please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding that entity.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        In the Transactions, KMI will acquire all of the outstanding common units of KMP and EPB and all the outstanding shares of KMR that KMI and its subsidiaries do not already own (referred to in these pro forma financial statements as "the publicly held units or shares"). At the effective time of the mergers; (i) each publicly held KMR share will be converted into the right to receive 2.4849 shares of KMI common stock; (ii) through the election and proration mechanisms in the KMP merger agreement, on average, each common unit held by a public KMP unitholder will be converted into the right to receive 2.1931 shares of KMI common stock and $10.77 in cash; and (iii) through the election and proration mechanisms in the EPB merger agreement, on average, each common unit held by a public EPB unitholder will be converted into the right to receive 0.9451 shares of KMI common stock and $4.65 in cash. The cash payments to the public unitholders of KMP and EPB, based on the respective publicly held units outstanding as of August 31, 2014, will total approximately $3.9 billion.

        The unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of KMI. The historical consolidated financial statements of KMI consolidate KMP, EPB, and KMR, because KMI currently controls these entities. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 of KMI has been prepared to give effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income of KMI for the six months ended June 30, 2014 and year ended December 31, 2013, have been prepared to give effect to the Transactions as if they had occurred on January 1, 2013.

        The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary (ASC 810). Because KMI controls KMP, EPB, and KMR both before and after the Transactions, the changes in KMI's ownership interest in KMP, EPB, and KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the Transactions. In addition, the tax effects of the Transactions are presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the KMI historical financial information includes the accounts of KMP, EPB and KMR, the historical financial information of those entities has not been shown separately.

        The unaudited pro forma condensed combined financial statements include pro forma adjustments that are factually supportable and directly attributable to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 for KMI, KMP, EPB and KMR; and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2014 for KMI, KMP, EPB and KMR.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that KMI believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the Transactions taken place on June 30, 2014 for balance sheet purposes, and on January 1, 2013 for statements of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements.

188

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(In Millions)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets	$3,367	$90	(a)	$3,487
		38	(b)
		(8)	(c)
Property plant and equipment, net	37,607	—		37,607
Investments	5,862	—		5,862
Goodwill	24,653	—		24,653
Deferred charges and other assets	4,875	3,895	(d)	8,774
		4	(e)

Total Assets	$76,364	$4,019		$80,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,487	$90	(f)	$11,256
		4,679	(g)
Long-term debt	34,521	(650)	(g)	33,871
Deferred income taxes	4,554	(4,554)	(d)	—
Other long-term liabilities and deferred credits	2,147	—		2,147

Total Liabilities	47,709	(435)		47,274

Stockholders' Equity
Class P shares	10	11	(h)	21
Additional paid-in capital	14,339	20,189	(h)	34,528
Retained deficit	(1,661)	(4)	(h)	(1,665)
Accumulated other comprehensive loss	(68)	(36)	(h)	(104)

Total Kinder Morgan, Inc.'s Stockholders' Equity	12,620	20,160		32,780
Noncontrolling interests	16,035	(15,706)	(h)	329

Total Stockholders' Equity	28,655	4,454		33,109

Total Liabilities and Stockholders' Equity	$76,364	$4,019		$80,383

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

189

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2014

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$7,984	$—		$7,984
Operating Costs and Expenses
Cost of sales	3,253	—		3,253
Other operating expenses	2,571	—		2,571

Total Operating Costs and Expenses	5,824	—		5,824

Operating income	2,160	—		2,160

Other Income (Expense)
Earnings from equity investments	199	—		199
Interest, net	(888)	(44	)(i)	(932)
Other, net	5	—		5

Total Other (Expense) Income	(684)	(44)		(728)

Income from Continuing Operations Before Income Taxes	1,476	(44)		1,432
Income tax expense	(378)	(140	)(j)	(518)

Net Income	1,098	(184)		914
Net income attributable to noncontrolling interests	(527)	524	(k)	(3)

Net Income Attributable to Kinder Morgan, Inc.	$571	$340		$911

Basic and Diluted Earnings Per Common Share	$0.55			$0.43	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,028	1,084	(l)	2,112	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

190

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2013

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$14,070	$—		$14,070
Operating Costs and Expenses
Costs of sales	5,253	—		5,253
Other operating expenses	4,827	—		4,827

Total Operating Costs and Expenses	10,080	—		10,080

Operating income	3,990	—		3,990

Other Income (Expense)
Earnings from equity investments	327	—		327
Interest, net	(1,675)	(216	)(i)	(1,891)
Other, net	796	—		796

Total Other (Expense) Income	(552)	(216)		(768)

Income from Continuing Operations Before Income Taxes	3,438	(216)		3,222
Income tax expense	(742)	(327	)(j)	(1,069)

Income from Continuing Operations	2,696	(543)		2,153
Loss on Sale of Discontinued Operations, Net of Tax	(4)	—		(4)

Net Income	2,692	(543)		2,149
Net income attributable to noncontrolling interests	(1,499)	1,495	(k)	(4)

Net Income Attributable to Kinder Morgan, Inc.	$1,193	$952		$2,145

Basic and Diluted Earnings Per Common Share From Continuing Operations	$1.15			$1.01	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,036	1,084	(l)	2,120	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

191

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the Transactions as an equity transaction. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if the they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 does not include pro forma effects of the previously consummated acquisitions of American Petroleum Tankers and State Class Tankers acquired January 1, 2014, certain oil and gas properties from Goldsmith Landreth acquired June 1, 2013 and Copano Energy, L.L.C. acquired May 1, 2013, because the impact on pro forma net income attributable to KMI was deemed immaterial. The effects of these acquisitions are included in the historical financial statements of KMI since the respective dates of acquisition.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of KMI would have been if the Transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of KMI for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the Transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

        These Unaudited Pro Forma Statements give effect to two committed borrowing facilities which are directly attributable to the Transactions and are described below.

        Bridge Facility

        On September 19, 2014, KMI entered into a Bridge Credit Agreement (the "Bridge Facility") with a syndicate of lenders. The Bridge Facility provides for up to a $5.0 billion term loan facility which will mature 364 days following the closing date of the Transactions. KMI may use borrowings under the Bridge Facility to pay cash consideration and transaction costs associated with the Transactions. KMI also may use a portion of the borrowings under the Bridge Facility to refinance certain term loan facility indebtedness. Interest on borrowings under the Bridge Facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long-term indebtedness for borrowed money ("KMI's Credit Rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's Credit Rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the Bridge Facility. The Bridge Facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        Revolving Credit Facility

        On September 19, 2014, KMI entered into a replacement revolving credit agreement (the "Replacement Facility") with a syndicate of lenders. The Replacement Facility provides for up to $4.0 billion in borrowing capacity, which can be increased to $5.0 billion if certain conditions are met, and has a five-year term. In connection with the consummation of the Transactions, the Replacement

192

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

Facility will replace (a) the existing credit agreement, dated as of May 6, 2014, by and among KMI, various lenders, and Barclays, as administrative agent ("KMI's Existing Credit Agreement"), (b) the facilities set forth in the credit agreement, dated as of May 1, 2013, among KMP, Wells Fargo Bank, National Association, as administrative agent and the other lenders and agents party thereto (the "KMP Credit Agreement") and (c) the facilities set forth in the credit agreement, dated May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C., Wyoming Interstate Company, L.L.C., EPB, Bank of America, N.A., as administrative agent, and the other lenders and letter of credit issuers from time to time parties thereto (the "EPB Credit Agreement" and, together with KMI's Existing Credit Agreement and the KMP Credit Agreement, the "Prior Credit Facilities"). Borrowings under the Replacement Facility may be used for working capital and other general corporate purposes. Interest on the Replacement Facility will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.125% to 2.000% per annum based on KMI's Credit Rating or (b) the greatest of (1) the federal funds effective rate in effect on such day plus 1/2 of 1%, (2) the prime rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.125% to 1.000% per annum based on KMI's Credit Rating. The Replacement Facility contains a financial covenant providing for a maximum debt to EBITDA ration of 6.50 to 1.00 and various other covenants that are substantially consistent with the Prior Credit Facilities.

        The following is the estimated consideration for the Transactions calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
KMP public units exchanged(1)	303
Cash payment per KMP unit(2)	$10.77

Cash portion of consideration	$3,261
EPB public units exchanged(1)	138
Cash payment per EPB unit(2)	$4.65

Cash portion of consideration	$640

Total cash portion of consideration	$3,901

Total KMP units exchanged(1)	303
KMP exchange ratio per unit(2)	2.1931

KMI common stock assumed to be issued	664

Total EPB units exchanged(1)	138
EPB exchange ratio per unit(2)	0.9451

KMI common stock assumed to be issued	130

Total KMR shares exchanged(1)	117
KMR exchange ratio per share	2.4849

KMI common stock assumed to be issued	290

Total KMI common stock assumed to be issued	1,084
KMI Class P common share closing price as of September 26, 2014	$38.39

Fair value of equity portion of consideration(3)	$41,631

Total consideration (excluding debt assumed)(3)	$45,532

(1)
Reflects publicly held KMP and EPB units and KMR shares outstanding as of August 31, 2014.

(2)
Reflects the average cash payment amount per unit and the average exchange ratio per unit to be received by the public KMP or EPB unitholders by reason of the election and proration provisions of the KMP and EPB merger agreements.

(3)
A $1 change in the price of a share of KMI common stock would change the total consideration by $1.1 billion, and the deferred tax asset and additional paid-in capital by approximately $0.3 billion for purposes of these Unaudited Pro Forma Statements.

193

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
Reflects the excess cash related to estimated borrowings of $4,679 million under the Bridge Facility, less (i) $3,901 million cash portion of the KMP and EPB consideration; (ii) $650 million for the extinguishment of a previously existing term loan facility; and (iii) $38 million of debt issuance costs. The $90 million of excess cash will be used to fund transaction costs which are reflected as a current liability. See footnote (f) below.

(b)
Reflects a $38 million increase in debt issuance costs associated with the Bridge Facility incurred as a direct result of the Transactions.

(c)
Reflects $8 million of cash used to pay debt issuance costs related to the restructuring of the Prior Credit Facilities into the Replacement Facility as a direct result of the Transactions. See Note 1.

(d)
Reflects the estimated impact on deferred income taxes resulting from the Transactions using KMI's statutory federal and state tax rate of 36.5%. The amount reflects a net adjustment of $8.9 billion to deferred income taxes, $8.0 billion of which relates to the effects of the change in ownership and the step-up in tax basis as a result of KMI's acquisition of the publicly held interests in KMP and EPB, resulting in a deferred tax asset. The remainder of the adjustment relates to estimated changes to other temporary differences and estimated changes to KMI's effective state tax rate. This adjustment also includes the elimination of $464 million in deferred charges associated with previously consummated transactions between entities under common control related to deferred taxes. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

(e)
Reflects $8 million of debt issuance costs associated with the restructuring of the Prior Credit Facilities into the Replacement Facility, partially offset by the write-off of $4 million of unamortized debt issuance costs related to the previously existing term loan facility and the Prior Credit Facilities. See Note 1.

(f)
Reflects estimated transaction costs of $90 million directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal services and other professional fees to be paid in 2014 using a portion of the Bridge Facility proceeds. As the Transactions involve the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, during the periods in which services are rendered.

(g)
Reflects the issuance of the Bridge Facility to fund the cash portion of the KMP and EPB consideration and to pay related transaction costs. The proceeds received from the Bridge Facility include an amount that will be used to extinguish a previously existing $650 million term loan facility which, pursuant to the existing credit agreement, is required to be repaid as a result of the Transactions. In addition, the Transactions result in the termination of the Prior Credit Facilities which had a combined outstanding balance of $1,333 million as of June 30, 2014 and are reflected as current liabilities in the KMI historical balance sheet.

(h)
The Transactions, which involve a change in KMI's ownership interests in its subsidiaries KMP, EPB and KMR, have been accounted for as equity transactions in accordance with ASC 810. As described in Note 2(d), the Transactions resulted in the recognition of a deferred tax asset totaling $8.9 billion. This tax impact is presented as an increase to additional paid-in capital consistent with

194

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

  the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Stockholders' Equity (in millions):

	Class P shares	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	KMI's Stockholders' Equity	Non- controlling Interests(1)	Total Stockholders' Equity
Shares issued for the Transactions	$11	$(11)	$—	$—	$—	$—	$—
Cash consideration	—	(3,901)	—	—	(3,901)	—	(3,901)
Transaction costs, net of tax (see Note 2(f))	—	(57)	—	—	(57)	—	(57)
Deferred tax adjustments (see Note 2(d))	—	8,396	—	20	8,416	—	8,416
Eliminate noncontrolling interests to reflect historical cost	—	15,762	—	(56)	15,706	(15,706)	—
Write-off of unamortized debt costs	—	—	(4)	—	(4)	—	(4)

Total pro forma adjustments	$11	$20,189	$(4)	$(36)	$20,160	$(15,706)	$4,454

(1)
Reflects the June 30, 2014 book value of the publicly held interests in KMP, EPB and KMR.

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(i)
Reflects net incremental interest expense, including amortization of deferred financing costs, associated with the Bridge Facility and the required restructuring of the Prior Credit Facilities and repayment of the $650 million term loan facility, directly attributable to the Transactions. The incremental debt associated with the Bridge Facility is expected to aggregate to $4,679 million with a stated interest rate of LIBOR plus an accelerating margin (resulting in weighted-average interest rates of 2.53% for the six months ended June 30, 2014 and 2.15% for the year ended December 31, 2013 for purposes of these Unaudited Pro Forma Statements). A change of 0.125% in the effective interest rate on the Bridge Facility would cause a change in annual interest expense of $4 million, net of income tax. For purposes of these Unaudited Pro Forma Statements, and in connection with the Replacement Facility, the stated interest rate of LIBOR plus a margin which, based on KMI's expected credit rating, resulted in an interest rate of approximately 1.65%, was applied to the combined weighted average borrowings under the Prior Credit Facilities of $1,461 million for the six months ended June 30, 2014 and $1,873 million for the year ended December 31, 2013. A change of 0.125% in the effective interest rate on the Replacement Facility would cause a change in annual interest expense of $1 million, net of income tax.

195

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

        The following are the pro forma adjustments to interest expense (See Note 1) (in millions):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest on the Bridge Facility for the Transactions (1)	$(59)	$(101)
Amortization of debt issuance costs of the Bridge Facility (2)	—	(38)
Fee escalations (3)	—	(117)
Remove interest on extinguished term loan	13	28
Remove amortization of debt issuance costs of extinguished term loan	1	4
Interest on the Replacement Facility (1)(4)	(16)	(40)
Remove interest on Prior Credit Facilities (1)(4)	15	48
Amortization of debt issuance costs of the Replacement Facility(2)	(3)	(6)
Remove amortization of debt issuance costs on the Prior Credit Facilities	5	6

Pro forma adjustments to interest expense	$(44)	$(216)

(1)
Reflects incremental interest expense associated with the debt incurred for the Transactions as if that debt was outstanding for the six months ended June 30, 2014 and the year ended December 31, 2013.

(2)
Reflects amortization of the incremental debt issuance costs on the debt incurred and restructured as a direct result of the Transactions using the effective interest method.

(3)
Reflects certain escalating fees, including duration and funding fees, that would be recognized as interest expense if the borrowings under the Bridge Facility were to remain outstanding for the maximum term.

(4)
Includes interest on borrowings, letter of credit fees, and commitment fees.
(j)
Reflects estimated income tax expense using KMI's statutory federal and state income tax rate of 36.5%.

For the six months ended June 30, 2014, the amount reflects the combined effects of (i) $163 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $16 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $7 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during the six-month period ended June 30, 2014.

For the year ended December 31, 2013, the amount reflects the combined effects of (i) $466 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $79 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $60 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during 2013.

(k)
Reclassifies net income previously allocated to noncontrolling interests related to the publicly held KMP and EPB common units and publicly held KMR shares to net income attributable to KMI.

(l)
Reflects the 1,084 million shares of KMI common stock assumed to be issued in the Transactions were outstanding as of January 1, 2013.

(m)
For the six months ended June 30, 2014 and the year ended December 31, 2013, for both historical and these Unaudited Pro Forma Statements, the following potential common stock equivalents were antidilutive and, accordingly, are excluded from the determination of diluted earnings per share (in millions, on a weighted-average basis):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Unvested restricted stock awards	7	4
Outstanding warrants to purchase KMI common stock	325	401
Convertible trust preferred securities	10	10

196

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

EL PASO PIPELINE PARTNERS, L.P,

EL PASO PIPELINE GP COMPANY, L.L.C.,

KINDER MORGAN, INC.,

and

E MERGER SUB LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (the "Partnership"), El Paso Pipeline GP Company, L.L.C. a Delaware limited liability company and the general partner of the Partnership (the "Partnership GP"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and E Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the "GP Conflicts Committee") has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Board of Directors of the Partnership GP (the "GP Board") approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the KMP Merger Agreement, the KMR Merger Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMP Merger and the KMR Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership and the Partnership GP to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreement"), with the Partnership, Partnership GP, Kinder Morgan Management, LLC ("KMR"), Kinder Morgan Energy Partners, L.P. ("KMP"), KMP's general partner, Richard D. Kinder and RDK Investments, Ltd.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger

        Section 1.1.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the "Merger"), the separate limited liability company

A-1

existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the "Surviving Entity").

        Section 1.2.    Closing.     Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. Each of the Merger, the KMR Merger and the KMP Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Entity.     At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement.

        Section 1.6.    Organizational Documents of Parent.     Subject to receipt of the Parent Charter Approval, the certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment") and, such certificate of incorporation as amended by the Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law.

ARTICLE II

Effect on Units

        Section 2.1.    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

          (a)    Conversion of Common Units.     Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3 to receive any of the following consideration (the "Merger Consideration"):

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            (i)    Mixed Election Units.    Each Common Unit with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Mixed Consideration Election Unit") and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Per Unit Mixed Consideration") of (x) $4.65 in cash without interest (the "Per Unit Mixed Consideration Cash Amount") and (y) 0.9451 of a share of validly issued, fully paid and nonassessable Parent Class P Stock (such fraction of a share, the "Per Unit Mixed Election Stock Exchange Ratio"), in each case, subject to adjustment in accordance with Section 2.5.

            (ii)    Cash Election Units.    Each Common Unit with respect to which an election to receive cash (a "Cash Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Cash Election Unit") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $39.53 in cash without interest (the "Per Unit Cash Election Consideration"), subject to adjustment in accordance with this Section 2.1(a)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Restricted Units pursuant to the terms and conditions of Section 2.4), minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per Unit Mixed Consideration Cash Amount (the "Aggregate Mixed Consideration Cash Amount") (such difference being the "Available Cash Election Amount"), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

            (iii)    Stock Election Units.    Each Common Unit with respect to which an election to receive stock consideration (a "Stock Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Stock Election Unit") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.0711 shares of validly issued, fully paid and nonassessable Parent Class P Stock (the "Exchange Ratio"), subject to adjustment in accordance with this Section 2.1(a)(iii)) and Section 2.5 (the "Per Unit Stock Consideration"); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

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          (b)    Equity of Merger Sub.     The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, Parent and any Subsidiaries of Parent, and the Partnership GP, Parent and any Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

          (c)    Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.     Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units. All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

          (d)    Certificates.     As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a "Certificate") or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time ("Book-Entry Units") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

          (a)    Exchange Agent.     Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g)).

          (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of

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  Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund". The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

          (c)    Exchange.     Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

          (d)    Other Payees.     If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or

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  otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    No Further Transfers.     From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Dividends and Distributions.     No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares.     No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in

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  lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the "Fractional Share Proceeds"). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled.

          (i)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

          (j)    Withholding Taxes.     Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        Section 2.3.    Election Procedures.

          (a)    Election Form.     An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be

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  effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the "Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the "Mailing Date") to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the "Election Form Record Date").

          (b)    Choice of Election.     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder's (or such beneficial owner's) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder's (or such beneficial owner's) Common Units. Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the "Election Period") from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the "Election Deadline") shall be deemed to be No Election Units. Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, "No Election Unit" means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3. For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

          (c)    New Holders.     Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

          (d)    Revocations; Exchange Agent.     Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

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        Section 2.4.    Treatment of Restricted Units; Termination of Partnership Equity Plan.

          (a)   As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Long-Term Incentive Plan (each, a "Restricted Unit") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

          (b)   Prior to the Effective Time, the Partnership GP shall take all actions necessary to terminate the Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Long-Term Incentive Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent's obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

        Section 2.5.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.6.    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of the Partnership and the Partnership GP

        Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the "Partnership Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed

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an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to itself where provided for in this Article III, the Partnership GP each represent and warrant to Parent as follows:

        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership ("Partnership Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").

        Section 3.2.    Capitalization.

          (a)   The authorized equity interests of the Partnership consist of Common Units, Class B units representing limited partner interests in the Partnership ("Partnership Class B Units"), subordinated units representing limited partner interests in the Partnership that are convertible into Common Units ("Partnership Subordinated Units"), the general partner interest in the Partnership (the "Partnership GP Interest") and the Incentive Distribution Rights. At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 231,097,050 Common Units, (ii) no Partnership Class B Units, (iii) 4,359 Restricted Units, (iv) no Partnership Subordinated Units, (v) Incentive Distribution Rights, and (vi) the Partnership GP Interest. Except (A) as set forth above in this Section 3.2(a), (B) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, or (C) as otherwise permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the

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  foregoing. The Partnership GP is the sole general partner of the Partnership. The Partnership GP is the sole record owner of the Partnership GP Interest and all of the Incentive Distribution Rights and such Partnership GP Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the Partnership Agreement.

          (b)   None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their
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  respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

          (c)   Except for the approval by the Partnership GP, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Partnership Unitholder Approval") is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

          (d)   The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the GP Board approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners.

          (e)   The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

        Section 3.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Partnership Proxy Statement"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

        Section 3.5.    Partnership SEC Documents; Undisclosed Liabilities.

          (a)   The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective effective

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  dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since December 31, 2013 (the "Balance Sheet Date") in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

        Section 3.6.    Compliance With Laws.     The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.7.    Information Supplied.     Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership and the Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the "Schedule 13E-3") will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and

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together with the Partnership Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub (including, for the avoidance of doubt, any information supplied by Parent with respect to KMP, KMR, the KMP Merger or the KMR Merger, whether or not originally supplied to Parent by KMP, KMR or any other Person) for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents and (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries.

          (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.     The GP Conflicts Committee has received the opinion of Tudor, Pickering, Holt & Co. Securities, Inc. (the "Partnership Financial Advisor"), dated as of August 9, 2014, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the Merger Consideration to be paid to the Partnership Unaffiliated Unitholders pursuant to this Agreement, is fair from a financial point of view, to the Partnership Unaffiliated Unitholders (the "Partnership Fairness Opinion").

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        Section 3.10.    Brokers and Other Advisors.     Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership's engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article III, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent's or Merger Sub's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article III.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power

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  or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized equity interests of Parent consist of 2,819,462,927 shares of stock, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of business on August 7, 2014, (i) 1,028,223,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, equity appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any limited partnership interests, shares of capital stock, voting securities or equity interests of Parent or any of its Subsidiaries. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, stock appreciation rights, warrants or other rights to acquire any limited

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  partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the KMP Merger Agreement and the KMR Merger Agreement, and the consummation of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the execution, delivery and performance by Parent of the KMP Merger Agreement, and the KMR Merger Agreement, and the consummation of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms. Each of the KMP Merger Agreement and the KMR Merger Agreement has been duly executed and delivered by Parent and the applicable merger Subsidiary and, assuming due authorization, execution and delivery of by the other parties thereto constitutes a legal, valid and binding obligation of each of Parent and the applicable merger Subsidiary, enforceable against Parent in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the execution and delivery of the KMP Merger Agreement or the KMR Merger Agreement by Parent and the applicable merger Subsidiary, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be

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  bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger).

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act

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  and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement (including the transactions contemplated by the KMR Merger Agreement or the KMP Merger Agreement), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

        Section 4.7.    Legal Proceedings.     There are no Actions pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or Actions pending or threatened in writing against Parent or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Laws; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority ("Permits") necessary for Parent and its Subsidiaries to

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  own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.9.    Information Supplied.     Subject to the accuracy of the representations and warranties of the Partnership and the Partnership GP, set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent (including, for the avoidance of doubt, any information supplied (or to be supplied) in writing by Parent with respect to KMP, KMR, the KMP Merger or the KMR Merger, whether or not originally supplied to Parent by KMP, KMR or any other Person) specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.     Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (iii) there is no claim against Parent or any of its Subsidiaries for

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any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (iv) Parent has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) being a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no Action is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent.

        Section 4.13.    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be

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obtained pursuant to Environmental Laws ("Environmental Permits"); (ii) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (iii) no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (iv) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (v) there are no Actions pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names,

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domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Opinion of Parent Financial Advisor.     The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion").

        Section 4.17.    Brokers and Other Advisors.     Except for the Parent Financial Advisors, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership).

        Section 4.18.    Financing.     At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger, the KMP Merger and the KMR Merger and to pay all cash amounts required to be paid in connection with the Merger, the KMP Merger and the KMR Merger.

        Section 4.19.    Merger Agreements.     Parent has heretofore provided to the Partnership a correct and complete copy of the KMP Merger Agreement and the KMR Merger Agreement.

        Section 4.20.    Ownership of Common Units.     Parent and its Subsidiaries (other than KMP, its general partner and KMR and their respective Subsidiaries), taken together, are the beneficial owners of 93,380,734 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date hereof, and the record date for determining Limited Partners entitled to vote at the Partnership Unitholder Meeting.

        Section 4.21.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership's or the Partnership GP's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

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ARTICLE V

Additional Covenants and Agreements

        Section 5.1.    Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger). Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   Subject to Section 5.1(e), the Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the "Partnership Unitholder Meeting") for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 5.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to its Limited Partners approval of this Agreement (collectively, the "Partnership Board Recommendation") and use reasonable best efforts to obtain from its Limited Partners the Partnership Unitholder Approval. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 5.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 5.3, the Partnership's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Alternative Proposal or (ii) the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP

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  Conflicts Committee or the GP Board's approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Board or the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders of the Partnership prior to the Partnership Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

          (c)   Subject to Section 5.1(e), Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 5.1(d), Parent shall, through its Board of Directors recommend to its stockholders approval of the Parent Stock Issuance and adoption of the Charter Amendment (the "Parent Board Recommendation") and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, such recommendation or (ii) fail to include such Parent Board Recommendation in the Parent Proxy Statement (any such action being referred to herein as a "Parent Adverse Recommendation Change"). The Parent Proxy Statement shall include a copy of the Parent Fairness Opinion and, subject to Section 5.1(d), the Parent Board Recommendation. Subject to Section 5.1(d), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval. Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 5.1(c) shall not be affected by the withdrawal or modification by the Parent's Board of Directors of the Parent Board Recommendation or the Parent's Board of Directors' approval of this Agreement or the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger). Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) if the Parent has delivered any notice contemplated by Section 5.1(d) and the time periods contemplated by Section 5.1(d) have not expired and (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting.

          (d)   Notwithstanding anything to the contrary in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(d), the Board of Directors of Parent may, if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that the Board of Directors of Parent may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

              (i)  Parent has provided prior written notice to the Partnership specifying in reasonable detail the reasons for such action at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three (3) days prior to the Parent

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    Unitholder Meeting, in which case the Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period");

             (ii)  Parent is not in material breach of its obligations under this Section 5.1; and

            (iii)  during the Parent Notice Period the Parent Board of Directors has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the Partnership in good faith (to the extent the Partnership desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its fiduciary duties to stockholders under applicable Law.

          (e)   The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day. Parent shall use its reasonable best efforts to cause the KMR Shareholder Meeting and the KMP Unitholder Meeting to also be held on the same day as the Parent Stockholder Meeting.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change. Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Board of Directors of Parent shall have effected a Parent Adverse Recommendation Change.

        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Except (i) as provided in this Agreement, (ii) as required by applicable Law, or (iii) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not cause any of the Partnership GP, the Partnership or their respective Subsidiaries to conduct their respective business other than in the ordinary course of business consistent with past practice, and shall not take any action to cause and shall not permit the Partnership GP to take any action to cause:

              (i)  the amendment of the Partnership Agreement or the Partnership GP LLC Agreement, in each case, to the extent that any such amendment would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or such amendment would adversely impact the Partnership Unaffiliated Unitholders in any material respect; or

             (ii)  the issuance of any Partnership Interest to Parent or any Affiliate of Parent, including in accordance with any reset of the Incentive Distribution Rights in accordance with Section 5.11 of the Partnership Agreement.

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          (b)   Except (i) as provided in this Agreement, the KMP Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement, the KMP Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger;

            (iii)  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger); or

            (iv)  acquire, agree to acquire or make any proposal or offer to acquire, beneficially or of record, any Partnership Interest or the right to direct the voting of any Partnership Interest, or any rights or options to acquire any Partnership Interest.

        Section 5.3.    No Solicitation by the Partnership; Etc.

          (a)   The Partnership GP and the Partnership shall, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore

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  with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than Parent and its Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 5.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an "Acquisition Agreement") or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as a "Partnership Adverse Recommendation Change"). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership's or the Partnership GP's Subsidiaries, or the Partnership's or the Partnership GP's Representatives, other than any violation caused by or at the direction of Parent or any Representative of Parent or any of its Subsidiaries (including any Representative of Parent that is also a Representative of the Partnership, the Partnership GP or any of their respective Subsidiaries), shall be deemed to be a breach of this Section 5.3 by the Partnership.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Alternative Proposal that the GP Board believes is bona fide, (ii)  the GP Board, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership and the Partnership GP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Partnership and the Partnership GP and their respective Subsidiaries will not, and will use reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Partnership and the Partnership GP will provide to Parent non-public information with respect to the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrent with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of the Partnership and the Partnership GP set forth in this Section 5.3, the Partnership and the Partnership GP shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with, the Partnership or the Partnership GP in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers or the nature of any inquiries (and

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  shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership and the Partnership GP shall promptly, and in any event within twenty-four (24) hours provide Parent with copies of any additional written materials received by the Partnership or the Partnership GP or that the Partnership or the Partnership GP has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(d), the GP Board or the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Board or the GP Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of the Partnership; provided, however, that neither the GP Board nor the GP Conflicts Committee may effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

              (i)  The GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action, including, if a reason for the Partnership Adverse Recommendation Change is an Alternative Proposal, a description of the material terms of such Alternative Proposal, at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless (A) at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is reasonably practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(d) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to three (3) days) or (B) if a reason for the Partnership Adverse Recommendation Change is any amendment or supplement to this Agreement agreed to, or any determination, decision, approval or consent required by this Agreement made or granted by, or any waiver or extension under this Agreement granted by, the GP Board, in each case without the prior recommendation of the GP Conflicts Committee in accordance with Section 8.2 or Section 8.3, as applicable, in which case the GP Conflicts Committee shall be required to provide one (1) day notice (the period inclusive of all such days, the "Partnership Notice Period"); and

             (ii)  during the Partnership Notice Period, the GP Conflicts Committee or the GP Board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the best interests of the Partnership.

          (e)   Any Partnership Adverse Recommendation Change effected by the GP Conflicts Committee shall invalidate and rescind any prior "Special Approval" (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement.

          (f)    For purposes of this Agreement:

              (i)  "Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its

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    Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership's consolidated assets or to which twenty-five percent (25%) or more of the Partnership's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership's consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 5.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of the Partnership or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Board determines in its good faith to be more favorable to the Partnership than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

          (g)   Nothing contained in this Agreement shall prevent the Partnership or the GP Conflicts Committee or the GP Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Conflicts Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with the best interests of the Partnership or applicable Law; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes the Partnership's receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Recommendation Change.

        Section 5.4.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the KMP Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to KMP, its general partner and KMR and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of KMP, its general partner and KMR and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, (A) voting or causing to be voted all Common Units beneficially owned by Parent and such Subsidiaries and controlled Affiliates in favor of the Merger at the

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  Partnership Unitholder Meeting unless there is a Partnership Adverse Recommendation Change, (B) voting or causing to be voted all voting securities beneficially owned by Parent and such Subsidiaries and controlled Affiliates in KMP in favor of the KMP Merger at the KMP Unitholder Meeting and (C) voting or causing to be voted to the extent permitted under the Organizational Documents of KMR, all voting securities beneficially owned by Parent and such Subsidiaries and its controlled Affiliates in KMR in favor of the KMR Merger at the KMR Shareholder Meeting, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) the Partnership, the Partnership GP and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Except as expressly prohibited in this Agreement, Parent shall be permitted to perform its obligations and exercise its rights under the KMP Merger Agreement and the KMR Merger Agreement, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement; provided, however, that any such performance or exercise may constitute a breach of a provision of this Agreement to the extent such provision of this Agreement prohibits Parent from taking any action or requires Parent to take any action, and such performance or exercise results in a breach of such obligation contained in such provision of this Agreement.

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        Section 5.5.    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the GP Board believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Board or the GP Conflicts Committee under Section 5.3(d) to negotiate with Parent in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.5.

        Section 5.6.    Access to Information; Confidentiality.     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 20, 2014, between Parent and the Partnership (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.7.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.7, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under

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  applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.7(b) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

          (c)   Parent shall cause the Partnership GP to, and the Partnership GP shall, maintain in effect for six (6) years from the Effective Time the Partnership GP's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP be required to expend pursuant to this Section 5.7(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP would be required to expend more than the Maximum Amount, the Partnership GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership GP in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.7(c), the Partnership GP may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 5.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 5.7.

        Section 5.8.    Securityholder Litigation.     The Partnership and Partnership GP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the Partnership GP and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership and the Partnership GP shall in any

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event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.9.    Fees and Expenses.     All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses.

        Section 5.10.    Section 16 Matters.     Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.11.    Listing.     Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.12.    Dividends and Distributions.     After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.13.    Coordination of Transactions.     At the Closing, each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement (including the KMR Merger Agreement and the KMP Merger Agreement) shall be consummated in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule.

        Section 5.14.    Notification of Certain Matters Regarding the KMP Merger and the KMR Merger.     Parent shall give prompt notice to the other parties hereto of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the KMP Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the KMP Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the KMP Merger or the KMR Merger.

        Section 5.15.    GP Conflicts Committee.     Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts

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Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 5.145 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

        Section 5.16.    Amendments to KMP Merger Agreement and KMR Merger Agreement.     At any time prior to the Effective Time, Parent may not, without the prior written consent of the GP Board, amend, modify or terminate any provision of or grant any waiver or extension under the KMP Merger Agreement or the KMR Merger, in each case, in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the Limited Partners or the stockholders of Parent, there shall be no amendment or change to the provisions of the KMP Merger Agreement or the KMR Merger Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent without such approval.

        Section 5.17.    Performance by Partnership GP.     The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Partnership and the Partnership GP and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.18.    Performance by Parent.     Subject to the terms of the KMP Agreement and the KMR Agreement, Parent shall cause its Subsidiaries to comply with the provisions of this Agreement (it being understood that with respect to KMP and its general partner and KMR and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of KMP and its general partner and KMR.).

        Section 5.19.    Cooperation with Financing.     From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; it being understood that the arrangement of any bank debt financing or any capital markets debt financing or the repayment or refinancing of any debt shall not be a condition to Parent's or Merger Sub's obligations to effect the Merger. Parent shall indemnify and hold harmless the Partnership GP, the Partnership and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

        Section 5.20.    Tax Treatment.     For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties

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agree to treat the Merger (i) with respect to the holders of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time), as a taxable sale of such Common Units to Parent and (ii) with respect to Parent, as a purchase of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time) from the holders of such units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

ARTICLE VI

Conditions Precedent

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Partnership Unitholder Approval.     The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

          (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

          (c)    Regulatory Approval.     Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

          (d)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (e)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f)    Stock Exchange Listing.     The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g)    Consummation of KMP and KMR Transactions.     All of the conditions set forth in the KMR Merger Agreement and the KMP Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the KMP Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the KMP Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the KMP Merger and the KMR Merger and the KMP Merger shall be consummated substantially concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or

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waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 3.3. (a), Section 3.3(c) and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2. (a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership GP to such effect.

          (b)    Performance of Obligations of the Partnership and Partnership GP.     The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

        Section 6.3.    Conditions to Obligation of the Partnership to Effect the Merger.     The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

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        Section 6.4.    Frustration of Closing Conditions.

          (a)   Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

          (b)   Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Partnership and Parent duly authorized by Parent's Boards of Directors and the GP Conflicts Committee.

          (b)   by either of the Partnership or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; or

             (v)  if either the KMP Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Partnership Adverse Recommendation Change shall have occurred; or

             (ii)  if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if

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    any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Partnership:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 5.6, Section 5.9, the last sentence of Section 5.19 and Section 7.2 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, except that (i) Parent may have liability as provided in the last sentence of Section 5.19 and (ii) nothing shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement; provided, however that it no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the preceding clause (ii) for any action taken or omitted to be taken (A) by the Partnership GP, the Partnership or any of their respective Subsidiaries, or any of their respective Representatives at the direction of the Parent or any of its Subsidiaries, or any of their respective Representatives or (B) by any Representative of the Partnership, the Partnership GP, or any of their respective Subsidiaries that is also a Representative of the Parent or any of its Subsidiaries (unless, in the case of clause (B), such Representative was acting at the direction of the GP Board).

ARTICLE VIII

Miscellaneous

        Section 8.1.    No Survival, Etc.     Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon

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the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and the last sentence of Section 5.6 and Section 5.9 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.     At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period) and, following the Partnership Unitholder Approval, the GP Board may not take or authorize any such action without the prior written consent of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure

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to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

        Section 8.5.    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.7 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or

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  proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana Street, Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713)-495-2977
    Email: david_deveau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

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  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

  If to the Partnership or the Partnership GP, to:

    El Paso Pipeline Partners, L.P.
    1001 Louisiana Street, Suite 1000
    Houston, Texas 77002
    Attention: Conflicts Committee
    Facsimile: (713)-495-2977

  with a copy (which shall not constitute notice) to:

    Vinson & Elkins L.L.P.
    1001 Fannin Street
    Suite 2500
    Houston, Texas 77002
    Attention: Michael Rosenwasser and Keith Fullenweider
    Facsimile: (917) 849-5318 and (713) 615-5085
    Email: mrosenwasser@velaw.com and kfullenweider@velaw.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 AM on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Action" shall mean any complaint, lawsuit, action, suit, demand, claim (including claim of a violation of Law), audit, investigation, or other proceeding at law or in equity or order or ruling, in

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  each case by or before any Governmental Authority or arbitral tribunal, whether civil, criminal, administrative, investigative or otherwise.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Common Unit" has the meaning set forth in the Partnership Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

          "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

          "Environmental Laws" means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Hazardous Substance" means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a "pollutant" or "contaminant" or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

          "Incentive Distribution Rights" has the meaning set forth in the Partnership Agreement.

          "KMP Merger" means the merger of P Merger Sub LLC with and into KMR, as provided in the KMR Merger Agreement.

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          "KMP Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, KMP, KMR and P Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMP Unitholder Meeting" means the meeting of the limited partners of KMP for the purposes of obtaining approval of the KMP Merger Agreement by the limited partners of KMP.

          "KMR Merger" means the merger of R Merger Sub LLC with and into KMR, as provided in the KMR Merger Agreement.

          "KMR Merger Agreement" means the Agreement and Plan of Merger, dated August 9,2014, among Parent, KMR and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMR Shareholder Meeting" means the meeting of the holders of listed shares of KMR for the purposes of obtaining approval of the KMR Merger Agreement by the holders of listed shares of KMR.

          "Limited Partner" has the meaning set forth in the Partnership Agreement.

          "Long-Term Incentive Plan" means the long term incentive plan of Partnership GP.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the

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  foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the Partnership Agreement.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

          "Partnership GP LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Partnership GP.

          "Partnership Interest" has the meaning set forth in the Partnership Agreement.

          "Partnership Material Contract" means any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

          "Partnership Unaffiliated Unitholders" means holders of Common Units other than the Partnership GP and its Affiliates (including, solely for the purposes of this definition, the Partnership and its Subsidiaries).

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Partnership and its Subsidiaries, nor shall it include Plantation Services, LLC, Plantation Pipe Line Company and Bighorn Gas Gathering, L.L.C.

          "Transactions" means the Merger, the KMP Merger and the KMR Merger.

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          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the KMP Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

          "Unit" has the meaning set forth in the Partnership Agreement.

        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	32
Action	51
Affiliate	51
Aggregate Mixed Consideration Cash Amount	4
Agreement	1
Alternative Proposal	34
Antitrust Laws	36
Available Cash Election Amount	4
Balance Sheet Date	15
Book-Entry Units	5
business day	51
Cash Election	3
Cash Election Amount	3
Cash Election Unit	3
Cash Fraction	4
Certificate	5
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	8
Common Unit	51
Company Class B Units	12
Confidentiality Agreement	37
Contract	13
DGCL	51
DLLCA	51
DRULPA	51
Effective Time	2
Election Deadline	9
Election Form	9
Election Form Record Date	9
Election Period	9
Environmental Law	51
Environmental Permits	25
ERISA Affiliate	51
Excess Shares	8
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
Fractional Share Proceeds	8
GAAP	52
Governmental Authority	52
GP Board	1
GP Conflicts Committee	1
Hazardous Substance	52
HSR Act	52
Incentive Distribution Rights	52
Indemnified Person	37
KMP	1
KMP Merger	52
KMP Merger Agreement	52
KMP Unitholder Meeting	52
KMR	1
KMR Merger	52
KMR Merger Agreement	52
KMR Shareholder Meeting	52
Law	15
Laws	15
Liens	12
Limited Partner	52
Long-Term Incentive Plan	52
Mailing Date	9
Material Adverse Effect	53
Maximum Amount	38
Merger	2
Merger Consideration	3
Merger Sub	1
Mixed Consideration Election Unit	3
Mixed Election	3
No Election Unit	9
NYSE	53
Organizational Documents	11
Outside Date	44
Outstanding	53
Parent	1
Parent Adverse Recommendation Change	29
Parent Benefit Plans	25
Parent Board Recommendation	29
Parent Charter Approval	20
Parent Class P Stock	1
Parent Common Stock	18
Parent Disclosure Schedule	18
Parent Fairness Opinion	26
Parent Financial Advisors	26
Parent Intellectual Property	26

A-47

Parent Material Adverse Effect	18
Parent Material Contract	24
Parent Notice Period	29
Parent Permits	23
Parent Preferred Stock	18
Parent Proxy Statement	16
Parent SEC Documents	21
Parent Stock Issuance	1
Parent Stock Issuance Approval	20
Parent Stockholder Approval	20
Parent Stockholder Meeting	29
Parent Warrants	54
Partnership	1
Partnership Adverse Recommendation Change	32
Partnership Agreement	54
Partnership Board Recommendation	28
Partnership Disclosure Schedule	11
Partnership Fairness Opinion	17
Partnership Financial Advisor	17
Partnership GP	1
Partnership GP Interest	12
Partnership GP LLC Agreement	54
Partnership Interest	54
Partnership Material Adverse Effect	11
Partnership Material Contract	54
Partnership Notice Period	34
Partnership Proxy Statement	14
Partnership SEC Documents	14
Partnership Subordinated Units	12
Partnership Unaffiliated Unitholders	54
Partnership Unitholder Approval	13
Partnership Unitholder Meeting	28
Per Unit Cash Election Consideration	3
Per Unit Mixed Consideration	3
Per Unit Mixed Consideration Cash Amount	3
Per Unit Mixed Election Stock Exchange Ratio	3
Per Unit Stock Consideration	4
Permits	23
Person	54
Proceeding	37
Proxy Statements	16
Registration Statement	15
Release	54
Representatives	32
Restraints	42
Restricted Unit	10
rights-of-way	26
Sarbanes-Oxley Act	15
Schedule 13E-3	15
SEC	54
Securities Act	12
share proceeds	8
Stock Election	4
Stock Election Unit	4
Subsidiary	54
Superior Proposal	35
Support Agreement	1
Surviving Entity	2
Tax	16
Tax Return	16
Taxes	16
Transactions	54, 55
Unit	55

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and

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  references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

        Section 8.13.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
E MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
PARTNERSHIP:
EL PASO PIPELINE PARTNERS, L.P.
By:	EL PASO PIPELINE GP COMPANY, L.L.C., its general partner
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP:
EL PASO PIPELINE GP COMPANY, L.L.C.
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

 [                        ], 201[    ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

    "A. Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

      (1)
      4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex B

August 9, 2014

Conflicts Committee
El Paso Pipeline GP Company, L.L.C.
Attn: Arthur C. Reichstetter
c/o Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Members of the Conflicts Committee:

        You have requested our opinion as to the fairness from a financial point of view to the holders of common units representing limited partner interests ("Common Units") in El Paso Pipeline Partners, L.P. (the "Partnership") (other than Kinder Morgan, Inc. ("KMI"), El Paso Pipeline GP Company, L.L.C., the general partner of the Partnership ("EPP GP"), and their respective affiliates) (the "Unaffiliated Public Unitholders") of the consideration to be received by such Unaffiliated Public Unitholders pursuant to the Agreement and Plan of Merger dated as of August 9, 2014 (the "Agreement") by and among the Partnership, EPP GP, KMI and E Merger Sub LLC, a wholly owned subsidiary of KMI ("Merger Sub" and, collectively with the Partnership, EPP GP and KMI, the "Parties"). The Agreement provides, among other things, that Merger Sub will be merged with and into the Partnership (the "Merger"), pursuant to which the Partnership will be the surviving entity, and each issued and outstanding Common Unit (other than Common Units held by the Partnership or otherwise owned by EPP GP, KMI or any of its subsidiaries) will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), one of the following (a) (i) $4.65 in cash and (ii) 0.9451 shares of KMI Class P Common Stock ("Common Stock"), (b) 1.0711 shares of Common Stock or (c) $39.53 in cash (each of (a), (b) and (c), as the case may be, being referred to as the "Merger Consideration"). The terms and conditions of the Merger are set forth in more detail in the Agreement, and references to the Merger set forth herein are qualified in their entirety by the terms of the Agreement.

        Concurrently with entering into the Agreement, KMI will enter into separate agreements and plans of merger with each of Kinder Morgan Energy Partners, L.P. ("KMP") and Kinder Morgan Management, LLC ("KMR") (each an "Additional Merger Agreement" and, collectively, the "Additional Merger Agreements"). Pursuant to the terms of the Additional Merger Agreements, KMI, or a wholly owned subsidiary of KMI, will merge with and into KMP and KMR, respectively, with KMP and KMR surviving the respective mergers (each an "Additional Merger" and, collectively, the "Additional Mergers" and, together with the Merger, the "Transactions"). The closings of the Merger and each of the Additional Mergers are conditioned upon one another. At the closing of the Merger and each Additional Merger, the Partnership, KMP and KMR will be wholly owned subsidiaries of KMI.

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        Tudor, Pickering, Holt & Co. Securities, Inc. (including its affiliates, "TPH"), as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH may from time to time acquire, hold or sell, for its own accounts and for the accounts of its customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Partnership, EPP GP, KMI and any of the other companies that may be involved in the Transactions, including the Parties and any of their respective affiliates, including KMP and KMR, and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and certain of its employees, including members of the team performing services in connection with the Merger, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Partnership, EPP GP, KMI, KMP, KMR, other prospective counterparties and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of the Board of Directors of EPP GP (the "Committee") in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with our engagement by the Committee, a portion of which are payable upon rendering this opinion and a portion of which are contingent upon the consummation of the Merger, and the Partnership has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have in the past performed various investment banking and financial services for the Committee and various affiliates or portfolio companies of KMI, including the Partnership, for which we received customary compensation. In the past two years these services consisted of acting as financial advisor to the Committee in April 2014 in connection with a private transaction pursuant to which KMI and certain of its affiliates contributed assets to the Partnership. We may in the future provide investment banking or other financial services to the Parties or any of the other companies involved in the Transactions or their respective shareholders, unitholders, members, affiliates or portfolio companies. In connection with such investment banking or other financial services, we may receive compensation.

        In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) annual reports to unitholders and stockholders, as applicable, and Annual Reports on Form 10-K for each of the Partnership, KMP, KMR and KMI for each of the years in the three years ended December 31, 2013; (iii) certain interim reports to unitholders and stockholders, as applicable, and Quarterly Reports on Form 10-Q for each of the Partnership, KMP, KMR and KMI; (iv) certain other communications from the Partnership, KMP, KMR and KMI to their respective equity holders; (v) certain publicly available research analyst reports for the Partnership, KMP, KMR and KMI; (vi) certain internal financial analyses and forecasts for (a) the Partnership prepared by the management of EPP GP, (b) KMP prepared by the management of KMP's general partner, and (c) KMI, both on a stand-alone and pro forma basis giving effect to the Transactions, prepared by its management, in each case as approved for our use by the Committee and management of EPP GP (the "Forecasts"), including certain cost savings and operating synergies projected by management of EPP GP and KMI to result from the Transactions, as approved for our use by the Committee and management of EPP GP (the "Synergies"); (vii) certain other presentations prepared by KMI and its financial advisors; and (viii) the Additional Merger Agreements, each dated August 9, 2014. We have also (a) held discussions with members of senior management of EPP GP and KMI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Partnership, KMP and KMI, (b) reviewed the reported price and trading activity for the Common Units and the Common

B-2

Stock, (c) compared certain financial and stock market information for the Partnership, KMP and KMI with similar financial and stock market information for certain other companies, the securities of which are publicly traded, (d) reviewed the financial terms of certain recent business combinations in the midstream energy industry, (e) compared the relative contribution by each of KMI, KMP and the Partnership of certain financial metrics we deemed relevant to the pro forma entity with the relative ownership in the pro forma entity of the unitholder or stockholders of each such entity and (f) performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EPP GP, KMP's general partner and KMI, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Partnership, KMI, Merger Sub, the unitholders of the Partnership or the stockholders of KMI or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Partnership or any of its subsidiaries or KMI, KMP or KMR or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, regulatory or accounting matters. We have also assumed that the Transactions will be consummated on the terms set forth in the Agreement and the Additional Merger Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Committee, EPP GP, the Partnership or KMI to engage in the Merger or any of the Transactions or the relative merits of the Merger or any of the Transactions as compared to any other alternative transactions that may be available to the Partnership or EPP GP. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the Unaffiliated Public Unitholders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation: (a) the fairness of the Merger to, or any consideration paid or received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, EPP GP or KMI, whether relative to the Merger Consideration pursuant to the Agreement or otherwise; (b) the allocation of any consideration to be paid by KMI or its affiliates in the Transactions; (c) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EPP GP, KMI or any other party, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration to be paid to the Unaffiliated Public Unitholders pursuant to the Agreement or otherwise; and (d) the Additional Mergers contemplated by each Additional Merger Agreement (other than taking into consideration analyses relating to KMI on a pro forma basis giving effect to the Transactions). We are not expressing any opinion as to the price at which shares of the Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of the Partnership or KMI or the ability of the Partnership or KMI to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory

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services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Merger, and such opinion does not constitute a recommendation as to how any holder of interests in the Partnership, KMI or any party to the Transactions should vote with respect to the Merger, any of the Transactions or any other matter. This opinion has been reviewed and approved by TPH's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Public Unitholders pursuant to the Agreement is fair, from a financial point of view, to such Unaffiliated Public Unitholders.

Very truly yours,
TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.
By:	/s/ LANCE GILLILAND Lance Gilliland Managing Director

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Annex C

745 Seventh Avenue New York, NY 10019 United States

August 9, 2014

Board of Directors
Kinder Morgan, Inc.
1001 Louisiana Street
Suite 1000
Houston, TX 77002

Members of the Board of Directors:

        We understand that Kinder Morgan, Inc. (the "Company") intends to enter into three transactions (the "Proposed Transactions") pursuant to which (i)(a) P Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMP Merger Sub") will merge (the "KMP Merger") with and into Kinder Morgan Energy Partners, L.P. ("KMP"), with KMP as the surviving entity in the KMP Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of KMP, and (c) upon the effectiveness of the KMP Merger, each issued and outstanding, or deemed to be issued and outstanding, Common Unit (as defined in the KMP Merger Agreement (as defined below)) (other than (p) Units (as defined in the KMP Merger Agreement) held by KMP, which shall be cancelled and cease to exist, and (q) Partnership Interests (as defined in the KMP Merger Agreement) held by Kinder Morgan G.P., Inc., the general partner of KMP ("KMP GP"), Kinder Morgan Management, LLC, the delegate of KMP GP (the "KMP GP Delegate"), the Company or any of its subsidiaries, all of which shall remain outstanding as partnership interests in the surviving entity in the KMP Merger, unaffected by the KMP Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 2.1931 shares of Class P common stock, par value $0.01 ("Company Class P Stock") of the Company (the "P Per Unit Mixed Election Exchange Ratio") and $10.77 in cash without interest (the "P Per Unit Mixed Election Cash Amount" and, together with the P Per Unit Mixed Election Exchange Ratio, the "P Per Unit Mixed Election Consideration"), (y) $91.72 in cash without interest (the "P Per Unit Cash Election Consideration") or (z) 2.4849 shares of Company Class P Stock (the "P Per Unit Stock Election Consideration" and the Company Class P Stock contemplated by the KMP Merger Agreement to be issued in the aggregate to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, together with the aggregate amount of cash contemplated by the KMP Merger Agreement to be paid to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, the "KMP Merger Consideration"), subject, in the case of the P Per Unit Mixed Election Consideration, the P Per Unit Cash Election Consideration and the P Per Unit Stock Election Consideration, to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion; (ii)(a) R Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMR Merger Sub") will merge (the "KMR Merger") with and into Kinder Morgan Management, LLC ("KMR"), with KMR as the surviving entity in the KMR Merger, (b) the Company will become the sole shareholder or sole member of KMR, and (c) upon the effectiveness of the KMR Merger, each issued and outstanding Listed Share and Voting Share (each as defined in the KMR Merger Agreement) (other than Company Securities (as defined in the KMR Merger Agreement) that are held by KMR, the Company, KMR Merger Sub or KMP GP, which shall be cancelled and cease to exist without consideration in exchange therefor, but excluding Voting Shares held by KMP GP, each of which shall be converted into the right to receive KMR Merger Consideration (as defined below)) shall be converted into the right to receive 2.4849 shares of Company Class P Stock (the Company Class P Stock contemplated by the KMR Merger Agreement to be issued in the aggregate to Listed Share and Voting Share holders, the "KMR

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Merger Consideration"); and (iii)(a) E Merger Sub LLC, a wholly-owned subsidiary of the Company ("EPB Merger Sub") shall merge (the "EPB Merger") with and into El Paso Pipeline Partners, L.P. ("EPB"), with EPB as the surviving entity in the EPB Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of EPB, and (c) upon the effectiveness of the EPB Merger, each issued and outstanding Common Unit (as defined in the EPB Merger Agreement) (other than (r) Units (as defined in the EPB Merger Agreement) held by EPB, which shall be cancelled and cease to exist, or (s) Partnership Interests (as defined in the EPB Merger Agreement) held by El Paso Pipeline GP Company, L.L.C. ("EPB GP"), the Company or any of its subsidiaries, all of which shall remain outstanding as Partnership Interests in the surviving entity of the EPB Merger, unaffected by the EPB Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 0.9451 shares of Company Class P Stock (the "E Per Unit Mixed Election Exchange Ratio") and $4.65 in cash without interest (the "E Per Unit Mixed Election Cash Amount" and, together with the E Per Unit Mixed Election Exchange Ratio, the "E Per Unit Mixed Election Consideration"), (y) $39.53 in cash without interest (the "E Cash Election Consideration") or (z) 1.0711 shares of Company Class P Stock (the "E Stock Election Consideration," and the Company Class P Stock contemplated by the EPB Merger Agreement to be issued in the aggregate to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, together with the aggregate amount of cash contemplated by the EPB Merger Agreement to be paid to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, the "EPB Merger Consideration" and, together with the KMP Merger Consideration and the KMR Merger Consideration, collectively, the "Transactions Consideration"), in the case of the E Per Unit Mixed Election Consideration, the E Cash Election Consideration and the E Stock Election Consideration, subject to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion. The terms and conditions of the Proposed Transactions are set forth in more detail in (A) the Agreement and Plan of Merger (the "KMP Merger Agreement"), dated August 9, 2014, by and among the Company, KMP Merger Sub, KMP GP, KMP GP Delegate and KMP (together with the Company, KMP Merger Sub, KMP and KMP GP Delegate, the "P Counterparties"); (B) the Agreement and Plan of Merger ("KMR Merger Agreement"), dated August 9, 2014, by and among the Company, KMR Merger Sub, and KMR (together with the Company and KMR Merger Sub, the "R Counterparties"); and (C) the Agreement and Plan of Merger (the "EPB Merger Agreement" and, together with the KMP Merger Agreement and the KMR Merger Agreement, collectively, the "Agreements"), dated August 9, 2014, by and among the Company, EPB Merger Sub, EPB GP and EPB (together with the Company, EPB Merger Sub and EPB GP, the "E Counterparties" and, together with the P Counterparties and the R Counterparties, collectively, the "Counterparties"). The summary of the Proposed Transactions set forth above is qualified in its entirety by the terms of the Agreements.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect any or all of the Proposed Transactions, the likelihood of consummation of any or all of the Proposed Transactions or the relative merits of any or all of the Proposed Transactions as compared to any strategic alternatives that may be available to the Company (including pursuing any of the Proposed Transactions individually). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed

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Transactions, or any class of such persons, relative to the consideration paid in the aggregate in the Proposed Transactions or otherwise.

        In arriving at our opinion, we reviewed and analyzed: (1) drafts, dated as of dated August 9, 2014, of each of the Agreements and the specific terms of the Proposed Transactions; (2) a draft, dated as of August 9, 2014, of a debt commitment letter (the "Commitment Letter") from Barclays Bank PLC to the Company in respect of certain financing relating to the Proposed Transactions; (3) publicly available information concerning each of the Company, KMP, KMR, and EPB that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company, KMP, KMR, and EPB prepared by management of the Company for fiscal years 2015 through 2020; (5) a trading history of the Company's common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's, and EPB's common stock or common units, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with each of KMP, KMR and EPB and of the Company, KMP, KMR and EPB with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings ("Expected Synergies") and (ii) the anticipated impact on coverage ratios, cash available for distributions to the Company, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of the Company to result from a combination of the businesses as a result of the Proposed Transactions (the "Expected Benefits"); and (9) published estimates of independent research analysts with respect to the future financial performance of the Company, KMP, KMR, and EPB. In addition, we have had discussions with the management of the Company concerning the business, operations, assets, liabilities, financial condition and prospects of the Company, KMP, KMR, and EPB and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR, and EPB, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of KMP, KMR, and EPB and we have relied on such projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and Expected Benefits are reasonable and that the

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Expected Synergies and Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, KMP, KMR, or EPB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, KMP, KMR, or EPB. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of Company Class P Stock, Company Securities of KMR, Common Units of KMP or EPB or any other securities of the Company, KMR, KMP or EPB, would trade at any time following the announcement of the Proposed Transactions or shares of Company Class P Stock or any security of the Company would trade following the consummation of the Proposed Transactions; (ii) the credit rating of the Company at any time following the announcement or consummation of the Proposed Transactions; or (iii) any determination of the dividend policy of the Company following the consummation of the Proposed Transactions.

        We have assumed that each of the executed Agreements and the Commitment Letter will conform in all material respects to the last drafts thereof reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreement and that the Proposed Transactions will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Proposed Transactions will be consummated substantially concurrently). We have assumed that the Company will obtain financing on terms no less favorable to the Company than the terms contemplated by the Commitment Letter. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transactions. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and the Counterparties in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i)(a) in August 2012, we rendered a fairness opinion to the Company in connection with the Company's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP, (b) in August 2012, we acted as joint bookrunner on the Company's secondary offering of 66,700,000 shares of common stock by selling stockholders, (c) in October 2012, we acted as sole book runner on the Company's secondary offering of 69,296,921 shares of common stock by selling

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stockholders, (d) in November 2012, we acted as administrative agent on the Company's amendment to its $1,750,000,000 revolving credit facility, and (e) in October 2013, we acted as joint bookrunner on the Company's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, we acted as joint bookrunner on EPB's follow-on offering of 8,165,000 common units; and (iii)(a) in August 2012, we acted as financial advisor on KMP's sale of Rockies Pipelines, (b) in December 2012, we acted as sole bookrunner on KMP's follow-on offering of 4,485,000 common units, (c) in May 2013, we acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility, (d) in February 2014, we acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year Senior Notes offering, (e) in February 2014, we acted as joint bookrunner on KMP's follow-on offering of 7,935,000 common units, and (f) in August 2014, we acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and the Counterparties for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in its consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transactions.

Very truly yours,
/s/ BARCLAYS CAPITAL INC.

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PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 1, 2014

[          ], 2014

Dear Kinder Morgan, Inc. Stockholder:

        On August 9, 2014, we entered into three separate merger agreements with Kinder Morgan Energy Partners, L.P., which is referred to as "KMP," Kinder Morgan Management, LLC, which is referred to as "KMR" and El Paso Pipeline Partners, L.P., which is referred to as "EPB," pursuant to which Kinder Morgan, Inc., which is referred to as "KMI," will acquire directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own.

        If the mergers are completed, all the outstanding KMR shares not owned by us or our subsidiaries, which we refer to as "publicly held," will be converted into the right to receive shares of our Class P common stock, which we refer to as our "common stock," and all outstanding publicly held KMP and EPB common units will be converted into the right to receive, at the election of each unitholder but subject to proration, shares of our common stock, cash or a combination of the two. Based on the number of publicly held KMP and EPB common units and KMR shares outstanding as of [          ], 2014, we estimate that we would issue a total of approximately [          ] shares of our common stock in these mergers.

        Our certificate of incorporation currently authorizes us to issue up to 2,000,000,000 shares of our common stock. As of [          ], 2014, we had [          ] shares of our common stock outstanding. We also had [          ] shares of our common stock reserved for issuance for various purposes, including the exercise of outstanding warrants and the issuance of stock under our employee benefit plans. As a result, in order to complete the mergers, we will need to amend our certificate of incorporation to increase the number of authorized shares of our common stock.

        Additionally, the rules of the New York Stock Exchange, upon which our common stock is listed, require us to obtain the approval of our stockholders when we will issue more than 20% of our outstanding common stock in transactions like the mergers.

        Therefore, we are holding a special meeting of stockholders on [          ], [          ], 2014 at [          ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 to obtain your vote to approve (1) the amendment of our certificate of incorporation to increase the number of authorized shares of our common stock and (2) our issuance of our common stock in the mergers. Your vote is very important, regardless of the number of shares you own. The mergers cannot be completed unless our stockholders approve both proposals at the special meeting.

        The KMI board of directors unanimously determined that the merger agreements and the transactions contemplated by the merger agreements are advisable and in the best interests of KMI stockholders, and the KMI directors unanimously voted to approve the merger agreements and the transactions contemplated by the merger agreements. The KMI board of directors recommends that KMI stockholders vote FOR approval of the amendment to our certificate of incorporation, FOR the issuance of our common stock in the mergers, and FOR adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the other proposals at the time of the special meeting.

        On behalf of our board of directors, I invite you to attend the special meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement.

        In addition, we urge you to read carefully the accompanying proxy statement (and the documents incorporated by reference into it) which includes important information about the merger agreements, the proposed mergers, KMP, KMR, EPB, us and the special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 89 of the accompanying proxy statement.

        On behalf of the board of directors, thank you for your continued support.

Sincerely,
Richard D. Kinder Chairman of the Board

        The accompanying proxy statement is dated [          ], 2014 and is first being mailed to Kinder Morgan, Inc. stockholders on or about [          ], 2014.

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Kinder Morgan, Inc.:

        Notice is hereby given that a special meeting of stockholders of Kinder Morgan, Inc., a Delaware corporation, which we sometimes refer to as "KMI," will be held on [        ], [        ], 2014 at [        ] a.m., local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 solely for the following purposes:

  •
  Proposal 1:  to consider and vote on a proposal to approve an amendment of the certificate of incorporation of KMI to increase the number of authorized shares of Class P common stock, par value $0.01 per share, of KMI (our "common stock") from 2,000,000,000 to 4,000,000,000, which we refer to as the "charter amendment proposal";

  •
  Proposal 2:  to consider and vote on a proposal to approve the issuance of shares of our common stock in the proposed KMP, KMR and EPB mergers, as more fully described in the accompanying proxy statement, which we refer to as the "stock issuance proposal"; and

  •
  Proposal 3:  to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting, which we refer to as the "adjournment proposal".

        These items of business are described in detail in the accompanying proxy statement.

        The board of directors recommends that KMI stockholders vote FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal.

        Only stockholders of record as of the close of business on [        ], 2014 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 1001 Louisiana Street, Suite 1000, Houston, Texas, during regular business hours for a period of ten days before the special meeting, and at the place of the special meeting during the meeting. We are commencing our solicitation of KMI proxies on [                        ], 2014, which is before the [                        ], 2014 KMI record date. We will continue to solicit proxies until the [                        ], 2014 KMI special stockholder meeting. Each KMI stockholder of record on [                        ], 2014 who has not received a KMI proxy statement prior to that date will receive a KMI proxy statement and have the opportunity to vote on the matters described in the KMI proxy statement. Proxies delivered prior to the KMI record date will be valid and effective so long as the KMI stockholder providing the proxy is a KMI stockholder on the KMI record date. If you are not a holder of record on the KMI record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of KMI stock you own on the record date even if that number is different from the number of shares of KMI stock you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

 YOUR VOTE IS IMPORTANT!

        We cannot complete the KMP, KMR and EPB mergers unless our stockholders approve the charter amendment proposal and the stock issuance proposal. The charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Your failure to vote your shares will have the same effect as a vote "against" the charter amendment proposal. The stock issuance proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Therefore, your vote is very important.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your shares of our common stock are held in the name of a bank, broker, nominee, trust company or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

        We urge you to read carefully the accompanying proxy statement, including all documents incorporated by reference into it, and its annexes before voting your shares at the special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

        Please note that space limitations make it necessary to limit attendance to KMI stockholders or their duly appointed proxies. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [        ] a.m., and seating will begin at [        ] a.m. Stockholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding shares in brokerage accounts will also need to bring a copy of the voting instruction card that they receive from their broker or other nominee in connection with the special meeting or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the board of directors,
Richard D. Kinder Chairman of the Board

Houston, Texas
[        ], 2014

ABOUT THIS DOCUMENT

        This document is included in a registration statement on Form S-4 filed with the SEC by KMI (File No. 333-198411) under the Securities Act of 1933, as amended, which is referred to as the "Securities Act". It constitutes a notice of meeting and proxy statement of KMI under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act", with respect to a special meeting of KMI stockholders at which those stockholders will be asked to vote on proposals to amend our certificate of incorporation to increase the authorized number of shares of our common stock so that we will have sufficient authorized shares to issue in our proposed mergers with KMP, KMR and EPB, and to approve the issuance of our common stock in those mergers. The registration statement also includes proxy statement/prospectuses with respect to KMP, KMR and EPB, which constitute prospectuses of KMI under Section 5 of the Securities Act with respect to our common stock to be issued pursuant to the merger agreements, and notices of meeting and proxy statements of each of KMP, KMR and EPB under Section 14(a) of the Exchange Act with respect to their special meetings at which their unitholders or shareholders will vote on proposals to approve those mergers and other matters.

        You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [            ], 2014. The information contained in this proxy statement is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this proxy statement to KMI stockholders nor the issuance by us of our common stock pursuant to the merger agreements will create any implication to the contrary.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

 SUMMARY

        The following summary, together with "Questions and Answers about the Special Meeting and the Proposals," highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposals to be voted on at the KMI special meeting. To understand more fully the Transactions (as defined below) and the proposals, we encourage you to read carefully this proxy statement, its annexes and the documents we have incorporated by reference into this proxy statement before voting. See "Where You Can Find More Information" and "Incorporation by Reference" on page 166. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

•
Frequently Used Terms.  A few frequently used terms may be helpful for you to have in mind at the outset. This document refers to:

•
Kinder Morgan, Inc., a Delaware corporation, as "KMI";

•
Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, as "KMP";

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Kinder Morgan Management, LLC, a Delaware limited liability company, as "KMR";

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El Paso Pipeline Partners, L.P., a Delaware limited partnership, as "EPB";

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Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of KMP, as "KMGP";

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El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of EPB, as "EPGP";

•
the board of directors of KMI as the "KMI board";

•
the conflicts and audit committee of the KMGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts and audit committee of the KMGP board, as the "KMGP conflicts committee";

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the special committee of the KMR board, both before and after the adoption of the formal resolutions forming and delegating authority to the special committee of the KMR board, as the "KMR special committee";

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the conflicts committee of the EPGP board, both before and after the adoption of the formal resolutions forming and delegating authority to the conflicts committee of the EPGP board, as the "EPGP conflicts committee";

•
the Class P common stock, par value $0.01 per share, of KMI as "our common stock" or "KMI common stock";

•
the common units representing limited partner interests of KMP as "KMP common units";

•
the shares representing limited liability company interests of KMR as "KMR shares";

•
the KMR shares that are listed on the New York Stock Exchange as "KMR listed shares";

•
the common units representing limited partner interests of EPB as "EPB common units";

•
the Agreement and Plan of Merger dated as of August 9, 2014, among KMI, KMP, KMGP, KMR and P Merger Sub LLC, as it may be amended from time to time, as the "KMP merger agreement";

•
the proposed merger pursuant to the KMP merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMP common units that KMI and its subsidiaries do not already own as the "KMP merger";

•
the KMP unitholders (other than KMI and its affiliates) as the "unaffiliated KMP unitholders";

1

  •
  the Agreement and Plan of Merger dated as of August 9, 2014, among KMI, KMR and R Merger Sub LLC, as it may be amended from time to time, as the "KMR merger agreement";

  •
  the proposed merger pursuant to the KMR merger agreement whereby KMI will acquire directly or indirectly all of the outstanding KMR listed shares that KMI and its subsidiaries do not already own as the "KMR merger";

  •
  the KMR shareholders (other than KMI and its affiliates) as the "unaffiliated KMR shareholders";

  •
  the Agreement and Plan of Merger dated as of August 9, 2014, among KMI, EPB, EPGP and E Merger Sub LLC, as it may be amended from time to time, as the "EPB merger agreement";

  •
  the proposed merger pursuant to the EPB merger agreement whereby KMI will acquire directly or indirectly all of the outstanding EPB common units that KMI and its subsidiaries do not already own as the "EPB merger";

  •
  the EPB unitholders (other than EPGP and its affiliates) as the "unaffiliated EPB unitholders";

  •
  the KMR merger, the KMP merger, the EPB merger and the other transactions contemplated by the KMR merger agreement, the KMP merger agreement and the EPB merger agreement, collectively, as the "Transactions"; and

  •
  the Support Agreement, dated as of August 9, 2014, among EPB, EPGP, KMP, KMGP, KMR and certain KMI stockholders, as the "support agreement."

•
The Transactions.  The Transactions consist of a series of mergers involving us and our three principal subsidiaries, KMP, KMR and EPB. Each merger is contingent on the other two, and at the conclusion of the mergers, KMI will have acquired directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own. The special meeting is being held to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock and to approve the issuance of our common stock in the Transactions. KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility."

  See "The Transactions—Summary of the Transactions" beginning on page 31 and "Description of the Debt Financing for the Transactions" beginning on page 159.

•
The Support Agreement.  In connection with the merger agreements, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPGP, and a limited partnership controlled by him have entered into a support agreement whereby they agree to vote all of the shares of our common stock owned by them in favor of the charter amendment, stock issuance and adjournment proposals at the KMI special meeting. See "The Support Agreement" beginning on page 158.

•
The Parties to the Transactions.  We are a Delaware corporation with our common stock traded on the NYSE under the symbol "KMI." We own the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR (including all of KMR's voting shares, which are not publicly traded). See "—Relationship of the Parties to the Transactions" below.

  KMP is a Delaware limited partnership with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization.

2

  KMR is a Delaware limited liability company with its listed shares traded on the NYSE under the symbol "KMR." The outstanding KMR voting shares (the only shares that vote for the election of KMR's directors) are owned by KMGP, the general partner of KMP. KMR is a limited partner in KMP, owning all of KMP's i-units. KMGP has delegated to KMR, to the fullest extent permitted under Delaware law and KMP's partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships, subject to KMGP's right to approve specified actions.

  EPB is a Delaware limited partnership that owns and operates natural gas transportation pipelines, storage and other midstream assets. EPB's common units trade on the NYSE under the symbol "EPB." EPGP is EPB's general partner.

  Each of P Merger Sub LLC, R Merger Sub LLC and E Merger Sub LLC is a wholly owned subsidiary of KMI that was formed solely in contemplation of the Transactions.

See "The Parties to the Transactions" beginning on page 97.

•
Relationship of the Parties to the Transactions.  We conduct most of our business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to us by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets we own and our share of cash generated by our joint venture investments.

  We directly and indirectly own approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by us), represent approximately 10% of the total outstanding limited partner interests of KMP. We also indirectly own all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

  KMGP has delegated to KMR, subject to limited exceptions, all of KMGP's rights and power to manage the business and affairs of KMP and its operating limited partnerships. KMR owns all of KMP's i-units. KMI directly or indirectly owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares, and KMGP owns all of KMR's voting shares.

  We indirectly own all of the membership interests in EPGP, the general partner of EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

  Certain of our executive officers and directors are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies.

  See "The Transactions—Relationship of the Parties to the Transactions" beginning on page 55.

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Consideration for the Transactions.  At the effective time of the mergers, KMP common units, KMR shares and EPB common units will be converted into merger consideration as follows:

•
pursuant to the KMP merger agreement, each KMP common unit issued and outstanding (excluding common units owned by KMGP or KMI or any of its other subsidiaries, which shall

3

    remain outstanding) will be converted into the right to receive, at the election of the holder, but subject to proration, one of the following:

    •
    $10.77 in cash without interest and 2.1931 shares of our common stock;

    •
    $91.72 in cash without interest; or

    •
    2.4849 shares of our common stock.

  •
  pursuant to the KMR merger agreement, each KMR share issued and outstanding (excluding KMR listed shares owned by KMR, KMI, R Merger Sub LLC or KMGP, which shall be canceled) will be converted into the right to receive 2.4849 shares of our common stock.

  •
  pursuant to the EPB merger agreement, each EPB common unit issued and outstanding (excluding common units owned by EPGP or KMI or any of its other subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, but subject to proration, one of the following:

  •
  $4.65 in cash without interest and 0.9451 of a share of our common stock;

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  $39.53 in cash without interest; or

  •
  1.0711 shares of our common stock.

  Any election by a holder of KMP common units or EPB common units to receive the applicable cash consideration or the applicable stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the KMP merger or the EPB merger, as applicable, is the same as would be paid and issued if each KMP common unit or EPB common unit had been converted into the right to receive the applicable mixed consideration.

  We will not issue any fractional shares of our common stock in any of the mergers. Instead, each holder of KMP common units, KMR shares or EPB common units who otherwise would have received a fractional share of our common stock in the applicable merger will be entitled to receive, from the exchange agent appointed by us pursuant to the KMP merger agreement, the KMR merger agreement or the EPB merger agreement, as applicable, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of the number of excess shares of our common stock represented by the aggregate amount of fractional shares of our common stock that would otherwise be issuable pursuant to the applicable merger agreement.

•
Interests of Certain Persons in the Transactions.  In considering the recommendations of our board with respect to the proposals to be voted on at the special meeting, stockholders should be aware that some of our executive officers and directors have interests in the Transactions that may differ from, or may be in addition to, the interests of stockholders generally. These interests include:

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Certain members of our board are members of the KMGP, KMR and EPGP boards and many of our executive officers are executive officers of KMGP, KMR and EPGP.

•
Certain of our directors and executive officers beneficially own units or shares of one or more of the other parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions.

  For more detail about these interests, see "The Transactions—Interests of Certain Persons in the Transactions" beginning on page 83.

4

  Our board of directors was aware of these interests and considered them, among other matters, prior to providing its recommendations with respect to the proposals.

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Special Meeting; Stockholders Entitled to Vote; Vote Required.  Our special meeting of stockholders will be held on [            ], [            ], 2014 at [            ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002. The record date for the special meeting is [            ], 2014. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Approval of the charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the stock issuance proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting whether or not a quorum exists. See "The Special Meeting" beginning on page 98.

  Even if the stock issuance proposal is approved by our stockholders, our shares will not be issued in the Transactions unless all three mergers are completed.

•
Stock Ownership of Our Directors and Executive Officers.  As of [            ], 2014, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately [            ]% of the outstanding shares of our common stock. Pursuant to the support agreement, Richard D. Kinder and a limited partnership controlled by him have agreed to vote all of the shares of our common stock owned by them, which collectively represent approximately 23.6% of the outstanding shares, FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal. We believe our other directors and executive officers intend to vote all of their shares FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal. See "The Special Meeting—Quorum" and "The Special Meeting—Required Vote" beginning on page 99.

•
Recommendation of Our Board of Directors and Its Reasons for the Transactions.  Our board of directors recommends that KMI stockholders vote FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal. In the course of reaching its decision to approve the three merger agreements and the transactions contemplated by the merger agreements, our board of directors considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Transactions—Recommendation of Our Board of Directors and Its Reasons for the Transactions" beginning on page 56.

•
Opinion of Barclays Capital Inc.  In connection with the Transactions, KMI's board of directors received a written opinion, dated August 9, 2014, from Barclays Capital Inc., which is referred to as "Barclays Capital," as to the fairness, as of the date of the opinion and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, to KMI of the merger consideration to be paid in the aggregate by KMI in the Transactions, which is referred to as the "Transactions Consideration".

  The full text of Barclays Capital's written opinion, which is attached to this proxy statement as Annex D, sets forth the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You should read the opinion carefully and in its entirety. Barclays Capital's opinion was provided for the information of KMI's board of directors in connection with its evaluation of the Transactions Consideration from a financial point of view and did not address any other aspects or implications of the Transactions. Barclays Capital expressed no view as to, and its opinion does not address, KMI's underlying business decision to proceed with or effect any or all of the Transactions, the likelihood of consummation of any or all of the Transactions or the relative merits of any or all of the Transactions as compared to any strategic alternatives that may be available to KMI (including pursuing any of

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  the Transactions individually). The summary of Barclays Capital's opinion provided in this proxy statement is qualified in its entirety by reference to the full opinion. Barclays Capital's opinion is not intended to be and does not constitute a recommendation to any KMI stockholder as to how such KMI stockholder should vote or act with respect to the Transactions or any other matter. See "The Transactions—Opinion of Barclays Capital Inc." beginning on page 60.

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Conditions to Completion of the Transactions.  KMI, KMP, KMR and EPB currently expect to complete the Transactions during the fourth quarter of 2014, subject to receipt of required unitholder, shareholder and regulatory approvals and the satisfaction or waiver of the other conditions to the mergers.

  KMP

  As more fully described in this proxy statement and in the KMP merger agreement, each of KMI's and KMP's obligation to complete the KMP merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

  •
  the KMP merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMP units, voting together as a single class;

  •
  the adoption of the amendment to KMI's certificate of incorporation, which is referred to as the "charter amendment proposal," must have been approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  the issuance of shares of our common stock pursuant to the KMP merger, the KMR merger and the EPB merger, which is referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of our common stock present at a meeting of the stockholders of KMI;

  •
  any waiting period applicable to the transactions contemplated by the KMP merger agreement under the HSR Act must have been terminated or must have expired (the Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014);

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any govermental authority (each, a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal;

  •
  the registration statement in which this proxy statement is included must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

  •
  our common stock deliverable to the KMP unitholders as contemplated by the KMP merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  all of the conditions set forth in the KMR merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the EPB merger, and the KMR merger and the EPB

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    merger must be consummated substantially concurrently with the KMP merger such that the KMR merger must be consummated first, followed by the KMP merger and then the EPB merger; and

  •
  KMI and KMP must have received an opinion of Bracewell & Giuliani LLP with respect to the matters discussed in "The KMP Merger Agreement—Conditions to Completion of the Merger" beginning on page 104.

  The obligations of KMI and P Merger Sub LLC to effect the KMP merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP being true and correct both when made and at and as of the closing date, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The KMP Merger Agreement—Conditions to Completion of the Merger" beginning on page 104, and receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR to that effect; and

  •
  KMP, KMR and KMGP having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement and receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR to that effect.

  The obligation of KMP to effect the KMP merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the KMP merger agreement of KMI being true and correct both when made and at and as of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The KMP Merger Agreement—Conditions to Completion of the Merger" beginning on page 104, and receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

  •
  KMI and P Merger Sub LLC having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement and receipt by KMP of an officer's certificate executed on behalf of KMI by an executive officer of KMI to that effect.

  KMR

  As more fully described in this proxy statement and in the KMR merger agreement, each of KMI's and KMR's obligation to complete the KMR merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

  •
  the KMR merger agreement must have been approved by the affirmative vote of a majority of outstanding KMR shares (other than those owned by KMGP and its affiliates);

  •
  the charter amendment proposal must have been approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  the stock issuance proposal must have been approved by the affirmative vote of a majority of the shares of our common stock present at a meeting of our stockholders;

  •
  no restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMR merger agreement or making the consummation of the transactions contemplated by the KMR merger agreement illegal;

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  •
  the registration statement in which this proxy statement is included must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

  •
  our common stock deliverable to the KMR shareholders as contemplated by the KMR merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  all of the conditions set forth in the KMP merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMP merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMP merger and the EPB merger and the KMP merger and the EPB merger must be consummated substantially concurrently with the KMR merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

  •
  KMI and KMR must have received an opinion of Bracewell & Giuliani LLP with respect to the matters regarding KMP discussed in "The KMR Merger Agreement—Conditions to Completion of the Merger" beginning on page 124.

  The obligations of KMI and R Merger Sub LLC to effect the KMR merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the KMR merger agreement of KMR being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The KMR Merger Agreement—Conditions to Completion of the Merger" beginning on page 124, and receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR to that effect;

  •
  KMR having performed in all material respects all obligations required to be performed by it under the KMR merger agreement and receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR to that effect; and

  •
  KMI must have received an opinion of Bracewell & Giuliani LLP, with respect to the matters discussed in "The KMR Merger Agreement—Conditions to Completion of the Merger" beginning on page 124.

  The obligation of KMR to effect the KMR merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the KMR merger agreement of KMI being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The KMR Merger Agreement—Conditions to Completion of the Merger" beginning on page 124, and receipt by KMR of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect;

  •
  KMI and R Merger Sub LLC having performed in all material respects all obligations required to be performed by each of them under the KMR merger agreement and receipt by KMR of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

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  •
  KMR must have received an opinion of Baker Botts L.L.P., with respect to the matters discussed in "The KMR Merger Agreement—Conditions to Completion of the Merger" beginning on page 124.

  EPB

  As more fully described in this proxy statement and in the EPB merger agreement, each of EPB's and KMI's obligation to complete the EPB merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

  •
  the EPB merger agreement must have been approved by the affirmative vote or consent of a majority of the outstanding EPB common units and EPB Class B units;

  •
  the charter amendment proposal must have been approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  the stock issuance proposal must have been approved by the affirmative vote of a majority of the shares of our common stock present at a meeting of the stockholders of KMI;

  •
  no restraint shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the EPB merger agreement or making the consummation of the transactions contemplated by the EPB merger agreement illegal;

  •
  the registration statement in which this proxy statement is included must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

  •
  our common stock deliverable to the EPB unitholders as contemplated by the EPB merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance; and

  •
  all of the conditions set forth in the KMR merger agreement and the KMP merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the KMP merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the KMP merger agreement) and the parties thereto shall be ready, willing and able to consummate the KMR merger and the KMP merger and the KMR merger and the KMP merger shall be consummated substantially concurrently with the EPB merger such that the KMR merger shall be consummated first, followed by the KMP merger and then the EPB merger.

  The obligations of KMI and E Merger Sub LLC to effect the EPB merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the EPB merger agreement of EPB and EPGP being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The EPB Merger Agreement—Conditions to Completion of the Merger" beginning on page 143, and receipt by KMI of an officer's certificate signed on behalf of EPB by an executive officer of EPGP to that effect; and

  •
  EPB and EPGP having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement and receipt by KMI of an officer's certificate signed on behalf of EPB and EPGP by an executive officer of EPGP to that effect.

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  The obligation of EPB to effect the EPB merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the EPB merger agreement of KMI being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The EPB Merger Agreement—Conditions to Completion of the Merger" beginning on page 143, and receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect; and

  •
  KMI and E Merger Sub having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement and receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI to that effect.

•
Changes in Board or Committee Recommendations.  Each merger agreement contains provisions regarding the applicable board of directors' or committee's change in its recommendation.

  KMP

  KMP Adverse Recommendation Change.    The KMP merger agreement provides that KMP will not, through the KMR board, the KMGP conflicts committee or the KMGP board, make a KMP adverse recommendation change (as defined under "The KMP Merger Agreement—KMP Recommendation and KMGP Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMP merger agreement to the contrary, subject to certain conditions (more fully described in "The KMP Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change"), the KMR board, the KMGP conflicts committee or the KMGP board may, at any time prior to obtaining the approval of the KMP merger agreement by the KMP unitholders, make a KMP adverse recommendation change in response to a KMP intervening event or a KMP superior proposal, if any of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMP, after determining that it would not be in the best interests of the unaffiliated KMP unitholders.

  See "The KMP Merger Agreement—KMGP Recommendation and KMP Adverse Recommendation Change" beginning on page 107 for more detailed information.

  KMI Adverse Recommendation Change.    The KMP merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "The KMP Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMP merger agreement to the contrary, subject to certain conditions (more fully described in "The KMP Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change"), the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, make a KMI adverse recommendation change in response to a KMI intervening event or a KMI superior proposal, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

  See "The KMP Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 109 for more detailed information.

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  KMR

  KMR Adverse Recommendation Change.    The KMR merger agreement provides that KMR will not, through the KMR special committee or the KMR board, make a KMR adverse recommendation change (as defined under "The KMR Merger Agreement—KMR Recommendation and KMR Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMR merger agreement to the contrary, subject to certain conditions (more fully described in "The KMR Merger Agreement—KMR Recommendation and KMR Adverse Recommendation Change"), the KMR board or the KMR special committee may, at any time prior to obtaining the approval of the KMR merger agreement by the KMR shareholders, make a KMR adverse recommendation change in response to a KMR intervening event or a KMR superior proposal, if either of them makes a good faith determination that the failure to change its recommendation would not be in the best interests of KMR, after determining that it would not be in the best interests of the unaffiliated KMR shareholders.

  See "The KMR Merger Agreement—KMR Recommendation and KMR Adverse Recommendation Change" beginning on page 127 for more detailed information

  KMI Adverse Recommendation Change.    The KMR merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "The KMR Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the KMR merger agreement to the contrary, subject to certain conditions (more fully described in "The KMR Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change"), the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, make a KMI adverse recommendation change in response to a KMI intervening event or a KMI superior proposal, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

  See "The KMR Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 129 for more detailed information.

  EPB

  EPGP Adverse Recommendation Change.    The EPB merger agreement provides that EPB and EPGP will not, and will cause their respective subsidiaries and use their commercially reasonable best efforts to cause their respective representatives not to, directly or indirectly, make an EPB adverse recommendation change (as defined under "The EPB Merger Agreement—EPB Recommendation and EPB Adverse Recommendation Change").

  Notwithstanding the terms above or any other term in the EPB merger agreement to the contrary, the EPGP conflicts committee and the EPGP board, as applicable, may make an EPB adverse recommendation change, at any time prior to obtaining the approval of the EPB merger agreement and the transactions contemplated thereby by the EPB unitholders, if the EPGP board or the EPGP conflicts committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of EPB; provided that, neither the EPGP conflicts committee nor the EPGP board may effect an EPB adverse recommendation change pursuant to the foregoing unless:

  •
  the EPGP conflicts committee or the EPGP board, as applicable, has provided prior written notice to KMI specifying in reasonable detail the reasons for such actions, in accordance with

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    the certain time periods (as set forth under "The EPB Merger Agreement—EPB Recommendation and EPB Adverse Recommendation Change");

  •
  during such notice period, the EPGP conflicts committee or the EPGP board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the EPB merger agreement so that the failure to effect such EPB adverse recommendation change would not be inconsistent with the best interests of unaffiliated EPB unitholders.

  Any EPB adverse recommendation change made by the EPGP conflicts committee invalidates and rescinds any prior "Special Approval" of the EPB merger agreement and the EPB merger.

  See "The EPB Merger Agreement—EPGP Recommendation and EPB Adverse Recommendation Change" beginning on page 145 for more detailed information.

  KMI Adverse Recommendation Change.    The EPB merger agreement provides that KMI will not, through the KMI board of directors, make a KMI adverse recommendation change (as defined under "The EPB Merger Agreement—KMI Board Approval and KMI Adverse Recommendation Change").

  Notwithstanding the foregoing or any other term in the EPB merger agreement to the contrary, subject to certain conditions (more fully described in "The EPB Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change"), the KMI board may, if the KMI board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties to stockholders under applicable law, make a KMI adverse recommendation change.

  See "The EPB Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" beginning on page 147 for more detailed information.

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Risks Relating to the Transactions.  Our stockholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement before deciding how to vote. Risks relating to the Transactions are described in the section titled "Risk Factors" beginning on page 89. Certain of these risks include, but are not limited to, those described below:

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Each merger that is part of the Transactions is contingent on the other two mergers. No merger will occur unless all three mergers occur.

•
The Transactions are subject to substantial conditions and may not be consummated even if the required KMI stockholder, KMP unitholder, KMR shareholder and EPB unitholder approvals are obtained.

•
The KMP and KMR merger agreements contain provisions that, in specified circumstances, could require us to pay a termination fee to KMP or KMR, as applicable.

•
Certain of our directors and executive officers have certain interests in the mergers that are different from those of stockholders generally.

•
The substantial debt we expect to incur in connection with the Transactions could adversely affect our financial health and make us more vulnerable to adverse economic conditions.

•
Regulatory Approvals Required for the Transactions.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the "HSR Act", and related rules, certain transactions, including the KMP merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of

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  Justice, which is referred to as the "Antitrust Division", and the United States Federal Trade Commission, which is referred to as the "FTC", and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed HSR Act Notification and Report Forms, which are referred to as the "HSR Forms," with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

  We are not aware of any other material regulatory approvals that must be received or filings that must be made in order to consummate the Transactions.

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Termination of the Merger Agreements.

  KMP

  KMI and KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by mutual written consent authorized by our board of directors and the KMGP conflicts committee.

  In addition, either KMI or KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by written notice to the other party if:

  •
  the closing of the KMP merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "The KMP Merger Agreement—Termination" beginning on page 116.

  •
  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the KMP merger agreement or makes the consummation of the transactions contemplated by the KMP merger agreement illegal, subject to certain exceptions discussed in "The KMP Merger Agreement—Termination" beginning on page 116;

  •
  the approval of the KMP merger agreement by the KMP unitholders is not obtained at the KMP special meeting, subject to certain exceptions discussed in "The KMP Merger Agreement—Termination" beginning on page 116;

  •
  the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained at the KMI special meeting, subject to certain exceptions discussed in "The KMP Merger Agreement—Termination" beginning on page 116; or

  •
  either the EPB merger agreement or the KMR merger agreement is terminated in accordance with its terms.

  KMI also may terminate the KMP merger agreement if a KMP adverse recommendation change occurs or KMP, KMR or KMGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  KMP also may terminate the KMP merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMP and none of KMP, KMR or KMP is then in any material breach.

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  KMR

  KMI and KMR may terminate the KMR merger agreement at any time prior to the effective time of the KMR merger by mutual written consent authorized by our board of directors and the KMR special committee.

  In addition, either KMI or KMR may terminate the KMR merger agreement at any time prior to the effective time by written notice to the other party if:

  •
  the closing of the KMR merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "The KMR Merger Agreement—Termination" beginning on page 135;

  •
  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the KMR merger agreement or makes the consummation of the transactions contemplated by the KMR merger agreement illegal, subject to certain exceptions discussed in "The KMR Merger Agreement—Termination" beginning on page 135;

  •
  the approval of the KMR merger agreement by the KMR shareholders is not obtained at the KMR special meeting, subject to certain exceptions discussed in "The KMR Merger Agreement—Termination" beginning on page 135;

  •
  the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained at the KMI special meeting, subject to certain exceptions discussed in "The KMR Merger Agreement—Termination" beginning on page 135; or

  •
  either the EPB merger agreement or the KMP merger agreement is terminated in accordance with its terms.

  KMI also may terminate the KMR merger agreement if a KMR adverse recommendation change occurs or KMR materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  KMR also may terminate the KMR merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMR and KMR is not then in any material breach.

  EPB

  KMI and EPB may terminate the EPB merger agreement at any time prior to effective time of the EPB merger by mutual written consent authorized by the KMI board of directors and the EPGP conflicts committee.

  In addition, either KMI or EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by written notice to the other party if:

  •
  the closing of the EPB merger has not occurred on or before May 11, 2015, subject to certain exceptions discussed in "The EPB Merger Agreement—Termination" beginning on page 152;

  •
  any restraint is in effect and has become final and nonappealable that enjoins or prohibits the consummation of the transactions contemplated by the EPB merger agreement or makes the consummation of the transactions contemplated by the EPB merger agreement illegal, subject to

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    certain exceptions discussed in "The EPB Merger Agreement—Termination" beginning on page 152;

  •
  the approval of the EPB merger agreement by the EPB unitholders is not obtained at the EPB special meeting;

  •
  the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained at the KMI special meeting; or

  •
  either the KMP merger agreement or the KMR merger agreement is terminated in accordance with its terms.

  KMI also may terminate the EPB merger agreement if an EPB adverse recommendation change occurs or EPB or EPGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

  EPB also may terminate the EPB merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by EPB and neither of EPB or EPGP is then in any material breach.

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Expenses and Termination Fees Relating to the Transactions.  Generally, all fees and expenses incurred in connection with the Transactions will be the obligation of the respective party incurring such fees and expenses.

  Following the termination of the KMP merger agreement under specified circumstances, KMI may be required to pay KMP a termination fee of $817 million and, under other specified circumstances, KMP may be required to pay KMI a termination fee of $817 million in cash. In the event KMI is required to pay KMP a termination fee, such termination fee will be payable through an irrevocable waiver of a portion of KMGP's incentive distributions over a period of eight calendar quarters.

  Following the termination of the KMR merger agreement under specified circumstances, KMI may be required to pay KMR a termination fee of $311 million in cash and, under other specified circumstances, KMR may be required to pay KMI a termination fee of $311 million in cash.

•
No Solicitation of Competing Proposals.  Each of the merger agreements contains detailed provisions prohibiting (i) KMP, KMR and KMGP, (ii) KMR, or (iii) EPGP and EPB from seeking a KMP alternative proposal, a KMR alternative proposal or an EPB alternative proposal, as applicable, to the KMP merger, the KMR merger and the EPB merger, respectively. Under these "no solicitation" provisions, KMP, KMGP, KMR, EPGP and EPB, have agreed that they will not, and will cause their respective subsidiaries, and each of the foregoing will use specified efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMP merger agreement, the KMR merger agreement or the EPB merger agreement, as applicable:

•
solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•
except for a confidentiality agreement as permitted by the KMP merger agreement, the KMR merger agreement or the EPB merger agreement, as applicable, enter into any confidentiality

15

    agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

  The merger agreements require that KMP, KMGP, KMR, EPGP and EPB, as applicable, will, and will cause their respective subsidiaries, and will use specified efforts to cause their respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the KMP merger agreement, the KMR merger agreement or the EPB merger agreement, as applicable, with respect to an alternative proposal and immediately terminate any access by any person (other than KMI and its representatives) to confidential information relating to a possible alternative proposal.

  The KMP and KMR merger agreement also have "no solicitation" provisions that apply to KMI.

  KMP

  Notwithstanding the restrictions above, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMP's unitholders of the KMP merger agreement, if KMP has received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and such KMP alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement (as described in "The KMP Merger Agreement—No Solicitation by KMP" beginning on page 111), then KMP, KMGP and KMR may:

  •
  furnish information with respect to KMP and its subsidiaries to any third party making such alternative proposal; and

  •
  participate in discussions or negotiations regarding such alternative proposal.

  KMP, KMGP and KMR also have agreed in the KMP merger agreement that they (i) will promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMP alternative proposal, indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMP, KMGP and KMR have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, and in any event within 24 hours, provide KMI with copies of any additional written materials received by KMP, KMGP or KMR or that KMP, KMGP or KMR has delivered to any third party making a KMP alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

  KMR

  Notwithstanding the restrictions above, the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMR's shareholders of the KMR merger agreement, if KMR has received a written KMR alternative proposal that the KMR special committee believes is bona fide and the KMR special committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMR alternative proposal constitutes or could reasonably be expected to lead to or result in a KMR superior proposal and

16

  such KMR alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement (as described in "The KMR Merger—No Solicitation by KMR" beginning on page 131), then KMR may:

  •
  furnish information with respect to KMR and its subsidiaries to any third party making such KMR alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMR alternative proposal.

  KMR has also agreed in the KMR merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMR alternative proposal and indicate the identity of the person making any such KMR alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMR alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMR has agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, and in any event within 24 hours, provide KMI with copies of any additional written materials received by KMR or that KMR has delivered to any third party making an KMR alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

  EPB

  Notwithstanding the restrictions above, the EPB merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of EPB's unitholders of the EPB merger agreement, if EPB has received a written alternative proposal that the EPGP board believes is bona fide and the EPGP board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and such EPB alternative proposal does not result from a material breach of the non-solicitation provisions in the EPB merger agreement (as described in "The EPB Merger—No Solicitation by EPB" beginning on page 148), then EPGP and EPB may:

  •
  furnish information with respect to EPB and its subsidiaries to any third party making such alternative proposal; and

  •
  participate in discussions or negotiations regarding such alternative proposal.

  EPB and EPGP also have agreed in the EPB merger agreement that they will (i) promptly, and in any event within 24 hours after receipt, advise KMI, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with them in respect of any alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) provide KMI the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, EPB and EPGP have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, and in any event within 24 hours, provide KMI with copies of any additional written materials received by EPB or EPGP or that EPB or EPGP has delivered to any third party making an alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

17

  KMI

  Each of the KMP merger agreement and the KMR merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal to the KMP merger agreement and the KMR merger agreement, respectively. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMP merger agreement or the KMR merger agreement, as applicable:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

  Under each such merger agreement, KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access to any confidential information relating to a possible KMI alternative proposal.

  Notwithstanding the restrictions above, each of the KMP merger agreement and the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement or the KMR merger agreement, as applicable, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

  KMI also has agreed in each of the KMP merger agreement and the KMR merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise specified parties, orally and in writing, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and, indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide specified parties the terms and conditions of any such alternative proposal, request or inquiry (including providing specified parties with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep specified parties reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide specified parties with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

18

•
No Appraisal Rights.  Under Delaware law and our certificate of incorporation, KMI stockholders will not have appraisal rights in connection with the proposals or the Transactions. See "The Transactions—No Appraisal Rights" on page 87.

•
Accounting Treatment of the Transactions.  Each merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary. As KMI controls each of KMP, KMR and EPB and will continue to control each of them after the mergers, the changes in KMI's ownership interest in each of KMP, KMR and EPB will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the mergers.

•
Litigation Relating to the Mergers.  Two purported class action lawsuits are currently pending that challenge the merger transactions. Each of the actions names KMP, KMI, KMGP, KMR, Richard D. Kinder, Steven J. Kean, Ted A. Gardner, Gary L. Hultquist, and Perry M. Waughtal as defendants. Additionally, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, Ronald L. Kuehn, Jr., Thomas A. Martin, Arthur C. Reichstetter, and William A. Smith are named as defendants in one of the pending actions. Both lawsuits are brought on behalf of putative classes seeking to enjoin one or more of the merger transactions and alleging, among other things, that one or more of the defendants breached their respective fiduciary and/or contractual duties, including the implied covenant of good faith and fair dealing. Additionally, both of the pending lawsuits allege that the merger transactions must be approved by at least two-thirds of KMP's limited partner interests (and in one case, by possibly 95% of KMP's limited partner interests). The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits. See "The Transactions—Litigation Relating to the Mergers" on page 88.

•
Selected Historical Consolidated Financial Data of KMI.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMI's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMI's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMI's Annual Report on Form 10-K for the year ended December 31, 2013 and KMI's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement. See "Where You Can Find More Information."

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	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,984	$6,442	$14,070	$9,973	$7,943	$7,852	$6,879
Operating income	2,160	1,789	3,990	2,593	1,423	1,133	1,257
Earnings (loss) from equity investments	199	194	327	153	226	(274)	123
Income from continuing operations	1,098	1,439	2,696	1,204	449	64	523
(Loss) income from discontinued operations, net of tax	—	(2)	(4)	(777)	211	236	250
Net income	1,098	1,437	2,692	427	660	300	773
Net income (loss) attributable to KMI	571	569	1,193	315	594	(41)	495
Class P shares:
Basic and diluted earnings per common share from continuing operations	$0.55	$0.55	$1.15	$0.56	$0.70
Basic and diluted (loss) earnings per common share from discontinued operations	—	—	—	(0.21)	0.04

Total basic and diluted earnings per common share	$0.55	$0.55	$1.15	$0.35	$0.74

Class A shares:
Basic and diluted earnings per common share from continuing operations				$0.47	$0.64
Basic and diluted (loss) earnings per common share from discontinued operations				(0.21)	0.04

Total basic and diluted earnings per common share				$0.26	$0.68

Basic weighted-average number of shares outstanding
Class P shares	1,028	1,036	1,036	461	118
Class A shares				446	589
Diluted weighted-average number of shares outstanding
Class P shares	1,028	1,038	1,036	908	708
Class A shares				446	589
Dividends per common share declared for the period(a)	$0.85	$0.78	$1.60	$1.40	$1.05
Dividends per common share paid in the period(a)	0.83	0.75	1.56	1.34	0.74
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$37,607		$35,847	$30,996	$17,926	$17,071	$16,804
Total assets	76,364		75,185	68,245	30,717	28,908	27,581
Long-term debt—KMI(b)	8,088		9,321	9,248	2,078	2,918	2,925
Long-term debt—KMP(c)	19,610		18,410	15,907	11,183	10,301	10,022
Long-term debt—EPB(d)	4,750		4,179	4,254
Other Data:
Ratio of earnings to fixed charges(e)	2.64		3.18	2.02

(a)
Quarterly dividends are paid in the quarter following the quarterly period for which the dividends are declared.

20

(b)
Excludes debt fair value adjustments. Increases (decreases) to long-term debt for debt fair value adjustments for KMI and its subsidiaries (excluding KMP, EPB and their respective subsidiaries) totaled $714 million, $771 million, $901 million, $40 million, $12 million and $(14 million) as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(c)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

(d)
Excludes debt fair value adjustments. Decrease to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012.

(e)
In all cases, earnings are determined by adding: income before income taxes, extraordinary items, equity income and minority interest; plus fixed charges, amortization of capitalized interest and distributed income of equity investees; less capitalized interest and noncontrolling interest in pre-tax income of subsidiaries with no fixed charges. In all cases, fixed charges include: interest, including capitalized interest; plus amortization of debt discount, premium, and debt issuance costs; plus the estimated interest portion of rental expenses.
•
Selected Historical Consolidated Financial Data of KMP.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMP's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMP's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMP's Annual Report on Form 10-K for the year ended December 31, 2013 and KMP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Income and Cash Flow Data:
Revenues	$7,229	$5,678	$12,530	$9,035	$7,889	$7,739	$6,697
Operating income	1,788	1,385	3,229	2,484	1,557	1,460	1,367
Earnings from equity investments	137	157	297	295	224	136	91
Income from continuing operations	1,423	1,804	3,321	2,070	1,067	1,092	1,036
(Loss) income from discontinued operations	—	(2)	(4)	(669)	201	235	248
Net income	1,423	1,802	3,317	1,401	1,268	1,327	1,284
Limited partners' interest in net income	496	946	1,565	(78)	83	431	332
Limited partners' net income (loss) per unit:
Income (loss) per unit from continuing operations	$1.09	$2.40	$3.77	$1.64	$(0.35)	$0.65	$0.32
(Loss) income per unit from discontinued operations	—	(0.01)	(0.01)	(1.86)	0.60	0.75	0.86

Net income (loss) per unit	$1.09	$2.39	$3.76	$(0.22)	$0.25	$1.40	$1.18

Per unit cash distribution declared for the period(a)	$2.77	$2.62	$5.33	$4.98	$4.61	$4.40	$4.20
Per unit cash distribution paid in the period(a)	2.74	2.59	5.26	4.85	4.58	4.32	4.20

21

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$29,285		$27,405	$22,330	$15,596	$14,604	$14,154
Total assets	44,551		42,764	34,976	24,103	21,861	20,262
Long-term debt(b)	19,610		18,410	15,907	11,183	10,301	10,022

(a)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(b)
Excludes debt fair value adjustments. Increases to long-term debt for debt fair value adjustments totaled $1,267 million, $1,214 million, $1,698 million, $1,055 million, $582 million and $308 million as of June 30, 2014, December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
•
Selected Historical Consolidated Financial Data of KMR.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from KMR's audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from KMR's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KMR's Annual Report on Form 10-K for the year ended December 31, 2013 and KMR's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per share amounts)
Income and Cash Flow Data:
Equity in earnings (loss) of KMP	$136	$271	$440	$(23)	$19	$119	$91
Income tax expense (benefit)	47	127	182	(3)	6	45	32

Net income (loss)	$89	$144	$258	$(20)	$13	$74	$59

Earnings (loss) per share, basic and diluted	$0.70	$1.23	$2.16	$(0.19)	$0.14	$0.84	$0.72
Number of shares used in computing basic and diluted earnings per share	128	117	120	105	95	89	82
Equivalent distribution value per share for the period(a)(b)	$2.77	$2.62	$5.33	$4.98	$4.61	$4.40	$4.20
Balance Sheet Data (at end of period):
Total assets (end of period)	$4,304		$4,092	$3,476	$2,732	$2,684	$2,535

(a)
This is the cash distribution per common unit declared by KMP for the period indicated and is used to calculate KMR's distribution of shares. Because this calculation is based on specified average trading prices, the market value of the shares distributed on the date of distribution may be less or more than the cash distribution per KMP common unit.

(b)
Quarterly share distributions are paid in the quarter following the quarterly period for which the share distributions are declared.
•
Selected Historical Consolidated Financial Data of EPB.  The following selected historical consolidated financial data as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from EPB's audited consolidated financial statements. The selected

22

  historical consolidated financial data as of and for each of the six month periods ended June 30, 2014 and 2013 are derived from EPB's unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in EPB's Annual Report on Form 10-K for the year ended December 31, 2013 and EPB's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 incorporated by reference into this proxy statement. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
	(in millions, except per unit information)
Income and Cash Flow Data:
Revenues	$735	$745	$1,505	$1,515	$1,531	$1,454	$1,231
Operating income	440	455	895	863	849	819	656
Net income	304	310	610	589	605	666	542
Net income attributable to EPB	304	310	610	579	512	418	357
Net income attributable to EPB per limited partner unit, basic and diluted:
Common units	$0.86	$0.98	$1.86	$2.15	$2.03	$1.90	$1.64
Subordinated units(a)						1.78	1.56
Per unit cash distributions declared for the period(b)	$1.30	$1.25	$2.55	$2.25	$1.93	$1.63	$1.36
Per unit cash distributions paid in the period(b)	1.30	1.23	2.51	2.14	1.87	1.55	1.33
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$5,817		$5,879	$5,931	$6,040	$6,051	$5,781
Total assets	8,102		6,495	6,581	6,679	6,569	6,565
Long-term debt(c)	4,742		4,171	4,246	4,028	3,580	2,732

(a)
All subordinated units were converted into common units on a one-for-one basis effective January 3, 2011.

(b)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(c)
Includes debt fair value adjustments. Decreases to long-term debt for debt fair value adjustments totaled $8 million as of June 30, 2014, December 31, 2013 and 2012, and $7 million, $4 million and $1 million as of December 31, 2011, 2010 and 2009, respectively.
•
Selected Unaudited Pro Forma Condensed Combined Financial Information.  The following table sets forth selected unaudited pro forma condensed combined financial information for KMI after giving effect to the Transactions. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 168.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(in millions, except per share amounts)
Unaudited Pro Forma Condensed Combined Statements of Income Information:
Revenues	$7,984	$14,070
Operating income	2,160	3,990
Earnings from equity investments	199	327
Income from continuing operations	914	2,153
Net income	914	2,149
Net income attributable to Kinder Morgan, Inc.	911	2,145
Basic and diluted earnings per common share	$0.43	$1.01
Basic and diluted weighted-average number of shares outstanding	2,112	2,120

As of June 30, 2014
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total assets	$80,383
Total debt(a)	41,173
Total liabilities	47,274
Total Kinder Morgan, Inc.'s stockholders' equity	32,780
Noncontrolling interests	329
Total stockholders' equity	33,109

(a)
Includes historical debt fair value adjustments of $1,973 million.

23

•
Unaudited Comparative Per Share/Unit Information.  The following table sets forth: (a) certain historical per share information of KMI; (b) certain historical per unit information of KMP; (c) certain historical per share information of KMR; (d) certain historical per unit information of EPB; and (e) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the Transactions.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Historical—KMI
Income from continuing operations per share—basic and diluted(a)	$0.55	$1.15
Dividends per share declared for the period	$0.85	$1.60
Book value per share(b)	$12.28	$12.70
Historical—KMP
Income from continuing operations per unit—basic and diluted	$1.09	$3.77
Distributions per unit declared for the period	$2.77	$5.33
Book value per unit(b)	$37.48	$37.93
Historical—KMR
Income from continuing operations per share—basic and diluted	$0.70	$2.16
Distributions per share declared for the period	$2.77	$5.33
Book value per share(b)	$31.95	$32.06
Historical—EPB
Income from continuing operations per unit—basic and diluted	$0.86	$1.86
Distributions per unit declared for the period	$1.30	$2.55
Book value per unit(b)	$12.82	$8.73
Pro forma combined—KMI
Income from continuing operations per share—basic and diluted(c)	$0.43	$1.01
Dividends per share declared for the period(d)	$1.06	$1.89
Book value per share(e)	$15.52	n/a
Equivalent pro forma combined—KMP(f)
Income from continuing operations per share—basic and diluted	$0.94	$2.22
Dividends per share declared for the period	$2.32	$4.14
Book value per share	$34.04	n/a
Equivalent pro forma combined—KMR(f)
Income from continuing operations per share—basic and diluted	$1.07	$2.51
Dividends per share declared for the period	$2.63	$4.70
Book value per share	$38.57	n/a
Equivalent pro forma combined—EPB(f)
Income from continuing operations per share—basic and diluted	$0.41	$0.95
Dividends per share declared for the period	$1.00	$1.79
Book value per share	$14.67	n/a

(a)
Income from continuing operations per share—basic and diluted amounts are calculated using the two-class method. Earnings are allocated to each class of common stock based on the amount of dividends paid in the current period for each class of stock plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security shares in undistributed earnings or excess distributions over earnings.

24

(b)
The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR	EPB
Equity or capital, as applicable, before noncontrolling interests	$12,620	$17,317	$4,185	$3,026
Divided by: Number of shares or units outstanding as of end of period	1,028	462	131	236

Book value per share or unit	$12.28	$37.48	$31.95	$12.82

	Year Ended December 31, 2013
	KMI	KMP	KMR	EPB
Equity or capital, as applicable, before noncontrolling interests	$13,093	$16,801	$4,008	$1,939
Divided by: Number of shares or units outstanding as of end of period	1,031	443	125	222

Book value per share or unit	$12.70	$37.93	$32.06	$8.73

(c)
Amounts are from the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Pro Forma Financial Statements."

(d)
The pro forma combined—KMI dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Six Months Ended June 30, 2014
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$880	$833	$344	$173	$2,230
Divided by: Pro forma combined number of shares outstanding as of date of record					2,112

Dividends per share declared for the period (pro forma)					$1.06

	Year Ended December 31, 2013
	KMI	KMP	KMR(1)	EPB	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$1,664	$1,468	$551	$324	$4,007
Divided by: Pro forma combined number of shares outstanding as of date of record					2,120

Dividends per share declared for the period (pro forma)					$1.89

(1)
Reflects the cash equivalent for the KMR share distributions. KMR share distributions are not paid in cash.

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(e)
The pro forma combined—KMI, book value per share was calculated as follows (in millions, except per share amounts):

As of June 30, 2014
Equity before noncontrolling interests	$32,780
Divided by: number of shares outstanding	2,112

Book value per share	$15.52

(f)
Equivalent pro forma amounts are calculated by multiplying pro forma combined KMI amounts by the exchange ratios of (i) 2.1931 shares of KMI common stock for each KMP unit; (ii) 2.4849 shares of KMI common stock for each KMR share and (iii) 0.9451 shares of KMI common stock for each EPB unit. In addition, the public unitholders of KMP and EPB will receive approximately $3.9 billion in cash in total.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

Q:
Why am I receiving these materials?

A:
Our board of directors is sending these proxy materials to provide stockholders with information about the Transactions and the proposals so that they may determine how to vote their shares in connection with the special meeting.

Q:
Who is soliciting my proxy?

A:
Your proxy is being solicited by our board of directors.

Q:
Where and when is the special meeting?

A:
The special meeting of stockholders will be held on [            ], [            ], 2014 at [  ] a.m. local time, at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
To approve the charter amendment proposal;

•
To approve the stock issuance proposal; and

•
To approve the adjournment proposal.

Q:
How does our board of directors recommend that I vote on the proposals?

A:
Our board of directors recommends that you vote:

•
FOR the charter amendment proposal;

•
FOR the stock issuance proposal; and

•
FOR the adjournment proposal.

Q:
Who is entitled to vote at the special meeting?

A:
The record date for the special meeting is [            ], 2014. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. We are commencing our solicitation of KMI proxies on [                        ], 2014, which is before the [                        ], 2014 KMI record date. We will continue to solicit proxies until the [                        ], 2014 KMI special stockholder meeting. Each KMI stockholder of record on [                        ], 2014 who has not received a KMI proxy statement prior to that date will receive a KMI proxy statement and have the opportunity to vote on the matters described in the KMI proxy statement. Proxies delivered prior to the KMI record date will be valid and effective so long as the KMI stockholder providing the proxy is a KMI stockholder on the KMI record date. If you are not a holder of record on the KMI record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of KMI stock you own on the record date even if that number is different from the number of shares of KMI stock you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

27

Q:
What happens if I sell my common stock after the record date but before the special meeting?

A:
If you transfer your common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of stockholders representing a majority of the shares of our common stock outstanding on the record date will constitute a quorum for the special meeting.

Q:
What vote is required to approve the proposals?

A:
Approval of the charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the stock issuance proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting, whether or not a quorum exists.

Q:
How are votes counted?

A:
For the charter amendment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the charter amendment proposal, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the charter amendment proposal. In addition, if your shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your shares on the charter amendment proposal in the absence of specific instructions from you. These non-voted shares, or "broker non-votes," will not be counted as present for purposes of determining a quorum, and will have the effect of a vote against the charter amendment proposal.

  For the stock issuance proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the stock issuance proposal, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the stock issuance proposal. Failure to submit your proxy or to attend the meeting will have no effect on the approval of the adjournment proposal. In addition, if your shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your shares on the stock issuance proposal in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum and will have no effect on the stock issuance proposal.

  For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the adjournment proposal, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote against the adjournment proposal. Failure to submit your proxy or to attend the meeting will have no effect on the approval of the adjournment proposal. In addition, if your shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your shares on the adjournment proposal in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum and will have no effect on the adjournment proposal.

  If you sign your proxy card without indicating how you wish to vote, your shares will be voted FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the

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  adjournment proposal, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q:
How do our directors and executive officers intend to vote?

A:
As of [            ], 2014, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately [            ]% of the outstanding shares of our common stock. Pursuant to the support agreement, Richard D. Kinder and a limited partnership controlled by him have agreed to vote all of the shares of our common stock owned by them, which collectively represent approximately 23.6% of the outstanding shares of our common stock, FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal. We believe that our other directors and executive officers intend to vote all of their shares of our common stock FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal.

Q:
Will I receive anything in the Transactions?

A:
As a KMI stockholder, you will not receive any merger consideration in the Transactions. Only holders of KMP units, KMR shares or EPB units will receive merger consideration.

Q:
When do you expect the Transactions to be completed?

A:
We are working toward completing the Transactions as quickly as possible and currently expect all three mergers to close in the fourth quarter of 2014. In order to complete the Transactions, each of KMP, KMR and EPB must obtain unitholder or shareholder approval and the other closing conditions under each merger agreement must be satisfied or waived, as permitted by law. Please see "The KMP Merger Agreement—Conditions to Completion of the Merger," "The KMR Merger Agreement—Conditions to Completion of the Merger" and "The EPB Merger Agreement—Conditions to Completion of the Merger" for more details about these closing conditions.

Q:
What do I need to do now?

A:
Please vote as soon as possible. We urge you to read carefully this proxy statement, including its annexes, and to consider how the Transactions affect you as a stockholder. You should also carefully read the documents referenced under "Where You Can Find More Information" and "Incorporation by Reference" on page 166.

Q:
How do I vote?

A:
You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your shares will be voted for the charter amendment proposal, for the stock issuance proposal and for the adjournment proposal. If you fail to vote your shares by not submitting a proxy, it will have the effect of a vote against the charter amendment proposal, but it will not affect the votes on the stock issuance proposal or the adjournment proposal.

  If your shares are held by your bank, broker, nominee, trust company or other fiduciary, see below.

Q:
Can I vote by telephone or electronically?

A:
If you hold your shares as a stockholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

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  If your shares are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in "street name," please contact your bank, broker, nominee, trust company or other fiduciary to determine whether you will be able to vote by telephone or electronically.

Q:
If my shares are held in a brokerage account, will my broker vote my shares for me?

A:
Your broker will only be permitted to vote your shares for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker or other nominee regarding how to instruct them to vote your shares. If you do not instruct your broker how to vote your shares that they hold, those shares will not be voted and will have the same effect as a vote against the charter amendment proposal, but will have no effect on the outcome of the stock issuance proposal or the adjournment proposal.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you have multiple accounts at the transfer agent and/or with banks, brokers, nominees, trust companies or other fiduciaries. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:
May I change my vote?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are a stockholder of record, you may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to our corporate secretary, at the address under "The Parties to the Transactions—KMI" on page 97. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. Finally, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary, to vote your shares, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary, to change your vote or to vote at the special meeting.

Q:
What happens if the Transactions are not completed?

A:
If the charter amendment proposal or the stock issuance proposal are not approved by our stockholders, or if any of the mergers is not completed for any other reason, none of the mergers will be completed. Instead, each of KMP, KMR and EPB will remain a public limited partnership or limited liability company and its common units or shares will continue to be listed and traded on the NYSE.

  If the charter amendment proposal is approved, the proposed amendment to our certificate of incorporation will be effected, regardless of whether we complete the Transactions.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the Transactions.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 331-5963
Email: kmi@dfking.com

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THE TRANSACTIONS

Summary of the Transactions

        Pursuant to the Transactions, KMI will acquire directly or indirectly all of the outstanding equity interests in KMP, KMR and EPB that KMI and its subsidiaries do not already own. The following steps will be taken in the following order and substantially concurrently in completing the Transactions:

•
The KMR merger.  KMI will acquire all publicly held KMR listed shares through the merger of R Merger Sub LLC with and into KMR, with KMR as the surviving limited liability company. In the KMR merger, pursuant to the KMR merger agreement,

  •
  each KMR listed share held by a public KMR shareholder will be converted into the right to receive 2.4849 shares of our common stock;

  •
  each KMR listed share held by KMR, KMI, R Merger Sub LLC or KMGP will be cancelled and receive no consideration;

  •
  each KMR voting share (all of which are owned by a subsidiary of KMI, and which are a different class than KMR listed shares) will be converted into the right to receive 2.4849 shares of our common stock, corresponding to the exchange ratio for the KMR listed shares; and

  •
  the interests in R Merger Sub LLC will be converted into 100% of the membership interests in KMR.

•
KMI may, in its sole discretion and immediately after the KMR merger, cause KMR to be merged with and into a Delaware limited liability company and wholly owned subsidiary of KMI, which we refer to as "Second Step Merger Sub," with Second Step Merger Sub surviving such merger, which we refer to as the "second step merger." No consideration will be issued in the second step merger, it will result in no change in the outstanding stock of KMI, and it will have no impact on the tax treatment received by KMR shareholders in the KMR merger. If KMI causes the second step merger to occur, references to KMR in the bullet below shall mean Second Step Merger Sub.

•
Immediately after the KMR merger (or the second step merger, if it occurs), KMR will continue to own all of the i-units issued by KMP. After the KMR merger and before the KMP merger, KMR will contribute to KMP all of those i-units in exchange for a newly-issued class of KMP units with economic rights and tax characteristics similar to the i-units, and KMP's partnership agreement and KMR's LLC agreement will be amended to reflect the creation of those new units and their ownership by KMR.

•
The KMP merger.  KMI will then acquire directly or indirectly all publicly held KMP common units through the merger of P Merger Sub LLC with and into KMP, with KMP as the surviving limited partnership. In the KMP merger, pursuant to the KMP merger agreement,

  •
  each KMP common unit held by a public KMP unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 2.4849 shares of our common stock, (ii) $91.72 in cash without interest or (iii) a combination of 2.1931 shares of our common stock and $10.77 in cash without interest;

  •
  the KMP general partner interest and each KMP common unit (other than any KMP common unit held by KMP, which will be cancelled), Class B unit and new unit held by KMI and its subsidiaries will remain outstanding and unaffected by the KMP merger; and

  •
  the interests in P Merger Sub LLC will be converted into the same number of KMP common units that were owned by the public KMP unitholders immediately before the consummation of the KMP merger and which were converted into the right to receive the KMP merger consideration.

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•
The EPB merger.  KMI will then acquire directly or indirectly all publicly held EPB common units through the merger of E Merger Sub LLC merging with and into EPB, with EPB as the surviving limited partnership. In this merger, pursuant to the EPB merger agreement,

  •
  each EPB common unit held by a public EPB unitholder will be converted into the right to receive, at the election of the unitholder but subject to proration, (i) 1.0711 shares of our common stock, (ii) $39.53 in cash without interest or (iii) a combination of 0.9451 of a share of common stock and $4.65 in cash without interest;

  •
  the EPB general partner units, the EPB incentive distribution rights and each other EPB unit held by KMI and its subsidiaries will remain outstanding and unaffected by the EPB merger; and

  •
  the interests in E Merger Sub LLC will be converted into the same number of EPB common units that were owned by the public EPB unitholders immediately before the consummation of the EPB merger and which were converted into the right to receive the EPB merger consideration.

        Based on the closing price of our common stock on August 8, 2014 (the last trading day before announcement of the Transactions),

  •
  the merger consideration for the KMR merger represents a premium of approximately 17% above the closing price of KMR shares on that day,

  •
  the merger consideration for the KMP merger, based on the combination of our common stock and cash election, represents a premium of approximately 12% above the closing price of KMP common units on that day, and

  •
  the merger consideration for the EPB merger, based on the combination of our common stock and cash election, represents a premium of approximately 15% above the closing price of EPB common units on that day.

        Each merger agreement is included as an annex to this proxy statement.

        Each of the KMP merger and the EPB merger will be taxable to the former holders of KMP and EPB common units. It is a condition of KMI's obligation to complete the KMR merger that KMI receive an opinion of its counsel, Bracewell & Giuliani LLP, and it is a condition of KMR's obligation to complete the KMR merger that KMR receive an opinion of Baker Botts L.L.P., counsel to the KMR special committee, in each case dated as of the closing date of the KMR merger and based on representations set forth or referred to therein, to the effect that the KMR merger, taken separately or taken together with a second step merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the KMR merger constitutes a reorganization, the KMR merger will be tax free to the former holders of KMR shares, except to the extent of any cash received in lieu of fractional shares as part of the KMR merger consideration. Please see "Material U.S. Federal Income Tax Consequences."

        Each merger agreement is subject to approval by the unitholders or shareholders of KMR, KMP and EPB, as applicable. We also are required to hold a special meeting of our stockholders to approve an amendment to our certificate of incorporation to increase our authorized shares of our common stock and to approve the issuance of our common stock in the Transactions. In connection with the merger agreements, Richard D. Kinder and a limited partnership which he controls have entered into a support agreement whereby they have agreed to vote all of the shares of our common stock owned by them in favor of the three proposals at the KMI special meeting. Please see "The Support Agreement."

        After the consummation of the KMP, KMR and EPB mergers, KMI, KMP and EPB and substantially all of their wholly owned subsidiaries with debt will enter into cross guarantees with respect to the existing debt of KMI, KMP, EPB and such subsidiaries, so that KMI and those

32

subsidiaries will be liable for the debt of KMI, KMP, EPB and such subsidiaries. Further, following the consummation of the Transactions, EPB is expected to be acquired by KMP.

Background of the Transactions

        The senior management and boards of directors of each of KMI, KMGP, EPGP and KMR regularly review operational and strategic opportunities to maximize value for investors of KMI, KMP, EPB and KMR, respectively. In connection with these reviews, the management and boards of directors of each of the companies from time to time evaluate potential transactions that would further their respective strategic objectives.

        As more fully described in the section entitled "Relationship Between the Parties," KMI conducts most of its business through KMP and EPB. KMI directly and indirectly owns approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by KMI), represent approximately 10% of the total outstanding limited partner interests of KMP. KMI also indirectly owns all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP. KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the shares of KMR that elect the members of the KMR board. KMR owns all of the outstanding i-units of KMP. KMI owns approximately 16 million KMR listed shares, representing approximately 13% of KMR's outstanding shares. KMI also indirectly owns all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        From late-2013 to mid-2014, senior management of KMI, with the assistance of Barclays Capital, financial advisor to KMI, considered and discussed with the KMI board numerous potential strategic alternatives with respect to KMI, KMP, KMR and EPB to enhance value for their respective investors, including a potential reset of the general partner's incentive distribution rights at KMP, a potential equity investment in KMI by a third party, potential combination transactions involving KMP and EPB, and potential strategic alternatives regarding KMP's CO2 business. By mid-March 2014, KMI senior management had determined that none of the potential alternatives reviewed were superior to continuing to operate under the existing structures. Beginning on March 17, 2014, KMI senior management began considering the possibilities surrounding a potential acquisition by KMI of the remaining publicly traded equity securities of KMP, KMR and EPB that it did not already own. During the regularly scheduled KMI board meeting on April 16, 2014, KMI senior management provided a brief update to the KMI board during which it reviewed the numerous potential strategic alternatives that management had been exploring, including potential Transactions involving KMI acquiring KMP, KMR and EPB. The strategic alternatives that KMI senior management reviewed with the KMI board on April 16, 2014 included (i) a potential reset of the general partner's incentive distribution rights at KMP, which the KMI board and KMI senior management dismissed because such a transaction would not be attractive to all parties involved and would provide only a temporary benefit until such time as the incentive distribution once again reached its maximum percentage, and the KMI board's and KMI management's view that a reset of the incentive distribution rights could be implemented from time to time as needed to enable a large accretive acquisition, (ii) a potential equity investment in KMI by a third party, which the KMI board and KMI senior management dismissed because, among other reasons, the equity investment would likely be made at a price that the KMI board and KMI management did not believe was desirable, (iii) potential combination transactions involving KMP and EPB, which the KMI board and KMI senior management dismissed due to tax inefficiencies raised by the potential transactions and the economic terms to accomplish such potential transactions not being attractive to the parties and (iv) potentially separating KMP's CO2 business through a spin-off, initial public offering or sale transaction, which the KMI board and KMI management dismissed due to tax

33

inefficiencies raised by the potential transactions, the dilutive effect of the potential transactions and the valuation uncertainties raised by the potential transactions. These strategic alternatives were considered by the KMI board and KMI senior management taking into account the interests of each of KMP, KMR and EPB and were not reviewed and considered at such time by the KMGP board, KMR board or EPGP board (the KMGP/KMR committee later considered strategic alternatives with its independent advisors as further described in this section entitled "Background of the Transactions").

        On May 13, 2014, KMI senior management again updated the KMI board on its preliminary exploration of the potential Transactions involving KMP, KMR, EPB and KMI. KMI management noted the advantages and issues to be resolved with respect to such transactions. In particular, KMI management noted that it could not recommend that the KMI board seriously consider pursuing the potential Transactions unless and until KMI had received adequate assurances from the credit rating agencies that KMI would be rated investment grade following such transactions. At the meeting, Barclays Capital reviewed its preliminary analysis with the KMI board. The KMI board recognized that the analyses were very preliminary and agreed that KMI management, with the assistance of Barclays Capital, should continue to explore the potential Transactions, including by meeting with the rating agencies in order to obtain their views on KMI's prospective credit rating if such Transactions were completed. Accordingly, KMI management had confidential meetings with the rating agencies in early June 2014 to determine the impact of the potential Transactions on KMI's credit rating. In late June 2014, the rating agencies advised senior management of KMI of their view that following the consummation of the Transactions, KMI would have an investment grade credit rating.

        In late June 2014, KMI also retained Citigroup Global Markets Inc., which is referred to as "Citi," to provide financial advisory services to KMI with respect to a potential acquisition by KMI of KMP, KMR and EPB, including assisting KMI in evaluating certain financial and market perspectives regarding KMI and the potential pro forma financial impact of such Transactions on KMI.

        On July 10, 2014, at a meeting of the KMI board, senior management of KMI provided the KMI board with a preliminary overview of the possible strategic benefits of an acquisition of KMP, KMR and EPB by KMI. Following discussion, the KMI board authorized KMI senior management to continue to explore the possible strategic benefits of the potential Transactions and to initiate a dialogue with the independent board members of each of KMGP, KMR and EPGP with respect to the potential Transactions. After the conclusion of the meeting of the KMI board, Mr. Kinder reached out to the lead independent board members of KMGP, KMR and EPGP to schedule a meeting with the independent board members of KMGP and KMR and a separate meeting with the independent board members of EPGP on July 17 to discuss the potential Transactions.

        On July 16, 2014, the boards of EPGP, KMGP, KMR and KMI met in person in Houston, Texas for their regularly scheduled board meetings. At the separate meeting of the KMI board, senior management of KMI discussed with all members of the KMI board the potential acquisition by KMI of KMP, KMR and EPB. During this discussion, Barclays Capital and Citi each separately reviewed with the KMI board certain preliminary analyses relating to the potential Transactions. Barclays Capital provided an overview of the potential Transactions, including the benefits of structural consolidation of the companies (which include enhanced growth prospects, a lower overall cost of capital, greater dividend coverage and credit enhancement due to the simplification of the corporate structure), an analysis of the pro forma consequences of the potential combination (including with respect to the impact on KMI common stock), a sensitivity analysis of the dividend coverage based on various premiums paid to KMP, KMR and EPB, a preliminary "has-gets" analysis which looked at the status quo for each of KMP/KMR and EPB compared with the combined company on a pro forma basis, as well as a comparable companies analysis for KMI. Citi reviewed with the KMI board, among other things, the relative trading performance of KMI, KMP and EPB and relative financial performance of KMI and selected peers, certain market perspectives regarding KMI common stock, potential total investment returns for KMI pro forma for the Transactions and certain potential pro forma financial effects of the transactions on KMI, KMP, KMR and EPB assuming, illustratively, either a 10% or 15%

34

premium paid to each of KMP, KMR and EPB in the transactions. The KMI board also discussed the affiliated nature of the transactions and agreed that members of KMI senior management, including Messrs. Kinder and Kean, as well as Kimberly Dang, Dax Sanders and David DeVeau, would represent KMI in any negotiations and that Messrs. Kinder and Kean would recuse themselves from any deliberations regarding the potential transactions at the boards of KMGP, KMR and EPGP. In addition, Mr. Martin, a director of EPGP, would not participate in any negotiations and would recuse himself from any deliberations regarding the potential transactions at the EPGP board. Members of KMI senior management also discussed with the KMI board their expectation that any potential transactions should be reviewed and approved by the EPGP conflicts committee and the KMGP conflicts committee in accordance with the procedures set forth in the partnership agreements of KMP and EPB and by the independent directors of KMR.

        On July 17, 2014, Mr. Kinder and other members of senior management of KMI along with representatives of Barclays Capital met separately with Ted A. Gardner, Gary L. Hultquist and Perry M. Waughtal, the independent members of the KMGP board and the KMR board, and Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, the independent members of the EPGP board. At each of these meetings, Mr. Kinder and other members of senior management of KMI presented to the independent members of the KMGP board and the KMR board and the independent members of the EPGP board, respectively, an overview of the potential Transactions involving each of KMI, KMP, KMR and EPB. In addition, at each of the meetings, Barclays Capital provided an overview of the challenges of the current structure of the Kinder Morgan family of companies, including the higher cost of capital of KMP and EPB at times limiting the ability of KMP and EPB to be competitive in making large accretive acquisitions and developing large projects needed for a meaningful impact on cash flows per unit, the lower distribution coverage relative to peers, concern around EPB's potential growth, the contribution of KMP's CO2 business relative to KMP's combined businesses and the potential impact to distributions at KMP due to commodity exposure at KMP's CO2 business. Representatives of Barclays Capital also reviewed the potential strategic alternatives that had been considered by the KMI board, including an acquisition of EPB by KMP followed by an acquisition of KMI by KMP, an acquisition of EPB by KMP, an acquisition of EPB by KMI followed by a drop-down of EPB into KMP, a reset of the incentive distribution rights at KMP and alternatives with respect to certain of KMI's business units, and the reasons why the KMI board determined that the proposed Transactions were the best alternative to create value for all equityholders.

        At the meeting with the independent members of the KMGP board and KMR board, Barclays Capital summarized the potential benefits of the proposed Transactions to each of KMP and KMR. At the meeting with the independent members of the EPGP board, Barclays Capital summarized the potential benefits of the proposed Transactions to EPB. At each of the meetings, members of KMI management then informed the independent directors that KMI was interested in exploring an acquisition of KMP and KMR for a 10% premium to the July 16, 2014 closing price of KMP common units (which represented an offer of $10.77 in cash and an exchange ratio of 2.1624 for each KMP common unit and a corresponding exchange ratio of 2.4543 for each KMR share) and an acquisition of EPB for a 10% premium to the July 16, 2014 closing price of EPB common units (which represented an offer of $4.65 in cash and an exchange ratio of 0.9337 for each EPB common unit), and that each transaction would be cross-conditioned upon the others. The proposed merger consideration in the case of KMP and EPB would be a mix of cash and KMI common stock (approximately 88% stock and 12% cash) in a taxable transaction and in the case of KMR would be 100% KMI common stock in a non-taxable transaction. KMI management believed that exploring an acquisition at a 10% premium to the July 16th closing price of KMP common units was appropriate based upon the historical trading price of KMP common units. KMI management used the premium being considered to KMP common unitholders as the basis for determining the potential consideration to the KMR shareholders and the premium to be explored with the EPB common unitholders.

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        At each of the meetings, Mr. Kinder and the independent directors discussed that, if the independent directors were to proceed with exploring the proposed transaction, (i) any such transaction would be reviewed and subject to approval by the EPGP conflicts committee and the KMGP conflicts committee, in accordance with the procedures set forth in the respective partnership agreements of EPB and KMP, and by the independent members of the KMR board, (ii) the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board (who are the same individuals who comprise the KMGP conflicts committee) would retain independent legal and financial advisors of their choosing to evaluate the proposed transactions, (iii) Messrs. Kinder and Kean would recuse themselves from any deliberations at the KMGP board, KMR board and, together with Mr. Martin, from any deliberations at the EPGP board, in each case due to their affiliation with KMI, and (iv) members of senior management of KMI would represent KMI in any negotiations, but would provide access to information that the EPGP conflicts committee, the KMGP conflicts committee and the independent members of the KMR board and their respective advisors would need to evaluate the proposed transactions and be available to answer diligence requests and questions they might have in connection with the proposed transactions. Mr. Kinder also discussed with the independent members of the KMGP board, the KMR board and the EPGP board that given the large stock component of the Transactions and the desire to ensure continuity as the entities were combined, KMI would be willing to increase the size of its board of directors, subject to KMI's nominations process, so that all of the independent members of the KMGP board, the KMR board and the EPGP board would be able to continue to participate in the governance of the combined company if they deemed it desirable to the unaffiliated equityholders of KMP, KMR and EPB (as applicable).

        At the conclusion of the respective meetings on July 17, after discussion, each of the KMGP board, the EPGP board and the KMR board delegated authority to evaluate the proposed Transactions to the KMGP conflicts committee, in the case of KMP, Messrs. Kuehn, Reichstetter and Smith, in the case of EPB and the KMR special committee, in the case of KMR. In the case of EPGP, the formal resolutions forming and delegating authority to the EPGP conflicts committee (consistent with the motions approved by the EPGP board on July 17, 2014) were adopted on July 22, 2014 and provided the EPGP conflicts committee the authority to, among other things, (i) review and evaluate the terms of the proposed transactions on behalf of the unaffiliated EPB unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed EPB transaction, (iii) determine whether or not to approve and recommend for approval to the EPGP board the proposed EPB transaction, (iv) make any recommendation to the unaffiliated EPB unitholders regarding what action, if any, should be taken by the unaffiliated EPB unitholders with respect to the proposed EPB transaction and (v) retain independent professional advisors. The formal resolutions forming and delegating authority to the EPGP conflicts committee did not provide the EPGP conflicts committee the authority to review and evaluate, negotiate, approve or make any recommendation to the unaffiliated EPB unitholders regarding any potential alternative transactions to the EPB merger. Therefore, the EPGP conflicts committee considered the proposed transaction against remaining a publicly traded MLP whose general partner interest is owned by KMI, but did not consider other strategic alternatives. In the case of KMGP and KMR, the formal resolutions forming and delegating authority to the KMGP conflicts committee and the KMR special committee (in each case consistent with the motions approved by the KMGP board and the KMR board on July 17, 2014) were adopted on August 9, 2014 and provided each of the KMGP conflicts committee and the KMR special committee the authority to, among other things, with respect to KMP and KMR, respectively, (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed KMP/KMR transactions, (ii) make such investigations of potential alternatives to the proposed KMP/KMR transactions only among KMI, KMR, KMP, KMGP, EPB or their affiliates, including maintaining the status quo, as the applicable committee deemed necessary or appropriate, (iii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed KMP/KMR transactions, (iv) determine whether to give or withhold the committee's approval of the proposed KMP/KMR transactions, (v) determine whether to make a recommendation to the respective boards

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whether to approve the proposed KMP/KMR transactions and (vi) retain independent professional advisors. We sometimes refer collectively to the KMGP conflicts committee and the KMR special committee as the "KMGP/KMR committee" for ease of reference.

        Later on July 17, 2014, on behalf of the EPGP conflicts committee, Mr. Smith contacted Vinson & Elkins L.L.P., which we refer to as "Vinson & Elkins," to discuss engaging Vinson & Elkins, given its extensive experience in public company merger transactions and master limited partnership, or "MLP," transactions, to represent the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. At the request of the EPGP conflicts committee, Mr. Reichstetter contacted Tudor, Pickering, Holt & Co. Securities, Inc., which we refer to as "TPH," to discuss engaging TPH, given its extensive experience in public company merger transactions and MLP transactions, as financial advisor to the EPGP conflicts committee, upon its formation, in connection with the proposed EPB merger. The EPGP conflicts committee entered into engagement letters with each of Vinson & Elkins and TPH on July 25, 2014 and July 30, 2014, respectively, in each case after reviewing and discussing each firm's historical relationships with KMI and its affiliates, and negotiating acceptable engagement letters.

        In addition, on July 17, 2014, Mr. Hultquist, on behalf of the KMGP/KMR committee, contacted Jefferies to discuss engaging Jefferies with respect to the proposed Transactions, and requested that Jefferies prepare a presentation of Jefferies' qualifications to be given at an in-person meeting with each of the members of the KMGP/KMR committee present. Mr. Hultquist later contacted Baker Botts L.L.P., which we refer to as "Baker Botts," to discuss engaging Baker Botts, given its knowledge and experience with respect to public merger and acquisition transactions, MLPs and KMP and KMR particularly in having acted as legal advisors to committees of the KMGP and KMR boards in prior drop-down transactions, as well as Baker Botts' substantial experience advising MLPs and other companies with respect to transactions similar to the proposed Transactions. An engagement letter detailing the terms of Baker Botts' engagement was entered on August 7, 2014.

        Also on July 17, 2014, KMI management provided representatives of TPH with projections regarding KMP, KMR and EPB on a standalone basis and the pro forma combined company, as well as an analysis of the proposed transactions prepared by Barclays Capital.

        On July 18, 2014, Mr. Sanders and representatives of TPH and Vinson & Elkins participated in a conference call to discuss the proposed economic and tax structure of the proposed EPB merger.

        On July 19, 2014, the EPGP conflicts committee also engaged Richards, Layton & Finger, P.A., which we refer to as "Richards Layton," as Delaware counsel.

        On July 20, 2014, KMI entered into a confidentiality agreement with EPB and on July 21, 2014, KMI entered into a confidentiality agreement with KMP and KMR. Each of the confidentiality agreements contained customary provisions for the confidentiality of discussions and the exchange of information. Neither of the confidentiality agreements contained standstill provisions.

        On July 21, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Prior to Jefferies joining the meeting, the KMGP/KMR committee and Baker Botts discussed the terms of the proposed Transactions and the potential benefits of the proposed Transactions, including the lower cost of capital on a pro forma basis as compared to KMP on a standalone basis, the increased ability to pursue acquisitions and higher distribution growth of the combined entity, as well as better distribution coverage for the combined entity. The KMGP/KMR committee and Baker Botts also discussed potential negative impacts of the proposed Transactions, including the tax effects on KMP unitholders. The KMGP/KMR committee and Baker Botts discussed the respective duties of the KMGP/KMR committee with respect to the proposed Transactions and the equity ownership of each of the members of the KMGP/KMR committee in KMI, KMP and KMR. Following such discussion, representatives of Jefferies joined the meeting and discussed Jefferies' experience and qualifications, including with respect to public merger and acquisition transactions, MLPs, KMP's industry generally, and KMP and KMR particularly, as well as its substantial experience advising MLPs

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and other companies with respect to transactions similar to the proposed transactions. The representatives of Jefferies also noted that Jefferies had not been engaged by KMI, KMP, KMR, EPB or any of their affiliates in the past three years and had no historical M&A or capital markets revenue from or credit exposure to any of them. After Jefferies left the meeting, the KMGP/KMR committee and Baker Botts discussed the qualifications, experience and reputation of Jefferies and another potential financial advisor that had advised the KMGP/KMR committee in prior drop-down transactions, and the KMGP/KMR committee then determined to retain Jefferies as its financial advisor, subject to negotiation of a formal engagement letter with Jefferies. During the course of the negotiation of the Jefferies engagement letter, Jefferies informed the KMGP/KMR committee that a member of the Jefferies team held less than 500 shares of KMI common stock in an investment account managed by a third party. Later in the day on July 21, the KMGP/KMR committee also engaged Morris, Nichols, Arsht & Tunnell LLP as Delaware counsel, which we refer to as "Morris Nichols." An engagement letter detailing the terms of Morris Nichols' engagement was entered into on August 4, 2014.

        Also on July 21, 2014, members of senior management of KMI, including Messrs. Kean, DeVeau and Sanders and Ms. Dang as well as representatives of Barclays Capital, met with representatives of TPH and Vinson & Elkins to make a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB, during which the parties discussed key assumptions underlying management's projections for the standalone companies. Following the diligence session, representatives from Vinson & Elkins met with Messrs. Kuehn, Reichstetter and Smith to review the substance of the diligence session and discuss other procedural matters, including the scope of the authority to be delegated to the EPGP conflicts committee.

        In addition, later that evening on July 21, 2014, after discussions with members of KMI senior management and representatives of Bracewell & Giuliani LLP (counsel to KMI), representatives of Weil, Gotshal & Manges LLP, counsel to KMI and which we refer to as "Weil," sent a draft merger agreement to each of Vinson & Elkins and Baker Botts. The draft merger agreements provided for a mix of cash and stock consideration in the case of EPB and KMP (with no ability to elect between cash and stock consideration) and 100% stock consideration in the case of KMR. In addition, the draft merger agreements provided that for KMI each transaction would be cross-conditioned upon the others and provided for a termination fee of 3.5% of the equity value of KMP, KMR or EPB payable by such entity under specified circumstances and a termination fee of 1.5% of the equity value payable by KMI under specified circumstances. The termination fees would be payable by KMP, KMR and EPB in the event of termination following a change in recommendation or in certain cases where an alternative transaction was consummated within 12 months of termination. The termination fee payable by KMI would be payable only in the event of termination following a change in recommendation by the KMI board. The draft merger agreements included customary "no shop" provisions applicable to KMP, KMR and EPB, but did not include a "no shop" provision applicable to KMI.

        On July 22, 2014, members of senior management of KMI as well as representatives of Barclays Capital had a conference call with representatives of Jefferies and Baker Botts to discuss the structure of the proposed transactions and their economic terms.

        Also on July 22, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton, to discuss matters related to the proposed EPB merger, including the scope of authority delegated to the EPGP conflicts committee, the terms of the draft EPB merger agreement, the status of the financial diligence and analysis being conducted by TPH, certain economic and tax aspects of the proposed EPB merger and various process matters. Among other items, the EPGP conflicts committee reviewed and discussed information regarding prior relationships between TPH and Vinson & Elkins, as the case may be, and KMI and its affiliates, as well as information regarding personal ownership interests of the TPH representatives advising on the EPB merger in KMI and its affiliates, and determined that the prior relationships and personal ownership interests did not result in a conflict of interest that would result in the inability of either Vinson & Elkins or TPH to

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serve effectively as independent advisors to the EPGP conflicts committee. The EPGP conflicts committee members also disclosed to each other their respective personal ownership of equity interests in KMI and its affiliates.

        On July 23, 2014, members of senior management of KMI together with representatives of Barclays Capital had separate discussions with representatives of Jefferies and TPH regarding financial due diligence matters.

        On July 24, 2014, members of senior management of KMI as well as representatives of Barclays Capital and Citi, including Messrs. Kean, DeVeau and Sanders and Ms. Dang, met with Mr. Hultquist and representatives of Jefferies and Baker Botts to give a presentation with respect to the assets, business plan, growth projects and outlook for KMI, KMP and EPB.

        Also on July 24, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. The EPGP conflicts committee and its advisors discussed the financial aspects of the proposed EPB merger and certain aspects of TPH's preliminary views with respect to the proposed EPB merger, which TPH indicated it would be able to present in more detail at the next meeting of the EPGP conflicts committee, scheduled for July 30, 2014. The EPGP conflicts committee members, together with their advisors, discussed, among other things, the EPGP conflicts committee members' view that the benefits of the proposed EPB merger would largely depend on assumptions regarding the growth rate, credit rating and trading yield of the combined company, and also discussed certain challenges and considerations in evaluating the proposed EPB merger, including (i) uncertainty as to how the market would view KMI, on a pro forma basis for the Transactions, given the lack of clearly comparable companies and the broad range of companies that shared some, but not all, of the key characteristics of the combined company from an investment perspective, such as growth rate, dividend profile and asset class, (ii) the taxable nature of the EPB merger to EPB unitholders, combined with the fact that a substantial majority of the merger consideration was anticipated to be paid in KMI common stock, resulting in the EPB merger being comparable to both a cash merger (in which valuation analysis focuses on the value of the consideration being received at a point in time) and a stock merger (in which valuation analysis also focuses on the value of the consideration being received over time), (iii) the fact that the tax consequences of the EPB merger would vary among the EPB unitholders, depending, among other things, on their individual tax characteristics and how long they had owned EPB common units, (iv) challenges facing EPB as a standalone company, specifically its limited expected growth prospects and recontracting risk associated with contract expirations on certain of its pipelines, (v) the fact that, because KMI had indicated it did not wish to consider a sale of its interest in EPB to a third party, EPB had limited strategic alternatives to operating as a standalone company and (vi) the difficulty in projecting the appropriate cost of capital for KMI on a pro forma basis for the Transactions, which would be affected by its credit rating, its trading yield, the methods by which it determined to finance growth and, potentially, external factors such as changes in interest rates. After further discussion, the EPGP conflicts committee members requested that TPH focus on these and other issues as it proceeded with its financial analysis of the EPB merger.

        Also at the July 24 meeting, representatives from Richards Layton reviewed with the members of the EPGP conflicts committee their duties under the EPB partnership agreement. The EPGP conflicts committee also reviewed and discussed information regarding current and prior relationships between Richards Layton and KMI and its affiliates, and determined that such relationships did not result in a conflict of interest that would result in Richards Layton not being able to serve effectively as independent advisors to the EPGP conflicts committee.

        The EPGP conflicts committee members also discussed the terms of the EPB merger agreement that Weil had distributed to Vinson & Elkins and the key issues reflected in or raised by the draft, including (i) KMI's ownership of approximately 40% of the EPB common units, and the implications with respect thereto on the appropriateness of a "force the vote" provision, as reflected in the initial draft, or a simple majority approval requirement for the EPB merger, (ii) the embedded optionality at

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KMI and KMP because their equityholders would also be entitled to vote on the Transactions, (iii) the need for the EPGP conflicts committee to have the ability to change its recommendation, which had been restricted to situations in which there was a "superior proposal" in the initial draft EPB merger agreement, including in the event that the EPGP board approved changes to the proposed EPB merger without the EPGP conflicts committee's consent, (iv) the appropriate remedies in the event the EPGP conflicts committee were to change its recommendation or the EPGP board were to determine to pursue an alternative transaction, compared to the termination fees of 3.5% and 1.5% of equity value, respectively, proposed by KMI, (v) the need for the Transactions to close concurrently and be cross-conditioned on each other, which was inconsistent with KMI's initial proposal that completion of the other mergers only be a condition to KMI's (and not EPB's) obligations to complete the proposed EPB merger and (vi) the need to restrict the ability of the EPGP board or KMI to change the composition of the EPGP conflicts committee or otherwise take actions without the EPGP conflicts committee's consent, which had not been addressed in the initial draft EPB merger agreement.

        After discussion among the EPGP conflicts committee members and its advisors, including as to the benefits and detriments of negotiating any issues in the EPB merger agreement prior to reaching agreement with KMI on the economic terms of the proposed EPB merger, the EPGP conflicts committee instructed its legal advisors to prepare a revised merger agreement providing, among other things, that (i) the completion of the KMP merger and KMR merger would be a mutual closing condition, (ii) the "force the vote" construct would be acceptable, but there would be a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger, (iii) the EPGP conflicts committee would have the right to the extent necessary to meet its obligations to change its recommendation of the proposed EPB merger with no termination fee or other costs payable by EPB, (iv) the full EPGP board, in addition to the EPGP conflicts committee, would make a recommendation to the EPB unitholders regarding the proposed EPB merger, (v) there would be restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement and (vi) the EPGP board would be required to provide the EPGP conflicts committee with advance notice of any potential amendment, waiver or decision under the EPB merger agreement and give the EPGP conflicts committee an opportunity to make a recommendation to the EPGP board with respect thereto. The EPGP conflicts committee authorized Vinson & Elkins to revise the EPB merger agreement accordingly and circulate a draft to KMI and its advisors, but (i) to reserve comment in the draft with respect to matters subject to ongoing legal and financial diligence and (ii) to indicate to KMI and its advisors that the EPGP conflicts committee had not yet determined whether a transaction was acceptable on any economic terms, and that the economic terms of any negotiated transaction may result in changes to the EPGP conflicts committee's positions with respect to the EPB merger agreement.

        On the night of July 24, 2014, representatives of Vinson & Elkins sent a revised draft merger agreement to Weil in accordance with the EPGP conflicts committee's instructions.

        On July 25, 2014, Mr. Sanders had a discussion with representatives of Jefferies regarding the other alternatives that were considered by the KMI board (as described in more detail above).

        Also on July 25, 2014, members of senior management of KMI had a discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On July 25, 2014, the KMGP/KMR committee met with representatives of Baker Botts to discuss the terms of the draft merger agreements previously distributed by Weil. Baker Botts noted that it had engaged in discussions with counsel for KMI with regard to potential alternative tax-free structures.

        On July 28, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Morris Nichols to discuss proposed revisions to the KMP merger agreement made by Baker Botts and, after review with the members of the KMGP conflicts committee, Baker Botts sent a revised draft of the KMP merger agreement to Weil, which, among other things, included more expansive representations and warranties and interim operating covenants applicable to KMI, a requirement that a majority of

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the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, a "no shop" covenant applicable to KMI in addition to KMP, a requirement that certain directors of KMI sign a support agreement, a limit on KMI's ability to revoke or diminish the authority of the KMGP/KMR committee and a provision that the termination fees payable by either KMP or KMI should be the same amount and payable only in the event of entering into an alternative transaction within 12 months of terminating the merger agreement under certain circumstances.

        On July 28, 2014, Weil distributed to Vinson & Elkins a revised draft of the EPB merger agreement.

        On July 29, 2014, representatives of Weil and Baker Botts had a conference call to discuss the changes proposed in the revised draft of the KMP merger agreement sent by Baker Botts on July 28, in which Weil relayed KMI's position that KMI would not agree to the proposed changes to the interim operating covenant limiting KMI's operations prior to closing other than with respect to operating in the ordinary course, the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreement, the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority or the KMGP/KMR committee's revised termination fee structure. Weil noted that KMI would be willing to accept certain of the proposed changes to the representations and warranties and agree to a "no shop" covenant applicable to KMI and that Mr. Kinder would be willing to enter into a support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting if such obligation would fall away in the event of an adverse KMI board recommendation.

        Later in the evening of July 29, Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing substantially similar changes as proposed in the revised draft of the KMP merger agreement sent by Baker Botts to Weil on July 28.

        On July 30, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts reviewed with the KMGP/KMR committee the matters discussed with Weil during the July 29 discussion. Baker Botts and Morris Nichols then discussed the duties of the KMGP/KMR committee under the KMP partnership agreement and the KMR limited liability company agreement. Baker Botts and Morris Nichols also discussed the issues presented by Messrs. Gardner, Hultquist and Waughtal serving on each of the KMGP conflicts committee and the KMR special committee and having the same advisors for each committee. Baker Botts noted that, as the KMGP conflicts committee, Messrs. Gardner, Hultquist and Waughtal would make a determination with respect to the Transactions as to the interests of the KMP unitholders, and, as the KMR special committee, Messrs. Gardner, Hultquist and Waughtal would separately make a determination with respect to the Transactions as to the interests of the KMR shareholders. The KMGP/KMR committee discussed the interests of the KMP unitholders and the KMR shareholders, and, in this regard, noted that the KMI proposal included the same effective exchange ratio for KMP and KMR and discussed the common interests of KMP unitholders and KMR shareholders, including that (i) KMP common units and KMR shares had a long history of trading in parallel, recently within a tight trading range, and (ii) the economic interests and pro rata ownership of the underlying assets, liabilities and net worth of KMP were the same because KMR's only material assets are KMP i-units. The KMGP/KMR committee also discussed the different interests of the KMP unitholders and KMR shareholders, including (i) the historical and current trading discount of KMR shares to KMP common units and the resulting merger premium difference as a result of the KMI proposal having the same effective exchange ratio for KMP and KMR, (ii) that the KMP merger would be a taxable transaction for KMP unitholders who had historically received partially or wholly non-taxable cash distributions, depending upon the individual situation of the unitholder, and the KMR merger would not be a taxable transaction for KMR shareholders, (iii) the entity-level tax treatment of KMP and KMR on a historical basis and of KMI going forward, (iv) the different cash/stock consideration mix for KMP unitholders and KMR shareholders and (v) the differences in the economic and legal attributes of KMP common units and KMR shares, including with respect to distributions. The KMGP/KMR committee discussed

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potential alternative approval structures including the appointment of additional directors to serve on either committee. In addition to the above, the KMGP/KMR committee discussed issues presented by alternative approval structures and hiring separate advisors for each committee, including (i) that the appointment of new directors, who would have less, if any, familiarity with the business of KMP or KMR and the issues giving rise to the proposed Transactions, would not better serve the interests of either entity or their respective equity holders, and (ii) the potential that a delay caused by identifying and appointing additional directors and hiring additional advisors could increase the risk of subsequent disparate trading prices of the four equity securities involved, which in each case could materially jeopardize the approval process and be a material detriment to the receipt by the unaffiliated KMP unitholders and KMR shareholders of the substantial benefits of the proposed Transactions.

        Following such discussion, Jefferies provided a presentation to the KMGP/KMR committee, which included a discussion of the benefits of the proposed Transactions, including, among others, (i) the simplification of the Kinder Morgan organizational structure, (ii) the lower cost of capital of the combined entity and the resulting ability to fund acquisitions and capital expenditures necessary to grow dividends of the combined entity and (iii) the higher projected dividend growth and stronger coverage ratio of the combined entity as compared to KMP on a stand-alone basis. Jefferies discussed various other matters with the KMGP/KMR committee, including (i) the potential tax implications of the proposed Transactions, (ii) the different premiums reflected in the proposed merger consideration for the various transaction parties as a result of recent trading prices, (iii) risks associated with sustaining the projected dividend growth of the combined entity and (iv) the near-term dilution for KMP unitholders and KMR shareholders. The KMGP/KMR committee discussed with Baker Botts and Jefferies the tax treatment of the KMP merger and potential alternative structures. Following such discussion, the KMGP/KMR committee directed Baker Botts and Jefferies to further review the tax implications of the proposed Transactions and consider potential alternative tax structures. Jefferies then discussed the financial projections and the pro forma trading analysis provided by KMI and reviewed the discussions Jefferies had engaged in with KMI management regarding such projections and analyses and the operations and assets and the planned capital program of the various entities. Jefferies then provided a presentation of its financial analyses performed to date, including (i) an implied premium analysis, (ii) a historical trading volume and price analysis, (iii) a review of analyst projections, (iv) an analysis of the historical trading discount of KMR shares relative to KMP common units, (v) a comparable company yield analysis, (vi) a discounted cash flow analysis, (vii) a historical exchange ratio analysis, (viii) a premiums paid analysis and (ix) an analysis of weighted average cost of capital. The KMGP/KMR committee also discussed with its advisors the relative ownership of KMP and KMR equity holders in the pro forma entity.

        The KMGP/KMR committee then engaged in a discussion with its advisors regarding making a counterproposal to KMI requesting additional merger consideration payable to KMP unitholders and KMR shareholders. Following such discussion, the KMGP/KMR committee directed Mr. Hultquist and Mr. Peter Bowden of Jefferies to meet with representatives of KMI to propose that (i) KMI increase the KMP and KMR merger consideration to $11.77 in cash (which represented a $1.00 increase to the cash consideration offered by KMI on July 17) and an exchange ratio of 2.162 for each KMP common unit (with an equivalent all-stock offer of 2.4813 shares of KMI common stock for each KMR share), (ii) the 2.162 exchange ratio be fixed as of that date and not adjusted on the basis of fluctuations in the trading values of any of the relevant entities during the period preceding the execution of definitive agreements with respect to the proposed Transactions, (iii) KMP unitholders be given a choice to elect between all stock consideration, all cash consideration and a mix of cash and stock consideration and (iv) the KMGP/KMR committee would be willing to accept such revised merger consideration subject to any changes to the EPB merger consideration. The KMGP/KMR committee's decision to propose an increase in the cash consideration payable in the KMP merger and to propose that each KMP unitholder could elect to receive all cash or all KMI stock or a combination of cash and stock as determined by the unitholder, was specifically to provide KMP unitholders the option of electing additional cash consideration to satisfy tax obligations resulting from the KMP merger, as well as to

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improve the overall consideration payable in the Transactions for both KMP unitholders and KMR shareholders. In determining to propose such increases and determining the amount of increases to be proposed, the KMGP/KMR committee considered the anticipated tax treatment and estimated tax obligations of KMP unitholders, the additional benefit to both KMP unitholders and KMR shareholders of the increased consideration, the elimination of incentive distributions, the impact on the balance sheet of the combined company of an increase in the cash consideration payable in the Transaction, and that the initial KMI proposal was attractive in light of the various issues facing KMP, including with respect to the burden on its cost of capital due to incentive distributions, and was within a reasonable range of valuation as portrayed by the information and analyses provided by Jefferies. Following such discussion, representatives of Jefferies left the room and the KMGP/KMR committee discussed with Baker Botts and Morris Nichols issues relating to the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures.

        Following the KMGP/KMR committee meeting on July 30, Messrs. Hultquist and Bowden met with Mr. Dax Sanders, Vice President of Corporate Development for KMI, and proposed the changes discussed at the KMGP/KMR committee meeting earlier that day.

        Also on July 30, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. At the meeting, representatives of TPH reviewed with the EPGP conflicts committee members the preliminary financial analysis together with supplementary materials that had been completed by TPH with respect to the proposed EPB merger, and circulated to the EPGP conflicts committee members prior to the meeting, which included (i) a comparable companies multiples analysis with respect to both EPB on a standalone basis and KMI on a pro forma basis for the Transactions, (ii) a comparable transaction analysis, (iii) a discounted cash flow analysis, (iv) a present value of future share price analysis, (v) a relative contribution analysis, (vi) a premiums paid analysis and (vii) an analysis of the pro forma financial impacts of the EPB merger and the Transactions. The EPGP conflicts committee members discussed the assumptions underlying the analyses and the basis therefor with their advisors, including (i) the companies selected as comparable to EPB and pro forma KMI, and the reasons for their selection, as well as the EPGP conflicts committee's view that each of the companies selected was distinguishable from the pro forma combined company in ways that could be material to the analysis, (ii) the transactions selected as comparable to the EPB merger, and the fact that the unique aspects of the proposed transactions resulted in a set of comparable transactions that were each distinguishable at least to some extent from the proposed EPB merger and (iii) the assumptions utilized by TPH in determining EPB's and the combined company's costs of capital.

        TPH also reviewed with the EPGP conflicts committee members, at their request, their discussions with KMI management regarding the standalone financial projections for EPB, KMP and KMI and the pro forma financial projections for KMI. Among other things, TPH indicated that KMI management had confirmed the same financial projections had been shared with each of KMP and KMR, and that such projections were substantially the same as those provided to the rating agencies by KMI as it conducted diligence on the likely credit ratings that would be assigned to the pro forma combined company. The EPGP conflicts committee members discussed at length the importance of the pro forma financial projections in evaluating the benefits of the proposed EPB merger, and the necessity of fully understanding the assumptions underlying such projections.

        Also during this meeting, representatives from Vinson & Elkins updated the EPGP conflicts committee regarding its negotiations with Weil regarding the EPB merger agreement and the outstanding key issues in the revised draft that Weil had distributed to Vinson & Elkins, which included, among other things, (i) the completion of the KMP merger and KMR merger as a mutual closing condition (to which KMI had agreed), (ii) a "majority of the unaffiliated votes cast" threshold for the EPB unitholder approval of the proposed EPB merger (which KMI had rejected and indicated that it was not willing to proceed with a transaction that included such a requirement) and a voting agreement by Mr. Kinder with respect to the KMI stockholder approvals (to which KMI and

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Mr. Kinder had agreed), (iii) the EPGP conflicts committee's right to change its recommendation with respect to the proposed EPB merger to the extent necessary to meet its obligations under the EPB partnership agreement or applicable law (to which KMI had agreed), with no termination fee or other costs payable by EPB (which KMI had rejected), including in the event the EPB merger agreement were amended or waived (which KMI had rejected) and (iv) restrictions on the ability of KMI and EPGP to alter the composition of the EPGP conflicts committee prior to the termination of the EPB merger agreement (which KMI had rejected). After discussion, the EPGP conflicts committee determined that each of the issues discussed that had been rejected by KMI was important to EPB and that the EPGP conflicts committee was not prepared to concede to any of such issues. The EPGP conflicts committee instructed its advisors to prepare a revised draft of the EPB merger agreement and to negotiate its terms consistent with those instructions.

        In the afternoon of July 30, 2014, representatives of Vinson & Elkins and members of senior management of KMI also had a due diligence call regarding certain regulatory and litigation matters, including derivative claims that had been filed on behalf of EPB.

        Later that day, representatives of Weil sent a revised draft of the KMP merger agreement to Baker Botts, which implemented the changes discussed between representatives of Weil and Baker Botts on July 29. In addition, the revised draft provided for a termination fee equal to 3.5% of the equity value of KMP payable by KMP to KMI and an unspecified termination fee payable by KMI to KMP in certain circumstances through a waiver of a portion of KMGP's incentive distributions in light of certain tax requirements that a certain percentage of KMP's gross income be treated as "qualifying income" for tax purposes.

        On July 31, 2014, the KMGP/KMR committee met with representatives of Baker Botts. The KMGP/KMR committee and Baker Botts discussed potential additional analyses to be performed by Jefferies, including with respect to projected trading prices of KMI common stock following the proposed Transactions and the relative credit profiles of KMP as a standalone company and KMI following the proposed Transactions. Baker Botts reviewed the revisions to the KMP merger agreement sent by Weil to Baker Botts on July 30. Following a discussion of such revisions, the KMGP/KMR committee directed Baker Botts to continue to negotiate with Weil with respect to (i) KMI's interim operating covenants, (ii) the requirement that a majority of the unitholders of KMP other than KMI and its affiliates vote in favor of the merger agreements, (iii) the limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority and (iv) the KMGP/KMR committee's prior proposal with respect to termination fees. The KMGP/KMR committee agreed to accept Mr. Kinder's proposal that the support agreement to vote his KMI common stock in favor of the proposals at the KMI stockholders' meeting would fall away in the event of an adverse KMI board recommendation.

        On July 31, 2014, Mr. Sanders communicated a revised proposal to Mr. Hultquist and representatives of Jefferies of $10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share, which represented KMI accepting the proposed increase to the overall amount of consideration as proposed by Mr. Hultquist on July 30th with the increase in total consideration coming in the form of additional KMI common stock instead of additional cash as had been requested by Mr. Hultquist on July 30th. The increase in total consideration was provided in the form of additional KMI common stock rather than additional cash to limit the amount of indebtedness KMI would need to raise to finance the Transactions. Mr. Sanders noted that KMI was willing to provide KMP unitholders with a choice to elect the form of consideration, subject to proration, and that there could be no assurance at such time as to what the maximum exchange ratio would be for the EPB merger.

        Later that day, Mr. Sanders spoke with Ronald Kuehn, a member of the EPGP conflicts committee, regarding the proposed Transactions and the status of negotiations with the EPGP conflicts committee, the KMGP conflicts committee and the KMR special committee. Mr. Sanders advised Mr. Kuehn that he expected that the most recent proposed exchange ratio from KMP would be an

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exchange ratio that management would recommend to the KMI board for approval. Mr. Sanders also informed Mr. Kuehn that KMI was focused on proceeding as quickly as possible with negotiations on the economic terms of the proposed EPB merger. Mr. Kuehn informed Mr. Sanders that the EPGP conflicts committee viewed the consideration payable to KMP unitholders and KMR shareholders as linked to the EPB consideration, given the nature of the Transactions, and indicated that he expected that the terms proposed by KMI for the EPB merger would be modified to reflect any agreement on a change in the premium agreed to between KMP or KMR and KMI. Mr. Kuehn reported that Mr. Sanders would not confirm the implications, if any, of the KMI/KMP negotiations on the proposed economic terms for the EPB merger, but that he would respond to Mr. Kuehn after he had discussed the matter internally.

        Later on July 31, 2014, Vinson & Elkins distributed a revised draft EPB merger agreement to Weil, which draft reflected the position of the EPGP conflicts committee as of the July 30, 2014 committee meeting, as well as a request for certain additional documents and conference calls to support legal due diligence of the proposed EPB merger.

        During the morning of August 1, 2014, the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. During the meeting, the members of the EPGP conflicts committee discussed Mr. Kuehn's conversation with Mr. Sanders the prior evening, as well as economic aspects of the proposed EPB merger and strategies with respect to the negotiation of the appropriate exchange ratio assuming the EPGP conflicts committee determined to proceed with the proposed EPB merger. The EPGP conflicts committee members also discussed outstanding diligence items and additional financial analysis that needed to be completed prior to negotiating an appropriate exchange ratio.

        On August 1, 2014, Messrs. Sanders and DeVeau discussed with Mr. Hultquist and representatives of Jefferies the timeline for the proposed Transactions and KMI's revised proposal to EPB based on the revised proposal made to KMP. Messrs. Sanders and DeVeau then spoke with Mr. Kuehn to provide him with additional details as to the status of KMI's negotiations with KMP and KMR, including that KMP had proposed an increase in the value of the merger consideration payable to KMP unitholders that would result in an implied premium of 12.5% to KMP unitholders based on the trading prices of KMP common units and KMI common stock on July 29, 2014. Messrs. Sanders and DeVeau also indicated to Mr. Kuehn that KMI would also modify the economic proposal to EPB to provide for an implied premium of 12.5% to EPB unitholders based on July 29, 2014 trading prices, such that EPB unitholders would receive $4.65 in cash and an exchange ratio of 0.9142 for each EPB common unit. Mr. Kuehn informed Messrs. Sanders and DeVeau that he would communicate the revised proposal to his fellow EPGP conflicts committee members and advisors.

        On August 1, 2014, representatives of Baker Botts sent a revised draft of the KMP merger agreement to Weil, which provided for, among other things, the requirement for approval of the KMP merger agreement by a majority of the KMP unitholders excluding KMI and its affiliates, additional representations and warranties of KMI, a limitation on KMI's ability to revoke or diminish the KMGP/KMR committee's authority, interim operating covenants applicable to KMI's operations between signing and closing and removal of the termination fees entirely (or, in the alternative, payment of termination fees in reciprocal circumstances). In addition, on that same day, representatives of Vinson & Elkins sent a revised draft EPB merger agreement to Weil, which provided for, among other things, the requirement that the EPB merger agreement be approved by a majority of the EPB unitholders excluding EPGP and its affiliates and the removal of any termination fee payable by EPB to KMI.

        In a series of two meetings on the evening of August 1, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss the terms of the revised KMI proposal, including the fact that, due to a larger relative decline in the trading price of EPB common units as compared to KMP common units and KMR common shares during the period from

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July 16, 2014 (the reference date for the initial KMI proposal) and July 29, 2014 (the reference date for the revised KMI proposal), the revised KMI proposal resulted in a decrease in the pro forma ownership of the combined company by the public EPB unitholders from 6.05% to 5.94%, and a decrease in the exchange ratio for the stock component of the merger consideration from 0.9337 of a share of KMI common stock for each EPB common unit to 0.9142 of a share of KMI common stock for each EPB common unit. The EPGP conflicts committee members authorized TPH to contact Mr. Sanders and indicate that the EPGP conflicts committee believed that the revised KMI proposal did not result in a comparable increase in the proposed value of the merger consideration payable to EPB unitholders, when compared to KMP unitholders, and that a comparable increase would result in an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit and $4.65 in cash for each EPB common unit, with the public EPB unitholders holding 6.12% of the combined company. On the night of August 1, 2014, representatives from TPH communicated this response to Mr. Sanders.

        Also on August 1, 2014, members of senior management of KMI had a supplemental discussion with representatives of TPH regarding tax aspects of the proposed EPB merger.

        On August 3, 2014, representatives of Baker Botts sent a revised draft of the KMR merger agreement to Weil implementing certain changes applicable solely to KMR, and noting that the changes made to the KMP agreement sent by Baker Botts to Weil on August 1 should be made to the KMR merger agreement.

        On the morning of August 4, 2014, the EPGP conflicts committee met with representatives of TPH, Vinson & Elkins and Richards Layton to discuss TPH's financial analysis with respect to the revised proposal made by KMI on August 1, which contained similar substantive financial analysis to the preliminary analysis presented on July 30, 2014. TPH led the discussion of the financial analysis and responded to a number of questions regarding the analysis. Following further discussion, the EPGP conflicts committee members, based in part upon the analysis, determined that, subject to further diligence of the growth prospects and expected trading yield, credit rating and cost of capital of the combined company, the proposed EPB merger could likely be economically advantageous to holders of EPB common units as compared to the status quo of continuing to operate as a stand-alone entity controlled by KMI. The EPGP conflicts committee members determined, however, to defer making any counterproposal until after a diligence session with KMI management on the forecasts for the combined company scheduled for that afternoon.

        Later on August 4, 2014, representatives of Weil and Baker Botts had a conference call in which Weil informed Baker Botts that KMI was not willing to proceed with a transaction that included a requirement that the KMP merger be approved by a majority of the KMP unitholders excluding KMI and its affiliates. Later that day, representatives of Weil sent Baker Botts and Vinson & Elkins revised merger agreements, both of which included a cash/stock election mechanism and limited each board's ability to change its recommendation to instances in which there was a "superior proposal" or an "intervening event" and limited the circumstances in which a termination fee would be payable to those instances in which change in recommendation had occurred due to a superior proposal (as opposed to an intervening event).

        Also on August 4, 2014, representatives of Jefferies met with senior management of KMI to discuss the projected tax implications of the proposed transaction and Jefferies requested additional information with respect to (i) KMI's step-up in basis for KMP's and EPB's assets as a result of the proposed Transactions, (ii) the projected tax depreciation resulting from the transaction as proposed (a taxable transaction to KMP and EPB unitholders) and that would result from a transaction that was non-taxable to KMP and EPB unitholders and (iii) the projected tax implications to KMP unitholders.

        On the afternoon of August 4, 2014, the EPGP conflicts committee met with Messrs. Kean, DeVeau and Sanders and Ms. Dang from KMI, as well as representatives from TPH and Vinson & Elkins, to review with KMI management certain key assumptions underlying management's projections

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for the combined company, including (i) the backlog of growth projects and expected timing thereof, (ii) the credit ratings and costs of capital of the combined company, (iii) the trading yield of the combined company and (iv) the expected growth rate of dividends and EBITDA of the combined company. During and following the presentation, the EPGP conflicts committee members and their representatives asked questions of the KMI representatives regarding these assumptions. During the diligence session, Mr. Sanders also confirmed for the EPGP conflicts committee members that there had been no change in the economic terms proposed by KMI to either KMP or KMR since the revised proposal made to the EPGP conflicts committee on August 1.

        Following the conclusion of the diligence session, the EPGP conflicts committee met, together with representatives from TPH and Vinson & Elkins, to discuss the substance of the diligence session, as well as the appropriate counterproposal to KMI. The EPGP conflicts committee members discussed their view of the assumptions underlying KMI management projections based upon the diligence completed by the EPGP conflicts committee and its advisors, including the immediately preceding session with KMI management, and their general agreement that the proposed EPB merger would be economically beneficial to holders of EPB common units compared to the status quo of continuing to operate as a standalone entity controlled by KMI. Vinson & Elkins also reviewed with the EPGP conflicts committee members certain key issues in the revised merger agreement received from Weil earlier that day, including that (i) the draft imposed restrictions on the ability of the EPGP conflicts committee to change its recommendation of the proposed EPB merger in circumstances in which there was not a superior proposal or intervening event, (ii) the draft permitted KMI to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) against the proposed EPB merger in the event the KMI board were to change its recommendation of the proposals related to the proposed EPB merger, (iii) EPB would be obligated to pay to KMI a termination fee in the event that the EPGP conflicts committee or EPGP board were to change its recommendation in connection with a superior proposal, (iv) the EPB merger would not be subject to the approval of holders of a majority of the EPB common units held by unaffiliated EPB unitholders that actually vote on the proposed EPB merger, as had been proposed by EPB and (v) KMI would have the ability to amend the KMP merger agreement or KMR merger agreement even in ways that affected the value of the EPB merger consideration.

        After discussion, the EPGP conflicts committee authorized the representatives from TPH and Vinson & Elkins to contact Mr. Sanders and representatives of Weil to deliver a counterproposal, with the following key terms: (i) each public EPB unitholder would receive 0.958 of a share of KMI common stock and $4.65 cash for each EPB common unit owned, which would represent an implied 12.5% premium using trading prices as of July 16, and a 17% premium using trading prices as of August 1; and (ii) four key issues in the EPB merger agreement were favorably resolved, including that (A) the EPGP conflicts committee would have an unfettered ability to change its recommendation of the proposed EPB merger if it determined the proposed EPB merger was no longer in the best interests of EPB, for any reason, and such a change in recommendation by the EPGP conflicts committee would invalidate and rescind any prior "Special Approval" of the EPB merger agreement and the EPB merger, (B) KMI agree to vote its EPB common units (representing approximately 40% of the outstanding EPB common units) in favor of the EPB merger in all circumstances, unless the EPGP conflicts committee or EPGP board changed its recommendation of the proposed EPB merger, (C) EPB would not be obligated to pay to KMI a termination fee for any reason, including a change in recommendation by the EPGP conflicts committee and (D) KMI would not be permitted to amend the KMP merger agreement or KMR merger agreement in ways that affected the value of the EPB merger consideration, without the consent of the EPGP board. If these issues were favorably resolved, the EPGP conflicts committee indicated it could accept the inclusion of the "force the vote" construct and the removal of the "majority of the unaffiliated votes cast" condition.

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        On the evening of August 4, 2014, representatives from TPH contacted Mr. Sanders to communicate the terms of the counterproposal, which Mr. Sanders indicated would not be acceptable to KMI.

        On August 5, 2014, Mr. Sanders spoke with representatives of TPH and presented a revised proposal of $4.65 in cash and 0.9451 of a share of KMI common stock for each EPB common unit, as KMI's best and final offer and noted that the revised proposal would need to be discussed with the KMGP conflicts committee, the KMR special committee and their advisors. Mr. Sanders also expressed that KMI would attempt to resolve each of the four key issues in the EPB merger agreement identified by EPB the prior evening in a manner satisfactory to the parties, but that he had not yet presented this revised proposal with respect to EPB to the KMGP conflicts committee.

        Following the call from Mr. Sanders, the EPGP conflicts committee members met with representatives from TPH, Vinson & Elkins and Richards Layton to discuss the terms of the counterproposal. After discussion as to the benefits of the proposed EPB merger to the unaffiliated EPB unitholders as compared to EPB remaining as a standalone company, and the EPGP conflicts committee members' view that it was extremely unlikely that KMI would agree to offer a higher implied premium to holders of EPB common units than KMP common units, the EPGP conflicts committee concluded that the economic terms of the counterproposal were acceptable, subject to (i) confirmation of the economic and legal terms of the KMP merger and KMR merger and (ii) finalization of the transaction documents in a manner acceptable to the EPGP conflicts committee and consistent with the positions relayed to KMI the prior evening.

        After discussion with the EPGP conflicts committee, representatives of TPH called Mr. Sanders to confirm that KMI's revised proposal was acceptable to the EPGP conflicts committee assuming the proposal for KMP and KMR was finalized on the terms previously discussed ($10.77 in cash and an exchange ratio of 2.1889 for each KMP common unit and a corresponding exchange ratio of 2.4787 for each KMR share) and that the terms of the merger agreement were satisfactorily finalized. Mr. Sanders then spoke with representatives of Jefferies to update them on the status of discussions with the EPGP conflicts committee.

        Following the discussion between Mr. Sanders and Jefferies, the KMGP/KMR committee met with Baker Botts and Jefferies to discuss the revised EPB merger consideration. Jefferies discussed the relative ownership of KMP, KMR and EPB equity holders in the pro forma entity based on the revised EPB merger consideration, and the KMGP/KMR committee determined that Messrs. Hultquist and Bowden would present a counterproposal to Mr. Sanders for $10.77 in cash and an exchange ratio of 2.1973 for each KMP common unit and a corresponding exchange ratio of 2.4891 for each KMR share, which would result in a percentage ownership in the pro forma entity for KMP and KMR equity holders equal to the ownership that would have resulted prior to the increase in the EPB merger consideration.

        Following the KMGP/KMR committee meeting, Mr. Bowden presented the revised proposal to Mr. Sanders, which KMI rejected. Mr. Hultquist then spoke with Messrs. Kinder and Sanders and insisted on an increase in the stock portion of the merger consideration in the KMP merger and the exchange ratio in the KMR merger in order for the KMGP/KMR committee to approve the transaction. The KMGP/KMR committee met again with representatives of Baker Botts and Jefferies to discuss Mr. Bowden's and Mr. Hultquist's conversations with representatives of KMI and determined to present a revised proposal which effectively split the difference between the prior agreed KMP and KMR merger consideration and the proposal relayed to KMI earlier in the day. Following such meeting, Mr. Bowden spoke with Mr. Sanders and proposed an exchange ratio of 2.1931 for the stock portion of the KMP merger consideration (with a corresponding increase in the KMR exchange ratio to 2.4849).

        Mr. Sanders then contacted representatives from TPH to communicate that KMI had agreed to an increase in the consideration to be received by KMP unitholders and KMR shareholders compared to

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the proposal made by KMI on August 1, specifically that KMP unitholders would receive 2.1931 shares of KMI stock and $10.77 in cash for each KMP common unit and KMR shareholders would receive 2.4849 shares of KMI common stock for each KMR listed share.

        In response to the update from Mr. Sanders, the EPGP conflicts committee met that evening with representatives from TPH, Vinson & Elkins and Richards Layton. TPH reviewed with the EPGP conflicts committee the effect of the modification to the terms of the KMP merger and KMR merger on the value of the consideration to be received by EPB unitholders, specifically that the pro forma ownership of former public EPB unitholders in the combined company would decrease slightly, but still equal, in both cases, approximately 6.12%, and that there would be a dilutive impact of approximately $4 million spread across all public EPB unitholders. The EPGP conflicts committee determined the modifications were immaterial and acceptable, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding. Members of senior management of KMI then spoke separately with Mr. Hultquist and representatives of Jefferies and the parties each confirmed that it was willing to proceed with a proposal of $10.77 in cash and an exchange ratio of 2.1931 for each KMP common unit and a corresponding exchange ratio of 2.4849 for each KMR share, subject to satisfactorily finalizing the merger agreement and completing the due diligence items that remained outstanding.

        On August 5, 2014, representatives of Baker Botts had a due diligence call with members of KMI senior management regarding certain legal matters.

        On August 6, 2014, representatives of Vinson & Elkins had a due diligence call with members of KMI senior management and representatives of Weil regarding certain legal matters.

        On August 7, 2014, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Baker Botts provided a review of the then current terms of the KMP and KMR merger agreements, including certain improvements in the terms compared with the initial drafts distributed by Weil on July 21, and discussed the remaining open issues with respect to the merger agreements. Baker Botts also summarized its legal diligence review. Representatives of Baker Botts reviewed the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and the KMGP/KMR committee engaged in a discussion with respect thereto. The KMGP/KMR committee asked representatives of Baker Botts to discuss the tax aspects of the proposed Transactions, and representatives of Baker Botts reviewed the proposed tax treatment as well as possible alternative tax-free structures for the KMP merger and related matters. Jefferies then provided a presentation discussing the relative ownership of KMP, KMR and EPB in the combined entity based on the incremental changes in merger consideration, a relative contribution analysis, various other financial analyses and potential alternative transactions, including KMP acquiring KMI and EPB, KMP acquiring EPB, KMI providing incremental incentive distribution waivers in connection with KMP acquisitions, a permanent reset or elimination of incentive distributions, potential strategic alternatives regarding one of KMP's business units, and an equity investment in KMP by a third party. Jefferies also provided a comparable company yield analysis, a pro forma KMI yield analysis, an analysis of pro forma capital flexibility and a discounted cash flow analysis. At the prior request of the KMGP/KMR committee, Jefferies evaluated such strategic alternatives and performed various analyses using data supplied by KMI. Jefferies discussed the advantages involved with each alternative, including that (i) KMP's acquiring KMI and/or EPB would result in a simplified organizational structure and that an acquisition of KMI would remove the burden on KMP's cost of capital resulting from KMP's incentive distributions, (ii) a permanent reset or elimination of KMP's incentive distributions could be effected in a cash flow neutral manner in the short term and (iii) an equity investment in KMP by a third party might improve market confidence in KMP. In each case, however, Jefferies identified the significant difficulties involved and flaws associated with each alternative, including that (i) none of the alternatives would result in the significant tax savings from a stepped-up basis in the underlying assets and resulting increase in cash available for growth by acquisition and/or distributions to equity holders in the combined business that would be accomplished

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by the proposed Transactions, (ii) KMP's acquiring KMI and/or EPB would be highly dilutive to KMP unitholders, (iii) KMP's acquiring KMI would result in material tax inefficiencies, (iv) KMI's providing incremental incentive distribution waivers in connection with KMP acquisitions did not provide a long-term solution to KMP's cost of capital concerns, (v) the KMGP/KMR committee's belief that KMI would not be willing to effect a permanent reset or elimination of KMP's incentive distributions due to the significant long-term reduction in value to KMI's shareholders that would result, (vi) potential strategic alternatives involving KMP's CO2 business unit may not result in an acceptable valuation based on Jefferies' review of multiples for similar businesses, would not provide a long-term solution to KMP's cost of capital concerns, and could significantly impair KMP's cash available for distribution because investing the proceeds from the sale of such business unit into higher growth midstream acquisitions would likely require a much higher purchase multiple and a resultant loss in EBITDA, and (vii) a validating equity investment in KMP by a third party, which transactions are typically employed by distressed companies lacking efficient access to public equity markets or companies with higher funding costs than KMP, would not solve KMP's cost of capital concerns and could not likely be achieved on better terms than those available to KMP through ordinary course equity issuance in the public markets. The KMGP/KMR committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of KMP or KMR. Nevertheless, the KMGP/KMR committee discussed this limitation on its authority, as well as the substance and practicality of conducting an auction or soliciting interest from third parties. KMI had indicated that it was interested only in acquiring KMP common units and KMR shares it did not already own and that it was not interested in disposing of its controlling interest in KMP to a third party at such time. The KMGP/KMR committee determined that, because KMI indirectly controls KMP and KMR and that KMI was not interested in disposing of its interest, it was unrealistic to expect a third party acquisition proposal or offer, whether solicited or unsolicited, for the assets or control of KMP or KMR, and it was thus unlikely that the KMGP/KMR committee could conduct a meaningful auction for the acquisition of the assets or control of KMP or KMR and unlikely that any such auction, if conducted, would result in a material benefit for KMP unitholders or KMR shareholders. In addition, at the request of the KMGP/KMR committee and based on the guidance and pro forma tax information provided by KMI, Jefferies provided an analysis of pro forma KMI tax benefits and projected KMP unitholder tax implications.
        Between August 6, 2014 and August 9, 2014, representatives of Weil, Baker Botts, Vinson & Elkins and Richards Layton held multiple conference calls and negotiated and finalized the terms of the merger agreements, including with respect to conforming the terms of the KMR merger agreement to the agreed upon terms of the KMP merger agreement and related disclosure schedules and support agreement.

        On August 8, 2014, Weil also distributed to Vinson & Elkins drafts of the KMP merger agreement and KMR merger agreement, each of which were in near final form.

        On August 8, 2014, the KMGP/KMR committee and representatives of Baker Botts and Morris Nichols met with members of senior management of KMI and a representative of Weil for a due diligence session regarding certain litigation matters, including derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures, and financial matters. In addition, on August 8, 2014, representatives of TPH and Vinson & Elkins held a confirmatory bringdown due diligence session with members of senior management of KMI and representatives of Jefferies held a separate confirmatory bringdown due diligence session with members of senior management of KMI.

        Later in the day, the KMGP/KMR committee met with representatives of Baker Botts, Morris Nichols and Jefferies. Jefferies provided a presentation as to fairness and confirmed that Jefferies would deliver a written fairness opinion at the KMGP/KMR committee meeting to be held on August 9 to approve the KMP and KMR mergers. Baker Botts discussed remaining open issues with respect to the KMP and KMR merger agreements, including the amount of termination fees and limitations on EPB equity issuances between signing and closing of the mergers.

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        During the evening of August 8, Messrs. DeVeau and Hultquist discussed the proposed cap on EPB equity issuances between signing and closing of the proposed Transactions, after which discussions Mr. DeVeau relayed that KMI would accept the KMGP/KMR committee's proposed cap. In addition, the parties determined the final proposal resulting in the stock election, cash election and mixed election options for KMP and EPB by taking the existing proposals (in the case of KMP, $10.77 in cash and an exchange ratio of 2.1931 shares of KMI common stock for each KMP common unit and, in the case of EPB, $4.65 in cash and an exchange ratio of 0.9451 of a share of KMI common stock for each EPB common unit) and calculating the all-cash and all-stock value of such proposals based upon the July 16th closing price for KMI common stock, which was $36.91.

        On the evening of August 8, 2014, the members of the EPGP conflicts committee held a telephonic meeting, which was also attended by representatives from TPH, Vinson & Elkins and Richards Layton. TPH provided an update to the EPGP conflicts committee on TPH's financial analysis regarding the EPB merger and noted that, despite the change to the KMP and KMR consideration, the materials and financial analyses had no material changes since TPH's last financial presentation to the EPGP conflicts committee on August 4, 2014. Vinson & Elkins summarized the material terms of the EPB merger agreement, the KMP merger agreement, the KMR merger agreement and the support agreement. Representatives from Vinson & Elkins and Richards Layton also reviewed with the EPGP conflicts committee the legal due diligence that had been completed. The legal due diligence report included a discussion of the status and merits of various derivative claims that had been filed on behalf of EPB with respect to challenges to prior asset drop-down transactions between EPB and KMI and EPB and El Paso Corporation (prior to its acquisition by KMI). The discussion noted that the EPGP conflicts committee had considered that (i) the members of the EPGP conflicts committee, given their positions on the EPGP board and the EPGP conflicts committee, had extensive prior familiarity with the nature of the derivative claims and the underlying asset drop-down transactions and factual assertions on which the claims are based; (ii) favorable decisions had been rendered by the trial court in connection with two of the pending derivative actions (although it was noted that such decisions may be subject to appeal); (iii) the advisors to the EPGP conflicts committee had discussions with KMI management and in-house legal counsel for KMI with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iv) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to EPB that might be extinguished as a result of the EPB merger was not sufficiently material such that they would merit adjustments to the EPB merger consideration or otherwise affect the determinations made by the EPGP conflicts committee with respect to the EPB merger.

        On the morning of August 9, 2014, the members of the EPGP conflicts committee met with representatives from TPH, Vinson & Elkins and Richards Layton. Vinson & Elkins provided the EPGP conflicts committee with an update on the EPB merger agreement, the KMP merger agreement, KMR merger agreement and the support agreement, each of which included no material changes since the meeting of the EPGP conflicts committee on August 8, 2014. Also at this meeting, TPH delivered to the EPGP conflicts committee an oral opinion, confirmed by delivery of a written opinion dated August 9, 2014 following the execution of the EPB merger agreement, to the effect that, as of that date and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the EPB merger consideration to be received by the unaffiliated EPB unitholders is fair from a financial point of view to the unaffiliated EPB unitholders.

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        After discussion and deliberation, the EPGP conflicts committee unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and submit the EPB merger agreement to a vote of the EPB unitholders and (iii) resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        Later in the morning on August 9, 2014, the members of the EPGP board met with Mr. DeVeau and representatives from Vinson & Elkins. The EPGP conflicts committee provided a report to the full EPGP board as to its determinations. Based upon the EPGP conflicts committee's recommendations, the EPGP board unanimously (i) determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, (ii) approved the EPB merger agreement, the execution, delivery and performance of the EPB merger agreement and the transactions contemplated by the EPB merger agreement and (iii) resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        On August 9, 2014, Messrs. DeVeau and Hultquist met to discuss the provision in the KMP merger agreement providing for payment of any termination fee by KMI to KMP in the form of a reduction in future incentive distributions rather than cash. Mr. DeVeau explained that such provision was a result of the possible treatment of the fee as non-qualifying income for tax purposes, and Messrs. DeVeau and Hultquist agreed that such reduction would be effected over an eight-quarter period.

        On August 9, 2014, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies and determined to propose a mutual termination fee of 3.0% of equity value for each of KMI, KMP and KMR, with any KMI termination fee to be payable in the form of a reduction in future incentive distributions over an eight-quarter period. Representatives of Baker Botts called Weil to make such proposal, and representatives of Weil later confirmed that KMI was willing to accept such proposal.

        On August 9, 2014, the KMGP board and the KMR board (in each case with Messrs. Kinder and Kean participating) held special meetings, with representatives of KMI, Baker Botts and Jefferies present, and unanimously voted to adopt formal resolutions delegating authority to the KMGP/KMR committee with respect to the KMP merger and KMR merger as previously approved on July 17.

        Following the KMGP board and KMR board meeting, the KMGP/KMR committee met with representatives of Baker Botts and Jefferies. Representatives of Baker Botts reviewed the efforts made by the KMGP/KMR committee over the past month, including the substantive work and the processes followed. Representatives of Baker Botts noted that the KMGP/KMR committee had met frequently since the proposed terms were communicated to the KMGP/KMR committee. Representatives of Baker Botts also noted that all three KMGP/KMR committee members were present at substantially all of the KMGP/KMR committee meetings and that the KMGP/KMR committee members reviewed and thoroughly considered the relevant materials. Representatives of Baker Botts briefly reviewed the work conducted by the KMGP/KMR committee's advisors and noted that Jefferies stood ready to deliver its written fairness opinion. Mr. Hultquist summarized the extensive meetings held by the KMGP/KMR committee, and noted that the KMGP/KMR committee had examined the proposed Transactions in great depth and reviewed various documents prepared by Jefferies and Baker Botts. Mr. Hultquist noted that the members of the KMGP/KMR committee had, for a long time, considered the substantive issues that led to the original proposals being made by KMI and the discussions both publicly in the investment community and within the Kinder Morgan companies with respect to a combination of the Kinder Morgan companies in one form or another. Mr. Hultquist also noted the prior discussions between the KMGP/KMR committee and its advisors with respect to

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Messrs. Gardner, Hultquist and Waughtal serving on both the KMGP conflicts committee and the KMR special committee and potential alternative approval structures with respect to the proposed transactions, and reviewed the reasons the KMGP/KMR committee determined not to pursue such alternative approval structures.

        Mr. Bowden of Jefferies left the meeting and the KMGP/KMR committee discussed with Baker Botts the status and merits of the derivative claims that had been filed on behalf of KMP with respect to allocations of capital expenditures. The KMGP/KMR committee had considered, among other factors, that (i) Messrs. Gardner, Hultquist and Waughtal had extensive prior familiarity with the nature of the derivative claims and the underlying capital transactions and other factual assertions on which the claims are based from their service and work on the KMGP board and the KMR board; (ii) the KMGP/KMR committee had discussions with KMI management and counsel for KMI and the KMGP/KMR committee with respect to the status of and merits of the derivative lawsuits in connection with its review of the Transactions; and (iii) in light of the foregoing, the limited utility of any further third party analysis and/or valuation of the derivative claims was outweighed by the delay that such analysis would entail which could threaten the viability of the Transactions, and ultimately determined that the value of the claims to KMP that might be extinguished as a result of the KMP merger was not sufficiently material such that they would merit adjustments to the KMP merger consideration or otherwise affect the determinations made by the KMGP/KMR committee with respect to the KMP merger or the KMR merger. Following such discussion, Mr. Bowden rejoined the meeting. Mr. Hultquist then reviewed the principal reasons for the KMP and KMR mergers. Jefferies then delivered its written opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Jefferies as set forth in its opinion, the KMR merger consideration was fair, from a financial point of view, to the KMR shareholders (other than KMI and its affiliates (other than KMR)) and the KMP merger consideration was fair, from a financial point of view, to KMP unitholders (other than KMI and its affiliates (other than KMP)).

        The KMGP conflicts committee then unanimously (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, such approval constituting "Special Approval" as defined in the KMP partnership agreement, (iii) recommended that the KMGP board approve the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, submit the KMP merger agreement to a vote of limited partners of KMP and recommend approval of the KMP merger agreement by the limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following such determinations and approvals by the KMGP conflicts committee, the KMR special committee unanimously (i) determined that, in accordance with Section 5.7(c) of KMR's limited liability company agreement, the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) recommended that the KMR board approve the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, submit the KMR merger agreement to a vote of the KMR shareholders and recommend approval of the KMR merger agreement by the KMR shareholders and (v) recommended approval of the KMR merger agreement by the KMR shareholders. Section 5.7(c) of KMR's limited liability company agreement provides that a transaction between KMR and its affiliates is not void if the transaction is fair, taking into account the totality of the relationships between the parties involved,

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including other transactions between the parties, as determined in the sole discretion of the KMR board. For purposes of such determination, the KMR special committee considered, among other things, the various transactions contemplated between KMI, KMP, the KMP unitholders, KMR, the KMR shareholders, EPB and the EPB unitholders in connection with the proposed Transactions.

        Following the KMGP/KMR committee meeting, the KMGP board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. Based on the KMGP conflicts committee's recommendation, the KMGP board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP.

        Following the KMGP board meeting, the KMR board held a special meeting with representatives of KMI, Baker Botts and Jefferies present. The KMR board (with Messrs. Kinder and Kean abstaining), (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders, (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement, (iii) directed that the KMP merger agreement be submitted to a vote of limited partners of KMP and (iv) recommended approval of the KMP merger agreement by the limited partners of KMP. Based on the KMR special committee's recommendation, the KMR board (with Messrs. Kinder and Kean abstaining) (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement, (iv) directed that the KMR merger agreement be submitted to a vote of KMR shareholders and (iv) recommended approval of the KMR merger agreement by the KMR shareholders. In addition, the KMR board (with Messrs. Kinder and Kean abstaining) resolved to recommend approval of the KMP merger agreement by the KMR shareholders for purposes of the vote of KMR shares with respect to determining how KMP i-units will be voted at the KMP unitholder meeting with respect to the approval of the KMP merger agreement.

        On August 9, 2014, the KMI board held a special board meeting attended by all members of the KMI board, as well as members of management and representatives of Barclays Capital, Citi and Weil. Members of senior management of KMI reviewed with the KMI board the legal and financial terms of the proposed Transactions, including a discussion of the debt financing contemplated for the proposed Transactions, and the principal benefits of the proposed Transactions. For a discussion of such principal benefits of the Transactions, see "—KMI Parties' Purpose and Reasons for the Merger." Prior to the presentations of Citi and Barclays Capital, Mr. DeVeau reviewed with the KMI board information regarding material relationships with the entities involved in the proposed Transactions that had been provided by each of Citi and Barclays Capital. Mr. DeVeau discussed potential conflicts of interest with the KMI board and members of management, and it was agreed that there were no material conflicts of interest. Citi provided the KMI board with updated financial and market perspectives regarding KMI and the potential pro forma financial impact of the proposed Transactions on KMI. Barclays Capital presented its financial analyses regarding the consideration payable in the Transactions and delivered its oral opinion to the KMI board, which was confirmed by delivery of a written opinion dated August 9, 2014, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be paid by KMI pursuant to the EPB merger agreement, the KMP merger agreement and the KMR merger agreement was fair, from a financial point of view, to KMI.

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Following review and discussion among the members of the KMI board, the KMI board unanimously determined that the merger agreements and the transactions contemplated by the merger agreements were advisable and in the best interests of KMI stockholders, and the KMI directors unanimously voted to approve the merger agreements and the transactions contemplated by the merger agreements and recommend that KMI stockholders approve the stock issuance proposal and the charter amendment proposal.

        On August 9, 2014, the merger agreements and related transaction documents were executed by the parties and on August 10, 2014, KMI, KMP, KMR and EPB issued a joint press release announcing the Transactions.

Relationship of the Parties to the Transactions

        We conduct most of our business through KMP and EPB. For 2013, distributions from KMP and EPB represented approximately 87% of the sum of total cash generated by (i) distributions payable to us by these two partnerships (on a declared basis) and (ii) distributable cash generated by assets we own and our share of cash generated by our joint venture investments.

        We directly and indirectly own approximately 43 million units of KMP. These units, which consist of approximately 22 million common units, 5 million Class B units and 16 million i-units (corresponding to the number of KMR shares owned by us), represent approximately 10% of the total outstanding limited partner interests of KMP. We also indirectly own all of the common stock of KMGP, the general partner of KMP, which owns an effective 2% interest in KMP and its operating partnerships and the right to receive incentive distributions from KMP pursuant to KMP's partnership agreement. Together, these limited partner and general partner interests represent approximately 12% of KMP's total equity interests and an approximate 50% economic interest in KMP, as a result of the incentive distributions.

        KMGP has delegated to KMR, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships. KMGP also owns all of the voting shares of KMR, which are the only shares entitled to vote in the election of KMR's directors. KMR owns all of the outstanding i-units of KMP. We own approximately 16 million KMR shares, including, through KMGP, all of KMR's voting shares, representing approximately 13% of KMR's outstanding shares.

        We indirectly own all of the membership interests in EPGP, which owns a 2% general partner interest in EPB, as well as approximately 40% of the outstanding common units of EPB and all of EPB's incentive distribution rights.

        Certain of our executive officers and directors are also executive officers and directors of EPGP, KMGP and KMR. Richard D. Kinder and Steven J. Kean serve as members of the boards of directors of all four companies. The compensation received by our executive officers is paid to them in their capacities as executive officers of KMI, KMGP, KMR and EPGP, as applicable. KMR and KMGP have the same directors and executive officers.

        Richard D. Kinder is a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. He is the largest individual shareholder of KMI, beneficially owning approximately 23.6% of the outstanding shares of KMI common stock. Under KMI's shareholders agreement, Mr. Kinder has the right to appoint five director nominees to KMI's board of directors. He also owns interests in KMR, KMP and EPB. Mr. Kinder was one of the members of KMI senior management authorized by the KMI board to represent KMI in negotiations with KMR, KMP and EPB. In addition, in connection with the KMR, KMP and EPB merger agreements, Mr. Kinder and a limited partnership he controls entered into a support agreement with each of those entities pursuant to which he and the limited partnership agreed to vote all of their shares of KMI common stock in favor of the KMI charter amendment proposal, the KMI stock issuance proposal and specified other matters. In the support

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agreement, they also agreed not to transfer or dispose of their KMI common stock or take certain other actions, subject to limited exceptions. After the Transactions, Mr. Kinder will remain the largest individual shareholder of KMI, although his ownership percentage will be significantly reduced because of the issuance of KMI common stock in the Transactions. As a result of the Transactions, he will no longer own shares or units of KMR, KMP or EPB. He will continue to have his rights under the KMI shareholders agreement to appoint director nominees to the KMI board of directors, and he will continue to be a Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP. Because of the potential conflicts arising from these interests, as discussed under "—Background of the Transactions," Mr. Kinder recused himself from any deliberations regarding the Transactions at the boards of KMGP, KMR and EPGP.

Recommendation of Our Board of Directors and Its Reasons for the Transactions

        At its meeting on August 9, 2014, our board of directors determined that the KMP merger agreement, the KMR merger agreement and the EPB merger agreement, and the transactions contemplated thereby, including the stock issuance and charter amendment, were in the best interests of KMI and our stockholders, and unanimously approved the merger agreements. Our board of directors recommends that KMI stockholders vote FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal. In evaluating the Transactions, our board of directors consulted with our management and legal and financial advisors and considered a number of factors. The decision of our board of directors was based upon a number of potential benefits of the Transactions and other factors that it believed would contribute to the success of the combined company, and thus benefit KMI stockholders, including the following factors, the order of which does not necessarily reflect their relative significance:

  •
  Significant Upfront Accretion.  The Transactions provide the opportunity to deliver immediate and significant value to KMI stockholders by enabling KMI to increase its target dividend per share to $2.00, which represents a 16% dividend increase from the 2014 guidance of $1.72 per share.

  •
  Enhanced Growth Impact.  The Transactions are expected to allow KMI to grow its dividend per share by 10% per year from 2015 through 2020.

  •
  Increased Dividend Coverage.  The Transactions are expected to increase KMI's dividend coverage ratio and result in $2 billion in cumulative excess coverage through 2020 after accounting for the increased dividend and growth rate.

  •
  Lower Cost of Capital.  The elimination of incentive distribution rights significantly lowers the cost of capital and results in a more competitive cost of capital to pursue expansion projects and acquisitions.

  •
  Simplified Organizational Structure and Credit Enhancement.  The Transactions will result in one publicly traded company versus four publicly traded companies, which results in one equity holder base, one dividend policy, one debt rating and elimination of the existing structural subordination of indebtedness among KMI, KMP, EPB and substantially all of their wholly owned subsidiaries that have debt.

  •
  Tax Benefits.  The Transactions are intended to enable us to benefit from additional tax depreciation amounts, which are anticipated to result in over $20 billion in cash tax savings over the next 14 years.

  •
  Financial Advisor Analyses.  Our board of directors considered the financial presentation of Barclays Capital and its opinion to the effect that, as of August 9, 2014, and based upon and subject to the assumptions and qualifications set forth therein, the aggregate merger consideration to be paid pursuant to the Transactions was fair, from a financial point of view, to KMI, as more fully described in this document under the heading "The Transactions—Opinion of Barclays Capital Inc." In addition, our board of directors considered certain financial analyses

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    and market perspectives of Citi relating to KMI on a standalone basis and pro forma for the Transactions, with particular focus on KMI pro forma for the Transactions, as more fully described in this document under the heading "The Transactions—Financial Analyses of Citigroup Global Markets Inc."

        In addition, our board of directors also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

  •
  that the pendency of the Transactions for an extended period of time following the announcement of the execution of the merger agreements could have an adverse impact on KMI, KMP, KMR or EPB;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the mergers, and the potential negative effect on KMI's, KMP's, KMR's or EPB's business;

  •
  the potential that KMI common stock will not trade at the expected valuations;

  •
  that KMI will lose the tax benefits of the master limited partnership structure with respect to KMP and EPB;

  •
  the risk that potential benefits sought in the Transactions may not be realized; and

  •
  the potential that the resulting combined company might not achieve its projected financial results.

        In view of the variety of factors and the quality and amount of information considered, as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Transactions. Individual members of our board of directors may have given different relative considerations to different factors.

        The explanation of the reasoning of our board of directors and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

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 Projected Financial Information

        Set forth below is a summary of certain projected financial information, referred to as "management projections," that was prepared by KMI management and furnished to the KMI board, the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee for purposes of evaluating the proposed Transactions. This projected financial information was also provided to the financial advisors for use in connection with their respective financial analyses and, if applicable, opinion.

(in millions, except per share amounts)	2015	2016	2017	2018	2019	2020
KMP EBITDA(1)	$6,561	$7,491	$8,191	$9,546	$10,023	$10,524
EPB EBITDA(1)	1,240	1,249	1,441	1,499	1,574	1,653
KMI Standalone EBITDA(2)	212	191	201	200	200	200

Combined enterprise EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377
KMP Status Quo Distributable Cash Flow Per Unit(3)	$5.73	$6.15	$6.43	$6.95	$7.08	$7.29
KMP Status Quo Distribution Per Unit	$5.83	$6.18	$6.46	$6.96	$7.09	$7.30
EPB Status Quo Distributable Cash Flow Per Unit(4)	$2.63	$2.58	$2.78	$2.83	$2.92	$3.01
EPB Status Quo Distribution Per Unit	$2.60	$2.60	$2.73	$2.78	$2.87	$2.96
KMI Status Quo Dividend Per Share	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
KMI Pro Forma Dividend Per Share(5)	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22

The above measures are not measures of financial performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net income (loss), operating income, or other performance measures derived in accordance with GAAP. KMI's computations of these measures may differ from similarly titled measures used by others.

(1)
EBITDA is defined as net income plus depreciation, depletion and amortization, or DD&A, including such entity's share of DD&A for certain non-consolidated equity investees, plus income tax expense and interest expense.

(2)
KMI's share of pretax income plus DD&A less cash taxes for its investments in Citrus, LLC and NGPL Holdco LLC less KMI's general and administrative expense, or G&A. Includes $20 million per year in synergies attributable to the Transactions which would not be realized in the status quo case.

(3)
KMP Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for certain of its equity method investees, less equity earnings plus cash distributions received for Endeavor Gathering LLC (an additional equity investee) divided by (ii) average units outstanding.

(4)
EPB Distributable Cash Flow Per Unit is defined as (i) limited partners' pre-tax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for its equity method investees plus certain other income and expenses, net (which primarily includes deferred revenue, non-cash allowance for equity funds used during construction and other items) divided by (ii) average units outstanding.

(5)
Pro forma after giving effect to the Transactions.

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The foregoing projected financial information is based on the following principal assumptions:

  •
  Combined enterprise EBITDA growth excluding growth associated with expansion capital expenditures is assumed to be approximately 3% per year on average (2015-2020), excluding KMP's CO2 segment.

  •
  EBITDA growth in KMP's CO2 segment in total (including growth associated with expansion capital expenditures) is assumed to be approximately 6% per year on average (2015-2020).

  •
  Combined enterprise maintenance capital expenditures in 2015 are assumed to be approximately $568 million and are assumed to increase by approximately 3% on average per year from 2015 to 2020.

  •
  The combined enterprise will incur expansion capital expenditures of approximately $3.6 billion per year on average, plus a total of approximately $5.2 billion for expansion of the Trans Mountain pipeline.

  •
  Identified expansion projects are included using their expected economics, and unidentified projects are included using a 7.0x capex to EBITDA multiple assumption.

  •
  Expansion capital expenditures after completion of the Transactions will be financed to maintain a debt to EBITDA ratio of between approximately 5.0x and 5.5x. The projected debt issuances assume an initial 4.75% interest rate, with future issuances stepping up to 5.75% over time.

  •
  After completion of the Transactions, KMI will recognize approximately $3.9 billion per year of tax depreciation associated with the purchase price plus depreciation associated with future expansion capital expenditures and 60% of sustaining capital expenditures, generally on a modified accelerated cost recovery system schedule. Approximately 40% of sustaining capital expenditures are projected to be expensed for tax purposes in the year incurred.

  •
  The assumed tax rate is 36.5%.

  •
  KMI warrants outstanding of 298 million convert to KMI shares on a net settlement basis by second quarter 2017.

  •
  Cost synergies of approximately $20 million per year are assumed to result from the Transactions.

        The foregoing projected financial information was not prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. The projected financial information set forth above was prepared by, and is the responsibility of, KMI. Neither KMI's independent accountants, PricewaterhouseCoopers LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to such projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and they disclaim any association with, such projected financial information. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to KMI's historical financial information. It does not extend to the projected financial information and should not be read to do so. The projected financial information is not included in this proxy statement to influence the decision of KMI stockholders on how to vote on any proposal and should not be relied upon for such purpose.

        The projected financial information is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KMI's management. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, risks and uncertainties relating to KMI's, KMP's or EPB's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance,

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the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized.

        The inclusion of the projected financial information in this proxy statement should not be regarded as an indication that any of KMI or its officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of KMI or any of its officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. KMI undertakes no obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. KMI does not intend to make publicly available any update or other revision to the projected financial information. KMI makes no representation to any stockholder or other person regarding KMI's, KMP's or EPB's ultimate performance compared to the information contained in the projected financial information or that projected results will be achieved. KMI has made no representation to KMP, KMR or EPB in the respective merger agreements or otherwise concerning the projected financial information.

Opinion of Barclays Capital Inc.

        KMI engaged Barclays Capital to act as a financial advisor with respect to the Transactions, pursuant to an engagement letter dated August 8, 2014. KMI's board of directors received a written opinion, dated August 9, 2014, from Barclays Capital to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, the aggregate number of shares of KMI common stock, together with the aggregate amount of cash, contemplated by the merger agreements to be issued and paid as consideration in the mergers, referred to as the "Transactions Consideration" to be paid in the aggregate by KMI was fair, from a financial point of view, to KMI.

        The full text of Barclays Capital's written opinion, dated as of August 9, 2014, is attached as Annex D to this proxy statement. Barclays Capital's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion of Barclays Capital carefully in its entirety. The following is a summary of Barclays Capital's opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        The terms of the Transactions were determined through arm's length negotiations between KMI, on the one hand, and the KMGP conflicts committee, the KMR special committee and the EPGP conflicts committee, as applicable, on the other hand, and were unanimously approved by KMI's board of directors. Barclays Capital did not recommend any specific form or amount of consideration to KMI or that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Barclays Capital was not requested to address, and its opinion does not in any manner address, KMI's underlying business decision to proceed with or effect any or all of the Transactions or the likelihood of consummation of any or all of the Transactions or the relative merits of any or all of the Transactions as compared to any strategic alternatives that may be available to KMI (including pursuing any of the Transactions individually). In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Transactions Consideration to be paid in the aggregate by KMI in

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the Transactions or otherwise. No limitations were imposed by the KMI board upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

  •
  drafts, dated as of dated August 9, 2014, of each of the merger agreements and the specific terms of the Transactions;

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  a draft, dated as of August 9, 2014, of a debt commitment letter from Barclays Bank to KMI, which is referred to as the "commitment letter," in respect of certain financing relating to the Transactions;

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  publicly available information concerning each of KMI, KMP, KMR and EPB that Barclays Capital believed to be relevant to its analysis, including KMI's, KMP's, KMR's and EPB's Annual Reports on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014;

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  financial and operating information with respect to the business, operations and prospects of KMI furnished to Barclays Capital by KMI, including financial projections of KMI, KMP, KMR and EPB prepared by the management of KMI for fiscal years 2015 through 2020, which is referred to as the "Projections";

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  a trading history of KMI common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's and EPB's common units or shares, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the historical financial results and present financial condition of KMI with each of KMP, KMR and EPB and of KMI, KMP, KMR and EPB with those of other companies that Barclays Capital deemed relevant;

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  a comparison of the financial terms of the Transactions with the financial terms of certain other transactions that Barclays Capital deemed relevant;

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  the pro forma impact of the Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings, which is referred to as the "Expected Synergies," and (ii) the anticipated impact on coverage ratios, cash available for distributions to KMI, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of KMI to result from a combination of the businesses as a result of the Transactions, which is referred to as the "Expected Benefits"; and

  •
  published estimates of independent research analysts with respect to the future financial performance of KMI, KMP, KMR and EPB.

  •
  In addition, Barclays Capital has had discussions with the management of KMI concerning the business, operations, assets, liabilities, financial condition and prospects of KMI, KMP, KMR and EPB and has undertaken such other studies, analyses and investigations as Barclays Capital deemed appropriate.

        In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information (and Barclays Capital did not assume responsibility or liability for any independent verification of such information) and Barclays Capital further relied upon the assurances of the management of KMI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of KMI, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future

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financial performance of KMI and that KMI would perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR and EPB, upon the advice of KMI, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KMI as to the future financial performance of KMP, KMR and EPB and Barclays Capital has relied on such projections in arriving at its opinion. Furthermore, upon the advice of KMI, Barclays Capital assumed that the amounts and timing of the Expected Synergies and the Expected Benefits are reasonable and that the Expected Synergies and the Expected Benefits would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for, and Barclays Capital expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of KMI, KMP, KMR or EPB, and has not made or obtained any evaluations or appraisals of the assets or liabilities of KMI, KMP, KMR or EPB. Barclays Capital's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 9, 2014. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after August 9, 2014. Barclays Capital expressed no opinion as to the prices at which shares of KMI common stock, or common units or shares, as applicable, of KMP, KMR and EPB or any other securities of KMI, KMP, KMR or EPB, would trade following the announcement of the Transactions or as to the prices at which shares of KMI common stock would trade following the consummation of the Transactions. Barclays Capital expressed no opinion as to the credit rating of KMI at any time following the announcement or consummation of the Transactions. Furthermore, Barclays Capital expressed no opinion as to any determination of dividend policy of KMI following the consummation of the Transactions.

        Barclays Capital assumed that each of the executed merger agreements and the commitment letter would conform in all material respects to the last drafts thereof reviewed by Barclays Capital. Additionally, Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreements and all agreements related thereto. Barclays Capital also assumed, upon the advice of KMI, that all material governmental, regulatory and third party approvals, consents and releases for the Transactions would be obtained within the constraints contemplated by the merger agreements and that the Transactions would be consummated in accordance with the terms of the merger agreements without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Transactions will be consummated substantially concurrently). Barclays Capital assumed that KMI will obtain financing on terms no less favorable to KMI than the terms contemplated by the commitment letter. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Barclays Capital's opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that KMI had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to KMP's, KMR's and EPB's common units or shares, as applicable, but rather made its determination as to the fairness, from a financial point of view, to KMI of the Transactions Consideration to be paid in the aggregate by KMI in the Transactions on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly,

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Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion for KMI's board of directors. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI or any other parties to the Transactions. None of KMI, KMP, KMR, EPB, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Premiums Paid Analysis

        Barclays Capital reviewed certain publicly available information related to selected precedent transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders or unitholders, as applicable. Barclays Capital analyzed domestic master limited partnership, or "MLP", transactions announced for the period from August 9, 2004 to August 8, 2014 with total transaction values in excess of $1 billion, excluding acquisitions of general partners. The following table sets forth the transactions analyzed based on such characteristics (and the date that each such transaction was announced):

Announcement Date	Acquirer	Target
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
05/06/13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
01/30/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
04/29/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners L.P.
06/12/06	Plains All-American Pipeline, L.P.	Pacific Energy Partners LP
11/01/04	Valero L.P.	Kaneb PipeLine Partners, L.P.

        For each of the precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share or per unit purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 30 days and 60 days prior to the announcement date of the applicable precedent transaction. Barclays Capital compared the premiums paid in the precedent transactions to the premiums in the Transactions based on the implied value, as of August 8, 2014, of the Transactions Consideration of (x) $89.98 per unit of KMP, (y) $89.75 per share of KMR and (z) $38.79 per unit of EPB. The table below sets forth the summary results of the analysis:

		Merger Consideration		Merger Consideration		Merger Consideration	Representative Transactions Statistics
As of 08/08/2014	KMP	$89.98	KMR	$89.75	EPB	$38.79	Median	Mean	Low	High
		Implied Premium / (Discount)		Implied Premium / (Discount)		Implied Premium / (Discount)	Implied Premium / (Discount)
Current	$80.34	12.0%	$77.02	16.5%	$33.60	15.4%	21.2%	20.2%	9.3%	36.1%
30 Days Ago	$81.43	10.5%	$78.15	14.8%	$36.16	7.3%	20.8%	23.1%	11.1%	40.1%
60 Days Ago	$74.99	20.0%	$71.47	25.6%	$33.08	17.3%	26.3%	22.4%	(0.7)%	42.9%

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Pro Forma Accretion/Dilution Analysis

        Using the Projections and estimates of the Expected Synergies and the Expected Benefits resulting from the Transactions provided by the management of KMI, Barclays Capital calculated the accretion/dilution of dividends per share (including warrants) of KMI common stock as a result of the Transactions. For calendar years 2015 through 2020, assuming an expected January 1, 2015 closing of the Transactions, Barclays Capital compared the dividends per share (including warrants) of KMI common stock after giving effect to the Transactions, which is referred to as the "KMI Pro Forma Scenario," to the dividends per share (including warrants) of KMI common stock without giving effect to the Transactions, which is referred to as the "KMI Status Quo Scenario." The analysis indicated that the KMI Pro Forma Scenario would be accretive to dividends per share of KMI common stock in each of calendar years 2015 through 2020. The following table summarizes the results of these calculations:

	2015	2016	2017	2018	2019	2020
Dividends per share (including warrants) for the KMI Status Quo Scenario	$1.84	$2.00	$2.07	$2.22	$2.37	$2.53
Dividends per share (including warrants) for the KMI Pro Forma Scenario	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22
Accretion / (Dilution)—$	$0.16	$0.20	$0.35	$0.44	$0.56	$0.69
Accretion / (Dilution)—%	8.7%	10.2%	17.1%	20.1%	23.6%	27.4%

        In performing this analysis, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KMI, KMP, KMR and EPB. Any estimates contained in Barclays Capital's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays Capital of the fairness to KMI, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI and were conducted in connection with the delivery of Barclays Capital's opinion to KMI's board of directors.

Discounted Cash Flow Analysis

        In order to estimate the present value of our common stock for the KMI Status Quo Scenario as compared to the present value of KMI common stock for the KMI Pro Forma Scenario, Barclays Capital performed a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the "present value" of estimated future cash flows of an asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated implied per share value of our common stock using the discounted cash flow method for each of the KMI Status Quo Scenario and the KMI Pro Forma Scenario, Barclays Capital added: (i) the forecasted dividends per share for calendar years 2015 through 2019, based on distributed cash flow projections of KMI furnished to Barclays Capital by KMI management to (ii) the "terminal value" of the forecasted dividend per share at the end of calendar year 2019, based on guidance from KMI management, and discounted the sum of such amounts to January 1, 2015 using a range of assumed yield and indicative growth rates (as further described below).

        The terminal value for the KMI Status Quo Scenario was estimated by applying a range of assumed yields of 4.50% to 5.25% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account historical trading levels of our common stock. The cash flows for the KMI Status Quo Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 11.50% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account projected compounded annual growth rates for dividends as estimated by equity research analysts who cover KMI and as estimated by KMI management). Based on these calculations, Barclays Capital determined an implied reference range of per share values of our common stock for the KMI Status Quo Scenario of $32.50 to $39.00.

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        Similarly, the terminal value for the KMI Pro Forma Scenario was estimated by applying a range of assumed yields of 3.75% to 4.50% to KMI's forecasted calendar year 2020 dividend per share. These assumed yields were selected based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. The cash flows for the KMI Pro Forma Scenario were then discounted to January 1, 2015 using assumed yield and indicative growth rates ranging from 13.75% to 14.50%, which were selected based on estimates of assumed dividend yields added to estimates of indicative growth rates (based on Barclays Capital's professional judgment and experience, taking into account dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs). Based on these calculations, Barclays Capital determined an implied reference range of per share values of KMI common stock for the KMI Pro Forma Scenario of $45.00 to $53.50.

        Barclays Capital then compared the implied per share values for the KMI Status Quo Scenario with the implied per share values for the KMI Pro Forma Scenario. Barclays Capital noted that, on the basis of the discounted cash flow analysis and such comparison, the implied per share values for the KMI Pro Forma Scenario were above the implied per share values of KMI common stock for the KMI Status Quo Scenario.

Equity Research Price Targets Analysis

        Barclays Capital evaluated the publicly available share price targets of KMI published by independent equity research analysts associated with various Wall Street firms. Barclays Capital used these share price targets, where applicable and available, as a reference point to provide background information and perspective. With respect to KMI, Barclays Capital noted that the range of low to high share price targets, where applicable and available, as of August 8, 2014 was $31.00 to $45.00 per share of KMI common stock.

Historical Share Price Analysis

        To illustrate the trend in the historical trading prices of shares of KMI common stock, Barclays Capital considered historical data with regard to the trading share prices of KMI common stock for the 52-week period from August 8, 2013 through and including August 8, 2014. Barclays Capital noted that during such 52-week period, the price per share of KMI common stock ranged from $30.81 to $38.30.

Other Presentations by Barclays Capital

        In addition to the presentation delivered to the KMI board on August 9, 2014, as described above, which is referred to as the "Barclays Capital Fairness Opinion Analysis Presentation," Barclays Capital also delivered materials and presentations to the KMI board and the independent members of the KMGP board, KMR board and EPGP board, respectively, as further described in the section titled "the Transactions—Background of the Transactions." One such presentation, dated as of July 16, 2014, which is referred to as the "Barclays Capital July 16th Presentation," was delivered by Barclays to the KMI board on July 16, 2014. Furthermore, at the request of the management of KMI, Barclays Capital prepared certain materials, which are referred to as the "Barclays Capital Committee Materials," for, and presented the Barclays Capital Committee Materials to, the independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014.

        The financial and comparative analyses and other information in the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials were based on market, economic and other conditions as of their respective dates as well as other information that was available to Barclays at such times. Accordingly, the results of the financial analyses and other information differed from the Barclays Capital Fairness Opinion Presentation due to changes in those conditions. Barclays Capital

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also continued to refine various aspects of its financial analyses with respect to KMI, KMP, KMR and EPB over time.

        Copies of the Barclays Capital July 16th Presentation and the Barclays Capital Committee Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Transactions and will be made available for inspection and copying at the principal executive offices of KMI during its regular business hours by any interested stockholder of KMI. Copies may be obtained by requesting them in writing from KMI at the address provided in the section titled "The Parties to the Transactions—KMI." None of these presentations by Barclays Capital, alone or together, constitute, or form the basis of, an opinion of Barclays Capital with respect to the Transactions Consideration.

Barclays Capital July 16th Presentation

        The Barclays Capital July 16th Presentation contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. The Barclays Capital July 16th Presentation included a statement (qualified by a note that Barclays Capital does not render formal opinions or assurances regarding future trading values) that the pro forma combined company would trade at a 4.50% yield or below, based on Barclays Capital's professional judgement and experience, taking into account (i) market conditions as of the date thereof, (ii) pro forma metrics of the proposed combined company and (iii) dividend yields and estimated dividend growth rates of comparable large-capitalization, dividend-paying companies and MLPs. In addition, the Barclays Capital July 16th Presentation included an illustrative sensitivity to transaction premiums analysis, for which Barclays Capital calculated the cash coverage in the KMI Pro Forma Scenario as a function of the premiums paid to KMP's, KMR's and EPB's respective price per share or unit, as applicable, ranging from 10.0% to 15.0% (based on guidance from KMI management). The Barclays Capital July 16th Presentation also reviewed and analyzed (i) the trading history of KMI's common stock from February 11, 2011 through and including July 14, 2014 as compared with the trading histories of other companies that Barclays Capital deemed relevant and (ii) the yields and expected distribution growth rates of the KMI Pro Forma Scenario as compared with the yields and expected distribution growth rates of large- and mid-capitalization companies and MLPs that Barclays Capital deemed relevant.

Barclays Capital Committee Materials

        At the request of the management of KMI, Barclays Capital prepared the Barclays Capital Committee Materials for, and presented the Barclays Capital Committee Materials to, independent members of the KMGP board, KMR board and EPGP board, respectively, on July 17, 2014. The Barclays Capital Committee Materials contained a preliminary overview of the Transactions and a preliminary version of certain financial, comparative and other analyses summarized above in this section. Additionally, the Barclays Capital Committee Materials included information regarding (i) a trading history of KMP and EPB common units from July 16, 2013 through and including July 16, 2014 as compared with the trading history of the Alerian MLP Index, (ii) the relative cost of equity of select MLPs as compared with KMP and EPB, respectively, (iii) the relative expected distribution growth rates of select MLPs as compared with KMP and EPB, respectively, (iv) the cash flow profile by business segment of KMP and EPB, respectively, as compared with the cash flow profile by business segment of the KMI Pro Forma Scenario, and (v) an overview of the Transactions as compared with other strategic alternatives available to KMI, KMP and EPB.

General

        Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated

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underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. the KMI board selected Barclays Capital because of its familiarity with KMI and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions in the industries in which KMI, KMP, KMR and EPB operate.

        Barclays Capital is acting as financial advisor to KMI in connection with the Transactions. As compensation for its services in connection with the Transactions, $1 million became payable by KMI to Barclays Capital upon the delivery of Barclays Capital's opinion, which is referred to as the "Opinion Fee." In addition, KMI will pay Barclays Capital a fee of $13 million, less any amount of the Opinion Fee previously paid, at the closing of the Transactions. In addition, KMI has agreed to reimburse certain of Barclays Capital's expenses in connection with the Transactions and indemnify Barclays Capital for certain liabilities that may arise out of Barclays Capital's engagement by KMI and the rendering of Barclays Capital's opinion. Barclays Capital has performed various investment banking and financial services for KMI, KMP, KMR and EPB in the past, and Barclays Capital expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

        With respect to KMI, KMP, KMR and EPB, collectively, in the two years prior to rendering its fairness opinion, Barclays Capital performed the following investment banking and financial services: (i) (a) in August 2012, Barclays Capital rendered a fairness opinion to KMI in connection with KMI's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP; (b) in August 2012, Barclays Capital acted as joint bookrunner on KMI's secondary offering of 66,700,000 shares of KMI common stock by selling stockholders; (c) in October 2012, Barclays Capital acted as sole bookrunner on KMI's secondary offering of 69,296,921 shares of KMI common stock by selling stockholders; (d) in November 2012, Barclays Capital acted as administrative agent on KMI's amendment to its $1,750,000,000 revolving credit facility; and (e) in October 2013, Barclays Capital acted as joint bookrunner on KMI's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, Barclays Capital acted as joint bookrunner on EPB's follow-on offering of 8,165,000 EPB common units; and (iii)(a) in August 2012, Barclays Capital acted as financial advisor on KMP's sale of Rockies Express Pipeline; (b) in December 2012, Barclays Capital acted as sole bookrunner on KMP's follow-on offering of 4,485,000 KMP common units; (c) in May 2013, Barclays Capital acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility; (d) in February 2014, Barclays Capital acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year senior notes offering; (e) in February 2014, Barclays Capital acted as joint bookrunner on KMP's follow-on offering of 7,935,000 KMP common units; and (f) in August 2014, Barclays Capital acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility. In connection with the foregoing services, Barclays Capital has received aggregate compensation equal to approximately $39,300,000.

        Barclays Bank, an affiliate of Barclays Capital, is the administrative agent and a lender under the bridge facility that KMI has entered into in connection with the Transactions. See "Description of the Debt Financing for the Transactions."

        Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of KMI, KMP, KMR and EPB and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        Barclays Capital's opinion, the issuance of which was approved by Barclays Capital's Fairness Opinion Committee, is addressed to KMI's board of directors, and addresses only the fairness, from a financial point of view, of the Transactions Consideration to be paid in the aggregate by KMI. Barclays

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Capital's opinion is not intended to and does not constitute a recommendation to any stockholder of KMI as to how such stockholder should vote or act with respect to the Transactions or any other matter.

Financial Analyses of Citigroup Global Markets Inc.

        KMI also has retained Citigroup Global Markets Inc., which is referred to as "Citi," as a financial advisor in connection with the proposed Transactions. In connection with this engagement, the KMI board of directors requested that Citi perform certain financial analyses of KMI both on a standalone basis and pro forma for the proposed Transactions, but primarily focused on KMI pro forma for the proposed Transactions. Citi's financial analyses were provided for the information of the KMI board of directors (in its capacity as such) in connection with its evaluation of the proposed Transactions from a financial point of view to KMI and did not address any other terms, aspects or implications of the proposed Transactions. Citi's financial analyses did not address the underlying business decision of KMI to effect the proposed Transactions, the relative merits of the proposed Transactions as compared to any alternative business strategies that might exist for KMI or the effect of any other transaction in which KMI might engage or consider. Citi's financial analyses are not intended to be and do not constitute a recommendation as to how any stockholder or unitholder should vote or act on any matters relating to the proposed Transactions or otherwise.

        In preparing its financial analyses, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of KMI management that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial projections and other information and data provided to or otherwise reviewed by or discussed with Citi relating to KMI, KMR, KMP and EPB, Citi was advised by KMI management, and assumed, with KMI's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of KMI management as to the future financial performance of KMI, KMR, KMP and EPB, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by KMI management to result from, and other potential pro forma financial effects of, the proposed Transactions and the other matters covered thereby. Citi assumed, with KMI's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the proposed Transactions, reflected in such financial projections and other information and data would be realized in the amounts and at the times projected. Citi relied upon the assessments of KMI management as to (i) existing and future relationships, agreements and arrangements with, and the ability of KMI pro forma for the Transactions to retain, key customers and related contracts of, or otherwise relating to, KMI, KMR, KMP and EPB, (ii) growth rate and other assumptions of KMI management with respect to KMI pro forma for the proposed Transactions and (iii) the potential impact on KMI, KMR, KMP and EPB of market trends and prospects relating to the natural gas and natural gas gathering, processing, transporting and fractionating industry, including assumptions of KMI management regarding future drilling and production, volume commitments, acreage dedication, and gathering and processing rates as reflected in the financial projections and other information and data utilized in Citi's analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses. Citi assumed, with KMI's consent, that there would be no developments with respect to any such matters that would have an adverse effect on KMI, KMR, KMP, EPB or the proposed Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to Citi's analyses.

        Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KMI, KMR, KMP, EPB or any other entity and Citi did not make any physical inspection of the properties or assets of KMI, KMR, KMP, EPB or any other entity.

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Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters and it relied, with KMI's consent, upon the assessments of representatives of KMI as to such matters. Citi's financial analyses were necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date on which such analyses were performed.

        Citi was not requested to, and it did not, provide an opinion as to the fairness, from a financial point of view, of the consideration payable in the proposed Transactions or any other term or aspect of the proposed Transactions. The type and amount of consideration payable in the proposed Transactions were determined through negotiations among KMI, KMR, KMP and EPB, and the decision to enter into the merger agreements was solely that of the KMI board, the KMR board and KMR special committee, the KMGP board and KMGP conflicts committee, and the EPGP board and EPGP conflicts committee. Citi expressed no view or opinion as to, among other things, the form or structure of the proposed Transactions or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the proposed Transactions or otherwise. Citi did not express any view or opinion as to the actual value of KMI common stock when issued in the proposed Transactions or the prices at which KMI common stock, KMR shares, KMP common units or EPB common units would trade or otherwise be transferable at any time. Citi's financial analyses were only one of many factors considered by the KMI board of directors in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the KMI board of directors or KMI management with respect to the proposed Transactions or the consideration payable in the proposed Transactions.

        In preparing its financial analyses, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's analyses. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. Citi considered the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its financial analyses, many of which are beyond the control of KMI. No company, business or transaction reviewed is identical or directly comparable to KMI, KMR, KMP, EPB or their respective businesses or the proposed Transactions and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty and are not intended to be, and should not be construed in any respect as, an assurance or guaranty of value.

        The following is a summary of the material financial analyses presented to the KMI board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of

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each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the financial analyses summarized below, the term "potential total investment returns" refers to the current yield of the applicable securities plus potential growth in distributions based on two-year compound annual growth rates of such distributions for calendar years 2015 through 2017.

July 16, 2014 Preliminary KMI Board Discussion Materials

        Preliminary financial analyses and market perspectives provided by Citi to the KMI board of directors on July 16, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to assist the KMI board in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended July 14, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended July 14, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

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  Plains All American Pipeline, L.P.

  •
  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

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  •
  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 89.8% and 127.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 155.9% and 198.9%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 92.4%, 110.5% and 156.8% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 113.1%, 148.8% and 233.1%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 102.0% and 199.6% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 134.1%, 144.7% and 193.7%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

  •
  Crestwood Equity Partners LP

  •
  Energy Transfer Partners, L.P.

  •
  NuStar GP Holdings, LLC

  •
  Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year

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2015 estimated GP yields as of July 14, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 3.1% to 25.7%;

  •
  expected potential total investment returns: 8.6% to 28.8%;

  •
  GP firm values: $1.7 billion to $34.3 billion;

  •
  debt ratios: 0.0x to 4.8x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.6% to 5.5% and 2.4% to 6.1%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 25.2%;

  •
  expected potential total investment returns: 12.2% to 27.0%;

  •
  GP firm values: $6.0 billion to $41.8 billion;

  •
  debt ratios: 0.0x to 4.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.8% to 3.4% and 2.5% to 4.1%.

        Citi observed the following corresponding data for KMI as of July 14, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.5%; (iii) a GP firm value of approximately $47.2 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.7% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of July 14, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $66.00 to $92.00 per share, $70.00 to $93.00 per unit, and $32.00 to $36.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on July 14, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (July 14, 2014)
$33.77 - $48.59	$35.97

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        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on July 14, 2014 of approximately (6.1%) to 35.1%.

        Potential Total Investment Returns Overview.    In order to assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA, compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.6% to 21.6% (with a median of 8.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.8% to 19.1% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 3.1% to 4.0% (with a median of 3.8%); and

  •
  estimated potential total investment returns: 9.6% to 22.1% (with a median of 12.8%).

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  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 6.9% to 9.6% (with a median of 7.5%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.3% to 6.2% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.8%); and

  •
  estimated potential total investment returns: 7.0% to 9.7% (with a median of 8.0%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of a potential step-up in tax basis per share of KMI common stock, which is referred to as the "potential tax basis step-up per share," that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management.

        Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.5%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2028 using discount rates ranging from 7.5% to 9.5%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present

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value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$39.11 - $51.31	$38.92 - $51.03	$4.98 - $5.52	$43.90 - $56.55

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.4% to 4.4% and 3.5% to 4.6%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP, KMR and EPB closing share or unit prices on July 14, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
Cash Available for Dividends	21.6%	24.6%	29.1%	35.8%	28.6%	28.5%	24.5%	20.8%	17.5%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%
At 15% Premium:
Cash Available for Dividends	19.6%	22.4%	26.9%	33.4%	26.2%	26.0%	21.9%	18.2%	14.9%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.0%	22.5%	19.9%	17.4%	15.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit for calendar years 2015 through 2023 assuming, for illustrative purposes, a 10% premium and a 15% premium to KMP's, KMR's and EPB's closing share or unit prices on July 14, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
At 10% Premium:
KMP	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
KMR	(15.2)%	(12.0)%	(7.4)%	(5.5)%	2.1%	4.0%	6.0%	8.2%	10.5%
EPB	(15.9)%	(7.5)%	(3.1)%	4.6%	10.6%	12.3%	14.1%	15.9%	17.7%
At 15% Premium:
KMP	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
KMR	(11.4)%	(8.1)%	(3.2)%	(1.2)%	6.7%	8.7%	10.8%	13.1%	15.5%
EPB	(12.1)%	(3.3)%	1.3%	9.4%	15.7%	17.4%	19.3%	21.1%	23.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

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        Other Information.    Citi also noted certain additional information, including, among other things, the following:

  •
  implied enterprise values (calculated as equity values based on closing stock or unit prices on July 14, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming, for illustrative purposes, a 10% premium to KMP's and EPB's closing unit prices on July 14, 2014, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 14.9x and 14.0x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.5x, 15.5x and 14.9x, respectively;

  •
  premiums paid in seven selected GP transactions announced from September 2007 through July 14, 2014 with transaction values ranging from approximately $212 million to $22 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.2% and a median of 15.6%), 11.4% to 27.0% (with a mean of 21.3% and a median of 22.4%) and 13.6% to 32.2% (with a mean of 19.6% and a median of 18.5%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 4.0% to 31.5% (with a mean of 17.9% and a median of 18.8%), 9.4% to 40.0% (with a mean of 21.7% and a median of 20.6%) and 9.3% to 32.1% (with a mean of 19.9% and a median of 18.1%), respectively;

  •
  premiums paid in eight selected MLP transactions announced from October 1997 through July 14, 2014 with transaction values ranging from approximately $1 billion to $6 billion, based on closing unit prices of the target companies involved in such transactions one day and one month prior to public announcement of the relevant transaction, which transactions reflected overall low to high one-day, one-month and one-month average premiums to the purchase prices paid in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), 2.7% to 39.0% (with a mean of 17.7% and a median of 14.7%) and 2.6% to 36.8% (with a mean of 18.2% and a median of 16.3%), respectively, and overall low to high one-day, one-month and one-month average premiums to the exchange ratios provided for in the selected transactions of approximately 2.2% to 31.8% (with a mean of 16.3% and a median of 15.9%), (0.5%) to 27.1% (with a mean of 12.7% and a median of 12.3%) and 3.3% to 28.1% (with a mean of 15.1% and a median of 15.1%), respectively; and

  •
  implied purchase prices as multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner in (i) eight selected transactions in which GP incentive distribution rights ranged from 2% to 15% announced from February 1997 through March 2014 with transaction values ranging from approximately $19 million to $366 million, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 21.9x to 115.5x (with a mean of 60.6x and a median of 51.4x), 20.9x to 109.5x (with a mean of 44.7x and a median of 31.6x) and 12.8x to 78.7x (with a mean of 32.9x and a median of 24.3x), respectively, (ii) 16 selected transactions in which GP incentive distribution rights ranged from 25% to 30% announced from March 1998 through December 2012 with transaction values ranging from approximately $12 million to $7 billion, which transactions reflected overall low to high multiples

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    of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 6.5x to 115.6x (with a mean of 31.5x and a median of 21.6x), 8.5x to 45.4x (with a mean of 24.5x and a median of 22.4x) and 3.8x to 37.5x (with a mean of 14.5x and a median of 12.7x), respectively, and (iii) 16 selected transactions in which GP incentive distribution rights ranged from 45% to 50% announced from July 1999 through May 2013 with transaction values ranging from approximately $88 million to $2 billion, which transactions reflected overall low to high multiples of current distributions to the general partner, forward distributions to the general partner and forward distributable cash flow to the general partner of 10.1x to 42.6x (with a mean of 18.8x and a median of 16.3x), 8.1x to 27.2x (with a mean of 15.8x and a median of 15.4x) and 7.0x to 22.2x (with a mean of 13.5x and a median of 14.1x), respectively.

August 9, 2014 KMI Board Discussion Materials

        Financial analyses and market perspectives provided by Citi to the KMI board of directors on August 9, 2014 included the following:

        Current Performance of KMI on a Standalone Basis.    In order to further assist the KMI board of directors in evaluating certain market perspectives on KMI, KMP and EPB on a standalone basis, Citi reviewed the following:

        Trading Performance of KMI, KMP and EPB Relative to Selected Peers.    In reviewing the stock or unit price performance of KMI, KMP and EPB, Citi compared the stock or unit price performance of KMI, KMP and EPB relative to their respective selected peer group indexes during the one-year and three-year periods ended August 8, 2014 in the case of KMI and during the one-year, three-year and five-year periods ended August 8, 2014 in the case of KMP and EPB. Financial data of the selected peer group indexes and KMI, KMP and EPB were based on publicly available information.

        The selected peer group index for KMI consisted of the following six selected entities that are publicly traded general partners, which are referred to as "GPs," of publicly traded MLPs with midstream pipeline assets:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        The selected peer group index for KMP consisted of the following seven selected entities that are publicly traded large diversified MLPs:

  •
  Enbridge Energy Partners, L.P.

  •
  Energy Transfer Partners, L.P.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK Partners, L.P.

  •
  Plains All American Pipeline, L.P.

  •
  Spectra Energy Partners, LP

  •
  Williams Partners L.P.

77

        The selected peer group index for EPB consisted of the following six selected entities that are publicly traded natural gas pipeline-focused MLPs:

  •
  Boardwalk Pipeline Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

  •
  QEP Midstream Partners, LP.

  •
  Tallgrass Energy Partners, LP

  •
  TC PipeLines, LP

        Citi observed that (i) shares of KMI common stock appreciated in value during such one-year and three-year periods by approximately 95.7% and 152.7% per share, respectively, relative to the appreciation in value of KMI's selected peer group index of approximately 140.4% and 226.5%, respectively, (ii) KMP common units appreciated in value during such one-year, three-year and five-year periods by approximately 98.0%, 124.4% and 152.2% per unit, respectively, relative to the appreciation in value of KMP's selected peer group index of approximately 114.5%, 164.2% and 212.0%, respectively, and (iii) EPB common units appreciated in value during such one-year, three-year and five-year periods by approximately 80.8%, 104.7% and 174.1% per unit, respectively, relative to the appreciation in value of EPB's selected peer group index of approximately 125.0%, 155.3% and 168.5%, respectively.

        Financial Performance of KMI Relative to Selected Peers.    In reviewing the financial performance of KMI on a standalone basis, Citi compared of the GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields of KMI on a standalone basis and the following six selected partnerships that are GPs of publicly traded MLPs, which are referred to as the "selected public partnerships," and six selected companies that are GPs of publicly traded MLPs, which are referred to as the "selected public companies":

  •
  Selected public partnerships:

  •
  Alliance Holdings GP, L.P.

  •
  Atlas Energy, L.P.

  •
  Crestwood Equity Partners LP

  •
  Energy Transfer Partners, L.P.

  •
  NuStar GP Holdings, LLC

  •
  Western Gas Equity Partners, LP

  •
  Selected public companies:

  •
  EnLink Midstream, LLC

  •
  ONEOK, Inc.

  •
  Plains GP Holdings, L.P.

  •
  Spectra Energy Corp

  •
  Targa Resources Corp.

  •
  The Williams Companies, Inc.

        Financial data of the selected public partnerships and the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI

78

management. The approximate overall low to high GP distribution compound annual growth rates, expected potential total investment returns, GP firm values, debt ratios and current and calendar year 2015 estimated GP yields as of August 8, 2014 for the six selected public partnerships and the six selected public companies were as follows:

  •
  For the six selected public partnerships:

  •
  GP distribution compound annual growth rates: 5.5% to 26.4%;

  •
  expected potential total investment returns: 10.8% to 28.3%;

  •
  GP firm values: $1.8 billion to $33.3 billion;

  •
  debt ratios: 0.0x to 3.4x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 1.9% to 5.3% and 2.5% to 6.4%.

  •
  For the six selected public companies:

  •
  GP distribution compound annual growth rates: 9.0% to 24.3%;

  •
  expected potential total investment returns: 12.3% to 26.5%;

  •
  GP firm values: $5.6 billion to $46.4 billion;

  •
  debt ratios: 0.5x to 4.0x; and

  •
  current and calendar year 2015 estimated GP dividend yields: 2.1% to 4.0% and 2.7% to 4.4%.

        Citi observed the following corresponding data for KMI as of August 8, 2014: (i) a GP distribution compound annual growth rate of approximately 5.8%; (ii) an expected potential total investment return of approximately 10.6%; (iii) a GP firm value of approximately $47.4 billion; (iv) a debt ratio of approximately 3.4x; and (v) a current and calendar year 2015 estimated GP dividend yield of approximately 4.8% and 5.1%.

        Sum-of-the-Parts Analysis of KMI.    Citi performed a sum-of-the-parts analysis of KMI on a standalone basis in order to observe the implied per share equity value reference range derived for KMI from such analysis relative to the closing stock price of KMI as of August 8, 2014. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi calculated the implied total value of KMR shares, KMP common units and EPB common units held by KMI by multiplying selected publicly available research analysts' price target ranges for KMR shares, KMP common units and EPB common units of $68.00 to $92.00 per share, $75.00 to $93.00 per unit and $32.00 to $40.00 per unit, respectively, by the total number of such shares or common units held by KMI. Citi then calculated the implied total value of the general partner interest and related incentive distribution rights of KMP and EPB held by KMI by multiplying calendar year 2014 estimated distributions in respect of such general partner interest and related incentive distribution rights by a selected indicative trading multiple range for such general partner interest and related incentive distribution rights of 17.0x to 23.0x. Citi calculated the implied total value of KMI's other assets by multiplying calendar year 2014 estimated EBITDA by a selected indicative precedent transactions multiple range of 9.0x to 12.0x.

        This analysis indicated the following approximate implied per share equity value reference range for KMI on a standalone basis, as compared to KMI's closing stock price on August 8, 2014:

Implied Per Share Equity Value Reference Range for KMI (Standalone)	KMI Per Share Closing Stock Price (August 8, 2014)
$33.91 - $48.93	$36.12

79

        Citi observed that the approximate implied per share equity value reference range for KMI on a standalone basis derived from this analysis represented a (discount)/premium to KMI's closing stock price on August 8, 2014 of approximately (6.1%) to 35.5%.

        Potential Total Investment Returns Overview.    In order to further assist the KMI board of directors in evaluating the potential total investment returns for KMI that could be realized as a result of the proposed Transactions, Citi reviewed the potential total investment returns for selected publicly traded companies in comparison to those for KMI on a pro forma basis and performed a dividend discount analysis of KMI both on a standalone and pro forma basis, as more fully described below.

        Selected Public Companies Potential Total Investment Returns.    Citi reviewed certain financial information of KMI on a pro forma basis, certain financial and stock market information of KMI on a standalone basis and certain publicly available financial and stock market information of the following six selected companies that directly or through affiliates own midstream pipeline operations, which are collectively referred to as the "selected pipeline companies":

  •
  Enbridge Inc.

  •
  Enterprise Products Partners L.P.

  •
  ONEOK, Inc.

  •
  Spectra Energy Corp

  •
  The Williams Companies, Inc.

  •
  TransCanada Corporation

        Citi also reviewed certain publicly available financial and stock market information of the following three selected companies that are dividend-paying utility companies, which are collectively referred to as the "selected utilities companies" and, together with the selected pipeline companies, as the "selected companies":

  •
  Dominion Resources, Inc.

  •
  NiSource Inc.

  •
  Sempra Energy

        Citi reviewed, among other things, calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, and calendar year 2015 estimated dividend yields of the selected companies. Citi also reviewed estimated potential total investment returns for the selected companies. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of KMI was based on internal financial projections and other estimates of KMI management. The approximate overall low to high calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates, calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates, calendar year 2015 estimated dividend yields and estimated potential total investment returns observed for the selected pipeline companies and the selected utilities companies were as follows:

  •
  For the selected pipeline companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 4.9% to 20.7% (with a median of 10.6%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 5.1% to 13.0% (with a median of 9.8%);

  •
  calendar year 2015 estimated dividend yields: 2.9% to 4.4% (with a median of 4.0%); and

  •
  estimated potential total investment returns: 8.8% to 17.0% (with a median of 12.9%).

80

  •
  For the selected utilities companies:

  •
  calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rates: 7.3% to 10.4% (with a median of 7.4%);

  •
  calendar year 2015 through calendar year 2017 estimated dividend compound annual growth rates: 4.0% to 6.0% (with a median of 5.4%);

  •
  calendar year 2015 estimated dividend yields: 2.7% to 3.7% (with a median of 2.9%); and

  •
  estimated potential total investment returns: 6.8% to 9.6% (with a median of 7.9%).

        Citi observed that the calendar year 2015 through calendar year 2017 estimated EBITDA compound annual growth rate and estimated dividend compound annual growth rate for KMI on a pro forma basis were approximately 10.8% and 10.0%, respectively. Citi then selected a potential estimated calendar year 2015 dividend yield range for KMI on a pro forma basis of 4.75% to 4.50% which, after taking into account the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, indicated an approximate implied per share equity value range for KMI of $42.11 to $44.44, respectively, and a potential total investment return range of approximately 14.8% to 14.5%, respectively.

        Dividend Discount Analyses.    Citi performed dividend discount analyses of KMI in order to observe the implied per share equity value reference ranges derived from such analyses for KMI both on a standalone and pro forma basis. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi performed a standalone dividend discount analysis of KMI by calculating the estimated present value of the dividends per share that KMI on a standalone basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023. Citi calculated terminal values for KMI on a standalone basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%.

        Citi also performed a pro forma dividend discount analysis of KMI after giving effect to the proposed Transactions by calculating the estimated present value of the dividends per share that KMI on a pro forma basis was projected to generate during calendar years ending December 31, 2015 through December 31, 2023, excluding the effects of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions. Citi calculated terminal values for KMI on a pro forma basis by applying to its calendar year 2023 estimated dividends per share a range of terminal dividend yields of 5.5% to 4.5%. The present values (as of January 1, 2015) of the dividends per share and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%. Citi additionally calculated the estimated present value (as of January 1, 2015) of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions during calendar years ending December 31, 2015 through December 31, 2029 using discount rates ranging from 7.5% to 9.0%.

        These analyses indicated the following approximate implied per share equity value reference ranges for KMI on a standalone basis, as compared to the approximate implied per share equity value reference ranges for KMI on a pro forma basis, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions:

Implied Per Share Equity Value Reference Ranges for KMI
Standalone Basis	Pro Forma Basis (Excluding Potential Tax Basis Step-Up Per Share)	Potential Tax Basis Step-Up Per Share	Pro Forma Basis (Including Potential Tax Basis Step-Up Per Share)
$40.43 - $51.29	$41.83 - $52.86	$3.27 - $3.57	$45.10 - $56.43

81

        Citi observed that these dividend discount analyses indicated approximate implied per share calendar year 2015 estimated dividend yields for KMI, both excluding and including the estimated present value of the potential tax basis step-up per share that KMI management projected could result from the proposed Transactions, ranging from 3.3% to 4.1% and 3.5% to 4.4%, respectively.

        Pro Forma Accretion/Dilution.    Citi reviewed the potential pro forma financial effects of the proposed Transactions on KMI's estimated cash available for dividends and dividends per share of KMI common stock during calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis during such calendar years. Financial data of KMI was based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to KMI's cash available for dividends and dividends per share of KMI common stock on a standalone basis by the following approximate percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Cash Available for Dividends	21.9%	23.7%	28.8%	36.2%	29.0%	29.3%	25.3%	21.2%	17.1%
Dividends per Share	8.7%	10.6%	17.5%	20.5%	21.1%	28.3%	25.3%	21.2%	17.1%

        Citi also reviewed the potential pro forma financial effects of the proposed Transactions on distributions per KMP common unit, distributions per KMR share and distributions EPB common unit for calendar years 2015 through 2023 assuming a 12.0% premium to KMP's closing unit price on August 8, 2014, a 16.5% premium to KMR's closing share price on August 8, 2014 and a 15.4% premium to EPB's closing unit price on August 8, 2014 relative to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis during such calendar years. Financial data of KMP, KMR and EPB were based on internal financial projections and other estimates of KMI management. Citi observed that the proposed Transactions could be accretive (dilutive) to distributions per KMP common unit, distributions per KMR share and distributions per EPB common unit on a standalone basis by the following percentages:

	2015	2016	2017	2018	2019	2020	2021	2022	2023
KMP	(14.5)%	(11.3)%	(6.7)%	(4.7)%	2.9%	9.9%	11.8%	12.6%	13.4%
KMR	(14.8)%	(11.5)%	(6.9)%	(5.0)%	2.7%	9.6%	11.5%	12.4%	13.2%
EPB	(17.4)%	(9.1)%	(4.8)%	2.8%	8.7%	15.7%	17.3%	17.7%	18.0%

        The actual results achieved by KMI, KMP, KMR and EPB may vary from projected results and the variations may be material.

        Other Information.    Citi also noted certain additional information, including, among other things, implied enterprise values (calculated as equity values based on closing stock or unit prices on August 8, 2014 plus implied market values of KMGP and EPGP (calculated as firm value of the publicly traded general partner less the value of common units held by such general partner and the value of other operations allocated proportionally by contribution of general partner interest and related incentive distributions), total debt and minority interest and less cash and cash equivalents) as a multiple of calendar year 2015 estimated EBITDA and stock or unit prices as a multiple of calendar year 2015 estimated distributable cash flow, among other performance data, for KMI, KMP and EPB assuming a 12.0% and 15.4% premium to KMP's and EPB's closing unit prices on August 8, 2014, respectively, which indicated calendar year 2015 estimated EBITDA multiples for KMI, KMP and EPB of 15.6x, 15.0x and 13.8x, respectively, and calendar year 2015 estimated distributable cash flow multiples for KMI, KMP and EPB of 19.6x, 15.7x and 14.7x, respectively.

82

Miscellaneous

        KMI has agreed to pay Citi for its services as a financial advisor to KMI in connection with the proposed Transactions an aggregate fee of $5 million, payable contingent upon consummation of the Transactions. In addition, KMI has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement. Citi and its affiliates also are participating in the bridge facility as a syndication agent, documentation agent and lender and in the replacement revolving credit facility as syndication agent and as a joint lead arranger, joint bookrunner, and lender for which services Citi and its affiliates have received or will receive compensation.

        Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide services to KMI, KMP, KMR, EPB and their respective affiliates unrelated to the proposed Transactions for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the KMI board meeting on August 9, 2014 at which the proposed Transactions were approved, having acted or acting (i) as financial advisor in connection with certain merger and acquisition transactions, (ii) as a syndication agent, lead arranger, book-running manager and collateral agent for, and as a lender under, certain credit facilities of KMI, KMP and certain affiliates of EPB and (iii) as a sales agent, underwriter, co-manager and book-running manager for certain securities offerings of KMI, KMP and EPB, for which services Citi and its affiliates received aggregate fees totaling approximately $12.8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of KMI, KMP, KMR, EPB and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with KMI, KMP, KMR, EPB and their respective affiliates.

        KMI selected Citi to act as a financial advisor to KMI in connection with the proposed Transactions based on Citi's reputation, experience and familiarity with KMI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

        In considering the recommendations of our board with respect to the proposals to be voted on at the special meeting, stockholders should be aware that some of our executive officers and directors have interests in the Transactions that may differ from, or may be in addition to, the interests of stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, prior to providing its recommendations with respect to the proposals.

Common Directors and Executive Officers

        The following KMI directors and executive officers are directors and executive officers of KMGP, KMR and EPGP:

  •
  Richard D. Kinder is Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and EPGP;

  •
  Steven J. Kean is Director, President and Chief Operating Officer of KMI, KMR, KMGP and EPGP;

  •
  Kimberly A. Dang is Vice President and Chief Financial Officer of KMI, KMR and KMGP and Vice President of EPGP;

83

  •
  David R. DeVeau is Vice President and General Counsel of KMI, KMR, KMGP and EPGP;

  •
  Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI, KMR, KMGP and EPGP and a Director of EPGP;

  •
  Dax A. Sanders is Vice President, Corporate Development of KMI, KMR, KMGP and EPGP; and

  •
  Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI, KMR, KMGP and EPGP.

Each of these individuals will retain his or her positions with KMI following the Transactions.

Unit and Share Ownership of Directors and Executive Officers

        Certain of our directors and executive officers beneficially own equity securities of one or more of the parties to the Transactions, and these directors and executive officers will receive the applicable merger consideration upon completion of the Transactions. Please see "—Security Ownership of Certain Beneficial Owners and Management of KMI" for further detail.

No Severance or Similar Payments

        No executive officer of KMI, KMGP, KMR or EPB is entitled to or will receive any severance payments or "golden parachute compensation" in connection with the Transactions.

Security Ownership of Certain Beneficial Owners and Management of KMI

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of our common stock (i) by each of our directors, by our principal executive officer, principal financial officer and three other most highly compensated executive officers (referred to as the named executive officers) and by all directors and executive officers as a group; and (ii) by each person known by us to own beneficially at least 5% of such shares. Except as noted otherwise, each beneficial owner has sole voting power and sole investment power over the shares listed. Unless noted otherwise, the address of each person below is c/o Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class(a)
Richard D. Kinder(b)	243,100,000	23.6%
Steven J. Kean(c)	7,119,843	*
Anthony W. Hall, Jr.(d)	119,499	*
Deborah A. Macdonald	10,000	*
Michael J. Miller(e)	68,886,536	6.7%
Michael C. Morgan(f)	4,272,622	*
Fayez Sarofim(g)	31,483,438	3.1%
C. Park Shaper(h)	10,643,504	1.0%
Joel V. Staff(i)	26,806	*
John M. Stokes(e)	68,886,536	6.7%
Robert F. Vagt(j)	71,076	*
Kimberly A. Dang(k)	2,110,690	*
David R. DeVeau(l)	213,772	*
Thomas A. Martin(m)	883,824	*
Directors and executive officers as a group (16 persons)(n)	369,340,834	35.9%
Capital World Investors(o)	76,109,545	7.4%
Highstar Capital LP(e)	68,866,536	6.7%
Lone Pine Capital LLC and Stephen F. Mandel, Jr.(p)	69,913,434	6.4%

*
Less than 1%.

(a)
Calculated based on 1,028,229,501 shares outstanding as of September 26, 2014.

84

(b)
Includes 40,467 shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(c)
Excludes 754,717 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 230,000 shares held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is sole trustee each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 425,000 shares owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these 425,000 shares.

(d)
Amount includes warrants to purchase 72,239 shares of our common stock held by Mr. Hall.

(e)
Includes 34,312,729 shares owned by Highstar III Knight Acquisition Sub, L.P. and 34,553,807 shares owned by Highstar KMI Blocker LLC (together, the "Highstar Entities"). Affiliates of PineBridge Investments LLC ("PineBridge") serve as the general partner of Highstar III Knight Acquisition Sub, L.P. and the managing member of Highstar KMI Blocker LLC and, accordingly, may be deemed to beneficially own the shares owned of record by the Highstar Entities. PineBridge has delegated management authority for such general partner and managing member to Highstar Capital LP, which also serves as the investment manager for the Highstar Entities. Highstar Capital LP is controlled by Christopher Lee, Mr. Miller, Mr. Stokes, Christopher Beall and Scott Litman and, in such capacities, these individuals may be deemed to share beneficial ownership of the shares beneficially owned by the Highstar Entities. Such individuals expressly disclaim any such beneficial ownership, except to the extent of their pecuniary interest therein, if any. The address of Highstar Capital LP and the Highstar Entities is 277 Park Avenue, 45th floor, New York, New York 10172.

(f)
Includes 3,500,000 shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and has sole voting and dispositive power with respect to such shares. Also includes 572,622 shares owned by trusts of which Mr. Morgan has voting and dispositive power. Amount includes warrants to purchase 200,000 shares of our common stock held by Portcullis Investments, LP, a private investment partnership of which Mr. Morgan has sole voting and dispositive power.

(g)
Includes 8,679,983 shares held in entities indirectly controlled by Mr. Sarofim over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Also includes 15,800 shares held by trusts of which Mr. Sarofim is the sole trustee, but in which he has no pecuniary interest.

(h)
Includes 457,784 shares held by a limited partnership of which Mr. Shaper controls the voting and disposition power. Mr. Shaper disclaims 98% of any beneficial and pecuniary interest in these shares. Also includes 8,500,000 shares held by a limited liability company with respect to which Mr. Shaper controls the voting and disposition power.

(i)
Amount includes warrants to purchase 747 shares of our common stock held by Mr. Staff.

(j)
Amount includes warrants to purchase 39,247 shares of our common stock held by Mr. Vagt.

(k)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 2,026,048 shares held by a limited partnership of which Ms. Dang controls the voting and disposition power. Ms. Dang disclaims 10% of any beneficial and pecuniary interest in these shares. Amount includes warrants to purchase 192 shares of our common stock held by Ms. Dang.

(l)
Excludes 125,787 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2018.

(m)
Excludes 226,416 restricted KMI shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 148,950 shares held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(n)
See notes (b) through (m). Also excludes 138,349 restricted KMI shares subject to forfeiture and voting restrictions that lapse between July 16, 2016 and July 16, 2019. Also includes 174,019 shares held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares the executive officers disclaim all or a portion of any beneficial or pecuniary interest.

(o)
According to a Schedule 13G/A filed on February 13, 2014, as of December 31, 2013, Capital World Investors may be deemed to beneficially own 57,536,545 shares and warrants to purchase 18,573,000 shares of our common stock.

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(p)
According to a Schedule 13G/A filed on February 14, 2014, as of December 31, 2013, Lone Pine Capital LLC and Stephen F. Mandel, Jr. may be deemed to beneficially own warrants to purchase 69,913,434 shares of our common stock.

        The following table sets forth information as of September 26, 2014, regarding the beneficial ownership of KMP common units, KMR shares and EPB common units by each of our directors, each of the named executive officers and all of our directors and executive officers as a group.

	KMP Common Units		KMR Shares		EPB Common Units
Name of Beneficial Owner	Number of Units	Percent of Class(a)	Number of Shares	Percent of Class(a)	Number of Units	Percent of Class(a)
Richard D. Kinder(b)	333,774	*	344,181	*	128,000	*
Steven J. Kean	10,830	*	5,752	*	18,000	*
Anthony W. Hall, Jr.	—	—	—	—	—	—
Deborah A. Macdonald	1,000	*	—	—	—	—
Michael J. Miller	—	—	—	—	—	—
Michael C. Morgan(c)	—	—	5,204	*	—	—
Fayez Sarofim(d)	6,963,035	2.1%	660	—	10,250	—
C. Park Shaper	4,000	*	43,101	*	—	—
Joel V. Staff	1,500	*	—	—	4,225	*
John M. Stokes	—	—	—	—	—	—
Robert F. Vagt	—	—	—	—	—	—
Kimberly A. Dang	121	*	715	*	—	—
David R. DeVeau	—	—	1,415	*	—	—
Thomas A. Martin	—	—	6,128	*	—	—
Directors and executive officers as a group (16 persons)(e)	7,314,522	2.2%	408,118	*	162,475	*

*
Less than 1%.

(a)
Calculated based on 326,239,985 KMP common units, 133,966,228 KMR shares and 232,729,329 EPB common units, as applicable, issued and outstanding as of September 26, 2014.

(b)
Includes 7,879 KMP common units and 1,366 KMR shares owned by Mr. Kinder's spouse. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these KMP common units and KMR shares.

(c)
Includes 5,181 KMR shares held by Portcullis Investments, LP, a private investment partnership of which Mr. Morgan has sole voting and dispositive power.

(d)
Includes 4,613,035 KMP common units held in entities indirectly controlled by Mr. Sarofim and/or advisory/managed accounts over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Mr. Sarofim disclaims all beneficial and pecuniary interest in 1,413,035 of these KMP common units. Also includes 660 KMR shares and 10,250 EPB common units held in entities indirectly controlled by Mr. Sarofim and/or advisory/managed accounts over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Mr Sarofim disclaims all pecuniary interest in these KMR shares and EPB common units.

(e)
See notes (b) through (d).

No Appraisal Rights

        We are not one of the constituent corporations in any of the Transactions. Under Delaware law and our certificate of incorporation, KMI stockholders will not have appraisal rights in connection with the proposals or the Transactions.

Accounting Treatment of the Transactions

        The mergers will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent's Ownership

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Interest in a Subsidiary. As KMI controls each of KMP, KMR and EPB and will control each of them after the mergers, the changes in KMI's ownership interest in each of KMP, KMR and EPB will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the mergers.

Regulatory Approvals Required for the Transactions

        The transactions contemplated by the KMP merger agreement may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements under the HSR Act have been satisfied. On August 15, 2014, KMI and KMP filed the required HSR forms with the Antitrust Division and the FTC. The Antitrust Division and the FTC granted early termination of the applicable waiting period under the HSR Act on August 22, 2014.

        We are unaware of any other material regulatory approvals that must be received or filings that must be made in order to consummate the Transactions.

Directors and Executive Officers of KMI After the Transactions

        Our directors and executive officers prior to the merger will continue as our directors and executive officers after the merger, except one of the current two directors nominated by Highstar Capital LP, which is referred to as "Highstar," will step down as a result of Highstar's ownership in KMI being reduced below 5% due to dilution as a result of the Transactions. For further information, please see the description of the shareholders agreement in our proxy statement on Schedule 14A filed on April 9, 2014 and incorporated herein by reference. Additionally, the non-employee directors of KMR, KMGP and EPGP have been offered the opportunity to become members of our board of directors after the Transactions.

Listing of Our Common Stock

        It is a condition to closing each merger that our common stock to be issued in the mergers to KMP unitholders, KMR shareholders and EPB unitholders, as applicable, be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of KMP Common Units, KMR Shares and EPB Common Units

        If the mergers are completed, the KMP common units, KMR shares and EPB common units will cease to be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Ownership of KMI after the Transactions

        We will issue approximately [            ] million, [            ] million and [            ] million shares of our common stock to former KMP unitholders, KMR shareholders and EPB unitholders, respectively, pursuant to the respective mergers. As a result, immediately following the completion of the Transactions, we expect to have at least [            ] million shares of our common stock outstanding. Former KMP common unitholders, KMR shareholders and EPB common unitholders are therefore expected to hold approximately [            ]%, [            ]% and [            ] %, respectively, and approximately [            ]%, collectively, of the aggregate shares of our common stock outstanding immediately after the Transactions.

Litigation Relating to the Mergers

        Three putative class action lawsuits were filed in the Court of Chancery of the State of Delaware in connection with the proposed merger transactions: (i) William Bryce Arendt v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10093-VCL; (ii) The Haynes Family Trust U/A. v. Kinder Morgan Energy Partners, L.P., et al., Case No. 10118-VCL; and (iii) George H. Edwards, et al., v. El Paso Pipeline Partners, L.P., et al., Case No. 10160-VCL. On September 28, 2014, the Arendt and Haynes

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actions were consolidated under the caption In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation, Case No. 10093-VCL, with the complaint in the Haynes action designated as the operative complaint. The lawsuits seek to enjoin one or more of the proposed merger transactions.

        The plaintiffs in the In re Kinder Morgan Energy Partners, L.P. Unitholders Litigation action allege that (i) KMR, KMGP, and individual defendants breached the express terms of and their duties under the KMP partnership agreement, including the implied duty of good faith and fair dealing, by entering into the KMP Transaction and by failing to adequately disclose material facts related to the transaction; (ii) KMI aided and abetted such breach; and (iii) KMI tortiously interfered with the rights of the plaintiff and the putative class under the KMP partnership agreement by causing KMGP and the individual defendants to breach their duties under the KMP partnership agreement. Further, plaintiff alleges that the KMP partnership agreement mandates that the transaction be approved by two-thirds of KMP's limited partner interests. On September 26, 2014, plaintiffs filed a motion for expedited proceedings. On September 29, 2014, plaintiffs filed a motion for a preliminary injunction seeking to enjoin the KMP vote.

        In the George H. Edwards, et al. v. El Paso Pipeline Partners, L.P., et al. action, plaintiffs allege that (i) EPGP breached the implied duty of good faith and fair dealing by approving the EPB transaction in bad faith; (ii) EPGP, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach; (iii) EPGP breached its duties under the EPB partnership agreement, including the implied duty of good faith and fair dealing; and (iv) EPB, the EPGP directors named as defendants, E Merger Sub LLC, and KMI aided and abetted such breach and tortuously interfered with the rights of the EPB unitholders under the EPB partnership agreement.

        The plaintiffs also allege that (i) KMR and KMGP breached their duties under the KMP partnership agreement including the implied duty of good faith and fair dealing; and (ii) KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach and tortiously interfered with the rights of the KMP unitholders under the KMP partnership agreement. In addition, plaintiffs allege that KMR and KMGP breached the residual fiduciary duties owed to KMP unitholders, and KMP, the KMP directors named as defendants, P Merger Sub LLC, and KMI aided and abetted such breach. Finally, plaintiffs allege that the KMP partnership agreement mandates that the KMP merger be approved, alternatively, by at least 95% of all of KMP's limited partner interests, by at least two-thirds of KMP's limited partner interests, or by at least two-thirds of KMP's common unitholders.

        On September 26, 2014, plaintiffs filed a motion for expedited discovery, and a motion for a preliminary injunction seeking to enjoin defendants from proceeding with the unitholder vote on the KMP merger agreement.

        The defendants believe the allegations against them lack merit, and they intend to vigorously defend these lawsuits.

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RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the charter amendment proposal and the stock issuance proposal. In addition, you should read and carefully consider the risks associated with our business. These risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement. For further information regarding the documents incorporated into this proxy statement by reference, please see the sections titled "Where You Can Find More Information" and "Incorporation by Reference." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on our business, financial condition, cash flows and results of operations and could result in a decline in the trading price of our common stock.

The mergers that are part of the Transactions are contingent upon each other, are subject to other substantial conditions and may not be consummated even if the required KMI stockholder, KMP unitholder, KMR shareholder and EPB unitholder approvals are obtained.

        Completion of each merger is contingent upon completion of the other two mergers. No merger will occur unless all three mergers occur.

        Each merger agreement contains other conditions that, if not satisfied or waived, would result in the applicable merger not occurring, even though the KMI stockholders and the KMP unitholders, KMR shareholders or EPB unitholders, as applicable, may have voted in favor of the merger-related proposals presented to them. Satisfaction of some of the conditions to the mergers, such as receipt of required regulatory approvals, is not entirely in the control of the parties to the merger agreements. In addition, we and the other parties to each merger agreement can agree not to consummate the merger even if all stockholder and unitholder or shareholder approvals have been received. The closing conditions to a merger may not be satisfied, and we or the other parties to the applicable merger agreement may choose not to, or may be unable to, waive an unsatisfied condition, which may cause such merger not to occur. See "The KMP Merger Agreement—Conditions to Completion of the Merger," "The KMR Merger Agreement—Conditions to Completion of the Merger" and "The EPB Merger Agreement—Conditions to Completion of the Merger."

KMI is subject to provisions that limit its ability to pursue alternatives to the KMP merger and the KMR merger, could discourage a potential competing acquirer of KMI from making a favorable alternative transaction proposal and, in specified circumstances under the KMP or KMR merger agreements, could require KMI to pay a termination fee to KMP or KMR.

        Under the KMP merger agreement and the KMR merger agreement, KMI is restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "The KMP Merger Agreement—Termination" and "The KMR Merger Agreement—Termination"), KMI is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the KMP and KMR merger agreements, in the event of a potential change by the KMI board of its recommendation with respect to the charter amendment proposal or the stock issuance proposal in light of a superior proposal or intervening event, KMI must provide KMP and KMR, as the case may be, with five days' notice to allow KMP and KMR to propose an adjustment to the terms and conditions of its merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of KMI from considering or proposing that acquisition, even if such third party were

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prepared to pay consideration beneficial to KMI stockholders, or might result in a potential competing acquirer of KMI proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

We are subject to provisions under the KMP and KMR merger agreements that, in specified circumstances, could require us to pay a termination fee to KMP or KMR, as applicable.

        Under the KMP merger agreement and the KMR merger agreements we may be required to pay to KMP or KMR, as applicable, a termination fee (as discussed in more detail in "The KMP Merger Agreement—Termination Fees" and "The KMR Merger Agreement—Termination Fees") if such merger agreement is terminated under specified circumstances, such as certain changes by our board of directors in its recommendation to stockholders regarding the charter amendment proposal and the stock issuance proposal. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to our financial condition and operations. For a discussion of the restrictions on our board of directors' ability to change its recommendation, see "The KMP Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change," "The KMR Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change" and "The EPB Merger Agreement—KMI Recommendation and KMI Adverse Recommendation Change."

Some of our directors and executive officers have certain interests that are different from those of our stockholders generally.

        Some of our directors and executive officers have interests that may be different from, or in addition to, your interests as a KMI stockholder. You should consider these interests in voting on the proposals. These different interests are described under "The Transactions—Interests of Certain Persons in the Transactions."

We and the other parties will incur substantial transaction-related costs in connection with the Transactions.

        We and the other parties to the Transactions expect to incur a number of non-recurring transaction-related costs associated with completing the Transactions, which are currently estimated to total approximately $90 million, excluding expenses associated with expected financings, which expenses could be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. There can be no assurance that the elimination of certain costs due to the fact that KMP, KMR and EPB will no longer be public companies will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Failure to complete, or significant delays in completing, the Transactions could negatively affect the trading price of our common stock and our future business and financial results.

        Completion of the Transactions is not assured and is subject to risks, including the risks that approval of the merger by the KMP, KMR and EPB unitholders or shareholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the Transactions are not completed, or if there are significant delays in completing the Transactions, the trading price of our common stock and our future business and financial results could be negatively affected, and we will be subject to several risks, including the following:

  •
  the parties may be liable for damages to one another under the terms and conditions of the merger agreements;

  •
  negative reactions from the financial markets, including declines in the prices of our common stock, KMP common units, KMR shares or EPB common units due to the fact that current prices may reflect a market assumption that the Transactions will be completed;

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  •
  having to pay certain significant costs relating to the Transactions, including, in certain circumstances, a termination fee to KMP and/or KMR, as described in "The KMP Merger Agreement—Termination Fees" and "The KMR Merger Agreement—Termination Fees"; and

  •
  the attention of management of KMI, KMP, KMR and EPB will have been diverted to the Transactions rather than KMI's KMP's, KMR's and EPB's own operations and pursuit of other opportunities that could have been beneficial to it.

The fairness opinion rendered to our board of directors by its financial advisor was based on the financial analysis performed by the financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of the opinion. Our board of directors has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the merger agreements.

        The fairness opinion rendered to our board of directors by Barclays Capital was provided in connection with, and at the time of, our board of directors' evaluation of the three mergers and the related merger agreements. This opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Barclays Capital, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. Our board of directors has not obtained an updated opinion as of the date of this proxy statement from its financial advisor, and it does not expect to obtain an updated opinion prior to completion of the mergers. Changes in the operations and prospects of KMI, KMP, KMR or EPB, general market and economic conditions and other factors which may be beyond the control of KMI, KMP, KMR and EPB, and on which the fairness opinion was based, may have altered the value of KMI, KMP, KMR or EPB, or the prices of our common stock, KMP common units, KMR shares or EPB common units since the date of such opinion, or may alter such values and prices by the time the mergers are completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that our board of directors received from its financial advisor, please refer to "The Transactions—Opinion of Barclays Capital Inc."

The financial estimates in this proxy statement are based on various assumptions that may not be realized.

        The financial estimates set forth in the forecast included under "The Transactions—Projected Financial Information" are based on assumptions of, and information available to, management of KMI at the time they were prepared and provided to our board of directors and its financial advisor. We do not know whether the assumptions made will be realized. They can be adversely affected by known or unknown risks and uncertainties, many of which are beyond our control. Many factors mentioned in this proxy statement, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining our, KMP's, KMR's and EPB's future results. As a result of these contingencies, actual future results may vary materially from our estimates. In view of these uncertainties, the inclusion of the projected financial information in this proxy statement is not and should not be viewed as a representation that the forecasted results will be achieved.

        The projected financial information contains possible scenarios for internal use and was not prepared with a view toward public disclosure, nor with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation, other than as required by applicable law, to update the projected financial information herein to reflect events or circumstances after the date the projected financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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        The projected financial information included in this proxy statement has been prepared by, and is the responsibility of, KMI. PricewaterhouseCoopers LLP, our independent accountants, have not compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, PricewaterhouseCoopers LLP assumes no responsibility for, and disclaims any association with, such projected financial information. The reports of PricewaterhouseCoopers LLP incorporated by reference in this proxy statement relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement and should not be read to do so. See "The Transactions—Projected Financial Information" for more information.

Our substantial debt could adversely affect our financial health and make us more vulnerable to adverse economic conditions.

        In connection with the Transactions, we expect to incur approximately $4.2 billion of indebtedness either under the bridge facility or in capital markets transactions. As a result, as of June 30, 2014, on a pro forma basis after giving effect to the Transactions, we would have had approximately $39.3 billion of consolidated debt (excluding debt fair value adjustments). If we borrow under the bridge facility, it will increase our exposure to floating rate debt. Additionally, in connection with the Transactions, we, KMP, EPB and substantially all of our respective wholly owned subsidiaries with debt will enter into a cross guarantee arrangement whereby each entity will unconditionally guarantee the indebtedness of each other entity, thereby causing us to become liable for the debt of each of such subsidiaries. This level of debt and this cross guarantee arrangement could have important consequences, such as:

  •
  limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

  •
  increasing the cost of our future borrowings;

  •
  limiting our ability to use operating cash flow in other areas of our business or to pay dividends because we must dedicate a substantial portion of these funds to make payments on our debt;

  •
  placing us at a competitive disadvantage compared to competitors with less debt; and

  •
  increasing our vulnerability to adverse economic and industry conditions.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond our control. If our operating results are not sufficient to service our indebtedness, including the cross-guaranteed debt, and any future indebtedness that we may incur, we will be forced to take actions, which may include reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms or at all.

        To the extent indebtedness incurred in connection with the Transactions is floating rate debt, such as would be the case pursuant to the bridge facility, each of KMI's, KMP's, KMR's and EPB's exposure to floating rate debt would increase.

Purported class action complaints have been filed challenging the merger transactions, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed merger and result in substantial costs.

        Two purported class action lawsuits are currently pending that challenge the merger transactions. Each lawsuit names as defendants KMP, KMI, KMGP, and individual members of KMGP's board of directors. Additionally, KMR, P Merger Sub LLC, E Merger Sub LLC, EPB, EPGP, and individual

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members of EPGP's board of directors are named as defendants in one of the pending actions. Among other remedies, the plaintiffs seek to enjoin one or more of the proposed merger transactions. If these lawsuits are not dismissed or otherwise resolved, they could prevent and/or delay completion of the merger transactions and result in substantial costs to KMI, KMP, KMR, and EPB including any costs associated with the indemnification of general partners, directors, and/or their affiliates. Additional lawsuits may be filed in connection with the proposed merger transactions. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See "Special Factors—Litigation Relating to the Mergers."

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the mergers, to service debt or to pay dividends involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

  •
  the ability to complete the Transactions;

  •
  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

  •
  the potential impact of the announcement or consummation of the Transactions on relationships, including with employees, suppliers, customers and competitors;

  •
  the timing and extent of changes in price trends and overall demand for natural gas liquids ("NGL"), refined petroleum products, oil, carbon dioxide ("CO2"), natural gas, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

  •
  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

  •
  changes in tariff rates charged by our pipeline subsidiaries required by the Federal Energy Regulatory Commission, the California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

  •
  our ability to acquire new businesses and assets and integrate those operations into our existing operations, and make cost-saving changes in operations, particularly if we undertake multiple acquisitions in a relatively short period of time, as well as the ability to expand our facilities;

  •
  our ability to safely operate and maintain our existing assets and to access or construct new pipeline, gas processing and NGL fractionation capacity;

  •
  our ability to attract and retain key management and operations personnel;

  •
  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

  •
  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

  •
  changes in crude oil and natural gas production, and the NGL content of natural gas production, from exploration and production areas that we serve, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Ohio, Pennsylvania and Texas, the U.S. Rocky Mountains and the Alberta, Canada oil sands;

  •
  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

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  •
  interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

  •
  the uncertainty inherent in estimating future oil, natural gas and CO2 production or reserves;

  •
  our ability to complete expansion and newbuild projects on time and on budget;

  •
  the timing and success of our business development efforts, including our ability to renew long-term customer contracts;

  •
  changes in accounting pronouncements that impact the measurement of results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

  •
  our ability to offer and sell debt or equity securities or obtain financing in sufficient amounts and on acceptable terms to implement any portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

  •
  our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at a competitive disadvantage compared to our competitors that have less debt or have other adverse consequences;

  •
  our ability to obtain insurance coverage without significant levels of self-retention of risk;

  •
  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage to our properties greater than our insurance coverage limits;

  •
  our ability to obtain and maintain investment grade credit ratings for KMI and its subsidiaries;

  •
  capital and credit markets conditions, inflation and fluctuations in interest rates;

  •
  the political and economic stability of the oil producing nations of the world;

  •
  national, international, regional and local economic, competitive and regulatory conditions and developments;

  •
  our ability to achieve cost savings and revenue growth;

  •
  foreign exchange fluctuations;

  •
  the extent of our success in developing and producing CO2 and oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

  •
  engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

  •
  unfavorable results of litigation and the outcome of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement.

        Forward-looking statements are based on the expectations and beliefs of management, based on information currently available, concerning future events affecting us. Although we believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Any or all of the forward-looking statements in this proxy statement may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement, including the risks outlined under the caption "Risk Factors" contained in our Exchange Act reports incorporated herein by reference, will be important in determining future results after the Transactions, and actual future results may vary materially. There is

95

no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on our results of operations, financial condition, cash flows or dividends. In view of these uncertainties, we caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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 THE PARTIES TO THE TRANSACTIONS

KMI

        We are a Delaware corporation with our common stock traded on the NYSE under the symbol "KMI." We own the general partner interests of, and significant limited partner interests in, KMP and EPB, and significant limited liability company interests in KMR, including all of its voting shares, which are not publicly traded.

        Our executive offices are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is 713-369-9000.

KMP

        KMP is a Delaware limited partnership with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization.

        The executive offices of KMP are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is 713-369-9000.

KMR

        KMR is a Delaware limited liability company with its listed shares traded on the NYSE under the symbol "KMR." The outstanding KMR voting shares (the only shares that vote for the election of KMR's directors) are owned by KMGP, the general partner of KMP. KMR is a limited partner in KMP, owning all of KMP's i-units. KMGP has delegated to KMR, to the fullest extent permitted under Delaware law and KMP's partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP and its operating limited partnerships, subject to KMGP's right to approve specified actions.

        The executive offices of KMR and KMGP are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is 713-369-9000.

EPB

        EPB is a Delaware limited partnership with its common units traded on the NYSE under the symbol "EPB." EPB owns and operates natural gas transportation pipelines, storage and other midstream assets. We indirectly own all of the membership interests in EPGP, EPB's general partner.

        The executive offices of EPB and EPGP are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is 713-369-9000.

Merger Subs

        Each of P Merger Sub LLC, R Merger Sub LLC and E Merger Sub LLC is a Delaware limited liability company and a wholly owned subsidiary of KMI that was formed solely in contemplation of the applicable merger, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the applicable merger agreement. None of P Merger Sub LLC, R Merger Sub LLC or E Merger Sub LLC has incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the applicable merger agreement.

        The executive offices of each of P Merger Sub LLC, R Merger Sub LLC and E Merger Sub LLC are located at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and the telephone number is 713-369-9000.

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 THE SPECIAL MEETING

        We are providing this proxy statement to our stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders that we have called for the purposes described below. This proxy statement is first being mailed to stockholders on or about [            ], 2014 and provides our stockholders with the information they need to know about the Transactions and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The special meeting will be held at the Kinder Morgan Building, 1001 Louisiana Street, Houston, Texas 77002 on [            ], [            ], 2014 at [            ] a.m., local time.

Purpose

        At the special meeting, you will be asked to vote solely on the following proposals:

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  Proposal 1:  to approve the amendment of our certificate of incorporation to increase the number of authorized shares of our common stock from 2,000,000,000 to 4,000,000,000, which we refer to as the "charter amendment proposal." Please see "Proposal 1: Increase in Authorized Common Stock."

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  Proposal 2:  to approve the issuance of shares of our common stock in the proposed KMP, KMR and EPB mergers, which we refer to as the "stock issuance proposal." Please see "Proposal 2: Issuance of Common Stock in the Transactions."

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  Proposal 3:  to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting, which we refer to as the "adjournment proposal." Please see "Proposal 3: Adjournment of the Special Meeting."

Board Recommendation

        Our board of directors recommends that you vote:

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  Proposal 1:  FOR the charter amendment proposal;

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  Proposal 2:  FOR the stock issuance proposal; and

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  Proposal 3:  FOR the adjournment proposal.

        See "The Transactions—Recommendation of Our Board of Directors and Its Reasons for the Transactions."

        In considering the recommendation of the board of directors with respect to the proposals, you should be aware that some of our directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders more generally. See "The Transactions—Interests of Certain Persons in the Transactions."

Record Date; Outstanding Shares; Shares Entitled to Vote

        The record date for the special meeting is [            ], 2014. Only KMI stockholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. KMI common stock held by us as treasury shares will not be entitled to vote.

        As of the close of business on the record date, we expect that there will be approximately [            ] shares of our common stock and no other shares of capital stock outstanding and entitled to

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vote at the meeting. Each holder of our common stock is entitled to one vote for each share owned as of the record date.

        A complete list of stockholders entitled to vote at the special meeting will be available for inspection at our principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting. We are commencing our solicitation of KMI proxies on [                        ], 2014, which is before the [                        ], 2014 KMI record date. We will continue to solicit proxies until the [                        ], 2014 KMI special stockholder meeting. Each KMI stockholder of record on [                        ], 2014 who has not received a KMI proxy statement prior to that date will receive a KMI proxy statement and have the opportunity to vote on the matters described in the KMI proxy statement. Proxies delivered prior to the KMI record date will be valid and effective so long as the KMI stockholder providing the proxy is a KMI stockholder on the KMI record date. If you are not a holder of record on the KMI record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of KMI stock you own on the record date even if that number is different from the number of shares of KMI stock you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Quorum

        A quorum of stockholders is required to approve the charter amendment proposal and the stock issuance proposal at the special meeting, but not to approve any adjournment of the meeting. A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted as present in determining whether a quorum is present at the special meeting.

Required Vote

        To approve the charter amendment proposal, a majority of the outstanding shares of our common stock must vote in favor of the charter amendment proposal. Because approval is based on the affirmative vote of a majority of the outstanding shares of our common stock, a stockholder's failure to submit a proxy or to vote in person at the special meeting, or an abstention from voting, will have the same effect as a vote against the charter amendment proposal.

        To approve the stock issuance proposal, a majority of the shares of our common stock present in person or by proxy at the special meeting must vote in favor of the proposal. Because approval is based on the affirmative vote of a majority of the shares of our common stock present in person or by proxy, a stockholder's failure to submit a proxy or to vote in person at the special meeting will have no effect on the outcome of the stock issuance proposal. An abstention from voting, however, will have the same effect as a vote against the stock issuance proposal.

        To approve the adjournment proposal, a majority of the shares of our common stock present in person or by proxy must vote in favor of the adjournment proposal, whether or not a quorum exists. A stockholder's failure to submit a proxy or to vote in person at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting. An abstention from voting, however, will have the same effect as a vote against the adjournment proposal.

Stock Ownership of and Voting by Our Directors and Executive Officers

        As of [            ], 2014, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately [            ]% of the outstanding shares of our

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common stock. Pursuant to the support agreement, Richard D. Kinder and a limited partnership controlled by him have agreed to vote all of the shares of our common stock owned by them, which collectively represent approximately 23.6% of the outstanding shares, FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal. We believe our other directors and executive officers intend to vote all of their shares FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal.

Voting of Shares by Holders of Record

        If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, we encourage you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your common stock on your behalf in the manner you instruct. If you hold shares in your own name, you may submit a proxy for your shares by:

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  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

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  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

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  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a stockholder executes a proxy card without giving instructions, the common stock represented by that proxy card will be voted FOR the charter amendment proposal, FOR the stock issuance proposal and FOR the adjournment proposal.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [            ], [            ], 2014.

Voting of Shares Held in Street Name

        If your shares are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your shares by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

        If you hold your shares in a brokerage account and you do not provide voting instructions to your broker, your shares will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the charter amendment proposal, the stock issuance proposal or the adjournment proposal. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the meeting. Therefore, a broker non-vote will have the same effect as a vote against the charter amendment proposal, but will have no effect on the stock issuance proposal or the adjournment proposal.

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        If you hold shares through a bank, broker, nominee, trust company or other fiduciary and wish to vote your shares in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

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  sending a written notice stating that you revoke your proxy and that bears a date later than the date of the proxy to us at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attn: Corporate Secretary;

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  submitting a valid, later-dated proxy by mail, telephone or Internet; or

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  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting.

        If you hold your shares through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary, in order to revoke or change your vote.

Solicitation of Proxies

        We will bear all costs and expenses in connection with the solicitation of proxies from our stockholders. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting and estimate that KMI, KMP, KMR and EPB will pay D.F. King & Co., Inc. an aggregate base fee of approximately $60,000 for its services in connection with the Transactions. We also have agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, such as phone calls with our stockholders. These expenses and disbursements could be substantial. KMI has agreed to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

No Other Business

        We currently are not aware of any business to be acted upon at the special meeting other than the matters described herein. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the stockholders present in person or by proxy at the meeting, whether or not a quorum exists. We are not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for

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the adjourned meeting. At any adjourned meeting, we may transact any business that we might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the special meeting in this proxy statement are to such special meeting as adjourned or postponed.

Attending the Special Meeting

        All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Seating, however, is limited. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [            ] a.m. local time, and seating will begin at [            ] a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

        Stockholders and proxies will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your shares in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the special meeting or a brokerage statement reflecting your share ownership as of the close of business on the record date and check in at the registration desk at the special meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact D.F. King & Co., Inc. toll-free at (800) 331-5963 (banks and brokers call collect at (212) 269-5550) or by email at kmi@dfking.com.

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THE KMP MERGER AGREEMENT

        The following describes the material provisions of the KMP merger agreement, which is attached as Annex A to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the KMP merger agreement. This summary does not purport to be complete and may not contain all of the information about the KMP merger agreement that is important to you. We encourage you to read carefully the KMP merger agreement in its entirety before making any decisions regarding the proposals as it is the legal document governing the KMP merger.

        The KMP merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the KMP merger agreement. Factual disclosures about KMI, KMP or any of their respective subsidiaries or affiliates contained in this proxy statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI, KMP or their respective subsidiaries or affiliates contained in the KMP merger agreement and described in this summary. The representations, warranties and covenants made in the KMP merger agreement by KMI, KMP, KMGP, KMR and P Merger Sub LLC were qualified and subject to important limitations agreed to by KMI, KMP, KMGP and P Merger Sub LLC in connection with negotiating the terms of the KMP merger agreement. In particular, in your review of the representations and warranties contained in the KMP merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the KMP merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the KMP merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the KMP merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

The KMP Merger

        Subject to the terms and conditions of the KMP merger agreement and in accordance with Delaware law, at the effective time of the KMP merger, KMI will acquire all of the publicly held KMP common units by P Merger Sub, a wholly owned subsidiary of KMI, merging with and into KMP, with KMP as the surviving entity.

Effective Time; Closing

        The effective time of the KMP merger will occur at such time as KMP and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by KMP and KMI in writing and specified in the certificate of merger.

        The closing of the KMP merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the KMP merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMP and KMI shall agree. Each of the KMP merger, the EPB merger and the KMR merger shall be consummated substantially concurrently on the same date such that the KMR merger shall be consummated first, followed by the KMP merger and then the EPB merger.

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Subject to certain exceptions, KMP and KMI each have the right to terminate the KMP merger agreement if the closing of the KMP merger does not occur on or prior to May 11, 2015.

        KMI and KMP currently expect to complete the KMP merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMP merger described below.

Conditions to Completion of the Merger

        KMI and KMP may not complete the KMP merger unless each of the following conditions is satisfied or waived:

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  the KMP merger agreement must have been approved by the affirmative vote of a majority of the outstanding KMP units;

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  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

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  the issuance of shares of KMI common stock pursuant to the KMP merger, the EPB merger and the KMR merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

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  any waiting period applicable to the transactions contemplated by the KMP merger agreement under the HSR Act must have been terminated or must have expired;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal;

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  the registration statement in which this proxy statement is included must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the KMP unitholders as contemplated by the KMP merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

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  all of the conditions set forth in the KMR merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the EPB merger, and the KMR merger and the EPB merger must be consummated substantially concurrently with the KMP merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

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  KMI and KMP must have received an opinion of Bracewell & Giuliani LLP that for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent

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    complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        The obligations of KMI and P Merger Sub to effect the KMP merger are subject to the satisfaction or waiver of the following additional conditions:

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  (i) the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP with respect to their authority to execute the KMP merger agreement and consummate the transactions contemplated by the KMP merger agreement, the applicable unitholder voting requirements for approval of the KMP merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties in the KMP merger agreement of KMP and KMGP with respect to KMP's capitalization and KMGP's ownership of KMP's equity, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties in the KMP merger agreement of KMP, KMR and KMGP with respect to approval of the KMP merger agreement by the KMGP conflicts committee, the KMR board and the KMGP board, as applicable, being true and correct both when made and at and as of the date of the closing (unless there shall have been a KMP adverse recommendation change) and (iv) all other representations and warranties in the KMP merger agreement of KMP, KMR and KMGP must true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMP;

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  the receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR certifying that the preceding condition has been satisfied;

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  KMP, KMR and KMGP having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement; and

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  the receipt by KMI of an officer's certificate signed on behalf of KMP, KMR and KMGP by an executive officer of KMGP and KMR certifying that the preceding condition has been satisfied.

        The obligation of KMP to effect the KMP merger is subject to the satisfaction or waiver of the following additional conditions:

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  (i) the representations and warranties in the KMP merger agreement of KMI with respect to its authority to execute the KMP merger agreement and consummate the transactions contemplated by the KMP merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, certain tax matters and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties in the KMP merger agreement of KMI with respect to KMI's capitalization, being true and correct, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties in the

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    KMP merger agreement of KMI and P Merger Sub with respect to approval of the KMP merger agreement by the KMI board, being true and correct both when made and at and as of the closing (unless there shall have been a KMI adverse recommendation change) and (iv) all other representations and warranties in the KMP merger agreement of KMI being true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) both when made and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMI;

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  the receipt by KMP of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

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  KMI and P Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMP merger agreement; and

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  the receipt by KMP of an officer's certificate executed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied.

        For purposes of the KMP merger agreement, the term "material adverse effect" means, when used with respect to party to the KMP merger agreement, means, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the KMP merger agreement or the transactions contemplated by the KMP merger agreement or, except specifically for purposes of the representations and warranties made by KMP, KMR and KMGP with respect to no conflicts or by KMI and P Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the KMP merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the KMP merger agreement, (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the KMP merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, KMP) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, KMP) arising out of or related to the KMP merger agreement or the transactions contemplated by the KMP merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the KMP agreement from asserting that any facts or occurrences giving rise to or

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contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by the KMP merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

KMGP Recommendation and KMP Adverse Recommendation Change

        The KMGP conflicts committee, the KMR board and the KMGP board considered the benefits of the KMP merger agreement, the KMP merger and the related transactions as well as the associated risks and (i) determined that the KMP merger is fair and reasonable to, and in the best interests of, KMP, after determining that the KMP merger is fair and reasonable to, and in the best interests of, the unaffiliated KMP unitholders and (ii) approved the KMP merger, the KMP merger agreement and the execution, delivery and performance of the KMP merger agreement. The KMGP conflicts committee's determination that the KMP merger is fair and reasonable to KMP constitutes "Special Approval," as such term is defined by the KMP partnership agreement.

        The KMP merger agreement provides that KMP will not, through the KMGP conflicts committee, the KMR board or the KMGP board:

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, the recommendation of the KMGP conflicts committee, the KMR board and the KMGP board that KMP unitholders approve the KMP merger agreement; or

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  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMP alternative proposal (described below).

        KMP (through the KMGP conflicts committee, the KMR board or the KMGP board) taking any of the actions described above is referred to as a "KMP adverse recommendation change."

        Subject to the conditions described below, the KMGP conflicts committee, the KMR board or the KMGP board may, at any time prior to the approval of the KMP merger agreement by the unitholders of KMP, effect a KMP adverse recommendation change in response to a KMP intervening event (described below) or a KMP superior proposal (described below).

        The KMR board, the KMGP conflicts committee or the KMGP board may effect a KMP adverse recommendation change in connection with superior proposal only if:

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  KMP received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMP alternative proposal constitutes a KMP superior proposal and the failure to effect such recommendation change would not be in the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMP unitholders;

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  the KMR board, the KMGP conflicts committee or the KMGP board, as applicable, has provided prior written notice to KMI stating that, after consultation with its financial advisor and outside legal counsel, such KMP alternative proposal constitutes a KMP superior proposal, including a description of the material terms of such KMP superior proposal, together with a copy of the acquisition agreement for such KMP superior proposal in final form and any other

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    relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect a KMP adverse recommendation change; and

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  during such five day period, as extended pursuant to the terms of the KMP merger agreement, the KMGP conflicts committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMP unitholders; provided, that the KMGP conflicts committee must take into account all changes to the terms of the KMP merger agreement proposed by KMI.

        The KMGP conflicts committee, the KMR board or the KMGP board may effect a KMP adverse recommendation change in connection with a KMP intervening event only if:

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  the KMGP conflicts committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMP unitholders;

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  the KMGP conflicts committee, the KMR board or the KMGP board, as applicable, has provided prior written notice specifying in reasonable detail the material events giving rise to the KMP intervening event at least, unless otherwise specified, five days in advance of its intention to effect a KMP adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMP merger agreement, the KMGP conflicts committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMP, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMP unitholders; provided, that the KMGP conflicts committee shall take into account all changes to the terms of the KMP merger agreement proposed by KMI.

        For purposes of the KMP merger agreement, a "KMP intervening event" means, when used with respect to KMP, a material event or circumstance that arises or occurs after the date of the KMP merger agreement with respect to KMP that was not, prior to the date of the KMP merger agreement, reasonably foreseeable by the KMGP conflicts committee; provided, however, that in no event will the receipt, existence or terms of a KMP alternative proposal or KMI alternative proposal or any matter relating thereto or consequence thereof constitute a "KMP intervening event."

        For purposes of the KMP merger agreement, the term "KMP alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMP and its subsidiaries (including securities of subsidiaries) equal to 25% or more of KMP's consolidated assets or to which 25% or more of KMP's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding KMP common units, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding KMP common units or (iv) merger, consolidation,

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unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMP which is structured to permit such person or group to acquire beneficial ownership of at least 25% of KMP's consolidated assets or outstanding KMP common units, in each case, other than the transactions contemplated by the KMP merger agreement.

        For purposes of the KMP merger agreement, a "KMP superior proposal" means a bona fide written offer, obtained after the date of the KMP merger agreement and not in breach of the "non-solicitation" provisions of the KMP merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding KMP common units or assets of KMP and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the KMGP conflicts committee determines in its good faith to be more favorable to KMP, after determining in its good faith that such offer is on terms and conditions more favorable to the unaffiliated KMP unitholders, than the transactions contemplated by the KMP merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMP merger agreement that as of the time of determination had been committed to by KMI in writing.

KMP Unitholder Approval

        KMP has agreed to hold a meeting of its unitholders as soon as practicable for the purpose of obtaining unitholder approval for the KMP merger agreement. For further discussion on the vote required by the KMP unitholders to approve the KMP merger agreement, see "The KMP Special Meeting."

        The KMP merger agreement requires KMP to submit the KMP merger agreement to a vote (i) even if the KMGP conflicts committee, the KMR board or the KMGP board no longer recommends approval of the KMP merger agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMP of any KMP alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the KMP merger agreement and the transactions contemplated thereby (including the EPB merger and the KMR merger) are in the best interests of KMI and its stockholders, approved and declared advisable the KMP merger agreement, the EPB merger agreement, the KMR merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

        The KMP merger agreement provides that KMI will not, through the KMI board:

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMP, the recommendation of the KMI board that its stockholders approve the stock issuance proposal and the charter amendment proposal; or

  •
  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMI alternative proposal (as described below).

        KMI taking any of the actions described above is referred to as a "KMI adverse recommendation change."

        Subject to the conditions described below, the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, effect a KMI adverse recommendation change in response to a KMI intervening event (described below) or a KMI superior proposal (described below).

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        The KMI board can effect a KMI adverse recommendation change in connection with a KMI superior proposal only if:

  •
  KMI received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMI alternative proposal constitutes a KMI superior proposal and that the failure to effect such recommendation change would be inconsistent with its fiduciary duties to KMI stockholders under applicable law;

  •
  the KMI board has provided prior written notice to KMP stating that, after consultation with its financial advisor and outside legal counsel, such KMI alternative proposal constitutes a KMI superior proposal, including a description of the material terms of such superior proposal, together with a copy of the acquisition agreement for such superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the KMP merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMP in good faith (to the extent KMP desires to negotiate), to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be inconsistent with the fiduciary duties of the KMI board to KMI's stockholders under applicable law; provided, that the KMI board shall take into account all changes to the terms of the KMP merger agreement proposed by KMP.

        The KMI board can only effect a KMI adverse recommendation change in connection with a KMI intervening event if:

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  the KMI board (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would inconsistent with its fiduciary duties to KMI stockholders under applicable law;

  •
  the KMI board has provided prior written notice specifying in reasonable detail the material events giving rise to the intervening event at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the KMP merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMP in good faith (to the extent KMP desires to negotiate) to make such adjustments in the terms and conditions of the KMP merger agreement so that the failure to effect such recommendation change would not be inconsistent with the KMI board's fiduciary duties to KMI stockholders under applicable law; provided, that, the KMI board shall take into account all changes to the terms of the KMP merger agreement proposed by KMP.

        For purposes of the KMP merger agreement, a "KMI intervening event" means a material event or circumstance that arises or occurs after the date of the KMP merger agreement with respect to KMI that was not, prior to the date of the KMP merger agreement, reasonably foreseeable by the KMI board; provided, however, that in no event will the receipt, existence or terms of a KMI alternative proposal or KMP alternative proposal or any matter relating thereto or consequence thereof constitute a "KMI intervening event".

        For purposes of the KMP merger agreement, the term "KMI alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMP, KMR or KMGP and their respective subsidiaries, relating to any (A) direct or

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indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMI and its subsidiaries (including securities of subsidiaries) equal to 25% or more of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole or to which 25% or more of the revenues or earnings of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of KMI, (C) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of KMI or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMI which is structured to permit such person or group to acquire beneficial ownership of at least 25% of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMP) taken as a whole or of the equity securities of KMI; in each case, other than the transactions contemplated by the KMP merger agreement.

        For purposes of the KMP merger agreement, a "KMI superior proposal" means a bona fide written offer, obtained after the date of the KMP merger agreement and not in breach of the "non-solicitation" provision of the KMP merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of KMI or assets of KMI and its subsidiaries (including, for purposes of the definition, KMI's equity interests in KMP) taken as a whole, made by a third party, which is on terms and conditions which KMI board determines in its good faith to be more favorable to KMI's stockholders from a financial point of view than the transactions contemplated by the KMP merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of KMP merger agreement that as of the time of determination had been committed to by KMP, KMR and KMGP writing.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal.

        The KMP merger agreement requires KMI to submit the stock issuance proposal and the charter amendment proposal to a stockholder vote (i) even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMI alternative proposal (as described above).

No Solicitation by KMP

        The KMP merger agreement contains detailed provisions prohibiting KMP, KMR and KMGP from seeking a KMP alternative proposal to the KMP merger. Under these "no solicitation" provisions, KMP, KMR and KMGP have agreed that they will not, and they will cause their respective subsidiaries and use reasonable best efforts to cause their and their subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMP merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMP alternative proposal; or

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  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMP alternative proposal.

        KMP, KMR and KMGP have agreed that they will, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMP alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMP alternative proposal.

        Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMP's unitholders of the KMP merger agreement, if KMP has received a written KMP alternative proposal that the KMGP conflicts committee believes is bona fide and the KMGP conflicts committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMP alternative proposal constitutes or could reasonably be expected to lead to or result in a KMP superior proposal and such KMP alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMP, KMGP and KMR may:

  •
  furnish information with respect to KMP and its subsidiaries, as applicable, to any third party making such KMP alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMP alternative proposal.

        KMP, KMGP and KMR also have agreed in the KMP merger agreement that they (i) will promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMP alternative proposal and indicate the identity of the person making any such KMP alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMP alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMP, KMGP and KMR have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by KMP, KMGP or KMR or that KMP, KMGP or KMR has delivered to any third party making a KMP alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The KMP merger agreement permits KMP, the KMGP conflicts committee, the KMR board and the KMGP board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMGP conflicts committee, the KMR board or the KMGP board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be in the best interests of KMP, after determining that its failure to do so would not be in the best interests of the unaffiliated KMP unitholders.

No Solicitation by KMI

        The KMP merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal. Under these "no solicitation" provisions, KMI has agreed that it will not, and it

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will cause its subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the KMP merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

        KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than to KMP, KMR, EPB and their respective subsidiaries and representatives) to any confidential information relating to a possible KMI alternative proposal.

        Notwithstanding the foregoing restrictions, the KMP merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMP merger agreement, then KMI may:

  •
  furnish information with respect to KMI and its respective subsidiaries, as applicable, to any third party making such KMI alternative proposal; and

  •
  participate in discussions or negotiations regarding such KMI alternative proposal.

        KMI also has agreed in the KMP merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, advise KMP, KMGP and KMR, orally and in writing, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMP, KMGP and KMR the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMP, KMGP and KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMP, KMGP and KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

Merger Consideration

        At the effective time of the KMP merger, each KMP common unit issued and outstanding (excluding KMP common units owned by KMGP, KMR or KMI or any of its subsidiaries, which shall

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remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

  •
  $10.77 in cash without interest and 2.1931 shares of KMI common stock, which is referred to as the "mixed consideration";

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  $91.72 in cash without interest, which is referred to as the "cash consideration"; or

  •
  2.4849 shares of common stock, which is referred to as the "stock consideration".

Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the KMP merger is the same as would be paid and issued if each KMP common unit had been converted into the right to receive the mixed consideration. See "Special Factors—KMP Unitholders Making Elections—Proration and Adjustment Procedures" for more information on the proration and adjustment procedures.

        KMI will not issue any fractional shares of KMI common stock in the KMP merger. Instead, each holder of KMP common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMP merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Treatment of KMP Restricted Units

        As soon as reasonably practicable and in any event prior to the effective time, each KMP common unit subject to forfeiture or restricted unit granted under the KMP Common Unit Compensation Plan for Non-Employee Directors, referred to as the "KMP equity plan," that is outstanding immediately prior to the effective time will automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each restricted unit shall be treated as an issued and outstanding KMP common unit as of immediately prior to the effective time of the KMP merger agreement. At the effective time of the KMP merger agreement, the KMP equity plan will be terminated and no longer in effect. As of the date of this proxy statement, there were no outstanding KMP restricted units.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding KMP common units or shares of KMI common stock prior to the effective time of the KMP merger to provide the holders of KMP common units the same economic effect as contemplated by the KMP merger agreement prior to such event.

Withholding

        KMI, P Merger Sub and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to a unitholders in connection with the KMP merger such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent withheld, such withheld amounts will be treated as having been paid to the former unitholder in respect of whom such withholding was made.

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 Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the KMP merger shall be paid to the holder of any surrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the KMP merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the KMP merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI common stock to be issued pursuant to the KMP merger shall be entitled to dividends as if issued and outstanding as of the effective time of the KMP merger.

Financing Covenant

        KMP has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the KMP merger and the other transactions contemplated by the KMP merger agreement and any other amounts required to be paid in connection with the consummation of the KMP merger.

Filings

        Pursuant to the KMP merger agreement, each of the parties agreed to cooperate and use their respective reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the KMP merger agreement, including by providing the other party a reasonable opportunity to review and comment and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material written communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the KMP merger agreement.

Regulatory Matters

        See "Special Factors—Regulatory Approvals Required for the Merger" for a description of the material regulatory requirements for completion of the KMP merger.

        Pursuant to the terms of the KMP merger agreement, each of the parties agreed to (A) cooperate with the others and to cause their respective subsidiaries to use its reasonable best efforts to (i) do all things necessary to consummate the transactions contemplated by the KMP merger agreement (including preparing and filing recommended filings under applicable antitrust laws), (ii) obtain all approvals from any governmental authority or third party necessary to consummate the transactions contemplated by the KMP merger agreement and (iii) defend any lawsuits or other legal proceedings challenging the KMP merger agreement or transactions contemplated by the KMP merger agreement; and (B) make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the KMP merger agreement as promptly as practicable and advisable and in any event within 15 business days after the date of the KMP merger agreement and use its reasonable best efforts

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to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the KMP merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the KMP merger agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by the KMP merger agreement and otherwise minimize the effect of such law on such transaction.

Termination

        KMI and KMP may terminate the KMP merger agreement at any time prior to the effective time of the KMP merger by mutual written consent authorized by the KMI board and the KMGP conflicts committee.

In addition, either KMI or KMP may terminate the KMP merger agreement at any time prior to the effective time by written notice to the other party if:

  •
  the closing of the KMP merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or KMP if the inability to satisfy such condition was due to the failure of such party (or, in the case of KMP, either of KMR and KMGP) to perform any of its obligations under the KMP merger agreement or (ii) to KMI or KMP if the other party (or, in the case of KMP, either of KMR and KMGP) has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the KMP merger agreement;

  •
  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the KMP merger agreement or making the consummation of the transactions contemplated by the KMP merger agreement illegal, except that the right to terminate will not be available to KMI or KMP if such restraint is due to the failure, in the case of KMP, KMP, KMGP or KMR and in the case of KMI, KMI or P Merger Sub, to perform its obligations under the KMP merger agreement;

  •
  the meeting of the KMP unitholders is concluded and the approval of the KMP merger agreement by the KMP unitholders is not obtained; provided, however, that the right to terminate will not be available to KMP if such failure to obtain approval was proximately caused by a KMP adverse recommendation change not permitted by the KMP merger agreement or a material breach of the no solicitation provisions by KMP, KMR or KMGP;

  •
  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; provided, however, that the right to terminate will not be available to KMP if such failure to obtain approval was proximately caused by a KMI adverse recommendation change not permitted by the KMP merger agreement or a material breach of the no solicitation provisions by KMI; or

  •
  either the EPB merger agreement or the KMR merger agreement is terminated in accordance with its terms.

        KMI also may terminate the KMP merger agreement if a KMP adverse recommendation change occurs or KMP, KMR or KMGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

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        KMP also may terminate the KMP merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMP and neither of KMP, KMR or KMP is then in any material breach.

        In some cases, termination of the KMP merger agreement may require KMP or KMI to pay to the other a termination fee and expenses, as described below under "—Termination Fee."

Termination Fee

        The KMP merger agreement provides that KMP is required to pay a termination fee of $817 million to KMI if the KMP merger agreement is terminated by:

  •
  KMI, as a result of the KMGP conflicts committee, the KMR board or the KMGP board having effected a KMP adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the KMP unitholders not approving the KMP merger agreement at a meeting of the unitholders of KMP or any adjournment or postponement of such meeting where a KMP adverse recommendation change due to a KMP superior proposal has occurred.

        The KMP merger agreement provides that KMI is required to pay a termination fee of $817 million to KMP if the KMP merger agreement is terminated by:

  •
  KMP, as a result of the KMI board having effected a KMI adverse recommendation change due to a superior proposal; or

  •
  KMP or KMI, as a result of the stockholders of KMI not approving the stock issuance proposal or the charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a KMI superior proposal has occurred.

        In the event KMI is required to pay KMP a termination fee, such termination fee will be payable through an irrevocable waiver of a portion of KMGP's incentive distributions over a period of eight calendar quarters.

Conduct of Business

        Under the KMP merger agreement, each of KMI and KMP has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the KMP merger agreement until the earlier of the termination of the KMP merger agreement in accordance with its terms and the effective time of the KMP merger, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to cause its business to be conducted in all material respects in the ordinary course of business consistent with past practice.

        Subject to certain exceptions, unless KMP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

  •
  amend KMI's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the KMP merger or related transactions;

  •
  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the KMP merger;

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  •
  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the Transactions, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMP merger agreement;

  •
  with respect to KMI, EPB and KMP only, subject to certain exceptions set forth in the KMP merger agreement, (i) issue, deliver, sell, grant, pledge, or dispose of, as applicable, or authorize any of the same with respect to any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities, (ii) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (iii) split, combine, subdivide or reclassify any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

  •
  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests any person or acquire any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2 billion (other than transactions exclusively between wholly owned subsidiaries);

  •
  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

  •
  enter into any material contract, other than in the ordinary course of business consistent with past practice, or materially modify any material rights under a material contract, in each case in a manner which would be materially adverse to KMI and its subsidiaries taken as a whole or prevent or materially impede or delay the consummation of the transactions set forth in the KMP merger agreement;

  •
  modify or amend, or waive or assign any rights under, the KMR merger agreement or the EPB merger agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMP merger agreement or would have an adverse effect on the value of the KMP merger consideration to be received by holders of KMP common units;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect;

  •
  adopt, enter into, increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any benefit plan in any material respect (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  grant any material severance or termination pay to any officer or director of KMI or any of its subsidiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  enter into or amend any material arrangement for the benefit of any current or former directors or officers of KMI or any of its subsidiaries or any of their beneficiaries (other than in the

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    ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMP merger agreement);

  •
  incur direct or indirect liability for any indebtedness, enter into any lease, create any lien on its property or the property of its subsidiaries or make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the consummation of the transactions contemplated by the KMP merger agreement; or

  •
  take any other action which would prevent or materially impede or delay the consummation of the transactions contemplated by the KMP merger agreement.

Indemnification; Directors' and Officers' Insurance

        The KMP merger agreement provides that, upon the effective time of the KMP merger, KMI will, to the fullest extent that any of KMP, KMR KMGP or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of KMP or any of its subsidiaries, KMGP or KMR. In addition, KMI will maintain in effect for six years from the effective time of the KMP merger KMGP's and KMR's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMP merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and KMP have agreed to coordinate the consummation of the transactions contemplated by the KMP merger agreement so that the KMR merger agreement and the EPB merger agreement are consummated substantially concurrently in the manner and sequence set forth in the KMP merger agreement. After the consummation of the transactions contemplated by the KMR merger agreement but prior to the consummation of the transactions contemplated by the KMP merger agreement, KMGP shall contribute or cause to be contributed all of the KMP i-units to KMP in exchange for a newly-issued class of units of the KMP consistent with the terms set forth in the KMP merger agreement and KMGP and KMR shall cause KMP's partnership agreement to be amended to reflect the issuance of such units.

Notification of Certain Matters Regarding EPB Merger and KMR Merger

        KMI has agreed to give prompt notice to KMP, KMR and KMGP of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB merger or the KMR merger to not be satisfied by the May 11, 2015 or (ii) materially delay or impede the consummation of either the EPB merger or the KMR merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede, the consummation of either the EPB merger or the KMR merger.

KMGP Conflicts Committee

        KMI has agreed, until the effective time of the KMP merger or the termination of the KMP merger agreement, not to, without the consent of a majority of the KMGP conflicts committee, take any action (or allow its subsidiaries to take any action) to eliminate the KMGP conflicts committee, revoke or diminish the authority of the KMGP conflicts committee or remove or cause the removal of any director of the KMGP board that is a member of the KMGP conflicts committee either as a director or member of such committee.

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 Voting

        KMI and P Merger Sub have agreed, until the earlier of the effective time of the KMP merger, termination of the KMP merger agreement or a KMI adverse recommendation change:

  •
  in connection with any vote of KMP unitholders, however called, to vote all KMP common units and Class B units and all KMR listed shares owned by KMI and any of its subsidiaries in favor of the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger);

  •
  to the extent permitted, in connection with any vote of KMR stockholders, however called, to vote all KMR shares owned by KMI and any of its subsidiaries in favor of the approval of the KMR merger agreement, the KMR merger (and the approval of any actions required in furtherance of the KMP merger) and, for purposes of determining the manner in which KMP's i-units are voted, the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger); and

  •
  in connection with any vote of EPB unitholders, however called, to vote all EPB common units owned by KMI and any of its subsidiaries in favor of the approval of the EPB merger agreement and the EPB merger (and the approval of any actions required in furtherance of the EPB merger).

Amendment and Supplement

        At any time prior to the effective time of the KMP merger, the KMP merger agreement may be amended or supplemented in any and all respects, whether before or after approval of the KMP merger agreement by the KMP unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the KMGP board and KMR board may not take or authorize any such action unless it has referred such action to the KMGP conflicts committee for its consideration and permitted the KMGP conflicts committee not less than two business days to make a recommendation to the KMGP board and the KMR board with respect thereto (for the avoidance of doubt, the KMGP board and the KMR board shall in no way be obligated to follow the recommendation of the KMGP conflicts committee and the KMGP board and the KMR board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the KMP merger agreement by the KMP unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, there shall be no amendment or change to the provisions of the KMP merger agreement which by law or stock exchange rule would require further approval by the KMP unitholders or the stockholders of KMI, as applicable, without such approval. Unless otherwise expressly set forth in the KMP merger agreement, whenever a determination, decision, approval or consent of KMP, KMGP or KMR is required pursuant to the KMP merger agreement, such determination, decision, approval or consent must be authorized by the KMGP board and the KMR board; provided, however, that the KMGP board and the KMR board may not take or authorize any such action unless it has first referred such action to the KMGP conflicts committee for its consideration, and permitted the KMGP conflicts committee not less than two business days to make a recommendation to the KMGP board with respect thereto.

Remedies; Specific Performance

        The KMP merger agreement provides that the parties are entitled to seek and obtain an injunction to prevent breaches of the KMP merger agreement and to specifically enforce the KMP merger agreement.

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 Representations and Warranties

        The KMP merger agreement contains representations and warranties by KMI and KMP. These representations and warranties have been made solely for the benefit of the other party to the KMP merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the KMP merger agreement, which disclosures may not be reflected in the KMP merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and KMP, KMGP and KMR, on the other hand relate to, among other things:

  •
  corporate organization, standing and similar corporate matters;

  •
  capital structure;

  •
  due authorization of the KMP merger agreement and the transactions contemplated by the KMP merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

  •
  required consents and approvals of governmental entities in connection with the transactions contemplated by the KMP merger agreement;

  •
  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

  •
  compliance with applicable laws;

  •
  information supplied in connection with the KMP proxy statement/prospectus and the registration statement of which it is a part;

  •
  taxes and other tax matters;

  •
  opinions of financial advisors;

  •
  brokers and other advisors; and

  •
  absence of changes or events since December 31, 2013.

        Additional representations and warranties made only by KMI to KMP relate to, among other things:

  •
  legal proceedings;

  •
  contracts and permits;

  •
  benefit plans;

  •
  environmental matters;

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  •
  property;

  •
  intellectual property;

  •
  insurance; and

  •
  financing of the EPB merger, the KMP merger and the KMR merger.

Additional Agreements

        The KMP merger agreement also contains covenants relating to cooperation in the preparation of the KMP proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

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THE KMR MERGER AGREEMENT

        The following describes the material provisions of the KMR merger agreement, which is attached as Annex B to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the KMR merger agreement. This summary does not purport to be complete and may not contain all of the information about the KMR merger agreement that is important to you. We encourage you to read carefully the KMR merger agreement in its entirety before making any decisions regarding the proposals as it is the legal document governing the KMR merger.

        The KMR merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the KMR merger agreement. Factual disclosures about KMI, KMR or any of their respective subsidiaries or affiliates contained in this proxy statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI, KMR or their respective subsidiaries or affiliates contained in the KMR merger agreement and described in this summary. The representations, warranties and covenants made in the KMR merger agreement by KMI, KMR, and R Merger Sub LLC were qualified and subject to important limitations agreed to by KMI, KMR, and R Merger Sub LLC in connection with negotiating the terms of the KMR merger agreement. In particular, in your review of the representations and warranties contained in the KMR merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the KMR merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the KMR merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the KMR merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

The KMR Merger

        Subject to the terms and conditions of the KMR merger agreement and in accordance with Delaware law, at the effective time of the KMR merger, KMI will acquire all of the publicly held KMR shares by R Merger Sub, a wholly owned subsidiary of KMI, merging with and into KMR, with KMR as the surviving entity.

        Immediately following the effective time of the KMR merger, KMI may cause the surviving KMR entity to be merged with and into a Delaware limited liability company and a wholly owned subsidiary of KMI which would be the surviving entity of such merger. No consideration shall be issued in connection with the second step merger.

Effective Time; Closing

        The effective time of the KMR merger will occur at such time as KMR and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by KMR and KMI in writing and specified in the certificate of merger.

        The closing of the KMR merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the KMR merger agreement (other than conditions that by their

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nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMR and KMI shall agree. Each of the KMR merger, the EPB merger and the KMP merger shall be consummated substantially concurrently on the same date such that the KMP merger shall be consummated first, followed by the KMR merger and then the EPB merger. Subject to certain exceptions, KMR and KMI each have the right to terminate the KMR merger agreement if the closing of the KMR merger does not occur on or prior to May 11, 2015.

        KMI and KMR currently expect to complete the KMR merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the KMR merger described below.

Conditions to Completion of the Merger

        KMI and KMR may not complete the KMR merger unless each of the following conditions is satisfied or waived:

  •
  the KMR merger agreement must have been approved by the affirmative vote of at least a majority of the outstanding KMR listed shares (excluding KMR listed shares owned by KMGP and its affiliates);

  •
  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

  •
  the issuance of shares of KMI common stock pursuant to the KMR merger, the EPB merger and the KMP merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

  •
  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each, a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the KMR merger agreement or making the consummation of the transactions contemplated by the KMR merger agreement illegal;

  •
  the registration statement in which this proxy statement is included must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

  •
  the KMI common stock deliverable to the KMR shareholders as contemplated by the KMR merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  all of the conditions set forth in the KMP merger agreement and the EPB merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP merger agreement and the EPB merger agreement, as applicable, and (y) this same condition set forth in each of the KMP merger agreement and the EPB merger agreement) and the parties thereto must be ready, willing and able to consummate the KMP merger and the EPB merger, and the KMP merger and the EPB merger must be consummated substantially concurrently with the KMR merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger; and

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  •
  KMI and KMR must have received an opinion of Bracewell & Giuliani LLP that for U.S. federal income tax purposes, at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the closing for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        The obligations of KMI and R Merger Sub to effect the KMR merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the KMR merger agreement of KMR (i) with respect to its authority to execute the KMR merger agreement and consummate the transactions contemplated by the KMR merger agreement, the applicable shareholders voting requirements for approval of the KMR merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) with respect to approval of the KMR merger agreement by the KMR special committee and KMR board, as applicable, being true and correct both when made and at and as of the date of the closing (unless there shall have been a KMR adverse recommendation change) and (iv) all other representations and warranties of KMR must true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on KMR;

  •
  the receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR certifying that the preceding condition has been satisfied;

  •
  KMR having performed in all material respects all obligations required to be performed by it under the KMR merger agreement;

  •
  the receipt by KMI of an officer's certificate signed on behalf of KMR by an executive officer of KMR certifying that the preceding condition has been satisfied; and

  •
  KMI shall have received an opinion of Bracewell & Giuliani LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        The obligation of KMR to effect the KMR merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the KMR merger agreement of (i) KMI with respect to its authority to execute the KMR merger agreement and consummate the transactions contemplated by the KMR merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, certain tax matters and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such

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    date), (ii) KMI with respect to KMI's capitalization, being true and correct, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) KMI and R Merger Sub with respect to approval of the KMR merger agreement by the KMI board, being true and correct both when made and at and as of the closing (unless there shall have been a KMI adverse recommendation change) and (iv) all other representations and warranties in the KMR merger agreement of KMI being true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) both when made and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on KMI;

  •
  the receipt by KMR of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

  •
  KMI and R Merger Sub having performed in all material respects all obligations required to be performed by each of them under the KMR merger agreement;

  •
  the receipt by KMR of an officer's certificate executed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied; and

  •
  KMR shall have received an opinion of Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the closing date of the KMR merger, to the effect that the KMR merger, taken separately or taken together with the second step merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        For purposes of the KMR merger agreement, the term "material adverse effect" means, when used with respect to party to the KMR merger agreement, means, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the KMR merger agreement or the transactions contemplated by the KMR merger agreement or, except specifically for purposes of the representations and warranties made by KMR with respect to no conflicts or by KMI and R Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the KMR merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the KMR merger agreement, (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the KMR merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal

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proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, KMR) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, KMR) arising out of or related to the KMR merger agreement or the transactions contemplated by the KMR merger agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the KMR merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by the KMR merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

KMR Recommendation and KMR Adverse Recommendation Change

        The KMR special committee and the KMR board considered the benefits of the KMR merger agreement, the KMR merger and the related transactions as well as the associated risks and (i) determined that the KMR merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the KMR merger is fair and reasonable to, and in the best interests of, KMR, after determining that the KMR merger is fair and reasonable to, and in the best interests of, the unaffiliated KMR shareholders, (iii) approved the KMR merger, the KMR merger agreement and the execution, delivery and performance of the KMR merger agreement.

        The KMR merger agreement provides that KMR will not, through the KMR special committee or the KMR board:

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, the recommendation of the KMR special committee or the KMR board that KMR shareholders approve the KMR merger agreement; or

  •
  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMR alternative proposal (described below).

        KMR (through the KMR special committee or the KMR board) taking any of the actions described above is referred to as a "KMR adverse recommendation change."

        Subject to the conditions described below, the KMR special committee or the KMR board may, at any time prior to the approval of the KMR merger agreement by the shareholders of KMR, effect a KMR adverse recommendation change in response to a KMR intervening event (described below) or a KMR superior proposal (described below).

        The KMR board or the KMR special committee may effect a KMR adverse recommendation change in connection with a KMR superior proposal only if:

  •
  KMR received a written KMR alternative proposal that the KMR special committee believes is bona fide and the KMR special committee (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMR alternative proposal constitutes a

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    KMR superior proposal and the failure to effect such recommendation change would not be in the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMR shareholders;

  •
  the KMR board or the KMR special committee, as applicable, has provided prior written notice to KMI stating that, after consultation with its financial advisor and outside legal counsel, such KMR alternative proposal constitutes a KMR superior proposal, including a description of the material terms of such KMR superior proposal, together with a copy of the acquisition agreement for such KMR superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect a KMR adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMR merger agreement, the KMR special committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMR shareholders; provided, that the KMR special committee must take into account all changes to the terms of the KMR merger agreement proposed by KMI.

        The KMR special committee or the KMR board may effect a KMR adverse recommendation change in connection with a KMR intervening event only if:

  •
  the KMR special committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be in the best interests of the unaffiliated KMR shareholders;

  •
  the KMR special committee or the KMR board, as applicable, has provided prior written notice specifying in reasonable detail the material events giving rise to the KMR intervening event at least, unless otherwise specified, five days in advance of its intention to effect a KMR adverse recommendation change; and

  •
  during such five day period, as extended pursuant to the terms of the KMR merger agreement, the KMR special committee has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be opposed to the best interests of KMR, after making a determination that the failure to effect such recommendation change would not be opposed to the best interests of the unaffiliated KMR shareholders; provided, that the KMR special committee shall take into account all changes to the terms of the KMR merger agreement proposed by KMI.

        For purposes of the KMR merger agreement, a "KMR intervening event" means a material event or circumstance that arises or occurs after the date of the KMR merger agreement with respect to KMR that was not, prior to the date of the KMR merger agreement, reasonably foreseeable by the KMR special committee; provided, however, that in no event will the receipt, existence or terms of a KMR alternative proposal or KMI alternative proposal or any matter relating thereto or consequence thereof constitute a "KMR intervening event".

        For purposes of the KMR merger agreement, the term "KMR alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange

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Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMR and its subsidiaries (including securities of subsidiaries) equal to 25% or more of KMR's consolidated assets or to which 25% or more of KMR's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding KMR shares, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding KMR shares or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMR which is structured to permit such person or group to acquire beneficial ownership of at least 25% of KMR's consolidated assets or outstanding KMR shares, in each case, other than the transactions contemplated by the KMR merger agreement.

        For purposes of the KMR merger agreement, a "KMR superior proposal" means a bona fide written offer, obtained after the date of the KMR merger agreement and not in breach of the "non-solicitation" provisions of the KMR merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding KMR shares or assets of KMR and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the KMR special committee determines in its good faith to be more favorable to the KMR, after determining in its good faith that such offer is on terms and conditions more favorable to the unaffiliated KMR shareholders, than the transactions contemplated by the KMR merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMR merger agreement that as of the time of determination had been committed to by KMI in writing.

KMR Shareholder Approval

        KMR has agreed to hold a meeting of the KMR shareholders as soon as practicable for the purpose of obtaining shareholder approval for the KMR merger agreement. For further discussion on the vote required by the KMR shareholders to approve the KMR merger agreement, see "The KMR Special Meeting."

        The KMR merger agreement requires KMR to submit the KMR merger agreement to a vote (i) even if the KMR special committee or the KMR board no longer recommends approval of the KMR merger agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMR alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the KMR merger agreement and the transactions contemplated thereby (including the EPB merger and the KMP merger) are in the best interests of KMI and its stockholders, approved and declared advisable the KMR merger agreement, the EPB merger agreement, the KMP merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

        The KMR merger agreement provides that KMI will not, through the KMI board:

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  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMR, the recommendation of the KMI board that its stockholders approve the stock issuance proposal and the charter amendment proposal; or

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  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any KMI alternative proposal (as described below).

        KMI taking any of the actions described above is referred to as a "KMI adverse recommendation change."

        Subject to the conditions described below, the KMI board may, at any time prior to KMI's stockholders approving the stock issuance proposal and charter amendment proposal, effect a KMI adverse recommendation change in response to a KMI intervening event (described below) or a KMI superior proposal (described below).

        The KMI board can effect a KMI adverse recommendation change in connection with a KMI superior proposal only if:

  •
  KMI received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board (after consultation with its financial advisors and outside legal counsel) determines in good faith that such KMI alternative proposal constitutes a KMI superior proposal and that the failure to effect such recommendation change would be inconsistent with its fiduciary duties to KMI stockholders under applicable law;

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  the KMI board has provided prior written notice to KMR stating that, after consultation with its financial advisor and outside legal counsel, such KMI alternative proposal constitutes a KMI superior proposal, including a description of the material terms of such superior proposal, together with a copy of the acquisition agreement for such superior proposal in final form and any other relevant proposed transaction agreements at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

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  during such five day period, as extended pursuant to the KMR merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMR in good faith (to the extent KMR desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be inconsistent with the fiduciary duties of the KMI board to KMI's stockholders under applicable law; provided, that the KMI board shall take into account all changes to the terms of the KMR merger agreement proposed by KMR.

        The KMI board can only effect a KMI adverse recommendation change in connection with a KMI intervening event if:

  •
  the KMI board (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would inconsistent with its fiduciary duties to KMI stockholders under applicable law;

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  the KMI board has provided prior written notice specifying in reasonable detail the material events giving rise to the intervening event at least, unless otherwise specified, five days in advance of its intention to effect an KMI adverse recommendation change; and

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  during such five day period, as extended pursuant to the KMR merger agreement, the KMI board, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMR in good faith (to the extent KMR desires to negotiate) to make such adjustments in the terms and conditions of the KMR merger agreement so that the failure to effect such recommendation change would not be inconsistent with the KMI board's fiduciary duties to KMI stockholders under applicable law; provided, that, the KMI board shall take into account all changes to the terms of the KMR merger agreement proposed by KMR.

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        For purposes of the KMR merger agreement, a "KMI intervening event" means a material event or circumstance that arises or occurs after the date of the KMR merger agreement with respect to KMI that was not, prior to the date of the KMR merger agreement, reasonably foreseeable by the KMI board; provided, however, that in no event will the receipt, existence or terms of a KMI alternative proposal or KMR alternative proposal or any matter relating thereto or consequence thereof constitute a "KMI intervening event."

        For purposes of the KMR merger agreement, the term "KMI alternative proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMR and its subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of KMI and its subsidiaries (other than the assets of KMR, but including securities of other subsidiaries) equal to 25% or more of the assets of KMI and its subsidiaries (other than the assets of KMR, but including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole or to which 25% or more of the revenues or earnings of KMI and its subsidiaries (other than the assets of KMR, but including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of KMI, (C) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of KMI or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KMI which is structured to permit such person or group to acquire beneficial ownership of at least 25% of the assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole or of the equity securities of KMI; in each case, other than the transactions contemplated by the KMR merger agreement.

        For purposes of the KMR merger agreement, a "KMI superior proposal" means a bona fide written offer, obtained after the date of the KMR merger agreement and not in breach of the "non-solicitation" provision of the KMR merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of KMI or assets of KMI and its subsidiaries (including, for purposes of this definition, KMI's equity interests in KMR) taken as a whole, made by a third party, which is on terms and conditions which KMI board determines in its good faith to be more favorable to KMI's stockholders from a financial point of view than the transactions contemplated by the KMR merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the KMR merger agreement that as of the time of determination had been committed to by KMR writing.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal.

        The KMR merger agreement requires KMI to submit the stock issuance proposal and the charter amendment proposal to a stockholder vote (i) even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal and (ii) irrespective of the commencement, public proposal, public disclosure or communication to KMI of any KMI alternative proposal (as described above).

No Solicitation by KMR

        The KMR merger agreement contains detailed provisions prohibiting KMR from seeking a KMR alternative proposal to the KMR merger. Under these "no solicitation" provisions, KMR has agreed

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that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the KMR merger agreement:

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  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMR alternative proposal; or

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  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMR alternative proposal.

        KMR has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsdiaries' representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMR alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than KMI and its subsidiaries and representatives) to any confidential information relating to a possible KMR alternative proposal.

        Notwithstanding the foregoing restrictions, the KMR merger agreement provides that, under specified circumstances at any time prior to obtaining the approval of KMR's shareholders of the KMR merger agreement, if KMR has received a written KMR alternative proposal that the KMR special committee believes is bona fide and the KMR special committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMR alternative proposal constitutes or could reasonably be expected to lead to or result in a KMR superior proposal and such KMR alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement, then KMR may:

  •
  furnish information with respect to KMR and its subsidiaries, as applicable, to any third party making such KMR alternative proposal; and

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  participate in discussions or negotiations regarding such KMR alternative proposal.

        KMR also has agreed in the KMR merger agreement that it (i) will promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any KMR alternative proposal and indicate the identity of the person making any such KMR alternative proposal, offer or inquiry and (ii) will provide KMI the terms and conditions of any such KMR alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMR has agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by KMR or that KMR has delivered to any third party making a KMR alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The KMR merger agreement permits KMR, the KMR special committee and the KMR board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMR special committee or the KMR board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be in the best interests of KMR, after determining that its failure to do so would not be in the best interests of the public KMR shareholders.

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 No Solicitation by KMI

        The KMR merger agreement contains detailed provisions prohibiting KMI from seeking a KMI alternative proposal. Under these "no solicitation" provisions, KMI has agreed that it will not, and it will cause its subsidiaries and use reasonable best efforts to cause itheir respective representatives not to, directly or indirectly, except as permitted by the KMR merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a KMI alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a KMI alternative proposal.

        KMI has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a KMI alternative proposal, request the return or destruction of all confidential information previously provided to such parties and prohibit any access by any person (other than to KMP, KMR, EPB and their respective subsidiaries and representatives) to any confidential information relating to a possible KMI alternative proposal.

        Following the date of the KMR merger agreement but prior to obtaining the approval of KMI's stockholders of the stock issuance proposal and the charter amendment proposal, if KMI has received a written KMI alternative proposal that the KMI board believes is bona fide and the KMI board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such KMI alternative proposal constitutes or could reasonably be expected to lead to or result in a KMI superior proposal and such KMI alternative proposal does not result from a material breach of the non-solicitation provisions in the KMR merger agreement, then the KMR merger agreement permits KMI to furnish information with respect to KMI and its subsidiaries to any third party making such KMI alternative proposal and participate in discussions or negotiations regarding such KMI alternative proposal; provided, that (i) KMI and its subsidiaries will not, and will use reasonable best efforts to cause its representatives not to, disclose any non-public information to such person unless KMI has, or first enters into, a confidentiality agreement with such person with confidentiality provisions that are not less restrictive in the aggregate to such person than the provisions of the confidentiality agreement between KMI, KMP and KMR are to KMR and (ii) KMI will provide to KMR any non-public information that was not previously provided or made available to KMR prior to or substantially concurrently with providing or making available such non-public information to such other person.

        KMI also has agreed in the KMR merger agreement that it (i) will promptly advise KMR, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with it in respect of any KMI alternative proposal and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) will provide KMR the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, KMI has agreed to promptly keep KMR reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMR with copies of any additional written materials received by KMI or that KMI has delivered to any third party making a KMI alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

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        The KMR merger agreement permits the KMI board to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act if the KMI board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to KMI stockholders under applicable law.

Merger Consideration

        At the effective time of the KMR merger, each KMR listed share and KMR voting share issued and outstanding (excluding KMR listed shares owned by KMGP, KMR, KMI or R Merger Sub, which will be canceled) will be converted into the right to receive 2.4849 shares of KMI common stock.

        KMI will not issue any fractional shares of KMI common stock in the KMR merger. Instead, each holder of KMR shares who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the KMR merger agreement, a cash payment, without interest, in lieu of such fractional share representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction (other than regular quarterly distributions of KMR listed shares and KMR voting shares as required by KMR's LLC Agreement as of the date of the KMR merger agreement) with respect to the number of outstanding KMR shares or shares of KMI common stock prior to the effective time of the KMR merger to provide the holders of KMR shares the same economic effect as contemplated by the KMR merger agreement prior to such event.

Withholding

        KMI, R Merger Sub and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to a shareholders in connection with the KMR merger such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent withheld, such withheld amounts will be treated as having been paid to the former shareholders in respect of whom such withholding was made.

Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the KMR merger shall be paid to the holder of any surrendered certificates or book-entry shares until such certificates or book-entry shares are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the KMR merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the KMR merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI

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common stock to be issued pursuant to the KMR merger shall be entitled to dividends as if issued and outstanding as of the effective time of the KMR merger.

Financing Covenant

        KMR has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the KMR merger and the other transactions contemplated by the KMR merger agreement and any other amounts required to be paid in connection with the consummation of the KMR merger.

Filings

        Pursuant to the KMR merger agreement, each of the parties agreed to cooperate and use their respective reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the KMR merger agreement, including by providing the other party a reasonable opportunity to review and comment and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material written communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the KMR merger agreement.

Regulatory Matters

        See "Special Factors—Regulatory Approvals Required for the Merger" for a description of the material regulatory requirements for completion of the transactions.

        Pursuant to the terms of the KMR merger agreement, each of the parties agreed to cooperate with the others and to cause their respective subsidiaries to use its reasonable best efforts to (i) do all things necessary to consummate the transactions contemplated by the KMR merger agreement (including preparing and filing recommended filings under applicable antitrust laws), (ii) obtain all approvals from any governmental authority or third party necessary to consummate the transactions contemplated by the KMR merger agreement and (iii) defend any lawsuits or other legal proceedings challenging the KMR merger agreement or transactions contemplated by the KMR merger agreement.

Termination

        KMI and KMR may terminate the KMR merger agreement at any time prior to the effective time of the KMR merger by mutual written consent authorized by the KMI board and the KMR special committee.

        In addition, either KMI or KMR can terminate the KMR merger agreement at any time prior to the effective time by written notice to the other party if:

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  the closing of the KMR merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or KMR if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under the KMR merger agreement or (ii) to KMI or KMR if the other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the KMR merger agreement;

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  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the KMR merger agreement or making the consummation of the transactions contemplated by the KMR merger agreement illegal, except that the right to terminate will not be available to KMI or KMR if such restraint is due to the failure, in the case of KMR, KMR and in the case of KMI, KMI or R Merger Sub, to perform its obligations under the KMR merger agreement;

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  the meeting of the KMR shareholders is concluded and the approval of the KMR merger agreement by the KMR shareholders is not obtained; provided, however, that this right to terminate will not be available to KMR if such failure to obtain approval was proximately caused by a KMR adverse recommendation change not permitted by the KMR merger agreement or a material breach of the no solicitation provisions by KMR;

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  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; provided, however, that this right to terminate will not be available to KMI if such failure to obtain approval was proximately caused by a KMI adverse recommendation change not permitted by the KMR merger agreement or a material breach of the no solicitation provisions by KMI; or

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  either the EPB merger agreement or the KMP merger agreement are terminated in accordance with its terms.

        KMI also may terminate the KMR merger agreement if a KMR adverse recommendation change occurs or KMR materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

        KMR also may terminate the KMR merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMR and KMR is then in any material breach.

        In some cases, termination of the KMR merger agreement may require KMR or KMI to pay to the other a termination fee and expenses, as described below under "—Termination Fee."

Termination Fee

        The KMR merger agreement provides that KMR is required to pay a termination fee of $311 million to KMI if the KMR merger agreement is terminated by:

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  KMI, as a result of the KMR special committee or the KMR board having effected a KMR adverse recommendation change due to a KMR superior proposal; or

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  KMR or KMI, as a result of the shareholders of KMR not approving the KMR merger agreement at a meeting of the shareholders of KMR or any adjournment or postponement of such meeting where a KMR adverse recommendation change due to a KMR superior proposal has occurred.

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        The KMR merger agreement provides that KMI is required to pay a termination fee of $311 million to KMR if the KMR merger agreement is terminated by:

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  KMR, as a result of the KMI board having effected a KMI adverse recommendation change due to a KMI superior proposal; or

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  KMR or KMI, as a result of the stockholders of KMI not approving the stock issuance proposal or charter amendment proposal at a meeting of the stockholders of KMI or any adjournment or postponement of such meeting where a KMI adverse recommendation change due to a KMI superior proposal has occurred.

Conduct of Business

        Under the KMR merger agreement, each of KMI and KMR has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the KMR merger agreement until the earlier of the termination of the KMR merger agreement in accordance with its terms and the effective time of the KMR merger, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to cause its business to be conducted in all material respects in the ordinary course of business consistent with past practice.

        Subject to certain exceptions, unless KMR consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

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  amend KMI's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the KMR merger or related transactions;

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  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time;

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  take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the KMR merger, taken separately or taken together with the second step merger, as applicable, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the Transactions, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMR merger agreement;

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  with respect to KMI, EPB and KMP only, subject to certain exceptions set forth in the KMR merger agreement, (i) issue, deliver, sell, grant, pledge, or dispose of, as applicable, or authorize any of the same with respect to any KMI common stock, KMI preferred stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities, (ii) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (iii) split, combine, subdivide or reclassify any KMI common stock, KMI preferred stock, partnerships interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

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  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests any person or acquire any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2 billion (other than transactions exclusively between wholly owned subsidiaries);

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  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

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  enter into any material contract, other than in the ordinary course of business consistent with past practice, or materially modify any material rights under a material contract, in each case in a manner which would be materially adverse to KMI and its subsidiaries taken as a whole or prevent or materially impede or delay the consummation of the transactions set forth in the KMR merger agreement;

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  modify or amend, or waive or assign any rights under, the KMP merger agreement or the EPB merger agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the KMR merger agreement or would have an adverse effect on the value of the KMR merger consideration to be received by holders of KMR shares;

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  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect;

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  increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any benefit plan in any material respect (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMR merger agreement);

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  grant any material severance or termination pay to any officer or director of KMI or any of its subsidiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMR merger agreement);

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  adopt, enter into or amend any material arrangement for the benefit of any current or former directors or officers of KMI or any of its subsidiaries or any of their beneficiaries (other than in the ordinary course and consistent with past practice or as provided in the KMI benefit plans as of the date of the KMR merger agreement);

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  incur direct or indirect liability for any indebtedness, enter into any lease, create any lien on its property or the property of its subsidiaries or make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the consummation of the transactions contemplated by the KMR merger agreement; or

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  take any other action which would prevent or materially impede or delay the consummation of the transactions contemplated by the KMR merger agreement.

Indemnification; Directors' and Officers' Insurance

        The KMR merger agreement provides that, upon the effective time, KMI will, to the fullest extent that KMR or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of KMR or any of its subsidiaries. In addition, KMI will maintain in effect for six years from the effective time of the KMR merger KMR's current directors' and

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officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the KMR merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and KMR have agreed to coordinate the consummation of the transactions contemplated by the KMR merger agreement so that the KMP merger agreement and the EPB merger agreement are consummated substantially concurrently in the manner and sequence set forth in the KMR merger agreement.

Notification of Certain Matters Regarding EPB Merger and KMP Merger

        KMI has agreed to give prompt notice to KMR of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB merger or the KMP merger to not be satisfied by the May 11, 2015 or (ii) materially delay or impede the consummation of either the EPB merger or the KMP merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede the consummation of either the EPB merger or the KMP merger.

KMR Special Committee

        KMI has agreed, until the effective time of the KMR merger or the termination of the KMR merger agreement, not to, without the consent of a majority of the KMR special committee, take any action (or allow its subsidiaries to take any action) to eliminate the KMR special committee, revoke or diminish the authority of the KMR special committee or remove or cause the removal of any director of the KMR board that is a member of the KMR special committee either as a director or member of such committee.

Voting

        KMI and R Merger Sub have agreed, until the earlier of the effective time of the KMR merger, termination of the KMR merger agreement or a KMI adverse recommendation change:

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  in connection with any vote of KMP unitholders, however called, to vote all KMP common units and Class B units and all KMR listed shares owned by KMI and any of its subsidiaries in favor of the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger);

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  to the extent permitted, in connection with any vote of KMR shareholders, however called, to vote all KMR shares owned by KMI and any of its subsidiaries in favor of the approval of the KMR merger agreement, the KMR merger (and the approval of any actions required in furtherance of the KMR merger) and, for purposes of determining the manner in which KMP's i-units are voted by KMR, the approval of the KMP merger agreement and the KMP merger (and the approval of any actions required in furtherance of the KMP merger); and

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  in connection with any vote of EPB unitholders, however called, to vote all EPB common units owned by KMI and any of its subsidiaries in favor of the approval of the EPB merger agreement and the EPB merger (and the approval of any actions required in furtherance of the EPB merger).

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 Amendment and Supplement

        At any time prior to the effective time of the KMR merger, the KMR merger agreement may be amended or supplemented in any and all respects, whether before or after approval of the KMR merger agreement by the KMR shareholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the KMR board may not take or authorize any such action unless it has referred such action to the KMR special committee for its consideration and permitted the KMR special committee not less than two business days to make a recommendation to the KMR board with respect thereto (for the avoidance of doubt, the KMR board shall in no way be obligated to follow the recommendation of the KMR special committee and the KMR board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the KMR merger agreement by the KMR shareholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, there shall be no amendment or change to the provisions of the KMR merger agreement which by law or stock exchange rule would require further approval by the KMR shareholders or the stockholders of KMI, as applicable, without such approval. Unless otherwise expressly set forth in the KMR merger agreement, whenever a determination, decision, approval or consent of KMR is required pursuant to the KMR merger agreement, such determination, decision, approval or consent must be authorized by the KMR board; provided, however, that the KMR board may not take or authorize any such action unless it has first referred such action to the KMR special committee for its consideration, and permitted the KMR special committee not less than two business days to make a recommendation to the KMR board with respect thereto.

Remedies; Specific Performance

        The KMR merger agreement provides that the parties are entitled to seek and obtain an injunction to prevent breaches of the KMR merger agreement and to specifically enforce the KMR merger agreement.

Representations and Warranties

        The KMR merger agreement contains representations and warranties by KMI and KMR. These representations and warranties have been made solely for the benefit of the other party to the KMR merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

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  have been qualified by disclosures that were made to the other party in connection with the negotiation of the KMR merger agreement, which disclosures may not be reflected in the KMR merger agreement; and

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  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and KMR, on the other hand relate to, among other things:

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  corporate organization, standing and similar corporate matters;

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  capital structure;

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  •
  due authorization of the KMR merger agreement and the transactions contemplated by the KMR merger agreement, any conflicts with third parties created by such transactions and the voting requirements for such transactions;

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  required consents and approvals of governmental entities in connection with the transactions contemplated by the KMR merger agreement;

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  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

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  compliance with applicable laws;

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  information supplied in connection with the KMR proxy statement/prospectus and the registration statement of which it is a part;

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  taxes and other tax matters;

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  opinions of financial advisors;

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  brokers and other advisors; and

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  absence of changes or events since December 31, 2013.

        Additional representations and warranties made only by KMI to KMR relate to, among other things:

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  legal proceedings;

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  permits;

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  contracts;

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  benefit plans;

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  environmental matters;

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  property;

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  intellectual property;

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  insurance; and

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  financing of the EPB merger, the KMP merger and the KMR merger.

Additional Agreements

        The KMR merger agreement also contains covenants relating to cooperation in the preparation of the KMR proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

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THE EPB MERGER AGREEMENT

        The following describes the material provisions of the EPB merger agreement, which is attached as Annex C to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the EPB merger agreement. This summary does not purport to be complete and may not contain all of the information about the EPB merger agreement that is important to you. We encourage you to read carefully the EPB merger agreement in its entirety before making any decisions regarding the proposals as it is the legal document governing the EPB merger.

        The EPB merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the EPB merger agreement. Factual disclosures about KMI, EPB or any of their respective subsidiaries or affiliates contained in this proxy statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KMI, EPB or their respective subsidiaries or affiliates contained in the EPB merger agreement and described in this summary. The representations, warranties and covenants made in the EPB merger agreement by KMI, EPB, EPGP and E Merger Sub LLC were qualified and subject to important limitations agreed to by KMI, EPB, EPGP and E Merger Sub LLC in connection with negotiating the terms of the EPB merger agreement. In particular, in your review of the representations and warranties contained in the EPB merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the EPB merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the EPB merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the EPB merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

The EPB Merger

        Subject to the terms and conditions of the EPB merger agreement and in accordance with Delaware law, at the effective time of the EPB merger, KMI will acquire all of the publicly held EPB common units by E Merger Sub, a wholly owned subsidiary of KMI, merging with and into EPB, with EPB as the surviving entity.

Effective Time; Closing

        The effective time of the EPB merger will occur at such time as EPB and KMI cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by EPB and KMI in writing and specified in the certificate of merger.

        The closing of the EPB merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the EPB merger agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction of those conditions), or at such other place, date and time as KMI and EPB shall agree. Each of the EPB merger, the KMP merger and the KMR merger shall be consummated substantially concurrently on the same date such that the KMR merger shall be consummated first, followed by the KMP merger and then the EPB merger.

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Subject to certain exceptions, EPB and KMI each have the right to terminate the EPB merger agreement if the closing of the EPB merger does not occur on or prior to May 11, 2015.

        KMI and EPB currently expect to complete the EPB merger by the fourth quarter of 2014 subject to receipt of required equityholder and regulatory approvals and the satisfaction or waiver of the other conditions to the EPB merger described below.

Conditions to Completion of the Merger

        KMI and EPB may not complete the EPB merger unless each of the following conditions is satisfied or waived:

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  the EPB merger agreement must have been approved by the affirmative vote or consent of a majority of the outstanding EPB common units;

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  the adoption of the amendment to KMI's certificate of incorporation, referred to as the "charter amendment proposal," to increase the number of authorized shares of KMI common stock must have been approved by the affirmative vote of a majority of the outstanding shares of KMI common stock entitled to vote thereon;

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  the issuance of shares of KMI common stock pursuant to the EPB merger, the KMP merger and the KMR merger, referred to as the "stock issuance proposal," must have been approved by the affirmative vote of a majority of the shares of KMI common stock present at a meeting of the stockholders of KMI;

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  no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a "restraint") shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the EPB merger agreement or making the consummation of the transactions contemplated by the EPB merger agreement illegal;

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  the registration statement in which this proxy statement is included must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

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  the KMI common stock deliverable to the EPB unitholders as contemplated by the EPB merger agreement must have been approved for listing on the NYSE, subject to official notice of issuance;

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  all of the conditions set forth in the KMR merger agreement and the KMP merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR merger agreement and the KMP merger agreement, as applicable, and (y) this same condition set forth in each of the KMR merger agreement and the KMP merger agreement) and the parties thereto must be ready, willing and able to consummate the KMR merger and the KMP merger, and the KMR merger and the KMP merger must be consummated substantially concurrently with the EPB merger such that the KMR merger will be consummated first, followed by the KMP merger and then the EPB merger.

        The obligations of KMI and E Merger Sub to effect the EPB merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties in the EPB merger agreement of EPB and EPGP (i) with respect to their authority to execute the EPB merger agreement and consummate the

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    transactions contemplated by the EPB merger agreement, the applicable unitholder voting requirements for approval of the EPB merger agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to EPB's capitalization and EPGP's ownership of EPB's equity, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) other than those representations and warranties of EPB and EPGP described in (i) and (ii) above, shall be true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on EPB;

  •
  the receipt by KMI of an officer's certificate signed on behalf of EPB by an executive officer of EPGP certifying that the preceding condition has been satisfied;

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  EPB and EPGP having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement; and

  •
  the receipt by KMI of an officer's certificate signed on behalf of EPB and EPGP by an executive officer of EPGP certifying that the preceding condition has been satisfied.

        The obligation of EPB to effect the EPB merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties in the EPB merger agreement of KMI (i) with respect to its authority to execute the EPB merger agreement and consummate the transactions contemplated by the EPB merger agreement and its due execution of the EPB merger agreement, the KMP merger agreement and the KMR merger agreement, the applicable stockholder voting requirements for approval of the stock issuance proposal and the charter amendment proposal, and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to KMI's capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) other than those representations and warranties of KMI described in (i) and (ii) above, being true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KMI;

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  the receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied;

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  KMI and E Merger Sub having performed in all material respects all obligations required to be performed by each of them under the EPB merger agreement; and

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  •
  the receipt by EPB of an officer's certificate signed on behalf of KMI by an executive officer of KMI certifying that the preceding condition has been satisfied.

        For purposes of the EPB merger agreement, the term "material adverse effect" means, when used with respect to person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a "material adverse effect": (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the EPB merger agreement or the transactions contemplated by the EPB merger agreement or, except specifically for purposes of the representations and warranties made by EPB and EPGP with respect to no conflicts or by KMI and E Merger Sub with respect to no conflicts and the satisfaction of the closing conditions set forth in the EPB merger agreement (and described above under "—Conditions to Completion of the Merger") with respect to such representations and warranties, the performance of the EPB merger agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing shall not preclude any other party to the EPB merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of KMI, EPB) (on their own or on behalf of such person or any of its subsidiaries or in the case of KMI, EPB) arising out of or related to the EPB merger agreement or the transactions contemplated thereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the EPB merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "material adverse effect" should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a "material adverse effect"); and (ix) the taking of any action required by EPB merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a "material adverse effect" if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

EPGP Recommendation and EPB Adverse Recommendation Change

        The EPGP conflicts committee unanimously determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, approved, and recommended that the EPGP board approve, the EPB merger agreement, the execution, delivery and

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performance of the EPB merger agreement and the transactions contemplated thereby and submit the EPB merger agreement to a vote of the EPB unitholders and resolved to recommend approval of the EPB merger agreement by the EPB unitholders.

        The EPGP board (acting based upon the recommendation of the EPGP conflicts committee) unanimously determined that the EPB merger is fair and reasonable to, and in the best interests of, EPB, after determining that the EPB merger is fair and reasonable to, and in the best interests of, the unaffiliated EPB unitholders, approved the EPB merger agreement and the execution, delivery and performance of the EPB merger agreement and the transactions contemplated thereby and resolved to submit the EPB merger agreement to a vote of the EPB unitholders and recommend approval of the EPB merger agreement by the EPB unitholders.

        The EPB merger agreement provides that EPB and EPGP will not, and will cause their respective subsidiaries and use their commercially reasonable best efforts to cause their respective representatives not to, directly or indirectly:

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to KMI, EPB's (through the EPGP conflict committee's and EPGP board's) recommendation that its unitholders approve the EPB merger agreement; or

  •
  publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal.

        EPB and EPGP taking any of the actions described above is referred to as an "EPB adverse recommendation change."

        Notwithstanding the terms above or any other term in the EPB merger agreement to the contrary, the EPGP conflicts committee and the EPGP board, as applicable, may, at any time prior to obtaining the approval of the EPB merger agreement and the transactions contemplated thereby by the EPB unitholders, if the EPGP board or the EPGP conflicts committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of EPB; provided that, neither the EPGP conflicts committee nor the EPGP board may effect an EPB adverse recommendation change pursuant to the foregoing unless:

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  the EPGP conflicts committee or the EPGP board, as applicable, has provided prior written notice to KMI specifying in reasonable detail the reasons for such action, including, if a reason for the EPB adverse recommendation change is an alternative proposal, a description of the material terms of such alternative proposal, subject to certain exceptions, at least three days in advance of its intention to take such action with respect to an EPB adverse recommendation change unless (i) at the time such notice is required to be given there are less than three days prior to the EPB special meeting, in which case the EPGP conflicts committee or the EPGP board, as applicable, must provide as much notice as is reasonably practicable (and any material amendment to the terms of such alternative proposal requires a new one day notice period) or (ii) if a reason for the EPB adverse recommendation change is any amendment or supplement to the EPB merger agreement agreed to, or any determination, decision, approval or consent required by the EPB merger agreement made or granted by, or any waiver or extension under the EPB merger agreement granted by, the EPGP board, in each case without the prior recommendation of the EPGP conflicts committee in accordance with the EPB merger agreement, in which case the EPGP conflicts committee must provide only one day notice; and

  •
  during such notice period, the EPGP conflicts committee or the EPGP board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with KMI in good faith (to the extent KMI desires to negotiate) to make such adjustments in the terms and conditions of the EPB merger agreement so that the failure

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    to effect such EPB adverse recommendation change would not be inconsistent with the best interests of EPB.

        Any EPB adverse recommendation change made by the EPGP conflicts committee invalidates and rescinds any prior "Special Approval" of the EPB merger agreement and the EPB merger.

        For purposes of the EPB merger agreement, the term "alternative proposal", with respect to EPB, means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than KMI and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of EPB and its subsidiaries (including securities of subsidiaries) equal to 25% or more of EPB's consolidated assets or to which 25% or more of EPB's revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any outstanding class of equity securities of EPB, (iii) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding EPB common units or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving EPB which is structured to permit such person or group to acquire beneficial ownership of at least 25% of EPB's consolidated assets or outstanding EPB common units; in each case, other than the transactions contemplated by the EPB merger agreement.

EPB Unitholder Approval

        EPB has agreed to hold a special meeting of the EPB unitholders as soon as practicable for purposes of obtaining the approval by the EPB unitholders of the EPB merger agreement. For further discussion on the vote required by the EPB unitholders to approve the EPB merger agreement, see "The EPB Special Meeting."

        The EPB merger agreement requires EPB to submit the EPB merger agreement to the EPB unitholders for approval at a special meeting: (i) even if the EPGP conflicts committee or the EPB board no longer recommends approval or adoption of the EPB merger agreement; and (ii) irrespective of the commencement, public proposal, public disclosure or communication to EPB, or any public recommendation or approval by the EPGP conflicts committee, of any alternative proposal (as described above).

KMI Recommendation and KMI Adverse Recommendation Change

        The KMI board of directors determined that the EPB merger agreement and the transactions contemplated thereby (including the KMP merger and the KMR merger) are in the best interests of KMI and its stockholders, approved and declared advisable the EPB merger agreement, the KMP merger agreement, the KMR merger agreement, the stock issuance proposal and the charter amendment proposal and resolved to submit the charter amendment proposal and the stock issuance proposal to a vote of the KMI stockholders and recommend adoption thereof.

        The EPB merger agreement provides that KMI, through its board of directors, shall not withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to EPB, its recommendation to its stockholders to approve and adopt the charter amendment proposal and the stock issuance proposal. KMI taking any of the actions described in the foregoing sentence is referred to as a "KMI adverse recommendation change."

        Notwithstanding the terms above or any other term in the EPB merger agreement to the contrary, subject to compliance with the EPB merger agreement, KMI's board of directors may, if it determines

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in good faith (after consultation with KMI's financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law, make a KMI adverse recommendation change; provided, however, that KMI's board of directors may not effect a KMI adverse recommendation change pursuant to the foregoing unless:

  •
  KMI has provided prior written notice to EPB specifying in reasonable detail the reasons for such action, subject to certain exceptions, at least three days in advance of its intention to take such action with respect to a KMI adverse recommendation change, unless at the time such notice is required to be given there are less than three days prior to the KMI special meeting, in which case the KMI board must provide as much notice as is reasonably practicable; and

  •
  KMI is not in material breach of certain of its obligations specified in the EPB merger agreement; and

  •
  during such notice period, KMI's board of directors has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with EPB in good faith (to the extent EPB desires to negotiate) to make such adjustments in the terms and conditions of the EPB merger agreement so that the failure to effect such KMI adverse recommendation change would not be inconsistent with its fiduciary duties to stockholders under applicable law.

KMI Stockholder Approval

        KMI has agreed to hold a meeting of its stockholders as soon as is practicable for the purpose of obtaining stockholder approval of the stock issuance proposal and charter amendment proposal. The EPB merger agreement requires KMI to submit the stock issuance proposal and charter amendment proposal to a stockholder vote even if the KMI board no longer recommends approval of the stock issuance proposal and charter amendment proposal. The KMI board approved the EPB merger agreement and the transactions contemplated thereby and directed that the stock issuance proposal and charter amendment proposal be submitted to KMI stockholders for their consideration.

No Solicitation by EPB

        The EPB merger agreement contains detailed provisions prohibiting EPGP and EPB from seeking an alternative proposal to the EPB merger. Under these "no solicitation" provisions, EPGP and EPB have agreed that they will not, and will cause their respective subsidiaries and use commercially reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their "representatives") not to, directly or indirectly, except as permitted by the EPB merger agreement:

  •
  solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

  •
  enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

        EPGP and EPB have agreed that they will, and will cause their respective subsidiaries and use commercially reasonable best efforts to cause their respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the EPB merger agreement with respect to an alternative proposal and immediately terminate any access by any person (other than KMI and its representatives) to confidential information relating to a possible alternative proposal.

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        Following the date of the EPB merger agreement but prior to obtaining the approval of EPB's unitholders of the EPB merger agreement, if EPB has received a written alternative proposal that the EPGP board believes is bona fide and the EPGP board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal (as described below) and such alternative proposal does not result from a material breach of the non-solicitation provisions in the EPB merger agreement, then the EPB merger agreement permits EPGP and EPB to furnish information with respect to EPB and its subsidiaries to any third party making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, that (i) EPB and EPGP and their respective subsidiaries will not, and will use reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless EPB has, or first enters into, a confidentiality agreement with such person with confidentiality provisions that are not less restrictive in the aggregate to such person than the provisions of the confidentiality agreement between KMI and EPB are to KMI and (ii) EPB and EPGP provide KMI any non-public information that was not previously provided or made available to KMI prior to or substantially concurrently with providing or making available such non-public information to such other person.

        EPB and EPGP also have agreed in the EPB merger agreement that they will (i) promptly advise KMI, orally and in writing, and in any event within 24 hours after receipt, if any proposal offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with them in respect of any alternative proposal, and indicate the identity of the person making any such alternative proposal, offer or inquiry and (ii) provide KMI the terms and conditions of any such alternative proposal, request or inquiry (including providing KMI with copies of any written materials received from or on behalf of such person making such proposal, offer or inquiry). In addition, EPB and EPGP have agreed to promptly keep KMI reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly, in any event within 24 hours, provide KMI with copies of any additional written materials received by EPB or EPGP or that EPB or EPGP has delivered to any third party making an alternative proposal that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        The EPB merger agreement permits EPB, the EPGP conflicts committee and the EPGP board to comply with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act if the EPGP conflicts committee determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with the best interests of EPB or any applicable law.

        For purposes of the EPB merger agreement, a "superior proposal" means a bona fide written offer, obtained after the date of the EPB merger agreement and not in material breach of the EPB merger agreement, to acquire, directly or indirectly, more than 50% of the outstanding equity securities of EPB or assets of EPB and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the EPGP board determines in its good faith to be more favorable to EPB than the transactions contemplated by the EPB merger agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the EPB merger agreement that as of the time of determination had been committed to by KMI in writing.

Merger Consideration

        At the effective time of the EPB merger, each common unit issued and outstanding (excluding EPB common units owned by EPGP or KMI or any of its subsidiaries, which shall remain outstanding) will be converted into the right to receive, at the election of the holder, one of the following:

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  $4.65 in cash without interest and 0.9451 of a share of KMI common stock, which is referred to as the "mixed consideration";

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  $39.53 in cash without interest, which is referred to as the "cash consideration"; or

  •
  1.0711 shares of KMI common stock, which is referred to as the "stock consideration."

        Any election by a holder to receive the cash consideration or the stock consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of KMI common stock issued in the EPB merger is the same as would be paid and issued if each EPB common unit had been converted into the right to receive the mixed consideration. See "Special Factors—EPB Unitholders Making Elections—Proration and Adjustment Procedures" for more information on the proration and adjustment procedures.

        KMI will not issue any fractional shares of KMI common stock in the EPB merger. Instead, each holder of EPB common units who otherwise would have received a fractional share of KMI common stock will be entitled to receive, from the exchange agent appointed by KMI pursuant to the EPB merger agreement, a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to such sale) in one or more transactions of a number of shares of KMI common stock equal to the aggregate amount of fractional shares of KMI common stock otherwise issuable.

Treatment of EPB Restricted Units

        Each EPB common unit subject to forfeiture or restricted unit granted under the EPGP Long-Term Incentive Plan that is outstanding immediately prior to the effective time will be automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each restricted unit shall be treated as an issued and outstanding EPB common unit as of immediately prior to the effective time. At the effective time, the EPGP Long-Term Incentive Plan will be terminated and no longer in effect.

Adjustments to Prevent Dilution

        The merger consideration described above under "—Merger Consideration" will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding EPB common units or shares of KMI common stock prior to the effective time of the EPB merger to provide the holders of EPB common units the same economic effect as contemplated by the EPB merger agreement prior to such event.

Withholding

        KMI, E Merger Sub, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the EPB merger agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the former holder of EPB common units in respect of whom such withholding was made.

Dividends and Distributions

        No dividends or other distributions with respect to shares of KMI common stock issued in the EPB merger shall be paid to the holder of any surrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of KMI common stock, if any, issued in exchange therefor (i) at the time of such surrender, all

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dividends and other distributions payable in respect of any such shares of KMI common stock with a record date after the effective time of the EPB merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of KMI common stock with a record date after the effective time of the EPB merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of KMI common stock, all shares of KMI common stock to be issued pursuant to the EPB merger shall be entitled to dividends as if issued and outstanding as of the effective time of the EPB merger.

Financing Covenant

        EPB has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide cooperation as reasonably requested by KMI, at KMI's sole expense, to assist KMI in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the EPB merger and the other transactions contemplated by the EPB merger agreement and any other amounts required to be paid in connection with the consummation of the EPB merger. KMI has agreed to indemnify and hold harmless EPGP, EPB and their respective subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Filings

        Pursuant to the EPB merger agreement, KMI, on the one hand, and EPB and EPGP, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use (it being understood that with respect to KMP, its general partner and KMR and their respective subsidiaries, KMI's obligations shall only apply to the extent such obligation is appropriate under the organizational documents of KMP, its general partner and KMR and their respective subsidiaries) their respective reasonable best efforts to (i) prepare and file as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than May 11, 2015) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the EPB merger agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the EPB merger agreement or the consummation of the transactions contemplated thereby.

Regulatory Matters

        Pursuant to the EPB merger agreement each party thereto has agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the EPB merger agreement as promptly as practicable and advisable and in any event within 15 business days after the date of the EPB merger agreement (unless a later date is mutually agreed to by the parties thereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law and use its reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions consistent with the applicable provisions of the EPB merger agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than May 11, 2015); and (ii) EPB, EPGP and KMI shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any

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of the transactions contemplated by the EPB merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the EPB merger agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by the EPB merger agreement and otherwise minimize the effect of such law on such transaction.

Termination

        KMI and EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by mutual written consent authorized by the KMI board and the EPGP conflicts committee.

        In addition, either KMI or EPB may terminate the EPB merger agreement at any time prior to the effective time of the EPB merger by written notice to the other party if:

  •
  the closing of the EPB merger has not occurred on or before 5:00 p.m. Houston, Texas time on May 11, 2015, except that the right to terminate will not be available (i) to KMI or EPB, if the inability to satisfy such condition was due to the failure of, in the case of EPB, EPB or EPGP and in the case of KMI, KMI or E Merger Sub, to perform any of its obligations under the EPB merger agreement or (y) to EPB or KMI, if in the case of KMI, EPB or EPGP, and in the case of the EPB, KMI or E Merger Sub, has filed (and is then pursuing) an action seeking specific performance of the obligations of the other party as permitted by the EPB merger agreement;

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  any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the EPB merger agreement or making the consummation of the transactions contemplated by the EPB merger agreement illegal, except that the right to terminate will not be available to KMI or EPB if such restraint is due to the failure, in the case of EPB, EPB or EPGP and in the case of KMI, KMI or E Merger Sub, to perform its obligations under the EPB merger agreement;

  •
  the meeting of the EPB unitholders is concluded and the approval of the EPB merger agreement by the EPB unitholders is not obtained;

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  the meeting of the stockholders of KMI is concluded and the approval of the stock issuance proposal and the charter amendment proposal by the stockholders of KMI is not obtained; or

  •
  either the KMP merger agreement or the KMR merger agreement is terminated in accordance with its terms.

        KMI also may terminate the EPB merger agreement if an EPB adverse recommendation change occurs or EPB or EPGP materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by KMI and KMI is not then in any material breach.

        EPB also may terminate the EPB merger agreement if a KMI adverse recommendation change occurs or KMI materially breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by EPB and neither of EPB or EPGP is then in any material breach.

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 Expenses Relating to the Merger

        Generally, all fees and expenses incurred in connection with the EPB merger will be the obligation of the respective party incurring such fees and expenses. There is no termination fee payable by either KMI or EPB under any circumstance under the EPB merger agreement.

Conduct of Business Pending the Merger

        Under the EPB merger agreement, each of KMI and EPB has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the EPB merger agreement until the earlier of the termination of the EPB merger agreement in accordance with its terms and the effective time of the EPB merger, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed). In general, each of KMI, EPB and EPGP has agreed to, and to cause its respective subsidiaries to conduct its business in the ordinary course consistent with past practice.

        Subject to certain exceptions, unless KMI consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), EPB and EPGP have agreed not to take any action to cause:

  •
  the amendment of the EPB partnership agreement or the EPGP limited liability company agreement, in each case, to the extent that any such amendment would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger) or such amendment would adversely impact the unaffiliated EPB unitholders in any material respect; or

  •
  the issuance of any EPB partnership interests to KMI or any of its affiliates, including in accordance with any reset of EPB's incentive distribution rights in accordance with the EPB partnership agreement.

        Subject to certain exceptions, unless EPB consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KMI has agreed to not to, and will not permit its subsidiaries to:

  •
  amend KMI's certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger) or have an adverse effect on the value of the merger consideration to be received by the holders of EPB common units in the EPB merger (other than the charter amendment proposal);

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  declare, set aside or pay any dividend or distribution in respect of any capital stock, other than regular quarterly cash dividends on the KMI common stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time;

  •
  other than transactions exclusively between wholly owned subsidiaries of KMI or in connection with the transactions contemplated under the EPB merger agreement, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger) or

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    have an adverse effect on the value of the merger consideration to be received by the holders of EPB common units in the EPB merger;

  •
  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the EPB merger or the other transactions contemplated by EPB merger agreement (including the KMP merger and the KMR merger); or

  •
  acquire, agree to acquire or make any proposal or offer to acquire, beneficially or of record, any partnership interest in EPB or the right to direct the voting of any partnership interest in EPB, or any rights or options to acquire any partnership interest in EPB.

Indemnification; Directors' and Officers' Insurance

        The EPB merger agreement provides that, upon the effective time of the EPB merger, KMI will, to the fullest extent that any of EPB or EPGP or any applicable subsidiary thereof would be permitted, indemnify, defend and hold harmless, and provide advance and reimbursement of reasonable expenses to, all past and present directors and officers and employees of EPB or any of its subsidiaries or EPGP. In addition, KMI will maintain in effect for six years from the effective time of the EPB merger EPGP's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the EPB merger with respect to such indemnified persons.

Coordination of the Transactions

        KMI and EPB have agreed to coordinate the consummation of the transactions contemplated by the EPB merger agreement so that the KMR merger agreement and the KMP merger agreement are consummated substantially concurrently in the manner and sequence set forth in the EPB merger agreement.

Notification of Certain Matters Regarding KMP Merger and KMR Merger

        KMI has agreed to give prompt notice to EPB and EPGP of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the KMP merger or the KMR merger to not be satisfied by the May 11, 2015, or (ii) materially delay or impede the consummation of either the KMP merger or the KMR merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings materially delays or impedes, or would reasonably be expected to materially delay or impede, the consummation of either the KMP merger or the KMR merger.

EPGP Conflicts Committee

        KMI has agreed, until the effective time of the EPB merger or the termination of the EPB merger agreement, not to, without the consent of a majority of the EPGP conflicts committee, take any action (or allow its subsidiaries to take any action) to eliminate the EPGP conflicts committee, revoke or diminish the authority of the EPGP conflicts committee or remove or cause the removal of any director of the EPGP board that is a member of the EPGP conflicts committee either as a director or member of such committee.

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 Voting

        KMI has agreed to vote or cause to be voted (i) all common units of EPB beneficially owned by KMI, its subsidiaries and controlled affiliates in favor of approval of the EPB merger unless there is an EPB adverse recommendation change, (ii) all voting securities beneficially owned by KMI, its subsidiaries and controlled affiliates in KMP in favor of the KMP merger and (iii) to the extent permitted, all voting securities beneficially owned by KMI, its subsidiaries and controlled affiliates in KMR in favor of the KMR merger.

Amendment and Supplement; Waiver and Consent

        At any time prior to the effective time of the EPB merger, (i) the EPB merger agreement may be amended or supplemented in any and all respects and (ii) any party to the EPB merger agreement may waive compliance by another party or grant any consent under the EPB merger agreement, whether before or after approval of the EPB merger agreement by the EPB unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI; provided, however, that the EPGP board may not take or authorize any such action unless it has referred such action to the EPGP conflicts committee for its consideration and permitted the EPGP conflicts committee not less than two business days to make a recommendation to the EPGP board with respect thereto (for the avoidance of doubt, the EPGP board shall in no way be obligated to follow the recommendation of the EPGP conflicts committee and the EPGP board shall be permitted to take action following the expiration of such two business day period); provided, further, that following receipt of the approval of the EPB merger agreement by the EPB unitholders or the approval of the stock issuance proposal and charter amendment proposal by the stockholders of KMI, (x) there shall be no amendment or change to the provisions of the EPB merger agreement which by law or stock exchange rule would require further approval by the EPB unitholders or the stockholders of KMI, as applicable, without such approval (y) and there shall be no waiver of compliance or grant of any consent by the EPGP board without the prior written consent of the EPGP conflicts committee. Unless otherwise expressly set forth in the EPB merger agreement, whenever a determination, decision, approval or consent of EPB or EPGP is required pursuant to the EPB merger agreement, such determination, decision, approval or consent must be authorized by the EPGP board; provided, however, that the EPGP board may not take or authorize any such action unless it has first referred such action to the EPGP conflicts committee for its consideration, and permitted the EPGP conflicts committee not less than two business days to make a recommendation to the EPGP board with respect thereto.

Amendments to the KMP Merger Agreement and the KMR Merger Agreement

        The EPB merger agreement provides that, at any time prior to the effective time, KMI may not, without the prior written consent of the EPGP board, amend, modify or terminate any provision of or grant any waiver or extension under the KMP merger agreement or the KMR merger agreement, in each case, in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the EPB merger agreement or have an adverse effect on the value of the merger consideration to be received by the unaffiliated EPB unitholders in the EPB merger; provided, however, that following approval of the EPB merger and the other transactions contemplated thereby by EPB unitholders or the stockholders of KMI, there shall be no amendment or change to the provisions of the KMP merger agreement or the KMR merger agreement which by law or stock exchange rule would require further approval by the EPB unitholders or the stockholders of KMI without such approval.

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 Remedies; Specific Performance

        The EPB merger agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the EPB merger agreement and to specifically enforce the provisions of the EPB merger agreement.

Representations and Warranties

        The EPB merger agreement contains representations and warranties by KMI, on the one hand, and EPB and EPGP, on the other hand. These representations and warranties have been made solely for the benefit of the other party to the EPB merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the EPB merger agreement, which disclosures may not be reflected in the EPB merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

        Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

        The representations and warranties made by both KMI, on the one hand, and EPB and EPGP, on the other hand relate to, among other things:

  •
  corporate organization, standing and similar corporate matters;

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  capital structure;

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  due authorization of the EPB merger agreement and the transactions contemplated by the EPB merger agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

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  required consents and approvals of governmental entities in connection with the transactions contemplated by the EPB merger agreement;

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  documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

  •
  compliance with applicable laws;

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  information supplied in connection with the EPB proxy statement/prospectus and the registration statement of which it is a part;

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  taxes and other tax matters;

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  opinions of financial advisors;

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  brokers and other advisors; and

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  absence of changes or events since December 31, 2013.

        Additional representations and warranties made only by KMI to EPB relate to, among other things:

  •
  legal proceedings;

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  •
  permits;

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  contracts;

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  benefit plans;

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  environmental matters;

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  property;

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  intellectual property;

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  financing of the EPB merger, the KMP merger and the KMR merger;

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  the KMP merger agreement and the KMR merger agreement; and

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  ownership of EPB common units.

Additional Agreements

        The EPB merger agreement also contains covenants relating to cooperation in the preparation of the EPB proxy statement/prospectus and additional agreements relating to, among other things, access to information, securityholder litigation and public announcements.

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 THE SUPPORT AGREEMENT

        The following describes the material provisions of the support agreement, which is filed as an exhibit to the registration statement in which this proxy statement is included and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the support agreement. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to read carefully the support agreement in its entirety before making any decisions regarding the proposals.

        The support agreement was entered into simultaneously with the execution of the KMP merger agreement, the KMR merger agreement and the EPB merger agreement on August 9, 2014. It is by and among KMP, KMR, KMGP, EPB, EPGB, Richard D. Kinder, Chairman and Chief Executive Officer of KMI, KMGP, KMR and EPB, and a limited partnership which he controls. In the aggregate, Mr. Kinder and the limited partnership hold shares of our common stock representing approximately 23.6% of our outstanding common stock. Pursuant to the terms of the support agreement, Mr. Kinder and the limited partnership have agreed, among other things, to vote all of their shares of KMI common stock: (i) in favor of the charter amendment proposal, (ii) in favor of the stock issuance proposal, (iii) in favor of any proposal to adjourn or postpone the stockholder meeting to a later date if there are not sufficient votes for the approval of the charter amendment proposal and the stock issuance proposal, (iv) in favor of any other matter necessary or desirable to the consummation of the Transactions and (v) against any action, agreement or transaction that is intended, or that would reasonably be expected, to materially impede or delay the consummation of the Transactions.

        The support agreement generally prohibits Mr. Kinder or the limited partnership he controls from transferring any of the shares of our common stock they owned on the date of the support agreement prior to the earlier of the termination of the support agreement and the time that the requisite stockholder approvals have been obtained, except (i) to an immediate family member or upon his death, in the case of Mr. Kinder or (ii) to a partner or an affiliated person under common control, in the case of the limited partnership. Any permitted transferee must agree in writing to be bound by the terms of the support agreement.

        The support agreement also prohibits Mr. Kinder and the limited partnership from, directly or indirectly, acquiring, agreeing to acquire or making any proposal or offer to acquire, beneficially or of record, any EPB common units or the right to direct the voting of any EPB common units, or any rights or options to acquire any EPB common units, prior to the EPB unitholder approval or the termination of the support agreement.

        The support agreement terminates upon the earlier to occur of (i) the date on which each of the KMP merger, the KMR merger and the EPB merger has been consummated, or the merger agreement with respect to any such merger that has not been consummated has been terminated in accordance with its respective terms and (ii) the KMI board changing its recommendation in favor of approval of the charter amendment proposal and the stock issuance proposal.

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DESCRIPTION OF THE DEBT FINANCING FOR THE TRANSACTIONS

Overview

        KMI expects to finance the cash portion of the merger consideration for the KMP merger and the EPB merger and the fees and expenses of the Transactions with the proceeds of the issuance of debt securities in capital markets transactions and/or by borrowing under the bridge facility discussed below.

        On September 19, 2014, KMI entered into a bridge credit agreement with the lenders listed on the signature pages to such agreement and Barclays Bank, as administrative agent. The bridge credit agreement provides for an up to $5.0 billion senior unsecured 364-day term loan facility, which is referred to as the "bridge facility." To the extent the proceeds of the issuance of debt securities are not sufficient for the purposes set forth above, the proceeds of the bridge facility are expected to be used on the closing date of the Transactions to pay the cash portion of the merger consideration for the KMP merger and the EPB merger, related fees and expenses of the Transactions and all term loan indebtedness outstanding under KMI's existing credit agreement dated as of May 6, 2014.

Interest Rate and Maturity

        Interest on borrowings under the bridge facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long term indebtedness for borrowed money (referred to as "KMI's credit rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's credit rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the bridge facility.

        All amounts outstanding under the bridge facility will be repayable on the date that is 364 days after the closing date of the bridge facility.

Guarantees

        Certain subsidiaries of KMI, including KMR, KMP and EPB, will be guarantors of KMI's obligations under the bridge facility pursuant to a guaranty agreement to be executed in connection with the bridge facility on the closing date thereof.

Prepayments

        Amounts borrowed under the bridge facility must be repaid with the net cash proceeds from:

  •
  any indebtedness for borrowed money by KMI, the guarantors or any of their wholly owned subsidiaries, subject to certain exceptions;

  •
  the issuance of any equity securities by KMI, the guarantors or any of their wholly owned subsidiaries, other than the issuances of our common stock in the Transactions and issuances pursuant to employee stock plans; and

  •
  any direct or indirect sale, assignment or other disposition of any property or assets of KMI, the guarantors or any of their wholly owned subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in net cash proceeds in excess of $25.0 million with respect to any single asset sale or other event and in excess of $200.0 million in the aggregate, subject to certain exceptions.

159

        The occurrence of certain events prior to the closing of the bridge facility that would have resulted in a mandatory prepayment of the bridge facility after funding thereof shall result in a reduction of the committed amount for the bridge facility, subject to certain exceptions.

        KMI may at any time make voluntary prepayments of the loans under the bridge facility without premium or penalty upon prior written notice, subject only to the obligation to reimburse the lenders for breakage costs.

Representations, Covenants and Events of Default

        The bridge facility contains representations and warranties and financial and various other covenants that apply to KMI and its subsidiaries and are common in such agreements, including a maximum ratio of Consolidated Net Indebtedness to Consolidated EBITDA (each as defined in the bridge facility) of 6.50 to 1.00. Other negative covenants include restrictions on KMI's and certain of its subsidiaries' ability to incur debt, grant liens, make fundamental changes or engage in transactions with affiliates, or in the case of certain material subsidiaries, permit restrictions on dividends or distributions or prepayments of loans to KMI or any guarantor. The bridge facility also restricts KMI's ability to pay dividends or repurchase stock if, before or after a dividend payment or stock repurchase, an event of default (as defined in the bridge facility) has occurred and is continuing or would occur and be continuing.

        The bridge facility contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, certain other indebtedness of KMI or certain of its subsidiaries; (d) bankruptcy or insolvency events involving KMI or certain of its subsidiaries and (e) a change in control of KMI.

        If an event of default under the bridge facility exists and is continuing, the lenders may terminate their commitments and accelerate the maturity of KMI's outstanding obligations under the bridge facility.

Fees

        The bridge facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        The ticking fee began accruing on August 9, 2014, the date of the execution of the commitment letter for the bridge facility, and ends on the earlier of the termination of the commitment letter or the closing date of the bridge facility. The ticking fee rate ranges from 0.15% to 0.30% based on KMI's credit rating. Prior to the public announcement of credit ratings that give effect to the Transactions, the applicable ticking fee rate is 0.25%, which is also the ticking fee rate that would apply if KMI had a BBB- rating from Standard and Poor's Rating Services and a Baa3 rating from Moody's Investors Service.

        The duration fee is equal to (a) 0.50% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 90 days after the closing date of the bridge facility, (b) 0.75% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 180 days after the closing date of the bridge facility and (c) 1.00% of the aggregate principal amount of the loans outstanding under the bridge facility on the date that is 270 days after the closing date of the bridge facility.

160

 Conditions

        The obligations of the lenders to make loans under the bridge facility are subject to a number of conditions, including, without limitation:

  •
  the Transactions shall be consummated concurrently with the funding under the bridge facility;

  •
  since December 31, 2013, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Entity Material Adverse Effect (as defined in the bridge facility) with respect to any of KMP, KMR or EPB;

  •
  all term loans under KMI's existing credit agreement shall be repaid in full;

  •
  customary closing documents (including, among others, a customary solvency certificate) and certain financial statements shall be delivered by KMI and the guarantors;

  •
  certain representations and warranties by or regarding KMP, KMR and EPB in their respective merger agreements (but only to the extent that a breach thereof would permit KMI to terminate the merger agreements or decline to close the Transactions), and specified representations and warranties of KMI and the guarantors in the bridge facility shall be accurate in all material respects;

  •
  certain "know your customer" and anti-money laundering rules and regulations (including the Patriot Act) shall be complied with; and

  •
  all required costs, fees and expenses in connection with the bridge facility shall be paid.

161

PROPOSAL 1: INCREASE IN AUTHORIZED COMMON STOCK

        Our certificate of incorporation currently authorizes us to issue up to 2,000,000,000 shares of our common stock. As of [        ], 2014, we had [        ] shares of our common stock outstanding. We also had [        ] shares of our common stock reserved for issuance for various purposes, including the exercise of outstanding warrants and the issuance of stock under our employee benefit plans. Based on the number of publicly held KMP common units, EPB common units and KMR shares outstanding as of [        ], 2014, we estimate that we would issue a total of approximately [        ] shares of our common stock in the three mergers. As a result, in order to complete the mergers, we are asking our stockholders to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 2,000,000,000 to 4,000,000,000. The full text of the proposed amendment is included as Annex G to this proxy statement and incorporated herein by reference.

        To approve the proposed charter amendment, holders of a majority of the outstanding shares of our common stock must vote in favor of the charter amendment proposal.

        Our board of directors unanimously recommends that you vote FOR the charter amendment proposal.

162

 PROPOSAL 2: ISSUANCE OF COMMON STOCK IN THE TRANSACTIONS

        The rules of the New York Stock Exchange, upon which our common stock is listed, require us to obtain the approval of our stockholders before we issue our common stock in any transaction or series of related transactions if the number of shares of our common stock to be issued will be equal to or in excess of 20 percent of the number of shares of our common stock outstanding before the issuance of such stock. Based on the number of publicly held KMP common units, EPB common units and KMR shares outstanding as of [        ], 2014, we estimate that we would issue a total of approximately [        ] shares of our common stock in the three mergers, which is in excess of 20 percent of the [        ] shares of our common stock that were outstanding as of that date. Thus, we are asking our stockholders to approve our issuance of our common stock in the mergers.

        To approve the proposed issuance of our common stock in the mergers, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting must vote in favor of the stock issuance proposal.

        Our board of directors unanimously recommends that you vote FOR the stock issuance proposal.

163

 PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

        If there are insufficient votes at the time of the special meeting to approve the charter amendment proposal and the stock issuance proposal, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the charter amendment proposal and the stock issuance proposal. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the charter amendment proposal and the stock issuance proposal. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the meeting, whether or not a quorum exists.

        Our board of directors unanimously recommends that you vote FOR the adjournment proposal.

164

STOCKHOLDER PROPOSALS

        We will hold a regular annual meeting of stockholders in 2015 regardless of whether the Transactions are completed.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 10, 2014.

        Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2015 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 19, 2015 to February 18, 2015.

165

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. We also file proxy statements with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that we file with the SEC by reference to our name or to our SEC file number 001-35081. You also may read and copy any document we file with the SEC at the SEC's public reference room located at:

  100 F Street, N.E.
  Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. Our SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We also make available free of charge on our internet website at www.kindermorgan.com the reports and other information we have filed with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither our website, nor the information contained on our website, is part of this proxy statement or the documents incorporated by reference.

        Should you want information regarding KMP, KMR or EPB, please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding that entity, as well as the registration statement in which this proxy statement is included.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this proxy statement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. This proxy statement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Current Reports on Form 8-K filed on May 9, 2014, May 21, 2014, August 11, 2014, August 12, 2014, August 29, 2014 and September 25, 2014; and

  •
  Proxy Statement on Schedule 14A filed on April 9, 2014.

166

        We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in the documents we incorporate by reference, without charge, by written or oral request directed to us at the following address and telephone number:

  Kinder Morgan, Inc.
  Investor Relations Department
  1001 Louisiana Street, Suite 1000
  Houston, Texas 77002
  (713) 369-9000

        In order to receive timely delivery of requested documents in advance of the special meeting, your request should be received no later than [        ], 2014. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        We have not authorized anyone to give any information or make any representation about the mergers, us, KMP, KMR or EPB that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this proxy statement does not extend to you. The information contained in this proxy statement speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

167

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        In the Transactions, KMI will acquire all of the outstanding common units of KMP and EPB and all the outstanding shares of KMR that KMI and its subsidiaries do not already own (referred to in these pro forma financial statements as "the publicly held units or shares"). At the effective time of the mergers; (i) each publicly held KMR share will be converted into the right to receive 2.4849 shares of KMI common stock; (ii) through the election and proration mechanisms in the KMP merger agreement, on average, each common unit held by a public KMP unitholder will be converted into the right to receive 2.1931 shares of KMI common stock and $10.77 in cash; and (iii) through the election and proration mechanisms in the EPB merger agreement, on average, each common unit held by a public EPB unitholder will be converted into the right to receive 0.9451 shares of KMI common stock and $4.65 in cash. The cash payments to the public unitholders of KMP and EPB, based on the respective publicly held units outstanding as of August 31, 2014, will total approximately $3.9 billion.

        The unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of KMI. The historical consolidated financial statements of KMI consolidate KMP, EPB, and KMR, because KMI currently controls these entities. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 of KMI has been prepared to give effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income of KMI for the six months ended June 30, 2014 and year ended December 31, 2013, have been prepared to give effect to the Transactions as if they had occurred on January 1, 2013.

        The Transactions will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent's Ownership Interest in a Subsidiary (ASC 810). Because KMI controls KMP, EPB, and KMR both before and after the Transactions, the changes in KMI's ownership interest in KMP, EPB, and KMR will be accounted for as an equity transaction and no gain or loss will be recognized in KMI's consolidated statements of income resulting from the Transactions. In addition, the tax effects of the Transactions are presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the KMI historical financial information includes the accounts of KMP, EPB and KMR, the historical financial information of those entities has not been shown separately.

        The unaudited pro forma condensed combined financial statements include pro forma adjustments that are factually supportable and directly attributable to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 for KMI, KMP, EPB and KMR; and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2014 for KMI, KMP, EPB and KMR.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that KMI believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the Transactions taken place on June 30, 2014 for balance sheet purposes, and on January 1, 2013 for statements of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements.

168

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(In Millions)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets	$3,367	$90	(a)	$3,487
		38	(b)
		(8)	(c)
Property plant and equipment, net	37,607	—		37,607
Investments	5,862	—		5,862
Goodwill	24,653	—		24,653
Deferred charges and other assets	4,875	3,895	(d)	8,774
		4	(e)

Total Assets	$76,364	$4,019		$80,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,487	$90	(f)	$11,256
		4,679	(g)
Long-term debt	34,521	(650)	(g)	33,871
Deferred income taxes	4,554	(4,554)	(d)	—
Other long-term liabilities and deferred credits	2,147	—		2,147

Total Liabilities	47,709	(435)		47,274

Stockholders' Equity
Class P shares	10	11	(h)	21
Additional paid-in capital	14,339	20,189	(h)	34,528
Retained deficit	(1,661)	(4)	(h)	(1,665)
Accumulated other comprehensive loss	(68)	(36)	(h)	(104)

Total Kinder Morgan, Inc.'s Stockholders' Equity	12,620	20,160		32,780
Noncontrolling interests	16,035	(15,706)	(h)	329

Total Stockholders' Equity	28,655	4,454		33,109

Total Liabilities and Stockholders' Equity	$76,364	$4,019		$80,383

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

169

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2014

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$7,984	$—		$7,984
Operating Costs and Expenses
Cost of sales	3,253	—		3,253
Other operating expenses	2,571	—		2,571

Total Operating Costs and Expenses	5,824	—		5,824

Operating income	2,160	—		2,160

Other Income (Expense)
Earnings from equity investments	199	—		199
Interest, net	(888)	(44	)(i)	(932)
Other, net	5	—		5

Total Other (Expense) Income	(684)	(44)		(728)

Income from Continuing Operations Before Income Taxes	1,476	(44)		1,432
Income tax expense	(378)	(140	)(j)	(518)

Net Income	1,098	(184)		914
Net income attributable to noncontrolling interests	(527)	524	(k)	(3)

Net Income Attributable to Kinder Morgan, Inc.	$571	$340		$911

Basic and Diluted Earnings Per Common Share	$0.55			$0.43	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,028	1,084	(l)	2,112	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

170

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2013

(In Millions, Except Per Share Amounts)

	KMI Historical	Pro Forma Adjustments		Combined Pro Forma
Revenues	$14,070	$—		$14,070
Operating Costs and Expenses
Costs of sales	5,253	—		5,253
Other operating expenses	4,827	—		4,827

Total Operating Costs and Expenses	10,080	—		10,080

Operating income	3,990	—		3,990

Other Income (Expense)
Earnings from equity investments	327	—		327
Interest, net	(1,675)	(216	)(i)	(1,891)
Other, net	796	—		796

Total Other (Expense) Income	(552)	(216)		(768)

Income from Continuing Operations Before Income Taxes	3,438	(216)		3,222
Income tax expense	(742)	(327	)(j)	(1,069)

Income from Continuing Operations	2,696	(543)		2,153
Loss on Sale of Discontinued Operations, Net of Tax	(4)	—		(4)

Net Income	2,692	(543)		2,149
Net income attributable to noncontrolling interests	(1,499)	1,495	(k)	(4)

Net Income Attributable to Kinder Morgan, Inc.	$1,193	$952		$2,145

Basic and Diluted Earnings Per Common Share From Continuing Operations	$1.15			$1.01	(l)(m)

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,036	1,084	(l)	2,120	(l)(m)

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

171

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the Transactions as an equity transaction. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if the they had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 does not include pro forma effects of the previously consummated acquisitions of American Petroleum Tankers and State Class Tankers acquired January 1, 2014, certain oil and gas properties from Goldsmith Landreth acquired June 1, 2013 and Copano Energy, L.L.C. acquired May 1, 2013, because the impact on pro forma net income attributable to KMI was deemed immaterial. The effects of these acquisitions are included in the historical financial statements of KMI since the respective dates of acquisition.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of KMI would have been if the Transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of KMI for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the Transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

        These Unaudited Pro Forma Statements give effect to two committed borrowing facilities which are directly attributable to the Transactions and are described below.

        Bridge Facility

        On September 19, 2014, KMI entered into a Bridge Credit Agreement (the "Bridge Facility") with a syndicate of lenders. The Bridge Facility provides for up to a $5.0 billion term loan facility which will mature 364 days following the closing date of the Transactions. KMI may use borrowings under the Bridge Facility to pay cash consideration and transaction costs associated with the Transactions. KMI also may use a portion of the borrowings under the Bridge Facility to refinance certain term loan facility indebtedness. Interest on borrowings under the Bridge Facility will initially be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.250% to 1.750% per annum based on the credit rating of KMI's senior unsecured non-credit enhanced long-term indebtedness for borrowed money ("KMI's Credit Rating") or (b) the greatest of (1) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (2) the Prime Rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case an applicable margin ranging from 0.250% to 0.750% per annum based on KMI's Credit Rating. In addition, in each case the applicable margin will increase by 0.25% for each 90 day period that any loans remain outstanding under the Bridge Facility. The Bridge Facility provides for the payment by KMI of certain fees, including but not limited to a ticking fee and a duration fee.

        Revolving Credit Facility

        On September 19, 2014, KMI entered into a replacement revolving credit agreement (the "Replacement Facility") with a syndicate of lenders. The Replacement Facility provides for up to $4.0 billion in borrowing capacity, which can be increased to $5.0 billion if certain conditions are met, and has a five-year term. In connection with the consummation of the Transactions, the Replacement

172

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

Facility will replace (a) the existing credit agreement, dated as of May 6, 2014, by and among KMI, various lenders, and Barclays, as administrative agent ("KMI's Existing Credit Agreement"), (b) the facilities set forth in the credit agreement, dated as of May 1, 2013, among KMP, Wells Fargo Bank, National Association, as administrative agent and the other lenders and agents party thereto (the "KMP Credit Agreement") and (c) the facilities set forth in the credit agreement, dated May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C., Wyoming Interstate Company, L.L.C., EPB, Bank of America, N.A., as administrative agent, and the other lenders and letter of credit issuers from time to time parties thereto (the "EPB Credit Agreement" and, together with KMI's Existing Credit Agreement and the KMP Credit Agreement, the "Prior Credit Facilities"). Borrowings under the Replacement Facility may be used for working capital and other general corporate purposes. Interest on the Replacement Facility will be calculated based on either (a) LIBOR plus an applicable margin ranging from 1.125% to 2.000% per annum based on KMI's Credit Rating or (b) the greatest of (1) the federal funds effective rate in effect on such day plus 1/2 of 1%, (2) the prime rate in effect for such day, and (3) the LIBOR Rate for a Eurodollar Loan with a one month interest period that begins on such day plus 1%, plus, in each case, an applicable margin ranging from 0.125% to 1.000% per annum based on KMI's Credit Rating. The Replacement Facility contains a financial covenant providing for a maximum debt to EBITDA ratio of 6.50 to 1.00 and various other covenants that are substantially consistent with the Prior Credit Facilities.

        The following is the estimated consideration for the Transactions calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
KMP public units exchanged(1)	303
Cash payment per KMP unit(2)	$10.77

Cash portion of consideration	$3,261
EPB public units exchanged(1)	138
Cash payment per EPB unit(2)	$4.65

Cash portion of consideration	$640

Total cash portion of consideration	$3,901

Total KMP units exchanged(1)	303
KMP exchange ratio per unit(2)	2.1931

KMI common stock assumed to be issued	664

Total EPB units exchanged(1)	138
EPB exchange ratio per unit(2)	0.9451

KMI common stock assumed to be issued	130

Total KMR shares exchanged(1)	117
KMR exchange ratio per share	2.4849

KMI common stock assumed to be issued	290

Total KMI common stock assumed to be issued	1,084
KMI Class P common share closing price as of September 26, 2014	$38.39

Fair value of equity portion of consideration(3)	$41,631

Total consideration (excluding debt assumed)(3)	$45,532

(1)
Reflects publicly held KMP and EPB units and KMR shares outstanding as of August 31, 2014.

(2)
Reflects the average cash payment amount per unit and the average exchange ratio per unit to be received by the public KMP or EPB unitholders by reason of the election and proration provisions of the KMP and EPB merger agreements.

(3)
A $1 change in the price of a share of KMI common stock would change the total consideration by $1.1 billion, and the deferred tax asset and additional paid-in capital by approximately $0.3 billion for purposes of these Unaudited Pro Forma Statements.

173

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
Reflects the excess cash related to estimated borrowings of $4,679 million under the Bridge Facility, less (i) $3,901 million cash portion of the KMP and EPB consideration; (ii) $650 million for the extinguishment of a previously existing term loan facility; and (iii) $38 million of debt issuance costs. The $90 million of excess cash will be used to fund transaction costs which are reflected as a current liability. See footnote (f) below.

(b)
Reflects a $38 million increase in debt issuance costs associated with the Bridge Facility incurred as a direct result of the Transactions.

(c)
Reflects $8 million of cash used to pay debt issuance costs related to the restructuring of the Prior Credit Facilities into the Replacement Facility as a direct result of the Transactions. See Note 1.

(d)
Reflects the estimated impact on deferred income taxes resulting from the Transactions using KMI's statutory federal and state tax rate of 36.5%. The amount reflects a net adjustment of $8.9 billion to deferred income taxes, $8.0 billion of which relates to the effects of the change in ownership and the step-up in tax basis as a result of KMI's acquisition of the publicly held interests in KMP and EPB, resulting in a deferred tax asset. The remainder of the adjustment relates to estimated changes to other temporary differences and estimated changes to KMI's effective state tax rate. This adjustment also includes the elimination of $464 million in deferred charges associated with previously consummated transactions between entities under common control related to deferred taxes. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

(e)
Reflects $8 million of debt issuance costs associated with the restructuring of the Prior Credit Facilities into the Replacement Facility, partially offset by the write-off of $4 million of unamortized debt issuance costs related to the previously existing term loan facility and the Prior Credit Facilities. See Note 1.

(f)
Reflects estimated transaction costs of $90 million directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal services and other professional fees to be paid in 2014 using a portion of the Bridge Facility proceeds. As the Transactions involve the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, during the periods in which services are rendered.

(g)
Reflects the issuance of the Bridge Facility to fund the cash portion of the KMP and EPB consideration and to pay related transaction costs. The proceeds received from the Bridge Facility include an amount that will be used to extinguish a previously existing $650 million term loan facility which, pursuant to the existing credit agreement, is required to be repaid as a result of the Transactions. In addition, the Transactions result in the termination of the Prior Credit Facilities which had a combined outstanding balance of $1,333 million as of June 30, 2014 and are reflected as current liabilities in the KMI historical balance sheet.

(h)
The Transactions, which involve a change in KMI's ownership interests in its subsidiaries KMP, EPB and KMR, have been accounted for as equity transactions in accordance with ASC 810. As described in Note 2(d), the Transactions resulted in the recognition of a deferred tax asset totaling $8.9 billion. This tax impact is presented as an increase to additional paid-in capital consistent with

174

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

  the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Stockholders' Equity (in millions):

	Class P shares	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	KMI's Stockholders' Equity	Non- controlling Interests(1)	Total Stockholders' Equity
Shares issued for the Transactions	$11	$(11)	$—	$—	$—	$—	$—
Cash consideration	—	(3,901)	—	—	(3,901)	—	(3,901)
Transaction costs, net of tax (see Note 2(f))	—	(57)	—	—	(57)	—	(57)
Deferred tax adjustments (see Note 2(d))	—	8,396	—	20	8,416	—	8,416
Eliminate noncontrolling interests to reflect historical cost	—	15,762	—	(56)	15,706	(15,706)	—
Write-off of unamortized debt costs	—	—	(4)	—	(4)	—	(4)

Total pro forma adjustments	$11	$20,189	$(4)	$(36)	$20,160	$(15,706)	$4,454

(1)
Reflects the June 30, 2014 book value of the publicly held interests in KMP, EPB and KMR.

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(i)
Reflects net incremental interest expense, including amortization of deferred financing costs, associated with the Bridge Facility and the required restructuring of the Prior Credit Facilities and repayment of the $650 million term loan facility, directly attributable to the Transactions. The incremental debt associated with the Bridge Facility is expected to aggregate to $4,679 million with a stated interest rate of LIBOR plus an accelerating margin (resulting in weighted-average interest rates of 2.53% for the six months ended June 30, 2014 and 2.15% for the year ended December 31, 2013 for purposes of these Unaudited Pro Forma Statements). A change of 0.125% in the effective interest rate on the Bridge Facility would cause a change in annual interest expense of $4 million, net of income tax. For purposes of these Unaudited Pro Forma Statements, and in connection with the Replacement Facility, the stated interest rate of LIBOR plus a margin which, based on KMI's expected credit rating, resulted in an interest rate of approximately 1.65%, was applied to the combined weighted average borrowings under the Prior Credit Facilities of $1,461 million for the six months ended June 30, 2014 and $1,873 million for the year ended December 31, 2013. A change of 0.125% in the effective interest rate on the Replacement Facility would cause a change in annual interest expense of $1 million, net of income tax.

175

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma
Condensed Combined Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

        The following are the pro forma adjustments to interest expense (See Note 1) (in millions):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest on the Bridge Facility for the Transactions (1)	$(59)	$(101)
Amortization of debt issuance costs of the Bridge Facility (2)	—	(38)
Fee escalations (3)	—	(117)
Remove interest on extinguished term loan	13	28
Remove amortization of debt issuance costs of extinguished term loan	1	4
Interest on the Replacement Facility (1)(4)	(16)	(40)
Remove interest on Prior Credit Facilities (1)(4)	15	48
Amortization of debt issuance costs of the Replacement Facility(2)	(3)	(6)
Remove amortization of debt issuance costs on the Prior Credit Facilities	5	6

Pro forma adjustments to interest expense	$(44)	$(216)

(1)
Reflects incremental interest expense associated with the debt incurred for the Transactions as if that debt was outstanding for the six months ended June 30, 2014 and the year ended December 31, 2013.

(2)
Reflects amortization of the incremental debt issuance costs on the debt incurred and restructured as a direct result of the Transactions using the effective interest method.

(3)
Reflects certain escalating fees, including duration and funding fees, that would be recognized as interest expense if the borrowings under the Bridge Facility were to remain outstanding for the maximum term.

(4)
Includes interest on borrowings, letter of credit fees, and commitment fees.
(j)
Reflects estimated income tax expense using KMI's statutory federal and state income tax rate of 36.5%.

For the six months ended June 30, 2014, the amount reflects the combined effects of (i) $163 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $16 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $7 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during the six-month period ended June 30, 2014.

For the year ended December 31, 2013, the amount reflects the combined effects of (i) $466 million of income tax expense on the income previously attributable to KMP's and EPB's noncontrolling interest holders that was not previously subject to corporate income taxes; (ii) $79 million of tax benefit related to the interest expense on the debt incurred as a direct result of the Transactions; and (iii) $60 million to reverse, as a result of the Transactions, the impacts of certain tax expense recorded during 2013.

(k)
Reclassifies net income previously allocated to noncontrolling interests related to the publicly held KMP and EPB common units and publicly held KMR shares to net income attributable to KMI.

(l)
Reflects the 1,084 million shares of KMI common stock assumed to be issued in the Transactions were outstanding as of January 1, 2013.

(m)
For the six months ended June 30, 2014 and the year ended December 31, 2013, for both historical and these Unaudited Pro Forma Statements, the following potential common stock equivalents were antidilutive and, accordingly, are excluded from the determination of diluted earnings per share (in millions, on a weighted-average basis):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Unvested restricted stock awards	7	4
Outstanding warrants to purchase KMI common stock	325	401
Convertible trust preferred securities	10	10

176

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN ENERGY PARTNERS, L.P.,

KINDER MORGAN G.P., INC.,

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

P MERGER SUB, LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of the Partnership ("Partnership GP"), Kinder Morgan Management, LLC, a Delaware limited liability company and the delegate of the Partnership GP ("Partnership GP Delegate"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and P Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Conflicts and Audit Committee (the "GP Conflicts and Audit Committee") of the Board of Directors of the Partnership GP (the "GP Board") has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Units (other than Parent and its Affiliates) (the "Public Unitholders"), (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of the Partnership GP Delegate (the "GP Delegate Board") (with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMR Merger and the EPB Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership, the Partnership GP and the Partnership GP Delegate to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreement"), with the Partnership, the Partnership GP, El Paso Pipeline Partners, L.P. ("EPB"), EPB General Partner, Richard D. Kinder and RDK Investments, Ltd.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the "Merger"), the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the "Surviving Entity").

        Section 1.2.    Closing.    Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. Each of the Merger, the KMR Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Entity.    At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement, in each case consistent with the obligations set forth in Section 5.8(b).

        Section 1.6.    Organizational Documents of Parent.    The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment"), and the certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

ARTICLE II

EFFECT ON UNITS

        Section 2.1.    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, the Partnership GP Delegate, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

          (a)    Conversion of Common Units.     Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3, to receive any of the following consideration (the "Merger Consideration"):

            (i)    Mixed Election Units.    Each Common Unit with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Mixed Consideration Election Unit") and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Per Unit Mixed Consideration") of (x) $10.77 in cash without interest (the "Per Unit Mixed Consideration Cash Amount") and (y) 2.1931 shares of validly issued, fully paid and nonassessable Parent Class P Stock (such number of shares, the "Per Unit Mixed Election Stock Exchange Ratio"), in each case, subject to adjustment in accordance with Section 2.5.

            (ii)    Cash Election Units.    Each Common Unit with respect to which an election to receive cash (a "Cash Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Cash Election Unit") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $91.72 in cash without interest (the "Per Unit Cash Election Consideration"), subject to adjustment in accordance with this Section 2.2(c)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Common Units deemed outstanding pursuant to Section 2.4) minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per Unit Mixed Consideration Cash Amount (the "Aggregate Mixed Consideration Cash Amount") (such difference being the "Available Cash Election Amount"), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

            (iii)    Stock Election Units.    Each Common Unit with respect to which an election to receive stock consideration (a "Stock Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Stock Election Unit") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 2.4849 shares of validly issued, fully paid and nonassessable Parent Class P

    Stock (the "Exchange Ratio"), subject to adjustment in accordance with this Section 2.1(a)(iii) and Section 2.5 (the "Per Unit Stock Consideration"); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

          (b)    Equity of Merger Sub.     The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent, and the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

          (c)    Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.     Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units. All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, the Partnership GP Delegate, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

          (d)    Certificates.     As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a "Certificate") or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time ("Book-Entry Units") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

          (a)    Exchange Agent.     Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to

  Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

          (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

          (c)    Exchange.    Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i)) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

          (d)    Other Payees.     If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    No Further Transfers.     From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Dividends and Distributions.     No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares.     No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the "Fractional Share Proceeds"). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled. To the extent applicable, each holder of Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder's Common Units to Parent.

          (i)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

          (j)    Withholding Taxes.     Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        Section 2.3.    Election Procedures.

          (a)    Election Form.     An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the "Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the "Mailing Date") to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the "Election Form Record Date").

          (b)    Choice of Election.     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder's (or such beneficial owner's) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder's (or such beneficial owner's) Common Units. Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the "Election Period") from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the "Election Deadline") shall be deemed to be No Election Units. Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, "No Election Unit" means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3. For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

          (c)    New Holders.     Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

          (d)    Revocations; Exchange Agent.     Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        Section 2.4.    Treatment of Restricted Units; Termination of Partnership Equity Plan.

          (a)   As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Delegate Board (or, if appropriate, any committee administering the Partnership Equity Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.4 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Partnership Equity Plan (each, a "Restricted Unit") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

          (b)   Prior to the Effective Time, the Partnership GP Delegate shall take all actions necessary to terminate the Partnership Equity Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Equity Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent's obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

        Section 2.5.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.6.    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, PARTNERSHIP GP AND PARTNERSHIP GP DELEGATE

        Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the "Partnership Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to themselves where provided for in this Article III, the Partnership GP and the Partnership GP Delegate, each represent and warrant to Parent as follows:

        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Partnership, the Partnership GP, the Partnership GP Delegate and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership ("Partnership Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").

        Section 3.2.    Capitalization.

          (a)   At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 325,113,505 Common Units, of which none are Restricted Units, (ii) 5,313,400 Class B units representing limited partner interests in the Partnership ("Partnership Class B Units"), (iii) 131,281,766 I-units representing limited partner interests in the Partnership (the "Partnership I-Units"), and (iv) the general partner interest in the Partnership (which includes the right to receive incentive distributions) (the "Partnership GP Interest"). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The Partnership GP is the sole general partner of the Partnership and of the Partnership's operating limited partnerships listed in Section 3.2(a) of the Partnership Disclosure Schedule. The Partnership GP is the sole record and beneficial owner of the Partnership GP Interest and such other general partner interests, and such Partnership GP Interest and such other general partner interests have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity). The Partnership GP owns such general partner interests free and clear of any Lien. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Limited Partners.

          (b)   None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of the Partnership, the Partnership GP and the Partnership GP Delegate has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership, the Partnership GP and the Partnership GP Delegate is necessary to authorize the execution, delivery and performance by the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership, the Partnership GP and the Partnership GP Delegate and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, the Partnership GP and the Partnership GP Delegate, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by the Partnership, the Partnership GP and the Partnership GP Delegate nor the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership, the Partnership GP and the Partnership GP Delegate with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

          (c)   Except for the approval by the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Units at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Partnership Unitholder Approval") is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

          (d)   The GP Conflicts and Audit Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners.

          (e)   The GP Delegate Board (with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this

  Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

          (f)    The GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

        Section 3.4.    Governmental Approvals.    Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Partnership Proxy Statement"), and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

        Section 3.5.    Partnership SEC Documents; Undisclosed Liabilities.

          (a)   The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of December 31, 2013 (the "Balance Sheet Date") (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.6.    Compliance With Laws.    The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.7.    Information Supplied.    Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the "Schedule 13E-3") will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and together with the Partnership Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents.

          (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.    The GP Conflicts and Audit Committee has received the opinion of Jefferies LLC (the "Partnership Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Common Units (other than Parent and its Affiliates) (the "Partnership Fairness Opinion"). The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion and/or references thereto in the Registration Statement, the Proxy Statements and the Schedule 13E-3 by the Partnership Financial Advisor.

        Section 3.10.    Brokers and Other Advisors.    Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership's engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, there has not been a Partnership Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article III, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or the Partnership GP Delegate or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective

Representatives), or Parent's or Merger Sub's (or such Representatives') use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.    Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust

Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. As of the date of this Agreement there are no facts or circumstances that would prevent Parent's chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMR Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

        Section 4.7.    Legal Proceedings.    There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Law; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent's knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

        Section 4.9.    Information Supplied.    Subject to the accuracy of the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.

          (a)   Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

          (b)   For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

        Section 4.13.    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has

been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Insurance.    Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

        Section 4.17.    Opinion of Parent Financial Advisor.    The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion"). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement, the Schedule 13E-3 and the Proxy Statements by the Parent Financial Advisor.

        Section 4.18.    Brokers and Other Advisors.    Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership GP and the Partnership GP Delegate). Parent has heretofore made available to the Partnership a correct and complete copy of the Parent's engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

        Section 4.19.    Financing.    At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

        Section 4.20.    Merger Agreements.    Parent has heretofore provided to the Partnership a correct and complete copy of the KMR Merger Agreement and the EPB Merger Agreement.

        Section 4.21.    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership, the Partnership GP or the Partnership GP Delegate or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership's, the Partnership GP's or the Partnership GP Delegate's (or such Representatives') use of, and none of the Partnership, the Partnership GP or the Partnership GP Delegate (nor any of their Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP and the Partnership GP Delegate in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

        Section 5.1.    Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   The Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the "Partnership Unitholder Meeting") for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, recommend to its Limited Partners approval of this Agreement (collectively, the "Partnership Board Recommendation") and shall include a copy of the Partnership Fairness Opinion and, subject to this Section 5.1(b), the Partnership Board Recommendation in the Partnership Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval, and shall not, through any of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent, the Partnership Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Partnership Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Partnership Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance with the provisions of this Section 5.1(b), any of the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board may make a Partnership Adverse Recommendation Change:

              (i)  (A) if the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide and the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders (any Partnership Adverse Recommendation Change in connection with a Partnership Superior Proposal, a "Partnership Superior Proposal Adverse Recommendation Change") or (B) in response to a Partnership Intervening Event if the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders;

             (ii)  the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the GP Delegate Board, the GP Conflicts and Audit Committee and/or the GP Board, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) including a description of the material terms of such Partnership Superior Proposal, together with a copy of the Acquisition Agreement for such Partnership Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the material events giving rise to the Partnership Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Partnership Unitholder Meeting, in which case the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Partnership Notice Period"); and

            (iii)  during the Partnership Notice Period, the Partnership, through the GP Conflicts and Audit Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Partnership, after making a determination that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Public Unitholders; provided, that (x) the GP Conflicts and Audit Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Partnership Alternative Proposal continues to constitute a Partnership Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Partnership Intervening Event continues to constitute a Partnership Intervening Event and (y) any material amendment to the terms of a Partnership Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, the Partnership's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Partnership Alternative Proposal or (ii) a Partnership Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting and (iv) if the Partnership has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

          (c)   Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the "Parent Board Recommendation") and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Parent Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c) , the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

              (i)  (A) if Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide and Parent's Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a "Parent Superior Proposal Adverse Recommendation Change"); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

             (ii)  Parent has provided prior written notice to the Partnership, the Partnership GP and the Partnership GP Delegate (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period"); and

            (iii)  during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith (to the extent any of them desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent's Board of Directors to stockholders under applicable Law; provided, that (x) the Parent's Board of Directors shall take into account all changes to the terms of this Agreement proposed by the Partnership, the Partnership GP and the Partnership GP Delegate in determining whether (1) in the case of Section 5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Partnership, the Partnership GP and the Partnership GP Delegate receive such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, Parent's obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

          (d)   The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

          (e)   Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board shall have effected a Partnership Adverse Recommendation Change.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent's Board of Directors shall have effected a Parent Adverse Recommendation Change.

        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

          (b)   Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMR Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

            (iii)  with respect to Parent, EPB and the Partnership GP Delegate only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock,

    Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

            (iv)  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

             (v)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

            (vi)  (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMR Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Common Units in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C), in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

           (vii)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

          (viii)  except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C), other than in the ordinary course and consistent with past practice;

            (ix)  (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

             (x)  agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

        Section 5.3.    No Solicitation by the Partnership; Etc.

          (a)   The Partnership GP, the Partnership GP Delegate and the Partnership shall, and shall cause their respective Subsidiaries and shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Partnership Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership GP, the Partnership GP Delegate, the Partnership or their respective Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Partnership Alternative Proposal. Except as permitted by this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall not, and shall cause their respective Subsidiaries, and shall use their reasonable best efforts to cause their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Partnership Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an "Acquisition Agreement") relating to a Partnership Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership's, the Partnership GP's or the Partnership GP Delegate's Subsidiaries, or the Partnership's, the Partnership GP's or the Partnership GP Delegate's Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Partnership.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide, (ii) the GP Conflicts and Audit Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Partnership Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Partnership Superior Proposal and (iii) such Partnership Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership, the Partnership GP and the Partnership GP Delegate may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Partnership Alternative Proposal and (B) participate in discussions or negotiations regarding such Partnership Alternative Proposal; provided that (x) the Partnership, the Partnership GP and the Partnership GP Delegate will not, and will cause their respective Subsidiaries, and will use reasonable best efforts to cause their respective Representatives, not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent (other than restrictions related to the Parent's relationship with the Partnership as its indirect general partner) and (y) the Partnership, the Partnership GP and the Partnership GP Delegate will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership, the Partnership GP or the Partnership GP Delegate in respect of any Partnership Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly provide Parent with copies of any additional written materials received by the Partnership, the Partnership GP or the Partnership GP Delegate or that the Partnership, the Partnership GP or the Partnership GP Delegate has delivered to any third party making a Partnership Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Partnership Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership's consolidated assets or to which twenty-five percent (25%) or more of the Partnership's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Common Units, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Common Units or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership's consolidated assets or outstanding Common Units; in each case, other than the Merger, the KMR Merger and the EPB Merger.

             (ii)  "Partnership Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Common Units or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Conflicts and Audit Committee determines in its good faith to be more favorable to the Partnership, after determining in its good faith that such offer is on terms and conditions more favorable to the Public Unitholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

            (iii)  "Partnership Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Partnership that was not, prior to the date of this Agreement, reasonably foreseeable by the GP Conflicts and Audit Committee; provided, however, that in no event shall the receipt, existence or terms of a Partnership Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Partnership Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent the Partnership, the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Partnership Alternative Proposal if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Partnership, after determining that its failure to do so would not be in the best interests of the Public Unitholders; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.1(b). For the avoidance of doubt, a public statement that describes the Partnership's receipt of a Partnership Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

        Section 5.4.    No Solicitation by Parent; Etc.

          (a)   Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Partnership, the Partnership GP Delegate and EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal. Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent's Representatives, Parent's Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent. It is also understood and agreed that actions by the Partnership GP Delegate (to the extent taken at the direction of, with the consent of, or recommended by, the KMR special committee and which are permitted by Section 5.3 of the KMR Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPGP conflicts committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

          (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide, (ii) Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives, not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Partnership, the Partnership GP and the Partnership GP Delegate and (y) Parent will provide to the Partnership, the Partnership GP and the Partnership GP Delegate non-public information that was not previously provided or made available to the Partnership, the Partnership GP and the Partnership GP Delegate prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Partnership, the Partnership GP and the Partnership GP Delegate, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Partnership, the Partnership GP and the Partnership GP Delegate, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Partnership, the Partnership GP and the Partnership GP Delegate reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Partnership, the Partnership GP and the Partnership GP Delegate with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Parent Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Partnership, the Partnership GP and the Partnership GP Delegate and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Parent Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Partnership) taken as a whole, made by a third party, which is on terms and conditions which Parent's Board of Directors determines in its good faith to be more favorable to Parent's stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership, the Partnership GP and the Partnership GP Delegate in writing.

            (iii)  "Parent Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Partnership Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent Parent from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent's Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c). For the avoidance of doubt, a public statement that describes Parent's receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

        Section 5.5.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the EPB Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership, the Partnership GP and the Partnership GP Delegate, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMR Merger and the EPB Merger. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date and not to extend any waiting period under the HSR Act or enter into any agreement any Governmental Authority not to consummate the transactions contemplated by this Agreement (or, with respect to Parent, the consummation of the KMR Merger and the EPB Merger), except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed); and (ii) the Partnership, the Partnership GP, the Partnership GP Delegate and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

          (d)   Except as expressly prohibited in this Agreement, each of Parent, Partnership GP Delegate, EPB and EPB General Partner shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMR Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

        Section 5.6.    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Partnership shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board under Section 5.1(b) to negotiate with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent's Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.6.

        Section 5.7.    Access to Information; Confidentiality.    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Partnership GP Delegate and the Partnership (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.8.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.8, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries, the Partnership GP or the Partnership GP Delegate and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or the Partnership GP Delegate or any of their respective

  Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, to the fullest extent that any of the Partnership, the Partnership GP, the Partnership GP Delegate or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership GP Delegate than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (c)   Parent shall cause the Partnership GP and the Partnership GP Delegate to, and the Partnership GP and the Partnership GP Delegate shall, maintain in effect for six (6) years from the Effective Time the Partnership GP's and the Partnership GP Delegate's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP and the Partnership GP Delegate may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP and the Partnership GP Delegate be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP and the Partnership GP Delegate for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP and the Partnership GP Delegate would be required to expend more than the Maximum Amount, the Partnership GP and the Partnership GP Delegate shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership GP and the Partnership GP Delegate in their sole discretion elect, then, in lieu of the obligations of Parent under this Section 5.8(c), the Partnership GP and the Partnership GP Delegate may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified

  Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of the Partnership, the Partnership GP and the Partnership GP Delegate or any of their Subsidiaries, any indemnification agreements or the DGCL, DLLCA and DRULPA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP and the Partnership GP Delegate, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP and the Partnership GP Delegate, as the case may be, shall assume the obligations of Parent and the Partnership GP and the Partnership GP Delegate set forth in this Section 5.8.

        Section 5.9.    Securityholder Litigation.    The Partnership, the Partnership GP and the Partnership GP Delegate shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership, the Partnership GP and the Partnership GP Delegate and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.10.    Fees and Expenses.    All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Partnership Proxy Statement.

        Section 5.11.    Section 16 Matters.    Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12.    Listing.    Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.13.    Dividends and Distributions.    After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership

Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.14.    Coordination of Transactions.    Each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMR Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule. After the consummation of the transactions contemplated by the KMR Merger Agreement but prior to the consummation of the transactions contemplated by this Agreement, Partnership GP Delegate shall contribute or cause to be contributed all of the Partnership I-Units to the Partnership in exchange for a newly-issued class of Units of the Partnership consistent with the terms set forth on Section 1.2 of the Parent Disclosure Schedule (the "New Units") and the Partnership GP and the Partnership GP Delegate shall cause the Partnership Agreement to be amended to reflect the issuance of such New Units.

        Section 5.15.    Notification of Certain Matters Regarding EPB Merger and KMR Merger.    Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMR Merger.

        Section 5.16.    GP Conflicts and Audit Committee.    Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts and Audit Committee, eliminate the GP Conflicts and Audit Committee, revoke or diminish the authority of the GP Conflicts and Audit Committee or remove or cause the removal of any director of the GP Board that is a member of the GP Conflicts and Audit Committee either as a director or member of such committee. For the avoidance of doubt, this Section 5.16 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Partnership GP, of any vacancies caused by the death, resignation or incapacity of any such director.

        Section 5.17.    Voting.    Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote of the Limited Partners or of Listed Shares in connection with a vote of the Limited Partners, however called, Parent will vote, or cause to be voted, all Common Units, Partnership Class B Units and Listed Shares then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; (b) at any meeting or vote of the holders of Listed Shares or in connection with any approval of the holders of Listed Shares, however called, Parent will vote, or cause to be voted, to the extent permitted under the Organizational Documents of the Partnership GP Delegate, all Listed Shares then owned, beneficially or of record, by it or any of its Subsidiaries, as of the record date for such meeting, in favor of (i) the approval of the KMR Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMR Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which Partnership I-Units are voted, the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

        Section 5.18.    Performance by Partnership GP and Partnership GP Delegate.    The Partnership GP and the Partnership GP Delegate shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership GP, the Partnership GP Delegate, EPB and the EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to EPB, the EBP General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.19.    Cooperation with Financing.    From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent's sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Partnership Unitholder Approval.     The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

          (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

          (c)    Regulatory Approval.     Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

          (d)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (e)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f)    Stock Exchange Listing.     The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g)    Consummation of EPB and KMR Transactions.     All of the conditions set forth in the KMR Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the EPB Merger and the KMR Merger and the EPB Merger shall be consummated concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

          (h)    Partnership Tax Opinion.     The Partnership and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of Partnership for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and Partnership GP and any of their respective affiliates as to such matters as counsel may reasonably request.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(a), Section 3.3(c), and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(d), Section 3.3(e) and Section 3.3(f), shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Partnership Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

          (b)    Performance of Obligations of the Partnership, Partnership GP and Partnership GP Delegate.     The Partnership, the Partnership GP and the Partnership GP Delegate shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

        Section 6.3.    Conditions to Obligation of the Partnership to Effect the Merger.    The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c), Section 4.6(a) and Section 4.10(b) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        Section 6.4.    Frustration of Closing Conditions.

          (a)   None of the Partnership, the Partnership GP, the Partnership GP Delegate may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by any such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

          (b)   Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Partnership and Parent duly authorized by Parent's Board of Directors and the GP Conflicts and Audit Committee.

          (b)   by either of the Partnership or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if, in the case of Parent, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Partnership where the failure to obtain the Partnership Unitholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Partnership Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Partnership, the Partnership GP and the Partnership GP Delegate of Section 5.3;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

             (v)  if either the EPB Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Partnership Adverse Recommendation Change shall have occurred; or

             (ii)  if the Partnership, the Partnership GP or the Partnership GP Delegate shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership, the Partnership GP or the Partnership GP Delegate set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing

    Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership, the Partnership GP or the Partnership GP Delegate within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Partnership:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership, the Partnership GP or the Partnership GP Delegate is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub, the Partnership, the Partnership GP or the Partnership GP Delegate or their respective directors, officers and Affiliates, except that (i) the Partnership or Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

        Section 7.3.    Fees and Expenses.

          (a)   In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Partnership Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iii) (Partnership Unitholder Vote), in each case, where a Partnership Superior Proposal Adverse Recommendation Change has occurred, then the Partnership shall pay to Parent, within two (2) business days after the date of termination, $817,000,000 (the "Partnership Termination Fee").

          (b)   In the event this Agreement is terminated by the Partnership pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Partnership, within two (2) business days after the date of termination, $817,000,000 (the "Parent Termination Fee").

          (c)   Any payment of the Partnership Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent. In lieu of any direct payment of the Parent Termination Fee to the Partnership by Parent, the Partnership GP shall, within two (2) business days after the date of termination of this Agreement, execute an IDR Waiver in the form attached to Section 7.3 of the Parent Disclosure Schedule (the "IDR Waiver"), and Parent hereby does consent to such action.

          (d)   In the event that the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, when due, the Partnership or Parent, as applicable, shall also pay all of the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such fee. The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that the Partnership pays the Partnership Termination Fee to Parent, the Partnership, the Partnership GP and the Partnership GP Delegate shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Partnership be required to pay the Partnership Termination Fee on more than one occasion. The parties agree that in the event that Parent pays the Parent Termination Fee to the Partnership through the Partnership GP's execution of the IDR Waiver, Parent and Merger Sub shall have no further liability to the Partnership, the Partnership GP or the Partnership GP Delegate of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII
 MISCELLANEOUS

        Section 8.1.    No Survival, Etc.    Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8, Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors, the GP Delegate Board and the GP Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board and the GP Delegate Board with respect thereto (for the avoidance of doubt, the GP Board and the GP Delegate Board shall in no way be obligated to follow the recommendation of the GP Conflicts and Audit Committee and the GP Board and the GP Delegate Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited

Partners or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the Partnership GP or the Partnership GP Delegate is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board and the GP Delegate Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.    At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, the Partnership GP Delegate, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4, the applicable Person receives an amount equal to the sum it would have received had no such assignment been made). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.5.    Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.9. Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713)-495-2977
    Email: david_deveau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

  If to the Partnership, the Partnership GP or the Partnership GP Delegate, to:

    Kinder Morgan Energy Partners, L.P.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: Conflicts and Audit Committee
    Facsimile: (713)-495-2977

  with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    910 Louisiana Street
    Houston, Texas 77002
    Attention:    Joshua Davidson
                          Tull R. Florey
    Facsimile: (713) 229- 2727
    Email:    joshua.davidson@bakerbotts.com
                   tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Common Unit" has the meaning set forth in the Partnership Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

          "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

          "EPB Class B Units" means "Class B Units" as defined in the EPB Partnership Agreement.

          "EPB Common Units" means "Common Units" as defined in the EPB Partnership Agreement.

          "EPGP conflicts committee" means the "GP Conflicts Committee" as defined in the EPB Merger Agreement.

          "EPB General Partner" means "General Partner" as defined in the EPB Partnership Agreement.

          "EPB Limited Partner" means "Limited Partner" as defined in the EPB Partnership Agreement.

          "EPB Merger" means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

          "EPB Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "EPB Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

          "Environmental Law" means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          "Environmental Permit" means any Permit required under or issued pursuant to any Environmental Law.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "Hazardous Materials" means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "KMR LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP Delegate, as amended or supplemented from time to time.

          "KMR Merger" means the merger of R Merger Sub LLC with and into the Partnership GP Delegate as provided in the KMR Merger Agreement.

          "KMR Merger Agreement" means the Agreement and Plan of Merger, dated August 9,2014, among Parent, the Partnership GP Delegate and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMR special committee" means the Special Committee of the Board of Directors of the Partnership GP Delegate established for the purpose of the KMR Merger.

          "Limited Partner" has the meaning set forth in the Partnership Agreement.

          "Listed Share" has the meaning set forth in the Partnership GP Delegate LLC Agreement.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the Partnership Agreement.

          "Partnership Material Contract" means any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

          "Partnership Equity Plan" means the Partnership Common Unit Compensation Plan for Non-Employee Directors.

          "Partnership Interests" has the meaning set forth in the Partnership Agreement.

          "Permits" shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Partnership and its Subsidiaries, and when used with respect to the Partnership, the term "Subsidiary," except for the purposes of the definitions of "Partnership Alternative Proposal" and "Partnership Superior Proposal" and for purposes of Section 5.8(a), shall not include Bighorn Gas Gathering, L.L.C.,

  Plantation Pipe Line Company and Plantation Services LLC. For the avoidance of doubt, when used with respect to the Parent, the term "Subsidiary" shall include EPB, its Subsidiaries and EPB General Partner.

          "Transactions" means the Merger, the EBP Merger and the KMR Merger.

          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

          "Unit" has the meaning set forth in the Partnership Agreement.

        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	37
Affiliate	60
Aggregate Mixed Consideration Cash Amount	4
Agreement	1
Antitrust Laws	42
Available Cash Election Amount	4
Balance Sheet Date	16
Book-Entry Units	5
business day	60
Cash Election	4
Cash Election Amount	4
Cash Election Unit	4
Cash Fraction	4
Certificate	5
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	9
Common Unit	60
Confidentiality Agreement	44
Contract	14
DGCL	60
DLLCA	60
DRULPA	60
Effective Time	3
Election Deadline	10
Election Form	9
Election Form Record Date	9
Election Period	10
Environmental Law	61
Environmental Permit	61
EPB	2
EPB Class B Units	60
EPB Common Units	60
EPGP conflicts committee	60
EPB General Partner	60
EPB Limited Partner	60
EPB Merger	61
EPB Merger Agreement	61
EPB Partnership Agreement	61
ERISA Affiliate	61
Excess Shares	8
Exchange Act	15
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	4
Fractional Share Proceeds	8
GAAP	61
Governmental Authority	61
GP Board	1
GP Conflicts and Audit Committee	1
GP Delegate Board	1
Hazardous Materials	61
HSR Act	61
IDR Waiver	54
Indemnified Person	44
KMR LLC Agreement	62
KMR Merger	62
KMR Merger Agreement	62
KMR special committee	62
Law	16
Laws	16
Liens	12
Limited Partner	62
Listed Share	62
Mailing Date	9
Material Adverse Effect	62
Maximum Amount	45
Merger	2
Merger Consideration	3
Merger Sub	1
Mixed Consideration Election Unit	3
Mixed Election	3
New Units	47
No Election Unit	10
NYSE	63

Organizational Documents	12
Outside Date	52
Outstanding	63
Parent	1
Parent Adverse Recommendation Change	32
Parent Alternative Proposal	40
Parent Benefit Plans	26
Parent Board Recommendation	32
Parent Charter Approval	22
Parent Class P Stock	2
Parent Common Stock	20
Parent Disclosure Schedule	19
Parent Fairness Opinion	28
Parent Financial Advisor	28
Parent Intellectual Property	28
Parent Intervening Event	41
Parent Material Adverse Effect	19
Parent Material Contract	26
Parent Notice Period	33
Parent Permits	24
Parent Preferred Stock	20
Parent Proxy Statement	17
Parent SEC Documents	22
Parent Stock Issuance	2
Parent Stock Issuance Approval	22
Parent Stockholder Approval	22
Parent Stockholder Meeting	32
Parent Superior Proposal	41
Parent Superior Proposal Adverse Recommendation Change	32
Parent Termination Fee	54
Parent Warrants	63
Partnership	1
Partnership Adverse Recommendation Change	30
Partnership Agreement	63
Partnership Alternative Proposal	38
Partnership Board Recommendation	30
Partnership Class B Units	13
Partnership Disclosure Schedule	12
Partnership Equity Plan	63
Partnership Fairness Opinion	18
Partnership Financial Advisor	18
Partnership GP	1
Partnership GP Delegate	1
Partnership GP Interest	13
Partnership Interests	63
Partnership Intervening Event	39
Partnership I-Units	13
Partnership Material Adverse Effect	12
Partnership Material Contract	63
Partnership Notice Period	31
Partnership Proxy Statement	15
Partnership SEC Documents	16
Partnership Superior Proposal	38
Partnership Superior Proposal Adverse Recommendation Change	31
Partnership Termination Fee	54
Partnership Unitholder Approval	14
Partnership Unitholder Meeting	30
Per Unit Cash Election Consideration	4
Per Unit Mixed Consideration	3
Per Unit Mixed Consideration Cash Amount	3
Per Unit Mixed Election Stock Exchange Ratio	4
Per Unit Stock Consideration	4
Permits	63
Person	63
Proceeding	44
Proxy Statements	17
Public Unitholders	1
Registration Statement	17
Release	64
Representatives	36
Restraints	49
Restricted Unit	11
rights-of-way	27
Sarbanes-Oxley Act	16
Schedule 13E-3	17
SEC	64
Securities Act	12
share proceeds	8
Stock Election	4
Stock Election Unit	4
Subsidiary	64
Support Agreement	2
Surviving Entity	2
Tax	17
Tax Return	18
Taxes	17
Transactions	64
Transactions Consideration	64
Unit	64

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this

  Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

        Section 8.13.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
P MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
PARTNERSHIP:
KINDER MORGAN ENERGY PARTNERS, L.P.
By:	KINDER MORGAN G.P., INC., its general partner
By:	KINDER MORGAN MANAGEMENT, LLC, its delegate
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP:
KINDER MORGAN G.P., INC.
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP DELEGATE:
KINDER MORGAN MANAGEMENT, LLC
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                        ], 201[  ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

    "A. Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

            (1) 4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex B

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

R MERGER SUB LLC

B-i

B-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among Kinder Morgan Management, LLC, a Delaware limited liability company (the "Company"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and R Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Listed Shares (other than Parent and its Affiliates) (the "Public Shareholders"), (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iv) recommended that the Company Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares and (v) resolved to recommend approval of this Agreement by the holders of Listed Shares;

        WHEREAS, the Company Board (acting based upon the recommendation of the Special Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iv) resolved to submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMP Merger and the EPB Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance;

        WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger (as defined below) shall, taken separately or together with the Second Step Merger, as applicable, qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and intend for this Agreement to constitute a "plan of reorganization" within the meaning of the Code; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Company to enter into this Agreement, the Company has entered into a Support Agreement, dated as of the date hereof (the "Support Agreement"), with EPB, EPB General Partner, KMP, Kinder Morgan G.P., Inc. (the "KMP General Partner"), Richard D. Kinder and RDK Investments, Ltd.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger and the Second Step Merger

        Section 1.1.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), the separate limited liability company existence of Merger Sub will cease and the Company will continue its existence as a limited liability company under Delaware Law as the surviving company in the Merger (the "Surviving Company").

        Section 1.2.    Closing.     Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree. Each of the Merger, the KMP Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the LLC Agreement and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the LLC Agreement and the applicable provisions of the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Company.     At the Effective Time, (i) the limited liability company agreement of the Company shall be amended and restated to be the same as the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the limited liability company agreement of the Surviving Company (except that the name of the Surviving Company shall be "Kinder Morgan Management, LLC"), until thereafter further duly amended as provided therein or in accordance with applicable Law, and (ii) the certificate of formation of the Company shall be amended and restated to be the same as the certificate of formation of Merger Sub as is in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall be "Kinder Morgan Management, LLC") and as so amended shall be the certificate of formation of the Surviving Company, until thereafter further amended as provided therein or by applicable Law, in each of clauses (i) and (ii) consistent with the obligations set forth in Section 5.8(b).

        Section 1.6.    Organizational Documents of Parent.     The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment"), and the certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

        Section 1.7.    Second Step Merger.     Parent may, in its sole discretion and immediately following the Effective Time (but subject to the delivery of opinions required by Section 6.2(c) and Section 6.3(c), in each case, incorporating the Second Step Merger) cause the Surviving Company to be merged with and into a Delaware limited liability company and a wholly owned Subsidiary of Parent that is a "disregarded entity" within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A) ("Second Step Merger Sub"), with Second Step Merger Sub surviving such merger (the "Second Step Merger"). No consideration shall be issued in the Second Step Merger. If Parent causes the Second Step Merger to occur in accordance with this Section 1.7, references herein to the Surviving Company shall refer to Second Step Merger Sub.

ARTICLE II

Effect on Company Securities

        Section 2.1.    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

            (a)    Conversion of Listed Shares and Voting Shares.    Subject to Section 2.1(c), Section 2.2(h) and Section 2.3, each Listed Share and Voting Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.4849 validly issued, fully paid and nonassessable shares of Parent Class P Stock (the "Exchange Ratio" and such consideration, the "Merger Consideration").

            (b)    Equity of Merger Sub.    The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one hundred percent (100%) of the issued and outstanding membership interests in the Company (as the Surviving Company). At the Effective Time, the books and records of the Company shall be revised to reflect admission of Parent as the sole Shareholder or sole member of the Company and the simultaneous withdrawal of all other Shareholders of the Company and Parent shall continue the existence of the Company (as the Surviving Company) without dissolution.

            (c)    Treatment of Company-Owned Company Securities.    All Company Securities, other than issued and outstanding Voting Shares owned by the KMP General Partner which shall be converted into the Merger Consideration pursuant to Section 2.1(a), that are owned immediately prior to the Effective Time by the Company, Parent, Merger Sub or the KMP General Partner shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Company Securities.

            (d)    Certificates.    As of the Effective Time, all Voting Shares and Listed Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Listed Shares or Voting Shares (a "Certificate") or non-certificated Listed Shares or Voting Shares represented in book-entry form immediately prior to the Effective Time ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

            (a)    Exchange Agent.    Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Company Securities as of the Effective Time whose Company Securities were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Listed Shares and Voting Shares, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Company and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

            (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Securities whose Company Securities are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or Book-Entry Shares pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing share proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

            (c)    Exchange.    Each holder of Company Securities that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or Book-Entry Shares and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Shares), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or any applicable documentation with respect to the surrender of Book-Entry Shares and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

            (d)    Other Payees.    If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

            (e)    No Further Transfers.    From and after the Effective Time, there shall be no further registration on the books of the Company of transfers of Company Securities converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing Company Securities converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Securities, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

            (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of Company Securities converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Company Securities for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Company Securities. Notwithstanding the foregoing, Parent, Merger Sub and the

    Company shall not be liable to any holder of Company Securities for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Company Securities immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

            (g)    Dividends and Distributions.    No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

            (h)    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Notwithstanding any other provision of this Agreement, each holder of Company Securities converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Shares to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Shares pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Company Securities that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Company Securities, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Company Securities (the "Fractional Share Proceeds"). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Company Securities shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Company Securities would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Company Securities would otherwise be entitled. To the extent applicable, each holder of Company Securities shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder's Company Securities to Parent.

            (i)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Securities represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g)

            (j)    Withholding Taxes.    Parent, Merger Sub, the Surviving Company and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in Parent Class P Stock and Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

        Section 2.3.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Listed Shares, Voting Shares or shares of Parent Class P Stock shall have been changed into a different number of shares or a different class or series by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction (other than regular quarterly distributions of Listed Shares and Voting Shares as required by the LLC Agreement as of the date hereof), the Merger Consideration shall be appropriately adjusted to reflect fully the effect of such share dividend, subdivision, reclassification, recapitalization, split, split-up or share distribution, combination, exchange of shares or similar transaction and to provide the holders of Listed Shares or Voting Shares the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.4.    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of the Company

        Except as disclosed in (a) the Company SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Company SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Company to Parent (the "Company Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent as follows:

        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company ("Company Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").

        Section 3.2.    Capitalization.

          (a)   At the close of business on August 7, 2014, the issued and outstanding membership interests of the Company consisted of (i) 131,281,762 Listed Shares and (ii) 4 Voting Shares. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time, there will not be, any Company Securities, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Company Securities, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Company Securities.

          (b)   None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. Except as set forth in the LLC Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or other membership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Company Securities or other membership interests, shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   The Company has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Company Shareholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the Company Board and the Special Committee and, except for obtaining the Company Shareholder Approval, no other entity action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) assuming that Company Shareholder Approval is obtained, conflict with or violate any provision of the LLC Agreement or any of the Organizational Documents of the Company's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the

  Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except for the approval by the Company Board and the Special Committee, which was obtained prior to the execution of this Agreement, the approval of the Merger by a majority of the Listed Shares then Outstanding as of the record date for the Company Shareholder Meeting ("Company Shareholder Approval") at such Company Shareholder Meeting or any adjournment or postponement thereof is the only vote or approval of the holders of any class or series of Company Securities that is necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (d)   The Special Committee, at a meeting duly called and held, has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iv) recommended that the Company Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares and (v) resolved to recommend approval of this Agreement by the holders of Listed Shares.

          (e)   The Company Board (acting based upon the recommendation of the Special Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved to submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares.

        Section 3.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Company Proxy Statement"), and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Company Material Adverse Effect.

        Section 3.5.    Company SEC Documents; Undisclosed Liabilities.

          (a)   The Company and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). The Company SEC Documents, as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Company makes no representation or warranty).

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013 (the "Balance Sheet Date") (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6.    Compliance With Laws.     The Company and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.7.    Information Supplied.     Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Company Proxy Statement will, on the date it is first mailed to holders of Listed Shares, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and together with the Company Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Company or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date included in the Company SEC Documents.

          (b)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (c)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(c) of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.     The Special Committee has received the opinion of Jefferies LLC (the "Company Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Listed Shares (other than Parent and its Affiliates) (the "Company Fairness Opinion"). The Company has been authorized by the

Company Financial Advisor to permit the inclusion of the Company Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statements by the Company Financial Advisor.

        Section 3.10.    Brokers and Other Advisors.     Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a correct and complete copy of the Company's engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Company Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not been a Company Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent's or Merger Sub's (or such Representatives') use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Company (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Company as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, and applicable state securities and "blue sky" laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP

  (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. As of the date of this Agreement there are no facts or circumstances that would prevent Parent's chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMP Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

        Section 4.7.    Legal Proceedings.     There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Law; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent's knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

        Section 4.9.    Information Supplied.     Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Company Proxy Statement will, on the date it is first mailed to holders of Listed Shares, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the

foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.

          (a)   Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

          (b)   Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (c)   For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code.

        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

        Section 4.13.    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Insurance.     Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

        Section 4.17.    Opinion of Parent Financial Advisor.     The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion"). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statements by the Parent Financial Advisor.

        Section 4.18.    Brokers and Other Advisors.     Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Company). Parent has heretofore made available to the Company a correct and complete copy of the Parent's engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

        Section 4.19.    Financing.     At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

        Section 4.20.    Merger Agreements.     Parent has heretofore provided to the Partnership a correct and complete copy of the KMP Merger Agreement and the EPB Merger Agreement.

        Section 4.21.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company (including their Representatives), or the Company's (or such Representatives') use of, and neither the Company nor any of its Representatives is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Company in expectation of the Merger.

ARTICLE V

Additional Covenants and Agreements

        Section 5.1.    Preparation of the Registration Statement and the Proxy Statements; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and file with the SEC the Company Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Company Proxy Statement will be included as a prospectus, and the Parent Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the holders of Listed Shares and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Proxy Statements will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Registration Statement or either of the Proxy Statements, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Listed Shares and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its holders of Company Securities (the "Company Shareholder Meeting") for the purpose of (i) obtaining the Company Shareholder Approval, (ii) determining the manner in which I-Units shall be voted with respect to the KMP Merger Agreement and (iii) considering and voting upon any adjournment of the meeting of the limited partners of KMP, if necessary, to solicit additional proxies if there are not sufficient votes to approve the KMP Merger. The Company shall, through the Company Board and Special Committee, recommend to the holders of Listed Shares approval of this Agreement (collectively, the "Company Board Recommendation") and shall, through the Company Board, recommend to the holders of Listed Shares approval of the KMP Merger Agreement in connection with the vote with respect to determining how I-Units will be voted at the KMP Unitholder Meeting (unless there shall have been a KMP Adverse Recommendation Change) and shall include a copy of the Company Fairness Opinion, the KMP Merger Recommendation Statement (unless there shall have been a KMP Adverse Recommendation Change) and, subject to this Section 5.1(b), the Company Board Recommendation in the Company Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the holders of Listed Shares the Company Shareholder Approval, and shall not, through the Company Board and the Special Committee (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Company Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Company Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, and subject to compliance with the provisions of this Section 5.1(b), each of the Company Board and Special Committee may make a Company Adverse Recommendation Change:

              (i)  (A) if the Company has received a written Company Alternative Proposal that the Special Committee believes is bona fide and the Special Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) the failure to take such action would not be in the best interests of the Company, after determining that the failure to take such action would not be in the best interests of the Public Shareholders (any Company Adverse Recommendation Change in connection with a Company Superior Proposal, a "Company Superior Proposal Adverse Recommendation Change") or (B) in response to a Company Intervening Event if the Special Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Company, after determining that the failure to take such action would not be in the best interests of the Public Shareholders;

             (ii)  the Company Board or the Special Committee, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the Company Board and/or Special Committee, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Company Alternative Proposal constitutes a Company Superior Proposal and (y) including a description of the material terms of such Company Superior Proposal, together with a copy of the Acquisition Agreement for such Company Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the material events giving rise to the Company Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Company Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Company Shareholder Meeting, in which case the Company Board or Special Committee, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Company Notice Period"); and

            (iii)  during the Company Notice Period, the Company, through the Special Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Company Adverse Recommendation Change would not be opposed to the best interests of the Company, after making a determination that the failure to effect such Company Adverse Recommendation Change would not be opposed to the best interests of the Public Shareholders; provided, that (x) the Special Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Company Alternative Proposal continues to constitute a Company Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Company Intervening Event continues to constitute a Company Intervening Event and (y) any material amendment to the terms of a Company Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Company Notice Period, except that such new Company Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Alternative Proposal or (ii) a Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Listed Shares prior to the Company Shareholder Meeting and (iv) if the Company has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

          (c)   Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the "Parent Board Recommendation") and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a "Parent Adverse Recommendation Change"). Notwithstanding the

  foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c), the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

              (i)  (A) if Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide and Parent's Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a "Parent Superior Proposal Adverse Recommendation Change"); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

             (ii)  Parent has provided prior written notice to the Company (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period"); and

            (iii)  during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent's Board of Directors to stockholders under applicable Law; provided, that (x) the Parent's Board of Directors shall take into account all changes to the terms of this Agreement proposed by the Company in determining whether (1) in the case of Section 5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Company receive such notice (as opposed to five (5) days).

  Without limiting the generality of the foregoing, Parent's obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

          (d)   The parties shall use their reasonable best efforts to hold the Company Shareholder Meeting and the Parent Stockholder Meeting on the same day.

          (e)   Unless this Agreement is validly terminated in accordance with Article VII, the Company shall submit this Agreement to the holders of the Listed Shares for approval at the Company Shareholder Meeting even if the Company Board or Special Committee shall have effected a Company Adverse Recommendation Change.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent's Board of Directors shall have effected a Parent Adverse Recommendation Change.

        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Company Material Contract in effect as of the date of this Agreement (including the LLC Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

          (b)   Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMP Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMP Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMP Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Company (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedules, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

            (iii)  take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

            (iv)  with respect to Parent, EPB and KMP only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

             (v)  directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

            (vi)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

           (vii)  (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMP Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Company Securities in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C), in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

          (viii)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

            (ix)  except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C), other than in the ordinary course and consistent with past practice;

             (x)  (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

            (xi)  agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

        Section 5.3.    No Solicitation by the Company; Etc.

          (a)   The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Company Alternative Proposal. Except as permitted by this Section 5.3 the Company shall not, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Company Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an "Acquisition Agreement") relating to a Company Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company's Subsidiaries or the Company's Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Company.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (i) the Company has received a written Company Alternative Proposal that the Special Committee believes is bona fide, (ii) the Special Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Company Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (iii) such Company Alternative Proposal did not result from a material breach of this Section 5.3, then the Company may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Company and its Subsidiaries to the Person making such Company Alternative Proposal and (B) participate in discussions or negotiations regarding such Company Alternative Proposal; provided that (x) the Company shall not, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Company will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Company Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received by the Company or that the Company has delivered to any third party making a Company Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Company Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Company's consolidated assets or to which twenty-five percent (25%) or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Listed Shares, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Listed Shares or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Company's consolidated assets or the outstanding Listed Shares; in each case, other than the Merger, the KMP Merger and the EPB Merger.

             (ii)  "Company Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Listed Shares or assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Special Committee determines in its good faith to be more favorable to the Company, after determining in its good faith that such offer is on terms and conditions more favorable to the Public Shareholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

            (iii)  "Company Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Company that was not, prior to the date of this Agreement, reasonably foreseeable by the Special Committee; provided, however, that in no event shall the receipt, existence or terms of a Company Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent the Company, the Company Board or the Special Committee from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Alternative Proposal if the Company Board or the Special Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Company, after determining that its failure to do so would not be in the best interests of the Public Shareholders; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 5.1(b). For the avoidance of doubt, a public statement that describes the Company's receipt of a Company Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change.

        Section 5.4.    No Solicitation by Parent; Etc.

          (a)   Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Company, KMP and EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal. Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent's Representatives, Parent's Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent. It is also understood and agreed that actions by KMP (to the extent taken at the direction of, with the consent of, or recommended by, the KMP Conflicts and Audit Committee and which are permitted by Section 5.3 of the KMP Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPGP conflicts committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

          (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent's Board of Directors believes is bona fide, (ii) Parent's Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Company and (y) Parent will provide to the Company non-public information that was not previously provided or made available to the Company prior to or substantially concurrently with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Company, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Company, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Company reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Company with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   For purposes of this Agreement:

              (i)  "Parent Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Company and its respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Parent Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent's equity interests in the Company) taken as a whole, made by a third party, which is on terms and conditions which Parent's Board of Directors determines in its good faith to be more favorable to Parent's stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Company in writing.

            (iii)  "Parent Intervening Event" means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Company Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

          (e)   Nothing contained in this Agreement shall prevent Parent from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent's Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c). For the avoidance of doubt, a public statement that describes Parent's receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

        Section 5.5.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the KMP Merger Agreement and the EPB Merger Agreement), Parent, on the one hand, and the Company, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMP Merger and the EPB Merger. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Except as expressly prohibited in this Agreement, each of Parent and the Company shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMP Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

          (d)   It is understood and agreed that actions or inactions by KMP, the KMP General Partner, EPB and EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to KMP, the KMP General Partner, EPB and EPB General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.6.    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Company shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Company Alternative Proposal that the Special Committee believes in good faith is bona fide and matters related thereto or a Company Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Company under Section 5.1(b) to negotiate, through the Special Committee, with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent's Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Company in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.6.

        Section 5.7.    Access to Information; Confidentiality.     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Company and KMP (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.8.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.8, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries, and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any of its Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, to the fullest extent that any of the Company or any applicable Subsidiaries thereof, would be permitted to indemnify an Indemnified Person, Parent and the Surviving Company jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Company immediately prior to the Effective Time and ensure that the Organizational Documents of the Company shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

          (c)   Parent shall cause the Company to, and the Company shall, maintain in effect for six (6) years from the Effective Time the Company's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Company be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than the Maximum Amount, the Company shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Company in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.8(c), the Company may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Company or any of its Subsidiaries, any indemnification agreements or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Company, as the case may be, shall assume the obligations of Parent and the Company set forth in this Section 5.8.

        Section 5.9.    Securityholder Litigation.     The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Company shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.10.    Fees and Expenses.     All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Company Proxy Statement.

        Section 5.11.    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Listed Shares (including derivative securities with respect to Listed Shares) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12.    Listing.     Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.13.    Dividends and Distributions.     After the date of this Agreement until the Effective Time, each of Parent and the Company shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Company Securities and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Securities shall not receive, for any quarter, distributions both in respect of Company Securities and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Company Securities or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.14.    Coordination of Transactions.     Each of Parent and the Company shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMP Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedules.

        Section 5.15.    Notification of Certain Matters Regarding EPB Merger and KMP Merger.     Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB Merger or KMP Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMP Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMP Merger.

        Section 5.16.    Tax Certificates.

          (a)   Officers of the Company shall, prior to the Effective Time, (i) execute and deliver to each of Baker Botts L.L.P. and Bracewell & Giuliani LLP a certificate substantially in the form of Section 5.16(a)(i) of the Company Disclosure Schedule and (ii) if Parent determines to cause the Second Step Merger to occur in accordance with Section 1.7, execute and deliver to each of Baker Botts L.L.P. and Bracewell & Giuliani LLP a certificate substantially in the form of Section 5.16(a)(ii) of the Company Disclosure Schedule, in each case with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date.

          (b)   Officers of Parent shall, prior to the Effective Time, (i) execute and deliver to each of Bracewell & Giuliani LLP and Baker Botts L.L.P. a certificate substantially in the form of Section 5.16(b)(i) of the Parent Disclosure Schedule and (ii) if Parent determines to cause the Second Step Merger to occur in accordance with Section 1.7, execute and deliver to each of Bracewell & Giuliani LLP and Baker Botts L.L.P. a certificate substantially in the form of Section 5.16(b)(ii) of the Parent Disclosure Schedule, in each case with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date.

        Section 5.17.    Special Committee.     Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the

Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee. For the avoidance of doubt, this Section 5.17 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Company, of any vacancies caused by the death, resignation or incapacity of any such director.

        Section 5.18.    Voting.     Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Company Shareholder Meeting or any other meeting or vote of or in connection with any approval, of the holders of Company Securities, however called, Parent will vote, or cause to be voted, to the extent entitled to vote, all Company Securities then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of (i) this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which the I-Units are voted, the approval of the KMP Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMP Merger and the approval of any actions required in furtherance thereof, (b) at any meeting or vote of the KMP Limited Partners or in connection with any approval of the KMP Limited Partners, however called, Parent will vote, or cause to be voted, all KMP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the KMP Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMP Merger and the approval of any actions required in furtherance thereof and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

        Section 5.19.    Cooperation with Financing.     From and after the date of this Agreement, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent's sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

Conditions Precedent

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Company Shareholder Approval.     The Company Shareholder Approval shall have been obtained in accordance with applicable Law, the certificate of formation of the Company and the LLC Agreement.

          (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

          (c)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (d)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    Stock Exchange Listing.     The Parent Class P Stock deliverable to the holders of Company Securities as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f)    Consummation of KMP Merger and EPB Merger.     All of the conditions set forth in the KMP Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(g) of the KMP Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMP Merger and the EPB Merger and the KMP Merger and the EPB Merger shall be consummated substantially concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedules.

          (g)    Partnership Tax Opinion.     The Company and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and KMP General Partner and any of their respective affiliates as to such matters as counsel may reasonably request.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Company contained in Section 3.3(a), Section 3.3(c) and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company contained in Section 3.3(d) and Section 3.3(e) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Company Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c)    Tax Opinion.     Parent shall have received an opinion of Bracewell & Giuliani LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger, taken separately or taken together with the Second Step Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 5.16 (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

        Section 6.3.    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c), Section 4.6(a) and Section 4.10 (c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c)    Tax Opinion.     The Company shall have received an opinion of Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger, taken separately or taken together with the Second Step Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 5.16 (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

        Section 6.4.    Frustration of Closing Conditions.     The Company may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by any such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent;

          (b)   by either of the Company or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Company or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Company, the Company, and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Company or Parent if, in the case of Parent, the Company, and in the case of the Company, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company or Parent if such Restraint was due to the failure of, in the case of the Company, the Company, and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Company Shareholder Meeting shall have concluded and the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Company Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Company of Section 5.3;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

             (v)  if either the EPB Merger Agreement or the KMP Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Company Adverse Recommendation Change shall have occurred; or

             (ii)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Company:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that (i) the Company or Parent may have liability as provided in Section 7.3 and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

        Section 7.3.    Fees and Expenses.

          (a)   In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Company Adverse Recommendation Change) or by the Company or Parent pursuant to Section 7.1(b)(iii) (Company Shareholder Vote), in each case, where a Company Superior Proposal Adverse Recommendation Change has occurred, then the Company shall pay to Parent, within two (2) business days after the date of termination, $311,000,000 (the "Company Termination Fee").

          (b)   In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Company or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Company, within two (2) business days after the date of termination, $311,000,000 (the "Parent Termination Fee").

          (c)   Any payment of the Company Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent. Any payment of the Parent Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by the Company.

          (d)   In the event that the Company or Parent, as applicable, shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if the Company or Parent, as applicable, shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due, the Company or Parent, as applicable, shall also pay all of the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such fee. The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that the Company pays the Company Termination Fee to Parent, the Company shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The parties agree that in the event that Parent pays the Parent Termination Fee to the Company, Parent and Merger Sub shall have no further liability to the Company of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII

Miscellaneous

        Section 8.1.    No Survival, Etc.     Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8 and Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors, the Company Board and the Special Committee; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to Special Committee for its consideration, and permitted the Special Committee not less than two (2) business days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way be obligated to follow the recommendation of the Special Committee and the Company Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Company Shareholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the holders of Listed Shares or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Company is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Company Board; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to the Special Committee for its consideration, and permitted the Special Committee not less than two (2) business days to make a recommendation to the Company Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.     At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4), the applicable Person receives an amount equal to the sum it would have received had no such assignment been made. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.5.    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Listed Shares to receive the Merger Consideration after the Closing (a claim by the holders of Listed Shares with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.7. Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713) 495-2877
    Email: David_DeVeau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

  If to the Company, to:

    Kinder Morgan Management, LLC
    1001 Louisiana St., Suite 1000
    Houston, Texas 77002
    Attention: Special Committee
    Facsimile: (713) 495-2877

  with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    910 Louisiana Street
    Houston, Texas 77002
    Attention: Joshua Davidson
                       Tull R. Florey
    Facsimile: (713) 229- 2727
    Email: joshua.davidson@bakerbotts.com
                tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Company or any of its Subsidiaries.

          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Company Securities" has the meaning set forth in the LLC Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

          "EPB" means El Paso Pipeline Partners, L.P.

          "EPGP conflicts committee" means the "GP Conflicts Committee" as defined in the EPB Merger Agreement.

          "EPB General Partner" means "General Partner" as defined in the EPB Partnership Agreement.

          "EPB Limited Partner" means El Paso Pipeline GP Company, L.L.C., the general partner of EPB.

          "EPB Limited Partner" means "Limited Partner" as defined in the EPB Partnership Agreement.

          "EPB Merger" means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

          "EPB Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "EPB Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

          "Environmental Law" means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          "Environmental Permit" means any Permit required under or issued pursuant to any Environmental Law.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "Hazardous Materials" means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "I-Units" has the meaning set forth in the KMP Partnership Agreement.

          "KMP" means Kinder Morgan Energy Partners, L.P.

          "KMP Adverse Recommendation Change" means the Partnership Adverse Recommendation Change, as such term is defined and used in the KMP Merger Agreement.

          "KMP Merger Recommendation Statement" means the Partnership Board Recommendation, as such term is defined and used in the KMP Merger Agreement.

          "KMP Merger" means the merger of P Merger Sub LLC with and into KMP as provided in the KMP Merger Agreement.

          "KMP Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, KMP, the KMP General Partner, P Merger Sub LLC and the Company, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMP Unitholder Meeting" means a special meeting of the limited partners held for the purpose of obtaining the approval of the KMP Merger Agreement by the limited partners of KMP.

          "Listed Share" has the meaning set forth in the LLC Agreement.

          "LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended or supplemented from time to time.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Company) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Company) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the LLC Agreement.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Permits" shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Shareholders" has the meaning set forth in the LLC Agreement.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Company or its Subsidiaries, and when used with respect to the Company, KMP or its Subsidiaries. For the avoidance of doubt, when used with respect to the Parent, the term "Subsidiary" shall include EPB, its Subsidiaries and EPB General Partner.

          "Transactions" means the Merger, the EPB Merger and the KMP Merger.

          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMP Merger Agreement).

          "Voting Shares" has the meaning set forth in the LLC Agreement.

        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	33
Affiliate	54
Agreement	1
Antitrust Laws	38
Balance Sheet Date	12
Book-Entry Shares	4
business day	54
Certificate	4
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation Change	27
Company Alternative Proposal	34
Company Board	1
Company Board Recommendation	26
Company Disclosure Schedule	9
Company Fairness Opinion	14
Company Financial Advisors	14
Company Intervening Event	34
Company Material Adverse Effect	9
Company Notice Period	27
Company Proxy Statement	12
Company SEC Documents	12
Company Securities	54
Company Shareholder Approval	11
Company Shareholder Meeting	26
Company Superior Proposal	34
Company Superior Proposal Adverse Recommendation Change	27
Company Termination Fee	48
Confidentiality Agreement	39
Contract	11
DGCL	54
DLLCA	54
Effective Time	2
Environmental Law	55
Environmental Permit	55
EPB	54
EPGP conflicts committee	54
EPB General Partner	54
EPB Limited Partners	54, 55
EPB Merger	55
EPB Merger Agreement	55
EPB Partnership Agreement	55
ERISA Affiliate	55
Excess Shares	7
Exchange Act	12
Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
Fractional Share Proceeds	7
GAAP	55
Governmental Authority	55
Hazardous Materials	55
HSR Act	55
Indemnified Person	39
I-Units	56
KMP	56
KMP Adverse Recommendation Change	56
KMP General Partner	2
KMP Merger	56
KMP Merger Agreement	56
KMP Merger Recommendation Statement	56
KMP Unitholder Meeting	56
Law	13
Laws	13
Liens	9
Listed Share	56
LLC Agreement	56
Material Adverse Effect	56

Maximum Amount	40
Merger	2
Merger Consideration	3
Merger Sub	1
NYSE	57
Organizational Documents	9
Outside Date	46
Outstanding	57
Parent	1
Parent Adverse Recommendation Change	28
Parent Alternative Proposal	36
Parent Benefit Plans	23
Parent Board Recommendation	28
Parent Charter Approval	18
Parent Class P Stock	1
Parent Common Stock	16
Parent Disclosure Schedule	15
Parent Fairness Opinion	24
Parent Financial Advisor	24
Parent Intellectual Property	24
Parent Intervening Event	37
Parent Material Adverse Effect	15
Parent Material Contract	22
Parent Notice Period	29
Parent Permits	20
Parent Preferred Stock	16
Parent Proxy Statement	13
Parent SEC Documents	19
Parent Stock Issuance	1
Parent Stock Issuance Approval	18
Parent Stockholder Approval	18
Parent Stockholder Meeting	28
Parent Superior Proposal	36
Parent Superior Proposal Adverse Recommendation Change	28
Parent Termination Fee	48
Parent Warrants	57
Permits	57
Person	57
portable document format	50
Proceeding	39
Proxy Statements	13
Public Shareholders	1
Registration Statement	13
Release	57
Representatives	32
Restraints	43
rights-of-way	24
Sarbanes-Oxley Act	12
SEC	57
Second Step Merger	3
Second Step Merger Sub	3
Securities Act	9
share proceeds	7
Shareholders	57
Special Committee	1
Subsidiary	58
Support Agreement	2
Surviving Company	2
Tax	14
Tax Return	14
Taxes	14
Transactions	58
Transactions Consideration	58
Voting Shares	58

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

        Section 8.13.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
R MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
COMPANY:
KINDER MORGAN MANAGEMENT, LLC
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                    ], 201[    ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

  "A.
  Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

      (1)
      4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex C

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

EL PASO PIPELINE PARTNERS, L.P,

EL PASO PIPELINE GP COMPANY, L.L.C.,

KINDER MORGAN, INC.,

and

E MERGER SUB LLC

C-i

C-ii

C-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this "Agreement"), is by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (the "Partnership"), El Paso Pipeline GP Company, L.L.C. a Delaware limited liability company and the general partner of the Partnership (the "Partnership GP"), Kinder Morgan, Inc., a Delaware corporation ("Parent"), and E Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent ("Merger Sub"). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

        WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the "GP Conflicts Committee") has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Board of Directors of the Partnership GP (the "GP Board") approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

        WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the KMP Merger Agreement, the KMR Merger Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent ("Parent Class P Stock") pursuant to the Merger, the KMP Merger and the KMR Merger (together, the "Parent Stock Issuance") and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

        WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership and the Partnership GP to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreement"), with the Partnership, Partnership GP, Kinder Morgan Management, LLC ("KMR"), Kinder Morgan Energy Partners, L.P. ("KMP"), KMP's general partner, Richard D. Kinder and RDK Investments, Ltd.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger

        Section 1.1.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the "Merger"), the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the "Surviving Entity").

        Section 1.2.    Closing.     Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. Each of the Merger, the KMR Merger and the KMP Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 1.3.    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the "Certificate of Merger"), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time"). The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

        Section 1.4.    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

        Section 1.5.    Organizational Documents of the Surviving Entity.     At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement.

        Section 1.6.    Organizational Documents of Parent.     Subject to receipt of the Parent Charter Approval, the certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the "Charter Amendment") and, such certificate of incorporation as amended by the Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law.

ARTICLE II

Effect on Units

        Section 2.1.    Effect of Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

          (a)    Conversion of Common Units.     Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3 to receive any of the following consideration (the "Merger Consideration"):

            (i)    Mixed Election Units.    Each Common Unit with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Mixed Consideration Election Unit") and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Per Unit Mixed Consideration") of (x) $4.65 in cash without interest (the "Per Unit Mixed Consideration Cash Amount") and (y) 0.9451 of a share of validly issued, fully paid and nonassessable Parent Class P Stock (such fraction of a share, the "Per Unit Mixed Election Stock Exchange Ratio"), in each case, subject to adjustment in accordance with Section 2.5.

            (ii)    Cash Election Units.    Each Common Unit with respect to which an election to receive cash (a "Cash Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Cash Election Unit") shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $39.53 in cash without interest (the "Per Unit Cash Election Consideration"), subject to adjustment in accordance with this Section 2.1(a)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the "Cash Election Amount") exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Restricted Units pursuant to the terms and conditions of Section 2.4), minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per Unit Mixed Consideration Cash Amount (the "Aggregate Mixed Consideration Cash Amount") (such difference being the "Available Cash Election Amount"), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

            (iii)    Stock Election Units.    Each Common Unit with respect to which an election to receive stock consideration (a "Stock Election") has been properly made and not properly revoked pursuant to Section 2.3 (each, a "Stock Election Unit") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.0711 shares of validly issued, fully paid and nonassessable Parent Class P Stock (the "Exchange Ratio"), subject to adjustment in accordance with this Section 2.1(a)(iii)) and Section 2.5 (the "Per Unit Stock Consideration"); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

          (b)    Equity of Merger Sub.     The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, Parent and any Subsidiaries of Parent, and the Partnership GP, Parent and any Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

          (c)    Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.     Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units. All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

          (d)    Certificates.     As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a "Certificate") or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time ("Book-Entry Units") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

        Section 2.2.    Exchange of Certificates.

          (a)    Exchange Agent.     Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the "Exchange Agent") for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration. Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g)).

          (b)    Deposit.    At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of

  Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the "Exchange Fund". The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

          (c)    Exchange.     Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

          (d)    Other Payees.     If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    No Further Transfers.     From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Dividends and Distributions.     No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares.     No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the "share proceeds") in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the "Excess Shares"). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the "Fractional Share Proceeds"). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled.

          (i)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

          (j)    Withholding Taxes.     Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        Section 2.3.    Election Procedures.

          (a)    Election Form.     An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the "Election Form") shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the "Mailing Date") to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the "Election Form Record Date").

          (b)    Choice of Election.     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder's (or such beneficial owner's) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder's (or such beneficial owner's) Common Units. Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the "Election Period") from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the "Election Deadline") shall be deemed to be No Election Units. Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, "No Election Unit" means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3. For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

          (c)    New Holders.     Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

          (d)    Revocations; Exchange Agent.     Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        Section 2.4.    Treatment of Restricted Units; Termination of Partnership Equity Plan.

          (a)   As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Long-Term Incentive Plan (each, a "Restricted Unit") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

          (b)   Prior to the Effective Time, the Partnership GP shall take all actions necessary to terminate the Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Long-Term Incentive Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent's obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

        Section 2.5.    Adjustments.     Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.6.    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of the Partnership and the Partnership GP

        Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the "Partnership Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to itself where provided for in this Article III, the Partnership GP each represent and warrant to Parent as follows:

        Section 3.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership ("Partnership Material Adverse Effect").

          (b)   All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the "Organizational Documents") of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens").
        Section 3.2.    Capitalization.

          (a)   The authorized equity interests of the Partnership consist of Common Units, Class B units representing limited partner interests in the Partnership ("Partnership Class B Units"), subordinated units representing limited partner interests in the Partnership that are convertible into Common Units ("Partnership Subordinated Units"), the general partner interest in the Partnership (the "Partnership GP Interest") and the Incentive Distribution Rights. At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 231,097,050 Common Units, (ii) no Partnership Class B Units, (iii) 4,359 Restricted Units, (iv) no Partnership Subordinated Units, (v) Incentive Distribution Rights, and (vi) the Partnership GP Interest. Except (A) as set forth above in this Section 3.2(a), (B) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, or (C) as otherwise permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The Partnership GP is the sole general partner of the Partnership. The Partnership GP is the sole record owner of the Partnership GP Interest and all of the Incentive Distribution Rights and such Partnership GP Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the Partnership Agreement.

          (b)   None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

        Section 3.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

          (c)   Except for the approval by the Partnership GP, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Partnership Unitholder Approval") is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

          (d)   The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the GP Board approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners.

          (e)   The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

        Section 3.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the "Partnership Proxy Statement"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

        Section 3.5.    Partnership SEC Documents; Undisclosed Liabilities.

          (a)   The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since December 31, 2013 (the "Balance Sheet Date") in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

        Section 3.6.    Compliance With Laws.     The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

        Section 3.7.    Information Supplied.     Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership and the Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the "Schedule 13E-3") will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the "Parent Proxy Statement" and

together with the Partnership Proxy Statement, the "Proxy Statements") will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub (including, for the avoidance of doubt, any information supplied by Parent with respect to KMP, KMR, the KMP Merger or the KMR Merger, whether or not originally supplied to Parent by KMP, KMR or any other Person) for inclusion or incorporation by reference in any of the foregoing documents.

        Section 3.8.    Tax Matters.

          (a)   Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents and (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries.

          (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.9.    Opinion of Financial Advisor.     The GP Conflicts Committee has received the opinion of Tudor, Pickering, Holt & Co. Securities, Inc. (the "Partnership Financial Advisor"), dated as of August 9, 2014, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications and limitations and other matters set forth therein, from a financial point of view, the Merger Consideration to be paid to the Partnership Unaffiliated Unitholders pursuant to this Agreement, is fair from a financial point of view, to the Partnership Unaffiliated Unitholders (the "Partnership Fairness Opinion").

        Section 3.10.    Brokers and Other Advisors.     Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership's engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

        Section 3.11.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

        Section 3.12.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article III, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent's or Merger Sub's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article III.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

        Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading "Risk Factors" or "Information Regarding Forward-Looking Statements" or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the "Parent Disclosure Schedule") prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

        Section 4.1.    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect").

          (b)   Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized equity interests of Parent consist of 2,819,462,927 shares of stock, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 2,809,462,927 shares are common stock, par value $0.01 per share (the "Parent Common Stock"), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule. At the close of business on August 7, 2014, (i) 1,028,223,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, equity appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

          (b)   None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any limited partnership interests, shares of capital stock, voting securities or equity interests of Parent or any of its Subsidiaries. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, stock appreciation rights, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.3.    Authority; Noncontravention; Voting Requirements.

          (a)   Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the KMP Merger Agreement and the KMR Merger Agreement, and the consummation of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the execution, delivery and performance by Parent of the KMP Merger Agreement, and the KMR Merger Agreement, and the consummation of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms. Each of the KMP Merger Agreement and the KMR Merger Agreement has been duly executed and delivered by Parent and the applicable merger Subsidiary and, assuming due authorization, execution and delivery of by the other parties thereto constitutes a legal, valid and binding obligation of each of Parent and the applicable merger Subsidiary, enforceable against Parent in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the execution and delivery of the KMP Merger Agreement or the KMR Merger Agreement by Parent and the applicable merger Subsidiary, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent's certificate of incorporation and by-laws or any of the Organizational Documents of Parent's material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the "Parent Stock Issuance Approval") and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the "Parent Charter Approval" and, collectively with the Parent Stock Issuance Approval, the "Parent Stockholder Approval")) are the only votes of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger).

          (d)   The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent's stockholders and recommend adoption of the Charter Amendment and approval of the Parent Stock Issuance.

        Section 4.4.    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the KMP Merger and the KMR Merger), other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

        Section 4.5.    Parent SEC Documents; Undisclosed Liabilities.

          (a)   Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

          (c)   Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement (including the transactions contemplated by the KMR Merger Agreement or the KMP Merger Agreement), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    Absence of Certain Changes or Events.     Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

        Section 4.7.    Legal Proceedings.     There are no Actions pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or Actions pending or threatened in writing against Parent or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8.    Compliance With Laws; Permits.

          (a)   Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority ("Permits") necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the "Parent Permits"), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.9.    Information Supplied.     Subject to the accuracy of the representations and warranties of the Partnership and the Partnership GP, set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent (including, for the avoidance of doubt, any information supplied (or to be supplied) in writing by Parent with respect to KMP, KMR, the KMP Merger or the KMR Merger, whether or not originally supplied to Parent by KMP, KMR or any other Person) specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

        Section 4.10.    Tax Matters.     Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (iii) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (iv) Parent has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        Section 4.11.    Contracts.

          (a)   Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) being a "Parent Material Contract").

          (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

        Section 4.12.    Parent Benefit Plans.

          (a)   Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no Action is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

          (b)   For purposes of this Agreement, "Parent Benefit Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent.

        Section 4.13.    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained pursuant to Environmental Laws ("Environmental Permits"); (ii) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (iii) no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (iv) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (v) there are no Actions pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

        Section 4.14.    Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

          (b)   Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, "rights-of-way") as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

        Section 4.15.    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the "Parent Intellectual Property") used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person's intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

        Section 4.16.    Opinion of Parent Financial Advisor.     The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the "Parent Fairness Opinion").

        Section 4.17.    Brokers and Other Advisors.     Except for the Parent Financial Advisors, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker's, finder's or financial advisor's fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership).

        Section 4.18.    Financing.     At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger, the KMP Merger and the KMR Merger and to pay all cash amounts required to be paid in connection with the Merger, the KMP Merger and the KMR Merger.

        Section 4.19.    Merger Agreements.     Parent has heretofore provided to the Partnership a correct and complete copy of the KMP Merger Agreement and the KMR Merger Agreement.

        Section 4.20.    Ownership of Common Units.     Parent and its Subsidiaries (other than KMP, its general partner and KMR and their respective Subsidiaries), taken together, are the beneficial owners of 93,380,734 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date hereof, and the record date for determining Limited Partners entitled to vote at the Partnership Unitholder Meeting.

        Section 4.21.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership's or the Partnership GP's (or such Representatives') use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

Additional Covenants and Agreements

        Section 5.1.    Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger). Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

          (b)   Subject to Section 5.1(e), the Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the "Partnership Unitholder Meeting") for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 5.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to its Limited Partners approval of this Agreement (collectively, the "Partnership Board Recommendation") and use reasonable best efforts to obtain from its Limited Partners the Partnership Unitholder Approval. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 5.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 5.3, the Partnership's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Alternative Proposal or (ii) the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP

  Conflicts Committee or the GP Board's approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Board or the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders of the Partnership prior to the Partnership Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

          (c)   Subject to Section 5.1(e), Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholder Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 5.1(d), Parent shall, through its Board of Directors recommend to its stockholders approval of the Parent Stock Issuance and adoption of the Charter Amendment (the "Parent Board Recommendation") and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, such recommendation or (ii) fail to include such Parent Board Recommendation in the Parent Proxy Statement (any such action being referred to herein as a "Parent Adverse Recommendation Change"). The Parent Proxy Statement shall include a copy of the Parent Fairness Opinion and, subject to Section 5.1(d), the Parent Board Recommendation. Subject to Section 5.1(d), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval. Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 5.1(c) shall not be affected by the withdrawal or modification by the Parent's Board of Directors of the Parent Board Recommendation or the Parent's Board of Directors' approval of this Agreement or the transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger). Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) if the Parent has delivered any notice contemplated by Section 5.1(d) and the time periods contemplated by Section 5.1(d) have not expired and (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting.

          (d)   Notwithstanding anything to the contrary in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(d), the Board of Directors of Parent may, if the Board of Directors of Parent determines in good faith (after consultation with the Parent's financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that the Board of Directors of Parent may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

              (i)  Parent has provided prior written notice to the Partnership specifying in reasonable detail the reasons for such action at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three (3) days prior to the Parent

    Unitholder Meeting, in which case the Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Parent Notice Period");

             (ii)  Parent is not in material breach of its obligations under this Section 5.1; and

            (iii)  during the Parent Notice Period the Parent Board of Directors has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the Partnership in good faith (to the extent the Partnership desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its fiduciary duties to stockholders under applicable Law.

          (e)   The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day. Parent shall use its reasonable best efforts to cause the KMR Shareholder Meeting and the KMP Unitholder Meeting to also be held on the same day as the Parent Stockholder Meeting.

          (f)    Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change. Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Board of Directors of Parent shall have effected a Parent Adverse Recommendation Change.

        Section 5.2.    Conduct of Business.

          (a)   Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Except (i) as provided in this Agreement, (ii) as required by applicable Law, or (iii) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not cause any of the Partnership GP, the Partnership or their respective Subsidiaries to conduct their respective business other than in the ordinary course of business consistent with past practice, and shall not take any action to cause and shall not permit the Partnership GP to take any action to cause:

              (i)  the amendment of the Partnership Agreement or the Partnership GP LLC Agreement, in each case, to the extent that any such amendment would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or such amendment would adversely impact the Partnership Unaffiliated Unitholders in any material respect; or

             (ii)  the issuance of any Partnership Interest to Parent or any Affiliate of Parent, including in accordance with any reset of the Incentive Distribution Rights in accordance with Section 5.11 of the Partnership Agreement.

          (b)   Except (i) as provided in this Agreement, the KMP Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (i) as provided in this Agreement, the KMP Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) amend Parent's certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

             (ii)  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger) or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger;

            (iii)  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement (including the KMP Merger and the KMR Merger); or

            (iv)  acquire, agree to acquire or make any proposal or offer to acquire, beneficially or of record, any Partnership Interest or the right to direct the voting of any Partnership Interest, or any rights or options to acquire any Partnership Interest.

        Section 5.3.    No Solicitation by the Partnership; Etc.

          (a)   The Partnership GP and the Partnership shall, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than Parent and its Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 5.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an "Acquisition Agreement") or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as a "Partnership Adverse Recommendation Change"). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership's or the Partnership GP's Subsidiaries, or the Partnership's or the Partnership GP's Representatives, other than any violation caused by or at the direction of Parent or any Representative of Parent or any of its Subsidiaries (including any Representative of Parent that is also a Representative of the Partnership, the Partnership GP or any of their respective Subsidiaries), shall be deemed to be a breach of this Section 5.3 by the Partnership.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Alternative Proposal that the GP Board believes is bona fide, (ii)  the GP Board, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership and the Partnership GP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Partnership and the Partnership GP and their respective Subsidiaries will not, and will use reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Partnership and the Partnership GP will provide to Parent non-public information with respect to the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrent with providing or making available such non-public information to such other Person.

          (c)   In addition to the other obligations of the Partnership and the Partnership GP set forth in this Section 5.3, the Partnership and the Partnership GP shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested (other than requests for information in the ordinary course of business) from, or any discussions or negotiations are sought to be initiated with, the Partnership or the Partnership GP in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers or the nature of any inquiries (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership and the Partnership GP shall promptly, and in any event within twenty-four (24) hours provide Parent with copies of any additional written materials received by the Partnership or the Partnership GP or that the Partnership or the Partnership GP has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (d)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(d), the GP Board or the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Board or the GP Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the best interests of the Partnership; provided, however, that neither the GP Board nor the GP Conflicts Committee may effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

              (i)  The GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action, including, if a reason for the Partnership Adverse Recommendation Change is an Alternative Proposal, a description of the material terms of such Alternative Proposal, at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless (A) at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is reasonably practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(d) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to three (3) days) or (B) if a reason for the Partnership Adverse Recommendation Change is any amendment or supplement to this Agreement agreed to, or any determination, decision, approval or consent required by this Agreement made or granted by, or any waiver or extension under this Agreement granted by, the GP Board, in each case without the prior recommendation of the GP Conflicts Committee in accordance with Section 8.2 or Section 8.3, as applicable, in which case the GP Conflicts Committee shall be required to provide one (1) day notice (the period inclusive of all such days, the "Partnership Notice Period"); and

             (ii)  during the Partnership Notice Period, the GP Conflicts Committee or the GP Board, as applicable, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the best interests of the Partnership.

          (e)   Any Partnership Adverse Recommendation Change effected by the GP Conflicts Committee shall invalidate and rescind any prior "Special Approval" (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement.

          (f)    For purposes of this Agreement:

              (i)  "Alternative Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its

    Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership's consolidated assets or to which twenty-five percent (25%) or more of the Partnership's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership's consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement.

             (ii)  "Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 5.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of the Partnership or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Board determines in its good faith to be more favorable to the Partnership than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

          (g)   Nothing contained in this Agreement shall prevent the Partnership or the GP Conflicts Committee or the GP Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Conflicts Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with the best interests of the Partnership or applicable Law; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes the Partnership's receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Recommendation Change.

        Section 5.4.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the KMP Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to KMP, its general partner and KMR and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of KMP, its general partner and KMR and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, (A) voting or causing to be voted all Common Units beneficially owned by Parent and such Subsidiaries and controlled Affiliates in favor of the Merger at the

  Partnership Unitholder Meeting unless there is a Partnership Adverse Recommendation Change, (B) voting or causing to be voted all voting securities beneficially owned by Parent and such Subsidiaries and controlled Affiliates in KMP in favor of the KMP Merger at the KMP Unitholder Meeting and (C) voting or causing to be voted to the extent permitted under the Organizational Documents of KMR, all voting securities beneficially owned by Parent and such Subsidiaries and its controlled Affiliates in KMR in favor of the KMR Merger at the KMR Shareholder Meeting, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) the Partnership, the Partnership GP and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

          (c)   Except as expressly prohibited in this Agreement, Parent shall be permitted to perform its obligations and exercise its rights under the KMP Merger Agreement and the KMR Merger Agreement, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement; provided, however, that any such performance or exercise may constitute a breach of a provision of this Agreement to the extent such provision of this Agreement prohibits Parent from taking any action or requires Parent to take any action, and such performance or exercise results in a breach of such obligation contained in such provision of this Agreement.

        Section 5.5.    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the GP Board believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Board or the GP Conflicts Committee under Section 5.3(d) to negotiate with Parent in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.5.

        Section 5.6.    Access to Information; Confidentiality.     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries' properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 20, 2014, between Parent and the Partnership (as it may be amended from time to time, the "Confidentiality Agreement"), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreements.

        Section 5.7.    Indemnification and Insurance.

          (a)   For purposes of this Section 5.7, (i) "Indemnified Person" shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person's heirs, executors or administrators and (ii) "Proceeding" shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

          (b)   From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 5.7(b) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

          (c)   Parent shall cause the Partnership GP to, and the Partnership GP shall, maintain in effect for six (6) years from the Effective Time the Partnership GP's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP be required to expend pursuant to this Section 5.7(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP for such insurance (the "Maximum Amount"). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP would be required to expend more than the Maximum Amount, the Partnership GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership GP in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.7(c), the Partnership GP may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

          (d)   The rights of any Indemnified Person under this Section 5.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 5.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 5.7.

        Section 5.8.    Securityholder Litigation.     The Partnership and Partnership GP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the Partnership GP and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

        Section 5.9.    Fees and Expenses.     All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses.

        Section 5.10.    Section 16 Matters.     Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.11.    Listing.     Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

        Section 5.12.    Dividends and Distributions.     After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

        Section 5.13.    Coordination of Transactions.     At the Closing, each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement (including the KMR Merger Agreement and the KMP Merger Agreement) shall be consummated in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule.

        Section 5.14.    Notification of Certain Matters Regarding the KMP Merger and the KMR Merger.     Parent shall give prompt notice to the other parties hereto of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the KMP Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the KMP Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the KMP Merger or the KMR Merger.

        Section 5.15.    GP Conflicts Committee.     Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts

Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 5.145 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

        Section 5.16.    Amendments to KMP Merger Agreement and KMR Merger Agreement.     At any time prior to the Effective Time, Parent may not, without the prior written consent of the GP Board, amend, modify or terminate any provision of or grant any waiver or extension under the KMP Merger Agreement or the KMR Merger, in each case, in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Partnership Unitholders in the Merger; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the Limited Partners or the stockholders of Parent, there shall be no amendment or change to the provisions of the KMP Merger Agreement or the KMR Merger Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent without such approval.

        Section 5.17.    Performance by Partnership GP.     The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Partnership and the Partnership GP and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

        Section 5.18.    Performance by Parent.     Subject to the terms of the KMP Agreement and the KMR Agreement, Parent shall cause its Subsidiaries to comply with the provisions of this Agreement (it being understood that with respect to KMP and its general partner and KMR and their respective Subsidiaries, Parent's obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of KMP and its general partner and KMR.).

        Section 5.19.    Cooperation with Financing.     From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; it being understood that the arrangement of any bank debt financing or any capital markets debt financing or the repayment or refinancing of any debt shall not be a condition to Parent's or Merger Sub's obligations to effect the Merger. Parent shall indemnify and hold harmless the Partnership GP, the Partnership and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

        Section 5.20.    Tax Treatment.     For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger (i) with respect to the holders of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time), as a taxable sale of such Common Units to Parent and (ii) with respect to Parent, as a purchase of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time) from the holders of such units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

ARTICLE VI

Conditions Precedent

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Partnership Unitholder Approval.     The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

          (b)    Parent Stockholder Approval.     The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

          (c)    Regulatory Approval.     Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

          (d)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

          (e)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f)    Stock Exchange Listing.     The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g)    Consummation of KMP and KMR Transactions.     All of the conditions set forth in the KMR Merger Agreement and the KMP Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the KMP Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the KMP Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the KMP Merger and the KMR Merger and the KMP Merger shall be consummated substantially concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

        Section 6.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 3.3. (a), Section 3.3(c) and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2. (a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership GP to such effect.

          (b)    Performance of Obligations of the Partnership and Partnership GP.     The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

        Section 6.3.    Conditions to Obligation of the Partnership to Effect the Merger.     The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)    Performance of Obligations of the Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        Section 6.4.    Frustration of Closing Conditions.

          (a)   Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

          (b)   Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties' failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Partnership and Parent duly authorized by Parent's Boards of Directors and the GP Conflicts Committee.

          (b)   by either of the Partnership or Parent:

              (i)  if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

             (ii)  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

            (iii)  if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained;

            (iv)  if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; or

             (v)  if either the KMP Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

          (c)   by Parent:

              (i)  if a Partnership Adverse Recommendation Change shall have occurred; or

             (ii)  if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (d)   by the Partnership:

              (i)  if a Parent Adverse Recommendation Change shall have occurred; or

             (ii)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 7.2.    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 5.6, Section 5.9, the last sentence of Section 5.19 and Section 7.2 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, except that (i) Parent may have liability as provided in the last sentence of Section 5.19 and (ii) nothing shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement; provided, however that it no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the preceding clause (ii) for any action taken or omitted to be taken (A) by the Partnership GP, the Partnership or any of their respective Subsidiaries, or any of their respective Representatives at the direction of the Parent or any of its Subsidiaries, or any of their respective Representatives or (B) by any Representative of the Partnership, the Partnership GP, or any of their respective Subsidiaries that is also a Representative of the Parent or any of its Subsidiaries (unless, in the case of clause (B), such Representative was acting at the direction of the GP Board).

ARTICLE VIII

Miscellaneous

        Section 8.1.    No Survival, Etc.     Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and the last sentence of Section 5.6 and Section 5.9 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

        Section 8.2.    Amendment or Supplement.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent's Board of Directors and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

        Section 8.3.    Extension of Time, Waiver, Etc.     At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period) and, following the Partnership Unitholder Approval, the GP Board may not take or authorize any such action without the prior written consent of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

        Section 8.5.    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.7 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

        Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.8.    Specific Performance.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 8.9.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

    c/o Kinder Morgan, Inc.
    1001 Louisiana Street, Suite 1000
    Houston, Texas 77002
    Attention: David R. DeVeau
    Facsimile: (713)-495-2977
    Email: david_deveau@kindermorgan.com

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attention: Michael J. Aiello
    Facsimile: (212) 310-8007
    Email: michael.aiello@weil.com

  and

    Bracewell & Giuliani LLP
    711 Louisiana Street
    Suite 2300, Pennzoil Place—South Tower
    Houston, Texas 77002
    Attention: Gary W. Orloff
    Facsimile: (713) 221-2166
    Email: gary.orloff@bgllp.com

  If to the Partnership or the Partnership GP, to:

    El Paso Pipeline Partners, L.P.
    1001 Louisiana Street, Suite 1000
    Houston, Texas 77002
    Attention: Conflicts Committee
    Facsimile: (713)-495-2977

  with a copy (which shall not constitute notice) to:

    Vinson & Elkins L.L.P.
    1001 Fannin Street
    Suite 2500
    Houston, Texas 77002
    Attention: Michael Rosenwasser and Keith Fullenweider
    Facsimile: (917) 849-5318 and (713) 615-5085
    Email: mrosenwasser@velaw.com and kfullenweider@velaw.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 AM on the next succeeding business day in the place of receipt. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.10.    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 8.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Action" shall mean any complaint, lawsuit, action, suit, demand, claim (including claim of a violation of Law), audit, investigation, or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal, whether civil, criminal, administrative, investigative or otherwise.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent's other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

          "business day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          "Common Unit" has the meaning set forth in the Partnership Agreement.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DLLCA" means the Delaware Limited Liability Company Act.

          "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

          "Environmental Laws" means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Hazardous Substance" means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a "pollutant" or "contaminant" or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

          "Incentive Distribution Rights" has the meaning set forth in the Partnership Agreement.

          "KMP Merger" means the merger of P Merger Sub LLC with and into KMR, as provided in the KMR Merger Agreement.

          "KMP Merger Agreement" means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, KMP, KMR and P Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMP Unitholder Meeting" means the meeting of the limited partners of KMP for the purposes of obtaining approval of the KMP Merger Agreement by the limited partners of KMP.

          "KMR Merger" means the merger of R Merger Sub LLC with and into KMR, as provided in the KMR Merger Agreement.

          "KMR Merger Agreement" means the Agreement and Plan of Merger, dated August 9,2014, among Parent, KMR and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

          "KMR Shareholder Meeting" means the meeting of the holders of listed shares of KMR for the purposes of obtaining approval of the KMR Merger Agreement by the holders of listed shares of KMR.

          "Limited Partner" has the meaning set forth in the Partnership Agreement.

          "Long-Term Incentive Plan" means the long term incentive plan of Partnership GP.

          "Material Adverse Effect" means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

          "NYSE" means the New York Stock Exchange.

          "Outstanding" has the meaning set forth in the Partnership Agreement.

          "Parent Warrants" means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

          "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

          "Partnership GP LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Partnership GP.

          "Partnership Interest" has the meaning set forth in the Partnership Agreement.

          "Partnership Material Contract" means any Contract (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

          "Partnership Unaffiliated Unitholders" means holders of Common Units other than the Partnership GP and its Affiliates (including, solely for the purposes of this definition, the Partnership and its Subsidiaries).

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term "Subsidiary" shall not include the Partnership and its Subsidiaries, nor shall it include Plantation Services, LLC, Plantation Pipe Line Company and Bighorn Gas Gathering, L.L.C.

          "Transactions" means the Merger, the KMP Merger and the KMR Merger.

          "Transactions Consideration" means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the KMP Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

          "Unit" has the meaning set forth in the Partnership Agreement.

        The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	32
Action	51
Affiliate	51
Aggregate Mixed Consideration Cash Amount	4
Agreement	1
Alternative Proposal	34
Antitrust Laws	36
Available Cash Election Amount	4
Balance Sheet Date	15
Book-Entry Units	5
business day	51
Cash Election	3
Cash Election Amount	3
Cash Election Unit	3
Cash Fraction	4
Certificate	5
Certificate of Merger	2
Charter Amendment	3
Closing	2
Closing Date	2
Code	8
Common Unit	51
Company Class B Units	12
Confidentiality Agreement	37
Contract	13
DGCL	51
DLLCA	51
DRULPA	51
Effective Time	2
Election Deadline	9
Election Form	9
Election Form Record Date	9
Election Period	9
Environmental Law	51
Environmental Permits	25
ERISA Affiliate	51
Excess Shares	8
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
Fractional Share Proceeds	8
GAAP	52
Governmental Authority	52
GP Board	1
GP Conflicts Committee	1
Hazardous Substance	52
HSR Act	52
Incentive Distribution Rights	52
Indemnified Person	37
KMP	1
KMP Merger	52
KMP Merger Agreement	52
KMP Unitholder Meeting	52
KMR	1
KMR Merger	52
KMR Merger Agreement	52
KMR Shareholder Meeting	52
Law	15
Laws	15
Liens	12
Limited Partner	52
Long-Term Incentive Plan	52
Mailing Date	9
Material Adverse Effect	53
Maximum Amount	38
Merger	2
Merger Consideration	3
Merger Sub	1
Mixed Consideration Election Unit	3
Mixed Election	3
No Election Unit	9
NYSE	53
Organizational Documents	11
Outside Date	44
Outstanding	53
Parent	1
Parent Adverse Recommendation Change	29
Parent Benefit Plans	25
Parent Board Recommendation	29
Parent Charter Approval	20
Parent Class P Stock	1
Parent Common Stock	18
Parent Disclosure Schedule	18
Parent Fairness Opinion	26
Parent Financial Advisors	26
Parent Intellectual Property	26

Parent Material Adverse Effect	18
Parent Material Contract	24
Parent Notice Period	29
Parent Permits	23
Parent Preferred Stock	18
Parent Proxy Statement	16
Parent SEC Documents	21
Parent Stock Issuance	1
Parent Stock Issuance Approval	20
Parent Stockholder Approval	20
Parent Stockholder Meeting	29
Parent Warrants	54
Partnership	1
Partnership Adverse Recommendation Change	32
Partnership Agreement	54
Partnership Board Recommendation	28
Partnership Disclosure Schedule	11
Partnership Fairness Opinion	17
Partnership Financial Advisor	17
Partnership GP	1
Partnership GP Interest	12
Partnership GP LLC Agreement	54
Partnership Interest	54
Partnership Material Adverse Effect	11
Partnership Material Contract	54
Partnership Notice Period	34
Partnership Proxy Statement	14
Partnership SEC Documents	14
Partnership Subordinated Units	12
Partnership Unaffiliated Unitholders	54
Partnership Unitholder Approval	13
Partnership Unitholder Meeting	28
Per Unit Cash Election Consideration	3
Per Unit Mixed Consideration	3
Per Unit Mixed Consideration Cash Amount	3
Per Unit Mixed Election Stock Exchange Ratio	3
Per Unit Stock Consideration	4
Permits	23
Person	54
Proceeding	37
Proxy Statements	16
Registration Statement	15
Release	54
Representatives	32
Restraints	42
Restricted Unit	10
rights-of-way	26
Sarbanes-Oxley Act	15
Schedule 13E-3	15
SEC	54
Securities Act	12
share proceeds	8
Stock Election	4
Stock Election Unit	4
Subsidiary	54
Superior Proposal	35
Support Agreement	1
Surviving Entity	2
Tax	16
Tax Return	16
Taxes	16
Transactions	54, 55
Unit	55

        Section 8.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

        Section 8.13.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:
KINDER MORGAN, INC.
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
MERGER SUB:
E MERGER SUB LLC
By:	/s/ DAX SANDERS
	Name:	Dax Sanders
	Title:	Vice President
PARTNERSHIP:
EL PASO PIPELINE PARTNERS, L.P.
By:	EL PASO PIPELINE GP COMPANY, L.L.C., its general partner
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President
PARTNERSHIP GP:
EL PASO PIPELINE GP COMPANY, L.L.C.
By:	/s/ DAVID R. DEVEAU
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                        ], 201[    ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

    "A. Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

      (1)
      4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]

Annex D

745 Seventh Avenue New York, NY 10019 United States

August 9, 2014

Board of Directors
Kinder Morgan, Inc.
1001 Louisiana Street
Suite 1000
Houston, TX 77002

Members of the Board of Directors:

        We understand that Kinder Morgan, Inc. (the "Company") intends to enter into three transactions (the "Proposed Transactions") pursuant to which (i)(a) P Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMP Merger Sub") will merge (the "KMP Merger") with and into Kinder Morgan Energy Partners, L.P. ("KMP"), with KMP as the surviving entity in the KMP Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of KMP, and (c) upon the effectiveness of the KMP Merger, each issued and outstanding, or deemed to be issued and outstanding, Common Unit (as defined in the KMP Merger Agreement (as defined below)) (other than (p) Units (as defined in the KMP Merger Agreement) held by KMP, which shall be cancelled and cease to exist, and (q) Partnership Interests (as defined in the KMP Merger Agreement) held by Kinder Morgan G.P., Inc., the general partner of KMP ("KMP GP"), Kinder Morgan Management, LLC, the delegate of KMP GP (the "KMP GP Delegate"), the Company or any of its subsidiaries, all of which shall remain outstanding as partnership interests in the surviving entity in the KMP Merger, unaffected by the KMP Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 2.1931 shares of Class P common stock, par value $0.01 ("Company Class P Stock") of the Company (the "P Per Unit Mixed Election Exchange Ratio") and $10.77 in cash without interest (the "P Per Unit Mixed Election Cash Amount" and, together with the P Per Unit Mixed Election Exchange Ratio, the "P Per Unit Mixed Election Consideration"), (y) $91.72 in cash without interest (the "P Per Unit Cash Election Consideration") or (z) 2.4849 shares of Company Class P Stock (the "P Per Unit Stock Election Consideration" and the Company Class P Stock contemplated by the KMP Merger Agreement to be issued in the aggregate to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, together with the aggregate amount of cash contemplated by the KMP Merger Agreement to be paid to Common Unit (as defined in the KMP Merger Agreement) holders in the KMP Merger, the "KMP Merger Consideration"), subject, in the case of the P Per Unit Mixed Election Consideration, the P Per Unit Cash Election Consideration and the P Per Unit Stock Election Consideration, to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion; (ii)(a) R Merger Sub LLC, a wholly-owned subsidiary of the Company ("KMR Merger Sub") will merge (the "KMR Merger") with and into Kinder Morgan Management, LLC ("KMR"), with KMR as the surviving entity in the KMR Merger, (b) the Company will become the sole shareholder or sole member of KMR, and (c) upon the effectiveness of the KMR Merger, each issued and outstanding Listed Share and Voting Share (each as defined in the KMR Merger Agreement) (other than Company Securities (as defined in the KMR Merger Agreement) that are held by KMR, the Company, KMR Merger Sub or KMP GP, which shall be cancelled and cease to exist without consideration in exchange therefor, but excluding Voting Shares held by KMP GP, each of which shall be converted into the right to receive KMR Merger Consideration (as defined below)) shall be converted into the right to receive 2.4849 shares of Company Class P Stock (the Company Class P Stock contemplated by the KMR Merger Agreement to be issued in the aggregate to Listed Share and Voting Share holders, the "KMR Merger Consideration"); and (iii)(a) E Merger Sub LLC, a wholly-owned subsidiary of the Company ("EPB Merger Sub") shall merge (the "EPB Merger") with and into El Paso Pipeline Partners, L.P. ("EPB"), with EPB as the surviving entity in the EPB Merger, (b) the Company and the Company's subsidiaries will become the sole limited partners of EPB, and (c) upon the effectiveness of the EPB Merger, each issued and outstanding Common Unit (as defined in the EPB Merger Agreement) (other than (r) Units (as defined in the EPB Merger Agreement) held by EPB, which shall be cancelled and cease to exist, or (s) Partnership Interests (as defined in the EPB Merger Agreement) held by El Paso Pipeline GP Company, L.L.C. ("EPB GP"), the Company or any of its subsidiaries, all of which shall remain outstanding as Partnership Interests in the surviving entity of the EPB Merger, unaffected by the EPB Merger) shall be converted into the right to receive, at the election of each Common Unit holder (x) 0.9451 shares of Company Class P Stock (the "E Per Unit Mixed Election Exchange Ratio") and $4.65 in cash without interest (the "E Per Unit Mixed Election Cash Amount" and, together with the E Per Unit Mixed Election Exchange Ratio, the "E Per Unit Mixed Election Consideration"), (y) $39.53 in cash without interest (the "E Cash Election Consideration") or (z) 1.0711 shares of Company Class P Stock (the "E Stock Election Consideration," and the Company Class P Stock contemplated by the EPB Merger Agreement to be issued in the aggregate to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, together with the aggregate amount of cash contemplated by the EPB Merger Agreement to be paid to Common Unit (as defined in the EPB Merger Agreement) holders in the EPB Merger, the "EPB Merger Consideration" and, together with the KMP Merger Consideration and the KMR Merger Consideration, collectively, the "Transactions Consideration"), in the case of the E Per Unit Mixed Election Consideration, the E Cash Election Consideration and the E Stock Election Consideration, subject to certain adjustments, limitations and proration procedures set forth in the KMP Merger Agreement, as to which adjustments, limitations and procedures we express no opinion. The terms and conditions of the Proposed Transactions are set forth in more detail in (A) the Agreement and Plan of Merger (the "KMP Merger Agreement"), dated August 9, 2014, by and among the Company, KMP Merger Sub, KMP GP, KMP GP Delegate and KMP (together with the Company, KMP Merger Sub, KMP and KMP GP Delegate, the "P Counterparties"); (B) the Agreement and Plan of Merger ("KMR Merger Agreement"), dated August 9, 2014, by and among the Company, KMR Merger Sub, and KMR (together with the Company and KMR Merger Sub, the "R Counterparties"); and (C) the Agreement and Plan of Merger (the "EPB Merger Agreement" and, together with the KMP Merger Agreement and the KMR Merger Agreement, collectively, the "Agreements"), dated August 9, 2014, by and among the Company, EPB Merger Sub, EPB GP and EPB (together with the Company, EPB Merger Sub and EPB GP, the "E Counterparties" and, together with the P Counterparties and the R Counterparties, collectively, the "Counterparties"). The summary of the Proposed Transactions set forth above is qualified in its entirety by the terms of the Agreements.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect any or all of the Proposed Transactions, the likelihood of consummation of any or all of the Proposed Transactions or the relative merits of any or all of the Proposed Transactions as compared to any strategic alternatives that may be available to the Company (including pursuing any of the Proposed Transactions individually). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transactions, or any class of such persons, relative to the consideration paid in the aggregate in the Proposed Transactions or otherwise.

        In arriving at our opinion, we reviewed and analyzed: (1) drafts, dated as of dated August 9, 2014, of each of the Agreements and the specific terms of the Proposed Transactions; (2) a draft, dated as of August 9, 2014, of a debt commitment letter (the "Commitment Letter") from Barclays Bank PLC to

2

the Company in respect of certain financing relating to the Proposed Transactions; (3) publicly available information concerning each of the Company, KMP, KMR, and EPB that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and March 31, 2014; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company, KMP, KMR, and EPB prepared by management of the Company for fiscal years 2015 through 2020; (5) a trading history of the Company's common stock from August 8, 2012 through and including August 8, 2014, a trading history of KMP's, KMR's, and EPB's common stock or common units, as applicable, from August 8, 2013 through and including August 8, 2014, and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with each of KMP, KMR and EPB and of the Company, KMP, KMR and EPB with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transactions on the future financial performance of the combined company, including (i) cost savings and estimated tax savings ("Expected Synergies") and (ii) the anticipated impact on coverage ratios, cash available for distributions to the Company, cost of capital and credit ratings, and the resulting potential impact on the availability of cash for dividends, each expected by the management of the Company to result from a combination of the businesses as a result of the Proposed Transactions (the "Expected Benefits"); and (9) published estimates of independent research analysts with respect to the future financial performance of the Company, KMP, KMR, and EPB. In addition, we have had discussions with the management of the Company concerning the business, operations, assets, liabilities, financial condition and prospects of the Company, KMP, KMR, and EPB and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of KMP, KMR, and EPB, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of KMP, KMR, and EPB and we have relied on such projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and Expected Benefits are reasonable and that the Expected Synergies and Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, KMP, KMR, or EPB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, KMP, KMR, or EPB. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to (i) the prices at which shares of Company Class P Stock, Company Securities of KMR,

3

Common Units of KMP or EPB or any other securities of the Company, KMR, KMP or EPB, would trade at any time following the announcement of the Proposed Transactions or shares of Company Class P Stock or any security of the Company would trade following the consummation of the Proposed Transactions; (ii) the credit rating of the Company at any time following the announcement or consummation of the Proposed Transactions; or (iii) any determination of the dividend policy of the Company following the consummation of the Proposed Transactions.

        We have assumed that each of the executed Agreements and the Commitment Letter will conform in all material respects to the last drafts thereof reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreement and that the Proposed Transactions will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof (including that all of the Proposed Transactions will be consummated substantially concurrently). We have assumed that the Company will obtain financing on terms no less favorable to the Company than the terms contemplated by the Commitment Letter. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Transactions Consideration to be paid in the aggregate by the Company in the Proposed Transactions is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transactions. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and the Counterparties in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i)(a) in August 2012, we rendered a fairness opinion to the Company in connection with the Company's sale of its 100% interest in Tennessee Gas Pipeline and 50% interest in El Paso Natural Gas to KMP, (b) in August 2012, we acted as joint bookrunner on the Company's secondary offering of 66,700,000 shares of common stock by selling stockholders, (c) in October 2012, we acted as sole book runner on the Company's secondary offering of 69,296,921 shares of common stock by selling stockholders, (d) in November 2012, we acted as administrative agent on the Company's amendment to its $1,750,000,000 revolving credit facility, and (e) in October 2013, we acted as joint bookrunner on the Company's $1,500,000,000 7.25-year and 10-year senior notes offering; (ii) in September 2012, we acted as joint bookrunner on EPB's follow-on offering of 8,165,000 common units; and (iii)(a) in August 2012, we acted as financial advisor on KMP's sale of Rockies Pipelines, (b) in December 2012, we acted as sole bookrunner on KMP's follow-on offering of 4,485,000 common units, (c) in May 2013, we acted as bookrunner on KMP's refinancing of its $2,700,000,000 credit facility, (d) in February 2014, we acted as joint bookrunner on KMP's $1,500,000,000 7-year and 30-year Senior Notes offering, (e) in February 2014, we acted as joint bookrunner on KMP's follow-on offering of 7,935,000 common units, and (f) in August 2014, we acted as administrative agent, sole arranger and sole bookrunner on KMP's $1,000,000,000 credit facility.

4

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and the Counterparties for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in its consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transactions.

Very truly yours,
/s/ BARCLAYS CAPITAL INC.

5

Annex E

August 9, 2014

The Conflicts and Audit Committee of the Board of Directors of
Kinder Morgan G.P., Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

The Special Committee of the Board of Directors of
Kinder Morgan Management, LLC
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Members of the Committees:

        We understand that (i) Kinder Morgan, Inc. ("KMI"), Kinder Morgan Energy Partners, L.P. ("KMP"), Kinder Morgan G.P., Inc., the general partner of KMP and a wholly-owned subsidiary of KMI ("KMGP"), Kinder Morgan Management, LLC, the delegate of KMGP ("KMR") and P Mergersub, LLC, a wholly-owned subsidiary of KMI ("P Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMP Agreement"), pursuant to which, among other things, P Mergersub will merge with and into KMP (the "KMP Merger"), with KMP surviving as a wholly-owned subsidiary of KMI and (ii) KMI, KMR and R Mergersub, LLC, a wholly-owned subsidiary of KMI ("R Mergersub"), propose to enter into an Agreement and Plan of Merger (the "KMR Agreement" and, together with the KMP Agreement, the "Agreements"), pursuant to which, among other things, R Mergersub will merge with and into KMR (the "KMR Merger" and, together with the KMP Merger, the "Mergers"), with KMR surviving as a wholly-owned subsidiary of KMI. We further understand that the KMP Agreement provides, among other things, that in connection with the KMP Merger, each common unit of KMP issued and outstanding (the "KMP Common Units") or deemed issued and outstanding pursuant to the KMP Agreement (in each case, other than those KMP Common Units owned by KMP, which will be cancelled and cease to exist, and those KMP Common Units owned by KMGP, KMR, KMI or any of its subsidiaries, which will remain outstanding) will be converted into the right to receive, at the election of each holder of such KMP Common Units, (i) 2.1931 shares of KMI Class P common stock, $0.01 par value (the "KMI Class P Stock") (the "Mixed KMP Stock Consideration") and $10.77 in cash (the "Mixed KMP Cash Consideration" and, together with the Mixed KMP Stock Consideration, the "Mixed KMP Consideration"), (ii) $91.72 in cash (the "KMP Cash Consideration"), or (iii) 2.4849 shares of KMI Class P Stock (the "KMP Stock Consideration" and, together with the KMP Cash Consideration and the Mixed KMP Consideration, the "KMP Consideration"), subject, in the cases of the KMP Cash Consideration and the KMP Stock Consideration, to certain proration mechanisms, procedures and limitations contained in the KMP Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that the KMR Agreement provides, among other things, that in connection with the KMR Merger, each issued and outstanding listed share and voting share of KMR (collectively, the "KMR Shares") (other than those KMR Shares that are owned by KMR, KMI, R MergerSub or KMGP, which will be cancelled and cease to exist, except that voting shares of KMR owned by KMGP will not be cancelled and will be converted into the right to receive the KMR Consideration) will be converted into the right to receive 2.4849 shares of KMI Class P Stock (the "KMR Consideration" and, together with the KMP Consideration, the "Consideration"). The terms and conditions of the KMP Merger and the KMR Merger are more fully set forth in the KMP Agreement and the KMR Agreement, respectively.

        You have asked for our opinion as to (a) whether the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the holders of KMP Common Units (other than KMI and its affiliates (other than KMP)) (the "KMP Unit Holders") and (b) whether the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the holders of KMR Shares (other than KMI and its affiliates (other than KMR)) (the "KMR Share Holders").

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed a draft dated August 8, 2014 of the KMP Agreement;

  (ii)
  reviewed a draft dated August 8, 2014 of the KMR Agreement;

  (iii)
  reviewed a draft dated August 8, 2014 of the EPB Agreement (as defined below);

  (iv)
  reviewed certain publicly available financial and other information relating to KMI, KMP, KMR and El Paso Pipeline Partners, L.P. ("EPB"), a partnership for which an indirect wholly-owned subsidiary of KMI is the general partner and which is entering into a merger agreement (the "EPB Agreement") with KMI concurrently with the Agreements, pursuant to which, among other things, a wholly-owned subsidiary of KMI will merge with and into EPB (the "EPB Merger");

  (v)
  reviewed certain information furnished to us by the management of KMI relating to the business, operations and prospects of KMI, KMP and EPB;

  (vi)
  held discussions with members of senior management of KMI and their financial advisors concerning the matters described in clauses (iii) and (iv) above;

  (vii)
  reviewed the relative trading performance of the listed equity securities of KMI, KMP, KMR and EPB over time;

  (viii)
  reviewed the unit or share (as applicable) trading price history and valuation multiples for certain other publicly traded companies that we deemed relevant;

  (ix)
  analyzed the discounted cash flow of the KMP Common Units and the KMI Class P Stock;

  (x)
  compared the proposed financial terms of the Agreements with the financial terms of certain other transactions that we deemed relevant;

  (xi)
  considered the potential pro forma impact to KMI of the Mergers and the EPB Merger;

  (xii)
  reviewed financial forecasts prepared by various market analysts; and

  (xiii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by KMI management and their financial advisors or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of KMI management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading or of any relevant information that has been omitted or that remains undisclosed to us. In our review, we did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, KMP, KMI or EPB, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and, at your direction, examined by us, we note that projecting future results of any business is inherently subject to uncertainty. We have assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. We express no opinion as to these financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal, accounting or tax matters affecting the KMP Common Units or the KMR Shares, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to KMP, the Conflicts and Audit Committee of KMGP and KMR and its Special Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to KMP and the KMP Unit Holders and to KMR and the KMR Share Holders. In addition, in preparing this opinion, we have not taken into account, and express no view with regards to, any tax consequences of the transactions to any KMP Unit Holders or KMR Share Holders. We have assumed that the final form of the Agreements will be substantially similar to the last drafts reviewed by us in all respects material to our analyses and opinion. We have also assumed that the Mergers will be consummated in accordance with their terms or as otherwise described to us by representatives of KMI without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analyses or opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on KMI, KMP or KMR or the contemplated benefits of the Mergers in any respect material to our opinion.

        It is understood that our opinion is solely for the use and benefit of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR in their consideration of the Mergers; provided, however, that the Board of Directors of KMGP and the Board of Directors of KMR may be provided with a copy of the Opinion and any materials provided to the Conflicts and Audit Committee of KMGP and the Special Committee of KMR, and may rely thereon in connection with the Mergers. Further, it is understood that our opinion does not address the relative merits of the transactions contemplated by the Agreements as compared to any alternative transaction or opportunity that might be available to KMP or KMR, nor does it address the underlying business decisions by KMP and KMR to engage in the Mergers. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration involving, the holders of any class of securities, creditors or other constituencies of KMP or KMR, other than the KMP Unit Holders and the KMR Share Holders as set forth herein. We express no opinion as to the price at which the KMP Common Units, KMR Shares or KMI Class P Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of KMI's officers or employees or any directors of KMI, KMPG or KMR, or any class of such persons, in connection with the Mergers relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by KMP and KMR at the direction of the Conflicts and Audit Committee of KMGP and the Special Committee of KMR to act as financial advisor to such committees in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Mergers. We also will be reimbursed for certain expenses reasonably incurred. KMP and KMR have agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory or financing services to KMI, KMP or KMR. We maintain a market in the securities of KMI, EPB, KMP or KMR, and in the ordinary course of our business, we and our affiliates may trade or hold securities of KMI, EPB, KMP and KMR for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities (although as of the date hereof such holdings are de minimis). In addition, in the future, we may seek to provide financial advisory and financing services to KMI, EPB, KMP, KMR or entities that are affiliated with KMI, EPB, KMP or KMR, for which we would expect to receive compensation.

Except as otherwise expressly provided in our engagement letter with KMP and KMR, our opinion may not be used or referred to by KMP, KMR or KMI, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (a) the KMP Consideration to be paid pursuant to the KMP Merger is fair, from a financial point of view, to the KMP Unit Holders and (b) the KMR Consideration to be paid pursuant to the KMR Merger is fair, from a financial point of view, to the KMR Share Holders.

Very truly yours,

/s/ JEFFERIES LLC

Annex F

August 9, 2014

Conflicts Committee
El Paso Pipeline GP Company, L.L.C.
Attn: Arthur C. Reichstetter
c/o Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Members of the Conflicts Committee:

        You have requested our opinion as to the fairness from a financial point of view to the holders of common units representing limited partner interests ("Common Units") in El Paso Pipeline Partners, L.P. (the "Partnership") (other than Kinder Morgan, Inc. ("KMI"), El Paso Pipeline GP Company, L.L.C., the general partner of the Partnership ("EPP GP"), and their respective affiliates) (the "Unaffiliated Public Unitholders") of the consideration to be received by such Unaffiliated Public Unitholders pursuant to the Agreement and Plan of Merger dated as of August 9, 2014 (the "Agreement") by and among the Partnership, EPP GP, KMI and E Merger Sub LLC, a wholly owned subsidiary of KMI ("Merger Sub" and, collectively with the Partnership, EPP GP and KMI, the "Parties"). The Agreement provides, among other things, that Merger Sub will be merged with and into the Partnership (the "Merger"), pursuant to which the Partnership will be the surviving entity, and each issued and outstanding Common Unit (other than Common Units held by the Partnership or otherwise owned by EPP GP, KMI or any of its subsidiaries) will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), one of the following (a) (i) $4.65 in cash and (ii) 0.9451 shares of KMI Class P Common Stock ("Common Stock"), (b) 1.0711 shares of Common Stock or (c) $39.53 in cash (each of (a), (b) and (c), as the case may be, being referred to as the "Merger Consideration"). The terms and conditions of the Merger are set forth in more detail in the Agreement, and references to the Merger set forth herein are qualified in their entirety by the terms of the Agreement.

        Concurrently with entering into the Agreement, KMI will enter into separate agreements and plans of merger with each of Kinder Morgan Energy Partners, L.P. ("KMP") and Kinder Morgan Management, LLC ("KMR") (each an "Additional Merger Agreement" and, collectively, the "Additional Merger Agreements"). Pursuant to the terms of the Additional Merger Agreements, KMI, or a wholly owned subsidiary of KMI, will merge with and into KMP and KMR, respectively, with KMP and KMR surviving the respective mergers (each an "Additional Merger" and, collectively, the "Additional Mergers" and, together with the Merger, the "Transactions"). The closings of the Merger and each of the Additional Mergers are conditioned upon one another. At the closing of the Merger and each Additional Merger, the Partnership, KMP and KMR will be wholly owned subsidiaries of KMI.

        Tudor, Pickering, Holt & Co. Securities, Inc. (including its affiliates, "TPH"), as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH may from time to time acquire, hold or sell, for its own accounts and for the accounts of its customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Partnership, EPP GP, KMI and any of the other companies that may be involved in the Transactions, including the Parties and any of their respective affiliates, including KMP and KMR, and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and certain of its employees, including members of the team performing services in connection with the Merger, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Partnership, EPP GP, KMI, KMP, KMR, other prospective counterparties and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of the Board of Directors of EPP GP (the "Committee") in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with our engagement by the Committee, a portion of which are payable upon rendering this opinion and a portion of which are contingent upon the consummation of the Merger, and the Partnership has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have in the past performed various investment banking and financial services for the Committee and various affiliates or portfolio companies of KMI, including the Partnership, for which we received customary compensation. In the past two years these services consisted of acting as financial advisor to the Committee in April 2014 in connection with a private transaction pursuant to which KMI and certain of its affiliates contributed assets to the Partnership. We may in the future provide investment banking or other financial services to the Parties or any of the other companies involved in the Transactions or their respective shareholders, unitholders, members, affiliates or portfolio companies. In connection with such investment banking or other financial services, we may receive compensation.

        In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) annual reports to unitholders and stockholders, as applicable, and Annual Reports on Form 10-K for each of the Partnership, KMP, KMR and KMI for each of the years in the three years ended December 31, 2013; (iii) certain interim reports to unitholders and stockholders, as applicable, and Quarterly Reports on Form 10-Q for each of the Partnership, KMP, KMR and KMI; (iv) certain other communications from the Partnership, KMP, KMR and KMI to their respective equity holders; (v) certain publicly available research analyst reports for the Partnership, KMP, KMR and KMI; (vi) certain internal financial analyses and forecasts for (a) the Partnership prepared by the management of EPP GP, (b) KMP prepared by the management of KMP's general partner, and (c) KMI, both on a stand-alone and pro forma basis giving effect to the Transactions, prepared by its management, in each case as approved for our use by the Committee and management of EPP GP (the "Forecasts"), including certain cost savings and operating synergies projected by management of EPP GP and KMI to result from the Transactions, as approved for our use by the Committee and management of EPP GP (the "Synergies"); (vii) certain other presentations prepared by KMI and its financial advisors; and (viii) the Additional Merger Agreements, each dated August 9, 2014. We have also (a) held discussions with members of senior management of EPP GP and KMI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Partnership, KMP and KMI, (b) reviewed the reported price and trading activity for the Common Units and the Common

Stock, (c) compared certain financial and stock market information for the Partnership, KMP and KMI with similar financial and stock market information for certain other companies, the securities of which are publicly traded, (d) reviewed the financial terms of certain recent business combinations in the midstream energy industry, (e) compared the relative contribution by each of KMI, KMP and the Partnership of certain financial metrics we deemed relevant to the pro forma entity with the relative ownership in the pro forma entity of the unitholder or stockholders of each such entity and (f) performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EPP GP, KMP's general partner and KMI, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Partnership, KMI, Merger Sub, the unitholders of the Partnership or the stockholders of KMI or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Partnership or any of its subsidiaries or KMI, KMP or KMR or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, regulatory or accounting matters. We have also assumed that the Transactions will be consummated on the terms set forth in the Agreement and the Additional Merger Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Committee, EPP GP, the Partnership or KMI to engage in the Merger or any of the Transactions or the relative merits of the Merger or any of the Transactions as compared to any other alternative transactions that may be available to the Partnership or EPP GP. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the Unaffiliated Public Unitholders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation: (a) the fairness of the Merger to, or any consideration paid or received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, EPP GP or KMI, whether relative to the Merger Consideration pursuant to the Agreement or otherwise; (b) the allocation of any consideration to be paid by KMI or its affiliates in the Transactions; (c) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EPP GP, KMI or any other party, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration to be paid to the Unaffiliated Public Unitholders pursuant to the Agreement or otherwise; and (d) the Additional Mergers contemplated by each Additional Merger Agreement (other than taking into consideration analyses relating to KMI on a pro forma basis giving effect to the Transactions). We are not expressing any opinion as to the price at which shares of the Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of the Partnership or KMI or the ability of the Partnership or KMI to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Merger, and such opinion does not constitute a recommendation as to how any holder of interests in the Partnership, KMI or any party to the Transactions should vote with respect to the Merger, any of the Transactions or any other matter. This opinion has been reviewed and approved by TPH's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Public Unitholders pursuant to the Agreement is fair, from a financial point of view, to such Unaffiliated Public Unitholders.

Very truly yours,
TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.
By:	/s/ LANCE GILLILAND Lance Gilliland Managing Director

Annex G

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[                ], 201[  ]

        Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  1.
  The name of the Company is Kinder Morgan, Inc.

  2.
  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the "Certificate of Incorporation"), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

  3.
  The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

    "A. Authorized Shares

            The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the "Common Stock"), consisting of:

            (1) 4,000,000,000 shares of Class P Common Stock (the "Class P Common Stock");"

  4.
  This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

  5.
  This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

G-1

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.
By:
Name:
Title:

G-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        Section 145 of the General Corporation Law of the State of Delaware, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        As permitted by the DGCL, KMI's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to KMI or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the DGCL, KMI's certificate of incorporate and bylaws provide that:

  •
  KMI is required to indemnify its directors and officers to the fullest extent permitted under the DGCL, subject to very limited exceptions;

  •
  KMI may indemnify its other employees and agents to the fullest extent permitted by law, subject to very limited exceptions;

  •
  KMI is required to advance expenses, as incurred, to its directors and officers in connection with a proceeding to the maximum extent permitted under the DGCL, subject to very limited exceptions; and

  •
  the rights conferred in the certificate of incorporation or bylaws are not exclusive.

        KMI maintains liability insurance policies covering its officers and directors against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling KMI pursuant to the foregoing provisions, KMI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.

        (a) Exhibits.

        Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

        (b) Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in each proxy statement/prospectus or proxy statement that forms a part of this registration statement.

        (c) Opinions.

        The opinion of Jefferies LLC, as financial advisor to the conflicts and audit committee of the board of directors of KMGP and the special committee of the board of directors of KMR, is attached as Annex B to the KMP proxy statement/prospectus and as Annex B to the KMR proxy statement/prospectus, in each case that forms a part of this registration statement. The opinion of Tudor, Pickering, Holt & Co. Securities, Inc., as financial advisor to the conflicts committee of the board of directors of EPGP, is attached as Annex B to the EPB proxy statement/prospectus that forms a part of this registration statement. The foregoing opinions are attached as Annexes E and F, respectively, to the KMI proxy statement that is included in this registration statement.

        The opinion of Barclays Capital Inc., as financial advisor to the board of directors of KMI, is attached as Annex C to each of the proxy statement/prospectuses that form a part of this registration statement and as Annex D to the KMI proxy statement that is included in this registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d)   That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on September 30, 2014.

KINDER MORGAN, INC.
By:	/s/ KIMBERLY A. DANG Kimberly A. Dang Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated on September 30, 2014.

Signature	Title

/s/ RICHARD D. KINDER Richard D. Kinder	Director, Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ KIMBERLY A. DANG Kimberly A. Dang	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ ANTHONY W. HALL, JR.* Anthony W. Hall, Jr.	Director
/s/ STEVEN J. KEAN* Steven J. Kean	Director
/s/ DEBORAH A. MACDONALD* Deborah A. Macdonald	Director
/s/ MICHAEL J. MILLER* Michael J. Miller	Director
/s/ MICHAEL C. MORGAN* Michael C. Morgan	Director
/s/ FAYEZ SAROFIM* Fayez Sarofim	Director

Signature		Title

/s/ C. PARK SHAPER* C. Park Shaper		Director
/s/ JOEL V. STAFF* Joel V. Staff		Director
/s/ JOHN STOKES* John Stokes		Director
/s/ ROBERT F. VAGT* Robert F. Vagt		Director
*By:	/s/ DAVID R. DEVEAU David R. DeVeau Attorney in fact for persons indicated

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	—	Agreement and Plan of Merger, dated as of August 9, 2014, among Kinder Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, Kinder Morgan, Inc. and P Merger Sub LLC (included as Annex A to the KMP proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference). (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b) (2) of Regulation S-K and are not filed herewith. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.)
2.2	—
Agreement and Plan of Merger, dated as of August 9, 2014, among Kinder Morgan Management, LLC, Kinder Morgan, Inc. and R Merger Sub LLC (included as Annex A to the KMR proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference). (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.)
2.3	—
Agreement and Plan of Merger, dated as of August 9, 2014, among El Paso Pipeline Partners, L.P., El Paso Pipeline GP Company, L.L.C., Kinder Morgan, Inc. and E Merger Sub LLC (included as Annex A to the EPB proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference). (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.)

5.1	—	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.

8.1	—	Opinion of Bracewell & Giuliani LLP as to certain tax matters related to the KMR merger.

8.2	—	Opinion of Baker Botts L.L.P. as to certain tax matters related to the KMR merger.
10.1	—
Commitment Letter, dated as of August 9, 2014, between Kinder Morgan, Inc. and Barclays Bank PLC (filed as Exhibit 10.2 to Kinder Morgan, Inc.'s Current Report on Form 8-K filed on August 12, 2014 and incorporated herein by reference).
10.2	—
Support Agreement, dated as of August 9, 2014, by and among Kinder Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC, El Paso Pipeline Partners, L.P., El Paso Pipeline GP Company, L.L.C., Richard D. Kinder and RDK Investments, Ltd. (filed as Exhibit 10.1 to Kinder Morgan, Inc.'s Current Report on Form 8-K filed on August 12, 2014 and incorporated herein by reference).
10.3	—
Bridge Credit Agreement, dated September 19, 2014 among Kinder Morgan, Inc., as borrower, Barclays Bank PLC, as administrative agent, and the lenders party thereto (filed as Exhibit 10.1 to Kinder Morgan, Inc.'s Current Report on Form 8-K filed on September 25, 2014 and incorporated herein by reference).

12.1	—	Statements re: computation of ratio of earnings to fixed charges (filed as Exhibit 12.1 to Kinder Morgan, Inc.'s Annual Report on Form 10-K filed on February 24, 2014 and as Exhibit 12.1 to Kinder Morgan, Inc.'s Quarterly Report on Form 10-Q filed on July 31, 2014 and incorporated herein by reference).

23.1	—	Consent of Bracewell & Giuliani LLP (included in their opinions filed as Exhibits 5.1 and 8.1).

23.2	—	Consent of Baker Botts L.L.P. (included in their opinion filed as Exhibit 8.2).

Exhibit Number		Description of Exhibit
23.3		—	Consent of PricewaterhouseCoopers LLP with respect to Kinder Morgan, Inc.

23.4		—	Consent of Netherland, Sewell & Associates, Inc. with respect to Kinder Morgan, Inc.
23.5		—	Consent of Ryder Scott Company, L.P. with respect to Kinder Morgan, Inc.

23.6		—	Consent of PricewaterhouseCoopers LLP with respect to Kinder Morgan Energy Partners, L.P.
23.7		—	Consent of Netherland, Sewell & Associates, Inc. with respect to Kinder Morgan Energy Partners, L.P.
23.8		—	Consent of Ryder Scott Company, L.P. with respect to Kinder Morgan Energy Partners, L.P.
23.9		—	Consent of PricewaterhouseCoopers LLP with respect to Kinder Morgan Management, LLC.
23.10		—	Consent of PricewaterhouseCoopers LLP with respect to El Paso Pipeline Partners, L.P.
23.11		—	Consent of Ernst & Young LLP with respect to El Paso Pipeline Partners, L.P.
24.1	*	—	Powers of attorney.
99.1		—	Consent of Barclays Capital Inc.
99.2		—	Consent of Jefferies LLC.
99.3		—	Consent of Tudor, Pickering, Holt & Co. Securities, Inc.

99.4		—	Form of Proxy Card for KMP Special Meeting.

99.5		—	Form of Proxy Card for KMR Special Meeting.

99.6		—	Form of Proxy Card for EPB Special Meeting.

99.7		—	Form of Proxy Card for KMI Special Meeting.

99.8		—	Form of Election for KMP Merger.

99.9		—	Form of Election for EPB Merger.

*
Previously filed.